As filed with the Securities and Exchange Commission on December 11, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Saban Capital Acquisition Corp.*

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands*	7819	98-1296434
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10100 Santa Monica Boulevard, 26th Floor

Los Angeles, California 90067

(310) 557-5100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Niveen S. Tadros

Executive Vice President and General Counsel

Saban Capital Acquisition Corp.

10100 Santa Monica Boulevard, 26th Floor

Los Angeles, California 90067

(310) 557-5100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey H. Cohen, Esq. David C. Eisman, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071 (213) 687-5000	Jay Duffield, Esq. Dentons Canada LLP 77 King Street West Suite 400 Toronto, Ontario M5K 0A1 (416) 863-4511	Matthew Gardner Michael Johns Maples and Calder PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands (345) 949-8066

Douglas A. Ryder, Esq. Christian O. Nagler, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800	Simon Romano, Esq. Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street Toronto, Ontario M5L 1B9 (416) 869-5500

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the business combination described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Units, each consisting of one share of common stock, $0.0001 par value, and one-half of one redeemable warrant(2)	347,741	$10.375(3)	$3,607,812.88(3)	$437.27
Common stock(4)(5)	347,741	—	—	—(6)
Redeemable Warrants(5)(7)	347,741	—	—	—(6)
Common stock(5)(8)	20,810,035	$10.1175(9)	$210,545,529.12(9)	$25,518.12
Redeemable Warrants(5)(10)	12,152,259	$0.73(11)	$8,871,149.07(11)	$1,075.18
Common stock(5)(12)	24,187,196(13)	$0(13)	$0(13)	$0
Total			$223,024,491.07	$27,030.57

(1)

Immediately prior to the consummation of the Acquisitions described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), Saban Capital Acquisition Corp., a Cayman Islands exempted company (“SCAC”), intends to effect a deregistration under the Cayman Islands Companies Law (2018 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which SCAC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “domestication”). All securities being registered will be issued by SCAC (after the domestication), the continuing entity following the domestication, which will be renamed “Panavision Holdings Inc.” in connection with the Acquisitions, as further described in the proxy statement/prospectus. As used herein, “New Panavision” refers to SCAC after the domestication, including after its name change to Panavision Holdings Inc.

(2)

The number of units of New Panavision being registered (the “New Panavision units”) represents the number of units of SCAC (the “SCAC units”) that were registered pursuant to the Registration Statements on Form S-1 (333-213259 and 333-213652) (together, the “IPO registration statement”) and offered by SCAC in its initial public offering less the number of SCAC units that have been separated, upon the request of the holder thereof, into the underlying SCAC public shares (as defined below) and underlying SCAC public warrants (as defined below). Each New Panavision unit represents one New Panavision public share (as defined below) and one-half of one New Panavision public warrant (as defined below). The outstanding SCAC units automatically will be converted by operation of law into New Panavision units in the domestication.

(3)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the units of SCAC (the company to which New Panavision will succeed following the domestication) on the Nasdaq Capital Market (“Nasdaq”) on December 7, 2018 ($10.375 per unit). December 7, 2018 was the date for which the most recent reported high and low prices of the SCAC units is available as of December 7, 2018 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission (the “SEC”)). This calculation is in accordance with Rule 457(f)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

(4)

The number of shares of common stock of New Panavision being registered represents the number of SCAC public shares that, as of the date of the first filing of this registration statement, remain represented by the SCAC units. See (2) above.

(5)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(6)	Pursuant to Rule 457(g) of the Securities Act, no registration fee is payable.
(7)

The number of redeemable warrants to acquire shares of common stock of New Panavision being registered represents the number of SCAC public warrants that, as of the date of the first filing of this registration statement, remain represented by the SCAC units. See (2) above.

(8)

The number of shares of common stock of New Panavision being registered represents the number of Class A ordinary shares of SCAC that were registered pursuant to the IPO registration statement and offered by SCAC in its initial public offering (the “SCAC public shares”) less (i) the number of SCAC public shares redeemed by SCAC in connection with SCAC’s extraordinary general meeting held on September 18, 2018 and (ii) the number of SCAC public shares that are represented by the SCAC units. See (2) above. The SCAC public shares (including those that underlie the SCAC units) automatically will be converted by operation of law into shares of common stock of New Panavision in the domestication (“New Panavision public shares”).

(9)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of SCAC (the company to which New Panavision will succeed following the domestication) on Nasdaq on December 7, 2018 ($10.1175 per Class A ordinary share). December 7, 2018 was the date for which the most recent reported high and low prices of the Class A ordinary shares of SCAC was available as of December 7, 2018 (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(10)

The number of redeemable warrants to acquire shares of common stock of New Panavision being registered represents the number of redeemable warrants to acquire Class A ordinary shares of SCAC that were registered pursuant to the IPO registration statement and offered by SCAC in its initial public offering (the “SCAC public warrants”) less the number of SCAC public warrants that are represented by the SCAC units. The SCAC public warrants (including those that underlie the SCAC units) automatically will be converted by operation of law into redeemable warrants to acquire shares of common stock of New Panavision in the domestication (“New Panavision public warrants”).

(11)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the warrants of SCAC (the company to which New Panavision will succeed following the domestication) on Nasdaq on December 7, 2018 ($0.73 per warrant). December 7, 2018 was the date for which the most recent reported high and low prices of the warrants of SCAC was available as of December 7, 2018 (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(12)

The number of shares of common stock of New Panavision being registered represents the estimated maximum number of common stock of New Panavision that could be issued to the equityholders of Panavision Inc., a Delaware corporation (“Panavision”), and of Sim Video International Inc., a Canadian corporation (“Sim”), in connection with the Business Combination Agreement (as defined below) and the proposed business combination described in the proxy statement/prospectus. In accordance with the terms and subject to the conditions of the Business Combination Agreement, all of the non-cash consideration payable to Panavision’s and Sim’s stockholders will be in the form of newly-issued shares of common stock of New Panavision registered pursuant hereto. As the exact amount of the consideration is subject to adjustment at the closing of the proposed business combination, the estimated maximum number of shares listed above was based on SCAC’s good faith estimate of the number of shares of New Panavision that could be paid to such stockholders pursuant to the Business Combination Agreement (estimated as of the date of the first filing of this registration statement), based on a per share issue price of $10.00 per share, as further described in the proxy statement/prospectus.

(13)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) and (f)(3) of the Securities Act. Each of Panavision and Sim is a private company and no market exists for either of their equity interests. Calculated based on (1) $117,053,565, the book value as of September 30, 2018 (the latest practicable date prior to the filing of this proxy statement/prospectus) of the equity interests of Panavision that may be acquired by the Registrant in the Business Combination as described in the proxy statement/prospectus forming part of this registration statement, less $354.3 million, the estimated minimum cash consideration that may be paid to Panavision’s equityholders in the Business Combination pursuant to the terms and conditions of the Business Combination Agreement as described in the proxy statement/prospectus forming part of this registration statement plus (2) $35,950,586, the book value as of September 30, 2018 (the latest practicable date prior to the filing of this proxy statement/prospectus, converted into US dollars at C$1.305 to $1.00) of the equity interests of Sim that may be acquired by the Registrant in the Business Combination as described in the proxy statement/prospectus forming part of this registration statement, less $110.0 million, the estimated cash consideration that may be paid to Sim’s equityholders in the Business Combination Sim pursuant to the terms and conditions of the Business Combination Agreement as described in the proxy statement/prospectus forming part of this registration statement. As this results in a negative number for both Panavision and Sim, the proposed maximum aggregate offering price has been estimated at $0.

*

Immediately prior to the consummation of the acquisitions described herein, the Registrant intends to effect a deregistration under the Cayman Islands Companies Law (2018 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by Saban Capital Acquisition Corp. (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the domestication (which will be renamed Panavision Holdings Inc. upon the consummation of the acquisitions referred to in the proxy statement/prospectus).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED                     ,

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF SABAN CAPITAL ACQUISITION CORP.

PROSPECTUS FOR

347,741 UNITS (EACH UNIT COMPRISING ONE SHARE OF COMMON STOCK AND ONE-HALF OF A REDEEMABLE WARRANT), 45,344,972 SHARES OF COMMON STOCK (INCLUDING SHARES INCLUDED IN THE UNITS) AND 12,500,000 REDEEMABLE WARRANTS (INCLUDING WARRANTS INCLUDED IN THE UNITS) OF SABAN CAPITAL ACQUISITION CORP. (AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, WHICH WILL BE RENAMED PANAVISION HOLDINGS INC. IN CONNECTION WITH THE ACQUISITIONS DESCRIBED HEREIN)

The board of directors of Saban Capital Acquisition Corp., a Cayman Islands exempted company (“SCAC” and, after the Domestication as described below, “New Panavision”), has unanimously approved (i) the domestication of SCAC as a Delaware corporation (the “Domestication”); (ii) the merger of Panavision Acquisition Sub, Inc., a direct, wholly owned subsidiary of SCAC (“Panavision Acquisition Sub”), with and into Panavision Inc. (“Panavision”), with Panavision surviving the merger as a wholly owned subsidiary of New Panavision (the “Merger”); (iii) the purchase by Sim Acquisition Sub, Inc., a direct, wholly owned subsidiary of SCAC (“Sim Acquisition Sub”), of all of the issued and outstanding shares of capital stock of Sim Video International Inc. (“Sim”), with Sim becoming an indirect, wholly owned subsidiary of New Panavision (the “Purchase” and, together with the Merger, the “Acquisitions”); and (iv) the other transactions (collectively with the Domestication and Acquisition, the “Business Combination”) contemplated by the Business Combination Agreement, dated as of September 13, 2018 (as amended, the “Business Combination Agreement”), by and among SCAC, Panavision Acquisition Sub, Sim Acquisition Sub, Panavision, Sim and the other parties thereto, a copy of which is attached to this proxy statement/prospectus as Annex A. In connection with the Acquisitions, SCAC will change its name to “Panavision Holdings Inc.” As used in this proxy statement/prospectus, “New Panavision” refers to SCAC after the Domestication, including after its name change to Panavision Holdings Inc.

On the effective date of the Domestication, (1) the issued and outstanding Class A ordinary shares, par value $0.0001 per share, of SCAC will convert automatically, on a one-for-one basis, into shares of common stock, par value $0.0001 per share, of New Panavision (“New Panavision Common Stock”); (2) the issued and outstanding redeemable warrants of SCAC will become automatically redeemable warrants to acquire shares of New Panavision Common Stock; (3) the issued and outstanding units of SCAC (less the number of units that have been separated into the underlying Class A ordinary shares and underlying warrants upon the request of the holder thereof) will become automatically units of New Panavision, with each unit representing one share of New Panavision Common Stock and one-half of one redeemable warrant; and (4) each issued and outstanding Class F ordinary share, par value $0.0001 per share, of SCAC will convert automatically, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into shares of New Panavision Common Stock.

In accordance with the terms and subject to the conditions of the Business Combination Agreement and subject to certain adjustments set forth therein, the aggregate consideration payable by SCAC to the equityholders of Panavision and Sim under the Business Combination Agreement will be $590.5 million (“Business Combination Consideration”), which consists of (a) cash in an aggregate amount equal to $464.2 million, of which (i) $354.3 million will be paid to the equityholders of Panavision and (ii) $110.0 million will be paid to the equityholders of Sim; and (b) 12.6 million shares of New Panavision Common Stock (at a deemed value of $10.00 per share), of which (i) 9.5 million shares of New Panavision Common Stock will be paid to the equityholders of Panavision and (ii) 3.1 million shares of New Panavision Common Stock will be paid to the equityholders of Sim. The Business Combination Consideration does not include an additional 2.75 million shares of New Panavision Common Stock, which will be issued to the equityholders of Panavision and will be subject to vesting and certain other restrictions as set forth in the Business Combination Agreement. The Business Combination Consideration above reflects a $14.2 million reduction in the cash consideration payable to equityholders of Panavision and a related increase in 1.42 million shares of New Panavision Common Stock (at a deemed value of $10.00 per share) as a result of the Extension Amendment Redemptions (as defined below). The cash consideration payable to the equityholders of Panavision is subject to adjustment and payable in part in shares of New Panavision Common Stock under certain circumstances as described herein.

Accordingly, this prospectus covers (1) 347,741 units of New Panavision (each unit representing one share of New Panavision Common Stock and one-half of one redeemable warrant), 21,157,776 shares of New Panavision Common Stock (including shares included in the units described above) and 12,500,000 redeemable warrants to acquire shares of New Panavision Common Stock (including redeemable included in the units described above) to be issued in the Domestication and (2) 24,187,196 shares of New Panavision Common Stock that could be paid to the equityholders of Panavision and Sim pursuant to the Business Combination Agreement. As the exact amount of the Business Combination Consideration is subject to adjustment at the closing of the proposed Business Combination, the number of shares referred to in clause (2) in the preceding sentence represents SCAC’s good faith estimate of the maximum number of shares of New Panavision Common Stock that could be paid to such equityholders in respect of the Business Combination Consideration in accordance with the Business Combination Agreement.

SCAC’s units, Class A ordinary shares and warrants are currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbols “SCACU”, “SCAC” and “SCACW”, respectively. SCAC will apply for listing, to be effective at the time of the Business Combination, of New Panavision’s units, common stock and warrants on Nasdaq under the proposed symbols                 ,                  and                  , respectively. It is a condition of the consummation of the Business Combination that SCAC receive confirmation from Nasdaq that the combined company has been conditionally approved for listing on Nasdaq but there can be no assurance such listing conditions will be met or that SCAC will obtain such confirmation from Nasdaq. If such listing conditions are not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq condition set forth in the Business Combination Agreement is waived by the applicable parties.

This proxy statement/prospectus provides shareholders of SCAC with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of SCAC. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 47 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated                 ,             , and

is first being mailed to SCAC’s shareholders on or about             ,            .

Panavision is leading content production services company for the episodic, feature film, and commercial production industries Panavision, through the combination with sim, provides mission critical services covering the full spectrum of needs required to turn a project from green light to finished product camera and Lens Rental Lighting Rental Studio Services Dailies Editing & Finishing Sound Leading Brand with Long-Term Industry Relationships 1 2017 combined projects starts 583 Features 459 Episodic 1,000+ Commercials Proprietary high-end asset base 150+ cameras 7,000+ lenses Growing penetration in post-production market Brand recognition among content creators further enhanced with Saban's industry relationships Expansive Sales Footprint, Global Distribution Network, and Deep Cast1 80 Combined global facilities 24/7 Ability to supply and service customers on a global basis Presence in 15 countries 1,700 employees 1 Below are metrics for combined company | 2 SNL Kagan Research | 3 FX Networks Research Strong Industry Tailwinds >$60bn Spent on content creation in 2017 and expected to reach >$80bn by 20202 ~ 2X Number of Episodic series in the last 6 years3 (half of combined business is being fueled by Episodic growth) 42%, 14 - 18E CAGR in content production spend by Internet and OTT providers2 Multiple Levers Fueling Growth Combined company has enhanced scope of services and ability to cross-sell to its extensive customer base +1,110 bps Panavision management has nearly doubled EBITDA margins since taking over the business 5 years ago Fragmented competitive landscape presents significant market opportunity for additional M&A

SABAN CAPITAL ACQUISITION CORP.

A Cayman Islands Exempted Company

(Company Number 309628)

10100 Santa Monica Boulevard, 26th Floor

Los Angeles, CA 90067

Dear Saban Capital Acquisition Corp. Shareholders:

You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of Saban Capital Acquisition Corp., a Cayman Islands exempted company (“SCAC” and, after the Domestication as described below, “New Panavision”), at                Pacific Time, on                 ,                 , at                 , or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.

At the extraordinary general meeting, SCAC shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “BCA Proposal”, to approve and adopt the Business Combination Agreement, dated as of September 13, 2018, by and among SCAC, Panavision Acquisition Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of SCAC (“Panavision Acquisition Sub”), Sim Acquisition Sub, Inc., an Ontario corporation and direct wholly owned subsidiary of SCAC (“Sim Acquisition Sub”), Panavision Inc., a Delaware corporation (“Panavision”), Sim Video International Inc., an Ontario corporation (“Sim”), and the other parties thereto, as amended on December 11, 2018 (as amended, the “Business Combination Agreement”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated thereby. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, following the Domestication of SCAC to Delaware as described below, (1) Panavision Acquisition Sub will merge with and into Panavision, the separate corporate existence of Panavision Acquisition Sub will cease and Panavision will be the surviving corporation and a wholly owned subsidiary of New Panavision (the “Merger”) and (2) Sim Acquisition Sub will purchase all of the issued and outstanding shares of capital stock of Sim and Sim will be an indirect, wholly owned subsidiary of New Panavision (the “Purchase” and, together with the Merger, the “Acquisitions”).

As a condition to closing the Acquisitions, the board of directors of SCAC has unanimously approved a change of SCAC’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”, and together with the Acquisitions and other transactions contemplated by the Business Combination Agreement, the “Business Combination”). In connection with the Acquisitions, SCAC will change its name to “Panavision Holdings Inc.” As used herein, “New Panavision” refers to SCAC after the Domestication, including after its name change to Panavision Holdings Inc.

On the effective date of the Domestication, (1) the issued and outstanding Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”), of SCAC will convert automatically by operation of law, on a one-for-one basis, into shares of common stock, par value $0.0001 per share, of New Panavision (“New Panavision Common Stock”); (2) the issued and outstanding redeemable warrants of SCAC will become automatically redeemable warrants to acquire shares of New Panavision Common Stock (no other changes will be made to the terms of any issued and outstanding warrants as a result of the Domestication); (3) the issued and outstanding units of SCAC (less the number of units that have been separated into the underlying Class A ordinary shares and underlying warrants upon the request of the holder thereof) will become automatically units of New Panavision, with each unit representing one New Panavision Common Stock share and one-half of one redeemable warrant of New Panavision (no other changes will be made to the terms of any issued and outstanding units as a result of the Domestication); and (4) each issued and outstanding Class F ordinary share, par value $0.0001 per share (the “Class F ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), of SCAC will convert automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into shares of New Panavision Common Stock (as converted, the “Converted Founder Shares”). As used herein, “public shares” shall mean the Class A ordinary shares (including those that underlie the units) that were registered pursuant to the Registration

Statements on Form S-1 (333-213259 and 333-213652) (together, the “IPO registration statement”) and the shares of New Panavision Common Stock (including those that underlie the units) issued as a matter of law upon the conversion thereof on the effective date of the Domestication. For further details, see “Proposal No. 2—The Domestication Proposal”.

You will also be asked to consider and vote upon (a) seven separate proposals to approve material differences between SCAC’s existing amended and restated memorandum and articles of association (as amended by a special resolution of shareholders on September 18, 2018 (the “Extension Amendment”), the “Existing Organizational Documents”) and the proposed new certificate of incorporation and bylaws of New Panavision upon the Domestication, which are referred to herein as the “Organizational Documents Proposals”, (b) a proposal to elect nine directors to serve as Class I, Class II and Class III directors to serve staggered terms on New Panavision’s board of directors until the                 ,                  and                  annual meeting of stockholders, respectively, and until their respective successors are duly elected and qualified, which is referred to herein as the “Director Election Proposal”, (c) a proposal to approve for purposes of complying with applicable provisions of Nasdaq Listing Rule 5635, the issuance New Panavision Common Stock to the equityholders of Panavision and of Sim and to participants in the PIPE Investment (as defined below), including an affiliate of Saban Sponsor LLC, SCAC’s sponsor (“Sponsor”), to the extent such issuance would require a shareholder vote under Nasdaq Listing Rule 5635, which is referred to herein as the “Stock Issuance Proposal”, (d) a proposal to approve and adopt the Panavision Holdings Inc. 2018 Equity Incentive Plan a copy of which is attached to the accompanying proxy statement/prospectus as Annex E, which is referred to herein as the “Incentive Award Plan Proposal”, and (e) a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting, which is referred to herein as the “Adjournment Proposal”. The Business Combination will be consummated only if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the Incentive Award Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

In accordance with the terms and subject to the conditions of the Business Combination Agreement and subject to certain adjustments set forth therein, the aggregate consideration payable by SCAC to the equityholders of Panavision and Sim under the Business Combination Agreement will be $590.5 million (“Business Combination Consideration”), which consists of (a) cash in an aggregate amount equal to $464.2 million, of which (i) $354.3 million will be paid to the equityholders of Panavision and (ii) $110.0 million will be paid to the equityholders of Sim; and (b) 12.6 million shares of New Panavision Common Stock (at a deemed value of $10.00 per share), of which (i) 9.5 million shares of New Panavision Common Stock will be paid to the equityholders of Panavision and (ii) 3.1 million shares of New Panavision Common Stock will be paid to the equityholders of Sim. The Business Combination Consideration does not include an additional 2.75 million shares of New Panavision Common Stock, which will be issued to the equityholders of Panavision and will be subject to vesting and certain other restrictions as set forth in the Business Combination Agreement. The Business Combination Consideration is expected to be financed through a combination of (i) shares of New Panavision Common Stock issued to the equityholders of Panavision and of Sim, (ii) cash held in SCAC’s trust account net of redemptions (as defined below) and deferred underwriting discounts, (iii) gross proceeds of the PIPE Investment and (iv) gross proceeds of the Debt Facilities (as defined below).

The Business Combination Consideration described above will change based upon certain adjustments to be calculated as of the date of the closing of the Business Combination (the “Closing Date”). The precise amount of such adjustments will depend upon, among other things, the total debt obligations and the cash and cash equivalents of Panavision and Sim on the Closing Date, each of which fluctuates in the ordinary course of business, as well as the net working capital, capital expenditures and unpaid transaction expenses of Panavision

ii

and Sim on the Closing Date. In addition, the Business Combination Consideration above reflects a $14.2 million reduction in the cash consideration payable to equityholders of Panavision and a related increase in 1.42 million shares of New Panavision Common Stock (at a deemed value of $10.00 per share) as a result of public shareholders redeeming approximately 3.8 million public shares in connection with the Extension Amendment for an aggregate redemption amount of $39.15 million (the “Extension Amendment Redemptions”). The remaining portion of the cash consideration otherwise payable to the equityholders of Panavision will be payable in part in additional shares of New Panavision Common Stock (at a deemed value of $10.00 per share) as provided in the Business Combination Agreement if (i) the holders of public shares (the “public shareholders”) exercise their rights to redeem (each a “redemption”) any additional public shares in connection with the approval of the Business Combination Agreement or otherwise pursuant to SCAC’s Existing Organizational Documents, or (ii) New Panavision would have less than $30.0 million in available cash and cash equivalents immediately following the Closing, on a pro forma basis taking into account the transactions contemplated by the Business Combination Agreement and any redemptions (including the Extension Amendment Redemptions), deferred underwriting discounts and other fees. The Business Combination Consideration is also subject to adjustment to appropriately reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change prior to consummation of the Business Combination. At the Closing, $3.0 million of the cash portion of the Business Combination Consideration payable to the equityholders of Panavision and $2.0 million of the cash portion of the Business Combination Consideration payable to the equityholders of Sim will be placed in escrow by SCAC to secure any downward post-closing adjustments to the Business Combination Consideration. Any such adjustments (whether positive or negative) will be limited to $3.0 million (in the case of Panavision) or $2.0 million (in the case of Sim).

In order to fund a portion of the cash consideration required to effect the Business Combination, among other things, SCAC entered into debt commitment letters concurrently with the execution of the Business Combination Agreement, pursuant to which the lenders thereunder have committed to provide credit facilities (the “Debt Facilities”) up to an aggregate amount of $350.0 million pursuant to the terms and conditions of the debt commitment letters as described in the accompanying proxy statement/prospectus. In addition, concurrently with the execution of the Business Combination Agreement, SCAC entered into subscription agreements with certain investors (collectively, the “PIPE Investors”) pursuant to which the PIPE Investors have collectively subscribed for 5.5 million shares of New Panavision Common Stock for an aggregate purchase price equal to $55.0 million (the “PIPE Investment”), $30.0 million of which will be funded by an affiliate of Sponsor (the “Sponsor PIPE Entity”). The PIPE Investment will be consummated substantially concurrently with the Closing and proceeds therefrom will be used to fund a portion of the cash consideration required to effect the Business Combination and up to $25.0 million of redemptions.

New Panavision and the holders of the Converted Founder Shares (including Sponsor) (the “Class F Shareholders”) will enter into a contribution and forfeiture agreement (the “Contribution Agreement”) at the Closing, pursuant to which, among other things, (i) the Class F Shareholders will contribute an aggregate of approximately 2.0 million Converted Founder Shares to New Panavision, pro rata, which Converted Founder Shares will be cancelled for no consideration, (ii) 3.25 million Converted Founder Shares will become subject to vesting and the restrictions set forth in the Business Combination Agreement, pro rata, and (iii) Sponsor and its affiliates will contribute all of the 7.0 million private placement warrants, which are held by Sponsor or its affiliates, to New Panavision (which warrants will be cancelled for no consideration) and will forfeit for no consideration any other rights to obtain warrants (including in respect of that certain unsecured convertible promissory note issued by SCAC to Sponsor on March 12, 2018), in each case, on the terms and subject to the conditions set forth in the Contribution Agreement. For further details, see “BCA Proposal—The Business Combination Agreement—Business Combination Consideration”.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the Closing Date, including, the Director Composition and Standstill Agreement, Registration Rights Agreement, Lock-Up Agreement and Employments Agreements (each as defined in the accompanying

iii

proxy statement/prospectus). See “Business Combination Agreement—Related Agreements” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Existing Organizational Documents, a public shareholder may request that SCAC redeem all or a portion of such shareholder’s public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem their public shares even if they vote “for” the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company (“Continental”), SCAC’s transfer agent, New Panavision will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2018, this would have amounted to approximately $10.19 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New Panavision Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of SCAC—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Class F Shareholders have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. The Class F ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Class F Shareholders own approximately 22.8% of the issued and outstanding ordinary shares.

The Business Combination Agreement provides that Panavision’s obligation to consummate the Business Combination is conditioned on, among other things, (i) the redemptions by the public shareholders (including the Extension Amendment Redemptions) not exceeding 50% of the Class A ordinary shares held by the shareholders of SCAC at any time prior to the effective time of the Merger, (ii) the PIPE Investment proceeds used for purposes of satisfying any redemptions by the public shareholders not exceeding $25.0 million, and (iii) there being at least $125.0 million remaining in the trust account after satisfying redemptions (including the Extension Amendment Redemptions) and deferred underwriting discounts. These conditions are for the sole benefit of Panavision and may be waived only by Panavision and the Panavision Holder Representative (as defined in the Business Combination Agreement). If any such condition is not met, and such condition is not waived by Panavision and the Panavision Holder Representative, then the Business Combination Agreement could terminate and the proposed Business Combination may not be consummated. The Business Combination Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. The amendment, modification or waiver of certain provisions of the

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Business Combination Agreement in any manner that would be materially adverse to the lenders under the Debt Facilities also requires the prior written consent of the lenders party to the ABL Commitment Letter and Second Lien Commitment Letter. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement, or that the lenders under the Debt Facilities would provide any required consents to such amendments, modifications or waivers. In addition, in no event will SCAC redeem public shares in an amount that would cause New Panavision’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

SCAC is providing the accompanying proxy statement/prospectus and accompanying proxy card to SCAC’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments or postponements of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by SCAC’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of SCAC’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 47 of this proxy statement/prospectus.

After careful consideration, the board of directors of SCAC has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to SCAC’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of SCAC, you should keep in mind that SCAC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of SCAC’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Domestication Proposal and Organizational Documents Proposals requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

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TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO SCAC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of SCAC’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Adam Chesnoff

Chief Executive Officer, President and Director

                ,

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated                 ,                  and is first being mailed to shareholders on or about                 ,                 .

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SABAN CAPITAL ACQUISITION CORP.

A Cayman Islands Exempted Company

(Company Number 309628)

10100 Santa Monica Boulevard, 26th Floor

Los Angeles, CA 90067

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON                 ,

TO THE SHAREHOLDERS OF SABAN CAPITAL ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of Saban Capital Acquisition Corp., a Cayman Islands exempted company (“SCAC” and, after the Domestication as described below, “New Panavision”), will be held at                Pacific Time, on                 ,                 , at                . You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•

Proposal No. 1—The BCA Proposal—to consider and vote upon a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, dated as of September 13, 2018, by and among SCAC, Panavision Acquisition Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of SCAC (“Panavision Acquisition Sub”), Sim Acquisition Sub, Inc., an Ontario corporation and direct wholly owned subsidiary of SCAC (“Sim Acquisition Sub”), Panavision Inc., a Delaware corporation (“Panavision”), Sim Video International Inc., an Ontario corporation (“Sim”), and the other parties thereto, as amended on December 11, 2018 (as amended, the “Business Combination Agreement”), (a copy of which is attached to this proxy statement/prospectus as Annex A), pursuant to which, among other things, following the Domestication of SCAC to Delaware as described below, (1) Panavision Acquisition Sub will merge with and into Panavision, the separate corporate existence of Panavision Acquisition Sub will cease and Panavision will be the surviving corporation and a wholly owned subsidiary of New Panavision (the “Merger”) and (2) Sim Acquisition Sub will purchase all of the issued and outstanding shares of capital stock of Sim and Sim will be an indirect, wholly owned subsidiary of New Panavision (the “Purchase” and, together with the Merger, the “Acquisitions”) (this proposal is referred to herein as the “BCA Proposal”);

•

Proposal No. 2—The Domestication Proposal—to consider and vote upon a proposal to approve by special resolution, assuming the BCA Proposal is approved and adopted, the change of SCAC’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”, and together with the Acquisitions and other transactions contemplated by the Business Combination Agreement, the “Business Combination”) (this proposal is referred to herein as the “Domestication Proposal”);

•

Organizational Documents Proposals—to consider and vote upon the following seven separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution, assuming the BCA Proposal and the Domestication Proposal is approved and adopted, the following material differences between the current amended and restated memorandum and articles of association of SCAC (as amended by a special resolution of shareholders passed on September 18, 2018 (the “Extension Amendment”), the “Existing Organizational Documents”) and the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws”) of Saban Capital Acquisition Corp. (a corporation incorporated in the State of Delaware, assuming the Domestication Proposal is approved and adopted, and the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), which will be renamed “Panavision Holdings Inc.” in connection with the Acquisitions

i

(SCAC after the Domestication, including after its name change to Panavision Holdings Inc. is referred to herein as “New Panavision”):

(A)

Proposal No. 3—Organizational Documents Proposal A—to authorize the change in the authorized capital stock of SCAC from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”), 20,000,000 Class F ordinary shares, par value $0.0001 per share (the “Class F ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”) and 5,000,000 preferred shares, par value $0.0001 per share, to (ii) 500,000,000 shares of common stock, par value $0.0001 per share, of New Panavision (“New Panavision Common Stock”) and 100,000,000 shares of preferred stock, par value $0.0001 per share, of New Panavision (“New Panavision Preferred Stock”) (this proposal is referred to herein as “Organizational Documents Proposal A”);

(B)

Proposal No. 4—Organizational Documents Proposal B—to authorize the board of directors of New Panavision to issue any or all shares of New Panavision Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by New Panavision’s board of directors and as may be permitted by the DGCL (this proposal is referred to herein as “Organizational Documents Proposal B”);

(C)

Proposal No. 5—Organizational Documents Proposal C—to authorize that directors of New Panavision designated by Saban Sponsor LLC (“Sponsor”) or by the Panavision Holder Representative (as defined in the Business Combination Agreement), in each case pursuant to the Director Composition and Standstill Agreement, dated as of September 13, 2018 (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Director Composition and Standstill Agreement”), by and among SCAC, Sponsor, the Key Panavision Stockholders (as defined therein) and Cerberus PV Representative, LLC, solely in its capacity as the initial Panavision Holder Representative (as defined in the Business Combination Agreement) (the “Panavision Holder Representative”), may only be removed for cause (this proposal is referred to herein as “Organizational Documents Proposal C”);

(D)

Proposal No. 6—Organizational Documents Proposal D—to authorize that the board of directors of New Panavision will be divided into three classes, with each class generally serving for a term of three years (except for those directors appointed prior to the first annual meeting of the stockholders) and only one class of directors being elected in each year and to make certain related changes (this proposal is referred to herein as “Organizational Documents Proposal D”);

(E)

Proposal No. 7—Organizational Documents Proposal E—to provide that certain provisions of the certificate of incorporation of New Panavision are subject to the Director Composition and Standstill Agreement (this proposal is referred to herein as “Organizational Documents Proposal E”);

(F)

Proposal No. 8—Organizational Documents Proposal F—to authorize the removal of the ability of New Panavision stockholders to take action by written consent in lieu of a meeting (this proposal is referred to herein as “Organizational Documents Proposal F”); and

(G)

Proposal No. 9—Organizational Documents Proposal G—to authorize all other changes in connection with the replacement of Existing Organizational Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (1) changing the post-Business Combination corporate name from “Saban Capital Acquisition Corp.” to “Panavision Holdings Inc.” (which is expected to occur after the Domestication in connection with the Acquisitions), (2) making New Panavision’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders, (5) granting an explicit waiver regarding corporate opportunities to New Panavision and its directors and (6) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which SCAC’s board of directors believes is

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necessary to adequately address the needs of New Panavision after the Business Combination (this proposal is referred to herein as “Organizational Documents Proposal G”);

•

Proposal No. 10—Director Election Proposal—to consider and vote upon a proposal, assuming the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals are approved, to elect nine directors to serve as Class I, Class II and Class III directors to serve staggered terms on New Panavision’s board of directors until the                 ,                  and                  annual meeting of stockholders, respectively, and until their respective successors are duly elected and qualified (this proposal is referred to herein as the “Director Election Proposal”);

•

Proposal No. 11—The Stock Issuance Proposal—to consider and vote upon a proposal to approve by ordinary resolution, assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal are approved, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New Panavision Common Stock to the equityholders of Panavision and of Sim and the participants in the PIPE Investment (as defined herein), including an affiliate of Sponsor, to the extent such issuance would require a shareholder vote under Nasdaq Listing Rule 5635 (this proposal is referred to herein as the “Stock Issuance Proposal”);

•

Proposal No. 12—The Incentive Award Plan Proposal—to consider and vote upon a proposal to approve by ordinary resolution, assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are approved, the Panavision Holdings Inc. 2018 Equity Incentive Plan (the “2018 Plan”), a copy of which is attached to this proxy statement/prospectus as Annex E (this proposal is referred to herein as the “Incentive Award Plan Proposal” and, collectively with the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal, the “Condition Precedent Proposals”); and

•

Proposal No. 13—The Adjournment Proposal—to consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (this proposal is referred to herein as the “Adjournment Proposal”).

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on                 ,                are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to SCAC’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of SCAC’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 47 of this proxy statement/prospectus.

After careful consideration, the board of directors of SCAC has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to SCAC’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of SCAC, you should keep in mind that SCAC’s directors and officers have interests in the Business Combination

iii

that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of SCAC’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Organizational Documents, a holder of public shares (as defined herein) (a “public shareholder”) may request of SCAC that New Panavision redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)	submit a written request to Continental Stock Transfer & Trust Company (“Continental”), SCAC’s transfer agent, that New Panavision redeem all or a portion of your public shares for cash; and

(iii)	deliver your public shares to Continental, SCAC’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m. Eastern Time on                 ,                (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, SCAC’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, SCAC’s transfer agent, New Panavision will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2018, this would have amounted to approximately $10.19 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New Panavision Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of SCAC—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The holders of Class F ordinary shares (the “Class F Shareholders”) have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination.

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The Class F ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Class F Shareholders own approximately 22.8% of the issued and outstanding ordinary shares.

The Business Combination Agreement provides that Panavision’s obligation to consummate the Business Combination is conditioned on, among other things, (i) the redemptions by the public shareholders (including the Extension Amendment Redemptions) not exceeding 50% of the Class A ordinary shares held by the shareholders of SCAC at any time prior to the effective time of the Merger, (ii) the PIPE Investment proceeds used for purposes of satisfying any redemptions by the public shareholders not exceeding $25.0 million, and (iii) there being at least $125.0 million remaining in the trust account after satisfying redemptions (including the Extension Amendment Redemptions) and deferred underwriting discounts. These conditions are for the sole benefit of Panavision and may be waived only by Panavision and the Panavision Holder Representative. If any such condition is not met, and such condition is not waived by Panavision and the Panavision Holder Representative, then the Business Combination Agreement could terminate and the proposed Business Combination may not be consummated. The Business Combination Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. The amendment, modification or waiver of the Business Combination Agreement in any manner that would be materially adverse to the lenders under the Debt Facilities requires the prior written consent of the lenders party to the ABL Commitment Letter and Second Lien Commitment Letter. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement, or that the lenders under the Debt Facilities would provide any required consents to such amendments, modifications or waivers. In addition, in no event will SCAC redeem public shares in an amount that would cause New Panavision’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001. The approval of each of the Domestication Proposal and Organizational Documents Proposals requires the affirmative vote of holders of at least two-thirds of the SCAC ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The BCA Proposal, the Director Election Proposal, Stock Issuance Proposal, Incentive Award Plan Proposal and the Adjournment proposal require the affirmative vote of a majority of the SCAC ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy

v

statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC (“Morrow”), our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing SCAC.info@morrowsodali.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of

Saban Capital Acquisition Corp.,

                                             ,

/s/
Adam Chesnoff Chief Executive Officer, President and Director

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO SCAC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

vi

ADDITIONAL INFORMATION	i
CURRENCY OF PRESENTATION AND EXCHANGE RATES	i
TRADEMARKS	ii
SELECTED DEFINITIONS	ii
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	v
QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF SCAC	vii
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	1
SELECTED HISTORICAL FINANCIAL INFORMATION OF SCAC	35
SELECTED HISTORICAL FINANCIAL INFORMATION OF PANAVISION	36
SELECTED HISTORICAL FINANCIAL INFORMATION OF SIM	39
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	41
COMPARATIVE PER SHARE DATA	44
MARKET PRICE AND DIVIDEND INFORMATION	46
RISK FACTORS	47
EXTRAORDINARY GENERAL MEETING OF SCAC	78
BCA PROPOSAL	86
DOMESTICATION PROPOSAL	131
ORGANIZATIONAL DOCUMENTS PROPOSALS	134
ORGANIZATIONAL DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	138
ORGANIZATIONAL DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW PANAVISION AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	140
ORGANIZATIONAL DOCUMENTS PROPOSAL C—APPROVAL OF STANDARD REQUIRED FOR CERTAIN DIRECTORS REMOVAL, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	142
ORGANIZATIONAL DOCUMENTS PROPOSAL D—APPROVAL OF PROPOSAL REGARDING THE CLASSIFICATION OF THE BOARD OF DIRECTORS	144
ORGANIZATIONAL DOCUMENTS PROPOSAL E—APPROVAL OF PROPOSAL REGARDING CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION BEING SUBJECT TO THE DIRECTOR COMPOSITION AND STANDSTILL AGREEMENT	146
ORGANIZATIONAL DOCUMENTS PROPOSAL F—APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	148
ORGANIZATIONAL DOCUMENTS PROPOSAL G—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS	150
DIRECTOR ELECTION PROPOSAL	154
STOCK ISSUANCE PROPOSAL	156
INCENTIVE AWARD PLAN PROPOSAL	158
ADJOURNMENT PROPOSAL	166
U.S. FEDERAL INCOME TAX CONSIDERATIONS	167
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (MINIMUM REDEMPTION SCENARIO)	177
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (MAXIMUM REDEMPTION SCENARIO)	200
INFORMATION ABOUT SCAC	225
SCAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	235
INFORMATION ABOUT PANAVISION	243

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning SCAC, without charge, by written request to our General Counsel at Saban Capital Acquisition Corp., 10100 Santa Monica Boulevard, 26th Floor, Los Angeles, CA 90067, or by telephone request at (310) 557-5100; or Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing SCAC.info@morrowsodali.com, or from the SEC through the SEC website at the address provided above.

In order for SCAC’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of SCAC to be held on                     ,                 , you must request the information no later than five business days prior to the date of the extraordinary general meeting, by                 ,                .

CURRENCY OF PRESENTATION AND EXCHANGE RATES

Unless otherwise specified, currency amounts referenced in this proxy statement/prospectus are in U.S. dollars, except in the sections entitled “Selected Historical Financial Information of Sim”, “Information about Sim”, and “Sim’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, in which currency amounts referenced are in Canadian dollars. References to “$” or “US$” are to U.S. dollars and references to “C$” are to Canadian dollars.

The consolidated financial information of Sim including in this proxy statement/prospectus is presented in Canadian dollars, which is Sim’s reporting currency. The tables below set forth period end, average, high and low exchange rates of Canadian dollars per US dollar for each period indicated published by the Board of Governors of the Federal Reserve Bank expressed in Canadian dollars for US$1.00. The exchange rates below are provided solely for information and convenience. No representation is made that the US dollar could have been, or could be, converted into Canadian dollars at all or at the exchange rates stated. The exchange rates set forth below demonstrate trends in exchange rates, but the actual exchange rates used throughout this proxy statement/prospectus may vary.

	Year Ended December 31,										Nine Months Ended September 30, 2018
	2013		2014		2015		2016		2017
High	C$	1.070	C$	1.164	C$	1.399	C$	1.459	C$	1.375	C$	1.332
Low	C$	0.984	C$	1.061	C$	1.160	C$	1.254	C$	1.213	C$	1.228
Rate at end of period	C$	1.064	C$	1.160	C$	1.384	C$	1.343	C$	1.252	C$	1.292
Average rate per period	C$	1.030	C$	1.104	C$	1.279	C$	1.325	C$	1.298	C$	1.288

On December 7, 2018, the exchange rate was C$1.3302 to US$1.00.

Fluctuations in exchange rates impact, and in the future may impact, our financial information as well as our key operating statistics. See “Risk Factors—Risks Related to New Panavision’s Business—New Panavision will be subject to the effects of foreign currency fluctuations, international tariffs and social, political and economic risks affecting foreign operations.”

i

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•	“Acquisitions” are to the Merger and the Purchase, together;

•	“Business Combination” are to the Domestication together with the Acquisitions and other transactions contemplated by the Business Combination Agreement;

•	“Cayman Islands Companies Law” are to the Cayman Islands Companies Law (2018 Revision);

•	“Class A ordinary shares” are to the Class A ordinary shares, par value $0.0001 per share, of SCAC;

•	“Class F ordinary shares” or “founder shares” are to the Class F ordinary shares, par value $0.0001 per share, of SCAC;

•	“Class F Shareholders” are to Sponsor and our current and former directors, officers, and other individuals performing services that hold all of the Class F ordinary shares;

•	“Closing” are to the closing of the Business Combination;

•

“company”, “we”, “us” and “our” are to SCAC prior to its domestication as a corporation in the State of Delaware and to New Panavision upon and after SCAC’s domestication as a corporation incorporated in the State of Delaware, as well as after the subsequent change of its name to Panavision Holdings Inc.;

•

“Condition Precedent Proposals” are to the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the Incentive Award Proposal, collectively;

•	“Continental” are to Continental Stock Transfer & Trust Company;

•	“Converted Founder Shares” are to the shares of New Panavision Common Stock issued as a matter of law upon the conversion of the Class F ordinary shares at the time of the Domestication;

•	“Domestication” are to the domestication of Saban Capital Acquisition Corp. as a corporation incorporated in the State of Delaware;

•	“episodic” are to the market that includes productions comprised of serial episodes that may be distributed via any content viewing channel;

•	“Existing Organizational Documents” are to the amended and restated memorandum and articles of association of SCAC, as amended by a special resolution of shareholders passed on September 18, 2018;

•

“Extension Amendment” are to the amendment to the amended and restated memorandum and articles of association of SCAC adopted by a special resolutions of the shareholders passed on September 18, 2018, extending the date by which SCAC has to consummate a business combination to December 31, 2018 (or March 31, 2019 if the Company has executed a definitive agreement for an initial business combination by December 31, 2018 and all closing conditions contained in such definitive agreement (other than regulatory conditions, including, without limitation, those related to antitrust approval and the effectiveness of any related registration statement, and conditions that by their nature are to be satisfied at the closing of such business combination) have been satisfied or waived by December 31, 2018) (such date, the “Extension Date”);

•

“Extension Amendment Redemptions” are to the redemptions by the public shareholders of approximately 3.8 million public shares for an aggregate redemption amount of $39.15 million in connection with the Extension Amendment;

•	“initial public offering” are to SCAC’s initial public offering that was consummated on September 21, 2016;

•

“IPO registration statement” are to the Registration Statements on Form S-1 (333-213259 and 333-213652) filed by SCAC in connection with its initial public offering and declared effective by the SEC on September 15, 2016;

•

“Merger” are to the merger of Panavision Acquisition Sub with and into Panavision, pursuant to which the separate corporate existence of Panavision Acquisition Sub will cease and Panavision will be the surviving corporation and a wholly owned subsidiary of New Panavision;

•	“New Panavision” are to Saban Capital Acquisition Corp. upon and after the Domestication, including after its name change to Panavision Holdings Inc.;

•	“New Panavision Common Stock” are to the common stock, par value $0.0001 per share, of New Panavision;

•	“ordinary shares” are to the Class A ordinary shares and the Class F ordinary shares, collectively;

•

“OTT” are to “over-the-top”, or distribution of content over the internet (rather than through traditional broadcast or cable television outlets) via services provided by companies such as Netflix, Amazon and Hulu;

•	“Panavision” are to Panavision Inc., a Delaware corporation;

•

“PIPE Investment” are to the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors have collectively committed to subscribe for 5.5 million shares of New Panavision Common Stock for an aggregate purchase price equal to $55.0 million to be consummated substantially concurrently with the Closing;

•	“PIPE Investors” are to the qualified institutional buyers and accredited investors (including Sponsor PIPE Entity) that have committed to purchase New Panavision Common Stock in the PIPE Investment;

•

“private placement warrants” are to the 7.0 million private placement warrants outstanding as of the date of this proxy statement/prospectus, which will be automatically converted by operation of the law into warrants to acquire shares of New Panavision Common Stock in the Domestication and thereafter forfeited to New Panavision pursuant to the Contribution Agreement;

•	“pro forma” are to giving pro forma effect to the Business Combination;

•	“Proposed Bylaws” are to the proposed bylaws of New Panavision upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex D;

•

“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of New Panavision upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex C;

•	“Proposed Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•

“public shares” are to the Class A ordinary shares (including those that underlie the units) that were offered and sold by SCAC in its initial public offering and registered pursuant to the IPO registration statement and the shares of New Panavision Common Stock issued as a matter of law upon the conversion thereof at the time of the Domestication;

•	“public shareholders” are to holders of public shares, whether acquired in SCAC’s initial public offering or acquired in the secondary market;

•

“public warrants” are to the public warrants (including those that underlie the units) that were offered and sold by SCAC in its initial public offering and registered pursuant to the IPO registration statement and the warrants of New Panavision issued as a matter of law upon the conversion thereof at the time of the Domestication;

•

“Purchase” are to the purchase by Sim Acquisition Sub of all of the issued and outstanding shares of capital stock of Sim, pursuant to which Sim will be an indirect, wholly owned subsidiary of New Panavision;

•	“redemption” are to each redemption of public shares for cash pursuant to the Existing Organizational Documents, including the Extension Amendment Redemptions;

•	“Saban Capital” are to Saban Capital Group, Inc., a Delaware corporation;

•	“SCAC” are to Saban Capital Acquisition Corp. prior to its domestication as a corporation in the State of Delaware;

•	“Sim” are to Sim Video International Inc., a Canadian corporation.

•	“Sponsor” are to Saban Sponsor LLC, our sponsor, a Delaware limited liability company and an indirect subsidiary of Saban Capital;

•	“Sponsor PIPE Entity” are to Saban Sponsor II LLC, a Delaware limited liability company and an affiliate of Sponsor;

•	“subrent” are the practice of renting equipment from other suppliers in order to meet peak demand or to satisfy out of the ordinary equipment requirements of customers;

•	“Subscription Agreements” are to the subscription agreements, each dated as of September 13, 2018, by and between SCAC and each of the PIPE Investors in connection with the PIPE Investment;

•	“transfer agent” are to Continental, SCAC’s transfer agent;

•	“trust account” are to the trust account established at the consummation of SCAC’s initial public offering at JP Morgan Chase Bank, N.A. and maintained by Continental, acting as trustee;

•

“units” are to the units of SCAC, each unit representing one Class A ordinary share and one-half of one warrant to acquire one Class A ordinary share, that were offered and sold by SCAC in its initial public offering and registered pursuant to the IPO registration statement (less the number of units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof), and the units of New Panavision issued as a matter of law upon the conversion thereof at the time of the Domestication, each unit of New Panavision representing one share of New Panavision Common Stock and one-half of one redeemable warrant to acquire one share of New Panavision Common Stock; and

•	“warrants” are to the public warrants and the private placement warrants.

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to Class A ordinary shares, shares of New Panavision Common Stock or warrants include such securities underlying the units.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to Panavision and Sim have been provided by Panavision and Sim, respectively, and their respective management, and forward-looking statements include statements relating to our and their respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate”, “believe”, “contemplate”, “continue”, “could”, “estimate”, “expect”, “intends”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “will”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about:

•	our ability to complete the Business Combination with Panavision and Sim or, if we do not consummate such business combination, any other initial business combination;

•

satisfaction or waiver of the conditions to the Acquisitions including, among other things, (1) the approval of the Condition Precedent Proposals; (2) the effectiveness of a registration statement on Form S-4 registering the shares of New Panavision Common Stock to be issued pursuant to the Business Combination Agreement; (3) the shares of New Panavision Common Stock to be issued in connection with the Business Combination Agreement will have been conditionally approved for listing on Nasdaq, subject to official notice from Nasdaq of such issuance with respect to New Panavision’s post-combination listing; (4) the receipt of the Investment Canada Act Approval (as defined in the Business Combination Agreement) and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (the waiting period under the HSR Act was terminated on November 5, 2018); (5) the consummation of the PIPE Investment prior to or concurrently with the Closing and the Sponsor PIPE Entity committing at least $30.0 million thereof; (6) the consummation of the Debt Financing (as defined below) prior to or concurrently with the Closing; (7) no Sim Debt Exercise of Remedies (as defined in the Business Combination Agreement) having occurred; (8) the redemptions by the public shareholders (including the Extension Amendment Redemptions) not exceeding 50% of the ordinary shares held by the shareholders of SCAC at any time prior to the effective time of the Merger; (9) the PIPE Investment proceeds used for purposes of satisfying any redemptions by the public shareholders not exceeding $25.0 million; (10) there being at least $125.0 million remaining in the trust account after satisfying redemptions (including the Extension Amendment Redemptions) and deferred underwriting discounts; and (11) the net tangible assets of New Panavision (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•	the projected financial information, anticipated synergies and growth rate, and market opportunity of New Panavision;

•	the ability to obtain and/or maintain the listing of the New Panavision Common Stock and the warrants and units of New Panavision on Nasdaq, and the potential liquidity and trading of our securities;

•	our ability to raise financing in the future;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

v

•	our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination;

•	the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;

•	factors relating to our business, operations and financial performance following the Business Combination, including:

•	New Panavision’s dependence on the feature film, episodic and commercial production markets;

•	New Panavision’s ability to respond to the rapid geographic shift of its customers;

•	New Panavision’s ability to compete in the markets in which it operates;

•	New Panavision’s ability to anticipate and adapt to technology changes in the industry in which it conducts its business;

•	New Panavision’s ability to protect and exploit new and existing intellectual property rights;

•	New Panavision’s ability to successfully implement its strategies for future growth;

•	New Panavision’s ability to attract and retain highly skilled personnel;

•	New Panavision’s ability to obtain capital to support business growth;

•	New Panavision’s dependency on its key suppliers;

•

New Panavision’s ability to address risks inherent in conducting international operations, including the effects of foreign currency fluctuations, international tariffs and social, political and economic risks affecting foreign companies; and

•	New Panavision’s ability to comply with modified or new legislation and governmental regulations affecting its business; and

•	other factors detailed under the section entitled “Risk Factors”.

The forward-looking statements contained in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us, Panavision and/or Sim. There can be no assurance that future developments affecting us, Panavision and/or Sim will be those that we, Panavision and/or Sim have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Panavision and/or Sim) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” beginning on page 47 of this proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We, Panavision and Sim undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF SCAC

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to SCAC’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at                 Pacific Time, on                 ,                 , at                 .

Q:	Why am I receiving this proxy statement/prospectus?

A:

SCAC shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, following the Domestication, (1) Panavision Acquisition Sub will be merged with and into Panavision, whereupon the separate existence of Panavision Acquisition Sub will cease, and Panavision will continue as the surviving corporation and a direct, wholly owned subsidiary of New Panavision and (2) Sim Acquisition Sub will purchase all of the issued and outstanding shares of capital stock of Sim and Sim will be an indirect wholly owned subsidiary of New Panavision. Following the consummation of the Business Combination, we will be renamed “Panavision Holdings Inc.” See “BCA Proposal”.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Business Combination Agreement in its entirety.

Consummation of the Business Combination requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting that is being called by SCAC, except that each of the Domestication Proposal and Organizational Documents Proposals requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Under the Business Combination Agreement, SCAC will domesticate as a Delaware corporation. On the effective date of the Domestication, (1) the issued and outstanding Class A ordinary shares will convert automatically by operation of law, on a one-for-one basis, into shares of New Panavision Common Stock, (2) the issued and outstanding warrants to purchase Class A ordinary shares will become automatically warrants to acquire shares of New Panavision Common Stock and no other changes will be made to the terms of any issued and outstanding warrants as a result of the Domestication, (3) the issued and outstanding units will become automatically units of New Panavision (each unit representing one public share and one-half of one public warrant) and no other changes will be made to the terms of any issued and outstanding units as a result of the Domestication and (4) the issued and outstanding Class F ordinary shares will convert automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into shares of New Panavision Common Stock, which are referred to herein as the Converted Founder Shares. See “Domestication Proposal”.

The provisions of the Proposed Organizational Documents will differ materially from the Existing Organizational Documents. Please see “What amendments will be made to the current constitutional documents of SCAC?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	What proposals are shareholders of SCAC being asked to vote upon?

A:	At the extraordinary general meeting, SCAC is asking holders of ordinary shares to consider and vote upon:

•	a proposal to approve by ordinary resolution and adopt the Business Combination Agreement;

•	a proposal to approve by special resolution the Domestication;

•	the following seven separate proposals to approve by special resolution the following material differences between the Existing Organizational Documents and the Proposed Organizational Documents:

•

to authorize the change in the authorized capital stock of SCAC from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class F ordinary shares, par value $0.0001 per share and 5,000,000 preferred shares, par value $0.0001 per share, to (ii) 500,000,000 shares of common stock, par value $0.0001 per share, of New Panavision and 100,000,000 shares of preferred stock, par value $0.0001 per share, of New Panavision;

•

to authorize the board of directors of New Panavision to issue any or all shares of New Panavision Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by New Panavision’s board of directors and as may be permitted by the DGCL;

•

to authorize that directors of New Panavision designated by Sponsor or by the Panavision Holder Representative, in each case pursuant to the Director Composition and Standstill Agreement, may only be removed for cause;

•

to authorize that the board of directors of New Panavision will be divided into three classes, with each class generally serving for a term of three years (except for those directors appointed prior to the first annual meeting of the stockholders) and only one class of directors being elected in each year and to make certain related changes;

•	to provide that certain provisions of the certificate of incorporation of New Panavision are subject to the Director Composition and Standstill Agreement;

•	to authorize the removal of the ability of New Panavision stockholders to take action by written consent in lieu of a meeting; and

•	to authorize all other changes in connection with the replacement of Existing Organizational Documents with the Proposed Organization Documents as part of the Domestication;

•

a proposal to approve by ordinary resolution the election of nine directors to serve as Class I, Class II and Class III directors to serve staggered terms on New Panavision’s board of directors until the                 ,                  and                  annual meeting of stockholders, respectively, and until their respective successors are duly elected and qualified;

•

a proposal to approve by ordinary resolution, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New Panavision Common Stock to the equityholders of Panavision and of Sim and to the PIPE Investors, including an affiliate of Sponsor, to the extent such issuance would require a shareholder vote under Nasdaq Listing Rule 5635;

•	a proposal to approve by ordinary resolution the 2018 Plan; and

•

a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated. In addition, the amendment, modification or waiver of certain provisions of the Business Combination Agreement in any manner that would be materially adverse to the lenders under the Debt

Facilities requires the prior written consent of the lenders party to the ABL Commitment Letter and Second Lien Commitment Letter. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement, or that the lenders under the Debt Facilities would provide any required consents to such amendments, modifications or waivers. In addition to the foregoing proposals, the shareholders are also being asked to consider and vote upon the Adjournment Proposal. See “BCA Proposal”, “Domestication Proposal”, “Organizational Documents Proposals”, “Director Election Proposal”, “Stock Issuance Proposal”, “Incentive Award Plan Proposal” and “Adjournment Proposal”.

SCAC will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of SCAC should read it carefully.

After careful consideration, SCAC’s board of directors has determined that the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Proposal and the Adjournment Proposal are in the best interests of SCAC and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of SCAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SCAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of SCAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	Why is SCAC proposing the Business Combination?

A:	SCAC was organized to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.

Panavision is a recognized global brand providing production and post-production services to the episodic, feature film and commercial segments on a worldwide basis.

Sim is a provider of production and post-production services to the episodic and feature film industries, offering a comprehensive suite of solutions for the creation of content.

Based on its due diligence investigations of Panavision and Sim and the industry in which they operate, including the financial and other information provided by Panavision and Sim in the course of SCAC’s due diligence investigations, the SCAC board of directors believes that the Business Combination with Panavision and Sim is in the best interests of SCAC and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “BCA Proposal—SCAC’s Board of Directors’ Reasons for the Business Combination”.

Although SCAC’s board of directors believes that the Business Combination with Panavision and Sim presents a unique business combination opportunity and is in the best interests of SCAC and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section entitled “BCA Proposal—SCAC’s Board of Director’s Reasons for the Business Combination”, as well as in the sections entitled “Risk Factors—Risks Related to New Panavision’s Business”.

Q:	What will Panavision’s and Sim’s equityholders receive in return for the Business Combination of Panavision and Sim by SCAC?

A:

In accordance with the terms and subject to the conditions of the Business Combination Agreement and subject to certain adjustments set forth therein, the aggregate consideration payable by SCAC to the equityholders of Panavision and Sim under the Business Combination Agreement will be $590.5 million (“Business Combination Consideration”), which consists of (a) cash in an aggregate amount equal to $464.2 million, of which (i) $354.3 million will be paid to the equityholders of Panavision and (ii) $110.0 million will be paid to the equityholders of Sim; and (b) 12.6 million shares of New Panavision Common Stock (at a deemed value of $10.00 per share), of which (i) 9.5 million shares of New Panavision Common Stock will be paid to the equityholders of Panavision and (ii) 3.1 million shares of New Panavision Common Stock will be paid to the equityholders of Sim. The Business Combination Consideration does not include an additional 2.75 million shares of New Panavision Common Stock, which will be issued to the equityholders of Panavision and will be subject to vesting and certain other restrictions as set forth in the Business Combination Agreement. The Business Combination Consideration is expected to be financed through a combination of (i) shares of New Panavision Common Stock issued to the equityholders of Panavision and of Sim, (ii) cash held in the trust account net of redemptions (including the Extension Amendment Redemptions) and deferred underwriting discounts, (iii) gross proceeds of the PIPE Investment and (iv) gross proceeds of the Debt Facilities.

The Business Combination Consideration described above will change based upon certain adjustments to be calculated as of the date of the closing of the Business Combination (the “Closing Date”). The precise amount of such adjustments will depend upon, among other things, the total debt obligations and the cash and cash equivalents of Panavision and Sim on the Closing Date, each of which fluctuates in the ordinary course of business, as well as the net working capital, capital expenditures and unpaid transaction expenses of Panavision and Sim on the Closing Date. In addition, the Business Combination Consideration above reflects a $14.2 million reduction in the cash consideration payable to equityholders of Panavision and a related increase in 1.42 million shares of New Panavision Common Stock (at a deemed value of $10.00 per share) as a result of the Extension Amendment Redemptions. The remaining portion of the cash consideration otherwise payable to the equityholders of Panavision will be payable in part in additional shares of New Panavision Common Stock (at a deemed value of $10.00 per share) as provided in the Business Combination Agreement if (i) the public shareholders exercise their rights to redeem any additional public shares in connection with the approval of the Business Combination Agreement or otherwise pursuant to SCAC’s Existing Organizational Documents, or (ii) New Panavision would have less than $30.0 million in available cash and cash equivalents immediately following the Closing, on a pro forma basis taking into account the transactions contemplated by the Business Combination Agreement and any redemptions (including the Extension Amendment Redemptions), deferred underwriting discounts and other fees. The Business Combination Consideration is also subject to adjustment to appropriately reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change prior to consummation of the Business Combination. At the Closing, $3.0 million of the cash portion of the Business Combination Consideration payable to the equityholders of Panavision and $2.0 million of the cash portion of the Business Combination Consideration payable to the equityholders of Sim will be placed in escrow by SCAC to secure any downward post-closing adjustments to the Business Combination Consideration. Any such adjustments (whether positive or negative) will be limited to $3.0 million (in the case of Panavision) or $2.0 million (in the case of Sim). For further details, see “BCA Proposal—The Business Combination Agreement—Business Combination Consideration”.

Q:	What equity stake will current SCAC shareholders and current Panavision and Sim equityholders hold in New Panavision immediately after the consummation of the Business Combination?

A:

As of the date of this proxy statement/prospectus, there are 27,401,256 ordinary shares issued and outstanding, which includes an aggregate of 6,243,480 Class F ordinary shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 19,500,000 warrants, which comprise the 7,000,000 private placement warrants held by Sponsor and the 12,500,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Panavision Common Stock. Therefore, as of the

x

date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming no redemptions other than the Extension Amendment Redemptions), if we assume that each outstanding warrant is exercised and one Class A ordinary share is issued as a result of such exercise, the SCAC fully-diluted share capital would be 46,901,256 ordinary shares. In connection with the closing of the Business Combination, Sponsor will contribute all 7,000,000 private placement warrants it holds to New Panavision, which private placement warrants will be cancelled for no consideration.

It is anticipated that, upon completion of the Business Combination, (1) SCAC’s public shareholders are expected to own approximately 52.5% of the outstanding New Panavision Common Stock, (2) the former equityholders of Panavision and Sim (without taking into account any public shares held by Panavision equityholders or Sim stockholders prior to the consummation of the Business Combination), are expected to own approximately 23.6% and 7.7%, respectively, of the outstanding New Panavision Common Stock, (3) the Class F Shareholders are expected to own approximately 2.5% of outstanding New Panavision Common Stock and (4) the PIPE Investors (including the Sponsor PIPE Entity) are expected to own approximately 13.7% of outstanding New Panavision Common Stock. These percentages exclude the Contingent Shares, reflect adjustments to the consideration payable to the equityholders of Panavision as a result of the Extension Amendment Redemptions and assume (i) no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) that New Panavision will issue 12,265,132 shares of New Panavision Common Stock to the former equityholders of Panavision (including 2,750,000 Contingent Shares but which are excluded from such calculation) and 3,100,000 shares of New Panavision Common Stock to the former equityholders of Sim pursuant to the Business Combination Agreement, (iii) 1,993,480 Converted Founder Shares and 7,000,000 private placement warrants are forfeited pursuant to the Contribution Agreement and 3,250,000 Converted Founder Shares become Contingent Shares (which are excluded from such calculations), and (iv) 5,500,000 shares of New Panavision Common Stock are issued to the PIPE Investors upon the consummation of the PIPE Investment. These percentages also do not take into account public warrants to purchase New Panavision Common Stock that will be outstanding immediately following the completion of the Business Combination. If the actual facts are different than these assumptions, the percentage ownership retained by the Company’s existing stockholders in the combined company will be different.

The following table illustrates varying ownership levels in New Panavision immediately following the consummation of the Business Combination based on the assumptions above except for varying levels of redemptions by the public shareholders:

	Share Ownership in New Panavision
	No additional redemptions			Maximum redemptions(1)
	Number of Shares		Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Former equityholders of Panavision(2)	9,515,132	(3)	23.6%	18,337,196	45.3%
Former equityholders of Sim	3,100,000		7.7%	3,100,000	7.7%
SCAC’s public shareholders	21,157,776		52.5%	12,500,000	30.9%
Class F Shareholders(4)	1,000,000		2.5%	1,000,000	2.5%
PIPE Investors(5)	5,500,000		13.7%	5,500,000	13.6%

(1)

Assumes that 8,657,776 public shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the closing conditions contained in the Business Combination Agreement) are redeemed in connection with the Business Combination.

(2)	Excludes 2.75 million Contingent Shares.
(3)

Includes 1,415,132 shares of New Panavision Common Stock payable to the equityholders of New Panavision as a result of the Extension Amendment Redemptions and corresponding downward adjustment to the cash consideration payable to the equityholders of New Panavision of approximately $14.2 million.

(4)	Excludes 3.25 million Contingent Shares.
(5)	Includes 3.0 million shares to be owned by Sponsor PIPE Entity.

In addition, the cash consideration described above that is payable to the equityholders of Panavision will be reduced according to the terms of the Business Combination Agreement and will be payable in part in an amount of additional shares of New Panavision Common Stock commensurate with the reduction in cash consideration (at a deemed value of $10.00 per share) if the public shareholders exercise their rights to redeem any additional public shares in connection with the approval of the Business Combination Agreement or otherwise pursuant to the Existing Organizational Documents. The Business Combination Consideration is also subject to adjustment to appropriately reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change prior to consummation of the Business Combination. As a result of the Extension Amendment Redemptions, the cash consideration payable to the equityholders of Panavision under the Business Combination Agreement will be adjusted downward pursuant to clause (i) of this paragraph by $14.2 million which amount will be payable in 1.42 million additional shares of New Panavision Common Stock, which adjustments are reflected above. For further details, see “BCA Proposal—The Business Combination Agreement—Business Combination Consideration”.

Q:	Why is SCAC proposing the Domestication?

A:

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of Company and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal—Reasons for the Domestication”.

To effect the Domestication, we will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to the closing the Acquisitions under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Q:	What amendments will be made to the current constitutional documents of SCAC?

A:

The consummation of the Business Combination is conditional, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, SCAC’s shareholders also are being asked to consider and vote upon a proposal to (i) approve the Domestication, and replace our Existing Organizational Documents, in each case, under the Cayman Islands Companies Law with the Proposed Organizational Documents, in each case, under the DGCL, which differ materially from the Existing Organizational Documents in the following respects:

	Existing Organizational Documents	Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)

The Existing Organizational Documents authorize 525,000,000 shares, consisting of 500,000,000 Class A ordinary shares, 20,000,000 Class F ordinary shares and 5,000,000 preferred shares.

See paragraph 5 of our Existing Organizational Documents.

The Proposed Organizational Documents authorize 600,000,000 shares, consisting of 500,000,000 shares of New Panavision Common Stock and 100,000,000 shares of New Panavision preferred stock.

See Article Fourth of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)	The Existing Organizational Documents authorize the issuance of 5,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Organizational Documents, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	The Proposed Organizational Documents authorize the board of directors to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the board of directors may determine.

	See paragraph 5 and Article 3 of our Existing Organizational Documents.	See Article Fourth subsection A of the Proposed Certificate of Incorporation.

Removal of Certain Directors Only For Cause (Organizational Documents Proposal C)	Upon the first to occur of the consummation of any business combination and the distribution of the trust fund, the Existing Organizational Documents provide that the directors of SCAC may be removed by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote at a general meeting and includes an unanimous written resolution).	The Proposed Organizational Documents provide that the directors of New Panavision designated by Sponsor or by the Panavision Holder Representative, in each case pursuant to the Director Composition and Standstill Agreement, dated as of September 13, 2018 (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Director Composition and

	Existing Organizational Documents	Proposed Organizational Documents
Standstill Agreement”), may only be removed for cause.

	See Article 29 of our Existing Organizational Documents.	See Article Fifth subsection D of the Proposed Certificate of Incorporation.

Classified Board of Directors (Organizational Documents Proposal D)	The Existing Organizational Documents provide that the board of directors of SCAC will be divided into two classes.	The Proposed Organizational Documents provide that the board of directors of New Panavision will be divided into three classes, with each class generally serving for a term of three years (except for those directors appointed prior to the first annual meeting of the stockholders) and only one class of directors being elected in each year and to make certain related changes.

	See Article 49.10 of our Existing Organizational Documents.	See Article Fifth subsection C of the Proposed Certificate of Incorporation.

Director Composition and Standstill Agreement (Organizational Documents Proposal E)	The Existing Organizational Documents are not subject to any director composition agreement.	The Proposed Organizational Documents provide that certain provisions therein are subject to the Director Composition and Standstill Agreement.

See Article Fifth subsections B, C and D of the Proposed Certificate of Incorporation.

Shareholder/Stockholder Written Consent In Lieu of a Meeting (Organizational Documents Proposal F)	The Existing Organizational Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Organizational Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting.

	See Article 22 of our Existing Organizational Documents.	See Article Fifth subsection G of the Proposed Certificate of Incorporation.

Corporate Name (Organizational Documents Proposal G)	The Existing Organizational Documents provide the name of the company is “Saban Capital Acquisition Corp.”.	The Proposed Organizational Documents will be further amended immediately after the consummation of the Acquisitions to provide that the name of the corporation will be “Panavision Holdings Inc.”.

	Existing Organizational Documents	Proposed Organizational Documents

	See paragraph 1 of our Existing Organizational Documents.	As this name change will occur in connection with the Acquisitions, and therefore, after the Domestication and associated adoption of the Proposed Organizational Documents, the name of the corporation as it appears in the Proposed Organizational Documents attached as Annex C and Annex D to this proxy statement/prospectus and to be in effect as of the Domestication will be “Saban Capital Acquisition Corp.”

Perpetual Existence (Organizational Documents Proposal G)	The Existing Organizational Documents provide that if we do not consummate a business combination (as defined in the Existing Organizational Documents) by the Extension Date, SCAC shall cease all operations except for the purposes of winding up and shall redeem the shares issued in our initial public offering and liquidate our trust account.	The Proposed Organizational Documents do not include any provisions relating to New Panavision’s ongoing existence; the default under the DGCL will make New Panavision’s existence perpetual.

	See Article 49 of our Existing Organizational Documents.	This is the default rule under the DGCL.

Exclusive Forum (Organizational Documents Proposal G)	The Existing Organizational Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation.

See Section Seventh subsection A of the Proposed Certificate of Incorporation.

Takeovers by Interested Stockholders (Organizational Documents Proposal G)	The Existing Organizational Documents do not provide restrictions on takeovers of SCAC by a related shareholder following a business combination.	The Proposed Organizational Documents will have New Panavision elect not to be governed by Section 203 of the DGCL relating to takeovers by interest stockholders but will provide other restrictions regarding takeovers by interested stockholders.

See Section Eighth of the Proposed Certificate of Incorporation.

	Existing Organizational Documents	Proposed Organizational Documents
Waiver of Corporate Opportunities (Organizational Documents Proposal G)	The Existing Organizational Documents do not provide an explicit waiver of corporate opportunities for SCAC or its directors.	The Proposed Organizational Documents will explicitly waive corporate opportunities to New Panavision and its directors.

See Section Ninth of the Proposed Certificate of Incorporation.

Provisions Related to Status as Blank Check Company (Organizational Documents Proposal G)	The Existing Organizational Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Article 49 of our Existing Organizational Documents.

Q:	How will the Domestication affect my ordinary shares, warrants and units?

A:

On the effective date of the Domestication, (1) the issued and outstanding Class A ordinary shares will convert automatically by operation of law, on a one-for-one basis, into shares of New Panavision Common Stock, (2) the issued and outstanding warrants to purchase Class A ordinary shares will become automatically warrants to acquire shares of New Panavision Common Stock and no other changes will be made to the terms of any issued and outstanding warrants as a result of the Domestication, (3) the issued and outstanding units will become automatically units of New Panavision (each unit representing one public share and one-half of one public warrant) and no other changes will be made to the terms of any issued and outstanding units as a result of the Domestication and (4) the issued and outstanding Class F ordinary shares will convert automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into shares of New Panavision Common Stock. See “Domestication Proposal”.

Q:	What are the U.S. federal income tax consequences of the Domestication?

A:

As discussed more fully under “U.S. Federal Income Tax Considerations” (beginning on page 167 of this proxy statement/prospectus), it is intended that the Domestication will constitute a reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the Domestication so qualifies, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) will be subject to Section 367(b) of the Code and, as a result:

•

A U.S. Holder whose Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of SCAC’s earnings in income;

•

A U.S. Holder whose Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% of the total value of all classes of our stock will generally recognize gain (but not loss) on the exchange of Class A ordinary shares for New Panavision Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its Class A ordinary shares provided certain other requirements are satisfied

•

A U.S. Holder whose Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock will generally be required to include in income as a deemed dividend the all earnings and profits amount attributable to its Class A ordinary shares provided certain other requirements are satisfied.

SCAC does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

As discussed more fully under “U.S. Federal Income Tax Considerations” (beginning on page 167 of this proxy statement/prospectus), SCAC believes that it is likely classified as a “passive foreign investment company”, or PFIC, for U.S. federal income tax purposes. In such case, notwithstanding the foregoing U.S. federal income tax consequences of the Domestication, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of Class A ordinary shares or warrants for New Panavision Common Stock or warrants pursuant to the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations—QEF Election and Mark-to-Market Election” with respect to their Class A ordinary shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations” (beginning on page 167 of this proxy statement/prospectus).

Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” beginning on page 167 of this proxy statement/prospectus) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. Holder’s New Panavision Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations” (beginning on page 167 of this proxy statement/prospectus).

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Class F Shareholders have agreed to waive their redemption rights with respect to all of their ordinary shares in connection with the consummation of the Business Combination. The Class F ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:	How do I exercise my redemption rights?

A:	If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)	submit a written request to Continental, our transfer agent, that we redeem all or a portion of your public shares for cash; and

(iii)	deliver your public shares to Continental, our transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m. Eastern Time on                 ,                (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental, our transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, our transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of September 30, 2018, this would have amounted to approximately $10.19 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders votes or, if they do vote, irrespective of if they vote for or against the BCA Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the BCA Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the BCA Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our agent, at least two business days prior to the vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place following the Domestication and accordingly it is shares of New Panavision Common Stock of that will be redeemed immediately after consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, our transfer agent, directly and instruct them to do so. You are requested to cause your public shares to be separated and delivered to Continental, our transfer agent, by 5:00 p.m., Eastern Time, on                 ,                (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

We expect that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations” beginning on page 167 of this proxy statement/prospectus) that exercises its redemption rights to receive cash from the trust account in exchange for its New Panavision Common Stock will generally be treated as selling such New Panavision Common Stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of New Panavision Common Stock that such U.S. Holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations” (beginning on page 167 of this proxy statement/prospectus).

Additionally, because the Domestication will occur immediately prior to the redemption of any public shareholder, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to “passive foreign investment companies” (“PFIC”). The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations” (beginning on page 167 of this proxy statement/prospectus).

All holders of our shares considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:

Following the closing of our initial public offering, an amount equal to $250,000,000 ($10.00 per unit) of the net proceeds from our initial public offering and the sale of the private placement warrants was placed in the trust account. In connection with the Extension Amendment on September 18, 2018, $39.15 million was released from the trust account to satisfy the Extension Amendment Redemptions. As of September 30, 2018, funds in the trust account totaled $215,371,398 and were held in money market funds. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the closing of the Business Combination), (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Organizational Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if we do not complete a business combination by the Extension Date, or (3) the redemption of all of the public shares if we are unable to complete a business combination by the Extension Date, subject to applicable law.

If our initial business combination is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with our initial business combination or used for redemptions or purchases of the public shares, we may apply the balance of the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of New Panavision, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination”.

Q:	What happens if a substantial number of the public shareholders vote in favor of the BCA Proposal and exercise their redemption rights?

A:

Our public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

The Business Combination Agreement provides that Panavision’s obligation to consummate the Business Combination is conditioned on, among other things, (1) the redemptions by the public shareholders (including the Extension Amendment Redemptions) not exceeding 50% of the Class A ordinary shares held by the shareholders of SCAC at any time prior to the effective time of the Merger, (2) the PIPE Investment proceeds used for purposes of satisfying any redemptions by the public shareholders not exceeding $25.0 million, and (3) there being at least $125.0 million remaining in the trust account after satisfying redemptions (including the Extension Amendment Redemptions) and deferred underwriting discounts (collectively, the “Redemption Conditions”). These conditions are for the sole benefit of Panavision and may be waived only by Panavision and the Panavision Holder Representative. If any such condition is not met, and such condition is not waived by Panavision and the Panavision Holder Representative, then the Business Combination Agreement could terminate and the Business Combination may not be consummated. In addition, the amendment, modification or waiver of certain provisions of the Business Combination Agreement in any manner that would be materially adverse to the lenders under the Debt Facilities also requires the prior written consent of the lenders party to the ABL Commitment Letter and Second Lien Commitment Letter. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement, or that the lenders under the Debt Facilities would provide any required consents to such amendments, modifications or waivers. In addition, in no event will SCAC redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

In addition, the cash consideration that is payable to the equityholders of Panavision as part of the Business Combination Consideration will be reduced according to the terms of the Business Combination Agreement and will be payable in part in an amount of additional shares of New Panavision Common Stock commensurate with the reduction in cash consideration (at a deemed value of $10.00 per share) if the public shareholders exercise their rights to redeem any additional public shares in connection with the approval of the Business Combination Agreement or otherwise pursuant to the Existing Organizational Documents.

Additionally, as a result of redemptions, the trading market for the New Panavision Common Stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the trust account, the working capital infusion from the trust account into Panavision and Sim’s business will be reduced.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

The consummation of the Business Combination is conditioned upon, among other things, (1) the approval of the Condition Precedent Proposals; (2) the effectiveness of a registration statement on Form S-4 registering the shares of New Panavision Common Stock to be issued pursuant to the Business Combination Agreement; (3) the shares of New Panavision Common Stock to be issued in connection with the Business Combination Agreement will have been conditionally approved for listing on Nasdaq, subject to official notice from Nasdaq of such issuance with respect to New Panavision’s post–combination listing; (4) the receipt of the Investment Canada Act Approval and the expiration or termination of the applicable waiting period under the HSR Act (the waiting period under the HSR Act was terminated on November 5, 2018); (5) the consummation of the PIPE Investment prior to or concurrently with the Closing and the Sponsor PIPE Entity committing at least $30.0 million thereof; (6) the consummation of the Debt Financing prior to or concurrently with the Closing; (7) no Sim Debt Exercise of Remedies (as defined in the Business Combination Agreement) having occurred; (8) the Redemption Conditions being satisfied; and (9) the net tangible assets of New Panavision (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the proposed business combination may not be consummated. In addition, the amendment, modification or waiver of certain provisions of the Business Combination Agreement in any manner that would be materially adverse to the lenders under the Debt Facilities requires the prior written consent of the lenders party to the ABL Commitment Letter and Second Lien Commitment Letter. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement, or that the lenders under the Debt Facilities would provide any required consents to such amendments, modifications or waivers.

For more information about conditions to the consummation of the Business Combination see “BCA Proposal—The Business Combination Agreement—Closing Conditions”.

Q:	When do you expect the Business Combination to be completed?

A:

It is currently expected that the Business Combination will be consummated in the first quarter of 2019. This date depends, among other things, on the approval of the proposals to be put to SCAC shareholders at the extraordinary general meeting and the receipt of the Investment Canada Act Approval. However, such meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Business Combination see “BCA Proposal—The Business Combination Agreement—Closing Conditions”.

Q:	What happens if the Business Combination is not consummated?

A:

SCAC will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If we are not able to complete the Business Combination with Panavision and Sim by the Extension Date, nor able to complete another business combination by such

Extension Date, in each case, as such date may be extended pursuant to our Existing Organizational Documents we will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Q:	Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:	Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Q:	What do I need to do now?

A:

We urge you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. Our shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:

If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name”, which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	If my shares are held in “street name”, will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name”. If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote”. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal except that they will have the same effect as a “no” vote on the Domestication Proposal and the Organizational Documents Proposals. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will be held at Pacific Time, on , , at , unless the extraordinary general meeting is adjourned.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:

We have fixed                 ,                as the record date for the extraordinary general meeting. If you were a shareholder of SCAC at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?

A:

SCAC shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 27,401,256 ordinary shares issued and outstanding, of which 21,157,776 were issued and outstanding public shares.

Q:	What constitutes a quorum?

A:

A quorum of SCAC shareholders is necessary to hold a valid meeting. A quorum will be present at the general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 13,700,629 ordinary shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?

A:	The following votes are required for each proposal at the extraordinary general meeting:

(i)

BCA Proposal: The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(ii)

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iii)

Organizational Documents Proposals: The separate approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Law, being affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iv)

Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(v)

Stock Issuance Proposal: The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vi)

Incentive Award Plan Proposal: The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vii)

Adjournment proposal: The approval of the adjournment proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Q:	What are the recommendations of SCAC’s board of directors?

A:

SCAC’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of SCAC’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of SCAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SCAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of SCAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	How do Sponsor and the other Class F Shareholders intend to vote their shares?

A:

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Class F Shareholders have agreed to vote all their public shares and Class F ordinary shares in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, our Class F Shareholders own 22.8% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Class F Shareholders, Panavision or Sim and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Class F Shareholders, Panavision or Sim and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (1) holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal, (2) holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) each of the Redemption Conditions is satisfied, (4) otherwise limit the number of public shares electing to redeem and (5) New Panavision’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q:	What happens if I sell my SCAC ordinary shares before the extraordinary general meeting?

A:

The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. Shareholders may send a later-dated, signed proxy card to our general counsel at our address set forth below so that it is received by our general counsel prior to the vote at the extraordinary general meeting (which is scheduled to take place on                 ,                ) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to our general counsel, which must be received by our general counsel prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?

A:

If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or warrant holder of New Panavision. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of SCAC. However, if you fail to take any action with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:	What should I do with my share certificates, warrant certificates and/or unit certificates?

A:

Our shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates to Continental, our transfer agent, prior to the extraordinary general meeting.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m. Eastern Time on                 ,                 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Our warrant holders should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.

Upon the Domestication, holders of SCAC’s units, Class A ordinary shares, Class F ordinary shares and warrants will receive New Panavision’s units, shares of New Panavision Common Stock and warrants, as the case may be, without needing to take any action and accordingly such holders should not submit any certificates relating to their units, Class A ordinary shares (unless such holder elects to redeem the public shares in accordance with the procedures set forth above), Class F ordinary shares or warrants.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:

SCAC will pay the cost of soliciting proxies for the extraordinary general meeting. SCAC has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the extraordinary general meeting. SCAC has agreed to pay Morrow a fee of $25,000, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. SCAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. SCAC’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:

The preliminary voting results will be announced at the extraordinary general meeting. SCAC will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:	Who can help answer my questions?

A:

If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus, any document incorporated by reference in this proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC

470 West Avenue

Stamford CT 06902

Tel: (800) 662-5200

Banks and brokers call collect: (203) 658-9400

E-mail: SCAC.info@morrowsodali.com

You also may obtain additional information about SCAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference”. If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, SCAC’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m. Eastern Time on                 ,                 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “BCA Proposal—The Business Combination Agreement”.

Unless otherwise specified, all share calculations (1) assume no exercise of redemption rights by the public shareholders in connection with the Business Combination and (2) do not include any shares issuable upon the exercise of the warrants.

Combined Business Summary

Unless otherwise indicated or the context otherwise requires, references in this Combined Business Summary to the combined company, “we”, “us”, “our” and other similar terms refer to New Panavision and its consolidated subsidiaries after giving effect to the Business Combination.

The strategic combination of Panavision and Sim creates a leading integrated content production services company for the episodic (serial TV programming for internet, broadcast, and cable), feature film (movies for theatrical, television, and internet distribution), and commercial production (short-form video for advertisement) industries. Our strategy is to provide a set of high-quality solutions central to content production and leverage proprietary equipment and workflows to offer customers a unique toolkit to achieve their creative goals. Our wide-ranging suite of services and international footprint provides content producers with a one-stop solution to produce content and capture the artistic vision of content creators. Digital image capture and new workflow processes have increased the complexity and interconnectedness of content production, and we believe that our customers increasingly depend on our end-to-end service offering. We will continue Panavision’s long history of technological innovation in partnership with producers, directors and cinematographers. Combining that history with our global service capabilities, end-to-end solutions and one of the industry’s largest equipment inventories will position us to be a preferred content production services partner to our clients, including OTT (or “over-the-top”) providers (e.g., Netflix, Amazon, and Hulu), large technology companies (e.g., Apple, Facebook, and Google) and traditional media companies (e.g., Disney, WarnerMedia, and CBS).

For the fiscal year ended December 31, 2017, we generated $393 million of pro forma revenue, $94 million of pro forma Adjusted EBITDA (excluding, among other things, the impact of anticipated cost savings as a result of synergies and anticipated expenses attributable to public company costs), and $14 million of pro forma net income. For the nine months ended September 30, 2018, we generated $281 million of pro forma revenue, $61 million of pro forma Adjusted EBITDA, and $22 million of pro forma net loss. In addition, for the fiscal year ended December 31, 2017, we generated $104 million of pro forma Adjusted EBITDA (after giving effect to anticipated cost savings as a result of synergies and anticipated expenses attributable to public company costs). See “Selected Unaudited Pro Forma Condensed Combined Financial Information—Non-GAAP Measures”.

The services we provide are mission critical and serve as the backbone to content production across the imaging chain. From providing production-critical equipment and related services required to produce and film a scene, to on- or near-set post-production solutions, to in-facility post-production digital finishing solutions, our capabilities cover the full spectrum of production needs required to turn a greenlit project into a finished product.

Mission-Critical End-to-End Content Production  Solutions

Project greetnlight production equipment & services post-production on/near-set post-production finishing finished product

Panavision is a leader in content production solutions and for more than 60 years has worked alongside award-winning creative talent on some of the most iconic films and television series. Panavision has a proven track record of delivering proprietary camera systems and gear to productions, regardless of scale, complexity, or geography. The combination with Sim will bolster our presence in post-production and increase our access to attractive market trends through our growing focus on episodic projects, while continuing to serve feature films. Our pro forma revenue by business segment and end segment for the fiscal year ended December 31, 2015 and estimated for the fiscal year ended December 31, 2018 can be broken down as follows:

Pro Forma Revenue by Business Segment Pro Forma Revenue by End Segment Episodic feature commercial other production post-production other

The combination of Panavision and Sim is highly strategic, and we believe we will differentiate ourselves from our peers through our (i) range of capabilities and end-to-end offering, (ii) technological innovation, (iii) technological expertise and creative support, and (iv) global scale and expansive rental inventory.

Range of Capabilities and End-to-End Offering

We provide the following solutions to our customers:

Production Post-Production

	Camera & Lens Rental	Lighting & Grip Rental	Studio Services	Dailies	Editing, Coloring & Finishing	Sound	Other Operations
Description	Production equipment rental (proprietary and third party) including cameras, lenses, tripods, and other accessories	Lighting and grip equipment rental, as well as generators, package trucks, dollies, and other accessories	Studio space for rent to production companies	Creation of a day’s film session and on-set data management and data archiving	Editorial system rentals, editing services, final color correction, and mastering	High quality sound mixing and editing services	Includes sale of ancillary products such as lighting & camera filters, accessories and branded merchandise

Production Services

The Production Services business is our largest reportable segment, with $303 million of pro forma revenues for the fiscal year ended December 31, 2017 and $214 million of pro forma revenues for the nine months ended September 30, 2018, representing 77% and 76% of our pro forma revenues, respectively. The Production Services business includes the following services:

Camera & Lens Rental: Rental of specialized cinema equipment, including digital and film cameras, lenses, and accessories to customers on a project-by-project basis for the production of episodic, feature film, and commercial content. Our inventory includes proprietary, state-of-the-art cameras and lenses, as well as third party cameras and lenses that are supplemented with proprietary accessories. Panavision is recognized for its extensive portfolio of award winning anamorphic and spherical lenses, operating a maintenance program which results in some of Panavision’s proprietary lenses remaining in service for more than 30 years. We do not sell our proprietary camera systems or lenses.

Lighting & Grip Rental: Rental of lighting, lighting grip, power generation, and distribution and transportation equipment used for the production of episodic, feature film, and commercial content. We possess a broad inventory of modern equipment which is serviced and supported by a team of highly skilled professionals and electricians.

Studio Services: Rental of studio space in several major production markets to production companies. Our studios are often retrofitted to house sets, carpenter shops, production offices and warehouse spaces, and provide additional equipment for rent such as props, accessories, and furniture. We own and operate 19 stages, totaling approximately 578,000 square feet, throughout Vancouver, London, Johannesburg, and Cape Town.

Post-Production Services

The Post-Production Services business generated $60 million of pro forma revenues for the fiscal year ended December 31, 2017 and generated $46 million of pro forma revenues for the nine months ended September 30, 2018, representing 15% and 17% of our pro forma revenues, respectively. The Post-Production Services segment provides a full suite of post-production services, including dailies, playback, editing of the digital image and soundtrack, addition of visual and sound effects, color grading and finishing, and the rental of editing suites. Our Post-Production Services solutions are divided into the following four categories:

Dailies: Services include cataloging the daily digital file from the camera and preparing it for the editing and finishing process, while also facilitating on-site customer access, review, and manipulation.

Editing, Coloring & Finishing: Services include the digital manipulation of raw footage to ensure the media is color-balanced, enhance image quality, incorporate artistic effects, add computer generated imagery, and prepare files for delivery across all mainstream distribution platforms (e.g., theatrical, broadcast, OTT).

Sound: Services include creation of soundtracks by cutting and synchronizing picture and sound elements, recapturing of inferior quality dialogue and other general sound editing and mixing services.

Other Services: Rental of post-production edit suites and offline editing systems for customers who choose to edit their projects at our post-production facilities.

Other Operations

In addition to revenues from the two segments above, we also generated $30 million of revenues for the fiscal year ended December 31, 2017 and generated $20 million of revenues for the nine months ended September 30, 2018, representing 8% and 7% of our revenues, respectively, from sales of ancillary products. We manufacture and sell lighting filters and gels for motion picture lighting as well as resin and glass camera filters for still photographers. We also sell various prosumer camera and lighting equipment products in Australia, New Zealand and through an online store. We view these product sales as highly complementary to our camera and lighting rental business.

Technological Innovation

We believe that we possess unique technical capabilities deriving from our in-house research and development and manufacturing operations. As a pioneer in the area of anamorphic lenses and a leading producer of top-tier spherical lenses, Panavision has established a reputation in the industry based on the quality of Panavision lenses and their distinct cinematographic effects. In addition to proprietary optics, the Panavision team customizes (or “Panavizes”) third party products by designing and manufacturing proprietary accessories to improve performance and deliver a superior user experience. “Panavising” camera systems allows Panavision to create solutions for its customers that are unique to Panavision and enables Panavision to differentiate itself from its competitors.

Panavision’s most recent technological innovation came in February 2018, with the introduction of the Millennium DXL2 8K camera. This large-format camera is the heart of a complete imaging ecosystem designed from filmmakers’ perspectives, seamlessly incorporating Panavision’s optics and camera architecture, an 8K sensor from RED Digital Cinema, and Light Iron color2 science (LiColor2). The DXL2 camera is the one of the most advanced digital cameras currently on the market.

Our focus on technology and innovation has enabled us to aggregate an impressive portfolio of intellectual property, developed over six decades of innovation. We hold more than 35 patents issued and pending in the United States, European Union, Australia and Asia Pacific countries, covering product areas including lenses and optical components, camera parts and accessories, and filters. Similarly, we hold nearly 90 trademarks registered worldwide. Panavision’s product quality has been recognized through numerous achievement awards including 3 Oscars, 6 Emmy awards, and 25 other Academy Awards for Scientific and Technical Achievement. Feature films shot with Panavision cameras and lenses have also received 171 Oscar Best Picture nominations since 1954.

Technical Expertise and Creative Support

Panavision’s long history of service and its reputation within the entertainment industry as a creative partner to leading artists has enabled us to develop strong and enduring relationships with content producers, including the major studios, cable networks and OTT providers, as well as with leading producers, directors and cinematographers. Our experienced and highly trained technical staff works closely with production personnel to assemble the right products and services to help content creators achieve the desired look as well as meet any production specific challenges. Panavision’s special optics group has distinguished itself by providing customized solutions to meet the unique needs of directors and cinematographers.

During production, we also provide customers with access to our highly trained technical personnel 24-hours a day and are ready to meet the unique challenges that can arise from filming in exotic locations or under extreme conditions. We continue to leverage our end-to-end technical expertise across the image processing chain to provide better technical input to our customers across the entire production process. On a combined company basis, during 2017 our solutions were utilized in 459 episodic projects, 583 feature films, including 8 of the top 10 highest grossing non-animated feature films in the U.S., and thousands of commercials.

Global Scale and Expansive Rental Inventory

We believe that our global presence is an important differentiator from our competitors when our customers are evaluating their production needs. The combined company operates out of 80 facilities strategically located in core production centers throughout the Americas, Europe, Asia-Pacific, and Africa. We lease all of our facilities pursuant to long-term leases, including office space for corporate and administrative employees, stage and production-related space, storage space for production and post-production equipment, in-house editing suites, and production office space that can also be utilized on a short term basis by customers. Our locations enable us to provide local resources and rapid technical support to our international customers as well as end-to-end support for productions, even in remote filming destinations.

We believe that we have the largest inventory of camera systems and advanced optics for content production. Our depth of inventory, global scale, and ability to provide high-quality customer service has made us one of the premier providers of camera systems to episodic and large budget feature film productions. We can respond quickly to customers’ time-sensitive needs and minimize the likelihood that production days are lost due to camera system problems. As both film and episodic production budgets become larger and production crews continue to leverage tax incentives across various global geographies, we believe our global footprint will be increasingly more valuable to our customer base.

15 Countries1 80 Global Facilities 1,700+ Employees 24/7 Service

¹	Direct business operations in 11 countries, and operations through third-party independent distributors in an additional 11 countries.

Transaction Rationale

The combination of Panavision and Sim is highly strategic, and we expect several resulting benefits, including the following:

Creates an end-to-end content production services provider: We believe the Business Combination will create one of the industry’s only end-to-end content production services providers. Our combined operations and complementary services will result in a comprehensive set of production and post-production solutions that will allow us to better service our customers. Panavision has a long history as a leading production services provider and partner to the industry’s leading creative talent. Sim has established a prominent presence in the episodic content production segment and a robust suite of post-production solutions. We intend to leverage each company’s core competencies to cross-sell and capture additional service opportunities with existing customers by offering a more holistic solutions platform.

Increases exposure to attractive market trends: We believe the Business Combination will increase our access to the rapidly growing episodic production market and OTT distribution channels. Intense competition among OTT, large technology companies and traditional media companies has been driving substantial investment in content, and we are well positioned to benefit from this trend. For the fiscal year ending December 31, 2018, we expect approximately 50% of our pro forma total revenues will be from the episodic segment. Additionally, the Business Combination enhances and expands our position and capabilities in post-production creative services. Post-production creative services are less capital intensive than our production solutions, which will enhance our pro forma financial profile. For the fiscal year ending December 31, 2018, we expect approximately 17% of our pro forma total revenues will be from post-production services.

Reinforces the complementary strengths of each business: Since the 1950s, Panavision has provided customers with cutting-edge camera and optics systems as well as premier service and production support. Panavision has become a trusted partner to some of the world’s largest content producers, and the Panavision name has come to represent excellence within the industry. Similarly, over the past four decades, Sim has grown into a leading provider of production and post-production services to the episodic and feature film industries. The combined company will benefit from the complementary strengths of each individual business. We will leverage the Panavision brand across a broader set of production services, a deeper equipment base, and a wider geographic footprint. The Business Combination will enable us to offer our customers additional services and allow us to become an even more important partner to content producers.

Increases yield of asset base: The management team at Panavision has successfully reduced third party subrent expense as a percentage of revenue over the past several years and expects the scale of the combined asset base as well as access to $15 million of incremental growth capital through the Business Combination to provide additional margin improvement. The successful reduction in Panavision’s subrent has been driven by recent investments in cameras and other equipment, which decreases the need to rent from other vendors in order to meet customer needs. We anticipate being able to improve profitability by $7 million through the reduction of subrent expenses due to the $15 million capital investment that is being funded as part of the Business Combination. We also believe there to be additional margin improvement as the combined asset base is expected to give management the ability to assemble equipment packages with more efficiency across the combined inventory.

Realizes cost savings: Management estimates $12.8 million in cost-savings and subrent expense reduction that will be realized from the Business Combination in the first year after the transaction closing. Of the $12.8 million, management estimates $5.5 million will be generated from the elimination of overlapping functions, $0.3 million will be generated from facility rent reduction, and, as described above, $7.0 million will be generated from a reduction of subrent expense due to the $15.0 million capital investment that is being funded as part of the Business Combination.

Enhances revenue base, improves margins and increases free cash flow: We believe the Business Combination enhances our revenue through greater exposure to episodic productions, which are produced with greater frequency, consistency, and are a faster growing segment than feature films. Additionally, we expect to further benefit from increased scale, operational improvements, and synergy realization as a result of the Business Combination. Panavision’s management team has steadily grown the business and nearly doubled its Adjusted EBITDA margin over the last 5 years. We expect the Business Combination to increase the proportion of revenues derived from less capital-intensive post-production services and enhance asset utilization by combining equipment asset bases.

Key Combined Business Strategy

The key elements of our growth strategy are described below:

Capitalizing on the growth in content production: We are well-positioned to continue to capitalize on the industry tailwinds generated from increased content spending. Intense competition for viewers among OTT providers, large technology companies and traditional media companies has been driving substantial investment in content. This explosion in content creation is a trend we believe will continue. As a result, we stand to benefit from our position as a service provider agnostic to distribution channel.

Cross-selling and white space: By bringing together Panavision and Sim, we will become an incumbent end-to-end production and post-production services provider. The complementary service offerings between

Panavision and Sim will enhance cross-selling opportunities to our combined customer base. Furthermore, we believe a significant opportunity exists to enhance the scope and breadth of our service offerings across our expanded international footprint.

Expansion in post-production: The combined company will continue to expand its Post-Production Services business, which should drive increased cash conversion based on lower capital intensity. For the fiscal year ended December 31, 2017, we generated 15% of our pro forma total revenues from Post-Production Services. The below graphic shows how Panavision management has grown its post-production business at over a 30% compound annual growth rate (“CAGR”) after acquiring Light Iron in 2015. With Sim’s significant footprint in post-production, management believes that, through the Business Combination, the combined company’s Post-Production Services business will continue to grow.

Light Iron Revenue ($ in millions) 2015-2018 CAGR: 30.5% $9.0 2015E1 $11.8 2016A $16.5 2017A $20.0 2018E

Operational improvements: Panavision’s management employs vigilant cost discipline and sophisticated business analytics, which has translated to an increase in Adjusted EBITDA and net income margins, growing from 14% and (44)%, respectively in fiscal year 2013 when the management team joined Panavision to 25% and 9%, respectively, in fiscal year 2017. We believe the same operational excellence and analytical rigor can be applied to the Sim business and we can improve profitability of the combined company. Additionally, the operating leverage from the Production Services segment achieved through the combination of the two businesses is expected to drive additional margin expansion.

Strategic M&A: We believe our industry is highly fragmented, and there exists significant potential for acquisitions in both the Production and Post-Production segments. Panavision, Sim, and SCAC have relationships across all significant parts of the value chain, creating attractive opportunities for potential future partnerships and acquisitions, some of which would significantly increase the company’s scale, depth of service offering, and penetration in the industry. Lastly, as exemplified by the Light Iron acquisition, management has a proven track record of completing and integrating acquisitions.

Industry Trends

The content production industry has experienced strong growth over the past decade and is forecasted to see continued growth fueled by numerous industry tailwinds. Over the past decade, there has been a proliferation of new content distribution channels led by OTT providers (e.g., Netflix, Amazon, and Hulu) as well as large technology companies (e.g., Apple, Facebook, and Google). These changes are also driving increased content investment from traditional media companies (e.g., Disney, WarnerMedia, and CBS).

Driven by the above mentioned trends, the episodic production segment that Panavision and Sim serve has experienced substantial growth over recent years and, as a result, the episodic segment has grown for the combined business from 39% of total revenue in 2015 to an estimated 50% for 2018E. According to research from FX Networks, the number of scripted original TV series has more than doubled since 2010, driven by streaming services as well as by traditional media. In addition to revenue growth, both companies’ episodic segments benefit from the recurring nature of television series revenues; successful series are often renewed for multiple seasons and create a recurring revenue stream for the company over the life of that series.

Estimated Number of Scripted Original TV Series Distribution 17 vs. 02 17 vs. 12 Online Services n/a +680% Broadcast +13% +29% Pay Cable +147% +45% Basic Cable +483% +40% All +168% +69%2002 2010 CAGR: 2.2% 2010 2017 CAGR: 12.3% 182 135 2002A 30 17 216 74 113 2010A 25 4 266 111 116 2011A 33 6 288 125 119 2012A 29 15 349 161 131 2013A 33 24 389 174 148 2014A 34 33 422 186 150 2015A 37 49 455 183 146 90 2016A 36 487 175 153 117 2017A 42

Source: Estimates from FX Networks Research

In recent years, the content landscape has become increasingly competitive as several new companies, many with deep pockets, have entered the playing field. New entrants – primarily large technology and OTT companies such as Netflix, Amazon, Hulu, Apple, and Facebook have been actively investing in this space. These new entrants spent more than $12 billion in 2017 and are estimated to double their content investments to more than $28 billion by 2021. Netflix alone is estimated to spend about $8 billion on content in 2018, a 29% increase over 2017. Amazon is similarly positioned to spend approximately $5 billion on content in 2018, up 40% from 2017. As a result of the competitive pressures from the large technology companies, traditional media companies are projected to continue to grow their content spending in the coming years. According to estimates from Kagan (a media research group within S&P Global Market Intelligence), total programming spend in 2017 was more than $64 billion. As shown below, total spending is forecasted to grow to $89 billion by 2021 (representing a CAGR of 8.4%).

Programming Expenses ($ in billions)

Note: Programming expenses reflect direct costs of producing, acquiring, and distributing content and services. Digital Companies include Apple, Amazon, Facebook, Hulu, and Netflix. Analysis includes amortized content costs for Digital Companies and does not include distribution costs for Digital Companies. Apple and Facebook 2018E-2021E figures are management estimates (based on budgeted 2018E figures of $2.0 billion growing to $6.2 billion in 2021E). All other figures are from Kagan, a media research group within S&P Global Market Intelligence.

The feature film segment has also experienced continued growth in demand in recent years. According to the Motion Picture Association of America (“MPAA”), the number of films entering production with estimated budgets greater than $1 million increased 6.7% in 2017 when compared to 2016. The higher budget film segment (budgets greater than $1 million) has grown at a CAGR of 4.6% from 2013 to 2017. The global box office revenues exceeded $40 billion in 2017 and has grown at a 3.1% CAGR from 2013 to 2017. The amount of dollars being spent on theatrical films has also increased with approximately $10.9 billion spent on theatrical film budgets in 2017 in the United States according to Kagan, growing at a 3.8% CAGR from 2014 to 2017.

Films Produced for Future Theatrical Releases1 Global Box Office Revenues ($ in billions)

Source: MPAA

[1]

Includes full-length English-language feature films which began production in the reported year with a US production company (including co-productions with budgets of over $1 million). The counts do not include student films, or documentaries. Data for 2017 is provisional as of March 2018, and may be revised as more information becomes available.

In addition to the increase in volume of content production, advancements in technology, such as high-definition and ultra-high-definition televisions, have supported the demand for state-of-the-art equipment and services that produce content for these formats. We believe the growing demand for content production will continue in the future. We are ideally positioned to capitalize on this rising demand through our ability to provide end-to-end, integrated service and equipment solutions to customers on an international scale.

End Segment Performance

Our business provides services to customers in the following end segments:

Episodic: Consists of serial episodes of programming for distribution over internet, broadcast, or cable outlets. Due to the multi-season nature of television programming, key creative directors in episodic projects have the potential to become repeat customers.

Feature Major: Full-length film productions from the “Big Six” major film studios.

Feature Independent: Full-length film productions from independent film studios (including OTT providers).

Commercials: Short-form video content for recorded advertisement used by major brands and marketing campaigns.

Other: Includes revenues from live events, award shows, pilots, and music video productions, as well as camera and lighting ancillary product sales.

The charts below illustrate that the combined business has benefited from the industry tailwinds fueling episodic as well as feature independent content spend. Our revenue from the episodic end segment has grown in-line with the growth in the number of scripted TV series in the industry. Our revenue from the episodic end segment is projected to grow at a 12.3% CAGR from 2013 to 2018E and our revenue from the feature independent segment is projected to grow at an 8.6% CAGR over this period. Relative to the other end segments, the combined company’s feature major end segment experiences more variability from year to year. From the fiscal year ended December 31, 2013 to the fiscal year ended December 31, 2017, our revenue from the feature major end segment experienced a CAGR of 4.5%. In 2018, the feature major segment (which includes large budget tent-pole productions and other productions of the major studios) is expected to decline, which management attributes primarily to servicing productions with smaller budgets and fewer industry-wide tent-pole productions than in previous years. The combined company’s revenue from the commercial segment has grown relatively steadily.

Combined End Segment Revenue ($ in millions)

Note: Data includes Production Services segment revenue (excluding Studio Services) for the combined company. Panavision and Sim combined revenue is shown at a constant exchange rate per management (Sim financials converted at a rate of US$0.78 = C$1.00 for all periods).

Competitive Strengths

We believe that the combined company’s position as an industry leader results from its long-standing collaborative relationships with filmmakers and content creators as well as execution of key strategic pillars for success:

Unique Optics Program: Panavision lenses are utilized by filmmakers due to the high quality and distinctive images they provide. Since inception, Panavision’s technical personnel have helped pioneer anamorphic optics, consistently refining and advancing anamorphic lens technology while also producing top tier spherical lenses. Panavision currently has an inventory of over 8,000 proprietary high-end lenses for rent to its customers. The know-how of Panavision’s optics team also enables Panavision to work with its customers to create novel looks via customized optics to enhance filmmakers’ creative visions.

Proprietary Equipment Offering: Panavision’s history of working closely with content creators in film and television has provided it with unique insight into the needs of its customers. Panavision recently introduced the new Millennium DXL2 8K camera, one of the most advanced digital cameras currently on the market. In addition to proprietary optics, the Panavision team “Panavizes” third party products which allows Panavision to create solutions for its customers that are unique to Panavision and we believe enables Panavision to differentiate itself from its competitors. Panavision’s product quality has been recognized through numerous achievement awards including 3 Oscars, 6 Emmy awards, and 25 other Academy Awards for Scientific and Technical Achievement. Since 1954, 171 feature films shot with Panavision cameras and lenses received an Oscar Best Picture nomination, including Shape of Water, which won the Oscar Award for Best Picture in 2018.

Expansive Rental Inventory and Global Scale: We believe that we have the largest inventory of camera systems and advanced optics for content production. Panavision has historically been a highly demanded partner for major episodic series and films that are shot in locations around the world because it has a significant inventory of camera systems which will be across 80 global facilities for the combined business. The depth of our inventory will allow us to keep productions filming by being responsive to time-sensitive demands of filmmakers for additional or replacement equipment on sets across the globe. We can respond quickly to customers’ needs and minimize the likelihood that production days are lost due to camera system problems. As both film and episodic production budgets become larger and production crews continue to leverage tax incentives across various global geographies, we believe our global footprint will be increasingly more valuable to our customer base.

Technical Expertise and Quality Customer Service: Many competitors are unable to match the high-end customer service that Panavision and Sim provides, giving customers access to highly trained technical personnel 24 hours a day across geographies. Our experienced and highly trained technical staff work closely with production personnel to assemble the right camera packages to help content creators achieve the desired look as well as meet any production specific challenges. Panavision’s special optics group has distinguished itself by providing customized solutions to meet the unique needs of directors and cinematographers.

End-to-End Service Offering: We believe the combined business will be one of the industry’s only end-to-end content production services provider. Our combined operations and complementary services will result in a comprehensive set of production and post-production solutions that will allow us to better service our customers. Panavision has a long history as a leading production services provider and partner to many of the industry’s leading filmmakers. Sim has established a prominent presence in the episodic content production segment and a robust suite of post-production solutions. We intend to leverage each company’s core competencies to capture additional service opportunities with existing customers by offering a more holistic solutions platform.

The Parties to the Business Combination

SCAC

SCAC is a blank check company incorporated on March 15, 2016 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. SCAC has neither engaged in any operations nor generated any revenue to date. Based on SCAC’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On September 21, 2016, SCAC consummated its initial public offering of its units, with each unit consisting of one public share and one-half of one public warrant. Simultaneously with the closing of the initial public offering, SCAC completed the private sale of 7,000,000 private placement warrants at a purchase price of $1.00 per private placement warrant, to Sponsor generating gross proceeds to us of $7,000,000. The private placement warrants are substantially identical to the public warrants sold as part of the units in SCAC’s initial public offering, except that Sponsor agreed not to transfer, assign or sell any of the private placement warrants (except to certain permitted transferees) until 30 days after the completion of SCAC’s initial business combination. The private placement warrants are also not redeemable by SCAC so long as they are held by Sponsor or its permitted transferees, and they may be exercised by Sponsor and its permitted transferees on a cashless basis.

Following the closing of SCAC’s initial public offering, an amount equal to $250.0 million ($10.00 per unit) of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 180 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct

U.S. government obligations. In connection with the Extension Amendment on September 18, 2018, $39.15 million was released from the trust account to satisfy the Extension Amendment Redemptions. As of September 30, 2018, funds in the trust account totaled $215,371,398 and were held in money market funds. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of SCAC’s initial business combination, (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Organizational Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if SCAC does not complete a business combination by the Extension Date, or (3) the redemption of all of the public shares if SCAC is unable to complete a business combination by the Extension Date, subject to applicable law.

SCAC’s units, public shares and public warrants are listed on Nasdaq under the symbols “SCACU”, “SCAC”, and “SCACW”, respectively.

SCAC’s principal executive office is located at 10100 Santa Monica Boulevard, 26th Floor, Los Angeles, California, 90067. Its telephone number is (310) 557-5100. SCAC’s corporate website address is www.sabanac.com. SCAC’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this Proxy Statement/Prospectus.

Panavision Acquisition Sub

Panavision Acquisition Sub, Inc., or Panavision Acquisition Sub, is a wholly owned subsidiary of SCAC formed solely for the purpose of effecting the Business Combination. Panavision Acquisition Sub was incorporated under the DGCL on September 7, 2018. Panavision Acquisition Sub owns no material assets and does not operate any business.

Pursuant to the terms and subject to the conditions of the Business Combination Agreement, among other things, Panavision Acquisition Sub will be merged with and into Panavision, whereupon the separate existence of Panavision Acquisition Sub will cease, and Panavision will continue as the surviving corporation and wholly owned subsidiary of New Panavision.

Sim Acquisition Sub

Sim Acquisition Sub, Inc., or Sim Acquisition Sub, is a wholly owned subsidiary of SCAC formed solely for the purpose of effecting the Business Combination. Sim Acquisition Sub was incorporated under the Ontario Business Corporations Act on September 10, 2018. Sim Acquisition Sub owns no material assets and does not operate any business.

Pursuant to the terms and subject to the conditions of the Business Combination Agreement, among other things, Sim Acquisition Sub will purchase all of the issued and outstanding shares of capital stock of Sim and Sim will be an indirect, wholly owned subsidiary of New Panavision.

Panavision

Panavision is a leading brand in the media and entertainment industry based on its success in providing directors and cinematographers with the equipment, technical support, and service they require to achieve their artistic visions. Since 1954, Panavision has been engaged in the design, manufacturing and rental of production equipment, primarily cinematic cameras and lenses. During that time, Panavision has assisted its customers in winning 171 nominations for Oscar Best Picture, including Shape of Water, which won the Oscar Award for Best Picture in 2018. Panavision has received numerous achievement awards for its products, including 3 Oscars®, 6 Emmy® awards, and 25 other Academy Awards® for Scientific and Technical Achievement.

Today, Panavision is a leader in content production services providing a suite of production services and post-production creative services to episodic, feature film, and commercial markets on a worldwide basis. Offering an expansive inventory of both proprietary and non-proprietary equipment for rent, Panavision is one of the world’s leading providers of cinema camera systems, comprised of cameras, lenses and accessories, as well as lighting equipment. In addition to renting equipment, Panavision provides technical support services to its customers around the world in conjunction with these activities. Panavision also offers customers a suite of post-production workflow solutions, including the processing of dailies content and finishing services necessary to produce a final master of an episodic, feature film, or commercial project. Supporting these offerings, Panavision offers a variety of ancillary products that include camera and lighting filters and consumable items. Panavision products and services are delivered worldwide through its own facilities and through its distributor network. Based in Woodland Hills, California, Panavision has additional offices in North America, Europe, Africa and Asia, as well as representation via distributors in Asia, South America and Europe. Panavision’s principal executive offices are located at 6101 Variel Avenue, Woodland Hills, California, 91367, telephone (818) 316-1000. The corporate entity Panavision Inc. was incorporated in Delaware in 1990.

Panavision’s corporate website address is www.panavision.com. Panavision’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Sim

Sim is a provider of production and post-production services to the episodic and feature film industries, offering a comprehensive suite of solutions for the creation of content. Founded in 1982 by Robert and Peggy Sim, as of September 30, 2018, Sim employed over 550 employees across the five key production markets in North America, namely Los Angeles, New York, Atlanta, Vancouver and Toronto. Sim collaborates with major studios, networks, OTT providers and social media platforms to work on widely-known productions. Sim was incorporated in Ontario, Canada in 1982. Sim’s principal executive offices are located at 1 Atlantic Avenue, Suite 110, Toronto, Ontario, M6K 3E7, telephone (416) 979-9958.

Sim provides services through two divisions, Production Services (comprised of three operating segments including Studios, Camera Rental, and Lighting & Grip Rental) and Post-Production Services. Studios, Camera Rental, and Lighting & Grip Rental represent the Production Services business and offer a variety of studio spaces, and state-of-the-art production equipment and accessories. Post-Production Services provides diversified services concurrent with, and following the capturing of content, including dailies, editing of the digital image and sound, addition of visual and sound effects, as well as color grading and finishing.

Sim’s corporate website address is www.siminternational.com. Sim’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Proposals to be Put to the Shareholders of SCAC at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of SCAC and certain transactions contemplated by the Business Combination Agreement. Each of the proposals below, except the Adjournment Proposal, is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

BCA Proposal

As discussed in this proxy statement/prospectus, SCAC is asking its shareholders to approve by ordinary resolution the Business Combination Agreement, pursuant to which, among other things, following the Domestication of SCAC to Delaware as described below, (1) Panavision Acquisition Sub will merge with and into Panavision, the separate corporate existence of Panavision Acquisition Sub will cease and Panavision will be the surviving corporation and a wholly owned subsidiary of New Panavision and (2) Sim Acquisition Sub will purchase all of the issued and outstanding shares of capital stock of Sim and Sim will be an indirect, wholly owned subsidiary of New Panavision. After consideration of the factors identified and discussed in the section entitled “BCA Proposal—SCAC’s Board of Directors’ Reasons for the Business Combination”, SCAC’s board of directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for SCAC’s initial public offering, including that the businesses of Panavision and Sim had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “BCA Proposal”.

Business Combination Consideration

In accordance with the terms and subject to the conditions of the Business Combination Agreement and subject to certain adjustments set forth therein, the aggregate Business Combination Consideration payable by SCAC to the equityholders of Panavision and Sim under the Business Combination Agreement will be $590.5 million, which consists of (a) cash in an aggregate amount equal to $464.3 million, of which (i) $354.3 million will be paid to the equityholders of Panavision and (ii) $110.0 million will be paid to the equityholders of Sim; and (b) 12.6 million shares of New Panavision Common Stock (at a deemed value of $10.00 per share), of which (i) 9.5 million shares of New Panavision Common Stock will be paid to the equityholders of Panavision and (ii) 3.1 million shares of New Panavision Common Stock will be paid to the equityholders of Sim. The Business Combination Consideration does not include an additional 2.75 million shares of New Panavision Common Stock, which will be issued to the equityholders of Panavision and will be subject to vesting and certain other restrictions as set forth in the Business Combination Agreement (such shares, the “Panavision Contingent Shares” and, collectively with the Founder Contingent Shares (as defined below), the “Contingent Shares”). The Business Combination Consideration is expected to be financed through a combination of (i) shares of New Panavision Common Stock issued to the equityholders of Panavision and of Sim, (ii) cash held in the trust account net of redemptions (including the Extension Amendment Redemptions) and deferred underwriting discounts, (iii) gross proceeds of the PIPE Investment and (iv) gross proceeds of the Debt Facilities.

The Business Combination Consideration described above will change based upon certain adjustments to be calculated as of the date of the closing of the Business Combination (the “Closing Date”). The precise amount of such adjustments will depend upon, among other things, the total debt obligations and the cash and cash equivalents of Panavision and Sim on the Closing Date, each of which fluctuates in the ordinary course of business, as well as the net working capital, capital expenditures and unpaid transaction expenses of Panavision and Sim on the Closing Date. In addition, the Business Combination Consideration above reflects a $14.2 million reduction in the cash consideration payable to equityholders of Panavision and a related increase in 1.42 million shares of New Panavision Common Stock (at a deemed value of $10.00 per share) as a result of the Extension Amendment Redemptions. The remaining portion of the cash consideration otherwise payable to the equityholders of Panavision will be payable in part in additional shares of New Panavision Common Stock (at a deemed value of $10.00 per share) as provided in the Business Combination Agreement if (i) the holders of public shareholders exercise their rights to redeem any additional public shares in connection with the approval of the Business Combination Agreement or otherwise pursuant to SCAC’s Existing Organizational Documents, or (ii) New Panavision would have less than $30.0 million in available cash and cash equivalents immediately following the Closing, on a pro forma basis taking into account the transactions contemplated by the Business Combination Agreement and any redemptions (including the Extension Amendment Redemptions), deferred underwriting discounts and other fees. The Business Combination Consideration is also subject to adjustment to appropriately reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change prior to consummation of the Business Combination. At the Closing, $3.0 million of the cash portion of the Business Combination Consideration payable to the equityholders of Panavision and $2.0 million of the cash portion of the Business Combination Consideration payable to the equityholders of Sim will be placed in escrow by SCAC to secure any downward post-closing adjustments to the Business Combination Consideration. Any such adjustments (whether positive or negative) will be limited to $3.0 million (in the case of Panavision) or $2.0 million (in the case of Sim). For further details, see “BCA Proposal—The Business Combination Agreement—Business Combination Consideration”.

Contingent Shares

Pursuant to the terms and conditions of the Business Combination Agreement and the Contribution Agreement, the Panavision Contingent Shares and the Founder Contingent Shares shall be subject to transfer and other restrictions and shall be subject to forfeiture on the seventh anniversary of the Closing Date unless and until the occurrence of the following events, at which time the Panavision Contingent Shares or the Founder Contingent Shares, as applicable, shall become vested and free of restrictions as follows:

(i)

with respect to 50% of the Panavision Contingent Shares and 50% of the Founder Contingent Shares, (1) the closing price of the New Panavision Common Stock as quoted on Nasdaq is greater than $12.50 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) (the “Minimum Target”) for 20 trading days over a 30 consecutive trading day period or (2) the price per share of New Panavision Common Stock paid or payable in connection with a Change in Control (as defined in the Business Combination Agreement) is greater than the Minimum Target; and/or

(ii)

with respect to the other 50% of the Panavision Contingent Shares and other 50% of the Founder Contingent Shares, (1) the closing price of the New Panavision Common Stock as quoted on Nasdaq is greater than $15.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) (the “Maximum Target”) for 20 trading days over a 30 consecutive trading day period or (2) if the price per share of New Panavision Common Stock paid or payable in connection with a Change in Control is greater than the Maximum Target;

provided that upon a Change in Control, any Contingent Shares that have not previously vested or that do not vest upon such Change in Control will be forfeited upon such Change in Control.

From and after the Closing, until any Contingent Shares are no longer subject to the forfeiture provisions described above, each holder of the Contingent Shares shall (1) immediately contribute to New Panavision the net after-tax amount (determined in accordance with the Business Combination Agreement) of any and all dividends or distributions received by such holder in respect of such unvested Contingent Shares, (2) vote such shares pro rata with other shareholders of New Panavision on every matter submitted to the shareholders to vote (including, for this purpose, any abstentions and “withhold” votes, but disregarding any broker non-votes and other shares not present or voted) and (3) not transfer, sell, pledge or otherwise dispose or hypothecate any of his, her or its Contingent Shares unless the transferee of such shares agrees to be bound by the terms and conditions governing such Contingent Shares.

For further details, see “BCA Proposal—The Business Combination Agreement—Business Combination Consideration—Contingent Shares”.

Closing Conditions

The consummation of the Business Combination is conditioned upon, among other things, (1) the approval of the Condition Precedent Proposals; (2) the effectiveness of a registration statement on Form S-4 registering the shares of New Panavision Common Stock to be issued pursuant to the Business Combination Agreement; (3) the shares of New Panavision Common Stock to be issued in connection with the Business Combination Agreement will have been conditionally approved for listing on Nasdaq, subject to official notice from Nasdaq of such issuance with respect to New Panavision’s post–combination listing; (4) the receipt of the Investment Canada Act Approval and the expiration or termination of the applicable waiting period under the HSR Act (the waiting period under the HSR Act was terminated on November 5, 2018); (5) the consummation of the PIPE Investment prior to or concurrently with the Closing and the Sponsor PIPE Entity committing at least $30.0 million thereof; (6) the consummation of the Debt Financing prior to or concurrently with the Closing; (7) no Sim Debt Exercise of Remedies (as defined in the Business Combination Agreement) having occurred; (8) the Redemption Conditions being satisfied; and (9) the net tangible assets of New Panavision (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.

Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the proposed business combination may not be consummated. In addition, the amendment, modification or waiver of certain provisions of the Business Combination Agreement in any manner that would be materially adverse to the lenders under the Debt Facilities requires the prior written consent of the lenders party to the ABL Commitment Letter and Second Lien Commitment Letter. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement, or that the lenders under the Debt Facilities would provide any required consents to such amendments, modifications or waivers.

For further details, see “BCA Proposal—The Business Combination Agreement— Closing Conditions”.

Domestication Proposal

As discussed in this proxy statement/prospectus, if the BCA Proposal is approved, then SCAC will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the board of directors of SCAC has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of SCAC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while SCAC is currently governed by the Cayman Islands Companies Law, upon Domestication, New Panavision will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Existing Organizational Documents and the Proposed Organizational Documents. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights”.

On the effective date of the Domestication, (1) the issued and outstanding Class A ordinary shares will convert automatically by operation of law, on a one-for-one basis, into shares of New Panavision Common Stock, (2) the issued and outstanding warrants to purchase Class A ordinary shares will become automatically warrants to acquire shares of New Panavision Common Stock and no other changes will be made to the terms of any issued and outstanding warrants as a result of the Domestication, (3) the issued and outstanding units will become automatically units of New Panavision (each unit representing one public share and one-half of one public warrant) and no other changes will be made to the terms of any issued and outstanding units as a result of the Domestication and (4) the issued and outstanding Class F ordinary shares will convert automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into shares of New Panavision Common Stock.

For further details, see “Domestication Proposal”.

Organizational Documents Proposals

If the BCA Proposal and the Domestication Proposal are approved, SCAC will ask its shareholders to approve by special resolution seven separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Existing Organizational Documents, under the Cayman Islands Companies Law, with the Proposed Organizational Documents, under the DGCL. SCAC’s board has unanimously approved the each of the Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of New Panavision after the Business Combination. Approval of each of the Organizational Documents Proposals is a condition to the consummation of the Business Combination. A brief summary of each of the Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.

A.

Organizational Documents Proposal A—to authorize the change in the authorized capital stock of SCAC from (i) 500,000,000 Class A ordinary shares, 20,000,000 Class F ordinary shares and 5,000,000 preferred shares of SCAC to (ii) 500,000,000 shares of New Panavision Common Stock and 100,000,000 shares of New Panavision preferred stock.

B.

Organizational Documents Proposal B—to authorize the board of directors of New Panavision to issue any or all shares of New Panavision preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by New Panavision’s board of directors and as may be permitted by the DGCL.

C.

Organizational Documents Proposal C—to authorize that directors of New Panavision designated by Sponsor or by the Panavision Holder Representative, in each case pursuant to the Director Composition and Standstill Agreement, may only be removed for cause.

D.

Organizational Documents Proposal D—to authorize that the board of directors of New Panavision will be divided into three classes, with each class generally serving for a term of three years (except for those directors appointed prior to the first annual meeting of the stockholders) and only one class of directors being elected in each year and to make certain related changes.

E.	Organizational Documents Proposal E— to provide that certain provisions of the certificate of incorporation of New Panavision are subject to the Director Composition and Standstill Agreement.

F.	Organizational Documents Proposal F— to authorize the removal of the ability of New Panavision stockholders to take action by written consent in lieu of a meeting.

G.

Organizational Documents Proposal G—to authorize all other changes in connection with the replacement of Existing Organizational Documents with the Proposed Organizational Documents as part of the Domestication, including (1) changing the post-Business Combination corporate name from “Saban Capital Acquisition Corp.” to “Panavision Holdings Inc.” (which is expected to occur after the Domestication in connection with the Acquisitions), (2) making New Panavision’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders, (5) granting an explicit waiver regarding corporate opportunities to New Panavision and its directors and (6) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which SCAC’s board of directors believes is necessary to adequately address the needs of New Panavision after the Business Combination.

The Proposed Organizational Documents differ in certain material respects from the Existing Organizational Documents and we encourage shareholders to carefully consult the information set out in the section entitled “Organizational Documents Proposals” and the full text of the Proposed Organizational Documents of New Panavision, attached hereto as Annexes C and D.

Director Election Proposal

Assuming the BCA Proposal, the Domestication Proposal and each of the Organizational Documents Proposals are approved, our shareholders are also being asked to approve, by ordinary resolution, the Director Election Proposal. Upon the consummation of the Business Combination, we anticipate the initial size of New Panavision’s board of directors will be increased from five directors to nine directors, each of whom will be voted upon by SCAC’s shareholders at the extraordinary general meeting. For additional information on the proposed directors, see “Director Election Proposal”.

Stock Issuance Proposal

Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, and the Director Election Proposal are approved, our shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal.

Our public shares are listed on Nasdaq and, as such, we are seeking shareholder approval of the issuance of New Panavision Common Stock to (1) the existing equityholders of Panavision and stockholders of Sim in connection with the Business Combination and (2) the PIPE Investors pursuant to their PIPE Investment in connection with the Business Combination, to the extent such issuance would require a shareholder vote under Nasdaq Listing Rule 5635, in each case, in order to comply with Nasdaq Listing Rule 5635. For additional information, see “Stock Issuance Proposal”.

Incentive Award Plan Proposal

Assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are approved, our shareholders are also being asked to approve, by ordinary resolution, the Incentive Award Plan Proposal. Pursuant to the 2018 Plan, a copy of which is attached to this proxy statement/prospectus as Annex E,     % of New Panavision Common Stock outstanding immediately following the consummation of the Business Combination will be reserved for issuance under the Incentive Plan. For additional information, see “Incentive Award Plan Proposal”.

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize SCAC to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), SCAC’s board of directors may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. For additional information, see “Adjournment Proposal”.

SCAC’s Board of Directors’ Reasons for the Business Combination

SCAC was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

In evaluating the Business Combination, the SCAC board of directors consulted with SCAC’s senior management and considered a number of factors.

In particular, the SCAC board of directors considered, among other things, the following factors, although not weighted or in any order of significance:

A.	Combination of Panavision and Sim. The strategic combination of Panavision and Sim will create a leading integrated content production services company for the episodic, feature film, and commercial segments worldwide. New Panavision will provide end-to-end production and post-production services and leverage its proprietary equipment, technology and global footprint to offer customers a unique toolkit to achieve their creative visions. It is the belief of the SCAC board of directors that by combining Panavision and Sim, New Panavision will be able to offer its broader customer base a more expanded scope of service offerings.

B.

Meaningful Opportunity for Synergies. New Panavision will have a number of meaningful synergy opportunities, including leveraging its assets, facilities, and personnel overlap to improve cash flow margins. The parties to the Business Combination have identified significant cost synergies that are expected to be actionable upon closing of the transaction and have a near-term impact to margins and free cash flow creation. Due to similar operating infrastructures between Panavision and Sim, the SCAC board of directors considered that New Panavision will have identified opportunities to achieve an estimated $12.8 million in annual cost savings through business process consolidation, corporate optimization and investment to reduce subrent expense for the combined business, with the potential for additional synergies over time as the businesses further integrate.

C.

Attractive Industry and Strong Competitive Position. Over the past four years, there has been a rapid growth in content production spending, which has been driven by competition between traditional studios and new entrant digital players such as Netflix, Amazon, Apple, Hulu and others. We believe this growth will continue and that New Panavision is well positioned to participate in such growth while remaining agnostic to the distribution outlet or individual productions New Panavision’s customers choose to pursue. As productions become increasingly complex, we believe New Panavision’s significant footprint comprising 80 facilities worldwide will present a unique competitive advantage when serving its global customers.

D.	Proprietary Intellectual Property. Panavision holds a number of patents that provide it with proprietary technology.

E.

Potential for Operational Improvements through Experienced Management Team. Both Panavision and Sim management teams have a track record of innovating customer-centric comprehensive solutions, growing revenues and integrating strategic acquisitions. Panavision management has historically employed monitoring techniques and key performance indicator analytics to grow the business and EBITDA margins in recent years and we believe the combined business will significantly benefit from New Panavision management’s oversight. Key executives that have been identified to continue with New Panavision have significant experience in the entertainment, production, and post-production services industries.

F.

Opportunities for Platform Growth. As customers across the industry look to one-stop providers, New Panavision will be well positioned to be a platform consolidator within a highly-fragmented industry. Breadth of service offerings, depth and quality of expertise, and a global footprint will continue to be differentiating factors for New Panavision and will offer New Panavision a competitive advantage as it looks to continue to acquire attractive businesses within the industry.

G.

Financial Profile. New Panavision’s financial profile is characterized by scalable operating leverage, long-term revenue stability, and demonstrated margin expansion in recent years. Panavision’s diverse customer base, improving cash flow conversion, and asset base will provide New Panavision with the ability to efficiently grow and scale.

For a more complete description of the SCAC board of directors’ reasons for approving the Business Combination, including other factors and risks considered by the SCAC board of directors, see the section entitled “BCA Proposal—SCAC’s Board of Directors’ Reasons for the Business Combination”. Additionally, for a description of the Panavision’s board of directors’ and Sim’s board of directors’ respective reasons for approving the Business Combination, see the sections entitled “BCA Proposal—Panavision’s Board of

Directors’ Reasons for the Business Combination” and “BCA Proposal—Sim’s Board of Directors’ Reasons for the Business Combination”.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. For additional information, see “BCA Proposal—Related Agreements”.

Equity Financing

Concurrently with the execution of the Business Combination Agreement, SCAC entered into the Subscription Agreements with the PIPE Investors pursuant to which the PIPE Investors have collectively subscribed for 5.5 million shares of New Panavision Common Stock for an aggregate purchase price of $55.0 million, $30.0 million of which will be funded by the Sponsor PIPE Entity. The PIPE Investment will be consummated substantially concurrently with the Closing and proceeds therefrom will be used to fund a portion of the cash consideration required to effect the Business Combination and up to $25.0 million of redemptions. The PIPE Investment is conditioned upon the satisfaction or waiver of conditions precedent to the closing of the Business Combination and other customary conditions. Pursuant to the Subscription Agreements, the third-party PIPE Investors will be entitled to certain shelf registration rights, subject to customary black-out periods and other limitations as set forth therein. For additional information, see “BCA Proposal—Related Agreements—Equity Financing”.

Debt Financing

Concurrently with the execution of the Business Combination Agreement, SCAC entered into (i) a debt commitment letter (the “ABL Commitment Letter”) with Bank of America, N.A., Bank of Montreal and ING Capital LLC (collectively, the “ABL Lenders”), pursuant to which the ABL Lenders committed to provide a $250.0 million ABL revolving credit facility (the “ABL Facility”) in accordance with the terms, and subject to the conditions, set forth in the ABL Commitment Letter and (ii) a debt commitment letter (the “Second Lien Commitment Letter”) with Solus Alternative Asset Management LP (the “Second Lien Lender”), pursuant to which the Second Lien Lender committed to provide a $100.0 million second lien term loan credit facility (the “Second Lien Facility” and, together with the ABL Facility, the “Debt Facilities”) in accordance with the terms, and subject to the conditions, set forth in the Second Lien Commitment Letter. The proceeds from the Debt Facilities will be used to fund, among other things, a portion of the cash consideration. For additional information, see “BCA Proposal—Related Agreements—Debt Financing”.

Contribution Agreement

New Panavision and the Class F Shareholders will enter into a Contribution Agreement (the “Contribution Agreement”) at the Closing, pursuant to which, among other things, (i) the Class F Shareholders will contribute an aggregate of approximately 2.0 million Converted Founder Shares to New Panavision, pro rata, which Converted Founder Shares will be cancelled for no consideration, (ii) 3.25 million Converted Founder Shares will become subject to vesting and the restrictions set forth in the Business Combination Agreement (such shares, the “Founder Contingent Shares”), pro rata, and (iii) Sponsor and its affiliates will contribute all of the 7.0 million private placement warrants, which are held by Sponsor or its affiliates, to New Panavision (which warrants will be cancelled for no consideration) and will forfeit for no consideration any other rights to obtain warrants (including in respect of that certain unsecured convertible promissory note issued by SCAC to Sponsor on March 12, 2018), in each case, on the terms and subject to the conditions set forth in the Contribution Agreement. For additional information, see “BCA Proposal—Related Agreements—Contribution Agreement”.

Registration Rights Agreement

On the Closing Date, New Panavision, the Class F Shareholders, the Sponsor PIPE Entity and the Principal Panavision Holders (as defined in the Business Combination Agreement), will enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”), providing for, among other things, customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions. For additional information, see “BCA Proposal—Related Agreements—Amended and Restated Registration Rights Agreement”.

Lock-Up Agreement

On the Closing Date, each of Sponsor, the Principal Panavision Holders and the Principal Sim Holders (as defined in the Business Combination Agreement) will execute and deliver to New Panavision a lock-up agreement (the “Lock-Up Agreement”), pursuant to which, among other things, Sponsor, the Principal Panavision Holders and the Principal Sim Holders will agree to certain restrictions regarding the transfer of New Panavision Common Stock held or to be received by them, from the Closing until the earlier of (1) 180 days after the date of Closing and (2) immediately prior to the closing of a transaction in which New Panavision consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of New Panavision’s shareholders having the right to exchange their equity holdings in New Panavision for cash, securities or other property. For additional information, see “BCA Proposal—Related Agreements—Lock-Up Agreement”.

Director Composition and Standstill Agreement

On September 13, 2018, concurrently with the execution of the Business Combination Agreement, SCAC, Sponsor, the Sponsor PIPE Entity, the Principal Panavision Holders and the Panavision Holder Representative entered into the Director Composition and Standstill Agreement, pursuant to which, among other things (i) the Panavision Holder Representative and Sponsor will each have certain rights to designate directors to the board of directors of New Panavision, (ii) the Principal Panavision Holders and Sponsor will agree not to take certain actions in respect of the members of the board of directors of New Panavision designated by Sponsor or the Principal Panavision Holders, as applicable, (iii) the Panavision Holder Representative and Sponsor each have certain negative consent rights with respect to certain future actions taken by New Panavision and its subsidiaries and (iv) each of SCAC and Sponsor will agree to take certain actions in connection with, or to facilitate, the Business Combination. For additional information, see “BCA Proposal—Related Agreements—Director Composition and Standstill Agreement”.

Employment Agreements

Concurrently with the execution of the Business Combination Agreement, SCAC entered into an employment agreement, with each of Kimberly Snyder and Bill Roberts (together, the “Employment Agreements”), that will become effective as of, and subject to, the Closing. For additional information, see “Management of New Panavision Following the Business Combination—Post-Business Combination Executive and Director Compensation—Employment Agreements”.

Organizational Structure

The following diagram illustrates the ownership structure of SCAC, Panavision and Sim as of the date of this proxy statement/prospectus.

Panavision Equityholders Class F Shareholders (including Sponsor) Public Shareholders SIM Equityholders Panavision Inc. (DE) Saban Capital Acquisition Corp. (Cayman) SIM Video International Inc. (Ontario) Subsidiaries of Panavision Panavision Acquisition Sub, Inc. (DE) SIM Acquisition Sub, Inc. (Ontario) Subsidiaries of SIM

The following diagram illustrates the ownership structure of New Panavision immediately following consummation of the acquisitions.

Former Panavision Equityholders Class F Shareholders (including Sponsor) Public Shareholders Former SIM Equityholders PIPE Investors (including Sponsor PIPE Entity) Panavision Holdings Inc. (f/k/a Saban Capital Acquisition Corp.) (DE) Panavision Inc. (DE) Subsidiaries of Panavision SIM Acquisition Sub, Inc. (Ontario) SIM Video International Inc. (Ontario) Subsidiaries of SIM

Ownership of New Panavision

As of the date of this proxy statement/prospectus, there are 27,401,256 ordinary shares issued and outstanding, which includes an aggregate of 6,243,480 Class F ordinary shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 19,500,000 warrants, which comprise the 7,000,000 private placement warrants held by Sponsor and the 12,500,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New Panavision Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming no redemptions other than the Extension Amendment Redemptions), if we assume that each outstanding warrant is exercised and one Class A ordinary share is issued as a result of such exercise, the SCAC fully-diluted share capital would be 46,901,256 ordinary shares. In connection with the closing of the Business Combination, Sponsor will contribute all 7,000,000 private placement warrants it holds to New Panavision, which private placement warrants will be cancelled for no consideration.

It is anticipated that, upon completion of the Business Combination, (1) SCAC’s public shareholders are expected to own approximately 52.5% of the outstanding New Panavision Common Stock, (2) the former equityholders of Panavision and Sim (without taking into account any public shares held by Panavision equityholders or Sim stockholders prior to the consummation of the Business Combination), are expected to own approximately 23.6% and 7.7%, respectively, of the outstanding New Panavision Common Stock, (3) the Class F Shareholders are expected to own approximately 2.5% of outstanding New Panavision Common Stock and (4) the PIPE Investors (including the Sponsor PIPE Entity) are expected to own approximately 13.7% of outstanding New Panavision Common Stock. These percentages exclude the Contingent Shares, reflect adjustments to the consideration payable to the equityholders of Panavision as a result of the Extension Amendment Redemptions and assume (i) no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) that New Panavision will issue 12,265,132 shares of New Panavision Common Stock to the former equityholders of Panavision (including 2,750,000 Contingent Shares but which are excluded from such calculation) and 3,100,000 shares of New Panavision Common Stock to the former equityholders of Sim pursuant to the Business Combination Agreement, (iii) 1,993,480 Converted Founder Shares and 7,000,000 private placement warrants are forfeited pursuant to the Contribution Agreement and 3,250,000 Converted Founder Shares become Contingent Shares (which are excluded from such calculations), and (iv) 5,500,000 shares of New Panavision Common Stock are issued to the PIPE Investors upon the consummation of the PIPE Investment. These percentages also do not take into account public warrants to purchase New Panavision Common Stock that will be outstanding immediately following the completion of the Business Combination. If the actual facts are different than these assumptions, the percentage ownership retained by the Company’s existing stockholders in the combined company will be different.

The following table illustrates varying ownership levels in New Panavision immediately following the consummation of the Business Combination based on the assumptions above except for varying levels of redemptions by the public shareholders:

	Share Ownership in New Panavision
	No additional redemptions			Maximum redemptions(1)
	Number of Shares		Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Former equityholders of Panavision(2)	9,515,132	(3)	23.6%	18,337,196	45.3%
Former equityholders of Sim	3,100,000		7.7%	3,100,000	7.7%
SCAC’s public shareholders	21,157,776		52.5%	12,500,000	30.9%
Class F Shareholders(4)	1,000,000		2.5%	1,000,000	2.5%
PIPE Investors(5)	5,500,000		13.7%	5,500,000	13.6%

(1)

Assumes that 8,657,776 public shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the closing conditions contained in the Business Combination Agreement) are redeemed in connection with the Business Combination.

(2)	Excludes 2.75 million Contingent Shares.

(3)

Includes 1,415,132 shares of New Panavision Common Stock payable to the equityholders of New Panavision as a result of the Extension Amendment Redemptions and corresponding downward adjustment to the cash consideration payable to the equityholders of New Panavision of approximately $14.2 million.

(4)	Excludes 3.25 million Contingent Shares.
(5)	Includes 3.0 million shares to be owned by Sponsor PIPE Entity.

In addition, the cash consideration otherwise payable to the equityholders of Panavision may be reduced according to the terms of the Business Combination Agreement and will be payable in part in an amount of additional shares of New Panavision Common Stock commensurate with the reduction in cash consideration (at a deemed value of $10.00 per share) if the public shareholders exercise their rights to redeem any additional public shares in connection with the approval of the Business Combination Agreement or otherwise pursuant to the Existing Organizational Documents. The Business Combination Consideration is also subject to adjustment to appropriately reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change prior to consummation of the Business Combination. As a result of the Extension Amendment Redemptions, the cash consideration payable to the equityholders of Panavision under the Business Combination Agreement will be adjusted downward pursuant to clause (i) of this paragraph by $14.2 million which amount will be payable in 1.42 million additional shares of New Panavision Common Stock, which adjustments are reflected above. For further details, see “BCA Proposal—The Business Combination Agreement—Business Combination Consideration”.

Date, Time and Place of Extraordinary General Meeting of SCAC’s Shareholders

The extraordinary general meeting of SCAC, will be held at                Pacific Time, on             ,             ,              at             , to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the adjournment proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date

SCAC shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on                 ,                 , which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 27,401,256 ordinary shares issued and outstanding, of which 21,157,776 were issued and outstanding public shares.

Quorum and Vote of SCAC Shareholders

A quorum of SCAC shareholders is necessary to hold a valid meeting. A quorum will be present at the general meeting if a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 13,700,629 ordinary shares would be required to achieve a quorum.

The Class F Shareholders have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Class F Shareholders own approximately 22.8% of the issued and outstanding ordinary shares.

The proposals presented at the extraordinary general meeting require the following votes:

(i)

BCA Proposal: The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(ii)

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iii)

Organizational Documents Proposals: The separate approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Law, being affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iv)

Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(v)

Stock Issuance Proposal: The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vi)

Incentive Award Plan Proposal: The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vii)

Adjournment Proposal: The approval of the adjournment proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Redemption Rights

Pursuant to the Existing Organizational Documents, a public shareholder may request of SCAC that New Panavision redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)	submit a written request to Continental, SCAC’s transfer agent, that New Panavision redeem all or a portion of your public shares for cash; and

(iii)	deliver your public shares to Continental, SCAC’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m. Eastern Time on             ,            (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, SCAC’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, SCAC’s transfer agent, New Panavision will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2018, this would have amounted to approximately $10.19 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New Panavision Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of SCAC—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Class F Shareholders have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. The Class F ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Class F Shareholders own approximately 22.8% of the issued and outstanding ordinary shares.

Holders of the warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither SCAC shareholders nor SCAC warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. SCAC has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of SCAC—Revoking Your Proxy”.

Interests of SCAC’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of SCAC’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Class F Shareholders, including SCAC’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of SCAC shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•

If SCAC does not consummate a business combination by the Extension Date, it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Law to provide for claims of creditors and the requirements of other applicable law. In such event, the 6,243,480 Class F ordinary shares owned by the Class F Shareholders would be worthless because following the redemption of the public shares, SCAC would likely have few, if any, net assets and because our Class F Shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to the Class F ordinary shares if we fail to complete a Business Combination within the required period. Sponsor purchased the Class F ordinary shares prior to our initial public offering for approximately $0.004 per share. The 4,250,000 Converted Founder Shares (which includes 3,250,000 Contingent Shares) that the Class F Shareholders will hold following the Business Combination, if unrestricted and freely tradable, would have had aggregate market value of $43.0 million based upon the closing price of $10.12 per share of public share on the Nasdaq on December 7, 2018, the most recent closing price. Given such Converted Founder Shares will be subject to such restrictions, we believe such shares have less value.

•

Adam Chesnoff, SCAC’s President and Chief Executive Officer and a member of its board of directors, is expected to be a director of New Panavision after the consummation of the Business Combination. As such, in the future Mr. Chesnoff will receive any cash fees, stock options, stock awards or other remuneration that the New Panavision board of directors determines to pay to him.

•	SCAC’s existing directors and officers will be eligible for continued indemnification and continued coverage under SCAC’s directors’ and officers’ liability insurance after the Business Combination.

•

In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to SCAC if and to the extent any claims by a vendor for services rendered or products sold to SCAC, or a prospective target business with which SCAC has discussed entering into a transaction agreement, reduce the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

•

Following the consummation of the Business Combination, Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to SCAC and remain outstanding. As of November 30, 2018, an aggregate amount of $1.5 million was outstanding under promissory notes issued by SCAC to Sponsor. If SCAC does not complete an initial business combination by the Extension Date, SCAC may use a portion of its working capital held outside the trust account to repay these working capital loans, but no proceeds held in the trust account would be used to repay the working capital loans.

•

Following consummation of the Business Combination, Sponsor, our officers and directors and their respective affiliates would be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by SCAC from time to time, made by Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. However, if SCAC fails to consummate a business combination within the required period, Sponsor and SCAC’s officers and directors and their respective affiliates will not have any claim against the trust account for reimbursement.

•

In connection with the PIPE Investment, assuming the Sponsor PIPE Entity finances $30.0 million of the PIPE Investment, the Sponsor PIPE Entity will receive 3,000,000 shares of New Panavision Common Stock.

•

Pursuant to the Director Composition and Standstill Agreement, Sponsor will have the right to designate two directors to the board of directors of New Panavision, the Panavision Holder Representative will agree not to take certain actions in respect of directors designated by SCAC and Sponsor will have certain negative consent rights in respect of future actions taken by New Panavision and its subsidiaries.

•

Pursuant to the Registration Rights Agreement, the Class F Shareholders and the Sponsor PIPE Entity (as well as the Principal Panavision Holders) will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New Panavision Common Stock and warrants held by such parties.

•

The Proposed Certificate of Incorporation will contain provisions that have the same effect as Section 203, except that they provide that Sponsor, as well as Cerberus Series Four Holdings, LLC, Cerberus Institutional Partners V, L.P., SOLA LTD, Solus Senior High Income Fund LP, Solus Opportunities Fund 3 LP, Solus Opportunities Fund 5 LP, Ultra Master Ltd, Ultra NB LLC (the “Key Panavision Stockholders”), and certain of their affiliates and respective transferees will not be deemed to be “interested stockholders”.

SCAC’s directors and executive officers have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. The Class F ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, SCAC’s directors and executive officers own approximately 22.5% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Class F Shareholders, Panavision or Sim and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Class F Shareholders, Panavision or Sim and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (1) holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal, (2) holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) each of the Redemption Conditions is satisfied, (4) otherwise limit the number of public shares electing to redeem and (5) New Panavision’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of SCAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SCAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Recommendation to Shareholders of SCAC

SCAC’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of SCAC’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of SCAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SCAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of SCAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination, assuming no public shareholders exercise their redemption rights in connection with the Business Combination and does not give effect to any purchase price adjustments that may be made pursuant to the Business Combination Agreement.

Source of Funds (in millions)		Uses (in millions)
Existing cash in trust account(1)	$215.4	Cash to Panavision Equityholders(4)	$354.3
PIPE Investment	55.0	Cash to Sim Equityholders	110.0
Committed Debt Financing	240.9	Shares of New Panavision issued to Panavision Equityholders(2)(3)(4)	95.2
Shares of New Panavision issued to Panavision Equityholders(2)(3)(4)	95.2	Shares of New Panavision issued to Sim Equityholders(2)	31.0
Shares of New Panavision issued to Sim Equityholders(2)	31.0	Transaction fees and expenses(5)	32.0
		Subrent Capex Restricted Cash	15.0

Total Sources	$637.5	Total Uses	$637.5

(1)	Calculated as of September 30, 2018.
(2)	Shares issued to Panavision and Sim are at a deemed value of $10.00 per share.
(3)	Excludes 2.75 million Contingent Shares.
(4)

Includes 1,415,132 shares of New Panavision Common Stock payable to the equityholders of New Panavision as a result of the Extension Amendment Redemptions and corresponding downward adjustment to the cash consideration payable to the equityholders of New Panavision of approximately $14.2 million.

(5)	Includes deferred underwriting commission of $8.75 million.

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations”.

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the Company as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Panavision immediately following the Domestication will be the same as those of SCAC immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a business combination under the scope of the Financial Accounting Standards Board’s Accounting Standards Codification 805, Business Combinations, or ASC 805. SCAC is the legal acquirer under the terms of the Business Combination Agreement. SCAC has been determined to be the accounting acquirer under ASC 805.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the

Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Panavision portion of the Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On October 4, 2018, SCAC and Panavision filed the required forms under the HSR Act with the Antitrust Division and the FTC and requested early termination. Early termination of the HSR waiting period was granted on November 5, 2018.

Subject to certain exceptions, the direct acquisition of control of a Canadian business by a non-Canadian that exceeds the relevant financial threshold is subject to review and cannot be completed until the non-Canadian has submitted an Application for Review to the Minister responsible for the Investment Canada Act (the “Minister”) and the Minister is satisfied, or is deemed to be satisfied, that the relevant investment is likely to be of net benefit to Canada. The submission of an Application for Review triggers an initial review period of up to 45 days. If the Minister has not completed his review by that date, the Minister may unilaterally extend the review period for up to a further 30 days, beyond which the review period can be extended by such further period as agreed to by the Minister and the non-Canadian.

It is a condition to completion of the Business Combination that the Minister has sent a notice to SCAC under the Investment Canada Act stating that the Minister is satisfied, or the Minister is deemed to be satisfied, that the Sim portion of the Business Combination Agreement is likely to be of net benefit to Canada (the “Investment Canada Act Approval”). On October 4, 2018, Sim Acquisition Sub filed an Application for Review with the Cultural Sector Investment Review Directorate of Canadian Heritage regarding the Sim portion of the Business Combination Agreement. The initial 45-day review period was scheduled to expire on November 19, 2018. On November 16, 2018, the Minister unilaterally extended the review period by 30 days from that date, and the review period can be further extended. SCAC cannot assure you that the Minister will provide Investment Canada Act Approval regarding the Business Combination.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States, Canada or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Panavision’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. SCAC cannot assure you that the Antitrust Division, the FTC, any state attorney general, the Canadian Commissioner of Competition, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, SCAC cannot assure you as to its result.

None of SCAC, Panavision and Sim are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act and the Investment Canada Act Approval. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company

SCAC is an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. SCAC has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, SCAC, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of SCAC’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of SCAC’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Risk Factors

In evaluating the proposals to be presented at the SCAC extraordinary general meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors”.

SELECTED HISTORICAL FINANCIAL INFORMATION OF SCAC

SCAC is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

SCAC’s balance sheet data as of December 31, 2017 and 2016 and statement of operations data for the fiscal year ended December 31, 2017 and for the period from March 15, 2016 (inception) through December 31, 2016 are derived from SCAC’s audited financial statements included elsewhere in this proxy statement/prospectus. SCAC’s balance sheet data as of September 30, 2018 and statement of operations data for the nine months ended September 30, 2018 and September 30, 2017 are derived from SCAC’s unaudited financial statements included elsewhere in this joint proxy statement/prospectus.

The information is only a summary and should be read in conjunction with SCAC’s consolidated financial statements and related notes and “SCAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. Our historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

	For the Fiscal Year Ended December 31, 2017	For the Period from March 15, 2016 (inception) through December 31, 2016	Nine Months Ended September 30,
			2018	2017
Statement of Operations Data:
Revenue:
Interest Income	$1,625,844	$95,953	$2,800,930	$1,056,744

Total Revenue	1,625,844	95,953	2,800,930	1,056,744
Expenses:
Professional fees and other expenses	710,862	345,080	6,651,005	520,558
Organizational Costs	—	12,526	—	—
Interest Expense	—	—	7,007	—

Net income/(loss) attributable to ordinary shares	$914,982	$(261,653)	$(3,857,082)	$536,186
Net income/(loss) per ordinary share:
Class A ordinary shares—basic and diluted	$0.04	$(0.01)	$(0.10)	$0.03
Class F ordinary shares—basic and diluted	$(0.02)	$(0.03)	$(0.21)	$(0.02)

	December 31, 2017	December 31, 2016	September 30, 2018
Assets:
Total assets	$251,985,745	$251,047,116	$215,628,292
Total current liabilities	110,258	86,587	6,761,216
Deferred underwriting compensation	8,750,000	8,750,000	8,750,000

Total Liabilities	8,860,258	8,836,587	15,511,216

Working capital (Deficit)	153,691	864,576	(6,504,322)
Class A ordinary shares subject to possible redemptions; 23,721,053 shares, 23,812,549 shares and 19,511,708 shares as of December 31, 2016, December 31, 2017 and September 30, 2018, respectively	238,125,486	237,210,528	195,117,075

Total Shareholders’ equity	$5,000,001	$5,000,001	$5,000,001

SELECTED HISTORICAL FINANCIAL INFORMATION OF PANAVISION

The following table sets forth selected historical information of Panavision for the periods and as of the dates indicated. Panavision’s balance sheet data as of December 31, 2016 and December 31, 2017 and statement of operations data for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017 are derived from Panavision’s audited financial statements included elsewhere in this proxy statement/prospectus. Panavision’s balance sheet data as of December 31, 2013, December 31, 2014 and December 31, 2015, and statement of operations data for the fiscal years ended December 31, 2013 and December 31, 2014 are derived from Panavision’s financial statements that are not included in this proxy statement/prospectus.

Panavision’s balance sheet data as of September 30, 2018 and statement of operations data for the nine months ended September 30, 2018 and September 30, 2017 are derived from Panavision’s unaudited financial statements included elsewhere in this proxy statement/prospectus. Panavision’s balance sheet data as of September 30, 2017 is derived from Panavision’s financial statements that are not included in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with Panavision’s consolidated financial statements and related notes and “Panavision’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. Panavision’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for the full fiscal year.

(in thousands, except share and per share data)	Years Ended December 31,					Nine Months Ended September 30,
	2017	2016	2015	2014(1)	2013(1)	2018	2017
Statement of Operations Data:
Revenue	$278,646	$257,569	$264,455	$256,909	$241,884	$201,047	$205,212
Costs of revenue	175,460	166,032	174,950	168,389	167,178	124,393	127,843
Gross margin	103,186	91,537	89,505	88,520	74,706	76,654	77,369
Other operating expenses excluding transaction costs(2)	89,008	90,194	87,459	92,228	92,328	69,710	66,994
Impairment of goodwill and intangible asset	—	—	4,347	—	35,965	—	—
Transaction expenses(2)(3)	—	—	—	—	—	8,652	—
Non-Operating:
Interest expense(4)	10,225	10,581	31,300	50,974	50,893	7,947	7,507
Foreign exchange (income) loss	(5,518)	7,339	4,551	4,480	1,500	3,024	(6,351)
Other (income) expense	(1,657)	757	(1,171)	(2,837)	1,415	(581)	(1,844)
Income (loss) before income taxes	11,128	(17,334)	(36,981)	(56,325)	(107,395)	(12,098)	11,063
Net income (loss)(5)	$24,252	$(21,921)	$(35,661)	$(60,311)	$(106,499)	$(11,681)	$8,879
Adjusted EBITDA(6)	$69,927	$55,080	$51,973	$46,545	$35,539	$48,753	$51,144
Net Income (Loss) Per Share:
Basic and diluted	$2.44	$(2.21)	$(3.60)	$(6.12)	$(10.80)	$(1.18)	$0.89
Balance Sheet Data:
Cash and cash equivalents	$21,984	$11,560	$11,062	$22,222	$25,462	$14,963	$21,095
Working capital(7)	29,564	29,038	(50,228)	20,683	23,892	28,622	41,235
Total assets	346,097	326,502	327,411	327,939	345,001	352,972	354,164
Long-term debt, net of current maturities(8)	147,707	149,842	55,167	413,930	396,258	167,835	162,793
Shareholders’ equity(9)	127,558	103,247	123,169	(287,220)	(226,510)	117,053	110,129

(1)	December 31, 2014 & 2013 financial statements were audited under U.S. Generally Accepted Auditing Standards as promulgated by the AICPA.
(2)	The following table reconciles other operating expenses including transaction expenses for the nine months ended September 30, 2018 to the Statement of Operations:

Other operating expenses excluding transaction costs	$69,710
Transaction expenses	8,652

Other operating expenses	78,362

Selling, general, and administrative expenses	72,968
Research and development expenses	5,394

Other operating expenses per Statement of Operations	78,362

(3)	Transaction expenses consist of $4.2 million in audit fees, $3.6 million in legal fees and $0.8 million in consulting fees.
(4)	Interest expense fluctuations are due to declines in interest rates associated with the refinancing of secured debt in February 2016.
(5)	2017 Net income includes a tax benefit resulting from the impact of Tax Cuts and Jobs Act (TCJA) enacted in December 2017.
(6)

To supplement Panavision’s consolidated financial statements presented in accordance with U.S. GAAP, Panavision reports non-GAAP Adjusted EBITDA. This Non-GAAP measure excludes, where applicable, foreign exchange gains and losses, the effects of stock-based compensation, acquisition-related costs, severance costs, legal settlements, asset write-offs and other one-time costs. Panavision uses this non-GAAP financial measure to help it understand and evaluate its core operating performance and trends, to prepare and approve its annual budget, and to develop short-term and long-term operational plans. Panavision believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating its operating results in the same manner as its management and board of directors. This non-GAAP financial measure should not be considered in isolation from, or as an alternative to, the measures prepared in accordance with GAAP, and is not based on any comprehensive set of accounting rules or principles. Panavision believes that this non-GAAP measure, when read in conjunction with our GAAP financials, provides useful information to investors by facilitating:

•	the comparability of our on-going operating results over the periods presented;

•	the ability to identify trends in our underlying business; and

•	the comparison of our operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA:

(in thousands, except share and per share data)	Years Ended December 31,					Nine Months Ended September 30,
	2017	2016	2015	2014	2013	2018	2017
Net income (loss)	$24,252	$(21,921)	$(35,661)	$(60,311)	$(106,499)	$(11,681)	$8,879
EBITDA Adjustments:
Depreciation and amortization	48,625	46,443	45,014	47,551	51,733	37,682	36,190
Impairment of goodwill and intangible asset	—	—	4,347	—	35,965	—	—
Interest expense	10,225	10,581	31,300	50,974	50,893	7,947	7,507
Income tax provision (benefit)	(13,124)	4,587	(1,320)	3,986	(896)	(417)	2,184

EBITDA	$69,978	$39,690	$43,680	$42,200	$31,196	$33,531	$54,760
Adjusted EBITDA Adjustments:
Foreign exchange (gain) loss	(5,518)	7,339	4,551	4,480	1,500	3,024	(6,351)
Severance	611	1,089	505	1,155	1,191	1,432	1,024
Stock based compensation	1,013	828	519	—	—	760	760
Fixed asset adjustment[a]	4,281	4,418	2,750	(1,834)	1,195	1,146	1,429
Transaction expenses	—	—	—	—	—	8,652	—
Gain on sale of subsidiary	(426)	—	—	—	—	—	(426)
Litigation award	—	3,899	—	—	—	—	—
Change in fair value of contingent consideration	—	(2,339)	—	—	—	—	—
Other	(12)	156	(32)	544	457	208	(52)

Adjusted EBITDA	$69,927	$55,080	$51,973	$46,545	$35,539	$48,753	$51,144

(a)	Fixed asset adjustment includes rental asset obsolescence reserves and abandoned research and development project costs.
(7)	Working capital in 2015 includes $61.0 million in Senior First Lien Debt which was refinanced in February 2016.
(8)

Long-Term Debt consists of secured bank and tenant improvement financing arrangements. 2015 excludes $61.0 million in Senior First Lien Debt included in current liabilities. Capital lease obligations are included in other long-term liabilities on the Consolidated Balance Sheets.

(9)

In June 2015, Panavision executed a 100:1 reverse stock split. Panavision then issued additional common shares and $50.0 million in Exchange PIK Notes in exchange for cancellation of loans issued as part of the Junior First Lien Financing.

SELECTED HISTORICAL FINANCIAL INFORMATION OF SIM

The following table sets forth selected historical information of Sim for the periods and as of the dates indicated. Sim’s balance sheet data as of December 31, 2015, December 31, 2016 and December 31, 2017 and statement of operations data for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017 are derived from Sim’s audited financial statements included elsewhere in this proxy statement/prospectus. Sim’s balance sheet data as of December 31, 2013 and December 31, 2014 and statement of operations data for the fiscal years ended December 31, 2013 and December 31, 2014 are derived from Sim’s financial statements that are not included in this proxy statement/prospectus.

Sim’s balance sheet data as of September 30, 2018 and September 30, 2017 and statement of operations data for the nine months ended September 30, 2018 and September 30, 2017 are derived from Sim’s unaudited financial statements included elsewhere in this proxy statement/prospectus.

The information is only a summary and should be read in conjunction with Sim’s consolidated financial statements and related notes and “Sim’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. Our historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for the full fiscal year.

(in thousands of Canadian dollars, except share and per share data)	Years Ended December 31,					Nine Months Ended September 30,
	2017	2016	2015	2014(1)	2013(1)	2018	2017
Statement of Operations Data:
Revenue	$147,785	$140,757	$119,379	$77,844	$41,867	$104,116	$103,218
Operating expenses excluding transaction costs	145,161	135,364	109,978	73,209	38,683	106,394	103,065
Earnings from operations excluding transaction costs	2,624	5,393	9,401	4,635	3,184	(2,278)	153
Transaction expenses(2)	53	758	1,832	—	—	1,321	8
Non-Operating:
Finance costs, net	6,238	4,212	3,737	3,018	1,946	5,738	4,489
Loss (gain) on unrealized foreign exchange	225	(161)	2,129	528	(315)	(1,163)	267
Loss (Gain) on revaluation of contingent consideration	(540)	580	—	—	—	(92)	—
Gain on liability derecognition	(405)	—	—	—	—	—	—
Other income	—	(650)	(47)	—	—	—	—
Earnings (loss) before income taxes	(2,947)	654	1,750	1,089	1,553	(8,082)	(4,611)
Net earnings (loss)	$(868)	$523	$253	$1,090	$148	$(5,868)	$(1,913)
Adjusted EBITDA(3)	$31,824	$31,460	$27,312	$20,394	$14,329	$17,267	$20,156
Net Income (Loss) Per Share:
Basic(4)	$(1.27)	$0.81	$0.42	$2.14	$0.32	$(8.38)	$(2.83)
Diluted(4)	$(1.27)	$0.77	$0.41	$2.08	$0.31	$(8.38)	$(2.83)
Balance Sheet Data:
Cash	$198	$1,452	$1,001	$707	$108	$5,728	$2,979
Working capital(5)	(16,209)	(13,701)	(43,024)	(69,545)	(28,571)	(6,691)	(8,625)
Total assets	185,144	167,722	148,265	124,170	96,459	198,495	190,856
Long-term debt, net of current maturities(6)	81,930	69,347	55,024	14,440	41,238	101,282	95,172
Shareholders’ equity	52,769	51,755	16,602	11,660	7,635	46,904	48,890

(1)	2014 and 2013 financial statements were audited under Canadian GAAS guidelines. 2013 is for the period from May 2, 2013 (date of incorporation) to December 31, 2013.

(2)	Transaction expenses for the nine months ended September 30, 2018 consisted of $1.0 million in legal fees and $0.3 million in audit fees.
(3)

To supplement Sim’s consolidated financial statements presented in accordance with IFRS as issued by IASB, Sim reports adjusted operating earnings (loss). This non-IFRS measure of earnings excludes non-cash operating costs and salaries; amortization; restructuring, transaction and acquisition costs; finance costs, net; gain on liability derecognition; income taxes (recovery); loss (gain) on revaluation of contingent consideration and loss (gain) on unrealized foreign exchange. Sim uses this non-IFRS financial measure to help it understand and evaluate its core operating performance and trends, to prepare and approve its annual budget, and to develop short term and long term operational plans. Sim believes that adjusted operating earnings (loss) provides useful information to investors and others in understanding and evaluating its operating results in the same manner as its management and board of directors. This non-IFRS financial measure should not be considered in isolation from, or as an alternative to, the measures prepared in accordance with IFRS, and it is not based on any comprehensive set of accounting rules or principles. Sim believes that this non-IFRS measure, when read in conjunction with Sim’s IFRS financial statements, provides useful information to investors by facilitating:

•	the comparability of Sim’s on-going operating results over the periods presented;

•	the ability to identify trends in Sim’s underlying business; and

•	the comparison of Sim’s operating results against analyst financial models and operating results of other public companies that supplement their IFRS results with non-IFRS financial measures.

This non-IFRS financial measure has limitations in that it does not reflect all the amounts associated with Sim’s results of operations as determined in accordance with IFRS as noted above.

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA:

(in thousands of Canadian dollars, except share and per share data)	Years Ended December 31,					Nine Months Ended September 30,
	2017	2016	2015	2014(a)	2013(a)	2018	2017
Net earnings (loss)	$(868)	$523	$253	$1,090	$148	$(5,868)	$(1,913)
EBITDA Adjustments:
Amortization	24,849	22,368	16,305	13,550	8,945	17,658	17,233
Finance costs, net	6,238	4,212	3,737	3,018	1,946	5,738	4,489
Income taxes (recovery)	(2,079)	131	1,497	(1)	1,405	(2,214)	(2,698)

EBITDA	$28,140	$27,234	$21,792	$17,657	$12,444	$15,314	$17,111
Adjusted EBITDA Adjustments:
Gain on liability derecognition	(405)	—	—	—	—	—	—
Loss (gain) on disposal of revenue producing assets	97	(654)	135	545	43	949	1,052
Loss (gain) on revaluation of contingent consideration	(540)	580	—	—	—	(92)	—
Loss (gain) on unrealized foreign exchange	225	(161)	2,129	528	(315)	(1,163)	267
Management fees	250	250	250	250	167	187	187
Restructuring, transaction and acquisition	2,882	3,098	2,637	988	873	1,791	1,299
Share based payments	155	283	106	107	580	48	74
Write-off of obsolete equipment	1,020	830	263	319	537	233	166

Adjusted EBITDA	$31,824	$31,460	$27,312	$20,394	$14,329	$17,267	$20,156

(a)	2014 and 2013 financial statements were audited under Canadian GAAS guidelines. 2013 is for the period from May 2, 2013 (date of incorporation) to December 31, 2013.
(4)	Adjusted to reflect the November 1, 2016 share reorganization as if it occurred as of May 2, 2013.
(5)	Working capital in 2015, 2014 and 2013 includes $31.8 million, $28.6 million and $24.0 million in redeemable preferred shares which were reorganized to common shares on November 1, 2016.
(6)	Long-term debt consists of long-term debt, secured debentures, promissory notes, contingent consideration, finance lease liabilities and deferred lease inducements.

SELECTED UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of September 30, 2018 and the unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2017 and the nine months ended September 30, 2018 present the historical financial statements of SCAC, Panavision and Sim, adjusted to reflect the business combination among SCAC, Panavision Acquisition Sub, Sim Acquisition Sub, Panavision and Sim pursuant to the Business Combination Agreement and the transactions contemplated thereby including the Domestication, the Debt Financing, the PIPE Investment, redemptions of Class A ordinary shares and the forfeiture of the Converted Founder Shares pursuant to the Contribution Agreement. For additional information, see “Unaudited Pro Forma Condensed Combined Financial Information (Minimum Redemption Scenario)” and “Unaudited Pro Forma Condensed Combined Financial Information (Maximum Redemption Scenario”).

The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2017 and for the nine months ended September 30, 2018 give pro forma effect to the Business Combination as if it had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of September 30, 2018 assumes that the Business Combination was completed on September 30, 2018.

Historical information for Sim incorporates certain adjustments and estimates relating to Sim’s acquisition of Crossing Studios on August 31, 2017. The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 31, 2017 gives pro forma effect to Sim’s acquisition of Crossing Studios as if it had occurred on January 1, 2017. Because Sim’s acquisition of Crossing Studios was consummated prior to September 30, 2018 and the business combination is reflected in Sim’s historical unaudited condensed combined balance sheet as of September 30, 2018 and the historical unaudited condensed combined statement of operations for the nine months ended September 30, 2018, there is no additional impact related this transaction to be reflected in the unaudited pro forma condensed combined balance sheet or unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2018 presented herein.

After giving effect to the Business Combination, SCAC will own, directly or indirectly, all of the assets of Panavision, Sim and their subsidiaries, and the Panavision and Sim equityholders will hold a portion of New Panavision Common Stock. The pro forma condensed combined information contained herein assumes SCAC’s shareholders approve the Business Combination. SCAC’s shareholders may elect to redeem their Class A ordinary shares even if they approve the Business Combination. SCAC cannot predict how many of its public shareholders will elect to redeem their shares of Class A Shares to cash. As a result, SCAC has elected to provide pro forma condensed combined financial information under two different assumptions which produce different allocations of total equity between holders of New Panavision Common Stock. If the Business Combination is consummated, the actual results are expected to be within the scenarios described below, however, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, SCAC is determined to be the accounting acquirer.

The following unaudited pro forma condensed combined financial information presents a minimum redemption scenario of 15.4%, which represents the actual percentage of stockholders who have redeemed their Class A Shares on September 13, 2018, and a maximum redemption scenario of 50%.

	No Additional Redemptions		Maximum Redemptions
(in thousands, except share and per share data)	December 31, 2017	September 30, 2018	December 31, 2017	September 30, 2018
Selected Unaudited Pro Forma Condensed Combined Statement of Operations
Revenue	$396,678	$280,826	$396,678	$280,826
Net income (loss) per share–basic and diluted	$0.34	$(0.54)	$0.34	$(0.53)
Weighted average shares outstanding–basic and diluted	40,272,908	40,272,908	40,437,196	40,437,196

(in thousands)	No Additional Redemptions	Maximum Redemptions
Selected Unaudited Pro Forma Combined Balance Sheet Data as of September 30, 2018
Total assets	$785,126	$785,126
Total liabilities	$392,966	$392,966
Total equity	$392,160	$392,160

Non-GAAP Measures

	Years Ended December 31,										Nine Months Ended September 30,
(in thousands)	2017		2016		2015		2014		2013		2018		2017
Statement of Operations Data:
Panavision Adjusted EBITDA(1)(3)		$69,927		$55,080		$51,973		$46,545		$35,539		$48,753		$51,144
Sim Adjusted EBITDA(2)(3)	C$	31,824	C$	31,460	C$	27,312	C$	20,394	C$	14,329	C$	17,267	C$	20,156

(1)

Panavision Adjusted EBITDA in United States Dollars as reflected in Selected Historical Financial Information of Panavision. See footnote 6 under “Selected Historical Financial Information of Panavision”.

(2)

Sim Adjusted EBITDA in Canadian Dollars as reflected in Selected Historical Financial Information of Sim. For clarification, fiscal 2017 does not include the impact of Crossing Studios for the period of time pre-acquisition by Sim. See footnote 3 under “Selected Historical Financial Information of Sim”.

(3)

To supplement the unaudited pro forma condensed combined statements of operations for this fiscal year ended December 31, 2017 and for the nine months ended September 30, 2018 to give pro forma effect to the Business Combination as if it had occurred on January 1, 2017, we provide non-GAAP Pro Forma Adjusted EBITDA of Panavision and Sim (excluding SCAC). This non-GAAP measure excludes, where applicable, net interest expense, income tax benefit and expense, depreciation and amortization expense, the preacquisition net income of Crossing Studios, other EBITDA adjustments and net income of SCAC. We believe that Pro Forma Adjusted EBITDA of Panavision and Sim provides useful information to investors and others in understanding and evaluating the Business Combination.

The following table presents a reconciliation of Pro Forma Net Income/(Loss) to Pro Forma Adjusted EBITDA of Panavision and Sim (excluding SCAC):

(in thousands)	Year Ended December 31, 2017	Nine Months Ended September 30, 2018
Pro Forma Net Income/(Loss)	$13,774	$(21,631)
Interest expense, net	13,311	11,183
Income tax (benefit) expense	(17,590)	(472)
Depreciation and amortization expense	83,871	65,814
Crossing Studios Net Income Pre-Acquisition(a)	(781)	—
Other EBITDA adjustments	2,789	2,692
SCAC Net Income back-out(b)	(915)	3,590

Adjusted EBITDA(c)	94,460	61,443

Combined company synergies(d)	12,800
Costs of operating public company(e)	(3,100)

Pro Forma Adjusted EBITDA of Panavision and Sim (excludes SCAC)	104,160

Pro Forma Revenue(f)	392,588	280,826
Pro Forma Adjusted EBITDA as % of Pro Forma Revenue	26.5%	21.9%

(a)	This amount relates to Net Income for Crossing Studios for the 2017 period prior to its acquisition by Sim.
(b)	This amount is the Net Income for SCAC. It is being excluded to provide Pro Forma Adjusted EBITDA for Panavision and Sim only.
(c)

Adjusted EBITDA is based on the Unaudited Pro Forma Condensed Combined Financial Information but excluding the pre-acquisition impact of Crossing Studios in 2017 (see footnote a above) and the impact of financial performance of SCAC (see footnote b above).

(d)

Management estimates $12.8 million in cost-savings and subrent expense reduction that will be realized from the Business Combination in the first year after the transaction closing. Of the $12.8 million, management estimates $5.5 million will be generated from the elimination of overlapping functions, $0.3 million will be generated from facility rent reduction, and $7.0 million will be generated from a reduction of subrent expense due to the $15.0 million capital investment that is being funded as part of the Business Combination.

(e)	Expected additional costs related to operating a public company, including costs related to increased reporting and compliance requirements.
(f)	This amount excludes Crossing Studios’ revenue for the 2017 period prior to its acquisition by Sim.

COMPARATIVE PER SHARE DATA

The following table sets forth historical comparative share information for SCAC, Panavision and Sim and unaudited pro forma combined share information after giving effect to the Business Combination, based on the assumptions above except for varying levels of redemptions by the public shareholders. The following unaudited pro forma combined share information assumes (1) that New Panavision will issue 12,265,132 shares of New Panavision Common Stock to the former equityholders of Panavision (including 2,750,000 Contingent Shares but which are excluded from such calculation) and 3,100,000 shares of New Panavision Common Stock to the former equityholders of Sim pursuant to the Business Combination Agreement, (2) 1,993,480 Converted Founder Shares and 7,000,000 private placement warrants are forfeited pursuant to the Contribution Agreement and 3,250,000 Converted Founder Shares become Contingent Shares (which are excluded from such calculations), and (3) 5,500,000 shares of New Panavision Common Stock are issued to the PIPE Investors upon the consummation of the PIPE Investment. These numbers reflect adjustments to the consideration payable to the equityholders of Panavision as a result of the Extension Amendment Redemptions and assume no public shareholders exercise their redemption rights in connection with the Business Combination. If the actual facts are different than these assumptions, the above numbers will be different. In addition, the cash consideration otherwise payable to the equityholders of Panavision will be payable in part in shares of New Panavision Common Stock upon certain circumstances. These numbers also do not take into account public warrants to purchase New Panavision Common Stock that will be outstanding immediately following the completion of the Business Combination.

The historical information should be read in conjunction with “Selected Historical Financial Information of SCAC,” “Selected Historical Financial Information of Panavision”, “Selected Historical Financial Information of Sim” SCAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”, Panavision’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Sim’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus, the historical financial statements and related notes of SCAC, Panavision and Sim contained elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information does not purport to represent what the actual results of operations of New Panavision would have been had the Business Combination been completed or to project New Panavision’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the value of New Panavision would have been had the Business Combination been completed nor the book value per share for any future date or period.

	Saban Capital Acquisition Corp.		Sim Video International Inc.(3)	Combined Pro Forma
		Panavision Inc.		Assuming No Additional Redemptions	Assuming Maximum Redemptions(4)
As of and for the Nine months Ended September 30, 2018
Book Value per share(1)(2)	$0.18	$11.79	$0.05	$9.74	$9.70
Weighted average shares outstanding—basic	31,158,951	9,928,650	699,960	40,272,908	40,437,196
Weighted average shares outstanding—diluted	31,158,951	9,928,650	699,960	40,272,908	40,437,196
Net income (loss) per share—basic	$(0.12)	$(1.18)	$(6.42)	$(0.54)	$(0.53)
Net income (loss) per share—diluted	$(0.12)	$(1.18)	$(6.42)	$(0.54)	$(0.53)
Cash dividends per share	—	—	—	$—	$—
As of and for the Fiscal Year Ended December 31, 2017
Book Value per share(1)	$0.16	$12.85	$0.06
Weighted average shares outstanding—basic	31,247,006	9,932,826	682,057	40,272,908	40,437,196
Weighted average shares outstanding—diluted	31,247,006	9,932,826	682,057	40,272,908	40,437,196
Net income (loss) per share—basic	$0.03	$2.44	$(0.98)	$0.34	$0.34
Net income (loss) per share—diluted	$0.03	$2.44	$(0.98)	$0.34	$0.34
Cash dividends per share	—	—	—	$—	$—

(1)	Book value per share = (Total Equity excluding Preferred Shares)/ Total Shares Outstanding.
(2)	The number of shares outstanding includes shares subject to possible redemption.
(3)

Sim information as of September 30, 2018 was converted into U.S. dollars at a rate of C$0.7665 to US$1.00 and as of December 31, 2017 was converted into U.S. dollars at a rate of C$0.7970 to US$1.00. Sim information for the period ended September 30, 2018 was converted into U.S. dollars at a rate of C$0.7660 to US$1.00 and for the period ended December 31, 2017 was converted into U.S. dollars at a rate of C$0.7710 to US$1.00.

(4)

Assumes that 8,657,776 public shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the closing conditions contained in the Business Combination Agreement) are redeemed in connection with the Business Combination.

MARKET PRICE AND DIVIDEND INFORMATION

SCAC’s units, Class A ordinary shares and public warrants are currently listed on the Nasdaq Capital Market under the symbols “SCACU” and “SCAC” and “SCACW”, respectively.

The closing price of the units, Class A ordinary shares and public warrants on September 13, 2018, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.75, $10.13 and $1.3496, respectively. As of                 ,                 , the record date for the extraordinary general meeting, the most recent closing price for each unit, Class A ordinary shares and public warrant was $        , $        and $        , respectively.

Holders of the units, public shares and public warrants should obtain current market quotations for their securities. The market price of SCAC’s securities could vary at any time before the Business Combination.

Holders

As of December 7, 2018, there was one holder of record of our Class A ordinary shares and 21 holders of record of our Class F ordinary shares, one holder of record of our units and two holders of our warrants. See “Beneficial Ownership of Securities”.

Dividend Policy

SCAC has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of any cash dividends after consummation of the Business Combination will be dependent upon the revenue, earnings and financial condition of New Panavision from time to time. The payment of any dividends subsequent to the Business Combination will be within the discretion of the board of directors of New Panavision. It is presently expected that New Panavision will retain all earnings for use in the business operations of New Panavision and, accordingly, it is not expected that the board of directors of New Panavision will declare any dividends in the foreseeable future. The ability of New Panavision to declare dividends may be limited by the terms of any other financing and other agreements entered into by New Panavision or its subsidiaries from time to time.

Price Range of Panavision Securities

Historical market price information regarding Panavision is not provided because there is no public market for Panavision’s securities. For information regarding Panavision’s liquidity and capital resources, see “Panavision’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”.

Price Range of Sim Securities

Historical market price information regarding Sim is not provided because there is no public market for Sim’s securities. For information regarding Sim’s liquidity and capital resources, See “Sim’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”.

RISK FACTORS

SCAC shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus.

Risks Related to New Panavision’s Business

The following risk factors apply to our business and operations prior to the completion of the Business Combination to the extent that they relate to SCAC and our business and operations following the completion of the Business Combination to the extent that they relate to New Panavision. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects.

New Panavision will depend on the feature film, episodic, and commercial production markets. If production rates decline, New Panavision’s revenue and profitability could decline.

New Panavision’s operations will be dependent on the content production industry, including, in particular, the number of major studio feature films, which tend to use larger camera packages than the feature films made by independent producers. New Panavision will also be dependent on the number of episodic programs and commercials produced. If there is a significant reduction in the total number of feature films, particularly major studio or large-budget action films, episodic programs and commercials produced whether as a result of the consolidation of major media companies, restriction in distribution outlets for content, or other reason, it could have a material adverse impact on New Panavision’s operations. In addition, a reduction in the average equipment rental package size or in use of post-production services could have an adverse effect on revenues for each such project, and in turn, an adverse effect on New Panavision’s results of operations.

Labor disruptions in the content production industry could also adversely affect New Panavision’s operations. In North America, the Writers Guild of America, the Screen Actors Guild and other organizations periodically enter into negotiations with the major motion picture studios for the renewal of their respective collective bargaining agreements. These negotiations occasionally have resulted in strikes or other work stoppages. Labor disruptions due to such negotiations could significantly reduce production activities. Labor disruptions in the international territories in which New Panavision conducts business, arising from local labor issues, could also occur. Such disruptions could have an adverse effect on New Panavision’s operating results and cash flow.

In addition, content production is, in part, reliant on the availability of tax and other incentives from government organizations. These incentives change from time to time and any elimination or adverse change in availability of incentives can lead to a reduction in production activity which could have an adverse effect on New Panavision’s operating results and cash flow.

Responding to the rapid geographic shift of New Panavision’s customers creates operational challenges and failure to successfully respond to such challenges may adversely affect results of operations.

Although New Panavision will have in place a broad network of camera and lighting rental and post-production offices and distributors, there are often rapid and significant shifts in production activity between different states, countries and continents from year to year in response to changes in local tax incentives, currency fluctuations, labor market conditions, location preferences and other factors. Responding to these trends often requires the relocation of significant amounts of equipment, the establishment of new operations, or resizing existing operations, all of which may involve significant additional expense. If New Panavision is unable to respond to these geographic changes efficiently or effectively, New Panavision may lose certain productions to competitors which would have an adverse effect on New Panavision’s results of operations.

The markets for New Panavision’s services are highly competitive. If New Panavision is unable to compete successfully, it could lose customers and revenue and profitability may decline.

New Panavision’s principal business segments, production equipment rental and post-production services, face competition from both regional companies in the geographic markets it serves and from companies with global reach. Some of these companies may have greater financial or other resources or more extensive development, marketing, and other capabilities than New Panavision. In addition, New Panavision may encounter competition from new entrants into the markets it serves. There can be no assurance that New Panavision will be able to successfully compete against its competitors or that such competition will not have an adverse effect on New Panavision’s results of operations.

The content production industry is subject to changes in technology, industry standards, customer requirements and product offerings.

The content production industry is subject to technological change, evolving industry standards, changing customer requirements including artistic preferences and trends, and improvements in and expansion of product offerings. The choice of image capture equipment and post-production services is very often driven by artistic preferences of particular cinematographers or post-production supervisors, as applicable, and these preferences may change over time. Predicting the trend of such preferences is difficult, particularly with respect to new technologies. New Panavision’s ability to anticipate and adapt to all of these changes will be significant factors in its ability to remain a leader in content production solutions. Keeping pace with technological advancements is an important part of New Panavision’s ability to compete. There can be no assurance that products or technologies developed by others will not render New Panavision’s products or technologies uncompetitive or obsolete, that New Panavision will be able to develop new products to meet the changes and demands in its industry or that New Panavision will be able to raise funds to purchase necessary equipment or adopt new technologies.

New Panavision’s business and competitive position will depend, in part, on its ability to protect and exploit new and existing intellectual property rights.

New Panavision will rely on a combination of patents, licensing arrangements, trade names, trade and service marks, proprietary know-how and technology and trade secrets to protect its intellectual property rights. New Panavision will own or license domestic and foreign patents and patent applications relating to its cameras, lenses and accessories. New Panavision will also own several domestic and foreign trademark or service mark registrations which, collectively, will be material to its business. The success of New Panavision’s business operations and competitive position within its industry depends, in part, on its continued ability to obtain intellectual property rights for new products. The existing intellectual property rights that New Panavision will hold may not provide commercially meaningful protection against competitors. New Panavision’s manufacturing competitors may challenge its patents or independently develop similar products that could result in an interference proceeding in the U.S. Patent Trademark Office or a legal action. Enforcing New Panavision’s rights under these circumstances may be difficult, costly and time consuming. New Panavision’s manufacturing competitors may also be able to design around its patents or develop unique products providing technology similar to its products. In addition, New Panavision’s ability to use its patent rights, as well as its ability to obtain new patent rights, may be more limited in certain markets outside of the United States because the protections available in other jurisdictions may not be as extensive as those available domestically.

New Panavision may not be successful in implementing strategies for future growth.

If New Panavision fails to successfully implement strategies for future growth, including cross-selling its end-to-end service offerings to its newly expanded customer base and offering its end-to-end services in more of the locations in which it operates, New Panavision may not be able to implement one of the key strategies for the Business Combination.

In addition, as part of its strategy for growth, New Panavision may plan from time to time to pursue strategic acquisitions, which will be dependent upon a number of factors, including its ability to identify acceptable acquisition candidates, obtain regulatory approval from competition authorities, consummate acquisitions on favorable terms, successfully integrate acquired assets and obtain financing to support its growth. New Panavision may not be successful in acquiring additional assets and equipment, and any acquisitions that New Panavision does consummate may not produce the anticipated benefits or may have adverse effects on its business and operating results. In addition, although New Panavision will conduct what it believes to be a prudent level of investigation regarding the operating and financial condition of any businesses that it will purchase, in light of the circumstances of each transaction, an unavoidable level of risk remains regarding the actual operating and financial condition of each such business. Until New Panavision actually assumes operating and financial control of such business assets, it may not be able to ascertain the actual value of such assets.

Moreover, New Panavision may not adequately anticipate all the demands that its growth will impose on its personnel, procedures and structures, including its financial and reporting control systems, data processing systems and management structure, whether such growth is occurring as a result of the Business Combination or a future strategic acquisition. If New Panavision cannot adequately anticipate and respond to these demands, it may fail to realize acquisition synergies and its resources will be focused on incorporating new operations into its structure rather than on areas that may be more profitable.

Business may suffer if New Panavision does not attract and retain existing and additional highly skilled personnel.

New Panavision’s business may suffer if it does not attract and retain additional highly skilled personnel. To meet planned growth and to remain competitive, New Panavision believes that its future success will depend upon the ability to retain existing personnel and to hire, train and retain new, highly skilled personnel. New Panavision’s skilled research and development, engineering, and equipment service personnel are key components to creating proprietary solutions that are important to its customers and differentiate it from its competitors in the production equipment rental business. In addition, in the post-production business, creative talent is an important factor and attracting and retaining key customers. Competition for quality personnel in each of these areas is intense, particularly with respect to all areas relating to digital image capture expertise and optics. New Panavision cannot be sure that it will be successful in hiring, assimilating or retaining the necessary personnel, and a failure to do so could have an adverse effect on operating results.

New Panavision may not be able to obtain capital when desired on favorable terms, if at all, and it may not be able to obtain capital or complete acquisitions through the use of equity without dilution to its stockholders.

New Panavision may need additional financing to execute its current or future business strategies, including to develop new or enhance existing products and services, acquire businesses and technologies, or otherwise to respond to competitive pressures.

If New Panavision raises additional funds through the issuance of equity or convertible debt securities, the percentage ownership of its stockholders could be significantly diluted, and newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. If New Panavision accumulate additional funds through debt financing, a substantial portion of its operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for its business activities. There can be no assurance that additional financing will be available on terms favorable to New Panavision, or at all. If adequate funds are not available or are not available on acceptable terms, when New Panavision desires them, its ability to fund its operations, take advantage of unanticipated opportunities, develop or enhance its products and services, or otherwise respond to competitive pressures would be significantly limited. Any of these factors could harm the results of operations of New Panavision.

New Panavision’s substantial indebtedness could adversely affect its financial condition, its ability to pay its debts or raise additional capital to fund its operations, its ability to operate its business and its ability to react to changes in the economy or its industry and could divert its cash flow from operations for debt payments.

New Panavision will have a significant amount of indebtedness. As of September 30, 2018, on a pro forma basis after giving effect to the Business Combination, its total indebtedness, excluding unamortized discount, premium, and issuance costs, was approximately $254 million. New Panavision’s substantial debt obligations could have important consequences, including:

•

requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on New Panavision’s indebtedness, thereby reducing its ability to use its cash flow to fund its operations and pursue future business opportunities;

•

exposing New Panavision to increased interest expense, as its degree of leverage may cause the interest rates of any future indebtedness (whether fixed or floating rate interest) to be higher than they would be otherwise;

•	exposing New Panavision to the risk of increased interest rates because certain of its indebtedness is at variable rates of interest;

•

making it more difficult for New Panavision to satisfy its obligations with respect to its indebtedness, and any failure to comply with the obligations of any of New Panavision’s debt instruments, including restrictive covenants, could result in an event of default that accelerates its obligation to repay indebtedness;

•	increasing New Panavision’s vulnerability to adverse economic, industry or competitive developments;

•	restricting New Panavision from making strategic acquisitions or causing it to make non-strategic divestitures;

•

limiting New Panavision’s ability to obtain additional financing for working capital, product development, satisfaction of debt service requirements, acquisitions and general corporate or other purposes; and

•

limiting New Panavision’s flexibility in planning for, or reacting to, changes in its business or market conditions and placing New Panavision at a competitive disadvantage compared to its competitors who may be better positioned to take advantage of opportunities that New Panavision’s leverage prevents it from exploiting.

New Panavision could be adversely affected by strikes and other union activity.

New Panavision is currently subject to certain collective bargaining agreements and may in the future become subject to additional collective bargaining agreements. In addition, a strike, lockout, work stoppage or similar action by one or more of the unions that provide personnel essential to New Panavision’s business could delay or halt its operations. For instance, the South African office of one of Panavision’s subsidiaries was recently the subject of a strike (which is no longer pending) by some of its workers, organized by a union purporting to have the right to represent its workforce. Such halts or delays could adversely affect New Panavision’s business and results of operations. In addition, wage and benefit increases resulting from new labor agreements could have an adverse impact on New Panavision’s results of operations.

New Panavision will depend upon key suppliers.

New Panavision will use outside vendors for the manufacture of certain components used in its products, such as the grinding, manufacture and polishing of certain camera lens elements. There is a limited number of companies throughout the world that are capable of delivering these elements to New Panavision’s specifications. New Panavision also depends upon vendors for the supply of its digital image capture camera inventory. Currently, Arri is the vendor of the majority of its digital image capture camera inventory, and RED is a key supplier for New Panavision’s Millennium DXL and Millennium DXL2. New Panavision generally will not have long term supply contracts with its outside vendors. If New Panavision were to lose one or more of such vendors, or if it were otherwise unable to obtain such components on terms that are favorable to New Panavision, it could disrupt New Panavision’s business in a manner that leads to an adverse effect on its results of operations.

New Panavision’s operations are subject to additional risks inherent in international operations.

New Panavision will conduct operations outside the United States, most significantly in Canada and the United Kingdom. Conducting extensive international operations subjects New Panavision to risks that are inherent in international operations, including challenges posed by different pricing environments and different forms of competition; lack of familiarity and burdens of complying with foreign laws, legal standards, regulatory requirements, tariffs and other barriers; unexpected changes in regulatory requirements, taxes, trade laws, tariffs, export quotas, custom duties, or other trade restrictions; differing technology standards; difficulties in collecting accounts receivable; difficulties in managing and staffing international operations; varying expectations as to employee standards; potentially adverse tax consequences, including possible restrictions on the repatriation of earnings; and reduced or varied protection for intellectual property rights in some countries.

New Panavision will be subject to the effects of foreign currency fluctuations, international tariffs and social, political and economic risks affecting foreign operations.

On a pro forma basis after giving effect to the Business Combination, for the nine months ended September 30, 2018 and for the fiscal year ended December 31, 2017, approximately 58% and 61%, respectively, of New Panavision’s revenue was generated outside of the United States. New Panavision expects that international operations will continue to account for a significant portion of its revenue in future periods. As of September 30, 2018, on a pro forma basis after giving effect to the Business Combination, all but $68 million of New Panavision’s indebtedness was comprised of obligations denominated in United States dollars, and New Panavision expects this to continue to be the case. The results of operations of New Panavision’s international subsidiaries will be translated from international currencies to United States dollars. Therefore, the results of operations of New Panavision will be affected by fluctuations in exchange rates between such currencies. In addition to foreign exchange risk, international operations are subject to a number of special risks, including trade barriers, exchange controls, national and regional labor strikes, political risks and risk of increases in duties, taxes and governmental royalties, as well as changes in laws and policies governing operations of foreign-based companies. In addition, earnings of foreign subsidiaries and intercompany payments are subject to foreign income tax rules that may reduce cash flow available to meet required certain debt service and other obligations of New Panavision.

On June 23, 2016, the electorate in the United Kingdom voted in favor of leaving the European Union (commonly referred to as “Brexit”). On March 29, 2017, the U.K. government delivered to the European Council notice of its intention to leave the European Union and, in the absence of an executed withdrawal agreement with the European Union, the effective date of the United Kingdom’s withdrawal from the European Union will, unless extended by the European Council in agreement with the United Kingdom, be March 29, 2019. There are many ways in which New Panavision’s business could be affected by this event, only some of which it can identify at this time. The negotiation of the withdrawal agreement has been, to date, a lengthy and contentious process, and New Panavision does not have certainty as to the terms of the United Kingdom’s future relationship with the European Union. Indeed, the negotiations may, ultimately, be unsuccessful and the United Kingdom may not reach agreement with the European Union on the future terms of the United Kingdom’s relationship with the European Union. If no agreement is reached, there will be a period of considerable uncertainty particularly in relation to United Kingdom financial and banking markets as well as on the regulatory process in Europe. As a result of this uncertainty, financial markets could experience volatility which could adversely affect the market price of New Panavision Common Stock. New Panavision may also face new regulatory costs and challenges that could have a material adverse effect on New Panavision’s operations. Depending on the terms of Brexit, the United Kingdom could lose the benefits of global trade agreements negotiated by the European Union on behalf of its members, which may result in increased trade barriers which could make it more difficult to engage in international business. In addition, currency exchange rates in the pound sterling and the euro with respect to each other and the U.S. dollar have already been adversely affected by Brexit. Should this foreign exchange volatility continue it could cause volatility in New Panavision’s financial results.

Furthermore, the current political landscape has introduced significant uncertainty with respect to future trade regulations and existing international trade agreements, as shown by the recent U.S.-initiated renegotiation of the North America Free Trade Agreement. This uncertainty includes the possibility of imposing tariffs or penalties on products manufactured outside the U.S., including the March 22, 2018 announcement of the U.S. government’s institution of a 25% tariff on a range of products from China and the potential for increased trade barriers between the UK and the European Union. The institution of trade tariffs both globally and between the U.S. and China specifically, carries the risk of negatively affecting the overall economic conditions of both China and the U.S., which could have a negative impact on New Panavision.

The failure to comply with economic sanction laws and the U.S. FCPA may subject New Panavision to substantial negative consequences.

Economic sanction laws in the United States and other jurisdictions may prohibit New Panavision from transacting with or in certain countries and with certain individuals and companies. In the United States, the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) administers and enforces laws, Executive Orders and regulations establishing U.S. economic and trade sanctions. Such sanctions prohibit, among other things, transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals identified by OFAC. In addition, certain programs administered by OFAC prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities have been specifically identified by OFAC.

On May 23, 2018, Panavision submitted initial voluntary self-disclosures with respect to certain transactions of Lee Filters, a UK division of Panavision Europe Limited, to OFAC and the United States Department of Commerce, Bureau of Industry and Security (“BIS”) with respect to: (i) apparent violations of OFAC’s Cuban Assets Control Regulations (31 C.F.R. Part 515); (ii) apparent violations of OFAC’s Iranian Transactions and Sanctions Regulations (31 C.F.R. Part 560); and (iii) suspected violations of the Export Administration Regulations with respect to Iran (15 C.F.R. § 764.5). Panavision recently concluded an extensive internal investigation and has determined that, during the period between August 2013 and November 2015, for Lee Filters eight such transactions to counterparties in Iran and two such transactions with one counterparty involving Cuba occurred. Panavision has also determined that one such transaction with Cuba from Direct Digital (a UK subsidiary of Panavision Europe Limited) in 2017 and one such transaction with Cuba from Panalux France (a French subsidiary of Panavision Europe Limited) in 2013 occurred. The value of all transactions was approximately $200,000. Panavision intends to submit its final voluntary self-disclosures to OFAC and BIS reporting these transactions shortly. Based upon the facts involved in the transactions to be reported, Panavision does not believe that any fines resulting from the transactions will be material.

New Panavision will be required to comply with the U.S. Foreign Corrupt Practices Act (“FCPA”) and other anti-corruption laws, anti-bribery laws and regulations, as well as anti-boycott regulations, to which New Panavision will be subject. In recent years, the U.S. Department of Justice and the SEC have devoted greater resources to enforcement of the FCPA. While New Panavision will generally seek to comply with the FCPA, such efforts may not be effective in all instances to prevent violations. In addition, despite New Panavision’s efforts, trading partners may engage in activities that could result in FCPA violations. Any determination that New Panavision has violated the FCPA or other applicable laws could subject us to, among other things, various penalties, fines, litigation or general loss of investor confidence, any one of which may have materially adverse consequences on New Panavision’s businesses, operations, prospects or cash flows due to reprisal from local or foreign governments.

New Panavision will depend on existing facilities, the most important of which will be its facility in California.

Currently, Panavision’s sole lens manufacturing facility is located in Woodland Hills, California. It is also Panavision’s largest warehousing and camera rental facility, and Panavision is dependent on this facility for manufacturing, warehousing and rental. Other important facilities for New Panavision include three London facilities in Greenford, Perivale and Waxlow Road. Similarly, Sim currently depends on its principal facilities at Eastlake Drive, British Columbia, 1017 North Las Palmas Avenue, California, 12-14 Desbrosses, New York and 55 Brown’s Line, Toronto, Ontario (once Sim has occupied such property), for post-production activities and the warehousing of equipment. Accordingly, a disruption of operations at these facilities in particular but also at other facilities where New Panavision will store and service equipment and inventory could have an adverse effect on New Panavision’s business, financial condition and results of operations. Such disruption could result from various factors including a natural disaster such as an earthquake, fire or flood, or a terrorist attack.

New Panavision will not own the real estate for any of its principal facilities. Accordingly, New Panavision’s business will be highly dependent upon the ability to renew existing leases or locate new leasehold premises.

As New Panavision will not own the real estate on which any of its principal facilities are located throughout the world, New Panavision will depend on its ability to renew existing leases as they expire or to locate suitable alternate locations. Many of New Panavision’s operations will be located in markets where there is significant competition for appropriate commercial real estate, that may make it difficult, or more expensive, to renew existing leases or to obtain suitable alternate locations, if necessary. In addition, many of New Panavision’s existing leases (including for some of its principal facilities) contain restrictions, including with respect to a change of control. If New Panavision is unable to obtain the necessary consents relating to a change of control under such leases, the Business Combination could result in an event of default under such leases, which could result in an obligation to repay amounts outstanding under such leases, including rent, make it more difficult to renew the leases at such facilities or permit the landlords to terminate such leases. Furthermore, if it becomes necessary to relocate existing facilities it may cause significant disruption to New Panavision’s operations. Failure to effectively manage these real estate challenges may have an adverse effect on New Panavision’s operations and, accordingly, its results of operations.

New Panavision’s insurance may be insufficient or may not cover certain losses in entirely, which could adversely affect New Panavision’s business.

New Panavision will maintain insurance coverage in respect of its potential liabilities, including theft and the accidental loss of value of its assets from risks, in amounts, with such insurers, and on such terms as New Panavision considers appropriate, taking into account all relevant factors. However, there are certain types of losses, generally of a catastrophic nature such as earthquakes and floods, which may be uninsurable or not economically insurable. New Panavision will use its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintain appropriate insurance coverage at reasonable costs and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the lost property. Certain factors also might make it unattractive to use insurance proceeds to replace property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds that New Panavision would receive might not be adequate to recover its economic position with respect to such properties.

There are no assurances that New Panavision’s insurance coverage will continue to be available to it on reasonable terms, including reasonable premiums, deductibles and co-insurance requirements, or that its insurers will not disclaim coverage of any future claim. New Panavision’s businesses, financial condition, liquidity, prospects and results of operations could be materially adversely affected if any of the foregoing developments were to occur.

New Panavision’s operating results have been and may continue to be subject to seasonal fluctuations.

New Panavision’s business will fluctuate depending upon the schedule upon which studios, OTT producers and other content creators greenlight content production. The production cycle is also subject to seasonal fluctuations. Feature films are not greenlit in accordance with any particular schedule and thus feature film starts are more erratic. Scripted broadcast television production in North America is more cyclical, typically ceasing filming in the second quarter for several months and then resuming production in August. Other episodic productions, commercials and social media content productions are typically less cyclical. These factors may lead to fluctuations in the periodic operating results of New Panavision.

New Panavision will be subject to uncertain privacy laws, compliance with which could increase operating costs. System failure, information leakage and the cost of maintaining sufficient cybersecurity could adversely affect New Panavision’s business.

New Panavision will be subject to a number of laws, rules and directives (“privacy laws”) relating to the collection, use, retention, security, processing and transfer (“process”) of personally identifiable information about its customers and employees (“personal data”) in the countries where New Panavision operates. Much of the personal data that New Panavision will process, especially financial information, is regulated by multiple privacy laws and, in some cases, the privacy laws of multiple jurisdictions. In many cases, these laws apply not only to third-party transactions, but also to transfers of information between or among New Panavision, its subsidiaries, and other parties with which New Panavision will have commercial relationships.

Regulatory scrutiny of privacy, data protection, collection, use and sharing of data is increasing on a global basis. There is uncertainty associated with the legal and regulatory environment around privacy and data protection laws, which continue to develop in unpredictable ways, including with respect to evolving technologies such as cloud computing. Privacy and data protection laws may be interpreted and applied inconsistently from country to country and impose inconsistent or conflicting requirements. Complying with varying jurisdictional requirements could increase the costs and complexity of compliance or require New Panavision to change its business practices in a manner adverse to its business, and violations of privacy and data protection-related laws can result in significant penalties and damage to its brand and business. In addition, compliance with inconsistent privacy laws may restrict New Panavision’s ability to provide products and services to its customers. A determination that there have been violations of privacy or data protection laws could expose us to significant damage awards, fines and other penalties that could, individually or in the aggregate, materially harm New Panavision’s business and reputation.

In October 2015, the European Court of Justice ruled that the U.S.-EU Safe Harbor framework clauses, one compliance method by which companies could transfer personal data regarding citizens of the EU to the U.S., could no longer be relied upon. The U.S. and EU authorities have agreed in principle on a replacement for Safe Harbor known as “Privacy Shield”. The Privacy Shield approach has not been fully endorsed by all relevant parties and there have already been challenges to this initiative in the European justice system. Panavision has chosen to enter into an Inter-Group Transfer Agreement with its subsidiaries as a basis for the export of data from the EU to other parts of the world.

The EU has recently implemented a comprehensive overhaul of its data protection regime from the current national legislative approach to a single European Economic Area Privacy Regulation, the General Data Protection Regulation (“GDPR”). The EU data protection regime extends the scope of the EU data protection law to all foreign companies processing data of EU residents. It provides for a harmonization of the data protection regulations throughout the EU, thereby making it easier for non-European companies to comply with these regulations. It imposes a strict data protection compliance regime with severe penalties of up to the greater of 4% of worldwide turnover and €20 million and includes new rights such as the “portability” of personal data. Although the GDPR will apply across the EU without a need for local implementing legislation, as has been the case under the current data protection regime, local data protection authorities (“DPAs”) will still have the ability to interpret the GDPR, which has the potential to create inconsistencies on a country-by-country basis. Continuing compliance with the GDPR could require changes to certain of New Panavision’s business practices, thereby increasing its costs.

New Panavision will post on its websites and any applications its privacy policies and practices regarding the collection, use and disclosure of user data. Any failure, or perceived failure, by New Panavision to comply with its posted privacy policies or with any applicable regulatory requirements or orders, or privacy, data protection, information security or consumer protection-related privacy laws and regulations in one or more jurisdictions could result in proceedings or actions against New Panavision by governmental entities or others, including class action privacy litigation in certain jurisdictions, subject New Panavision to significant fines, penalties, judgments and negative publicity, require New Panavision to change its business practices, increase the costs and complexity of compliance, and adversely affect its business. Data protection, privacy and information security have become the subject of increasing public, media and legislative concern. If New Panavision’s customers were to reduce their use of its products and services as a result of these concerns, New Panavision’s business could be materially harmed. As noted above, New Panavision will also be subject to the possibility of security and privacy breaches, which themselves may result in a violation of these privacy laws.

New Panavision may become the target of attempted unauthorized access, computer viruses or malware, and other cyber-attacks designed to access and obtain information on its systems or to disrupt and cause other damage to its services. Although these threats may originate from human error or technological failure, they may also originate from the malice or fraud of internal parties, such as employees, or third parties, including foreign non-state actors and extremist parties. Additionally, New Panavision could also be adversely impacted if any of the third-parties to whom it is interconnected are subject to cyber-attacks or other informational security breaches. Such events could cause interruptions to New Panavision’s systems, reputational damage, customer dissatisfaction, legal liability, enforcement actions or additional costs, any and all of which could adversely affect New Panavision’s financial condition and operations. Security breaches in New Panavision’s post-production business could be particularly serious, since the post-production business has custody of its customers’ content as a breach could lead to loss of a customer’s media required to complete or release a project, or could results in the disclosure of previously unreleased material relating to such project.

New Panavision could be subject to changes in its tax rates, the adoption of new U.S. or international tax legislation or exposure to additional tax liabilities, which could have a material and adverse impact on New Panavision’s operating results, cash flows and financial condition.

New Panavision will be subject to taxes in the U.S. and numerous foreign jurisdictions, where a number of its subsidiaries are organized. Due to economic and political conditions, tax rates in various jurisdictions including the U.S. may be subject to change. New Panavision’s future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation, such as interpretations as to the legality of tax advantages granted under the EU state aid rules.

Recently enacted U.S. tax reform legislation known colloquially as the “Tax Cuts and Jobs Act”, among other things, makes significant changes to the rules applicable to the taxation of corporations, such as changing the corporate tax rate to a flat 21% rate, modifying the rules regarding limitations on certain deductions for executive compensation, introducing a capital investment deduction in certain circumstances, placing certain limitations on the interest deduction, modifying the rules regarding the usability of certain net operating losses, implementing a minimum tax on the “global intangible low-taxed income” of a “United States shareholder” of a “controlled foreign corporation”, modifying certain rules applicable to United States shareholders of controlled foreign corporations, imposing a deemed repatriation tax on certain earnings and adding certain anti-base erosion rules. New Panavision’s earnings in the foreign jurisdictions in which it will operate, which are uncertain, may affect the impact of this new legislation on New Panavision’s financial condition. We are currently in the process of analyzing the effects of this new legislation on New Panavision, and at this time the ultimate outcome of the new legislation on its business and financial condition is uncertain. It is possible that the application of this new legislation (and any other changes in U.S. or international tax legislation) may have a material and adverse impact on New Panavision’s operating results, cash flows and financial condition.

New Panavision will be subject to environmental as well as health and safety regulations that, if not complied with, could have a material and adverse impact on New Panavision’s operating results, cash flows and financial condition.

New Panavision will be subject to federal, provincial, state and local laws and regulations governing occupational health and safety and environmental protection. These laws regulate matters such as wastewater, waste disposal and air quality. Under these laws, New Panavision may be liable for, among other things, the costs of investigating and remediating contamination at its sites or adjacent sites regardless of fault, fines and penalties for non-compliance. Furthermore, some of New Panavision’s businesses will use hazardous materials such as solvents to clean and maintain inventory of rentals equipment. Such businesses may be liable under federal, provincial, state or local laws for environmental contamination at facilities in the event that such materials have been mishandled or incorrectly disposed.

Changes in federal, state, provincial and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies or practices may impact New Panavision’s businesses, financial conditions, results of operations and prospects. New Panavision may also be faced with changes in governments or the interventions of governments or other political or economic developments in the jurisdiction in which it presently, or will in the future, carry on business.

New Panavision may be exposed to liability under prior acquisition agreements of Panavision and Sim.

In connection with prior acquisitions undertaken by Panavision and Sim or their direct and indirect subsidiaries, certain representations and warranties may have been obtained from the selling owners and others, respecting the business and its assets and liabilities. If such representations and warranties were incorrect in any material respect, New Panavision could make a claim under the indemnities received from the selling owners. There is no assurance, however, that New Panavision would be successful in pursuing any such claim. The discovery of any material liabilities for which indemnities were not obtained from the selling owners could have an adverse effect on New Panavision’s results of operation, financial condition or prospects.

Pursuant to the acquisition agreements relating to the acquisitions previously undertaken by Panavision and Sim or their direct and indirect subsidiaries, the selling owners may have agreed to indemnify New Panavision and its subsidiaries in respect of the inaccuracy of representations and warranties of the selling owners contained in those agreements, subject to the limitations contained in those agreements. There may be no restrictions on the use of the cash proceeds received directly or indirectly by the selling owners pursuant to the acquisition agreements or on the ability of the selling owners or their shareholders to dispose of their assets, which may limit the recourse available to New Panavision against the selling owners. As such, there can be no assurance that New Panavision will be able to obtain any amount of any claim for indemnification made by them against the selling owners. Furthermore, there can be no assurance as to the sufficiency of the assets of the selling owners to satisfy any judgments obtained against them in connection with a claim for indemnification under the acquisition agreements.

Risks Related to the Business Combination and SCAC

Our Class F Shareholders have entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Class F Shareholders have agreed to vote all their public shares and Class F ordinary shares in favor of all the proposals being presented at the extraordinary general meeting, including the BCA Proposal. As of the date of this proxy statement/prospectus, our Class F Shareholders own 22.8% of the issued and outstanding ordinary shares.

Neither the SCAC board of directors nor any committee thereof obtained a third party valuation in determining whether or not to pursue the Business Combination.

Neither the SCAC board of directors nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that SCAC is paying for Panavision and Sim is fair to SCAC from a financial point of view. Neither the SCAC board of directors nor any committee thereof obtained a third party valuation in connection with the Business Combination. In analyzing the Business Combination, the SCAC board of directors and management conducted due diligence on Panavision and Sim and researched the industry in which Panavision and Sim operate. The SCAC board of directors reviewed, among other things, financial due diligence materials prepared by professional advisors, including quality of earnings reports and tax due diligence reports, financial and market data information on selected comparable companies, the implied purchase price multiple of Panavision and Sim and the financial terms set forth in the Business Combination Agreement, and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, investors will be relying solely on the judgment of the SCAC board of directors and management in valuing Panavision and Sim, and the SCAC board of directors and management may not have properly valued such businesses. The lack of a third party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

Since the Class F Shareholders Sponsor, including SCAC’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Panavision and Sim is appropriate as our initial business combination. Such interests include that Sponsor, as well as our executive officers and directors will lose their entire investment in us if our business combination is not completed.

When you consider the recommendation of SCAC’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Class F Shareholders, including SCAC’s directors and executive officers, have interests in such proposal that are different from, or in addition to (which may conflict with), those of SCAC shareholders and warrant holders generally.

These interests include, among other things, the interests listed below:

•

If SCAC does not consummate a business combination by the Extension Date, it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Law to provide for claims of creditors and the requirements of other applicable law. In such event, the 6,243,480 Class F ordinary shares owned by the Class F Shareholders would be worthless because following the redemption of the public shares, SCAC would likely have few, if any, net assets and because our Class F Shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to the Class F ordinary shares if we fail to complete a Business Combination within the required period. Sponsor purchased the Class F ordinary shares prior to our initial public offering for approximately $0.004 per share. The 4,250,000 Converted Founder Shares (which includes 3,250,000 Contingent Shares) that the Class F Shareholders will hold following the Business Combination, if unrestricted and freely tradable, would have had aggregate market value of $43.0 million based upon the closing price of $10.12 per share of public share on the Nasdaq on December 7, 2018, the most recent closing price. Given such Converted Founder Shares will be subject to such restrictions, we believe such shares have less value.

•

Adam Chesnoff, SCAC’s President and Chief Executive Officer and a member of its board of directors, is expected to be a director of New Panavision after the consummation of the Business Combination. As such, in the future Mr. Chesnoff will receive any cash fees, stock options, stock awards or other remuneration that the New Panavision board of directors determines to pay to him.

•	SCAC’s existing directors and officers will be eligible for continued indemnification and continued coverage under SCAC’s directors’ and officers’ liability insurance after the Business Combination.

•

In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to SCAC if and to the extent any claims by a vendor for services rendered or products sold to SCAC, or a prospective target business with which SCAC has discussed entering into a transaction agreement, reduce the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

•

Following the consummation of the Business Combination, Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to SCAC and remain outstanding. As of November 30, 2018, an aggregate amount of $1.5 million was outstanding under promissory notes issued by SCAC to Sponsor. If SCAC does not complete an initial business combination by the Extension Date, SCAC may use a portion of its working capital held outside the trust account to repay these working capital loans, but no proceeds held in the trust account would be used to repay the working capital loans.

•

Following consummation of the Business Combination, Sponsor, our officers and directors and their respective affiliates would be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by SCAC from time to time, made by Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. However, if SCAC fails to consummate a business combination within the required period, Sponsor and SCAC’s officers and directors and their respective affiliates will not have any claim against the trust account for reimbursement.

•

In connection with the PIPE Investment, assuming the Sponsor PIPE Entity finances $30.0 million of the PIPE Investment, the Sponsor PIPE Entity will receive 3,000,000 shares of New Panavision Common Stock.

•

Pursuant to the Director Composition and Standstill Agreement, Sponsor will have the right to designate two directors to the board of directors of New Panavision, the Panavision Holder Representative will agree not to take certain actions in respect of directors designated by SCAC and Sponsor will have certain negative consent rights in respect of future actions taken by New Panavision and its subsidiaries.

•

Pursuant to the Registration Rights Agreement, the Class F Shareholders and the Sponsor PIPE Entity (as well as the Principal Panavision Holders) will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New Panavision Common Stock and warrants held by such parties.

•

The Proposed Certificate of Incorporation will contain provisions that have the same effect as Section 203, except that they provide that Sponsor, the Key Panavision Stockholders, certain of their affiliates and respective transferees will not be deemed to be “interested stockholders”.

See “BCA Proposal—Interests of SCAC’s Directors and Executive Officers in the Business Combination” for additional information on interests of SCAC’s directors and executive officers.

The personal and financial interests of the Class F Shareholders as well as SCAC’s directors and executive officers may have influenced their motivation in identifying and selecting Panavision and Sim as business combination targets, completing an initial business combination with Panavision and Sim and influencing the operation of the business following the initial business combination. In considering the recommendations of SCAC’s board of directors to vote for the proposals, its shareholders should consider these interests.

The exercise of SCAC’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in SCAC’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require SCAC to agree to amend the Business Combination Agreement, to consent to certain actions taken by Panavision and Sim or to waive rights that SCAC is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Panavision’s and Sim’s businesses, a request by Panavision and Sim to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Panavision’s and Sim’s businesses and would entitle SCAC to terminate the Business Combination Agreement. In any of such circumstances, it would be at SCAC’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for SCAC and its shareholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, SCAC does not believe there will be any changes or waivers that SCAC’s directors and executive officers would be likely to make after shareholder approval of the BCA Proposal has been obtained. While certain changes could be made without further shareholder approval, SCAC will circulate a new or amended proxy statement/prospectus and resolicit SCAC’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the BCA Proposal.

Sponsor and the Panavision Holder Representative will have significant influence over us after completion of the Business Combination.

Upon the completion of the Business Combination, the former equityholders of Panavision and Sim, the Class F Shareholders and the Sponsor PIPE Entity, will own approximately 41.3% of the outstanding New Panavision Common Stock (excluding any Contingent Shares) assuming no public shareholders redeem their public shares in connection with the Business Combination or approximately 51.8% of the outstanding New Panavision Common Stock (excluding any Contingent Shares) assuming that 8,657,776 public shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the closing conditions contained in the Business Combination Agreement) are redeemed in connection with the Business Combination. As long as the former equityholders of Panavision and Sim and Sponsor own or control a significant percentage of outstanding voting power, they will have the ability to strongly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our board of directors, any amendment of our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. In addition, pursuant to the Director Composition and Standstill Agreement, the Principal Panavision Holders and Sponsor will each have certain rights to designate directors to the board of directors of New Panavision and the Panavision Holder Representative and Sponsor will each have certain negative consent rights with respect to certain future actions taken by New Panavision and its subsidiaries. For additional information, see “BCA Proposal—Related Agreements—Director Composition and Standstill Agreement”. Sponsor’s and the Principal Panavision Holders’ interests may not align with the interests of our other stockholders.

Subsequent to consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Panavision and Sim has identified all material issues or risks associated with Panavision and Sim, their businesses or the industry in which they compete. Furthermore, we cannot assure you that factors outside of Panavision, Sim and our control will not later arise. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or New Panavision. Accordingly, any shareholders of SCAC who choose to remain New Panavision stockholders following the Business Combination could suffer a reduction in the value of their shares, warrants and units. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New Panavision, some of whom may be from SCAC, Panavision or Sim and some of whom may join New Panavision following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New Panavision.

Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. Although some of SCAC’s key personnel may remain with the target business in senior management or advisory positions following our business combination, we expect Panavision’s and Sim’s current management to remain in place. While we intend to recruit and hire key individuals after the Business Combination, we cannot assure you that we will be successful in identifying, recruiting and integrating such key personnel.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New Panavision’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, SCAC being considered the accounting acquiror in the Business Combination, the total debt obligations and the cash and cash equivalents of Panavision and Sim on the Closing Date, the value of the Contingent Shares and the number of Class A ordinary shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/prospectus. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the Company following the Business Combination due to differences in the allocation of the purchase consideration, depreciation and amortization related to some of these assets and liabilities. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information (Minimum Redemption Scenario)” and “Unaudited Pro Forma Condensed Combined Financial Information (Maximum Redemption Scenario”).

The ability of our public shareholders to exercise redemption rights with respect to a large number of our public shares may not allow us to complete the most desirable business combination or optimize the capital structure of New Panavision.

At the time of entering into the Business Combination Agreement, we did not know how many shareholders may exercise their redemption rights, and therefore, we needed to structure the transaction based on our expectations as to the number of shares that will be submitted for redemption. The Business Combination Agreement provides that Panavision’s obligation to consummate the Business Combination is conditioned on, among other things, (1) the consummation of the PIPE Investment prior to or concurrently with the Closing and the Sponsor PIPE Entity committing at least $30.0 million thereof, (2) the consummation of the Debt Financing prior to or concurrently with the Closing, (3) the redemptions by the public shareholders (including the Extension Amendment Redemptions) not exceeding 50% of the Class A ordinary shares held by the shareholders of SCAC at any time prior to the effective time of the Merger, (4) the PIPE Investment proceeds used for purposes of satisfying any redemptions by the public shareholders not exceeding $25.0 million, (5) there being at least $125.0 million remaining in the trust account after satisfying redemptions (including the Extension Amendment Redemptions) and deferred underwriting discounts, and (6) the net tangible assets of New Panavision (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.

Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated. In addition, the amendment, modification or waiver of certain provisions of the Business Combination Agreement in any manner that would be materially adverse to the lenders under the Debt Facilities requires the prior written consent of the lenders party to the ABL Commitment Letter and Second Lien Commitment Letter. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement, or that the lenders under the Debt Facilities would provide any required consents to such amendments, modifications or waivers. Furthermore, as provided in our memorandum and articles of association, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). In addition, the exercise of redemption rights with respect to a large number of our public shares may make SCAC, Panavision and Sim unable to take such actions as may be desirable in order to optimize the capital structure of New Panavision upon consummation of the Business Combination.

Sponsor, as well as our directors, executive officers, advisors and their affiliates may elect to purchase shares from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our Class A ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Class F Shareholders, Panavision or Sim and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Class F Shareholders, Panavision or Sim and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (1) holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal, (2) holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) each of the Redemption Conditions is satisfied, (4) otherwise limit the number of public shares electing to redeem and (5) New Panavision’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

In addition, if such purchases are made, the public “float” of our public shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

We are not registering the shares of New Panavision Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.

We are not registering the shares of New Panavision Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, we have agreed, as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, to use our best efforts to file a registration statement under the Securities Act covering the issuance of such shares and maintain a current prospectus relating to the shares of New Panavision Common Stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if the New Panavision Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of New Panavision Common Stock included in the units. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of New Panavision Common Stock for sale under all applicable state securities laws.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering).

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. In order to protect the amounts held in the trust account, Sponsor has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduces the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that Sponsor would be able to satisfy those obligations. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we may not be able to return to our public shareholders $10.00 per share (which was the offering price in our initial public offering).

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance”. As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the market prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the market prices of our securities may be more volatile.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. SCAC has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, SCAC, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of SCAC’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of SCAC’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Material weaknesses were identified in the internal controls over financial reporting of our acquiree, Panavision, which could, if not remediated, adversely affect our ability to report our financial condition and results of operations in a timely and accurate manner, investor confidence in our company, and the value of New Panavision Common Stock.

The management of Panavision concluded that, as of December 31, 2017, they did not maintain an effective control environment based on the criteria established by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Deficiencies were identified in the principles associated with the control environment of the COSO framework, and these control deficiencies constitute material weaknesses, either individually or in the aggregate, relating to: (i) the review of manual journal entries, (ii) the sufficiency of accounting resources, (iii) appropriate segregation of duties, (iv) controls over general information technology, specifically surrounding access security, but also including elements of authentication controls and (v) entity level controls over the control environment, risk assessment, control activities, information and communication, and monitoring controls were not designed effectively.

A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. The management of Panavision is actively engaged in developing and implementing a remediation plan designed to address these material weaknesses, but its remediation efforts are not complete and are ongoing and the aggregate cost of implementation is unknown. If remediation is not completed in a timely fashion or at all, or if the remediation plan is inadequate, and the Business Combination is consummated, there will be an increased risk that we will be unable to timely file future periodic reports with the SEC and that our future consolidated financial statements could contain errors that will be undetected. If we are unable to report our results in a timely and accurate manner, we may not be able to comply with the applicable covenants in our financing arrangements and may be required to seek amendments or waivers under these financing arrangements, which could adversely impact our liquidity and financial condition. Further and continued determinations that there are material weaknesses in the effectiveness of our internal control over financial reporting could reduce our ability to obtain financing or could increase the cost of any financing we obtain and require additional expenditures of both money and our management’s time to comply with applicable requirements.

Any failure to implement or maintain required new or improved controls, or any difficulties we encounter in their implementation, could result in additional material weaknesses or in material misstatements in our consolidated financial statements. Any material misstatement could result in a restatement of our consolidated financial statements, cause us to fail to meet our reporting obligations, reduce our ability to obtain financing, or cause investors to lose confidence in our reported financial information, leading to a decline in our stock price. In addition, we may discover additional weaknesses in our internal control over financial reporting.

We are obligated to implement and maintain effective internal control over financial reporting. As of December 31, 2017, the management of Panavision concluded that its internal control over financial reporting was not effective. In the future, we may not complete our analysis of our internal control over financial reporting in a timely manner, or our internal control over financial reporting may not be determined to be effective, or we may discover material weaknesses in our internal control over financial reporting, all of which may adversely affect investor confidence in our company and, as a result, the value of New Panavision Common Stock.

We are required, pursuant to the Exchange Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for each fiscal year. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting.

One of our planned acquirees, Panavision, has experienced and is currently experiencing issues with its internal control over financial reporting. The management of Panavision has discovered, and it is possible that they may discover in the future, material weaknesses in their internal control over financial reporting. If, in any future reporting periods, we are unable to conclude that our internal control over financial reporting is effective, or if we are required to restate our financial statements as a result of ineffective internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our securities to decline.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because neither Panavision nor Sim are currently subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of either Panavision or Sim as privately-held companies. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New Panavision after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New Panavision Common Stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

The price of New Panavision Common Stock, warrants and units may be volatile.

Upon consummation of the Business Combination, the price of New Panavision Common Stock, as well as New Panavision’s warrants and units may fluctuate due to a variety of factors, including:

•	changes in the industries in which New Panavision and its customers operate;

•	variations in its operating performance and the performance of its competitors in general;

•	actual or anticipated fluctuations in New Panavision’s quarterly or annual operating results;

•	publication of research reports by securities analysts about New Panavision or its competitors or its industry;

•	the public’s reaction to New Panavision’s press releases, its other public announcements and its filings with the SEC;

•	New Panavision’s failure or the failure of its competitors to meet analysts’ projections or guidance that New Panavision’s or its competitors may give to the market;

•	additions and departures of key personnel;

•	changes in laws and regulations affecting its business;

•	commencement of, or involvement in, litigation involving the combined company;

•	changes in the combined company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of New Panavision Common Stock available for public sale; and

•

general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of New Panavision Common Stock, warrants and units regardless of the operating performance of New Panavision, including the Panavision and Sim businesses acquired in the Business Combination.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New Panavision Common Stock to drop significantly, even if the combined company’s business is doing well.

Sales of a substantial number of shares of New Panavision Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Panavision Common Stock. Upon completion of the Business Combination, the former equityholders of Panavision and Sim, the Class F Shareholders and the Sponsor PIPE Entity will own approximately 41.3% of the outstanding shares of New Panavision Common Stock (excluding the Contingent Shares) assuming no public shareholders redeem their public shares in connection with the Business Combination or approximately 51.8% of the outstanding New Panavision Common Stock (excluding any Contingent Shares) assuming that 8,657,776 public shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the closing conditions contained in the Business Combination Agreement) are redeemed in connection with the Business Combination. While each of Sponsor, Sponsor PIPE Entity, the Principal Panavision Holders and the Principal Sim Holders will agree to certain restrictions regarding the transfer of New Panavision Common Stock, these shares may be sold after the expiration of the applicable lock-up. In addition, after the Business Combination, the PIPE Investors (other than the Sponsor PIPE Entity) will hold approximately 6.2% of the outstanding shares of New Panavision Common Stock (excluding Contingent Shares). We intend to file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New Panavision Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Additionally, immediately following the closing of the Business Combination, there will be 6.0 million Continent Shares outstanding. While the Contingent Shares will be subject to transfer and other restrictions and will be subject to forfeiture on the seventh anniversary of the Closing Date, these shares may be sold by the former equityholders of Panavision and the Class F Shareholders if such shares are no longer subject to such restrictions. For example, 50% of such shares would no longer be subject to forfeiture if the closing price of the New Panavision Common Stock as quoted on Nasdaq is greater than the Minimum Target for 20 trading days over a 30 consecutive trading day period.

The public stockholders will experience immediate dilution as a consequence of the issuance of New Panavision Common Stock as consideration in the Business Combination and in the PIPE Investment.

It is anticipated that, upon completion of the Business Combination, (1) SCAC’s public shareholders are expected to own approximately 52.5% of the outstanding New Panavision Common Stock, (2) the former equityholders of Panavision and Sim (without taking into account any public shares held by Panavision equityholders or Sim stockholders prior to the consummation of the Business Combination), are expected to own approximately 23.6% and 7.7%, respectively, of the outstanding New Panavision Common Stock, (3) the Class F Shareholders are expected to own approximately 2.5% of outstanding New Panavision Common Stock and (4) the PIPE Investors (including the Sponsor PIPE Entity) are expected to own approximately 13.7% of outstanding New Panavision Common Stock. These percentages exclude the Contingent Shares, reflect adjustments to the consideration payable to the equityholders of Panavision as a result of the Extension Amendment Redemptions and assume (i) no public shareholders exercise their redemption rights in connection with the Business Combination, (ii) that New Panavision will issue 12,265,132 shares of New Panavision Common Stock to the former equityholders of Panavision (including 2,750,000 Contingent Shares but which are excluded from such calculation) and 3,100,000 shares of New Panavision Common Stock to the former equityholders of Sim pursuant to the Business Combination Agreement, (iii) 1,993,480 Converted Founder Shares and 7,000,000 private placement warrants are forfeited pursuant to the Contribution Agreement and 3,250,000 Converted Founder Shares become Contingent Shares (which are excluded from such calculations), and (iv) 5,500,000 shares of New Panavision Common Stock are issued to the PIPE Investors upon the consummation of the PIPE Investment. These percentages also do not take into account public warrants to purchase New Panavision Common Stock that will be outstanding immediately following the completion of the Business Combination. If the actual facts are different than these assumptions, the percentage ownership retained by the Company’s existing stockholders in the combined company will be different.

The issuance of additional common stock will significantly dilute the equity interests of existing holders of SCAC securities; and may adversely affect prevailing market prices for our units, public shares and/or public warrants.

Warrants will become exercisable for New Panavision Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of 12,500,000 shares of New Panavision Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. These warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New Panavision Common Stock will be issued, which will result in dilution to the holders of New Panavision Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New Panavision Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “—Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment”.

Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and SCAC. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of New Panavision Common Stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the New Panavision Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

Nasdaq may not list New Panavision’s securities on its exchange, which could limit investors’ ability to make transactions in New Panavision’s securities and subject New Panavision to additional trading restrictions.

In connection with the Business Combination, in order to continue to maintain the listing of our securities on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements. We will apply to have New Panavision’s securities listed on Nasdaq upon consummation of the Business Combination. We cannot assure you that we will be able to meet all initial listing requirements. Even if New Panavision’s securities are listed on Nasdaq, New Panavision may be unable to maintain the listing of its securities in the future.

If New Panavision fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, Panavision and Sim would not be required to consummate the Business Combination. In the event that Panavision and Sim elected to waive this condition, and the Business Combination was consummated without

New Panavision’s securities being listed on Nasdaq or on another national securities exchange, New Panavision could face significant material adverse consequences, including:

•	a limited availability of market quotations for New Panavision’s securities;

•	reduced liquidity for New Panavision’s securities;

•

a determination that New Panavision Common Stock is a “penny stock” which will require brokers trading in New Panavision Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New Panavision’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities”. If New Panavision’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common shares.

Securities research analysts may establish and publish their own periodic projections for New Panavision following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for our common shares could be adversely affected.

Risks Related to the Consummation of the Domestication

The Domestication may result in adverse tax consequences for holders of ordinary shares.

U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” beginning on page 167 of this proxy statement/prospectus) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of Class A ordinary shares, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) may become subject to withholding tax on any dividends paid on New Panavision Common Stock after the Domestication.

A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) Class A ordinary shares with a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of SCAC’s earnings in income. A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) Class A ordinary shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% or more of the total value of all classes of our stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its Class A ordinary shares for New Panavision Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the Class A ordinary shares held directly by such U.S. Holder. A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock, will generally be required to include in income as a deemed dividend the all earnings and profits amount attributable to the Class A ordinary shares held directly by such U.S. Holder.

Additionally, proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Because SCAC is a blank check company with no current active business, we believe that it is likely that SCAC is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of Class A ordinary shares to recognize gain on the exchange of Class A ordinary shares or warrants for New Panavision common stock or warrants pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Class A ordinary shares. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of SCAC. The same rule may also apply to a U.S. Holder who exchanges warrants for newly issued warrants; a U.S. Holder, however, cannot currently make the elections mentioned above with respect to such U.S. Holder’s warrants. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

All holders are urged to consult their tax advisor for the tax consequences of the Domestication to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “U.S. Federal Income Tax Considerations” (beginning on page 167 of this proxy statement/prospectus).

Upon consummation of the Business Combination, the rights of holders of New Panavision Common Stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of Class A ordinary shares arising under the Cayman Islands Companies Law as well as our current memorandum and articles of association.

Upon consummation of the Business Combination, the rights of holders of New Panavision Common Stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current memorandum and articles of association and the Cayman Islands Companies Law and, therefore, some rights of holders of New Panavision Common Stock could differ from the rights that holders of Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Law, such actions are generally available under the DGCL. This change could increase the likelihood that New Panavision becomes involved in costly litigation, which could have a material adverse effect on New Panavision.

In addition, there are differences between the new organizational documents of New Panavision and the current constitutional documents of SCAC. For a more detailed description of the rights of holders of New Panavision Common Stock and how they may differ from the rights of holders of Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights”. The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of New Panavision are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus and we urge you to read them.

Delaware law and New Panavision’s Proposed Organizational Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by New Panavision’s board of directors and therefore depress the trading price of New Panavision Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New Panavision board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:

•	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the New Panavision board of directors;

•

the ability of the New Panavision board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, New Panavision’s directors and officers;

•	the requirement that certain directors may only be removed from the New Panavision board of directors for cause;

•

a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

•

the requirement that a special meeting of stockholders may be called only by a majority of the entire New Panavision board of directors or New Panavision’s chief executive officer, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•

the ability of the New Panavision board of directors to amend the bylaws, which may allow New Panavision’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to the New Panavision board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New Panavision board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Panavision.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New Panavision board of directors or management.

In addition, the Proposed Certificate of Incorporation includes a provision substantially similar to Section 203 of the DGCL, which may prohibit certain stockholders holding 15% or more of New Panavision’s outstanding capital stock from engaging in certain business combinations with us for a specified period of time.

Any provision of the Proposed Organizational Documents or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for New Panavision stockholders to receive a premium for their shares of New Panavision capital stock and could also affect the price that some investors are willing to pay for New Panavision Common Stock.

New Panavision’s bylaws will designate a state or federal court located within the State of Delaware as the sole and exclusive forum for substantially all disputes between New Panavision and its stockholders, which could limit New Panavision stockholders’ ability to obtain a favorable judicial forum for disputes with New Panavision or its directors, officers, stockholders, employees or agents.

The Proposed Bylaws, which will be in effect upon consummation of the Business Combination, provide that, unless New Panavision consents to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for:

•	any derivative action or proceeding brought on behalf of New Panavision;

•	any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New Panavision to New Panavision or New Panavision’s stockholders;

•

any action asserting a claim against New Panavision, its directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws; or

•	any action asserting a claim against New Panavision, its directors, officers or employees governed by the internal affairs doctrine.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Panavision or any of New Panavision’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New Panavision may incur additional costs associated with resolving such action in other jurisdictions, which could harm New Panavision’s business, results of operations and financial condition.

Risks Related to the Redemption

Public Shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (1)(a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (2) submits a written request to Continental, SCAC’s transfer agent, that New Panavision redeem all or a portion of its public shares for cash; and (3) delivers its public shares to Continental, SCAC’s transfer agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m. Eastern Time on                 ,                (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Continental, SCAC’s transfer agent, will need to act to facilitate this request. It is SCAC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because SCAC does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, SCAC’s transfer agent, New Panavision will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of SCAC—Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of SCAC’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite SCAC’s compliance with the proxy rules, a public shareholder fails to receive SCAC’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that SCAC is furnishing to holders of public shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of SCAC—Redemption Rights” for additional information on how to exercise your redemption rights.

SCAC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which a substantial majority of SCAC’s shareholders do not agree.

SCAC’s memorandum and articles of association does not provide a specified maximum redemption threshold, except that SCAC will not redeem public shares in an amount that would cause SCAC’s net tangible assets to be less than $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). Additionally, while Panavision’s obligation to consummate the Business Combination is conditioned on, among other things, (1) the redemptions by the public shareholders (including the Extension Amendment Redemptions) not exceeding 50% of the Class A ordinary shares held by the shareholders of SCAC at any time prior to the effective time of the Merger, (2) the PIPE Investment proceeds used for purposes of satisfying any redemptions by the public shareholders not exceeding $25.0 million, and (3) there being at least $125.0 million remaining in the trust account after satisfying redemptions (including the Extension Amendment Redemptions) and deferred underwriting discounts, these conditions are for the sole benefit of Panavision and may be waived by Panavision and the Panavision Holder Representative.

As a result, SCAC may be able to complete the Business Combination even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by SCAC or the persons described above have been entered into with any such investor or holder. SCAC will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, SCAC will require each public shareholder seeking to exercise redemption rights to certify to SCAC whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to SCAC at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which SCAC makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over SCAC’s ability to consummate the Business Combination and you could suffer a material loss on your investment in SCAC if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if SCAC consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. SCAC cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge SCAC’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, SCAC’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

SCAC can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in SCAC share price, and may result in a lower value realized now than a shareholder of SCAC might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Risks if the Adjournment Proposal is Not Approved

If the adjournment proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, SCAC’s board of directors will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

SCAC’s board of directors is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the adjournment proposal is not approved, SCAC’s board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Domestication and the Business Combination are not Consummated

If we are not able to complete the Business Combination with Panavision and Sim by the Extension Date (as such date may be extended pursuant to our Existing Organizational Documents), nor able to complete another business combination by such date, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

If we are not able to complete the Business Combination with Panavision and Sim by the Extension Date, nor able to complete another business combination by such Extension Date, in each case, as such date may be extended pursuant to our Existing Organizational Documents we will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

Our public shareholders will be entitled to receive funds from the trust account only upon the earliest of (1) the completion of a business combination (including the closing of the Business Combination), and then only in connection with those public shares that such public shareholder properly elected to redeem, (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Organizational Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if we do not complete a business combination by the Extension Date, or (3) the redemption of all of the public shares if we are unable to complete an initial business combination by the Extension Date, subject to applicable law, and as further described in this proxy statement/prospectus. In no other circumstances will a public shareholder have any right or interest of any kind in the trust account. Accordingly, to liquidate your investment, you may be forced to sell your public shares or public warrants, potentially at a loss.

If we are unable to consummate our initial business combination, our public shareholders may be forced to wait until after the Extension Date before redemption from the trust account.

If we are unable to consummate our initial business combination by the Extension Date (as such date may be extended pursuant to our Existing Organizational Documents), we will distribute the aggregate amount then on deposit in the trust account (less up to $50,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of our memorandum and articles of association prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Islands

Companies Law. In that case, investors may be forced to wait beyond the Extension Date (as such date may be extended pursuant to our Existing Organizational Documents), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless we consummate our initial business combination prior thereto and only then in cases where investors have sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we are unable to complete our initial business combination.

If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through to the Extension date, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.

As of September 30, 2018, we had cash of $254,275 held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of September 30, 2018, we had total current liabilities of $6,761,216. The funds available to us outside of the trust account may not be sufficient to allow us to operate until the Extension Date, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Pursuant to an unsecured promissory note we issued on September 26, 2018 (the “Sponsor Note”), we may borrow up to $1,500,000 from Sponsor from time to time. The Sponsor Note bears interest at a rate of 2.51% per annum and all unpaid principal under the Sponsor Note including accrued interest thereon will be due and payable in full on the earliest of (i) March 31, 2019, (ii) the effective date of a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Company and one or more businesses, and (iii) the termination, for any reason, of the Business Combination Agreement. Neither the members of our management team nor any of their affiliates is under any further obligation to advance funds to us in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

EXTRAORDINARY GENERAL MEETING OF SCAC

General

SCAC is furnishing this proxy statement/prospectus to SCAC’s shareholders as part of the solicitation of proxies by SCAC’s board of directors for use at the extraordinary general meeting of SCAC to be held on                 ,                 , and at any adjournment thereof. This proxy statement/prospectus is first being furnished to SCAC’s shareholders on or about                 ,                 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides SCAC’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held at                    Pacific Time, on             ,             ,             at             , unless the extraordinary general meeting is adjourned.

Purpose of the SCAC Extraordinary General Meeting

At the extraordinary general meeting, SCAC is asking holders of ordinary shares to:

•

consider and vote upon a proposal to approve by ordinary resolution and adopt the Business Combination Agreement (a copy of which is attached to this proxy statement/prospectus as Annex A) pursuant to which, among other things, following the Domestication of SCAC to Delaware, (1) Panavision Acquisition Sub will merge with and into Panavision, the separate corporate existence of Panavision Acquisition Sub will cease and Panavision will be the surviving corporation and a wholly owned subsidiary of New Panavision and (2) Sim Acquisition Sub will purchase all of the issued and outstanding shares of capital stock of Sim and Sim will be an indirect, wholly owned subsidiary of New Panavision (we refer to this proposal as the “BCA Proposal”);

•

consider and vote upon a proposal to approve by special resolution, assuming the BCA Proposal is approved and adopted, the change of SCAC’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (we refer to this proposal as the “Domestication Proposal”);

•

consider and vote upon the following seven separate proposals (we refer to these proposals, collectively, as the “Organizational Documents Proposals”) to approve by special resolution, assuming the BCA Proposal and the Domestication Proposal is approved and adopted, the following material differences between the Existing Organizational Documents and the Proposed Organizational Documents:

(A)

to authorize the change in the authorized capital stock of SCAC from (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class F ordinary shares, par value $0.0001 per share and 5,000,000 preferred shares, par value $0.0001 per share, to (ii) 500,000,000 shares of common stock, par value $0.0001 per share, of New Panavision and 100,000,000 shares of preferred stock, par value $0.0001 per share, of New Panavision (we refer to this as “Organizational Documents Proposal A”);

(B)

to authorize the board of directors of New Panavision to issue any or all shares of New Panavision Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by New Panavision’s board of directors and as may be permitted by the DGCL (we refer to this as “Organizational Documents Proposal B”);

(C)

to authorize that directors of New Panavision designated by Sponsor or by the Panavision Holder Representative, in each case pursuant to the Director Composition and Standstill Agreement, may only be removed for cause (we refer to this as “Organizational Documents Proposal C”);

(D)

to authorize that the board of directors of New Panavision will be divided into three classes, with each class generally serving for a term of three years (except for those directors appointed prior to the first annual meeting of the stockholders) and only one class of directors being elected in each year and to make certain related changes (we refer to this as “Organizational Documents Proposal D”);

(E)

to provide that certain provisions of the certificate of incorporation of New Panavision are subject to the Director Composition and Standstill Agreement (we refer to this as “Organizational Documents Proposal E”);

(F)	to authorize the removal of the ability of New Panavision stockholders to take action by written consent in lieu of a meeting (we refer to this as “Organizational Documents Proposal F”); and

(G)

to authorize all other changes in connection with the replacement of Existing Organizational Documents with the Proposed Organization Documents as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D), including (1) changing the post-Business Combination corporate name from “Saban Capital Acquisition Corp.” to “Panavision Holdings Inc.” (which is expected to occur after the Domestication in connection with the Acquisitions), (2) making New Panavision’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders, (5) granting an explicit waiver regarding corporate opportunities to New Panavision and its directors and (6) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which SCAC’s board of directors believes is necessary to adequately address the needs of New Panavision after the Business Combination (we refer to this as “Organizational Documents Proposal G”);

•

consider and vote upon a proposal to approve by ordinary resolution, assuming the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals are approved, the election of nine directors to serve as Class I, Class II and Class III directors to serve staggered terms on New Panavision’s board of directors until the             ,              and              annual meeting of stockholders, respectively, and until their respective successors are duly elected and qualified (we refer to this proposal as the “Director Election Proposal”);

•

consider and vote upon a proposal to approve by ordinary resolution, assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal are approved, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New Panavision Common Stock to the equityholders of Panavision and of Sim and to the PIPE Investors, including an affiliate of Sponsor, to the extent such issuance would require a shareholder vote under Nasdaq Listing Rule 5635 (we refer to this proposal as the “Stock Issuance Proposal”);

•

consider and vote upon a proposal to approve by ordinary resolution, assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are approved, the 2018 Plan, a copy of which is attached to this proxy statement/prospectus as Annex E (we refer to this proposal as the “Incentive Award Plan Proposal” and, collectively with the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal, the “Condition Precedent Proposals”); and

•

consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (we refer to this proposal as the adjournment proposal).

Recommendation of SCAC Board of Directors

SCAC’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of SCAC’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of SCAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SCAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of SCAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

SCAC shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on                     , which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 27,401,256 ordinary shares issued and outstanding, of which 21,157,776 were issued and outstanding public shares.

The Class F Shareholders have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Class F Shareholders own approximately 22.8% of the issued and outstanding ordinary shares.

Quorum

A quorum of SCAC shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 13,700,629 ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to SCAC but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. They will also not be treated as shares voted on the matter. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the BCA Proposal or any of the other Condition Precedent Proposals.

Vote Required for Approval

The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Domestication Proposal is conditioned on the approval of the BCA Proposal. Therefore, if the BCA Proposal is not approved, the Domestication Proposal will have no effect, even if approved by holders of Ordinary Shares.

The approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.    Each of the Organizational Documents Proposals is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, Organizational Documents Proposal A will have no effect, even if approved by holders of ordinary shares.

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Director Election Proposal is conditioned on the approval of the Organizational Documents Proposals, and, therefore, also conditioned on approval of the BCA Proposal and the Domestication Proposal. Therefore, if the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals are not approved, the Director Election Proposal will have no effect, even if approved by holders of ordinary shares.

The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Stock Issuance Proposal is conditioned on the approval of the Director Election Proposal, and, therefore, also conditioned on approval of the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal are not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.

The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Incentive Award Plan Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore, also conditioned on approval of the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are not approved, the Incentive Award Plan Proposal will have no effect, even if approved by holders of ordinary shares.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The adjournment proposal is not conditioned upon any other proposal.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the extraordinary general meeting:

•

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy”, whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by SCAC’s board “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•

You can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way SCAC can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a SCAC shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify SCAC’s general counsel in writing before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing SCAC.info@morrowsodali.com.

Redemption Rights

Pursuant to the Existing Organizational Documents, a public shareholder may request of SCAC that New Panavision redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)	submit a written request to Continental, SCAC’s transfer agent, that New Panavision redeem all or a portion of your public shares for cash; and

(iii)	deliver your public shares to Continental, SCAC’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m. Eastern Time on                     ,            (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, SCAC’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, SCAC’s transfer agent, New Panavision will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of September 30, 2018, this would have amounted to approximately $10.19 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New Panavision Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. New Panavision public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the BCA Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our agent, at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Class F Shareholders have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. The Class F ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Class F Shareholders own approximately 22.8% of the issued and outstanding ordinary shares.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of public shares on December 7, 2018, the most recent practicable date prior to the date of this proxy statement/prospectus, was $10.12. For illustrative purposes, as of September 30, 2018, funds in the trust account plus accrued interest thereon totaled $215,654,303 or $10.19 per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. SCAC cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Proxy Solicitation Costs

SCAC is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. SCAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. SCAC will bear the cost of the solicitation.

SCAC has hired Morrow Sodali LLC to assist in the proxy solicitation process. SCAC will pay that firm a fee of $25,000 plus disbursements. Such fee will be paid with non-trust account funds.

SCAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. SCAC will reimburse them for their reasonable expenses.

SCAC Initial Shareholders Agreements

As of the date of this proxy statement/prospectus, there are 27,401,256 ordinary shares issued and outstanding, which includes an aggregate of 6,243,480 Class F ordinary shares held by the Class F Shareholders, including Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 19,500,000 warrants to acquire ordinary shares, which comprise the 7,000,000 private placement warrants held by Sponsor (which will be forfeited in connection with the Business Combination) and the 12,500,000 public warrants.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Class F Shareholders, Panavision or Sim and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Class F Shareholders, Panavision or Sim and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (1) holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal, (2) holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) each of the Redemption Conditions is satisfied, (4) otherwise limit the number of public shares electing to redeem and (5) New Panavision’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BCA PROPOSAL

We are asking our shareholders to approve by ordinary resolution and adopt the Business Combination Agreement. SCAC shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see the subsection entitled “The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of ordinary shares that are voted at the extraordinary general meeting.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about SCAC, Panavision or Sim or any other matter.

Structure of the Business Combination

On September 13, 2018, SCAC entered into the Business Combination Agreement with Panavision Acquisition Sub, Sim Acquisition Sub, Panavision, Sim, and the other parties thereto, pursuant to which, among other things, following the Domestication, (1) Panavision Acquisition Sub will merge with and into Panavision, the separate corporate existence of Panavision Acquisition Sub will cease and Panavision will be the surviving corporation and a wholly owned subsidiary of New Panavision and (2) Sim Acquisition Sub will purchase all of the issued and outstanding shares of capital stock of Sim and Sim will be an indirect, wholly owned subsidiary of New Panavision.

Prior to and as a condition of the Acquisitions, pursuant to the Domestication, SCAC will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Law and a domestication under Section 388 of the DGCL, pursuant to which SCAC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. The Acquisitions will follow the Domestication. For more information on the Domestication, see “Domestication Proposal”.

Business Combination Consideration

In accordance with the terms and subject to the conditions of the Business Combination Agreement and subject to certain adjustments set forth therein, the aggregate Business Combination Consideration payable by SCAC to the equityholders of Panavision and the Sim Sellers (as defined below) under the Business Combination Agreement will be $590.5 million, which consists of (a) cash in an aggregate amount equal to $464.2 million, of which (i) $354.3 million will be paid to the equityholders of Panavision and (ii) $110.0 million will be paid to the equityholders of Sim; and (b) 12.6 million shares of New Panavision Common Stock (at a deemed value of $10.00 per share), of which (i) 9.5 million shares of New Panavision Common Stock will be paid to the equityholders of Panavision and (ii) 3.1 million shares of New Panavision Common Stock will be paid to the equityholders of Sim. The Business Combination Consideration does not include an additional 2.75 million shares of New Panavision Common Stock, which will be issued to the equityholders of Panavision and will be subject to vesting and certain other restrictions as set forth in the Business Combination Agreement. The amounts described in clauses (a)(i) and (b)(i) are collectively referred to herein as the “Merger Consideration”. The amounts described in clauses (a)(ii) and (b)(ii) are collectively referred to herein as the “Sim Purchase Price”. The Business Combination Consideration is expected to be financed through a combination of (i) shares of New Panavision Common Stock issued to the equityholders of Panavision and the Sim Sellers, (ii) cash held in the trust account net of redemptions (including the Extension Amendment Redemptions) and deferred underwriting discounts, (iii) gross proceeds of the PIPE Investment and (iv) gross proceeds of the Debt Facilities.

The Merger Consideration

At the effective time of the Merger (the “Effective Time”), each issued and outstanding share of common stock, par value $0.01 per share, of Panavision (“Panavision Common Stock”) immediately prior to the Effective Time (other than any shares of Panavision Common Stock owned by Panavision (which will be canceled and with respect to which no payment will be made) or with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be canceled and converted automatically into and become the right to receive the applicable portion of the Merger Consideration and the Panavision Contingent Shares as determined in accordance with the Business Combination Agreement. In addition, whether vested or unvested, the Panavision Options and the Panavision Restricted Stock (each as defined in the Business Combination Agreement) will vest in full and shall be canceled and converted into the right to receive the applicable portion of the Merger Consideration (if any) as determined in accordance with the Business Combination Agreement. Further, certain participants in the Panavision Inc. Long Term Incentive Catch-up Plan will be entitled to receive a portion of the Merger Consideration and the Contingent Shares as determined in accordance with the Business Combination Agreement.

The Sim Purchase Price

At the Closing, upon the terms and subject to the conditions of the Business Combination Agreement, each holder of issued and outstanding shares of capital stock of Sim (“Sim Capital Stock”) as of immediately prior to the Effective Time (including, for the avoidance of doubt, any shares of capital stock issued upon the exercise of Sim Options (as defined in the Business Combination Agreement) prior to such time) (collectively, the “Sim Sellers”) shall be entitled to receive a portion of the Sim Purchase Price equal to (i) the Purchase Price Per Fully Diluted Sim Share (as defined in the Business Combination Agreement) multiplied by (ii) the number of shares of Sim Capital Stock held by such Sim Seller immediately prior to the Effective Time. Sim shall take all necessary action to fully accelerate the vesting of each Sim Option and provide each Sim Optionholder (as defined in the Business Combination Agreement) the opportunity to exercise such Sim Option prior to the Effective Time in accordance with the Business Combination Agreement. All unexercised Sim Options shall be terminated and expire as of the Closing without payment therefor.

Adjustments to the Business Combination Consideration

The Business Combination Consideration described above will change based upon certain adjustments to be calculated as of the Closing Date, which will be subject to post-closing adjustments as set forth in the Business Combination Agreement and described below. The cash consideration payable to the equityholders of Panavision and Sim, as applicable, will be adjusted on the Closing Date as follows: (i) increased or decreased by the amount, if any, by which the estimated net working capital of Panavision and its subsidiaries (the “Panavision Group”) or Sim and its subsidiaries (the “Sim Group”), as applicable, as of the Closing Date is greater than or less than the applicable target net working capital set forth in the Business Combination Agreement; (ii) decreased by the amount of the estimated indebtedness of the Panavision Group or the Sim Group, as applicable, as of the Closing Date; (iii) in the case of the Merger Consideration, increased or decreased (if such amount is negative) by the amount of the Panavision Group’s estimated cash and cash equivalents as of the Closing Date less $15.0 million; (iv) in the case of the Sim Purchase Price, increased by the amount of Sim’s estimated cash and cash equivalents as of the Closing Date; (v) decreased by the amount of the estimated unpaid transaction expenses of the Panavision Group or the Sim Group, as applicable, as of the Closing Date; and (vi) decreased by the amount, if any, by which the estimated aggregate capital expenditures of the Panavision Group or the Sim Group, as applicable, for the calendar year ending December 31, 2018 are less than the applicable target capital expenditures for such calendar year set forth in the Business Combination Agreement. The precise amount of such adjustments will be based upon Panavision’s and Sim’s estimated closing statements to be delivered to SCAC not less than three business days prior to the Closing Date and in no event more than ten business days prior to the Closing Date. Additionally, the aggregate amount of shares of New Panavision Common Stock payable to the equityholders of Panavision and the Sim Sellers on the Closing Date is subject to adjustment to appropriately reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change prior to consummation of the Business Combination.

A portion of the cash consideration otherwise payable to the equityholders of Panavision on the Closing Date is subject to further adjustment and will be payable in part in shares of New Panavision Common Stock (at a deemed value of $10.00 per share) as provided in the Business Combination Agreement if (i) the public shareholders exercise their rights to redeem their public shares in an aggregate amount exceeding $25.0 million in connection with the approval of the Business Combination Agreement or otherwise pursuant to the Existing Organizational Documents (including the Extension Amendment Redemptions), or (ii) New Panavision would have less than $30.0 million in available cash and cash equivalents immediately following the Closing, on a pro forma basis, taking into account the Business Combination and net of any redemptions (including the Extension Amendment Redemptions), deferred underwriting discounts and other fees. As a result of the Extension Amendment Redemptions, (1) the cash consideration payable to the equityholders of Panavision under the Business Combination Agreement shown above has been adjusted downward pursuant to clause (i) of this paragraph by $14.2 million which amount will be payable in 1.42 million additional shares of New Panavision Common Stock and (2) the remaining portion of the cash consideration otherwise payable to the equityholders of Panavision will be payable in part in additional shares of New Panavision Common Stock (as described above) if the public shareholders exercise their rights to redeem any additional public shares in connection with the approval of the Business Combination Agreement or otherwise pursuant to SCAC’s Existing Organizational Documents.

At the Closing, $3.0 million of the cash portion of the Business Combination Consideration payable to the equityholders of Panavision and $2.0 million of the cash portion of the Business Combination Consideration payable to the equityholders of Sim will be placed in escrow by SCAC to secure any downward post-closing adjustments to the Business Combination Consideration. The cash consideration payable to the equityholders of Panavision and the Sim Sellers, as applicable, is subject to customary post-closing adjustments based on the difference, if any, between the estimated closing statements and the final closing statements; provided that such adjustments (whether positive or negative) will be limited to the Panavision Adjustment Escrow Amount or the Sim Adjustment Escrow Amount, as applicable.

Contingent Shares

Pursuant to the terms and conditions of the Business Combination Agreement and the Contribution Agreement, the Panavision Contingent Shares and the Founder Contingent Shares shall be subject to transfer and other restrictions and shall be subject to forfeiture on the seventh anniversary of the Closing Date unless and until the occurrence of the following events, at which time the Panavision Contingent Shares or the Founder Contingent Shares, as applicable, shall become vested and free of restrictions as follows:

•

with respect to 50% of the Panavision Contingent Shares and 50% of the Founder Contingent Shares, (1) the closing price of the New Panavision Common Stock as quoted on Nasdaq is greater than $12.50 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) (the “Minimum Target”) for 20 trading days over a 30 consecutive trading day period or (2) the price per share of New Panavision Common Stock paid or payable in connection with a Change in Control (as defined in the Business Combination Agreement) is greater than the Minimum Target; and/or

•

with respect to the other 50% of the Panavision Contingent Shares and the other 50% of the Founder Contingent Shares, (1) the closing price of the New Panavision Common Stock as quoted on Nasdaq is greater than $15.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) (the “Maximum Target”) for 20 trading days over a 30 consecutive trading day period or (2) if the price per share of New Panavision Common Stock paid or payable in connection with a Change in Control is greater than the Maximum Target;

provided that upon a Change in Control, any Contingent Shares that have not previously vested or that do not vest upon such Change in Control will be forfeited upon such Change in Control.

From and after the Closing, until any Contingent Shares are no longer subject to the forfeiture provisions described above, each holder of the Contingent Shares shall (1) immediately contribute to New Panavision the net after-tax amount (as calculated pursuant to the Business Combination Agreement) of any and all dividends or distributions received by such holder in respect of such unvested Contingent Shares, (2) vote such shares pro rata with other shareholders of New Panavision on every matter submitted to the shareholders to vote (including, for this purpose, any abstentions and “withhold” votes, but disregarding any broker non-votes and other shares not present or voted) and (3) not transfer, sell, pledge or otherwise dispose or hypothecate any of his, her or its Contingent Shares unless the transferee of such shares agrees to be bound by the terms and conditions governing such Contingent Shares.

Closing

Subject to the terms and conditions of the Business Combination Agreement, the Closing will take place at 10:00 a.m., Pacific time, on the date that is the second business day after the satisfaction or waiver of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to in writing by the parties.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of SCAC, Panavision and Sim are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a material adverse effect with respect to SCAC (“SCAC Material Adverse Effect”) means any event, state of facts, development, change, circumstance, occurrence or effect that, individually or in the aggregate, has prevented or materially impaired or delayed, or would reasonably be expected to prevent or materially impair or delay, the ability of SCAC, Panavision Acquisition Sub or Sim Acquisition Sub to perform its obligations under the Business Combination Agreement, the Registration Rights

Agreement, the Lock-Up Agreement, the Director Composition and Standstill Agreement, the Contribution Agreement, the Employment Agreements, the Escrow Agreements (as defined in the Business Combination Agreement), the Subscription Agreements, the Debt Commitment Letters and all other agreements, certificates and instruments executed and delivered in connection with the Business Combination, including the related letters of transmittal (collectively, the “Ancillary Agreements”), to which it is a party or to consummate the Business Combination, in accordance with and when required pursuant to the Business Combination Agreement or such Ancillary Agreement.

Pursuant to the Business Combination Agreement, a material adverse effect with respect to Panavision (“Panavision Material Adverse Effect”) means any event, state of facts, development, change, circumstance, occurrence or effect that, individually or in the aggregate, (x) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Panavision Group, taken as a whole, or (y) has prevented or materially delayed or impaired, or would reasonably be expected to prevent or materially delay or impair, the ability of Panavision to perform its obligations under the Business Combination Agreement and any Ancillary Agreement to which it is a party or to consummate the Business Combination in accordance with and when required pursuant to the Business Combination Agreement or such Ancillary Agreement; provided, however, in respect of the preceding clause (x), that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a “Panavision Material Adverse Effect” on or in respect of the Panavision Group: (a) any change in applicable laws or GAAP (as defined in the Business Combination Agreement) or any interpretation thereof; (b) any change in interest rates, exchange rates or economic, political, business or financial market conditions generally; (c) any change generally affecting any of the industries or markets in which the Panavision Group operates, including any change in commodity prices; (d) the announcement or pendency of the Business Combination Agreement or the consummation of the Business Combination (including by reason of the identity of SCAC, Sim or any of their respective affiliates or any communication by SCAC, Sim or any of their respective affiliates regarding their respective plans or intentions with respect to the business of Panavision or any of its subsidiaries, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having business relationships with Panavision or any of its subsidiaries) (provided that clause (d) shall not be applicable with respect to the representations and warranties in Section 4.4 of the Business Combination Agreement and the condition in Section 11.2(a) of the Business Combination Agreement, in either case, to the extent that its purpose is to address the consequences resulting from the consummation of the Business Combination); (e) the compliance with the terms of the Business Combination Agreement or any Ancillary Agreement or the taking of any action, or the failure to take any action, in each case, required by the Business Combination Agreement or any Ancillary Agreement; (f) any natural disaster; (g) any acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions; (h) any failure, in and of itself, by the Panavision Group to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending before, on or after the date of the Business Combination Agreement (although the underlying facts and circumstances resulting in such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a “Panavision Material Adverse Effect” except to the extent otherwise excluded under any other sub-clause of this definition); (i) any litigation or dispute between the parties to the Business Combination Agreement or any of their respective affiliates arising from or relating to the Business Combination Agreement; or (j) any action taken (or omitted to be taken) at the request of SCAC or Panavision Acquisition Sub; provided, further, that any event, state of facts, development, change, circumstance, occurrence or effect referred to in clauses (a), (b), (c), (f) or (g) above may be taken into account in determining if a Panavision Material Adverse Effect has occurred to the extent it has a materially disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Panavision Group, taken as a whole, relative to similarly situated companies in the industries in which the Panavision Group conducts its operations.

Pursuant to the Business Combination Agreement, a material adverse effect with respect to Sim (“Sim Material Adverse Effect”) means any event, state of facts, development, change, circumstance, occurrence or effect that, individually or in the aggregate, (x) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Sim Group, taken as a whole, or (y) has prevented or materially delayed or impaired, or would reasonably be expected to prevent or materially delay or impair, the ability of Sim to perform its obligations under the Business Combination Agreement and any Ancillary Agreement to which it is a party or to consummate the Business Combination in accordance with and when required pursuant to the Business Combination Agreement or such Ancillary Agreement; provided, however, in respect of the preceding clause (x), that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a “Sim Material Adverse Effect” on or in respect of the Sim Group: (a) any change in applicable laws or IFRS (as defined in the Business Combination Agreement) or any interpretation thereof; (b) any change in interest rates, exchange rates or economic, political, business or financial market conditions generally; (c) any change generally affecting any of the industries or markets in which the Sim Group operates, including any change in commodity prices; (d) the announcement or pendency of the Business Combination Agreement or the consummation of the Business Combination (including by reason of the identity of SCAC, Panavision or any of their respective affiliates or any communication by SCAC, Panavision or any of their respective affiliates regarding their respective plans or intentions with respect to the business of Sim or any of its subsidiaries, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having business relationships with Sim or any of its subsidiaries) (provided that clause (d) shall not be applicable with respect to the representations and warranties in Section 5.4 of the Business Combination Agreement and the condition in Section 11.2(a) of the Business Combination Agreement, in either case, to the extent that its purpose is to address the consequences resulting from the consummation of the Business Combination); (e) the compliance with the terms of the Business Combination Agreement or any Ancillary Agreement or the taking of any action, or the failure to take any action, in each case, required by the Business Combination Agreement or any Ancillary Agreement; (f) any natural disaster; (g) any acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions; (h) any failure, in and of itself, by the Sim Group to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending before, on or after the date of the Business Combination Agreement (although the underlying facts and circumstances resulting in such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a “Sim Material Adverse Effect” except to the extent otherwise excluded under any other sub-clause of this definition); (i) any litigation or dispute between the parties to the Business Combination Agreement or any of their respective affiliates arising from or relating to the Business Combination Agreement; or (j) any action taken (or omitted to be taken) at the request of SCAC or Sim Acquisition Sub; provided, further, that any event, state of facts, development, change, circumstance, occurrence or effect referred to in clauses (a), (b), (c), (f) or (g) above may be taken into account in determining if a Sim Material Adverse Effect has occurred to the extent it has a materially disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Sim Group, taken as a whole, relative to similarly situated companies in the industries in which the Sim Group conducts its operations.

Closing Conditions

The consummation of the Business Combination is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could be terminated and the proposed Business Combination may not be consummated. Neither SCAC nor Sim Acquisition Sub may waive or provide consent or approval with respect to certain conditions, covenants, agreements or obligations of Sim, the Sim Sellers, the Sim Holder Representative (as defined below) or the Purchase without the prior written consent of Panavision and the Panavision Holder Representative. In addition, the amendment, modification or waiver of certain provisions of the Business Combination Agreement in any manner that would be materially adverse to the lenders under the Debt Facilities requires the prior written consent of the lenders party to the ABL Commitment Letter and Second Lien

Commitment Letter. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement, or that Panavision, the Panavision Holder Representative or the lenders under the Debt Facilities would provide any required consents to such amendments, modifications or waivers.

Conditions to the Obligations of Each Party

The obligations of each party to the Business Combination Agreement to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived (to the extent permitted by applicable law) in writing by all of such parties:

•	the approval of the Extension Amendment on or prior to September 21, 2018 (which was satisfied on September 18, 2018);

•	the approval of the Condition Precedent Proposals;

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the effectiveness of a registration statement on Form S-4 registering the shares of New Panavision Common Stock pursuant to the Business Combination Agreement and no stop order suspending the effectiveness of such registration statement having been issued and no proceedings for that purpose having been initiated or threatened by the SEC and not withdrawn;

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the receipt of the Investment Canada Act Approval and the expiration or termination of the applicable waiting period under the HSR Act (the waiting period under the HSR Act was terminated on November 5, 2018);

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no law (including any governmental order) or other legal restraint or prohibition enjoining or prohibiting the consummation of the Business Combination or that otherwise makes the consummation of the Business Combination illegal being in force or being pending or threatened by any antitrust authority or other governmental authority;

•	the consummation of the Purchase and the Merger substantially simultaneously pursuant to the terms of the Business Combination Agreement;

•	the consummation of the PIPE Investment prior to or concurrently with the Closing;

•	the consummation of the Debt Financing prior to or concurrently with the Closing or, if applicable, the consummation of alternative financing prior to or concurrently with the Closing;

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the shares of New Panavision Common Stock to be issued in connection with the Business Combination Agreement will have been conditionally approved for listing on Nasdaq, subject to official notice from Nasdaq of such issuance with respect to New Panavision’s post-combination listing; and

•	the net tangible assets of New Panavision (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being not less than $5,000,001.

Conditions to the Obligations of SCAC, Panavision Acquisition Sub and Sim Acquisition Sub

The obligations of each of SCAC, Panavision Acquisition Sub and Sim Acquisition Sub to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following additional conditions, among others, any one or more of which may be waived (to the extent permitted by applicable law) in writing by SCAC, Panavision Acquisition Sub and Sim Acquisition Sub (and if required with respect to conditions that relate to obligations of Sim, Panavision and the Panavision Holder Representative):

•	each of the Company Fundamental Representations (as defined in the Business Combination Agreement), disregarding any qualifications and exceptions contained therein relating to materiality,

material adverse effect, Panavision Material Adverse Effect, Sim Material Adverse Effect or any similar qualification or exception, being true and correct in all material respects, except for certain representations and warranties with respect to the capitalization of Panavision and its subsidiaries (subject to de minimis inaccuracies or omissions) and the capitalization of Sim and its subsidiaries, which shall be true and correct in all respects, in each case, as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date;

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each of the representations and warranties of Panavision, Sim and the Sim Sellers contained in the Business Combination Agreement other than the Company Fundamental Representations, disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Panavision Material Adverse Effect, Sim Material Adverse Effect or any similar qualification or exception, being true and correct as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for inaccuracies or omissions that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Panavision Material Adverse Effect or a Sim Material Adverse Effect, as applicable;

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each of the covenants and agreements of Panavision, Sim and the Sim Sellers required by the Business Combination Agreement to be performed or complied with as of or prior to the Closing having been performed or complied with in all material respects;

•	from the date of the Business Combination Agreement through the Closing Date, there not having been any Panavision Material Adverse Effect or Sim Material Adverse Effect;

•	the delivery by each of Panavision and Sim to SCAC of the financial statements and other financial information required to be delivered pursuant to Section 8.7 of the Business Combination Agreement;

•	the termination at or prior to the Closing of each of the applicable Panavision Related Party Contracts and the Sim Related Party Contracts (each as defined in the Business Combination Agreement);

•	the execution of the Registration Rights Agreement by the Principal Panavision Holders;

•	representation and warranty insurance policies (“R&W Policies”) with respect to the Merger and the Purchase having been obtained and being in full force and effect;

•	the execution of the Lock-Up Agreements by the Principal Panavision Holders and the Principal Sim Holders (as defined in the Business Combination Agreement);

•	the termination of the Panavision Stockholders’ Agreement in a form reasonably satisfactory to SCAC;

•	the execution of escrow agreements by each of Panavision and Sim, their respective Holder Representatives (as defined below) and the Escrow Agent (as defined in the Business Combination Agreement);

•	the delivery by Panavision to SCAC of the Panavision Stockholder Consent (as defined in the Business Combination Agreement, and which was satisfied on September 14, 2018);

•	the delivery by Panavision to SCAC of evidence of the dissemination of the Panavision Drag-Along Notice (as defined in the Business Combination Agreement);

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the delivery by the Dragging Sim Holders to SCAC of the Sim Compulsory Sale Notice and joinders to the Business Combination Agreement executed by each of the Dragged Sim Holders (each as defined in the Business Combination Agreement);

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the delivery of written resignations of applicable officers and directors of each of Panavision and Sim such that, following the Effective Time, the directors and officers of Panavision and Sim shall be as set forth on schedules to the Business Combination Agreement;

•	the delivery to SCAC by each of Panavision and Sim of the Payoff Letters (as defined in the Business Combination Agreement);

•	the execution of the Principal Holder Releases by the Principal Panavision Holders and the Principal Sim Holders (each as defined in the Business Combination Agreement);

•	the delivery to the Exchange Agent by the Sim Sellers of the Sim Certificates representing all of the Sim Shares (each as defined in the Business Combination Agreement);

•	no Sim Debt Exercise of Remedies having occurred; and

•	the delivery of the Closing Panavision Audited Financial Statements (which shall not differ in any material respect from the Panavision Draft Audited Financial Statements) to SCAC by Panavision.

Conditions to the Obligations of Panavision, Sim and the Sim Sellers

The obligations of Panavision, Sim and the Sim Sellers to consummate the Business Combination are subject to the satisfaction of the following additional conditions, among others, any one or more of which may be waived (to the extent permitted by applicable law) in writing by Panavision, Sim and the Holder Representatives (as defined below):

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each of the Acquiror Fundamental Representations (as defined in the Business Combination Agreement), disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and SCAC Material Adverse Effect or any similar qualification or exception, being true and correct in all material respects, except for certain representations and warranties with respect to the capitalization of SCAC, which shall be true and correct in all respects (subject to de minimis inaccuracies or omissions), in each case, as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date;

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each of the representations and warranties of SCAC, Panavision Acquisition Sub and Sim Acquisition Sub contained in the Business Combination Agreement other than the Acquiror Fundamental Representations, disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and SCAC Material Adverse Effect or any similar qualification or exception, being true and correct as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a SCAC Material Adverse Effect;

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each of the covenants and agreements of SCAC, Panavision Acquisition Sub and Sim Acquisition Sub required by the Business Combination Agreement to be performed or complied with as of or prior to the Closing having been performed or complied with in all material respects;

•	the termination of each of the applicable Acquiror Related Party Contracts (as defined in the Business Combination Agreement);

•	the adoption of the Proposed Organizational Documents;

•	the execution of the Lock-Up Agreement by Sponsor;

•	the execution of escrow agreements by SCAC, Panavision Acquisition Sub, Sim Acquisition Sub and the Escrow Agent (as defined in the Business Combination Agreement);

•	the Sponsor PIPE Entity having committed at least $30.0 million of the PIPE Investment;

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the fees and expenses payable by SCAC or from Available Acquiror Cash or Cash and Cash Equivalents (each as defined in the Business Combination Agreement) of either the Panavision Group or the Sim Group, as applicable, not being in excess of the amount set forth in a schedule to the Business Combination Agreement; and

•	the execution of the Principal Holder Releases (as defined in the Business Combination Agreement) by Sponsor and SCAC.

Conditions to the Obligations of Panavision

The obligation of Panavision to consummate the Merger is subject to the satisfaction of the following additional conditions, which may be waived (to the extent permitted by applicable law) in writing by Panavision and the Panavision Holder Representative:

•	the execution of the Contribution Agreement by SCAC and the Class F Shareholders (including Sponsor) and the transactions contemplated thereby occurring at or having occurred prior to the Closing;

•	the execution of the Registration Rights Agreement by SCAC;

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the approval and appointment of the members of New Panavision’s board of directors to their respective position(s) (including any role as chairman), and any committees thereof, in each case as determined in accordance with Section 9.7 of the Business Combination Agreement and the Director Composition and Standstill Agreement, and SCAC having offered to each of the Panavision- Designated Directors (as defined in the Business Combination Agreement) the opportunity to enter into an agreement for indemnification, effective as of the Effective Time, substantially in the form attached to the Business Combination Agreement;

•	no Sim Debt Exercise of Remedies having occurred;

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there being at least $125.0 million remaining in the trust account after satisfying redemptions (including the Extension Amendment Redemptions) and deferred underwriting discounts and SCAC having delivered at the Closing to its balance sheet an amount equal to the excess of, if any, (A) $25.0 million of the aggregate proceeds from the PIPE Investment, over (B) the amount used for purposes of satisfying redemptions;

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the redemptions by the public shareholders (including the Extension Amendment Redemptions) not having exceeded 50% of the ordinary shares held by the shareholders of SCAC at any time prior to the Effective Time; and

•	no more than $25.0 million of the PIPE Investment proceeds having been used for purposes of satisfying any redemptions by the public shareholders.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of SCAC, Panavision Acquisition Sub, Sim Acquisition Sub, Panavision, Sim and the Sim Sellers, certain of which are qualified by materiality and material adverse effect and may be further modified and limited by the disclosure letters. See “Material Adverse Effect” above. The representations and warranties of SCAC are also subject to and qualified by certain information included in SCAC’s public filings made with the SEC (or incorporated by reference into such documents) from September 15, 2016 through September 11, 2018.

SCAC, Panavision Acquisition Sub and Sim Acquisition Sub have made representations and warranties relating to, among other things, organization, good standing and organizational documents; authority; no conflict; litigation and compliance with laws; SEC filings; internal controls, listing on Nasdaq and financial statements; required filings and consents; Debt Financing; PIPE Investment; trust account; Investment Company Act and JOBS Act; absence of changes; no undisclosed liabilities; capitalization; taxes; brokers’ fees; information supplied for this proxy statement/prospectus; indebtedness; solvency; no business conduct for Panavision Acquisition Sub and Sim Acquisition Sub; title to assets; financial capability; related party transactions; Canadian Competition Act; Investment Canada Act; and R&W Policies.

Panavision has made representations and warranties relating to, among other things, organization, good standing and organizational documents; subsidiaries; authority; no conflict; required filings and consents; capitalization; financial statements and internal controls; no undisclosed liabilities; litigation; compliance with laws; contracts and no defaults; employee benefit plans; labor relations and employees; taxes; brokers’ fees; insurance; permits; equipment and other tangible property; real property; intellectual property; environmental matters; absence of changes; related party transactions; anti-corruption compliance; international trade, sanctions and money laundering matters; indebtedness; warranties and product liability; information supplied for this proxy statement/prospectus; customers and vendors; takeover statutes; and Canadian Competition Act.

Sim has made representations and warranties relating to, among other things, organization, good standing and organizational documents; subsidiaries; authority; no conflict; required filings and consents; capitalization; financial statements and internal controls; no undisclosed liabilities; litigation; compliance with laws; contracts and no defaults; employee benefit plans; labor relations and employees; taxes; brokers’ fees; insurance; permits; equipment and other tangible property; real property; intellectual property; environmental matters; absence of changes; related party transactions; anti-corruption compliance; international trade, sanctions and money laundering matters; indebtedness; warranties and product liability; information supplied for this proxy statement/prospectus; customers and vendors; and the Canadian Competition Act.

Under the Business Combination Agreement, the Sim Sellers made representations and warranties relating to, among other things, organization and good standing; authority; no conflict; required filings and consents; ownership of the Sim Shares; litigation; related party transactions; legal representation; brokers’ fees; information supplied for this proxy statement/prospectus; residence; and the Canadian Competition Act.

The representations and warranties of the parties to the Business Combination Agreement will expire upon the Effective Time. Such expiration does not limit SCAC’s right to pursue any recoveries under the R&W Policies with respect to the Business Combination.

Covenants

Conduct of Business by Panavision and Sim

Panavision and Sim have agreed that from the date of the Business Combination Agreement through the earlier of the Closing or the termination of the Business Combination Agreement, they will, and will cause their respective subsidiaries to, except as otherwise contemplated by the Business Combination Agreement, as consented to by SCAC (and with respect to Sim’s obligations, the Panavision Holder Representative) in writing (which consent shall not be unreasonably conditioned, withheld or delayed) or as required by applicable law:

•	operate their respective businesses in the ordinary course and in accordance with past practice in all material respects; and

•

use commercially reasonable efforts to (1) preserve their respective businesses, (2) retain all current officers and key employees and the employee base as a whole and preserve in all material respects relationships with their respective key customers and suppliers and (3) maintain insurance consistent in all material respects with past practice.

From the date of the Business Combination Agreement through the earlier of the Closing or the termination of the Business Combination Agreement, Panavision and Sim have also agreed not to, and not to permit their respective subsidiaries to, except as otherwise contemplated by the Business Combination Agreement, set forth in the disclosure letters, as consented to by SCAC (and with respect to Sim’s obligations, the Panavision Holder Representative) in writing (which consent shall not be unreasonably conditioned, withheld or delayed) or as required by applicable law:

•	change or amend the organizational or other governing documents of any member of the Panavision Group or the Sim Group, as applicable;

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(1) make, set aside, declare or pay any non-cash dividend or distribution to their respective stockholders or any other non-cash distributions in respect of the capital stock or other equity interests, (2) split, reclassify, recapitalize or otherwise amend any terms of any shares or series of capital stock or other equity interests or (3) purchase, repurchase, redeem or otherwise acquire any issued and outstanding shares of capital stock or other equity interests, in each case, of any member of the Panavision Group or the Sim Group, as applicable;

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materially adversely modify or amend, intentionally violate, cancel or terminate certain material contracts or become subject to any new contract that would be such a material contract as of the date of the Business Combination Agreement;

•	effect certain dispositions or acquisitions of material assets, real property interests and material intellectual property rights;

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(1) grant additional rights to severance, retention, change in control, termination or similar payments, (2) enter into or amend certain employment, severance, change in control, retention, consulting or similar arrangements, (3) terminate, adopt, establish, enter into or materially amend certain benefit plans, (4) increase compensation or benefits to employees, officers, directors and other service providers above certain thresholds, (5) take any action to accelerate payments or vesting under any existing benefit plan or (6) terminate, other than for cause, the employment or engagement of certain employees or consultants;

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acquire any equity interests, any business unit or a substantial portion of the assets of any other party, whether by merger, consolidation, combination, the purchase of stock or assets or any other manner;

•	form any joint venture, partnership or limited liability company with any other party who is not a member of the Panavision Group or the Sim Group, as applicable;

•	make any material loans, advances or capital contributions to any other party;

•	materially change its accounting methods or collection or payment practices;

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change any tax accounting methods, make, revoke or amend material tax elections, enter into any closing agreement in respect of a material amount of taxes, settle or compromise material tax claims or liabilities, make or surrender rights to claim material tax refunds, consent to waivers or extensions of the statute of limitations applicable to any material taxes or any tax return, or file any amended tax returns with respect to material taxes;

•	enter into, renew, modify or revise any Panavision Related Party Contract or Sim Related Party Contract or any contract that would be a Panavision Related Party Contract or Sim Related Party Contract;

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incur or assume any indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Panavision Group or the Sim Group, as applicable, or guarantee any debt securities of any other party;

•	grant or permit to exist certain liens on any property or assets (whether tangible or intangible) of any member of the Panavision Group or the Sim Group, as applicable;

•	issue any additional shares of capital stock or securities exchangeable or exercisable for or convertible into capital stock or grant any equity or equity-based compensation;

•	form or cause to be formed any new subsidiary;

•	waive, release, assign, settle, compromise or otherwise resolve certain material actions;

•	make or commit to make certain capital expenditures;

•	enter into, or modify or amend, any collective bargaining agreement or similar contract;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution; or

•	enter into any contract to take any of the foregoing actions.

Additional Covenants of Panavision and Sim

In addition, Panavision and Sim have agreed, among other things, that, from the date of the Business Combination Agreement through the earlier of the Closing or the termination of the Business Combination Agreement:

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subject to certain limitations and applicable confidentiality and privilege restrictions, (1) Panavision shall provide SCAC and its representatives and (2) Sim shall provide SCAC, Panavision and their respective representatives reasonable access, upon reasonable advance notice, to, among other things, their respective books and records and appropriate officers;

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Panavision, Sim, the Sim Sellers and the Holder Representatives shall comply promptly with the notification and reporting requirements of the HSR Act and use their reasonable best efforts to obtain early termination of the waiting periods under the HSR Act and make other filings in connection with any other foreign antitrust or regulatory approvals as soon as practicable and use their reasonable best efforts to ensure such required clearances are obtained;

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Panavision and Sim and their respective subsidiaries, the Sim Sellers and Holder Representatives shall not solicit, facilitate or take any other action to facilitate or in furtherance of any acquisition proposal or any proposal that could reasonably be expected to lead to an acquisition proposal or otherwise take any steps in furtherance of an initial public offering of any securities of Panavision or Sim;

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Panavision shall use its reasonable best efforts to obtain the requisite stockholder consent in connection with the Business Combination (which was obtained on September 14, 2018) and deliver a drag-along notice to the Panavision Stockholders pursuant to SCAC’s request;

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the Dragging Sim Holders (as defined in the Business Combination Agreement) shall take all actions necessary to deliver a written notice to the equityholders of Sim of their election to exercise their carry-along rights with respect to the Purchase;

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Panavision and Sim shall obtain the Panavision Waived 280G Benefits and Sim Waived 280G Benefits (each as defined in the Business Combination Agreement) and, to the extent required, solicit the approval of the equityholders of Panavision and Sim with respect thereto;

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Panavision and Sim shall cooperate and use reasonable best efforts to cause their respective subsidiaries and pertinent employees to use reasonable best efforts to provide SCAC all cooperation reasonably requested in connection with the Debt Financing and the PIPE Investment;

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Panavision and Sim shall, prior to the Effective Time, obtain tail policies reasonably acceptable to SCAC extending coverage for an aggregate period of six years providing directors’ and officers’ liability insurance with respect to claims arising from factors or events that occurred before the Effective Time;

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Sim shall use reasonable best efforts to obtain, no later than September 30, 2018, an amendment to the Sim Credit Agreement (as defined in the Business Combination Agreement) (which amendment was obtained on September 27, 2018); and

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Panavision and Sim shall make and/or cause the other members of the Panavision Group or the Sim Group, as applicable, to make minimum capital expenditures for the calendar year ending December 31, 2018 in the amounts set forth in the Business Combination Agreement.

Conduct of Business of SCAC

SCAC has agreed that from the date of the Business Combination Agreement through the earlier of the Closing or the termination of the Business Combination Agreement, it will, and will cause its subsidiaries to, except as otherwise contemplated by the Business Combination Agreement, as consented to by the Holder Representatives in writing (which consent shall not be unreasonably conditioned, withheld or delayed) or as required by applicable law, operate its business in the ordinary course and substantially in accordance with past practice.

From the date of the Business Combination Agreement through the earlier of the Closing or the termination of the Business Combination Agreement, SCAC has also agreed not to, and not to permit its subsidiaries to, except as otherwise contemplated by the Business Combination Agreement, as consented to by SCAC in writing (which consent shall not be unreasonably conditioned, withheld or delayed) or as required by applicable law:

•	change or amend the Existing Organizational Documents or its other governing documents (other than in connection with the Domestication or the Extension Amendment);

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(1) make, set aside, declare or pay any non-cash dividend or distribution to the public shareholders or any other non-cash distributions in respect of the capital stock or other equity interests, (2) split, reclassify, recapitalize or otherwise amend any terms of any shares or series of capital stock or other equity interests (other than in connection with the Domestication) or (3) purchase, repurchase, redeem or otherwise acquire any issued and outstanding shares of capital stock or other equity interests, in each case, of SCAC or any of its subsidiaries (other than redemptions by the public shareholders);

•	make any loans, advances or capital contributions to any Person except to SCAC or any of its subsidiaries;

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incur or assume any indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of SCAC or any of its subsidiaries or guarantee any debt securities of any other party;

•

issue any additional Class A ordinary shares or warrants (“SCAC securities”) or securities exchangeable or exercisable for or convertible into SCAC securities, grant any additional options, warrants or stock appreciation rights with respect to SCAC securities or enter into contracts that may, among other things, obligate SCAC to issue, purchase, redeem, sell, vote or otherwise acquire any SCAC securities, other than, in each case, solely to the extent required to implement the proposals set forth in this proxy statement/prospectus or to effect the Domestication;

•	form a joint venture, partnership or strategic alliance with any third party;

•	enter into, renew, modify or revise certain Acquiror Related Party Contracts;

•	form or cause to be formed any new subsidiary;

•	waive, release, assign, settle, compromise or otherwise resolve certain material actions;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•	adopt, enter into, terminate or amend certain employee benefit plans or increase the compensation of any director or officer of SCAC; or

•	enter into any contract to take any of the foregoing actions.

Additional Covenants of SCAC

Pursuant to the Business Combination Agreement, SCAC has also agreed, among other things, to:

•	comply promptly with the notification and reporting requirements of the HSR Act and Investment Canada Act and use its reasonable best efforts to obtain early termination of the waiting periods under the HSR Act and Investment Canada Act, to make other filings in connection with any other foreign antitrust or regulatory approvals as soon as practicable and to ensure such required clearances are obtained;

•

maintain the indemnification, exculpation and advancement of expenses provisions in favor of the current or former directors, officers, employees and agents of SCAC, Panavision and Sim for a period of six years after the Closing Date;

•

for a period of one year following the Closing Date, provide each employee continuing his or her employment with New Panavision or its subsidiaries after the Closing Date with substantially comparable compensation, severance and employee benefit plans in the aggregate in all material respects to those provided to such employee immediately prior to the Closing Date;

•	use reasonable best efforts to arrange and obtain the Debt Financing, the PIPE Investment and (if necessary) alternative financing;

•

use reasonable best efforts to obtain conditional approval for the listing of shares of New Panavision Common Stock issuable in the Business Combination on Nasdaq, subject to official notice of issuance with respect to New Panavision’s post-Business Combination listing;

•

take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time, certain directors and officers will be appointed and serve on the board of directors and respective committees thereof of Panavision, Sim and New Panavision in accordance with the Business Combination Agreement and Director Composition and Standstill Agreement, as applicable, and serve as officers of Panavision, Sim and New Panavision, as applicable;

•

(1) preserve and keep the Books and Records (as defined in the Business Combination Agreement) relating to each of the Panavision Group and the Sim Group prior to the Closing in its possession or the possession of a member of the Panavision Group or Sim Group, as applicable, for at least seven years following the Closing Date or for such longer period as may be required by applicable Law and (2) make the Books and Records available for inspection and copying by the applicable Holder Representative during normal business hours of SCAC or Panavision, upon reasonable request and upon reasonable prior written notice;

•

not solicit, facilitate or take any other action to facilitate or in furtherance of any acquisition proposal or any proposal that could reasonably be expected to lead to an acquisition proposal or otherwise take any steps in furtherance of a public offering of any securities of any entity other than in connection with the Business Combination;

•

adopt a resolution of the board of directors consistent with the interpretive guidance of the SEC so that the acquisition of New Panavision Common Stock, in each case, pursuant to the Business Combination Agreement and the Ancillary Agreements by any officer, director or shareholder (by reason of “director by deputization”) of Panavision or Sim who is expected to become a “covered person” of SCAC for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder shall be an exempt transaction for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

•

cause Sponsor and other Class F Shareholders to waive, and cause each of them not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to any Class F ordinary shares (whether in connection with the Business Combination or otherwise and whether past, present or future);

•

at least 30 days prior to the Closing and again at least three business days prior to the Closing, deliver to Panavision and Sim a good faith estimate of the Acquiror Transaction Expenses (as defined in the Business Combination Agreement) that will be unpaid as of immediately prior to the Closing;

•	not amend or modify, or otherwise waive any provision of, the Contribution Agreement without the prior written consent of the Holder Representatives; and

•

not enter into any contract or arrangement, whether written or oral, with Sim or any Sim Seller or, to the knowledge of SCAC, any of its existing or prospective equityholders relating to the Business Combination, in each case without the prior written consent of the Panavision Holder Representative, except as expressly contemplated by the Business Combination Agreement or the Ancillary Agreements.

Joint Covenants of SCAC, Panavision, Sim, the Sim Sellers and the Holder Representatives

In addition, each of SCAC, Panavision, Sim, the Sim Sellers and the Holder Representatives has agreed, among other things, to:

•

use reasonable best efforts to cooperate, and to cause their respective subsidiaries to reasonably cooperate, in the preparation of this proxy statement/prospectus, including obtaining the requisite permits and approvals;

•	obtain shareholder approval of each of the proposals set forth in this proxy statement/prospectus;

•

use reasonable best efforts to assemble, prepare and file any information as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents (to the extent not specifically addressed in another provision of the Business Combination Agreement), use reasonable best efforts to obtain all material third party consents and approvals to consummate the Business Combination, and take such other actions as may be reasonably necessary or as another party may reasonably request to satisfy the closing conditions or otherwise comply with the Business Combination Agreement or consummate the Business Combination;

•	use commercially reasonable efforts to enable SCAC to bind the R&W Policies; and

•	terminate certain Panavision Related Party Contracts, Sim Related Party Contracts and Acquiror Related Party Contracts at or prior to the Closing.

Holder Representatives

Pursuant to the Business Combination Agreement, Cerberus PV Representative, LLC, a Delaware limited liability company, has been designated as the initial Panavision Holder Representative (the “Panavision Holder Representative”), to act on behalf of the equityholders of Panavision and Granite Film and Television Equipment Rentals Inc., an Ontario corporation, has been designated as the Sim Holder Representative (the “Sim Holder Representative” and, together with the Panavision Holder Representative, the “Holder Representatives”) to act on behalf of the Sim Sellers.

Each of the Holder Representatives has full power, authority and discretion to, among other things, (1) negotiate and enter into any amendments to the Business Combination Agreement or the Ancillary Agreements that the parties thereto may seek to make, (2) take or refrain from taking all actions necessary or appropriate on behalf of the equityholders of Panavision and the Sim Sellers, as applicable, in the sole judgment of such Holder Representative for the accomplishment of their specified role or required or permitted by the terms of the Business Combination Agreement or the Ancillary Agreements and (3) do each and every act and exercise any and all rights which such equityholders of Panavision or the Sim Sellers, as applicable, individually or collectively, are permitted or required to do or exercise under the Business Combination Agreement or the Ancillary Agreements.

Waiver; Amendment

No provision of the Business Combination Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is effective. Neither SCAC nor Sim Acquisition Sub may waive or provide consent or approval with respect to certain conditions, covenants, agreements or obligations of Sim, the Sim Sellers, the Sim Holder Representative or the Purchase without the prior written consent of Panavision and the Panavision Holder Representative. The Business Combination Agreement may only be amended by an agreement in writing executed by SCAC, Panavision, Sim, the Panavision Holder Representative and the Sim Holder Representative (if such amendment is prior to the Closing) or by SCAC, the Panavision Holder Representative and the Sim Holder Representative (if such amendment is after the Closing). In addition, the amendment, modification or waiver of certain provisions of the Business Combination Agreement in any manner that would be materially adverse to the lenders under the Debt Facilities requires the prior written consent of the lenders party to the ABL Commitment Letter and Second Lien Commitment Letter. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement, or that Panavision, the Panavision Holder Representative or the lenders under the Debt Facilities would provide any required consents to such amendments, modifications or waivers.

Termination; Effectiveness

The Business Combination Agreement may be terminated and the Business Combination abandoned at any time prior to the Closing:

•	by mutual written consent of SCAC, Panavision, Sim and the Holder Representatives;

•

by any of SCAC, Panavision, Sim or the Holder Representatives, if there has been put in force any applicable law (including any governmental order) or other legal restraint or prohibition permanently enjoining or prohibiting the consummation of the Business Combination or that otherwise makes the consummation of the Business Combination illegal;

•

by any of SCAC, Panavision, Sim or the Holder Representatives, if shareholder approval of the proposals set forth in this proxy statement/prospectus has not been obtained by reason of the failure to obtain the required vote at the extraordinary general meeting duly convened therefor or at any adjournment or postponement thereof prior to the earlier of March 31, 2019 and the Extension Date;

•

by SCAC, if there is any breach of any of the representations, warranties, covenants or agreements on the part of Panavision, Sim or the Sim Sellers, as applicable, set forth in the Business Combination Agreement, such that the closing conditions related to the accuracy of the representations and warranties of Panavision, Sim or the Sim Sellers, as applicable, or the performance of and compliance with the covenants and agreements of Panavision, Sim or the Sim Sellers, as applicable, would not be satisfied at the Closing, such breach is not cured by the earlier of 20 days after giving written notice thereof to the breaching party and the End Date (as defined below), and none of SCAC, Panavision Acquisition Sub or Sim Acquisition Sub is in breach of the Business Combination Agreement so as to prevent the conditions related to the accuracy of their representations and warranties or performance of and compliance with their covenants from being satisfied at the Closing;

•

by SCAC, if the Closing has not occurred by earlier of March 31, 2019 and the Extension Date (the “End Date”) and none of SCAC, Panavision Acquisition Sub or Sim Acquisition Sub has breached in any material respect any of its covenants, agreements or obligations under the Business Combination Agreement in any manner that shall have proximately caused the failure to consummate the Business Combination on or before the End Date;

•

by any of Panavision, Sim or the Holder Representatives, if there is any breach of any of the representations, warranties, covenants or agreements on the part of any of SCAC, Panavision Acquisition Sub or Sim Acquisition Sub set forth in the Business Combination Agreement, such that the closing conditions related to the accuracy of the representations and warranties of SCAC, Panavision Acquisition Sub or Sim Acquisition Sub or the performance of and compliance with the covenants and agreements of SCAC, Panavision Acquisition Sub or Sim Acquisition Sub would not be satisfied at the Closing, such breach is not cured by the earlier of 20 days after giving written notice thereof to the breaching party and the End Date, and the party seeking termination is not in breach of the Business Combination Agreement so as to prevent such conditions from being satisfied at the Closing;

•

by any of Panavision, Sim or the Holder Representatives, if the Closing has not occurred by the second business day after all of the closing conditions (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied or, to the extent permitted by applicable law, waived and the party seeking termination delivered such notice of termination on or prior to such date;

•

by any of Panavision, Sim or the Holder Representatives, if the Closing has not occurred by the End Date and the party seeking termination has not breached in any material respect any of its covenants, agreements or obligations under the Business Combination Agreement in any manner that shall have proximately caused the failure to consummate the Business Combination on or before the End Date;

•	by Panavision or the Panavision Holder Representative, if SCAC has any right to terminate the Business Combination Agreement in respect of the Purchase;

•	by SCAC, Panavision or the Panavision Holder Representative, if there has occurred a Sim Debt Exercise of Remedies; and

•

by Panavision or the Panavision Holder Representative, if the redemptions by the public shareholders (including the Extension Amendment Redemptions) exceed 50% of the Class A ordinary shares held by the shareholders of SCAC at any time prior to the Effective Time.

In the event of the termination of the Business Combination Agreement, the Business Combination Agreement will become void and have no effect, without any liability on the part of any party thereto or its affiliates, representatives, stockholders, equityholders, members or partners, except that the sections thereof entitled “Effect of Termination”, “Holder Representatives”, “Sponsor-Designated Directors” and “Miscellaneous”, as well as the Panavision Confidentiality Agreement, the Sim Confidentiality Agreement and the Companies Confidentiality Agreement (as defined in the Business Combination Agreement) (including with respect to the return of any confidential information in accordance with the terms thereof) shall survive any termination of the Business Combination Agreement in accordance with their terms.

Fees and Expenses

If the Closing does not occur, each party to the Business Combination Agreement will bear its own fees and expenses incurred in connection with the Business Combination Agreement and the Business Combination; provided, that SCAC will promptly reimburse Panavision, upon written request therefor, in respect of any reasonable, documented and out-of-pocket fees and expenses incurred by Panavision on behalf of SCAC and with the prior written approval of Adam Chesnoff (including in connection with any due diligence of Sim or obtaining the approval of the shareholders of the proposals set forth in this proxy statement/prospectus).

If the Closing occurs, (a) the equityholders of Panavision will bear the Panavision Transaction Expenses (as defined in the Business Combination Agreement), (b) the Sim Sellers will bear the Sim Transaction Expenses (as defined in the Business Combination Agreement), (c) SCAC will bear the Acquiror Transaction Expenses (as defined in the Business Combination Agreement) and (d) any fees and expenses of an auditor engaged in connection with a dispute regarding the post-closing adjustments to the cash portion of the Business Combination Consideration will be paid in accordance with Section 3.10 of the Business Combination Agreement; provided, however that SCAC will bear up to $1.75 million of the Panavision Transaction Expenses and up to $250,000 of the Sim Transaction Expenses (in each case excluding fees payable to financial advisors and certain other fees, awards and taxes). Upon the election of the Panavision Holder Representative or the Sim Holder Representative, as applicable, or at SCAC’s discretion if no such election is made, such transaction expenses, to the extent paid at or prior to the Closing, will be reimbursed to the applicable party at the Closing by adding such amounts to the calculations of cash and cash equivalents of the Panavision Group or the Sim Group, as applicable, or, to the extent unpaid at the Closing, such transaction expenses will be paid on behalf of the applicable party.

The Acquiror Transaction Expenses (including the amounts reimbursed to or paid on behalf of Panavision or Sim) will be made from the cash remaining in the trust account after satisfying redemptions and deferred underwriting discounts and will not reduce the respective ownership of New Panavision Common Stock of the equityholders of Panavision and the Sim Sellers following the Closing; provided, that any Acquiror Transaction Expenses in excess of $25.0 million will be funded by the Debt Financing.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. A form of the Contribution Agreement, the Director Composition and Standstill Agreement, and the form of the Amended and Restated Rights Agreement is attached hereto as Annex I, Annex J and Annex H. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Equity Financing

Concurrently with the execution of the Business Combination Agreement, SCAC entered into the Subscription Agreements with the PIPE Investors pursuant to which the PIPE Investors have collectively committed to subscribe for New Panavision Common Stock in an aggregate amount equal to $55.0 million, $30.0 million of which will be funded by the Sponsor PIPE Entity. The PIPE Investment will be consummated substantially concurrently with the Closing and proceeds therefrom will be used to fund a portion of the cash consideration required to effect the Business Combination and up to $25.0 million of redemptions. The PIPE Investment is conditioned upon the satisfaction or waiver of all conditions precedent to the closing of the Business Combination and other customary conditions. Pursuant to the Subscription Agreements, the PIPE Investors will be entitled to certain registration rights, subject to customary black-out periods and other limitations as set forth therein.

Debt Financing

On September 13, 2018, SCAC entered into a commitment letter (the “ABL Commitment Letter”) with Bank of America, N.A., Bank of Montreal and ING Capital LLC (collectively, the “ABL Lenders”), pursuant to which the ABL Lenders committed to provide a $250.0 million ABL revolving credit facility (the “ABL Facility”) in accordance with the terms, and subject to the conditions, set forth in the ABL Commitment Letter for the purpose of, among other things, financing the cash consideration for the Acquisitions and paying SCAC’s transaction expenses in excess of $25.0 million. The ABL Facility will mature on the 5-year anniversary of the Closing Date and will not require any amortization. Borrowings under the ABL Facility will be available in U.S. Dollars, Canadian Dollars, Pounds Sterling and Euros (subject to the sublimits with respect to availability of the U.S., Canadian and UK subfacilities provided in the ABL Commitment Letter) and shall bear interest, at SCAC’s option, at a rate equal to either an adjusted base rate, Canadian base rate, Canadian prime rate, Canadian BA rate, UK base rate or LIBOR rate, as applicable, in each case plus an applicable margin (which shall change depending on the average availability). The applicable margin for the ABL Facility ranges from 0.50% to 1.00% for borrowings based on base rate, Canadian base rate or Canadian prime rate and ranges from 1.50% to 2.00% for borrowings based on LIBOR rate, Canadian BA rate or UK base rate.

On September 13, 2018, SCAC also entered into a commitment letter (the “Second Lien Commitment Letter”) with Solus Alternative Asset Management LP (the “Second Lien Lender”), pursuant to which the Second Lien Lender committed to provide a $100.0 million second lien term loan credit facility (the “Second Lien Facility” and, together with the ABL Facility, the “Debt Facilities”) in accordance with the terms, and subject to the conditions, set forth in the Second Lien Commitment Letter for the purpose of, among other things, financing the cash consideration for the Acquisitions and paying SCAC’s transaction expenses in excess of $25.0 million. The Second Lien Facility will mature on the 5.5-year anniversary of the Closing Date and will not require any amortization. Borrowings under the Second Lien Facility will be available in U.S. Dollars and shall bear interest, at SCAC’s option, at a rate equal to either an adjusted base rate or LIBOR rate, in each case plus an applicable margin of 6.00% or 7.00%, respectively.

Contribution Agreement

New Panavision and the Class F Shareholders will enter into the Contribution Agreement, substantially in the form attached to this proxy statement/prospectus as Annex I, at the Closing, pursuant to which, among other things, (i) the Class F Shareholders will contribute an aggregate of approximately 2.0 million Converted Founder Shares to New Panavision, pro rata (which Converted Founder Shares will be cancelled for no consideration), (ii) 3.25 million Converted Founder Shares will become Founder Contingent Shares and thereby subject to vesting and the restrictions described in “Contingent Shares” above and (iii) Sponsor and its affiliates will contribute all of the warrants held by Sponsor or any of its affiliates to New Panavision (which New Panavision warrants will be cancelled for no consideration) and will forfeit for no consideration any other rights to obtain warrants (including in respect of that certain unsecured convertible promissory note issued by SCAC to Sponsor on March 12, 2018), in each case, on the terms and subject to the conditions set forth in the Contribution Agreement. Each Class F Shareholder has irrevocably waived, and agreed not to assert or perfect, any rights to adjustment or other antidilution protections with respect to any Founder Contingent Shares or otherwise with respect to any of his, her or its equity securities in SCAC in connection with the transactions contemplated by the Business Combination Agreement or arising prior to the Closing.

Amended and Restated Registration Rights Agreement

At the closing of the Business Combination, New Panavision will enter into the Registration Rights Agreement, substantially in the form attached to this proxy statement/prospectus as Annex J, with the Class F Shareholders, the Sponsor PIPE Entity and the Principal Panavision Holders. Pursuant to the Registration Rights Agreement, New Panavision will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain New Panavision Common Stock and other equity securities of New Panavision that are held by the parties thereto from time to time. Additionally, Sponsor and the Sponsor PIPE Entity will together be entitled to three demand registrations each fiscal year and the Panavision Requesting Stockholders (as defined in the Registration Rights Agreement) will collectively be entitled to three demand registrations each fiscal year, in each case, subject to certain offering thresholds. The Registration Rights Agreement will also include customary piggy-back rights, subject to cooperation and cut-back provisions. New Panavision will bear the expenses incurred in connection with the filing of any such registration statements.

The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by SCAC, Sponsor and the other parties thereto in connection with SCAC’s initial public offering.

Lock-Up Agreement

At the Closing, each of Sponsor, the Principal Panavision Holders and the Principal Sim Holders will execute and deliver to New Panavision a lock-up agreement (the “Lock-Up Agreement”), pursuant to which, among other things, Sponsor, the Principal Panavision Holders and the Principal Sim Holders will agree to certain restrictions regarding the transfer of New Panavision Common Stock held or to be received by them, from the Closing until the earlier of (i) 180 days after the Closing Date and (ii) immediately prior to the closing of a transaction in which New Panavision consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of New Panavision’s shareholders having the right to exchange their equity holdings in New Panavision for cash, securities or other property.

Director Composition and Standstill Agreement

On September 13, 2018, concurrently with the execution of the Business Combination Agreement in the form attached to this proxy statement/prospectus as Annex H, SCAC, Sponsor, the Sponsor PIPE Entity, the

Principal Panavision Holders and the Panavision Holder Representative entered into the Director Composition and Standstill Agreement, pursuant to which, among other things (i) the Panavision Holder Representative and Sponsor will each have certain rights to designate directors to the board of directors of New Panavision as described in more detail below, (ii) the Principal Panavision Holders and Sponsor will agree not to take certain actions in respect of the members of the board of directors of New Panavision designated by Sponsor or the Principal Panavision Holders, as applicable, (iii) the Panavision Holder Representative and Sponsor each have certain negative consent rights with respect to certain future actions taken by New Panavision and its subsidiaries and (iv) each of SCAC and Sponsor will agree to take certain actions in connection with, or to facilitate, the Business Combination.

Director Composition

The Director Composition and Standstill Agreement entitles the Panavision Holder Representative to designate directors (each, a “Panavision Director”) from and after the Effective Time as follows:

•

four directors, from and after any time that the Panavision Stockholders (as defined in the Director Composition and Standstill Agreement) and their affiliates, in the aggregate, beneficially own 32.50% or more of the issued and outstanding shares of New Panavision Common Stock until such time that the Panavision Stockholders and their affiliates, in the aggregate, beneficially own less than 25.00% of the issued and outstanding shares of New Panavision Common Stock (three of whom will serve as Class III directors and the remaining director will serve as a Class II director);

•

three directors, from and after any time that the Panavision Stockholders and their affiliates, in the aggregate, beneficially own 27.50% or more of the issued and outstanding shares of New Panavision Common Stock until such time that the Panavision Stockholders and their affiliates, in the aggregate, beneficially own less than 17.50% of the issued and outstanding shares of New Panavision Common Stock (all of whom will serve as Class III directors);

•

two directors, for as long as the Panavision Stockholders and their affiliates, in the aggregate, beneficially own at least 7.50% of the issued and outstanding New Panavision Common Stock (both of whom will serve as Class III directors); and

•

one director, for as long as the Panavision Stockholders and their affiliates, in the aggregate, beneficially own at least 5.00% of the issued and outstanding New Panavision Common Stock (who will serve as a Class III director).

The Director Composition and Standstill Agreement entitles Sponsor to designate directors (each, a “Sponsor Director”) from and after the Effective Time as follows:

•

two directors, from and after any time that Sponsor and its affiliates, in the aggregate, beneficially own 7.50% or more of the issued and outstanding New Panavision Common Stock (if the Panavision Holder Representative is entitled to designate less than three directors, one of whom will serve as a Class III director and the other of whom will serve as a Class II director, or if the Panavision Holder Representative is entitled to designate three or more directors, both of whom will serve as Class II directors); and

•

one director, for as long as Sponsor and its affiliates, in the aggregate, beneficially own at least 5.00% of the issued and outstanding New Panavision Common Stock (who will serve as a Class II director).

For purposes of calculating the issued and outstanding shares of New Panavision Common Stock, the Contingent Shares shall be disregarded until they become vested. If Sponsor and its affiliates or the Panavision Stockholders and their affiliates, as applicable, in the aggregate, beneficially own less than an applicable ownership threshold set forth above, a majority of the directors (excluding the Sponsor Directors or the Panavision Directors, as applicable) may request the resignation of the requisite number of Panavision Directors or Saban Directors. If the Panavision Holder Representative or Sponsor is entitled to appoint or designate additional directors due to an increase in the beneficial ownership of the Panavision Stockholders or Sponsor and their respective affiliates, then the Panavision Holder Representative or Sponsor shall designate a non-Saban Director or non-Panavision Director (in each case other than New Panavision’s CEO), as applicable, to be removed from the board of directors of New Panavision.

Pursuant to the Director Composition and Standstill Agreement, the initial chair of the board of directors of New Panavision shall be Kimberly Snyder. If there are any vacancies in such role because of the death, disability, disqualification, resignation or removal of any such chair, then the Panavision Holder Representative and Sponsor shall mutually agree to a replacement so long as each has the right to designate at least one director to the board of directors.

The Director Composition and Standstill Agreement also entitles the Panavision Holder Representative and Sponsor to designate directors to board committees. Immediately following the Effective Time, the Panavision Holder Representative and Sponsor will each be entitled to designate one director to the nominating committee and one director to the compensation committee. The Panavision Holder Representative will also be entitled to designate the chairman of the nominating committee. The Panavision Holder Representative and Sponsor will generally be entitled to fill vacancies on the nominating committee and the compensation committee if their respective designees cease to serve on either such committee for any reason, so long as the Panavision Stockholders and their affiliates or Sponsor and its affiliates, as applicable, in the aggregate, beneficially own at least 5.00% of the issued and outstanding shares of New Panavision Common Stock. The Panavision Holder Representative and Sponsor are each entitled to request that a Panavision Director or a Sponsor Director, as applicable, serve as a member of any committee of the board of directors of New Panavision (other than the nomination committee or compensation committee), subject to any legal restrictions and the rules and regulations of Nasdaq, and the Panavision Holder Representative has so appointed Craig Chobor to serve as a member of the audit committee, effective as of immediately following the Effective time.

In addition to the Panavision Directors, the Principal Panavision Holders will be entitled collectively to a total of two board observer positions, apportioned to each of the Cerberus Holders and their affiliates and the Solus Holders and their affiliates (as defined in the Director Composition and Standstill Agreement) provided that each, in the aggregate together with their respective affiliates, beneficially owns at least 2.00% of the issued and outstanding shares of New Panavision Common Stock and so long as the Panavision Stockholders and their affiliates, in the aggregate, beneficially own at least 5.00% of the issued and outstanding shares of New Panavision Common Stock.

Special Approval Rights

The Director Composition and Standstill Agreement entitles the Panavision Holder Representative and Sponsor to approve certain actions taken by New Panavision and its subsidiaries from and after the Effective Time if certain ownership thresholds are met. At any time that the Panavision Stockholders and their affiliates or Sponsor and its affiliates, as applicable, beneficially own, in the aggregate:

•

at least 20.00% of the issued and outstanding shares of New Panavision Common Stock until such time that they cease to beneficially own, in the aggregate, at least 10.00% of the issued and outstanding shares of New Panavision Common Stock, the prior written consent of the Panavision Holder Representative or Sponsor, as applicable, will be required for, except in connection with a Company Sale (as defined in the Director Composition and Standstill Agreement), (i) the issuance of equity securities senior to the New Panavision Common Stock, (ii) entry into agreements related to or affecting the ownership or voting of the equity securities of New Panavision or the governance of New Panavision and (iii) the issuance of equity securities to employees of New Panavision in excess of 7.00% of the fully diluted capital stock of New Panavision during any five-year period commencing after the Effective Time; and

•	at least 5.00% of the issued and outstanding shares of New Panavision Common Stock, the prior written consent of the Panavision Holder Representative or Sponsor, as applicable, will be required,

except in connection with a Company Sale, for certain amendments to the Proposed Organizational Documents, dissolutions or liquidations, entering into certain related party transactions and increases or decreases in the size of the board or changes to the classes on which directors serve.

The Director Composition and Standstill Agreement entitles the Panavision Holder Representative to additional special approval rights if certain ownership thresholds are met. At any time that the Panavision Stockholders and their affiliates beneficially own, in the aggregate:

•

at least 27.50% of the issued and outstanding shares of New Panavision Common Stock until such time that they cease to beneficially own, in the aggregate, at least 17.50% of the issued and outstanding shares of New Panavision Common Stock, the prior written consent of the Panavision Holder Representative will be required for New Panavision or any of its subsidiaries to (i) enter into or effect any business combination, acquisition, disposition, merger or any other transaction or series of transactions involving assets, an aggregate enterprise value or consideration in excess of $62.5 million, (ii) materially change the business of New Panavision or (iii) incur any indebtedness in excess of $62.5 million (other than the Debt Facilities); and

•

at least 32.50% of the issued and outstanding shares of New Panavision Common Stock until such time that they cease to beneficially own, in the aggregate, at least 25.00% of the issued and outstanding shares of New Panavision Common Stock, the prior written consent of the Panavision Holder Representative will also be required for any Company Sale (as defined in the Director Composition and Standstill Agreement).

Standstill Provisions

Each of the Principal Panavision Holders, on the one hand, and Sponsor and the Sponsor PIPE Entity, on the other hand, is subject to certain standstill provisions, pursuant to which each has agreed not to, without prior written consent and subject to certain exceptions, (1) solicit proxies to vote, consent to vote or seek to advise or influence the vote of any New Panavision stockholder with respect to the director(s) nominated or designated by the other, (2) form, join or participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with respect to the foregoing, (3) enter into any arrangements with, or assist or knowingly encourage, any third party with respect to any of the foregoing, (4) make any public disclosure inconsistent with the foregoing or take any action that would reasonably be expected to require New Panavision to make any public disclosure with respect to the foregoing or (5) take any action challenging the validity or enforceability of such standstill provisions. The standstill period restricting Sponsor and the Sponsor PIPE Entity commences at the Effective Time and terminates upon the earliest to occur of (i) the date that the Panavision Stockholders and their affiliates, in the aggregate, beneficially own less than 5.00% of the shares of New Panavision Common Stock, (ii) the date on which Sponsor is no longer entitled to designate a director pursuant to the Director Composition and Standstill Agreement, (iii) written notice by Sponsor of certain noncompliance by New Panavision or the Principal Panavision Holders with the Director Composition and Standstill Agreement or (iv) the mutual written consent of the Panavision Holder Representative and Sponsor. The standstill period restricting the Principal Panavision Holders commences at the Effective Time and terminates upon the earliest to occur of (i) the date that Sponsor and its affiliates, in the aggregate, beneficially own less than 5.00% of the shares of New Panavision Common Stock, (ii) the date on which the Panavision Holder Representative is no longer entitled to designate a director pursuant to the Director Composition and Standstill Agreement, (iii) written notice by the Panavision Holder Representative of certain noncompliance by New Panavision or Sponsor with the Director Composition and Standstill Agreement or (iv) the mutual written consent of the Panavision Holder Representative and Sponsor. Such standstill provisions may also be suspended in certain circumstances, including in connection with a sale or proposed sale of New Panavision. Nothing in the standstill provisions or elsewhere in the Director Composition and Standstill Agreement will restrict any Principal Panavision Holder or Sponsor or any of their respective affiliates in any way from exercising their voting rights with respect to any matter brought before the New Panavision stockholders in any manner they choose.

Employment Agreements

On September 13, 2018, SCAC entered into an Employment Agreement with each of (1) Kimberly Snyder with respect to her service as Chief Executive Officer of New Panavision and Chairperson of New Panavision’s board of directors, and (2) Bill Roberts with respect to his service as Chief Financial Officer of New Panavision that will, in each case, become effective as of, and subject to, the Closing. For additional information, see “Management of New Panavision Following the Business Combination—Post-Business Combination Executive and Director Compensation—Employment Agreements”.

Background to the Business Combination

SCAC is a blank check company incorporated on March 15, 2016 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The potential Acquisitions were the result of an extensive search for potential transactions utilizing the global network of SCAC’s management team, including its board of directors. The terms of the Business Combination Agreement were the result of extensive negotiations among the representatives of SCAC, Panavision and Sim. Conversations on behalf of Panavision were conducted with Panavision management and representatives of Cerberus Capital Management, L.P. (“Cerberus”) and Solus Alternative Asset Management LP (“Solus”), whose affiliated funds collectively own a majority of the equity interests of Panavision. Marc Millman, Managing Director of Cerberus, and Craig Chobor, a Managing Director of Solus, both of whom were on Panavision’s board of directors at the time of these conversations, were each authorized by the board of directors of Panavision to negotiate on Panavision’s behalf as members of a negotiating committee of the Panavision board of directors formed for purposes of, among other things, pursuing, evaluating, negotiating and recommending board approval of a potential transaction among Panavision, SCAC and Sim. Conversations on behalf of Sim were conducted by Sim’s Chairman of the board and representatives of Granite Film and Television Equipment Rentals Inc. (“Granite”), which owns a significant amount of the equity interests in Sim.

On September 21, 2016, SCAC completed its initial public offering of 25.0 million units (which included the issuance of 1.5 million units as a result of the underwriters’ exercise of their over-allotment option in full) at a price of $10.00 per unit generating gross proceeds of $250.0 million before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-half of one public warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share for $11.50 per share, subject to certain adjustments. Simultaneous with the closing of the initial public offering, SCAC completed the private sale of an aggregate of 7.0 million private placement warrants at a price of $1.00 per private placement warrant to our Sponsor. The private placement warrants are substantially identical to the public warrants sold as part of the units in the initial public offering, except that Sponsor has agreed not to transfer, assign or sell any of the private placement warrants (except to certain permitted transferees) until 30 days after the completion of SCAC’s initial business combination. The private placement warrants also are not redeemable by SCAC so long as they are held by Sponsor or its permitted transferees, and they may be exercised by Sponsor and its permitted transferees on a cashless basis.

Since the completion of its initial public offering, SCAC considered a number of potential target businesses with the objective of consummating its initial business combination. Representatives of SCAC contacted and were contacted by a number of individuals and entities who offered to present ideas for business combination opportunities, including financial advisors and companies in the media, entertainment, consumer products and telecommunications sectors. SCAC considered businesses that it believed could benefit from the substantial expertise, experience and network of its management team, have attractive growth prospects and exhibited industry leadership.

In the process that led to identifying Panavision and Sim as attractive investment opportunities, SCAC’s management team evaluated over 150 potential business combination targets, entered into non-disclosure agreements with approximately 30 potential business combination targets (other than Panavision and Sim), and submitted non-binding indications of interest or letters of intent with respect to 11 potential business combination targets (other than Panavision and Sim).

The process of SCAC to identify attractive targets for a business combination transaction included SCAC reviewing and engaging in various levels of discussions, due diligence and negotiations with a small subset of companies, most of which were in the media, entertainment or consumer products sectors. These targets included (a) a kids content production, distribution, and licensing business (“Company A”); (b) a toy company (“Company B”), (c) an app development ecosystem (“Company C”), (d) a satellite and pay TV operator (“Company D”), (e) a business-to-business music provider (“Company E”), (f) an audiobook producer (“Company F”), (g) a live-streaming company (“Company G”), (h) an online marketplace (“Company H”), (i) a ticketing and live entertainment company (“Company I”), (j) a kids and family retailer (“Company J”), and (k) a cash processing business (“Company K”).

After conducting preliminary due diligence, submitting an indication of interest and engaging in negotiations with Company A, it was determined that SCAC could not meet the valuation expectations of the board of the target so Company A elected to pursue strategic alternatives including an auction process. SCAC chose to avoid a competitive auction process. After meeting with management and shareholders of Company B and conducting preliminary diligence, SCAC submitted an indication of interest for Company B, but the shareholders of Company B elected to pursue a traditional IPO path. After numerous discussions between SCAC and management of Company C and engaging in preliminary valuation discussions, Company C decided to not pursue a public transaction at that time. SCAC engaged in preliminary due diligence and worked with industry consultants to evaluate Company D and submitted an indication of interest; however, SCAC could not meet the valuation expectations of the shareholders of Company D so Company D elected to pursue strategic alternatives. After conducting preliminary diligence and submitting an indication of interest to Company E, Company E determined SCAC could not meet valuation expectations and elected to pursue a private sale process. SCAC engaged with Company F prior to Company F’s launch of a sale process and submitted an indication of interest, but Company F determined SCAC could not meet its valuation expectations and moved forward with the sale process. After conducting preliminary diligence and submitting an indication of interest to Company G, Company G elected to continue to pursue a traditional IPO path. SCAC conducted preliminary diligence and submitted an indication of interest to Company H, but Company H decided not to pursue a public transaction. After conducting preliminary diligence and submitting an indication of interest to Company I, Company I determined SCAC could not meet the valuation expectations of Company I’s shareholders determined to not sell the asset. SCAC conducted preliminary diligence and submitted an indication of interest for Company J, but SCAC could not meet valuation expectations of Company J so Company J elected to pursue strategic alternatives. After conducting preliminary due diligence, submitting an indication of interest and engaging in negotiations with Company K, Company K determined SCAC could not meet its valuation expectations and the owners of Company K decided to not sell the business.

On October 25, 2016, Matt Gibbons, a Senior Associate at SCAC, had a lunch meeting with a representative of Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), which was known to be a financial advisor to Panavision, to discuss, among other things, the possibility of exploring a potential business combination between SCAC and Panavision.

On November 22, 2016, Adam Weene, Managing Director of SCAC, and Mr. Gibbons met with representatives of Houlihan Lokey to further discuss SCAC’s interest in a potential business combination with Panavision.

During the next few months, SCAC team continued to consider Panavision for a potential business combination, and had multiple conversations with representatives of Houlihan Lokey on behalf of Panavision about a potential business combination with Panavision and other potential targets in the space that could be combined with Panavision in a single or series of related transactions to increase the deal size and enhance synergies.

On March 24, 2017, SCAC executed a confidentiality agreement with Panavision. After the confidentiality agreement was provided, Panavision began providing preliminary confidential information related to its business to SCAC.

Over the next couple of weeks, representatives of Houlihan Lokey on behalf of Panavision and SCAC discussed potential transaction structures, including sources and uses of funds that could be used to facilitate a transaction between SCAC and Panavision.

On April 13, 2017, SCAC engaged Goldman Sachs & Co. LLC (“Goldman Sachs”) as financial advisor in order to assist in conducting due diligence and provide structuring and public market valuation guidance for a business combination.

Over the next two months, representatives from Houlihan Lokey and Panavision discussed potential acquisition targets that could be acquired by SCAC as part of an acquisition of Panavision. At Panavision’s request, representatives of Houlihan Lokey had preliminary discussions with representatives of Sim regarding the potential benefits of a transaction with Panavision.

On June 6, 2017, Mr. Weene and Mr. Gibbons met with Kimberly Snyder, the Chief Executive Officer of Panavision, and Bill Roberts, the Chief Financial Officer of Panavision, at Panavision’s headquarters in Woodland Hills to present SCAC as a potential business combination partner and to discuss the process with respect to transacting with a special purpose acquisition company such as SCAC.

On June 28, 2017, Mr. Weene and Mr. Gibbons met with representatives of Panavision, Sim, Cerberus, Solus, Granite, Goldman Sachs, and Houlihan Lokey to discuss a potential transaction. Such meeting was attended by Ms. Snyder and Mr. Roberts of Panavision, Scott Dorsey, the Chairman of the board of Sim and financial advisor to Sim, Mr. Millman, Mr. Chobor and Doug Buchanan, President of Granite. During the meeting, the parties discussed the merits of a transaction with SCAC and how such a transaction could achieve the objectives of the shareholders of SCAC, Panavision and Sim.

On July 13, 2017, SCAC submitted a preliminary proposal to Houlihan Lokey on behalf of Panavision regarding an acquisition of Panavision that assumed the concurrent acquisition of Sim. The proposal included an explanation of the process and benefits of a business combination conducted by a special purpose acquisition company such as SCAC and certain high level transaction structuring and financing assumptions. Valuation was determined by applying a multiple to future expected earnings of Panavision and Sim.

On July 20, 2017, Sim and SCAC entered into a mutual confidentiality agreement. After the confidentiality agreement was executed, Sim began providing preliminary confidential information related to its business to SCAC for its review. This confidentiality agreement was amended and restated as of August 29, 2017, relating to limitations on disclosure to certain Canadian entities and persons by SCAC.

Over the next several weeks, Adam Chesnoff, Chief Executive Officer and President of SCAC, Mr. Weene and Mr. Gibbons had multiple conversations and meetings with representatives of Houlihan Lokey, on behalf of Panavision, to discuss potential structures and timing of a transaction, including the combination of Panavision and Sim. Mr. Weene and Mr. Gibbons as well as representatives of Goldman Sachs also had multiple conversations with representatives of Sim and Granite on these topics during this time period.

On October 4, 2017, SCAC submitted a non-binding indication of interest to Granite setting forth key terms of a potential transaction at an implied enterprise value of Sim of C$279 million. The proposal provided for the acquisition by SCAC of Sim simultaneously with the acquisition by SCAC of Panavision for a combination of cash and SCAC equity. SCAC had subsequent conversations with Granite and Sim to further discuss the benefits of a transaction to the selling shareholders of Sim.

On October 20, 2017, Mr. Weene and Mr. Gibbons provided Panavision with information regarding the sources and uses of funds with respect to the proposed business combination assuming an implied enterprise value range for Panavision of $446—505 million.

On October 23, 2017, Houlihan Lokey, conveyed a counterproposal on behalf of Panavision which requested the aggregate cash consideration payable to Panavision’s equityholders in the proposed business combination be increased by approximately $63 million (from $137 million to $200 million) by increasing the PIPE and overall debt of the combined company.

On November 29, 2017, SCAC engaged Deutsche Bank Securities Inc. (“Deutsche Bank”) as financial advisor in order to assist in conducting due diligence and provide structuring and public market valuation guidance for a business combination.

Over approximately the next two months, representatives of SCAC and its financial advisors Goldman Sachs and Deutsche Bank, on the one hand, and representatives of Panavision and its financial advisors, Houlihan Lokey and Citi (“Citi”), had series of discussions over the terms and conditions of the potential business combination, including purchase price, valuation, financing aspects, corporate governance and closing conditions.

On January 12, 2018, Messrs. Chesnoff, Weene and Gibbons and Niveen Tadros, Executive Vice President and General Counsel for SCAC, met with Mr. Millman and Robert Davenport, Senior Managing Director of Cerberus, at Cerberus’ Los Angeles office and via telephone, Mr. Chobor of Solus to discuss the terms of the transaction. In that meeting the representatives of SCAC, Cerberus and Solus agreed to a transaction structure whereby the implied enterprise value to Panavision was $488 million and to Sim was $212 million. In addition, the parties agreed to a re-allocation of the private placement warrants of the Sponsor and agreed to a forfeiture of some Class F ordinary shares.

On January 18, 2018, Ms. Tadros engaged Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”) on behalf of SCAC with respect to the potential acquisition of Panavision and Sim.

On January 29, 2018, Messrs. Chesnoff, Weene and Gibbons, Fred Gluckman, the former Chief Financial Officer of SCAC, Ms. Tadros, Ms. Snyder, Mr. Roberts, Mr. Millman and Mara Morner-Ritt, the General Counsel of Panavision, attended a management presentation by the senior management of Panavision at Panavision’s offices in Woodland Hills. The presentation covered topics such as business operations, strategy, customers, employees and summary financial data. The SCAC representatives took a tour of Panavision’s facilities as part of SCAC’s on-going due diligence.

On January 30, 2018, Mr. Millman, after verbally updating Mr. Buchanan of the terms reached with SCAC, informed Mr. Chesnoff and Mr. Weene that Sim was generally supportive of the transaction and was requesting a written letter of interest from SCAC setting forth the terms of the proposed acquisition. On February 1, 2018, SCAC provided a non-binding letter of intent outlining the basic terms of the acquisition of Panavision, and a non-binding letter of intent outlining the basic terms of the acquisition of Sim, to each of Mr. Millman, Mr. Buchanan and representatives of Houlihan Lokey on behalf of Panavision. The letters provided that, subject to the conditions and assumptions set forth therein, the conduct of satisfactory due diligence of the combined businesses and the negotiation of satisfactory definitive agreements with both Panavision and Sim, SCAC would consider a transaction with an implied enterprise value of Panavision of $493 million and of Sim of $205 million, with the Sponsor agreeing to transfer to the Panavision shareholders 3.5 million of its 7.0 million private placement warrants, and to forfeit 15% of its Class F ordinary shares.

Commencing with the execution of the confidentiality agreements and continuing through the execution of the Business Combination Agreement, SCAC continued to receive confidential information about Panavision and Sim (SCAC was provided access by Panavision and Sim to virtual data rooms on September 6, 2017 and

February 2, 2018, respectively) and conducted business, financial, legal, human resources, tax and accounting diligence of Sim and Panavision. This included, but was not limited to, a review of information of each company’s business operations, customer base, capital expenditures, financial information, assets, liabilities and material contracts. SCAC also received information on the rational for combining Sim and Panavision, including cost synergies and the combined company’s business operations. During this period each of Panavision and Sim exchanged confidential information about their respective businesses.

On February 9, 2018, representatives of Sim provided SCAC with comments to the non-binding letters of intent, which included a request for 875,000 private placement warrants from Sponsor.

On February 11, 2018, representatives of Panavision and Kirkland & Ellis LLP (“Kirkland”), legal counsel representing Panavision, provided SCAC with a draft long-form term sheet containing provisions relating to valuation, purchase price, governance and board seats, and conditions to closing.

On February 14, 2018, representatives of SCAC and Skadden sent to representatives of Kirkland, Stikeman Elliot LLP (“Stikeman”), legal counsel representing Sim, Granite, Cerberus, Houlihan Lokey and Goldman Sachs a revised term sheet that contemplated the acquisition of both Sim and Panavision, and that proposed a staggered board of directors and exclusivity arrangements and contained other provisions relating to valuation, purchase price, governance, conditions precedent, indemnities and the handling of transaction expenses.

Over the course of the next two months, the parties and their respective legal, accounting and financial advisors continued to exchange drafts of the term sheet and had numerous conversations to discuss and negotiate the terms therein. Among other things, during this period, the parties discussed and agreed to purchase the R&W Policies and to enter into arrangements relating to exclusivity. In addition, the parties negotiated and reached compromises with respect to the manner in which transaction expenses would be shared and the terms of new lockup arrangements. During this period, representatives of SCAC, Sim and Panavision and their financial advisors worked on an investor presentation to present to potential financing sources and existing shareholders.

On February 20, 2018, SCAC engaged KPMG LLP (“KPMG”) to assist in due diligence of both Panavision and Sim, the scope of which included tax due diligence, human resources due diligence and preparing a quality of earnings report on each of Panavision and Sim.

On March 12, 2018, SCAC retained Dentons Canada LLP (“Dentons”) as its Canadian legal counsel to assist in due diligence of the Sim and Panavision Canadian businesses and the structuring of the acquisition of Sim.

On March 12, 2018, SCAC held a telephonic meeting of the board of directors whereby management of SCAC provided an update to the board of directors regarding the status of potential transactions, including the status of the discussions relating to the potential combination involving Panavision and Sim.

On March 23, 2018, with the consent of Panavision, SCAC engaged Houlihan Lokey as a financial advisor in connection with its efforts to raise debt financing in connection with the proposed business combination. Among other things, it was agreed that, except as agreed by Panavision, there would not be any overlap between the members of the team of investment banking professionals advising Panavision with respect to the potential business combination and the team of investment banking professionals advising SCAC with respect to the proposed debt financing and that Houlihan Lokey would implement policies and procedures intended to prevent the unauthorized disclosure by Houlihan Lokey of confidential information obtained from one party pursuant to its engagement to the other party in connection with Houlihan Lokey’s engagement by the other party.

In addition to SCAC retaining the financial, legal and accounting advisory services of its core advisors (i.e., Goldman Sachs, Deutsche Bank, Houlihan Lokey (solely with respect to a potential debt financing)), Skadden, Dentons and KPMG), numerous additional advisors were retained by SCAC to conduct due diligence on items such as accounting methodology consistency between the two businesses, employment compensation benchmarking and structuring for the combined entity, asset appraisals of both Panavision and Sim, intellectual property due diligence, pension obligations and accounting guidance on the preparation of pro forma historical financials. Over the next several months numerous reports and guidance was received by SCAC as various parties conducted due diligence and performed their evaluations.

On April 7, 2018, Mr. Chesnoff had a conversation with and sent a follow-up email to Mr. Dorsey regarding how to compute and handle payment of the purchase price to Sim taking into account Canadian-US foreign currency movements through signing of definitive agreements. Based on discussions over the following days, the parties agreed that the shareholders of Sim would be paid a purchase price of C$253 million to be paid in US dollars based on an average exchange rate over a pre-agreed period prior to signing of definitive agreements.

On May 8, 2018, SCAC, Panavision and Sim executed a non-binding term sheet providing an implied enterprise value to Panavision of $493 million and to Sim of C$253 million. On the same day, SCAC executed exclusivity agreements with each of Panavision and Sim. The exclusivity agreements with each of Panavision and Sim prohibited Panavision and Sim, respectively, upon execution of the exclusivity agreement until the earlier of (a) July 31, 2018, (b) execution of definitive agreements and (c) 30 days following the completion of certain financials of Panavision (“End Date”), from soliciting, initiating, negotiating, entering into, approving or taking other action to facilitate any competing transaction with respect to all or a material portion of its business, assets, properties or shares. Moreover, the exclusivity agreements prohibited SCAC from soliciting, initiating, negotiating, entering into, approving or taking other action to facilitate any competing transaction with respect to all or a material portion of its business, assets, properties or shares from the commencement of SCAC’s reaching out to potential PIPE investors until the End Date. Each of Panavision, Sim and SCAC had the right to terminate the exclusivity obligations if the other party proposed terms or conditions in the definitive agreements that were inconsistent, either individually or in the aggregate from those in the term sheet or upon abandonment of the transaction by another party and SCAC had the unilateral right to terminate the exclusivity if in SCAC’s reasonable judgment the Panavision financial statements were not reasonably expected to be completed by June 17, 2018 or if within three weeks after commencement of discussions with the potential PIPE investors, SCAC was not satisfied with the results therefrom.

On May 18, 2018, representatives of Skadden sent to representatives of Kirkland and Stikeman an initial draft of the Business Combination Agreement based on the terms of the non-binding term sheet, as updated by subsequent discussions. The final documentation, including with respect to governance and certain other terms and conditions that were not fully addressed in the term sheet, required additional negotiation.

At the beginning of June 2018, SCAC received indications of terms from numerous potential debt financing sources related to the ABL facility and 2nd lien debt facilities. SCAC continued to negotiate with multiple financing parties and provided additional diligence items and access to Panavision management. In July 2018, SCAC and Panavision selected two parties to negotiate with in respect to both the ABL debt facility and the 2nd lien debt facility.

Also in June 2018, following the execution of the non-binding term sheet, SCAC and its representatives began confidentially contacting a limited number of potential and existing equity investors to gauge preliminary interest in investing in the PIPE in connection with the proposed transaction and thereby reducing uncertainty related to the required equity investment needed to complete the transaction. Starting on June 5, 2018, representatives of SCAC, Panavision and SCAC’s financial advisors (i.e., Goldman Sachs and Deutsche Bank) participated in various discussions and in-person meetings with existing and potential investors.

On June 7, 2018, following discussion of the draft agreement among the parties, representatives of Kirkland sent to representatives of Skadden a revised version of the Business Combination Agreement. From that date through September 13, 2018, the parties continued to discuss issues related to the Business Combination Agreement, including governance, representations and warranties and interim covenants.

On June 20, 2018, following further discussion of the draft agreement among the parties, representatives of Skadden sent to representatives of Kirkland and Stikeman a revised version of the Business Combination Agreement.

On June 26, 2018, KPMG delivered to SCAC a quality of earnings report on each of Panavision and Sim. These reports were subsequently shared with potential debt financing sources.

Beginning on June 27, 2018, based on feedback from potential investors, SCAC, Panavision and Sim determined it was in the best interests of the transaction to renegotiate certain terms of the transaction. As part of this renegotiation concluding on July 16, 2018, the implied enterprise value of Panavision was amended to $454 million and the implied enterprise value of Sim was amended to C$228 million, and the parties agreed to issue 5.5 million Contingent Shares that would be eligible for vesting until the seventh anniversary of the closing, with 50% vesting when the SCAC common share price is greater than $12.50 for any period of twenty trading days out of thirty consecutive trading days and 50% vesting when the SCAC common share price is greater than $15.00 for any period of twenty trading days out of thirty consecutive trading days. The Contingent Shares were to be allocated 3.0 million to the Class F Shareholders, 2.0 million to Panavision selling shareholders and 500,000 to Sim selling shareholders.

On July 23, 2018, following further discussion of the draft agreement among the parties, representatives of Kirkland sent to representatives of Skadden and Stikeman a revised version of the Business Combination Agreement.

On August 4, 2018, representatives of Skadden sent to representatives of Kirkland and Stikeman a further revised version of the Business Combination Agreement.

On August 7, 2018, SCAC held a telephonic meeting of the board of directors whereby management of SCAC provided an update to the board of directors regarding the status of the potential transaction, the various work streams relating to the two target companies, including due diligence, debt and equity financing and the drafting of the definitive agreements.

Also on August 7, 2018, Dentons provided a due diligence report to SCAC’s management. The due diligence report provided a summary of matters reviewed during the course of Denton’s due diligence investigation, which involved, among other things, review of certain legal material in the Sim virtual data room, the minute books of Sim and Panavision Canadian entities and corporate searches.

On August 8, 2018, Skadden provided a preliminary due diligence report to SCAC’s management. The due diligence report provided a summary of matters reviewed during the course of Skadden’s due diligence investigation, which with respect to Panavision, involved, among other things, reviewing legal material posted to the Panavision virtual data room, Panavision executive summary presentation certain supplemental information provided by representatives of Panavision and, with respect to Sim, involved, among other things, reviewing legal material posted to the Sim virtual data room and certain supplemental information provided by representatives of Sim reflecting Sim’s U.S. operations. Skadden provided updated reports for each of Panavision and Sim on September 11, 2018.

On August 10, 2018, following further discussion of the draft agreement among the parties, representatives of Kirkland sent to representatives of Skadden a revised version of the Business Combination Agreement.

On August 14, 2018, following further discussion of the draft agreement among the parties, representatives of Skadden sent to representatives of Kirkland and Stikeman a revised version of the Business Combination Agreement.

On August 15, 2018, SCAC’s board of directors held a telephonic meeting with SCAC’s management to discuss an overview of the potential business combination with Sim and Panavision and the benefit of an extension of the time period SCAC had to complete its initial business combination. After an extensive discussion, the board of directors unanimously determined (i) that it was in the best interests of SCAC and its shareholders to (A) extend the date before which the SCAC must complete a business combination from September 21, 2018 to the Extension Date, and (B) extend the date on which the trustee must liquidate the trust account if SCAC has not completed its initial business combination from September 21, 2018 to the Extension Date (the “Trust Amendment”), and (ii) to recommend to the SCAC shareholders that they vote to adopt the Extension Amendment. On such date the board of directors approved the proxy statement providing for the Extension Amendment.

On August 17, 2018, revised terms were proposed by SCAC, whereby the implied enterprise value for Panavision was amended to $448 million and for Sim was amended to C$170 million.

During August 20 – 22, 2018, Mr. Weene, Mr. Gibbons, Mr. Millman, Mr. Chobor, Mr. Roberts and Ms. Snyder travelled to Vancouver and attended additional financial and business due diligence sessions in Sim’s offices and in the offices of Sim’s legal counsel, Stikeman.

On August 20, 2018, SCAC filed a preliminary proxy statement with the SEC, seeking shareholder approval of the Extension Amendment. After waiting the requisite period of time and having not received comments from the SEC, SCAC filed its definitive proxy statement with the SEC with respect to the Extension Amendment on August 30, 2018.

From September 3, 2018 until signing on September 13, 2018, the parties discussed a number of issues with respect to the Business Combination Agreement, including relating to the minimum cash requirements, net working capital and representations and warranties and the parties exchanged a number of drafts of the Business Combination Agreement.

On September 5, 2018, revised terms were proposed by SCAC whereby the implied enterprise value for Panavision was amended to $450 million and for Sim was amended to $141 million. The proposal included 6 million Contingent Shares that would be eligible for vesting until the seventh anniversary of the closing, with 50% vesting when the SCAC common share price is greater than $12.50 for any period of twenty trading days out of thirty consecutive trading days and 50% vesting when the SCAC common share price is greater than $15.00 for any period of twenty trading days out of thirty consecutive trading days. The Contingent Shares were to be allocated 3.25 million to the Class F Shareholders and 2.75 million to Panavision selling shareholders.

On September 11, 2018, a representative of Solus, a shareholder of Panavision, indicated to SCAC and Panavision that it was interested in providing the entire 2nd lien facility on more attractive terms than those terms currently being offered by another potential lender. Over the next couple days, SCAC and Panavision discussed with Solus and its legal advisor the potential terms of the 2nd lien facility to be provided by Solus and given the superior terms offered by Solus, SCAC negotiated a commitment letter for Solus to provide the 2nd lien debt facility.

On September 13, 2018, SCAC’s board of directors held a meeting by teleconference. A representative of Skadden telephonically attended the meeting. At the meeting, the senior management of SCAC provided an overview of the proposed business combination and the target companies and updated the SCAC’s board of directors regarding the final negotiations of the terms of the proposed business combination. Mr. Chesnoff made a presentation to the board of directors about Panavision and Sim and the rationale for the combined business. SCAC’s board of directors with the assistance of Skadden discussed and reviewed the proposed business combination, including the two target companies, the terms and conditions of the Business Combination Agreement and the key ancillary agreements, the potential benefits of the proposed transaction and the reasons for entering into the Business Combination Agreement, risks related to the proposed business combination, and the proposed timeline for finalizing and announcing the proposed transaction and recommending that shareholders vote “FOR” the proposals to approve the Business Combination. See “—SCAC’s Board of

Directors Reasons for Approval of the Business Combination” for additional information related to the factors considered by SCAC’s board of directors in approving the Business Combination. Following discussion, the SCAC’s board of directors unanimously determined, among other things, that the BCA Proposal is in the best interests of the SCAC and its shareholders and recommended that its shareholders vote “FOR” the proposal.

Later on September 13, 2018, the parties finalized the transaction documents (or forms thereof) with respect to the Business Combination based on the terms previously agreed upon by the parties, including the Director Composition and Standstill Agreement and the proposed public announcement of the Business Combination. SCAC, Panavision, Sim and certain of their shareholders and representatives subsequently executed the Business Combination Agreement. Pursuant to the executed Business Combination Agreement, the implied enterprise value of Panavision was $450 million and the implied enterprise value of Sim was $141 million, and the parties agreed that there would be 6 million Contingent Shares, with 3.25 million Founder Contingent Shares, and 2.75 million Panavision Contingent Shares. The Business Combination Agreement also provided that SCAC would domesticate as a Delaware corporation prior to the closing of the Acquisitions.

Concurrent with the execution of the Business Combination Agreement, SCAC entered into certain related agreements including the ABL Commitment Letter providing for the $250 million ABL Facility, the Second Lien Commitment Letter providing for the $100 million Second Lien Facility, the Subscription Agreements pursuant to which the PIPE Investors committed to subscribe for New Panavision Common Stock in an aggregate amount equal to $55 million, $30 million of which will be funded by the Sponsor PIPE Entity, and the Employment Agreements with Ms. Snyder and Mr. Roberts that were conditioned upon the closing of the Business Combination. See “—Related Agreements—Debt Financing” and “Management of New Panavision Following the Business Combination––Post-Business Combination Executive and Director Compensation––Employment Agreements”.

Also on September 13, 2018, SCAC issued a press release announcing the execution of the Business Combination Agreement and filed a Current Report on Form 8-K with an investor presentation providing information on Sim and Panavision and the proposed Business Combination.

On September 14, 2018, SCAC filed a Current Report on Form 8-K with the executed Business Combination Agreement.

On September 18, 2018, SCAC held an extraordinary general meeting whereby the SCAC shareholders approved the Extension Amendment and the Trust Amendment.

SCAC’s Board of Directors’ Reasons for the Business Combination

The SCAC board of directors met telephonically on March 12, 2018, August 7, 2018, August 15, 2018, and September 13, 2018 to discuss the potential business combination of SCAC with Panavision and Sim. On September 13, 2018, the SCAC board of directors (i) approved the Business Combination Agreement and related transaction agreements and the transactions contemplated thereby, (ii) determined that the Business Combination is in the best interests of SCAC and its shareholders, and (iii) recommended that SCAC’s shareholders approve and adopt the Business Combination.

In evaluating the Business Combination and making these determinations and this recommendation, the SCAC board of directors consulted with SCAC’s senior management and considered a number of factors.

The SCAC board of directors and management also considered the general criteria and guidelines that SCAC believed would be important in evaluating prospective target businesses as described in the prospectus for SCAC’s initial public offering. The SCAC board of directors also considered that they could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, SCAC stated that it intended to focus primarily on acquiring a company or companies with the following criteria and guidelines in part:

(i)	could benefit from the substantial expertise, experience and network of SCAC’s management team;

(ii)	have attractive growth prospects;

(iii)	have a competitive advantage;

(iv)	exhibit barriers to entry;

(v)	exhibit industry leadership;

(vi)	exhibit potential for global expansion;

(vii)	are well positioned to participate in sector consolidation or would benefit from a public acquisition currency;

(viii)	demonstrate attractive valuation and limit SCAC downside exposure; and/or

(ix)	demonstrate potential for free cash flow generation.

In considering the Business Combination, the SCAC board of directors determined that the Business Combination was an attractive business opportunity that met the vast majority of the criteria and guidelines above, although not weighted or in any order of significance.

In particular, the SCAC board of directors considered the following factors:

A.

The Target Companies and the Business Combination. The SCAC board of directors reviewed Panavision and Sim and the proposed combination of the two companies and the desirability of an acquisition of the combined businesses. In particular, the SCAC board of directors considered the following factors related to the target companies and the Business Combination:

a.

Combination of Panavision and Sim. The strategic combination of Panavision and Sim will create a leading integrated content production services company for the episodic, feature film and commercial segments worldwide. New Panavision will provide end-to-end production and post-production services and leverage its proprietary equipment, technology and global footprint to offer customers a unique toolkit to achieve their creative visions. It is the belief of the SCAC board of directors that by combining Panavision and Sim, New Panavision will be able to offer its broader customer base a more expanded scope of service offerings.

b.

Meaningful Opportunity for Synergies. New Panavision will have a number of meaningful synergy opportunities, including leveraging its assets, facilities, and personnel overlap to improve cash flow margins. The parties to the Business Combination have identified significant cost synergies that are expected to be actionable upon closing of the transaction and have a near-term impact to margins and free cash flow creation. Due to similar operating infrastructures between Panavision and Sim, the SCAC board of directors considered that New Panavision will have identified opportunities to achieve an estimated $12.8 million in annual cost savings through business process consolidation, corporate optimization and investment to reduce subrent expense for the combined business, with the potential for additional synergies over time as the businesses further integrate.

c.

Attractive Industry and Strong Competitive Position. Over the past four years, there has been a rapid growth in content production spending, which has been driven by competition between traditional studios and new entrant digital players such as Netflix, Amazon, Apple, Hulu and others. We believe this growth will continue and that New Panavision is well positioned to participate in such growth while remaining agnostic to the distribution outlet or individual productions New Panavision’s customers choose to pursue. As productions become increasingly complex, we believe New Panavision’s significant footprint comprising 80 facilities worldwide will present a unique competitive advantage when serving its global customers.

d.	Proprietary Intellectual Property. Panavision holds a number of patents that provide it with proprietary technology.

e.

Potential for Operational Improvements through Experienced Management Team. Both Panavision and Sim management teams have a track record of innovating customer-centric comprehensive solutions, growing revenues and integrating strategic acquisitions. Panavision management has historically employed monitoring techniques and key performance indicator analytics to grow the business and EBITDA margins in recent years and we believe the combined business will significantly benefit from New Panavision management’s oversight. Key executives that have been identified to continue with New Panavision have significant experience in the entertainment, production, and post-production services industries.

f.

Opportunities for Platform Growth. As customers across the industry look to one-stop providers, New Panavision will be well positioned to be a platform consolidator within a highly-fragmented industry. Breadth of service offerings, depth and quality of expertise, and a global footprint will continue to be differentiating factors for New Panavision and will offer New Panavision a competitive advantage as it looks to continue to acquire attractive businesses within the industry.

g.

Financial Profile. New Panavision’s financial profile is characterized by scalable operating leverage, long-term revenue stability, and demonstrated margin expansion in recent years. Panavision’s diverse customer base, improving cash flow conversion, and asset base will provide New Panavision with the ability to efficiently grow and scale.

B.

Review of Financial Terms of Transaction; Attractive Entry Valuation. The SCAC board of directors considered that the implied purchase price multiple of Panavision and Sim in the aggregate represented an attractive valuation for SCAC shareholders as compared to comparable companies. In particular, the SCAC board of directors considered that, based on a cost synergy assumptions of $12.8 million, the acquisition of Panavision and Sim on the terms set forth in the Business Combination represents a purchase price multiple of 5.5x fiscal year 2019 pro forma estimated Adjusted EBITDA and 5.9x fiscal year 2018 pro forma estimated Adjusted EBITDA. In connection with financial analyses presented by Goldman Sachs and Deutsche Bank based on publicly available information, this implied valuation is below the medians for three different sets of publicly traded companies selected by the financial advisors to be comparable in certain respects to New Panavision following the closing of the Business Combination. The five selected entertainment technology companies traded at a median of 9.7x 2019 estimated Adjusted EBITDA; the six rentals companies traded at a median of 7.2x 2019 estimated Adjusted EBITDA; and the five selected business services companies traded at a median of 9.9x 2019 estimated Adjusted EBITDA. Financial and market data information on the selected comparable companies was obtained using publicly available information as of August 31, 2018, and financial information on New Panavision was obtained from management of Panavision and Sim. None of the selected comparable companies has a business mix or service offering directly comparable to New Panavision as we do not believe there are any comparable companies that meet such description. The selected comparable companies, from entertainment technology were Avid Technology, Inc. (NASDAQ: AVID), Barco N.V. (EBR: BAR), Dolby Laboratories, Inc. (NYSE: DLB), IMAX Corp. (NYSE: IMAX) and Technicolor SA (EPA: TCH). The selected comparable companies, from rentals were Herc Holdings Inc. (NYSE: HRI), H&E Equipment Services, Inc. (NASDAQ: HEES), McGrath RentCorp (NASDAQ: MGRC), Mobile Mini, Inc. (NASDAQ: MINI), United Rentals, Inc. (NYSE: URI) and WillScot Corp. (NASDAQ: WSC). The selected comparable companies, from business services were ABM Industries, Inc. (NYSE: ABM), Aramark (NYSE: ARMK), Cintas Corp. (NASDAQ: CTAS), SP Plus Corp. (NASDAQ: SP) and UniFirst Corp. (NYSE: UNF). As a result, the SCAC board of directors considered that the Business Combination presented near-term value creation opportunity for SCAC’s shareholders. SCAC shareholders should note that each of Goldman Sachs and Deutsche Bank have a financial interest in SCAC completing the Business Combination, which includes, among other things, that Goldman Sachs and Deutsche Bank will receive deferred underwriting discounts in an aggregate amount of $8,750,000 upon the completion of the Business

Combination. The SCAC board of directors was made aware of, and considered, such conflicts in connection with evaluating the Business Combination.

C.

Results of Review of Transactions. The SCAC management team evaluated several companies that would benefit from the tailwinds of production spending and to which the SCAC management team could add value through its relationships and expertise. The SCAC board of directors considered that it was not aware of any alternative transactions that would be reasonably likely to be more favorable to the SCAC shareholders than the terms of the Business Combination. In particular, since SCAC’s initial public offering, representatives of SCAC had considered over 150 potential acquisition targets, entered into nondisclosure agreements with approximately 30 potential acquisition targets (other than Panavision and Sim) or their representatives, and submitted indications of interest with respect to 11 potential acquisition targets (other than Panavision and Sim). Despite these efforts, the SCAC board of directors was not aware of any transaction available to SCAC that it believed was more favorable than the Business Combination. In addition, the SCAC board of directors considered that the terms of the Business Combination had been negotiated on an arm’s-length basis in light of each party’s judgment about its ability to negotiate different or better terms. Based on the negotiations, the SCAC board of directors considered that it believed that the terms of the Business Combination Agreement and related agreements were the best terms to which Panavision and Sim were reasonably likely to agree. See “—Background to the Business Combination” for more information on SCAC’s consideration of other transactions and the negotiations of the terms of the Business Combination. The SCAC board of directors also considered that SCAC could decide not to consummate an initial business combination and return to its shareholders their pro rata portion of the Trust Account, however, the SCAC board of directors determined that, in light of the other factors considered by the board noted in this section, the Business Combination was more beneficial to SCAC’s shareholders than not consummating an initial business combination.

D.

Continued Ownership By Sellers. The SCAC board of directors considered that both Panavision and Sim equityholders would be receiving a significant amount of New Panavision Common Stock as part of their consideration, including, with respect to Panavision equityholders, New Panavision Common Stock that will be subject to vesting and certain other restrictions. The SCAC board considered this as a sign of confidence in New Panavision following the Business Combination and the benefits to be realized by each company as a result of the Business Combination.

E.

Results of Due Diligence. The SCAC board of directors considered the scope of the due diligence investigation conducted by SCAC’s senior management and outside advisors and evaluated the results thereof and information available to it related to Panavision and Sim, including:

a.	multiple meetings and calls with the Panavision management team regarding its operations and projections and the proposed transaction;

b.	multiple meetings and calls with the Sim management team regarding its operations and projections and the proposed transaction;

c.	in-person visits to Panavision’s facilities in Woodland Hills, California, and Sim’s facilities in Vancouver, Canada;

d.

review of materials related to Panavision and Sim made available by each company, including material contracts, strategic plans, key metrics and performance indicators, benefit plans, insurance policies, litigation information, financial statements, environmental matters, risk mitigation materials, and other legal diligence;

e.	review of financial due diligence materials prepared by professional advisors, including quality of earnings reports and tax due diligence reports;

f.	other financial, tax, legal, environmental and accounting diligence;

g.	review of possible synergies resulting from the potential transaction; and

h.	discussions with industry experts.

F.

Terms of the Merger Agreement. The SCAC board of directors reviewed and considered the terms of the Business Combination Agreement and the related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate the agreement. See “—The Business Combination Agreement”, “Related Agreements—Registration Rights Agreement” and “Related Agreements—Director Composition and Standstill Agreement” for detailed discussions of the terms and conditions of these agreements.

The SCAC board of directors also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

A.

Potential Inability to Complete the Merger. The SCAC board of directors considered the possibility that the Business Combination may not be completed and the potential adverse consequences to SCAC if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. In particular, they considered the uncertainty related to the closing of the Business Combination primarily outside of the control of the parties to the transaction, including the need for antitrust and Canadian Heritage approvals. In addition, the SCAC board of directors considered the risk that the current public shareholders of SCAC would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to New Panavision following the consummation of the Business Combination and potentially requiring Panavision and the Panavision Holder Representative to waive certain conditions under the Business Combination Agreement in order for the Business Combination to be consummated. The SCAC board of directors noted that the Business Combination Agreement includes a condition that, after giving effect to redemptions by holders of SCAC Class A ordinary shares in connection with the Business Combination, SCAC’s trust account shall equal in the aggregate no less than $125 million in cash. As of September 30, 2018, without giving effect to any future redemptions that may occur, the trust account has approximately $215 million. Further, the SCAC board of directors considered the risk that current public shareholders would exercise their redemption rights is mitigated because Panavision and Sim will be acquired at an attractive aggregate purchase price.

B.

Panavision and Sim Business Risks. The SCAC board of directors considered that SCAC shareholders would be subject to the execution risks associated with New Panavision if they retained their public shares following the closing of the Business Combination, which were different from the risks related to holding public shares of SCAC prior to the closing. In this regard, the SCAC board of directors considered that there were risks associated with successful implementation of New Panavision’s long term business plan and strategy, New Panavision realizing the anticipated benefits of the Business Combination on the timeline expected or at all and integration of Panavision and Sim’s businesses in an efficient manner. The SCAC board of directors considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that SCAC shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see “Risk Factors”.

C.

Post-Business Combination Corporate Governance; Terms of the Director Composition and Standstill Agreement. The SCAC board of directors considered the corporate governance provisions of the Business Combination Agreement, the Director Composition and Standstill Agreement and the Proposed Organizational Documents and the effect of those provisions on the governance of the company following the closing. In particular, they considered that the Panavision equityholders will have the right to designate directors to the board of directors of New Panavision for as long as it holds certain amounts of shares of the New Panavision Common Stock and will have a right to approve or reject certain transactions involving New Panavision. The SCAC board of directors was aware that these rights are not generally available to shareholders of SCAC, including shareholders that may hold a large number of shares, or directors of SCAC. See “—The Business Combination Agreement” and “Related Agreements—Director Composition and Standstill Agreement” for detailed discussions of the terms and conditions of these agreements.

D.

Limitations of Review. The SCAC board of directors considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the price SCAC is paying to acquire Panavision and Sim is fair to SCAC or its shareholders from a financial point of view. In addition, the senior management reviewed only certain materials in connection with its due diligence review of Panavision and Sim. Accordingly, the SCAC board of directors considered that SCAC may not have properly valued such business.

E.

No Survival of Remedies for Breach of Representations, Warranties or Covenants of Panavision and Sim. The SCAC board of directors considered that the terms of the Business Combination Agreement provide that SCAC will not have any surviving remedies against the sellers after the closing to recover for losses as a result of any inaccuracies or breaches of Panavision or Sim’s representations, warranties or covenants set forth in the agreement. To mitigate against this, SCAC determined to acquire R&W Policies for each of Sim and Panavision which will be partially funded by Sim and Panavision. However, the R&W Policies have certain exclusions and deductibles. As a result, SCAC shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Panavision or Sim prior to the closing, whether determined before or after the closing, without any ability to reduce the cash to be paid or the number of shares to be issued in the Business Combination or recover for the amount of any damages. The SCAC board of directors determined that this structure was appropriate and customary, in light of the fact that several transactions include similar terms, SCAC was obtaining the R&W Policies and the owners of Panavision and Sim would continue to be equityholders in New Panavision.

F.

Interests of SCAC’s Directors and Executive Officers. The SCAC board of directors considered the potential additional or different interests of SCAC’s directors and executive officers, as described in the section entitled “BCA Proposal—Interests of SCAC’s Directors and Executive Officers in the Business Combination”. However, SCAC’s board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for SCAC’s initial public offering and are included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination by SCAC with any other target business(es) and (iii) a significant portion of the consideration to SCAC’s directors and executive officers was structured to be realized based on the future performance of the New Panavision Common Stock.

Based on its review of the forgoing considerations, the SCAC board of directors concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects SCAC shareholders will receive as a result of the Business Combination.

The preceding discussion of the information and factors considered by the SCAC board of directors is not intended to be exhaustive but includes the material factors considered by the SCAC board of directors. In view of the complexity and wide variety of factors considered by the SCAC board of directors in connection with its evaluation of the Business Combination, the SCAC board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the SCAC board of directors may have given different weight to different factors. The SCAC board of directors considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.

This explanation of the SCAC board of directors’ reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements”.

Panavision’s Board of Directors’ Reasons for the Business Combination

In reaching its decision to approve the Business Combination, Panavision’s board of directors consulted with its senior management, the management of SCAC and Sim as well as its financial advisors and legal counsel, and reviewed various financial data and evaluation materials. After extensive negotiations among Panavision, SCAC and Sim and the advisors thereto and in light of the reasons described below, Panavision’s board of directors approved the Business Combination Agreement, which Panavision entered into on September 13, 2018.

•

Other Alternatives. It is the belief of Panavision, after review of alternative strategic opportunities from time to time, that the proposed Business Combination represents the best potential transaction for Panavision to create greater value for Panavision’s equityholders, while providing its equityholders with greater liquidity by owning stock in a public company.

•

Terms of the Merger Agreement. Panavision considered the terms and conditions of the Business Combination Agreement, including but not limited to the nature and scope of the closing conditions and the likelihood of obtaining any necessary regulatory approvals, in addition to the transactions contemplated thereby, including the Business Combination and the fact that the Business Combination Agreement and the transactions contemplated thereby were the product of extensive arms’ length negotiations between representatives of Panavision, SCAC and Sim.

•

Realization of Synergies. Panavision believes that the Business Combination will enhance synergies and thereby provide equityholders with the opportunity to go forward with ownership in a public company with a larger market capitalization. For example, it is the view of Panavision that the Business Combination will create one of the industry’s only end-to end content production services provider and grant greater exposure for Panavision to episodic productions. Panavision’s management team has steadily grown the business and nearly doubled its Adjusted EBITDA margin over the last five years. As a result, Panavision expects that the combination of both companies’ equipment asset bases will present opportunities to enhance asset utilization and increase the proportion of revenues that are derived from less capital-intensive post-production services.

•

Access to Public Markets. Panavision believes that under new public ownership, it will have the flexibility and financial resources to pursue and execute a growth strategy to increase revenues and equityholder value and will benefit from being publicly traded and can effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company. Panavision also believes that it will be able to create greater value for its equityholders, while providing its equityholders with greater liquidity by owning stock in a public company.

The above is a description of the primary reasons, factors and information taken into account by Panavision’s board of directors in reaching its conclusion and is not intended to be an exhaustive list of each factor that may have been considered by individual directors in reaching their decision to approve the Business Combination. Furthermore, Panavision’s reasons for approving the Business Combination and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements”.

Sim’s Board of Directors’ Reasons for the Business Combination

Sim had for some time been considering its own initial public offering in Canada, and thus was pre-disposed to consider an indirect U.S. initial public offering via Saban as part of a combination with Panavision, which should create a larger and more attractive public company.

Sim’s Board of Directors had several meetings to consider the proposed transaction as it was being negotiated, including on August 8, August 17, August 20, August 28 and August 31, 2018. Sim’s Board also canvassed its significant shareholders for their views. By August 31, the significant shareholders were largely satisfied with the status of the negotiations in principle, subject to some final points to be negotiated.

Under the terms of the Sim shareholders agreement, the holders of over 50% of the common shares can require the minority shareholders to be “dragged along” in a sale.

In coming to their conclusion to support the transaction, the Board determined that the transactions contemplated by the Business Combination Agreement were in the best interests of Sim and were fair and reasonable to the minority Sim shareholders being dragged along.

In reaching such determination, the Board of Directors considered a number of factors. In view of the variety of factors considered in connection with its evaluation of the transaction, the Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The factors considered included:

(i)	that the aggregate consideration to be received by a shareholder under the transaction represented fair value for the shares of Sim;

(ii)	that shareholders and optionholders were being treated equitably and fairly;

(iii)	the view of the Board of Directors that the transaction was superior to other strategic alternatives considered;

(iv)

that most of the shareholders of Sim had been invested in Sim for over 5 years and were looking for some liquidity, and the transaction provided both cash and publicly traded shares with associated upside opportunities;

(v)	the support for the transaction by the locked-up shareholders (representing a majority of the outstanding shares), coupled with the drag-along provisions of Sim’s shareholders agreement;

(vi)	current industry, economic and market conditions and trends, including Sim’s recent and anticipated financial results;

(vii)

that, in addition to providing value to shareholders, the transaction should provide Sim’s customers with the benefits of Panavision’s scope and size and should provide Sim’s employees with expanded career opportunities;

(viii)	the view of the Board of Directors that the terms and conditions of the Business Combination Agreement were fair and reasonable; and

(ix)	that the shares of Saban to be received could provide an opportunity for increased value through equity appreciation.

The foregoing summary of the information and factors considered by the Board of Directors is not, and is not intended to be, exhaustive.

Projected Financial Information

Panavision does not as a matter of course make public projections as to future sales, earnings or other results. However, Panavision’s management has prepared the prospective financial information set forth below for internal use, capital budgeting and other management purposes. Panavision provided SCAC with its internally prepared projections for the fiscal years ended December 31, 2018, 2019 and 2020. The prospective financial information was not prepared with a view toward compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information but, in the view of Panavision’s management, was prepared on a reasonable basis and reflects the best estimates and judgments available to Panavision’s management as of September 13, 2018, and presented, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Panavision, in each case as of such date. Because these projections were prepared solely for internal use, capital budgeting and other management purposes, they are therefore subjective in many respects and susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third party use when prepared, including by investors or holders. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results.

The projections reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory, and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Panavision’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors”. The projections reflect the consistent application of accounting policies of Panavision and should be read in conjunction with the accounting policies included in Note 1 accompanying the historical audited consolidated financial statement of Panavision included elsewhere in this proxy statement/prospectus.

The financial projections for revenue and costs are forward looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Panavision’s control. While all projections are necessarily speculative, Panavision believes that the prospective financial information covering periods beyond 12 months from its date of preparation carries even higher levels of uncertainty and should be read in that context. There will be differences between actual and projected financial results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that Panavision, SCAC, Sim or any of their respective representatives considered or consider the projections to be a reliable prediction of future events.

The projections were requested by, and disclosed to, SCAC for use as a component in its overall evaluation of Panavision, and are included in this proxy statement/prospectus on that account. Panavision has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including SCAC. Neither Panavision’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Panavision compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect the circumstances existing after September 13, 2018 or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked at as “guidance” of any sort. Panavision will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

The projections were prepared by, and the responsibility of, Panavision’s management. KPMG LLP (“KPMG”) and Deloitte & Touche LLP (“Deloitte”), Panavision’s auditors, have neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly KPMG and Deloitte do not express any opinion or any other form of assurance with respect thereto. The KPMG and Deloitte reports included in this proxy statement/prospectus relate to historical financial information of Panavision. They do not extend to the projections and should not be read as if they do.

The key elements of the projections provided to SCAC as of September 13, 2018 are summarized in the table below:

	Fiscal Year Ended December 31
($ in millions)	2018E(1)	2019E(1)	2020E(1)
Revenue	$399	$419	$447
% Growth	1.2%	5.1%	6.6%
Adjusted EBITDA(2)	$105	$113	$126
% Margin	26.2%	26.9%	28.2%
Capital Expenditures	$72	$70	$77
% Revenue	18.0%	16.8%	17.2%
Free Cash Flow(3)	$33	$42	$49
% Conversion(4)	31.3%	37.5%	39.1%

(1)	Panavision financials presented in accordance with US GAAP and Sim financials presented in accordance with IFRS. Sim projections were converted into U.S. dollars at a rate of C$1.282 to US$1.00.
(2)

Adjusted EBITDA is net income (loss) before depreciation, amortization, interest expense and income taxes (EBITDA) adjusted to exclude the impact of foreign exchange gains and losses, the effects of stock-based compensation, acquisition related costs, severance costs, asset write-offs and certain significant items (some of which may recur, such as restructuring and legal settlements, but which management does not believe are reflective of ongoing core operations). Adjusted EBITDA includes $13 million of expected annual run-rate synergies and subrent reduction savings, is burdened by an expected $3 million of incremental public company costs and is pro forma for the full year impact of Panavision’s acquisition of Sim.

(3)	Calculated as Adjusted EBITDA less capital expenditures
(4)	% Conversion is calculated as (Adjusted EBITDA—Capex) / Adjusted EBITDA.

The reconciliation of forward-looking Free Cash Flow and Adjusted EBITDA to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the impact of foreign exchange gains and losses, the effects of stock-based compensation, acquisition related costs, severance costs and asset write-offs. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

Satisfaction of 80% Test

It is a requirement under our memorandum and articles of association that any business acquired by SCAC have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Panavision and Sim generally used to approve the transaction, the SCAC board of directors determined that this requirement was met. The board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, were fair to and in the best interests of SCAC and its shareholders and appropriately reflected Panavision and Sim’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as Panavision and Sim’s historical growth rate and its potential for future growth in revenue and profits. SCAC’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition of Panavision and Sim met this requirement.

Interests of SCAC’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of SCAC’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Class F Shareholders, including SCAC’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of SCAC shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

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If SCAC does not consummate a business combination by the Extension Date, it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Law to provide for claims of creditors and the requirements of other applicable law. In such event, the 6,243,480 Class F ordinary shares owned by the Class F Shareholders would be worthless because following the redemption of the public shares, SCAC would likely have few, if any, net assets and because our Class F Shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to the Class F ordinary shares if we fail to complete a Business Combination within the required period. Sponsor purchased the Class F ordinary shares prior to our initial public offering for approximately $0.004 per share. The 4,250,000 Converted Founder Shares (which includes 3,250,000 Contingent Shares) that the Class F Shareholders will hold following the Business Combination, if unrestricted and freely tradable, would have had aggregate market value of $43.0 million based upon the closing price of $10.12 per share of public share on the Nasdaq on December 7, 2018, the most recent closing price. Given such Converted Founder Shares will be subject to such restrictions, we believe such shares have less value.

•

Adam Chesnoff, SCAC’s President and Chief Executive Officer and a member of its board of directors, is expected to be a director of New Panavision after the consummation of the Business Combination. As such, in the future Mr. Chesnoff will receive any cash fees, stock options, stock awards or other remuneration that the New Panavision board of directors determines to pay to him.

•	SCAC’s existing directors and officers will be eligible for continued indemnification and continued coverage under SCAC’s directors’ and officers’ liability insurance after the Business Combination.

•

In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to SCAC if and to the extent any claims by a vendor for services rendered or products sold to SCAC, or a prospective target business with which SCAC has discussed entering into a transaction agreement, reduce the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

•

Following the consummation of the Business Combination, Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to SCAC and remain outstanding. As of November 30, 2018, an aggregate amount of $1.5 million was outstanding under promissory notes issued by SCAC to Sponsor. If SCAC does not complete an initial business combination by the Extension Date, SCAC may use a portion of its working capital held outside the trust account to repay these working capital loans, but no proceeds held in the trust account would be used to repay the working capital loans.

•

Following consummation of the Business Combination, Sponsor, our officers and directors and their respective affiliates would be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by SCAC from time to time, made by Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. However, if SCAC fails to consummate a business combination within the required period, Sponsor and SCAC’s officers and directors and their respective affiliates will not have any claim against the trust account for reimbursement.

•

In connection with the PIPE Investment, assuming the Sponsor PIPE Entity finances $30.0 million of the PIPE Investment, the Sponsor PIPE Entity will receive 3,000,000 shares of New Panavision Common Stock.

•

Pursuant to the Director Composition and Standstill Agreement, Sponsor will have the right to designate two directors to the board of directors of New Panavision, the Panavision Holder Representative will agree not to take certain actions in respect of directors designated by SCAC and Sponsor will have certain negative consent rights in respect of future actions taken by New Panavision and its subsidiaries.

•

Pursuant to the Registration Rights Agreement, the Class F Shareholders and the Sponsor PIPE Entity (as well as the Principal Panavision Holders) will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New Panavision Common Stock and warrants held by such parties.

•

The Proposed Certificate of Incorporation will contain provisions that have the same effect as Section 203, except that they provide that Sponsor, any of the Key Panavision Stockholders, certain of their affiliates and respective transferees will not be deemed to be “interested stockholders”.

SCAC’s directors and executive officers have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. The Class F ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, SCAC’s directors and executive officers own approximately 22.5% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Class F Shareholders, Panavision or Sim and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Class F Shareholders, Panavision or Sim and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (1) holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal, (2) holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) each of the Redemption Conditions is satisfied, (4) otherwise limit the number of public shares electing to redeem and (5) New Panavision’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of SCAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SCAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “—Interests of SCAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Expected Accounting Treatment of the Business Combination

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the Company as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Panavision immediately following the Domestication will be the same as those of SCAC immediately prior to the Domestication.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Panavision portion of the Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On October 4, 2018, SCAC and Panavision filed the required forms under the HSR Act with the Antitrust Division and the FTC and requested early termination. Early termination of the HSR waiting period was granted on November 5, 2018.

Subject to certain exceptions, the direct acquisition of control of a Canadian business by a non-Canadian that exceeds the relevant financial threshold is subject to review and cannot be completed until the non-Canadian has submitted an Application for Review to the Minister and the Minister is satisfied, or is deemed to be satisfied, that the relevant investment is likely to be of net benefit to Canada. The submission of an Application for Review triggers an initial review period of up to 45 days. If the Minister has not completed his review by that date, the Minister may unilaterally extend the review period for up to a further 30 days, beyond which the review period can be extended by such further period as agreed to by the Minister and the non-Canadian.

It is a condition to completion of the Business Combination that the Minister has sent a notice to SCAC under the Investment Canada Act stating that the Minister is satisfied, or the Minister is deemed to be satisfied, that the Sim portion of the Business Combination Agreement is likely to be of net benefit to Canada. On October 4, 2018, Sim Acquisition Sub filed an Application for Review with the Cultural Sector Investment Review Directorate of Canadian Heritage regarding the Sim portion of the Business Combination Agreement. The initial 45-day review period was scheduled to expire on November 19, 2018. On November 16, 2018, the Minister unilaterally extended the review period by 30 days from that date, and the review period can be further extended. SCAC cannot assure you that the Minister will provide Investment Canada Act Approval regarding the Business Combination.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities the United States, Canada or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New Panavision’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. SCAC cannot assure you that the Antitrust Division, the FTC, any state attorney general, the Canadian Commissioner of Competition, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, SCAC cannot assure you as to its result.

None of SCAC, Panavision and Sim are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act and the Investment Canada Act Approval. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s entry into the Business Combination Agreement, dated as of September 13, 2018, by and among SCAC, Panavision Acquisition Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of SCAC (“Panavision Acquisition Sub”), Sim Acquisition Sub, Inc., an Ontario corporation and direct wholly owned subsidiary of SCAC (“Sim Acquisition Sub”), Panavision Inc., a Delaware corporation (“Panavision”), Sim Video International Inc., an Ontario corporation (“Sim”), and the other parties thereto, as amended on December 11, 2018 (a copy of which is attached to the proxy statement/prospectus as Annex A), pursuant to which, among other things, following the Domestication of SCAC to Delaware as described below, (1) Panavision Acquisition Sub will merge with and into Panavision, the separate corporate existence of Panavision Acquisition Sub will cease and Panavision will be the surviving corporation and a wholly owned subsidiary of New Panavision (the “Merger”) and (2) Sim Acquisition Sub will purchase all of the issued and outstanding shares of capital stock of Sim and Sim will be an indirect, wholly owned subsidiary of New Panavision be approved, ratified and confirmed in all respects.”

Recommendation of SCAC’s Board of Directors

THE SCAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SCAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of SCAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SCAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of SCAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, if the BCA Proposal is approved, then SCAC is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Acquisitions. If, however, the Domestication Proposal is approved, but the BCA Proposal is not approved, then neither the Domestication nor the Business Combination will be consummated.

As a condition to closing the Acquisitions, the board of directors of SCAC has unanimously approved a change of SCAC’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, SCAC will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which SCAC will be domesticated and continue as a Delaware corporation.

On the effective date of the Domestication, (1) the issued and outstanding Class A ordinary shares, of SCAC will convert automatically by operation of law, on a one-for-one basis, into shares of New Panavision Common Stock; (2) the issued and outstanding redeemable warrants of SCAC will become automatically redeemable warrants to acquire shares of New Panavision Common Stock (no other changes will be made to the terms of any issued and outstanding warrants as a result of the Domestication); (3) the issued and outstanding units of SCAC (less the number of units that have been separated into the underlying Class A ordinary shares and underlying warrants upon the request of the holder thereof) will become automatically units of New Panavision, with each unit representing one New Panavision Common Stock share and one-half of one redeemable warrant of New Panavision (no other changes will be made to the terms of any issued and outstanding units as a result of the Domestication); and (4) each issued and outstanding Class F ordinary shares of SCAC will convert automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into shares of New Panavision Common Stock.

The Domestication Proposal, if approved, will approve a change of SCAC’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while SCAC is currently governed by the Cayman Islands Companies Law, upon the Domestication, New Panavision will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights”. Additionally, we note that if the Domestication Proposal is approved, then SCAC will also ask its shareholders to approve the Organizational Documents Proposals (discussed below), which, if approved, will replace our current memorandum and articles of association under the Cayman Islands Companies Law with a new certificate of incorporation and bylaws of New Panavision under the DGCL. The Proposed Organizational Documents differ in certain material respects from the Existing Organizational Documents and we encourage shareholders to carefully consult the information set out below under “Organizational Documents Proposals”, the Existing Organizational Documents of SCAC, attached hereto as Annex B and the Proposed Organizational Documents of New Panavision, attached hereto as Annex C and Annex D.

Reasons for the Domestication

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of Company and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

•

Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•

Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe, such clarity would be advantageous to New Panavision, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Panavision’s stockholders from possible abuses by directors and officers.

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Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New Panavision’s incorporation in Delaware may make New Panavision more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New Panavision to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the Company as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Panavision immediately following the Domestication will be the same as those of SCAC immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non- votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Domestication Proposal is conditioned on the approval of the BCA Proposal. Therefore, if the BCA Proposal is not approved, the Domestication Proposal will have no effect, even if approved by holders of Ordinary Shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Company be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Articles of Association of the Company (as amended) and be registered by way of continuation as a corporation in the State of Delaware.”

Recommendation of the SCAC Board of Directors

THE SCAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of SCAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SCAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of SCAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSALS

If the Domestication Proposal is approved and the Business Combination is to be consummated, SCAC will replace the current amended and restated memorandum of association of SCAC under the Cayman Islands Companies Law (the “Existing Memorandum”) and the current articles of association of SCAC (the “Existing Articles” and, together with the Existing Memorandum, the “Existing Organizational Documents”), in each case, under the Cayman Islands Companies Law, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of New Panavision, in each case, under the DGCL.

SCAC’s shareholders are asked to consider and vote upon and to approve by special resolution seven separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Existing Organizational Documents with the Proposed Organizational Documents. The organizational documents proposals are conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposals will have no effect, even if approved by holders of ordinary shares.

The Proposed Organizational Documents differ materially from the Existing Organizational Documents. The following table sets forth a summary of the principal changes proposed to be made between our existing memorandum and articles of association and the Proposed Certificate of Incorporation and Proposed Bylaws for New Panavision. This summary is qualified by reference to the complete text of the Existing Organizational Documents of SCAC, attached to this proxy statement/prospectus as Annex B the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Organizational Documents are governed by the Cayman Islands Companies Law and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

	Existing Organizational Documents	Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)

The Existing Organizational Documents authorize 525,000,000 shares, consisting of 500,000,000 Class A ordinary shares, 20,000,000 Class F ordinary shares and 5,000,000 preferred shares.

See paragraph 5 of our Existing Organizational Documents.

The Proposed Organizational Documents authorize 600,000,000 shares, consisting of 500,000,000 shares of New Panavision Common Stock and 100,000,000 shares of New Panavision preferred stock.

See Article Fourth of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)	The Existing Organizational Documents authorize the issuance of 5,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Organizational Documents, without shareholder	The Proposed Organizational Documents authorize the board of directors to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such

	Existing Organizational Documents	Proposed Organizational Documents
	approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	qualifications, limitations or restrictions thereof, as the board of directors may determine.
	See paragraph 5 and Article 3 of our Existing Organizational Documents.	See Article Fourth subsection A of the Proposed Certificate of Incorporation.
Removal of Certain Directors Only For Cause (Organizational Documents Proposal C)	Upon the first to occur of the consummation of any business combination and the distribution of the trust fund, the Existing Organizational Documents provide that the directors of SCAC may be removed by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote at a general meeting and includes an unanimous written resolution).	The Proposed Organizational Documents provide that the directors of New Panavision designated by Sponsor or by the Panavision Holder Representative, in each case pursuant to the Director Composition and Standstill Agreement, dated as of September 13, 2018 (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Director Composition and Standstill Agreement”), may only be removed for cause.
	See Article 29 of our Existing Organizational Documents.	See Article Fifth subsection D of the Proposed Certificate of Incorporation.
Classified Board of Directors (Organizational Documents Proposal D)	The Existing Organizational Documents provide that the board of directors of SCAC will be divided into two classes.	The Proposed Organizational Documents provide that the board of directors of New Panavision will be divided into three classes, with each class generally serving for a term of three years (except for those directors appointed prior to the first annual meeting of the stockholders) and only one class of directors being elected in each year and to make certain related changes.
	See Article 49.10 of our Existing Organizational Documents.	See Article Fifth subsection C of the Proposed Certificate of Incorporation.
Director Composition and Standstill Agreement (Organizational Documents Proposal E)	The Existing Organizational Documents are not subject to any director composition agreement.	The Proposed Organizational Documents provide that certain provisions therein are subject to the Director Composition and Standstill Agreement.

	Existing Organizational Documents	Proposed Organizational Documents
See Article Fifth subsections B, C and D of the Proposed Certificate of Incorporation.
Shareholder/Stockholder Written Consent In Lieu of a Meeting (Organizational Documents Proposal F)	The Existing Organizational Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Organizational Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting.
	See Article 22 of our Existing Organizational Documents.	See Article Fifth subsection G of the Proposed Certificate of Incorporation.
Corporate Name (Organizational Documents Proposal G)	The Existing Organizational Documents provide the name of the company is “Saban Capital Acquisition Corp.”.	The Proposed Organizational Documents will be further amended immediately after the consummation of the Acquisitions to provide that the name of the corporation will be “Panavision Holdings Inc.”.
See paragraph 1 of our Existing Organizational Documents.

As this name change will occur in connection with the Acquisitions, and therefore, after the Domestication and associated adoption of the Proposed Organizational Documents, the name of the corporation as it appears in the Proposed Organizational Documents attached as Annex C and Annex D to this proxy statement/prospectus and to be in effect as of the Domestication will be “Saban Capital Acquisition Corp.”

Perpetual Existence (Organizational Documents Proposal G)	The Existing Organizational Documents provide that if we do not consummate a business combination (as defined in the Existing Organizational Documents) by the Extension Date, SCAC shall cease all operations except for the purposes of winding up and shall redeem the shares issued in our initial public offering and liquidate our trust account.	The Proposed Organizational Documents do not include any provisions relating to New Panavision’s ongoing existence; the default under the DGCL will make New Panavision’s existence perpetual.
	See Article 49 of our Existing Organizational Documents.	This is the default rule under the DGCL.

	Existing Organizational Documents	Proposed Organizational Documents
Exclusive Forum (Organizational Documents Proposal G)	The Existing Organizational Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation. See Section Seventh subsection A of the Proposed Certificate of Incorporation.
Takeovers by Interested Stockholders (Organizational Documents Proposal G)	The Existing Organizational Documents do not provide restrictions on takeovers of SCAC by a related shareholder following a business combination.

The Proposed Organizational Documents will have New Panavision elect not to be governed by Section 203 of the DGCL relating to takeovers by interest stockholders but will provide other restrictions regarding takeovers by interested stockholders.

See Section Eighth of the Proposed Certificate of Incorporation.

Waiver of Corporate Opportunities (Organizational Documents Proposal G)	The Existing Organizational Documents do not provide an explicit waiver of corporate opportunities for SCAC or its directors.	The Proposed Organizational Documents will explicitly waive corporate opportunities to New Panavision and its directors. See Section Ninth of the Proposed Certificate of Incorporation.
Provisions Related to Status as Blank Check Company (Organizational Documents Proposal G)

The Existing Organizational Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.

See Article 49 of our Existing Organizational Documents.

The Proposed Organizational Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

Resolution

The full text of the resolution to be passed in connection with the replacement of the Existing Organizational Documents with the Proposed Organizational Documents is as follows:

“RESOLVED, as a special resolution, that the Existing Organizational Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), with such principal changes as described in Organizational Documents Proposal A-G”.

ORGANIZATIONAL DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Organizational Documents Proposal A— to authorize the change in the authorized capital stock of SCAC from (i) 500,000,000 Class A ordinary shares, 20,000,000 Class F ordinary shares and 5,000,000 preferred shares of SCAC to (ii) 500,000,000 shares of New Panavision Common Stock and 100,000,000 shares of New Panavision preferred stock.

As of the date of this proxy statement/prospectus, there are 27,401,256 ordinary shares issued and outstanding, which includes an aggregate of 6,243,480 Class F ordinary shares held by the Class F Shareholders, including Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 19,500,000 warrants to acquire ordinary shares, which comprise the 7,000,000 private placement warrants held by Sponsor (which will be forfeited in connection with the Business Combination) and the 12,500,000 public warrants.

In connection with the Business Combination, (1) New Panavision will issue 12,265,132 shares of New Panavision Common Stock to the former equityholders of Panavision (including 2,750,000 Contingent Shares but which are excluded from such calculation) (2) 3,100,000 shares of New Panavision Common Stock to the former equityholders of Sim pursuant to the Business Combination Agreement and (3) 5,500,000 shares of New Panavision Common Stock are issued to the PIPE Investors upon the consummation of the PIPE Investment. These numbers reflect adjustments to the consideration payable to the equityholders of Panavision as a result of the Extension Amendment Redemptions and assume no public shareholders exercise their redemption rights in connection with the Business Combination. In addition, the cash consideration otherwise payable to the equityholders of Panavision will be payable in part in shares of New Panavision Common Stock upon certain circumstances. For further details, see “BCA Proposal—The Business Combination Agreement—Business Combination Consideration”.

In order to ensure that New Panavision has sufficient authorized capital for future issuances, our board of directors has approved, subject to stockholder approval, that the Proposed Organizational Documents of New Panavision change in the authorized capital stock of SCAC from (i) 500,000,000 Class A ordinary shares, 20,000,000 Class F ordinary shares and 5,000,000 preferred shares of SCAC to (ii) 500,000,000 shares of New Panavision Common Stock and 100,000,000 shares of New Panavision preferred stock.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New Panavision, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

The principal purpose of this proposal is to provide for an authorized capital structure of New Panavision that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Vote Required for Approval

The approval of Organizational Documents Proposal A requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Organizational Documents Proposal A is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, Organizational Documents Proposal A will have no effect, even if approved by holders of ordinary shares.

Recommendation of the SCAC Board of Directors

THE SCAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL A.

The existence of financial and personal interests of one or more of SCAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SCAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of SCAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW PANAVISION AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Organizational Documents Proposal B—to authorize the board of directors of New Panavision to issue any or all shares of New Panavision Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by New Panavision’s board of directors and as may be permitted by the DGCL.

Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Panavision after the Business Combination.

If Organizational Documents Proposal A is approved, the number of authorized shares of preferred stock of New Panavision will be 100,000,000 shares. Approval of this Organizational Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an anti-takeover defense.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New Panavision, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of New Panavision and thereby protect continuity of or entrench its management, which may adversely affect the market price of New Panavision. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of New Panavision, such preferred stock could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing New Panavision’s board of directors to issue the authorized preferred stock on its own volition will enable New Panavision to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New Panavision currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Vote Required for Approval

The approval of Organizational Documents Proposal B requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Organizational Documents Proposal B is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, Organizational Documents Proposal B will have no effect, even if approved by holders of ordinary shares.

Recommendation of the SCAC Board of Directors

THE SCAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL B.

The existence of financial and personal interests of one or more of SCAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SCAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of SCAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL C—APPROVAL OF STANDARD REQUIRED FOR CERTAIN DIRECTORS REMOVAL, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Organizational Documents Proposal C—to authorize that directors of New Panavision designated by Sponsor or by the Panavision Holder Representative, in each case pursuant to the Director Composition and Standstill Agreement, may only be removed for cause.

Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Panavision after the Business Combination.

The Proposed Organizational Documents stipulate that the directors of New Panavision designated by Sponsor or by the Panavision Holder Representative may be removed from office at any time, but only for cause.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New Panavision, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

SCAC’s Existing Organizational Documents and New Panavision’s Proposed Organizational Documents both provide for a classified board of directors, such that only a specified portion of the directors is to be elected each year and to make certain related changes. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board. New Panavision’s Proposed Organizational Documents provide that removal of a director, other than directors of New Panavision designated by Sponsor or by the Panavision Holder Representative, in each case pursuant to the Director Composition and Standstill Agreement, may be removed with or without cause. Our board of directors believes that such a standard will, in conjunction with the classified nature of New Panavision’s board of directors, (i) increase board continuity and the likelihood that experienced board members with familiarity of New Panavision’s business operations and industry would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of New Panavision’s board of directors, while allowing stockholders increased flexibility to remove other directors if they so determine.

Vote Required for Approval

The approval of Organizational Documents Proposal C requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Organizational Documents Proposal C is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, Organizational Documents Proposal C will have no effect, even if approved by holders of ordinary shares.

Recommendation of the SCAC Board of Directors

THE SCAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL C.

The existence of financial and personal interests of one or more of SCAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SCAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of SCAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL D—APPROVAL OF PROPOSAL REGARDING THE CLASSIFICATION OF THE BOARD OF DIRECTORS

Overview

Organizational Documents Proposal D—to authorize that the board of directors of New Panavision will be divided into three classes, with each class generally serving for a term of three years (except for those directors appointed prior to the first annual meeting of the stockholders) and only one class of directors being elected in each year and to make certain related changes.

Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Panavision after the Business Combination.

In connection with the Business Combination, our board of directors will be reconstituted and comprised of not less than five nor more than eleven directors. Our board of directors believes it is in the best interests of the Company for the board of directors to be classified into three classes instead of two, each comprising as nearly as possible one-third of the directors to serve three-year terms, provided that if this Organizational Documents Proposal D is approved at the extraordinary general meeting, our first class of directors will serve a one-year term expiring at our                annual meeting of stockholders, our second class of directors will serve a two-year term expiring at our                annual meeting of stockholders, and our newly formed third class of directors will serve a three-year term expiring at our                annual meeting of stockholders.

Furthermore, subject to the Director Composition and Standstill Agreement, any vacancies which occur during the year may be filled by the board of directors to serve for the unexpired term of his or her predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New Panavision, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

The addition of a third class of directors is intended to encourage experience and leadership stability on the board of the directors of the post-combination company. The board of directors believes that providing for a third class of directors will assure desirable continuity in leadership and policy following the Business Combination.

Vote Required for Approval

The approval of Organizational Documents Proposal D requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Organizational Documents Proposal D is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, Organizational Documents Proposal D will have no effect, even if approved by holders of ordinary shares.

Recommendation of the SCAC Board of Directors

THE SCAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL D.

The existence of financial and personal interests of one or more of SCAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SCAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of SCAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL E—APPROVAL OF PROPOSAL REGARDING CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION BEING SUBJECT TO THE DIRECTOR COMPOSITION AND STANDSTILL AGREEMENT

Overview

Organizational Documents Proposal E—to provide that certain provisions of the certificate of incorporation of New Panavision are subject to the Director Composition and Standstill Agreement

Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal E, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Panavision after the Business Combination.

Pursuant to the Director Composition and Standstill Agreement, the Principal Panavision Holders and Sponsor will each have certain rights to designate directors to the board of directors of New Panavision and the Panavision Holder Representative. For additional information, see “BCA Proposal—Director Composition and Standstill Agreement—Director Composition”.

This amendment would indicate that the terms of the combined company’s certificate of incorporation are subject to the terms of each Director Composition and Standstill Agreement when such terms are in conflict.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New Panavision, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

These provisions are intended to ensure that the terms of New Panavision’s certificate of incorporation do not conflict with the rights granted under the Director Composition and Standstill Agreement. See “BCA Proposal— Related Agreements—Director Composition and Standstill Agreement”.

Vote Required for Approval

The approval of Organizational Documents Proposal E requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Organizational Documents Proposal E is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, Organizational Documents Proposal E will have no effect, even if approved by holders of ordinary shares.

Recommendation of the SCAC Board of Directors

THE SCAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL E.

The existence of financial and personal interests of one or more of SCAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SCAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of SCAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL F—APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Organizational Documents Proposal F—to authorize the removal of the ability of New Panavision stockholders to take action by written consent in lieu of a meeting.

Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal F, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Panavision after the Business Combination.

The Proposed Organizational Documents stipulate that any action required or permitted to be taken by the stockholders of New Panavision must be effected at a duly called annual or special meeting of stockholders of New Panavision, and may not be effected by any consent in writing by such stockholders.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New Panavision, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Under the Proposed Organizational Documents, New Panavision’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New Panavision’s organizational documents outside of a duly called special or annual meeting of the stockholders of New Panavision. Further, our board of directors believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort our board of directors and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which SCAC is aware to obtain control of New Panavision, and SCAC and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the board of directors does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Panavision. Inclusion of these provisions in the Proposed Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Vote Required for Approval

The approval of Organizational Documents Proposal F requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Organizational Documents Proposal F is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, Organizational Documents Proposal F will have no effect, even if approved by holders of ordinary shares.

Recommendation of the SCAC Board of Directors

THE SCAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL F.

The existence of financial and personal interests of one or more of SCAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SCAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of SCAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL G—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Organizational Documents Proposal G—authorize all other changes in connection with the replacement of Existing Organizational Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (1) changing the post-Business Combination corporate name from “Saban Capital Acquisition Corp.” to “Panavision Holdings Inc.” (which is expected to occur after the Domestication in connection with the Acquisitions), (2) making New Panavision’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders, (5) granting an explicit waiver regarding corporate opportunities to New Panavision and its directors and (6) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination , all of which SCAC’s board of directors believes is necessary to adequately address the needs of New Panavision after the Business Combination.

Assuming the BCA Proposal and the Domestication Proposal are approved, our shareholders are also being asked to approve Organizational Documents Proposal F, which is, in the judgment of our board of directors, necessary to adequately address the needs of New Panavision after the Business Combination.

The Proposed Organizational Documents will be further amended in connection with the Acquisitions to provide that the name of the corporation will be “New Panavision Inc.” However, as this name change will occur in connection with the Acquisitions, and therefore, after the Domestication and associated adoption of the Proposed Organizational Documents, the name of the corporation as it appears in the Proposed Organizational Documents attached as Annex C and Annex D to this proxy statement/prospectus and to be in effect as of the Domestication will be “Saban Capital Acquisition Corp.” In addition, the Proposed Organizational Documents will make New Panavision’s corporate existence perpetual.

The Proposed Organizational Documents stipulate that the Court of Chancery for the State of Delaware, which we refer to as the “Court of Chancery”, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of New Panavision, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New Panavision to the New Panavision or New Panavision’s stockholders, (iii) any action asserting a claim against New Panavision, its directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws, or (iv) any action asserting a claim against New Panavision, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

The Proposed Organizational Documents of New Panavision explicitly “opt out” of Section 203 of the DGCL and, instead, include a provision in the Proposed Certificate of Incorporation that is substantially similar to Section 203 of the DGCL, but carves out Sponsor, any of the Key Panavision Stockholders, certain of their respective affiliates and respective transferees from the definition of “interested stockholder”. In general, Section 203 of the DGCL prevents a public company incorporated in Delaware from engaging in a “business combination” with any “interested stockholder” for three years following the time that the person became an interested stockholder, unless, among other exceptions, the interested stockholder attained such status with the approval of the board of directors. A business combination includes, among other things, a merger or consolidation involving the interested stockholder and the sale of more than 10% of the company’s assets. In general, an interested stockholder is any stockholder that, together with its affiliates, beneficially owns 15% or more of the company’s stock. A public company incorporated in Delaware is automatically subject to Section 203, unless it opts out in its original corporate charter or pursuant to a subsequent charter or bylaw amendment approved by stockholders.

The Proposed Organizational Documents will also provide an explicit waiver corporate opportunities to New Panavision and its directors.

The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of our operations should we not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Organizational Documents) because following the consummation of the Business Combination, New Panavision will not be a blank check company.

Approval of each of the Organizational Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the Domestication, in the wholesale replacement of SCAC’s Existing Organizational Documents with New Panavision’s Proposed Organizational Documents. While certain material changes between the Existing Organizational Documents and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Organizational Documents Proposal F, there are other differences between the Existing and Proposed Organizational Documents (arising from, among other things, differences between the Cayman Islands Companies Law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Organizational Documents Proposal F. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Organizational Documents of New Panavision, attached hereto as Annex C and Annex D as well as the information set under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

Reasons for the Amendments

Corporate Name

Our board of directors believes that changing the post-business combination corporate name from “Saban Capital Acquisition Corp.” to “Panavision Holdings Inc.” is desirable to reflect the Business Combination with Panavision and Sim and to clearly identify New Panavision as the publicly traded entity.

Perpetual Existence

Our board of directors believes that making New Panavision’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for New Panavision following the Business Combination.

Exclusive Forum

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Panavision in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that the after the Domestication, New Panavision will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Takeovers by Interested Stockholders

The Proposed Organizational Documents explicitly “opt out” of Section 203 of the DGCL, but our board of directors believes that it is in the best interest of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquiror to negotiate with the board of directors and therefore provide an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a non-negotiated, hostile or unsolicited proposed acquisition of New Panavision. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving the corporation that have not been approved by the board of directors. Our board of directors believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders and will also help to prevent a third party from acquiring “creeping control” of New Panavision without paying a fair premium to all stockholders. Thus, our board of directors has determined that the provisions opting out of Section 203 included in Proposed Certificate of Incorporation are in the best interests of the post-combination company.

The Proposed Certificate of Incorporation will contain provisions that have the same effect as Section 203, except that they provide that Sponsor, any of the Key Panavision Stockholders, certain of their respective affiliates and respective transferees will not be deemed to be “interested stockholders”, regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions. The board of directors has determined to exclude Sponsor and the Key Panavision Stockholders and such persons and entities from the definition of “interested stockholder” because of the interests such entities currently hold. As a result, the risk of “creeping control” without paying a fair premium to all stockholders, which Section 203 of the DGCL is intended to prevent, would not be applicable to such stockholders.

Waiver of Corporate Opportunities

Our board of directors believes that granting this waiver is essential to our ability to retain and attract qualified directors. We expect that qualified directors would likely engage in business activities outside of New Panavision and would anticipate that such outside experience would be beneficial to any such director’s board service for and management of New Panavision. Our board of directors believes that without such a waiver, qualified directors could be dissuaded from serving on New Panavision’s board of directors if they are concerned that their directorship could foreclose them from, or expose them to potential liability for, pursuing commercial opportunities in their individual capacity (including in connection with other entities unrelated to New Panavision and its affiliates). Our board of directors believes that the corporate opportunity waiver included in the Proposed Organizational Documents provides a clear delineation between what constitutes a corporate opportunity for New Panavision and what constitutes a commercial opportunity that a director may otherwise pursue in his or her individual capacity, and that such clarity will enable New Panavision to attract and retain qualified directors.

Provisions Related to Status as Blank Check Company

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve New Panavision and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and our board of directors believes it is the most appropriate period for New Panavision following the Business Combination. In addition, certain other provisions in our current certificate require that proceeds from the SCAC’s initial public offering be held in the trust account until a business combination or liquidation of SCAC has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.

Vote Required for Approval

The approval of Organizational Documents Proposal G requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Organizational Documents Proposal G is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, Organizational Documents Proposal G will have no effect, even if approved by holders of ordinary shares.

Recommendation of the SCAC Board of Directors

THE SCAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL G.

The existence of financial and personal interests of one or more of SCAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SCAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of SCAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DIRECTOR ELECTION PROPOSAL

Overview

The Director Election Proposal—to consider and vote upon a proposal, assuming the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals are approved, to elect nine directors to serve as Class I, Class II and Class III directors to serve staggered terms on New Panavision’s board of directors until the             ,              and              annual meeting of stockholders, respectively, and until their respective successors are duly elected and qualified (we refer to this proposal as the “Director Election Proposal”).

Assuming the BCA Proposal, the Domestication Proposal and each of the Organizational Documents Proposals are approved, our shareholders are also being asked to approve, by ordinary resolution, the Director Election Proposal.

Nominees

Our board of directors has nominated each of                 ,                 ,                  , Kimberly Snyder, Adam Chesnoff, Adam Weene, Craig Chobor, Peter Kirchof and Marc Millman to serve as our directors upon the consummation of the Business Combination, with                 ,                  and                  to serve as Class I directors, Ms. Kimberly Snyder and Messrs. Adam Chesnoff and Adam Weene to serve as Class II directors and Messrs. Chobor, Kirchof and Millman to serve as Class III directors. For more information on the experience of each of these director nominees, please see the section titled “Management of New Panavision Following the Business Combination” of this proxy statement/prospectus.

Vote Required for Approval

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Director Election Proposal is conditioned on the approval of the Organizational Documents Proposals, and, therefore, also conditioned on approval of the BCA Proposal and the Domestication Proposal. Therefore, if the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals are not approved, the Director Election Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve as Class I, Class II and Class III Directors to serve staggered terms on New Panavision’s Board of Directors until the                 ,                  and                  Annual Meeting of Stockholders, respectively, and until their respective successors are duly elected and qualified.”

Name of Director	Class of Director
Class I
Class I
Class I
Kimberly Snyder	Class II
Adam Chesnoff	Class II
Adam Weene	Class II
Craig Chobor	Class III
Peter Kirchof	Class III
Marc Millman	Class III

Recommendation of the SCAC Board of Directors

THE SCAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of SCAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SCAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of SCAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

STOCK ISSUANCE PROPOSAL

Overview

The Stock Issuance Proposal—to consider and vote upon a proposal to approve by ordinary resolution, assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal are approved, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New Panavision Common Stock to the equityholders of Panavision and of Sim and to the PIPE Investors, including an affiliate of Sponsor, to the extent such issuance would require a shareholder vote under Nasdaq Listing Rule 5635 (we refer to this proposal as the “Stock Issuance Proposal”).

Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals and the Director Election Proposal are approved, our shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal.

Reasons for the Approval for Purposes of Nasdaq Listing Rule 5635

Under Nasdaq Listing Rule 5635, a company is required to obtain stockholder approval prior to the issuance of securities if the number of shares of New Panavision Common Stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of New Panavision Common Stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for New Panavision Common Stock. If the Business Combination is completed pursuant to the Business Combination Agreement, SCAC currently expects to issue an estimated 20.9 million shares of New Panavision Common Stock in connection with the Business Combination, including the PIPE Investment and including the Panavision Contingent Shares, which may be increased pursuant to the terms of the Business Combination Agreement. For further details, see “BCA Proposal—The Business Combination Agreement—Business Combination Consideration”. Accordingly, the aggregate number of shares of New Panavision Common Stock that SCAC will issue in the Business Combination will exceed 20% of the shares of New Panavision Common Stock outstanding before such issuance, and for this reason, SCAC is seeking the approval of SCAC shareholders for the issuance of shares of New Panavision Common Stock pursuant to the Business Combination Agreement.

Additionally, pursuant to Nasdaq Listing Rule 5635, when a Nasdaq-listed company proposes to issue securities in connection with the Business Combination of the stock or assets of another company, stockholder approval is required if a substantial stockholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock could result in an increase in outstanding shares of common stock or voting power of 5% or more. Nasdaq Listing Rule 5635(e)(3) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a Nasdaq-listed company. Because Sponsor currently owns greater than 5% of SCAC’s ordinary shares, Sponsor and the Sponsor PIPE Entity is considered a substantial stockholder of SCAC under Nasdaq Listing Rule 5635(e)(3). In connection with the PIPE Investment, the Sponsor PIPE Entity is expected to be issued 3.0 million shares of New Panavision Common Stock.

In the event that this proposal is not approved by SCAC shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by SCAC shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New Panavision Common Stock pursuant to the Business Combination Agreement, New Panavision will not issue such shares of New Panavision Common Stock.

Vote Required for Approval

The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Stock Issuance Proposal is conditioned on the approval of the Director Election Proposal, and, therefore, also conditioned on approval of the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Proposal are not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of shares of New Panavision Common Stock to the equityholders of Panavision and of Sim and the participants in the PIPE Investment (as defined herein) be approved.”

Recommendation of the SCAC Board of Directors

THE SCAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of SCAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SCAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of SCAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

INCENTIVE AWARD PLAN PROPOSAL

Overview

The Stock Issuance Proposal— to consider and vote upon a proposal to approve by ordinary resolution, assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are approved, the Panavision Holdings Inc. 2018 Equity Incentive Plan, which is referred to herein as the 2018 Plan, a copy of which is attached to this proxy statement/prospectus as Annex E (we refer to this proposal as the “Incentive Award Plan Proposal”).

Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are approved, our shareholders are also being asked to approve, by ordinary resolution, the Incentive Award Plan Proposal.

A total of                  shares of New Panavision Common Stock will be reserved for issuance under the 2018 Plan. As of December 7, 2018, the latest practicable date, the closing price on Nasdaq per Class A ordinary share, each of which shall be converted to one share of New Panavision Common Stock was $10.12. The board of directors of SCAC approved the 2018 Plan on                 , 2018, subject to approval by SCAC’s stockholders.

The following is a summary of the material features of the 2018 Plan. This summary is qualified in its entirety by the full text of the 2018 Plan, a copy of which is included as Annex E to this proxy statement.

Purpose of Panavision Holdings Inc. 2018 Equity Incentive Plan

The purpose of the 2018 Plan is to provide an additional incentive to selected officers, employees, non-employee directors, independent contractors, and consultants of New Panavision or its affiliates whose contributions are essential to the growth and success of the business of New Panavision and its affiliates, in order to strengthen the commitment of such persons to New Panavision and its affiliates, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts will result in the long-term growth and profitability of New Panavision and its affiliates.

Summary of Panavision Holdings Inc. 2018 Equity Incentive Plan

Type of Awards

The 2018 Plan provides for the issuance of stock options (including non-statutory stock options and incentive stock option), stock appreciation rights (referred to as “SARs”), restricted stock, restricted stock units (referred to as “RSUs”), stock bonuses, other stock-based awards and cash awards to officers, employees, non-employee directors, independent contractors and consultants of New Panavision or its affiliates.

Shares of New Panavision Common Stock Available for Issuance

A total of                  shares of New Panavision Common Stock will be reserved for issuance under the 2018 Plan. Shares subject to an award under the 2018 Plan that remain unissued upon the forfeiture, cancellation, exchange, surrender, termination or expiration of an award granted under the 2018 Plan will again become available for grant under the 2018 Plan. However, shares that are tendered or exchanged by a participant or withheld by New Panavision as payment in connection with any award under the 2018 Plan, as well as any shares exchanged by a participant or withheld by New Panavision or any subsidiary thereof to satisfy tax withholding obligations related to any full value award, will become available for subsequent awards under the 2018 Plan. If an award is settled in cash, it will not be counted against the total number of shares available for grant under the 2018 Plan. Shares, if any, that are tendered or exchanged by a participant or withheld by New Panavision as full or partial payment in connection with the exercise of any option or SAR under the 2018 Plan or the payment of any tax withholding obligation related thereto or not issued by New Panavision in connection with the stock settlement of any SAR will not be added to the aggregate number of shares available for awards under the 2018 Plan. Any shares repurchased using the proceeds received by New Panavision from the payment of any exercise or purchase price of any award will not be added to the shares available for issuance under the 2018 Plan.

Annual Director Limits

A non-employee director of the company may not be granted awards in respect of such service as a non-employee director under the 2018 Plan during any calendar year that, when aggregated with such non-employee director’s cash fees received with respect to such calendar year, exceed $        in total value.

Administration

The 2018 Plan will be administered by our board of directors, or if our board of directors does not administer the 2018 Plan, a committee or subcommittee of our board of directors that complies with the applicable requirements of Section 16 of the Exchange Act and any other applicable stock exchange listing requirements (our board of directors or the committee or subcommittee referred to above, the “Plan Administrator”). The Plan Administrator may interpret the 2018 Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the 2018 Plan.

The 2018 Plan permits the Plan Administrator to select the eligible recipients who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price or other purchase price of an award, the number of shares of our common stock or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award, and to amend the terms and conditions of outstanding awards. All decisions made by the Plan Administrator pursuant to the provisions of the 2018 Plan will be final, conclusive and binding on all persons.

Eligible Participants

Each of the officers, employees, non-employee directors, independent contractors and consultants of New Panavision or any of its affiliates are eligible to participate in the 2018 Plan, provided that they have been selected by the Plan Administrator to receive awards under the 2018 Plan. As of September 30, 2018, there are approximately                employees (including                officers),                 non-employee directors and                 independent contractors and consultants who are expected to be eligible to participate in the 2018 Plan on the basis of their services to be provided to New Panavision and its affiliates.

RSUs and Restricted Stock

RSUs and restricted stock in respect of New Panavision Common Stock may be granted under the 2018 Plan. The Plan Administrator will determine the purchase price, vesting schedule and performance objectives, if any, applicable to the grant of RSUs and restricted stock. If the restrictions, performance objectives or other conditions determined by the Plan Administrator are not satisfied, the RSUs and restricted stock will be forfeited. Subject to the provisions of the 2018 Plan and the applicable individual award agreement, the Plan Administrator may provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances as set forth in the applicable individual award agreement, including the attainment of certain performance goals, a participant’s termination of employment or service or a participant’s death or disability. The rights of RSU and restricted stock holders upon a termination of employment or service will be set forth in individual award agreements.

Unless the applicable award agreement provides otherwise, participants with restricted stock will generally have all of the rights of a stockholder during the restricted period, including the right to vote and receive dividends declared with respect to such restricted stock, provided, that any dividends declared during the restricted period with respect to such restricted stock will only become payable if the underlying restricted stock vests. During the restricted period, participants with RSUs will generally not have any rights of a stockholder, but, if the applicable individual award agreement so provides, may be credited with dividend equivalent rights that will be paid at the time that shares in respect of the related RSUs are delivered to the participant.

Options

Options to acquire shares of New Panavision Common Stock may be granted under the 2018 Plan. Options may be in the form of non-qualified options or “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code, as set forth in the applicable individual option award agreement. The maximum number of shares that may be granted pursuant to options intended to be incentive stock options under the 2018 Plan is             shares (subject to adjustment in accordance with the terms of the 2018 Plan). The exercise price of all options granted under the 2018 Plan will be determined by the Plan Administrator, but in no event may the exercise price be less than 100% of the fair market value of the underlying shares of New Panavision Common Stock on the date of grant (other than options granted in substitution or previously granted awards, as defined in the 2018 Plan). The maximum term of all options granted under the 2018 Plan will be determined by the Plan Administrator, but may not exceed ten years. However, if, by its terms, an option (other than an incentive stock option) would expire when trading in shares is otherwise prohibited by law or by New Panavision’s insider trading policy, then the term of the option will automatically be extended until the close of trading on the 30th trading day following the expiration of such prohibition (subject to Section 409A of the Internal Revenue Code, as applicable). Each option will vest and become exercisable (including in the event of the optionee’s termination of employment or service) at such time and subject to such terms and conditions as determined by the Plan Administrator in the applicable individual option agreement.

Stock Appreciation Rights

SARs may be granted under the 2018 Plan either alone or in conjunction with all or part of any option granted under the 2018 Plan. A free-standing SAR granted under the 2018 Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of New Panavision Common Stock over the base price of the free-standing SAR. A SAR granted in conjunction with all or part of an option under the 2018 Plan entitles its holder to receive, at the time of exercise of the SAR and surrender of the related option, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of New Panavision Common Stock over the exercise price of the related option. Each SAR will be granted with a base price that is not less than 100% of the fair market value of the related shares of New Panavision Common Stock on the date of grant other than SARs granted in substitution of previously granted awards. The maximum term of all SARs granted under the 2018 Plan will be determined by the Plan Administrator, but may not exceed ten years. However, if, by its terms, a SAR would expire when trading in shares is otherwise prohibited by law or by New Panavision’s insider trading policy, then the term of the option will automatically be extended until the close of trading on the 30th trading day following the expiration of such prohibition (subject to Section 409A of the Internal Revenue Code, as applicable). The Plan Administrator may determine to settle the exercise of a SAR in shares of our common stock, cash, or any combination thereof.

Each free-standing SAR will vest and become exercisable (including in the event of the SAR holder’s termination of employment or service) at such time and subject to such terms and conditions as determined by the Plan Administrator in the applicable individual free-standing SAR agreement. SARs granted in conjunction with all or part of an option will be exercisable at such times and subject to all of the terms and conditions applicable to the related option.

Other Stock-Based Awards

Other stock-based awards, valued in whole or in part by reference to, or otherwise based on, shares of New Panavision Common Stock (including dividend equivalents) may be granted under the 2018 Plan. Any dividend or dividend equivalent awarded under the 2018 Plan will be subject to the same restrictions, conditions and risks of forfeiture as the underlying awards and will only become payable if the underlying awards vest. The Plan Administrator will determine the terms and conditions of such other stock-based awards, including the number of shares of New Panavision Common Stock to be granted pursuant to such other stock-based awards, the manner in which such other stock-based awards will be settled (e.g., in shares of New Panavision Common Stock, cash or other property), and the conditions to the vesting and payment of such other stock-based awards (including the achievement of performance objectives).

Stock Bonuses and Cash Awards

Bonuses payable in fully vested shares of New Panavision Common Stock (subject to the minimum vesting conditions) and awards that are payable solely in cash may also be granted under the 2018 Plan.

Performance Goals

The Plan Administrator may grant equity-based awards and incentives under the 2018 Plan that are subject to the achievement of performance objectives selected by the Plan Administrator in its sole discretion, including, without limitation, one or more of the following business criteria: (i) earnings, including one or more of operating income, net operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, Adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) cumulative earnings per share growth; (xiii) operating margin or profit margin; (xiv) stock price or total stockholder return; (xv) cost targets, reductions and savings, productivity and efficiencies; (xvi) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, and information technology goals, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xvii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xviii) any combination of, or a specified increase in, any of the foregoing.

The business criteria may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to us or any of our affiliates, or one of our divisions or strategic business units or a division or strategic business unit of any of our affiliate, or may be applied to our performance relative to a market index, a group of other companies or a combination thereof, all as determined by the Plan Administrator. The business criteria may also be subject to a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made, and a maximum level of performance above which no additional payment will be made. The Plan Administrator will have the authority to make equitable adjustments to the business criteria, as may be determined by the Plan Administrator in its sole discretion.

Equitable Adjustments

In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, corporate transaction or event, special or extraordinary dividend or other extraordinary distribution (whether in the form of shares of New Panavision Common Stock, cash or other property), stock split, reverse stock split, subdivision or consolidation, combination, exchange of shares, or other change in corporate structure affecting the shares of our common stock, an equitable substitution or proportionate adjustment shall be made, at the sole discretion of the Plan Administrator, in (i) the aggregate number of shares of New Panavision Common Stock reserved for issuance under the 2018 Plan, (ii) the maximum number of shares of New Panavision Common Stock or cash that may be subject to awards granted to any participant in any calendar year, (iii) the kind and number of securities subject to, and the exercise price or base price of, any outstanding options and SARs granted under the 2018 Plan, (iv) the kind, number and purchase price of shares of New Panavision Common Stock, or the amount of cash or amount or type of property, subject to outstanding restricted stock, RSUs, stock bonuses and other stock-based awards granted under the 2018 Plan or (v) the performance goals and periods applicable to award granted under the 2018 Plan. Equitable substitutions or adjustments other than those listed above may also be made as determined by the Plan Administrator.

Change in Control

In the event of a “change in control” (as defined below), the Plan Administrator may in its sole discretion, take one or more of the following actions: (i) provide for the substitution or assumption of awards, (ii) provide for the acceleration of the vesting of, exercisability of, lapse of restrictions on, or termination of awards, or establishment of a period of time (which shall not be required to be more than ten days) for participants to exercise outstanding awards and the termination of such awards if not so exercised, (iii) provide for the cancellation of awards and payment to the holders of such awards, to the extent vested as of such cancellation, the value of such awards, if any, as determined by the Plan Administrator (which value may be based upon the price per share of New Panavision Common Stock received or to be received by other stockholders of New Panavision in such event), or (iv) provide for the conversion or replacement of an award that is unvested as of such event into or with the right to receive a payment, based on the value of the award (as determined consistent with the foregoing clause (iii) above), which is subject to continued vesting on the same basis as the vesting requirements applicable to such converted or replaced award. Payments to holders of awards pursuant to the foregoing clause (iii) or (iv) above will be made in cash or, in the sole discretion of the Plan Administrator, in the form of such other consideration necessary for a participant to receive property, cash or securities (or a combination thereof) as such participant would have been entitled to receive upon the occurrence of the change in control transaction if the participant had been, immediately prior to such transaction, the holder of the number of shares of New Panavision Common Stock covered by the award at such time (less any applicable exercise price or base price).

For purposes of the 2018 Plan, a “change in control” means, in summary, the first to occur of any of the following events: (i) one person or group of persons (other than Saban Sponsor LLC or an affiliate thereof, Cerberus Capital Management or an affiliate thereof, or Solus Alternative Asset Management or an affiliate thereof (collectively, the “Existing Investor”)) becomes the beneficial owner, directly or indirectly, of more than 50% of the combined voting power of the then issued and outstanding securities of New Panavision, whether pursuant to a sale of securities, merger or otherwise or (ii) the consummation of a sale, transfer or other disposition of all or substantially all of the business and assets of New Panavision, whether by sale of assets, merger or otherwise (determined on a consolidated basis), to one person or group of persons (other than any Existing Investor or an affiliate thereof).

Tax Withholding

Each participant will be required to make arrangements satisfactory to the Plan Administrator regarding payment of an amount up to the maximum statutory rates in the participant’s applicable jurisdiction with respect to any award granted under the 2018 Plan, as determined by New Panavision. New Panavision has the right, to the extent permitted by law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the Plan Administrator, the participant may satisfy the foregoing requirement by either electing to have New Panavision withhold from delivery of shares of New Panavision Common Stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of New Panavision Common Stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. New Panavision may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any award.

Amendment and Termination of the Plan

The 2018 Plan provides our board of directors with authority to amend, alter or terminate the 2018 Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The Plan Administrator may amend an award, prospectively or retroactively, but no such amendment may materially impair the rights of any participant without the participant’s consent. Stockholder approval of any such action will be obtained if required to comply with applicable law.

Plan Term

The 2018 Plan will terminate on the tenth anniversary of the date on which our shareholders approve the 2018 Plan, although awards granted before that time will remain outstanding in accordance with their terms.

Form S-8

Following the consummation of the Business Combination, we intend to file with the SEC a registration statement on Form S-8 covering the New Panavision Common Stock issuable under the 2018 Plan.

Certain United States Federal Income Tax Aspects

The following is a summary of certain United States federal income tax consequences of awards under the 2018 Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.

Options

An optionee generally will not recognize taxable income upon the grant of a non-statutory option. Rather, at the time of exercise of the option, the optionee will recognize ordinary income for income tax purposes in an amount equal to the excess, if any, of the fair market value of the shares purchased over the exercise price. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the optionee recognizes as ordinary income. The optionee’s tax basis in any shares received upon exercise of an option will be the fair market value of the shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee) depending upon the length of time such shares were held by the optionee.

Incentive stock options are eligible for favorable federal income tax treatment if certain requirements are satisfied. An incentive stock option must have an option price that is not less than the fair market value of the stock at the time the option is granted, and must be exercisable within ten years from the date of grant. An employee granted an incentive stock option generally does not realize compensation income for federal income tax purposes upon the grant of the option. At the time of exercise of an incentive stock option, no compensation income is realized by the optionee other than tax preference income for purposes of the federal alternative minimum tax on individual income. If the shares acquired on exercise of an incentive stock option are held for at least two years after grant of the option and one year after exercise, the excess of the amount realized on the sale over the exercise price will be taxed as capital gain. If the shares acquired on exercise of an incentive stock option are disposed of within less than two years after grant or one year of exercise, the optionee will realize taxable compensation income equal to the excess of the fair market value of the shares on the date of exercise or the date of sale, whichever is less, over the exercise price, and any additional amount realized will be taxed as capital gain.

Stock Appreciation Rights

A participant who is granted a SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the participant will recognize ordinary income for income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares received. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the participant recognizes as ordinary income. The participant’s tax basis in any shares received upon exercise of a SAR will be the fair market value of the shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Restricted Stock

A participant generally will not be taxed upon the grant of restricted stock, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Internal Revenue Code). We generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the restricted stock before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Internal Revenue Code, a participant may elect to recognize ordinary income at the time the shares of restricted stock are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares of restricted stock are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

RSUs

In general, the grant of RSUs (including performance share units) will not result in income for the participant or in a tax deduction for us. Upon the settlement of such an award in cash or shares, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Other Awards

With respect to other awards granted under the 2018 Plan, including stock bonuses, other stock-based awards and cash awards, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any shares or other property received will be ordinary income to the participant, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Vote Required for Approval

The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Incentive Award Plan Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore, also conditioned on approval of the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are not approved, the Incentive Award Plan Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Panavision Holdings Inc. 2018 Equity Incentive Plan (the “2018 Plan”), a copy of which is attached to the proxy statement/prospectus as Annex E be adopted and approved.”

Recommendation of the SCAC Board of Directors

THE SCAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE AWARDS PLAN PROPOSAL.

The existence of financial and personal interests of one or more of SCAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SCAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of SCAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL

The adjournment proposal allows SCAC’s board of directors to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the adjournment proposal is to permit further solicitation of proxies and votes and to provide additional time for Sponsor, Panavision and Sim and the Panavision and Sim stockholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting. See “BCA Proposal—Interests of SCAC’s Directors and Executive Officers in the Business Combination”.

Consequences if the Adjournment Proposal is Not Approved

If the adjournment proposal is presented to the extraordinary general meeting and is not approved by the shareholders, SCAC’s board of directors may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Incentive Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The adjournment proposal is not conditioned upon any other proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”

Recommendation of the SCAC Board of Directors

THE SCAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SCAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of SCAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of SCAC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, SCAC’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of SCAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income tax considerations generally applicable to public shareholders on the Domestication and exercise of redemption rights. This section applies only to public shareholders that hold their public shares or warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

•	financial institutions or financial services entities;

•	broker-dealers

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares;

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations; or

•	passive foreign investment companies.

This discussion is based on current U.S. federal income tax law, which is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws. We have not sought, and will not seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consideration described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding our securities, we urge you to consult your tax advisor.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, THE ORGANIZATIONAL DOCUMENTS PROPOSALS, AN EXERCISE OF REDEMPTION RIGHTS AND THE ACQUISITIONS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. HOLDERS

As used herein, a “U.S. Holder” is a beneficial owner of our public shares or warrants and is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication on U.S. Holders

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, we will change our jurisdiction of incorporation from the Cayman Islands to Delaware and will change our name to Panavision Holdings Inc.

It is intended that the Domestication qualify as an F Reorganization. Assuming the Domestication so qualifies, U.S. Holders of Class A ordinary shares or warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the caption headings “—Effects of Section 367 to U.S. Holders” and “—PFIC Considerations”, and the Domestication should be treated for U.S. federal income tax purposes as if SCAC (i) transferred all of its assets and liabilities to New Panavision in exchange for all of the outstanding common stock and warrants of New Panavision; and (ii) then distributed the common stock and warrants of New Panavision to the shareholders of SCAC in liquidation of SCAC. The taxable year of SCAC will be deemed to end on the date of the Domestication.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization: (i) the tax basis of a share of New Panavision Common Stock or warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the Class A ordinary share or warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of New Panavision Common Stock or warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the Class A ordinary share or warrant surrendered in exchange therefor.

Effects of Section 367 to U.S. Holders

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes United States federal income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.

A.	“U.S. Shareholders” of SCAC

A U.S. Holder who, on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the Class A ordinary shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s all earnings and profits amount with respect to its Class A ordinary shares is the net positive earnings and profits of SCAC (as determined under Treasury Regulations under Section 367) attributable to such Class A ordinary shares (as determined under Treasury Regulations under Section 367) but without regard to any gain that would be realized on a sale or exchange of such Class A ordinary shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

SCAC does not expect to have significant, if any, cumulative net earnings and profits on the date of the domestication. If SCAC’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an all earnings and profits amount with respect to its Class A ordinary shares. It is possible, however, that the amount of SCAC’s cumulative net earnings and profits may be greater than expected through the date of the Domestication in which case a U.S. Shareholder would be required to include it’s all earnings and profits amount in income as a deemed dividend under Treasury Regulations under Section 367 as a result of the Domestication.

B.	U.S. Holders That Own Less Than 10 Percent of SCAC

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) Class A ordinary shares with a fair market value of $50,000 or more and is not a U.S. Shareholder will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such holder as described below.

Unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to New Panavision Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such New Panavision Common Stock over the U.S. Holder’s adjusted tax basis in the Class A ordinary shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its Class A ordinary shares under Section 367(b).

There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)

a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from SCAC establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s Class A ordinary shares and (B) a representation that the U.S. Holder has notified SCAC (or New Panavision) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to us no later than the date such tax return is filed. In connection with this election, we intend to provide each U.S. Holder eligible to make such an election with information regarding SCAC’s earnings and profits upon request.

SCAC does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election should generally not have an income inclusion under Section 367(b) of the Code provided the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that SCAC had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT THEIR TAX ADVISOR REGARDING THE CONSEQUENCES TO THEM OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.

C.	U.S. Holders that Own Class A ordinary shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) Class A ordinary shares with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and generally should not be required to include any part of the all earnings and profits amount in income.

Tax Consequences for U.S. Holders of Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

In addition to the discussion under the heading “—Effects of Section 367 to U.S. Holders”, above, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

A.	Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year) are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by SCAC would be considered to be passive income and cash held by SCAC would be considered to be a passive asset.

B.	PFIC Status of SCAC

Based upon the composition of its income and assets, and upon a review of its financial statements, SCAC believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2017, was likely a PFIC for its taxable year ended on December 31, 2016 and will likely be considered a PFIC for its current taxable year which ends as a result of the Domestication.

C.	Effects of PFIC Rules on the Domestication

As discussed above, SCAC believes that it is likely classified as a PFIC for U.S. federal income tax purposes. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants in the Domestication) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of Class A ordinary shares and warrants upon the Domestication if (i) SCAC were classified as a PFIC at any time during such U.S. Holder’s holding period in such Class A ordinary shares or warrants and (ii) the U.S. Holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned such Class A ordinary shares or in which SCAC was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such Class A ordinary shares. Generally, neither election is available with respect to warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of SCAC.

Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Class A ordinary shares or warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which SCAC was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under the heading “—Effects of Section 367 to U.S. Holders” above) generally would be treated as gain subject to these rules.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, U.S. Holders of Class A ordinary shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) and U.S. Holders of warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Domestication to the extent their Class A ordinary shares or warrants have a fair market value in excess of their tax basis therein. An Electing Shareholder (as described below) generally would not be subject to the adverse PFIC rules discussed above with respect to their Class A ordinary shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of SCAC, whether or not such amounts are actually distributed.

D.	QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of Class A ordinary shares will depend on whether the U.S. Holder has made a timely and effective election to treat SCAC as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of Class A ordinary shares during which SCAC qualified as a PFIC (a “QEF Election”). A U.S. Holder’s ability to make a QEF Election with respect to SCAC is contingent upon, among other things, the provision by SCAC of a “PFIC Annual Information Statement” to such U.S. Holder. We provided PFIC Annual Information Statements with respect to our taxable year that ended on December 31, 2016 and our taxable year that ended on December 31, 2017 and will endeavor to continue to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that we will timely provide such required information. A U.S. Holder that made a QEF Election may be referred to as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election may be referred to as a “Non-Electing Shareholder”. A U.S. Holder is not able to make a QEF Election with respect to warrants.

The impact of the PFIC rules on a U.S. Holder of Class A ordinary shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that the Class A ordinary shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Class A ordinary shares. A mark-to-market election is not available with respect to warrants.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION.

Effects to U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a U.S. Holder of Class A ordinary shares (which were exchanged for New Panavision Common Stock in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its New Panavision Common Stock will depend on whether the redemption qualifies as a sale of the New Panavision Common Stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s New Panavision Common Stock redeemed, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the New Panavision Common Stock redeemed.

The redemption of New Panavision Common Stock generally will qualify as a sale of the New Panavision Common Stock redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only New Panavision Common Stock actually owned by such U.S. Holder, but also shares of New Panavision Common Stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to New Panavision Common Stock owned directly, New Panavision Common Stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any New Panavision Common Stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include New Panavision Common Stock which could be acquired pursuant to the exercise of the warrants.

The redemption of New Panavision Common Stock generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of our outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of our outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the New Panavision Common Stock actually or constructively owned by such U.S. Holder is redeemed or (ii) all of the New Panavision Common Stock actually owned by such U.S. Holder is redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the New Panavision Common Stock owned by certain family members and such U.S. Holder does not constructively own any other of our shares. The redemption of New Panavision Common Stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction”.

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to the New Panavision Common Stock. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of New Panavision’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its other New Panavision Common Stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of those rules, any remaining tax basis of the U.S. Holder in the New Panavision Common Stock redeemed will generally be added to the U.S. Holder’s adjusted tax basis in its remaining New Panavision Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other New Panavision Common Stock constructively owned by such U.S. Holder.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication (discussed further above).

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR NEW PANAVISION COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

NON-U.S. HOLDERS

As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of public shares or warrants that is not a U.S. Holder.

The following describes U.S. federal income tax considerations relating to the ownership and disposition of New Panavision Common Stock and warrants by a non-U.S. Holder after the Domestication.

Distributions

In general, any distributions made to a non-U.S. Holder with respect to New Panavision Common Stock, to the extent paid out of New Panavision’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its New Panavision Common Stock or warrants and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such New Panavision Common Stock or warrants, which will be treated as described under “Non-U.S. Holders—Sale, Exchange or Other Disposition of New Panavision Common Stock and Warrants” below.

Dividends paid by New Panavision to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders.

Sale, Exchange or Other Disposition of New Panavision Common Stock and Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of New Panavision Common Stock or warrants unless:

(i)

such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)

the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders; or

(iii)

New Panavision is or has been a U.S. real property holding corporation at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) the New Panavision Common Stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period more than 5% of outstanding New Panavision Common Stock.

If the third bullet point above applies to a non-U.S. Holder, gain recognized by such non-U.S. holder on the sale, exchange or other disposition of New Panavision Common Stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such New Panavision Common Stock or warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a U.S. real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be classified as a U.S. real property holding corporation following the Acquisitions. However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether we are or will be a U.S. real property holding corporation with respect to a non-U.S. holder following the Acquisitions or at any future time.

Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a non-U.S. Holder of New Panavision Common Stock that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its New Panavision Common Stock will depend on whether the redemption qualifies as a sale of the New Panavision Common Stock redeemed, as described above under “U.S. Holders — Redemption of Class A Common Stock”. If such a redemption qualifies as a sale of New Panavision Common Stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described above under “Non-U.S. Holders—Sale, Exchange or Other Disposition of New Panavision Common Stock and Warrants”. If such a redemption does not qualify as a sale of New Panavision Common Stock, the non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “Non-U.S. Holders — Distributions”.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of New Panavision Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, securities (including Class A ordinary shares or warrants and New Panavision Common Stock or warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Class A ordinary shares or warrants or New Panavision Common Stock or warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and, after December 31, 2018, gross proceeds from the sale or other disposition of, Class A ordinary shares or warrants or New Panavision Common Stock or warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Class A ordinary shares or warrants or New Panavision Common Stock or warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(MINIMUM REDEMPTION SCENARIO)

The following unaudited pro forma condensed combined balance sheet as of September 30, 2018 and the unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2017 and the nine months ended September 30, 2018 present the historical financial statements of SCAC, Panavision and Sim, adjusted to reflect the business combination among SCAC, Panavision Acquisition Sub, Sim Acquisition Sub, Panavision and Sim pursuant to the Business Combination Agreement and the transactions contemplated thereby including the Domestication, the Debt Financing, the PIPE Investment, redemptions of Class A ordinary shares and the forfeiture of the Converted Founder Shares pursuant to the Contribution Agreement.

The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2017 and for the nine months ended September 30, 2018 give pro forma effect to the Business Combination as if it had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of September 30, 2018 assumes that the Business Combination was completed on September 30, 2018.

Historical information for Sim incorporates certain adjustments and estimates relating to Sim’s acquisition of Crossing Studios on August 31, 2017. The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 31, 2017 gives pro forma effect to Sim’s acquisition of Crossing Studios as if it had occurred on January 1, 2017. Because Sim’s acquisition of Crossing Studios was consummated prior to September 30, 2018 and the business combination is reflected in Sim’s historical unaudited condensed combined balance sheet as of September 30, 2018 and the historical unaudited condensed combined statement of operations for the nine months ended September 30, 2018, there is no additional impact related this transaction to be reflected in the unaudited pro forma condensed combined balance sheet or unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2018 presented herein.

After giving effect to the Business Combination, SCAC will own, directly or indirectly, all of the assets of Panavision, Sim and their subsidiaries, and the Panavision and Sim equityholders will hold a portion of New Panavision Common Stock. The pro forma condensed combined information contained herein assumes SCAC’s shareholders approve the Business Combination. SCAC’s shareholders may elect to redeem their Class A ordinary shares even if they approve the Business Combination. SCAC cannot predict how many of its public shareholders will elect to redeem their shares of Class A Shares to cash. As a result, SCAC has elected to provide pro forma condensed combined financial information under two different assumptions which produce different allocations of total equity between holders of New Panavision Common Stock. If the Business Combination is consummated, the actual results are expected to be within the scenarios described below, however, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, SCAC is determined to be the accounting acquirer.

The following unaudited pro forma condensed combined financial information presents a minimum redemption scenario of 15.4%, which represents the actual percentage of shareholders who redeemed Class A ordinary shares as part of the Extension Amendment Redemption in September 2018. For unaudited pro forma condensed combined financial information presenting a maximum redemption scenario of 50%, see “Unaudited Pro Forma Condensed Combined Financial Information (Minimum Redemption Scenario)”.

SABAN CAPITAL ACQUISITION CORP.

(MINIMUM REDEMPTION SCENARIO)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

SEPTEMBER 30, 2018

(in thousands)	SCAC Reclassified(1)	Panavision Reclassified(1)	SIM Reclassified(1)	Pro Forma Adjustments	Note	Pro Forma Combined US GAAP
Assets
Current Assets:
Cash and cash equivalents	$254	$14,963	$4,390	$10,393	(7a)	$30,000
Accounts receivable—net of allowance	—	37,730	18,161	—		55,891
Inventories	—	12,373	484	—		12,857
Prepaid expenses	3	6,001	1,952	—		7,956
Income tax receivable	—	2,927	—	—		2,927
Other current assets	—	2,255	—	—		2,255

Total current assets	257	76,249	24,987	10,393		111,886
Investments held in trust account	215,371	—	—	(215,371)	(6),(7b)	—
Property, plant and equipment	—	195,356	70,678	198,710	(6),(7c)	464,744
Other intangibles assets, net	—	60,089	14,786	20,406	(6),(7d)	95,281
Goodwill	—	14,271	36,000	47,501	(6),(7e)	97,772
Deferred taxes	—	6,084	4,127	—		10,211
Interest rate swap	—	—	120	(120)	(7f)	—
Other long-term assets	—	923	1,446	800	((6))	5,232
				2,063	(7f)

Total Assets	$215,628	352,972	$152,144	$64,382		$785,126

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$—	12,749	5,291	$—		$18,040
Accrued liabilities	5,653	24,918	5,770	(5,532)	(7l)	30,809
Income taxes payable	—	4,167	2,627	—		6,794
Current portion of contingent consideration	—	—	1,225	(834)	(7g)	391
Short-term leases	—	462	1,748	—		2,210
Short-term debt	1,000	1,678	11,368	(1,000)	(7f)	—
				(1,678)	(7f)
				(11,368)	(7f)
Other current liabilities	108	3,653	2,088	(1,155)	((6))	4,611
				(83)	(7g)

Total Current Liabilities	6,761	47,627	30,117	(21,650)		62,855

Long-term debt	—	167,835	73,043	(73,043)	(7f)	243,876
				(167,835)	(7f)
				243,876	(7f)
Long-term leases	—	1,338	2,263	—		3,601
Contingent consideration	—	—	547	(70)	(7g)	477
Deferred taxes	—	9,697	8,445	54,103	(7h)	72,245
Income taxes payable	—	2,399	—	—		2,399
Other long term liabilities	—	7,023	1,778	(1,288)	(7g)	7,513
Deferred underwriting compensation	8,750	—	—	(8,750)	(7i)	—

Total Long Term Liabilities	8,750	188,292	86,076	46,993		330,111

Total Liabilities	15,511	235,919	116,193	25,343		392,966

Class A ordinary shares subject to possible redemptions	195,117	—	—	(195,117)	(7j)	—

Stockholders’ Equity
Preferred shares	—	—	—	—		—
Class A ordinary shares	—	—	—	4	(7j)	4
Class F ordinary shares	1	—	—	—		1
Common stock	—	99	—	(99)	(7k)	—
Share capital	—	—	39,081	(39,081)	(7k)	—
Additional paid-in capital	8,203	578,598	873	399,811	(7j)	408,014
				(579,471)	(7k)
Accumulated other comprehensive income	—	1,117	1,394	(2,511)	(7k)	—
Accumulated deficit and surplus	(3,204)	(462,761)	(5,397)	(12,655)	(7i)	(15,859)
				468,158	(7k)

Total Stockholders’ Equity	200,117	117,053	35,951	39,039		392,160

Total Liabilities and Stockholders’ Equity (Deficit)	$215,628	$352,972	$152,144	$64,382		$785,126

(1)	Refer to Notes 3, 4 and 5 for reclassification of SCAC, Panavision and SIM historical information, respectively.

See accompanying notes to unaudited pro forma condensed combined financial information.

SABAN CAPITAL ACQUISITION CORP.

(MINIMUM REDEMPTION SCENARIO)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018

(in thousands, except for share data)	SCAC Reclassified(1)	Panavision Historical	SIM Reclassified(1)	Pro Forma Adjustments	Note	Pro Forma Combined US GAAP	Note
Revenue:
Rentals	$—	$155,179	$48,062	$—		$203,241
Product Sales	—	31,153	798	—		31,951
Services	—	14,715	30,919	—		45,634

Total revenue	—	201,047	79,779	—		280,826
Cost of revenue:
Rentals	—	99,426	6,489	26,093	(7m)	120,517
				(11,491)	(7n)
Product Sales	—	17,911	1,772	—		19,683
Services	—	7,056	28,041	—		35,097

Total cost of revenue	—	124,393	36,302	14,602		175,297

Gross margin	—	76,654	43,477	(14,602)		105,529
Selling, general, and administrative expenses	6,651	72,968	42,316	(14,026)	(7l)	107,909
Research and development expenses	—	5,394	—	—		5,394
Impairment of intangible asset	—	—	2,365	—		2,365

Operating income / (loss)	(6,651)	(1,708)	(1,204)	(576)		(10,139)
Interest expense	7	7,947	4,397	(12,286)	(7o)	11,190
				11,125	(7o)
Interest income	(2,801)	—	—	—		(2,801)
Foreign exchange (income)/loss	—	3,024	(891)	—		2,133
Other (income)/expense	—	(581)	1,483	540		1,442

Income/(loss) before income taxes	(3,857)	(12,098)	(6,193)	45		(22,103)
Income tax provision/(benefit)	—	(417)	(1,696)	1,641	(7p)	(472)

Net income/(loss)	(3,857)	$(11,681)	$(4,497)	$(1,596)		(21,631)

Earnings per share of common stock:
- Basic and Diluted						(0.54)	(7q)
Weighted average number of share outstanding:
- Basic and Diluted						40,272,908	(7q)

(1)	Refer to Note 3 and 5 for reclassification of SCAC and SIM historical information.

See accompanying notes to unaudited pro forma condensed combined financial information.

SABAN CAPITAL ACQUISITION CORP.

(MINIMUM REDEMPTION SCENARIO)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2017

(in thousands, except for share data)	SCAC Reclassified(1)	Panavision Historical	SIM Pro Forma Reclassified(2)	Pro Forma Adjustments	Note	Pro Forma Combined US GAAP	Note

Revenue:
Rentals	$—	$218,316	$72,466	$—		$290,782
Product Sales	—	43,531	2,975	—		46,506
Services	—	16,799	42,591	—		59,390

Total revenue	—	278,646	118,032	—		396,678
Cost of revenue:
Rentals	—	142,461	27,824	36,521	(7m)	186,372
				(20,434)	(7n)
Product Sales	—	24,598	1,451	—		26,049
Services	—	8,401	27,002	—		35,403

Total cost of revenue	—	175,460	56,277	16,087		247,824

Gross margin	—	103,186	61,755	(16,087)		148,854
Selling, general, and administrative expenses	711	82,999	52,893	—		136,603
Research and development expenses	—	6,009	—	—		6,009
Impairment of intangible asset	—	—	3,320	—		3,320

Operating income / (loss)	(711)	14,178	5,542	(16,087)		2,922
Interest expense	—	10,225	4,814	(14,909)	(7o)	13,316
				13,186	(7o)
Interest income	(1,626)	—	—	—		(1,626)
Foreign exchange (income)/loss	—	(5,518)	173	—		(5,345)
Other (income)/expense	—	(1,657)	1,806	4		153

Income/(loss) before income taxes	915	11,128	(1,251)	(14,368)		(3,576)
Income tax provision/(benefit)	—	(13,124)	(1,363)	(2,863)	(7p)	(17,350)

Net income/(loss)	$915	$24,252	$112	$(11,505)		$13,774

Earnings per share of common stock:
- Basic and Diluted						0.34	(7q)
Weighted average number of shares outstanding:
- Basic and Diluted						40,272,908	(7q)

(1)	Refer to Note 3 for reclassification of SCAC historical information.
(2)	Refer to Note 5 for reclassification of SIM historical information and inclusion of pro forma adjustments related to acquisition of Crossing Studios.

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MINIMUM REDEMPTION SCENARIO)

Note 1—Description of Business Combination

On September 13, 2018, SCAC entered into the Business Combination Agreement with Panavision Acquisition Sub, Sim Acquisition Sub, Panavision and Sim which provides for, among other things:

(i)	Domestication of SCAC as a Delaware corporation;

(ii)

Panavision Acquisition Sub merger with and into Panavision, pursuant to which the separate corporate existence of Panavision Acquisition Sub will cease, and Panavision will be the surviving corporation and a wholly owned subsidiary of SCAC;

(iii)	Sim Acquisition Sub will purchase all of the issued and outstanding shares of capital stock of Sim and Sim will be an indirect, wholly owned subsidiary of SCAC; and

(iv)	SCAC will change its name to Panavision Holdings Inc.

Assuming a pro forma Business Combination date of September 30, 2018, for consideration, the Panavision equityholders will receive $354 million, subject to certain adjustments (“Panavision Cash Consideration”), ownership interests in New Panavision valued at $95 million based on a stock price of $10.00 per share, subject to certain adjustments, and contingent ownership interests in New Panavision valued at $24 million. Assuming a pro forma Business Combination date of September 30, 2018, for consideration, the Sim equityholders will receive $110 million, subject to certain adjustments (“Sim Cash Consideration”) and ownership interests in New Panavision valued at $31 million based on a stock price of $10.00 per share, subject to certain adjustment.

The value of the equity issued to the Panavision and Sim equityholders as consideration for the Business Combination will ultimately be recognized by New Panavision based on the market trading price on the day of the closing of the Business Combination. Potential differences between the assumed stock price used for the pro forma condensed consolidated financial statements and the market trading price on the day of the closing of the Business Combination will directly impact the value of the ownership interest issued to the Panavision and Sim equityholders. For example, if the market trading price is $11.00 (10% higher than the assumed stock price), ownership interests issued to the Panavision and Sim Stockholders as consideration for the Business Combination will be $139 million. If the market trading price is $9.00 (10% lower than the assumed stock price), ownership interests issued to the Panavision and Sim equityholders as consideration for the Business Combination will be $114 million.

Note 2—Basis of Presentation

The Business Combination will be accounted for as a business combination under the scope of the Financial Accounting Standards Board’s Accounting Standards Codification 805, Business Combinations, or ASC 805. SCAC is the legal acquirer under the terms of the Business Combination Agreement. SCAC has been determined to be the accounting acquirer under ASC 805.

The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2017 and the nine months ended September 30, 2018 give pro forma effect to the Business Combination as if it had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of September 30, 2018 assumes that the Business Combination was completed on September 30, 2018. Additionally, the unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2017 gives pro forma effect to the acquisition of Crossing Studios by Sim on August 31, 2017 as if it had occurred on January 1, 2017. The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of SCAC, Panavision and Sim included elsewhere in this proxy statement/prospectus.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MINIMUM REDEMPTION SCENARIO)

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination.

The pro forma adjustments are based on the information currently available. The assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. In accordance with ASC 805, any subsequent changes to the allocation of consideration transferred that result in material changes to the consolidated financial statements during the measurement period will be adjusted.

The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of New Panavision. They should be read in conjunction with the historical consolidated financial statements and notes thereto of SCAC, Panavision and Sim included elsewhere in this proxy statement/prospectus.

Upon consummation of the Business Combination, SCAC will adopt Panavision’s accounting policies. Differences may be identified between the accounting policies among SCAC, Panavision and Sim, but we do not believe they will have a significant impact on the financial statements of SCAC.

Note 3—Reclassifications to Historical Financial Information of SCAC

Certain balances and transactions presented in the historical financial statements of SCAC included within the unaudited pro forma condensed combined financial information have been reclassified to conform to the presentation of financial statements of Panavision as indicated in the tables below.

SCAC Balance Sheet Reclassifications as of September 30, 2018

(in US$ thousands)
	As per Financial Statements	Reclassifications	As Reclassfied
Accrued expenses	5,653	(5,653)	—
Accrued liabilities	—	5,653	5,653
Loan payable	1,000	(1,000)	—
Short-term debt	—	1,000	1,000
Due to related party	108	(108)	—
Other current liabilities	—	108	108

SCAC Statement of Operations Reclassifications for the Nine Months Ended September 30, 2018

(in US$ thousands)
	As per Financial Statements	Reclassifications	As Reclassfied
Professional fees and other expenses	6,651	(6,651)	—
Selling, general, and administrative expenses	—	6,651	6,651

SCAC Statement of Operations Reclassifications for the Fiscal Year Ended December 31, 2017

(in US$ thousands)
	As per Financial Statements	Reclassifications	As Reclassfied
Professional fees and other expenses	711	(711)	—
Selling, general, and administrative expenses	—	711	711

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MINIMUM REDEMPTION SCENARIO)

Note 4—Reclassifications and Adjustments to Historical Information of Panavision

Certain balances and transactions presented in the historical financial statements of Panavision included within the unaudited pro forma condensed combined financial information have been reclassified as indicated in the tables below.

Panavision Balance Sheet Reclassifications as of September 30, 2018

(in US$ thousands)
Item	As per Financial Statements	Reclassification	As Reclassified
Accrued liabilities	26,321	(1,403)	24,918
Other current liabilities	4,390	(737)	3,653
Short-term leases	—	462	462
Short-term debt	—	1,678	1,678
Other long term liabilities	8,361	(1,338)	7,023
Long-term leases	—	1,338	1,338

Note 5—Reclassifications and Adjustments to Historical Information of Sim

Certain balances and transactions presented in the historical financial statements of Sim included within the unaudited pro forma condensed combined financial information have been (1) reclassified to conform to the presentation of financial statements of Panavision and (2) adjusted for the pro forma impact of the acquisition of Crossing Studios by Sim as if it had occurred on January 1, 2017, as indicated in the tables below.

Sim Balance Sheet Reclassifications as of September 30, 2018

(in US$ thousands)
Item	As per Financial Statements(a)	Reclassification	As Reclassified
Revenue producing assets	51,058	(51,058)	—
Property, plant and equipment	19,620	51,058	70,678
Deposits on revenue producing assets	589	(589)	—
Prepaid expenses and deposits	857	(857)	—
Due from shareholders	—	—	—
Other long-term assets	—	1,446	1,446
Accounts Payable	—	5,291	5,291
Accrued liabilities	—	5,770	5,770
Accounts Payable and accrued liabilities	11,274	(11,274)	—

Current portion of long term debt	7,100	(7,100)	—
Current portion of promissory notes	4,055	(4,055)	—
Short-term debt	—	11,368	11,368
Deferred revenue and customer deposits	1,745	(1,745)	—
Current portion of deferred lease inducements	343	(343)	—
Other current liabilities	—	2,088	2,088
Secured debenture	5,174	(5,174)	—
Promissory notes	2,054	(2,054)	—
Long-term debt	65,815	7,228	73,043
Deferred lease inducement	1,778	(1,778)	—
Other long term liabilities	—	1,778	1,778
Contributed surplus	873	(873)	—
Additional paid-in capital	—	873	873

(a)	Converted from C$ to US$ using the spot exchange rate of 0.7665 rate at September 30, 2018.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MINIMUM REDEMPTION SCENARIO)

Sim Statement of Operations for the Nine Months Ended September 30, 2018

(in US$ thousands)
	As per Financial Statements(a)	Reclassification	As Reclassified

Revenue:
Rentals	—	48,062	48,062
Product Sales	—	798	798
Services	—	30,919	30,919
Revenue from services	79,779	(79,779)	—

Total revenue	79,779	—	79,779

Cost of revenue:
Rentals	—	6,489	6,489
Product Sales	—	1,772	1,772
Services	—	28,041	28,041

Total cost of revenue	—	36,302	36,302

Gross Margin	79,779	(36,302)	43,477

Operating costs	31,642	(31,642)	—
Salaries and benefits	35,992	(35,992)	—
Amortization	13,530	(13,530)	—
Restructuring, transaction and acquisition	1,372	(1,372)	—
Selling, general, and administrative expenses	—	42,316	42,316
Impairment of intangible asset	—	2,365	2,365
Research and development expenses	—	—	—

Operating income/(loss)	(2,757)	1,553	(1,204)

Finance cost, net	4,397	(4,397)	—
Interest expense	—	4,397	4,397
Foreign exchange (income)/loss	—	(891)	(891)
Loss (gain) on unrealized foreign exchange	(891)	891	—
Loss (gain) on revaluation of contingent consideration	(70)	70	—
Gain on liability derecognition	—	—	—
Other (income)/expense	—	1,483	1,483

Income/(loss) before income taxes	(6,193)	—	(6,193)
Income tax provision/(benefit)	(1,696)	—	(1,696)

Net income/(loss)	(4,497)	—	(4,497)

(a)	Converted from C$ to US$ using the average exchange rate of 0.766 for the period January 1, 2018 to September 30, 2018.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MINIMUM REDEMPTION SCENARIO)

(i) Sim Statement of Operations Reclassifications for the Nine Months Ended September 30, 2018

(in US$ thousands)	Panavision Financial Statement captions
	Cost Of Sales (Rentals)	Cost Of Sales (Services)	Cost of Sales (Products)	Selling, General and Administrative expenses	Impairment of intangible asset	Interest expense	Foreign exchange	Other	Total
SIM Financial Statements captions
Operating costs	5,788	5,894	1,772	18,045	—	—	—	143	31,642
Salaries and benefits	701	22,147	—	13,106	—	—	—	38	35,992
Amortization	—	—	—	11,165	2,365	—	—	—	13,530
Restructuring, transaction and acquisition	—	—	—	—	—	—	—	1,372	1,372
Finance costs, net	—	—	—	—	—	4,397	—	—	4,397
Loss (gain) on unrealized foreign exchange	—	—	—	—	—	—	(891)	—	(891)
Loss (gain) on revaluation of contingent consideration	—	—	—	—	—	—	—	(70)	(70)

	6,489	28,041	1,772	42,316	2,365	4,397	(891)	1,483	85,972

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MINIMUM REDEMPTION SCENARIO)

Statement of operations for the fiscal year ending December 31, 2017

On August 31, 2017, Sim closed a share purchase agreement with Crossing Studios Ltd, whereby Sim acquired 100% ownership interest of Crossing Studios. Crossing Studios provides stage facility services to the broadcast, television and film industries in Vancouver, Canada. The historical statement of operations of Sim have been adjusted for Crossing Studios’ statement of operations for the pre-acquisition period from January 1, 2017 to August 31, 2017. The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2017 give pro forma effect to the acquisition of Crossing Studios as if it had occurred on January 1, 2017.

(in US$ thousands)
	SIM Reclassified(a)	Crossing Studios 8 months ended August 31, 2017 Reclassified(b)	SIM Pro Forma Reclassified
Revenue:
Rentals	68,376	4,090	72,466
Product Sales	2,975	—	2,975
Services	42,591	—	42,591

Total revenue	113,942	4,090	118,032

Cost of revenue:
Rentals	27,511	313	27,824
Product Sales	1,451	—	1,451
Services	27,002	—	27,002

Total cost of revenue	55,964	313	56,277

Gross Margin	57,978	3,777	61,755
Selling, general, and administrative expenses	50,142	2,751	52,893
Impairment of intangible asset	3,320	—	3,320
Research and development expenses	—	—	—

Operating income/(loss)	4,516	1,026	5,542

Interest expense	4,809	5	4,814
Foreign exchange (income)/loss	173	—	173
Other (income)/expense	1,806	—	1,806

Income/(loss) before income taxes	(2,272)	1,021	(1,251)

Income tax provision/(benefit)	(1,603)	240	(1,363)

Net income/(loss)	(669)	781	112

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MINIMUM REDEMPTION SCENARIO)

(a)(i)	Sim Statement of Operations for the Fiscal Year Ended December 31, 2017 (pre Crossing Studios pro forma adjustment)

(in US$ thousands)
	As per Financial Statements*	Reclassification	As Reclassified
Revenue:
Rentals	—	68,376	68,376
Product Sales	—	2,975	2,975
Services	—	42,591	42,591
Revenue from services	113,942	(113,942)	—

Total revenue	113,942	—	113,942

Cost of revenue:
Rentals	—	27,511	27,511
Product Sales	—	1,451	1,451
Services	—	27,002	27,002

Total cost of revenue	—	55,964	55,964

Gross Margin	113,942	(55,964)	57,978
Operating costs	42,802	(42,802)	—
Salaries and benefits	47,777	(47,777)	—
Amortization	19,159	(19,159)	—
Restructuring, transaction and acquisition	2,222	(2,222)	—
Selling, general, and administrative expenses	—	50,142	50,142
Impairment of intangible asset	—	3,320	3,320
Research and development expenses	—	—	—

Operating income/(loss)	1,982	2,534	4,516

Finance cost, net	4,809	(4,809)	—
Interest expense	—	4,809	4,809
Foreign exchange (income)/loss		173	173
Loss (gain) on unrealized foreign exchange	173	(173)	—
Loss (gain) on revaluation of contingent consideration	(416)	416	—
Gain on liability derecognition	(312)	312	—
Other (income)/expense	—	1,806	1,806

Income/(loss) before income taxes	(2,272)	—	(2,272)
Income tax provision/(benefit)	(1,603)		(1,603)

Net income/(loss)	(669)	—	(669)

*	Converted from C$ to US$ using the average exchange rate of 0.771 for the period January 1, 2017 to December 31, 2017

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MINIMUM REDEMPTION SCENARIO)

(a)(ii) Sim Statement of Operations Reclassifications for the Fiscal Year Ended December 31, 2017

(in US$ thousands)	Group Financial Statement captions
	Cost Of Sales (Rentals)	Cost Of Sales (Services)	Cost of Sales (Products)	Selling, General and Administrative expenses	Impairment of intangible asset	Interest expense	Foreign exchange	Other	Total
SIM Financial Statements captions
Operating costs	9,985	817	1,451	30,356	—	—	—	193	42,802
Salaries and benefits	17,526	26,185	—	3,947	—	—	—	119	47,777
Amortization	—	—	—	15,839	3,320	—	—	—	19,159
Restructuring, transaction and acquisition	—	—	—	—	—	—	—	2,222	2,222
Loss (gain) on revaluation of contingent consideration	—	—	—	—	—	—	—	(416)	(416)
Gain on liability derecognition	—	—	—	—	—	—	—	(312)	(312)
Interest expense	—	—	—	—	—	4,809	—	—	4,809
Foreign exchange income/loss	—	—	—	—	—	—	173	—	173

	27,511	27,002	1,451	50,142	3,320	4,809	173	1,806	116,214

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MINIMUM REDEMPTION SCENARIO)

(b)(i) Crossing Studios Statement of Operations for the 8 months Ended August 31, 2017

(in US$ thousands)
	Historical 10 Months ended August 31, 2017*	Less: Two months ended December 31, 2016**	Reclassification	Crossing Studios Reclassified 8 months ended August 31, 2017
Revenue:
Rentals	—	—	4,090	4,090
Total revenue	5,119	1,029	(4,090)	—

Total revenue	5,119	1,029	—	4,090
Cost of revenue:
Rentals	—	—	313	313

Total cost of revenue	—	—	313	313

Gross Margin	5,119	1,029	(313)	3,777
Selling, general, and administrative expenses	—	—	2,751	2,751
Property expense	2,882	510	(2,372)	—
Office and administrative	198	76	(122)	—
Equipment rental	18	2	(16)	—
Professional fees	124	16	(108)	—
Amortization	184	26	(158)	—
Salaries and benefits	409	121	(288)	—
Finance charges	6	1	(5)	—

Operating income/loss	1,298	277	5	1,026
Interest expense	—	—	5	5

Income/(loss) before income taxes	1,298	277	—	1,021
Current income tax	285	56	(229)	—
Deferred income tax	14	3	(11)	—
Income tax provision/(benefit)	—	—	240	240

Net income/(loss)	999	218	—	781

*	Converted from C$ to US$ using the average exchange rate of 0.757 for the period November 1, 2016 to August 31, 2017.
**	Converted from C$ to US$ using the average exchange rate of 0.746 for the period November 1, 2016 to December 31, 2016.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MINIMUM REDEMPTION SCENARIO)

(b)(ii)     Crossing Studios Statement of Operations Reclassifications for the 8 months Ended August 31, 2017

(in US$ thousands)
	Cost Of Sales (Rentals)	Selling, General and administrative	Interest expense	Total
Crossing Studios financial Statements captions
Property expenses	—	2,334	—	2,334
Office and administrative	—	150	—	150
Professional fees	—	109	—	109
Amortization	—	158	—	158
Salaries and benefits	298	—	—	298
Finance Charges	—	—	5	5
Equipment rental	15	—	—	15

	313	2,751	5	3,069

Note 6—Preliminary Purchase Price

The total purchase consideration for the Business Combination has been allocated to the assets acquired and liabilities assumed for purposes of the unaudited pro forma condensed combined financial information based on their estimated relative fair values. The allocation of the purchase consideration herein is preliminary. The final allocation of the purchase consideration for the Business Combination will be determined after the completion of a thorough analysis to determine the fair value of all assets acquired and liabilities assumed but in no event later than one year following the completion of the Business Combination.

Accordingly, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented herein. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of SCAC following the Business Combination due to differences in the allocation of the purchase consideration, depreciation and amortization related to some of these assets and liabilities.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MINIMUM REDEMPTION SCENARIO)

The purchase consideration was preliminarily allocated as follows:

(in US$ thousands)	Panavision	SIM	Combined
Cash consideration	354,349	110,000	464,349
Net working capital adjustment	7,330	2,641	9,971
Indebtedness adjustment	(1,800)	(5,019)	(6,819)
Transaction costs adjustment	1,750	250	2,000
Minimum cash adjustment	(37)	4,390	4,353

Adjusted cash consideration	361,592	112,262	473,854

Equity consideration*	95,151	31,000	126,151
Contingent consideration (earn-out shares)	23,547	—	23,547

Total Estimated Purchase Price	$480,290	$143,262	$623,552

Net book value of assets acquired	117,053	35,951	153,004
Write-off of preexisting goodwill	(14,271)	(36,000)	(50,271)
Paydown of existing debt	169,513	84,291	253,804
Retirement of certain SIM liabilities upon change in control	—	2,275	2,275

Adjusted net book value of assets acquired	272,295	86,517	358,812

Fair value adjustments:
Rental property, plant and equipment fair value adjustment	185,702	13,008	198,710
Other intangibles assets, net, fair value adjustment	9,851	10,555	20,406
Favorable leases fair value adjustment	—	800	800
Deferred revenue fair value adjustment	—	1,155	1,155
Deferred tax liabilities adjustment	(46,932)	(7,171)	(54,103)
Goodwill	59,374	38,398	97,772

Fair value of assets and liabilities assumed	$480,290	$143,262	$623,552

(*) Estimated equity consideration is calculated as follows:
(in thousands, except for share data)
	Panavision	SIM	Combined
Shares to be issued as consideration	9,515,132	3,100,000	12,615,132
SCAC share price per Business Combination Agreement	$10	$10	$10

Equity consideration	$95,151	$31,000	$126,151

The cash consideration described above will change based upon certain adjustments to be calculated as of the Closing Date, which will be subject to post-closing adjustments as set forth in the Business Combination Agreement and described below. The cash consideration payable to the equityholders of Panavision and Sim, as applicable, will be adjusted on the Closing Date as follows: (i) increased or decreased by the amount, if any, by which the estimated net working capital of Panavision and its subsidiaries (the “Panavision Group”) or Sim and its subsidiaries (the “Sim Group”), as applicable, as of the Closing Date is greater than or less than the applicable target net working capital set forth in the Business Combination Agreement; (ii) decreased by the amount of the estimated indebtedness of the Panavision Group or the Sim Group, as applicable, as of the Closing Date; (iii) in the case of the Merger Consideration, increased or decreased (if such amount is negative) by the amount of the

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MINIMUM REDEMPTION SCENARIO)

Panavision Group’s estimated cash and cash equivalents as of the Closing Date less $15.0 million; (iv) in the case of the Sim Purchase Price, increased by the amount of Sim’s estimated cash and cash equivalents as of the Closing Date; (v) decreased by the amount of the estimated unpaid transaction expenses of the Panavision Group or the Sim Group, as applicable, as of the Closing Date; and (vi) decreased by the amount, if any, by which the estimated aggregate capital expenditures of the Panavision Group or the Sim Group, as applicable, for the calendar year ending December 31, 2018 are less than the applicable target capital expenditures for such calendar year set forth in the Business Combination Agreement. The precise amount of such adjustments will be based upon Panavision’s and Sim’s estimated closing statements to be delivered to SCAC not less than three business days prior to the Closing Date and in no event more than ten business days prior to the Closing Date.

The consideration also includes the estimated fair value of future Contingent Shares to be issued to the equityholders of Panavision based on the performance of SCAC in achieving certain price targets (“Contingent Consideration”). Pursuant to the terms and conditions of the Business Combination Agreement and the Contribution Agreement, the Panavision Contingent Shares and the Founder Contingent Shares shall be subject to transfer and other restrictions and shall be subject to forfeiture on the seventh anniversary of the Closing Date unless and until the occurrence of the following events, at which time the Panavision Contingent Shares or the Founder Contingent Shares, as applicable, shall become vested and free of restrictions as follows:

(i)

with respect to 50% of the Panavision Contingent Shares and 50% of the Founder Contingent Shares, (1) the closing price of the New Panavision Common Stock as quoted on Nasdaq is greater than $12.50 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) (the “Minimum Target”) for 20 trading days over a 30 consecutive trading day period or (2) the price per share of New Panavision Common Stock paid or payable in connection with a Change in Control (as defined in the Business Combination Agreement) is greater than the Minimum Target; and/or

(ii)

with respect to the other 50% of the Panavision Contingent Shares and the other 50% of the Founder Contingent Shares, (1) the closing price of the New Panavision Common Stock as quoted on Nasdaq is greater than $15.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) (the “Maximum Target”) for 20 trading days over a 30 consecutive trading day period or (2) if the price per share of New Panavision Common Stock paid or payable in connection with a Change in Control is greater than the Maximum Target;

provided that upon a Change in Control, any Contingent Shares that have not previously vested or that do not vest upon such Change in Control will be forfeited upon such Change in Control.

From and after the Closing, until any Contingent Shares are no longer subject to the forfeiture provisions described above, each holder of the Contingent Shares shall (1) immediately contribute to New Panavision the net after-tax amount (as calculated pursuant to the Business Combination Agreement) of any and all dividends or distributions received by such holder in respect of such unvested Contingent Shares, (2) vote such shares pro rata with other shareholders of New Panavision on every matter submitted to the shareholders to vote (including, for this purpose, any abstentions and “withhold” votes, but disregarding any broker non-votes and other shares not present or voted) and (3) not transfer, sell, pledge or otherwise dispose or hypothecate any of his, her or its Contingent Shares unless the transferee of such shares agrees to be bound by the terms and conditions governing such Contingent Shares.

The estimated fair value of the Contingent Consideration is $23.5 million based on the expected future performance of SCAC as of the date of the Business Combination. The actual Contingent Consideration may vary based on the future performance of SCAC. As the subsequent re-measurement of this estimate will not have an ongoing impact to the statement of operations, there are no corresponding adjustments to the pro forma condensed combined statement of operations.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MINIMUM REDEMPTION SCENARIO)

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of intangibles Trade Names and Technology Lenses valued using Relief from Royalty Method, Customer Relationships using Excess Earning Method.

The preliminary allocation of the purchase consideration to rental assets was based fair value basis as defined by the FASB in ASC Standard 805 and further refined in ASC standard 820. Both the cost approach and market approach to value have been used in valuation. The first approach is the market approach involved the collection of market data pertaining to the subject assets being appraised. This is also known as the “Comparison Sales Approach”. The primary intent of the market approach is to determine the desirability of the assets and recent sales or offerings of similar assets currently on the market to arrive at an indication of the most probable selling price for the assets being appraised. If the comparable sales are not exactly similar to the asset being appraised, adjustments must be made to bring them as closely in line as possible with the subject property. The second approach used was Cost approach and an appraisal technique called “Trend and Depreciate”. The approach is based on the proposition that the informed purchaser would pay no more for a property than the cost of producing a substitute property with the same utility as the subject property. It considers that the maximum value of a property to a knowledgeable buyer would be the amount currently required to construct or purchase a new asset of equal utility. When the subject asset is not new, the current cost must be adjusted for all forms of depreciation as of the effective date of appraisal. Depreciation expense for the rental assets was preliminarily estimated based on an estimated remaining useful lives, using original useful lives ranging from 3 to 10 years and taking into consideration the fixed assets’ reported ages.

The rest of non-rental assets are at the historical values as of nine months ended September 30, 2018 and December 31, 2017. Management believes that these historical values approximate fair value.

Goodwill represents the excess of the total purchase consideration over the fair value of the underlying net assets, largely arising from the workforce and extensive efficient distribution network that has been established by Panavision and Sim.

The expected purchase price is based on the closing share price upon consummation of the Business Combination. The following table illustrates the sensitivity of SCAC Common Stock to the estimated purchase price and goodwill of Panavision and Sim:

	Estimated Purchase Price			Estimated Goodwill
(in thousands)	Panavision	SIM	Combined	Panavision	SIM	Combined
As presented in the pro forma combined results	$480,290	$143,262	$623,552	59,374	$38,398	97,772
10% increase in common stock price	489,805	146,362	636,167	68,889	41,498	110,387
10% decrease in common stock price	470,775	140,162	610,937	49,859	35,298	85,157

Note 7 – Pro Forma Adjustments

Adjustments to Unaudited Pro Forma Condensed Combined Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination. The unaudited pro forma condensed combined statements of operations have been prepared for information purposes only. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor is it indicative of the future consolidated results of

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MINIMUM REDEMPTION SCENARIO)

operations of New Panavision. The unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements of SCAC, Panavision and Sim and should be read in conjunction with their historical consolidated financial statements.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of New Panavision.

There were no significant intercompany balances or transactions among SCAC, Panavision or Sim as of the dates and for the periods of these unaudited pro forma condensed combined financial statements.

The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had SCAC, Panavision and Sim filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of SCAC’s shares outstanding, assuming the Business Combination occurred on January 1, 2017.

A.	Proceeds and Uses of Cash. The following table represents impact of the Business Combination on the cash balance:

(in thousands)	Combined US GAAP	Note
Pre-Business Combination Cash	$19,607

Cash inflow from liquidation of SCAC investment	215,371	(7b	)
Cash inflow from issuance of new debt	243,876	(7f	)
Cash inflow from PIPE investor contribution	55,000	(7j	)

Cash inflow from Business Combination	514,247

Net cash paid for redemptions by existing SCAC shareholders	—
Retirement of pre-combination SCAC debt	(1,000)
Retirement of pre-combination Panavision debt	169,513	(7f	)
Retirement of pre-combination SIM debt, net (including settlement of interest rate swap)	(84,291)	(7f	)
Payment of new debt issuance costs	(2,063)	(7f	)
Retirement of certain SIM liabilities upon change in control	(2,275)	(7g	)
Net Cash to Panavision shareholders	(190,329)	(7j	)
Net Cash to SIM shareholders	(25,446)	(7j	)
Additional cash to Panavision shareholders for incurred transaction costs	(1,750)
Additional cash to SIM shareholders for incurred transaction costs	(250)
Payment of deferred underwriting compensation	(8,750)	(7i	)
Payment of other transaction costs	(18,187)	(7i	)

Cash outflow from Business Combination	(503,854)

Net Pro Forma Cash Flow	10,393

Post-Business Combination Cash	$30,000

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MINIMUM REDEMPTION SCENARIO)

B.	Investment in Trust Account. Represents the relief of restrictions on the investments and cash held in the Trust Account upon consummation of the Business Combination.

C.	Property and Equipment. Represents the adjustment to record the change in the carrying value of property and equipment to fair value based on preliminary purchase price allocations.

The following table summarizes the estimated fair values of Panavision and Sim’s property and equipment and their estimated useful lives and uses a straight line method of depreciation:

Rental Assets

					Depreciation Expense
(in US$ thousands, except years)	Panavision	SIM	Total	Estimated Useful lives (in Years)	For the Nine Months Ended September 30, 2018	For the Year Ended December 31, 2017
Estimated fair value	357,431	83,686	441,117	6.02	54,956	73,275
Less: Historical balance and depreciation expense	171,729	70,678	242,407		28,863	36,754

Pro forma fair value adjustment	185,702	13,008	198,710		26,093	36,521

The valuation of property and equipment of both Panavision and Sim is sensitive to input assumptions, and therefore a 10% change in the valuation of property and equipment would cause a corresponding increase (if valuation of property and equipment decreases) or decrease (if valuation of property and equipment increases) in the balance of goodwill and would also cause a corresponding increase (if valuation of property and equipment increases) or decrease (if valuation of property and equipment decreases) in the depreciation expense for nine months ended September 30, 2018 and for the fiscal year ended December 31, 2017 of approximately $6 million or $7 million, respectively, assuming an overall weighted-average useful life of 6.02 years.

D.	Intangible Assets. Represents the adjustments to record the change in the carrying value of intangible assets to fair value based on preliminary purchase price allocations.

The following table summarizes the estimated fair values of Panavision’s and Sim’s identifiable intangible assets, their estimated useful lives and uses a straight line method of amortization:

					Amortization Expense
(in US$ thousands, except years)	Panavision	SIM	Total	Amortization period (in Years)	For the Nine Months Ended September 30, 2018	For the Year Ended December 31, 2017
Estimated fair value:
Trade Name / Trademarks	61,330	10,850	72,180	Indefinite lived	—	—
Customer Relationships	3,640	14,490	18,130	3	4,533	6,043
Internally Develped Techonology—Lenses	4,970	—	4,970	5	746	994

Total	69,940	25,341	95,281		5,279	7,037
Less: Historical balance/expense at June 30, 2018	60,089	14,786	74,875		16,770	27,471

Pro forma fair value adjustment	9,851	10,555	20,406		(11,491)	(20,434)

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MINIMUM REDEMPTION SCENARIO)

The valuation of intangible assets of both Panavision and Sim is sensitive to input assumptions, and therefore a 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and would also cause a corresponding increase or decrease in the amortization expense for nine months ended September 30, 2018 and for the fiscal year ended December 31, 2017 of approximately $5 million or $7 million respectively.

E.

Goodwill. Represents the net adjustment to goodwill based on the elimination of the historical goodwill of Panavision ($14 million) and Sim ($36 million) and the recording of new goodwill relating to the preliminary purchase price allocations of Panavision ($59 million) and Sim ($38 million). See Note 6 for the calculation of the amount of preliminary goodwill recognized in connection with the Business Combination.

F.	New Debt Financing. Pursuant to the Business Combination, the following debt related transactions will take place:

(in US$ thousands)	Cash	Short-term Debt	Long-term Debt	Interest Rate Swap	Other Long- term Assets
Draw from new ABL revolver	143,876	—	143,876	—	—
Borrowing in the form of a new second lien term loan	100,000	—	100,000	—	—
Payment of new debt closing transaction cost	(2,063)	—	—	—	2,063
Retirement of pre-combination SCAC debt	(1,000)	(1,000)	—	—	—
Retirement of pre-combination Panavision debt	(168,110)	(275)	(167,835)	—	—
Retirement of pre-combination SIM debt	(72,915)	(7,100)	(65,815)	—	—
Retirement of pre-combination SIM promissory notes	(6,109)	(4,055)	(2,054)	—	—
Retirement of pre-combination SIM secured debentures	(5,174)	—	(5,174)	—	—
Settlement of interest rate swap hedging existing SIM debt	120	—	—	(120)	—

Total	(11,375)	(12,430)	2,998	(120)	2,063

The total available financing under the ABL revolver will be $250 million, of which it is expected that $143.9 million will be drawn at closing.

G.	Change in Control. Retirement of certain liabilities of Sim upon change in control.

H.	Income Tax. The pro forma adjustments were based on the expected tax rates for the jurisdictions anticipated to be impacted.

	For the Year Ended December 31, 2017		For the Nine Months Ended September 30, 2018
	Current	Deferred	Current	Deferred
SCAC
Worldwide	0.00%	0.00%	0.00%	0.00%
United States	0.00%	0.00%	0.00%	0.00%
Panavision
Worldwide	24.00%	24.00%	24.00%	24.00%
United States	0.00%	0.00%	27.00%	27.00%
Sim
Worldwide	28.40%	28.40%	28.10%	28.10%
United States	26.80%	26.80%	26.30%	26.30%

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MINIMUM REDEMPTION SCENARIO)

I.	Underwriting Costs. Represents the payment of deferred underwriting costs incurred as part of the SCAC’s initial public offering and committed to be paid upon closing of the Business Combination.

J.

SCAC Share Capital. The following table represents the impact of the Business Combination on the share capital of SCAC and the number of Class A and Class F shares, including, but not limited to, (i) redemption of Class A shares by existing shareholders of SCAC, (ii) the PIPE Investment, and (iii) consideration paid in shares to shareholders Panavision and Sim.

	As of September 30, 2018
(in thousands except for share data)	Shares of Class A Stock	Shares of Class F Stock	Founder Contingent shares	Panavision Contingent Shares	Par value of Class A Stock	Par value of Class F Stock	Equity Balance, excluding Retained Earnings
Pre-Business Combination	1,646,068	6,243,480	—	—	—	1	$8,204
Conversion of redeemable shares to Class A stock of the Company	19,511,708	—	—	—	2	—	195,117

Class A subject to redemption	21,157,776	6,243,480	—	—	2	1	203,321
Forefeiture of Class F Shares	—	(1,993,480)	—	—	—	—	—
Shares converted into Founder Contingent Shares	—	(3,250,000)	3,250,000	—	—	(1)	—
Founder Grant	1,000,000	(1,000,000)	—	—	—	—	—
PIPE Class A shares equity raise (1)	5,500,000	—	—	—	1	—	55,000
Shares to be issued to Panavision shareholders at transaction date	9,515,132	—	—	—	2	—	183,373
Shares to be issued to SIM shareholders at transaction date	3,100,000	—	—	—	—	—	31,000
Panavision Contingent Shares	—	—	—	2,750,000	—	—	23,547

Post business combination	40,272,908	—	3,250,000	2,750,000	4	—	$408,019

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MINIMUM REDEMPTION SCENARIO)

The following table represents the impact of the Business Combination on additional paid-in capital of SCAC.

	As of September 30, 2018
(in thousands)	SCAC Reclassified	Panavision Historical	SIM Reclassified	Pro Forma Combined US GAAP
Pre-Business Combination Additional paid-in capital	$8,203	$578,598	$873	$587,674

Pro forma adjustments
Conversion of Class A redeemable shares	195,115	—	—	195,115
Redemptions by existing SCAC Shareholders	—	—	—	—
PIPE investor contribution	54,999	—	—	54,999
Equity consideration to Panavision Shareholders	95,150	—	—	95,150
Equity consideration to SIM Shareholders	31,000	—	—	31,000
Panavision Contingent Shares	23,547	—	—	23,547

Pro forma adjustments to SCAC additional paid-in capital	399,811	—	—	399,811
Write-off of acc acquirees’ additional paid-in capital	—	(578,598)	(873)	(579,471)

Post-Business Combination Additional paid-in capital	$408,014	$—	$—	$408,014

K.	Panavision and Sim Equity. Represents the elimination of Panavision and Sim historical shareholders’ equity.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the nine month period ended September 30, 2018 and for the fiscal year ended December 31, 2017 are as follow:

L.	Transaction costs. Represents the elimination of non-recurring costs specifically incurred by SCAC, Panavision and Sim as part of the Business Combination.

M.

Depreciation. Represents the elimination of historical depreciation expense of Panavision and Sim, and recognition of new depreciation expense based on the fair value of property and equipment. See Note 6(c) for the calculation of the amount of preliminary depreciation expensed in connection with the Business Combination.

N.

Amortization. Represents the elimination of historical amortization expense for Panavision and Sim, and recognition of new amortization expense based on the fair value of intangible assets. See Note 6(d) for the calculation of the amount of preliminary amortization expensed in connection with the Business Combination.

O.	Interest Expense. Represents the replacement of historical interest expense at Panavision and Sim with interest expense under the ABL revolving credit facility and second lien term loan.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MINIMUM REDEMPTION SCENARIO)

(in US$ thousands)
	Pro Forma Nine Months Ended September 30, 2018	Pro Forma Year Ended December 31, 2017
Interest expense from the second lien term loan borrowing	6,683	8,232
Interest expense from the ABL revolver	3,949	4,290
Amortization of upfront and annual commitment fees	493	664

Total Interest expense from the second lien term loan and ABL revolver	11,125	13,186
Reversal of historical interest expense	12,286	14,909

Pro forma adjustment	(1,161)	(1,723)

The interest rate under the ABL revolving facility is a floating rate, determined as the opening price of London Interbank Offered Rate (“LIBOR”) plus an availability-based grid ranging from 1.50% to 2.00%. The current availability results in a rate of LIBOR plus 1.75% per the availability-based grid. The interest rate under the second lien term loan is a floating rate of LIBOR plus 7.00%. Assuming a pro forma Business Combination date of January 1, 2017 for unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2018 and the fiscal year ended December 31, 2017, 2.52% and 9.2% are determined to be the rates applicable as of January 1, 2017 for the ABL revolving facility and the second lien term loan, respectively.

The upfront fee of $1.06 million for the ABL revolver loan and upfront fee of $1.00 million for the second term lien loan were capitalized and amortized over the term of each loan respectively. The agency fee of $0.75 million and unused line fee of $0.28 million for the ABL revolver loan are per annum fees capitalized and amortized over the year.

P.	Income Taxes. The pro forma adjustments were based on the expected tax rates for the jurisdictions anticipated to be impacted.” Refer to 6(h) for tax rates.

Q.	Pro Forma Earnings Per Share.

	Nine Months ended September 30, 2018	Year-ended December 31, 2017
Pro forma net income (loss) attributable to stockholders (in thousands)	$(21,631)	$13,774
Pro forma weighted average number shares outstanding—Class A	40,272,908	40,272,908

Basic and diluted weighted average number shares outstanding	40,272,908	40,272,908
Pro forma net income (loss) per share of common stock—basic and diluted	$(0.54)	$0.34

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(MAXIMUM REDEMPTION SCENARIO)

The following unaudited pro forma condensed combined balance sheet as of September 30, 2018 and the unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2017 and the nine months ended September 30, 2018 present the historical financial statements of SCAC, Panavision and Sim, adjusted to reflect the business combination among SCAC, Panavision Acquisition Sub, Sim Acquisition Sub, Panavision and Sim pursuant to the Business Combination Agreement and the transactions contemplated thereby including the Domestication, the Debt Financing, the PIPE Investment, redemptions of Class A ordinary shares and the forfeiture of the Converted Founder Shares pursuant to the Contribution Agreement.

The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2017 and for the nine months ended September 30, 2018 give pro forma effect to the Business Combination as if it had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of September 30, 2018 assumes that the Business Combination was completed on September 30, 2018.

Historical information for Sim incorporates certain adjustments and estimates relating to Sim’s acquisition of Crossing Studios on August 31, 2017. The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended December 31, 2017 gives pro forma effect to Sim’s acquisition of Crossing Studios as if it had occurred on January 1, 2017. Because Sim’s acquisition of Crossing Studios was consummated prior to September 30, 2018 and the business combination is reflected in Sim’s historical unaudited condensed combined balance sheet as of September 30, 2018 and the historical unaudited condensed combined statement of operations for the nine months ended September 30, 2018, there is no additional impact related this transaction to be reflected in the unaudited pro forma condensed combined balance sheet or unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2018 presented herein.

After giving effect to the Business Combination, SCAC will own, directly or indirectly, all of the assets of Panavision, Sim and their subsidiaries, and the Panavision and Sim equityholders will hold a portion of New Panavision Common Stock. The pro forma condensed combined information contained herein assumes SCAC’s shareholders approve the proposed Business Combination. SCAC’s shareholders may elect to redeem their Class A ordinary shares even if they approve the proposed Business Combination. SCAC cannot predict how many of its public shareholders will elect to redeem their shares of Class A Shares to cash. As a result, SCAC has elected to provide pro forma condensed combined financial information under two different assumptions which produce different allocations of total equity between holders of New Panavision Common Stock. If the Business Combination is consummated, the actual results are expected to be within the scenarios described below, however, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, SCAC is determined to be the accounting acquirer.

The following unaudited pro forma condensed combined financial information presents a maximum redemption scenario of 50%. For unaudited pro forma condensed combined financial information presenting a minimum redemption scenario of 15.4%, which represents the actual percentage of shareholders who redeemed Class A ordinary shares as part of the Extension Amendment Redemptions in September 2018, see “Unaudited Pro Forma Condensed Combined Financial Information (Minimum Redemption Scenario)”.

SABAN CAPITAL ACQUISITION CORP.

(MAXIMUM REDEMPTION SCENARIO)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

SEPTEMBER 30, 2018

(in thousands)	SCAC Reclassified(1)	Panavision Reclassified(1)	SIM Reclassified(1)	Pro Forma Adjustments	Note	Pro Forma Combined US GAAP
Assets
Current Assets:
Cash and cash equivalents	$254	$14,963	$4,390	$10,394	(7a)	$30,001
Accounts receivable—net of allowance	—	37,730	18,161	—		55,891
Inventories	—	12,373	484	—		12,857
Prepaid expenses	3	6,001	1,952	—		7,956
Income tax receivable	—	2,927	—	—		2,927
Other current assets	—	2,255	—	—		2,255

Total current assets	257	76,249	24,987	10,394		111,887
Investments held in trust account	215,371	—	—	(215,371)	(6),(7b)	—
Property, plant and equipment	—	195,356	70,678	198,710	(6),(7c)	464,744
Other intangibles assets, net	—	60,089	14,786	20,406	(6),(7d)	95,281
Goodwill	—	14,271	36,000	47,500	(6),(7e)	97,771
Deferred taxes	—	6,084	4,127	—		10,211
Interest rate swap	—	—	120	(120)	(7f)	—
Other long-term assets	—	923	1,446	800	((6))	5,232
				2,063	(7f)

Total Assets	$215,628	352,972	$152,144	$64,382		$785,126

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$—	12,749	5,291	$—		$18,040
Accrued liabilities	5,653	24,918	5,770	(5,532)	(7l)	30,809
Income taxes payable	—	4,167	2,627	—		6,794
Current portion of contingent consideration	—	—	1,225	(834)	(7g)	391
Short-term leases	—	462	1,748	—		2,210
Short-term debt	1,000	1,678	11,368	(1,000)	(7f)	—
				(1,678)	(7f)
				(11,368)	(7f)
Other current liabilities	108	3,653	2,088	(1,155)	((6))	4,611
				(83)	(7g)

Total Current Liabilities	6,761	47,627	30,117	(21,650)		62,855

Long-term debt	—	167,835	73,043	(73,043)	(7f)	243,876
				(167,835)	(7f)
				243,876	(7f)
Long-term leases	—	1,338	2,263	—		3,601
Contingent consideration	—	—	547	(70)	(7g)	477
Deferred taxes	—	9,697	8,445	54,103	(7h)	72,245
Income taxes payable	—	2,399	—	—		2,399
Other long term liabilities	—	7,023	1,778	(1,288)	(7g)	7,513
Deferred underwriting compensation	8,750	—	—	(8,750)	(7i)	—

Total Long Term Liabilities	8,750	188,292	86,076	46,993		330,111

Total Liabilities	15,511	235,919	116,193	25,343		392,966

Class A ordinary shares subject to possible redemptions	195,117	—	—	(195,117)	(7j)	—
						—
Stockholders’ Equity						—
Preferred shares	—	—	—	—		—
Class A ordinary shares	—	—	—	4	(7j)	4
Class F ordinary shares	1	—	—	—		1
Common stock	—	99	—	(99)	(7k)	—
Share capital	—	—	39,081	(39,081)	(7k)	—
Additional paid-in capital	8,203	578,598	873	399,811	(7j)	408,014
				(579,471)	(7k)
Accumulated other comprehensive income	—	1,117	1,394	(2,511)	(7k)	—
Accumulated deficit and surplus	(3,204)	(462,761)	(5,397)	(12,655)	(7i)	(15,859)
				468,158	(7k)

Total Stockholders’ Equity	200,117	117,053	35,951	39,039		392,160

Total Liabilities and Stockholders’ Equity (Deficit)	$215,628	$352,972	$152,144	$64,382		$785,126

(1)	Refer to Notes 3, 4 and 5 for reclassification of SCAC, Panavision and SIM historical information, respectively.

See accompanying notes to unaudited pro forma condensed combined financial information.

SABAN CAPITAL ACQUISITION CORP.

(MAXIMUM REDEMPTION SCENARIO)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018

(in thousands, except for share data)	SCAC Reclassified(1)	Panavision Historical	SIM Reclassified(1)	Pro Forma Adjustments	Note		Pro Forma Combined US GAAP	Note
Revenue:
Rentals	$—	$155,179	$48,062	$—			$203,241
Product Sales	—	31,153	798	—			31,951
Services	—	14,715	30,919	—			45,634

Total revenue	—	201,047	79,779	—			280,826

Cost of revenue:
Rentals	—	99,426	6,489	26,093	(7m	)	120,517
				(11,491)	(7n	)
Product Sales	—	17,911	1,772	—			19,683
Services	—	7,056	28,041	—			35,097

Total cost of revenue	—	124,393	36,302	14,602			175,297

Gross margin	—	76,654	43,477	(14,602)			105,529
Selling, general, and administrative expenses	6,651	72,968	42,316	(14,026)	(7l	)	107,909
Research and development expenses	—	5,394	—	—			5,394
Impairment of intangible asset	—	—	2,365	—			2,365

Operating income / (loss)	(6,651)	(1,708)	(1,204)	(576)			(10,139)

Interest expense	7	7,947	4,397	(12,286)	(7o	)	11,190
				11,125	(7o	)
Interest income	(2,801)	—	—	—			(2,801)
Foreign exchange (income)/loss	—	3,024	(891)	—			2,133
Other (income)/expense	—	(581)	1,483	540			1,442

Income/(loss) before income taxes	(3,857)	(12,098)	(6,193)	45			(22,103)
Income tax provision/(benefit)	—	(417)	(1,696)	1,641	(7p	)	(472)

Net income/(loss)	$(3,857)	$(11,681)	$(4,497)	$(1,596)			$(21,631)

Earnings per share:
- Basic and Diluted							(0.53)	(7q	)

Weighted average shares outstanding:
- Basic and Diluted							40,437,196	(7q	)

(1)	Refer to Note 3 and 5 for reclassification of SCAC and SIM historical information.

See accompanying notes to unaudited pro forma condensed combined financial information.

SABAN CAPITAL ACQUISITION CORP.

(MAXIMUM REDEMPTION SCENARIO)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2017

(in thousands, except for share data)	SCAC Reclassified(1)	Panavision Historical	SIM Pro Forma Reclassified(2)	Pro Forma Adjustments	Note		Pro Forma Combined US GAAP	Note
Revenue:
Rentals	$—	$218,316	$72,466	$—			$290,782
Product Sales	—	43,531	2,975	—			46,506
Services	—	16,799	42,591	—			59,390

Total revenue	—	278,646	118,032	—			396,678

Cost of revenue:
Rentals	—	142,461	27,824	36,521	(7m	)	186,372
				(20,434)	(7n	)
Product Sales	—	24,598	1,451	—			26,049
Services	—	8,401	27,002	—			35,403

Total cost of revenue	—	175,460	56,277	16,087			247,824

Gross margin	—	103,186	61,755	(16,087)			148,854
Selling, general, and administrative expenses	711	82,999	52,893	—			136,603
Research and development expenses	—	6,009	—	—			6,009
Impairment of intangible asset	—	—	3,320	—			3,320

Operating income / (loss)	(711)	14,178	5,542	(16,087)			2,922

Interest expense	—	10,225	4,814	(14,909)	(7o	)	13,316
				13,186	(7o	)
Interest income	(1,626)	—	—	—			(1,626)
Foreign exchange (income)/loss	—	(5,518)	173	—			(5,345)
Other (income)/expense	—	(1,657)	1,806	4			153

Income/(loss) before income taxes	915	11,128	(1,251)	(14,368)			(3,576)
Income tax provision/(benefit)	—	(13,124)	(1,363)	(2,863)	(7p	)	(17,350)

Net income/(loss)	$915	$24,252	$112	$(11,505)			$13,774

Earnings per share per share of common stock:
- Basic and Diluted							0.34	(7q	)

Weighted average number of shares outstanding:
- Basic and Diluted							40,437,196	(7q	)

(1)	Refer to Note 3 for reclassification of SCAC historical information.
(2)	Refer to Note 5 for reclassification of SIM historical information and inclusion of pro forma adjustments related to acquisition of Crossing Studios.

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MAXIMUM REDEMPTION SCENARIO)

Note 1—Description of Business Combination

On September 13, 2018, SCAC entered into the Business Combination Agreement with Panavision Acquisition Sub, Sim Acquisition Sub, Panavision and Sim which provides for, among other things:

(i)	Domestication of SCAC as a Delaware corporation;

(ii)

Panavision Acquisition Sub merger with and into Panavision, pursuant to which the separate corporate existence of Panavision Acquisition Sub will cease, and Panavision will be the surviving corporation and a wholly owned subsidiary of SCAC;

(iii)	Sim Acquisition Sub will purchase all of the issued and outstanding shares of capital stock of Sim and Sim will be an indirect, wholly owned subsidiary of SCAC; and

(iv)	SCAC will change its name to Panavision Holdings Inc.

Assuming a pro forma Business Combination date of September 30, 2018, for consideration, the Panavision equityholders will receive $266 million, subject to certain adjustments (“Panavision Cash Consideration”), ownership interests in New Panavision valued at $183 million based on a stock price of $10.00 per share, subject to certain adjustments, and contingent ownership interests in New Panavision valued at $24 million. Assuming a pro forma Business Combination date of September 30, 2018, for consideration, the Sim equityholders will receive $110 million, subject to certain adjustments (“Sim Cash Consideration”) and ownership interests in New Panavision valued at $31 million based on a stock price of $10.00 per share, subject to certain adjustment.

The value of the equity issued to the Panavision and Sim equityholders as consideration for the Business Combination will ultimately be recognized by New Panavision based on the market trading price on the day of the closing of the Business Combination. Potential differences between the assumed stock price used for the pro forma condensed consolidated financial statements and the market trading price on the day of the closing of the Business Combination will directly impact the value of the ownership interest issued to the Panavision and Sim equityholders. For example, if the market trading price is $11.00 (10% higher than the assumed stock price), ownership interests issued to the Panavision and Sim Stockholders as consideration for the Business Combination will be $236 million. If the market trading price is $9.00 (10% lower than the assumed stock price), ownership interests issued to the Panavision and Sim equityholders as consideration for the Business Combination will be $193 million.

Note 2—Basis of Presentation

The Business Combination will be accounted for as a business combination under the scope of the Financial Accounting Standards Board’s Accounting Standards Codification 805, Business Combinations, or ASC 805. SCAC is the legal acquirer under the terms of the Business Combination Agreement. SCAC has been determined to be the accounting acquirer under ASC 805.

The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2017 and the nine months ended September 30, 2018 give pro forma effect to the Business Combination as if it had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of September 30, 2018 assumes that the Business Combination was completed on September 30, 2018. Additionally, the unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2017 gives pro forma effect to the acquisition of Crossing Studios by Sim on August 31, 2017 as if it had occurred on January 1, 2017. The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of SCAC, Panavision and Sim included elsewhere in this proxy statement/prospectus.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MAXIMUM REDEMPTION SCENARIO)

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination.

The pro forma adjustments are based on the information currently available. The assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. In accordance with ASC 805, any subsequent changes to the allocation of consideration transferred that result in material changes to the consolidated financial statements during the measurement period will be adjusted.

The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of New Panavision. They should be read in conjunction with the historical consolidated financial statements and notes thereto of SCAC, Panavision and Sim included elsewhere in this proxy statement/prospectus.

Upon consummation of the Business Combination, SCAC will adopt Panavision’s accounting policies. Differences may be identified between the accounting policies among SCAC, Panavision and Sim, but we do not believe they will have a significant impact on the financial statements of SCAC.

Note 3—Reclassifications to Historical Financial Information of SCAC

Certain balances and transactions presented in the historical financial statements of SCAC included within the unaudited pro forma condensed combined financial information have been reclassified to conform to the presentation of financial statements of Panavision as indicated in the tables below.

SCAC Balance Sheet Reclassifications as of September 30, 2018

(in US$ thousands)	As per Financial Statements	Reclassifications	As Reclassfied
Accrued expenses	5,653	(5,653)	—
Accrued liabilities	—	5,653	5,653
Loan payable	1,000	(1,000)	—
Short-term debt	—	1,000	1,000
Due to related party	108	(108)	—
Other current liabilities	—	108	108

SCAC Statement of Operations Reclassifications for the Nine Months Ended September 30, 2018

(in US$ thousands)	As per Financial Statements	Reclassifications	As Reclassfied
Professional fees and other expenses	6,651	(6,651)	—
Selling, general, and administrative expenses	—	6,651	6,651

SCAC Statement of Operations Reclassifications for the Fiscal Year Ended December 31, 2017

(in US$ thousands)	As per Financial Statements	Reclassifications	As Reclassfied
Professional fees and other expenses	711	(711)	—
Selling, general, and administrative expenses	—	711	711

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MAXIMUM REDEMPTION SCENARIO)

Note 4—Reclassifications and Adjustments to Historical Information of Panavision

Certain balances and transactions presented in the historical financial statements of Panavision included within the unaudited pro forma condensed combined financial information have been reclassified as indicated in the tables below.

Panavision Balance Sheet Reclassifications as of September 30, 2018

(in US$ thousands)
Item	As per Financial Statements	Reclassification	As Reclassified
Accrued liabilities	26,321	(1,403)	24,918
Other current liabilities	4,390	(737)	3,653
Short-term leases	—	462	462
Short-term debt	—	1,678	1,678
Other long term liabilities	8,361	(1,338)	7,023
Long-term leases	—	1,338	1,338

Note 5—Reclassifications and Adjustments to Historical Information of Sim

Certain balances and transactions presented in the historical financial statements of Sim included within the unaudited pro forma condensed combined financial information have been (1) reclassified to conform to the presentation of financial statements of Panavision and (2) adjusted for the pro forma impact of the acquisition of Crossing Studios by Sim as if it had occurred on January 1, 2017, as indicated in the tables below.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MAXIMUM REDEMPTION SCENARIO)

Sim Balance Sheet Reclassifications as of September 30, 2018

(in US$ thousands)
Item	As per Financial Statements(a)	Reclassification	As Reclassified
Revenue producing assets	51,058	(51,058)	—
Property, plant and equipment	19,620	51,058	70,678
Deposits on revenue producing assets	589	(589)	—
Prepaid expenses and deposits	857	(857)	—
Due from shareholders	—	—	—
Other long-term assets	—	1,446	1,446
Accounts Payable	—	5,291	5,291
Accrued liabilities	—	5,770	5,770
Accounts Payable and accrued liabilities	11,274	(11,274)	—

Current portion of long term debt	7,100	(7,100)	—
Current portion of promissory notes	4,055	(4,055)	—
Short-term debt	—	11,368	11,368
Deferred revenue and customer deposits	1,745	(1,745)	—
Current portion of deferred lease inducements	343	(343)	—
Other current liabilities	—	2,088	2,088
Secured debenture	5,174	(5,174)	—
Promissory notes	2,054	(2,054)	—
Long-term debt	65,815	7,228	73,043
Deferred lease inducement	1,778	(1,778)	—
Other long term liabilities	—	1,778	1,778
Contributed surplus	873	(873)	—
Additional paid-in capital	—	873	873

(a)	Converted from C$ to US$ using the spot exchange rate of 0.7665 rate at September 30, 2018.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MAXIMUM REDEMPTION SCENARIO)

Sim Statement of Operations for the Nine Months Ended September 30, 2018

(in US$ thousands)	As per Financial Statements(a)	Reclassification	As Reclassified
Revenue:
Rentals	—	48,062	48,062
Product Sales	—	798	798
Services	—	30,919	30,919
Revenue from services	79,779	(79,779)	—

Total revenue	79,779	—	79,779
Cost of revenue:
Rentals	—	6,489	6,489
Product Sales	—	1,772	1,772
Services	—	28,041	28,041

Total cost of revenue	—	36,302	36,302

Gross Margin	79,779	(36,302)	43,477
Operating costs	31,642	(31,642)	—
Salaries and benefits	35,992	(35,992)	—
Amortization	13,530	(13,530)	—
Restructuring, transaction and acquisition	1,372	(1,372)	—
Selling, general, and administrative expenses	—	42,316	42,316
Impairment of intangible asset	—	2,365	2,365
Research and development expenses	—	—	—

Operating income/(loss)	(2,757)	1,553	(1,204)
Finance cost, net	4,397	(4,397)	—
Interest expense	—	4,397	4,397
Foreign exchange (income)/loss	—	(891)	(891)
Loss (gain) on unrealized foreign exchange	(891)	891	—
Loss (gain) on revaluation of contingent consideration	(70)	70	—
Gain on liability derecognition	—	—	—
Other (income)/expense	—	1,483	1,483

Income/(loss) before income taxes	(6,193)	—	(6,193)
Income tax provision/(benefit)	(1,696)	—	(1,696)

Net income/(loss)	(4,497)	—	(4,497)

(a)	Converted from C$ to US$ using the average exchange rate of 0.766 for the period January 1, 2018 to September 30, 2018

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MAXIMUM REDEMPTION SCENARIO)

(i) Sim Statement of Operations Reclassifications for the Nine Months Ended September 30, 2018

(in US$ thousands)
	Panavision Financial Statement captions
	Cost Of Sales (Rentals)	Cost Of Sales (Services)	Cost of Sales (Products)	Selling, General and Administrative expenses	Impairment of intangible asset	Interest expense	Foreign exchange	Other	Total
SIM Financial Statements captions
Operating costs	5,788	5,894	1,772	18,045	—	—	—	143	31,642
Salaries and benefits	701	22,147	—	13,106	—	—	—	38	35,992
Amortization	—	—	—	11,165	2,365	—	—	—	13,530
Restructuring, transaction and acquisition	—	—	—	—	—	—	—	1,372	1,372
Finance costs, net	—	—	—	—	—	4,397	—	—	4,397
Loss (gain) on unrealized foreign exchange	—	—	—	—	—	—	(891)	—	(891)
Loss (gain) on revaluation of contingent consideration	—	—	—	—	—	—	—	(70)	(70)

	6,489	28,041	1,772	42,316	2,365	4,397	(891)	1,483	85,972

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MAXIMUM REDEMPTION SCENARIO)

Statement of operations for the fiscal year ending December 31, 2017

On August 31, 2017, Sim closed a share purchase agreement with Crossing Studios Ltd, whereby Sim acquired 100% ownership interest of Crossing Studios. Crossing Studios provides stage facility services to the broadcast, television and film industries in Vancouver, Canada. The historical statement of operations of Sim have been adjusted for Crossing Studios’ statement of operations for the pre-acquisition period from January 1, 2017 to August 31, 2017. The unaudited pro forma condensed combined statements of operations for the fiscal year ended December 31, 2017 give pro forma effect to the acquisition of Crossing Studios as if it had occurred on January 1, 2017.

(in US$ thousands)
	SIM Reclassified(a)	Crossing Studios 8 months ended August 31, 2017 Reclassified(b)	SIM Pro Forma Reclassified
Revenue:
Rentals	68,376	4,090	72,466
Product Sales	2,975	—	2,975
Services	42,591	—	42,591

Total revenue	113,942	4,090	118,032
Cost of revenue:
Rentals	27,511	313	27,824
Product Sales	1,451	—	1,451
Services	27,002	—	27,002

Total cost of revenue	55,964	313	56,277
Gross Margin	57,978	3,777	61,755
Selling, general, and administrative expenses	50,142	2,751	52,893
Impairment of intangible asset	3,320	—	3,320
Research and development expenses	—	—	—

Operating income/(loss)	4,516	1,026	5,542
Interest expense	4,809	5	4,814
Foreign exchange (income)/loss	173	—	173
Other (income)/expense	1,806	—	1,806

Income/(loss) before income taxes	(2,272)	1,021	(1,251)
Income tax provision/(benefit)	(1,603)	240	(1,363)

Net income/(loss)	(669)	781	112

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MAXIMUM REDEMPTION SCENARIO)

(a)	(i) Sim Statement of Operations for the Fiscal Year Ended December 31, 2017 (pre Crossing Studios pro forma adjustment)

(in US$ thousands)
	As per Financial Statements*	Reclassification	As Reclassified
Revenue:
Rentals	—	68,376	68,376
Product Sales	—	2,975	2,975
Services	—	42,591	42,591
Revenue from services	113,942	(113,942)	—

Total revenue	113,942	—	113,942
Cost of revenue:
Rentals	—	27,511	27,511
Product Sales	—	1,451	1,451
Services	—	27,002	27,002

Total cost of revenue	—	55,964	55,964

Gross Margin	113,942	(55,964)	57,978
Operating costs	42,802	(42,802)	—
Salaries and benefits	47,777	(47,777)	—
Amortization	19,159	(19,159)	—
Restructuring, transaction and acquisition	2,222	(2,222)	—
Selling, general, and administrative expenses	—	50,142	50,142
Impairment of intangible asset	—	3,320	3,320
Research and development expenses	—	—	—

Operating income/(loss)	1,982	2,534	4,516
Finance cost, net	4,809	(4,809)	—
Interest expense	—	4,809	4,809
Foreign exchange (income)/loss		173	173
Loss (gain) on unrealized foreign exchange	173	(173)	—
Loss (gain) on revaluation of contingent consideration	(416)	416	—
Gain on liability derecognition	(312)	312	—
Other (income)/expense	—	1,806	1,806

Income/(loss) before income taxes	(2,272)	—	(2,272)
Income tax provision/(benefit)	(1,603)		(1,603)
Net income/(loss)	(669)	—	(669)

*	Converted from C$ to US$ using the average exchange rate of 0.771 for the period January 1, 2017 to December 31, 2017

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MAXIMUM REDEMPTION SCENARIO)

(a) (ii) Sim Statement of Operations Reclassifications for the Fiscal Year Ended December 31, 2017

(in US$ thousands)
	Group Financial Statement captions
	Cost Of Sales (Rentals)	Cost Of Sales (Services)	Cost of Sales (Products)	Selling, General and Administrative expenses	Impairment of intangible asset	Interest expense	Foreign exchange	Other	Total
SIM Financial Statements captions
Operating costs	9,985	817	1,451	30,356	—	—	—	193	42,802
Salaries and benefits	17,526	26,185	—	3,947	—	—	—	119	47,777
Amortization	—	—	—	15,839	3,320	—	—	—	19,159
Restructuring, transaction and acquisition	—	—	—	—	—	—	—	2,222	2,222
Loss (gain) on revaluation of contingent consideration	—	—	—	—	—	—	—	(416)	(416)
Gain on liability derecognition	—	—	—	—	—	—	—	(312)	(312)
Interest expense	—	—	—	—	—	4,809	—	—	4,809
Foreign exchange income/loss	—	—	—	—	—	—	173	—	173

	27,511	27,002	1,451	50,142	3,320	4,809	173	1,806	116,214

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MAXIMUM REDEMPTION SCENARIO)

(b)     (i) Crossing Studios Statement of Operations for the 8 months Ended August 31, 2017

(in US$ thousands)
	Historical 10 Months ended August 31, 2017*	Less: Two months ended December 31, 2016**	Reclassification	Crossing Studios Reclassified 8 months ended August 31, 2017
Revenue:
Rentals	—	—	4,090	4,090
Total revenue	5,119	1,029	(4,090)	—

Total revenue	5,119	1,029	—	4,090
Cost of revenue:
Rentals	—	—	313	313

Total cost of revenue	—	—	313	313

Gross Margin	5,119	1,029	(313)	3,777
Selling, general, and administrative expenses	—	—	2,751	2,751
Property expense	2,882	510	(2,372)	—
Office and administrative	198	76	(122)	—
Equipment rental	18	2	(16)	—
Professional fees	124	16	(108)	—
Amortization	184	26	(158)	—
Salaries and benefits	409	121	(288)	—
Finance charges	6	1	(5)	—

Operating income/loss	1,298	277	5	1,026
Interest expense	—	—	5	5

Income/(loss) before income taxes	1,298	277	—	1,021
Current income tax	285	56	(229)	—
Deferred income tax	14	3	(11)	—
Income tax provision/(benefit)	—	—	240	240

Net income/(loss)	999	218	—	781

*	Converted from C$ to US$ using the average exchange rate of 0.757 for the period November 1, 2016 to August 31, 2017.
**	Converted from C$ to US$ using the average exchange rate of 0.746 for the period November 1, 2016 to December 31, 2016.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MAXIMUM REDEMPTION SCENARIO)

(b) (ii)     Crossing Studios Statement of Operations Reclassifications for the 8 months Ended August 31, 2017

(in US$ thousands)
	Cost Of Sales (Rentals)	Selling, General and administrative	Interest expense	Total
Crossing Studios Financial Statements Captions
Property expenses	—	2,334	—	2,334
Office and administrative	—	150	—	150
Professional fees	—	109	—	109
Amortization	—	158	—	158
Salaries and benefits	298	—	—	298
Finance Charges	—	—	5	5
Equipment rental	15	—	—	15

	313	2,751	5	3,069

Note 6—Preliminary Purchase Price

The total purchase consideration for the Business Combination has been allocated to the assets acquired and liabilities assumed for purposes of the unaudited pro forma condensed combined financial information based on their estimated relative fair values. The allocation of the purchase consideration herein is preliminary. The final allocation of the purchase consideration for the Business Combination will be determined after the completion of a thorough analysis to determine the fair value of all assets acquired and liabilities assumed but in no event later than one year following the completion of the Business Combination.

Accordingly, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented herein. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of SCAC following the Business Combination due to differences in the allocation of the purchase consideration, depreciation and amortization related to some of these assets and liabilities.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MAXIMUM REDEMPTION SCENARIO)

The purchase consideration was preliminarily allocated as follows:

(in US$ thousands)
	Panavision	SIM	Combined
Cash consideration	266,127	110,000	376,127
Net working capital adjustment	7,330	2,641	9,971
Indebtedness adjustment	(1,800)	(5,019)	(6,819)
Transaction costs adjustment	1,750	250	2,000
Minimum cash adjustment	(37)	4,390	4,353

Adjusted cash consideration	273,370	112,262	385,632
Equity consideration *	183,372	31,000	214,372
Contingent consideration (earn-out shares)	23,547	—	23,547

Total Estimated Purchase Price	$480,289	$143,262	$623,551

Net book value of assets acquired	117,053	35,951	153,004
Write-off of preexisting goodwill	(14,271)	(36,000)	(50,271)
Paydown of existing debt	169,513	84,291	253,804
Retirement of certain SIM liabilities upon change in control	—	2,275	2,275

Adjusted net book value of assets acquired	272,295	86,517	358,812
Fair value adjustments:
Rental property, plant and equipment fair value adjustment	185,702	13,008	198,710
Other intangibles assets, net, fair value adjustment	9,851	10,555	20,406
Favorable leases fair value adjustment	—	800	800
Deferred revenue fair value adjustment	—	1,155	1,155
Deferred tax liabilities adjustment	(46,932)	(7,171)	(54,103)
Goodwill	59,373	38,398	97,771

Fair value of assets and liabilities assumed	$480,289	$143,262	$623,551

(*) Estimated equity consideration is calculated as follows:
(in thousands, except for share data)
	Panavision	SIM	Combined
Shares to be issued as consideration	18,337,196	3,100,000	21,437,196
SCAC share price per Business Combination Agreement	$10	$10	$10

Equity consideration	$183,372	$31,000	$214,372

The cash consideration described above will change based upon certain adjustments to be calculated as of the Closing Date, which will be subject to post-closing adjustments as set forth in the Business Combination Agreement and described below. The cash consideration payable to the equityholders of Panavision and Sim, as applicable, will be adjusted on the Closing Date as follows: (i) increased or decreased by the amount, if any, by which the estimated net working capital of Panavision and its subsidiaries (the “Panavision Group”) or Sim and its subsidiaries (the “Sim Group”), as applicable, as of the Closing Date is greater than or less than the applicable target net working capital set forth in the Business Combination Agreement; (ii) decreased by the amount of the estimated indebtedness of the Panavision Group or the Sim Group, as applicable, as of the Closing Date; (iii) in the case of the Merger Consideration, increased or decreased (if such amount is negative) by the amount of the Panavision Group’s estimated cash and cash equivalents as of the Closing Date less $15.0 million; (iv) in the case of the Sim Purchase Price, increased by the amount of Sim’s estimated cash and cash equivalents as of the Closing Date; (v) decreased by the amount of the estimated unpaid transaction expenses of the Panavision Group

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MAXIMUM REDEMPTION SCENARIO)

or the Sim Group, as applicable, as of the Closing Date; and (vi) decreased by the amount, if any, by which the estimated aggregate capital expenditures of the Panavision Group or the Sim Group, as applicable, for the calendar year ending December 31, 2018 are less than the applicable target capital expenditures for such calendar year set forth in the Business Combination Agreement. The precise amount of such adjustments will be based upon Panavision’s and Sim’s estimated closing statements to be delivered to SCAC not less than three business days prior to the Closing Date and in no event more than ten business days prior to the Closing Date.

The consideration also includes the estimated fair value of future Contingent Shares to be issued to the equityholders of Panavision based on the performance of SCAC in achieving certain price targets (“Contingent Consideration”). Pursuant to the terms and conditions of the Business Combination Agreement and the Contribution Agreement, the Panavision Contingent Shares and the Founder Contingent Shares shall be subject to transfer and other restrictions and shall be subject to forfeiture on the seventh anniversary of the Closing Date unless and until the occurrence of the following events, at which time the Panavision Contingent Shares or the Founder Contingent Shares, as applicable, shall become vested and free of restrictions as follows:

(i)

with respect to 50% of the Panavision Contingent Shares and 50% of the Founder Contingent Shares, (1) the closing price of the New Panavision Common Stock as quoted on Nasdaq is greater than $12.50 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) (the “Minimum Target”) for 20 trading days over a 30 consecutive trading day period or (2) the price per share of New Panavision Common Stock paid or payable in connection with a Change in Control (as defined in the Business Combination Agreement) is greater than the Minimum Target; and/or

(ii)

with respect to the other 50% of the Panavision Contingent Shares and the other 50% of the Founder Contingent Shares, (1) the closing price of the New Panavision Common Stock as quoted on Nasdaq is greater than $15.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) (the “Maximum Target”) for 20 trading days over a 30 consecutive trading day period or (2) if the price per share of New Panavision Common Stock paid or payable in connection with a Change in Control is greater than the Maximum Target;

provided that upon a Change in Control, any Contingent Shares that have not previously vested or that do not vest upon such Change in Control will be forfeited upon such Change in Control.

From and after the Closing, until any Contingent Shares are no longer subject to the forfeiture provisions described above, each holder of the Contingent Shares shall (1) immediately contribute to New Panavision the net after-tax amount (as calculated pursuant to the Business Combination Agreement) of any and all dividends or distributions received by such holder in respect of such unvested Contingent Shares, (2) vote such shares pro rata with other shareholders of New Panavision on every matter submitted to the shareholders to vote (including, for this purpose, any abstentions and “withhold” votes, but disregarding any broker non-votes and other shares not present or voted) and (3) not transfer, sell, pledge or otherwise dispose or hypothecate any of his, her or its Contingent Shares unless the transferee of such shares agrees to be bound by the terms and conditions governing such Contingent Shares.

The estimated fair value of the Contingent Consideration is $23.5 million based on the expected future performance of SCAC as of the date of the Business Combination. The actual Contingent Consideration may vary based on the future performance of SCAC. As the subsequent re-measurement of this estimate will not have an ongoing impact to the statement of operations, there are no corresponding adjustments to the pro forma condensed combined statement of operations.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MAXIMUM REDEMPTION SCENARIO)

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of intangibles Trade Names and Technology Lenses valued using Relief from Royalty Method, Customer Relationships using Excess Earning Method.

The preliminary allocation of the purchase consideration to rental assets was based fair value basis as defined by the FASB in ASC Standard 805 and further refined in ASC standard 820. Both the cost approach and market approach to value have been used in valuation. The first approach is the market approach involved the collection of market data pertaining to the subject assets being appraised. This is also known as the “Comparison Sales Approach”. The primary intent of the market approach is to determine the desirability of the assets and recent sales or offerings of similar assets currently on the market to arrive at an indication of the most probable selling price for the assets being appraised. If the comparable sales are not exactly similar to the asset being appraised, adjustments must be made to bring them as closely in line as possible with the subject property. The second approach used was Cost approach and an appraisal technique called “Trend and Depreciate”. The approach is based on the proposition that the informed purchaser would pay no more for a property than the cost of producing a substitute property with the same utility as the subject property. It considers that the maximum value of a property to a knowledgeable buyer would be the amount currently required to construct or purchase a new asset of equal utility. When the subject asset is not new, the current cost must be adjusted for all forms of depreciation as of the effective date of appraisal. Depreciation expense for the rental assets was preliminarily estimated based on an estimated remaining useful lives, using original useful lives ranging from 3 to 10 years and taking into consideration the fixed assets’ reported ages.

The rest of non-rental assets are at the historical values as of nine months ended September 30, 2018 and December 31, 2017. Management believes that these historical values approximate fair value.

Goodwill represents the excess of the total purchase consideration over the fair value of the underlying net assets, largely arising from the workforce and extensive efficient distribution network that has been established by Panavision and Sim.

The expected purchase price is based on the closing share price upon consummation of the Business Combination. The following table illustrates the sensitivity of SCAC Common Stock to the estimated purchase price and goodwill of Panavision and Sim:

	Estimated Purchase Price			Estimated Goodwill
(in thousands)	Panavision	SIM	Combined	Panavision	SIM	Combined
As presented in the pro forma combined results	$480,289	$143,262	$623,551	$59,373	$38,398	97,771
10% increase in common stock price	498,626	146,362	644,988	77,710	41,498	119,208
10% decrease in common stock price	461,952	140,162	602,114	41,036	35,298	76,334

Note 7—Pro Forma Adjustments

Adjustments to Unaudited Pro Forma Condensed Combined Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination. The unaudited pro forma condensed combined statements of operations have been prepared for information purposes only. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor is it indicative of the future consolidated results of

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MAXIMUM REDEMPTION SCENARIO)

operations of New Panavision. The unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements of SCAC, Panavision and Sim and should be read in conjunction with their historical consolidated financial statements.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of New Panavision.

There were no significant intercompany balances or transactions among SCAC, Panavision or Sim as of the dates and for the periods of these unaudited pro forma condensed combined financial statements.

The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had SCAC, Panavision and Sim filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of SCAC’s shares outstanding, assuming the Business Combination occurred on January 1, 2017.

A.	Proceeds and Uses of Cash. The following table represents impact of the Business Combination on the cash balance:

(in thousands)	Combined US GAAP	Note
Pre-Business Combination Cash	$19,607
Cash inflow from liquidation of SCAC investment	215,371	(7b	)
Cash inflow from issuance of new debt	243,876	(7f	)
Cash inflow from PIPE investor contribution	55,000	(7j	)

Cash inflow from Business Combination	514,247
Net cash paid for redemptions by existing SCAC shareholders	(88,221)	(7j	)
Retirement of pre-combination SCAC debt	(1,000)
Retirement of pre-combination Panavision debt	(169,513)	(7f	)
Retirement of pre-combination SIM debt, net (including settlement of interest rate swap)	(84,291)	(7f	)
Payment of new debt issuance costs	(2,063)	(7f	)
Retirement of certain liabilities upon change in control	(2,275)	(7g	)
Net Cash to Panavision shareholders	(102,107)	(7j	)
Net Cash to SIM shareholders	(25,446)	(7j	)
Additional cash to Panavision shareholders for incurred transaction costs	(1,750)
Additional cash to SIM shareholders for incurred transaction costs	(250)
Payment of deferred underwriting compensation	(8,750)	(7i	)
Payment of other transaction costs	(18,187)	(7i	)

Cash outflow from Business Combination	(503,853)

Net Pro Forma Cash Flow	10,394

Post-Business Combination Cash	$30,001

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MAXIMUM REDEMPTION SCENARIO)

B.	Investment in Trust Account. Represents the relief of restrictions on the investments and cash held in the Trust Account upon consummation of the Business Combination.

C.	Property and Equipment. Represents the adjustment to record the change in the carrying value of property and equipment to fair value based on preliminary purchase price allocations.

The following table summarizes the estimated fair values of Panavision and Sim’s property and equipment and their estimated useful lives and uses a straight line method of depreciation:

Rental Assets
(in US$ thousands, except years)
					Depreciation Expense
	Panavision	SIM	Total	Estimated Useful Lives (in Years)	For the Nine Months Ended September 30, 2018	For the Year Ended December 31, 2017
Estimated fair value	357,431	83,686	441,117	6.02	54,956	73,275
Less: Historical balance and depreciation expense	171,729	70,678	242,407		28,863	36,754

Pro forma fair value adjustment	185,702	13,008	198,710		26,093	36,521

The valuation of property and equipment of both Panavision and Sim is sensitive to input assumptions, and therefore a 10% change in the valuation of property and equipment would cause a corresponding increase or decrease in the balance of goodwill and would also cause a corresponding increase or decrease in the depreciation expense for nine months ended September 30, 2018 and for the fiscal year ended December 31, 2017 of approximately $6 million or $7 million, respectively, assuming an overall weighted-average useful life of 6.02 years.

D.	Intangible Assets. Represents the adjustments to record the change in the carrying value of intangible assets to fair value based on preliminary purchase price allocations.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MAXIMUM REDEMPTION SCENARIO)

The following table summarizes the estimated fair values of Panavision’s and Sim’s identifiable intangible assets, their estimated useful lives and uses a straight line method of amortization:

(in US$ thousands, except years)
					Amortization Expense
	Panavision	SIM	Total	Amortization Period (in Years)	For the Nine Months Ended September 30, 2018	For the Year Ended December 31, 2017
Estimated fair value:
Trade Name / Trademarks	61,330	10,850	72,180	Indefinite lived	—	—
Customer Relationships	3,640	14,490	18,130	3	4,533	6,043
Internally Develped Techonology—Lenses	4,970	—	4,970	5	746	994

Total	69,940	25,341	95,281		5,279	7,037
Less: Historical balance/expense at June 30, 2018	60,089	14,786	74,875		16,770	27,471

Pro forma fair value adjustment	9,851	10,555	20,406		(11,491)	(20,434)

The valuation of intangible assets of both Panavision and Sim is sensitive to input assumptions, and therefore a 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and would also cause a corresponding increase or decrease in the amortization expense for nine months ended September 30, 2018 and for the fiscal year ended December 31, 2017 of approximately $5 million or $7 million respectively.

E.

Goodwill. Represents the net adjustment to goodwill based on the elimination of the historical goodwill of Panavision ($14 million) and Sim ($36 million) and the recording of new goodwill relating to the preliminary purchase price allocations of Panavision ($59 million) and Sim ($38 million). See Note 6 for the calculation of the amount of preliminary goodwill recognized in connection with the Business Combination.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MAXIMUM REDEMPTION SCENARIO)

F.	New Debt Financing. Pursuant to the Business Combination, the following debt related transactions will take place:

(in US$ thousands)
	Cash	Short-term Debt	Long- term Debt	Interest Rate Swap	Other Long- term Assets
Draw from new ABL revolver	143,876	—	143,876	—	—
Borrowing in the form of a new second lien term loan	100,000	—	100,000	—	—
Payment of new debt closing transaction cost	(2,063)	—	—	—	2,063
Retirement of pre-combination SCAC debt	(1,000)	(1,000)	—	—	—
Retirement of pre-combination Panavision debt	(168,110)	(275)	(167,835)	—	—
Retirement of pre-combination SIM debt	(72,915)	(7,100)	(65,815)	—	—
Retirement of pre-combination SIM promissory notes	(6,109)	(4,055)	(2,054)	—	—
Retirement of pre-combination SIM secured debentures	(5,174)	—	(5,174)	—	—
Settlement of interest rate swap hedging existing SIM debt	120	—	—	(120)	—

Total	(11,375)	(12,430)	2,998	(120)	2,063

The total available financing under the ABL revolver will be $250 million, of which it is expected that $143.9 million will be drawn at closing.

G.	Change in Control. Retirement of certain liabilities of Sim upon change in control.

H.	Income Tax. The pro forma adjustments were based on the expected tax rates for the jurisdictions anticipated to be impacted.

	For the Year Ended December 31, 2017		For the Nine Months Ended September 30, 2018
	Current	Deferred	Current	Deferred
SCAC
Worldwide	0.00%	0.00%	0.00%	0.00%
United States	0.00%	0.00%	0.00%	0.00%
Panavision
Worldwide	24.00%	24.00%	24.00%	24.00%
United States	0.00%	0.00%	27.00%	27.00%
Sim
Worldwide	28.40%	28.40%	28.10%	28.10%
United States	26.80%	26.80%	26.30%	26.30%

I.	Underwriting Costs. Represents the payment of deferred underwriting costs incurred as part of the SCAC’s initial public offering and committed to be paid upon closing of the Business Combination.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MAXIMUM REDEMPTION SCENARIO)

J.

SCAC Share Capital. The following table represents the impact of the Business Combination on the share capital of SCAC and the number of Class A and Class F shares, including, but not limited to, (i) redemption of Class A shares by existing shareholders of SCAC, (ii) the PIPE Investment, and (iii) consideration paid in shares to shareholders Panavision and Sim.

(in thousands, except for share data)
	As of September 30, 2018
	Shares of Class A Stock	Shares of Class F Stock	Founder Contingent Shares	Panavision Contingent Shares	Par value of Class A Stock	Par value of Class F Stock	Equity Balance, excluding Retained Earnings
Pre-Business Combination	1,646,068	6,243,480	—	—	—	1	8,204
Conversion of redeemable shares to Class A stock of the Company	19,511,708	—	—	—	2	—	195,117

Class A subject to redemption	21,157,776	6,243,480	—	—	2	1	203,321
Pre-combination redemptions	(8,657,776)	—	—	—	(1)	—	(88,221)
Forefeiture of Class F Shares	—	(1,993,480)	—	—	—	—	—
Shares converted into Founder Contingent Shares	—	(3,250,000)	3,250,000	—	—	(1)	—
Founder Grant	1,000,000	(1,000,000)	—	—	—	—	—
PIPE Class A shares equity raise(1)	5,500,000	—	—	—	1	—	55,000
Shares to be issued to Panavision shareholders at transaction date	18,337,196	—	—	—	2	—	183,372
Shares to be issued to SIM shareholders at transaction date	3,100,000	—	—	—	—	—	31,000
Panavision Contingent Shares	—	—	—	2,750,000	—	—	23,547

Post business combination	40,437,196	—	3,250,000	2,750,000	4	—	408,019

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MAXIMUM REDEMPTION SCENARIO)

The following table represents the impact of the Business Combination on additional paid-in capital of SCAC.

	As of September 30, 2018
(in thousands)	SCAC Reclassified	Panavision Historical	SIM Reclassified	Pro Forma Combined US GAAP
Pre-Business Combination Additional paid-in capital	$8,203	$578,598	$873	$587,674

Pro forma adjustments
Conversion of Class A redeemable shares	195,115	—	—	195,115
Redemptions by existing SCAC Shareholders	(88,220)	—	—	(88,220)
PIPE investor contribution	54,999	—	—	54,999
Equity consideration to Panavision Shareholders	183,370	—	—	183,370
Equity consideration to SIM Shareholders	31,000	—	—	31,000
Panavision Contingent Shares	23,547	—	—	23,547

Pro forma adjustments to SCAC additional paid-in capital	399,811	—	—	399,811
Write-off of acc acquirees’ additional paid-in capital	—	(578,598)	(873)	(579,471)

Post-Business Combination Additional paid-in capital	$408,014	$—	$—	$408,014

K.	Panavision and Sim Equity. Represents the elimination of Panavision and Sim historical shareholders’ equity.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the nine month period ended September 30, 2018 and for the fiscal year ended December 31, 2017 are as follow:

L.	Transaction costs. Represents the elimination of non-recurring costs specifically incurred by SCAC, Panavision and Sim as part of the Business Combination.

M.

Depreciation. Represents the elimination of historical depreciation expense of Panavision and Sim, and recognition of new depreciation expense based on the fair value of property and equipment. See Note 6(c) for the calculation of the amount of preliminary depreciation expensed in connection with the Business Combination.

N.

Amortization. Represents the elimination of historical amortization expense for Panavision and Sim, and recognition of new amortization expense based on the fair value of intangible assets. See Note 6(d) for the calculation of the amount of preliminary amortization expensed in connection with the Business Combination.

NOTES TO THE UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

(MAXIMUM REDEMPTION SCENARIO)

O.	Interest Expense. Represents the replacement of historical interest expense at Panavision and Sim with interest expense under the ABL revolving credit facility and second lien term loan.

(in US$ thousands)
	Pro Forma Nine Months Ended September 30, 2018	Pro Forma Year Ended December 31, 2017
Interest expense from the second lien term loan borrowing	6,683	8,232
Interest expense from the ABL revolver	3,949	4,290
Amortization of upfront and annual commitment fees	493	664

Total Interest expense from the second lien term loan and ABL revolver	11,125	13,186
Reversal of historical interest expense	12,286	14,909

Pro forma adjustment	(1,161)	(1,723)

The interest rate under the ABL revolving facility is a floating rate, determined as the opening price of London Interbank Offered Rate (“LIBOR”) plus an availability-based grid ranging from 1.50% to 2.00%. The current availability results in a rate of LIBOR plus 1.75% per the availability-based grid. The interest rate under the second lien term loan is a floating rate of LIBOR plus 7.00%. Assuming a pro forma Business Combination date of January 1, 2017 for unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2018 and the fiscal year ended December 31, 2017, 2.52% and 9.2% are determined to be the rates applicable as of January 1, 2017 for the ABL revolving facility and the second lien term loan, respectively.

The upfront fee of $1.06 million for the ABL revolver loan and upfront fee of $1.00 million for the second term lien loan were capitalized and amortized over the term of each loan respectively. The agency fee of $0.75 million and unused line fee of $0.28 million for the ABL revolver loan are per annum fees capitalized and amortized over the year.

P.	Income Taxes. “The pro forma adjustments were based on the expected tax rates for the jurisdictions anticipated to be impacted.” Refer to 6(h) for tax rates.

Q.	Pro Forma Earnings Per Share.

	Nine Months ended September 30, 2018	Year-ended December 31, 2017
Pro forma net income (loss) attributable to stockholders (in thousands)	$(21,631)	$13,774
Pro forma weighted average number shares outstanding—Class A	40,437,196	40,437,196

Basic and diluted weighted average number shares outstanding	40,437,196	40,437,196
Pro forma net income (loss) per share of common stock—basic and diluted	$(0.53)	$0.34

INFORMATION ABOUT SCAC

Unless the context otherwise requires, all references in this section to the “Company”, “we”, “us” or “our” refer to SCAC prior to the consummation of the Business Combination.

General

We are a blank check company incorporated as a Cayman Islands exempted company on March 15, 2016 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Business Combination Agreement on September 13, 2018. We intend to finance the Business Combination through a combination of (i) shares of New Panavision Common Stock issued to the equityholders of Panavision and of Sim, (ii) cash held in the trust account net of redemptions (including the Extension Amendment Redemptions) and deferred underwriting discounts, (iii) gross proceeds of the PIPE Investment and (iv) gross proceeds of the Debt Facilities.

On September 21, 2016, we consummated the initial public offering of our units, with each unit consisting of one Class A ordinary share, par value $0.0001 per share, which we refer to as the “public shares”, and one-half of one warrant. Simultaneously with the closing of the initial public offering, we completed the private sale of 7,000,000 private placement warrants at a purchase price of $1.00 per private placement warrant, to Sponsor generating gross proceeds to us of $7,000,000. The private placement warrants are substantially identical to the warrants sold as part of the units in the initial public offering, except that Sponsor has agreed not to transfer, assign or sell any of the private placement warrants (except to certain permitted transferees) until 30 days after the completion of our initial business combination. The private placement warrants are also not redeemable by us so long as they are held by Sponsor or its permitted transferees, and they may be exercised by Sponsor and its permitted transferees on a cashless basis.

Following the closing of the initial public offering, a total of $250,000,000 from the net proceeds of the sale of the units in the initial public offering and the private placement warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 180 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations.

In September 2018, we held an extraordinary general meeting at which our stockholders approved (1) an amendment to our amended and restated memorandum and articles of association to extend the date by which we must (a) consummate a business combination, (b) cease our operations except for the purpose of winding up if we fail to complete such business combination, and (c) redeem all of our Class A ordinary shares included as part of the units sold in the initial public offering from September 21, 2018 to the Extension Date and (2) a related amendment to the investment management trust agreement governing the trust account to extend the date before which we must complete a business combination to the Extension Date and extend the date on which the trustee must liquidate the trust account from September 21, 2018 to the Extension Date. In connection with the Extension Amendment on September 18, 2018, $39.15 million was released from the trust account to satisfy the Extension Amendment Redemptions.

As of September 30, 2018, funds in the trust account totaled $215,371,398 and were held in money market funds.

Effecting Our Initial Business Combination

Fair Market Value of Target Business

The Nasdaq listing rules require that our initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. Our board of directors determined that this test was met in connection with the proposed Business Combination.

Shareholder Approval of Business Combination

We are seeking stockholder approval of the Business Combination at the extraordinary general meeting, at which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the BCA Proposal, into their pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). We will consummate the Business Combination only if we have net tangible assets of at least $5,000,001 upon such consummation and the Condition Precedent Proposals are approved. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Class F Shareholders have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. The Class F ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Class F Shareholders own approximately 22.8% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Class F Shareholders, Panavision or Sim and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Class F Shareholders, Panavision or Sim and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (1) holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal, (2) holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) each of the Redemption Conditions is satisfied, (4) otherwise limit the number of public shares electing to redeem and (5) New Panavision’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.

Liquidation if No Business Combination

If we are not able to complete the Business Combination with Panavision and Sim by the Extension Date, nor able to complete another business combination by such Extension Date, in each case, as such date may be extended pursuant to our Existing Organizational Documents we will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Our Class F Shareholders have entered into letter agreements with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their Class F ordinary shares if we fail to complete our initial business combination within the required time period. However, if our Class F Shareholders own public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the allotted time period.

Our Class F Shareholders have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our amended and restated memorandum and articles of association that would affect the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within the required time period, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, divided by the number of then outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). Prior to acquiring any securities from our Class F Shareholders, permitted transferees must enter into a written agreement with us agreeing to be bound by the same restrictions.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds held outside the trust account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $50,000 of such accrued interest to pay those costs and expenses.

The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.00. See “Risk Factors–Risks Related to the Business Combination and SCAC–If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)” and other risk factors contained herein. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then Sponsor will not be responsible to the extent of any liability for such third-party claims. We cannot assure you, however, that Sponsor would be able to satisfy those obligations. None of our directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share. See “Risk Factors–Risks Related to the Business Combination and SCAC–If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)” and other risk factors contained herein.

We will seek to reduce the possibility that Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per share to our public shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance”. As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. See “Risk Factors —Risks Related to the Business Combination and SCAC—If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages”.

Our public shareholders will be entitled to receive funds from the trust account only in the event of the redemption of our public shares if we do not complete our initial business combination within the required time period or if they redeem their respective shares for cash upon the completion of the initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the initial business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such shareholder must have also exercised its redemption rights as described in this proxy statement/prospectus.

Properties

We currently maintain our offices at 10100 Santa Monica Blvd., Suite 2600, Los Angeles, California 90067. The cost for this space is included in the $10,000 per month fee that we pay an affiliate of Sponsor for office space, utilities and secretarial and administrative services. We consider our current office space, adequate for our current operations.

Upon consummation of the Business Combination, the principal executive offices of New Panavision will be located at 6101 Variel Avenue, Woodland Hills, California, 91367.

Employees

We currently have nine officers. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that any members of our management team will devote in any time period will vary based on whether a target business has been selected for our business combination and the current stage of the Business Combination process.

Competition

If we succeed in effecting the Business Combination with Panavision and Sim, there will be, in all likelihood, significant competition from their competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively. Information regarding Panavision’s and Sim’s competition is set forth in the sections entitled “Information About Panavision—Panavision Business—Competition” and “Information About Sim—Competition”, respectively.

Directors and Executive Officers

SCAC’s current directors and executive officers are as follows:

Name	Age	Position
Haim Saban	74	Chairman
Adam Chesnoff	53	Director, President and Chief Executive Officer
James A. Rasulo	62	Director
Chase Carey	65	Director
Casey Wasserman	44	Director
Greg Ivancich	50	Chief Financial Officer
Philip Han	49	Executive Vice President and Chief Investment Officer
Niveen Tadros	45	Executive Vice President and General Counsel

Haim Saban

Mr. Haim Saban has served as Chairman of the board of directors of SCAC since September 15, 2016. Mr. Saban has served as Chairman and Chief Executive Officer of Saban Capital, the general partner of the controlling equity owner of Sponsor (“Saban Capital”), since 2002 and as a member of the board of certain Saban Capital affiliated non-public entities, including Sponsor. Mr. Saban also has served as Chairman of the Board of Directors of Univision Communications since 2007. Mr. Saban also serves on boards of certain Saban Capital affiliated entities. From June 1997 to October 2001, Mr. Saban served as Chairman and Chief Executive Officer of Fox Family Worldwide. Mr. Saban’s qualifications to serve as our Chairman include over forty years of experience investing and operating publicly listed and privately held companies around the world. In addition, Mr. Saban previously served on the Board of Directors of ProSiebenSat.1 Media AG as chairman of the supervisory board, Television Francaise 1, the largest commercial broadcaster in France and DirecTV, Inc. Since April 29, 2016, Mr. Saban has been a member of the Board of Directors of LA2028 (formerly LA 2024), a 501(c)(3) originally working to secure the City of Los Angeles’ to host the 2024 Olympic and Paralympic Games, and currently working to support the 2028 games to be hosted in Los Angeles. Mr. Saban also serves on the national and regional board of Friends of the Israel Defense Forces. Mr. Saban is an officer and a member of the board of directors of the Saban Family Foundation and is an officer of the Cheryl Saban Self-Worth Foundation for Women and Children. Mr. Saban is well-qualified to serve as a director because of his business expertise, including in the media and entertainment industries.

Adam Chesnoff

Mr. Adam Chesnoff has served as President and Chief Executive Officer and a director of SCAC since March 2016. Mr. Chesnoff also has served as the President and Chief Operating Officer of Saban Capital since 2002, and as a member of the boards of several of Saban Capital’s affiliated non-public companies, including Sponsor. Mr. Chesnoff has served as a member of board of directors of Partner Communications (Chairman) since 2013, a member of the board of directors of Celestial Tiger Entertainment Ltd. since 2012, as a member of the board of directors of Univision Communications from 2007 through January, 2018, and since May 2018. From February 1997 to October 2001, Mr. Chesnoff served as Vice President of Fox Family Worldwide. Mr. Chesnoff’s qualifications to serve as a director include serving on boards of directors of public and private companies around the world. Mr. Chesnoff previously served on the boards of directors of ProSiebenSat.1 Media AG, Bezeq The Israeli Telecommunication Corp Ltd. and Media Nusantara Cinta Tbk. Mr. Chesnoff holds a B.A. in Economics and Management from Tel Aviv University and an M.B.A. from the University of California, Los Angeles. Mr. Chesnoff is an officer and a member of the board of directors of the Saban Family Foundation and is an officer of the Cheryl Saban Self-Worth Foundation for Women and Girls. Mr. Chesnoff is well-qualified to serve as one of New Panavision’s directors because of his business experience in the entertainment industry.

Chase Carey

Mr. Chase Carey has served as a director of SCAC since September 15, 2016. Mr. Carey has served as Chairman of the Board of Directors of Delta Topco Limited and Formula One Management Limited since September 2016 and as Chief Executive Officer of Formula One Management Limited since January 2017. Mr. Carey has also served as a Director of Sky, Plc. since January 2013. Mr. Carey has served as Vice Chairman of 21st Century Fox since July 2016. Mr. Carey served as the President and Chief Operating Officer of 21st Century Fox. Mr. Carey also served as Deputy Chairman of the Board of Directors of 21st Century Fox from 2009 to 2015 and as Executive Vice Chairman from July 2015 to June 2016. Previously, Mr. Carey was President and Chief Executive Officer of DIRECTV, Inc., where he led the operations and strategic direction of the DIRECTV, Inc. companies—which include DIRECTV in the United States and DIRECTV Latin America. Mr. Carey was elected to the position in 2003 by the company’s Board of Directors. Mr. Carey also served on The DIRECTV, Inc. Group Board of Directors. Prior to joining DIRECTV, Inc., Mr. Carey was co-Chief Operating Officer of News Corporation (now known as 21st Century Fox) and Chairman and Chief Executive Officer of the Fox Television Group. Mr. Carey holds a BS in Math and Economics from Colgate University and an MBA from Harvard Business School. Mr. Carey is also a Trustee Emeritus at Colgate University.

James Rasulo

Mr. James Rasulo has served as a director of SCAC since September 15, 2016. Mr. Rasulo has served as a member of the board of directors of the Los Angeles Philharmonic since 2006 and as Chairman since September 20, 2016. Since June 2008, Mr. Rasulo has served as an Executive Committee Member of the Los Angeles Philharmonic. Mr. Rasulo also serves on the National Board of Governors of the Boys and Girls Club of America, where he chairs the marketing committee. Mr. Rasulo was previously employed by The Walt Disney Company and its affiliates commencing in 1986. He served as Chief Financial Officer and Senior Executive Vice President of The Walt Disney Company from 2010 to 2015. From 2002 to 2010, Mr. Rasulo served as Chairman of Walt Disney Parks and Resorts, and as Chairman/CEO of Euro Disney SCA from 1998 to 2002. He was senior vice president of Corporate Alliances from 1993 to 1995, organizing the sponsorship activities into a company-wide strategic business unit. Mr. Rasulo first joined The Walt Disney Company in 1986 as director and later became senior vice president of Corporate Strategic Planning where he led strategy development for all real estate-based businesses in The Walt Disney Company portfolio. Mr. Rasulo also spent three years with Disney Regional Entertainment where he was part of the development of ESPN Zone. Prior to joining The Walt Disney Company, Mr. Rasulo worked for Chase Manhattan Bank in 1978 as an exchange rate/interest rate forecaster, and then in 1984 became a manager of corporate planning for the Marriott Corporation. Mr. Rasulo holds a degree in Economics from Columbia University and an MA in Economics and MBA from the University of Chicago.

Casey Wasserman

Mr. Casey Wasserman has served as a director of SCAC since March 16, 2017. Casey Wasserman is the Chairman and Chief Executive Officer of Wasserman, a leading sports, entertainment and lifestyle marketing and management agency that represents brands, properties and talent on a global basis. Mr. Wasserman is the Chairman of the 2028 Los Angeles Games, a position held since 2014 when Los Angeles Mayor Eric Garcetti appointed Mr. Wasserman to head the city’s now successful Olympic and Paralympic host efforts. Mr. Wasserman also serves as President and CEO of the Wasserman Foundation, a private family foundation founded in 1952 by his grandparents Lew and Edie Wasserman. The foundation currently funds in the areas of education, arts and culture, service and global initiatives. Mr. Wasserman is a Trustee of the Los Angeles County Museum of Art, and a board member of several renowned philanthropic organizations including The Jules Stein Eye Institute, The LBJ Presidential Library and The Motion Picture Television Fund. Wasserman serves on the boards of directors of Activision Blizzard, Inc. and the digital media company, Vox Media, Inc. He holds a B.A. in Political Science from UCLA and resides in Los Angeles.

Greg Ivancich

Mr. Greg Ivancich has served as Chief Financial Officer of SCAC since May 2018. Mr. Ivancich has served as CFO of Saban Capital since March 2018. Mr. Ivancich joined Saban Capital from Exeter Property Group, a Pennsylvania-based real estate private equity firm (“Exeter”), where he served as Principal and a founding partner of Exeter’s international business from April 2013 to March 2018 and held roles overseeing financial reporting, capital raising, operations and acquisitions in the US and Europe. Prior to Exeter, Mr. Ivancich spent his career as an investment banker to the real estate industry where he advised public and private companies on initial public offerings, mergers and acquisitions, and public capital markets transactions. Mr. Ivancich’s roles included Director of Real Estate Investment Banking at Barclays, Executive Director of Real Estate Investment Banking at Morgan Stanley, and COO/Director of Real Estate Investment Banking at Credit Suisse.

Philip Han

Mr. Philip Han has served as Executive Vice President and Chief Investment Officer of SCAC since March 2016. Mr. Han has been employed by Saban Capital since 2003 and has served as Senior Vice President and Chief Investment Officer from 2010 to 2016 and Executive Vice President and Chief Investment Officer since 2016 and Mr. Han serves as a member of the boards of several Saban Capital affiliated non-public companies. Prior to joining Saban Capital, Mr. Han served as VP of finance and business development for EYM Technologies, a venture-backed email infrastructure and development company and Senior Manager with PricewaterhouseCoopers in the entertainment, media and technology tax consulting group. Mr. Han holds a BA in Economics/Business from the University of California, Los Angeles and an MBA in Finance from the Anderson School at University of California, Los Angeles.

Niveen Tadros

Ms. Niveen Tadros has served as Executive Vice President and General Counsel of SCAC since March 2016. Ms. Tadros has served as General Counsel from 2002-2003 and as Executive Vice President and General Counsel of Saban Capital since 2003 and Ms. Tadros serves as a member of the boards of Saban Capital affiliated non-public companies. Ms. Tadros also has served as a member of the Board of Directors of Celestial Tiger Entertainment Ltd. since 2012. Prior to joining Saban Capital, Ms. Tadros was an associate at Latham & Watkins where Ms. Tadros specialized in mergers and acquisitions, finance, public offerings, joint ventures and strategic alliances. Ms. Tadros holds a BS, in Civil Engineering from University of California Irvine and a JD from Northwestern University School of Law. Ms. Tadros is an officer and a member of the board of directors of the Saban Family Foundation and the Cheryl Saban Self-Worth Foundation for Women and Children.

Number and Terms of Office of Directors and Officers

Our board of directors consists of five members. Our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a two-year term. The first class of directors, consisting of Chase Carey, James Rasulo, and Casey Wasserman, were re-appointed at our first annual meeting of shareholders, with their current term to expire at the 2019 annual meeting of shareholders. The term of office of the second class of directors, consisting of Haim Saban and Adam Chesnoff, will expire at the 2018 annual meeting of shareholders.

Holders of our Class A ordinary shares and our Class F ordinary shares have the right to elect all of our directors prior to the consummation of our business combination. Any vacancies on our board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our board.

Our officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association provides that our officers may consist of a Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, Secretaries, Assistant Secretaries, a Treasurer and other such offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of Nasdaq. In addition, compensation committee members must also satisfy the independence criteria set forth under the listing standards of Nasdaq.

Our board of directors has determined that Messrs. Carey, Rasulo and Wasserman are each considered an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. Our board of directors considered certain directors’ business and/or charitable relationships with Saban Capital and its affiliates in determining that each of Messrs. Carey, Rasulo and Wasserman is independent.

Executive Compensation and Director Compensation and Other Interests

The following disclosure concerns the compensation of SCAC’s executive officers and directors for the fiscal year ended December 31, 2017 (i.e., pre-business combination) and other interests SCAC’s executive officers and directors have in Class F ordinary shares.

None of SCAC’s executive officers or directors have received any cash compensation for services rendered to SCAC. Commencing on September 15, 2016, through the earlier of the consummation of the Business Combination and SCAC’s liquidation, SCAC pays an affiliate of Sponsor a total of $10,000 per month for office space, utilities and secretarial support. Sponsor and SCAC’s officers and directors and SCAC’s or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on SCAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. SCAC’s audit committee reviews on a quarterly basis all payments that were made to Sponsor or SCAC’s officers, directors or SCAC’s or any of their respective affiliates.

On August 19, 2016, SCAC adopted the 2016 Share Award Plan (the “Share Award Plan”). The purpose of the Share Award Plan is to provide incentive to SCAC’s independent directors, employees and consultants to further SCAC’s growth, development and financial success through the ownership of Class F ordinary shares by them. The Share Award Plan provides that SCAC may grant employees, consultants and/or independent directors Class F ordinary shares and may require the grantees to pay a price for such shares. The aggregate number of shares available for grant under the Plan is 150,000 Class F ordinary shares. Unless otherwise provided in an applicable award agreement, all Class F ordinary shares issued pursuant to the Share Award Plan are subject to repurchase by SCAC, at its option, at fair market value on the termination of employment, directorship or consultancy, as applicable, on or before the Business Combination. If such termination was for cause, as such term is defined in the Share Award Plan, the holder resigns for any reason on or before the Business Combination or the holder breaches restrictive covenants to which the holder is subject, the repurchase price paid by SCAC will be the lesser of the cost and fair market value of such shares. In addition, the form of the award agreement used for the initial awards described below provides that in case of a termination for cause, all Class F ordinary shares granted to the grantee will be forfeited. Under the Share Award Plan, SCAC’s board of directors (or a committee or a subcommittee designated by the board of directors) shall administer and make all determinations with respect to the Share Award Plan. The Share Award Plan provides that the shares issued thereunder will be subject to certain transfer restrictions, including restrictions on transfers prior to the Business Combination.

On April 11, 2016, Sponsor purchased 5,750,000 Class F ordinary shares for $25,000, or approximately $0.004 per share. In August 2016, SCAC repurchased from Sponsor 99,000 Class F ordinary shares at their original per share issuance price, and subsequently issued such number of Class F ordinary shares pursuant to the Share Award Plan for the same per share price to certain individuals assisting SCAC with the evaluation of investment opportunities. On September 15, 2016, SCAC effected a pro rata share capitalization resulting in an increase in the total number of Class F ordinary shares outstanding from 5,750,000 to 6,250,000 in order to maintain the ownership of Class F ordinary shares by SCAC’s initial shareholders, including Sponsor, SCAC’s independent directors and individuals assisting SCAC with the evaluation of investment opportunities who were granted Class F ordinary shares under the Share Award Plan, at 20% of SCAC’s issued and outstanding shares upon the closing of SCAC’s initial public offering. Following the closing of SCAC’s initial public offering and the pro rata share capitalization, Sponsor held 6,044,570 Class F ordinary shares, each of SCAC’s three independent directors held 32,610 Class F ordinary shares and the individuals assisting SCAC with the evaluation of investment opportunities, including SCAC’s executive officers, who were originally granted Class F ordinary shares under the Share Award Plan, held 107,600 Class F ordinary shares. On September 15, 2016, as a result of a pro rata share capitalization, the shares issued pursuant to the Share Award Plan were increased from 99,000 to 107,600 Class F ordinary shares. On March 16, 2017, concurrent with Mr. Bruce Rosenblum’s resignation from SCAC’s board of directors, SCAC acquired 25,110 Class F ordinary shares from Mr. Rosenblum and concurrent therewith, in connection with Mr. Casey Wasserman’s appointment to the board of directors, SCAC re-issued such 25,110 Class F ordinary shares to Mr. Casey Wasserman, and Sponsor sold to Mr. Wasserman an additional 7,500 Class F ordinary shares and thereafter Sponsor held 6,037,070 Class F ordinary shares. On June 26, 2017, SCAC entered into agreements to repurchase 6,520 Class F ordinary shares at the initial purchase price, for the total sum of $24, from two individuals no longer providing services to SCAC. The repurchase was consummated in July, 2017, at which time such shares were treated as cancelled, reducing the number of issued and outstanding Class F ordinary shares to 6,243,480, and reducing the number of Class F ordinary shares held collectively by individuals previously awarded Class F ordinary shares under the Share Award Plan from 107,600 to 101,080. As of December 31, 2017, there were 51,000 additional Class F ordinary shares available for grant under the Share Award Plan.

After the completion of the Business Combination, directors or members of SCAC’s management team who remain with New Panavision may be paid consulting, management or other compensation from the combined company. For more information on post-combination company executive compensation, see the section entitled “Management of New Panavision Following the Business Combination—Post-Business Combination Executive and Director Compensation”.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than ten percent (10%) of our Class A ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such Forms, we believe that during the fiscal year ended December 31, 2017 there were no delinquent filers.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending or to our knowledge, threatened against us or any members of our management team in their capacity as such.

Periodic Reporting and Audited Financial Statements

SCAC has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, SCAC’s annual reports contain financial statements audited and reported on by SCAC’s independent registered public accounting firm. SCAC has filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and its Quarterly Report on Form 10-Q covering the three and nine months ended September 30, 2018.

SCAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company”, “we”, “us” or “our” refer to SCAC prior to the consummation of the Business Combination. The following discussion and analysis of SCAC’s financial condition and results of operations should be read in conjunction with SCAC’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated as a Cayman Islands exempted company on March 15, 2016 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Business Combination Agreement on September 13, 2018. We intend to finance the Business Combination through a combination of (i) shares of New Panavision Common Stock issued to the equityholders of Panavision and of Sim, (ii) cash held in the trust account net of redemptions (including the Extension Amendment Redemptions) and deferred underwriting discounts, (iii) gross proceeds of the PIPE Investment and (iv) gross proceeds of the Debt Facilities.

The issuance of additional shares in a business combination:

•

may significantly dilute the equity interest of investors in the initial public offering, which dilution would increase if the anti-dilution provisions in the Class F ordinary shares resulted in the issuance of public shares on a greater than one-to-one basis upon conversion of the Class F ordinary shares;

•	may subordinate the rights of holders of ordinary shares if preferred shares are issued with rights senior to those afforded our ordinary shares;

•

could cause a change in control if a substantial number of our ordinary shares are issued, which may affect, among other things, our ability to use our net operating loss carryforwards, if any, and could result in the resignation or removal of our present officers and directors;

•	may have the effect of delaying or preventing a change in control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us; and

•	may adversely affect prevailing market prices for our public shares and/or warrants to purchase our public shares.

Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:

•	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•	our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•	our inability to pay dividends on our ordinary shares;

•

using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our ordinary shares, if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•

limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

As of September 30, 2018, we held cash of $254,275, current liabilities of $6,761,216 and deferred underwriting compensation of $8,750,000. Further, we expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.

Results of Operations

For the nine months ended September 30, 2018 and September 30, 2017, we earned a net income/(loss) of ($3,857,082) and $536,186, respectively. Our business activities consisted solely of interest income of $2,800,930 and $1,056,744 for the nine months ended September 30, 2018 and September 30, 2017, respectively, earned on the investments held in the trust account and identifying and evaluating prospective acquisition targets for a Business Combination.

Liquidity and Capital Resources

On April 11, 2016, Sponsor, purchased 5,750,000 Class F ordinary shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. In August 2016, the Company repurchased 99,000 Class F ordinary shares from Sponsor at their original per share issuance price and subsequently issued such number of Class F ordinary shares pursuant to the 2016 Share Award Plan of the Company (the “Plan”) for the same per share price to certain individuals who will assist in the evaluation of investment opportunities. In September 2016, Sponsor transferred 30,000 Class F ordinary shares to each of our three independent directors at their original per share issue price. On September 15, 2016, we effected a pro rata share capitalization resulting in an increase in the total number of Class F ordinary shares issued and outstanding from 5,750,000 to 6,250,000 in order to maintain the ownership of Class F ordinary shares by our Initial Shareholders at 20% of our issued and outstanding shares upon consummation of the initial public offering. Following the initial public offering and the pro rata share capitalization, Sponsor held 6,044,570 Class F ordinary shares and each of our three independent directors held 32,610 Class F ordinary shares and the other individuals, including our executive officers, who were originally issued 99,000 Class F ordinary shares under the Plan held 107,600 Class F ordinary shares. On June 26, 2017, the Company entered into agreements to repurchase 6,520 Class F ordinary shares at the initial purchase price, for the total sum of $24, from two individuals no longer providing services to the Company. The repurchase was consummated in July, 2017, at which time such shares were treated as cancelled, reducing the number of issued and outstanding Class F ordinary shares to 6,243,480, and reducing the number of Class F ordinary shares held collectively by individuals previously awarded Class F ordinary shares under the Plan from 107,600 to 101,080.

On September 21, 2016, we consummated the initial public offering of 25,000,000 Units (which included the purchase of 1,500,000 Units subject to the Underwriters’ 1,500,000 Unit over-allotment option) at a price of $10.00 per Unit generating gross proceeds of $250,000,000 before underwriting discounts and expenses. Prior to the Close Date, we completed the private sale of an aggregate of 7,000,000 Private Placement Warrants, each exercisable to purchase one Class A ordinary share for $11.50 per share, to Sponsor, at a price of $1.00 per Private Placement Warrant.

We received gross proceeds from the initial public offering and the sale of the Private Placement Warrants of $250,000,000 and $7,000,000, respectively, for an aggregate of $257,000,000. $250,000,000 of the gross proceeds were deposited in the trust account with Continental Stock Transfer and Trust Company acting as Trustee. At the Close Date, the remaining $7,000,000 was held outside of the trust account, of which $5,000,000 was used to pay underwriting discounts and $250,000 was used to repay notes payable to Sponsor, with the balance reserved to pay accrued offering and formation costs, business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. In the future, a portion of interest income on the funds held in the trust account may be released to us to pay tax obligations.

On September 21, 2016 we invested the funds held in the trust account in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest solely in United States Treasuries. Due to the short-term nature of the money market fund’s investments, we do not believe that we are subject to material interest rate risk.

On March 16, 2017, concurrent with Mr. Bruce Rosenblum’s resignation from our board of directors, we acquired 25,110 Class F ordinary shares from Mr. Rosenblum and concurrent therewith, in connection with Mr. Casey Wasserman’s appointment to the board of directors, we re-issued such 25,110 Class F ordinary shares to Mr. Casey Wasserman, and Sponsor sold to Mr. Wasserman an additional 7,500 Class F ordinary shares and Sponsor thereafter held 6,037,070 Class F ordinary shares.

On June 26, 2017, as discussed above, the Company entered into agreements to repurchase 6,520 Class F ordinary shares at the initial purchase price, for the total sum of $24, from two individuals no longer providing services to the Company. The repurchase was consummated in July, 2017, at which time such shares were treated as cancelled, reducing the number of issued and outstanding Class F ordinary shares to 6,243,480.

On March 12, 2018, the Company issued an unsecured convertible promissory note (the “Sponsor Convertible Note”), pursuant to which the Company may borrow up to $1,000,000 from Sponsor from time to time. The Sponsor Convertible Note bears interest at a rate of 1.96% per annum and all unpaid principal under Sponsor Convertible Note including accrued interest thereon will be due and payable in full on the Maturity Date (as defined below). Our Sponsor will have the option to convert any amounts outstanding under the Sponsor Convertible Note, up to $1,000,000 in the aggregate, into warrants to purchase Class A ordinary shares at a conversion price of $1.00 per warrant. The terms of such warrants will be identical to the Private Placement Warrants, including that each such warrant will entitle the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the Private Placement Warrants. Under the Sponsor Convertible Note, Sponsor has waived any and all right, title, interest or claim of any kind in or to any distribution of or from the trust account, including any right to seek recourse, reimbursement, payment or satisfaction for any claim against the trust account. The issuance of the Sponsor Convertible Note was approved by our board of directors and our audit committee on March 12, 2018. On March 12, 2018, we borrowed $500,000 under the Sponsor Convertible Note and on August 2, 2018, we borrowed the remaining $500,000 under the Sponsor Convertible Note.

In September 2018, we held an extraordinary general meeting at which our stockholders approved (1) an amendment to our amended and restated memorandum and articles of association to extend the date by which we must (a) consummate a business combination, (b) cease our operations except for the purpose of winding up if we fail to complete such business combination, and (c) redeem all of our Class A ordinary shares included as part of the units sold in the initial public offering from September 21, 2018 to the Extension Date and (2) a related amendment to the investment management trust agreement governing the trust account to extend the date before which we must complete a business combination to the Extension Date and extend the date on which the trustee must liquidate the trust account from September 21, 2018 to the Extension Date. In connection with the

Extension Amendment on September 18, 2018, $39.15 million was released from the trust account to satisfy redemptions by public shareholders of approximately 3.8 million public shares.

On September 26, 2018, we issued an unsecured promissory note (the “Sponsor Note”) pursuant to which we may borrow up to $1.5 million from Sponsor. The Sponsor Note bears interest at a rate of 2.51% per annum and all unpaid principal under the Sponsor Note including accrued interest thereon will be due and payable in full on the earliest of (i) March 31, 2019, (ii) the effective date of an initial business combination, and (iii) the termination, for any reason, of the Business Combination Agreement (such earliest date, the “Maturity Date”), unless accelerated upon the occurrence of customary events of default. Under the Sponsor Note, Sponsor has waived any and all right, title, interest or claim of any kind in or to any distribution of or from the trust account established in connection with our initial public offering, including any right to seek recourse, reimbursement, payment or satisfaction for any claim against the trust account. The issuance of the Sponsor Note was approved by our board of directors and our audit committee on September 13, 2018. Executed on September 26, 2018, $500,000 was drawn under the Sponsor Note on October 5, 2018.

Additionally, on September 21, 2018, we and Sponsor amended (the “Sponsor Convertible Note Amendment”) the maturity date of the Sponsor Convertible Note. Pursuant to the Sponsor Convertible Note Amendment, all unpaid principal under the Sponsor Convertible Note including accrued interest thereon will be due and payable in full on the Maturity Date, unless accelerated upon the occurrence of customary events of default.

As of September 30, 2018, funds held in the Trust Account consisted solely of cash and investments. As of September 30, 2018, we had cash held outside of the Trust Account of $254,275, which is available to fund our working capital requirements.

As of September 30, 2018, we had current liabilities of $6,761,216, largely due to due diligence fees of $5,528,908 related to identifying potential targets, $1,000,000 which was borrowed under the Sponsor Convertible Note, with the remainder of the balance due to amounts owed to professionals, consultants, advisors and others who performed services related to our initial public offering, the sale of the private placement warrants, identifying and evaluating a Business Combination and/or the negotiation of, or consummation of the transactions contemplated by, the Business Combination Agreement. Additional expenses will be incurred after September 30, 2018 in connection with the consummation of the transactions contemplated by the Business Combination Agreement. Such expenses may be significant, and we expect some portion of these expenses to be paid upon the completion of a Business Combination, including the Panavision/Sim Business Combination. We may request additional loans from Sponsor, affiliates of Sponsor or certain of our executive officers and directors to fund our working capital requirements prior to completing a Business Combination. We may use working capital to repay such loans, but no proceeds from the trust account will be utilized for such repayment. Additional funds could also be raised through a private offering of debt or equity. Our Sponsor, affiliates of Sponsor, executive officers and directors are not obligated to make additional loans to us, and we may not be able to raise additional funds from unaffiliated parties. Considering these uncertainties, there is substantial doubt regarding our ability to continue as a going concern.

On September 13, 2018, we entered into the Business Combination Agreement with Panavision Acquisition Sub, a Delaware corporation and direct wholly owned subsidiary of the Company, Sim Acquisition Sub, an Ontario corporation and direct wholly owned subsidiary of the Company, Panavision, a Delaware corporation, Sim, an Ontario corporation, and the other parties thereto. Pursuant to the Business Combination Agreement, among other things, the Company will domesticate as a Delaware corporation and following the Domestication, (1) Panavision Acquisition Sub will merge with and into Panavision, the separate corporate existence of Panavision Acquisition Sub will cease and Panavision will be the surviving corporation and a wholly owned subsidiary of the Company and (2) Sim Acquisition Sub will purchase all of the issued and outstanding shares of capital stock of Sim and Sim will be an indirect, wholly owned subsidiary of the Company, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement.

We are required to complete a Business Combination within the “Business Combination Period”, which is the Extension Date, as such period may be extended with the approval of our shareholders. If we do not complete a Business Combination within this time period, we shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $50,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our Warrants and Private Placement Warrants, which will expire worthless if we fail to complete our Business Combination within the Business Combination Period. We intend to use substantially all of the funds then on deposit in the trust account, including any amounts representing interest earned on the trust account (which interest shall be net of taxes payable and excluding deferred underwriting commissions) to complete our Business Combination. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the trust account. We expect the interest earned on the amount in the trust account will be sufficient to pay our taxes. To the extent that our ordinary shares or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the trust account after completion of the Business Combination and redemptions of Class A ordinary shares, if any, will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategy.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete a Business Combination or because we become obligated to redeem a significant number of our public shares upon completion of a Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an administrative agreement to pay monthly recurring expenses of $10,000 for office space, utilities and secretarial and administrative services to an affiliate of Sponsor and the deferred underwriting compensation as further described in Note 6 to our unaudited financial statements included elsewhere in this joint proxy statement/prospectus. The agreement terminates upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Offering Costs

We comply with the requirements of Accounting Standards Codification (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering”. We incurred offering costs in connection with our initial public offering of $802,818, primarily consisting of accounting and legal services, securities registration expenses and exchange listing fees. These costs, along with paid and deferred underwriter discounts totaling $13,750,000, were charged to additional paid-in capital at the Close Date.

Redeemable Ordinary Shares

The 25,000,000 Class A ordinary shares sold as part of the Units in the initial public offering (each, a “Public Share”) contain a redemption feature under which holders of the Class A ordinary shares may redeem all or a portion of their public shares upon completion of our Business Combination for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest (which interest shall be net of taxes payable). In accordance with ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), redemption provisions not solely within an entity’s control require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of an entity’s equity instruments, are excluded from the provisions of ASC 480. Although we did not specify a maximum redemption threshold, our amended and restated memorandum and articles of association provide that in no event will we redeem our public shares in an amount that would cause our net tangible assets to fall below $5,000,001. Accordingly, as of September 30, 2018, 19,511,708 of our 21,157,776 Class A ordinary shares were classified outside of permanent equity. We recognize changes in redemption value immediately as they occur and adjust the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying value are affected by charges against accumulated deficit.

On September 18, 2018, we held an Extraordinary General Meeting, pursuant to which, among other things, our shareholders approved the Extension Amendment to extend the date by which the Company must (a) consummate a Business Combination, (b) cease its operations except for the purpose of winding up if it fails to complete such business combination, and (c) redeem all of the Company’s issued and outstanding Class A ordinary shares included as part of the units sold in the Company’s initial public offering from September 21, 2018 to the end of the Business Combination Period. In connection with vote to approve the Extension Amendment, the holders of 3,842,224 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.19 per share, for an aggregate redemption amount of approximately $39.15 million.

Net Income/(Loss) per Ordinary Share

Net income/(loss) per ordinary share is computed by dividing net income/(loss) attributable to ordinary shares by the weighted average number of ordinary shares issued and outstanding during the period, plus to the extent dilutive the incremental number of ordinary shares to settle warrants, as calculated using the treasury share method. As of September 30, 2018, we had outstanding warrants for the purchase of up to 19,500,000 Class A ordinary shares.

The Company has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class F ordinary shares. The Company’s public shareholders have the opportunity to redeem their shares upon the completion of the Business Combination at a per share price that is equal to the aggregate amount then on deposit in the Trust Account including interest, divided by the number of then issued and outstanding Public Shares, subject to certain limitations. Accordingly, the Company uses the two-class method to compute the earnings per ordinary share. The two-class method is an earnings allocation formula that determines earnings per share separately for each class of ordinary shares based on an allocation of undistributed earnings per the rights of each class. As of September 30, 2018, the Company had outstanding warrants for the purchase of up to 19,500,000 Class A ordinary shares. For all periods presented, the weighted average of these shares was excluded from the calculation of diluted net income/(loss) per ordinary share because its inclusion would have been anti-dilutive. As a result, diluted net income/(loss) per ordinary share is equal to basic net income/(loss) per ordinary share.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

To date, our efforts have been limited to organizational activities and activities relating to the initial public offering and the identification and evaluation of prospective acquisition targets for a business combination. We have neither engaged in any operations nor generated any revenues. As of September 30, 2018, the net proceeds from the initial public offering and the sale of the private placement warrants held in the trust account were comprised entirely of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest solely in United States Treasuries. Due to the short-term nature of the money market fund’s investments, we do not believe that there will be an associated material exposure to interest rate risk.

As of September 30, 2018 and December 31, 2017, $215,654,303 and $251,949,390 (including accrued interest), respectively, were held in the trust account for the purposes of consummating a business combination. If we complete a business combination within the required period, funds then on deposit in the trust account will be used to pay for our initial business combination, redemptions of Class A ordinary shares, if any, deferred underwriting compensation of $8,750,000 and accrued expenses related to the business combination. Any funds remaining will be made available to us to provide working capital to finance our operations.

We have not engaged in any hedging activities since our inception. We do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.

Independent Auditors’ Fees

The firm of KPMG LLP acts as SCAC’s independent registered public accounting firm. The following is a summary of fees paid or to be paid to KPMG LLP for services rendered. KPMG LLP has not waived its right to make claims against the funds in the trust account for fees of any nature owed to it.

Audit Fees

During the fiscal year ended December 31, 2017, audit fees for KPMG LLP were $87,600. Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings.

Audit-Related Fees

During the fiscal year ended December 31, 2017, audit-related fees were $0. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our year-end financial statements and are not reported under “Audit Fees”. These services include attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards.

Tax Fees

During the fiscal year ended December 31, 2017, KPMG LLP tax related fees were $0. Tax fees consist of fees billed for professional services relating to tax compliance, tax planning and tax advice.

All Other Fees

During the fiscal year ended December 31, 2017, there were no fees billed for services provided by KPMG LLP other than those set forth above.

Audit Committee Pre-Approval Policies and Procedures

The audit committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the audit committee shall review and, in its sole discretion, pre-approve all audit and permitted non-audit services to be provided by the independent auditors as provided under the audit committee charter.

INFORMATION ABOUT PANAVISION

References in this section to “Panavision” refer to Panavision Inc. and its subsidiaries subject to the Business Combination. The following description applies to the business of Panavision, and will apply to the Panavision portion of the business of New Panavision assuming the consummation of the Business Combination.

Panavision Business

Overview

Panavision is a leading brand in the media and entertainment industry based on its success in providing directors and cinematographers with the equipment, technical support, and service they require to achieve their artistic visions. Since 1954, Panavision has been engaged in the design, manufacturing and rental of production equipment, primarily cinematic cameras and lenses. During that time, Panavision has assisted its customers in winning 171 nominations for Oscar Best Picture, including Shape of Water, which won the Oscar Award for Best Picture in 2018. Panavision has received numerous achievement awards for its products, including 3 Oscars®, 6 Emmy® awards, and 25 other Academy Awards® for Scientific and Technical Achievement.

Today, Panavision is a leader in content production services providing a suite of production services and post-production creative services to episodic (serial TV programming for internet, broadcast, and cable), feature film (movies for theatrical, television and internet distribution), and commercial production (short-form video for advertisement) industries on a worldwide basis. Offering an expansive inventory of both proprietary and non-proprietary equipment for rent, Panavision is one of the world’s leading providers of cinema camera systems, comprised of cameras, lenses and accessories, as well as lighting equipment. In addition to renting equipment, Panavision provides technical support services to its customers around the world in conjunction with these activities. Panavision also offers customers a suite of post-production workflow solutions, including the processing of dailies content and finishing services, necessary to produce a final master of an episodic, feature film, or commercial project. Supporting these offerings, Panavision offers a variety of ancillary products that include camera and lighting filters and consumable items. Panavision products and services are delivered worldwide through its own facilities and through its distributor network. Based in Woodland Hills, California, Panavision has additional offices in North America, Europe, Africa and Asia, as well as representation via distributors in Asia, South America and Europe. Panavision’s principal executive offices are located at 6101 Variel Avenue, Woodland Hills, California, 91367, telephone (818) 316-1000. The corporate entity Panavision Inc. was incorporated in Delaware in 1990.

Company History

Robert Gottschalk founded Panavision in 1954 to develop anamorphic projection lenses in response to the rise of widescreen film capture and projection. Inspired by its early successes, Panavision embarked on a mission of innovation to meet the ever-evolving demands of filmmakers, a journey that continues to this day. Over the course of its history, Panavision has progressively innovated high performing cinema lenses, cameras and accessories to become a well-recognized brand in the content production space. Panavision’s most recent technological innovation came in February 2018 with the introduction of the Millennium DXL2 8K camera. This large-format camera is the heart of a complete imaging ecosystem designed from filmmakers’ perspectives, seamlessly incorporating Panavision’s optics and camera architecture, an 8K sensor from RED Digital Cinema, and Light Iron color2 science (LiColor2). The DXL2 camera is one of the most advanced digital cameras currently on the market and has been met with very positive reception.

Competitive Strengths

Panavision believes that its position as an industry leader results from its long-standing collaborative relationships with content creators as well as execution of four strategic pillars for success:

Unparalleled optics program: Panavision lenses are utilized by filmmakers due to the high quality, distinctive images they provide. Since inception, Panavision’s technical personnel have pioneered anamorphic optics, consistently refining and advancing anamorphic lens technology while also producing top tier spherical lenses. Panavision currently has an inventory of over 8,000 proprietary high-end lenses for rent to its customers. The know-how of Panavision’s optics team also enables Panavision to work with its customers to create novel looks via customized optics to enhance filmmakers’ creative visions.

Proprietary Panavision gear: Panavision’s history of working closely with content creators in film and television has provided it with unparalleled insight into the needs of its customers. Panavision recently introduced the new Millennium DXL2 8K camera, incorporating Panavision’s long-standing optics and camera architecture, the RED MONSTRO 8K VV sensor, and Light Iron color2 science (LiColor2). In addition to proprietary optics and cameras, Panavision customizes (or “Panavises”) camera system packages to meet its customers’ requirements. Panavision combines its highly sought-after accessories with cameras and lenses into a comprehensive equipment package that optimizes user experience. This process is at the core of Panavision’s customer experience and a crucial element of the value-added service that Panavision provides its clients. “Panavising” camera systems allows Panavision to create solutions for its customers that are unique to Panavision and enables Panavision to differentiate itself from its competitors.

Expansive rental inventory and global scale: Panavision believes that it has the largest inventory of camera systems and advanced optics for content production. Panavision manages its camera and lens inventory across a global network of 50 offices staffed with highly qualified technical personnel that service the needs of local content producers. Panavision believes the depth of its inventory, its global scale, and its ability to provide high-quality customer service has made Panavision a premier provider of camera systems to episodic and large budget feature film productions.

Technical expertise and comprehensive customer service: Panavision believes that its technical experts and customer service organization are unmatched. Panavision works collaboratively with content producers to enable them to achieve their artistic vision. Typically, Panavision engages with directors, cinematographers, and producers well in advance of the start of production. Panavision’s experienced and highly trained technical staff works closely with production personnel to assemble the right camera packages to help content creators achieve the desired look as well as meet any production specific challenges. Panavision’s special optics group has distinguished itself by providing customized solutions to meet the unique needs of directors and cinematographers. During production, Panavision also provides customers with access to its highly trained technical personnel 24-hours a day and are ready to meet the unique challenges that can arise from filming in exotic locations or under extreme conditions. With the addition of Light Iron in 2015, Panavision extended its service offering to post-production creative services. Panavision continues to leverage its end-to-end technical expertise across the image processing chain to provide better technical input to its customers across the entire production process.

As a result of its execution on these four pillars, Panavision is recognized in the episodic and feature film markets as a preeminent brand name for cinematography equipment. In 2017, eight of the top 10 highest grossing non-animated feature films in the U.S. utilized production and/or post-production creative services from Panavision. In each of 2015 and 2016, Panavision’s products and services were used in all 10 of the top grossing feature films in the U.S. In addition to Panavision’s involvement in the motion picture industry, Panavision has established relationships and is a key production partner with the OTT content producers, including Netflix, Amazon Studios and Hulu. Panavision’s highly skilled employee base, rich relationships, technology, and services offerings differentiate Panavision from its competitors and support growth.

Growth Strategies

The content production industry has experienced strong growth over the past decade and is forecasted to see continued growth. Over the past decade, there has been a proliferation of new content distribution channels created by OTT providers (e.g., Netflix, Amazon, and Hulu) as well as large technology companies (e.g., Apple, Facebook, and Google). These changes to traditional distribution channels are driving increased content investment from traditional media companies (e.g., Disney, WarnerMedia and CBS) and also from the OTT providers themselves. Competition for viewership, as well as the need to drive monthly subscriber count, has significantly enhanced content production and has driven growth in the demand for production services.

Panavision has benefitted from this trend and revenues from its episodic segment as a percentage of its total revenues have grown from 27% in 2015 to 33% in 2017. Panavision believes that it is well positioned to continue to capture growth in content production and has made considerable investments in our equipment portfolio, both in terms of proprietary and non-proprietary assets, to support the latest content production workflows such as 4K resolution and high dynamic range (HDR), the adoption of which have been accelerated by programming requirements of Netflix and Amazon.

To continue to benefit from the growth in content creation, Panavision’s strategic focus is to create a platform of highly demanded services central to content producers’ image processing chain and to leverage proprietary equipment and workflows to offer customers an unparalleled toolkit to achieve their creative visions. Digital image capture and new collaborative workflow processes have enhanced the complexity and interconnectedness of content production, and Panavision believes that its customers increasingly value its end-to-end service offering. Panavision believes that many of its customers prefer a single provider across various services since it is easier to manage the production process.

To execute on this strategy, Panavision acquired Light Iron in 2015 to expand its service offering to include post-production creative services. While still a relatively small component of the overall business, the Post-production creative services segment has experienced strong growth since acquisition driven by Light Iron’s entry into the episodic production segment and, more recently, by Panavision’s cross-selling Light Iron services to Panavision’s customers. Since acquisition, Light Iron has grown at a compound annual growth rate of more than 30%. The Post-Production Creative Services segment is a key component of Panavision’s overall service platform and is an area of focus for future growth.

Panavision management believes that there are additional opportunities to grow its business through the acquisition of smaller competitors or through the acquisition of companies that offer complimentary products to Panavision’s core services. We believe our industry is highly fragmented and there is significant potential for acquisitions in both the Production and Post-Production Creative Services segments. Panavision’s management team has relationships across all significant parts of the value chain, creating attractive opportunities for potential future partnerships and acquisitions, some of which would significantly increase Panavision’s scale, depth of service offering, and penetration in the industry. Lastly, as exemplified by the Light Iron acquisition, management has a proven track record of completing and integrating acquisitions.

Going forward, Panavision intends to continue to develop and grow the breadth and depth of its service offering for its customers via both continued capital investment and acquisitions. Key goals of the Panavision’s strategy include:

•	maintaining and enhancing its position as a market leader in key service segments and geographies;

•	investing in equipment and processes that provide an unmatched customer experience and position Panavision as a valued collaborator in the content production process;

•	continuing to improve profitability by generating operating efficiencies in the Production Services segment;

•

growing the Post-Production Creative Services segment by leveraging Panavision’s Production Services segment relationships and brand and increasing the number of customers engaging us for multiple services in a single production (e.g. production services and post-production creative services); and

•	acquiring smaller competitors or companies in adjacent service segments at attractive post-integration valuations.

Products and Services

	From Beginning . . .	. . . to Middle . . .	. . . to End

Representative Products and Services	• Camera & Lens Systems • Lighting Equipment • Power Generation-Distribution • Filters, Gels, and Consumables • Engineering • Studio Rental Facilities	• Mobile Production Equipment • Cloud—Based Streaming, On—Demand Dailies, Metadata Management, and other On—Set Workflow Solutions	• In—Facility Post—Production Workflows • Post—Production Hardware and Software Rentals • Editing, Coloring, and Finishing • Tape Archiving

Panavision provides its services through two segments: Production Services (consisting of camera rental operations, lighting rental operations and studio services) and Post-Production Creative Services (consisting of dailies and editing, coloring and finishing). For each of the fiscal years ended December 31, 2017, 2016 and 2015, the Production Services segment accounted for 83% of total company revenue. For the fiscal years ended December 31, 2017, 2016 and 2015, the Post-production creative services segment accounted for 6%, 5%, and 3%, respectively, of total company revenue. Revenues from other businesses not included in the two segments accounted for approximately 11%, 12%, and 14% for the fiscal years December 31, 2017, 2016 and 2015, respectively, of total company revenue.

Production Services

Camera System Rentals

Panavision supplies specialized cinema equipment, including digital and film cameras, lenses and accessories, to customers on a project-by-project basis. Panavision rents its equipment through its own rental facilities located throughout North America, Europe, South Africa and the Asia Pacific region and through independent distributors located around the world who are trained in the use of Panavision equipment and are supported by Panavision technical staff. Panavision does not sell its proprietary camera systems or optics. Panavision differentiates its service offerings from those of its competitors by its technological innovations, proprietary lenses, camera systems and accessories, global footprint, expert customer service, and ability to customize its equipment to meet the creative needs of its customers.

Lenses: Panavision designs, develops, and manufactures camera lenses for the episodic, feature film and commercial industries. With over 60 years of industry experience, Panavision is recognized for its extensive portfolio of award winning anamorphic and spherical lenses. Panavision employs a staff responsible for maintaining its proprietary lens inventory and work to ensure that the lenses perform to Panavision’s and its customers’ high standards. Panavision’s lens maintenance program allows use of the lenses for decades, with some of its proprietary lenses remaining in service for more than 30 years. Panavision often collaborates with filmmakers to develop customized optics that enable them to effectuate their unique artistic vision on the screen. Its innovations in optics design have been used in many of the most popular and recognizable feature films and other high-end content and have helped launch renewed interest in large format digital and film cinematography. Panavision’s innovations enable greater creative expression and differentiated options in content creation as well as providing an enhanced revenue stream for Panavision.

Cameras: Panavision management believes that it has the largest inventory of cinematic cameras in the industry. Panavision currently has over 1,000 cameras in inventory, consisting of its own digital and film cameras as well as cameras manufactured by other suppliers (such as ARRI, Sony and RED Digital Cinema). Panavision recently introduced its complete, large format 8K digital camera system, the Millennium DXL2 Camera (“DXL2”), an innovation in image acquisition and workflow. DXL2 was developed through a unique combination of three companies’ contributions: large format optics and modular accessories from Panavision, a brand new 8K sensor from RED Digital Cinema, and new color science and optimized workflow from Panavision’s post-production subsidiary, Light Iron. The camera body was designed with ergonomics and temperature management in mind: its mid-size form factor is extra light weight, yet allows for an airflow system that dissipates heat more quietly than compact competitors. DXL2 also has built-in, crew-friendly, modular accessories to improve versatility and quick changeovers during production.

Accessories: While the lenses and cameras are the core components of Panavision’s camera system, content producers require a wide range of additional accessories to film and record a production. From Panavision’s proprietary accessories that it develops and manufactures to the accessories manufactured by third parties, Panavision provides its customers with all the accessories they need in the image capture process. These accessories include eyepieces, viewfinders, specialty cables, brackets and digital storage media.

Panavise: In order to meet our customers’ production requirements, Panavision packages its lenses, cameras and accessories into a camera system that enables image capture. We often collaborate with directors and cinematographers to customize (or “Panavise”) these packages to their specific needs. Panavision employs an accessory development team that frequently introduces new camera accessories and has its own manufacturing facility in our Woodland Hills, California headquarters capable of building accessories in house. Panavision’s sought-after accessories can be used with other manufacturers’ cameras in order to enhance the user experience. This process is at the core of its customer experience and a crucial element of the value-added service that Panavision provides.

Lighting and Grip Rentals

Under its Panalux brand, Panavision rents lighting, lighting grip, and power generation, distribution and transportation equipment used in the production of episodic, feature film and commercial content. Panalux has its own rental operations in Europe and South Africa. Panalux possesses a broad inventory of modern equipment which is fully supported by a team of highly skilled professionals. Panalux is one of the largest lighting company in the United Kingdom and Europe and has serviced international productions in countries throughout the EMEA region. Panalux supplies its own electricians in connection with the rental of its equipment as well as working with freelance technicians across its territories. These experienced electricians are available 24 hours a day, seven days a week to meet customers’ “on-set” production needs. Panalux has its own specialized research and development department that enables Panalux to develop proprietary products and work closely with gaffers to meet unique challenges face in productions.

Studio Services

Panavision provides studio rental facilities in the UK and South Africa to production companies mainly specializing in TV and online commercials. The studio facilities offer sync sound options, drive-in access, pre-lit green screen, kitchens for food commercials, camera and grip hire, motion control rigs, lighting facilities and on-site catering. Further facilities are available for makeup, hair, and wardrobe, and office space is available for production personnel. The studios have their own dedicated sales and marketing teams as well as stage hands and collectively have many years of experience. In addition, Panavision’s studio at Waterloo, London specializes in professional still photography.

In the UK, Panavision has three studio rental facilities in London comprising a total of 102,000 square feet. In South Africa, Panavision has two studio rental facilities in Johannesburg totaling 11,162 square feet and 5 studio rental facilities in Cape Town totaling 23,930 square feet.

Other Business

As part of the Production Services segment and throughout many of Panavision’s rental operations facilities, Panavision sells consumables products under the Panastore brand that can be used by customers on production sets, including storage bags, camera accessories and maintenance items. The Panastore also sells Panavision-branded merchandise.

Inventory

Panavision maintains a significant equipment asset base that includes proprietary and non-proprietary camera systems, lenses, lighting and other accessories. Panavision rental equipment inventory boasts more than 950 digital cinema cameras and in excess of 100 film cinema cameras and over 14,000 lenses, including more than 8,000 proprietary lenses. Panavision plans to continue to make strategic investments in its rental equipment so that it can deliver among the most advanced and best performing camera systems and lighting packages in the industry.

Representative Equipment Inventory by Major Product Category
	Optics / Lenses	Camera Systems	Lighting	Other Accessories

Representative Products

Panavision

•  Anamorphic Primes and Zoom Lenses (various series)

•  Spherical Prime and Zoom Lenses (various series)

•  Traditional Large Format Lenses

•  Primo 70 Lenses

Non-Panavision

•  Leica (Summilux)

•  Zeiss (Master Primes)

•  Cooke

•  Fujinon

•  Angenieux

Panavision

•  Panavision Millennium XL2

•  Panavision Genesis

•  Panavision Millennium DXL

Non-Panavision

•  Arri Alexa & Alexa Mini

•  Sony Venice & F55

•  RED Weapon & Dragon

•  Panasonic VariCam 35

•  Phantom Flex 4k

			• Automated Lighting • Conventional Lighting • LED • Textiles • Control & Dimmers • Effects & Smoke • Rigging • Generation & Transport	• Filters • Matte boxes • Media • Monitors • Lens support • Wireless transmitters • Follow focus • Cranes • Recorders • Tripods • Gear heads • Sliders

Sample Images

Revenues from Production Services

For the fiscal years ended December 31, 2017, 2016 and 2015, Panavision’s production services business accounted for $233 million, $214 million, and $220 million of revenue, respectively, and approximately 83%, 83%, and 83%, respectively, of total revenue. For financial information as to Panavision’s operations in different geographical areas, see Note 21 of the Notes to the Consolidated Financial Statements of Panavision included elsewhere in this proxy statement/prospectus. Total assets for the Production Services segment for the years ended December 31, 2017, 2016 and 2015 were approximately $251 million, $243 million, and $250 million, respectively.

Post-Production Creative Services

Through its subsidiary, Light Iron, Panavision provides a suite of post-production creative services to clients, including dailies processing, offline editorial system and suite rentals, media migration and archive, as well as color grading and finishing. Light Iron serves episodic, feature film, and commercials productions. Light Iron has post-production facilities in Hollywood, New York, Atlanta, Albuquerque, and New Orleans and is able to provide mobile services throughout the world.

The Post-Production Creative Services operation is composed of two primary services: (i) Dailies and (ii) Editing, Coloring, and Finishing.

Dailies

Dailies serve as the bridge between Panavision’s Production Services and Post-Production Creative Services segments, taking the digital media from the camera and preparing it for the offline editing and finishing processes. As content is captured through digital cameras, Light Iron enables customers to easily access, review, manipulate and safely manage their digital media as it moves through the production process and into post-production.

Light Iron’s Dailies services include:

On-set Data Management: Light Iron rents customized data carts and works with a project’s digital imaging technician or data management technician. Light Iron also seeks to ensure camera compatibility with post-production workflow and ensure that media captured by the camera is downloaded, backed up on hard drives, and transferred to the digital dailies lab for overnight processing.

Digital Dailies or “Dailies”: Dailies colorists receive hard drives with media on a daily basis, convert the media to production-designated file formats, perform quality control, synchronize sound with picture and complete non-destructive color correction. Dailies colorists then transfer the finished files via high-speed internet connections to a production’s editorial department and to a secure video sharing site for review by production executives.

Data back-up and Archiving: Light Iron creates a “digital negative” of the original media as an archival version on a stable and long-lasting medium as well as transfers media to different archival platforms as directed by the customer (e.g., tape, spinning disk, cloud).

Editing, Coloring, and Finishing

Light Iron’s Editing, Coloring and Finishing services include:

Online Editing and Conform: The digital media originally captured is brought back “online” by Light Iron at maximum fidelity and organized to match a low-fidelity version that was created by the project’s editor during the offline editing sessions. Visual effects, titles, graphics, and audio are added as required.

Visual Effects and Graphics: Visual effects artists incorporate solutions for titling, shot fixing, logos and transitions, and computer-generated imagery

Color Correction: Colorists work to ensure that the media is color-balanced and portrays the artistic tone envisioned by the production team

Delivery: File, tape, and film-based elements are created according to the customer’s specifications. These versions, which include final color-corrected images, audio, visual effects, and graphics, will be used across all distribution platforms (e.g., theatrical, broadcast, OTT).

Other Services

In addition to the foregoing primary services, Light Iron offers post-production edit suite rentals for customers who choose to edit their projects at Light Iron’s New York post-production facility. Light Iron provides industry-leading offline editing systems and multiple room configurations within a customer-friendly atmosphere.

Revenues from Post-Production:

For the fiscal years ended December 31, 2017, 2016 and 2015, Light Iron’s Post-Production Creative Services accounted for $16 million, $12 million, and $7 million of revenue, respectively, and approximately 6%, 5%, and 3%, respectively, of total rental revenue and sales. For financial information as to its operations in different geographical areas, see Note 21 of the Notes to the Consolidated Financial Statements of Panavision included elsewhere in this proxy statement/prospectus. Total assets for the Post-Production Creative Services segment for the years ended December 31, 2017, 2016 and 2015 were approximately $12.5 million, $12.5 million, and $11.8 million, respectively.

Other Operations

Through its Lee Filters operations, Panavision manufactures and sells lighting filter gels for episodic, feature film, live theater and numerous other related sectors, as well as a comprehensive range of camera resin and glass filters for cinematography and landscape photography through its Lee Filters operations. Lighting filter distribution is handled primarily through a network of third-party dealers who have been selected because of their specific knowledge of the filters market in their respective countries. In the United Kingdom and United States, Lee Filters sells directly to end users and other camera rental houses, as well as to distributors and retail dealers.

In the Asia Pacific region, Panavision also sells high-end non-proprietary camera and lighting equipment through its John Barry Sales subsidiary.

For the fiscal years ended December 31, 2017, 2016 and 2015, other operations accounted for $30 million, $32 million, and $37 million of revenue, respectively and approximately 11%, 12%, and 14%, respectively, of total Panavision rental revenue and sales. For financial information as to Panavision operations in different geographical areas, see Note 21 of the Notes to the Consolidated Financial Statements of Panavision included elsewhere in this proxy statement/prospectus. Total assets for the other operations the fiscal years ended December 31, 2017, 2016 and 2015 were approximately $1.2 million, $1 million, and $1.6 million, respectively.

Geographic Footprint and Service Offerings

North America

As of September 30, 2018, Panavision’s people and services are geographically located across the United States and Canada approximately as follows:

	Los Angeles	New York	Atlanta	Other US offices (Chicago, New Orleans, New Mexico and Texas)	Vancouver	Toronto	Calgary	Halifax
# of Sites	5	3	3	4	1	1	1	1
# of Employees	387	66	17	30	16	21	3	1
Camera Rental	✓	✓	✓	✓	✓	✓	✓	✓
Lighting Rental
Studio Services
Dailies	✓	✓	✓	✓
Editing, Coloring & Finishing	✓	✓	✓

EMEA and Asia Pacific

As of September 30, 2018, Panavision’s people and services are geographically located across the EMEA and Asia Pacific regions approximately as follows:

	UK/Ireland	France/Belgium	Poland	Czech Republic	South Africa	Australia	New Zealand
# of Sites	14	9	1	1	3	3	1
# of Employees	463	75	9	7	113	47	4
Camera Rental	✓	✓	✓	✓	✓	✓	✓
Lighting Rental	✓	✓	✓	✓	✓
Studio Services	✓				✓
Dailies
Editing, Coloring & Finishing

In addition to the above locations, Panavision has worked with distributors located in Quebec, Mexico, Germany, Italy, Spain, Portugal, Hungary, Kenya, Hong Kong, China, India, Japan, South Korea and Malaysia, among other locations.

Customers and Creative Partners

Panavision has cultivated deep relationships with directors, cinematographers, producers and other content creators, resulting in direct access to key decision-makers throughout the production process. Further, Panavision has developed deep ties with people in a large network of media companies, including major film studios (Disney, Warner Brothers, Paramount Pictures, etc.), broadcast TV networks (CBS, ABC, FOX, etc.), OTT providers (Netflix, Amazon, Hulu, etc.) and social media companies (Facebook, YouTube, etc.). Through these relationships, Panavision has developed a keen sense for what types of products industry participants need and has unique insight into how these needs evolve over time.

Panavision generally reports as its customers the legal entities contracting and paying for its services. Frequently, these Panavision customers are the production companies that own the production and are responsible for creating the television series or feature film. They typically oversee the production from start to finish, and may be involved with sourcing the literary property, securing the necessary financing, arranging distribution, budgeting, scheduling, casting and more. These production companies can be affiliated or owned by major studios or other larger media companies. At other times, the major studios or other larger media companies will be the entities contracting and paying directly for Panavision’s services, in which case Panavision’s customer will be that entity.

Accounted for in accordance with the foregoing description, no one customer accounted for more than 10% of Panavision’s consolidated net revenues for the fiscal years ended December 31, 2017, 2016, and 2015.

The charts below illustrate that Panavision has benefited from the industry tailwinds fueling episodic as well as feature independent content spend. Panavision’s revenue from the episodic end segment is projected to grow at a 10.8% CAGR from 2013 to 2018E and its revenue from the feature independent end segment is projected to grow at a 9.7% CAGR over this period. Relative to the other end segments, Panavision’s feature major end segment experiences more variability from year to year. From the fiscal year ended December 31, 2013 to the fiscal year ended December 31, 2017, Panavision’s revenue from the feature major end segment experienced a CAGR of 2.1%. In 2018, the feature major segment (which includes large budget tent-pole productions and other productions of the major studios) is expected to decline, which management attributes primarily to servicing productions with smaller budgets and fewer industry-wide tent-pole productions than in previous years. Panavision’s revenue from the commercial segment has grown relatively steadily.

Panavision Production Services End Segment Revenue ($ in millions)

Note: Data includes Production Services segment revenue for Panavision. Revenue is shown at a constant exchange rate per management.

Sales and Marketing

Panavision’s commitment to meeting the ever-adapting needs of its customers serves as the foundation for the global sales and marketing strategy. Its sales executives drive new business by developing and fostering relationships with key decision makers across each phase of the content imaging chain and by providing customers with tailored creative solutions. Panavision’s sales process includes job prospecting, decision-maker direct outreach, equipment identification/workflow build, bidding, deal close, final customization of package elements, and servicing of the project.

A cornerstone of Panavision’s sales approach is its focus on deep-rooted relationships with a broad network of cinematographers, directors, producers, production managers, post-production supervisors, gaffers and executives. On most projects, the executives, producers, production managers and post-production supervisors control the selection of a production services vendor such as Panavision. These decisions are often influenced by cinematographers, digital imaging technologists, gaffers and other key crew members who are driven by specific preferences for equipment functionality and aesthetic. Panavision’s sales process engages all relevant decision makers.

As business opportunities are identified, Panavision’s sales executives proactively pursue leads by canvassing existing relationships. This fosters a powerful cross-functional sales dynamic. Panavision has strategically aligned its personnel to communicate directly with each customer-side touchpoint. Panavision’s officers and divisional presidents have developed meaningful relationships with top-level production and post-production executives across an array of distribution channels. Panavision’s regional office general managers, sales executives, and technical marketing staff focus at the local geographic level to ensure that the most innovative creative solutions are delivered to the producers and cinematographers. Key crew members are introduced to the engineering and sales staff, so they have guidance while testing new technologies that are being considered. And, to ensure a strong creative and technical link is built with content creators at the onset, Panavision’s creative finishing talent (colorists, editors, mixers, etc.) are engaged.

With an average of over 13 years of experience amongst each of the sales representatives, Panavision’s sales force has an immense embedded knowledge of its products and capabilities, which is a key resource for customers as they look for creative solutions within Panavision’s portfolio of services. As a result of this expertise, many of Panavision’s representatives have worked with the same customers throughout their careers and, in many instances, this collaborative customer dynamic has prompted the design of innovative camera systems, lighting and modular tools.

A multi-faceted global marketing strategy is in place within Panavision to complement its sales strategy. Panavision’s suite of marketing tools serves as a powerful brand extension that supports existing customer base and reaches untapped market segments. Panavision’s marketing strategy is deployed through presence at trade shows, special events, sponsorships, festivals, social media, editorial features, custom content and new filmmaker/student programs. A close synergy between Panavision’s sales and marketing divisions allows it to continuously evolve as a premiere end-to-end service provider and support a rapidly changing industry landscape.

Research and Product Development

Panavision’s research/engineering and development group is comprised of mechanical, electronic and optical engineers, draftsmen and machinists. The research and development group has a dedicated machine shop that manufactures prototype equipment. These internal capabilities enable us to develop proprietary technology in collaboration with content creators to address their unique requirements. Panavision has long been innovative in the research and development of camera lenses. Since the first Panavision lens was introduced in 1957, Panavision has introduced many innovative spherical and anamorphic lenses, including the C, E, G and T-Series Anamorphic Primes, Ultra Panatar, Primo Compact Zooms, and Primo 70 Series Primes and Zooms. These lenses are among the most sophisticated and highest performing lenses Panavision has ever produced.

Research and development expense for the fiscal years ended December 31, 2017, 2016, and 2015 was $6 million, $8 million, and $7 million, respectively.

Customer Service and Manufacturing

Panavision provides high-quality customer service throughout the production process from rental of equipment through completion of post-production. Panavision works collaboratively with content producers to enable them to achieve their artistic vision. Typically, Panavision engages with directors, cinematographers, and producers well in advance of the start of production. Panavision’s experienced and highly trained technical staff works closely with production personnel to assemble the right camera packages to help content creators achieve the desired look as well as meet any production specific challenges. Panavision’s special optics group has distinguished itself by providing customized solutions to meet the unique needs of directors and cinematographers.

During production, Panavision also provides customers with access to its highly trained technical personnel 24-hours a day and are ready to meet the unique challenges that can arise from filming in exotic locations or under extreme conditions. While the cost to rent a camera system usually represents a small fraction of the overall production budget, the camera system is at the heart of content production process and the failure of camera system can result in delays and unexpected increases in production costs. Panavision can respond quickly to customers’ time-sensitive needs and minimize the likelihood that production days are lost due to camera system problems. Content producers know that they can rely on Panavision to meet their image capture needs.

Panavision employs an accessory development team that frequently introduces new camera accessories based on the needs of productions. Panavision manufactures proprietary gear and accessories in its facility in Woodland Hills, California. Panavision also manufactures filters and gels for still and motion picture photography through its Lee Filters operations in Andover, United Kingdom.

Panavision obtains certain of its products and components for its manufactured products from third party suppliers. Suppliers such as Berliner Glas, Elcan, and RED, manufacture, assemble, or supply some of

Panavision’s products such as the grinding, manufacture and polishing of glass for camera lenses and the Millennium DXL and DXL2 cameras, in each case, in accordance with Panavision specifications. Panavision works closely with its contract manufacturers to meet Panavision’s product delivery requirements and to manage the manufacturing process and quality control.

Security and Data Protection

Panavision is committed to the security of its employees, customers and vendors’ experience with Panavision. Panavision relies on a combination of administrative and technical measures to protect its systems and the sensitive data those systems process and store. Panavision employs technical security defenses, monitors servers and systems, and uses technical measures such as encryption. Panavision uses third parties to assist in its security practices and to prevent and detect fraud. Further, Panavision has developed policies and procedures designed to manage data security risk that are based on the following principles: (i) Panavision collects only data that is necessary to the conduct of Panavision operations; (ii) Panavision is transparent about its data collection and processing practices; and (iii) Panavision prioritizes the security, integrity, and confidentiality of sensitive data.

The secure maintenance and transmission of customer information is an essential component of Light Iron’s post-production operations, as Light Iron is entrusted with the creation and distribution of highly sensitive content on behalf of its customers and business partners. Light Iron relies on internal and external information systems and technologies (managed both by Light Iron and by third parties) that compute, maintain and transmit multimedia content. Panavision-wide security actions relating to protection of content production networks and media are led by internal security teams. The security actions and protocols developed by internal security teams are continuously implemented, enforced, evaluated and updated as new production facilities are built, moved or acquired, and as new technologies or threats emerge. The security policies and the use of qualified providers, equipment and software, combined with regular security assessments and penetration testing, aim to mitigate these risks. Light Iron security standards are continuously reviewed and updated to stay ahead of the industry. Light Iron regularly hosts audits from various customers (including studios) and industry associations and also conducts internal assessments.

Physical security of customers’ content across all services provided by Light Iron, from receipt and storage of content, to replication and manipulation, through successful delivery of finished products is also an essential component of Light Iron’s operations. Light Iron has implemented rigorous security policies and controls that are enforced at all Panavision sites that handle customer content. Risk assessments and associated mitigation actions are performed regularly. Employees are provided with security awareness training. Further, to protect against the theft of media, the facilities are guarded by effective perimeter controls, alarms and extensive surveillance systems. All personnel are subject to strict security access controls. All third-party service providers (such as transportation and janitorial services providers) are vetted to ensure compliance with Panavision’s security standards.

Intellectual Property

Panavision relies on a combination of patents, licensing arrangements, trade names, trademarks, service marks, trade secrets, know-how and proprietary technology to protect its intellectual property rights. Panavision owns or has been assigned or licensed domestic and foreign patents and patent applications relating to some of its lenses and accessories. Panavision also owns or has been assigned several domestic and foreign trademark or service mark registrations including PANAVISION®, PANAFLEX®, PANAHEAD®, PANALITE® PANASTAR®, PRIMO ZOOM®, PRIMO ARTISTE®, PRIMO-L®, PRIMO DIGITAL®, MILLENNIUM® and ULTRAVIEW®, among others which, collectively, are material to Panavision’s business.

Competition

Production Services

As a renter of production equipment, Panavision competes with numerous rental companies throughout the world. Most of these companies purchase their equipment from manufacturers and then rent that equipment to their customers. One of Panavision’s most significant global competitors, Arri, based in Munich, Germany, both manufacturers and sells its own cameras, lighting and certain accessories (excluding lenses), and rents its own equipment and equipment manufactured by others. Arri has rental facilities in a number of markets and has an owned-and-operated global rental distribution network. Panavision also faces competition from regional rental equipment businesses in local geographies, such as Sim, Otto Nemenz, Keslow Camera, VER, Movietech, Procam Photo and Video Gear, Inspired, Pixipixel, William F. White, Pinewood, Cinelease and Quixote.

While the rental business can be price sensitive, Panavision has chosen to compete primarily on the basis of its technologically advanced proprietary products and large inventory of advanced lenses that can be used with a variety of suppliers’ products, extensive sales and marketing team, its global service footprint with more than 50 offices, and commitment to customer service. Panavision believes that, as both the manufacturer and rental house, it is able to respond to many user requests on shorter notice and more effectively than its rental competitors. Competitors, on the other hand, do not have the corresponding ability to purchase Panavision equipment and lenses, as Panavision equipment is not available to rental companies other than Panavision and its independent distributors.

Panalux’s competitors in the lighting rental business in the UK include PMBS and Warner Brothers Lighting, who have exclusive arrangements to supply lighting within the Pinewood Studios and Warner Brothers Leavesden Studios, respectively, and PixiPixel, PKE and Provision. In France, competitors include TSF Group, Transpalux and RVZ. In South Africa, competitors include Media Film Service, Southern Lighting and Media Film Service. Panalux competes for projects by having its highly trained staff working closely with its customers to create customized solutions for their lighting challenges.

In addition to Panavision’s existing competitors in the camera and lighting equipment rental business, Panavision may encounter competition from new entrants in the market.

Post-Production Creative Services

The post-production creative services market segment is fragmented, with many smaller players focusing on specific verticals within the content creation value chain. Panavision primarily competes against global companies including Technicolor and Deluxe, North American-focused companies including Sim, Fotokem, and Harbor Picture Company, as well as small-to-medium sized regional firms for post-production creative services.

Panavision has chosen to compete primarily on the basis of its technological acumen and innovative culture, artist roster, scope of services and geographic diversity, pricing, and long-term relationships with customers. Panavision believes it is uniquely positioned because it has the scale necessary to service larger productions, which can be challenging for small and regional players who lack certain capabilities, while, at the same time, Panavision’s business model allows it to be more nimble than the large institutional players, who remain invested in infrastructure and processes dedicated to servicing legacy formats (i.e., film, tape, optical disk).

Employees

As of September 30, 2018, Panavision had 1,260 full-time employees, consisting of 542 employees based in North America, 554 employees based in Europe, 113 employees based in South Africa, and 51 employees based in the Asia Pacific region. Panavision believes that relationships with its employees are good. PANY Rental, Panavision’s New York camera rental subsidiary, is a party to collective bargaining agreements with two local affiliates of the International Brotherhood of Teamsters, which together cover approximately 36 employees.

Panalux’s office in South Africa was the subject of a recent strike (which is no longer pending) by some of its workers, organized by a union purporting to have the right to represent its workforce. Panalux’s office in South Africa recently received a request for it to recognize the Communication Workers Union, which request is being evaluated.

Facilities

Panavision leases all of its facilities pursuant to long-term leases (other than two parcels in Scotland which are owned by Panavision), including office space for corporate and administrative employees, storage space for production and post-production equipment, and in-house editing suites. Its facilities are strategically located to serve customers’ production and post-production needs throughout the world and aligned with jurisdictions that encourage production spending by offering tax subsidies.

Seasonality

Panavision’s business fluctuates based upon the production schedule upon which studios, OTT providers and other content creators greenlight content production. The production cycle is also subject to seasonal fluctuations. Feature films are not greenlit in accordance with any particular schedule, and thus feature film starts are more erratic. Scripted broadcast television productions in North America is more cyclical, typically ceasing filming in the second quarter for several months, and then resuming production in August. Other episodic productions, commercials, and social media content production are typically less cyclical.

Regulatory and Environmental Compliance

Panavision is subject to United States federal, state, local, and foreign environmental, transportation, anti-corruption, import controls, health and safety, privacy, and other laws and regulations. The discovery of currently unknown matters of conditions, new laws and regulations or different enforcement or interpretation of existing laws and regulations could materially harm Panavision’s business or operations in the future.

The jurisdictions in which Panavision operates are also subject to anti-bribery laws and regulations such as the FCPA and the UK Anti-Bribery Act of 2010. The regulations prevent companies and their officers, employees and agents from making payments to officials and public entities of foreign countries to facilitate obtaining new contracts. Violations of these laws and regulations may result in criminal sanctions and significant monetary penalties.

On May 23, 2018, Panavision submitted initial voluntary self-disclosures with respect to certain transactions of Lee Filters, a UK division of Panavision Europe Limited, to the United States Department of the Treasury, Office of Foreign Assets Control (“OFAC”) and the United States Department of Commerce, Bureau of Industry and Security (“BIS”) with respect to: (i) apparent violations of OFAC’s Cuban Assets Control Regulations (31 C.F.R. Part 515); (ii) apparent violations of OFAC’s Iranian Transactions and Sanctions Regulations (31 C.F.R. Part 560); and (iii) suspected violations of the Export Administration Regulations with respect to Iran (15 C.F.R. § 764.5). Panavision recently concluded an extensive internal investigation and has determined that, during the period between August 2013 and November 2015, for Lee Filters eight such transactions to counterparties in Iran and two such transactions with one counterparty involving Cuba occurred. Panavision has also determined that one such transaction with Cuba from Direct Digital (a UK subsidiary of Panavision Europe Limited) in 2017 and one such transaction with Cuba from Panalux France (a French subsidiary of Panavision Europe Limited) in 2013 occurred. The value of all transactions was approximately $200,000. Panavision intends to submit its final voluntary self-disclosures to OFAC and BIS reporting these transactions shortly. Based upon the facts involved in the transactions to be reported, Panavision does not believe that any fines resulting from the transactions will be material.

Legal Proceedings

In July 2018, a former employee of one of the Company’s subsidiaries in the UK filed a claim in the Employment Tribunal against such subsidiary and two of its executives, among others, in connection with her employment, claiming breach of contract, an unlawful deduction from wages and damages under the Public Interest Disclosure Act 1998 and asserting damages of £500,000. On September 3, 2018, responses to such claims were filed with the Tribunal.

Panavision Management Team

Kimberly Snyder, President and Chief Executive Officer

Ms. Kimberly Snyder has been the President and Chief Executive Officer of Panavision as well as a member of the Board of Directors since November 2012. Prior to joining Panavision, Ms. Snyder served as the President and General Manager of Kodak’s Entertainment Imaging Division, responsible for all aspects of Kodak’s business with the motion picture and television industry. Her career at Kodak included leadership positions in finance, regional sales and general management. Ms. Snyder graduated from California University of Pennsylvania with a BS in Computer Science and holds an MBA from the University of Rochester William E. Simon Graduate School of Business. She is a member of the Academy of Motion Picture Arts and Sciences and an Associate member of the American Society of Cinematographers.

William Roberts, Chief Financial Officer

Mr. Roberts has served as Chief Financial Officer of Panavision since July 2013 and as a member of the Board of Directors since June 2017. Prior to joining Panavision, Mr. Roberts served as a Vice President at Technical Creative Services from 2011 through 2013 following Technicolor’s acquisition of LaserPacific Media where he had served in the CFO and COO roles during his 6 year tenure at the company. After starting his career as an investment banking analyst, Mr. Roberts served in various senior finance and business affairs roles in the music industry over a 13 year period. He presently serves on the board of the Hollywood Professionals Association, a trade association serving the creative and technical content creation community. Mr. Roberts holds a B.A. in Economics from the University of Pennsylvania.

Michael George, Chief Operating Officer

Mr. George has served as Chief Operating Officer of Panavision since December 2017 after serving as Senior Vice President, US Operations of Panavision from September 2016 to December 2017. Prior to joining Panavision, Mr. George worked at Deluxe Entertainment Services Group from 1983 to 2016, most recently serving as Executive Vice President and General Manager since 2007. Early in his career, Mr. George was a colorist to several well-known film makers.

Panavision Executive Compensation

Compensation of the Panavision Named Executive Officers

The following table sets forth information regarding the compensation awarded to, earned by, or paid to certain of Panavision’s executive officers for the fiscal year ended December 31, 2017 (i.e., pre-business combination).

As an emerging growth company, Panavision has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers. Throughout this section, these three officers are referred to as Panavision’s “named executive officers.”

The compensation reported in this summary compensation table below is not necessarily indicative of how Panavision’s named executive officers will be compensated in the future. Panavision expects that New Panavision will review, evaluate and modify its compensation framework as a result of the Business Combination and New Panavision’s compensation program following the Business Combination could vary significantly from Panavision’s historical practices.

Summary Compensation Table

Name and principal position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	Other(3)	Total ($)
Kimberly Snyder Chief Executive Officer	2017	$503,846	None		None	None	None	$11,926	$515,772

Bill Roberts Chief Financial Officer	2017	$367,625	$40,000	(2)	None	None	None	$11,350	$378,975

Michael George Chief Operating Officer	2017	$302,693	None		None	None	None	$11,240	$313,933

(1)	Salary includes the officer’s base salary and accrued, but unpaid paid time off.
(2)	Amount represents a discretionary bonus paid to Bill Roberts based on his performance.
(3)	This amount includes group term life insurance and 401K matching contributions.

Narrative to Summary Compensation Table

Executive Offer Letter Agreements

Certain of the compensation paid to the named executive officers reflected in the summary compensation table was provided pursuant to the named executive officers’ respective offer letter agreement with Panavision. Ms. Snyder and Panavision are party to an offer letter, dated November 11, 2012, which provides for an initial two-year term, renewing automatically thereafter for one-year terms, unless either party provides notice of non-renewal at least 30 days prior to the expiration of the then-current term. Pursuant to such agreement, Ms. Snyder is entitled to an annual base salary, currently $600,000, and is eligible to earn a target annual bonus of 70% of her annual base salary (up to a maximum of 200% of annual base salary) pursuant to Panavision’s Management Incentive Plan.

Mr. Roberts and Panavision are party to an offer letter, dated June 4, 2013 and amended on May 5, 2014, which provides for an indefinite employment term. Pursuant to such agreement, Mr. Roberts is entitled to an annual base salary, currently $400,000, and is eligible to earn a target annual bonus of 50% of his annual base salary (up to a maximum of 150% of annual base salary) pursuant to Panavision’s Management Incentive Plan.

Mr. George and Panavision are party to an offer letter, dated September 9, 2016, which provides for an indefinite employment term. Pursuant to such agreement, Mr. George is entitled to an annual base salary, current $325,000, and is eligible to earn a target annual bonus 40% of his annual base salary pursuant to Panavision’s Management Incentive Plan.

For a discussion of the severance pay and other benefits to be provided to Panavision’s named executive officers in connection with a termination of employment and/or a change in control under arrangements with each of Panavision’s named executive officers, please see “—Potential Payments Upon Termination or Change in Control” below.

Stock Plans, Health and Welfare Plans, and Retirement Plans

Stock Plan. Panavision currently provides grants of equity based awards to eligible employees and individual service providers under its 2015 Stock Incentive Plan, or the 2015 Plan. In 2017, Panavision did not make any grants to members of its management team under its 2015 Plan. For a summary of the principal features of Panavision’s 2015 Plan, see “—Additional Incentive Compensation Plans and Awards—Equity Incentive Plans” below.

Health and Welfare Plans. Panavision’s named executive officers are eligible to participate in its employee benefit plans, including its medical, dental, vision, life, disability, health and dependent care flexible spending accounts and accidental death and dismemberment benefit plans, in each case on the same basis as all of its other employees.

Retirement Plan. Panavision sponsors a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code of 1986, as amended, or the Code, containing a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. Employees who have completed six months of service are generally eligible to participate in the plan. Participants may make pre-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax contributions under the Code. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up contributions. All employee and employer contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Pre-tax contributions by participants and contributions that Panavision makes to the plan and the income earned on those contributions are generally not taxable to participants until withdrawn, and all contributions are generally deductible by Panavision when made. Participant contributions are held in trust as required by law. No minimum benefit is provided under the plan. An employee is 100% vested in his or her pre-tax deferrals when contributed and any employer contributions ratably over four years. The plan provides for a discretionary employer matching contribution and, Panavision currently makes matching contributions to the plan in the amount of 75% of the first 5% and capping at approximately $9,000, and made matching contributions to the named executive officers with respect to the 2017 plan year, included as Other Compensation in the table above.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth outstanding equity awards to acquire shares of Panavision Common Stock held by each of its named executive officers as of December 31, 2017.

	Option Awards				Stock Awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable(1)	Option exercise price ($)	Option Expiration Date	Number of shares or units of stock that have not vested	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Kimberly Snyder	123,278	123,277	21.56	1/22/2026	None	None	None	None
Bill Roberts	49,311	49,311	21.56	1/22/2026	None	None	None	None
Michael George	None	None	None	None	None	None	None	None

(1)	All of the options granted are subject to the following vesting schedule: 25% of the options granted vest on each of the first, second, third and fourth anniversaries of the grant date.

Potential Payments Upon Termination or Change in Control

The following summaries describe the potential payments and benefits that Panavision would provide to its named executive officers in connection with a qualifying termination of employment and/or a change in control.

Severance Benefits

The named executives’ offer letter agreements provide for certain payments to be made in connection with certain qualifying terminations of employment, as further described below.

Ms. Snyder. In the event that Ms. Snyder’s employment is terminated either by Panavision without “cause” or by Ms. Snyder for “good reason,” subject to her execution of a release of claims, Ms. Snyder would be entitled to: (i) salary continuation for the greater of 6 months or the remainder of the one year term, (ii) the prior year’s earned, but unpaid bonus (if any), and (iii) payment for three months’ participation in COBRA. In the event of termination of Ms. Snyder’s employment as a result of her death or disability, she would be entitled to receive salary continuation for the greater of 6 months or the remainder of the one year term and the prior year’s earned but unpaid bonus.

Mr. Roberts. In the event that Mr. Robert’s employment is terminated either by Panavision without “cause” or by Mr. Roberts for “good reason,” subject to his execution of a release of claims, Mr. Roberts would be entitled to: (i) salary continuation for 6 months, and (ii) the prior year’s earned, but unpaid bonus (if any). In the event of termination of Mr. Robert’s employment as a result of his death or disability, he would be entitled to receive the prior year’s earned but unpaid bonus.

Mr. George. In the event that Mr. George’s employment is terminated by Panavision without “cause”, subject to his execution of a release of claims, Mr. George would be entitled to severance equal to three months of Mr. George’s then-current base salary.

In July 2017, the Compensation Committee and the Board approved a Long Term Incentive – Catch Up Plan pursuant to which Ms. Snyder and Mr. Roberts would receive an allocated share of an amount equal to 3.5% of the amount by which the net proceeds to shareholders upon the occurrence of a change of control transaction of Panavision exceeded $160 million, less amounts realized by participants from exercise of equity incentive compensation. In July 2017, Ms. Snyder was awarded a 71.43% share of such amount and Mr. Roberts was awarded a 28.57% share of such amount.

The “Vesting and Settlement of Outstanding Equity Awards” section below provides details on the treatment of outstanding equity awards.

Additional Incentive Compensation Plans and Awards

Equity Incentive Plans

Panavision currently maintains the 2015 Plan, which was approved by its Board of Directors in May 2015, pursuant to which Panavision may grant various forms of equity compensation (including non-qualified stock options, stock appreciation rights, and restricted stock and restricted stock unit awards) to its service providers, including its officers, non-employee directors and consultants. The principal features of the 2015 Plan are summarized below.

There are 887,600 shares of Panavision Common Stock reserved for issuance under the 2015 Plan. This number is subject to additional adjustment in the event of a stock dividend, stock split, or other change in Panavision’s capitalization. As of September 30, 2018, restricted stock representing the right to receive 34,425 shares of common stock were outstanding under the 2015 Plan, and 395,177 options were outstanding under the 2015 Plan. Panavision’s compensation committee has had full power and authority to determine the terms of awards granted pursuant to the 2015 Plan, including, without limitation, which employees, directors and consultants will be granted awards and the number of shares of Panavision common stock subject to such awards. Panavision’s board of directors may amend or discontinue the 2015 Plan at any time and may amend or cancel any outstanding award; provided that no such amendment may adversely affect the rights under any outstanding award without the holder’s consent.

Vesting and Settlement of Outstanding Equity Awards

Outstanding Options held by Panavision’s named executive officers are subject to time-vesting, with 25% of the stock options vesting on each of the first, second, third and fourth anniversaries of the grant date. Outstanding options automatically accelerate upon a change of control, unless the administrator of the Plan determines otherwise. In connection with the Business Combination, pursuant to the Business Combination Agreement, all Panavision Options and Panavision Restricted Stock, whether vested or unvested, will vest in full and will be cancelled and converted into the right to receive the applicable portion of the Merger Consideration.

Director Remuneration

Director Compensation Policy

Panavision pays independent directors a cash fee of $18,750 each quarter. For 2017, members of the Panavision board of directors received no equity or equity-based compensation for services rendered. Panavision currently has no other formal arrangements under which its directors receive compensation for service to its board of directors or its committee.

Director Compensation

The following table sets forth information concerning director compensation paid during the fiscal year ended December 31, 2017.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All Other compensation ($)	Total ($)
Peter Kirchof	$75,000	$—	$—	$—	$—	$—	$—
Robert DelGenio	$75,000	—	—	—	—	—	—
Robert Soloman	$75,000	—	—	—	—	—	—

PANAVISION’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

References in this section to “Panavision” refer to Panavision Inc. and its subsidiaries subject to the Business Combination. The following description applies to the business of Panavision, and will apply to the Panavision portion of the business of New Panavision assuming the consummation of the Business Combination. The following discussion of Panavision’s financial condition and results of operations should be read in conjunction with Panavision’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

Panavision is a leader in content production services providing a suite of production and post-production services to feature film, episodic, and commercial markets on a worldwide basis (episodic market includes productions comprised of serial episodes that may be distributed via any content viewing channel; commercial market is generally comprised of short-form video productions for commercial advertisements). Offering an expansive rental inventory of both proprietary and non-propriety equipment, Panavision is one of the world’s leading providers of cinema camera systems, comprised of cameras, lenses and accessories, as well as lighting equipment. In addition to renting equipment packages, Panavision provides technical support services to its customers around the world in conjunction with these activities. Panavision also offers customers a suite of post-production workflow solutions including the processing of dailies content (enabling the viewing by relevant parties such as directors, cinematographers, producers, etc. of content captured during a production day, generally within a short turnaround time) and finishing services (services include conforming media (compiling all audio and visual elements) of a production, color grading involving creative and technical manipulation of the visual elements, and visual effects) necessary to produce a final master of an episodic, feature film, or commercial project. Supporting these offerings, Panavision offers a variety of ancillary products that include camera and lighting filters and other consumable items. Panavision products and services are delivered through its domestic and international owned and operated facilities, and through its distributor network. Based in Woodland Hills, California, Panavision has additional offices in North America, Europe, Africa and Asia, and is represented by independent distributors in Asia, South America and Europe.

Panavision has two primary reporting segments: Production and Post-Production. The Production segment provides camera, lighting, grip, and accessories rentals to episodic, feature film and commercial content producers. Included within the Production segment are revenues from the sale of various production-related consumable products. The Post-Production segment provides services such as the delivery of dailies content and finishing services. Please see “Information about Panavision” for a fuller description of these services.

These segments are discrete business units that operate largely independent of one another. Management believes this reporting structure best reflects how operational and strategic decision are made. Approximately 83% of revenues for the fiscal year ended December 31, 2017 were from the Production segment and 6% from the Post-Production segment with the balance derived from services falling outside of reportable segments. Additional information related to Panavision’s reporting segments can be found in the notes to Panavision’s consolidated financial statements included elsewhere in this proxy statement/prospectus.

Panavision’s strategic focus is to create a platform of premier services central to content producers’ image processing chain, and to leverage proprietary equipment and workflows to offer customers an unparalleled toolkit to achieve their creative visions.

Over the past decade, the shift from film and tape as the media for image capture to digital production has increased the complexity of workflows and the need for collaboration across the production chain. Management believes that customers increasingly value an end-to-end service offering that spans across the chain from image capture to content finishing. Panavision believes that many of its customers prefer a single provider across various services since it is easier to manage the production process. In an effort to capitalize on these trends and the demand for integrated services, Panavision acquired Light Iron in 2015. Light Iron’s service offering afforded Panavision a unique opportunity to combine its expertise in image capture with Light Iron’s expertise in file-based post-production workflows to offer customers a service package spanning from greenlighting of a project to finishing in post-production. While still a relatively small component of the overall business, the Post-Production segment has experienced strong growth since acquisition and is an area of focus for future growth as a key component of the overall service platform.

Panavision has made substantial capital investments over the past decade in its equipment portfolio. Since 2010, content production has largely shifted from film and tape as the media for image capture to digital image capture. This industry shift required Panavision to invest in its own proprietary digital equipment as well as third-party equipment. The capital investments Panavision has made over this period have been focused on cameras, lenses, lighting and associated accessories. Management believes that this investment, combined with existing equipment inventory, has positioned Panavision as the premier camera and lighting package rental provider for high-end content production that services the needs of episodic (including OTT), feature film, and commercials producers. Panavision also maintains an in-house equipment servicing staff that repairs, maintains and enhances its inventory of cameras, lenses, lighting fixtures, power generation and distribution and accessories. Many of these professional tradespeople have worked at Panavision for decades and their expert knowledge and technical capabilities ensure that Panavision’s equipment inventory is well-maintained and able to meet the demands of key creative professionals.

Going forward, Panavision intends to continue to develop and grow the breadth and depth of its service offering for its customers via both continued capital investment and strategic acquisitions

Key goals of Panavision’s strategy include:

•	increasing its position as a global provider in key service segments and geographies;

•	continuing growth commensurate with expansion of its content production investment in relevant market segments;

•	improving Adjusted EBITDA margins as a result of operating leverage efficiencies, driven by growing revenue and controlling variable expenses, in Production segment;

•	continuing growth of Post-Production segment financial performance and increasing in Post-Production’s share of total revenue and gross margin;

•	increasing cash conversion based on improved Adjusted EBITDA margins and increase in the less capital-intensive Post-Production segment as a percent of overall company performance; and

•	increasing the number of customers engaging multiple services from Panavision.

Factors Affecting Performance

Panavision’s future success is predicated on many factors, including those outlined below. In some cases these factors represent both opportunities and challenges for which Panavision must successfully plan in order to realize the benefit and/or mitigate the risk.

Growth in addressable market: Management believes that the growth in content production will continue. Demand for new content is largely increased competition for viewership between traditional content distribution channels (e.g., television and cable networks) and new entrants with alternative distribution channels (e.g., Netflix, Amazon and Apple). Content is the main facet through which these competitors distinguish themselves in the marketplace. Panavision is well positioned to benefit from this growth due to its: (i) proprietary camera equipment rental packages that are customized (or “Panavised”) to the unique artistic needs of directors and producers, (ii) world-renowned anamorphic lens inventory, (iii) unmatched camera, lens and accessory inventory depth and breadth, (iv) technical expertise, (v) worldwide production support and service, and (vi) end-to-end service offering that reduces workflow friction. Further, Panavision’s reputation for providing customer service during production as well as technical expertise prior to production, uniquely positions Panavision to service the leading content production companies. Panavision’s presence in most of the key global production markets allows it to participate in and support its customers in this growth in content production as most producers participate in the global production markets. However, these markets are fragmented both from segment and geographic perspectives, and Panavision faces meaningful competition from other suppliers. Panavision will need to successfully engage the growing and new market entrants with its focus on an integrated service offering, the benefits of proprietary equipment and workflows, broad geographic reach and technical support capabilities in order to fully participate in the growth. In the event there is a decrease in the growth rate of new content production, Panavision will have to grow its share of the market in order to continue financial growth.

Expansion of Panavision service offerings to existing and new markets: Panavision believes its customers value Panavision’s broad offering of services, and therefore it has an opportunity to expand its service offering in either existing markets where the full suite of services is not yet supported, or to active markets where Panavision does not currently participate. While any such expansion should support growth, it will require capital investment and bear operational and financial risk. Furthermore, successful marketing of its full service offering and customer acceptance are necessary for Panavision to realize the financial benefits of expansion. If meaningful customer acceptance of the broader service offering does not occur, Panavision will be required to make additional investment in the sales and marketing efforts, and the expansion may not result in the anticipated revenue growth.

Technology trends: Shifts in technology supporting Panavision’s services may impact the business in multiple ways including by increasing capital investment required to support new innovations, by shifting impact of capital investment from growth to maintenance in a given period of time, or by making existing equipment inventory obsolete. As such shifts relate to Panavision’s proprietary assets, innovations by third parties may reduce the benefit of Panavision’s proprietary assets to its customers.

Seasonality and production activity: Over the past 5 years, Panavision has experienced average seasonal weighting of its revenue of 45% in the first half of the year and 55% in the second half. There is some variation from year-to-year with the lowest to highest first half to second half ratios being 42% to 58% in 2013. The seasonal variability of revenue may impact Panavision by increasing stress on equipment inventory capacity or post-production capacity during periods of heightened demand, while reducing productivity of the assets during lower demand periods. In the case of high demand, capacity may limit the ability of Panavision to capitalize and generate revenue from the heightened demand. While Panavision has experienced solid growth on a constant exchange rate basis when viewed over a 5-year period (6% revenue growth and 20% Adjusted EBITDA growth from 2012 to 2017), the variability of content producers’ production calendars (especially in the feature film market) impacts year-to-year performance, as do broader trends such as GDP and its impact on commercial advertising spending and, thus, commercial production. This can result in inconsistent year-on-year growth trends.

Components of Panavision’s Operating Results

Revenue: Panavision’s revenue is primarily comprised of revenue from camera, lighting and grip rentals to the episodic, feature film and commercials markets. In addition, Panavision generates revenue from Post-Production services, sales of filters for camera and lighting (in both motion picture and still photography markets), as well as retail sales of motion picture and photography related products at Panavision’s small collection of retail stores.

Cost of revenue: For Panavision’s Production segment, cost of revenue primarily consists of depreciation expenses related to the acquisition costs of rental equipment (camera, lighting, grips, and accessories), salaries and benefits for support personnel, renting equipment from other suppliers in order to meet peak demand (referred to as “subrental”), equipment repair and maintenance, and freight. For Panavision’s Post-Production segment, cost or revenue primarily consists of salaries and benefits for personnel, and depreciation of equipment.

Operating expenses: Panavision classifies its operating expenses into three segments: Selling, general and administrative expenses, research and development, and impairment of intangible assets.

Selling, general and administrative expenses: Panavision’s selling, general and administrative expenses consist primarily of salaries and benefits, rent, utilities, building repair and maintenance, insurance, professional fees, and advertising and promotion.

Research and development expenses: Panavision’s research and development expenses consist primarily of salaries and benefits, materials and equipment, and professional fees. Panavision’s research and development expenses include costs associated with engineering support, in addition to traditional R&D.

Impairment of intangibles: In 2015, Panavision abandoned its Next Generation Camera technology and expensed $4.3 million in patents.

Interest (income) expense: Panavision’s interest income or expense consists primarily of interest expenses related to the asset-based loan facility, and Panavision’s Exchange PIK Note. See “Interest (Income)/Expense” section below for a description of these financing arrangements.

Foreign exchange gain (loss): The functional currency for Panavision’s foreign subsidiaries is the local currency, primarily the Pound Sterling, the Euro, the Canadian Dollar, the Australian Dollar, the New Zealand Dollar and the South African Rand. For purposes of presentation of Panavision’s balance sheet, all assets and liabilities denominated in foreign functional currencies are translated into U.S. Dollars at the exchange rate in effect at the consolidated balance sheets date. As reflected in income statements and results of operations, revenue and expenses are translated at the average rate of exchange prevailing during the period. Translation gains and losses resulting from this process are recorded as a component of accumulated other comprehensive income in the consolidated statements of stockholders’ equity. Gains and losses resulting from transactions in other than functional currencies with third parties, are recorded in net income.

Panavision records gains and losses resulting from intra-entity foreign currency transactions for subsidiaries that have consistently settled their past, and plan on continuing to settle their future liabilities resulting from intra-entity transactions in net income, whereas gains and losses resulting from intra-entity foreign currency transactions that are of a long-term-investment nature are recorded as a component of accumulated other comprehensive income in the consolidated statements of stockholders’ equity.

Other income (expense): Panavision’s other income and expense consists primarily of, insurance proceeds received for theft recovery, gain on sale of subsidiary and abandoned product development costs.

Results of Operations

The following table sets forth, for the periods indicated, the statement of operations for Panavision.

Results of Operations By Revenue Type

(in thousands)	Years ended December 31,						Nine Months Ended September 30,
	2017		2016		2015		2018		2017
Revenue:		% of Revenue		% of Revenue		% of Revenue		% of Revenue		% of Revenue
Rental	$218,316	78%	$199,782	78%	$205,649	78%	$155,179	77%	$158,851	77%
Services	16,799	6%	12,426	5%	9,330	4%	14,715	7%	12,786	6%
Sales & Other	43,531	16%	45,361	18%	49,476	19%	31,153	15%	33,575	16%

Revenue Total	278,646	100%	257,569	100%	264,455	100%	201,047	100%	205,212	100%

Cost of Revenues:
Rental	142,461	51	131,857	51	139,378	53	99,426	49	103,235	50
Services	8,401	3	7,710	3	6,743	3	7,056	4	6,427	3
Sales & Other	24,598	9	26,465	10	28,829	11	17,911	9	18,181	9

Cost of Revenues Total	175,460	63	166,032	64	174,950	66	124,393	62	127,843	62

Gross Margin:
Rental	75,855	27	67,925	26	66,271	25	55,753	28	55,616	27
Services	8,397	3	4,716	2	2,587	1	7,659	4	6,359	3
Sales & Other	18,934	7	18,896	7	20,646	8	13,242	7	15,394	8

Gross Margin	103,186	37	91,537	36	89,505	34	76,654	38	77,369	38

Selling, general and administrative expenses	82,999	30	82,271	32	80,212	30	72,968	36	61,800	30
Research and development	6,009	2	7,923	3	7,248	3	5,394	3	5,194	3
Impairment of intangible assets	—	—	—	—	4,347	2	—	—	—	—

Operating income / (loss)	14,178	5	1,343	1	(2,301)	(1)	(1,708)	(1)	10,375	5

Other income (expense):
Interest (income)/expense, net	10,225	4	10,581	4	31,300	12	7,947	4	7,507	4
Foreign exchange (income)/loss	(5,518)	(2)	7,339	3	4,551	2	3,024	2	(6,351)	(3)
Other (income)/expense	(1,657)	(1)	757	—	(1,171)	—	(581)	—	(1,844)	(1)

Income/(Loss) before income taxes	11,128	4	(17,334)	(7)	(36,981)	(14)	(12,098)	(6)	11,063	5

Income tax (benefit)/expense	(13,124)	(5)	4,587	2	(1,320)	—	(417)	—	2,184	1

Net income / (loss)	$24,252	9	$(21,921)	(9)	$(35,661)	(13)	$(11,681)	(6)	8,879	4

Results of Operations By Operating Segment

(in thousands)	Years ended December 31,						Nine Months Ended September 30,
	2017		2016		2015		2018		2017
Revenue:		% of Revenue		% of Revenue		% of Revenue		% of Revenue		% of Revenue
Production	$232,605	83%	$213,649	83%	$220,306	83%	$166,062	83%	$169,791	83%
Post Production	16,495	6%	11,791	5%	6,879	3%	14,715	7%	12,481	6%
Other	29,546	11%	32,129	12%	37,270	14%	20,270	10%	22,940	11%

Revenue	278,646	100%	$257,569	100%	$264,455	100%	$201,047	100%	$205,212	100%

Cost of Revenues:
Production	149,354	54	138,556	54	146,696	55	104,891	52	108,397	53
Post Production	8,071	3	6,934	3	3,404	1	7,056	4	6,097	3
Other	18,035	6	20,542	8	24,850	9	12,446	6	13,349	7

Cost of Revenues	175,460	63	166,032	64	174,950	66	124,393	62	127,843	62

Gross Margin:
Production	83,251	30	75,093	29	73,610	28	61,171	30	61,394	30
Post Production	8,424	3	4,857	2	3,475	1	7,658	4	6,384	3
Other	11,511	4	11,587	4	12,420	5	7,825	4	9,591	5

Gross Margin	103,186	37	91,537	36	89,505	34	76,654	38	77,369	38
Selling, general and administrative expenses	82,999	30	82,271	32	80,211	30	72,968	36	61,800	30
Research and development	6,009	2	7,923	3	7,248	3	5,394	3	5,194	3
Impairment of intangible assets	—	—	—	—	4,347	2	—	—	—	—

Operating income / (loss)	14,178	5	1,343	1	(2,301)	(1)	(1,708)	(1)	10,375	5

Other income (expense):
Interest (income)/expense, net	10,225	4	10,581	4	31,300	12	7,947	4	7,507	4
Foreign exchange (income)/loss	(5,518)	(2)	7,339	3	4,551	2	3,024	2	(6,351)	(3)
Other (income)/expense	(1,657)	(1)	757	—	(1,171)	—	(581)	—	(1,844)	(1)

Income/(Loss) before income taxes	11,128	4	(17,334)	(7)	(36,981)	(14)	(12,098)	(6)	11,063	5

Income tax (benefit)/expense	(13,124)	(5)	4,587	2	(1,320)	—	(417)	—	2,184	1

Net income / (loss)	$24,252	9	$(21,921)	(9)	$(35,661)	(13)	$(11,681)	(6)	8,879	4

The following discussions and analyses refer to Results of Operations by Operating Segment, and within each Operating Segment, Revenue by Revenue Type where appropriate.

Description of Operating Segments. Panavision has two primary reporting segments: Production and Post Production. The Production segment provides camera, lighting, grip, studio and accessories rentals to episodic, feature film and commercial content producers. Included within the Production segment are revenues from the sale of various production-related consumable products. The Post-Production segment provides services such as the delivery of dailies content and finishing services. All remaining businesses not in the Production or Post-Production segments are grouped in “Other”. These consist of the Lee Filters Business, and the John Barry Group.

Within the Production segment, Rental revenues are generated in five key markets served: Feature Major (“FM”) which provides rental services to the feature-length motion picture productions of the major movie studios; Feature Independent (“FI”) which provides rental services to independent movie productions generally not affiliated with the major studios; Episodic/Series (“Episodic”) which provides rental services to TV productions and projects associated with video streaming services such as Netflix, Amazon, and Hulu, which streaming services are also referred to herein as “over-the-top” or “OTT” services; Commercials (“Commercials”) which provides rental services for the creation of commercials to be shown on TV or online; and Other (“Other”) which comprises the remaining markets including TV pilots, music videos, rentals through Panavision’s Direct Photographic business in Europe and South Africa, and sales through Panavision’s independent distributors. The Sales and Other revenue within the Production segment consists of sales of consumables and products related to episodic, feature films, and commercials productions.

Revenue

(in thousands)	Years ended December 31,			Nine Months Ended September 30,		2017 vs 2016	2016 vs 2015	Nine Months Ended Sept 2018 vs Nine Months Ended Sept 2017
	2017	2016	2015	2018	2017	% change	% change	% change
Production	$232,605	$213,649	$220,306	$166,062	$169,791	9%	-3%	-2%
Post Production	16,495	11,791	6,879	14,715	12,481	40%	71%	18%
Other	29,546	32,129	37,270	20,270	22,940	-8%	-14%	-12%

Total Revenue and sales	$278,646	$257,569	$264,455	$201,047	$205,212	8%	-3%	-2%

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016. Revenue increased by $21 million, or 8%, in the fiscal year ended December 31, 2017 as compared to the fiscal year ended December 31, 2016. The Production segment experienced revenue growth of 9%, while the Post-Production segment saw revenue growth of 40%, as the business continues to expand its geographic footprint as well as its service offerings. This is offset by 8% revenue decline in the Other segments, primarily due to revenue decline in the Lee Filters business.

The Production segment rental revenue grew by 9%, driven by growth in the FM, FI, Episodic, and Commercials, and Other markets of 21%, 11%, 7%, 4%, and 3% respectively. In the FM market, growth was driven by a strong year in the industry as well as a number of “tent-pole” (high production value) projects, especially in the U.S. where revenue grew by 26%.

Sales and Other revenue in the Production segment increased by 3% over 2016. Sales and Other primarily consists of sales of consumables associated with Camera and Lighting productions.

Fiscal Year Ended December 31, 2016 Compared to Fiscal Year Ended December 31, 2015. Total revenue and sales decreased by $7 million, or 3%, in the fiscal year ended December 31, 2016 as compared to the fiscal year ended December 31, 2015. This decrease was primarily due to unfavorable foreign exchange rates. Excluding the impact of foreign exchange, revenue increased by $8 million, or 3%.

Due to the substantial impact of foreign exchange rates on revenue in 2016 compared to 2015, the following analysis provides revenue change excluding the impact of foreign exchange where appropriate.

Production segment revenue declined by 3% (an increase of 2% excluding the impact of foreign exchange), while the Post-Production segment experienced revenue growth of 71%. The Post-Production business was acquired in May 2015, so the year-on-year comparison benefited from a full year 2016 as opposed to a partial year 2015. Other segments saw revenue decline of 14% (9% excluding the impact of foreign exchange), primarily due to the Lee Filter business, which is in the midst of an industry shift from incandescent to LED lighting.

Within the Production segment, rental revenue in the fiscal year ended December 31, 2016 was down 3% as compared to the fiscal year ended December 31, 2015. This was primarily due to unfavorable foreign exchange rates (3% increase excluding the impact of foreign exchange), Revenue in the FI, Episodic and Commercials markets grew by 20%, 1%, and 6%, respectively (or 23%, 4%, and 15% excluding the impact of foreign exchange, respectively), but this growth was offset by declines in the FM and Other markets of 19% and 14% respectively (or 13% and 8% excluding the impact of foreign exchange, respectively). The revenue decline in the FM market was primarily driven by a weak slate of major studios projects when compared to 2015, and loss of access to certain studios in the UK which instituted in 2016 a vertically integrated business model requiring customers to rent lighting along with studio space.

Sales and Other revenue in the Production segment declined by 5% primarily due to unfavorable foreign exchange rates (4% increase excluding the impact of foreign exchange).

Nine months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017. Revenue decreased by $4 million, or 2%, in the nine months ended September 30, 2018 as compared to the nine month period ended September 30, 2017. Revenue from the Production segment declined by 2%. The Post-Production segment revenue grew by 18%. Revenue from the Other segments declined by 12%, primarily due to lower sales in the Lee Filters business as a result of delayed product introductions and the continuing impact of the industry shift from incandescent to LED lighting.

Within the Production segment, rental revenue was down 2%. Revenue in the FI, Episodic, and Commercials markets increased by 1%, 9%, and 6%, respectively, but was more than offset by a decrease in the FM market of 30%, and Other market of 2%. The FM market, which is heavily dependent upon the timing of major motion picture projects, is experiencing a relatively weak slate of projects, as well as fewer tent-pole projects this year, as compared to the first nine months of 2017.

Sales and Other business revenue in the Production segment was unchanged compared to the nine month period ended September 30, 2017.

Cost of Revenue and Gross Margin

(in thousands)	Years ended December 31,			Nine Months Ended September 30,		2017 vs 2016	2016 vs 2015	Nine Months Ended Sept 2018 vs Nine Months Ended Sept 2017
	2017	2016	2015	2018	2017	% change	% change	% change
Production	$149,354	$138,556	$146,697	$104,892	$108,398	8%	-6%	-3%
Post Production	8,071	6,934	3,404	7,056	6,097	16%	104%	16%
Other	18,035	20,542	24,850	12,446	13,349	-12%	-17%	-7%

Total cost of Revenue	$175,460	$166,032	$174,950	$124,393	$127,843	6%	-5%	-3%

Gross Margin %	37.0%	35.5%	33.8%	38.1%	37.7%

Gross Margin	$103,186	$91,537	$89,504	$76,654	$77,369	13%	2%	-1%

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016. Gross Margin for the fiscal year ended December 31, 2017 increased by $11.6 million as compared to the fiscal year ended December 31, 2016. This increase was primarily due to revenue increasing by $21.1 million, partially offset by sub-rental cost increasing by $4.3 million to support the revenue growth, depreciation increasing by $2.1 million, repair and maintenance increasing by $1.2 million, freight cost increasing by $0.6 million and truck and auto cost increasing by $0.5 million.

Fiscal Year Ended December 31, 2016 Compared to Fiscal Year Ended December 31, 2015. Gross Margin for the fiscal year ended December 31, 2016 increased by $2.0 million as compared to the fiscal year ended December 31, 2015, while revenue decreased by $6.9 million. The decrease in revenue was more than offset by lower expenses. Expense reductions totaled $8.9 million, primarily due to sub-rental cost decreasing by $3.6 million, cost of sales decreasing by $2.2 million, personnel cost decreasing by $0.8 million, repair and maintenance decreasing by $0.7 million, truck and auto cost decreasing by $0.7 million and freight cost decreasing by $0.4 million.

Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017. Gross Margin for the nine months ended September 30, 2018 decreased by $0.7 million as compared to the nine months ended September 30, 2017. This decrease was primarily due to revenue decreasing by $4.2 million, partially offset by expense reductions. Expense reductions totaled $3.5 million, primarily due to a $3.5 million reduction in sub-rental cost, a $1.0 million decrease in repair and maintenance and a $0.9 million decrease in cost of sales, which were partially offset by a $1.4 million increase in depreciation.

Selling, General and Administrative Expenses

(in thousands)	Years ended December 31,			Nine Months Ended September 30,		2017 vs 2016	2016 vs 2015	Nine Months Ended Sept 2018 vs Nine Months Ended Sept 2017
	2017	2016	2015	2018	2017	% change	% change	% change
Selling, general and administrative expenses	$82,999	$82,271	$80,211	$72,968	$61,800	1%	3%	18%
Percentage of revenue	30%	32%	30%	36%	30%

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016. Total selling, general, and administrative expenses for the fiscal year ended December 31, 2017 increased by $0.7 million, or 1%, as compared to the fiscal year ended December 31, 2016. The increase was primarily due to a $2.3 million increase in personnel cost to support the revenue growth and a $0.9 million increase in rent, which were partially offset by a $0.8 million reduction in taxes and insurance and a $1.5 million net favorable comparison with 2016 related to two one-times items (2016 had a one-time payment of $3.9 million to settle a supplier contract dispute and a $2.4 million reduction of expense due to a change in the present value of contingent consideration, resulting in net one-time expense of $1.5 million in 2016).

Fiscal Year Ended December 31, 2016 Compared to Fiscal Year Ended December 31, 2015. Total selling, general and administrative expenses for the fiscal year ended December 31, 2016 increased by $2.1 million, or 3%, as compared to the fiscal year ended December 31, 2015. This increase was primarily due to a one-time payment of $3.9 million to settle a supplier contract dispute, a $0.7 million increase in depreciation, a $0.3 million increase in severance and a $0.2 million increase in building maintenance and repair, which were partially offset by a $2.4 million reduction in the fair value of the amounts payable for contingent consideration and a $0.9 million decrease in personnel expense.

Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017. Total selling, general, and administrative expenses for the nine months ended September 30, 2018 increased by $11.2 million, or

18%, as compared to the nine months ended September 30, 2017. This increase was primarily due to a $8.6 million increase in professional fees related to the recently announced merger agreement with SCAC and Sim, a $0.6 million increase in rent, a $0.6 million increase in building and equipment repair and maintenance, a $0.5 increase in severance and a $0.3 million increase in personnel cost.

Research and Development

(in thousands)	Years ended December 31,			Nine Months Ended September 30,		2017 vs 2016	2016 vs 2015	Nine Months Ended Sept 2018 vs Nine Months Ended Sept 2017
	2017	2016	2015	2018	2017	% change	% change	% change
Research and development	$6,009	$7,923	$7,248	$5,394	$5,194	-24%	9%	4%
Percentage of revenue	2%	3%	3%	3%	3%

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016. Research and development costs for the fiscal year ended December 31, 2017 decreased by $1.9 million, or 24%, as compared to the fiscal year ended December 31, 2016. This decrease was primarily due to reduced spending on optics development programs.

Fiscal Year Ended December 31, 2016 Compared to Fiscal Year Ended December 31, 2015. Research and development costs for the fiscal year ended December 31, 2016 increased by $0.7 million, or 9%, as compared to the fiscal year ended December 31, 2015. This increase was primarily due to increased spending on optics development programs.

Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017. Research and development costs for the nine months ended September 30, 2018 increased by $0.2 million, or 4%, as compared to the nine months ended September 30, 2017. This increase was primarily due to increased corporate research and development spending.

Interest Income/(Expense)

(in thousands)	Years ended December 31,			Nine Months Ended September 30,		2017 vs 2016	2016 vs 2015	Nine Months Ended Sept 2018 vs Nine Months Ended Sept 2017
	2017	2016	2015	2018	2017	% change	% change	% change
Interest (income)/expense, net	$10,225	$10,581	$31,300	$7,947	$7,507	-3%	-66%	6%

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016. Interest expense for the fiscal year ended December 31, 2017 decreased by $0.4 million, or 3%, as compared to the fiscal year ended December 31, 2016. This decrease was primarily due to Panavision electing to pay the interest on its Exchange PIK Note in cash instead of in kind. Cash payment to the PIK Note bears interest of 10% per annum as opposed to 12% if paid in kind.

Fiscal Year Ended December 31, 2016 Compared to Fiscal Year Ended December 31, 2015. Interest expense for the fiscal year ended December 31, 2016 decreased by $20.7 million, or 66%, as compared to the fiscal year ended December 31, 2015. This decrease was primarily due to the completion of a recapitalization in 2015, which reduced long term debt, and the establishment of an asset-based credit facility in February 2016, which replaced a portion of the remaining long term debt from the 2015 recapitalization at a lower interest rate.

Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017. Interest expense for the nine months ended September 30, 2018 increased by $0.4 million, or 6%, as compared to the nine months ended September 30, 2017. This increase was primarily due to higher LIBOR-based interest rates on the asset-based credit facility.

Foreign Exchange (income)/Loss

(in thousands)	Years ended December 31,			Nine Months Ended September 30,		2017 vs 2016	2016 vs 2015	Nine Months Ended Sept 2018 vs Nine Months Ended Sept 2017
	2017	2016	2015	2018	2017	% change	% change	% change
Foreign exchange (income)/loss	$(5,517)	$7,339	$4,551	$3,024	$(6,351)	-175%	61%	-148%

Fiscal Year Ended December 31, 2017. Foreign Exchange Income for the fiscal year ended December 31, 2017 was $5.5 million. This was primarily recorded in our operations in the UK and Australia.

Fiscal Year Ended December 31, 2016. Foreign Exchange Loss for the fiscal year ended December 31, 2016 was $7.3 million. This was primarily due to the weakening of the pound sterling following the Brexit vote in June 2016.

Fiscal Year Ended December 31, 2015. Foreign Exchange Loss for the fiscal year ended December 31, 2015 was $4.6 million. This was primarily recorded in our operations in the UK and Canada.

Nine Months Ended September 30, 2018. Foreign Exchange Loss for the nine months ended September 30, 2018 was $3.0 million. This amount was primarily recorded in Panavision’s operations in the UK and Australia.

Nine Months Ended September 30, 2017. Foreign Exchange Income for the nine months ended September 30, 2017 was $6.4 million. This was primarily due recorded in Panavision’s operations in the UK and Australia.

Other (Income)/Expense

(in thousands)	Years ended December 31,			Nine Months Ended September 30,		2017 vs 2016	2016 vs 2015	Nine Months Ended Sept 2018 vs Nine Months Ended Sept 2017
	2017	2016	2015	2018	2017	% change	% change	% change
Other (income)/expense	$(1,657)	$757	$(1,171)	$(581)	$(1,844)	-320%	-164%	-68%

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016. Other income for the fiscal year ended December 31, 2017 increased by $2.4 million as compared to the fiscal year ended December 31, 2016. This increase was primarily due to insurance proceeds received for one-time theft recovery, gain on sale of subsidiary and abandoned product development costs during the nine months ended September 30, 2017.

Fiscal Year Ended December 31, 2016 Compared to Fiscal Year Ended December 31, 2015. Other expenses for the fiscal year ended December 31, 2016 increased by $1.9 million as compared to the fiscal year ended December 31, 2015. This increase was primarily due to higher abandoned product development costs.

Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017. Other income for the nine months ended September 30, 2018 decreased by $1.3 million as compared to the nine months ended September 30, 2017. This decrease was primarily due to insurance proceeds received for one-time theft recovery and gain on sale of subsidiary during the nine months ended September 30, 2017.

Income Tax

(thousands)	Years ended December 31,			Nine Months Ended September 30,		2017 vs 2016	2016 vs 2015	Sept 2018 vs Sept 2017
	2017	2016	2015	2018	2017	% change	% change	% change
Income tax (benefit)/expense	$(13,124)	$4,587	$(1,320)	$(417)	$2,184	-386%	-448%	-119%

Effective tax rate	-118%	-26%	4%	3%	20%			-83%

Fiscal Year Ended December 31, 2017. Panavision recorded an income tax benefit of $13.1 million for the fiscal year ended December 31, 2017. This was primarily due to the impact of the Tax Cuts and Jobs Act, which was enacted on December 22, 2017.

Fiscal Year Ended December 31, 2016. Panavision recorded an income tax expense of $4.6 million for the fiscal year ended December 31, 2016.

Fiscal Year Ended December 31, 2015. Panavision recorded an income tax benefit of $1.3 million for the fiscal year ended December 31, 2015.

Nine Months Ended September 30, 2018. Panavision recorded an income tax benefit of $0.4 million for the nine months ended September 30, 2018.

Nine Months Ended September 30, 2017. Panavision recorded an income tax expense of $2.1 million for the nine months ended September 30, 2017.

Liquidity and Capital Resources

Panavision believes that, based on its most current projections, its cash, cash equivalents and marketable securities, cash generated from operations, and amounts available under its asset-based credit facility will be sufficient to address its working capital needs, capital expenditures, outstanding commitments and other liquidity requirements for at least the next 12 months.

Summary of cash flows

The following table summarizes cash flows for the periods indicated:

(in thousands)	Year ended 31 December,			Nine Months Ended September 30,
	2017	2016	2015	2018	2017
Net cash provided by / (used in):
Operating activities	$72,480	$35,322	$33,923	$23,753	$45,032
Investing activities	(51,223)	(51,029)	(53,829)	(45,005)	(38,484)
Financing activities	(11,000)	16,222	9,760	14,348	3,283
Effect of exchange rate changes on cash	167	(17)	(1,014)	(117)	(296)

Net change in cash	$10,424	$498	$(11,160)	$(7,021)	$9,535

(in thousands)	Year Ended December 31,			Nine Months Ended September 30,
	2017	2016	2015	2018	2017
OPERATING ACTIVITIES:
Net income (loss)	$24,252	$(21,921)	$(35,661)	$(11,681)	$8,879

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	48,625	46,443	45,014	37,682	36,190
Impairment of intangible assets	75	285	4,347	—	31
Impairment of tangible assets	4,311	3,651	2,420	1,145	964
Change in fair value of contingent consideration	—	(2,339)	—	—	—
Gain on disposition of equipment	(1,469)	(539)	(679)	(696)	(1,518)
Gain on sale of subsidiary	(426)	—	—	—	(426)
Stock based compensation	1,012	827	388	760	759
Noncash interest expense	9,014	7,266	29,017	3,545	6,687
Amortization of deferred financing costs	642	792	117	534	464
Deferred income tax	(14,182)	3,115	(3,527)	(4,666)	—
Foreign exchange (gain) loss	(5,603)	7,063	3,730	2,663	(6,371)
Changes in operating assets and liabilities:
Accounts receivable	642	(2,966)	(4,270)	(5,371)	(5,809)
Inventories	(142)	325	949	75	(44)
Income tax receivable	(460)	(2,271)	53	25	(189)
Prepaid expenses	604	(1,117)	116	(1,560)	(268)
Other current assets	(468)	71	(556)	563	(986)
Accounts payable	(349)	632	(1,729)	126	1,482
Accrued liabilities	3,810	(5,308)	117	(255)	5,019
Income taxes payable	1,565	1,000	(607)	3,195	1,361
Other current liabilities	1,329	982	(4,380)	(2,303)	(1,407)
Other, net	(302)	(669)	(936)	(28)	214

Net cash provided by operating activities	$72,480	$35,322	$33,923	$23,753	$45,032

Cash Flows from Operating Activities

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016. Net cash provided by operating activities for the fiscal year ended December 31, 2017 increased by $37.2 million as compared to the fiscal year ended December 31, 2016. This increase was primarily due to a $46.2 million improvement in net income, a $9.1 million increase in accrued liabilities, a $3.6 million decrease in receivables and a $2.1 million increase in depreciation, which were partially offset by a $17.3 million change in deferred income tax and a $12.7 million change in foreign exchange (gain)/loss.

Fiscal Year Ended December 31, 2016 Compared to Fiscal Year Ended December 31, 2015. Net cash provided by operating activities for the fiscal year ended December 31, 2017 increased by $1.4 million as compared to the fiscal year ended December 31, 2016. This increase was primarily due to a $13.7 million improvement in net income, a $5.4 million increase in other current liabilities, a $6.6 million change in deferred income tax and a $3.3 million change in foreign exchange (gain)/loss, which were partially offset by a $21.8 million change in non-cash interest expense and a $5.4 million decrease in accrued liabilities.

Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017. Net cash provided by operating activities for the nine months ended September 30, 2018 decreased by $21.3 million as compared to the nine months ended September 30, 2017. This decrease was primarily due to a $20.6 million reduction in net income in the nine months ended September 30, 2018 as compared to the nine months ended September 2017.

Cash Flows from Investing Activities

Fiscal Year Ended December 31, 2017. Net cash used in investing activities during the fiscal year ended December 31, 2017 was $51.2 million. This was primarily due to capital expenditures.

Fiscal Year Ended December 31, 2016. Net cash used in investing activities during the fiscal year ended December 31, 2016 was $51.0 million. This was primarily due to capital expenditures.

Fiscal Year Ended December 31, 2015. Net cash used in investing activities during the fiscal year ended December 31, 2015 was $53.8 million. This was primarily due to capital expenditures, and the Light Iron acquisition.

Nine Months Ended September 30, 2018. Net cash used in investing activities during the nine months ended September 30, 2018 was $45.0 million. This was primarily due to capital expenditures.

Nine Months Ended September 30, 2017. Net cash used in investing activities during the nine months ended September 30, 2017 was $38.5 million. This was primarily due to capital expenditures.

Cash Flows from Financing Activities

Fiscal Year Ended December 31, 2017. Net cash used in Panavision’s financing activities during the fiscal year ended December 31, 2017 was $11.0 million, reflecting the repayment of debt, including capital leases.

Fiscal Year Ended December 31, 2016. Net cash provided by financing activities during the fiscal year ended December 31, 2016 was $16.2 million, reflecting increased borrowing. The borrowing was used primarily to fund capital investments in equipment for Panavision’s rental businesses.

Fiscal Year Ended December 31, 2015. Net cash provided by financing activities during the fiscal year ended December 31, 2015 was $9.8 million, reflecting increased borrowing. The borrowing was used primarily to fund capital investments in equipment for Panavision’s rental businesses.

Nine Months Ended September 30, 2018. Net cash provided by financing activities during the nine months ended September 30, 2018 was $14.3 million, reflecting increased borrowing. The borrowing was used primarily to fund capital investments in equipment for Panavision’s rental businesses.

Nine Months Ended September 30, 2017. Net cash provided by financing activities during the nine months ended September 30, 2017 was $3.3 million, reflecting increased borrowing. The borrowing was used primarily to fund capital investments in equipment for Panavision’s rental businesses.

Sources of Liquidity

Available liquidity includes cash balances and financing arrangements are:

	December 31, 2017
(in $ thousands)	Committed capacity	Letters of credit	Unamortized discount on commercial paper	Outstanding debt	Unused committed capacity
Cash and cash equivalents	—	—	—	—	21,984
BofA ABL Revolver	150,000	2,373	—	100,295	47,332
Exchange PIK note	—	—	—	46,702	—
Other obligations	5,902	—	—	5,902	—

Asset-Based Revolver: On February 5, 2016, Panavision entered into a loan facility for up to $150.0 million in asset-based loans with a syndicate of banks led by Bank of America, N.A. (the “ABL Revolver Facility”), subject to availability under a borrowing base. The commitment to lend under the ABL Revolver Facility is currently apportioned to U.S. entity borrowers in the amount of $120.0 million; to United Kingdom entity borrowers in the amount of $25.0 million; and to Canadian entity borrowers in the amount of $5.0 million. Extensions of credit under the ABL Revolver Facility are limited by a borrowing base calculated monthly based on specified percentages of the value of eligible accounts receivable; accrued accounts receivables; rental equipment assets; spare parts and lightning accessories; inventory and machinery & equipment subject to certain restrictions, reserves and other adjustments. The ABL Revolver Facility has a term of five years, maturing on February 5, 2021.

Exchange PIK Notes: On June 12, 2015, as part of a restructuring of its debt and equity, Panavision issued $50.0 million in Exchange PIK Notes to lenders under its then outstanding credit facility. The Exchange PIK Notes bears interest at 10% if paid in cash or 12% if issued as additional notes. The Exchange PIK Notes mature on June 12, 2025.

Contractual Obligations and Off Balance Sheet Arrangements

	December 31, 2017
(in $ thousands)	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
Borrowings	147,077	—	—	100,295	46,782
Operating lease commitments	82,392	11,762	22,347	19,083	29,200
Other obligations	5,902	1,304	995	642	2,961

Off-Balance Sheet Arrangements

During the periods presented, Panavision did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Non-GAAP Financial Measures

To supplement Panavision’s consolidated financial statements presented in accordance with U.S. GAAP, Panavision reports non-GAAP Adjusted EBITDA. This Non-GAAP measure excludes, where applicable, foreign exchange gains and losses, the effects of stock-based compensation, acquisition-related costs, severance costs, legal settlements, asset write-offs and other one-time costs. Panavision uses this non-GAAP financial measure to help management understand and evaluate core operating performance and trends, to prepare and approve Panavision’s annual budget, and to develop short-term and long-term operational plans. Management of Panavision believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating operating results in the same manner as it is useful to management and Panavision’s board of directors. This non-GAAP financial measure should not be considered in isolation from, or as an alternative to, the measures prepared in accordance with GAAP, and is not based on any comprehensive set of accounting rules or principles. Management of Panavision believes that this non-GAAP measure, when read in conjunction with Panavision’s GAAP financials, provides useful information to investors by facilitating:

•	the comparability of on-going operating results over the periods presented;

•	the ability to identify trends in the underlying business; and

•	the comparison of operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.

The following table presents a reconciliation of net income (loss) to Adjusted EBITDA:

	Years Ended December 31,			Nine Months Ended September 30,
(in thousands)	2017	2016	2015	2018	2017
Net income (loss)	$24,252	$(21,921)	$(35,661)	$(11,681)	$8,879
Income tax expense (benefit)	(13,124)	4,587	(1,320)	(417)	2,184
Interest expense	10,225	10,581	31,300	7,947	7,507
Depreciation and amortization	48,625	46,443	49,361	37,682	36,190
Stock based compensation	1,013	828	519	760	760
Other (income) expense adjustments	(1,064)	14,562	7,774	14,462	(4,376)

Adjusted EBITDA	$69,927	$55,080	$51,973	$48,753	$51,144

Other Income (Expense) Adjustments

	Years Ended December 31,			Nine Months Ended September 30,
	2017	2016	2015	2018	2017
Other (income) expense adjustments	(1,064)	14,562	7,774	14,462	(4,376)

Fiscal Year Ended December 31, 2017. Other income adjustments for the fiscal year ended December 31, 2017 were $1.1 million primarily. This consisted of the exclusion of $5.5 million of foreign exchange gain, which was partially offset by the exclusion of provisions for inventory of $4.3 million.

Fiscal Year Ended December 31, 2016. Other expense adjustments for the fiscal year ended December 31, 2016 were $14.6 million. This consisted primarily of the exclusion of $7.4 million of foreign exchange loss, $4.4 million of asset write-offs, a one-time legal settlement of $3.9 million and $1.1 million of severance costs, which were partially offset by the exclusion of a reduction of reserve of $2.4 million contingent consideration related to the Light Iron acquisition.

Fiscal Year Ended December 31, 2015. Other expense adjustments for the fiscal year ended December 31, 2015 were $7.8 million. This consisted primarily of the exclusion of $4.6 million of foreign exchange loss, $2.8 million of asset write-offs and $0.5 million of severance.

Nine Months Ended September 30, 2018. Other expense adjustments for the nine months ended September 30, 2018 were $14.5 million. This consisted primarily of the exclusion of $8.7 million of legal, audit and consulting fees associated with the recently announced merger agreement, $3.0 million of foreign exchange loss, $1.4 million of severance costs and $1.0 million of asset write-offs.

Nine Months Ended September 30, 2017. Other income adjustments for the nine months ended September 30, 2017 were $4.4 million. This consisted primarily of the exclusion of $6.4 million of foreign exchange gain which was partially offset by the exclusion of $1.4 million for provisions for inventory.

Recently Issued Accounting Pronouncements

Recently Adopted

In April 2015, the FASB issued ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30). ASU 2015-03 simplified the presentation of the debt issuance costs by requiring that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. Panavision adopted ASU 2015-03 effective January 1, 2016. (See Note 10, Long-Term Debt, of Panavision’s Consolidated Financial Statements for further information).

Not Yet Adopted

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“Topic 606”), which amended the existing accounting standards for revenue recognition. ASU 2014-09 establishes principles for recognizing revenue upon transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. In July 2015, the FASB deferred the effective date for private companies for annual reporting periods beginning after December 15, 2018 (including interim reporting periods within those periods). The amendments may be applied retrospectively to each prior period (full retrospective) or retrospectively with the cumulative effect recognized as of the date of initial application (modified retrospective). Panavision plans to adopt ASU 2014-09 in the first quarter of 2019 and apply the modified retrospective approach, and it is currently in the process of evaluating the impact of adoption of the new standard on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), in order to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous GAAP. ASU 2016-02 requires that a lessee should recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying assets for the lease term on the balance sheet. ASU 2016-02 is effective for private companies for fiscal years beginning after December 15, 2019 using a modified retrospective approach. Panavision plans to adopt ASU 2016-02 in the first quarter of 2020 and it is currently in the process of evaluating the impact of adoption of the new standard on its consolidated financial statements.

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory,” which eliminates the current prohibition on immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory, with the intent of reducing complexity and diversity in practice. Under ASU 2016-16, entities must recognize the income tax consequences when the transfer occurs rather than deferring recognition. ASU 2016-16 is effective for fiscal years beginning after December 15, 2018 for private companies. Panavision is currently in the process of evaluating the impact of adoption of the new standard on its consolidated financial statements.

In March 2018, the FASB issued ASU 2018-05, Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118, which adds seven paragraphs to ASC Topic 740, Income Taxes, (“ASC 740”) containing SEC guidance related to income tax accounting implications of the Tax Cuts and Jobs Act. Panavision has recorded provisional amounts in accordance with the standard.

Critical Accounting Policies and Estimates General

Panavision prepares its consolidated financial statements in conformity with U.S. GAAP. The preparation of these consolidated financial statements requires it to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, including the collectability of receivables and the valuation of assets including fixed assets, goodwill, intangible assets, inventory, income tax uncertainties and deferred taxes. Actual results may differ from such estimates.

The following accounting policies involve judgments and estimates used in preparation of the consolidated financial statements. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

Revenue Recognition

Revenue is recognized over the related equipment rental period for Production equipment rentals, in accordance with ASC Topic 840, Leases, (“ASC 840”). Post-production revenue is recognized as a multiple-

element arrangement containing lease elements accounted for under ASC 840 and non-lease elements accounted for under ASC Topic 605, Revenue Recognition, (“ASC 605”), which are separated for accounting treatment and recognized over the corresponding service periods. Sales revenue is recognized in accordance with ASC 605, when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is reasonably assured. Each customer contract is considered a standalone agreement.

Returns and allowances are provided for in the period of sale. Revenue is reported net of any sales, use, or value added taxes that are collected from customers and remitted to governmental authorities. Amounts billed to customers in a sale transaction related to shipping and handling are recorded in Revenue on Panavision’s consolidated Statements of Operations.

Accounts receivable

Panavision records accounts receivable at the invoiced amount and normally does not charge interest on past due balances. Panavision maintains an allowance for doubtful accounts to reserve for potentially uncollectable receivables and reviews the accounts receivable by past due customers to identify specific customers with known disputes or collectability issues. In determining the amount to reserve, Panavision makes judgements about the creditworthiness of customers based on ongoing credit evaluations. Panavision also maintains a sales allowance to reserve for potential credits issued to customers. The amount of the reserve is determined based on historical credits issued.

Inventory Valuation

Inventories are goods held for sale in the normal course of business. The inventory balance consists of raw materials, work in process, and finished goods. Raw materials include low level components, many of which are purchased from vendors, work in process consists of partially assembled products, and finished goods are products that are ready to be shipped to end customers. Consideration is given to inventory shipped and received near the end of a period, and the transaction is recorded when transfer of title occurs. Inventories are stated at the lower of cost (first-in, first-out) or market. Panavision evaluates inventory for excess and obsolescence and adjusts its carrying amount to net realizable value based on inventory that is obsolete or in excess of current demand.

Goodwill and Other Intangible Assets

Panavision performs an impairment test of goodwill annually and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. (See Note 7, Goodwill, of Panavision’s Consolidated Financial Statements for further information).

Finite-lived intangible assets are recorded at cost, net of accumulated amortization and, if applicable, impairment charges. Amortization of finite-lived intangible assets is provided over their estimated useful lives on a straight-line basis. Panavision reviews its finite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. (See Note 8, Other Intangible Assets, of Panavision’s Consolidated Financial Statements for further information).

Impairment of Long-Lived Assets

Long-lived assets, including property, plant and equipment and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, Panavision first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third- party independent appraisals, as considered necessary.

Stock-Based Compensation

On June 12, 2015, Panavision’s Board of Directors adopted the 2015 Stock Incentive Plan (“the Stock Incentive Plan”). Panavision has awarded shares of restricted stock and non-qualified options to purchase Panavision common stock under the Stock Incentive Plan. Panavision accounts for stock-based compensation awards granted to employees by recording compensation expense based on the fair value of stock awards at the time of issuance, in accordance with ASC 718, Compensation—Stock Compensation. (See Note 12, Stock-Based Incentive Compensation, of Panavision’s Consolidated Financial Statements for further information).

Income Taxes

Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Panavision recognizes the effect of income tax positions only if those positions are more likely than not to be sustained in the Panavision’s management’s estimation. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Panavision records interest related to unrecognized tax benefits in interest expense and penalties in selling, general and administrative expenses.

See Note 4, Income Taxes, of Panavision’s Consolidated Financial Statements for information regarding the Tax Cuts and Jobs Act enacted during 2017.

Credit Risk Concentrations

Panavision has a diversified set of customers including major studios, independent feature film producers, and TV and streaming content providers. In years ended 2015, 2016, 2017 and for the nine months ended September 30, 2018, no single customer represented more than 10% of Panavision’s total revenue or more than 10% of total accounts receivable as of the relevant balance sheet date.

Quantitative and Qualitative Disclosures about Market Risk

Panavision is exposed to market risks in the ordinary course of its business. These risks primarily include foreign currency and interest rate risks as follows:

Foreign Currency Risk

Panavision generates revenue from equipment rentals, services and products sales in various countries around the world, including the United Kingdom, Canada, France, Ireland, Poland, the Czech Republic, Australia, and New Zealand. The vast majority of Panavision’s currency exposure is denominated in the Pound Sterling, the Canadian Dollar, the Euro, the South African Rand, the Australian Dollar, and the New Zealand Dollar. This risk is partially mitigated as its operations in these countries incur most of their expenses in their respective local currencies. Panavision has not entered into any foreign currency exchange contracts.

Interest Rate Risk

Panavision’s primary interest rate risk is the variable interest rate it pays to service the debt balance on its asset based credit facility. The interest rate is tied to either the U.S. LIBOR or the U.S. Prime Rate, depending upon the type of loan. At Panavision’s current debt balance, a one percentage point increase in the U.S. LIBOR Rate will result in an increase of interest expense of about $1.2 million.

INFORMATION ABOUT SIM

Overview

Sim is a provider of production and post-production services to the episodic and feature film industries, offering a comprehensive suite of solutions for the creation of content. Founded in 1982 by Robert and Peggy Sim, as of September 30, 2018, Sim employed over 550 employees across the five key production markets in North America, namely Los Angeles, New York, Atlanta, Vancouver and Toronto. Sim collaborates with major studios, networks, OTT providers and social media platforms to work on widely-known productions. Sim was incorporated in Ontario, Canada in 1982. Its principal executive offices are located at 1 Atlantic Avenue, Suite 110, Toronto, Ontario, M6K 3E7, telephone (416) 979-9958.

Sim provides services through two divisions, Production Services (comprised of three operating segments including Studios, Camera Rental, and Lighting & Grip Rental) and Post-Production Services. Studios, Camera, and Lighting & Grip represent the Production Services business and offer a variety of studio spaces, and state-of-the-art production equipment and accessories. Post-Production Services provides diversified services concurrent with, and following the capturing of content, including dailies, editing of the digital image and sound, addition of visual and sound effects, as well as color grading and finishing.

Production			Post-Production Services

Studio Services	Camera	Lighting & Grip	Dailies	Editing, Coloring and Finishing	Sound

Studio space for rent to production companies Serves as an affordable alternative to purpose-built studio spaces	Digital production equipment rental Cameras, lenses, data recorders, camera control units, tripods, and other accessories	Lighting and grip equipment rental Lighting and grip, generators, package trucks, dollies, cranes, and heads	Digital dailies (daily creation of a day’s film session), onset data management, and data archiving	Editorial system rentals and creative editing services Final color correction an mastering	High quality sounds mixing and editing services Final step of post - production

Company History

Since Sim’s founding in 1982, it has successfully diversified its business offerings both organically and through acquisitions to provide a full suite of production and post-production services.

2013 Added Lighting and Grip Rental Capabilities Through the Acquisition of PS Production Services 2015 Enhanced Our Post Production Services with the Acquisition of Pixel Underground in Toronto Expanded Our Post Production Capabilities in Sound with the Acquisition of Tattersall Sound & Picture Based in Toronto 2016 Expanded into HDR and VR Sound, and Received Dolby Certifications 2017 Doubled Warehouse Capacity in Vancouver 2010 Acquired Bling, Expanding Our Dailies and Workflow Solutions 2013 Granite Acquires a 51% Stake in the Company 2014 Adds Our First Major Post Production Unit with the Acquisition of Chainsaw in Los Angeles 2015 Expanded Our Post Production services with the Acquisition of Post Factory, Based in New York City 2016 Expanded into State-of-the-art Facility in historical Eastman Kodak Building in Las Palmas, Hollywood 2017 Expanded Presence in Vancouver by Acquiring Crossing studios, a Major Sound Stage Operator in British Columbia

In the autumn of 2017, Sim announced the re-branding of the entirety of Sim under the common Sim banner.

Competitive Strengths

Longstanding Relationships with Leading Customers

A critical driver of Sim success is the breadth and depth of the relationships it has established with key decision makers across the content creation value chain, including studio heads, cinematographers, directors and producers, amongst many others. These relationships enable Sim to work on some of the industry’s most well-known productions, cross-sell its integrated Production and Post-Production Services, and win a significant share of Sim customers’ content production budgets.

Attractive Recurring Revenue Model

A significant portion of Sim revenue is recurring, driven in large part by the television shows that Sim works on. In fiscal 2017, episodic production represented approximately 80% of Sim’s revenue. Television series typically span several seasons, with successful series running for many years. For television series that Sim has provided services for in the past, Sim seldom fails to renew its mandates on subsequent seasons of the same show. In this manner, television projects provide Sim with recurring revenue and a high degree of visibility into future results.

Award-Winning Staff and Entrepreneurial Management Team with over 125 Years of Combined Industry Experience

Sim has assembled a highly motivated and experienced team. Many members of the Sim staff have been recognized in the industry for their significant contributions. Since 2012, Sim employees have received over 30 awards, including Emmy Awards, Juno Awards, Motion Picture Sound Editors Awards, Canadian Screen Awards, Cinema Audio Society Awards and British Academy Film Awards. This track record, coupled with its team’s relationships with top content creators, has allowed Sim to work on some of the most well-known productions in the industry.

Sim believes that it has also cultivated a unique and collaborative culture in a professionalized entrepreneurial environment that allows it to attract and retain top talent. Several of Sim’s business leaders that joined the company after their respective companies were acquired by Sim have become key business and thought leaders within Sim. Sim strives to align its employees’ interests with corporate objectives to continue what it considers a key competitive advantage.

Growth Strategies

Sim’s growth strategy is focused on the continued execution of its organic and acquisition-related plan, anchored by the following pillars:

Broaden Customer Relationships to Drive Recurring Business and Cross-Sell Services

Sim is focused on broadening its customer relationships, driving recurring business and cross-selling services to continue achieving growth in existing markets.

Expand Production Solutions Capabilities by Growing Equipment Offerings

Sim ensures that it has the proper production equipment and capabilities to service its future growth. As Sim customers’ workloads increase due to increased production slates, Sim engages with its customers. Sim’s growth capital is based on plans discussed with customers so that expansion of inventory is done to match demand – not in advance. Sim is confident that through greater utilization rates and investments in additional cameras, lenses, and lighting and grip equipment, it will be able to drive further increases in Production Services Revenue.

Enhance Talent Pool to Bolster Post-Production Services

The post-production business is primarily service-based, which requires having a pool of talented individuals with credentials, relationships and a history of working on high-profile projects. Management believes there is a significant opportunity to grow post-production services through the expansion of service offerings as well as the continued recruitment of industry leading talent. In addition to talent acquisition, Sim has been able to effectively retain its award-winning staff by investing resources to improve its culture, work environment, and incentive programs.

Continue to Grow Service Offerings

There are numerous business lines that Sim believes it can expand into and subsequently realize synergies with current operations. As a leader in post-production services, continuous innovation of technologies (e.g., HDR imaging, virtual reality sound) should give way to new opportunities. To complement Sim’s existing product offering, media services (closed captioning, transcoding and distribution) would serve as a logical extension of Sim’s post-production services platform and could be accomplished either organically or through acquisition.

Products and Services

In fiscal 2017, Sim’s Production and Post-Production Services divisions represented 62.1% and 37.9% of revenue, respectively.

Production Services

The Production Services segment provides studio space and production equipment, including cameras, lenses, and lighting and grip equipment, to customers producing content. Over the last few years, Sim has significantly expanded its offering in this space, enabling it to grow at a significantly faster rate than the broader industry.

Revenues from Production Services:

From fiscal 2015 to fiscal 2017, excluding the Studio Services business line which was acquired in 2017, revenue from the Production division grew from $55.0 million to $67.8 million, representing a CAGR of 11.0%. For the fiscal years ended 2017, 2016 and 2015, Sim’s production services business accounted for approximately 59.6%, 59.4%, and 58.9%, respectively, of total rental revenue and sales. For financial information as to Sim’s operations in different geographical areas, see Note 25 of the Notes to the Consolidated Financial Statements of Sim included elsewhere in this proxy statement/prospectus.

The Production Services division is composed of three operating business lines. Studio Services, Camera Rental Operations, and Lighting & Grip Rental Operations.

Studio Services

Sim’s Studio Services business line provides studio rental facilities for production companies seeking to produce television and feature films. Studios are retrofitted to house sets, carpenter shops, production offices and warehouse spaces, and provide additional equipment, props, and accessories, such as furniture, for rent.

Sim entered the Studio Services business in September 2017 with the acquisition of The Crossing Studios. Sim Studios is the second largest sound stage operator in British Columbia, with approximately 441,000 square feet of rental space in Vancouver as of September 30, 2018. This represents more than 10% of the overall studio space market in Vancouver at present.

As production companies are ultimately responsible for assembling their own sets and sourcing all the equipment and props required to film, Sim’s Studio Services business line requires minimal capital investment and enables the company to capture additional rental revenue through ancillary offerings, such as furniture and technical support. As such, Sim’s entry into studio services represents a natural extension of the Production division, allowing Sim to cross-sell other production and post-production services as stages are often the first point of contact for production companies.

Camera Rental Operations

Sim is one of the largest providers of camera rental services in Canada and continues to grow in the United States. Its Camera Rental business line has locations in major production centers across North America, including Vancouver, Toronto, Los Angeles and Atlanta.

Sim offers customers a wide array of professional camera bodies and accessories for rent, including lenses, matte boxes, tripods, and other ancillary items required to digitally capture content. Sim also offers mobile production flight packs equipped with multiple digital cameras, lenses and other tools that can be easily transported to any film location.

Camera	Multicams	Lenses	Support Gear	Engineering	Playback Set Dec

• Wide variety of rental cameras serve any show from large feature films to reality programming	• Multiple camera flight packs, with large distribution racks for live (or live-to-tape) shows	• 5 factory-trained optical technicians maintain, align and repair high end cinematic lenses using specialized, state-of-the-an optical equipment	• Factory-trained technicians maintain and repair support accessories for every level of production	• Manufacturer-trained television engineers company-wide provide technical planning and ongoing support	• Scripted content on monitors and visual feeds • Large stock of 24fps vintage TV and monitors to set the tone and background

Sim’s inventory of cameras, lenses and other production equipment includes, among others, ARRI, Sony, RED and Panasonic cameras; lenses by Angenieux, ARRI, Fujinon, Cooke and Leica; and support gear by ARRI, Sony, Panasonic and O’Connor. This comprehensive and high-quality equipment offering, which is supported by talented and dedicated staff, including lens technicians, has allowed Sim to work on prominent feature films,popular television series and unscripted shows.

Lighting & Grip Rental Operations

Sim is one of Canada’s leading lighting, grip, generator and dolly equipment service companies, catering predominantly to scripted productions, including feature films, episodic television and commercials. Sim’s Lighting & Grip business line provides services primarily out of the main facilities in Vancouver and Toronto, through its satellite office in Northern Ontario, as well as across Canada given the portable nature of Sim equipment.

Sim offers its customers high quality brands including ARRI LED lighting, Kino-Flo LED lighting systems, ETC dimming consoles, Chapman-Leonard Studio Equipment, and Multiquip generators. Sim has recently added clean energy power stations which use zero emission lithium-ion battery packs. This innovative source of power for productions decrease emissions, noise and local pollution and improve sustainability in television and film productions.

Lighting Grip	Generators	Truck Fleet	Cranes Heads	Accessories

• Lighting includes an extensive inventory of specialty equipment • Grip includes dollies, ladders, hardware, etc.	• Mobile fleet of fuel and bio-fuel generators of all sizes, from small portable generators to truck -mounted 1800 amp	• Includes Lighting and Grip package trucks and delivery vans	• Selection of telescope cranes and remote stabilized heads	• Full selection of major brands of gels, tape, bulbs, batteries, and other required production accessories

Inventory

Sim has continued to make strategic investments in its infrastructure, systems and equipment in order to deliver contemporary production and post-production services to customers. Over the past three fiscal years, Sim has invested $62.6 million to build an impressive portfolio of equipment and state-of-the-art facilities. Investments are typically made only if expected returns on invested capital exceed management’s hurdles and underpin strong, profitable growth. Of the $62.6 million invested by Sim over the past three fiscal years, $9.4 million was for new Post-Production facilities in Los Angeles and New York, $16.9 million on Camera equipment, $30.5 million on Lighting & Grip equipment, $3.0 million on Post-Production equipment, and the Lighting & Grip facility in Vancouver was expanded.

Sim also makes investments to drive innovation and position Sim at the forefront of emerging trends. This has enabled Sim to offer additional services such as virtual reality sound and high dynamic range (“HDR”) imaging, and obtain industry certifications from product partners and customers (e.g., certifications from Netflix to provide digital dailies to their proprietary system and from Dolby to provide Dolby Atmos and Dolby Vision).

Through its extensive equipment portfolio and continuous focus on driving growth and innovation in all aspects of its business, Sim believes it is well positioned to grow its market share and capitalize on the significant market opportunity that exists.

Post-Production Services

Sim provides a full suite of post-production services to customers, including dailies, playback, editing of the digital image and soundtrack, addition of visual and sound effects, as well as color grading and finishing.

Its Post-Production Services division serves notable television and feature film scripted and unscripted programming. Sim has post-production facilities in Toronto, Los Angeles, New York, Vancouver and Atlanta and is able to provide mobile services around the world.

Revenues from Post-Production Services:

For the fiscal years ended 2017, 2016 and 2015, Sim’s post-production services accounted for $43.1 million, $43.6 million, and $38.2 million of revenue, respectively and approximately 38%, 41%, and 40%, respectively, of total rental revenue and sales. For financial information as to its operations in different geographical areas, see Note 25 of the Notes to the Consolidated Financial Statements of Sim for the fiscal year ended December 3, 2017, included elsewhere in this proxy statement/prospectus.

The Post-Production Services division is composed of three business lines; (i) Dailies, (ii) Editing, Coloring and Finishing, and (iii) Sound.

Dailies

Dailies serve as the bridge between Sim’s Production and Post-Production Services divisions, taking the digital file from the camera and preparing it for the editing and finishing process. As video content is captured through digital cameras, Sim enables customers to easily access, review, manipulate and safely manage their digital footage as it moves through the production process and into post-production.

Sim is one of the early adopters of digital dailies, offering highly portable equipment services and customized processes that have been deployed by most of the major studios in shoot locations far and wide. Sim’s Dailies solutions are available at all of its locations and can also be deployed globally. Customers have used Sim’s Dailies solutions across North America, as well as in Colombia, China, Malta, Morocco, Puerto Rico, Serbia, and South Africa.

Sim’s management believes that Sim’s creative and technical staff are some of the industry’s most respected and renowned professionals. As custodian of the digital negative throughout the Production and Post-Production process, Sim is trusted to safeguard the integrity of the data files of the daily footage. As a result, Dailies post-production services are in high demand by industry production teams.

Dailies services include:

On-set Data Management: Sim provides customized data carts and works with a program’s digital imaging technicians. Sim also seeks to ensure camera compatibility with post-production workflow and that video content recorded by the camera is downloaded, backed up on hard drives and transferred to the digital dailies lab for overnight processing;

Digital Dailies or “Dailies”: The Digital Dailies lab receives hard drives with the day’s footage, transfers data to the production-required formats, monitors quality control, synchronizes sound and performs non-destructive basic color correction. Technicians transfer files via high-speed Internet connections to a production’s editorial department and to a secure video sharing site for viewing by production executives;

Post-Production Hardware and Software Rentals: For customers who choose to edit footage on-site instead of at a Post-Production facility, Sim offers high-quality editing systems, including Avid Symphony DSTM and Final Cut ProTM, as well as portable post-production equipment that allows customers to shoot anywhere in the world and begin the editorial process near set; and

Tape Archiving: Service of creating a “digital negative” of the original content as an archival version on a stable and long-lasting medium.

Editing, Coloring and Finishing

Sim’s Editing, Coloring and Finishing services include:

Offline Editing: Editors or Assistant Editors take raw footage and modifying it to tell a story. Such footage is edited at a lower quality resolution, without affecting the original digital file;

Visual Effects and Graphics: Visual effects artists incorporate solutions for titling, shot fixing, logos and transitions, and computer generated imagery;

Color Correction: Colorists work to ensure that the video footage is color-balanced and portrays the artistic tone envisioned by the producers and the production team; and

Conform: Sim editors create a finished product, using the information from offline editing sessions and adding visual effects, titles and graphics, as required.

Sound

Sim is one of Canada’s well known sound post-production companies, specializing in sound editing, ADR recording, sound mixing and offline editing services, and is working to establish a presence in the U.S., adding six staff members in July 2018 in the New York operation. Sim provides sound services to major production studios, as well as independent producers. Its sound business offers fully equipped sound facilities in Toronto, an expanding sounding facility in New York, and provides remote services to other office locations.

Sound services include:

Sound Editing: Creating the soundtrack by cutting and synchronizing the picture and sound elements, such as production wild tracks (sounds recorded on set that are subsequently synchronized with video), dialogue tracks, library material and Foley Effects;

Automated Dialogue Replacement (“ADR”) Recording: Recording dialogue where the originally recorded dialogue is unstable or unusable; and

Sound Mixing: Balancing various sound elements such as the dialogue, music, sound effects and Foley Effects in the final mix.

Geographic Footprint and Service Offerings

The North American episodic and feature film industries have significant operations in five key markets (Vancouver, Toronto, Los Angeles, New York and Atlanta) with Sim operating in each of these locations. In fiscal 2017, Sim generated 35% of revenue from the U.S. and 65% in Canada.

As of September 30, 2018, Sim’s people and services are geographically located across North America approximately as follows:

	Vancouver	Toronto	Los Angeles	New York	Atlanta
# of Sites	14	6	3	3	2
# of Employees	161	173	153	51	24
Studio Services	✓
Camera	✓	✓	✓		✓
Lighting & Grip	✓	✓
Dailies	✓	✓	✓	✓	✓
Editing, Coloring & Finishing		✓	✓	✓
Sound		✓	✓

In addition to key office locations, Sim operates satellite offices in Texas, New Mexico, North Carolina, Alberta and Northern Ontario. While physical offices are located in North America, Sim is able to serve its customers anywhere in the world, and its services typically enable customers to qualify for tax credits in the jurisdictions in which they produce content. To date, Sim has provided portable production and post-production services in a number of international locations, including Argentina, Australia, Austria, Chile, China, Colombia, France, Hong Kong, Ireland, Italy, Jordan, Malta, Mexico, Morocco, Puerto Rico, Serbia, and South Africa.

Customers and Creative Partners

Sim has deep, longstanding relationships with many of the leading studios, OTT platforms and production companies in the North American television and feature film industries. It supports a large network of leading blue chip customers that include Hollywood studios (Warner Bros, Disney, Paramount Pictures etc.), broadcast networks (CBS, ABC, FOX etc.), OTT providers (Netflix, Amazon, Hulu Apple, etc.) and social media companies (Facebook, YouTube, etc.). On the back of rising consumer demand for content and greater content creation, the Sim customer base has significantly increased in recent years.

Sim generally defines customers as the production companies contracting for its services. Production companies are the legal entities that own the production and are responsible for creating the television series or feature film. They typically oversee the production from start to finish, and may be involved with sourcing the literary property, securing the necessary financing, arranging distribution, budgeting, scheduling, casting and more. They may also be responsible for awarding production and post-production services to trusted third parties. Sim also indirectly serves studios, whom it views as another important customer relationship. Studios can produce television shows or feature films themselves or provide all or a portion of the requisite financing to the production companies for the same. In addition, they provide other services that are required for production, from studio sets and production equipment to marketing, publicity, legal and distribution. While Sim is directly paid by production companies, studios can have a significant influence over the decision to use its services.

Sim’s historical growth has been largely driven by the episodic segment which is projected to comprise 83% of revenue for Sim for the fiscal year ended December 31, 2018.

Note: Data includes Production Services segment revenue (excluding Studio Services) for Sim.

Sales and Marketing

Sim is a sales and service-driven organization with a focus on harnessing deep relationships to win new business. Its team of account executives employs a five-step process (Prospect, Discover, Propose, Close and Service) to develop and manage its sales pipeline. Sim and Panavision’s approaches are very similar in how they nurture relationship with various levels of decisions makers, in how they sponsor industry events and in how they micro-market to decision makers, as described below.

A critical driver of the Sim’s success is the breadth and depth of the relationships it has established with key decision makers across the content creation value chain. In general, the people typically responsible for selecting third party vendors to provide production and post-production services are the producers, production managers and post-production supervisors at the production company. These decision makers often rely heavily on input from key influencers, such as the Director of Photography and other crew members, when making their selections. The studios also play an important role in approving any final decisions. In particular, the Senior Vice Presidents and Vice Presidents of both Production and Post-Production at the studios may influence the decision early on by suggesting certain vendors to their producers.

Sim has developed a sophisticated system to ensure that every significant decision maker and influencer is effectively campaigned. As opportunities are identified, its sales staff proactively pursues leads by canvassing existing relationships within Sim to foster cross-functional sales efforts. Its sales team and management team employ a multi-level approach to target various key individuals across the production and post-production spectrum. From the top down, Sim has personnel in place to communicate directly with each customer-side touch point. Sim’s officers and divisional Presidents have developed meaningful relationships with the Senior Vice Presidents and Vice Presidents of production and post-production at studios, and Sim’s General Managers and sales staff are on the ground in shooting cities to ensure that an innovative pitch is delivered to the producers and Directors of Photography. Any key crew is introduced to the engineering and sales staff to test new technologies that are being considered, and its creative talent (colorists, editors, mixers, etc.) play an integral role in establishing creative rapport with key creatives on the television show or feature film. Sim has developed these relationships over many years and they continue to be critical to Sim’s future success, representing what Sim believes are significant barriers to competitors and potential new entrants.

Sim’s deep relationships with key decision makers and influencers in the content creation industry tend to persist long after the projects that Sim was originally hired to work on have concluded. In fact, these people often continue to utilize Sim’s services when they build new franchises of their own. This results in new projects and future business for Sim.

Customer Service, Manufacturing and Logistics

Sim does not engage in any material manufacturing and it does not carry any raw materials on its balance sheet.

Security and Data Protection

Sim takes the security of staff and customer information, infrastructure and applications very seriously. Its commitment to information security is demonstrated through the development and implementation of policies, controls, procedures and technology, as well as the allocation of dedicated resources. Sim provides its employees with security policies and all employees are required to undertake security training. In addition to its internal security team, Sim engages third-party security services to perform regular vulnerability assessments as well as detection and response controls. Sim is a registered vendor in the Trusted Partner Network and conforms to the guidelines set forth by the MPAA.

Intellectual Property

Sim has registered trade names, domain names, trademarks, and know-how to protect its intellectual property rights. Sim owns or licenses patents and patent applications relating to some of its lenses and accessories.

Competition

The production and post-production services industries are fragmented, with many players focusing on specific segments of the content creation value chain, and not offering the end-to-end solutions that Sim provides. The principal competitors in the production industry are ARRI, Keslo, William F. White, Video Equipment Rentals, and MBS. For Post-Production Services, Sim competes against Technicolor, Deluxe, Fotokem, and small-to-medium sized independent firms. Management believes that the content creation industry is evolving to benefit players like Sim that are able to offer a broad spectrum of integrated production and post-production services.

Employees

As of September 30, 2018, Sim has 570 employees across North America, of which 500 were full-time employees. Of these employees, 220 were employed in the Production division and 285 were employed in the Post- Production Services division. There are 60 people in the corporate division consisting of finance, information technology, human resources and marketing. None of Sim’s employees are represented by a collective bargaining unit. Sim believes that its current relations with employees are good.

Facilities

Sim leases all of its facilities pursuant to long-term leases, including office space for corporate and administrative employees, stage and production-related space, storage space for production and post-production equipment, in-house editing suites, and production office space that can also be utilized on a short term basis by customers.

Its facilities are strategically located to serve customers’ production and post-production needs, and it recently consolidated much of its Los Angeles-based operations into a 65,685 square foot facility showcasing all of its services. Management currently plans to consolidate much of its operations in Vancouver and Toronto and believes these expansions will provide the company with the capacity to better serve its growing customer base while also offering an attractive opportunity to cross-sell business offerings.

Seasonality

The majority of Sim’s customers engage in scripted television production in North America, which is more seasonal, typically ceasing production in the first quarter for several months, and then resuming production in August. The Post-Production cycle closely trails the production cycle. As such, Sim generates the majority of its revenue in the second half of every fiscal year.

Regulatory and Environmental Compliance

Sim is subject to Canadian and United States federal, provincial, state, local, and foreign environmental, transportation, anti-corruption, import controls, health and safety, privacy, and other laws and regulations. The discovery of currently unknown matters of conditions, new laws and regulations or different enforcement or interpretation of existing laws and regulations could materially harm Sim’s business or operations in the future.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending or to our knowledge, threatened against us or any members of our management team in their capacity as such.

Sim Management Team

James Haggarty, President and Chief Executive Officer

Mr. James Haggarty joined Sim as President and Chief Executive Officer in May 2016. Prior to joining Sim, Mr. Haggarty was Managing Director of Gibraltar & Company from December 2015 where he was involved with certain acquisition-related ventures in the entertainment space. From 2012 until late 2015, Mr. Haggarty was President of J.E.L.L. Advisors and then President and Chief Executive Officer of Canadian on-line retailer SHOP.CA. From 2007 until 2012, Mr. Haggarty was Executive Vice President, Television Operations for Rogers Broadcasting Ltd. where he oversaw the purchase and integration of the Citytv properties across Canada. Mr. Haggarty is an Accredited Director in Canada and serves on the Boards of TSX-listed GreenSpace Brands Inc. and TSXV-listed Havilah Mining Corporation; for both Boards he serves as Audit Committee Chair. He is the former Audit Committee Chair of TSX listed Klondex Mines Ltd. and Gibraltar Growth Corp. Mr. Haggarty also serves as a Board member of the Toronto Blue Jays’ charitable arm, Jays’ Care Foundation. Mr. Haggarty is a graduate of the University of Windsor and is a Chartered Accountant and Chartered Professional Accountant.

Stephen R. Brooks, Chief Financial Officer

Mr. Stephen Brooks joined Sim in August 2017 as Chief Financial Officer. Prior to joining Sim, Mr. Brooks spent the previous year as Chief Financial Officer of Senators Sports Entertainment and the NHL’s Ottawa Senators hockey team, where he also served as Alternate Governor of the Belleville Senators AHL team. From

2009 until 2016, Mr. Brooks held executive positions with Major League Baseball’s Toronto Blue Jays and the Rogers Centre, where he began as Vice President, Finance and Administration before being promoted to the role of Senior Vice President, Business Operations in 2011. Prior to joining the Blue Jays, Mr. Brooks spent five years with Rogers Communications Inc. in Toronto, where he held the roles of Corporate Controller, Rogers Media Inc., as well as Director External Reporting. Mr. Brooks began his career with Deloitte & Touche LLP, spending ten years in public practice in Vancouver and the Technology, Media and Telecommunications practice in New York. Mr. Brooks is a graduate of the University of British Columbia, the Advanced Management Program of Harvard Business School and is a Chartered Accountant and Chartered Professional Accountant.

Eleanor O’Connor, President, Studios and Lighting & Grip Divisions

Ms. Eleanor O’Connor has served as the President of Sim’s Lighting & Grip division in both Toronto and Vancouver and Sim’s studio operations in Vancouver since 2014. Ms. O’Connor spearheaded Sim’s expansion into the studios business with the acquisition of Crossing Studios in 2017. Ms. O’Connor joined PS Production Services Ltd. (“PS”) in 2010 from a multi-national competitor where she held the position of Vice President, Canadian Operations until PS was acquired by Sim in 2013.

Bill DeRonde, President, Post-Production Division

Mr. Bill DeRonde became the President of Sim’s Post-Production Division in 2016 after Sim acquired Chainsaw Inc., a post-production company that Mr. DeRonde co-founded in 1996. Mr. DeRonde is a five-time Emmy award winner whose credits range from feature films to award shows, concert and comedy specials to television series. Mr. DeRonde is also a seasoned Director with credits such as American Idol and So You Think You Can Dance.

John DeBoer, President, Camera Division

Mr. John DeBoer has served as the President of Sim’s Camera Division and its operations in both Canada and the United States since 2016. Since joining Sim in 2001, Mr. DeBoer has held several senior roles at the company. While providing the Camera team with leadership and direction, Mr. DeBoer is also active in the film community as an Affiliate Member of the Canadian Society of Cinematographers, a member of the Society of Motion Picture and Television Engineers and a full voting member of the Academy of Canadian Cinema and Television. Mr. DeBoer is a graduate of Mohawk College.

Sim Executive Compensation

Compensation of the Sim Named Executive Officers

The following table sets forth information regarding the compensation awarded to, earned by, or paid to certain of Sim’s executive officers for the fiscal year ended December 31, 2017 (i.e., pre-Business Combination).

Sim has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers. Throughout this section, these three officers are referred to as Sim’s “named executive officers”.

The compensation reported in this summary compensation table below is not necessarily indicative of how Sim’s named executive officers will be compensated in the future. Sim expects that New Panavision will review, evaluate and modify its compensation framework as a result of the Business Combination and New Panavision’s compensation program following the Business Combination could vary significantly from Sim’s historical practices.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)(1)
James Haggarty
CEO	2017	334,976	97,143	N/A	N/A	15,312	(2)	447,431
Eleanor O’Connor
President, Studios, Lighting & Grip	2017	310,446	69,459	N/A	N/A	7,618		387,524
Bill DeRonde
President, Post	2017	300,000	3,000	N/A	N/A	77,076	(3)	380,690

Notes

(1)

All amounts shown for Mr. Haggarty and Ms. O’Connor were paid to them in Canadian dollars. Such amounts have been converted to U.S. dollars using the average exchange rate in effect during 2017. The average exchange rate in effect for the fiscal year ended December 31, 2017, was 1.2986 Canadian dollars per U.S. dollar.

(2)	The amount shown consists of car allowance payments.
(3)

The amount shown consists of approximately $12,000 in car allowance payments, approximately $8,336 in matching contributions under Sim’s qualified retirement plan, approximately $21,197 in Director’ Guild of America residuals paid through Sim and a one-time special payment of approximately $35,543. The DGA residuals relate to directing work done for certain television shows. As a member of the DGA, Mr. DeRonde is entitled to residuals, and such residuals were paid to the corporate entity (Chainsaw prior to its acquisition by Sim, now Sim). As part of the sale of the Chainsaw business to Sim, Mr. DeRonde continues to be entitled to be paid residuals, to a maximum amount each year of approximately $40,000. The one-time payment relates to an adjustment made with respect to ensuring that Sim’s benefit plans were ERISA compliant, and Mr. DeRonde was compensated for the benefits lost during the year as a result of such adjustment.

Narrative to Summary Compensation Table

Executive Employment Agreements

Certain of the compensation paid to Mr. Haggarty reflected in the summary compensation table was provided pursuant to an employment agreement with Sim dated April 12, 2016, which provides for an indefinite term, until terminated in accordance with its terms. Pursuant to his employment agreement, Mr. Haggarty is entitled to an annual base salary, currently C$435,000, and is eligible to earn a target annual bonus equal to up to 50% of his base salary, subject to the achievement of certain performance incentives.

Certain of the compensation paid to Ms. O’Connor reflected in the summary compensation table was provided pursuant to an employment agreement with Sim dated March 26, 2018, which provides for an indefinite term until terminated in accordance with its terms. Pursuant to her employment agreement, Ms. O’Connor is entitled to an annual base salary, currently C$380,000, subject to an annual cost of living adjustment of approximately two or three percent per annum, and is eligible to earn a target annual bonus, subject to the achievement of certain performance incentives.

Certain of the compensation paid to Mr. DeRonde reflected in the summary compensation table was provided pursuant to an employment agreement with Chainsaw, Inc., a subsidiary of Sim, dated June 30, 2014, which provides for an indefinite term. Pursuant to his employment agreement, Mr. DeRonde is entitled to an annual base salary, currently US$300,000; is eligible to participate in any bonus or incentive compensation plans made available to senior management (or in the absence of any such plans, may be eligible to receive a discretionary bonus); is eligible to participate in the health, medical, dental, disability, and life insurance programs made available by Sim; paid time off; and a monthly car allowance equal to US$1,000. In certain circumstances (as more fully described below in Potential Payments Upon Termination or Change in Control), Mr. DeRonde may become entitled to severance benefits under the terms of his employment agreement.

Stock Plans and Stock Options, Health and Welfare Plans, and Retirement Plans

Stock Plan and Stock Options. Sim currently provides grants of equity based awards to eligible persons under its 2013 Key Employee Stock Option Plan, or the 2013 Plan. Sim also granted stock options pursuant to standalone option agreements. The options granted pursuant to the standalone option agreements (the “Standalone Option Agreements”) were performance based and not pursuant to or subject to the 2013 Plan. Mr. Haggarty and Ms. O’Connor have been granted Options (as defined in the Standalone Option Agreements) pursuant to Standalone Option Agreements. For a summary of the principal features of the Standalone Option Agreements, see “—Additional Incentive Compensation Plans and Awards—Equity Incentive Plans and Awards” below.

Health and Welfare Plans. Sim’s named executive officers are eligible to participate in its employee benefit plans, including its medical, dental, vision, life, disability, and other welfare benefit plans, in each case on the same basis as all of its other salaried employees employed in the same applicable jurisdiction, except that Mr. Haggarty and Ms. O’Connor receive more generous life insurance coverage than other Canadian salaried employees. Specifically, Mr. Haggarty and Ms. O’Connor receive life insurance coverage equal to two times their base salary, while other Canadian salaried employees receive life insurance coverage equal to their base salary.

Retirement Plan. For all Canadian employees, including Mr. Haggarty and Ms. O’Connor, a Group Retirement Savings Plan (RSP) / Deferred Profit Sharing Plan (DPSP) (the “Plan”) has been established with Manulife. The purpose of the Plan is to offer a group registered retirement savings plan to employees as part of a total compensation program and to provide employees with a convenient, tax-effective method of saving for retirement. The Plan is a combination registered retirement savings plan (RRSP) / deferred profit sharing plan (DPSP). The RRSP is voluntary and the employee contributions are matched by Sim at a rate of 50% up to a maximum of 3% of the employee’s base salary and placed into the DPSP. The DPSP contributions are vested after the employee has participated in the plan for 2 years. Plan members choose how contributions to both the RRSP and DPSP are invested from the choices available under the Plan. All contributions made by the employee Sim are tax deductible and any investment earnings grow tax-deferred.

Sim sponsors a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Code, containing a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. U.S.-based employees who have completed 90 days of service, including Mr. DeRonde, are generally eligible to participate in the plan. Participants may make pre-tax (or Roth) salary reduction contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on salary reduction contributions under the Code. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up contributions. The plan provides that Sim may make discretionary employer matching or profit sharing contributions. For the 2017 Plan Year, Sim elected to make a discretionary employer matching contribution equal to 50% of a participant’s salary reduction contributions up to 6% of each participant’s eligible earnings. All employee and employer contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Pre-tax contributions by participants and contributions that Sim makes to the plan and the income earned on those contributions are generally not taxable to participants until withdrawn, and all contributions are generally deductible by Sim when made. Participant contributions are held in trust as required by law. An employee is 100% vested in his or her salary reduction contributions when contributed and any employer contributions vest rateably over five years of service.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth outstanding equity awards to acquire shares of Sim’s common stock held by each of its named executive officers as of December 31, 2017.

	Option Awards			Equity Incentive Plan Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date
James Haggarty	8,427.94	9,456.19	(1)	N/A	$63.85	(2)	April 14, 2026
Eleanor O’Connor	709.13	1,418.31	(3)	N/A	$63.85	(4)	May 16, 2026
William DeRonde	N/A	N/A		N/A	N/A		N/A

(1)

Unexercisable options to vest in increments of 4,471.03 each year, on years ended April 15, 2018, April 15, 2019 and April 15, 2020. See “—Incentive Compensation Plans and Awards—Vesting and Settlement of Outstanding Equity Awards” for a description of the effect of the Acquisition on unvested options.

(2)

Reflects a Canadian exercise price of $82.92, converted to U.S. dollars using the average exchange rate in effect during 2017. The average exchange rate in effect for the fiscal year ended December 31, 2017, was 1.2986 Canadian dollars per U.S. dollar.

(3)

Unexercisable options to vest in increments of 709.13 each year, on years ended January 1, 2018 and January 1, 2019. See “Incentive Compensation Plans and Awards—Vesting and Settlement of Outstanding Equity Awards” for a description of the effect of the Acquisition on unvested options.

(4)

Reflects a Canadian exercise price of $82.92, converted to U.S. dollars using the average exchange rate in effect during 2017. The average exchange rate in effect for the fiscal year ended December 31, 2017, was 1.2986 Canadian dollars per U.S. dollar.

Potential Payments Upon Termination or Change in Control

The following summaries describe the potential payments and benefits that Sim would provide to its named executive officers in connection with a termination of employment and/or a change in control.

Severance Benefits

Mr. Haggarty and Ms. O’Connor’s employment agreements provide for certain payments to be made in connection with certain terminations of service, as further described below.

Mr. Haggarty. In the event that Mr. Haggarty’s employment is terminated either by Sim without “cause” or by him for “good reason”, subject to the his execution of a release of claims, Mr. Haggarty would be entitled to: (i) nine (9) months plus one (1) additional month per year or partial year of service to a maximum of twenty-four (24) months’ (the “Haggarty Notice Period”) base salary and pro-rated target annual bonus, based on the average of the bonuses awarded to him in the most recent two completed calendar years; (ii) the value of any unpaid bonus for any completed calendar year and a pro-rated bonus to the date of termination, based on the average of the bonuses awarded to him in the most recent two completed calendar years; (iii) payment of the employer portion of his health and welfare premiums until the earlier of the end of the Haggarty Notice Period and when he becomes covered under the benefit plans of another employer, conditional on him continuing to pay his share of the premiums; and (iv) immediate vesting of all outstanding equity awards.

Mr. Haggarty’s employment agreement defines “cause”, in general terms, as (i) Mr. Haggarty’s inability to perform his duties due to a legal impediment (e.g. an injunction); (ii) a breach by Mr. Haggarty of any restrictive covenants in his employment agreement; (iii) failure to follow reasonable instructions with respect to performance of his duties, or material breach of Sim’s code of ethics, any other code of business conduct or other policies or procedures, in each case after providing written notice and thirty (30) days to cure (if capable of being cured); (iv) excessive absenteeism, flagrant neglect of duties, serious misconduct, or conviction of any indictable offence or fraud; or (v) any act or omission that would permit an employer to terminate an employee’s employment without notice or payment in lieu of notice. Mr. Haggarty’s employment agreement defines “good reason”, in general terms, as any circumstance (except in connection with a merger or direct or indirect sale of the business) which would amount to constructive dismissal at common law after providing notice and thirty (30) business days to cure.

Following any termination of employment, Mr. Haggarty is subject to a non-solicit of employees and customers for a period of one-year following his termination and a non-compete for a period of six (6) months following his termination.

Ms. O’Connor. In the event that Ms. O’Connor’s employment is terminated by Sim without “cause”, subject to the her execution of a release of claims, Ms. O’Connor would be entitled to: (i) twenty-four (24) months’ (the “O’Connor Notice Period”) notice or, at Sim’s option, base salary in lieu of notice by way of salary continuance; (ii) any bonus awarded in respect of the year preceding the year of termination, if such bonus has not yet been paid; (iii) a portion of her bonus pro-rated to reflect the number of days in the year of termination that she was actively employed prior to the date of termination, based on the average of the bonuses awarded to her in the most recent three years; (iii) payment of the employer portion of her health and welfare premiums, excluding short and long-term disability benefits, until the earlier of the end of the O’Connor Notice Period and when she becomes covered under the benefit plans of another employer, conditional on her continuing to pay her share of the premiums; and (iv) all outstanding equity awards to be determined in accordance with the terms of the applicable plans.

Ms. O’Connor’s employment agreement defines “cause”, in general terms, as (i) any act or omission that would permit an employer to terminate an employee’s employment without notice or payment in lieu of notice; or (ii) a breach by Ms. O’Connor of any restrictive covenants in her employment agreement.

Following any termination of employment, Ms. O’Connor is subject to a non-solicit of employees and customers and a non-compete for a period of one (1) year following her termination.

Mr. DeRonde. In the event that Mr. DeRonde’s employment is terminated either by Sim without “cause” or by him for “good reason”, subject to his execution of a release of claims, Mr. DeRonde: (i) would be entitled to nine (9) months (“DeRonde Notice Period”) of salary continuation at his then current base salary; (ii) will remain eligible to earn a pro-rated bonus for the year that includes the date of termination based on the number of days during the year that he was actively employed; (iii) subject to his payment of the employee share of any premium payments, continued payment of the employer portion of his health and welfare premiums, excluding short and long-term disability benefits, until the earlier of the end of the DeRonde Notice Period or when he becomes covered under the benefit plans of another employer; and (iv) continue his entitlements in accordance with the terms of any stock option plans in which he participated at the date of termination, subject to all terms and conditions of the relevant plans. Mr. DeRonde is subject to certain restrictive covenants, including but not limited to noncompete and nonsolicitation covenants, under his employment agreement and a restrictive covenant agreement. To the extent Mr. DeRonde breaches any of these restrictive covenants, Sim has the right to suspend or terminate any severance payments or benefits payable to Mr. DeRonde under the employment agreement, subject to Mr. DeRonde first being provided notice of the breach and the opportunity to cure the breach (to the extent the breach is capable of being cured).

Mr. DeRonde’s employment agreement defines “cause”, in general terms, as: (i) Mr. DeRonde’s inability to perform his duties due to a legal impediment (e.g., an injunction); (ii) a breach by Mr. DeRonde of any restrictive covenants in his employment agreement or restrictive covenant agreement, after first being provided notice of the breach and an opportunity to cure (if capable of being cured); (iii) failure to follow reasonable instructions, material breach of Sim’s code of business conduct or other policies or procedures, or material breach of the employment agreement, in each case after providing written notice and 30 days to cure (if capable of being cured); (iv) excessive absenteeism, serious neglect of duties, serious misconduct, or conviction of any indictable offense or fraud; or (v) any act or omission that would permit an employer to terminate an employee’s employment without notice or payment in lieu of notice. Mr. DeRonde’s employment agreement defines “good reason”, in general terms, as (i) Sim’s failure to comply in material respect with the terms of the employment agreement, (ii) relocation of the primary place of employment by more than twenty (20) miles without Mr. DeRonde’s consent, or (iii) a material diminution in Mr. DeRonde’s position, duties, or responsibilities without Mr. DeRonde’s prior consent, in each case after providing Sim with written notice and thirty (30) days to cure any condition or event. If Sim fails to cure any condition or event constituting “good reason” within the prescribed cure period, Mr. DeRonde must resign within thirty (30) days of the occurrence of the condition or event constituting “good reason”.

The “Vesting and Settlement of Outstanding Equity Awards” section below provides details on the treatment of outstanding equity awards.

Incentive Compensation Plans and Awards

Equity Incentive Plans and Awards

Sim currently maintains the 2013 Plan and the Standalone Option Agreements pursuant to which Sim may grant various forms of equity compensation to, among others, its officers, non-employee directors and consultants. Sim historically granted stock options to employees under the 2013 Plan and the Standalone Option Agreements. The principal features of the 2013 Plan and the Standalone Option Agreements are summarized below.

2013 Stock Option Plan

Sim’s board of directors approved the 2013 Plan in May 2013. Under the 2013 Plan, Sim may grant options which, at the time of establishing the 2013 Plan, were convertible into units, which provided the optionee the right to obtain Common Shares, Class X Preferred Shares and Class Y Preferred Shares. At the time of establishing the 2013 Plan, the maximum number of shares reserved for issuance under the 2013 Plan was 17,433.94 Common Shares, 2,030,602.87 Class X Preferred Shares and 370,583.75 Class Y Preferred Shares. Following a reorganization affected by Sim in 2017, the options were automatically adjusted, such that every 1 unit under the 2013 Plan was exercisable for 2.66 common shares of Sim following the reorganization.

There are 46,424 shares of Sim’s common stock reserved for issuance under the 2013 Plan. This number is subject to additional adjustment in the event of a stock dividend, stock split, or other change in Sim’s capitalization. As of the date hereof, stock options representing the right to receive 15,280.58 shares of common stock were outstanding under the 2013 Plan. Sim’s board of directors has had full power and authority to determine the terms of awards granted pursuant to the 2013 Plan, including, without limitation, which employees, directors and consultants will be granted stock options and other awards and the number of shares of Sim’s common stock subject to stock options. Sim’s board of directors may amend, suspend or terminate the 2013 Plan at any time, though options granted under the 2013 Plan cannot be altered or impaired by suspension or termination of the 2013 Plan, except with the consent of the person who holds such options.

Vesting and Settlement of Outstanding Equity Awards

Mr. Haggarty and Ms. O’Connor hold stock options pursuant to the Standalone Option Agreements, the vesting and settlement of which will be accelerated in certain instances upon or following a change in control (subject to the terms of the Standalone Option Agreements). For Mr. Haggarty, all stock options granted pursuant to the Standalone Option Agreements vest in increments of 25% each calendar year, commencing on the first anniversary of the applicable grant date, subject to Sim meeting certain performance targets in each calendar year and other conditions specified in the individual’s Standalone Option Agreements. In the case of Ms. O’Connor, her stock options vest in increments of 33.33% each calendar year, commencing on the first anniversary of the grant date. Pursuant to Mr. Haggarty and Ms. O’Connor’s Standalone Option Agreements, if they remain employed with Sim immediately prior to the closing of a “Liquidity Event” (as defined in the Standalone Option Agreements), all remaining unvested stock shall be fully vested. Vested stock shall only be exercisable immediately prior to the closing of a Liquidity Event, subject to forfeiture or termination in accordance with the terms of the Standalone Option Agreements. The occurrence of the Business Combination will constitute a Liquidity Event for purposes of the Standalone Option Agreements.

In connection with the Business Combination, Sim will take all necessary action to fully accelerate the vesting of each Sim Option and provide each Sim Optionholder the opportunity to exercise such Sim Option prior to the Effective Time in accordance with the Business Combination Agreement. All unexercised Sim Options will be terminated and expire as of the Closing without payment therefor.

Standalone Option Agreements

Sim’s board of directors approved the granting of options pursuant to the Standalone Option Agreements, beginning in 2015. As of the date hereof, stock options representing the right to receive 67,996 shares of common stock were outstanding under the Standalone Option Agreements. Sim’s board of directors has had full power and authority to determine the terms of awards granted pursuant to the Standalone Option Agreements. In connection with the Business Combination, Sim will take all necessary action to fully accelerate the vesting of each Sim Option and provide each Sim Optionholder the opportunity to exercise such Sim Option prior to the Effective Time in accordance with the Business Combination Agreement. All unexercised Sim Options will be terminated and expire as of the Closing without payment therefor.

Director Remuneration

The following table sets forth information concerning director compensation paid during the fiscal year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Scott Dorsey	17,326	(1)	N/A	N/A	38,464	55,790
John Delmage	17,326	(1)	N/A	N/A	N/A	17,326

(1)

Fees were paid in Canadian dollars but converted, for the purposes of this table, to U.S. dollars using the average exchange rate in effect during 2017. The average exchange rate in effect for the fiscal year ended December 31, 2017, was 1.2986 Canadian dollars per U.S. dollar.

Director Compensation Policy

For 2017, shareholder members of the Sim board of directors received no cash compensation for services rendered. Non-shareholder directors may receive up to approximately $13,476 per year as compensation for regular board meetings and non-shareholder directors who are members of the Compensation Committee receive up to approximately an additional $3,850 per year. Sim currently has no other formal arrangements under which its directors receive compensation for service to its board of directors or its committee.

All Other Compensation

Sim reimburses its directors for reasonable and necessary out-of-pocket expenses incurred in attending board and committee meetings or performing other services for the company in their capacities as directors.

SIM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

References in this section to “Sim” refer to Sim Video International Inc. and its subsidiaries subject to the Business Combination. The following description applies to the business of Sim and will apply to the Sim portion of the business of New Panavision assuming the consummation of the Business Combination. The following discussion of Sim’s financial condition and results of operations should be read in conjunction with Sim’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Sim’s consolidated financial statements and accompanying notes have been prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”) using the accounting policies described in the notes to the accompanying consolidated financial statements. All amounts are presented in thousands of Canadian dollars, unless otherwise indicated. For further details, see “Currency of Presentation and Exchange Rates”.

Overview

Sim began over 35 years ago as Sim Video Productions Inc., founded by Robert and Peggy Sim in Toronto in 1982. Sim has grown to include a number of subsidiaries offering a variety of industry-leading products and services in all of the major production centers in North America: Los Angeles, New York, Toronto, Atlanta and Vancouver. Sim provides comprehensive services to the television and content production industry, such as production, post production and deliverables ready for distribution.

Sim consists of the following reportable segments, all operating under the unified Sim banner: Camera, Lighting & Grip, Studios, and Post.

Sim provides complete packages of professional digital camera equipment as Sim Camera. Sim Lighting & Grip provides power generation and distribution, lighting and grip equipment as well as other specialty equipment such as dollies and cranes. As Sim Studios, Sim provides studio facilities with nine studio locations in Greater Vancouver. As Sim Post, Sim provides workflow, playback equipment rentals, and post-production services, principally to the feature film and television production industry.

In May 2013, 51% of the shares of Sim were acquired by Granite Film and Television and Equipment Rentals Inc. Contemporaneously, Sim used this new financing to acquire Toronto-based P.S. Production Services Ltd. (“PS”), one of Canada’s largest lighting, grip, generator, camera and dolly equipment rental firms. With offices in Vancouver and Toronto, the addition of PS further strengthened Sim’s position as a comprehensive service provider for the motion picture and television industry, and one of the largest and most integrated players in Canada. The acquisition of Chainsaw in Los Angeles served to expand Sim’s offerings into the post-production sector. Upon this foundation, Sim added Pixel Underground in Toronto (Post Picture), Bling Digital (Post Dailies), Tattersall Sound & Picture in Toronto (Post Sound Editing and Mixing) and Post Factory New York (Post Picture); all of which trade under the Sim banner today.

In August 2017, Sim acquired The Crossing Studios Ltd. (“Crossing”), adding approximately 400,000 square feet of sound stages in the Greater Vancouver area and now operating as Sim Studios. Collectively, Sim provides integrated solutions to meet the evolving needs of its growing customer base.

In September 2018, Sim entered into a business combination agreement with SCAC and Panavision, whereby the acquiring entity will obtain 100% ownership of Sim. The closing will take place once all conditions of the Business Combination Agreement are satisfied or waived, which is expected to occur during the three-month period ending March 31, 2019. As consideration, Sim’s shareholders will receive 3,100,000 shares of New Panavision Common Stock and US$110,000 cash. The cash consideration will change based upon certain adjustments to be calculated as of the Closing Date. The precise amount of such adjustments will depend upon, among other things, the total debt obligations and the cash and cash equivalents of Panavision and Sim on the Closing Date, each of which fluctuates in the ordinary course of business, as well as the net working capital, capital expenditures and unpaid transaction expenses of Panavision and Sim on the Closing Date.

The cash proceeds will be used to satisfy all long-term liability obligations and Sim will be acquired on a debt-free basis.

Factors Affecting Performance

Sim believes its future success is dependent on numerous factors as discussed below. While these areas represent opportunities for Sim they also represent challenges and risks that Sim must successfully address in order to continue the growth of its business and improve its results of operations.

Driving revenue growth and profitability through cross-selling: Sim’s goal is to continue to leverage the breadth of services that it offers. Sim will continue to increase customer penetration in all production centers through the cross-selling of complementary services to existing customers, attracting new customers and establishing a presence in those secondary markets where Sim has identified a viable opportunity.

Integrating Sim’s subsidiary companies after a period of acquisition: The last several years were a period of rapid growth and acquisition for Sim. Over the last year, Sim has moved to integrate its legacy companies under the common Sim banner. This has included harmonizing business and sales practices as well as transitioning all of its legacy operations to a common enterprise resource planning (“ERP”) system. This system will manage accounting, financial planning and analysis, revenue recognition, risk management, governance and compliance, procurement, project planning and tax reporting.

Increasing revenue through prudent talent acquisition and management: Like all businesses, one of the key drivers of success is a talented and engaged work force. The success of Sim’s Post division in particular is dependent on attracting talented colorists and audio and visual effects specialists. Sim is seen as a significant player in the industry and a prime destination for talented post-production professionals.

Increasing revenue through the acquisition of strategic target companies: Sim has experienced past success through a series of mergers and acquisitions over the last five years in particular. Potential target companies have been identified in production services in both the United States, Canada and abroad. These potential target companies include both camera rental houses and lighting and grip rental houses. In general, the post-production industry in the markets in which Sim operates is fragmented, giving rise to opportunities to consolidate and grow through absorbing competing and complementary service providers.

Managing production cycles: Given the nature of the television industry, productions that are originally scheduled to commence at certain times are often delayed or pushed into future periods and often the original scope of the production needs change. It is common that these delays result in scheduled production or post-production work shifting from originally scheduled financial reporting quarters to subsequent quarters. Often production or post-production work will shift out of the originally scheduled fiscal year into the next. The decisions to shift, delay or change the scope of work for these productions is generally made by the studios due to factors such as their budgetary concerns and casting issues, amongst others. These decisions are often made on short notice. As a result, Sim is often faced with seeking replacement work and re-allocating resources to ensure that Sim maximizes its revenue potential. Increasingly Sim is seeing less predictability with production schedules as OTT providers such as Netflix, Hulu and Amazon are not as bound to strict broadcast schedules. As a result, the period in which Sim originally expects revenues can often vary.

Managing the seasonality of Sim’s revenues: Historically the first half of the year has seen lower revenues relative to the second half of the fiscal year. This seasonality is the result of the historical schedule of productions where they commence early in the second half of the year to meet the demands of network schedules and the autumn broadcast schedules. Additionally, the holidays in the jurisdictions in which Sim operates often impact revenues given the impact on productions schedules. This results in Sim having to efficiently manage the deployment of various resources such as equipment and staffing. Due to various factors such as the decisions of the studios as discussed above, recently Sim has seen less predictability with the seasonality of revenues.

Components of Sim’s Operating Results

Revenue—Production services revenue consists of revenue from Sim’s Camera, Lighting & Grip, and Studios segments as well as certain rental revenue from Sim’s Post segment. Post-production revenue is derived from the coloring, finishing and audio services provided by Sim’s Post segment. Product sales revenue originate from Camera, Lighting & Grip and Post segments and include the sales of various expendable items such as various hard drives and tapes.

Operating costs—Operating costs consists of many expenses in the normal course of operations, the most significant of which include sub-rental expenses of camera and lighting and grip equipment, operating leases of production equipment, occupancy costs and utilities related to Sim’s various office, studio and warehouse facilities, general offices expenses, cost of goods sold, advertising and promotion expenses, freight and delivery expenses, equipment repairs and maintenance, professional fees and hotel and travel expenditures.

Salaries and benefits—Salaries and benefits consist of the compensation arrangements related to Sim’s staff across its five prime locations including compensation related to the colorist, finishing and audio talent in Sim’s Post division.

Amortization—Amortization expense relates to the depreciation on Sim’s revenue producing camera and lighting and grip equipment that Sim rents to customers, the depreciation on property, plant and equipment as well as amortization expense related to various intangible assets including Sim’s customer backlog, customer relationships, non-compete agreements, trade names, leased location networks and internal systems such as Sim’s ERP system.

Restructuring, transaction and acquisition—Restructuring, transaction and acquisition costs include various severance arrangements to employees, various expenditures incurred related to Sim’s recent rebranding under the Sim banner as well as costs incurred to-date on Sim’s preparation for an initial public offering in the Canadian market and the current business combination agreement.

Sim classifies various other non-operating items under Other items in its income statement:

Finance costs, net—Finance costs include the interest on Sim’s bank facilities as well as other long term liabilities such as various promissory notes outstanding. Finance costs also include the accretion on long term liabilities as well as the amortization of deferred financing costs. The unrealized gain on Sim’s interest rate swaps are also included.

Loss (gain) on unrealized foreign exchange—The loss or gain on unrealized foreign exchange arises when Sim converts various foreign denominated balances, notably U.S. dollar balances, into Canadian dollars at the reporting date.

Loss (gain) on revaluation of contingent consideration—The loss or gain on the revaluation of contingent consideration reflects changes in the amounts due under various earn out provisions for past acquisitions, notably the acquisition of Pixel Underground and Crossing.

Gain on liability derecognition—The gain on liability derecognition arose as a result of a finance lease arrangement for equipment that was subsequently sold to a different lessor with whom Sim then entered into an operating lease arrangement. The gain arose from the derecognition of the finance lease liability as well as the corresponding revenue producing assets.

Other income—Other income consists of miscellaneous income, notably a termination payment made in 2016 by a landlord to allow the landlord to take back possession of one of Sim’s facilities.

Income taxes (recovery)—Income taxes (recovery) represents both current and deferred income tax provisions.

Other comprehensive loss includes:

Foreign currency translation of foreign operations – Changes in the Canadian dollar balances, due to foreign exchange rate variances of Sim’s foreign operations, notably Sim’s U.S. operations, are recorded in this financial statement line item at each reporting date.

Results of Operations

The following tables sets forth, for the period indicated, the consolidated statement of operations for Sim.

	Year ended December 31,						% change
(000’s of Canadian dollars)	2017		2016		2015		2017 vs 2016	2016 vs 2015
Revenue	147,785	100%	140,757	100%	119,379	100%	5%	18%
Expenses	145,214	98%	136,122	97%	111,810	94%	7%	22%

Earnings from operations	2,571	2%	4,635	3%	7,569	6%	-45%	-39%

Other items	5,518	4%	3,981	3%	5,819	5%	39%	-32%

Earnings (loss) before income taxes	(2,947)	-2%	654	0%	1,750	1%	-551%	-63%

Income taxes (recovery)	(2,079)	-1%	131	0%	1,497	1%	-1687%	-91%

Net earnings (loss)	(868)	-1%	523	0%	253	0%	-266%	107%

Foreign currency translation of foreign operations	(877)	-1%	(1,357)	-1%	3,516	3%	-35%	-139%

Comprehensive earnings (loss)	(1,745)	-1%	(834)	-1%	3,769	3%	109%	-122%

	Nine-months ended September 30,
(000’s of Canadian dollars)	2018		2017		% change
Revenue	104,116	100%	103,218	100%	1%
Expenses	107,715	103%	103,073	100%	5%

Earnings (loss) from operations	(3,599)	-3%	145	0%	-2582%

Other items	4,483	4%	4,756	5%	-6%

Loss before income taxes	(8,082)	-8%	(4,611)	-4%	75%

Income taxes recovery	(2,214)	-2%	(2,698)	-3%	-18%

Net loss	(5,868)	-6%	(1,913)	-2%	207%

Foreign currency translation of foreign operations	(256)	0%	(1,235)	-1%	-79%

Comprehensive loss	(6,124)	-6%	(3,148)	-3%	95%

Revenue

The following tables present Sim’s consolidated revenue by product, segment, and geography for the periods indicated.

	Year ended December 31,						% change
(000’s of Canadian dollars)	2017		2016		2015		2017 vs 2016	2016 vs 2015
Revenue by service:
Production services	89,863	61%	81,723	58%	67,976	57%	10%	20%
Post production services	55,067	37%	55,601	40%	46,813	39%	-1%	19%
Product sales	2,855	2%	3,433	2%	4,590	4%	-17%	-25%
Total	147,785	100%	140,757	100%	119,379	100%	5%	18%

Revenue by segment:
Camera	35,938	24%	33,260	24%	31,646	27%	8%	5%
Lighting & Grip	52,160	35%	50,369	36%	38,691	32%	4%	30%
Studios	3,731	3%	—	0%	—	0%
Post	55,956	38%	57,128	41%	49,042	41%	-2%	17%
Corporate	—	0%	—	0%	—	0%
Total	147,785	100%	140,757	100%	119,379	100%	5%	18%

Revenue by geography:
Canada	96,281	65%	89,561	64%	67,533	57%	8%	33%
United States	51,504	35%	51,196	36%	51,846	43%	1%	-1%
Total	147,785	100%	140,757	100%	119,379	100%	5%	18%

	Nine-months ended September 30,
(000’s of Canadian dollars)	2018		2017		% change
Revenue by service:
Production services	69,597	67%	67,588	65%	3%
Post production services	32,527	31%	33,108	32%	-2%
Product sales	1,992	2%	2,522	2%	-21%
Total	104,116	100%	103,218	100%	1%

Revenue by segment:
Camera	23,463	23%	25,622	25%	-8%
Lighting & Grip	32,471	31%	36,711	36%	-12%
Studios	6,790	7%	685	1%
Post	41,392	40%	40,200	39%	3%
Corporate	—	0%	—	0%
Total	104,116	100%	103,218	100%	1%

Revenue by geography:
Canada	64,216	62%	66,712	65%	-4%
United States	39,900	38%	36,506	35%	9%
Total	104,116	100%	103,218	100%	1%

Camera and Lighting and Grip segment revenues include rental revenues categorized in the table above as ‘Production services’ revenue as well as the sale of certain expendable items categorized in the table above as ‘Product sales’ revenue.

Post segment revenues include edit room rentals, dailies and offline editing all categorized in the table above as ‘Production services’ revenue. Post segment revenues also include picture and audio editing and finishing which are included in the table above as ‘Post-production services’. Post segment revenues also include the sale of certain expendable items which are included in the table above as ‘Product sales’ revenue.

Studio segment revenues include the rental of studio facility space and are included in the table above as ‘Production services’ revenue.

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016

For the fiscal year ended December 31, 2017, Sim’s consolidated revenue increased by $7.0 million, or 5%, as compared to the fiscal year ended December 31, 2016.

Geographically, Sim’s total consolidated revenue for the fiscal year ended December 31, 2017 was comprised of 65% from Canada and 35% from the United States, generally consistent with the composition in 2016 of 64% and 36%, respectively. Revenue from Canada for the fiscal year ended December 31, 2017 increased by $6.7 million as compared to the fiscal year ended December 31, 2016, with United States’ revenue increasing by $0.3 million. The Canadian revenue increase is due to the acquisition of Crossing in 2017 as well as growth largely in Sim’s Vancouver Lighting & Grip operations.

Production services revenue

Production services revenue consists of the revenue from Sim’s Camera, Lighting & Grip and Studios segments, as well as certain rental revenue from Sim’s Post segment. Production services revenue increased by $8.1 million for the fiscal year ended December 31, 2017 as compared to the fiscal year ended December 31, 2016.

Camera revenue—Camera revenue increased by $2.7 million for the fiscal year ended December 31, 2017 as compared to the fiscal year ended December 31, 2016. This increase was mainly driven by the introduction of new management, notably in Los Angeles, as Sim focused efforts on expanding its presence in the Los Angeles and New York markets. This was a marked improvement in revenues for the camera division given that Sim’s market penetration in Los Angeles and New York was less significant in the prior year. Further, Sim’s Toronto market had an increase in new projects start late in 2017.

Lighting & Grip revenue—Lighting & Grip revenue increased by $1.8 million for the fiscal year ended December 31, 2017 as compared to the fiscal year ended December 31, 2016, with year over year growth buoyed by some high end feature films, offset by the loss of some work by NBC Universal.

Studios revenue—Studios revenue increased by $3.7 million for the fiscal year ended December 31, 2018 as compared to the fiscal year ended December 31, 2016. This increase was due to the acquisition of Crossing and therefore the establishment of Sim’s Studios division in August 2017.

Post-production revenue

Post-production services revenue consists of the revenue from Sim’s Post segment. Post-production services revenue decreased by $0.5 million for the fiscal year ended December 31, 2017 as compared to the fiscal year ended December 31, 2016. Sim’s Post division had $1.0 million in projects push production start dates from 2017 into 2018 accounting for much of the aforementioned decline in post-production services revenue from 2016 to 2017.

Post revenue—Post revenue declined by $1.2 million for the fiscal year ended December 31, 2017 as compared to the fiscal year ended December 31, 2016. This decline was primarily due to delayed or cancelled projects in 2017.

Product sales revenue

Product sales revenue consists of revenue from various expendables in Sim’s Post, Lighting & Grip and Camera segments. Product sales revenue decreased by $0.6 million for the fiscal year ended December 31, 2017 as compared to the fiscal year ended December 31, 2016 given fewer new production starts in 2017 over 2016 which in turn impacted product sales.

Fiscal Year Ended December 31, 2016 Compared to Fiscal Year Ended December 31, 2015

For the fiscal year ended December 31, 2016, Sim’s consolidated revenue increased by $21.4 million, or 18%, as compared to the fiscal year ended December 31, 2015.

Geographically, Sim’s total consolidated revenue for the fiscal year ended December 31, 2016 was comprised of 64% from Canada and 36% from the United States. For the fiscal year ended December 31, 2015, Sim’s total consolidated revenue was comprised of 57% from Canada, 42% from the United States and 1% from Other. The increase in Sim’s Canadian revenue for the fiscal year ended December 31, 2016 as compared to the fiscal year ended December 31, 2015 reflects the significant growth in Lighting & Grip revenue, most notably in the Vancouver market.

Production services revenue

Production services revenue increased by $13.7 million for the fiscal year ended December 31, 2016 as compared to the fiscal year ended December 31, 2015. The majority of this growth, $11.7 million, was driven by strong growth in Lighting & Grip due to new productions and significant increases in revenue from current productions from expanded services requested.

Camera revenue—Camera revenue increased by $1.6 by million for the fiscal year ended December 31, 2016 as compared to the fiscal year ended December 31, 2015. This is due to the rapid expansion in the Vancouver market, which increased by $5.0 million. This was offset by a decline in Atlanta of $2.2 million and the closure of two offices (Halifax and China), which had $1.2 million of revenue in 2015.

Lighting & Grip revenue—Lighting & Grip revenue increased by $11.7 million for the fiscal year ended December 31, 2016 as compared to the fiscal year ended December 31, 2015. This strong growth of 30% was the result of new productions and significant increases in revenue from current productions.

Post-production revenue

Post-Production Services revenue increased by $8.8 million for the fiscal year ended December 31, 2016 as compared to the fiscal year ended December 31, 2015. The increase was driven from acquisitions with 2016 including a full year of the results of operations of Tattersall Sound & Picture (“Tattersall”) (acquired April 1, 2015), Post Factory New York (“Post Factory”) (acquired June 25, 2015) and Pixel Underground (“Pixel”) (acquired January 1, 2016).

Post revenue—Post revenue increased by $8.1 million for the fiscal year ended December 31, 2016 as compared to the fiscal year ended December 31, 2015. This increase is largely the result of revenue for the fiscal year ended December 31, 2016 reflecting a full year of the operations of Tattersall, Pixel and Post Factory.

Product sales revenue

Product sales revenue declined by $1.2 million for the fiscal year ended December 31, 2016 as compared to the fiscal year ended December 31, 2015. This was due to a purchase and resale arrangement in 2015.

Nine Months Ended September 30, 2018 Compared to Nine-Months Ended September 30, 2017

For the nine months ended September 30, 2018, Sim’s revenue increased by $0.9 million, or 1%, over the comparative period in 2017.

In the third quarter of 2018, Vancouver experienced a decline in production starts. Representing 35% of total revenues for the nine months ended September 30, 2018, Vancouver is Sim’s largest market. In August 2018, analysis by management from industry publications noted that the Vancouver market had experienced a decline in production starts from prior years across feature films, movies of the week, and television series. Management believes Vancouver remains an attractive market for content production and has experienced no material changes (e.g., production tax subsidies) that would influence future production start decisions. Management believes that this decline in production starts is temporary.

Geographically, Sim’s total consolidated revenue for the nine months ended September 30, 2018 was comprised of 62% from Canada and 38% from the United States. For the nine months ended September 30, 2017, Sim’s total consolidated revenue was comprised of 65% from Canada and 35% from the United States. The decrease in Sim’s Canadian revenue for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2018 reflects the decline in Lighting & Grip revenue most notably in the Vancouver market.

Production services revenue

Production services revenue increased by $2.0 million for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017. Included in this increase is $6.1 million in Studios revenue given the acquisition of Crossing in Vancouver on August 31, 2017.

Camera revenue—Camera revenue decreased by $2.2 million for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017, notably from declines in revenues in the Vancouver market. The decline in revenue is attributable to other revenues consisting of those from commercials, documentaries and other smaller projects.

Lighting & Grip revenue—Lighting & Grip revenue decreased by $4.2 million for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017. Lighting & Grip experienced revenue declines primarily in the Vancouver market due to a decline in project starts as discussed below. This was offset by a $1.9 million, or 19.0%, increase in revenue in the Toronto market.

Studios revenue—For the nine months ended September 30, 2018, Studios had revenue of $6.8 million. Studios revenue were all generated from television productions. Occupancy of Sim’s Studios, all located in Vancouver, averaged 90% for the nine months ended September 30, 2018 reflecting the continued demand for studio space in Vancouver. There are no meaningful comparative prior year figures because the Studios segment was acquired in August 2017 with the acquisition of Crossing Studios.

Post-Production Services revenue

Post-Production Services revenue decreased by $0.6 million for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017 notably from declines in revenues in the Toronto and Vancouver markets in the early part of the year. Since the decline through to the early part of the year, the Toronto market has been regaining strength with a 15% increase in revenue over the prior year.

Post revenue—Revenue for Sim’s Post segment for the nine months ended September 30, 2018 increased by $1.2 million as compared to the nine months ended September 30, 2017 largely due to facility rentals (production services). Post-production revenue from major studios increased revenue by $3.9 million over the prior year for audio, dailies and sound editing work on various productions. Increases in revenue of $1.7 million were also experienced across certain of the independent studios offset by revenue declines of $4.4 million, notably in other revenue, consisting of work in commercials, documentaries and other smaller projects.

Product sales revenue

Product sales revenue decreased modestly by $0.5 million for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017.

Expenses

The following tables present Sim’s consolidated expenses for the periods indicated.

	Year ended December 31,						% change
(000’s of Canadian dollars)	2017		2016		2015		2017 vs 2016	2016 vs 2015
Operating costs	55,515	38%	52,980	39%	44,481	40%	5%	19%
Salaries and benefits	61,968	43%	57,676	42%	48,387	43%	7%	19%
Amortization	24,849	17%	22,368	16%	16,305	15%	11%	37%
Restructuring, transaction and acquisition	2,882	2%	3,098	2%	2,637	2%	-7%	18%
Expenses	145,214	100%	136,122	100%	111,810	100%	7%	22%

	Nine-months ended September 30,
(000’s of Canadian dollars)	2018		2017		% change
Operating costs	41,294	38%	39,527	38%	5%
Salaries and benefits	46,972	44%	45,014	44%	4%
Amortization	17,658	16%	17,233	17%	3%
Restructuring, transaction and acquisition	1,791	2%	1,299	1%	38%
Expenses	107,715	100%	103,073	100%	5%

Operating costs

The following tables present Sim’s consolidated operating costs for the periods indicated.

	Year ended December 31,						% change
(000’s of Canadian dollars)	2017		2016		2015		2017 vs 2016	2016 vs 2015
Advertising and promotion	1,075	2%	1,113	2%	779	2%	-3%	43%
Bad debts	133	0%	34	0%	208	0%	291%	-84%
Bank charges	275	0%	238	0%	194	0%	16%	23%
Cost of goods sold	1,882	3%	2,162	4%	3,979	9%	-13%	-46%
Equipment operating costs	447	1%	665	1%	1,778	4%	-33%	-63%
Equipment rentals and operating leases	21,235	38%	21,644	41%	15,182	34%	-2%	43%
Equipment repairs and maintenance	2,909	5%	3,327	6%	2,955	7%	-13%	13%
Freight and delivery	1,916	3%	2,868	5%	3,196	7%	-33%	-10%
Insurance, licences and operating taxes	923	2%	875	2%	788	2%	6%	11%
Management fees	250	0%	250	0%	250	1%	0%	0%
Occupancy costs and utilities	16,102	29%	13,069	25%	8,714	20%	23%	50%
Office and general	4,140	7%	4,003	8%	3,719	8%	3%	8%
Professional fees	1,451	3%	1,222	2%	960	2%	19%	27%
Travel and entertainment	1,682	3%	1,445	3%	1,015	2%	16%	42%
Loss (gain) on foreign exchange	(22)	0%	(111)	0%	366	1%	-80%	-130%
Loss (gain) on disposal of revenue producing assets	97	0%	(654)	-1%	135	0%	-115%	-584%
Write-off of obsolete equipment	1,020	2%	830	2%	263	1%	23%	216%
Operating costs	55,515	100%	52,980	100%	44,481	100%	5%	19%

	Nine-months ended September 30,
(000’s of Canadian dollars)	2018		2017		% change
Advertising and promotion	881	2%	668	2%	32%
Bad debts recovery	—	0%	(25)	0%	-100%
Bank charges	146	0%	216	1%	-32%
Cost of goods sold	758	2%	1,067	3%	-29%
Equipment operating costs	1,954	5%	2,002	5%	-2%
Equipment rentals and operating leases	12,657	31%	14,374	36%	-12%
Equipment repairs and maintenance	1,025	2%	1,496	4%	-32%
Freight and delivery	1,284	3%	1,393	4%	-8%
Insurance, licences and operating taxes	1,781	4%	741	2%	140%
Management fees	187	0%	187	0%	0%
Occupancy costs and utilities	14,325	35%	11,543	29%	24%
Office and general	2,299	6%	2,014	5%	14%
Professional fees	1,409	3%	1,128	3%	25%
Travel and entertainment	1,320	3%	1,590	4%	-17%
Loss (gain) on foreign exchange	86	0%	(85)	0%	-201%
Loss on disposal of revenue producing assets	949	2%	1,052	3%	-10%
Write-off of obsolete equipment	233	1%	166	0%	40%
Operating costs	41,294	100%	39,527	100%	5%

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016

Operating costs increased by $2.5 million for the fiscal year ended December 31, 2017 as compared to the fiscal year ended December 31, 2016. The increase was driven largely by a $2.8 million increase in occupancy costs and utilities due to the assumption of the leases of approximately 400,000 square feet of studio space in Vancouver with the acquisition of Crossing in August 2017 and its eight studio locations as well as expanding Sim’s Vancouver Lighting & Grip premises in early 2017 to meet the demand in the Vancouver market.

Fiscal Year Ended December 31, 2016 compared to Fiscal Year Ended December 31, 2015

Operating costs increased by $8.6 million for the fiscal year ended December 31, 2016 as compared to the fiscal year ended December 31, 2015. The increase was driven by a $6.5 million increase in equipment rental expense as well as a $4.4 million increase in occupancy costs and utilities offset by a $1.0 million decrease in equipment operating costs and aggregate decreases across various other operating costs categories. Equipment rental expense represents Sim’s sub-rental costs for camera, lighting and grip equipment that Sim then in turn rents to Sim’s customers with the increase being reflective of the increase in revenue for both Sim’s Camera and Lighting & Grip divisions.

Occupancy costs reflect a full year of rent and property taxes from Post Factory’s office in Manhattan as well as a new 65,000 square foot facility for Post in Hollywood where Sim now has its dailies, post-production services and camera rental facilities all located together. Sim moved into these new Hollywood facilities in June 2015 therefore resulting in a year over year increase in occupancy costs.

Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017

Operating costs increased by $1.8 million for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017. Increases of approximately $2.9 million in occupancy costs and utilities was due to the nine new Studios locations in Vancouver due to the acquisition of Crossing in August 2017 which is not reflected in the nine months ended September 30, 2017 results. Further, this was offset by savings in occupancy costs and utilities in Lighting & Grip and Post due to reorganization and consolidation of offices. Office and general expenses increased due to IT initiatives related to data security and financial systems.

Salaries and benefits

The following tables present Sim’s consolidated salaries and benefits expense for the periods indicated.

	Year ended December 31,						% change
(000’s of Canadian dollars)	2017		2016		2015		2017 vs 2016	2016 vs 2015
Salaries and benefits	61,968	100%	57,676	100%	48,387	100%	7%	19%

	Nine-months ended September 30,
(000’s of Canadian dollars)	2018		2017		% change
Salaries and benefits	46,972	100%	45,014	100%	4%

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016

Salaries and benefits expenses increased by $4.3 million for the fiscal year ended December 31, 2017 as compared to the fiscal year ended December 31, 2016. The increase reflects a $0.3 million increase from the employees joining Sim from the Crossing acquisition, across the board annual salary increases and an increase in the number of employees required to support demand and the related increase in revenue.

Fiscal Year Ended December 31, 2016 Compared to Fiscal Year Ended December 31, 2015

Salaries and benefits expenses increased by $9.2 million for the fiscal year ended December 31, 2016 as compared to the fiscal year ended December 31, 2015. Of this increase, $11.1 million is due to direct salaries and benefits offset by a decrease in administrative salaries and benefits. The direct salaries increase is largely reflected in Sim’s Post division and reflects the full year of salaries and benefits of those employees from Tattersall, Post Factory and Pixel after the acquisition of those respective operations in 2015 and early 2016.

Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017

Salaries and benefits expenses increased by $2.0 million for nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017. The increase reflects a standard of living increase for Sim’s employee base as well as the reflection of the Crossing Studios staffing since acquisition in August 2017.

Amortization expenses

The following tables present Sim’s consolidated amortization expense for the periods indicated.

	Year ended December 31,						% change
(000’s of Canadian dollars)	2017		2016		2015		2017 vs 2016	2016 vs 2015
Revenue producing assets	15,189	61%	13,981	63%	11,378	70%	9%	23%
Property and equipment	5,355	22%	4,693	21%	3,396	21%	14%	38%
Intangible assets	4,305	17%	3,694	17%	1,531	9%	17%	141%
Amortization	24,849	100%	22,368	100%	16,305	100%	11%	37%

	Nine-months ended September 30,
(000’s of Canadian dollars)	2018		2017		% change
Revenue producing assets	10,663	60%	10,984	64%	-3%
Property and equipment	3,908	22%	3,440	20%	14%
Intangible assets	3,087	17%	2,809	16%	10%
Amortization	17,658	100%	17,233	100%	3%

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016

Amortization expense increased by $2.5 million for the fiscal year ended December 31, 2017 compared to 2016 reflecting the significant capital expenditures made during 2017 and 2016, including expansion of the Vancouver Lighting & Grip warehouse, a new DI theatre in New York and Post’s new West Hollywood facility.

Fiscal Year Ended December 31, 2016 Compared to Fiscal Year Ended December 31, 2015

Amortization expense increased by $6.1 million for the fiscal year ended December 31, 2016 compared to 2015. Of this increase, $2.6 million relates to the amortization of revenue producing assets, $1.3 million to the amortization of property, plant and equipment, and $2.2 million related to the amortization of various intangible assets. The amortization increase in intangible assets reflects the accelerated amortization of Sim’s trade names since Sim was planning a company-wide rebrand at that time to bring all of its legacy brands under the common Sim banner. This rebrand was formally launched in the fall of 2017.

Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017

Amortization expense increased modestly by $0.4 million for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017.

Restructuring, transaction and acquisition expenses

The following tables present Sim’s consolidated restructuring, transaction and acquisition expenses for the periods indicated.

	Year ended December 31,						% change
(000’s of Canadian dollars)	2017		2016		2015		2017 vs 2016	2016 vs 2015
Restructuring costs	2,425	84%	2,304	74%	307	12%	5%	651%
Transaction costs	53	2%	758	24%	1,832	69%	-93%	-59%
Acquisition costs	404	14%	36	1%	498	19%	1022%	-93%
Restructuring, transaction and acquisition	2,882	100%	3,098	100%	2,637	100%	-7%	18%

	Nine-months ended September 30,
(000’s of Canadian dollars)	2018		2017		% change
Restructuring costs	447	25%	927	71%	-52%
Transaction costs	1,321	74%	8	1%	16413%
Acquisition costs	23	1%	364	28%	-94%
Restructuring, transaction and acquisition	1,791	100%	1,299	100%	38%

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016

Restructuring, transaction and acquisition expenses for the fiscal year ended December 31, 2017 decreased by $0.2 million compared to 2016 reflecting the transaction related costs of $0.7 million incurred in 2016 as Sim was pursuing strategic alternatives, similar costs of which were not incurred in 2017. For 2017, restructuring costs include costs incurred to rebrand Sim’s group under one consolidated banner.

Fiscal Year Ended December 31, 2016 Compared to Fiscal Year Ended December 31, 2015

Restructuring, transaction and acquisition expenses increased by $0.5 million for the fiscal year ended December 31, 2016 compared to 2015 reflecting fees incurred as Sim was pursuing strategic alternatives as well as charges related to the restructuring of Sim’s executive management team composition.

Nine Months Ended September 30, 2018 Compared to Nine Months ended September 30, 2017

Restructuring, transaction and acquisition expenses for the nine months ended September 30, 2018 increased by $0.5 million as compared to the nine months ended September 30, 2017. An increase in transaction costs of $1.3 million are due to the business combination agreement. This was offset by a decrease in restructuring costs and acquisitions costs of $0.5 million and $0.3 million, respectively. The decreased restructuring costs is due to efforts to rebrand Sim under one consolidated banner, which began in 2017 and with efforts tapering off in 2018. The 2017 acquisition costs relate to Sim’s acquisition of Crossing Studios in August 2017.

Other items

The following tables present Sim’s consolidated other items for the periods indicated.

	Year ended December 31,						% change
(000’s of Canadian dollars)	2017		2016		2015		2017 vs 2016	2016 vs 2015
Finance costs, net	6,238	113%	4,212	106%	3,737	64%	48%	13%
Loss (gain) on unrealized foreign exchange	225	4%	(161)	-4%	2,129	37%	-240%	-108%
Loss (gain) on revaluation of contingent consideration	(540)	-10%	580	15%	—	0%	-193%
Gain on liability derecognition	(405)	-7%	—	0%	—	0%
Other income	—	0%	(650)	-16%	(47)	-1%	-100%	1283%
Other items	5,518	100%	3,981	100%	5,819	100%	39%	-32%

	Nine-months ended September 30,
(000’s of Canadian dollars)	2018		2017		% change
Finance costs, net	5,738	128%	4,489	94%	28%
Loss (gain) on unrealized foreign exchange	(1,163)	-26%	267	6%	-536%
Gain on revaluation of contingent consideration	(92)	-2%	—	0%
Gain on liability derecognition	—	0%	—	0%
Other income	—	0%	—	0%
Other items	4,483	100%	4,756	100%	-6%

Finance costs, net

The following tables present Sim’s consolidated finance costs for the periods indicated.

	Year ended December 31,						% change
(000’s of Canadian dollars)	2017		2016		2015		2017 vs 2016	2016 vs 2015
Interest on bank indebtedness and long-term liabilities	5,020	80%	3,457	82%	3,466	93%	45%	0%
Accretion on long-term liabilities and amortization of deferred financing costs	1,410	23%	1,067	25%	101	3%	32%	956%
Other interest	124	2%	—	0%	—	0%
Unrealized loss (gain) on interest rate swap	(316)	-5%	(312)	-7%	170	5%	1%	-284%
Finance costs, net	6,238	100%	4,212	100%	3,737	100%	48%	13%

	Nine-months ended September 30,
(000’s of Canadian dollars)	2018		2017		% change
Interest on bank indebtedness and long-term liabilities	4,436	77%	3,394	76%	31%
Accretion on long-term liabilities and amortization of deferred financing costs	957	17%	1,175	26%	-19%
Other interest	457	8%	131	3%	249%
Unrealized gain on interest rate swap	(112)	-2%	(211)	-5%	-47%
Finance costs, net	5,738	100%	4,489	100%	28%

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016

Finance costs for the fiscal year ended December 31, 2017 increased by $2.0 million compared to 2016 reflecting an increase in long-term debt from 2017 over 2016 of $20.8 million used to fund significant capital expenditures as well as the acquisition of Crossing Studios. Also included in the increase in finance costs year over year is the amortization of deferred financing costs incurred as a result of Sim’s refinancing of its bank debt in April 2017.

Fiscal Year Ended December 31, 2016 compared to Fiscal Year Ended December 31, 2015

Finance costs for the fiscal year ended December 31, 2016 increased by $0.5 million compared to 2015 reflecting approximately $6.0 million in finance leases added in 2016 with related accreted interest of $0.1 million as well as interest of $0.5 million on additional long-term debt of $10.0 million to help fund significant increases in capital expenditures.

Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017

Finance costs increased by $1.2 million for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017. Interest on long-term liabilities increased by $1.0 million, due to increased draws on Sim’s bank facilities in late 2017 and 2018 to finance capital expenditures. In the prior year, capital expenditures and draws on the bank facility were largely on hold pending the outcome of Sim’s bank refinancing that was finalized in April 2017.

Loss (gain) on unrealized foreign exchange

The following tables present Sim’s consolidated loss (gain) on unrealized foreign exchange for the periods indicated.

	Year ended December 31,						% change
(000’s of Canadian dollars)	2017		2016		2015		2017 vs 2016	2016 vs 2015
Loss (gain) on unrealized foreign exchange	225	100%	(161)	100%	2,129	100%	-240%	-108%

	Nine-months ended September 30,
(000’s of Canadian dollars)	2018		2017		% change
Loss (gain) on unrealized foreign exchange	(1,163)	100%	267	100%	-536%

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016

For the fiscal year ended December 31, 2017, Sim incurred a loss on unrealized foreign exchange of $0.2 million compared to a gain on unrealized foreign exchange of $0.2 million for the fiscal year ended December 31, 2016. Although the Canadian dollar strengthened over both years, the net position of Sim’s foreign-currency denominated accounts shifted from averaging a net liability in 2016 to averaging a net asset in 2017.

Fiscal Year Ended December 31, 2016 Compared to Fiscal Year Ended December 31, 2015

For the fiscal year ended December 31, 2016, Sim had a gain on unrealized foreign exchange of $0.2 million compared with a loss on unrealized foreign exchange of $2.1 million for the fiscal year ended December 31, 2015. The Canadian dollar weakened significantly during 2015, requiring a loss to be recognized on Sim’s foreign-currency denominated accounts, which were in a net asset position. During 2016, the Canadian dollar improved and Sim’s net asset position in foreign-currency denominated accounts decreased marginally.

Nine Months ended September 30, 2018 Compared to Nine Months Ended September 30, 2017

The gain on unrealized foreign exchange of $1.2 million for the nine months ended September 30, 2018 is due to the weakening Canadian dollar and its impact on Sim’s foreign-currency denominated accounts.

Loss (gain) on revaluation of contingent consideration

The following tables present Sim’s consolidated loss (gain) on revaluation of contingent consideration for the periods indicated.

	Year ended December 31,						% change
(000’s of Canadian dollars)	2017		2016		2015		2017 vs 2016	2016 vs 2015
Loss (gain) on revaluation of contingent consideration	(540)	100%	580	100%	—	100%	-193%

	Nine-months ended September 30,
(000’s of Canadian dollars)	2018		2017		% change
Gain on revaluation of contingent consideration	(92)	100%	—	100%

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016

For the fiscal year ended December 31, 2017, Sim incurred a gain on revaluation of contingent consideration of $0.5 million related to provisions in the purchase agreement of Pixel compared to a loss on revaluation in 2016. Since contractually defined earnings targets for Pixel were not met and are projected to not be met during the earnout period, the contingent consideration due to the former shareholders was revalued and a gain recorded in 2017.

Fiscal Year Ended December 31, 2016 Compared to Fiscal Year Ended December 31, 2015

For the fiscal year ended December 31, 2016, Sim incurred a loss on the revaluation of contingent consideration of $0.6 million compared to no gain nor loss for 2015. The loss relates to specific earn out provisions in the Pixel purchase agreement with the acquisition of Pixel at the beginning of 2016. The earn out provision provides, subject to a defined formula, that additional payments will be made to the former shareholders of Pixel should the results of Pixel in future years exceed defined earnings targets. With Pixel exceeding these targets an amount of $0.6 million was due for 2016.

Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017

The gain on revaluation of contingent consideration of $0.1 million for the nine months ended September 30, 2018 is the result of a requirement of the Crossing acquisition agreement to recalculate an earn out provision due to the former shareholder of Crossing based on the financial results of Studios for the period ended October 31, 2017. No gain nor loss on revaluation of contingent consideration was recognized for the comparative period in 2017.

Gain on liability derecognition

The following tables present Sim’s consolidated gain on liability derecognition for the periods indicated.

	Year ended December 31,						% change
(000’s of Canadian dollars)	2017		2016		2015		2017 vs 2016	2016 vs 2015
Gain on liability derecognition	(405)	100%	—	100%	—	100%

	Nine-months ended September 30,
(000’s of Canadian dollars)	2018		2017		% change
Gain on liability derecognition	—	100%	—	100%

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016

For the fiscal year ended December 31, 2017, Sim had a gain on liability derecognition of $0.4 million related to a finance lease arrangement for certain revenue producing assets which were subsequently sold to a different lessor with which Sim then entered into an operating lease arrangement. The gain arose on the derecognition of the related finance lease liability.

Fiscal Year Ended December 31, 2016 Compared to Fiscal Year Ended December 31, 2015

There was no gain nor loss on liability derecognition for the years ended December 31, 2016 nor 2015.

Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017

There was no gain nor loss on liability derecognition during the nine months ended September 30, 2018 nor for the same period in 2017.

Other income

The following tables present Sim’s consolidated other income for the periods indicated.

	Year ended December 31,						% change
(000’s of Canadian dollars)	2017		2016		2015		2017 vs 2016	2016 vs 2015
Other income	—	100%	(650)	100%	(47)	100%	-100%	1283%

	Nine-months ended September 30,
(000’s of Canadian dollars)	2018		2017		% change
Other income	—	100%	—	100%

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016

There was no other income during the fiscal year ended December 31, 2017

Fiscal Year Ended December 31, 2016 Compared to Fiscal Year Ended December 31, 2015

For the fiscal year ended December 31, 2016 Sim had other income of $0.7 million consisting of a termination payment made by a landlord to allow the landlord to take back possession of one of Sim’s facilities.

Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017

There was no other income during the nine months ended September 30, 2018 nor for the same period in 2017.

Income taxes (recovery)

The following tables present Sim’s consolidated income taxes (recovery) for the periods indicated.

	Year ended December 31,						% change
(000’s of Canadian dollars)	2017		2016		2015		2017 vs 2016	2016 vs 2015
Income taxes (recovery)	(2,079)	100%	131	100%	1,497	100%	-1687%	-91%

	Nine-months ended September 30,
(000’s of Canadian dollars)	2018		2017		% change
Income taxes recovery	(2,214)	-2	(2,698)	-3	-18%

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016

For the years ended December 31, 2017 and 2016, Sim incurred an income taxes recovery of $2.1 million and an income taxes expense of $0.1 million, respectively. These amounts were driven by the earning (loss) for the respective periods, adjusted to taxable earnings (loss). The statutory tax rate for the Canada and the United States jurisdictions increased by 0.3% to 26.8% and decreased by 10.4% to 29.6%, respectively. The decreased United States statutory tax rate, which resulted in a $0.5 million income taxes recovery, is mainly due to amended federal tax laws in the United States that occurred and became effective in 2017.

Fiscal Year Ended December 31, 2016 Compared to Fiscal Year Ended December 31, 2015

For the years ended December 31, 2016 and 2015, Sim incurred an income taxes expense of $0.1 million and $1.5 million, respectively. These amounts are driven by the earning (loss) for the respective periods, adjusted to taxable earnings (loss). The statutory tax rate for the Canada and the United States jurisdictions remained consistent at 26.5% and 40.0%, respectively.

Nine Months Ended September 30, 2018 Compared to Nine Months ended September 30, 2017

For the nine months ended September 30, 2018 and the nine months ended September 30, 2017, Sim incurred an income taxes recovery of $2.2 million and $2.7 million, respectively. These amounts were driven by the earning (loss) for the respective periods, adjusted to taxable earnings (loss). The statutory tax rate for the Canada and the United States jurisdictions decreased by 0.5% to 26.3% and remained consistent at 29.6%, respectively.

Of the income taxes recovery of $2.2 million for the nine months ended September 30, 2018, $1.8 million relates to the recognition of a net deferred tax asset in the United States primarily related to operating loss carry forwards.

Other comprehensive loss (income)—foreign currency translation of foreign operations

The following tables present Sim’s consolidated other comprehensive loss (income)—foreign currency translation of foreign operations for the periods indicated.

	Year ended December 31,						% change
(000’s of Canadian dollars)	2017		2016		2015		2017 vs 2016	2016 vs 2015
Foreign currency translation of foreign operations	(877)	100%	(1,357)	100%	3,516	100%	-35%	-139%

	Nine-months ended September 30,
(000’s of Canadian dollars)	2018		2017		% change
Foreign currency translation of foreign operations	(256)	100%	(1,235)	100%	-79%

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016

For the fiscal year ended December 31, 2017, Sim incurred an other comprehensive loss due to the foreign currency translation of foreign operations of $0.9 million compared to $1.4 million for the fiscal year ended December 31, 2016. This was due to the strengthening of the Canadian dollar.

Fiscal Year Ended December 31, 2016 Compared to Fiscal Year Ended December 31, 2015

For the fiscal year ended December 31, 2016, Sim incurred an other comprehensive loss due to the foreign currency translation of foreign operations of $1.4 million compared to a gain of $3.5 million for the fiscal year ended December 31, 2015. This was due to the strengthening of the Canadian dollar during 2016, whereas it weakened during 2015.

Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017

For the nine months ended September 30, 2018, Sim incurred an other comprehensive gain of $0.3 million due to the foreign currency translation of foreign operations compared to $1.2 million for comparative period in 2017. This was due to the weakening of the Canadian dollar.

Liquidity and Capital Resources

Sim uses the net cash generated from its operations to fund investments in capital expenditures, both fixed assets and revenue-generating assets, service and repay external financing, pay dividends as declared, and when appropriate invest in new businesses across all segments of the company.

Sim believes, based on its most current projections, that its cash and amounts available under its credit facilities will be sufficient to address its working capital needs, capital expenditures, outstanding commitments and other liquidity requirements for at least the next 12 months.

Summary of cash flows

The following tables summarize cash flows for the periods indicated.

	Year ended December 31,
(000’s of Canadian dollars)	2017	2016	2015
Operating activities	20,954	23,741	20,141
Investing activities	(32,480)	(33,765)	(24,410)
Financing activities	10,272	10,475	4,563
Net cash provided by / (used in)	(1,254)	451	294

	Nine-months ended September 30,
(000’s of Canadian dollars)	2018	2017
Operating activities	4,429	12,931
Investing activities	(16,994)	(27,597)
Financing activities	18,095	16,193
Net cash provided by / (used in)	5,530	1,527

Fiscal Year Ended December 31, 2017 Compared to Fiscal Year Ended December 31, 2016

Cash generated by operating activities decreased by $2.8 million for the fiscal year ended December 31, 2017 as compared to the fiscal year ended December 31, 2016 primarily due to a reduction in net earnings net of items not affecting cash (“cash net earnings”) year over year of $4.2 million. This was offset by a $1.4 million increase in the net change of non-cash working capital consisting largely of an increase in accounts payable and accrued liabilities year over year.

Cash out flows from investing activities improved by $1.3 million for the fiscal year ended December 31, 2017 as compared to the fiscal year ended December 31, 2016. The improvement was due to $9.6 million less in capital expenditures in the fiscal year ended December 31, 2017 as compared to the fiscal year ended December 31, 2016, which was offset by expenditures of $2.9 million on the Company’s ERP system in 2017 and an increase in cash outflows on acquisitions of $4.9 million for the August 2017 acquisition of Crossing Studios relative to the January 2016 acquisition of Pixel Underground.

Cash inflows from financing activities decreased by $0.2 million during the fiscal year ended December 31, 2017 compared to 2016 due to a decrease of $2.7 million in the issuance of shares. This was offset by a decrease in dividends paid by $0.9 million. The remaining offset of $1.6 million is due to the timing of draws on Sim’s bank facilities, net of repayments Sim made, to fund the scheduled repayments of Sim’s other long-term liabilities as well as meeting seasonal cash needs of the business.

Fiscal Year Ended December 31, 2016 Compared to Fiscal Year Ended December 31, 2015

Cash generated by operating activities increased by $3.6 million for the fiscal year ended December 31, 2016 as compared to the fiscal year ended December 31, 2015 given an increase of $4.8 million in cash net earnings. This was offset by a $1.2 million decrease in the net change of non-cash working capital.

Cash out flows from investing activities increased by $9.4 million for the fiscal year ended December 31, 2016 as compared to the fiscal year ended December 31, 2015. The increase was due to an increase in capital expenditures of $13.9 million in 2016 as compared to 2015 given the leasehold improvements at the Post location in West Hollywood as well as leasehold improvements and the warehouse expansion to the Lighting & Grip facility in Vancouver. This was offset by a $4.1 million reduction in cash outflows for the January 2016 acquisition of Pixel Underground relative to the March 2015 and June 2015 acquisitions of Tattersall and Post Factory, respectively.

Cash inflows provided by financing activities increased by $5.9 million during the fiscal year ended December 31, 2016 compared to 2015 due to a $1.6 million increase in the issuance of shares net of redemption of shares. The remaining offset of $4.3 million is due to the timing of draws on Sim’s bank facilities, net of repayments Sim made, to fund the scheduled repayments of Sim’s other long-term liabilities as well as meeting seasonal cash needs of the business.

Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017

Cash generated by operating activities for the nine months ended September 30, 2018 decreased by $8.5 million as compared to the nine months ended September 30, 2017 due to a $3.4 million decrease in cash net earnings and a $5.1 decrease in the net change of non-cash working capital, largely driven by a change in accounts payable and accrued liabilities due to the timing of cash settlements. Sim’s primary source of funds continues to be cash generated from operations with Lighting & Grip, notably in the Vancouver market, being a key driver of cash flow.

Cash out flows from investing activities improved by $10.6 million for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017. Of this reduction in cash outflows, $6.9 million came from a reduction in capital expenditures related to both revenue producing assets and property, plant and equipment. The reduction in capital expenditures is part of Sim’s initiative to manage, refine and reduce its capital spend. This was offset by an increase in cash outflows of $1.2 million related to costs capitalized as part of Sim’s ERP system implementation. Additionally, there was $4.8 million decrease in acquisitions due to no acquisitions in the nine months ended September 30, 2018 relative to the August 2017 acquisition of Crossing Studios.

Cash inflows from financing activities increased by $1.9 million for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017 due to $6.8 million in proceeds from issuing secured debentures. This was offset by a $1.0 million decrease in the issuance of shares. The remaining offset of $3.9 million is due to the timing of draws on Sim’s bank facilities, net of repayments Sim made, to fund the scheduled repayments of Sim’s other long-term liabilities as well as meeting seasonal cash needs of the business.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual obligations

The following table provides Sim’s contractual obligations as of December 31, 2017:

(000’s of Canadian dollars)	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
Accounts payable and accrued liabilities	11,472	11,472
Customer deposits and contract liabilities	990	990
Long-term debt	73,466	7,876	65,590
Promissory notes	17,078	9,036	7,042	1,000
Contingent consideration	2,718	2,523	195
Finance lease liabilities	6,726	2,216	4,510
Operating leases	99,429	14,345	28,400	20,721	35,963
	211,879	48,458	100,737	21,721	35,963

Off-balance sheet arrangements

During the periods presented, Sim did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Non-IFRS Financial Measures

To supplement Sim’s consolidated financial statements presented in accordance with IFRS as issued by IASB, Sim reports adjusted operating earnings (loss). This non-IFRS measure of earnings excludes non-cash operating costs and salaries; amortization; restructuring, transaction and acquisition costs; finance costs, net; gain on liability derecognition; income taxes (recovery); loss (gain) on revaluation of contingent consideration and loss (gain) on unrealized foreign exchange.

Sim uses this non-IFRS financial measure to help it understand and evaluate its core operating performance and trends, to prepare and approve its annual budget, and to develop short term and long term operational plans. Sim believes that adjusted operating earnings (loss) provides useful information to investors and others in understanding and evaluating its operating results in the same manner as its management and board of directors. This non-IFRS financial measure should not be considered in isolation from, or as an alternative to, the measures prepared in accordance with IFRS, and it is not based on any comprehensive set of accounting rules or principles. Sim believes that this non-IFRS measure, when read in conjunction with Sim’s IFRS financial statements, provides useful information to investors by facilitating:

•	The comparability of Sim’s on-going operating results over the periods presented;

•	The ability to identify trends in Sim’s underlying business; and

•	The comparison of Sim’s operating results against analyst financial models and operating results of other public companies that supplement their IFRS results with non-IFRS financial measures.

This non-IFRS financial measure has limitations in that it does not reflect all the amounts associated with Sim’s results of operations as determined in accordance with IFRS as noted above.

The following tables present a reconciliation of net earnings (loss) to adjusted operating earnings:

	Year ended December 31,
(000’s of Canadian dollars)	2017	2016	2015
Net earnings (loss)	(868)	523	253
Amortization	24,849	22,368	16,305
Finance costs, net	6,238	4,212	3,737
Gain on liability derecognition	(405)	—	—
Income taxes (recovery)	(2,079)	131	1,497
Loss (gain) on disposal of revenue producing assets	97	(654)	135
Loss (gain) on revaluation of contingent consideration	(540)	580	—
Loss (gain) on unrealized foreign exchange	225	(161)	2,129
Management fees	250	250	250
Restructuring, transaction and acquisition	2,882	3,098	2,637
Share based payments	154	284	106
Write-off of obsolete equipment	1,020	830	263
Adjusted operating earnings	31,823	31,461	27,312

	Nine-months ended September 30,
(000’s of Canadian dollars)	2018	2017
Net loss	(5,868)	(1,913)
Amortization	17,658	17,233
Finance costs, net	5,738	4,489
Gain on liability derecognition	—	—
Income taxes recovery	(2,214)	(2,698)
Loss on disposal of revenue producing assets	949	1,052
Gain on revaluation of contingent consideration	(92)	—
Loss (gain) on unrealized foreign exchange	(1,163)	267
Management fees	187	187
Restructuring, transaction and acquisition	1,791	1,299
Share based payments	48	74
Write-off of obsolete equipment	233	166
Adjusted operating earnings	17,267	20,156

Critical Accounting Policies and Estimates

The preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting year. By their nature, these estimates are subject to measurement uncertainty and are reviewed periodically and adjustments, if necessary, are made in the year which they are identified. Actual results could differ from those estimates.

Certain accounting policies are particularly important to the reporting of Sim’s financial position and results of operations, and require the application of significant judgment by Sim’s management. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different, estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could have a material impact on the financial statements.

Sim’s significant accounting policies are fully described in Note 3 to Sim’s financial statements for the years ended December 31, 2017 and 2016. Effective January 1, 2018, Sim adopted IFRS 15 Revenue from Contracts with Customers (“IFRS 15”) and IFRS 9 Financial Instruments (“IFRS 9”). Neither adoption has a material impact on Sim’s financial results.

Sim has adopted IFRS 15 using the cumulative effect method, requiring Sim to recognize the cumulative effect of applying IFRS 15 as an adjustment to opening deficit as of January 1, 2018, without restating the comparative information which continue to be reported under the superseded revenue recognition guidance. Adoption of IFRS 15 did not result in changes to opening deficit as of January 1, 2018.

The details of the revised significant accounting policies are set out below.

Revenue

Production revenue

For production revenue, Sim continues to recognize revenue under IAS 17 Leases (“IAS 17”). Therefore, the adoption of IFRS 15 did not have an impact on Sim’s accounting policy regarding recognition of production revenue. Production revenue is comprised of leasing revenue and rental revenue of production equipment and leased premises. Production revenue is recognized on a straight line basis in accordance with the terms of the agreement.

Post-production revenue and product sales

For post-production revenue and product sales, IFRS 15 establishes a comprehensive framework for determining whether, how much and when revenue is recognized to depict the transfer of goods or services to customers in amounts that reflect the consideration to which Sim expects to be entitled in exchange for those goods or services. IFRS 15 supersedes the previous revenue recognition guidance.

Under IFRS 15, revenue is recognized when a customer obtains control of the goods or services. Determining the timing of the transfer of control, whether at a point in time or over time, requires judgment.

Post-production revenue is recognized over time as the services are provided. Sim has determined that, for each distinct performance obligation (“performance obligation”), Sim has no alternative use of the provided services and the customer controls all of the work in progress as the service is being performed. This is because under these contracts, services are performed to the customer’s asset and to the customer’s specific specifications. If a contract is terminated by the customer, then Sim is entitled to reimbursement of the costs incurred to date, including a reasonable margin. Each post-production contract is bifurcated into its respective performance obligations, as required, based both on the customer’s ability to benefit from the services in isolation and Sim’s promise to transfer the performance obligation is separate from the remaining contract performance obligations. Labor hours consumed, along with the respective charge out rates, are used as the input method to determine the measure of progress because these metrics faithfully depict the transfer of services since the performance obligation contract price is based on these metrics.

Product sales revenue is recognized at a point in time when title to the goods is transferred to the customer. Goods are transferred to the customer upon either shipment or delivery, depending on the specific terms of the contract. Each shipment of goods is its own performance obligation.

Post-production revenues and product sales are typically billed at the completion of the performance obligation with net 30 payment terms.

Sim has no material contract costs to account for under IFRS 15.

Contract assets relate to Sim’s rights to consideration for work completed and services performed but not yet billed as of the reporting date. The contract assets are transferred to accounts receivable when the rights become unconditional. This occurs when Sim issues an invoice to the customer.

Contract liabilities relate to advance consideration received from customers for work and services to be performed at a future date.

Financial Instruments

IFRS 9 sets out requirements for recognizing and measuring financial assets, financial liabilities and some contracts to buy or sell non-financial items. IFRS 9 supersedes the previous financial instrument guidance, IAS 39 Financial Instruments (“IAS 39”). Adoption of IFRS 9 does not have a material impact on Sim’s consolidated financial statements.

IFRS 9 replaces the incurred loss model of IAS 39 with a model based on expected credit losses. Under the new standard, the loss allowance for a financial instrument will be calculated at an amount equal to 12 month expected credit losses, or lifetime expected credit losses if there has been a significant increase in the credit risk of the instrument. Accounts receivables are written off when there are no reasonable expectation of recovery. The adoption of IFRS 9 did not have a material impact on the current period nor the comparative period.

The adoption of IFRS 9 has no impact on Sim’s classification of financial assets and financial liabilities that continue to be measured on the same basis as was previously applied under IAS 39.

Transactions with Related and Certain Other Parties

As of December 31, 2017, there was $0.3 million due from shareholders (2016—$0.3 million). This was repaid during the nine months ended September 30, 2018.

During the fiscal year ended December 31, 2017, Sim paid management fees and acquisition costs to an affiliate of our controlling shareholder of $0.3 million and $0.1 million (2016—$0.3 million and $Nil), respectively.

During the fiscal year ended December 31, 2017, Sim paid transaction costs of $45 (2016—$32) to an affiliate of the Chair of the Board.

During the nine-month period ended September 30, 2018, Sim paid management fees and acquisition costs to an affiliate of the controlling shareholder in the amount of $0.2 million and $Nil (2017—$0.2 million and $0.1 million), respectively.

Concurrent with Sim’s acquisition of Chainsaw in June 2014 (a post-production company located in Los Angeles), provision for remuneration services to be rendered through June 2019 by personnel (former shareholders of Chainsaw and current shareholders of Sim) is provided in the form of promissory note agreements with a principal of US$2.0 million payable in quarterly principal payments of US$0.1 million and bearing interest at 3.2% per annum. During the fiscal year ended December 31, 2017, Sim recorded remuneration expense of $0.5 million (2016—$0.5 million). During the nine-month period ended September 30, 2018, Sim recorded remuneration expense of $0.3 million (2017—$0.3 million).

Key management are those persons having authority and responsibility for planning, directing, and controlling the activities, directly or indirectly, of Sim. For the fiscal year ended December 31, 2017, the compensation of key management consists of short-term compensation and share based payments of $3.5 million (2016—$2.6 million) and $0.1 million (2016—$0.1 million), respectively.

Credit Risk Concentrations

Credit risk is the risk that one party to a financial instrument will cause a loss for the other party by failing to discharge an obligation. Sim is primarily exposed to credit risk from its accounts receivable. Sim provides credit to its customers in the normal course of operations and does not have significant exposure to any one customer. Sim has also adopted credit policies which include the analysis of the financial position of its customers and a regular review of their credit limits. Sim carries out its day to day banking at one major reputable financial institution and accordingly is exposed to the risk of losses beyond the financial institution’s insured limits for depositors.

Quantitative and Qualitative Disclosures About Market Risk

Sim’s activities expose it to a variety of financial risks. Sim’s overall risk management program and business practices seek to minimize any potential adverse effects on its consolidated financial performance. Risk management is carried out by the executive management team.

Market risk

Market risk is the loss that may arise from changes in factors such as tax credit programs, interest rates, foreign exchange rates and the impact these factors may have on other counter parties.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. Sim has no significant interest-bearing assets. Sim is exposed to cash flow interest rate risk on its floating rate bank indebtedness and long-term debt.

Sim has entered into interest rate swap arrangements to limit its exposure to fluctuations in interest rates subjecting the company to fair value risk. Gains or losses arising from the change in fair values of Sim’s interest rate derivative contracts are recognized in net earnings (loss). A change of 1% in interest rates would result in a change of approximately $0.6 million in reported net earnings (loss).

Currency risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign currency exchange rates. Sim operates in foreign jurisdictions, most notably the United States, and also conducts certain of its sales, purchases, expenses, loans and promissory notes in US dollars. Consequently, certain assets and liabilities are exposed to foreign exchange fluctuations. Sim does not use derivative financial instruments to reduce its exposure to this risk; because Sim has both sales and expenditures in foreign currency, this risk is partially mitigated. A 1% change in the US dollar exchange rate would result in a change of approximately $0.5 million in Sim’s reported net earnings (loss).

Liquidity risk

Liquidity risk is the risk that Sim is unable to meet its financial obligations as they come due. Sim actively manages its liquidity risk with its revolving demand credit facility, commitments and maturities and capital structure. Sim also manages liquidity risk by continually monitoring actual and projected cash flows to ensure that it has sufficient liquidity to meet its liabilities when due under both normal and stressed conditions.

Capital risk

Sim’s objective when managing capital is to safeguard its ability to continue as a going concern in order to provide returns to its shareholders in the form of cash dividends, benefits to other stakeholders and to maintain an optimal capital structure to minimize the cost of capital.

MANAGEMENT OF NEW PANAVISION FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of New Panavision following the consummation of the Business Combination.

Name	Age	Director Class	Position
Kimberly Snyder	56	Class II	Chief Executive Officer and Chair of the Board of Directors
William Roberts	53		Chief Financial Officer
Mara Morner-Ritt	57		General Counsel and Secretary
Adam Chesnoff(1)	53	Class II	Director
Craig Chobor(2)	45	Class III	Director
Peter Kirchof(2)		Class III	Director
Marc Millman(2)		Class III	Director
Adam Weene(1)	46	Class II	Director
		Class I	Director
		Class I	Director
		Class I	Director

(1)	Nominated by Sponsor pursuant to the Director Composition and Standstill Agreement.
(2)	Nominated by the Panavision Holder Representative pursuant to the Director Composition and Standstill Agreement.

Executive Officers

Kimberly Snyder. Upon consummation of the Business Combination, Ms. Snyder will serve as our Chief Executive Officer and the Chairperson of our board of directors. Biographical information for Ms. Snyder is set forth under “Information about Panavision—Panavision Management Team”.

William Roberts. Upon consummation of the Business Combination, Mr. Roberts will serve as our Chief Financial Officer. Biographical information for Mr. Roberts is set forth under “Information about Panavision—Panavision Management Team”.

Mara Morner-Ritt. Upon consummation of the Business Combination, Ms. Morner-Ritt will serve as our General Counsel and Secretary. Ms. Morner-Ritt has served as General Counsel of Panavision since February 2018. She served as In-House Counsel of Panavision from February 2017 until February 2018, and was appointed Corporate Secretary of Panavision in April 2017. Prior to joining Panavision, she was a partner at the law firm of Credo LLP (from January 2013 until February 2017). Ms. Morner-Ritt started her career as an associate at O’Melveny & Myers LLP in the Banking Group, became an associate and then shareholder at Gipson Hoffman and Pancione, P.C., and started her own firm of Brandon & Morner-Ritt, P.C. before joining Credo. Ms. Morner-Ritt holds B.A. in Political Science from the University of Southern California and a J.D. from Berkeley Law School (then known as Boalt Hall School of Law).

Directors

Upon the consummation of the Business Combination, we anticipate increasing the initial size of New Panavision’s board of directors from five directors to nine directors, each of whom will be voted upon by SCAC’s shareholders at the extraordinary general meeting. If all director nominees are elected and the Business Combination is consummated, New Panavision’s board will initially consist of nine directors.

Kimberly Snyder. Upon consummation of the Business Combination, Ms. Snyder will serve as our Chief Executive Officer and the Chairperson of our board of directors. Biographical information for Ms. Snyder is set forth under “Information about Panavision—Panavision Management Team”. Ms. Kimberly Snyder is well-qualified to serve as the Chairperson of our board of directors because of her extensive management history and experience in the entertainment industry.

Adam Chesnoff. Upon consummation of the Business Combination, Mr. Chesnoff will serve as one of our directors. Biographical information for Mr. Chesnoff is set forth under “Information About SCAC—Directors and Executive Officers”.

Craig Chobor. Upon consummation of the Business Combination, Mr. Chobor will serve as one of our directors. Since July 2007, Mr. Chobor has served as the Director of Research and analyst responsible for investments in the telecommunications, media and technology space at Solus Alternative Asset Management LP, an investment adviser registered with the SEC. He has served as a board member of Avanti Communications since August 2016 (where he has also served as a member of the audit committee since January 2017), FiberTower since April 2014, TerreStar Corp. since March 2013, Nextwave Holdco LLC since February 2013 and Panavision Corp. since March 2010. Prior to joining Solus, Mr. Chobor was part of the collateralized debt obligations and hedge fund teams at Stanfield Capital Partners covering a variety of industries including retail, cable, euro cable, printing, publishing, television, radio, media, wireless, and satellite telecommunication. Prior to Stanfield, he was a Senior Associate in the Emerging Markets Group at Scudder Kemper Investments. Mr. Chobor holds a BS in Economics and International Business from Pennsylvania State University and an MBA in Finance from Pace University. He also holds the Chartered Financial Analyst designation and is a member of the New York Society of Securities Analysts and the Association of Investment Management and Research. Mr. Chobor is well-qualified to serve as one of New Panavision’s directors because of his extensive experience in the media as well as other related industries.

Peter Kirchof. Upon consummation of the Business Combination, Mr. Kirchof will serve as one of our directors. Mr. Kirchof has served as a member of Panavision’s board of directors since 2011. Mr. Kirchof currently serves as an advisor and investor at multiple private equity firms including Strategic Value Partners, AMCO, Marblegate Asset Management, and Flatfooted. From 2014 to 2017, Mr. Kirchof served as Managing Director at Gregory & Hoenemeyer and SVP Global. Prior to that, Pete spent ten years at Cerberus Capital Management as practice leader for diligence, transition, integration and monetization for its portfolio companies. Before Cerberus, Mr. Kirchoff held leadership roles for various commercial, strategy and business units at Nestle and PepsiCo. Mr. Kirchoff is the chairman of Dutchland Plastics, LLC, a director of White Energy Corp. and previously served as a director of GSE Environmental. Mr. Kirchof holds a BA from Miami University in Oxford, Ohio.

Marc Millman. Upon consummation of the Business Combination, Mr. Millman will serve as one of our directors. Mr. Millman has served as a member of Panavision’s board of directors since 2010. Mr. Millman joined Cerberus in 2004, where he has served as Managing Director in the Corporate Credit group since 2013. Prior to joining Cerberus, Mr. Millman worked at Vestar Capital Partners, and earlier in his career he worked in the investment banking division at Merrill Lynch. Mr. Millman is currently a director of Strategic Restaurant Acquisition Corp., a franchisee of Burger King restaurants, and previously served as a director of Express Energy Services, LLC, a provider of oilfield services. Mr. Millman is a graduate of Northwestern University and received an MBA from the Columbia Business School.

Adam Weene. Upon consummation of the Business Combination, Mr. Weene will serve as one of our directors. Mr. Weene currently serves as Managing Director, Private Equity of Saban Capital, where he leads Saban Capital’s private equity activities, including identifying, evaluating, and executing private equity investments and new business development opportunities. Prior to his current position, Mr. Weene served as Director, Private Equity of Saban Capital from June 2006 to January 2011. Mr. Weene is a Class F Shareholder and has played a key role in assisting SCAC in identifying and evaluating potential targets for a business combination. Prior to joining Saban Capital, Mr. Weene served in various business development and strategic planning roles for entertainment and media companies including in the Strategic Planning and Corporate Development department for The Walt Disney Company from 2000 to 2004 and The Tennis Channel from 2004 to 2006. Mr. Weene holds a BA in Economics with honors from Harvard University and an MBA in Finance and Entrepreneurial Management from The Wharton Business School. We believe Mr. Weene is well-qualified to serve on our board of directors due to his over 20 years of experience in identifying, evaluating and executing investment and new business development opportunities in media, entertainment and other industries.

Classified Board of Directors

Upon consummation of the Business Combination, our board of directors anticipates increasing its initial size from five directors to nine directors, with each Class I director having a term that expires at the combined company’s annual meeting of stockholders in                 , each Class II director having a term that expires at the combined company’s annual meeting of stockholders in                  and each Class III director having a term that expires at the combined company’s annual meeting of stockholders in                 , or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

Director Independence

Nasdaq listing standards require that a majority of the board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

We anticipate that the New Panavision will have                 “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules,                ,                ,                 ,                 and                .

Committees of the Board of Directors

Following the completion of the Business Combination, our board of directors will have three standing committees: an audit committee, a compensation committee and a nominating and corporation governance committee. Our audit committee will be composed of                 independent directors, our compensation committee will be composed of                  independent directors and our nominating and corporate governance committee will be composed of                 independent directors.

Audit Committee

Upon the completion of the Business Combination, the members of our audit committee will be                ,                 and                 .                will serve as chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee. The rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors.                 ,                and                 qualify as independent directors under applicable rules. Each member of the audit committee is financially literate and our board of directors has determined that                 ,                 and                 each qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Upon the completion of the Business Combination, the members of our compensation committee will be Mr. Marc Millman and                .                will serve as chairman of the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nomination and Corporate Governance Committee

Upon the completion of the Business Combination, we will establish a nominating and corporate governance committee of the board of directors. The members of our nominating and corporate governance will be Mr. Craig Chobor,                  and                  . Mr. Craig Chobor will serve as chair of the nominating and corporate governance committee.

We will adopt a nominating and corporate governance committee charter, which will detail the purpose and responsibilities of the nominating and corporate governance committee, including:

•

identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for election at the annual meeting of shareholders or to fill vacancies on the board of directors;

•	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter will also provide that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Upon the consummation of the Business Combination, the combined company will be subject to the terms of the Director Composition and Standstill Agreement.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We previously have filed a copy of our Code of Ethics as Exhibit 14 to our registration statement on Form S-1 filed with the SEC on August 23, 2016, associated with the initial public offering, which closed on September 21, 2016. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request to us in writing at 10100 Santa Monica Blvd, Suite 2600, Los Angeles, California 90067 or by telephone at (310) 557-5100. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of the persons expected to serve as executive officers of New Panavision upon the consummation of the Business Combination currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that is expected to serve as a member of New Panavision’s board of directors or compensation committee upon the consummation of the Business Combination.

Post-Business Combination Executive and Director Compensation

Compensation Philosophy and Objectives Following the Business Combination

Following the Closing, New Panavision intends to develop an executive compensation program that is designed to align compensation with New Panavision’s business objectives and the creation of stockholder value, while enabling New Panavision to attract, motivate and retain individuals who contribute to the long-term success of New Panavision.

Decisions on the executive compensation program will be made by New Panavision’s compensation committee, which will be established at the Closing. The following discussion is based on the present expectations as to the executive compensation program to be adopted by New Panavision’s compensation committee. The executive compensation program actually adopted will depend on the judgment of the members of New Panavision’s compensation committee and may differ from that set forth in the following discussion.

New Panavision anticipates that decisions regarding executive compensation will reflect its belief that the executive compensation program must be competitive in order to attract and retain New Panavision’s executive officers. New Panavision anticipates that its compensation committee will seek to implement its compensation policies and philosophies by linking a significant portion of New Panavision’s executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

New Panavision anticipates that compensation for its executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term equity-based incentive compensation.

Base Salary

It has been the historical practice of Panavision and Sim to assure that base salary is fair to the executive officers, competitive within the industry and reasonable in light of their cost structure. Upon completion of the business combination, New Panavision’s compensation committee will determine base salaries, subject to the terms of any employment agreements, and will review base salaries annually based upon advice and counsel of its advisors.

Annual Bonuses

New Panavision intends to use annual cash incentive bonuses for its named executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. New Panavision expects that, near the beginning of each year, its compensation committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for its named executive officers. Following the end of each year, New Panavision’s compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers. For 2018, New Panavision plans to establish an annual cash bonus plan that links the payment of cash bonus awards to the achievement of targeted financial performance goals.

Equity-Based Awards

New Panavision intends to use equity-based awards to reward long-term performance of its named executive officers. New Panavision believes that providing a meaningful portion of the total compensation package in the form of equity-based awards will align the incentives of its named executive officers with the interests of its stockholders and serve to motivate and retain the individual named executive officers.

Employment Agreements

On September 13, 2018, SCAC entered into an Employment Agreement with each of (1) Kimberly Snyder with respect to her service as Chief Executive Officer of New Panavision and Chairperson of New Panavision’s Board of Directors, and (2) Bill Roberts with respect to his service as Chief Financial Officer of New Panavision that will, in each case, become effective as of, and subject to, the Closing. These Employment Agreements will supersede and replace the employment offer letters between Panavision and each of Ms. Snyder and Mr. Roberts, dated as of November 11, 2012 and June 4, 2013, respectively, as of the Closing.

Ms. Snyder’s Employment Agreement has a term commencing on the Closing and ending on the fourth anniversary of the Closing, subject to automatic one-year extensions thereafter, unless either party provides at least ninety days’ written advance notice of renewal. Pursuant to her Employment Agreement, Ms. Snyder’s annual base salary is $675,000, subject to annual review for increase, and Ms. Snyder is eligible to earn an annual bonus targeted at 100% of her annual base salary, subject to the achievement of applicable performance goals (with proration for any partial year of employment). During the term of Ms. Snyder’s Employment Agreement, she will serve as a member of New Panavision’s board of directors without additional compensation.

Mr. Roberts’ Employment Agreement has a term commencing on the Closing and ending on the third anniversary of the Closing, subject to automatic one-year extensions thereafter, unless either party provides at least ninety days’ written advance notice of renewal. Pursuant to his Employment Agreement, Mr. Robert’s annual base salary is $450,000, subject to annual review for increase, and Mr. Roberts is eligible to earn an annual bonus targeted at 100% of his annual base salary, subject to the achievement of applicable performance goals (with proration for any partial year of employment).

Pursuant to each of their respective Employment Agreements, as soon as practicable following the Closing and effective for each fiscal year of New Panavision thereafter, each of Ms. Snyder and Mr. Roberts will be granted an annual equity award in respect of shares of New Panavision Common Stock under the 2018 Plan for such fiscal year (each, an “Annual Equity Award”). Each Annual Equity Award will have a grant date value of $875,000 for Ms. Snyder, or $450,000 for Mr. Roberts, and will be comprised of a combination of restricted stock and stock options in such portion as determined by the New Panavision board of directors in its sole discretion. Each Annual Equity Award will vest with respect to 25% of the underlying shares on each of the first four anniversaries of the vesting commencement date (which will be the date of Closing for the initial Annual Equity Award and the date of grant for each Annual Equity Award thereafter), subject to the executive’s continued employment with New Panavision on each vesting date. However, if a change in control (as defined below) occurs and the executive remains in continuous employment with New Panavision until at least immediately prior to such change in control, then the Annual Equity Award, to the extent unvested, will immediately vest and become exercisable. In addition, the Annual Equity Award is subject to accelerated vesting upon a qualifying termination of the executive’s employment with New Panavision as described below.

Pursuant to each of their respective Employment Agreements, in the event that the employment of Ms. Snyder or Mr. Roberts is terminated by New Panavision without cause (as defined in the Employment Agreement) or by her or him for good reason (as defined in the Employment Agreement), in either respective case, the executive will be entitled to the following severance payments and benefits, subject to the executive’s execution and non-revocation of a general release of claims:

•

severance pay in an amount equal to the sum of (i) two times the executive’s annual base salary as in effect on the termination date and (ii) 100% of the executive’s annual target bonus as in effect on the termination date, which amount will be payable in substantially equal installments in accordance with New Panavision’s payroll for twenty-four months following the termination date;

•

a lump-sum payment of an amount equal to a pro-rata portion of the annual bonus for the year in which such termination occurs based on the executive’s annual target bonus as in effect on the termination date;

•

subject to the executive’s election of heath care continuation under COBRA, payment or reimbursement by New Panavision of the cost of COBRA continuation coverage for up to eighteen months following the termination date; and

•

accelerated vesting and immediate exercisability of any outstanding equity awards held by the executive as to the portion of the then-unvested shares subject to such awards that would have vested and become exercisable over the twenty-four month period following the date of termination if the executive’s employment had continued through such period (including a post-termination exercise period of not less than six months for any vested options).

Each of the Employment Agreements provide that if the employment of Ms. Snyder or Mr. Roberts is terminated as a result of New Panavision’s election not to extend the term of employment beyond the then- current term, the executive will be entitled to the following severance payments and benefits, subject to the executive’s execution and non-revocation of a general release of claims:

•

severance pay in an amount equal to the sum of (i) six months of the executive’s annual base salary as in effect on the termination date and (ii) 50% of the executive’s annual target bonus as in effect on the termination date, which amount will be payable in substantially equal installments in accordance with New Panavision’s payroll for twelve months following the termination date;

•

a lump-sum payment of an amount equal to a pro-rata portion of the annual bonus for the year in which such termination occurs based on 50% of the executive’s annual target bonus as in effect on the termination date;

•

subject to the executive’s election of heath care continuation under COBRA, payment or reimbursement by New Panavision of the cost of COBRA continuation coverage for up to six months following the termination date; and

•

accelerated vesting and immediate exercisability of any outstanding equity awards held by the executive as to the portion of the then-unvested shares subject to such awards that would have vested and become exercisable over the six month period following the date of termination if the executive’s employment had continued through such period (including a post-termination exercise period of not less than six months for any vested options).

The Employment Agreements provide that if the employment of Ms. Snyder or Mr. Roberts is terminated as a result of death or disability, then the executive (or the executive’s estate) will be entitled to a lump-sum payment of an amount equal to a pro-rata portion of the annual bonus for the year in which such termination occurs based on the executive’s annual target bonus as in effect on the termination date, and accelerated vesting and immediate exercisability of any outstanding equity awards held by the executive as to the portion of the then-unvested shares subject to such awards that would have vested and become exercisable over the twelve month period following the date of termination if the executive’s employment had continued through such period (including a post-termination exercise period of not less than twelve months for any vested options).

For purposes of the Employment Agreements, a “change in control” is generally defined as the first to occur of any of the following events: (i) one person or group of persons (other than Saban Sponsor LLC or an affiliate thereof, Cerberus Capital Management or an affiliate thereof, or Solus Alternative Asset Management or an affiliate thereof (collectively, the “Existing Investor”)) becomes the beneficial owner, directly or indirectly, of more than 50% of the combined voting power of the then issued and outstanding securities of New Panavision, whether pursuant to a sale of securities, merger or otherwise; (ii) the consummation of a sale, transfer or other disposition of all or substantially all of the business and assets of New Panavision, whether by sale of assets, merger or otherwise (determined on a consolidated basis), to one person or group of persons (other than any Existing Investor or an affiliate thereof); or (iii) New Panavision is party to one or more related proxy contests or settlements of related proxy contests initiated by one or a group of related shareholders as a consequence of which the incumbent members of our board of directors in office as of the effective date of the 2018 Plan (including any successor board member appointed by the incumbent board members to replace a board member in the ordinary course) constitute less than a majority of our board of directors following such proxy contest or settlement thereof.

The Employment Agreements provide that if any payments or benefits provided to Ms. Snyder or Mr. Roberts in connection with a change in control are subject to excise taxes as a result of the application of Sections 280G and 4999 of the Internal Revenue Code, such payments and benefits will be reduced so that no excise tax is payable, but only if this reduction results in a more favorable after-tax position for such executive.

The Employment Agreements contain certain restrictive covenants, including a confidentiality covenant which applies indefinitely and non-competition and non-solicitation covenants which apply during the term of the executive’s employment and for twelve months thereafter.

Any new employment agreements entered into between New Panavision and its executive officers following the Closing will be subject to compensation committee approval.

Other Compensation

New Panavision expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the named executive officers will participate. New Panavision also expects to continue to provide certain perquisites to its named executive officers, subject to the compensation committee’s ongoing review.

Recoupment Policy

New Panavision’s compensation committee will administer New Panavision’s policies consistent with the Sarbanes-Oxley Act, pursuant to which incentive bonuses or equity awards payable to New Panavision’s chief executive officer or chief financial officer may be subject to recoupment in the event of a financial restatement that would trigger recoupment under the Sarbanes-Oxley Act.

Deductibility of Executive Compensation

Section 162(m) of the Code denies a federal income tax deduction for certain compensation in excess of  $1,000,000 per year paid to the chief executive officer, the chief financial officer and the three other most highly paid executive officers of a publicly traded corporation. New Panavision expects its policy will be to consider the tax impact of its compensation arrangements as one factor, among others, in evaluating and determining the structure, implementation, and amount of awards paid to its executive officers. However, to retain highly skilled executives and remain competitive with other employers, New Panavision’s compensation committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of New Panavision and its stockholders. New Panavision expressly reserves the right to grant compensation that is not deductible, and New Panavision expects to do so.

Director Compensation following the Business Combination

Following the completion of the Business Combination, New Panavision’s compensation committee will determine the annual compensation to be paid to the members of New Panavision’s board of directors.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of SCAC ordinary shares as of December 7, 2018 and (ii) expected beneficial ownership of New Panavision Common Stock immediately following consummation of the Business Combination, assuming that no public shares are redeemed in connection with the Business Combination, and alternatively that 8,657,776 public shares are redeemed in connection with the Business Combination, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our ordinary shares or the New Panavision Common Stock, as applicable;

•	each of our current executive officers and directors;

•	each person who will become an executive officer or director of New Panavision post-Business Combination; and

•	all executive officers and directors of SCAC as a group pre-Business Combination and all executive officers and directors of New Panavision post-business combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our ordinary shares pre-Business Combination is based on 27,401,256 ordinary shares issued and outstanding, which includes an aggregate of 6,243,480 Class F ordinary share, as of December 7, 2018.

The expected beneficial ownership of shares of New Panavision Common Stock post-Business Combination (1) that New Panavision will issue 12,265,132 shares of New Panavision Common Stock to the former equityholders of Panavision (including 2,750,000 Contingent Shares but which are excluded from such calculation) and 3,100,000 shares of New Panavision Common Stock to the former equityholders of Sim pursuant to the Business Combination Agreement, (2) 1,993,480 Converted Founder Shares and 7,000,000 private placement warrants are forfeited pursuant to the Contribution Agreement and 3,250,000 Converted Founder Shares become Contingent Shares (which are excluded from such calculations), and (3) 5,500,000 shares of New Panavision Common Stock are issued to the PIPE Investors upon the consummation of the PIPE Investment. These numbers reflect adjustments to the consideration payable to the equityholders of Panavision as a result of the Extension Amendment Redemptions and assume no public shareholders exercise their redemption rights in connection with the Business Combination. If the actual facts are different than these assumptions, the above numbers will be different. In addition, the cash consideration otherwise payable to the equityholders of Panavision will be payable in part in shares of New Panavision Common Stock upon certain circumstances. These numbers also do not take into account public warrants to purchase New Panavision Common Stock that will be outstanding immediately following the completion of the Business Combination.

The following table does not reflect record of beneficial ownership of any shares of New Panavision Common Stock issuable upon exercise of public warrants or private placement warrants as such securities are not exercisable or convertible within 60 days.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock or Common Stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Pre-Business Combination					Post-Business Combination(15)
	Number of Ordinary Shares(2)		% of Class A Ordinary Shares	% of Class F Ordinary Shares	% of Class Ordinary Shares	Assuming No Additional Redemption		Assuming Maximum Redemption(16)
						Number of Shares	%	Number of Shares	%
Saban Sponsor LLC (Sponsor)(4)	6,037,070	(3)	—	96.7%	22.0%	966,940	2.4%	966,940	2.4%
Saban Sponsor II LLC (Sponsor PIPE Entity)(4)	—		—	—	—	3,000,000	7.4%	966,940	2.4%
Haim Saban(4)	6,037,070	(3)	—	96.7%	22.0%	3,966,940	9.9%	3,966,940	9.8%
Cerberus Holders(5)	—		—	—	—	3,692,067	9.2%	7,115,210	17.6%
Solus Holders(6)	—		—	—	—	2,814,091	7.0%	5,423,209	13.4%
Credit Suisse Securities (USA) LLC(7)	—		—	—	—	1,884,219	4.7%	3,631,194	9.0%
The Baupost Group, L.L.C.(8)	2,326,500		11.0%	—	8.5%	2,326,500	5.8%	2,326,500	5.8%
Highbridge Capital Management, LLC(9)	2,050,000		9.7%	—	7.5%	2,050,000	5.1%	2,050,000	5.1%
Governors Lane LP(10)	2,000,000		9.5%	—	7.3%	2,000,000	5.0%	2,000,000	5.0%
Polar Asset Management Partners Inc.(11)	1,651,798		7.8%	—	6.0%	1,651,798	4.1%	1,651,798	4.1%
Fir Tree Inc.(12)	1,600,000		7.6%	—	5.8%	1,600,000	4.0%	1,600,000	4.0%
Moore Capital Management, LP(13)	1,500,000		7.1%	—	5.5%	1,500,000	3.7%	1,500,000	3.7%
Adam Chesnoff	10,870	(3)	—	—	*	1,741	*	1,741	*
James Rasulo(14)	32,610	(3)	—	—	*	5,223	*	5,223	*
Chase Carey	32,610	(3)	—	*	*	5,223	*	5,223	*
Casey Wasserman	32,610	(3)	—	*	*	5,223	*	5,223	*
Greg Ivancich	—		—	—	—	—	—	—	—
Philip Han	4,350	(3)	—	*	*	697	*	697	*
Niveen Tadros	8,700	(3)	—	*	*	1,393	*	1,393	*
Kimberly Snyder	—		—	—	—	—	—	—	—
William Roberts	—		—	—	—	—	—	—	—
Mara Morner-Ritt	—		—	—	—	—	—	—	—
Craig Chobor	—		—	—	—	—	—	—	—
Peter Kirchof	—		—	—	—	—	—	—	—
Marc Millman	—		—	—	—	—	—	—	—
Adam Weene	8,700	(3)	—	*	*	1,393	*	1,393	*
All directors and executive officers as a group (pre-Business Combination) (8 individuals)	6,158,820	(3)	—	98.7%	22.5%	3,986,440	9.9%	3,986,440	9.9%
All directors and executive officers as a group (post-Business Combination) ( individuals)

*	Less than one percent
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 10100 Santa Monica Boulevard, 26th Floor, Los Angeles, California 90067.
(2)

Class A ordinary shareholders and Class F ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law.

(3)

Interests shown consist solely of Class F ordinary shares. The Class F ordinary shares will convert automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into shares of New Panavision Common Stock on the effective date of the Domestication and, upon consummation of the Business Combination, the Class F Shareholders will contribute an aggregate of approximately 2.0 million Converted Founder Shares to New Panavision, pro rata, which Converted Founder Shares will be cancelled for no consideration.
(4)

Haim Saban is the Chairman of our board of directors. Mr. Saban and his spouse, Cheryl Saban, share voting and dispositive power over the Class F ordinary shares held by Sponsor, and will share voting and dispositive power over the shares of New Panavision Common Stock held by Sponsor and Sponsor PIPE Entity following the Business Combination.

(5)

The number of shares listed as beneficially owned consists of (i) 3,682,454 shares of New Panavision Common Stock held by Cerberus Series Four Holdings LLC assuming no redemption (or 7,096,684 shares of New Panavision Common Stock assuming maximum redemption) and (ii) 9,613 shares of New Panavision Common Stock held by Cerberus Institutional Partners V LP assuming no redemption (or 18,526 shares of New Panavision Common Stock assuming maximum redemption) (collectively, the “Cerberus Holders”). The business address of each of the Cerberus Holders is 875 Third Avenue, New York, NY 10022.

(6)

The number of shares listed as beneficially owned consists of (i) 2,092,097 shares of New Panavision Common Stock held by SOLA LTD assuming no redemption (or 4,031,809 shares of New Panavision Common Stock assuming maximum redemption); (ii) 157,746 shares of New Panavision Common Stock held by Solus Senior High Income Fund LP assuming no redemption (or 304,003 shares of New Panavision Common Stock assuming maximum redemption); (iii) 335,423 shares of New Panavision Common Stock held by Solus Opportunities Fund 3 LP assuming no redemption (or 646,414 shares of New Panavision Common Stock assuming maximum redemption); (iv) 9,613 shares of New Panavision Common Stock held by Solus Opportunities Fund 5 LP assuming no redemption (or 18,526 shares of New Panavision Common Stock assuming maximum redemption); (v) 120,425 shares of New Panavision Common Stock held by Ultra NB LLC assuming no redemption (or 232,079 shares of New Panavision Common Stock assuming maximum redemption); and (vi) 98,787 shares of New Panavision Common Stock held by Ultra Master Ltd assuming no redemption (or 190,378 shares of New Panavision Common Stock assuming maximum redemption) (collectively, the “Solus Holders”). The business address of each of the Solus Holders is 410 Park Avenue, 11th Floor, New York, NY 10022.

(7)	The business address of Credit Suisse Securities (USA) LLC is 11 Madison Avenue, 5th Floor, New York, NY 10010.
(8)

According to the Schedule 13G filed on February 14, 2017, The Baupost Group, L.L.C., SAK Corporation and Seth A. Klarman share voting and dispositive power over the shares reported. The business address of each of these shareholders is 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02116.

(9)

According to the Schedule 13G/A filed on February 14, 2018, Highbridge Capital Management, LLC and 1992 MSF International Ltd. (f/k/a Highbridge International LLC) share voting and dispositive power over the shares reported. The business address for each of these shareholders is 40 West 57th Street, 32nd Floor, New York, New York 10019.

(10)

According to the Schedule 13G/A filed on January 30, 2018, Governors Lane Master Fund LP, Governors Lane LP, Governors Lane Fund General Partner LLC and Isaac Corre share voting and dispositive power over the 1,698,427 shares reported, and Governors Lane LP, Governors Lane Fund General Partner LLC and Isaac Corre share voting and dispositive power over an additional 301,573 shares. The business address for Governors Lane LP is 510 Madison Avenue, 11th Floor, New York, NY 10022. The business address for each of the other shareholders is c/o Governors Lane LP 510 Madison Avenue, 11th Floor, New York, New York 10022.

(11)

According to the Schedule 13G filed on February 9, 2018 filed by Polar Asset Management Partners Inc. The business address for this shareholder is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(12)

According to the Schedule 13G filed on February 9, 2017, Fir Tree Inc. has sole voting and dispositive power over the shares reported. The business address for this shareholder is 55 West 46th Street, 29th Floor, New York, New York 10036.

(13)

According to the Schedule 13G filed on September 26, 2016, each of Moore Capital Management, LP (“MCM”), MMF Moore ET Investments, LP (“MMFET”), Moore Advisors, Ltd. (“MAL”), Moore Capital Advisors, L.L.C. (“MCA”) and Louis M. Bacon have sole voting and dispositive power over the shares reported. The business address of each of MCM, MCA and Mr. Bacon is Eleven Times Square, New York, New York 10036. The business address of each of MMFET and MAL is located at Citco Fund Services (Bahamas) Limited, One Montague Place, 1st Floor, East Bay Street, P.O. Box N-4906, Nassau, Bahamas.

(14)	The Founders Shares are owned by The Rasulo Family Trust dated 12/15/10, for which James Rasulo is the trustee, and for which voting and investment control are exercised by Mr. Rasulo.
(15)

Reflects the issuance of 1,415,132 shares of New Panavision Common Stock payable to the equityholders of New Panavision as a result of the Extension Amendment Redemptions and corresponding downward adjustment to the cash consideration payable to the equityholders of New Panavision of approximately $14.2 million.

(16)

Assumes that 8,657,776 public shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the closing conditions contained in the Business Combination Agreement) are redeemed in connection with the Business Combination, resulting in the issuance of an additional 8,822,064 shares of New Panavision Common Stock to the equityholders of Panavision.

In addition, the cash consideration otherwise payable to the equityholders of Panavision may be reduced according to the terms of the Business Combination Agreement and will be payable in part in an amount of additional shares of New Panavision Common Stock commensurate with the reduction in cash consideration (at a deemed value of $10.00 per share) if the public shareholders exercise their rights to redeem any additional public shares in connection with the approval of the Business Combination Agreement or otherwise pursuant to the Existing Organizational Documents. The Business Combination Consideration is also subject to adjustment to appropriately reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change prior to consummation of the Business Combination. As a result of the Extension Amendment Redemptions, the cash consideration payable to the equityholders of Panavision under the Business Combination Agreement will be adjusted downward pursuant to clause (i) of this paragraph by $14.2 million which amount will be payable in 1.42 million additional shares of New Panavision Common Stock, which adjustments are reflected in the post-business combination numbers above. The Business Combination Consideration is also subject to adjustment to appropriately reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change prior to consummation of the Business Combination. For further details, see “BCA Proposal—The Business Combination Agreement—Business Combination Consideration”.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions

Class F Ordinary Shares

Prior to SCAC’s initial public offering, in April 2016, Sponsor purchased 5,750,000 Class F ordinary shares for an aggregate purchase price of $25,000, or approximately $0.004 per share.

In August 2016, SCAC repurchased 99,000 Class F ordinary shares from Sponsor at their original per share issuance price and subsequently issued such number of Class F ordinary shares for the same per share price to certain individuals who will assist in the evaluation of investment opportunities pursuant to the Share Award Plan. In September 2016, Sponsor transferred 30,000 Class F ordinary shares to each of SCAC’s three independent directors at their original purchase price. On September 15, 2016, SCAC effected a pro rata share capitalization resulting in an increase in the total number of Class F ordinary shares outstanding from 5,750,000 to 6,250,000 in order to maintain the ownership of Class F ordinary shares by its initial shareholders at 20% of its issued and outstanding shares upon consummation of the initial public offering.

Following the pro rata share capitalization and the closing of the initial public offering, Sponsor held 6,044,570 Class F ordinary shares, each of the independent directors held 32,610 Class F ordinary shares, and the other individuals, including SCAC’s executive officers, held 107,600 Class F ordinary shares. On March 16, 2017, concurrent with Mr. Bruce Rosenblum’s resignation from SCAC’s board of directors, SCAC acquired 25,100 Class F ordinary shares from Mr. Rosenblum and concurrent therewith, in connection with Mr. Casey Wasserman’s appointment to the board of directors, SCAC re-issued such 25,100 Class F ordinary shares to Mr. Casey Wasserman, and Sponsor sold to Mr. Wasserman an additional 7,500 Class F ordinary shares and thereafter held 6,037,070 Class F ordinary shares. On June 26, 2017, SCAC entered into agreements to repurchase 6,520 Class F ordinary shares at the initial purchase price, for the total sum of $24, from two individuals no longer providing services to the SCAC. The repurchase was consummated in July, 2017, at which time such shares were treated as cancelled, reducing the number of issued and outstanding Class F ordinary shares to 6,243,480, and reducing the number of Class F ordinary shares held collectively by individuals previously awarded Class F ordinary shares under the Share Award Plan from 107,600 to 101,080.

The Class F ordinary shares are identical to the public shares, and holders of Class F ordinary shares have the same shareholder rights as public shareholders, except that: (i) the Class F ordinary shares are subject to certain transfer restrictions; (ii) the Class F Shareholders have entered into letter agreements with SCAC, pursuant to which they have agreed (a) to waive their redemption rights with respect to their Class F ordinary shares and public shares in connection with the completion of SCAC’s business combination and (b) to waive their rights to liquidating distributions from the trust account with respect to their Class F ordinary shares if SCAC fails to complete its business combination within the required time period, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if SCAC fails to complete its business combination within such time period; (iii) the Class F ordinary shares are automatically convertible into Class A ordinary shares at the time of SCAC’s business combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described in the SCAC’s Existing Organizational Documents (which adjustment and anti-dilution rights were waived in connection with the Business Combination); and (iv) the Class F ordinary shares are subject to registration rights. If SCAC submits its business combination to its public shareholders for a vote, the Class F Shareholders have agreed to vote their Class F ordinary shares and any public shares purchased during or after the initial public offering in favor of SCAC’s business combination. Permitted transferees of the Class F Shareholders will be subject to the same obligations of our Class F Shareholders.

Pursuant to the Contribution Agreement, the Class F Shareholders will among other things, (1) contribute an aggregate of approximately 2.0 million Converted Founder Shares to New Panavision, pro rata, which Converted Founder Shares will be cancelled for no consideration, (2) 3.25 million Converted Founder Shares will become subject to vesting and the restrictions set forth in the Business Combination Agreement, pro rata, in each case, on the terms and subject to the conditions set forth in the Contribution Agreement. For additional information, see “BCA Proposal—Related Agreements—Contribution Agreement”.

Private Placement Warrants

Simultaneously with the consummation of the initial public offering, Sponsor purchased 7,000,000 private placement warrants at a price of $1.00 per warrant, or $7,000,000 in the aggregate, in a private placement. Each private placement warrants entitles the holder to purchase one Class A ordinary share for $11.50 per share. A portion of the proceeds from the sale of the private placement warrants was placed in the trust account. The private placement warrants may not be redeemed by SCAC so long as they are held by Sponsor or its permitted transferees. If the private placement warrants are held by holders other than Sponsor or its permitted transferees, the private placement warrants will be redeemable by SCAC and exercisable by the holders on the same basis as the public warrants. Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis.

The private placement warrants (including the Class A ordinary shares issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of SCAC’s initial business combination. If SCAC does not complete a business combination within the required time period, the proceeds of the sale of the private placement warrants held in the trust account will be used to fund the redemption of the public shares, subject to the requirements of applicable law, and the private placement warrants will expire worthless.

Pursuant to the Contribution Agreement, Sponsor and its affiliates will, among other things, contribute all of the 7.0 million private placement warrants, which are held by Sponsor or its affiliates, to New Panavision (which warrants will be cancelled for no consideration) and will forfeit for no consideration any other rights to obtain warrants (including in respect of that certain unsecured convertible promissory note issued by SCAC to Sponsor on March 12, 2018), in each case, on the terms and subject to the conditions set forth in the Contribution Agreement. For additional information, see “BCA Proposal—Related Agreements—Contribution Agreement”.

Registration Rights

The holders of the Class F ordinary shares, private placement warrants, and public warrants that may be issued upon conversion of working capital loans (and any Class A ordinary shares issuable upon the exercise of the private placement warrants or public warrants issued upon conversion of the working capital loans) are entitled to registration rights pursuant to a registration rights agreement signed on the closing of SCAC’s initial public offering requiring us to register such securities for resale (in the case of the Class F ordinary shares, only after conversion to our Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of our initial business combination and rights to require SCAC to register for resale such securities pursuant to Rule 415 under the Securities Act.

However, the registration rights agreement provides that SCAC will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs: (i) in the case of the Class F ordinary shares, on the earlier of (A) one year after the completion of SCAC’s initial business combination or (B) if, subsequent to SCAC’s initial business combination, (x) the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after SCAC’s business combination, or (y) the date following the completion of SCAC’s business combination on which it completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of SCAC’s public shareholders having the right to exchange their public shares for cash, securities or other property; and (ii) in the case of the private placement warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of SCAC’s business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with the Business Combination, the registration rights agreement will be amended and restated. For additional information, see “BCA Proposal—Related Agreements—Amended and Restated Registration Rights Agreement”.

Related Party Notes

Between inception and the closing of our initial public offering, Sponsor loaned SCAC $250,000 in unsecured promissory notes. The funds were used to pay up-front expenses associated with our initial public offering. These notes were non-interest bearing and were repaid in full to Sponsor at the closing of our initial public offering.

Sponsor and SCAC’s officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on SCAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

SCAC’s audit committee will review on a quarterly basis all payments that were made to Sponsor or SCAC’s officers or directors or SCAC’s or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf, although no such reimbursements will be made from the proceeds of the initial public offering held in the trust account prior to the completion of the initial business combination.

In addition, in order to finance transaction costs in connection with our business combination, Sponsor or an affiliate of Sponsor or certain of SCAC’s officers and directors may, but are not obligated to, loan SCAC funds as may be required. If SCAC completes a business combination, it would repay such loaned amounts. In the event that SCAC’s business combination does not close, SCAC may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. On March 12, 2018, SCAC issued the Sponsor Convertible Note, pursuant to which SCAC may borrow up to $1,000,000 from Sponsor from time to time. The Sponsor Convertible Note bears interest at a rate of 1.96% per annum and all unpaid principal under the Sponsor Convertible Note including accrued interest thereon will be due and payable in full on the Maturity Date. Sponsor will have the option to convert any amounts outstanding under the Sponsor Convertible Note, up to $1,000,000 in the aggregate, into warrants to purchase Class A ordinary shares at a conversion price of $1.00 per warrant. The terms of such warrants will be identical to the Private Placement Warrants, including that each such warrant will entitle the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the private placement warrants. Under the Sponsor Convertible Note, Sponsor has waived any and all right, title, interest or claim of any kind in or to any distribution of or from the trust account, including any right to seek recourse, reimbursement, payment or satisfaction for any claim against the trust account. The issuance of the Sponsor Convertible Note was approved by SCAC’s board of directors and our audit committee on March 12, 2018.

On September 26, 2018, SCAC issued the Sponsor Note pursuant to which SCAC may borrow up to $1.5 million from Sponsor. The Sponsor Note bears interest at a rate of 2.51% per annum and all unpaid principal under the Sponsor Note including accrued interest thereon will be due and payable in full on the Maturity Date, unless accelerated upon the occurrence of customary events of default. Under the Sponsor Note, Sponsor has waived any and all right, title, interest or claim of any kind in or to any distribution of or from the trust account established in connection with our initial public offering, including any right to seek recourse, reimbursement, payment or satisfaction for any claim against the trust account.

Additionally, on September 21, 2018, SCAC and Sponsor amended the maturity date of the Sponsor Convertible Note. Pursuant to the Sponsor Convertible Note Amendment, all unpaid principal under the Sponsor Convertible Note including accrued interest thereon will be due and payable in full on the Maturity Date, unless accelerated upon the occurrence of customary events of default.

SCAC does not expect to seek loans from parties other than Sponsor or an affiliate of Sponsor as SCAC does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

SCAC is not prohibited from pursuing a business combination with a company that is affiliated with Sponsor or SCAC’s officers or directors or making the acquisition through a joint venture or other form of shared ownership with Sponsor or SCAC’s officers or directors. In the event SCAC seeks to complete a business combination with a target that is affiliated with Sponsor or SCAC’s officers or directors, SCAC, or a committee of independent and disinterested directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm, that such an initial business combination is fair to SCAC from a financial point of view. SCAC is not required to obtain such an opinion in any other context.

Administrative Services Agreement

Effective September 15, 2016, SCAC entered into an agreement to pay monthly expenses of $10,000 for office space, administrative services and support services to an affiliate of Sponsor. The agreement terminates upon the earlier of the completion of a business combination or the liquidation of SCAC. For the nine months ended September 30, 2018, the fiscal year ended December 31, 2017, and for the period from Inception to December 31, 2016, the Company incurred expenses of $90,000, $120,000 and $35,000, respectively under this agreement.

Director Composition and Standstill Agreement

On September 13, 2018, concurrently with the execution of the Business Combination Agreement, SCAC, Sponsor, the Sponsor PIPE Entity, the Principal Panavision Holders and the Panavision Holder Representative entered into the Director Composition and Standstill Agreement, pursuant to which, among other things (i) the Panavision Holder Representative and Sponsor will each have certain rights to designate directors to the board of directors of New Panavision, (ii) the Principal Panavision Holders and Sponsor will agree not to take certain actions in respect of the members of the board of directors of New Panavision designated by Sponsor or the Principal Panavision Holders, as applicable, (iii) the Panavision Holder Representative and Sponsor each have certain negative consent rights with respect to certain future actions taken by New Panavision and its subsidiaries and (iv) each of SCAC and Sponsor will agree to take certain actions in connection with, or to facilitate, the Business Combination. For additional information, see “BCA Proposal—Related Agreements—Director Composition and Standstill Agreement”.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Business Combination, our board of directors will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of the post-combination company’s executive officers or one of the post-combination company’s directors;

•	any person who is known by the post-combination company to be the beneficial owner of more than 5% of our voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

New Panavision will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

SCAC is an exempted company incorporated under the Cayman Islands Companies Law. The Cayman Islands Companies Law and SCAC’s memorandum and articles of association govern the rights of its shareholders. The Cayman Islands Companies Law differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the memorandum and articles of association will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of New Panavision, your rights will differ in some regards as compared to when you were a shareholder of SCAC.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of SCAC and New Panavision according to applicable law and/or the organizational documents of SCAC and New Panavision. You also should review the Proposed Certificate of Incorporation and the Proposed Bylaws of New Panavision attached hereto as Annex C and Annex D to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Law, to understand how these laws apply to SCAC and New Panavision.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the	Under the Cayman Islands Companies Law and SCAC’s amended and restated memorandum and articles of association law, routine corporate matters may be approved by an ordinary resolution (being a

	Delaware	Cayman Islands
	meeting and entitled to vote on the subject matter.	resolution passed by a simple majority of the shareholders as being entitled to do so).
Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Organizational Documents Proposal G).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.
Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

DESCRIPTION OF NEW PANAVISION SECURITIES

The following summary of certain provisions of New Panavision securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

Authorized Capitalization

General

The total amount of our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of undesignated preferred stock, par value $0.0001 per share. We expect to have approximately 40.3 million shares of common stock outstanding immediately after the consummation of the Business Combination, excluding contingent shares and assuming no public shareholders exercise their redemption rights in connection with the Business Combination.

The following summary describes all material provisions of our capital stock. We urge you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively).

Common Stock

Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities. Our common stock is neither convertible nor redeemable. Unless our board of directors determines otherwise, we will issue all of our capital stock in uncertificated form.

Preferred Stock

Our board of directors has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of our preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on our capital stock, diluting the voting power of our common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of New Panavision.

Voting Rights

Each holder of our common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, unless otherwise provided by the Proposed Certificate of Incorporation. The Proposed Bylaws provide that the presence, in person or by proxy, of holders of shares representing a majority of the issued and outstanding shares of capital stock entitled to vote at a stockholders’ meeting shall constitute a quorum. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Director Compensation Agreement, the Proposed Bylaws or the Proposed Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Dividend Rights

Each holder of shares of our capital stock is entitled to receive such dividends and other distributions in cash, stock or property as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions. See “Dividend Policy”. These rights are subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends.

Other Rights

Each holder of common stock is subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future.

Liquidation Rights

If our company is involved in a consolidation, merger, recapitalization, reorganization, voluntary or involuntary liquidation, dissolution or winding up of our affairs, or similar event, each holder of common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws

The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

The Proposed Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

In addition, the Proposed Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Classified Board

The Proposed Certificate of Incorporation provides that our board of directors is divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our board of directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board.

Removal of Directors

The Proposed Certificate of Incorporation provides that pursuant to Director Compensation Agreement, that the directors of New Panavision designated by Sponsor or by the Panavision Holder Representative, may only be removed for cause.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Bylaws may be further amended, altered, changed or repealed by a majority vote of our board of directors.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless: (1) the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under the Proposed Certificate of Incorporation, we opted out of Section 203 of the DGCL and therefore are not subject to Section 203. However, the Proposed Certificate of Incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Proposed Certificate of Incorporation provides that Sponsor, any of the Key Panavision Stockholders, any Affiliated Company (as defined in the Proposed Certificate of Incorporation), any of their respective direct or indirect transferees of at least 15% of our outstanding common stock and any group as to which such persons are party to, do not constitute “interested stockholders” for purposes of this provision.

Corporate Opportunity

The Proposed Certificate of Incorporation provides that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to each of the stockholders and directors of New Panavision or any of their respective affiliates and all of their respective partners, principals, directors, officers, members, managers, equityholders and/or employees, including any of the foregoing who serve as directors of New Panavision (other than New Panavision and its subsidiaries and other than directors that are employees of New Panavision or any of its subsidiaries) (the “Exempted Person”) and that may be a business opportunity for New Panavision, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us unless, in the case of any such person who is our director, any such business opportunity is expressly offered to such director solely in his or her capacity as our director. Each of the Exempted Person shall not have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and the Proposed Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of New Panavision or any of its subsidiaries or was serving at New Panavision’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 10 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

The Proposed Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in the name of New Panavision, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits New Panavision by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Transfer Agent

The transfer agent for New Panavision Common Stock will be Continental Stock Transfer & Trust.

SECURITIES ACT RESTRICTIONS ON RESALE OF PANAVISION HOLDINGS INC. CLASS A COMMON STOCK

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New Panavision Common Stock or New Panavision warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Panavision at the time of, or at any time during the three months preceding, a sale and (ii) New Panavision is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New Panavision was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New Panavision Common Stock shares or New Panavision warrants for at least six months but who are affiliates of New Panavision at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of New Panavision Common Stock then outstanding; or

•	the average weekly reported trading volume of the New Panavision Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New Panavision under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New Panavision.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our Initial Shareholders will be able to sell their Class F ordinary shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

We anticipate that following the consummation of the Business Combination, New Panavision will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

See “BCA Proposal—Related Agreements—Amended and Restated Registration Rights Agreement” above.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

New Panavision’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New Panavision’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of New Panavision’s board of directors, (ii) otherwise properly brought before such meeting by or at the direction of New Panavision’s board of directors, or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record on the date of giving of the notice and on the record date for determination of stockholders entitled to vote at such meeting who has complied with the notice procedures specified in New Panavision’s Proposed Bylaws. To be timely for New Panavision’s annual meeting of stockholders, New Panavision’s secretary must receive the written notice at New Panavision’s principal executive offices:

•	not earlier than the 60th day; and

•	not later than the 90th day

before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year or New Panavision holds its annual meeting of stockholders more than 30 days before or after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received no later than the 10th day following the earlier of the day on which such notice of the date of such meeting was mailed and the day the public disclosure of such date was made.

Accordingly, for New Panavision’s                  Annual Meeting, assuming the meeting is held on                 ,                 , notice of a nomination or proposal must be delivered to New Panavision no later than                 ,                  and no earlier than                 ,                 . Nominations and proposals also must satisfy other requirements set forth in the bylaws. The Chairperson of New Panavision’s board of directors may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the                  annual general meeting of shareholders pursuant to Rule 14a-8 must be received at our principal office on or before                 ,                  and must comply with Rule 14a-8.

Stockholder Director Nominees

New Panavision’s Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by New Panavision’s Proposed Bylaws. In addition, the stockholder must give timely notice to New Panavision’s secretary in accordance with New Panavision’s Proposed Bylaws, which, in general, require that the notice be received by New Panavision’s secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with SCAC’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Saban Capital Acquisition Corp., 10100 Santa Monica Boulevard, 26th Floor, Los Angeles, California, 90067. Following the Business Combination, such communications should be sent in care of SCAC, 10100 Santa Monica Boulevard, 26th Floor, Los Angeles, California, 90067. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California, has passed upon the validity of the securities of New Panavision offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Saban Capital Acquisition Corp. as of December 31, 2017, and 2016, and for each of the years in the two-year period ended December 31, 2017, have been included in this proxy statement/prospectus in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Panavision Inc. as of and for the year ended December 31, 2017 included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Panavision Inc. as of December 31, 2016, and for each of the years in the two-year period ended December 31, 2016 have been included herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Sim Video International Inc. as of December 31, 2017, and the related consolidated statements of earnings (loss) and comprehensive income, changes in equity, and cash flows for year ended December 31, 2017, and the related notes, are included in this proxy statement/prospectus in reliance upon the report of KPMG (Canada) LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Sim Video International Inc. as of December 31, 2016 and 2015, the related consolidated statements of earnings and comprehensive income (loss), changes in equity and cash flows for the years then ended, and related notes to the consolidated financial statements, are included in this proxy statement/prospectus have been audited by RSM Canada LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in this proxy statement/prospectus. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of The Crossing Studios Ltd. as of August 31, 2017 and October 31, 2016, and the related statements of earnings and comprehensive income, changes in equity and cash flows for the periods from November 1, 2016 to August 31, 2017 and October 27, 2015 (Date of Incorporation) to October 31, 2016, and related notes to the financial statements, are included in this proxy statement/prospectus have been audited by RSM Canada LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in this proxy statement/prospectus. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, SCAC and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of SCAC’s annual report to shareholders and SCAC’s proxy statement. Upon written or oral request, SCAC will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that SCAC deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that SCAC deliver single copies of such documents in the future. Shareholders may notify SCAC of their requests by calling or writing SCAC at its principal executive offices at 10100 Santa Monica Boulevard, 26th Floor, Los Angeles, California, 90067 or (310) 557-5100.

ENFORCEABILITY OF CIVIL LIABILITY

SCAC is a Cayman Islands exempted company. If SCAC does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon SCAC. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against SCAC in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, SCAC may be served with process in the United States with respect to actions against SCAC arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of SCAC’s securities by serving SCAC’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

SCAC has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

SCAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on SCAC at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, SCAC’s corporate website under the heading “Investor Information”, at http://www.sabanac.com. SCAC’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to SCAC has been supplied by SCAC, and all such information relating to Panavision or Sim has been supplied by Panavision or Sim, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.

Incorporation by Reference of Certain of SCAC’s Filings with the SEC

The SEC allows SCAC to “incorporate by reference” certain information filed with the SEC into this proxy statement/prospectus, which means that SCAC can disclose important information to you by referring you to other documents that SCAC has filed separately with the SEC. You should read any information incorporated by reference because it is an important part of this this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference any filings that SCAC makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting, and thereafter until the consummation of the Business Combination (other than those documents or the portions of those documents furnished, including pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). Any statement contained in a document incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document that is also, or is deemed to be, incorporated by reference into this proxy statement/prospectus conflicts with, negates, modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this proxy statement/prospectus, except as modified or superseded.

If you would like additional copies of this proxy statement/prospectus or any document incorporated by reference in this proxy statement/prospectus, or if you have questions about the Business Combination, you should contact via phone or in writing:

Morrow Sodali LLC

470 West Avenue

Stamford CT 06902

Tel: (800) 662-5200

Banks and brokers call collect: (203) 658-9400

E-mail: SCAC.info@morrowsodali.com

INDEX TO FINANCIAL STATEMENTS

SABAN CAPITAL ACQUISITION CORP.

Page
Unaudited Condensed Financial Statements as of September 30, 2018 and December 31, 2017, and for the Nine Months Ended September 30, 2018 and 2017
Condensed Balance Sheets	F-3
Condensed Statement of Operations	F-4
Condensed Statement of Shareholders’ Equity	F-5
Condensed Statement of Cash Flows	F-6
Notes to Unaudited Condensed Interim Financial Statements	F-7
Financial Statements as of December 31, 2017 and 2016, and for the Year Ended December 31, 2017 and for the Period from March 15, 2016 (Inception) to December 31, 2016
Report of Independent Registered Public Accounting Firm	F-22
Balance Sheets as of December 31, 2017 and 2016	F-23
Statement of Operations for the Year Ended December 31, 2017 and for the Period from March 15, 2016 (inception) to December 31, 2016	F-24
Statement of Shareholders’ Equity for the Period from March 15, 2016 (inception) to December 31, 2017	F-25
Statement of Cash Flows for the Year Ended December 31, 2017 and for the Period from March 15, 2016 (inception) to December 31, 2016	F-26
Notes to Financial Statements	F-27

PANAVISION INC.

SIM VIDEO INTERNATIONAL INC.

Page
Unaudited Interim Condensed Consolidated Financial Statements as at September 30, 2018 and 2017, and for the Three-Month and Nine-Month Periods Ended September 30, 2018 and 2017
Interim Condensed Consolidated Statement of Earnings ( Loss) and Comprehensive Income (Loss)	F-82
Interim Condensed Consolidated Statement of Financial Position	F-83
Interim Condensed Consolidated Statement of Changes in Equity	F-84
Interim Condensed Consolidated Statement of Cash Flows	F-85
Notes to Interim Condensed Consolidated Financial Statements	F-86
Consolidated Financial Statements as at December 31, 2017, and for the Year Ended December 31, 2017
Independent Auditors’ Report	F-110
Consolidated Statement of Earnings (Loss) and Comprehensive Loss	F-112
Consolidated Statement of Financial Position	F-113
Consolidated Statement of Changes in Equity	F-114
Consolidated Statement of Cash Flows	F-115
Notes to Consolidated Financial Statements	F-116
Consolidated Financial Statements as at December 31, 2016 and 2015, and for the Years Ended December 31, 2016 and 2015
Independent Auditors’ Report	F-155
Consolidated Statements of Earnings and Comprehensive Income (Loss)	F-156
Consolidated Statements of Financial Position	F-157
Consolidated Statements of Changes in Equity	F-158
Consolidated Statements of Cash Flows	F-159
Notes to Consolidated Financial Statements	F-160

THE CROSSING STUDIOS LTD.

Page
Financial Statements as at August 31, 2017 and October 31, 2016, and for the Periods from November 1, 2016 to August 31, 2017 and October 27, 2015 (Date of Incorporation) to October 31, 2016
Independent Auditors’ Report	F-198
Statements of Financial Position	F-200
Statements of Changes in Equity	F-201
Statements of Earnings and Comprehensive Income	F-202
Statements of Cash Flows	F-203
Notes to Financial Statements	F-204

PART 1 — FINANCIAL INFORMATION

Saban Capital Acquisition Corp.

Balance Sheets

(unaudited)

	September 30, 2018	December 31, 2017
ASSETS
Current Assets:
Cash	$254,275	$201,002
Prepaid expenses	2,619	62,947

Total current assets	256,894	263,949
Investments held in Trust Account	215,371,398	251,721,796

Total Assets	$215,628,292	$251,985,745

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities:
Accrued expenses	$5,646,436	$106,756
Accrued interest	7,008	—
Loan payable	1,000,000	—
Due to related party	107,772	3,502

Total current liabilities	6,761,216	110,258
Deferred underwriting compensation	8,750,000	8,750,000

Total Liabilities	15,511,216	8,860,258

Class A ordinary shares subject to possible redemptions; 19,511,708 shares and 23,812,549 shares at September 30, 2018 and December 31, 2017 respectively	$195,117,075	$238,125,486

Shareholders’ equity:
Preferred shares, $0.0001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized, 1,646,068 shares and 1,187,451 Class A shares issued and outstanding excluding 19,511,708 and 23,812,549 shares subject to redemption at September 30, 2018 and December 31, 2017, respectively	165	119
Class F ordinary shares, $0.0001 par value; 20,000,000 shares authorized, 6,243,480 shares issued and outstanding at September 30, 2018 and December 31, 2017	624	624
Additional paid-in capital	8,202,965	4,345,929
Retained earnings	(3,203,753)	653,329

Total Shareholders’ equity	5,000,001	5,000,001

Total liabilities and shareholders’ equity	$215,628,292	$251,985,745

See accompanying notes to the unaudited condensed interim financial statements.

Saban Capital Acquisition Corp.

Statement of Operations

(unaudited)

	For the Three Months Ended September 30, 2018	For the Three Months Ended September 30, 2017	For the Nine Months Ended September 30, 2018	For the Nine Months Ended September 30, 2017
Revenue
Interest Income	$1,121,940	$510,478	$2,800,930	$1,056,744

Total Revenue	1,121,940	510,478	2,800,930	1,056,744
Professional fees and other expenses	4,712,451	172,827	6,651,005	520,558
Interest Expense	4,054	—	7,007	—

Net income/(loss) attributable to ordinary shares	$(3,594,565)	$337,651	$(3,857,082)	$536,186

Net income/(loss) per ordinary share:
Class A ordinary shares—basic and diluted	$(0.11)	$0.01	$(0.10)	$0.03

Class F ordinary shares—basic and diluted	$(0.15)	$(0.01)	$(0.21)	$(0.02)

See accompanying notes to the unaudited condensed interim financial statements.

Saban Capital Acquisition Corp.

Statement of Shareholders’ Equity

For the Nine Months Ended

September 30, 2018 (unaudited)

	Preferred Shares		Class A Ordinary Shares		Class F Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Shareholder’s Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Sale of Class F ordinary shares on April 11, 2016 to Sponsor at $0.004 per share	—	$—	—	$—	5,750,000	$575	$24,425	$—	$25,000
Capitalization of Class F ordinary shares on September 15, 2016	—	—	—	—	500,000	50	(50)	—	—
Proceeds from initial public offering of Units on September 21, 2016 at $10.00 per Unit	—	—	25,000,000	2,500	—	—	249,997,500	—	250,000,000
Sale of 7,000,000 Private Placement Warrants to Sponsor on September 15, 2016 at $1.00 per Private Placement Warrant	—	—	—	—	—	—	7,000,000	—	7,000,000
Underwriters discounts	—	—	—	—	—	—	(5,000,000)	—	(5,000,000)
Offering costs charged to additional paid-in capital	—	—	—	—	—	—	(802,818)	—	(802,818)
Deferred underwriting compensation	—	—	—	—	—	—	(8,750,000)	—	(8,750,000)
Class A ordinary shares subject to possible redemption; 23,721,053 shares at a redemption value of $10.00 per share	—	—	(23,737,426)	(2,374)			(237,371,886)	—	(237,374,260)
Change in Shares Subject to Possible Redemption			16,373	2			163,730		163,732
Net income/(loss) attributable to ordinary shares								(261,653)	(261,653)

Balance at December 31, 2016			1,278,947	$128	6,250,000	$625	$5,260,901	$(261,653)	$5,000,001
Repurchase of 6,520 Class F Shares					(6,520)	(1)	(23)		(24)
Change in Shares Subject to Possible Redemption 23,812,549 shares at redemption value of $10.00 per share			(91,496)	(9)			(914,949)		(914,958)
Net income/(loss) attributable to ordinary shares	—	—	—	—	—	—		914,982	914,982

Balance at December 31, 2017	—	$—	1,187,451	$119	6,243,480	$624	$4,345,929	$653,329	$5,000,001
Change in Shares Subject to Possible Redemption 19,511,708 shares at redemption value of $10.00 per share			458,617	46			3,857,036		3,857,082
Net income/(loss) attributable to ordinary shares	—	—	—	—	—	—		(3,857,082)	(3,857,082)

Balance at September 30, 2018	—	$—	1,646,068	$165	6,243,480	$624	$8,202,965	$(3,203,753)	$5,000,001

See accompanying notes to the unaudited condensed interim financial statements.

Saban Capital Acquisition Corp.

Statement of Cash Flows

(unaudited)

	For the Nine Months Ended September 30, 2018	For the Nine Months Ended September 30, 2017
Cash flows from operating activities:
Net income/(loss) attributable to ordinary shares	$(3,857,082)	$536,186
Changes in operating assets and liabilities
Prepaid expenses	60,328	79,118
Accrued expenses	5,539,680	41,110
Accrued interest	7,008	—
Interest on Investments Held in Trust Account	(2,800,930)	(1,056,744)

Net cash used in operating activities	(1,050,996)	(400,330)
Cash flows from investing activities:
Withdrawal from Trust Account upon redemptions	39,151,329	—

Net cash used by investing activities	39,151,329	—
Cash flows from financing activities:
Due to related party	104,269	(4,849)
Loan from Sponsor	1,000,000	—
Redemption of Class A ordinary shares	(39,151,329)	—
Payment for purchase of Class F ordinary shares	—	(24)

Net cash used in financing activities	(38,047,060)	(4,873)

Net increase/(decrease) in cash	53,273	(405,203)
Cash at beginning of period	201,002	787,889

Cash at end of period	$254,275	$382,686

See accompanying notes to the unaudited condensed interim financial statements.

Saban Capital Acquisition Corp.

Notes to Unaudited Condensed Interim Financial Statements

Note 1—Description of Organization and Business Operations

Organization and General:

Saban Capital Acquisition Corp. (the “Company”) was incorporated in the Cayman Islands on March 15, 2016. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company’s sponsor is Saban Sponsor LLC, a Delaware limited liability company (the “Sponsor”).

At September 30, 2018, the Company had not commenced any significant operations. All activity for the period from March 15, 2016 (“Inception”) through September 30, 2018 relates to the Company’s formation and activities related to the initial public offering of Units (as defined below), each consisting of one of the Company’s Class A ordinary shares and one half of one warrant where each whole warrant entitles the holder to purchase one Class A ordinary share (the “Public Offering”), and the identification, evaluation and negotiation of prospective acquisition targets for a Business Combination. The Company will not generate any operating revenues until after completion of the Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and investments from the proceeds derived from the Public Offering and the Private Placement (as defined below). The Company has selected December 31st as its fiscal year end.

Cash

Cash consisted of cash held at two U.S. financial institutions, and is subject to credit risk to the extent that the balance exceeds federal deposit insurance limits.

Financing:

The registration statement for the Company’s Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on September 15, 2016. The Public Offering closed on September 21, 2016 (the “Close Date”). The Company’s Sponsor purchased an aggregate of 7,000,000 warrants at a purchase price of $1.00 per warrant, or $7,000,000 in the aggregate, in a private placement at the Close Date (the “Private Placement”). The warrants are included in additional paid-in capital at the balance sheet.

The Company intends to finance a Business Combination with a portion of proceeds from its Public Offering and Private Placement (see Note 3). At the Close Date, proceeds from the Public Offering of $250,000,000, net of underwriting discounts of $5,000,000, and $5,000,000 of the Private Placement proceeds, were deposited in a trust account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”) as described below.

The Trust Account:

As of September 21, 2016, the net proceeds from the Public Offering and a portion of the Private Placement Proceeds were deposited in the Trust Account. The Trust Account may be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government obligations. Because the investment of the proceeds will be restricted to these instruments, the Company expects to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act. At September 30, 2018, the funds were invested only in money market funds meeting those certain conditions under Rule 2a-7.

In connection with the Extension Amendment (as defined below) on September 18, 2018, $39.15 million was released from the Trust Account to satisfy redemptions by public shareholders of approximately 3.8 million Public Shares (as defined below). As of September 30, 2018, funds in the trust account totaled $215,371,398 and were held in money market funds.

Funds will remain in the Trust Account except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of the Business Combination, (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the amended and restated memorandum and articles of association to modify the substance and timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete its Business Combination by December 31, 2018 (or March 31, 2019 if all closing conditions contained in the Business Combination Agreement defined below (other than regulatory conditions, including, without limitation, those related to antitrust approval and the effectiveness of any related registration statement, and conditions that by their nature are to be satisfied at the closing of such business combination) have been satisfied or waived by December 31, 2018) (such period, as may be further extended, the “Business Combination Period”), or (iii) the redemption of all of the Company’s Public Shares if it is unable to complete the Business Combination within the Business Combination Period, subject to applicable law. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

Business Combination:

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a Target Business. As used herein, the “Target Business” must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account, net of any deferred underwriting commissions and taxes payable on interest earned, at the time of the Company signing a definitive agreement to proceed with a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

On September 13, 2018, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Panavision Acquisition Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of the Company (“Panavision Acquisition Sub”), SIM Acquisition Sub, Inc., an Ontario corporation and direct wholly owned subsidiary of the Company (“SIM Acquisition Sub”), Panavision Inc., a Delaware corporation (“Panavision”), SIM Video International Inc., an Ontario corporation (“SIM”), and the other parties thereto. Pursuant to the Business Combination Agreement, among other things, the Company will domesticate as a Delaware corporation (the “Domestication”) and following the Domestication, (1) Panavision Acquisition Sub will merge with and into Panavision, the separate corporate existence of Panavision Acquisition Sub will cease and Panavision will be the surviving corporation and a wholly owned subsidiary of the Company and (2) SIM Acquisition Sub will purchase all of the issued and outstanding shares of capital stock of SIM and SIM will be an indirect, wholly owned subsidiary of the Company (the Domestication, the acquisition of Panavision and SIM and the other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Panavision/SIM Business Combination”), in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement.

The Company intends to seek shareholder approval of the Panavision/SIM Business Combination at an extraordinary general meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Panavision/SIM Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Panavision/SIM Business Combination, including interest but less taxes payable. The Company will complete the Panavision/SIM Business Combination only if a majority of the issued and outstanding ordinary shares voted are voted in favor of the Panavision/SIM Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the Panavision/SIM Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a shareholder vote in connection with a Business Combination, a public shareholder will have the right to redeem its Public Shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable. As a result, such Public Shares are recorded at their redemption amount and classified as temporary equity in accordance with Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”) except for the portion of Public Shares required to maintain net tangible assets at least $5,000,001. That portion of Public Shares is classified as permanent shareholder’s equity.

The Company is required to complete a Business Combination within the Business Combination Period. If the Company does not complete the Panavision/SIM Business Combination within the Business Combination Period, and is not able to complete another Business Combination within such period, it shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, net of taxes payable (less up to $50,000 of such net interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the public shareholders’ rights as owners of Class A ordinary shares (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Initial Shareholders (as defined below) have entered into a letter agreement with the Company, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete a Business Combination within the Business Combination Period. However, if the Initial Shareholders acquire Public Shares after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete the Business Combination within the Business Combination Period.

If the Company fails to complete a Business Combination within the Business Combination Period, the resulting redemption of the Company’s Class A ordinary shares will reduce the book value per share for the Founder Shares held by the Initial Shareholders, who would be the only remaining shareholders after such a redemption.

If the Company completes the Panavision/SIM Business Combination or any other Business Combination within the Business Combination Period, the funds then on deposit in the Trust Account will be used to pay for such Business Combination, redemptions of Class A ordinary shares, if any, the deferred underwriting commission of $8,750,000 and accrued expenses related to the Company’s search for a Business Combination. Any funds remaining will be made available to the Company to provide working capital to finance the Company’s business operations.

At September 30, 2018, we held cash of $254,275, current liabilities of $6,761,216 and deferred underwriting compensation of $8,750,000. Further, we expect to continue to incur significant expenses in connection with completing the Panavision/SIM Business Combination. Such expenses may be significant, and we expect some portion of these expenses to be paid upon consummation of a Business Combination. We may request additional loans from our Sponsor, affiliates of our Sponsor or certain of our executive officers and directors to fund our working capital requirements prior to completing a Business Combination. We may use working capital to repay such loans, but no proceeds from the Trust Account will be utilized for such repayment.

In order to fund a portion of the cash consideration required to effect the Panavision/SIM Business Combination, among other things, the Company entered into debt commitment letters concurrently with the execution of the Business Combination Agreement, pursuant to which the lenders thereunder have committed to provide credit facilities up to an aggregate amount of $350.0 million pursuant to the terms and conditions of the debt commitment letters. In addition, concurrently with the execution of the Business Combination Agreement, the Company entered into subscription agreements with certain investors (collectively, the “PIPE Investors”) pursuant to which the PIPE Investors have collectively subscribed for 5.5 million shares of common stock of the Company (following the Domestication) for an aggregate purchase price equal to $55.0 million (the “PIPE Investment”), $30.0 million of which will be funded by an affiliate of the Sponsor (the “Sponsor PIPE Entity”). The PIPE Investment will be consummated substantially concurrently with the closing of the Panavision/SIM Business Combination and proceeds therefrom will be used to fund a portion of the cash consideration required to effect the Business Combination and up to $25.0 million of redemptions of Public Shares. Additional funds could also be raised through additional private offerings of debt or equity.

Our Sponsor, affiliates of our Sponsor, executive officers and directors are not obligated to make additional loans to us, and we may not be able to raise additional funds from unaffiliated parties. Considering these uncertainties, there is substantial doubt regarding our ability to continue as a going concern.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation:

The accompanying interim unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position at September 30, 2018 and the results of operations and cash flows for the periods presented. Certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for the full year or any future periods. The accompanying unaudited interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K filed with the SEC on March 14, 2018.

Emerging Growth Company:

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in financial institutions which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments:

The fair values of the Company’s assets and liabilities which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximate the carrying amounts represented on the balance sheet.

Redeemable Ordinary Shares:

All 25,000,000 Class A ordinary shares sold as part of the Units in the Public Offering contain a redemption feature as discussed in Note 1. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Class A ordinary shares in an amount that would cause its net tangible assets to fall below $5,000,001.

On September 18, 2018, the Company held an Extraordinary General Meeting, pursuant to which, among other things, the Company’s shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association of the Company (the “Extension Amendment”) to extend the date by which the Company must (a) consummate a Business Combination, (b) cease its operations except for the purpose of winding up if it fails to complete such Business Combination, and (c) redeem all of the Company’s issued and outstanding Class A ordinary shares included as part of the units sold in the Public Offering from September 21, 2018 to the end of the Business Combination Period. In connection with vote to approve the Extension Amendment, the holders of 3,842,224 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.19 per share, for an aggregate redemption amount of approximately $39.15 million.

At September 30, 2018, 19,511,708 of the Company’s remaining 21,157,776 Class A ordinary shares were classified outside of permanent equity at their redemption value.

Net Income/(Loss) per Ordinary Share:

The Company has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class F ordinary shares. The Company’s public shareholders have the opportunity to redeem their shares upon the completion of the Business Combination at a per share price that is equal to the aggregate amount then on deposit in the Trust Account including interest, divided by the number of then issued and outstanding Public Shares, subject to certain limitations. Accordingly, the Company uses the two-class method to compute the earnings per ordinary share. The two-class method is an earnings allocation formula that determines earnings per share separately for each class of ordinary shares based on an allocation of undistributed earnings per the rights of each class. At September 30, 2018, the Company had outstanding warrants for the purchase of up to 19,500,000 Class A ordinary shares. For all periods presented, the weighted average of these shares was excluded from the calculation of diluted net income/(loss) per ordinary share because its inclusion would have been anti-dilutive. As a result, diluted net income/(loss) per ordinary share is equal to basic net income/(loss) per ordinary share. The table below presents for the periods indicated a reconciliation of the numerators and denominators used to compute basic and diluted net income/(loss) per share for each class of the ordinary shares:

	Three Months Ended September 30, 2018		Three Months Ended September 30, 2017		Nine Months Ended September 30, 2018		Nine Months Ended September 30, 2017
	Class A	Class F	Class A	Class F	Class A	Class F	Class A	Class F
Revenue:
Interest Income	$1,121,940	$—	$510,478	$—	$2,800,930	$—	$1,056,744	$—
Operating expenses:
Professional fees and other expenses	$3,763,134	$949,317	$138,285	$34,542	$5,318,309	$1,332,696	$416,473	$104,085
Interest Expense:	$3,237	$817	$—	$—	$5,603	$1,404	$—	$—

Numerator:
Allocation of net income/(loss)	$(2,644,431)	$(950,134)	$372,193	$(34,542)	$(2,522,982)	$(1,334,100)	$640,271	$(104,085)

Denominator:
Weighted average ordinary shares outstanding	24,749,422	6,243,480	25,000,000	6,244,756	24,915,471	6,243,480	25,000,000	6,248,014
Basic and diluted net income/(loss) per share	$(0.11)	$(0.15)	$0.01	$(0.01)	$(0.10)	$(0.21)	$0.03	$(0.02)

Use of Estimates:

The preparation of the Company’s balance sheet in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Offering Costs:

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” The Company incurred offering costs in connection with its Public Offering of $802,818, primarily consisting of accounting and legal services, securities registration expenses and exchange listing fees. These costs, along with paid and deferred underwriter discounts totaling $13,750,000, were charged to additional paid-in capital at the Close Date.

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at September 30, 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Exempted companies are Cayman Islands companies wishing to conduct business outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Law. As an exempted company, the Company has applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Law (2018 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of the shares or other obligations of us or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to the Company shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us. Consequently, income taxes have not been reflected in the financial statements.

Recent Accounting Pronouncements:

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3—Public Offering

In its Public Offering, the Company sold 25,000,000 units at a price of $10.00 per unit (the “Units”). Each Unit consists of one of the Company’s Class A ordinary shares, $0.0001 par value per share (each, a “Public Share”), and one half of one warrant (“Warrant”). Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Warrants may be exercised only for a whole number of Class A ordinary shares; no fractional shares will be issued upon exercise of the Warrants. Each Warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months after the Close Date, and will expire after the earlier of five years after the completion of the initial Business Combination, or upon redemption or liquidation. Alternatively, if the Company does not complete a Business Combination within the Business Combination Period, the Warrants will expire worthless at the end of such period. If the Company is unable to deliver registered Class A ordinary shares to the holder upon exercise of Warrants issued in connection with the 25,000,000 Units during the exercise period, the Warrants will expire worthless, except to the extent that they may be exercised on a cashless basis in the circumstances described in the Warrant agreement. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole, but not in part, at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, and only in the event that the last sale price of the Company’s Public Shares equals or exceeds $18.00 (subject to adjustments) per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders. The

Company has agreed to use its best efforts to file a registration statement for the Class A ordinary shares issuable upon exercise of the Warrants under the Securities Act as soon as practicable, but in no event later than 15 business days following the completion of the initial Business Combination.

The Company paid an underwriting discount of 2.00% of the gross proceeds of the Public Offering, or $5,000,000, to the underwriters at the Close Date, with an additional fee (the “Deferred Discount”) of 3.50% of the gross proceeds of the Public Offering, or $8,750,000, payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount. The Deferred Discount is recorded as deferred underwriter compensation at the Company’s balance sheet.

Note 4—Related Party Transactions

Founder Shares

On April 11, 2016, the Company’s Sponsor purchased 5,750,000 Class F ordinary shares (“Founder Shares”) for $25,000, or approximately $0.004 per share. In August 2016, the Company repurchased 99,000 Founder Shares from the Sponsor at their original per share issuance price and subsequently issued such number of Founder Shares pursuant to the 2016 Share Award Plan of the Company (the “Plan”) for the same per share price to certain individuals who will assist in the evaluation of investment opportunities, including 10,000 Founder Shares to Adam Chesnoff, the Company’s Director, President and Chief Executive Officer, 8,000 Founder Shares to Niveen Tadros, the Company’s Executive Vice President and General Counsel, 6,000 Founder Shares to Fred Gluckman, the Company’s former Executive Vice President and Chief Financial Officer, and 4,000 Founder Shares to Philip Han, the Company’s Executive Vice President and Chief Investment Officer. In September 2016, the Company’s Sponsor transferred 30,000 Founder Shares to each of the Company’s independent director nominees at their original per share issue price (together with the Sponsor and the other individuals that received founder shares, the “Initial Shareholders”). On September 15, 2016, the Company effected a pro rata share capitalization resulting in an increase in the total number of Founder Shares issued and outstanding from 5,750,000 to 6,250,000 in order to maintain the ownership of Founder Shares by the Initial Shareholders at 20% of the Company’s issued and outstanding shares upon consummation of the Public Offering. Following the Public Offering and the pro rata share capitalization, the Sponsor held 6,044,570 Founder Shares, each of the Company’s three independent directors owned 32,610 Founder Shares, and the other individuals, including the Company’s executive officers, held 107,600 Founder Shares. On March 16, 2017, concurrent with Mr. Bruce Rosenblum’s resignation from the Company’s board of directors, the Company acquired 25,110 Founder Shares from Mr. Rosenblum and concurrent therewith, in connection with Mr. Casey Wasserman’s appointment to the board of directors, the Company re-issued such 25,110 Founder Shares to Mr. Casey Wasserman, and the Sponsor sold to Mr. Wasserman an additional 7,500 Founder Shares and thereafter held 6,037,070 Founder Shares. On June 26, 2017, the Company entered into agreements to repurchase 6,520 Founder Shares at the initial purchase price, for the total sum of $24, from two individuals no longer providing services to the Company. The repurchase was consummated in July, 2017, at which time such shares were treated as cancelled, reducing the number of issued and outstanding Founder Shares to 6,243,480, and reducing the number of Founder Shares held collectively by individuals previously awarded Founder Shares under the Plan from 107,600 to 101,080.

The Founder Shares are identical to the Public Shares, and holders of Founder Shares have the same shareholder rights as public shareholders, except that: (i) the Founder Shares are subject to certain transfer restrictions; (ii) the Initial Shareholders have entered into a letter agreement with the Company, pursuant to which they have agreed (a) to waive their redemption rights with respect to their Founder Shares and the Public Shares in connection with the completion of a Business Combination and (b) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete a Business Combination within the Business Combination Period, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete a Business Combination within such time period; (iii) the Founder Shares are automatically convertible into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described in the Company’s Amended and Restated Memorandum and Articles of Association; and (iv) the Founder Shares are subject to registration rights. If the Company submits a Business Combination to its public shareholders for a vote, the Initial Shareholders have agreed to vote their Founder Shares and any public shares purchased during or after the Public Offering in favor of the Business Combination. Permitted transferees of the Initial Shareholders will be subject to the same obligations of the Initial Shareholders.

Private Placement Warrants

Simultaneously with the consummation of the Public Offering, the Sponsor purchased 7,000,000 warrants at a price of $1.00 per warrant, or $7,000,000 in the aggregate, in a Private Placement (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one Class A ordinary share for $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were placed in the Trust Account. The Private Placement Warrants may not be redeemed by the Company so long as they are held by the Sponsor. If any Private Placement Warrants are held by holders other than the Sponsor or certain permitted transferees, such Private Placement Warrants will be redeemable and exercisable by the holders on the same basis as the Warrants included in the Units sold under the Public Offering. The Sponsor has the option to exercise the Private Placement Warrants on a cashless basis.

The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of the Business Combination. If the Company does not complete a Business Combination within the Business Combination Period, the proceeds of the sale of the Private Placement Warrants then on deposit in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

Contribution Agreement

In connection with the Business Combination Agreement, the Company and the Initial Shareholders intend to enter into a contribution and forfeiture agreement (the “Contribution Agreement”), pursuant to which, among other things, (i) the holders of Founder Shares will contribute an aggregate of 1,993,480 Founder Shares (as-converted following the proposed Delaware domestication) to the Company, pro rata, which Founder Shares will be cancelled for no consideration, (ii) 3,250,000 Founder Shares will become subject to vesting and the restrictions set forth in the Business Combination Agreement, pro rata, and (iii) the Sponsor and its affiliates will contribute all of the Private Placement Warrants held by the Sponsor or any of its affiliates to the Company, which Private Placement Warrants will be cancelled for no consideration, and will forfeit for no consideration any other rights to obtain warrants (including in respect of that certain unsecured convertible promissory note issued by the Company to Sponsor on March 12, 2018), in each case, on the terms and subject to the conditions set forth in the Contribution Agreement.

Registration Rights

Holders of the Founder Shares and Private Placement Warrants and warrants that may be issued upon conversion of working capital loans (and any ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the working capital loans), have registration rights pursuant to a registration rights agreement signed on the Close Date requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities, Class A ordinary shares underlying the Private Placement Warrants and

Class F ordinary shares. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by the Company subsequent to its completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock up period, which occurs: (i) in the case of the Founder Shares, on the earlier of (A) one year after the completion of a Business Combination or (B) if, subsequent to a Business Combination, (x) the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

At the closing of the Panavision/SIM Business Combination, the Company will enter into an amended and restated registration rights agreement with the Initial Shareholders, the Sponsor PIPE Entity and certain other equityholders of Panavision. Pursuant to the amended and restated registration rights agreement, the Company will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain common stock and other equity securities of the Company that are held by the parties thereto from time to time. Additionally, the Sponsor and the Sponsor PIPE Entity will together be entitled to three demand registrations each fiscal year and the Panavision Requesting Stockholders (as defined therein) will collectively be entitled to three demand registrations each fiscal year, in each case, subject to certain offering thresholds. The amended and restated registration rights agreement will also include customary piggy-back rights, subject to cooperation and cut-back provisions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

PIPE Investment

Concurrently with the execution of the Business Combination Agreement, the Company entered into subscription agreements with the PIPE Investors, pursuant to which the PIPE Investors have collectively subscribed for 5.5 million shares of common stock of the Company (following the Domestication) for an aggregate purchase price equal to $55.0 million, $30.0 million of which will be funded by the Sponsor PIPE Entity, an affiliate of the Sponsor. The PIPE Investment will be consummated substantially concurrently with the closing of the Panavision/SIM Business Combination and proceeds therefrom will be used to fund a portion of the cash consideration required to effect the Business Combination and up to $25.0 million of redemptions of Public Shares. The PIPE Investment is conditioned upon the satisfaction or waiver of conditions precedent to the closing of the Business Combination and other customary conditions.

Related Party Notes

Between Inception and the Close Date, the Sponsor loaned the Company $250,000 in unsecured promissory notes. The funds were used to pay up-front expenses associated with the Public Offering. These notes were non-interest bearing and were repaid by netting against proceeds received from the Sponsor at the Close Date.

On March 12, 2018, the Company issued an unsecured convertible promissory note (the “Sponsor Convertible Note”), pursuant to which the Company may borrow up to $1,000,000 from the Sponsor from time to time. The Sponsor Convertible Note bears interest at a rate of 1.96% per annum and all unpaid principal under the Sponsor Convertible Note including accrued interest thereon will be due and payable in full on the Maturity Date (as defined below). The Sponsor will have the option to convert any amounts outstanding under the Sponsor

Convertible Note, up to $1,000,000 in the aggregate, into warrants to purchase Class A ordinary shares at a conversion price of $1.00 per warrant. The terms of such warrants will be identical to the Private Placement Warrants, including that each such warrant will entitle the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the Private Placement Warrants. In connection with the Business Combination Agreement, the Sponsor has agreed to forfeit for no consideration any other rights to obtain the warrants issuable upon conversion of the Sponsor Convertible Note. Under the Sponsor Convertible Note, the Sponsor has waived any and all right, title, interest or claim of any kind in or to any distribution of or from the Trust Account, including any right to seek recourse, reimbursement, payment or satisfaction for any claim against the Trust Account. The issuance of the Sponsor Convertible Note was approved by the Company’s board of directors and its audit committee on March 12, 2018. Executed on March 12, 2018, $500,000 was drawn under the Sponsor Convertible Note on March 20, 2018 and the remaining $500,000 was drawn under the Sponsor Convertible Note on August 2, 2018.

On September 26, 2018, the Company issued an unsecured promissory note (the “Sponsor Note”) pursuant to which the Company may borrow up to $1.5 million from Sponsor. The Sponsor Note bears interest at a rate of 2.51% per annum and all unpaid principal under the Sponsor Note including accrued interest thereon will be due and payable in full on the earliest of (i) March 31, 2019, (ii) the effective date of an initial business combination, and (iii) the termination, for any reason, of the Business Combination Agreement (such earliest date, the “Maturity Date”), unless accelerated upon the occurrence of customary events of default. Under the Sponsor Note, Sponsor has waived any and all right, title, interest or claim of any kind in or to any distribution of or from the trust account established in connection with the Public Offering, including any right to seek recourse, reimbursement, payment or satisfaction for any claim against the trust account. The issuance of the Sponsor Note was approved by the Company’s board of directors and its audit committee on September 13, 2018. Executed on September 26, 2018, $500,000 was drawn under the Sponsor Note on October 5, 2018.

Additionally, on September 21, 2018, the Company and the Sponsor amended the maturity date of the Sponsor Convertible Note. Pursuant to such amendment, all unpaid principal under the Sponsor Convertible Note including accrued interest thereon will be due and payable in full on the Maturity Date, unless accelerated upon the occurrence of customary events of default.

Due to Related Party

Saban Capital Group, Inc. is an affiliate of the Sponsor which advanced various costs on behalf of the Company. Total related party advances amounted to $23,730 for the period January 1, 2018 through September 30, 2018 and were reported as general and administrative expenses. As of September 30, 2018, the amount due to related party was $107,772. Total related party advances amounted to $28,133 and the amount due was $0 for the period January 1, 2017 through September 30, 2017, and were reported as general and administrative expenses. These amounts do not include amounts owed under the Sponsor Convertible Note or the Sponsor Note.

Administrative Service Agreement

Effective September 15, 2016, the Company entered into an agreement to pay monthly expenses of $10,000 for office space, administrative services and support services to an affiliate of the Company’s Sponsor. The agreement terminates upon the earlier of the completion of a Business Combination or the liquidation of the Company. For the three months and nine months ended September 30, 2018, the Company incurred expenses of $30,000 and $90,000, respectively, under this agreement. For the three months and nine months ended September 30, 2017, the Company incurred expenses of $30,000 and $90,000, respectively, under this agreement.

Other Related Party Transactions

The Company’s Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to its Sponsor, officers, directors or the Company’s or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on the Company’s behalf, although no such reimbursements will be made from the proceeds of the Public Offering held in the Trust Account prior to the completion of the Business Combination.

As described above under Related Party Notes, on March 12, 2018, the Company issued the Sponsor Convertible Note, pursuant to which it may borrow up to $1,000,000 from the Sponsor, from time to time, and on September 26, 2018, the Company issued the Sponsor Note, pursuant to which it may borrow up to $1,500,000 from the Sponsor, from time to time. In addition, in order to finance transaction costs in connection with the Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company additional funds as may be required. If the Company completes a Business Combination, it would repay such loaned amounts. In the event that the Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. The terms of such additional loans by the Company’s officers and directors, if any, have not been determined and no written agreements exist with respect to such additional loans. The Company does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as it does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

The Company is not prohibited from pursuing a Business Combination with a company that is affiliated with its Sponsor, officers or directors or making the acquisition through a joint venture or other form of shared ownership with its Sponsor, officers or directors. In the event the Company seeks to complete a Business Combination with a target that is affiliated with its Sponsor, officers or directors, the Company, or a committee of independent and disinterested directors, would obtain an opinion from an independent investment banking firm that is a member of Financial Industry Regulatory Authority or from an independent accounting firm, that such an initial Business Combination is fair to the Company from a financial point of view. The Company is not required to obtain an opinion with respect to the fairness of the Business Combination in any other context.

After the Business Combination, directors or members of the Company’s management team who remain with the Company may be paid consulting, management or other compensation from the combined company. All of this compensation will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to the Company’s shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to the Company’s executive officers after the completion of its initial business combination will be determined by a compensation committee constituted solely by independent directors.

Note 5—Investments Held in Trust Account

Gross proceeds of $250,000,000 and $5,000,000 from the Public Offering and Private Placement, respectively, less underwriting discounts of $5,000,000 were placed in the Trust Account at the Close Date. In connection with the Extension Amendment, $39.15 million was released from the Trust Account to satisfy redemptions by public shareholders of approximately 3.8 million Public Shares. At September 30, 2018, funds in the Trust Account totaled $215,371,398 and were held in money market funds.

Note 6—Deferred Underwriting Compensation

The Company is committed to pay the Deferred Discount of 3.50% of the gross proceeds of the Public Offering, or $8,750,000, to the underwriters upon the Company’s completion of a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount, and no Deferred Discount is payable to the underwriters if a Business Combination is not completed within the Business Combination Period.

Note 7—Shareholders’ Equity

Class A Ordinary Shares

The Company is authorized to issue 500,000,000 Class A ordinary shares. Depending on the terms of a potential Business Combination, the Company may be required to increase the number of authorized Class A ordinary shares at the same time as its shareholders vote on the Business Combination to the extent the Company seeks shareholder approval in connection with its Business Combination. Holders of Class A ordinary shares are entitled to one vote for each held on all matters to be voted on by shareholders.

On September 18, 2018, we held an Extraordinary General Meeting, pursuant to which, among other things, our shareholders approved the Extension Amendment. In connection with vote to approve the Extension Amendment, the holders of 3,842,224 Class A ordinary shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.19 per share, for an aggregate redemption amount of approximately $39.15 million.

At September 30, 2018, there were 21,157,776 Class A ordinary shares issued and outstanding (Public Shares), of which 19,511,708 shares were subject to possible redemption and are classified outside of shareholders’ equity on the balance sheet.

Class F Ordinary Shares

The Company is authorized to issue 20,000,000 Class F ordinary shares. Holders of the Company’s Class F ordinary shares are entitled to one vote for each ordinary share. Class F ordinary shares will automatically convert to Class A ordinary shares at the time of a Business Combination, initially on a one-for-one basis, subject to certain adjustments. The Initial Shareholders, the sole holders of Class F ordinary shares have agreed not to transfer, assign or sell any Class F ordinary shares during the lock up period, subject to certain exceptions.

On June 26, 2017, the Company entered into agreements to repurchase 6,520 Class F ordinary shares at the initial purchase price, for the total sum of $24, from two individuals no longer providing services to the Company. The repurchase was consummated in July, 2017, at which time such shares were treated as cancelled, reducing the number of issued and outstanding Class F ordinary shares to 6,243,480. At September 30, 2018, there were 6,243,480 Class F ordinary shares issued and outstanding.

In connection with the Business Combination Agreement, the Sponsor and the holders of Founder Shares intend to enter into an agreement pursuant to which an aggregate of 1,993,480 Founder Shares (as-converted following the proposed Delaware domestication) will be contributed to the Company, pro rata, which Founder Shares will be cancelled for no consideration, and 3,250,000 Founder Shares will become subject to vesting and the restrictions set forth in the Business Combination Agreement, pro rata.

Preferred Shares

The Company is authorized to issue 5,000,000 preferred shares. The Company’s board of directors has the authority to determine the voting rights, if any, designations, powers, preferences, and the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the preferred shares of each series. The board of directors may, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of Public Shares, and which could have anti-takeover effects. At September 30, 2018, there were no preferred shares issued and outstanding.

Note 8—Fair Value Measurement

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. ASC 820 determines fair value to be the price that would be received to sell an asset or would be paid to transfer a liability (i.e. the exit price) in an orderly transaction between market participants at the measurement date.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of September 30, 2018, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilized quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize date points that are observable such as quoted prices, interest rates, and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability.

Description	September 30, 2018	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	December 31, 2017
Investments and cash held in Trust Account	$215,371,398	$215,371,398	—	—	$251,721,796

Total	$215,371,398	$215,371,398	—	—	$251,721,796

Note 9—Subsequent Events

On October 5, 2018, $500,000 of the $1,500,000 available under the Sponsor Note executed on September 26, 2018 was drawn.

On October 23, 2018, the Company received a letter (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it is not in compliance with Listing Rule 5550(a)(3) (the “Rule”), which requires the Company to have at least 300 public holders for continued listing on the Nasdaq Capital Market. The Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on the Nasdaq Capital Market.

The Notice states that, under Nasdaq rules, the Company had 45 calendar days from the date of the Notice to submit a plan to regain compliance with the Rule. The Company submitted a plan to regain compliance with the Rule within the required timeframe. If Nasdaq accepts the Company’s plan, Nasdaq may grant the Company an extension of up to 180 calendar days from the date of the Notice to evidence compliance with the Rule. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal the decision in front of a Nasdaq Hearings Panel.

If Nasdaq delists any of the Company’s securities from trading on its exchange and the Company is not able to list such securities on another national securities exchange, the Company expects such securities could be quoted on an over-the-counter market. If this were to occur, the Company could face significant material adverse consequences, including:

•	a limited availability of market quotations for the Company’s securities;

•	reduced liquidity for the Company’s securities;

•

a determination that the Company’s Class A ordinary shares are a “penny stock” which will require brokers trading in the Class A ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Company’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Other than the foregoing management has performed an evaluation of subsequent events through the date of issuance of the financial statements, noting no other items which require adjustment or disclosure.

Report of Independent Registered Public Accounting Firm

To Board of Directors and Shareholders Saban Capital Acquisition Corp.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Saban Capital Acquisition Corp. (the Company) as of December 31, 2017 and 2016, the related statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2017 and the period from March 15, 2016 (inception) through December 31, 2016, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the year ended December 31, 2017 and for the period from March 15, 2016 (inception) through December 31, 2016, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2016.

Los Angeles, California

March 14, 2018

Saban Capital Acquisition Corp.

Balance Sheets

	December 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash	$201,002	$787,889
Prepaid expenses	62,947	163,274

Total current assets	263,949	951,163
Investments held in Trust Account	251,721,796	250,095,953

Total Assets	$251,985,745	$251,047,116

LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities:
Accrued expenses	$106,756	$81,738
Due to related party	3,502	4,849

Total current liabilities	110,258	86,587
Deferred underwriting compensation	8,750,000	8,750,000

Total Liabilities	8,860,258	8,836,587

Class A ordinary shares subject to possible redemptions; 23,812,549 shares and 23,721,053 shares at December 31, 2017 and December 31, 2016 respectively	$238,125,486	$237,210,528

Shareholders’ equity:
Preferred shares, $0.0001 par value; 5,000,000 shares authorized, none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized, 1,187,451 shares and 1,278,947 Class A shares issued and outstanding excluding 23,812,549 and 23,721,053 shares subject to redemption at December 31, 2017 and December 31, 2016, respectively	119	128
Class F ordinary shares, $0.0001 par value; 20,000,000 shares authorized, 6,243,480 and 6,250,000 outstanding at December 31, 2017 and December 31, 2016, respectively	624	625
Additional paid-in capital	4,345,929	5,260,901
Accumulated deficit and surplus	653,329	(261,653)

Total Shareholders’ equity	5,000,001	5,000,001

Total liabilities and shareholders’ equity	$251,985,745	$251,047,116

The accompanying notes are an integral part of these financial statements.

Saban Capital Acquisition Corp.

Statement of Operations

	For the Year Ended December 31, 2017	For the Period from March 15, 2016 (inception) to December 31, 2016
Revenue
Interest Income	$1,625,844	$95,953

Total Revenue	$1,625,844	$95,953
Professional fees and other expenses	710,862	345,080
Organizational costs	—	12,526

Net income (loss) attributable to ordinary shares	$914,982	$(261,653)

Net income (loss) per ordinary share:
Class A ordinary shares—basic and diluted	$0.04	$(0.01)

Class F ordinary shares—basic and diluted	$(0.02)	$(0.03)

The accompanying notes are an integral part of these financial statements.

Saban Capital Acquisition Corp.

Statement of Shareholders’ Equity

	Preferred Shares		Class A Ordinary Shares		Class F Ordinary Shares		Additional Paid-In Capital	Accumulated Deficit	Shareholder’s Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Sale of Class F ordinary shares on April 11, 2016 to Sponsor at $0.004 per share	—	$—	—	$—	5,750,000	$575	$24,425	$—	$25,000
Capitalization of Class F ordinary shares on September 15, 2016	—	—	—	—	500,000	50	(50)	—	—
Proceeds from initial public offering of Units on September 21, 2016 at $10.00 per Unit	—	—	25,000,000	2,500	—	—	249,997,500	—	250,000,000
Sale of 7,000,000 Private Placement Warrants to Sponsor on September 15, 2016 at $1.00 per Private Placement Warrant	—	—	—	—	—	—	7,000,000	—	7,000,000
Underwriters discounts	—	—	—	—	—	—	(5,000,000)	—	(5,000,000)
Offering costs charged to additional paid-in capital	—	—	—	—	—	—	(802,818)	—	(802,818)
Deferred underwriting compensation	—	—	—	—	—	—	(8,750,000)	—	(8,750,000)
Class A ordinary shares subject to possible redemption; 23,721,053 shares at a redemption value of $10.00 per share	—	—	(23,737,426)	(2,374)	—	—	(237,371,886)	—	(237,374,260)
Change in Shares Subject to Possible Redemption	—	—	16,373	2	—	—	163,730	—	163,732
Net loss attributable to ordinary shares	—	—	—	—	—	—	—	(261,653)	(261,653)

Balance at December 31, 2016	—	$—	1,278,947	$128	6,250,000	$625	$5,260,901	$(261,653)	$5,000,001
Repurchase of 6,520 Class F shares	—	—	—	—	(6,520)	(1)	(23)	—	(24)
Change in Shares Subject to Possible Redemption 23,812,549 shares at redemption value of $10.00 per share	—	—	(91,496)	(9)	—	—	(914,949)	—	(914,958)
Net income attributable to ordinary shares	—	—	—	—	—	—	—	914,982	914,982

Balance at December 31, 2017	—	$—	1,187,451	$119	6,243,480	$624	$4,345,929	$653,329	$5,000,001

The accompanying notes are an integral part of these financial statements.

Saban Capital Acquisition Corp.

Statement of Cash Flows

	For the Year Ended December 31, 2017	For the period from March 15, 2016 (inception) through December 31, 2016
Cash flows from operating activities:
Net income/(loss) attributable to ordinary shares	$914,982	$(261,653)
Changes in operating assets and liabilities
Prepaid expenses	100,328	(163,274)
Accrued expenses	25,018	81,738
Interest on Investments Held in Trust Account	(1,625,844)	(95,953)

Net cash used in operating activities	(585,516)	(439,142)

Cash flows from investing activities:
Proceeds deposited into Trust Account	—	(250,000,000)

Net cash used in investing activities	—	(250,000,000)

Cash flows from financing activities:
Due to related party	(1,347)	4,849
Payment for Purchase of Class F ordinary shares	(24)	—
Proceeds from the sale of Class F ordinary shares to Sponsor	—	25,000
Proceeds from sale of Units in initial public offering	—	250,000,000
Proceeds from sale of Private Placement Warrants to Sponsor	—	7,000,000
Proceeds of notes payable from Sponsor	—	250,000
Payment of underwriters discounts	—	(5,000,000)
Payment of offering costs	—	(802,818)
Repayment of notes payable from Sponsor	—	(250,000)

Net cash provided by/(used in) by financing activities	(1,371)	251,227,031
Net increase/(decrease) in cash	(586,887)	787,889
Cash at beginning of period/year	787,889	—

Cash at end of period/year	$201,002	$787,889

Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$—	$8,750,000

The accompanying notes are an integral part of these financial statements.

Saban Capital Acquisition Corp.

Notes to Financial Statements

1. Organization and Business Operations

Organization and General

Saban Capital Acquisition Corp. (the “Company”) was incorporated in the Cayman Islands on March 15, 2016. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company’s sponsor is Saban Sponsor LLC, a Delaware limited liability company (the “Sponsor”).

At December 31, 2017, the Company had not commenced any significant operations. All activity for the period from March 15, 2016 (“Inception”) through December 31, 2017 relates to the Company’s formation and activities related to the initial public offering of Units (as defined below), each consisting of one of the Company’s Class A ordinary shares and one half of one warrant where each whole warrant entitles the holder to purchase one Class A ordinary share (the “Public Offering”). The Company will not generate any operating revenues until after completion of the Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and investments from the proceeds derived from the Public Offering and the Private Placement (as defined below). The Company has selected December 31st as its fiscal year end.

Cash

Cash consisted of cash held at two U.S. financial institutions, and is subject to credit risk to the extent the balance exceeds federal deposit insurance limits.

Financing

The registration statement for the Company’s Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on September 15, 2016. The Public Offering closed on September 21, 2016 (the “Close Date”). The Company’s Sponsor purchased an aggregate of 7,000,000 warrants at a purchase price of $1.00 per warrant, or $7,000,000 in the aggregate, in a private placement at the Close Date (the “Private Placement”). The warrants are included in additional paid-in capital at the balance sheet.

The Company intends to finance a Business Combination with a portion of proceeds from its $250,000,000 Public Offering and $7,000,000 Private Placement (see Note 3). At the Close Date, proceeds from the Public Offering of $250,000,000, net of underwriting discounts of $5,000,000, and $5,000,000 of the Private Placement proceeds, were deposited in a trust account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”) as described below.

The Trust Account

As of September 21, 2016, the net proceeds from the Public Offering and a portion of the Private Placement Proceeds were deposited in the Trust Account. The Trust Account may be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government obligations. Because the investment of the proceeds will be restricted to these instruments, the Company expects to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act. At December 31, 2017, the funds were invested only in money market funds meeting those certain conditions under Rule 2a-7.

Funds will remain in the Trust Account except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of the Business Combination, (ii) the redemption of any Public Shares (as defined below) properly tendered in connection with a shareholder vote to amend the amended and restated memorandum and articles of association to modify the substance and timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete its Business Combination within 24 months from the Close Date, or (iii) the redemption of all of the Company’s Public Shares if it is unable to complete the Business Combination within 24 months from the Close Date, subject to applicable law. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with (or acquisition of) a Target Business. As used herein, the “Target Business” must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account, net of any deferred underwriting commissions and taxes payable on interest earned, at the time of the Company signing a definitive agreement to proceed with a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek shareholder approval of the Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable, or (ii) provide shareholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a shareholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable. The decision as to whether the Company will seek shareholder approval of the Business Combination or will allow shareholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek shareholder approval, unless a vote is required by NASDAQ rules. If the Company seeks shareholder approval, it will complete its Business Combination only if a majority of the issued and outstanding ordinary shares voted are voted in favor of the Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a shareholder vote or there is a tender offer for its Public Shares in connection with a Business Combination, a public shareholder will have the right to redeem its Public Shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable. As a result, such Public Shares are recorded at their redemption amount and classified as temporary equity in accordance with Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity” (“ASC 480”) except for the portion of Public Shares required to maintain net tangible assets at least $5,000,001. That portion of Public Shares is classified as permanent shareholder’s equity.

The Company has 24 months after the Close Date to complete a Business Combination. If the Company does not complete a Business Combination within this time period, it shall (i) cease all operations except for the purposes of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, net of taxes payable (less up to $50,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the public shareholders’ rights as owners of Class A ordinary shares (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Initial Shareholders (as defined below) have entered into a letter agreement with the Company, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete a Business Combination within 24 months after the Close Date. However, if the Initial Shareholders acquire Public Shares after the Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete the Business Combination within 24 months after the Close Date.

If the Company fails to complete a Business Combination within 24 months after the Close Date, the resulting redemption of the Company’s Class A ordinary shares will reduce the book value per share for the Founder Shares held by the Initial Shareholders, who would be the only remaining shareholders after such a redemption.

If the Company completes a Business Combination within 24 months after the Close Date, the funds in the Trust Account will be used to pay for the Business Combination, redemptions of Class A ordinary shares, if any, the deferred underwriting commission of $8,750,000 and accrued expenses related to the Business Combination. Any funds remaining will be made available to the Company to provide working capital to finance the Company’s business operations.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position at December 31, 2017 and the results of operations and cash flows for the years presented.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in financial institutions which, at times, may exceed the Federal depository insurance coverage of

$250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair values of the Company’s assets and liabilities which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximate the carrying amounts represented on the balance sheet.

Redeemable Ordinary Shares

All 25,000,000 Class A ordinary shares sold as part of the Units in the Public Offering contain a redemption feature as discussed in Note 1. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Class A ordinary shares in an amount that would cause its net tangible assets to fall below $5,000,001. Accordingly, at December 31, 2017, 23,812,549 of the Company’s 25,000,000 Class A ordinary shares were classified outside of permanent equity at their redemption value.

Net Income/(Loss) per Ordinary Share

The Company has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class F ordinary shares. The Company’s public shareholders have the opportunity to redeem their shares upon the completion of the Business Combination at a per share price that is equal to the aggregate amount then on deposit in the Trust Account including interest, divided by the number of then outstanding Public Shares, subject to certain limitations. Accordingly, the Company uses the two-class method to compute the earnings per ordinary share. The two-class method is an earnings allocation formula that determines earnings per share separately for each class of ordinary shares based on an allocation of undistributed earnings per the rights of each class. At December 31, 2017, the Company had outstanding warrants for the purchase of up to 19,500,000 Class A ordinary shares. For all periods presented, the weighted average of these shares was excluded from the calculation of diluted net income per ordinary share because its inclusion would have been anti-dilutive. As a result, diluted net income/(loss) per ordinary share is equal to basic net income/(loss) per ordinary share. The table below presents for the periods indicated a reconciliation of the numerators and denominators we used to compute basic and diluted net loss per share for each class of our ordinary shares:

	For the Year Ended December 31, 2017		For the Period from March 15, 2016 (inception) to December 31, 2016
	Class A	Class F	Class A	Class F
Basic and diluted net loss per share:
Numerator:
Allocation of net income (loss)	$1,057,100	$(142,118)	$(84,794)	$(176,859)

Denominator:
Weighted-average shares outstanding	25,000,000	6,247,006	8,677,500	5,670,000
Basic and diluted net loss per share	$0.04	$(0.02)	$(0.01)	$(0.03)

Use of Estimates

The preparation of the Company’s balance sheet in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” The Company incurred offering costs in connection with its Public Offering of $802,818, primarily consisting of accounting and legal services, securities registration expenses and exchange listing fees. These costs, along with paid and deferred underwriter discounts totaling $13,750,000, were charged to additional paid-in capital at the Close Date.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Exempted companies are Cayman Islands companies wishing to conduct business outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Law. As an exempted company, the Company has applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Law (2011 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of the shares or other obligations of the Company or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by the Company to its shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of the Company. Consequently, income taxes have not been reflected in the Financial Statements.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. Public Offering

In its Public Offering, the Company sold 25,000,000 Units at a price of $10.00 per Unit (the “Units”). Each Unit consists of one of the Company’s Class A ordinary shares, $0.0001 par value per share (each, a “Public Share”), and one half of one warrant (“Warrant”). Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Warrants may be exercised only for a whole number of Class A ordinary shares; no fractional shares will be issued upon exercise of the Warrants. Each Warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months after the Close Date, and will expire after the earlier of five years after the completion of the initial Business Combination, or upon redemption or liquidation. Alternatively, if the Company does not complete a Business Combination within 24 months after the Close Date, the Warrants will expire worthless at the end of such period. If the Company is unable to deliver registered Class A ordinary shares to the holder upon exercise of Warrants issued in connection with the 25,000,000 Units during the exercise period, the Warrants will expire worthless, except to the extent that they may be exercised on a cashless basis in the circumstances described in the Warrant agreement. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole, but not in part, at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, and only in the event that the last sale price of the Company’s Public Shares equals or exceeds $18.00 (subject to adjustments) per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders. The Company has agreed to use its best efforts to file a registration statement for the Class A ordinary shares issuable upon exercise of the Warrants under the Securities Act as soon as practicable, but in no event later than 15 business days following the completion of the initial Business Combination.

The Company paid an underwriting discount of 2.00% of the gross proceeds of the Public Offering, or $5,000,000, to the underwriters at the Close Date, with an additional fee (the “Deferred Discount”) of 3.50% of the gross proceeds of the Public Offering, or $8,750,000, payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount. The Deferred Discount is recorded as deferred underwriter compensation at the Company’s balance sheet.

4. Related Party Transactions

Founder Shares

On April 11, 2016, the Company’s Sponsor purchased 5,750,000 Class F ordinary shares (“Founder Shares”) for $25,000, or approximately $0.004 per share. In August 2016, the Company repurchased 99,000 Founder Shares from the Sponsor at their original per share issuance price and subsequently issued such number of Founder Shares pursuant to The 2016 Share Award Plan of the Company for the same per share price to certain individuals who will assist in the evaluation of investment opportunities, including 10,000 Founder Shares to Adam Chesnoff, the Company’s Director, President and Chief Executive Officer, 8,000 Founder Shares to Niveen Tadros, the Company’s Executive Vice President and General Counsel, 6,000 Founder Shares to Fred Gluckman, the Company’s Executive Vice President and Chief Financial Officer, and 4,000 Founder Shares to Philip Han, the Company’s Executive Vice President and Chief Investment Officer. In September 2016, the Company’s Sponsor transferred 30,000 Founder Shares to each of the Company’s independent director nominees at their original per share issue price (together with the Sponsor and the other individuals that received founder shares, the “Initial Shareholders). On September 15, 2016, we effected a pro rata share capitalization resulting in an increase in the total number of Founder Shares outstanding from 5,750,000 to 6,250,000 in order to maintain the ownership of Founder Shares by our Initial Shareholders at 20% of our issued and outstanding shares upon consummation of the Public Offering. Following the Public Offering and the pro rata share capitalization, our Sponsor held 6,044,570 Founder Shares, each of our three independent directors owned 32,610 Founder Shares, and the other individuals, including our executive officers, held 107,600 Founder Shares. On March 16, 2017, concurrent with Mr. Bruce Rosenblum’s resignation from our board of directors, the Company acquired 25,100 Founders Shares from Mr. Rosenblum and concurrent therewith, in connection with Mr. Casey Wasserman’s appointment to the board of directors, the Company re-issued such 25,100 Founders Shares to Mr. Casey Wasserman, and our Sponsor sold to Mr. Wasserman an additional 7,500 Founders Shares and thereafter held 6,037,070 Founders Shares. On June 26, 2017, the Company entered into agreements to repurchase 6,520 Founder Shares at the initial purchase price, for the total sum of $24, from two individuals no longer providing services to the Company. The repurchase was consummated in July, 2017, at which time such shares were treated as cancelled, reducing the number of issued and outstanding Founder Shares to 6,243,480, and reducing the number of Founder Shares held collectively by individuals previously awarded Founder Shares under the Plan from 107,600 to 101,080. The Sponsor, executive officers, former and current independent directors, and individuals assisting the Company with the evaluation of investment opportunities who have been granted Founder Shares under the Plan, collectively are referred to herein as the “Initial Shareholders”).

The Founder Shares are identical to the Public Shares, and holders of Founder Shares have the same shareholder rights as public shareholders, except that: (i) the Founder Shares are subject to certain transfer restrictions; (ii) the Initial Shareholders have entered into a letter agreement with the Company, pursuant to which they have agreed (a) to waive their redemption rights with respect to their Founder Shares and the Public Shares in connection with the completion of a Business Combination and (b) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to complete a Business Combination within 24 months from the closing of the Public Offering, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete a Business Combination within such time period; (iii) the Founder Shares are automatically convertible into Class A ordinary shares at the time of a Business Combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described in the Company’s Articles; and (iv) the Founder Shares are subject to registration rights. If the Company submits a Business Combination to its public shareholders for a vote, the Initial Shareholders have agreed to vote their Founder Shares and any public shares purchased during or after the Public Offering in favor of the Business Combination. Permitted transferees of the Initial Shareholders will be subject to the same obligations of the Initial Shareholders.

Private Placement Warrants

Simultaneously with the consummation of the Public Offering, the Sponsor purchased 7,000,000 warrants at a price of $1.00 per warrant, or $7,000,000 in the aggregate, in a Private Placement (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one Class A ordinary share for $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were placed in the Trust Account. The Private Placement Warrants may not be redeemed by the Company so long as they are held by the Sponsor. If any Private Placement Warrants are held by holders other than the Sponsor or certain permitted transferees, such Private Placement Warrants will be redeemable and exercisable by the holders on the same basis as the Warrants included in the Units sold under the Public Offering. The Sponsor has the option to exercise the Private Placement Warrants on a cashless basis.

The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of the Business Combination. If the Company does not complete a Business Combination within 24 months after the Close Date, the proceeds of the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Company’s Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

Registration Rights

Holders of the Founder Shares and Private Placement Warrants and warrants that may be issued upon conversion of working capital loans (and any ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the working capital loans), have registration rights pursuant to a registration rights agreement signed on the Close Date requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities, Class A ordinary shares underlying the Private Placement Warrants and Class F ordinary shares. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by the Company subsequent to its completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock up period, which occurs: (i) in the case of the Founder Shares, on the earlier of (A) one year after the completion of a Business Combination or (B) if, subsequent to a Business Combination, (x) the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date following the completion of the Business Combination on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property; and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Notes

Between Inception and the Close Date, the Sponsor loaned the Company $250,000 in unsecured promissory notes. The funds were used to pay up front expenses associated with the Public Offering. These notes were non-interest bearing and were repaid by netting against proceeds received from the Sponsor at the Close Date.

Due to Related Party

Saban Capital Group, Inc. is an affiliate of the Sponsor which advanced various costs on behalf of the Company. Total related party advances amounted to $32,239 for the year ended December 31, 2017 and were reported as general and administrative expenses. As of December 31, 2017, the amount due to related party was $3,502. Total related party advances amounted to $66,461 and the amount due were $4,849 for the period March 15, 2016 (inception) through December 31, 2016 and were reported as deferred offering costs and general administrative expenses.

Administrative Service Agreement

Effective September 15, 2016, the Company entered into an agreement to pay monthly expenses of $10,000 for office space, administrative services and support services to an affiliate of the Company’s Sponsor. The agreement terminates upon the earlier of the completion of a Business Combination or the liquidation of the Company. For the year ended December 31, 2017, the Company incurred expenses of $120,000 under this agreement. For the period March 15, 2016 (inception) through December 31, 2016, the Company incurred expenses of $35,000.

5. Investments Held in Trust Account

Gross proceeds of $250,000,000 and $5,000,000 from the Public Offering and Private Placement, respectively, less underwriting discounts of $5,000,000 were placed in the Trust Account at the Close Date. At December 31, 2017, funds in the Trust Account totaled $251,721,796 and were held in money market funds.

6. Deferred Underwriting Compensation

The Company is committed to pay the Deferred Discount of 3.50% of the gross proceeds of the Public Offering, or $8,750,000, to the underwriters upon the Company’s completion of a Business Combination. The underwriters are not entitled to receive any of the interest earned on Trust Account funds that would be used to pay the Deferred Discount, and no Deferred Discount is payable to the underwriters if a Business Combination is not completed within 24 months after the Close Date.

7. Shareholders’ Equity

Class A Ordinary Shares

The Company is authorized to issue 500,000,000 Class A ordinary shares. Depending on the terms of a potential Business Combination, the Company may be required to increase the number of authorized Class A ordinary shares at the same time as its shareholders vote on the Business Combination to the extent the Company seeks shareholder approval in connection with its Business Combination. Holders of Class A ordinary shares are entitled to one vote for each held on all matters to be voted on by shareholders. At December 31, 2017, there were 25,000,000 Class A ordinary shares issued and outstanding (Public Shares), of which 23,812,549 shares were subject to possible redemption and are classified outside of shareholders’ equity on the balance sheet.

Class F Ordinary Shares

The Company is authorized to issue 20,000,000 Class F ordinary shares. Holders of the Company’s Class F ordinary shares are entitled to one vote for each ordinary share. Class F ordinary shares are automatically converted to Class A common shares on a one-for-one basis at the time of a Business Combination, subject to certain adjustments. The Initial Shareholders, the sole holders of Class F ordinary shares (“Founder Shares”) have agreed not to transfer, assign or sell any Class F ordinary shares during the lock up period, subject to certain exceptions.

On June 26, 2017, the Company entered into agreements to repurchase 6,520 Class F ordinary shares at the initial purchase price, for the total sum of $24, from two individuals no longer providing services to the Company. The repurchase was consummated in July, 2017, at which time such shares were treated as cancelled, reducing the number of issued and outstanding Class F ordinary shares to 6,243,480. At December 31, 2017, there were 6,243,480 Class F ordinary shares issued and outstanding.

Preferred Shares

The Company is authorized to issue 5,000,000 preferred shares. The Company’s board of directors has the authority to determine the voting rights, if any, designations, powers, preferences, and the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the preferred shares of each series. The board of directors may, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of Public Shares, and which could have anti-takeover effects. At December 31, 2017, there were no preferred shares issued or outstanding.

8. Quarterly Financial Information (Unaudited)

Following are the Company’s unaudited quarterly statements of operations for the period ended March 31, 2016, June 30, 2016, September 30, 2016, December 31, 2016, March 31, 2017, June 30, 2017, September 30, 2017 and December 31, 2017. The Company has prepared the quarterly data on a consistent basis with the audited financial statements included elsewhere in this Annual Report on Form 10-K and, in the opinion of management, the financial information reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. This information should be read in conjunction with the audited financial statements and related notes included elsewhere in this Annual Report on Form 10-K. These quarterly operating results are not necessarily indicative of the Company’s operating results for any future period.

	For the Period from March 15, 2016 (inception) through March 31, 2016		For the Three Months Ended June 30, 2016		For the Three Months Ended September 30, 2016		For the Three Months Ended December 31, 2016
	Class A	Class A	Class F	Class F	Class A	Class F	Class A	Class F
Revenue:
Interest Income							$95,953	$0
Operating expenses:
Professional fees and other expenses	$—	$—	$—	$22,000	$42,135	$107,679	$138,612	$34,653
Organizational costs	$—	$5,000	$—	$7,526	$—	$—	$—	$—
Numerator:
Allocation of net loss	$—	$(5,000)	$—	$(29,526)	$(42,135)	$(107,679)	$(42,659)	$(34,653)
Denominator:
Weighted average ordinary shares outstanding	—	—	—	5,494,506	2,445,650	6,250,000	25,000,000	6,250,000
Basic and diluted net income/(loss) per share	0.00	(0.00)	0.00	(0.01)	(0.02)	(0.02)	0.00	(0.01)

	For the Three Months Ended March 31, 2017		For the Three Months Ended June 30, 2017		For the Three Months Ended September 30, 2017		For the Three Months Ended December 31, 2017
	Class A	Class F	Class A	Class F	Class A	Class F	Class A	Class F
Revenue:
Interest Income	$210,968	$—	$335,299	$—	$510,478	$—	$569,099	$—
Operating expenses:
Professional fees and other expenses	$178,010	$44,502	$100,175	$25,043	$138,285	$34,542	$152,274	$38,029
Organizational costs	$—	$—	$—	$—	$—	$—	$—	$—

Numerator:
Allocation of net income/(loss)	$32,958	$(44,502)	$235,124	$(25,043)	$372,193	$(34,542)	$416,825	$(38,029)

Denominator:
Weighted average ordinary shares outstanding:	25,000,000	6,250,000	25,000,000	6,250,000	25,000,000	6,244,756	25,000,000	6,243,480
Basic and diluted net income/(loss) per share	$0.00	$(0.01)	$0.01	$(0.00)	$0.01	$(0.01)	$0.02	$(0.01)

9. Subsequent Events

Sponsor Convertible Note.

On March 12, 2018, the Company issued an unsecured convertible promissory note (the “Sponsor Convertible Note”), pursuant to which the Company may borrow up to $1,000,000 from the Sponsor from time to time. The Sponsor Convertible Note bears interest at a rate of 1.96% per annum and all unpaid principal under the Sponsor Convertible Note including accrued interest thereon will be due and payable in full on the earlier of September 21, 2018 and the consummation of the Company’s initial Business Combination. The Sponsor will have the option to convert any amounts outstanding under the Sponsor Convertible Note, up to $1,000,000 in the aggregate, into warrants to purchase Class A ordinary shares at a conversion price of $1.00 per warrant. The terms of such warrants will be identical to the Private Placement Warrants, including that each such warrant will entitle the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to the same adjustments applicable to the Private Placement Warrants. Under the Sponsor Convertible Note, the Sponsor has waived any and all right, title, interest or claim of any kind in or to any distribution of or from the Trust Account, including any right to seek recourse, reimbursement, payment or satisfaction for any claim against the Trust Account. The issuance of the Sponsor Convertible Note was approved by the Company’s board of directors and its audit committee on March 12, 2018.

Other than the foregoing, management has performed an evaluation of subsequent events through the date of issuance of the financial statements, noting no items which require adjustments or disclosure.

PANAVISION INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited; in thousands, except share data)

	September 30, 2018	December 31, 2017
Assets

Current Assets:
Cash and cash equivalents	$14,963	$21,984
Accounts receivable—net of allowance of $957 and $1,083 at September 30, 2018, and December 31, 2017, respectively	37,730	33,016
Inventories	12,373	13,372
Income tax receivable	2,927	2,997
Prepaid expenses	6,001	4,706
Other current assets	2,255	2,732

Total current assets	76,249	78,807

Property, plant and equipment	195,356	190,400
Other intangibles assets, net	60,089	59,945
Goodwill	14,271	14,532
Deferred taxes	6,084	1,392
Other long-term assets	923	1,021

Total assets	$352,972	$346,097

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$12,749	$12,923
Accrued liabilities	26,321	27,874
Income taxes payable	4,167	1,034
Other current liabilities	4,390	7,412

Total current liabilities	47,627	49,243

Long-term debt	167,835	147,707
Income taxes payable	2,399	2,355
Deferred taxes	9,697	9,707
Other long-term liabilities	8,361	9,527

Total liabilities	$235,919	$218,539

Commitments and contingencies (note 16)
Stockholders’ equity:
Common stock, $.01 par value, 15,000,000 shares authorized;	$99	$99
9,928,650 and 9,928,650 shares issued and outstanding at September 30, 2018, and December 31, 2017, respectively
Additional paid-in capital	578,598	577,838
Accumulated deficit	(462,761)	(451,080)
Accumulated other comprehensive income	1,117	701

Total stockholders’ equity	117,053	127,558

Total liabilities and stockholders’ equity	$352,972	$346,097

See accompanying notes to consolidated financial statements.

PANAVISION INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in thousands, except per share data)

	Nine Months Ended September 30,
	2018	2017
Revenue:
Rentals	$155,179	$158,851
Product Sales	31,153	33,575
Services	14,715	12,786

Total revenue	201,047	205,212
Cost of revenue:
Rentals	99,426	103,235
Product Sales	17,911	18,181
Services	7,056	6,427

Total cost of revenue	124,393	127,843

Gross margin	76,654	77,369

Selling, general, and administrative expenses	72,968	61,800
Research and development expenses	5,394	5,194

Operating income (loss)	(1,708)	10,375

Interest expense	7,947	7,507
Foreign exchange (gain) loss	3,024	(6,351)
Other (income) expense	(581)	(1,844)

Income (loss) before income taxes	(12,098)	11,063

Income tax provision (benefit)	(417)	2,184

Net income (loss)	$(11,681)	$8,879

Net income (loss) per share—basic and diluted	$(1.18)	$0.89
Weighted average common shares outstanding—basic and diluted	9,928,650	9,933,562

See accompanying notes to consolidated financial statements.

PANAVISION INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited; in thousands)

	Nine Months Ended September 30,
	2018	2017
Net income (loss)	$(11,681)	$8,879
Other comprehensive income (loss), net of tax:
Foreign currency translation gain (loss)	416	(2,755)

Total other comprehensive income (loss)	416	(2,755)

Total comprehensive income (loss)	$(11,265)	$6,124

See accompanying notes to consolidated financial statements.

PANAVISION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in thousands)

	Nine Months Ended September 30,
	2018	2017
OPERATING ACTIVITIES:
Net income (loss)	$(11,681)	$8,879
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	37,682	36,190
Impairment of intangible assets	—	31
Impairment of tangible assets	1,145	964
Gain on disposition of equipment	(696)	(1,518)
Gain on sale of subsidiary	—	(426)
Stock based compensation	760	759
Noncash interest expense	3,545	6,687
Amortization of deferred financing costs	534	464
Deferred income tax	(4,666)	—
Foreign exchange (gain) loss	2,663	(6,371)
Changes in operating assets and liabilities:
Accounts receivable	(5,371)	(5,809)
Inventories	75	(44)
Income tax receivable	25	(189)
Prepaid expenses	(1,560)	(268)
Other current assets	563	(986)
Accounts payable	126	1,482
Accrued liabilities	(255)	5,019
Income taxes payable	3,195	1,361
Other current liabilities	(2,303)	(1,407)
Other, net	(28)	214

Net cash provided by operating activities	23,753	45,032

INVESTING ACTIVITIES:
Capital expenditures	(45,920)	(40,459)
Proceeds from disposition of equipment	915	1,475
Proceeds from sale of subsidiary	—	500

Net cash used in investing activities	(45,005)	(38,484)

FINANCING ACTIVITIES:
Proceeds from long-term debt	17,551	8,000
Repayment of long-term debt, including capital leases	(3,203)	(4,717)

Net cash provided by financing activities	14,348	3,283

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(117)	(296)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(7,021)	9,535
CASH AND CASH EQUIVALENTS—Beginning of year	21,984	11,560

CASH AND CASH EQUIVALENTS—End of year	$14,963	$21,095

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid during the year	$5,090	$342

Income taxes paid during the year	$529	$358

SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITY:
Increase (decrease) in property, plant and equipment included in accounts payable and accrued liabilities	$(948)	$722

See accompanying notes to consolidated financial statements.

PANAVISION INC.

Notes to Unaudited Consolidated Financial Statements

1. Organization and Ownership

Panavision Inc. (“Panavision”) and its wholly owned subsidiaries (collectively, “the Company”) designs, manufactures, and leases high-precision camera systems, comprising cameras, lenses, and accessories, to the motion picture and television industries. The Company also leases lighting, lighting grip, power distribution, imaging, generation and related transportation equipment. The Company leases its products, and third-party products, through its owned-and-operated facilities in North America, Europe, South Africa, and the Asia Pacific, as well as through a worldwide network of independent distributors.

The Company also provides postproduction services through its subsidiary, Light Iron Digital, LLC (“Light Iron”), manufactures and sells lighting filters and other color correction and diffusion filters through its subsidiary, Lee Filters Ltd., and sells equipment through its subsidiary, John Barry Sales.

2. Basis of Presentation and Recently Issued Accounting Pronouncements

Basis of Presentation

The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In the opinion of management, the consolidated financial statements reflect all adjustments of a normal recurring nature that are necessary for a fair statement of the results for the interim periods presented. Interim results are not necessarily indicative of results for a full year. The year-end consolidated balance sheet data was derived from audited financial statements, however, these consolidated financial statements do not include all of the disclosures required for complete annual financial statements and, accordingly, certain information, footnotes and disclosures normally included in annual financial statements, prepared in accordance with U.S. GAAP, have been condensed or omitted in accordance with Securities and Exchange Commission (“SEC”) rules and regulations. The Company believes that the disclosures made are adequate to make the information not misleading. Accordingly, the consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes. Actual results could differ materially from those estimates.

Significant estimates inherent in the preparation of the consolidated financial statements include allowance for accounts receivable, depreciation of fixed assets, the recoverability of long-lived assets, useful lives and impairment of long-lived tangible and intangible assets including goodwill and trade name, valuation of stock-based compensation, reserves for litigation and other contingencies, accounting for income taxes, among others.

Recently Issued Accounting Pronouncements

Adopted

In March 2018, the FASB issued ASU 2018-05, Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118, which adds seven paragraphs to ASC Topic 740, Income Taxes, (“ASC 740”) containing SEC guidance related to income tax accounting implications of the Tax Cuts and Jobs Act. The Company has recorded provisional amounts in accordance with the standard.

Not Yet Adopted

Due to the Company’s pending business combination (see Note 16) and the emerging growth company status of the acquirer, the Company has elected to utilize private company guidelines applicable to emerging growth

PANAVISION INC.

Notes to Unaudited Consolidated Financial Statements

companies with regards to the timing of its future adoption of the following recently issued accounting pronouncements:

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“Topic 606”), which amended the existing accounting standards for revenue recognition. ASU 2014-09 establishes principles for recognizing revenue upon transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. In July 2015, the FASB deferred the effective date for private companies for annual reporting periods beginning after December 15, 2018 (including interim reporting periods within those periods). The amendments may be applied retrospectively to each prior period (full retrospective) or retrospectively with the cumulative effect recognized as of the date of initial application (modified retrospective). The Company plans to adopt ASU 2014-09 in the first quarter of 2019 and apply the modified retrospective approach.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), in order to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous GAAP. ASU 2016-02 requires that a lessee should recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying assets for the lease term on the balance sheet. ASU 2016-02 is effective for private companies for fiscal years beginning after December 15, 2019 using a modified retrospective approach. The Company plans to adopt ASU 2016-02 in the first quarter of 2020 and it is currently in the process of evaluating the impact of adoption of the new standard on its consolidated financial statements.

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory,” which eliminates the current prohibition on immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory, with the intent of reducing complexity and diversity in practice. Under ASU 2016-16, entities must recognize the income tax consequences when the transfer occurs rather than deferring recognition. ASU 2016-16 is effective for fiscal years beginning after December 15, 2018 for private companies. The Company is currently in the process of evaluating the impact of adoption of the new standard on its consolidated financial statements.

3. Income Taxes

The Company’s provision for income taxes consists of federal, state and foreign taxes, as applicable, in amounts necessary to align the Company’s year-to-date tax provision with the effective rate that it expects to achieve for the full year. Our annual effective tax rate is impacted by items such as losses in jurisdictions for which no tax benefit is recognized, foreign withholding taxes, differences in tax rates in various foreign jurisdictions, state and local taxes and certain non-deductible expenses.

For the nine months ended September 30, 2018, the Company recorded an income tax benefit of $0.4 million on a pre-tax loss of $12.1 million.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was enacted into law. In response to the enactment of the Act, the SEC staff issued Staff Accounting Bulletin (“SAB”) No. 118, which provides guidance on accounting for the tax effects of the Act. The purpose of SAB No. 118 was to address any uncertainty or diversity of view in applying ASC Topic 740, Income Taxes in the reporting period in which the Act was enacted. SAB No. 118 addresses situations where the accounting is incomplete for certain income tax effects of the Act upon issuance of a company’s financial statements for the reporting period that includes the enactment date. SAB No. 118 allows for a provisional amount to be recorded if it is a reasonable estimate of the impact of the Act. Additionally, SAB No. 118 allows for a measurement period to finalize the impacts of the Act, not to extend beyond one year from the date of enactment.

PANAVISION INC.

Notes to Unaudited Consolidated Financial Statements

The Company’s accounting for certain elements of the Act was incomplete as of the period ended December 31, 2017, and remains incomplete as of September 30, 2018. However, the Company was able to make reasonable estimates of the effect of the Act and, therefore, recorded provisional estimates for these items. The final impact of the Act may differ from the provisional amounts that have been recognized, due to, among other things, legislative or administrative actions to clarify the intent of the statutory language as well as any changes in accounting standards for income taxes or related interpretations in response to the Act.

The Act also creates a new requirement that certain income earned by foreign subsidiaries (“GILTI”) be included in US gross income on a current basis. The FASB allows an accounting policy election of either recognizing deferred taxes for temporary differences expected to reverse as GILTI in future years or recognizing such taxes as a current period expense when incurred. We have elected to treat the tax effect of GILTI as a current-period expense when incurred.

Deferred Tax Asset:

Each reporting period, the Company assesses the realizability of its deferred tax assets to determine if it is more-likely-than-not that some portion, or all, of the deferred tax asset will be realized. The Company considered all available positive and negative evidence including the reversal of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operating results. The ultimate realization of a deferred tax asset is ultimately dependent on sufficient taxable income within the available carryback and/or carryforward periods to utilize the deductible temporary differences.

4. Inventories

Inventories consisted of the following (in thousands):

	September 30, 2018	December 31, 2017
Raw materials	$1,998	$2,752
Work in process	252	301
Finished Goods	10,123	10,319

	$12,373	$13,372

Raw materials and Work in process related to the production cycle of Lee Filters.

Finished goods are comprised of Lee Filters and John Barry Sales inventories and items purchased for resale for the Company’s Camera and Lighting divisions.

PANAVISION INC.

Notes to Unaudited Consolidated Financial Statements

5. Property, Plant, and Equipment

Property, plant, and equipment consisted of the following (in thousands):

	September 30, 2018	December 31, 2017
Rental assets	$841,176	$814,341
Buildings and improvements	40,922	40,301
Machinery and equipment	29,755	28,898
Furniture and fixtures	7,944	7,939
Vehicles	1,898	1,983

Total property, plant and equipment at cost	921,695	893,462
Less accumulated depreciation and amortization	(726,339)	(703,062)

Net property, plant and equipment	$195,356	$190,400

On April 4, 2018, the Company closed an asset purchase transaction with Cinelease UK Limited (“Cinelease”) for a total purchase price of $4.6 million primarily consisting of rental assets. A portion of the purchase price $2.1 million was paid at closing and the balance $2.5 million is being paid in five deferred monthly installments beginning in May 2018. All of the installment payments had been made as of September 4, 2018.

6. Accrued Liabilities

Accrued liabilities consisted of the following (in thousands):

	September 30, 2018	December 31, 2017
Rent	$8,854	$9,021
Payroll and related costs	7,955	8,573
Other liabilities	2,940	4,209
Equipment rental	3,075	3,046
Accrued interest payable—PIK Note (see Note 8)	1,403	2,625
Professional fees	2,094	400

Total accrued liabilities	$26,321	$27,874

7. Other Current Liabilities

Other current liabilities consisted of the following (in thousands):

	September 30, 2018	December 31, 2017
VAT and sales tax payable	$2,883	$4,171
Short term capital leases	462	1,120
Deferred revenue	130	1,244
Current portion of long-term debt (see Note 8)	275	182
Other current liabilities	640	695

Total other current liabilities	$4,390	$7,412

PANAVISION INC.

Notes to Unaudited Consolidated Financial Statements

8. Long-Term Debt

Long-term debt, including current maturities, consisted of the following (in thousands):

	Weighted Average Interest Rate at September 30, 2018	Type of Interest Rate	Maturity	September 30, 2018	December 31, 2017
US ABL Revolver	3.94%	Floating	2021	$114,740	$100,295
UK ABL Revolver	2.73%	Floating	2021	3,944	—
Exchange PIK Note	10%/12%	Variable	2025	46,782	46,782
Other	Various	Fixed	Various	4,295	2,999

				169,761	150,076
Less current maturities (see Note 7)				(275)	(182)

Long-term debt				169,486	149,894
Less debt issuance costs				(1,651)	(2,187)

Net long-term debt				$167,835	$147,707

BofA ABL Revolver

On February 5, 2016, the Company entered into a loan facility for up to $150.0 million in asset-based loans with a syndicate of banks (the “ABL Revolver Facility”), subject to availability under a borrowing base. During 2018, the Company drew down funds on the ABL Revolver Facility for general working capital purposes and for transaction costs associated with the business combination agreement (see Note 16).

Outstanding amounts are financed through purchase of 30-day London Interbank Offered Rate (LIBOR) notes with interest rates (including a margin based on the Company’s excess borrowing availability ranging from 1.75% to 2.25%) on the notes ranging from 3.50% to 4.16% in 2018, and from 2.70% to 3.75% in 2017.

The Company’s borrowing base was $147.9 million and $143.8 million as of September 30, 2018 and December 31, 2017, respectively. After outstanding borrowings and letters of credit, $26.8 million and $41.3 million was available to the Company under the ABL Revolver Facility as of September 30, 2018 and December 31, 2017, respectively.

Exchange PIK Note

On June 12, 2018, the Company paid cash interest of $4.7 million related to the PIK note, corresponding to a fixed rate equal to 10% per annum instead of electing to capitalize accrued interest payable at 12.0% and adding it to the principal amount of the Exchange PIK Note in lieu of cash payment of such interest as permitted by the governing credit agreement terms. The Company is currently accruing interest at 10% per annum since it intends to pay PIK interest in cash (see Note 6).

9. Stock-Based Incentive Compensation

2016 Stock Option Grant

On January 22, 2018, 98,794 options vested. Stock-based compensation expense for stock options was $0.8 million for the nine months ended September 30, 2018 and 2017. As of September 30, 2018, there was approximately $1.2 million of total unrecognized compensation expense related to unvested stock options granted under the Stock Incentive Plan. That expense is expected to be recognized over a weighted average period of 1.3 years. Upon close of the pending business combination (see Note 16) any unvested stock options will become fully vested, and any stock-based compensation expense will be recognized immediately.

PANAVISION INC.

Notes to Unaudited Consolidated Financial Statements

10. Employee Benefit Plans

Expenses related to the defined contribution 401(k) plan were $0.9 million for the nine months ended September 30, 2018 and 2017, respectively.

Expenses related to the defined contribution retirement plans in Europe were $1.1 million and $1.0 million for the nine months ended September 30, 2018 and 2017, respectively.

11. Leases

Rental expense under operating leases was $11.3 million and $10.9 million for the nine months ended September 30, 2018 and 2017, respectively.

12. Contingencies

Long-Term Incentive Catch Up Plan

In July 2017, the Board of Directors approved award grants in a Long-Term Incentive Catch Up Plan for the Company’s CEO and CFO for their role in creating value in the Company above the equity value at the time of their hire. Upon the occurrence of a Qualifying Change in Control Event, the Participants shall be entitled to receive from the Company their percentage share equal to 3.50% of the amount by which the Net Proceeds from such Qualifying Change in Control Event plus Net Proceeds from any Other Liquidity Event exceed $160 million less any proceeds the Participants realize from stock options.

Contingent Consideration Related to the Light Iron Acquisition

Specific performance criteria were not met by the 3rd anniversary date, April 30, 2018, therefore, the Company did not record any contingent consideration accrual as of September 30, 2018.

Self Disclosures to OFAC and BIS

On May 23, 2018, the Company submitted initial voluntary self-disclosures to the United States Department of the Treasury, Office of Foreign Control and the United States Department of Commerce, Bureau of Industry and Security with respect to specific transactions. The Company is currently in the final stages of its internal investigation in respect of these transactions. An estimate of a range of reasonably possible loss cannot be made at this stage of the investigation, but such loss is not expected to be material to the financial statements.

HM Revenue & Customs (“HMRC”) Disclosure

In September 2018, the Company finalized its 2nd voluntary disclosure and reported an additional $0.2 million due to HMRC for the four-year period. This additional disclosure is within the amount accrued as of December 31, 2016, and no additional accrual as of September 30, 2018 is required.

13. Legal Proceedings

UK Tribunal Claims

In July 2018, a former employee of Lee Filters UK filed a claim in the UK Employment Tribunal against Lee Filters UK and two of its executives, among others, claiming breach of contract, an unlawful deduction from wages and damages under the Public Interest Disclosure Act 1998. Damages asserted under the foregoing claims

PANAVISION INC.

Notes to Unaudited Consolidated Financial Statements

as of the date hereof total £500,000. On September 3, 2018, Lee Filters UK filed its response to the claims with the tribunal. An estimate of a range of reasonably possible loss cannot be made at this stage of the investigation, but such loss is not expected to be material to the financial statements.

14. Related Party Transactions

Consulting Agreement

On March 22, 2018, the Company entered into a contractual arrangement with a third-party consulting firm for implementation of data protection and privacy regulations mandated by General Data Protection Reporting (GDPR) for individuals in the European Union (EU) and European Economic Area (EEA). The Company has spent $0.3 million through September 30, 2018 with this firm. One of the employees of the consulting firm is also a member of the Company’s Board of Directors.

15. Earnings Per Share

The components of basic and diluted EPS are as follows (in thousands, except share and per share information):

	Nine Months Ended September 30,
	2018	2017
Net income (loss)	$(11,681)	$8,879
Weighted average shares of common stock outstanding—basic and diluted	9,928,650	9,934,071
Basic and diluted net income (loss) per share	$(1.18)	$0.89

For the three and nine months ended September 30, 2018 and 2017, 395,177 options to purchase shares of the Company’s common stock were outstanding but were not included in the computation of diluted loss per share as their effects were anti-dilutive.

16. Subsequent Events

The Company has evaluated subsequent events from the consolidated balance sheet date through December 11, 2018, the date of issuance of the consolidated financial statements and determined the following item to disclose:

Business Combination Agreement

On September 13, 2018, the Company announced that it had entered into a definitive business combination agreement with Saban Capital Acquisition Corp. (NASDAQ:SCAC) (“Saban Capital Acquisition Corp.”), a publicly traded special purpose acquisition company, and SIM Video International Inc. (“SIM”) to create a premier global provider of end-to-end production and post-production services to the entertainment industry. Under the terms of the business combination agreement, the Company and SIM will become wholly-owned subsidiaries of Saban Capital Acquisition Corp.

The respective boards of directors of Saban Capital Acquisition Corp., the Company and SIM have unanimously approved the proposed transactions. Completion of the proposed transactions are subject to Saban Capital Acquisition Corp. stockholder approval, certain regulatory approvals and other customary closing conditions. The parties expect that the proposed transactions will be completed in the first quarter of 2019. Immediately following the proposed transactions, Saban Capital Acquisition Corp. intends to change its name to Panavision Holdings Inc. and is expected to continue to trade on the Nasdaq stock exchange.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Panavision Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Panavision Inc. and subsidiaries (the “Company”) as of December 31, 2017, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows, for the year ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the year ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Los Angeles, California

December 11, 2018

We have served as the Company’s auditor since 2017.

Report of Independent Registered Public Accounting Firm

The Board of Directors

Panavision Inc.:

We have audited the accompanying consolidated balance sheet of Panavision Inc. and subsidiaries as of December 31, 2016, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Panavision Inc. and subsidiaries as of December 31, 2016, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Los Angeles, California

December 11, 2018

PANAVISION INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2017	2016
Assets
Current Assets:
Cash and cash equivalents	$21,984	$11,560
Accounts receivable—net of allowance of $1,083 and $1,120 at December 31, 2017 and 2016	33,016	31,639
Inventories	13,372	12,229
Income tax receivable	2,997	2,522
Prepaid expenses	4,706	4,075
Other current assets	2,732	3,089

Total current assets	78,807	65,114

Property, plant and equipment	190,400	182,515
Other intangibles assets, net	59,945	59,948
Goodwill	14,532	14,529
Deferred taxes	1,392	3,049
Other long-term assets	1,021	1,347

Total assets	$346,097	$326,502

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,923	9,945
Accrued liabilities	27,874	19,694
Income taxes payable	1,034	321
Other current liabilities	7,412	6,116

Total current liabilities	49,243	36,076

Long-term debt	147,707	149,842
Income taxes payable	2,355	1,461
Deferred taxes	9,707	25,544
Other long-term liabilities	9,527	10,332

Total liabilities	$218,539	$223,255

Commitments and contingencies (note 18)
Stockholders’ equity:
Common stock, $.01 par value per share, 15,000,000 shares authorized; 9,928,650 and 9,934,524 shares issued and outstanding at December 31, 2017 and 2016, respectively	$99	$99
Additional paid-in capital	577,838	576,826
Accumulated deficit	(451,080)	(475,332)
Accumulated other comprehensive income	701	1,654

Total stockholders’ equity	127,558	103,247

Total liabilities and stockholders’ equity	$346,097	$326,502

PANAVISION INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Year Ended December 31,
	2017	2016	2015
Revenue:
Rentals	$218,316	$199,782	$205,649
Product Sales	43,531	45,361	49,476
Services	16,799	12,426	9,330

Total revenue	278,646	257,569	264,455
Cost of revenue:
Rentals	142,461	131,857	139,378
Product Sales	24,598	26,465	28,829
Services	8,401	7,710	6,743

Total cost of revenue	175,460	166,032	174,950

Gross margin	103,186	91,537	89,505

Selling, general, and administrative expenses	82,999	82,271	80,211
Research and development expenses	6,009	7,923	7,248
Impairment of intangible asset (note 9)	—	—	4,347

Operating income (loss)	14,178	1,343	(2,301)

Interest expense	10,225	10,581	31,300
Foreign exchange (income) loss	(5,518)	7,339	4,551
Other (income) expense	(1,657)	757	(1,171)

Income (loss) before income taxes	11,128	(17,334)	(36,981)

Income tax provision (benefit)	(13,124)	4,587	(1,320)

Net income (loss)	$24,252	$(21,921)	$(35,661)

Net income (loss) per share—basic and diluted	$2.44	$(2.21)	$(3.60)
Weighted average shares of common stock outstanding—basic and diluted	9,932,826	9,934,524	9,894,891

See accompanying notes to consolidated financial statements.

PANAVISION INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Year Ended December 31,
	2017	2016	2015
Net income (loss)	$24,252	$(21,921)	$(35,661)
Other comprehensive income (loss), net of tax:
Foreign currency translation gain (loss)	(953)	1,172	(78)

Total other comprehensive income (loss)	(953)	1,172	(78)

Total comprehensive income (loss)	$23,299	$(20,749)	$(35,739)

See accompanying notes to consolidated financial statements.

PANAVISION INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share data)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Stockholders’ Equity
	Shares	Amount
BALANCE—December 31, 2014	9,862,154	$99	$133,034	$(417,750)	$560	$(284,057)
100:1 Reverse stock split	(9,763,521)	(98)	—	—	—	(98)
Debt to equity exchange	9,764,675	98	441,911	—	—	442,009
Light Iron Digital acquistion	30,917	—	666	—	—	666
Stock-based compensation	46,379	—	519	—	—	519
Shares retired	(6,080)	—	(131)	—	—	(131)
Net loss	—	—	—	(35,661)	—	(35,661)
Foreign currency translation adjustment	—	—	—	—	(78)	(78)

BALANCE—December 31, 2015	9,934,524	$99	$575,999	$(453,411)	$482	$123,169
Stock-based compensation	—	—	827	—	—	827
Net loss	—	—	—	(21,921)	—	(21,921)
Foreign currency translation adjustment	—	—	—	—	1,172	1,172

BALANCE—December 31, 2016	9,934,524	$99	$576,826	$(475,332)	$1,654	$103,247
Stock-based compensation	(5,874)	—	1,012	—	—	1,012
Net income	—	—	—	24,252	—	24,252
Foreign currency translation adjustment	—	—	—	—	(953)	(953)

BALANCE—December 31, 2017	9,928,650	$99	$577,838	$(451,080)	$701	$127,558

See accompanying notes to consolidated financial statements.

PANAVISION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2017	2016	2015
OPERATING ACTIVITIES:
Net income (loss)	$24,252	$(21,921)	$(35,661)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	48,625	46,443	45,014
Impairment of intangible assets	75	285	4,347
Impairment of tangible assets	4,311	3,651	2,420
Change in fair value of contingent consideration	—	(2,339)	—
Gain on disposition of equipment	(1,469)	(539)	(679)
Gain on sale of subsidiary	(426)	—	—
Stock based compensation	1,012	827	388
Noncash interest expense	9,014	7,266	29,017
Amortization of deferred financing costs	642	792	117
Deferred income tax	(14,182)	3,115	(3,527)
Foreign exchange (gain) loss	(5,603)	7,063	3,730
Changes in operating assets and liabilities:
Accounts receivable	642	(2,966)	(4,270)
Inventories	(142)	325	949
Income tax receivable	(460)	(2,271)	53
Prepaid expenses	604	(1,117)	116
Other current assets	(468)	71	(556)
Accounts payable	(349)	632	(1,729)
Accrued liabilities	3,810	(5,308)	117
Income taxes payable	1,565	1,000	(607)
Other current liabilities	1,329	982	(4,380)
Other, net	(302)	(669)	(936)

Net cash provided by operating activities	72,480	35,322	33,923

INVESTING ACTIVITIES:
Capital expenditures	(53,467)	(52,315)	(47,551)
Proceeds from disposition of equipment	1,744	1,286	529
Proceeds from sale of subsidiary	500	—	—
Business acquisitions, net of cash received	—	—	(6,807)

Net cash used in investing activities	(51,223)	(51,029)	(53,829)

FINANCING ACTIVITIES:
Proceeds from long-term debt, including capital leases	8,000	109,283	20,660
Repayment of long-term debt, including capital leases	(19,000)	(88,954)	(10,900)
Debt issuance costs and loan origination fees	—	(3,440)	—
Payment of contingent consideration	—	(667)	—

Net cash (used in) provided by financing activities	(11,000)	16,222	9,760

EFFECT OF EXCHANGE RATE CHANGES ON CASH	167	(17)	(1,014)

NET CHANGE IN CASH AND CASH EQUIVALENTS	10,424	498	(11,160)
CASH AND CASH EQUIVALENTS—Beginning of year	11,560	11,062	22,222

CASH AND CASH EQUIVALENTS—End of year	$21,984	$11,560	$11,062

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid during the year	$568	$5,311	$2,166

Income taxes paid during the year	$933	$1,227	$2,057

SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES
Increase (decrease) in property, plant and equipment included in accounts payable and accrued liabilities	$3,674	$(965)	$(497)

Asset additions financed through capital leases	$—	$—	$5,196

Debt to equity exchange	$—	$—	$441,911

Contingent consideration and notes payable related to business acquisitions	$—	$—	$4,602

See accompanying notes to consolidated financial statements.

PANAVISION INC.

Notes to Consolidated Financial Statements

1.	ORGANIZATION AND OWNERSHIP

Panavision Inc. (“Panavision”) and its wholly owned subsidiaries (collectively, “the Company”) designs, manufactures, and leases high-precision camera systems, comprising cameras, lenses, and accessories, to the motion picture and television industries. The Company also leases lighting, lighting grip, power distribution, imaging, generation and related transportation equipment. The Company leases its products, and third-party products, through its owned-and-operated facilities in North America, Europe, South Africa, and the Asia Pacific, as well as through a worldwide network of independent distributors.

The Company also provides postproduction services through its subsidiary, Light Iron Digital, LLC (“Light Iron”), manufactures and sells lighting filters and other color correction and diffusion filters through its subsidiary, Lee Filters Ltd., and sells equipment through its subsidiary, John Barry Sales.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Preparation

The consolidated financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany accounts and transactions have been eliminated.

Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes, including the collectability of receivables and the valuation of assets including fixed assets, goodwill, intangible assets, inventory, income tax uncertainties and deferred taxes. Actual results may differ from such estimates.

Foreign Currencies

The functional currency for the Company’s foreign subsidiaries is the local currency, primarily the Pound Sterling, the Euro, the Canadian Dollar, the Australian Dollar, the New Zealand Dollar and the South African Rand. All assets and liabilities denominated in foreign functional currencies are translated into U.S. Dollars at the exchange rate in effect at the consolidated balance sheets date. Revenue and expenses are translated at the average rate of exchange prevailing during the period. Translation gains and losses resulting from this process are recorded as a component of accumulated other comprehensive income in the consolidated statements of stockholders’ equity. Gains and losses resulting from transactions in other than functional currencies with third parties, are recorded in net income.

The Company records gains and losses resulting from intra-entity foreign currency transactions for subsidiaries that have consistently settled their past, and plan on continuing to settle their future liabilities resulting from intra-entity transactions in net income, whereas gains and losses resulting from intra-entity foreign currency transactions that are of a long-term-investment nature are recorded as a component of accumulated other comprehensive income in the consolidated statements of stockholders’ equity.

Revenue Recognition

Revenue is recognized over the related equipment rental period for Production equipment rentals, in accordance with ASC Topic 840, Leases, (“ASC 840”). Post-production revenue is recognized as a multiple-element arrangement containing lease elements accounted for under ASC 840 and non-lease

PANAVISION INC.

Notes to Consolidated Financial Statements

elements accounted for under ASC Topic 605, Revenue Recognition, (“ASC 605”), which are separated for accounting treatment and recognized over the corresponding service periods. Sales revenue is recognized in accordance with ASC 605, when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is reasonably assured. Each customer contract is considered a standalone agreement.

Returns and allowances are provided for in the period of sale. Revenue is reported net of any sales, use, or value added taxes that are collected from customers and remitted to governmental authorities. Amounts billed to customers in a sale transaction related to shipping and handling are recorded in Revenue on the Company’s consolidated Statements of Operations.

Business Acquisitions

The Company accounts for business acquisitions under the acquisition method of accounting, whereby the purchase price, defined as the total consideration transferred to acquire the business, is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair value. The excess of the purchase price over estimated fair value of the net identifiable assets is allocated to goodwill.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturity dates of three months or less and investments in money market funds to be cash equivalents. The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents approximate fair value.

Accounts Receivable

The Company records accounts receivable at the invoiced amount and normally does not charge interest on past due balances. The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectable receivables and reviews the accounts receivable by past due customers to identify specific customers with known disputes or collectability issues. In determining the amount to reserve, the Company makes judgements about the creditworthiness of customers based on ongoing credit evaluations. The Company also maintains a sales allowance to reserve for potential credits issued to customers. The amount of the reserve is determined based on historical credits issued.

Inventories

Inventories are goods held for sale in the normal course of business. The inventory balance consists of raw materials, work in process, and finished goods. Raw materials include source components purchased from vendors, work in process consists of partially assembled products, and finished goods are products that are ready to be shipped to end customers. Consideration is given to inventory shipped and received near the end of a period, and the transaction is recorded when transfer of title occurs. Inventories are stated at the lower of cost (first-in, first-out) or market. The Company evaluates inventory for excess and obsolescence and adjusts its carrying amount to net realizable value based on inventory that is obsolete or in excess of current demand.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the corresponding assets. Leasehold

PANAVISION INC.

Notes to Consolidated Financial Statements

improvements are amortized over the shorter of the useful life of the corresponding asset or the remaining lease term. Estimated useful lives are as follows:

Rental Assets	3 - 10 years
Buildings	10 - 30 years
Leasehold improvements	shorter of lease duration or life of improvement
Machinery and equipment	3 -10 years
Furniture and fixtures	5 - 10 years

Cost and accumulated depreciation applicable to assets retired or otherwise disposed of are eliminated from the accounts and any gain or loss on such disposition is reflected in operating results. Maintenance and repairs are charged to expense as incurred. Additions, improvements and replacements that extend asset life are capitalized.

Goodwill and Other Intangible Assets

We perform an impairment test of goodwill annually and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. (See Note 8, Goodwill, for further information).

Finite-lived intangible assets are recorded at cost, net of accumulated amortization and, if applicable, impairment charges. Amortization of finite-lived intangible assets is provided over their estimated useful lives on a straight-line basis. We review our finite-lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. (See Note 9, Other Intangible Assets, for further information).

Impairment of Long-Lived Assets

Long-lived assets, including property, plant and equipment and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

Stock-Based Compensation

On June 12, 2015, the Company’s Board of Directors adopted the 2015 Stock Incentive Plan (“the Stock Incentive Plan”). The Company has awarded shares of restricted stock and non-qualified options to purchase shares of the Company’s common stock under the Stock Incentive Plan. The Company accounts for stock-based compensation awards granted to employees by recording compensation expense based on the fair value of stock awards at the time of issuance, in accordance with ASC 718, Compensation—Stock Compensation. (See Note 14, Stock-Based Incentive Compensation, for further information).

Income Taxes

Income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement

PANAVISION INC.

Notes to Consolidated Financial Statements

carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained in the Company’s estimation. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records both accrued interest and penalties related to income tax matters in the income tax provision in the accompanying consolidated statements of operations and comprehensive income (loss).

See Note 4, Income Taxes, for information regarding the Tax Cuts and Jobs Act enacted during 2017.

Fair Value Measurements

Our financial instruments, including cash and cash equivalents, accounts receivable and accounts payable are recorded at cost, which approximates fair values because of the short-term maturity of these instruments and the relative stability of interest rates.

The fair value of goodwill for impairment testing is determined by estimating the expected present value of future cash flows without reference to observable market transactions.

The book value of the Company’s Bank of America Asset-Based Loan facility approximates fair values based on the fact that it is an asset-based loan, the underlying assets have been appraised at fair market value and the interest rate is consistent with market terms. The book value of the Company’s Exchange PIK Note approximates fair market value. (See Note 12, Long-Term Debt, for further information).

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

Level 1—Inputs are based upon quoted prices for identical instruments traded in active markets.

Level 2—Inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant inputs are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

Segment Reporting

The Company’s operating segments are discrete, strategic business units reflective of how the Company manages its business. The Company is organized into two segments: Production Services and Post-Production Services.

Production Services: The Production Services segment rents high-precision camera systems, lighting, lighting grip, power distribution, imaging, generation and related transportation equipment for the motion picture and television industries.

PANAVISION INC.

Notes to Consolidated Financial Statements

Post-Production Services: The Post-Production Services segment specializes in on-site dailies, digital intermediate and data services for projects originated on file-based motion cameras.

The chief operating decision maker reviews operating segment revenue and cost of revenue. The segment measure of profit and loss is gross profit. The Company does not allocate expenses other than Cost of revenue, and manages assets on a total company basis. Therefore, operating expenses, assets and capital expenditures by operating segment are not presented. (See Note 21, Segment and Geographic Area Information, for further information).

Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing net income/loss available to the Company’s common stockholders by the weighted-average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Nonvested shares of restricted stock are accounted for as participating securities and included in the computation of basic and diluted EPS.

Diluted EPS is computed by dividing net income available for common stockholders by the sum of the weighted-average number of shares of common stock outstanding during the period plus the assumed exercise of all potentially dilutive securities, excluding the effect of anti-dilutive securities. (See Note 22, Earnings Per Share, for further information).

Litigation

From time to time, in the normal course of its operations, the Company is subject to litigation matters and claims, including claims relating to employee relations, business practices and patent infringement. The results of complex legal proceedings are difficult to predict, and the Company’s view of these matters expressed herein may change in the future as the litigation and events related thereto unfold. The Company expenses legal fees as incurred. The Company records a provision for contingent losses when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

Recently Issued Accounting Pronouncements

Recently Adopted

In April 2015, the FASB issued ASU 2015-03, Interest – Imputation of Interest (Subtopic 835-30). ASU 2015-03 simplified the presentation of the debt issuance costs by requiring that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The Company adopted ASU 2015-03 effective January 1, 2016. (See Note 12, Long-Term Debt, for further information).

Not Yet Adopted

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“Topic 606”), which amended the existing accounting standards for revenue recognition. ASU 2014-09 establishes principles for recognizing revenue upon transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. In July 2015, the FASB deferred the effective date for private companies for annual reporting periods beginning after December 15, 2018 (including interim reporting periods within those periods). The amendments may be applied retrospectively to each prior period (full retrospective) or retrospectively with the cumulative effect recognized as of the date of initial application (modified retrospective). The Company plans to adopt

PANAVISION INC.

Notes to Consolidated Financial Statements

ASU 2014-09 in the first quarter of 2019 and apply the modified retrospective approach, and it is currently in the process of evaluating the impact of adoption of the new standard on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), in order to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous GAAP. ASU 2016-02 requires that a lessee should recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying assets for the lease term on the balance sheet. ASU 2016-02 is effective for private companies for fiscal years beginning after December 15, 2019 using a modified retrospective approach. The Company plans to adopt ASU 2016-02 in the first quarter of 2020 and it is currently in the process of evaluating the impact of adoption of the new standard on its consolidated financial statements.

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory,” which eliminates the current prohibition on immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory, with the intent of reducing complexity and diversity in practice. Under ASU 2016-16, entities must recognize the income tax consequences when the transfer occurs rather than deferring recognition. ASU 2016-16 is effective for fiscal years beginning after December 15, 2018 for private companies. The Company is currently in the process of evaluating the impact of adoption of the new standard on its consolidated financial statements.

In March 2018, the FASB issued ASU 2018-05, Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118, which adds seven paragraphs to ASC Topic 740, Income Taxes, (“ASC 740”) containing SEC guidance related to income tax accounting implications of the Tax Cuts and Jobs Act. The Company has recorded provisional amounts in accordance with the standard.

3.	BUSINESS ACQUISITIONS

Light Iron Digital, LLC

On April 30, 2015, Panavision International, L.P. (“PILP”) acquired 100% of the equity interests in Light Iron. The transaction, which was valued at $10.6 million payable through a combination of $7.0 million cash at closing and up to $4.0 million of contingent consideration consisting of up to $2.0 million in shares of the Company’s common stock and up to $2.0 million in cash, had an issuance date fair value of $3.6 million.

PANAVISION INC.

Notes to Consolidated Financial Statements

The following table summarizes the consideration paid for Light Iron and the amounts of estimated fair value of the assets acquired and liabilities assumed at the acquisition date (in thousands):

Consideration:
Cash	$7,000
Contingent consideration arrangement	3,601

Fair value of total consideration transferred	$10,601

Acquisition-related costs included in S, G & A	$102
Recognized amounts of indentifiable assets acquired and liabilities assumed:
Cash	$379
Other current assets	829
Property and equipment	3,857
Other assets	224
Current liabilities	(2,276)
Long-term leases	(241)

Total identifiable net assets assumed	2,772
Goodwill	7,829

Total	$10,601

Focus.com Limited

On November 5, 2015, Panalux Limited acquired 100% equity interest in Focus.com Limited (“Focus.com”) for $1.2 million total consideration, comprised of $0.7 million in cash and notes, plus three annual earn-outs estimated at a total of $0.5 million.

The following table summarizes the consideration paid for Focus.com and the amounts of estimated fair value of the assets acquired and liabilities assumed at the acquisition date (in thousands):

Consideration:
Cash	$185
Notes Payable	556
Contingent consideration arrangement	445

Fair value of total consideration transferred	$1,186

Recognized amounts of indentifiable assets acquired and liabilities assumed:
Current liabilities	$(49)
Goodwill	1,235

Total	$1,186

PANAVISION INC.

Notes to Consolidated Financial Statements

4.	INCOME TAXES

Information pertaining to the Company’s income (loss) before income taxes and the applicable provision for income taxes is as follows (in thousands):

	2017	2016	2015
Income (loss) before income taxes:
Domestic	$(5,995)	$(11,813)	$(38,605)
Foreign	17,123	(5,521)	1,624

	$11,128	$(17,334)	$(36,981)

Current provision (benefit):
Federal	$(2,228)	$(2,223)	$—
State	284	97	139
Foreign	3,002	3,598	2,068

Total current provision	1,058	1,472	2,207

Deferred provision (benefit):
Federal	$(12,877)	$2,748	$(4,143)
State	90	367	79
Foreign	(1,395)	—	537

Total deferred provision (benefit)	(14,182)	3,115	(3,527)

Total tax provision (benefit)	$(13,124)	$4,587	$(1,320)

The difference between the income tax provision and the amount computed by applying the U.S. federal statutory rate (35%) to loss before income taxes is explained below (in thousands):

	Year ended December 31,
	2017	2016	2015
Tax benefit at federal statutory rate	$3,895	$(6,067)	$(12,943)
State income taxes	114	336	191
Losses without benefit	(7,713)	4,411	14,342
AMT credit monetization	(5)	(209)	(4,237)
Nondeductible items	(2,556)	4,886	1,741
Uncertain tax positions	910	1,461	—
Foreign income taxed at other than U.S. statutory rate	(3,339)	(677)	(713)
Withholding taxes	213	446	299
U.S. tax reform	(3,421)	—	—
Federal return to accrual	(948)	—	—
Other	(274)	—	—

Total tax provision (benefit)	$(13,124)	$4,587	$(1,320)

On December 22, 2017 the U.S. government enacted comprehensive tax reform commonly referred to as the Tax Cuts and Jobs Act (“TCJA”). Under ASC 740, the effects of changes in tax rates and laws are recognized in the period which the new legislation is enacted. The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to: (1) reducing the U.S. federal corporate tax rate from 35% to 21%; (2) changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017; (3) bonus depreciation that will allow for full expensing of qualified property; (4) creating a new limitation on deductible interest expense to 30% of tax

PANAVISION INC.

Notes to Consolidated Financial Statements

adjusted EBITDA through 2021 and then 30% of tax adjusted EBIT thereafter; (5) eliminating the corporate alternative minimum tax; (6) requiring a one-time transition tax related to the transition of U.S. international tax from a worldwide tax system to a territorial tax system and (7) additional changes to the U.S. international tax rules including imposing a minimum tax on global intangible low taxed income (“GILTI”) and other base erosion anti-abuse provisions.

In response to the TCJA, the SEC staff issued Staff Accounting Bulletin No. 118 (“SAB 118”), which provides guidance on accounting for the tax effects of TCJA. The FASB staff indicated, and the Board Members agreed that private companies may also apply SAB 118 guidance. The purpose of SAB 118 was to address any uncertainty or diversity of view in applying ASC Topic 740, Income Taxes in the reporting period in which the TCJA was enacted. SAB 118 addresses situations where the accounting is incomplete for certain income tax effects of the TJCA upon issuance of a company’s financial statements for the reporting period which include the enactment date. SAB 118 allows for a provisional amount to be recorded if it is a reasonable estimate of the impact of the TCJA. Additionally, SAB 118 allows for a measurement period to finalize the impacts of the TCJA, not to extend beyond one year from the date of enactment.

In connection with the Company’s initial analysis of the impact of the TCJA, the Company has recorded a provisional decrease in its deferred tax assets and liabilities of $8.1 million related to the remeasurement of the deferred tax assets and liabilities at the reduced U.S. federal tax rate of 21%. Further, the Company reduced its valuation allowance by $8.4 million primarily attributable to deferred tax liabilities associated with indefinite lived intangibles that became available as a source of income to offset existing deferred tax assets due to the modifications in the net operating loss carryforwards period enacted in the TCJA.

In light of the TCJA, the Company is continuing to evaluate its assertion in connection with the permanent reinvestment of its foreign earnings. In accordance with SAB 118, the Company has recorded a provisional expense of $0.2 million related to potential foreign withholding and other taxes on future dividend distributions from its foreign affiliates as the Company’s intention is not to permanently reinvest its foreign earnings.

The Company has not made a policy election with respect income tax effects of the new GILTI provision. Under US GAAP, companies can either account for taxes on GILTI as a current period expense or recognize deferred taxes when basis differences exist that are expected to affect the amount of GILTI inclusion upon reversal. Due to the complexity of these new tax rules, we are continuing to evaluate the expected impact. In accordance with SAB 118, we have not included an estimate of the tax expense/benefit related to GILTI for the period ended December 31, 2017.

While we are able to make a reasonable estimate of the impact of the reduction in the corporate rate, the provisional amounts may change due to a variety of factors, including, among other things, (i) anticipated guidance from the U.S. Department of Treasury about implementing the TCJA, (ii) potential additional guidance from the Securities and Exchange Commission or the Financial Accounting Standards Board related to the TCJA, and (iii) the Company’s further assessment of the TCJA and related regulatory guidance. The Company is not complete in its assessment of the impact of the TCJA on its income tax accounts and financial statements.

During 2017, the Company recorded income tax benefit of $13.1 million primarily related to the impact of the TCJA offset by a provision for foreign income taxes. During 2016, the Company recorded an income tax expense of $4.6 million primarily related to foreign taxes.

PANAVISION INC.

Notes to Consolidated Financial Statements

Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2017	2016
Deferred tax assets:
Domestic net operating loss carryforwards	$14,387	$23,828
Foreign net operating loss carryforwards	15,035	16,043
Tax credit carryforwards	3,132	4,687
Expense accruals and other	9,546	11,142

Total deferred tax assets	42,100	55,700
Valuation allowance	(24,680)	(33,098)

Net deferred tax assets	17,420	22,602

Deferred tax liabilities:
Property, plant, and equipment	(9,636)	(21,369)
Intangibles	(16,099)	(23,421)
Other	—	(307)

Total deferred tax liabilities	(25,735)	(45,097)

Net deferred tax liabilities	$(8,315)	$(22,495)

In assessing the recoverability of its deferred tax assets, the Company considers whether it is more likely than not that its deferred assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in those periods in which temporary differences become deductible and/or net operating losses can be utilized. The Company considers all positive and negative evidence when determining the amount of the net deferred tax assets that are more likely than not to be realized. This evidence includes, but is not limited to, historical earnings, scheduled reversal of taxable temporary differences, tax planning strategies and projected future taxable income. Based upon the weight of available evidence including the uncertainty regarding the Company’s ability to utilize certain net operating losses and tax credits in the future, the Company has established a valuation allowance against its net deferred tax assets with the exception of deferred tax assets in the UK, South Africa, New Zealand and Canada. The Company’s valuation allowance decreased by $8.4 million from the prior year.

At December 31, 2017, the Company has U.S. federal net operating loss carryforwards of approximately $43.2 million, which may be subject to annual limitations under Section 382 of the Internal Revenue Code. The U.S. federal net operating loss carryforwards will expire in various amounts and at various dates beginning in 2034 through 2036, if not utilized. The Company has recorded a full valuation allowance on these net operating losses as they are not realizable on a more likely than not basis.

At December 31, 2017, the Company had U.K. net operating loss carryforwards of $3.9 million, French net operating losses of $31.4 million and Australian net operating losses of $18.5 million all which may also be carried forward indefinitely. However, the Australian net operating losses may be subject to certain limitations that would severely restrict the Company’s ability to utilize such losses. The Company has recorded a full valuation allowance on its French and Australian net operating loss carryforwards as these assets are not realizable on a more likely than not basis.

PANAVISION INC.

Notes to Consolidated Financial Statements

A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest and penalties, is as follows (in thousands):

	2017	2016	2015
Beginning balance as of January 1	$2,737	$3,552	$5,348
Foreign exchange translation	303	(815)	(175)
Settlements with taxing authorities	—	—	(1,621)
Ending balance as of December 31	$3,040	$2,737	$3,552

Of the amounts reflected in the table above at December 31, 2017, $2.4 million if recognized would impact the effective tax rate. As of December 31, 2017, the accrued amount of interest and penalties was immaterial. The Company records both accrued interest and penalties related to income tax matters in the income tax provision in the accompanying consolidated statements of operations and comprehensive income (loss). The Company does not expect its unrecognized benefits to materially change over the next 12 months.

The Company files income tax returns in the United States, various domestic states and localities and in many foreign jurisdictions including Canada, the United Kingdom, France and Australia. The earliest years’ tax returns filed by the Company that are still subject to examination by authorities in the major tax jurisdictions are as follows:

United States	Canada	United Kingdom	France	Australia
2014	2013	2016	2015	2013

5.	INVENTORIES

Inventories consist of the following (in thousands):

	December 31,
	2017	2016
Raw materials	$2,752	$2,612
Work in process	301	129
Finished Goods	10,319	9,488

	$13,372	$12,229

Raw materials and Work in process related to the production cycle of Lee Filters.

Finished goods are comprised of Lee Filters and John Barry Sales inventories and items purchased for resale for the Company’s Camera and Lighting divisions.

PANAVISION INC.

Notes to Consolidated Financial Statements

6.	PREPAID EXPENSES

Prepaid expenses consist of the following (in thousands):

	December 31,
	2017	2016
Prepaid rent	$1,609	$1,292
Prepaid business, license and other taxes	785	628
Prepaid insurance	680	794
Prepaid contract maintenance	509	309
Other prepaid expenses	1,123	1,052

Total prepaid expenses	$4,706	$4,075

7.	PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consist of the following (in thousands):

	December 31,
	2017	2016
Rental assets	$814,341	$781,113
Buildings and improvements	40,301	37,733
Machinery and equipment	28,898	32,902
Furniture and fixtures	7,939	7,090
Vehicles	1,983	2,220

Total property, plant and equipment at cost	893,462	861,058
Less accumulated depreciation and amortization	(703,062)	(678,543)

Net property, plant and equipment	$190,400	$182,515

Depreciation expense, including amortization of assets recorded under capitalized leases, totaled $48.3 million, $46.3 million and $44.8 million for the years ended December 31, 2017, 2016 and 2015, respectively.

8.	GOODWILL

The changes in the carrying amount of goodwill are as follows (in thousands):

	Production	Post-Production	Total
Balance at January 1, 2016	7,119	7,829	14,948
Foreign currency translation	(419)	—	(419)

Balance at December 31, 2016	6,700	7,829	14,529
Foreign currency translation	3	—	3

Balance at December 31, 2017	$6,703	$7,829	$14,532

Goodwill is not amortized but is tested for impairment using either a qualitative assessment or a two-step method on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The recoverability of goodwill is measured at the reporting unit level by comparing the reporting unit’s carrying amount, including goodwill, to the fair market value of the reporting unit.

PANAVISION INC.

Notes to Consolidated Financial Statements

Goodwill is allocated to three reporting units (Camera, Lighting, and Post-Production) (see Note 21).

Goodwill was tested for impairment at the reporting unit level for fiscal years 2017 and 2016, respectively. For fiscal year 2017, the Company performed a qualitative assessment and concluded that it was more likely than not that the fair value of each of the three reporting units exceeded its carrying value. As such, the Company did not perform a quantitative impairment analysis. For fiscal year 2016 the Company performed a quantitative impairment analysis for each of the three reporting units.

In addition to its annual review, the Company performs a test of impairment when indicators of impairment are present.

9.	OTHER INTANGIBLE ASSETS

The Company’s intangible assets and related amortization consisted of the following (in thousands):

	December 31, 2017
	Weighted Average Amortization Period	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Definite-lived:
Customer relationships	8 yrs	$1,487	$(1,487)	$—
Patents	13.8 yrs	378	(135)	243
Trade names	8 yrs	1,300	(1,232)	68

		3,165	(2,854)	311
Indefinite-lived:
Trade names		59,000	—	59,000
Trademarks		275	—	275
Other		359	—	359

Total other intangible assets		$62,799	$(2,854)	$59,945

	December 31, 2016
	Weighted Average Amortization Period	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Definite-lived:
Customer relationships	8 yrs	$1,386	$(1,386)	$—
Patents	13.8 yrs	151	(28)	123
Trade names	8 yrs	1,300	(1,069)	231

		2,837	(2,483)	354
Indefinite-lived:
Trade names		59,000	—	59,000
Trademarks		230	—	230
Other		364	—	364

Total other intangible assets		$62,431	$(2,483)	$59,948

For the year ended December 31, 2017, the Company elected to perform a qualitative assessment (commonly referred to as Step 0) to determine whether it was more likely than not that the fair value of its

PANAVISION INC.

Notes to Consolidated Financial Statements

indefinite-lived Panavision trade name was below its $59.0 million carrying value. Based on its qualitative assessment, the Company determined that it was more likely than not that the fair value of its trade name exceeded its $59.0 million carrying value and the asset was not impaired.

For the year ended December 31, 2016, the Company elected to perform a quantitative assessment (commonly referred to as Step 1). Based on its $79.0 million fair value quantitative assessment, the Company determined that the fair value of its trade name exceeded its $59.0 million carrying value and the asset was not impaired.

The Company’s definite-lived intangible assets consist of customer relationships, trade names, patents, and trademarks. For the years ended December 31, 2017 and 2016, the Company abandoned various patents and trademarks, which resulted in expense of $0.1 million and $0.3 million, respectively. Amortization expense was $0.3 million for the year ended December 31, 2017, and $0.2 million for each of the years ended December 31, 2016 and 2015. Amortization expense is estimated to be between $0.1 million and $0.2 million for each of the next five years. In 2015, the Company abandoned its Next Generation Camera technology and expensed $4.3 million in patents.

10.	ACCRUED LIABILITIES

Accrued liabilities were as follows (in thousands):

	December 31,
	2017	2016
Rent	$9,021	$8,606
Payroll and related costs	9,568	6,186
Other liabilities	3,418	2,160
Equipment rental	3,242	2,742
Accrued interest payable—PIK Note	2,625	—

Total accrued liabilities	$27,874	$19,694

11.	OTHER CURRENT LIABILITIES

Other current liabilities were as follows (in thousands):

	December 31,
	2017	2016
VAT and sales tax payable	$4,171	$3,134
Short term capital leases	1,120	1,728
Deferred revenue	1,244	334
Current portion of long-term debt (See Note 12)	182	60
Other current liabilities	695	860

Total other current liabilities	$7,412	$6,116

PANAVISION INC.

Notes to Consolidated Financial Statements

12.	LONG-TERM DEBT

Long-term debt, including current maturities, were as follows (in thousands):

	Weighted Average Interest Rate at December 31, 2017	Type of Interest	Maturity	December 31,
				2017	2016
US ABL Revolver	3.28%	Floating	2021	$100,295	$102,546
UK ABL Revolver	2.33%	Floating	2021	—	2,819
Exchange PIK note	10%/12%	Variable	2025	46,782	44,487
Other	Various	Fixed	Various	2,999	2,840

				150,076	152,692
Less current maturities (See Note 11)				(182)	(60)

Long-term debt				149,894	152,632
Less debt issuance costs				(2,187)	(2,790)

Net long-term debt				$147,707	$149,842

The following table sets forth the aggregate schedule annual principal maturities of the Company’s long-term debt as of December 31, 2017, excluding capital leases (in thousands) (See Note 17, Leases, for further information):

2018	$182
2019	113
2020	199
2021	100,763
2022	173
Thereafter	48,646

$150,076

BofA ABL Revolver

On February 5, 2016, the Company entered into a new loan facility for up to $150.0 million in asset-based loans with a syndicate of banks (the “ABL Revolver Facility”), subject to availability under a borrowing base. The commitment to lend under the ABL Revolver Facility is currently apportioned to U.S. entity borrowers in the amount of $120.0 million; to United Kingdom entity borrowers in the amount of $25.0 million; and to Canadian entity borrowers in the amount of $5.0 million. Extensions of credit under the ABL Revolver Facility are limited by a borrowing base calculated monthly based on specified percentages of the value of eligible accounts receivable; accrued accounts receivables; rental equipment assets; spare parts and lightning accessories; inventory and machinery & equipment subject to certain restrictions, reserves and other adjustments. The ABL Revolver Facility has a term of five years, maturing on February 5, 2021.

The ABL Revolver Facility requires the Company to maintain and report a total leverage ratio on a monthly basis and a fixed charge coverage ratio on a quarterly basis, unless the Company falls into the covenant trigger period for not meeting minimum required ratios, at which time all ratio calculations are due on a monthly basis. The Company has never been in a Covenant Trigger Period. The ABL Revolver Facility

PANAVISION INC.

Notes to Consolidated Financial Statements

restricts the Company and substantially all its subsidiaries from taking certain actions, such as granting liens, entering into a merger or other significant transactions, making distributions (including dividends), entering into transactions with affiliates, agreeing to negative pledge clauses and restrictions on subsidiary distributions, and modifying organizational documents. The obligations of the Company under the ABL Revolver Facility are guaranteed by substantially all the subsidiaries of the Company except the United Kingdom and Canadian obligors do not guarantee any U.S. obligations.

On February 5, 2016, the Company drew down an initial advance of $91.6 million under the ABL Revolver Facility. Proceeds were used as follows: $82.5 million was used to pay down existing debt and accrued interest; $5.9 million was used for general working capital in the United States and in the UK; and $3.2 million was paid in debt issuance costs. The $82.5 million drawn to pay down existing debt and accrued interest were used to retire the Senior First Lien Debt (the “SFL”) with principal of $61.0 million and accrued interest of $0.1 million at an interest rate of 11.0%; reduce the Exchange Payment-In-Kind (“PIK”) Note (the “Exchange PIK Note”) by $10.0 million and pay $3.4 million of accrued interest (see below); retire all NEF equipment loans plus all accrued interest to date totaling $7.6 million; and refinance $0.4 million in Panalux debt.

Upon entering into the new loan facility, the Company incurred debt issuance costs of $3.2 million, which are classified as a contra liability against the debt and amortized ratably over the life of the new loan facility or five years. For each of the years ended December 31, 2017 and 2016, approximately $0.6 million of the debt issuance costs were amortized and recorded as interest expense. Subsequent borrowings in 2017 and 2016 have been used for general working capital purposes.

Outstanding amounts are financed through purchase of 30-day London Interbank Offered Rate (LIBOR) notes with interest rates (including a margin based on the Company’s excess borrowing availability ranging from 1.75% to 2.25%) on the notes ranging from 2.70% to 3.75% in 2017, and from 2.43% to 2.70% in 2016. Any remaining outstanding amounts are charged interest at prime rate (4.50% as of December 31, 2017), plus a margin based on the Company’s excess borrowing availability ranging from 0.75% to 1.25%. The unused portion of the total commitment bears a 0.25% unused line fee.

As of December 31, 2017, and 2016, the Company had standby letters of credit under the ABL Revolver Facility totaling $2.15 million and $2.45 million, respectively, for various real estate leases. For 2017 and 2016, $1.15 million relates to a security pledge for the 18-year lease for its headquarters building in Woodland Hills, California; and $1.0 million relates to a security pledge for the 15-year lease for the New York City office. In 2016, there was an additional $0.3 million related to a real estate lease commitment in the United Kingdom. Letters of credit are subject to monthly fees (2.375% as of December 31, 2017).

After outstanding borrowings, $41.3 million and $37.7 million was available to the Company under the ABL Revolver Facility as of December 31, 2017 and 2016, respectively.

Exchange PIK Note

On June 12, 2015, the Company executed a 100:1 reverse stock split resulting in a change from the 9,862,154 previously outstanding common shares to 98,633 new common shares outstanding. The Company then issued 9,764,675 new common shares for a total of 9,863,308 shares and $50.0 million in Exchange PIK Notes in exchange for cancellation of loans issued under the First Lien Credit Agreement, as amended, with principal and accrued interest totaling $492.2 million (the “Restructuring”). The Exchange PIK Note matures on June 12, 2025.

On February 5, 2016, the Company made a $10.0 million principal payment reducing the outstanding balance from $50.0 million to $40.0 million. In addition, the Company paid $3.4 million in accrued interest at a rate of 10.0% on the outstanding Exchange PIK Note. On June 12, 2016, the Company elected to

PANAVISION INC.

Notes to Consolidated Financial Statements

capitalize $1.7 million in accrued interest payable at 12.0% and added it to the principal amount of the Exchange PIK Note in lieu of payment of such interest in cash as permitted by the governing credit agreement terms bringing the total Exchange PIK Note to $41.7 million as of December 31, 2016. Accrued interest, included in long-term debt, related to the Exchange PIK Note was $2.8 million as of December 31, 2016.

On June 12, 2017, the Company elected to capitalize $5.1 million, including accrued interest, of PIK interest payable at 12.0% increasing the total Exchange PIK Note to $46.8 million as of December 31, 2017. In addition, $2.6 million in accrued PIK interest was reclassified at December 31, 2017 from Long-Term Debt to Accrued Liabilities as the Company intends to pay PIK interest payable in cash at 10.0% rather than continue to capitalize PIK interest payable at 12.0%. (See note 10, Accrued Liabilities, and note 23, Subsequent Events, for further information).

Other

This consists primarily of a note payable of $2.3 million and $2.6 million at December 31, 2017 and 2016, respectively, to the Company’s landlord for tenant improvements made to the Woodland Hills headquarters building. The note matures in August 2030.

13.	COMMON STOCK

At December 31, 2017, the Company had 15,000,000 shares of common stock and 5,000,000 shares of preferred stock authorized, with 9,928,650 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

At December 31, 2016, the Company had 15,000,000 shares of common stock and 5,000,000 shares of preferred stock authorized, with 9,934,524 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

On June 19, 2015, Panavision issued 46,379 common shares as Restricted Stock under the Plan to certain key employees of Light Iron. In order to satisfy the various tax withholding obligations, 6,080 shares of common stock were redeemed by Panavision and retired. The weighted average grant date fair value per share of restricted stock was $21.56.

In 2017, 5,874 of the common shares issued as restricted stock in 2015 were forfeited due to termination of the shareholders’ employment and the shares were returned to the Company’s pool of unissued shares.

14.	STOCK-BASED INCENTIVE COMPENSATION

On June 12, 2015, Panavision’s Board of Directors adopted the 2015 Stock Incentive Plan (the “Stock Incentive Plan”). Under the Stock Incentive Plan, the number of shares of Panavision common stock subject to awards thereunder may not exceed 887,600 shares. The Stock Incentive Plan is administered by Panavision’s Compensation Committee, which determines the terms and conditions of each grant. Employees, officers, directors, and consultants are eligible to receive stock options and stock awards under the Stock Incentive Plan.

2016 Stock Option Grant

On January 22, 2016, the Compensation Committee granted non-qualified options to purchase an aggregate 568,110 shares of the Company’s common stock at an exercise price of $21.56 per share to certain key members of the Company’s senior management team under the Stock Incentive Plan. The options will vest

PANAVISION INC.

Notes to Consolidated Financial Statements

ratably in annual installments over a four-year period, subject to continued employment through the applicable vesting date. The term of each option is ten years from the date of the grant. Dividends will not be paid on vested or unvested options.

Stock options granted are exercisable for the full 10-year contractual term contingent on continued employment with the Company. The following table summarizes the assumptions used to value option grants using the Black Scholes model and the valuation data:

Fair value of options granted per share	$10.25
Expected term (years)	7
Expected dividend yield	N/A
Expected volatility	89.63%
Risk-free interest rate	1.81%

Based upon third-party valuation, the Company determined $21.56 per share as the fair value of its common stock at its June 2015 Restructuring. This same per share valuation was used as the grant price for the 2015 Light Iron owner equity and employee restricted stock issuance as well as the January 2016 stock option grant.

In valuing shares issued under the Company’s employee stock option plans, the Company bases the risk-free interest rate on U.S. Treasury zero-coupon issues with terms similar to the expected term of the options. The Company does not anticipate paying any cash dividends in the foreseeable future, and therefore uses a dividend yield of zero in the option valuation model. The expected volatility is calculated based on the prior seven-year historical average of seven companies, with the result included in the Black Scholes model. The seven companies were identified by an independent valuation firm as operating in a similar industry. A term of seven years was deemed appropriate as a midpoint between the 4-year vesting period and the 10-year contractual period. In addition, industry or company exercise history was not available.

A summary of the activities related to the Stock Incentive Plan is as follows:

	Options Outstanding		Weighted Average Remaining Contractual Term (In Years)
	Number of Options	Weighted Average Exercise Price
Granted January 22, 2016	568,110	$21.56
Forfeited	(147,933)	21.56

Balances Outstanding at December 31, 2016	420,177	21.56	9.08
Forfeited	(25,000)	21.56

Balances Outstanding at December 31, 2017	395,177	21.56	8.08

Options exercisable at December 31, 2017	98,794	$21.56

During the years ended December 31, 2017 and 2016, 25,000 and 147,933 options were forfeited, respectively, prior to vesting, due to the resignation of the corresponding employees.

For the years ended December 31, 2017 and 2016, the Company recognized stock-based compensation expense for stock options of $1.0 million and $1.0 million, respectively. As of December 31, 2017, there was $2.0 million of total unrecognized compensation cost related to unvested stock options granted under the Stock Incentive Plan. That cost is expected to be recognized over a weighted average period of two years.

PANAVISION INC.

Notes to Consolidated Financial Statements

2015 Grant of Restricted Common Stock

In 2015, the Company issued 46,379 additional shares of restricted common stock under the Stock Incentive Plan to certain key employees of Light Iron. Of these restricted common shares, a total of 15,462 shares had no performance criteria and vested concurrent with issuance. Of these vested shares, 6,080 shares were redeemed for payroll taxes, leaving 9,382 outstanding vested shares. The remaining 30,917 shares are subject to performance and service criteria measured on the second, third and fourth anniversary dates.

A summary of the activities related to the Company’s restricted common stock is as follows:

	Restricted Shares Outstanding
	Number of Shares	Grant Date Fair Value (per Share)
Granted June 2015	46,379	$21.56
Redeemed	(6,080)	21.56

Balances Outstanding at December 31, 2015 and 2016	40,299	21.56
Forfeited	(5,874)	21.56

Balances Outstanding at December 31, 2017	34,425	$21.56

Restricted shares outstanding and vested at December 31, 2017	9,382	$21.56

For the years ended December 31, 2017, 2016 and 2015, the Company recognized stock-based compensation expense for restricted stock awards of zero, $(0.2) million and $0.5 million, respectively. Of the $0.5 million stock-based compensation expense for the year ended December 31, 2015, $0.3 million related to the shares that had no performance criteria and vested concurrent with issuance. A prior accrual of $0.2 million was reversed in 2016 due to expectations of unmet performance criteria. However, employee restricted stock granted in 2015 is measured for a four-year cumulative performance criteria enabling possible recognition of restricted stock compensation expense in future.

15.	EMPLOYEE BENEFIT PLANS

The Company sponsors a defined contribution 401(k) plan (the “401(k) Plan”) covering a majority of its domestic employees. Eligible employees may contribute from 1% to 16% of their base compensation. PILP makes matching contributions equal to 75% of employee contributions up to 5%. For the years ended December 31, 2017, 2016 and 2015, the Company recorded expense of $1.2 million, $1.2 million and $1.1 million respectively, related to the 401(k) Plan.

In addition, the Company sponsors defined contribution retirement plans in Europe through its foreign subsidiaries that cover certain foreign employees. Participating employees contribute from 4.0% to 15.0% of their base compensation. The Company’s foreign subsidiaries contribute 10.5% to 13.0% of base compensation for participating employees depending upon their level of contribution. For the years ended December 31, 2017, 2016 and 2015, the Company recorded expense of $1.3 million, $1.2 million and $1.4 million, respectively, representing the contributions of its foreign subsidiaries.

PANAVISION INC.

Notes to Consolidated Financial Statements

16.	CHANGE IN ESTIMATED ASSET RETIREMENT OBLIGATIONS

The Company has asset retirement obligations related to restoration costs associated with various lease agreements, which are included in other liabilities in the consolidated balance sheets. Changes in estimated asset retirement obligations for the years ended December 31, 2017 and 2016 are as follows (in thousands):

	December 31,
	2017	2016
Beginning balance	$6,524	$7,519
Accretion expense	166	232
Additions	116	—
Revision of estimate	(135)	5
Payments	—	(166)
Foreign exchange	676	(1,066)

Ending balance	$7,347	$6,524

17.	LEASES

The Company leases real estate, equipment, and vehicles under noncancelable operating and capital leases for varying periods through 2030, excluding options to renew. Certain leases require the Company to pay property taxes, insurance, and routine maintenance, and include escalation clauses. The following are the future minimum commitments under these leases (in thousands):

	Capital	Operating
2018	$1,121	$11,762
2019	476	11,287
2020	206	11,060
2021	—	10,457
2022	—	8,626
Thereafter	1,103	29,200

Minimum lease payments	2,906	$82,392

Less imputed interest at rates ranging from 1% to 8%	(3)

Present value of minimum lease payments	$2,903

During the years ended December 31, 2017, 2016 and 2015, rental expense under operating leases was $14.6 million, $13.8 million and $13.9 million, respectively.

18.	COMMITMENTS AND CONTINGENCIES

Contingent Consideration Related to the Light Iron Acquisition

In April 2015, as part of the Light Iron acquisition, the Company issued and recorded notes payable totaling $4.0 million notional value as additional earn-out to the former owners of Light Iron, consisting of $2.0 million in the Company’s common stock and $2.0 million in contingent cash consideration, with an issuance date fair value of $3.6 million, payable in three equal annual installments, subject to certain performance considerations, with a provision to extend the measurement period into the fourth year if not earned in the first three years. In June 2015, following the Restructuring, the Company issued the first 1/3 tranche of common stock payable valued at $0.7 million. In May 2016, coinciding with the first

PANAVISION INC.

Notes to Consolidated Financial Statements

anniversary date of the acquisition, the Company paid the first 1/3 of the $2.0 million in contingent cash consideration. However, based on a review of actual versus expected performance as of December 31, 2016, all the remaining stock and cash contingent consideration recorded under purchase accounting rules at the time of acquisition was reversed as the Company deemed it was no longer probable that the performance criteria would be met. No stock was issued, or cash paid on the 2nd anniversary date. No accrual was made at December 31, 2017, as earn-out on the 3rd anniversary date was also deemed unlikely. Any unpaid amounts at the end of the 3rd anniversary date may roll into a 4th year for earn-out subject to the same criteria.

HM Revenue & Customs (“HMRC”) Disclosure

In April 2016, Lee Filters UK filed a voluntary disclosure for unreported cash benefits and payments in kind over a four-year period resulting in a tax assessment by HMRC of $0.2 million. In June 2017, following an internal investigation, additional disclosure was deemed necessary and a 2nd voluntary disclosure was noticed to HMRC. In September 2018, the Company finalized its 2nd voluntary disclosure and reported an additional $0.2 million due to HMRC for the four-year period. This additional disclosure is within the amount accrued as of December 31, 2016, and no additional accrual as of December 31, 2017 is required.

Purchase Commitment

In July 2016, the Company entered into a three-year purchase commitment with an overseas vendor to supply optic lens control parts for a minimum of 30 contractual units at a total cost of $0.3 million. No units have been ordered as of December 31, 2017.

Long-Term Incentive Catch Up Plan

In July 2017, the Board of Directors approved award grants in a Long-Term Incentive Catch Up Plan for the Company’s CEO and CFO for their role in creating value in the Company above the equity value at the time of their hire. Upon the occurrence of a Qualifying Change in Control Event, the Participants shall be entitled to receive from the Company their percentage share equal to 3.50% of the amount by which the Net Proceeds from such Qualifying Change in Control Event plus Net Proceeds from any Other Liquidity Event exceed $160 million less any proceeds the Participants realize from stock options.

Voluntary Self Disclosures to OFAC and BIS

On May 23, 2018, the Company submitted initial voluntary self-disclosures with respect to certain transactions of Lee Filters, a UK division of Panavision Europe Limited, to the United States Department of the Treasury, Office of Foreign Assets Control (“OFAC”) and the United States Department of Commerce, Bureau of Industry and Security (“BIS”) with respect to: (i) apparent violations of OFAC’s Cuban Assets Control Regulations (31 C.F.R. Part 515); (ii) apparent violations of OFAC’s Iranian Transactions and Sanctions Regulations (31 C.F.R. Part 560); and (iii) suspected violations of the Export Administration Regulations with respect to Iran (15 C.F.R. § 764.5).

The Company recently concluded an extensive internal investigation and has determined that, during the period between August 2013 and November 2015, for Lee Filters eight such transactions to counterparties in Iran and two such transactions with one counterparty involving Cuba occurred. The Company has also determined that one such transaction with Cuba from Direct Digital (a UK subsidiary of Panavision Europe Limited) in 2017 and one such transaction with Cuba from Panalux France (a French subsidiary of Panavision Europe Limited) in 2013 occurred. The value of all transactions was approximately $0.2 million. The Company intends to submit its final voluntary self-disclosures to OFAC and BIS reporting these transactions shortly.

PANAVISION INC.

Notes to Consolidated Financial Statements

An estimate of a range of reasonably possible loss cannot be made at this stage of the investigation, but such loss is not expected to be material to the financial statements. No loss contingency accrual has been recorded as of December 31, 2017.

19.	LEGAL PROCEEDINGS

Jenoptik Arbitration

On May 29, 2014, Jenoptik Optical Systems, Inc. (the “Claimant”) submitted a demand for arbitration against the Company seeking an award of approximately $5.0 million. An arbitration panel awarded the Claimant a total of $3.9 million, which was paid by the Company and recorded to Selling, general and administrative expenses on the Company’s consolidated Statements of Operation for the year ended December 31, 2016.

UK Tribunal Claims

In May 2017, a former employee of the Company located in the United Kingdom filed a claim in the Employment Tribunal claiming that he was unfairly dismissed and discriminated against by reason of his age. As a result of his claims, the former employee claimed that he was due approximately $0.6 million in damages. The Company disputed both allegations. On February 7, 2018 the Company settled the claim for approximately $0.2 million.

In July 2018, a former employee of one of the Company’s subsidiaries in the UK filed a claim in the UK Employment Tribunal against Lee Filters UK and two of its executives, among others, claiming breach of contract, an unlawful deduction from wages and damages under the Public Interest Disclosure Act 1998. Damages asserted under the foregoing claims as of the date hereof total £500,000. On September 3, 2018, Lee Filters UK filed its response to the claims with the tribunal. An estimate of a range of reasonably possible loss cannot be made at this stage of the litigation, but such loss is not expected to be material to the financial statements.

20.	CREDIT RISK

The majority of the Company’s customers are in the entertainment industry. Concentration of credit risk with respect to trade receivables is considered to be limited due to the diversity of both the customer base and the geographic area of operations. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses; such losses have historically been within management’s expectations. The Company does not generally require collateral and generally does not enter into arrangements to mitigate credit risk.

21.	SEGMENT AND GEOGRAPHIC AREA INFORMATION

The Company’s operating segments are significant strategic business units that align its products and services with how it manages its business, approach the markets and interacts with its clients. The Company has identified six operating segments: 1) Camera Rental/Sales, 2) Lighting Rental/Sales, 3) Post-production Services, 4) Lighting Filter Sales, 5) Consumable Sales, and 6) Government Military Services (discontinued in June 2017).

The Company classifies three of its operating segments into two reportable segments: Production and Post-Production.

PANAVISION INC.

Notes to Consolidated Financial Statements

Production: Our Production segment is comprised of Camera Rental/Sales and Lighting Rental/Sales including rental and sales of high precision film and digital cameras; lenses and accessories; and lighting, grip, and crane equipment for motion picture, television, and commercial production industries.

Post-Production: Our Post-Production segment provides post-production services such as dailies services, on-set workflow solutions, editing, visual and sound effects, color grading and final master creation for motion picture, television, and commercial production industries.

Excluded from reportable segments are sales of lighting filters and gels, resin and glass camera filters, and various production-related consumable and small electronic products because the revenue contributed individually by their operating segments is less than 10% of total revenue.

The chief operating decision maker reviews operating segment revenue and gross profit. The Company does not allocate SG&A, R&D, impairment of intangible asset, interest expense, foreign exchange gain/loss and other income/expense. The Company does not have any significant customers that account for 10% or more of total consolidated revenues.

The following table presents revenues and costs by reportable segment, as well as an unallocated portion which is comprised of the Company’s operating segments excluded from the reportable segments (in thousands):

	Year ended December 31,
	2017	2016	2015
Revenue
Production	$232,605	$213,649	$220,306
Post-Production	16,495	11,791	6,879
Non Segmented	29,546	32,129	37,270

Total	$278,646	$257,569	$264,455

Cost of revenue
Production	$149,354	$138,556	$146,696
Post-Production	8,071	6,934	3,404
Non Segmented	18,035	20,542	24,850

Total	$175,460	$166,032	$174,950

Gross margin
Production	$83,251	$75,093	$73,610
Post-Production	8,424	4,857	3,475
Non Segmented	11,511	11,587	12,420

Total	$103,186	$91,537	$89,505

Revenue resulting from transactions between the Company’s operating segments are deemed immaterial.

PANAVISION INC.

Notes to Consolidated Financial Statements

The following table is a reconciliation of segment gross margin to income (loss) before income taxes (in thousands):

	Year ended December 31,
	2017	2016	2015
Total segment gross margin	$103,186	$91,537	$89,505
Unallocated costs:
Selling, general and administrative expenses	(82,999)	(82,271)	(80,211)
Research and development expenses	(6,009)	(7,923)	(7,248)
Impairment of intangible asset	—	—	(4,347)
Interest expense	(10,225)	(10,581)	(31,300)
Foreign exchange gain (loss)	5,518	(7,339)	(4,551)
Other income (expense)	1,657	(757)	1,171

Income (loss) before income taxes	$11,128	$(17,334)	$(36,981)

The following table presents long-lived assets by reportable segment, as well as an unallocated portion which is comprised of the Company’s operating segments excluded from the reportable segments (in thousands):

	December 31,
	2017	2016
Long-lived assets*
Production	$251,168	$243,454
Post-Production	12,534	12,537
Non Segmented	1,175	1,001

Total	$264,877	$256,992

*	Long-lived assets consist of property, plant and equipment, other intangible assets, net and goodwill.

The following table presents revenues by principal geographic area where the Company’s customers are located (in thousands):

	Year ended December 31,
	2017	2016	2015
United States	$114,236	$103,100	$105,491
United Kingdom	93,331	92,679	101,285
Rest of Europe	19,588	17,562	16,718
Rest of World	51,491	44,228	40,961

Total Consolidated Revenue	$278,646	$257,569	$264,455

PANAVISION INC.

Notes to Consolidated Financial Statements

The following table presents long-lived assets by principal geographic area (in thousands):

	Year ended December 31,
	2017	2016
United States	$220,570	$217,043
United Kingdom	35,491	31,840
Rest of Europe	2,891	2,757
Rest of World	5,925	5,352

Total Long-lived Assets	264,877	256,992

22.	EARNINGS PER SHARE

For the years ended December 31, 2017, 2016 and 2015, 9,382 shares of restricted common stock were outstanding and vested. For the years ended December 31, 2017, 2016 and 2015, 395,177, 420,177 and zero options to purchase shares of the Company’s common stock were outstanding, respectively, but were not included in the computation of diluted earnings (loss) per share as their effects were anti-dilutive.

The components of basic and diluted EPS are as follows (in thousands, except share and per share information):

	Year Ended December 31,
	2017	2016	2015
Net income (loss)	$24,252	$(21,921)	$(35,661)
Weighted average shares of common stock outstanding—basic and diluted	9,932,826	9,934,524	9,894,891
Basic and diluted earnings (loss) per share	$2.44	$(2.21)	$(3.60)

23.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the consolidated balance sheet date through December 11, 2018, the date of issuance of the consolidated financial statements and determined the following item to disclose:

Related Party

On March 22, 2018, the Company entered into a contractual arrangement with a third-party consulting firm for implementation of data protection and privacy regulations mandated by General Data Protection Reporting (GDPR) for individuals in the European Union (EU) and European Economic Area (EEA). The Company has spent $0.3 million to date with this firm. One of the employees of the consulting firm is also a member of our Board of Directors.

Asset Purchase

On April 4, 2018, the Company closed an asset purchase transaction with Cinelease UK Limited (“Cinelease”) for a total purchase price of $4.6 million. A portion of the purchase price $2.1 million was paid at closing and the balance $2.5 million is being paid in five deferred monthly installments beginning in May. Four of the five monthly installment payments have been paid as of August 24, 2018. In addition, the Company has been assigned the balance of Cinelease’s lease for property in the United Kingdom and was paid by Cinelease for amounts owed to the landlord at the termination of the lease on account of Cinelease’s occupancy and reinstatement obligations.

PANAVISION INC.

Notes to Consolidated Financial Statements

2018 PIK Election

On June 12, 2018, the Company paid cash interest of $4.7 million related to the PIK note, corresponding to a fixed rate equal to 10% per annum.

Business Combination Agreement

On September 13, 2018, the Company announced that it had entered into a definitive business combination agreement with Saban Capital Acquisition Corp. (NASDAQ:SCAC) (“Saban Capital Acquisition Corp.”), a publicly traded special purpose acquisition company, and Sim Video International Inc. (“Sim”) to create a premier global provider of end-to-end production and post-production services to the entertainment industry. Under the terms of the business combination agreement, the Company and Sim will become wholly-owned subsidiaries of Saban Capital Acquisition Corp.

Saban Capital Acquisition Corp. is a special purpose acquisition company affiliated with Saban Capital Group, Inc. (“SCG”), a leading private investment firm based in Los Angeles specializing in the media, entertainment, and communication industries.

Headquartered in Toronto, Canada, Sim is a leading provider of end-to-end services and solutions to the television and feature film industries. With facilities in Los Angeles, Vancouver, Atlanta, New York and Toronto, Sim offers the creative community a portfolio of production equipment, state-of-the art studio and production facilities, and post-production services.

The respective boards of directors of Saban Capital Acquisition Corp., the Company and Sim have unanimously approved the proposed transactions. Completion of the proposed transactions are subject to Saban Capital Acquisition Corp. stockholder approval, certain regulatory approvals and other customary closing conditions. The parties expect that the proposed transactions will be completed in the first quarter of 2019. Immediately following the proposed transactions, Saban Capital Acquisition Corp. intends to change its name to Panavision Holdings Inc. and is expected to continue to trade on the Nasdaq stock exchange.

SIM Video International Inc.

Interim Condensed Consolidated Statement of Earnings (Loss) and Comprehensive Income (Loss)

(in thousands of Canadian dollars, except per share amounts)

(unaudited)

	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Revenue (Note 23)	$38,074	$42,749	$104,116	$103,218

Expenses
Operating costs (Note 24)	15,417	15,787	41,294	39,527
Salaries and benefits (Notes 18 and 20)	14,360	14,812	46,972	45,014
Amortization (Note 25)	6,195	5,890	17,658	17,233
Restructuring, transaction and acquisition (Note 26)	1,229	1,088	1,791	1,299

Total expenses	37,201	37,577	107,715	103,073

Income (loss) before other items and income taxes	873	5,172	(3,599)	145

Other items
Finance costs, net (Note 27)	2,268	1,461	5,738	4,489
Loss (gain) on unrealized foreign exchange	692	205	(1,163)	267
Gain on revaluation of contingent consideration	—	—	(92)	—

Total other items	2,960	1,666	4,483	4,756

Earnings (loss) before income taxes	(2,087)	3,506	(8,082)	(4,611)
Income taxes (recovery)	(151)	1,739	(2,214)	(2,698)

Net earnings (loss)	(1,936)	1,767	(5,868)	(1,913)

Other comprehensive income (loss)
Items that may be reclassified to net earnings:
Foreign currency translation of foreign operations	99	(730)	(256)	(1,235)

Total comprehensive income (loss)	$(1,837)	$1,037	$(6,124)	$(3,148)

Earnings (loss) per share
Basic earnings (loss) per share (Note 19)	$(2.76)	$2.59	$(8.38)	$(2.83)
Diluted earnings (loss) per share (Note 19)	$(2.76)	$2.40	$(8.38)	$(2.83)

See accompanying notes

SIM Video International Inc.

Interim Condensed Consolidated Statement of Financial Position

(in thousands of Canadian dollars)

(unaudited)

	September 30, 2018	December 31, 2017
Assets
Current
Cash	$5,728	$198
Accounts receivable and contract assets (Note 6)	23,694	17,862
Inventory	631	635
Current portion of prepaid expenses and deposits (Note 7)	2,547	2,370

	32,600	21,065
Non-current
Prepaid expenses and deposits (Note 7)	1,118	862
Revenue producing assets (Note 9)	66,613	65,109
Property and equipment (Note 10)	25,597	27,155
Deposits on revenue producing assets	769	501
Interest rate swap	156	44
Due from shareholders	—	305
Intangible assets (Note 11)	19,291	19,182
Goodwill (Note 5)	46,967	46,532
Deferred income taxes	5,384	4,389

Total assets	$198,495	$185,144

Liabilities
Current
Accounts payable and accrued liabilities	$14,708	$13,065
Customer deposits and contract liabilities (Note 8)	2,277	2,088
Income taxes payable	3,427	2,401
Current portion of long-term debt (Note 12)	9,263	7,641
Current portion of promissory notes (Note 13)	5,291	9,036
Current portion of contingent consideration (Note 14)	1,598	499
Current portion of finance lease liabilities (Note 15)	2,280	2,083
Current portion of deferred lease inducements (Note 16)	447	461

	39,291	37,274
Non-current
Long-term debt (Note 12)	85,865	65,415
Secured debentures (Note 20)	6,750	—
Promissory notes (Note 13)	2,680	7,532
Contingent consideration (Note 14)	714	1,992
Finance lease liabilities (Note 15)	2,953	4,368
Deferred lease inducements (Note 16)	2,320	2,623
Deferred income taxes	11,018	13,171

Total liabilities	151,591	132,375

Shareholders’ Equity
Share capital (Note 17)	50,987	50,776
Contributed surplus	1,139	1,091
Accumulated other comprehensive income	1,819	2,075
Deficit	(7,041)	(1,173)

Total equity	46,904	52,769

Total liabilities and equity	$198,495	$185,144

Commitments (Note 21)

See accompanying notes

SIM Video International Inc.

Interim Condensed Consolidated Statement of Changes in Equity

(in thousands of Canadian dollars)

(unaudited)

For the Nine-Month Periods Ended September 30, 2018 and September 30, 2017

	Share Capital
	Number of Common Shares	Amount	Contributed Surplus	Accumulated Other Comprehensive Income	Deficit	Total
Balance at January 1, 2018	699,224	$50,776	$1,091	$2,075	$(1,173)	$52,769
Common shares issued (Note 17)	2,178	211	—	—	—	211
Share based payments (Note 18)	—	—	48	—	—	48
Net loss	—	—	—	—	(5,868)	(5,868)
Currency translation adjustment	—	—	—	(256)	—	(256)

Balance at September 30, 2018	701,402	$50,987	$1,139	$1,819	$(7,041)	$46,904

	Share Capital
	Number of Common Shares	Amount	Contributed Surplus	Accumulated Other Comprehensive Income	Deficit	Total
Balance at January 1, 2017	673,084	$48,172	$936	$2,952	$(305)	$51,755
Common shares issued	13,525	1,312	—	—	—	1,312
Acquisition of Crossing Studios Ltd.	9,764	1,000	—	—	—	1,000
Share based payments (Note 18)	—	—	74	—	—	74
Net loss	—	—	—	—	(1,913)	(1,913)
Currency translation adjustment	—	—	—	(1,235)	—	(1,235)

Balance at September 30, 2017	696,373	$50,484	$1,010	$1,717	$(2,218)	$50,993

See accompanying notes

SIM Video International Inc.

Interim Condensed Consolidated Statement of Cash Flows

(in thousands of Canadian dollars)

(unaudited)

	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Cash provided by (used in)
Operations
Net earnings (loss)	$(1,936)	$1,767	$(5,868)	$(1,913)
Items not affecting cash (Note 28)	6,756	6,548	15,191	14,632
Net changes in non-cash working capital (Note 28)	(665)	726	(4,894)	212

	4,155	9,041	4,429	12,931

Investing
Acquisition of Crossing Studios Ltd., net of cash acquired	—	(4,800)	—	(4,800)
Proceeds from disposal of revenue producing assets	193	108	280	269
Purchase of revenue producing assets	(5,177)	(5,006)	(11,562)	(12,637)
Purchase of property and equipment	(281)	(2,999)	(2,453)	(8,279)
Purchase of intangible assets	(1,332)	(831)	(2,979)	(1,800)
Purchase of revenue producing assets to be used in a sale-leaseback arrangement	—	(2,795)	—	(6,729)
Proceeds from disposal of revenue producing assets used in a sale-leaseback arrangement	—	2,795	—	6,729
Repayment of contingent consideration	—	—	(280)	(350)

	(6,597)	(13,528)	(16,994)	(27,597)

Financing
Issuance of shares	50	1,050	50	1,050
Proceeds from bank indebtedness	—	—		5,957
Proceeds from long-term debt, net of financing fees paid	15,694	13,901	40,142	20,940
Proceeds from secured debentures	6,750	—	6,750	—
Repayment of bank indebtedness	(3,903)	(1,818)		—
Repayment of long-term debt	(2,424)	(5,900)	(18,675)	(9,025)
Repayment of promissory notes	(7,633)	—	(8,758)	(1,230)
Finance lease payments	(334)	(476)	(1,332)	(1,499)
Repayment of deferred lease inducement	(30)	—	(82)	—

	8,170	6,757	18,095	16,193

Net change in cash	5,728	2,270	5,530	1,527
Cash, beginning of period	—	709	198	1,452

Cash, end of period	$5,728	$2,979	$5,728	$2,979

Supplemental Disclosure
Cash paid for interest	$1,714	$1,279	$5,194	$3,456
Cash paid for income taxes	$—	$—	$15	$46

See accompanying notes

SIM Video International Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(unaudited)

For the Three-Month and Nine-Month Periods Ended September 30, 2018 and September 30, 2017

1.	NATURE OF BUSINESS

SIM Video International Inc. (the “Company”) leases out cameras, lenses, lighting equipment, stages and related accessories and provides services to the broadcast, television and film industries. The Company operates in several jurisdictions, namely Canada and the United States of America (“United States”). The Company’s registered head office is 1 Atlantic Avenue, Suite 110, Toronto, Ontario M6K 3E7.

These interim condensed consolidated financial statements (“interim financial statements”) of the Company include the accounts of SIM Video International Inc., the parent company, and its wholly-owned subsidiaries.

The Company reports its results of its operations in four segments: Camera, Lighting & Grip, Studios and Post (Note 29).

On September 13, 2018, the Company entered into a business combination agreement with Saban Capital Acquisition Corp., a publicly traded special purpose acquisition company, and Panavision Inc., a designer, manufacturer and provider of high precision optics and camera technology and a provider of production-critical equipment and services (the “business combination agreement”), whereby the acquiring entity will obtain 100% ownership of the Company. The closing will take place once all conditions of the business combination agreement are satisfied or waived, which is expected to occur during the three-month period ending March 31, 2019. As consideration, the Company’s shareholders will receive 3,100,000 common shares, with a deemed value of US$31,000, in the acquiring entity and US$110,000 cash. The cash consideration will be adjusted for closing net working capital targets and capital expenditure targets, as defined in the business combination agreement. The cash proceeds will be used to satisfy all long-term liability obligations and the Company will be acquired on a debt-free basis.

2.	BASIS OF ACCOUNTING

Statement of compliance

These interim financial statements have been prepared in accordance with International Accounting Standard 34, Interim Financial Statements, as issued by the International Accounting Standards Board (“IASB”), and on a basis consistent with those accounting policies followed by the Company in its most recent annual consolidated financial statements, for the year ended December 31, 2017 (“last annual financial statements”), except as discussed in Note 4.

These interim financial statements do not include all the information and disclosures required in the Company’s annual consolidated financial statements and should be read in conjunction with its last annual financial statements. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Company’s financial position and performance since its last annual financial statements.

These interim financial statements were authorized for issue by the Board of Directors on December 11, 2018.

Seasonality of Interim Operations

The Company’s operating results for the interim period are subject to seasonal fluctuations and are not necessarily indicative of the results of operations for the full year.

SIM Video International Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(unaudited)

For the Three-Month and Nine-Month Periods Ended September 30, 2018 and September 30, 2017

3.	JUDGMENTS AND ESTIMATES

In preparing these interim financial statements, management has made judgments and estimates that affect the application of accounting policies and the reported amounts of assets and liabilities, revenue and expenses. Actual results may differ from these estimates.

The significant judgments made by management in applying the Company’s accounting policies and the key sources of estimation uncertainty were the same as those described in its last annual financial statements, except for new significant judgments and key sources of estimation uncertainty related to the application of IFRS 15 Revenue from Contracts with Customers (“IFRS 15”) and IFRS 9 Financial Instruments (“IFRS 9”) (Note 4).

4.	CHANGES IN SIGNIFICANT ACCOUNTING POLICIES

Effective January 1, 2018, the Company adopted IFRS 15 and IFRS 9. Neither adoption has a material impact on the Company’s financial results.

The Company’s has adopted IFRS 15 using the cumulative effect method, requiring the Company to recognize the cumulative effect of applying IFRS 15 as an adjustment to opening deficit as at January 1, 2018, without restating the comparative information which continues to be reported under the superseded revenue recognition guidance. Adoption of IFRS 15 did not result in changes to opening deficit as at January 1, 2018.

The details of the revised significant accounting policies are set out below.

Revenue

Production revenue

For production revenue, the Company continues to recognize revenue under IAS 17 Leases (“IAS 17”). Therefore, the adoption of IFRS 15 did not have an impact on the Company’s accounting policy regarding recognition of production revenue. Production revenue is comprised of leasing revenue and rental revenue of production equipment and leased premises. Production revenue is recognized on a straight-line basis in accordance with the terms of the agreement.

Post production revenue and product sales

For post production revenue and product sales, IFRS 15 establishes a comprehensive framework for determining whether, how much and when revenue is recognized to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the Company expects to be entitled in exchange for those goods or services. IFRS 15 supersedes the previous revenue recognition guidance.

Under IFRS 15, revenue is recognised when a customer obtains control of the goods or services. Determining the timing of the transfer of control, whether at a point in time or over time, requires judgment.

SIM Video International Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(unaudited)

For the Three-Month and Nine-Month Periods Ended September 30, 2018 and September 30, 2017

4.	CHANGES IN SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Revenue (Cont’d)

Post production revenue and product sales (Cont’d)

Post production revenue is recognized over time as the services are provided. The Company has determined that, for each distinct performance obligation (“performance obligation”), the Company has no alternative use of the provided services and the customer controls all of the work in progress as the service is being performed. This is because under these contracts, services are performed to the customers asset and to the customers specific specifications. If a contract is terminated by the customer, then the Company is entitled to reimbursement of the costs incurred to date, including a reasonable margin. Each post production contract is bifurcated into its respective performance obligations, as required, based both on the customers ability to benefit from the services in isolation and the Company’s promise to transfer the performance obligation is separate from the remaining contract performance obligations. Labour hours consumed, along with the respective charge-out rates, are used as the input method to determine the measure of progress because these metrics faithfully depict the transfer of services since the performance obligation contract price is based on these metrics.

Product sales revenue is recognized at a point in time when title to the goods is transferred to the customer. Goods are transferred to the customer upon either shipment or delivery, depending on the specific terms of the contract. Each shipment of goods is its own performance obligation.

Post production revenues and product sales are typically billed at the completion of the performance obligation with net 30 payment terms.

The Company has no material contract costs to account for under IFRS 15.

Contract assets relate to the Company’s rights to consideration for work completed and services performed but not yet billed as at the reporting date. The contract assets are transferred to accounts receivable when the rights become unconditional. This occurs when the contractual obligation is fulfilled and the Company is entitled to bill for the services.

Contract liabilities relate to advance consideration received from customers for work and services to be performed at a future date.

Financial Instruments

IFRS 9 sets out requirements for recognising and measuring financial assets, financial liabilities and some contracts to buy or sell non-financial items. IFRS 9 supersedes the previous financial instrument guidance, IAS 39 Financial Instruments (“IAS 39”). Adoption of IFRS 9 did not have a material impact on the Company’s consolidated financial statements.

IFRS 9 replaces the incurred loss model of IAS 39 with a model based on expected credit losses. Under the new standard, the loss allowance for a financial instrument will be calculated at an amount equal to 12-month expected credit losses, or lifetime expected credit losses if there has been a significant increase in the credit risk of the instrument. Accounts receivables are written off when there are no reasonable expectation of recovery. The adoption of IFRS 9 did not have a material impact on the current period nor the comparative period.

The adoption of IFRS 9 has no impact on the Company’s classification of financial assets and financial liabilities that continue to be measured on the same basis as was previously applied under IAS 39.

SIM Video International Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(unaudited)

For the Three-Month and Nine-Month Periods Ended September 30, 2018 and September 30, 2017

5.	GOODWILL

Amount
Balance at January 1, 2018	$46,532
Currency translation adjustment	435

Balance at September 30, 2018	$46,967

6.	ACCOUNTS RECEIVABLE AND CONTRACT ASSETS

	September 30, 2018	December 31, 2017
Accounts receivable	$18,698	$15,436
Contract assets	4,996	2,426

Total	$23,694	$17,862

7.	PREPAID EXPENSES AND DEPOSITS

The Company prepays certain expenses and pays deposits to various lessors in connection with its agreements to rent occupancy space (Note 21). At the end of the period, the Company had the following prepaid expenses and deposits:

	September 30, 2018	December 31, 2017
Prepaid expenses and deposits	$3,665	$3,232
Current portion	2,547	2,370

Long-term portion	$1,118	$862

8.	CUSTOMER DEPOSITS AND CONTRACT LIABILITIES

	September 30, 2018	December 31, 2017
Customer deposits	$650	$999
Contract liabilities	1,627	1,089

Total	$2,277	$2,088

Of the $1,089 contract liabilities balance as of December 31, 2017, $ 1,089 was recognized as revenue in the nine-month period ended September 30, 2018.

SIM Video International Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(unaudited)

For the Three-Month and Nine-Month Periods Ended September 30, 2018 and September 30, 2017

9.	REVENUE PRODUCING ASSETS

	Camera Equipment	Generators	Lighting and Grip	Post Production Equipment	Other	Total
Cost
As at January 1, 2018	$36,462	$8,409	$54,684	$6,601	$695	$106,851
Additions	5,384	273	4,572	2,480	145	12,854
Disposals	(1,710)	(354)	(1,225)	(41)	—	(3,330)
Currency translation adjustment	172	—	—	73	22	267

As at September 30, 2018	$40,308	$8,328	$58,031	$9,113	$862	$116,642

Amortization

As at January 1, 2018	$14,925	$3,094	$20,652	$2,790	$281	$41,742
Additions	3,685	744	5,406	743	85	10,663
Disposals	(1,408)	(313)	(711)	(30)	—	(2,462)
Currency translation adjustment	58	—	—	28	—	86

As at September 30, 2018	$17,260	$3,525	$25,347	$3,531	$366	$50,029

Net book value
As at January 1, 2018	$21,537	$5,315	$34,032	$3,811	$414	$65,109

As at September 30, 2018	$23,048	$4,803	$32,684	$5,582	$496	$66,613

10.	PROPERTY AND EQUIPMENT

	Computer Equipment	Computer Software	Furniture and Fixtures	Vehicles	Leasehold Improvements	Office and Other Equipment	Spare Globes	Total
Cost
As at January 1, 2018	$4,106	$2,411	$4,196	$1,110	$16,807	$10,943	$184	$39,757
Additions	291	72	604	—	1,450	31	—	2,448
Disposals	—	—	(776)	—	—	—	—	(776)
Currency translation adjustment	29	17	58	2	393	375	—	874

As at September 30, 2018	$4,426	$2,500	$4,082	$1,112	$18,650	$11,349	$184	$42,303

Amortization

As at January 1, 2018	$1,721	$1,989	$1,434	$582	$2,661	$4,215	$—	$12,602
Additions	567	310	406	119	1,398	1,039	69	3,908
Disposals	—	—	(182)	—	—	—	—	(182)
Currency translation adjustment	17	16	26	1	151	167	—	378

As at September 30, 2018	$2,305	$2,315	$1,684	$702	$4,210	$5,421	$69	$16,706

Net book value
As at January 1, 2018	$2,385	$422	$2,762	$528	$14,146	$6,728	$184	$27,155

As at September 30, 2018	$2,121	$185	$2,398	$410	$14,440	$5,928	$115	$25,597

SIM Video International Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(unaudited)

For the Three-Month and Nine-Month Periods Ended September 30, 2018 and September 30, 2017

11.	INTANGIBLE ASSETS

	Backlog	Customer Relationships	Non-compete Agreements	Trade Names	Leased Location Networks	Internal Systems	Other	Total
Cost
As at January 1, 2018	$2,032	$14,720	$3,120	$5,813	$1,690	$2,900	$449	$30,724
Additions	—	—	—	—	—	2,979	—	2,979
Currency translation adjustment	4	178	43	71	—	64	—	360

As at September 30, 2018	$2,036	$14,898	$3,163	$5,884	$1,690	$5,943	$449	$34,063

Amortization
As at January 1, 2018	$1,105	$3,907	$2,078	$4,093	$280	$—	$79	$11,542
Additions	597	743	382	—	634	634	97	3,087
Currency translation adjustment	3	41	28	71	—	—	—	143

As at September 30, 2018	$1,705	$4,691	$2,488	$4,164	$914	$634	$176	$14,772

	Backlog	Customer Relationships	Non-compete Agreements	Trade Names	Leased Location Networks	Internal Systems	Other	Total
Net book value
As at January 1, 2018	$927	$10,813	$1,042	$1,720	$1,410	$2,900	$370	$19,182
As at September 30, 2018	$331	$10,207	$675	$1,720	$776	$5,309	$273	$19,291

SIM Video International Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(unaudited)

For the Three-Month and Nine-Month Periods Ended September 30, 2018 and September 30, 2017

12.	LONG-TERM DEBT

	Maturity Date	Effective Interest Rate	September 30, 2018	December 31, 2017
Facility A: Bank revolving term loan bearing interest at the bank’s prime lending rate plus 2.0% per annum. Principal due at maturity	April 2020	5.2%	$10,000	$—
Facility B: Bank non-revolving term loan bearing interest at the bank’s prime lending rate plus 2.0% per annum. Repayable in quarterly principal payments of $1,192 plus interest	April 2020	5.7%	46,132	49,079
Facility C: Bank non-revolving term loan denominated in USD bearing interest at the bank’s US base rate plus 2.0% per annum. Repayable in quarterly principal payments of US$291 plus interest	April 2020	7.1%	13,154	13,766
Facility D: Bank revolving term loan bearing interest at the bank’s prime lending rate plus 2.0% per annum. Repayable in quarterly principal payments of 3.1% of the principal balance	April 2020	5.2%	25,842	10,211

			95,128	73,056
Current portion			9,263	7,641

Long-term portion			$85,865	$65,415

As at September 30, 2018, the Company has $2,726 (December 31, 2017—$2,753) letters of credit, not included in the above, in favour of lessors for leased occupancy premises.

Netted against long-term debt and included in prepaid expenses and deposits (Note 7) as at September 30, 2018 are unamortized deferred financing fees of $321 and $177 (December 31, 2017—$410 and $323), respectively.

Included in finance costs for the three-month period ended September 30, 2018 is interest incurred and amortization of deferred financing costs of $1,360 (2017—$1,205) and $66 (2017—$25), respectively (Note 27).

Included in finance costs for the nine-month period ended September 30, 2018 is interest incurred and amortization of deferred financing costs of $3,722 (2017—$2,694) and $235 (2017—$303), respectively (Note 27).

On August 9, 2018 and September 27, 2018, the Company executed amendments to its Credit Agreement whereby the borrowing capacity of Facility B increased by $8,000 and whereby certain terms and financial covenants were amended, respectively. The Company drew the $8,000 and used the funds to repay the promissory notes that matured August 2018 (Note 13). The Company is required to comply with certain covenants stipulated in its loan agreement with its bank. As at September 30, 2018 and December 31, 2017 the Company was in compliance with all financial bank covenants.

SIM Video International Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(unaudited)

For the Three-Month and Nine-Month Periods Ended September 30, 2018 and September 30, 2017

13.	PROMISSORY NOTES

	Maturity Date	Effective Interest Rate	September 30, 2018	December 31, 2017
Promissory notes bearing interest at 5% per annum, payable quarterly for $2,607 and annually for remainder. Principal due at maturity	August 2018	5.0%	$—	$7,938
Promissory notes, issued as consideration for the acquisition of Chainsaw, denominated in USD bearing no interest. Principal due at maturity	March 2019	8.0%	1,093	2,074
Promissory notes, issued as consideration for the acquisition of Chainsaw, denominated in USD bearing interest at 3.18% per annum, payable annually. Principal due at maturity	June 2019	7.8%	4,198	3,923
Promissory notes, issued as consideration for the acquisition of Tattersall Sound & Picture, bearing interest at 5% per annum, payable quarterly. Principal due at maturity	March 2020	5.0%	805	805
Promissory notes, issued as consideration for the acquisition of Post Factory New York, denominated in USD, bearing interest at 5% per annum, payable quarterly. Principal due at maturity	June 2020	5.0%	973	941
Promissory note, issued as consideration for the acquisition of Crossing Studios, bearing interest at 5% per annum, payable annually. Principal due at maturity	August 2022	8.0%	902	887

			7,971	16,568
Current portion			5,291	9,036

Long-term portion			$2,680	$7,532

Included in finance costs for the three-month period ended September 30, 2018 is interest incurred and interest accreted on promissory notes of $169 (2017—$138) and $72 (2017—$129), respectively (Note 27).

Included in finance costs for the nine-month period ended September 30, 2018 is interest incurred and interest accreted on promissory notes of $508 (2017—$494) and $254 (2017—$407), respectively (Note 27).

SIM Video International Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(unaudited)

For the Three-Month and Nine-Month Periods Ended September 30, 2018 and September 30, 2017

14.	CONTINGENT CONSIDERATION

	Maturity Date	Effective Interest Rate	September 30, 2018	December 31, 2017
Adjustable promissory notes, issued as consideration for the acquisition of Pixel Underground, bearing interest at 5% per annum, payable annually. Principal due at maturity	March 2019	23.0%	$557	$504
Adjustable promissory notes, issued as consideration for the acquisition of Crossing Studios, bearing no interest. Principal repayable in equal annual installments in February 2019 and February 2020	February 2020	23.0%	1,194	1,222
Adjustable promissory notes, issued as consideration for the acquisition of Pixel Underground, bearing no interest. Principal repayable in equal annual installments in March 2019 and March 2020	March 2020	23.0%	327	446
Obligation to issue shares, issued as consideration for the acquisition of Pixel Underground, bearing no interest. Payable in equal annual installments in March 2019 and March 2020	March 2020	23.0%	234	319

			2,312	2,491
Current portion			1,598	499

Long-term portion			$714	$1,992

Included in finance costs for the three-month period ended September 30, 2018 is interest incurred and interest accreted on contingent consideration of $7 (2017—$8) and $132 (2017—$99), respectively (Note 27).

Included in finance costs for the nine-month period ended September 30, 2018 is interest incurred and interest accreted on contingent consideration of $23 (2017—$33) and $354 (2017—$292), respectively (Note 27).

During the nine-month period ended September 30, 2018, repayment of contingent consideration totaled $441, consisting of $280 cash and $161 common shares (Note 17).

15.	FINANCE LEASE LIABILITIES

During the year ended December 31, 2016, the Company entered into a finance lease arrangement to finance certain revenue producing assets and property and equipment additions. The fair value, at inception, of the leased assets was $8,030. Lease payments of $179 are payable monthly, maturing December 2020. The Company has the option to purchase the leased assets, in January 2020, for $2,409.

During the year ended December 31, 2017, through the acquisition of Crossing Studios, the Company acquired finance leases arrangements with a fair value of $173, maturing between July 2019 and December 2019.

SIM Video International Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(unaudited)

For the Three-Month and Nine-Month Periods Ended September 30, 2018 and September 30, 2017

15.	FINANCE LEASE LIABILITIES (Cont’d)

The future minimum lease payments are as follows:

	September 30, 2018	December 31, 2017
Minimum lease payments
Less than one year	$2,414	$2,245
Between one and five years	3,130	4,795

Total minimum lease payments	5,544	7,040
Interest	(311)	(589)

Present value of minimum lease payments	5,233	6,451
Current portion	2,280	2,083

Long-term portion	$2,953	$4,368

Included in finance costs for the three-month period ended September 30, 2018 is interest incurred and interest accreted on finance lease liabilities of $30 (2017—$61) and $24 (2017—$54), respectively (Note 27).

Included in finance costs for the nine-month period ended September 30, 2018 is interest incurred and interest accreted on finance lease liabilities of $135 (2017—$173) and $114 (2017—$173), respectively (Note 27).

16.	DEFERRED LEASE INDUCEMENTS

The Company has the following deferred lease inducements:

(a)

During the year ended December 31, 2016, the Company entered into an operating lease agreement for premises whereby the landlord committed to provide the Company with reduced rent during the periods of July 2016 to March 2017 and May 2021 to January 2022. As at September 30, 2018, the unamortized portion of this deferred lease inducement is $865 (December 31, 2017—$1,030).

(b)

During the year ended December 31, 2017, the Company entered into an operating lease arrangement for premises whereby the landlord committed to finance construction leasehold improvements of $1,900. Equal monthly payments of $14, inclusive of 3.5% per annum interest, are due until November 2031. As at September 30, 2018, the balance of this deferred lease inducement is $1,778 (December 31, 2017—$1,857).

(c)	Other deferred lease inducements of $124 (December 31, 2017—$197).

During the three-month period ended September 30, 2018, the Company recognized an aggregate lease inducement recovery of $58 (2017—$94) as an adjustment to occupancy costs.

During the nine-month period ended September 30, 2018, the Company recognized an aggregate lease inducement recovery of $268 (2017—$165) as an adjustment to occupancy costs.

Included in finance costs for the three-month period ended September 30, 2018 is interest incurred on deferred lease inducements of $16 (2017—$Nil) (Note 27).

SIM Video International Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(unaudited)

For the Three-Month and Nine-Month Periods Ended September 30, 2018 and September 30, 2017

16.	DEFERRED LEASE INDUCEMENTS (Cont’d)

Included in finance costs for the nine-month period ended September 30, 2018 is interest incurred on deferred lease inducements of $48 (2017—$Nil) (Note 27).

17.	SHARE CAPITAL

The Company is authorized to issue an unlimited number of common shares.

	Number	Value
Balance at January 1, 2018	699,224	$50,776
Issued (a),(b)	2,178	211

Balance at September 30, 2018	701,402	$50,987

(a)	On June 4, 2018, 1,574 common shares were issued as part of consideration given for the past acquisition of Pixel Underground (Note 14). The fair value of the shares issued is $161.
(b)	On September 5, 2018, 604 common shares were issued to an employee for cash proceeds of $50.

18.	SHARE BASED PAYMENTS

The Company has the following stock options outstanding as at September 30, 2018:

Number of Options Granted	Number of Options Exercisable	Exercise Price	Expiry Date
15,281	15,281	$46.94	May 1, 2023
22,693	17,020	$82.83	May 28, 2025
39,345	30,403	$82.83	April 14, 2026
2,127	1,418	$82.83	May 16, 2026
3,830	958	$102.50	August 17, 2027

83,276	65,080

Upon a ‘change in control’ event, as defined in the respective agreements, all unvested options accelerate to be fully vested.

Included in salaries and benefits for the three-month period ended September 30, 2018 is share based payment expense of $16 (2017—$24) relating to stock options issued during the years ended December 31, 2017, 2016 and 2015.

Included in salaries and benefits for the nine-month period ended September 30, 2018 is share based payment expense of $48 (2017—$74) relating to stock options issued during the years ended December 31, 2017, 2016 and 2015.

SIM Video International Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(unaudited)

For the Three-Month and Nine-Month Periods Ended September 30, 2018 and September 30, 2017

19.	EARNINGS (LOSS) PER SHARE

	Three-Months ended September 30,		Nine-Months ended September 30,
	2018	2017	2018	2017
Numerator
Net earnings (loss)	$(1,936)	$1,767	$(5,868)	$(1,913)

Denominator
Weighted average number of common shares outstanding—basic	700,962	683,036	699,960	676,733
Effect of dilutive stock options	—	52,076	—	—

Weighted average number of common shares outstanding—diluted	700,962	735,112	699,960	676,733

Earnings (loss) per share
Basic	$(2.76)	$2.59	$(8.38)	$(2.83)
Diluted	$(2.76)	$2.40	$(8.38)	$(2.83)

The effect of 65,080 (2017—52,076) stock options have been excluded from the diluted calculations, for the periods that have a net loss, because this effect would be anti-dilutive.

20.	RELATED PARTY TRANSACTIONS

Secured Debentures

On September 27, 2018, the Company entered into a debenture agreement with its controlling shareholder for $6,750, bearing interest at 10.0% per annum. These debentures matures in December 2020 and is secured by a general security agreement over the consolidated corporate assets of the Company, subordinated to the Company’s Credit Agreement with its bank (Note 12).

Warrants

On September 27, 2018, the Company granted 72,518 warrants to its controlling shareholder. Each warrant entitles the holder to purchase one common share of the Company. These warrants vest at the later of January 27, 2019 and the termination of the business combination agreement with Saban Capital Acquisition Corp. and Panavision Inc. (Note 1). The exercise price of each warrant is equal to the anticipated closing consideration per common share of the business combination agreement. These warrants expire at the earlier of closing of the business combination agreement or December 2020.

The fair value of these warrants as at September 30, 2018 is $Nil (December 31, 2017—$nil) as the Company anticipates to close the aforementioned business combination agreement, thereby resulting in the warrants not vesting and expiring.

Related Party Transactions

During the three-month period ended September 30, 2018, the Company paid management fees and acquisition costs to an affiliate of the controlling shareholder in the amounts of $62 and $Nil (2017—$62 and $75), respectively.

SIM Video International Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(unaudited)

For the Three-Month and Nine-Month Periods Ended September 30, 2018 and September 30, 2017

20.	RELATED PARTY TRANSACTIONS (Cont’d)

Related Party Transactions (Cont’d)

During the nine-month period ended September 30, 2018, the Company paid management fees and acquisition costs to an affiliate of the controlling shareholder in the amount of $187 and $Nil (2017—$187 and $75), respectively.

Management Remuneration Agreements

Concurrent with the acquisition of Chainsaw, provision for remuneration of services to be rendered through to June 2019 by personnel (former shareholders of Chainsaw and current shareholders of the Company) is provided in the form of promissory note agreements with a principal of US$2,000, payable in quarterly principal payments of US$100 and bearing interest at 3.2% payable annually.

During the three-month period ended September 30, 2018, the Company recorded remuneration expense of $129 (2017—$135).

During the nine-month period ended September 30, 2018, the Company recorded remuneration expense of $385 (2017—$392).

21.	COMMITMENTS

The approximate minimum rental payments under operating leases for occupancy and equipment, expiring between December 2018 through November 2031, exclusive of insurance and other occupancy charges, are as follows:

remainder of 2018	$3,841
2019	15,542
2020	13,479
2021	9,944
2022	11,321
thereafter	36,837

$90,964

Included in the above are amounts for operating lease arrangements for equipment with a combined fair value of $6,729.

22.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company is exposed to various risks through its financial instruments. The following analysis provides a measure of the Company’s risk exposure and concentrations at September 30, 2018.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable and accounts payable and accrued liabilities approximate fair value due to the short-term maturities of these instruments.

SIM Video International Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(unaudited)

For the Three-Month and Nine-Month Periods Ended September 30, 2018 and September 30, 2017

22.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (Cont’d)

Fair Value of Financial Instruments (Cont’d)

The carrying amounts of long-term debt, secured debentures, promissory notes, finance lease liabilities and deferred lease inducements approximate fair value due to available market information and estimated interest rates.

The following have key inputs not observable in the market and are therefore classified at a level three in the fair value hierarchy:

(a)

Interest rate swap has been determined by the Company’s bank’s internal proprietary pricing models and estimates on certain assumptions, and on available market data, which may be internally generated.

Reasonable changes in these assumptions would not have a material effect on the valuation of interest rate swap.

(b)

Contingent consideration (Note 14) is discounted to its present value using a discounted cash flow model, which requires the use of management estimates for key inputs including the probabilities of achieving performance targets, the probability of the acceleration of payments and the discount rate. The discount rates applied are 23%.

Reasonable changes in these assumptions would not have a material effect on the valuation of contingent consideration.

During the nine-months ended September 31, 2018, there were no transfers between any levels.

Currency Risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company operates in foreign jurisdictions and also conducts certain of its revenue, expenses, long-term debt and promissory notes in US dollars. Consequently, some assets and liabilities are exposed to foreign exchange fluctuations. The Company does not use derivative financial instruments to reduce its exposure to this risk but since it has both revenue and expense transactions in foreign currency, this risk is partially mitigated.

As at September 30, 2018, a 1% change in the foreign exchange rate would result in a change of approximately $488 (December 31, 2017—$235) in the reported comprehensive income (loss) on an annualized basis.

Credit Risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The Company is exposed to credit risk from its accounts receivable. The Company provides credit to its customers in the normal course of its operations and does not have a significant exposure to any individual customer. The Company has also adopted credit policies which include the analysis of the financial position of its customers and the regular review of their respective credit limits. As at September 30, 2018, the Company has recorded an allowance for doubtful accounts of $170 (December 31, 2017—$166). The Company’s normal credit terms are payment within 30 days. As at September 30, 2018, the Company has accounts receivable greater than 30 days of approximately $2,807 (December 31, 2017—$6,791).

SIM Video International Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(unaudited)

For the Three-Month and Nine-Month Periods Ended September 30, 2018 and September 30, 2017

22.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (Cont’d)

Credit Risk (Cont’d)

The Company carries out its day to day banking at a major reputable financial institution, and accordingly, is exposed to the risk of losses beyond the financial institution’s insured limits for depositors.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to cash flow interest rate risk on its long-term debt.

The Company has entered into an interest rate swap arrangement to limit its exposure to fluctuations in the interest rates subjecting the Company to fair value risk. Gains or losses arising from the change in fair values are recognized in net earnings (loss).

As at September 30, 2018, a 1% change in interest rates would result in a change of approximately $645 (December 31, 2017—$472) in the reported net earnings (loss) on an annualized basis.

Liquidity Risk

Liquidity risk is the risk of the Company’s inability to meet its financial obligations as they come due. The Company actively manages its liquidity risk with its revolving demand credit facilities (Note 12), commitments and maturities and capital structure. The Company also manages liquidity risk by continually monitoring actual and projected cash flows to ensure it has sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions.

As of September 30, 2018, the Company has a net working capital deficiency of $6,691 (December 31, 2017—$16,209). Included in this total is $16,495 (December 31, 2017—$17,176) representing the aggregate cash maturity current portions of long-term debt, promissory notes and contingent consideration. $8,432 can be refinanced through the Company’s unused portions of its revolving demand credit facilities (Note 12). For the nine-month period ended September 30, 2018, the Company had positive cash flows provided by operations of $4,429 (2017—$12,931).

SIM Video International Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(unaudited)

For the Three-Month and Nine-Month Periods Ended September 30, 2018 and September 30, 2017

22.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (Cont’d)

Liquidity Risk (Cont’d)

The table below sets out the undiscounted five-year contractual cash maturities of the Company’s financial liabilities as at September 30, 2018:

Contractual	Anticipated Settlement Within Three Months	Anticipated Settlement Within One Year	Anticipated Settlement Five Years	Total Within Obligation
Accounts payable and accrued liabilities	$13,979	$729	$—	$14,708
Customer deposits and contract liabilities	379	271	—	650
Long-term debt (a)	2,377	6,982	86,090	95,449
Secured debentures (a)	—	—	6,750	6,750
Promissory notes (a)	—	5,480	2,778	8,258
Contingent consideration (a)	—	1,656	709	2,365
Finance lease liabilities	537	1,877	3,130	5,544
Deferred lease inducement	42	127	676	845

	$17,314	$17,122	$100,133	$134,569

(a)

Within 30 days of a ‘change in control’, ‘liquidity’ or ‘IPO’ event, as defined in the respective agreements, these contractual obligations are subject to acceleration requirements at the sole discretion of the respective holder, to be payable immediately. The business combination agreement described in Note 26 does not meet the aforementioned definitions until it is closed.

23.	REVENUE

The following is disaggregated revenue information for the three-month period ended September 30, 2018:

	Camera	Lighting & Grip	Studios	Post	Total
Geographical markets
Los Angeles	$1,693	$—	$—	$6,557	$8,250
Vancouver	2,414	6,538	2,149	662	11,763
Toronto	4,668	5,850	—	2,516	13,034
New York	—	—	—	2,385	2,385
Atlanta	1,551	—	—	908	2,459
Other	—	—	—	183	183

	$10,326	$12,388	$2,149	$13,211	$38,074

Major sources
Production services	$10,308	$11,906	$2,149	$2,254	$26,617
Post production services	—	—	—	10,715	10,715
Product sales	18	482	—	242	742

	$10,326	$12,388	$2,149	$13,211	$38,074

SIM Video International Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(unaudited)

For the Three-Month and Nine-Month Periods Ended September 30, 2018 and September 30, 2017

23.	REVENUE (Cont’d)

Revenue earned from production services is accounted for in accordance with IAS 17, whereas revenue earned from post production services and product sales are accounted for in accordance with IFRS 15 (Note 4). Total revenue recognized in accordance with IFRS 15 is $11,457.

The following is disaggregated revenue information for the three-month period ended September 30, 2017:

	Camera	Lighting & Grip	Studios	Post	Total
Geographical markets
Los Angeles	$1,599	$—	$—	$7,275	$8,874
Vancouver	3,260	13,129	685	1,008	18,082
Toronto	4,380	4,639	—	2,723	11,742
New York	221	—	—	2,145	2,366
Atlanta	1,051	—	—	626	1,677
Other	—	—	—	8	8

	$10,511	$17,768	$685	$13,785	$42,749

Major sources
Production services	$10,500	$17,041	$685	$1,687	$29,913
Post production services	—	—	—	12,061	12,061
Product sales	11	727	—	37	775

	$10,511	$17,768	$685	$13,785	$42,749

Revenue earned from production services is accounted for in accordance with IAS 17, whereas revenue earned from post production services and product sales are accounted for in accordance with IFRS 15 (Note 4). Total revenue recognized in accordance with IFRS 15 is $12,836.

SIM Video International Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(unaudited)

For the Three-Month and Nine-Month Periods Ended September 30, 2018 and September 30, 2017

23.	REVENUE (Cont’d)

The following is disaggregated revenue information for the nine-month period ended September 30, 2018:

	Camera	Lighting & Grip	Studios	Post	Total
Geographical markets
Los Angeles	$3,690	$—	$—	$23,801	$27,491
Vancouver	7,071	20,537	6,790	1,876	36,274
Toronto	9,693	11,934	—	6,315	27,942
New York	239	—	—	7,231	7,470
Atlanta	2,770	—	—	1,807	4,577
Other	—	—	—	362	362

	$23,463	$32,471	$6,790	$41,392	$104,116

Major sources
Production services	$23,296	$31,220	$6,790	$8,291	$69,597
Post production services	—	—	—	32,527	32,527
Product sales	167	1,251	—	574	1,992

	$23,463	$32,471	$6,790	$41,392	$104,116

Revenue earned from production services is accounted for in accordance with IAS 17, whereas revenue earned from post production services and product sales are accounted for in accordance with IFRS 15 (Note 4). Total revenue recognized in accordance with IFRS 15 is $34,519.

The following is disaggregated revenue information for the nine-month period ended September 30, 2017:

	Camera	Lighting & Grip	Studios	Post	Total
Geographical markets
Los Angeles	$3,547	$—	$—	$21,297	$24,844
Vancouver	9,198	26,686	685	2,856	39,425
Toronto	9,350	10,025	—	7,912	27,287
New York	430	—	—	6,858	7,288
Atlanta	3,097	—	—	1,091	4,188
Other	—	—	—	186	186

	$25,622	$36,711	$685	$40,200	$103,218

Major sources
Production services	$25,190	$35,078	$685	$6,635	$67,588
Post production services	—	—	—	33,108	33,108
Product sales	432	1,633	—	457	2,522

	$25,622	$36,711	$685	$40,200	$103,218

SIM Video International Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(unaudited)

For the Three-Month and Nine-Month Periods Ended September 30, 2018 and September 30, 2017

23.	REVENUE (Cont’d)

Revenue earned from production services is accounted for in accordance with IAS 17, whereas revenue earned from post production services and product sales are accounted for in accordance with IFRS 15 (Note 4). Total revenue recognized in accordance with IFRS 15 is $35,630.

24.	OPERATING COSTS

	Three-Months ended September 30,		Nine-Months ended September 30,
	2018	2017	2018	2017
Advertising and promotion	$269	$217	$881	$668
Bad debts recovery	—	(34)	—	(25)
Bank charges	65	80	146	216
Cost of goods sold	406	475	758	1,067
Equipment operating cost	550	575	1,954	2,002
Equipment rentals and operating leases	5,105	6,706	12,657	14,374
Equipment repairs and maintenance	415	522	1,025	1,496
Freight and delivery	491	700	1,284	1,393
Insurance, licenses and operating taxes	874	214	1,781	741
Management fees (Note 20)	62	62	187	187
Occupancy costs and utilities	5,030	4,112	14,325	11,543
Office and general	551	576	2,299	2,014
Professional fees	308	359	1,409	1,128
Travel and entertainment	425	518	1,320	1,590
Loss (gain) on foreign exchange	(4)	(142)	86	(85)
Loss on disposal of revenue producing assets and property and equipment	637	734	949	1,052
Write-off of obsolete equipment	233	113	233	166

	$15,417	$15,787	$41,294	$39,527

25.	AMORTIZATION

	Three-Months ended September 30,		Nine-Months ended September 30,
	2018	2017	2018	2017
Revenue producing assets (Note 9)	$3,841	$3,626	$10,663	$10,984
Property and equipment (Note 10)	1,299	1,306	3,908	3,440
Intangible assets (Note 11)	1,055	958	3,087	2,809

	$6,195	$5,890	$17,658	$17,233

SIM Video International Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(unaudited)

For the Three-Month and Nine-Month Periods Ended September 30, 2018 and September 30, 2017

26.	RESTRUCTURING, TRANSACTION AND ACQUISITION

	Three-Months ended September 30,		Nine-Months ended September 30,
	2018	2017	2018	2017
Restructuring costs	$339	$723	$447	$927
Transaction costs (Note 1)	890	1	1,321	8
Acquisition costs (Note 20)	—	364	23	364

	$1,229	$1,088	$1,791	$1,299

27.	FINANCE COSTS, NET

	Three-Months ended September 30,		Nine-Months ended September 30,
	2018	2017	2018	2017
Interest on long-term liabilities (Notes 12, 13, 14, 15 and 16)	$1,582	$1,412	$4,436	$3,394
Accretion on long-term liabilities and amortization of deferred financing costs (Notes 12, 13, 14 and 15)	294	307	957	1,175
Other interest	431	18	457	131
Unrealized gain on interest rate swap	(39)	(276)	(112)	(211)

	$2,268	$1,461	$5,738	$4,489

SIM Video International Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(unaudited)

For the Three-Month and Nine-Month Periods Ended September 30, 2018 and September 30, 2017

28.	SUPPLEMENTAL CASH FLOW INFORMATION

	Three-Months ended September 30,		Nine-Months ended September 30,
	2018	2017	2018	2017
Items not affecting cash
Amortization	$6,195	$5,890	$17,658	$17,233
Deferred lease inducements	(58)	(94)	(268)	(165)
Deferred income taxes	(1,214)	(355)	(3,019)	(4,959)
Finance costs, net	255	31	845	964
Gain on revaluation of contingent consideration	—	—	(92)	—
Loss on disposal of revenue producing assets and property and equipment	637	734	949	1,052
Loss (gain) on unrealized foreign exchange	692	205	(1,163)	267
Share based payments	16	24	48	74
Write-off of obsolete equipment	233	113	233	166

	$6,756	$6,548	$15,191	$14,632

Net changes in non-cash operating working capital
Accounts receivable and contract assets	$(6,435)	$(10,533)	$(5,502)	$(8,744)
Inventory	81	(37)	4	(123)
Prepaid expenses and deposits	352	316	(507)	(317)
Accounts payable and accrued liabilities	3,947	8,672	(104)	6,935
Customer deposits and contract liabilities	89	(649)	189	(649)
Income taxes payable	1,301	2,957	1,026	3,110

	$(665)	$726	$(4,894)	$212

29.	SEGMENTED INFORMATION

The Company’s operating segments are Camera, Lighting & Grip, Studios and Post. Management monitors the operating results of the Company’s segments separately for the purpose of making decisions about resources to be allocated and of assessing performance. Segment performance is evaluated based on results in the tables below. Segment results include items directly attributable to a segment. Corporate costs are managed on a group basis.

SIM Video International Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(unaudited)

For the Three-Month and Nine-Month Periods Ended September 30, 2018 and September 30, 2017

29.	SEGMENTED INFORMATION (Cont’d)

The following is segmented information for the three-month period ended September 30, 2018:

	Camera	Lighting & Grip	Studios	Post	Corporate	Total
Revenue from external customers	$10,326	$12,388	$2,149	$13,211	$—	$38,074

Expenses
Cash operating costs	4,921	2,807	1,253	3,431	2,073	14,485
Salaries and benefits	1,579	2,246	41	9,365	1,113	14,344

Total expenses	6,500	5,053	1,294	12,796	3,186	28,829

Adjusted operating earnings (loss) (a)	3,826	7,335	855	415	(3,186)	9,245
Non-cash operating costs and salaries (a)	—	—	—	—	948	948
Amortization	—	—	—	—	6,195	6,195
Restructuring and transaction costs	—	—	—	—	1,229	1,229
Other items	—	—	—	—	2,960	2,960

Earnings (loss) before income taxes	$3,826	$7,335	$855	$415	$(14,518)	$(2,087)
Capital expenditures (b)	$1,528	$2,181	$102	$1,327	$1,522	$6,660

(a)

Adjusted operating earnings (loss) is calculated as operating earnings (loss) minus management fees (Note 24), loss on disposal of revenue producing assets and property and equipment (Note 24), write-off of obsolete equipment (Note 24) and share based payments (Note 18).

(b)	Capital expenditures consist of cost additions to revenue producing assets (Note 9), property and equipment (Note 10) intangible assets (Note 11).

The following is segmented information for the three-month period ended September 30, 2017:

	Camera	Lighting & Grip	Studios	Post	Corporate	Total
Revenue from external customers	$10,511	$17,768	$685	$13,785	$—	$42,749

Expenses
Cash operating costs	5,726	3,913	367	1,702	3,170	14,878
Salaries and benefits	1,667	2,115	11	8,706	2,289	14,788

Total expenses	7,393	6,028	378	10,408	5,459	29,666

Adjusted operating earnings (loss) (a)	3,118	11,740	307	3,377	(5,459)	13,083
Non-cash operating costs and salaries (a)	—	—	—	—	933	933
Amortization	—	—	—	—	5,890	5,890
Restructuring and transaction costs	—	—	—	—	1,088	1,088
Other items	—	—	—	—	1,666	1,666

Earnings (loss) before income taxes	$3,118	$11,740	$307	$3,377	$(15,036)	$3,506
Capital expenditures (b)	$770	$2,556	$—	$790	$1,878	$5,994

(a)

Adjusted operating earnings (loss) is calculated as operating earnings (loss) minus management fees (Note 24), loss on disposal of revenue producing assets and property and equipment (Note 24), write-off of obsolete equipment (Note 24) and share based payments (Note 18).

SIM Video International Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(unaudited)

For the Three-Month and Nine-Month Periods Ended September 30, 2018 and September 30, 2017

29.	SEGMENTED INFORMATION (Cont’d)

(b)	Capital expenditures consist of cost additions to revenue producing assets (Note 9) and property and equipment (Note 10).

The following is segmented information for the nine-month period ended September 30, 2018:

	Camera	Lighting & Grip	Studios	Post	Corporate	Total
Revenue from external customers	$23,463	$32,471	$6,790	$41,392	$—	$104,116

Expenses
Cash operating costs	12,462	8,520	3,773	10,000	5,170	39,925
Salaries and benefits	4,977	7,011	322	28,905	5,709	46,924

Total expenses	17,439	15,531	4,095	38,905	10,879	86,849

Adjusted operating earnings (loss) (a)	6,024	16,940	2,695	2,487	(10,879)	17,267
Non-cash operating costs and salaries (a)	—	—	—	—	1,417	1,417
Amortization	—	—	—	—	17,658	17,658
Restructuring and transaction costs	—	—	—	—	1,791	1,791
Other items	—	—	—	—	4,483	4,483

Earnings (loss) before income taxes	$6,024	$16,940	$2,695	$2,487	$(36,228)	$(8,082)
Capital expenditures (b)	$5,449	$5,978	$154	$3,256	$3,444	$18,281

(a)

Adjusted operating earnings (loss) is calculated as operating earnings (loss) minus management fees (Note 24), loss on disposal of revenue producing assets and property and equipment (Note 24), write-off of obsolete equipment (Note 24) and share based payments (Note 18).

(b)	Capital expenditures consist of cost additions to revenue producing assets (Note 9), property and equipment (Note 10) intangible assets (Note 11).

The following is segmented information for the nine-month period ended September 30, 2017:

	Camera	Lighting & Grip	Studios	Post	Corporate	Total
Revenue from external customers	$25,622	$36,711	$685	$40,200	$—	$103,218

Expenses
Cash operating costs	13,737	10,079	367	8,921	5,018	38,122
Salaries and benefits	5,075	7,120	11	27,952	4,782	44,940

Total expenses	18,812	17,199	378	36,873	9,800	83,062

Adjusted operating earnings (loss) (a)	6,810	19,512	307	3,327	(9,800)	20,156
Non-cash operating costs and salaries (a)	—	—	—	—	1,479	1,479
Amortization	—	—	—	—	17,233	17,233
Restructuring and transaction costs	—	—	—	—	1,299	1,299
Other items	—	—	—	—	4,756	4,756

Earnings (loss) before income taxes	$6,810	$19,512	$307	$3,327	$(34,567)	$(4,611)
Capital expenditures (b)	$3,554	$8,334	$—	$2,859	$8,458	$23,205

SIM Video International Inc.

Notes to the Interim Condensed Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

(unaudited)

For the Three-Month and Nine-Month Periods Ended September 30, 2018 and September 30, 2017

29.	SEGMENTED INFORMATION (Cont’d)

(a)

Adjusted operating earnings (loss) is calculated as operating earnings (loss) minus management fees (Note 24), loss on disposal of revenue producing assets and property and equipment (Note 24), write-off of obsolete equipment (Note 24) and share based payments (Note 18).

(b)

Capital expenditures consist of cost additions to revenue producing assets (Note 9) and property and equipment (Note 10), and excludes cost additions relating to equipment used in a sale-leaseback arrangement.

The following is geographic information:

	Three-Months Ended September 30,				Nine-Months Ended September 30,
	2018		2017		2018		2017
Revenue
Canada	$24,797	65%	$29,824	70%	$64,216	62%	$66,712	65%
United States	13,277	35%	12,925	30%	39,900	38%	36,506	35%

	$38,074	100%	$42,749	100%	$104,116	100%	$103,218	100%

					September 30, 2018		December 31, 2017
Non-current assets
Canada					$118,547	71%	$120,146	73%
United States					47,348	29%	43,933	27%

					$165,895	100%	$164,079	100%

SIM Video International Inc.

Independent Auditors’ Report

The Board of Directors

SIM Video International Inc.:

We have audited the accompanying consolidated financial statements of SIM Video International Inc. and its subsidiaries, which comprise the consolidated statement of financial position as of December 31, 2017, and the related consolidated statements of earnings (loss) and other comprehensive loss, changes in equity, and cash flows for the year then ended and the related notes to the consolidated financial statements, which, as described in note 2 to the consolidated financial statements, have been prepared on the basis of International Financial Reporting Standards as issued by the International Accounting Standards Board.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SIM Video International Inc. and its subsidiaries as of December 31, 2017, and their consolidated financial performance and their consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

As discussed in note 2 to the consolidated financial statements, SIM Video International Inc. prepared its consolidated financial statements in accordance with International Financial Reporting Standards as issued by the

SIM Video International Inc.

International Accounting Standards Board, which differs from U.S. generally accepted accounting principles. Our opinion is not modified with respect to this matter.

Other Matter

The consolidated financial statements of SIM Video International Inc. and its subsidiaries as at December 31, 2016 and for the year then ended were audited by other auditors whose report thereon dated December 11, 2018 expressed an unmodified opinion on those consolidated financial statements.

/s/ KPMG LLP

December 11, 2018

Toronto, Ontario

SIM Video International Inc.

Consolidated Statement of Earnings (Loss) and Comprehensive Loss

(in thousands of Canadian dollars, except per share amounts)

	Year Ended 2017	Year Ended 2016
Revenue (Note 26)	$147,785	$140,757

Expenses
Operating costs (Note 27)	55,515	52,980
Salaries and benefits (Notes 16 and 19)	61,968	57,676
Amortization (Note 28)	24,849	22,368
Restructuring, transaction and acquisition (Note 29)	2,882	3,098

Total expenses	145,214	136,122

Earnings from operations	2,571	4,635

Other items
Finance costs, net (Note 30)	6,238	4,212
Loss (gain) on unrealized foreign exchange	225	(161)
Loss (gain) on revaluation of contingent consideration (Note 11)	(540)	580
Gain on liability derecognition (Note 12)	(405)	—
Other income	—	(650)

Total other items	5,518	3,981

Earnings (loss) before income taxes	(2,947)	654
Income taxes (recovery) (Note 21)	(2,079)	131

Net earnings (loss)	(868)	523

Other comprehensive loss
Items that may be reclassified to net earnings:
Foreign currency translation of foreign operations	(877)	(1,357)

Total comprehensive loss	$(1,745)	$(834)

Earnings (loss) per share

Basic earnings (loss) per share (Note 18)	$(1.27)	$0.81
Diluted earnings (loss) per share (Note 18)	$(1.27)	$0.77

See accompanying notes

SIM Video International Inc.

Consolidated Statement of Financial Position

(in thousands of Canadian dollars)

	December 31, 2017	December 31, 2016
Assets
Current
Cash	$198	$1,452
Accounts receivable	17,862	15,801
Inventory	635	650
Current portion of prepaid expenses and deposits (Note 5)	2,370	1,504

	21,065	19,407
Non-current
Prepaid expenses and deposits (Note 5)	862	460
Revenue producing assets (Note 6)	65,109	67,199
Property and equipment (Note 7)	27,155	20,729
Deposits on revenue producing assets	501	382
Interest rate swap (Note 9)	44	—
Due from shareholders (Note 19)	305	305
Intangible assets (Note 8)	19,182	17,549
Goodwill (Note 4)	46,532	41,691
Deferred income taxes (Note 21)	4,389	—

Total assets	$185,144	$167,722

Liabilities
Current
Bank indebtedness (Note 9)	$—	$5,373
Accounts payable and accrued liabilities	13,065	11,070
Deferred revenue and customer deposits	2,088	—
Income taxes payable (Note 21)	2,401	1,645
Current portion of long-term debt (Note 9)	7,641	11,312
Current portion of promissory notes (Note 10)	9,036	1,153
Current portion of contingent consideration (Note 11)	499	571
Current portion of finance lease liabilities (Note 12)	2,083	1,984
Current portion of deferred lease inducements (Note 13)	461	—

	37,274	33,108
Non-current
Long-term debt (Note 9)	65,415	44,583
Promissory notes (Note 10)	7,532	15,864
Contingent consideration (Note 11)	1,992	1,584
Finance lease liabilities (Note 12)	4,368	6,060
Deferred lease inducement (Note 13)	2,623	1,256
Interest rate swap (Note 9)	—	272
Deferred income taxes (Note 21)	13,171	13,240

Total liabilities	132,375	115,967

Shareholders’ Equity
Share capital (Note 15)	50,776	48,172
Contributed surplus	1,091	936
Accumulated other comprehensive income	2,075	2,952
Deficit	(1,173)	(305)

Total equity	52,769	51,755

Total liabilities and equity	$185,144	$167,722

Commitments (Note 20)
Subsequent events (Note 24)

See accompanying notes

SIM Video International Inc.

Consolidated Statement of Changes in Equity

(in thousands of Canadian dollars)

For the Year Ended December 31, 2017

	Share Capital
	Number of Common Shares	Amount	Contributed Surplus	Accumulated Other Comprehensive Income	Retained Earnings (Deficit)	Total
Balance at January 1, 2016	230,800	$11,538	$653	$4,309	$102	$16,602
Common shares issued (Note 15)	18,362	1,521	—	—	—	1,521
Acquisition of Pixel Underground Inc. (Note 15)	3,609	299	—	—	—	299
Redemption of common shares (Note 15)	420,313	34,814	—	—	—	34,814
Share based payments (Note 16)	—	—	283	—	—	283
Net earnings	—	—	—	—	523	523
Dividends (Note 14)	—	—	—	—	(930)	(930)
Currency translation adjustment	—	—	—	(1,357)	—	(1,357)

Balance at December 31, 2016	673,084	48,172	936	2,952	(305)	51,755
Common shares issued (Note 15)	13,218	1,342	—	—	—	1,342
Acquisition of Crossing Studios Ltd. (Note 15)	12,922	1,262	—	—	—	1,262
Share based payments (Note 16)	—	—	155	—	—	155
Net loss	—	—	—	—	(868)	(868)
Currency translation adjustment	—	—	—	(877)	—	(877)

Balance at December 31, 2017	699,224	$50,776	$1,091	$2,075	$(1,173)	$52,769

See accompanying notes

SIM Video International Inc.

Consolidated Statement of Cash Flows

(in thousands of Canadian dollars, except per share amounts)

	Year Ended 2017	Year Ended 2016
Cash provided by (used in)
Operations
Net earnings (loss)	$(868)	$523
Items not affecting cash (Note 31)	20,975	23,766
Net changes in non-cash operating working capital (Note 31)	847	(548)

	20,954	23,741

Investing
Acquisitions, net of cash acquired (Note 4)	(4,800)	149
Repayment of contingent consideration	(350)	(179)
Proceeds from disposal of revenue producing assets	387	731
Purchase of revenue producing assets	(14,926)	(19,101)
Purchase of property and equipment	(9,931)	(15,365)
Purchase of intangible assets	(2,860)	—
Purchase of revenue producing assets to be used in a sale-leaseback arrangement	(6,729)	—
Proceeds from disposal of revenue producing assets used in a sale-leaseback arrangement	6,729	—

	(32,480)	(33,765)

Financing
Proceeds from bank indebtedness	5,954	—
Proceeds from long-term debt, net of financing fees paid	24,721	20,185
Repayment of bank indebtedness	—	(1,520)
Repayment of long-term debt	(18,537)	(10,111)
Repayment of promissory notes	(1,228)	(1,142)
Finance lease payments	(1,980)	(57)
Issuance of shares	1,342	4,050
Dividends	—	(930)

	10,272	10,475

Net change in cash	(1,254)	451
Cash, beginning of year	1,452	1,001

Cash, end of year	$198	$1,452

Supplemental Disclosure

Cash paid for interest	$5,042	$2,997
Cash paid for income taxes	$2,459	$1,337

See accompanying notes

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

1.	NATURE OF BUSINESS

SIM Video International Inc. (the “Company”), leases out cameras, lenses, lighting equipment, stages and related accessories and provides services to the broadcast, television and film industries. The Company operates in several jurisdictions, namely Canada and the United States of America (“United States”). The Company’s registered head office is 1 Atlantic Avenue, Suite 110, Toronto, Ontario M6K 3E7.

The consolidated financial statements of the Company include the accounts of SIM Video International Inc.(a), the parent company, and its wholly-owned subsidiaries. The wholly-owned subsidiaries, with associated functional currency, are as follows:

Entity	Functional Currency
Chainsaw, Inc. (“Chainsaw”)	US dollars
SIM Video Los Angeles, Inc.	US dollars
SIM Digital New York Inc.	US dollars
SIM Video Atlanta, Inc.	US dollars
Tattersall Sound & Picture Inc. (“Tattersall”) (b)	Canadian dollars
Pixel Underground Inc. (“Pixel Underground”) (c)	Canadian dollars
The Crossing Studios Ltd. (“Crossing Studios”)	Canadian dollars
The SIM Group US Inc.	US dollars
The SIM Group US Payroll Inc.	US dollars
SIM High Definition Video Equipment Rental (Beijing) Co. Ltd.	Chinese Yuan Renminbi
SIM Digital Wilmington, Inc.	US dollars
SIM Crew Productions Limited	Canadian dollars

(a)	On January 1, 2016, SIM Video International Inc. and its wholly-owned subsidiary, P.S. Production Services Inc., amalgamated and continued on under the name of SIM Video International Inc.
(b)

On January 1, 2017, Loose Hound Inc., Lupino II Inc., Gibson Empire II Inc., Dardemm Holdings Inc. and their collectively wholly-owned subsidiary, 1568799 Ontario Corp., amalgamated and continued under the name of Tattersall Sound & Picture Inc.

(c)

On January 1, 2017, United Federal Fiat Reserve Inc., 2294588 Ontario Inc., Stationex Inc. and their collectively wholly-owned subsidiaries, Fini Films Inc. and Pixel Underground Inc., amalgamated and continued under the name Pixel Underground Inc.

The Company reports its results of its operations in four segments: Camera, Lighting & Grip, Studios and Post (Note 3).

2.	BASIS OF PREPARATION AND MEASUREMENT

Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements were authorized for issue by the Board of Directors on December 11, 2018.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

2.	BASIS OF PREPARATION AND MEASUREMENT (Cont’d)

Basis of Consolidation

The consolidated financial statements comprise the accounts of SIM Video International Inc., the parent company, and its wholly-owned subsidiaries. The Company accounts for its controlled subsidiaries using the consolidation method of accounting from the date that control commences and is deconsolidated from the date control ceases. Consolidated financial statements are prepared using uniform accounting policies for like transactions and other events in similar circumstances.

Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Company controls an investee if and only if the Company has all the following:

(a)	power over the investee;

(b)	exposure, or rights, to variable returns from its involvement with the investee; and

(c)	the ability to use its power over the investee to affect the amount of the investor’s returns.

All transactions and balances between the Company and its subsidiaries are eliminated on consolidation, including unrealized gains and losses on transactions between companies.

Basis of Measurement

These consolidated financial statements have been prepared on a historic cost basis except for financial instruments classified as fair value through profit or loss, which are stated at their fair value. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting.

Presentation of the statements of financial position differentiates between current and non-current assets and liabilities. The consolidated statement of earnings (loss) and comprehensive loss is presented using the function classification of expense.

These consolidated financial statements of the Company are presented in Canadian dollars, which is also the functional currency of the parent Company, SIM Video International Inc. All currency amounts have been recorded to the nearest thousand dollars, unless otherwise indicated. The functional currency of the subsidiaries included in these consolidated financial statements are described in Note 1.

Use of Estimates and Judgments

The preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting year. By their nature, these estimates are subject to measurement uncertainty and are reviewed periodically and adjustments, if necessary, are made in the year which they are identified. Actual results could differ from those estimates.

Significant estimates in connection with these consolidated financial statements include allowance for uncollectible accounts receivable; amounts recognized as revenue for uncompleted contracts using the percentage-of-completion method; estimated useful life of property and equipment, revenue producing assets and definite life intangible assets; determination of the recoverable amount of goodwill and indefinite life intangible assets; valuation of net assets acquired and contingent consideration resulting from business

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

2.	BASIS OF PREPARATION AND MEASUREMENT (Cont’d)

Use of Estimates and Judgments (Cont’d)

combinations; amounts recorded as accrued liabilities, deferred income taxes and provisions; determination of the fair value of share capital transactions; and inputs used in the valuation of options granted.

Significant judgments in connection with these consolidated financial statements include determination of the acquisition date of business combinations; determination of functional currency; the application of the recognition policy adopted for leasing and rental revenues and classification of assets; determination of lease classification between finance and operating; and allocation of liabilities between current and non-current.

3.	SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below.

Revenue Recognition

Revenue represents the fair value of consideration received or receivable from customers for the leasing cameras, lenses, lighting equipment, stages and related accessories and services provided by the Company, net of sales taxes. The Company’s revenue is derived primarily from production revenues, post production revenues and product sales.

Production revenues are comprised of leasing and rental revenues of production equipment (including cameras, lenses, lighting equipment, stages and related accessories. Revenues are recognized in earnings on a straight-line basis in accordance with the terms of the agreement and when collectibility is reasonably assured.

Post production revenues are recognized under contract accounting using the percentage-of-completion method to measure the progress to completion, with consideration for customer acceptance provisions, the timing of payments and the Company’s history with similar arrangements. The Company uses the ratio of incurred hours to estimated total hours as the measure of its progress to completion. Under this method, a proportion of the total contract price is recorded as revenue in the ratio that the actual costs to date are of the total estimated costs of the contract.

Revenues from product sales are recognized when title to the goods is transferred to customers, the selling price is fixed and determinable and collectibility is reasonably assured.

Accounts Receivable

Accounts receivable are amounts due from customers for goods sold or services rendered in the ordinary course of business. Accounts receivable are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for uncollectible amounts.

The Company provides for bad debts by establishing an allowance for doubtful accounts based on its best estimate of any potentially uncollectible accounts. Uncertainty relates to the actual collectibility of the customer balances that can vary from management’s estimates and judgments. Any change in the allowance for bad debts is recognized in the consolidated statement of earnings (loss) and comprehensive loss.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

3.	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Inventory

Inventory consists of equipment and accessories held for resale and is valued at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis. Net realizable value is determined based on the most recent sales price less selling costs.

Revenue Producing Assets & Property and Equipment

Revenue producing assets and property and equipment are recorded at cost less write downs for obsolescence and accumulated amortization. Amortization is provided over their estimated useful lives at the undernoted rates and methods:

Revenue producing assets
Camera equipment	-	20% declining balance
Generators	-	20% declining balance
Lighting and grip	-	20% declining balance
Playback equipment	-	20% declining balance
Post production equipment	-	20% declining balance

Property and equipment
Computer equipment	-	30% declining balance
Computer software	-	2 years straight-line
Furniture and fixtures	-	20% declining balance
Leasehold improvements	-	3-20 years straight-line
Office and other equipment	-	20% declining balance
Spare globes	-	2 years straight-line
Vehicles	-	30% declining balance

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period. Any gain or loss arising on disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in the consolidated statement of earnings (loss) and comprehensive loss.

Costs related to the servicing and maintenance of revenue producing assets and property and equipment are recognized, as incurred, in the consolidated statement of earnings (loss) and comprehensive loss.

Business Combinations

Business combinations are accounted for using the acquisition method under IFRS 3 Business Combinations when control is transferred to the Company.

Identifiable assets acquired and liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. The excess of the fair value of the consideration transferred over the fair value of the Company’s share of the identifiable net assets acquired is recorded as goodwill. When the excess is negative, a bargain purchase gain is recognized immediately in the consolidated statement of earnings (loss) and comprehensive loss.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

3.	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Business Combinations (Cont’d)

When the consideration transferred by the Company in a business combination includes assets or liabilities resulting from a contingent consideration arrangement, the contingent consideration is measured at its acquisition date fair value and included as part of the consideration transferred in a business combination. Changes in the fair value of the contingent consideration are measured at each period. Changes to fair value that qualify as measurement period adjustments are adjusted retrospectively, with corresponding adjustments against goodwill. Changes in fair value that are not considered measurement period adjustments are recognized through net earnings. Measurement period adjustments are adjustments that arise from additional information obtained during the measurement period (which cannot exceed one year from the acquisition date) about facts and circumstances that existed at the acquisition date.

Acquisition costs related to business combinations are expensed as incurred. Costs related to debt or equity issuances, pursuant to business combinations, are accounted for as a reduction to the debt or equity instrument.

Goodwill

Goodwill represents the excess amount of consideration transferred over the fair value of the underlying net assets for an acquired business, and is measured at cost less accumulated impairment losses. Goodwill is not amortized, but is tested for impairment on an annual basis, or more frequently if there are indications that goodwill may be impaired.

Intangible Assets

Intangible assets were acquired externally and are measured at cost less accumulated amortization and any accumulated impairment losses. The amortization method and the estimated useful life for finite life intangible assets are reviewed annually. Indefinite life intangible assets are reviewed for impairment annually or more frequently if there is an indicator of impairment.

Amortization for finite life intangible assets is provided over their estimated useful lives on a straight-line basis at the undernoted rates:

Backlog	-	Terms of the respective agreement
Customer relationships	-	15 years
Non-compete agreements	-	5 years
Leased location networks	-	2 years
Internal systems	-	5 years
Others	-	2 to 15 years

Trade names that were rebranded and consolidated (Note 17) are finite life intangible assets amortized straight-line over a period of two years. The continuing trade name is an indefinite life intangible asset and is therefore not amortized.

Impairment of Non-Financial Assets

At each reporting date, the Company reviews the carrying amount of its revenue producing assets, property and equipment, and other non-financial assets with definite useful lives, other than deferred tax assets, to

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

3.	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Impairment of Non-Financial Assets (Cont’d)

determine whether there is any indication of impairment. Goodwill and intangible assets that have indefinite useful lives, or that are not yet available for use, are tested annually for impairment.

For impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or CGUs. Goodwill arising from a business combination is allocated to the CGU or group of CGUs that are expected to benefit from the synergies of the combination.

The recoverable amount of an asset or CGU is the higher of its fair value less costs to sell (“FVLCS”) and value in use (“VIU”). FVLCS is the estimated amount obtainable from the sale of the asset or CGU in an arm’s length transaction between knowledgeable and willing parties, less costs to sell. VIU is equal to the present value of estimated future cash flows expected to be derived from the use and sale of the asset or CGU using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.

An impairment loss is recognized for the amount by which the asset’s or CGU’s carrying amount exceeds its recoverable amount. Impairment losses are recognized earnings or loss. Impairment losses are allocated first to reduce the carrying amount of any goodwill allocated to the CGU, and then to reduce the carrying amounts of the other assets in the CGU on a pro rata basis.

Impairment losses may be reversed, except for goodwill, in a subsequent period where the impairment no longer exists or has decreased. The carrying amount after a reversal must not exceed the carrying amount (net of amortization) that would have been determined had no impairment loss been recognized.

Leases

At inception of an arrangement, the Company determines whether the arrangement is or contains a lease.

Leases that transfer substantially all the risk and rewards incident to ownership of the leased assets to the Company are considered financing leases. These leased assets are initially measured at an amount equal to the lower of their fair value and the present value of the minimum lease payments, each determined at the inception of the lease. Subsequent to initial recognition, the assets are accounted for in accordance with the accounting policy applicable to that asset. The corresponding liability is included in the statement of financial position as a finance lease liability. Lease payments are apportioned between finance costs and reduction of the finance lease liability so as to achieve a constant rate of interest on the remaining balance of the liability.

All leases other than finance leases are classified as operating leases and are not recognized in the Company’s statement of financial position. Lease payments are recognized in the consolidated statement of earnings (loss) and comprehensive loss on a straight-line basis over the lease term.

Lease inducements are amortized on a straight-line basis over the term of the lease or useful life of the asset, whichever is shorter. The term of the lease used includes certain option periods considered in the lease term and any period during which the Company has use of the property but is not charged rent by a landlord.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

3.	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Employee benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are recognized as the related service is provided.

Income Taxes

Income tax expense comprises current income taxes and deferred income taxes. Income tax expense is recognized in the consolidated statement of earnings (loss) and comprehensive loss, except to the extent that it relates to items recognized directly in equity or in other comprehensive loss.

Current income tax expense is based on the results for the period as adjusted for items that are not taxable nor deductible. Current income tax is calculated using tax rates and laws that were enacted or substantively enacted at the end of the reporting period. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. Provisions are established where appropriate on the basis of amounts expected to be paid to the tax authorities.

The Company follows the asset and liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities, as well as for the benefit of losses available to be carried forward to future years for tax purposes. However, the deferred taxation is not recognized if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. In addition, deferred taxation is not recognized for investments in subsidiaries where the temporary differences can be controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred income tax assets and deferred tax liabilities are measured using tax rates (and laws) that have been enacted or substantively enacted by the reporting date and are expected to apply when the related deferred taxation asset is realized or the deferred taxation liability is settled.

Deferred tax assets and deferred tax liabilities are offset if there is a legally enforceable right to offset, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax assets and current tax liabilities on a net basis or their tax assets and tax liabilities will be realized simultaneously.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

In determining the amount of current taxes and deferred taxes, the Company takes into account the impact of uncertain tax positions and whether additional taxes and interest may be due. The Company believes that its tax liabilities for uncertain tax positions are adequate for all open tax years based on its assessment of many factors, including interpretations of tax law and prior experience. This assessment relies on estimates and assumptions and may involve a series of judgments about future events. New information may become available that causes the Company to change its judgment regarding the adequacy of exiting tax liabilities, such changes to tax liabilities will impact tax expense in the period that such a determination is made.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

3.	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Financing Costs

Financing costs represent costs incurred to secure financing. These costs are bifurcated, and allocated, to the respective debt based on total available drawings. For non-revolving debt, these costs are accounted for as part of the respective liability’s carrying value at inception and are amortized over the term of the respective debt using the effective interest method. For revolving debt, these costs are accounted for as part of prepaid expenses at inception and amortized over the term of the respective debt using the straight-line method.

Share Based Payments

The Company offers a share option plan for its key employees. For employees, the cost of equity-settled options is measured by reference to fair value of the equity instrument on the date which they are granted. The fair value is recognized as an expense with a corresponding increase in contributed surplus over the period in which performance and/or service conditions are fulfilled, ending on the date employees become entitled to the award.

Non-market vesting conditions are taken into account by adjusting the number of equity instruments expected to vest at each reporting date so that, ultimately, the cumulative amount recognized over the vesting period is based on the number of options that eventually vest. Fair value is calculated using the Black-Scholes option pricing model, which requires the input of highly subjective assumptions, including the volatility of share prices, forfeiture rate and expected life, changes in subjective input assumptions can materially affect the fair value estimate.

In addition, share based payments expense recognized reflects estimates of award forfeitures with any change in estimate thereof reflected in the period of the change. Consideration received upon the exercise of stock options is credited to share capital, at which time the related contributed surplus is transferred to share capital.

For non-employee equity-settled share-based payment transactions, the Company measures the goods or services received, and the corresponding increase in equity, directly, at the fair value of the goods or services received, unless that fair value cannot be estimated reliably, in which cases, the Company measures their value, and the corresponding increase in equity, indirectly, by reference to the fair value of the equity instruments granted.

Share Capital

Common shares are classified as equity. Transaction costs directly attributable to the issue of common shares and share purchase options are recognized as a deduction from equity, net of tax. When share capital recognized as equity is repurchased, the amount of the consideration paid, including directly attributable costs, is recognized as a deduction from total equity.

Preference share capital is classified as equity if it is non-redeemable, or redeemable only at the Company’s option, and any dividends are discretionary. Dividends thereon are recognized as distributions within equity upon approval by the Company’s directors.

Preference share capital is classified as a compound instrument if it is redeemable on a specific date or at the option of the shareholders, and dividend payments are discretionary. The compound instrument is split into liability and an equity components with the liability component representing the present value of the

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

3.	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Share Capital (Cont’d)

redemption amount and the equity component recognized as the proceeds received less the liability component.

Discretionary dividends on redeemable preferred shares classified as liability are classified as an equity distribution and presented in the consolidated statement of changes in equity.

Provisions

The Company recognizes a provision when a past event creates a legal or constructive obligation that can be reasonably estimated and is likely to result in an outflow of economic resources.

A provision for restructuring costs is recognized only when the Company has established a detailed formal plan for the restructuring and has started to implement the restructuring plan. There is no provision for future operating losses.

Foreign Currency Translation

Foreign currency transactions are initially recorded in the functional currency of the entity at the transaction date exchange rate. At the statement of financial position date, monetary assets and liabilities denominated in a foreign currency are translated into the functional currency at the reporting date exchange rate. Foreign exchange gains and losses resulting from the settlement of such transactions and from the remeasurement of monetary items at year-end exchange rates are recognized in the consolidated statement of earnings (loss) and comprehensive loss.

Non-monetary items measured at historical cost are translated using the historical exchange rate. Non-monetary items measured at fair value are translated using the exchange rates at the date when fair value was determined.

Financial statements of subsidiaries for which the functional currency is not the Canadian dollar are translated into Canadian dollar as follows: all asset and liability accounts are translated at the statement of financial position exchange rate and all earnings and expense accounts and statement of cash flow items are translated at the average exchange rates for the period. The resulting translation gains and losses are recorded as foreign currency translation adjustments in other comprehensive loss and recorded in the currency translation reserve in equity. On disposal of a foreign operation the cumulative translation differences recognized in equity are reclassified to the consolidated statement of earnings (loss) and comprehensive loss and recognized as part of the gain or loss on disposal. Goodwill and fair value adjustments arising on the acquisition of a foreign entity have been treated as assets and liabilities of the foreign entity and translated into Canadian dollars at the rate of the reporting date.

Foreign exchange gains or losses arising from a monetary item receivable from or payable to a foreign operation, the settlement of which is neither planned nor likely to occur in the foreseeable future and which in substance is considered to form part of the net investment in the foreign operation, are recognized in other comprehensive loss in the translation reserve.

Earnings (Loss) Per Share

Basic earnings (loss) per share amounts are calculated by dividing net earnings for the year attributable to common shareholders by the weighted average number of common shares outstanding during the period.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

3.	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Earnings (Loss) Per Share (Cont’d)

Diluted earnings per share amounts are calculated by dividing the net earnings attributable to common shareholders by the weighted average number of shares outstanding during the period plus the weighted average number of shares that would be issued on the conversion of all the dilutive potential ordinary shares into common shares.

Operating Segments

The Company determines its operating segments based on how its chief operating decision makers, the Executive Management Team, regularly review the Company’s operations and performance. Adjusted operating earnings (loss) and capital expenditures are regularly reviewed for the purpose of assessing performance for each segment and to make decisions about the allocation of resources. Discrete financial information is available for each segment.

The Company reports its results of its operations in four segments. Each segment and the nature of its operations are as follows:

(i)	Camera	Leasing of cameras, lenses and related accessories.

(ii)	Lighting & Grip	Leasing of lighting equipment and related accessories.

(iii)	Studios	Leasing of stage facilities and related accessories.

(iv)	Post	Variety of diversified post production services.

Each segment follows the same accounting policies as those described in this note. The Company accounts for transactions between segments in the same way that it accounts for transactions with external parties and are eliminated upon consolidation.

Financial Instruments

The Company classifies non-derivative financial assets into the following categories: financial assets at fair value through profit and loss (“FVTPL”), held-to-maturity financial assets, loans and receivables and available-for-sale financial assets.

The Company initially recognizes loans and receivables and debt securities issued on the date when they are originated. All other financial assets and financial liabilities are recognized on the trade date when it becomes a party to the contractual provisions of the instrument. Such financial assets or financial liabilities are initially recognized at fair value and the subsequent measurement depends on their classification.

A financial asset is classified as at FVTPL if it is classified as held-for-trading or is designated as such on initial recognition. Financial assets at FVTPL are measured at fair value with any resultant gain or loss recognized in earnings or loss.

Financial assets classified as available-for-sale are measured at fair value with any resultant gain or loss, other than impairment losses, interest income and foreign currency differences, being recognized directly in other comprehensive loss. Investments in equity instruments classified as available-for-sale that do not have a quoted market price in an active market and whose fair value cannot be reliably measured are measured at cost. When available-for-sale financial assets are derecognized, the cumulative gain or loss previously recognized directly in equity is recognized in earnings or loss.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

3.	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Financial Instruments (Cont’d)

Financial assets classified as loans and receivables and held to maturity, are measured at amortized cost using the effective interest rate method.

Transaction costs associated with FVTPL financial assets are expensed as incurred, while transaction costs associated with all other financial assets are included in the initial carrying amount of the asset.

The group classifies non-derivative financial liabilities into the following categories: financial liabilities at FVTPL and other financial liabilities.

A financial liability is classified as at FVTPL if it is classified as held-for-trading or is designated as such on initial recognition. Directly attributable transaction costs are recognized in earnings or loss as incurred. Financial liabilities at FVTPL are measured at fair value and changes therein, including any interest expense, are recognized in earnings or loss.

Other non-derivative financial liabilities are initially measured at fair value less any directly attributable transaction costs. Subsequent to initial recognition, those liabilities are measured at amortized cost using the effective interest method.

Classification of the Company’s financial instruments is as follows:

Cash	Loans and receivable
Accounts receivable	Loans and receivable
Due from shareholders	Loans and receivable
Contingent consideration	FVTPL
Interest rate swap	FVTPL
Bank indebtedness	Other financial liabilities
Accounts payable and accrued liabilities	Other financial liabilities
Long-term debt	Other financial liabilities
Promissory notes	Other financial liabilities
Finance lease liabilities	Other financial liabilities

Financial assets are derecognized when the Company’s rights to cash flows from the respective assets have expired or have been transferred and the Company has neither exposure to the risks inherent in those assets nor entitlement to rewards from them. A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a de-recognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the consolidated statement of earnings (loss) and comprehensive loss.

A financial asset not carried at FVTPL is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be estimated reliably.

An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

3.	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Financial Instruments (Cont’d)

asset’s original effective interest rate. Losses are recognized in consolidated statement of earnings (loss) and comprehensive loss and reflected in an allowance account against receivables.

Fair Value Measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date.

The Company categorizes its financial assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs used in the measurement.

Level 1: This level includes assets and liabilities measured at fair value based on unadjusted quoted prices for identical assets and liabilities in active markets that are accessible at the measurement date.

Level 2: This level includes valuations determined using directly or indirectly observable inputs other than quoted prices included within Level 1. Derivative instruments in this category are valued using models or other standard valuation techniques derived from observable market inputs.

Level 3: This level includes valuations based on inputs which are less observable, unavailable or where the observable data does not support a significant portion of the instruments’ fair value.

Recent Accounting Pronouncements

Certain pronouncements were issued by the IASB that are mandatory for accounting periods after December 31, 2017. Many are not applicable or do not have a significant impact to the Company and have been excluded from the list below. The following accounting pronouncements have not yet been adopted and are being evaluated to determine the impact on the Company.

IFRS 15 Revenue from Contracts with Customers (“IFRS 15”), which was issued by the IASB in May 2014, is effective for annual periods beginning on or after January 1, 2018. IFRS 15 replaces the following standards: IAS 11 Construction Contracts, IAS 18 Revenue, IFRIC 13 Customer Loyalty Programmes, IFRIC 15 Agreements for the Construction of Real Estate, IFRIC 18 Transfers of Assets from Customers, and SIC31 Revenue—Barter Transactions Involving Advertising Services. IFRS 15 introduces a single model of recognizing revenue from contracts with customers, except leases, financial instruments and insurance contracts. The model features a contract-based five-step analysis of transactions to determine whether, how much and when revenue is recognized. IFRS 15 also includes a cohesive set of enhanced disclosures requirements that would result in companies to provide comprehensive information about the nature, amount, timing and uncertainty of revenue and cash flows arising from companies’ contracts with customers. The standard is effective for the Company on January 1, 2018. The Company is assessing the potential impacts of IFRS 15 on the Company’s consolidated financial statements.

IFRS 9 Financial Instruments (“IFRS 9”), which was issued by the IASB in July 2014, will replace IAS 39 Financial Instruments: Recognition and Measurement (“IAS 39”). IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value. The approach in IFRS 9 is

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

3.	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Recent Accounting Pronouncements (Cont’d)

based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward unchanged to IFRS 9. Financial assets will be classified into one of two categories on initial recognition: amortized cost or fair value. For financial liabilities measured at fair value under the fair value option, changes in fair value attributable to changes in credit risk will be recognized in other comprehensive loss, with the remainder of the change recognized in the statement of comprehensive loss. The new standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39. A new hedge accounting model is introduced and represents a substantial overhaul of hedge accounting which will allow entities to better reflect their risk management activities in the financial statements. The standard is effective for the Company on January 1, 2018. The Company is assessing the potential impacts of IFRS 9 on the Company’s consolidated financial statements.

IFRS 16 Leases (“IFRS 16”) will replace IAS 17 Leases (“IAS 17”). IFRS 16 introduces a single accounting model for lessees and for all leases with a term of more than 12 months, unless the underlying asset is of low value. A lessee will be required to recognize a right-of-use asset, representing its right to use the underlying asset, and a lease liability, representing its obligation to make lease payments. The accounting treatment for lessors will remain largely the same as under IAS 17. Earlier application is permitted. The standard is effective for the Company on January 1, 2019. The Company is assessing the potential impacts of IFRS 16 on the Company’s consolidated financial statements.

4.	GOODWILL

Amount

Balance at January 1, 2016	$42,049
Acquisition of Pixel Underground	49
Currency translation adjustment	(407)

Balance at December 31, 2016	41,691
Acquisition of Crossing Studios (a)	5,676
Currency translation adjustment	(835)

Balance at December 31, 2017	$46,532

Acquisition

(a)

On August 31, 2017, the Company closed a share purchase agreement with Crossing Studios, whereby the Company acquired 100% ownership interest of Crossing Studios. Crossing Studios provides stage facility services to the broadcast, television and film industries in Vancouver, Canada. The acquisition provides the Company with an enhanced presence in the aforementioned industries.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

4.	GOODWILL (Cont’d)

Acquisition (Cont’d)

Details of the preliminary fair value of identifiable assets and liabilities acquired, purchase consideration and goodwill are as follows:

Total
Net assets acquired:
Cash	$1,200
Accounts receivable	153
Prepaid expenses and deposits	617
Property and equipment (Note 7)	1,037
Accounts payable and accrued liabilities	(227)
Income taxes payable	(25)
Deferred revenue and customer deposits	(1,499)
Finance lease liabilities (Note 12)	(173)
Deferred lease inducement	(232)
Deferred income taxes (Note 21)	(840)
Intangible assets (Note 8)	3,417
Goodwill	5,676

$9,104

Purchase consideration:
Cash	$6,000
Promissory notes (Note 10)	929
Contingent consideration (Note 11)	1,175
Share capital (Note 15)	1,000

$9,104

Goodwill represents the expected operational synergies resulting from the acquisition and is not deductible for tax purposes. Contingent consideration was estimated on the performance of Crossing Studios between September 2017 and October 2020, and was discounted using an effective interest rate consistent with the discount rate of Crossing Studios.

The useful life of the intangible assets acquired range from two years to five years.

Acquisition costs incurred totaled $404, which is included in restructuring, transaction and acquisition costs (Note 29).

Included in the consolidated statement of earnings (loss) and comprehensive loss is revenue and net earnings of $3,731 and $1,441, respectively, resulting from the acquisition of Crossing Studios since the date of acquisition. Had the acquisition occurred on January 1, 2017, the pro forma revenue and net earnings for the year ended December 31, 2017 would be $9,114 and $2,499, respectively.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

4.	GOODWILL (Cont’d)

Annual Impairment Testing

For the purpose of annual impairment testing, goodwill is allocated to the CGUs expected to benefit from the synergies of the business combinations in which the goodwill arises. As at December 31, 2017, the Company has eight (2016 - seven) CGUs. The carrying amount of goodwill allocated is allocated as follows:

	2017	2016

SIM Video (i)	$8,682	$8,682
PS Production (ii)	9,859	9,859
Chainsaw (iv)	11,200	11,987
Bling (iv)	7,365	7,365
Crossing Studios (iii)	5,676	—
Others without significant goodwill (iv)	3,750	3,798

	$46,532	$41,691

(i)	Corresponds to the Camera operating segment (Note 3).
(ii)	Corresponds to the Lighting & Grip operating segment (Note 3).
(iii)	Corresponds to the Studios operating segment (Note 3).
(iv)	Corresponds to the Post operating segment (Note 3).

The recoverable amounts of each CGU was determined based on the higher of FVLCS or VIU, which are both calculated using five-year discounted cash flow models. CGUs determined on a FVLCS basis are categorized within Level 3 of the fair value hierarchy. The recoverable amounts were determined using the following methods:

SIM Video	VIU
PS Production	VIU
Chainsaw	FVLCS
Bling	VIU
Crossing Studios	VIU
Others without significant goodwill	VIU and FVLCS

The following paragraphs describe the key assumptions on which management has based its cash flow projections.

Projected revenues were estimated considering current results and planned initiatives with growth rates between 3% and 44% and a 2% terminal growth to reflect the inflationary growth. Projected variable costs were estimated using current and historical results as a percentage of revenue with consideration to variable costs. Fixed costs were estimated to remain relatively constant with inflation.

Working capital and capital expenditures were estimated considering current and historical results and future initiatives planned. Exchange rates for CGUs operating outside of Canada are based on year-end spot rates.

Discount rates were used to yield the present value of future cash flows. Management based the discount rates on the weighted average cost of capital for comparable entities operating in similar industries, based on

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

4.	GOODWILL (Cont’d)

Annual Impairment Testing (Cont’d)

market data, and adjusted to the Company’s unique features. The discount rates reflect appropriate adjustments relating to market risk and specific risk factors for each CGU. The pre-tax discount rates determined by management are outlined below:

SIM Video	17%
PS Production	16%
Chainsaw	20%
Bling	17%
Crossing Studios	21%
Others without significant goodwill	16% to 19%

The Company did not recognize any impairment charge related to its goodwill in 2017 (2016 - $Nil) because the recoverable amounts of the CGUs exceed their respective carrying amounts. After considering all key assumptions, the Company considers that a reasonable possible change in the following CGUs pre-tax discount rates would result in the carrying amount to exceed its recoverable amount:

SIM Video	2%
PS Production	>10%
Chainsaw	5%
Bling	>10%
Crossing Studios	>10%
Others without significant goodwill	1% to >10%

5.	PREPAID EXPENSES AND DEPOSITS

The Company prepays certain expenses and pays deposits to various lessors in connection with its agreements to rent occupancy space (Note 20). At the end of the year, the Company had the following prepaid expenses and deposits:

	2017	2016
Prepaid expenses and deposits	$3,232	$1,964
Current portion	2,370	1,504

Long-term portion	$862	$460

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

6.	REVENUE PRODUCING ASSETS

	Camera Equipment	Generators	Lighting and Grip	Playback Equipment	Post Production Equipment	Total
Cost

As at January 1, 2016	$32,809	$3,524	$31,688	$289	$5,207	$73,517
Additions (b)	5,112	4,404	16,852	256	1,124	27,748
Disposals	(1,886)	(39)	(1,078)	(2)	(374)	(3,379)
Currency translation adjustment	(376)	—	—	—	(16)	(392)

As at December 31, 2016	35,659	7,889	47,462	543	5,941	97,494
Additions (b)	10,824	700	8,304	152	1,002	20,982
Disposals	(9,623)	(180)	(1,082)	—	(239)	(11,124)
Currency translation adjustment	(398)	—	—	—	(103)	(501)

As at December 31, 2017	$36,462	$8,409	$54,684	$695	$6,601	$106,851

Amortization

As at January 1, 2016	$8,696	$871	$7,023	$81	$1,848	$18,519
Additions	5,084	1,144	7,097	71	585	13,981
Disposals	(1,076)	(30)	(589)	(1)	(251)	(1,947)
Currency translation adjustment	(263)	—	—	—	5	(258)

As at December 31, 2016	12,441	1,985	13,531	151	2,187	30,295
Additions	5,321	1,202	7,695	130	841	15,189
Disposals	(2,667)	(93)	(574)	—	(193)	(3,527)
Currency translation adjustment	(170)	—	—	—	(45)	(215)

As at December 31, 2017	$14,925	$3,094	$20,652	$281	$2,790	$41,742

Net book value

As at December 31, 2016	$23,218	$5,904	$33,931	$392	$3,754	$67,199

As at December 31, 2017	$21,537	$5,315	$34,032	$414	$3,811	$65,109

(a)	Cost additions included in accounts payable and accrued liabilities as at December 31, 2017 is $120 (2016—$727).
(b)

Cost additions include $Nil (2016 - $7,908) relating to the recognition of a finance lease liability (Note 12). The net book value of cost additions recognized as a finance lease liability as at December 31, 2017 is $5,694 (2016 - $7,117).

(c)

Cost additions and cost disposals both include $6,729 (2016 - $Nil) of camera equipment that was acquired by the Company and subsequently sold to a lessor in a sale-leaseback arrangement (Notes 12 and 20).

(d)	Included in revenue producing assets as at December 31, 2017 is $463 (2016 - $380) in costs relating to assets not yet available for use. Accordingly, no amortization has been taken on these amounts.
(e)	The above noted assets are secured by a general security agreement to the Company’s bank credit facilities.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

7.	PROPERTY AND EQUIPMENT

	Computer Equipment	Computer Software	Furniture and Fixtures	Vehicles	Leasehold Improvements	Office and Other Equipment	Spare Globes	Total
Cost

As at January 1, 2016	$1,825	$1,400	$1,336	$668	$2,418	$8,081	$752	$16,480
Acquisition of Pixel Underground	40	15	—	21	63	148	—	287
Additions (b)	366	271	1,149	218	10,385	1,984	451	14,824
Disposals	(6)	—	(10)	—	(1,174)	(5)	—	(1,195)
Currency translation adjustment	(48)	(67)	32	(26)	322	(836)	—	(623)

As at December 31, 2016	2,177	1,619	2,507	881	12,014	9,372	1,203	29,773
Acquisition of Crossing Studios (Note 4(a))	15	16	233	—	438	335	—	1,037
Additions	1,962	832	1,579	342	5,202	1,971	184	12,072
Disposals	—	(20)	(4)	(102)	(4)	(17)	(1,203)	(1,350)
Currency translation adjustment	(48)	(36)	(119)	(11)	(843)	(718)	—	(1,775)

As at December 31, 2016	$4,106	$2,411	$4,196	$1,110	$16,807	$10,943	$184	$39,757

Amortization

As at January 1, 2016	$592	$896	$581	$269	$1,214	$1,916	$537	$6,005
Additions (b)	454	559	280	167	1,426	1,417	390	4,693
Disposals	(6)	—	(10)	—	(1,174)	(5)	—	(1,195)
Currency translation adjustment	(30)	(46)	62	(6)	(136)	(303)	—	(459)

As at December 31, 2016	1,010	1,409	913	430	1,330	3,025	927	9,044
Additions	727	614	547	251	1,614	1,326	276	5,355
Disposals	—	(3)	(1)	(85)	(2)	(10)	(1,203)	(1,304)
Currency translation adjustment	(16)	(31)	(25)	(14)	(281)	(126)	—	(493)

As at December 31, 2016	$1,721	$1,989	$1,434	$582	$2,661	$4,215	$—	$12,602

Net book value

As at December 31, 2016	$1,167	$210	$1,594	$451	$10,684	$6,347	$276	$20,729

As at December 31, 2016	$2,385	$422	$2,762	$528	$14,146	$6,728	$184	$27,155

(a)	Cost additions included in accounts payable and accrued liabilities as at December 31, 2017 is $1,360 (2016—$1,119).
(b)

Cost additions include $Nil (2016—$122) relating to the recognition of a finance lease liability (Note 12). The net book value of cost additions recognized as a finance lease liability as at December 31, 2017 is $73 (2016—$104).

(c)	Cost additions include $1,900 (2016 - $Nil) relating to the recognition of a deferred lease inducement (Note 13).
(d)	The above noted assets are secured by a general security agreement to the Company’s bank credit facilities.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

8.	INTANGIBLE ASSETS

	Backlog	Customer Relationships	Non-compete Agreements	Trade Names	Leased Location Networks	Internal Systems	Other	Total
Cost

As at January 1, 2016	$852	$14,738	$2,837	$5,830	$—	$—	$220	$24,477
Acquisition of Pixel Underground	—	514	170	128	—	—	—	812
Additions	(5)	(169)	(40)	(67)	—	—	—	(281)

As at December 31, 2016	847	15,083	2,967	5,891	—	—	220	25,008
Acquisition of Crossing Studios (Note 4(a))	1,193	—	240	65	1,690	—	229	3,417
Additions (a)	—	—	—	—	—	2,860	—	2,860
Currency translation adjustment	(8)	(363)	(87)	(143)	—	40	—	(561)

As at December 31, 2017	$2,032	$14,720	$3,120	$5,813	$1,690	$2,900	$449	$30,724

Amortization

As at January 1, 2016	$852	$1,991	$937	$—	$—	$—	$11	$3,791
Additions	—	997	590	2,092	—	—	15	3,694
Currency translation adjustment	(5)	(10)	(4)	(7)	—	—	—	(26)

As at December 31, 2016	847	2,978	1,523	2,085	—	—	26	7,459
Additions	266	995	600	2,111	280	—	53	4,305
Currency translation adjustment	(8)	(66)	(45)	(103)	—	—	—	(222)

As at December 31, 2017	$1,105	$3,907	$2,078	$4,093	$280	$—	$79	$11,542

Net book value

As at December 31, 2016	$—	$12,105	$1,444	$3,806	$—	$—	$194	$17,549

As at December 31, 2017	$927	$10,813	$1,042	$1,720	$1,410	$2,900	$370	$19,182

(a)

Cost additions include development costs related to the Company’s internal systems upgrade initiatives, which are not yet available for use as at December 31, 2017. Accordingly, no amortization has been taken on these amounts. Research costs incurred attributed to these initiatives are recognized in the consolidated statement of earnings (loss) and comprehensive loss as restructuring costs (Note 17).

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

9.	LONG-TERM DEBT

	Maturity Date	Effective Interest Rate	December 31, 2017	December 31, 2016
Facility B: Bank non-revolving term loan bearing interest at the bank’s prime lending rate plus 2.0% per annum. Repayable in quarterly principal payments of $1,300 plus interest.(f)	April 2020	5.7%	$49,079	$—
Facility C: Bank non-revolving term loan denominated in USD bearing interest at the bank’s US base rate plus 2.0% per annum. Repayable in quarterly principal payments of US$291 plus interest.(f)	April 2020	7.1%	13,766	—
Facility D: Bank non-revolving term loan bearing interest at the bank’s prime lending rate plus 2.0% per annum. Repayable in quarterly principal payments of 3.125% of the principal balance.	April 2020	5.2%	10,211	—
Bank non-revolving term loan bearing interest at the bank’s prime lending rate plus 1.0% per annum. Extinguished in April 2017.(b)	May 2018	4.3%	—	3,179
Bank non-revolving term loan bearing interest at 4.4% per annum. Extinguished in April 2017. (b), (f)	May 2018	4.8%	—	19,413
Bank revolving term loan bears interest at the bank’s prime lending rate plus 1.0% per annum. Extinguished in April 2017.(a)	May 2018	3.7%	—	23,622
Bank non-revolving term loan denominated in USD bearing interest at the bank’s US base rate plus 1.0% per annum. Extinguished in April 2017.(b)	May 2018	5.6%	—	6,606
Bank non-revolving term loan denominated in USD bearing interest at the bank’s US base rate plus 1.0% per annum. Extinguished in April 2017.(b)	May 2018	5.9%	—	3,075

			73,056	55,895
Current portion			7,641	11,312

Long-term portion			$65,415	$44,583

(a)	Netted against long-term debt and included in prepaid expenses and deposits (Note 5) are unamortized deferred financing fees of $410 (2016 - $183) and $323 (2016 - $Nil), respectively.

(b)

In April 2017, the Company entered into a new Credit Agreement with its bank, as Administrative Agent, and two other major Canadian banks, as Syndication Agents. The proceeds were used to repay, and extinguish, the previous long-term debt and bank indebtedness for total consideration of $66,953. No gain nor loss was recorded on this extinguishment. The new Credit Agreement provides the Company:

(i)

Facility A: Revolving secured demand term credit facilities of $17,000, to finance operating expenditures and bearing interest at the bank’s prime lending rate plus 2.0%. Of the $17,000 credit facilities, $4,000 can be used as letters of credit in favour of lessors for leased premises, bearing interest at 0.25% per annum. As at December 31, 2017, $2,753 has been used for letters of credit.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

9.	LONG-TERM DEBT (Cont’d)

(ii)

Facility B: Non-revolving term loan of $51,988, bearing interest at the bank’s prime lending rate plus 2.0% per annum. The principal is repayable in quarterly principal payments of $1,300 plus interest, with balance due on maturity of the facility. As at December 31, 2017, $49,389 remains payable.

(iii)

Facility C: Non-revolving term loan of US$11,635, bearing interest at the bank’s US base rate plus 2.0% per annum. The principal is repayable in quarterly principal installments of US$291 plus interest, with balance due on maturity of the facility. As at December 31, 2017, US$11,053 remains payable.

(iv)

Facility D: Revolving secured demand term credit facility of $30,000, to finance expenditures for revenue producing assets (Note 6) and property and equipment (Note 7) and bearing interest at the bank’s prime lending rate plus 2.0%. Additional interest of 0.7% is incurred on the unutilized portion of the available facility. The principal is repayable in quarterly principal payments equal to 3.125% of the outstanding principal amount plus interest, with balance due on maturity of the facility. As at December 31, 2017, $10,211 remains payable.

The above facilities mature in April 2020 and are secured by a general security agreement over the consolidated corporate assets of the Company and corporate guarantees of the Company’s subsidiaries.

(c)	The bank’s prime lending rate and US base rate at December 31, 2017 is 3.2% (2016 - 2.7%) and 4.8% (2016 - 4.3%), respectively.
(d)

The Company is required to comply with certain covenants stipulated in its loan agreement with its bank. The Company was in compliance with all financial bank covenants during the years ended, and as at, December 31, 2017 and December 31, 2016.

(e)	Included in finance costs is interest incurred and amortization of deferred financing costs of $3,960 (2016 - $2,304) and $472 (2016 - $215), respectively (Note 30).
(f)

The Company has entered into two (2016 - one) interest rate swap arrangements with its bank for notional amounts of $18,525 and US$6,175 (2016 - $18,750). As at December 31, 2017, the fair value of the interest rate swap arrangements is an asset of $44 (2016 - liability of $272). The Company pays fixed interest, on the notional amounts, of 1.9% (2016 - 2.2%), while its bank pays variable rates of Canada One Month Bankers’ Acceptances Rate and USD One Month LIBOR Rate, respectively (2016—Canada Bankers’ Acceptances Rate). The fair value of the interest rate swaps, as determined by its bank, is reflected on the consolidated statement of financial position. The interest rate swaps have a maturity of April 2020 (2016 - May 2018). Included in finance costs is an unrealized gain of $316 (2016 - $312) resulting from the change in fair value of the interest rate swaps (Note 30).

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

10.	PROMISSORY NOTES

	Maturity Date	Effective Interest Rate	December 31, 2017	December 31, 2016
Promissory notes, issued upon formation of the Company, bearing interest at 5% per annum, payable quarterly for $2,607 and annually for remainder. Principal due at maturity.	August 2018	5.0%	$7,938	$8,000
Promissory notes, issued as consideration for the acquisition of Chainsaw, denominated in USD bearing no interest. Principal repayable in equal annual installments in March 2018 and March 2019.	March 2019	8.0%	2,074	3,209
Promissory notes, issued as consideration for the acquisition of Chainsaw, denominated in USD bearing interest at 3.18% per annum, payable annually. Principal due at maturity.	June 2019	7.8%	3,923	3,996
Promissory notes, issued as consideration for the acquisition of Tattersall Sound & Picture, bearing interest at 5% per annum, payable quarterly. Principal due at maturity.	March 2020	5.0%	805	805
Promissory note, issued as consideration for the acquisition of Post Factory New York, denominated in USD, bearing interest at 5% per annum, payable quarterly. Principal due at maturity.	June 2020	5.0%	941	1,007
Promissory note, issued as consideration for the acquisition of Crossing Studios (Note 4(a)), bearing interest at 5% per annum, payable annually. Principal due at maturity.	August 2022	8.0%	887	—

Current portion			16,568	17,017
			9,036	1,153

Long-term portion			$7,532	$15,864

(a)	The above promissory note agreements are secured by a general security agreement subordinated to bank aggregate credit facilities (Note 9).
(b)	Included in finance costs is interest incurred and interest accreted on promissory notes of $680 (2016— $688) and $396 (2016—$440), respectively (Note 30).

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

11.	CONTINGENT CONSIDERATION

	Maturity Date	Effective Interest Rate	December 31, 2017	December 31, 2016
Adjustable promissory notes, issued as consideration for the acquisition of Crossing Studios (Note 4(a)), bearing no interest. Principal repayable in equal annual installments in February 2018, February 2019 and February 2020.	February 2020	23.0%	$1,222	$—

Adjustable promissory notes, issued as consideration for the acquisition of Pixel Underground, bearing interest at 5% per annum, payable annually. Principal due at maturity.	March 2019	23.0%	504	456

Adjustable promissory notes, issued as consideration for the acquisition of Pixel Underground, bearing no interest. Principal repayable in equal annual installments in March 2018, March 2019 and March 2020.	March 2020	23.0%	446	972

Obligation to issue shares, issued as consideration for the acquisition of Pixel Underground, bearing no interest. Payable in equal annual installments in March 2018, March 2019 and March 2020.	March 2020	23.0%	319	727

			2,491	2,155
Current portion			499	571

Long-term portion			$1,992	$1,584

(a)

Payments of contingent consideration are subject to adjustment based on the earnings before interest, income taxes, depreciation and amortization (“EBITDA”) of the respective acquisition, as defined in the share purchase agreements, in relation to annual performance targets.

As of December 31, 2017, the contingent consideration has been revalued and discounted to their fair value and reflect management’s updated best estimate of future cash flows. For the year ended December 31, 2017, a gain on revaluation of $540 (2016—loss of $580) has been recognized in the consolidated statement of earnings (loss) and comprehensive loss.

(b)	Included in finance costs is interest incurred and interest accreted on contingent consideration of $31 (2016—$29) and $316 (2016—$341), respectively (Note 30).

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

12.	FINANCE LEASE LIABILITIES

During the year ended December 31, 2016, the Company entered into a finance lease arrangement to finance certain revenue producing assets and property and equipment additions (Notes 6 and 7). The fair value, at inception, of the leased assets was $8,030. Lease payments of $179 are payable monthly, maturing December 2020. The Company has the option to purchase the leased assets, in January 2020, for $2,409.

During the year ended December 31, 2017, through the acquisition of Crossing Studios (Note 4(a)), the Company acquired finance leases arrangements with a fair value of $173.

The future minimum lease payments of the Company’s finance lease liabilities are as follows:

	2017	2016
Minimum lease payments
Less than one year	$2,245	$2,212
Between one and five years	4,795	6,889

Total minimum lease payments	7,040	9,101
Interest	(589)	(1,057)

Present value of minimum lease payments	6,451	8,044
Current portion	2,083	1,984

Long-term portion	$4,368	$6,060

Included in finance costs is interest incurred and interest accreted on finance lease liabilities of $233 (2016—$Nil) and $226 (2016—$29), respectively (Note 30).

During the year ended December 31, 2017, the Company entered into a finance lease arrangement to finance certain revenue producing assets (Note 6), which were subsequently sold to a different lessor with whom the Company entered into an operating lease arrangement. The Company recognized a gain of $405 in the consolidated statement of earnings (loss) and comprehensive loss resulting from the derecognition of the corresponding finance lease liability and revenue producing assets. Included in finance costs is interest incurred on this finance lease arrangement of $116 (2016—$Nil) (Note 30).

13.	DEFERRED LEASE INDUCEMENTS

The	Company has the following deferred lease inducements:

(a)

During the year ended December 31, 2016, the Company entered into an operating lease agreement for premises whereby the landlord committed to provide the Company with reduced rent during the periods of July 2016 to March 2017 and May 2021 and January 2022. During the year, the Company recognized a lease inducement recovery of $226 (2016—expense of $1,256) as an adjustment to occupancy costs. As at December 31, 2017, the unamortized portion of this deferred lease inducement is $1,030 (2016—$1,256).

(b)

During the year ended December 31, 2017, the Company entered into an operating lease arrangement for premises whereby the landlord committed to finance construction leasehold improvements of $1,900 (Note 7). Equal monthly payments of $14, inclusive of 3.5% per annum interest, are due until November 2031. As at December 31, 2017, the unamortized portion of this deferred lease inducement is $1,857 (2016—$Nil).

(c)	Other deferred lease inducements of $197 (2016—$Nil).

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

14.	REDEEMABLE PREFERRED SHARES

On November 1, 2016, the Company executed a share reorganization whereby the entirety of the issued and outstanding Class X and Class Y preferred shares were exchanged for common shares (Note 15(e)). Concurrently, the Class X and Class Y preferred shares were cancelled.

Prior to the share reorganization, the Company had Class X and Class Y preferred shares that had similar terms. Those preferred shares were non-cumulative and non-voting. They were redeemable and retractable at the option of the holder at $1 per share. The dividends distributed on those preferred shares were at the discretion of the Board of Directors and were not to exceed 3.125% per annum. The Company was authorized to issue an unlimited number of Class X and Class Y preferred shares. The preferred shares had been classified as a current liability given the redemption was at the option of the holder on demand.

	Class X		Class Y
	Number	Value	Number	Value	Total Value

Balance at January 1, 2016	26,882,211	$26,882	4,905,986	$4,906	$31,788
Issued (Note 15(a), and (c))	2,138,738	2,139	390,320	390	2,529
Acquisitions (Note 15(b), and (d))	420,315	420	76,708	77	497
Redeemed (Note 15(e))	(29,441,264)	(29,441)	(5,373,014)	(5,373)	(34,814)

Balance at December 31, 2016 and 2017	—	$—	—	$—	$—

During the year ended December 31, 2016, the Company paid in aggregate $930 in dividends for the holdings reflective during the year ended December 31, 2015, of which $786 and $144 were on the Class X redeemable preferred shares and Class Y redeemable preferred shares, respectively.

15.	SHARE CAPITAL

The Company is authorized to issue an unlimited number of common shares.

	Number	Value
Balance at January 1, 2016	230,800	$11,538
Issued (a) and (c)	18,362	1,521
Acquisitions (b) and (d)	3,609	299
Conversion of preferred shares into common shares (e)	420,313	34,814

Balance at December 31, 2016	673,084	48,172
Issued (g), (h), (j) and (k)	13,218	1,342
Acquisitions (f) and (i)	12,922	1,262

Balance at December 31, 2017	699,224	$50,776

(a)

On June 1, 2016, 227 common shares, 26,404 Class X preferred shares (Note 14) and 4,819 Class Y preferred shares (Note 14) were issued to an employee for cash proceeds of $50. The fair value of the shares issued is $50, which is comprised of $19, $26 and $5 for common shares, Class X preferred shares and Class Y preferred shares, respectively.

(b)

On June 21, 2016, 605 common shares, 70,426 Class X preferred shares (Note 14) and 12,853 Class Y preferred shares (Note 14) were issued as part of consideration given for the acquisition of Pixel Underground (Note 11). The fair value of the shares issued is $133, which is comprised of $50, $70, $13 for common shares, Class X preferred shares and Class Y preferred shares, respectively.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

15.	SHARE CAPITAL (Cont’d)

(c)

On June 23, 2016, 18,135 common shares, 2,112,334 Class X preferred shares (Note 14) and 385,501 Class Y preferred shares (Note 14) were issued to shareholders for cash proceeds of $4,000. The fair value of the shares issued is $4,000, which is comprised of $1,502, $2,112 and $386 for common shares, Class X preferred shares and Class Y preferred shares, respectively.

(d)

On September 30, 2016, 3,004 common shares, 349,889 Class X preferred shares (Note 14) and 63,855 Class Y preferred shares (Note 14) were issued as part of consideration given for the acquisition of Post Factory NY. The fair value of the shares issued is $663, which is comprised of $249, $350, $64 for common shares, Class X preferred shares and Class Y preferred shares, respectively.

(e)

On November 1, 2016, the Company executed a share reorganization whereby 29,441,264 Class X preferred shares (Note 14) and 5,373,014 Class Y preferred shares (Note 14) were converted for an aggregate 420,313 common shares. Each issued and outstanding Class X and Class Y preferred share was exchanged for 1/82.83 common shares.

(f)	On June 1, 2017, 3,158 common shares were issued as part of consideration given for the acquisition of Pixel Underground (Note 11). The fair value of the shares issued is $262.
(g)	On July 27, 2017, 603 common shares were issued to an employee for cash proceeds of $50, which represents the fair value.
(h)	On August 31, 2017, 9,764 common shares were issued to a shareholder for cash proceeds of $1,000, which represents the fair value.
(i)	On August 31, 2017, 9,764 common shares were issued as part of consideration given for the acquisition of Crossing Studios (Note 4(a)). The fair value of the shares issued is $1,000.
(j)	On October 20, 2017, 900 common shares were issued to shareholders for cash proceeds of $92, which represents the fair value.
(k)	On November 30, 2017, 1,951 common shares were issued to a shareholder for cash proceeds of $200, which represents the fair value.

16.	SHARE BASED PAYMENTS

The Company adopted a Key Employee Stock Option Plan in May 2013 (the “Plan”). The Plan is to incentivize, compensate and retain key employees providing value to the Company. The Board of Directors has 46,424 available stock options to grant under the Plan. As at December 31, 2017, 15,281 (2016 - 15,281) stock options have been granted under the Plan.

Additionally, the Board of Directors is authorized to grant an unlimited number of stock options, outside the scope of the Plan, to key management of the Company. As at December 31, 2017, 67,995 (2016 - 64,165) stock options have been granted by the Board of Directors, outside the scope of the Plan.

Effective November 1, 2016 and concurrent with a share reorganization (Note 15(e)) and cancellation of the Class X and Class Y preferred shares (Note 14), the previously granted stock option units in 2015 and 2016 were converted to acquire 2.66 common shares. Prior to the share reorganization, each granted stock option unit comprised of one common share, 116.48 Class X preferred shares and 21.26 Class Y preferred shares. As a result of the share reorganization the 24,096 stock option units, granted in 2015 and 2016, were converted at a multiple of 2.66 into 64,165 stock options. All stock option disclosures have been retrospectively adjusted to reflect the share reorganization as if it had occurred on January 1, 2016.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

16.	SHARE BASED PAYMENTS (Cont’d)

Stock option transactions and the number of stock options outstanding are summarized as follows:

	Number of Options	Weighted Average Exercises Price	Weighted Average Remaining Contractual Life (Years)
Balance at January 1, 2016	37,973	$68.39	9.0
Granted (a)	41,473	82.83	10.0

Balance at December 31, 2016	79,446	75.93	8.5
Granted (b)	3,830	102.50	10.0

Balance at December 31, 2017	83,276	$77.15	7.6

(a)

During the year ended December 31, 2016, the Company granted an aggregate of 41,473 stock options (or 15,592 stock option units prior to the share reorganization) with an aggregate fair value of $329 to key management, which will be recognized over the vesting periods. The total share based payments expense included in salaries and benefits during the year is $69 (2016—$228). The fair value of each option granted was estimated at the date of the grant when it became measurable using the Black-Scholes option pricing model with the following key assumptions at the measurement date:

Expected volatility	45%
Risk-free interest rate	0.7%
Option price	$83
Exercise price	$83
Expected life	2 years
Expected dividend yield	0%

The expected volatility of the stock options is based on comparable companies in the industry.

The vesting terms are as follows:

For 21,461 of the granted options, 50% of the options vested on April 15, 2016 with the remaining 50% to vest equally on the first day of each month commenced June 1, 2016 for a period of 18 months.

For 17,885 of the granted options, the options vest equally April 15, 2017, 2018, 2019 and 2020. The vesting of each anniversary is contingent on the Company meeting certain EBITDA targets for the previous four quarter periods. Management estimates that the Company will meet the EBITDA target on the first, second, third and fourth anniversaries.

For 2,127 of the granted options, the options vest equally January 1, 2017, 2018 and 2019. The vesting of each anniversary is contingent on the Company meeting certain EBITDA targets for the previous four quarter periods. Management estimates that the Company will meet the EBITDA target on the first, second and third anniversaries.

(b)	During the year ended December 31, 2017, the Company granted 3,830 stock options with a fair value of $102 to key management, which will be recognized over the vesting period. The total share based

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

16.	SHARE BASED PAYMENTS (Cont’d)

payments expense included in salaries and benefits during the year is $55 (2016—$Nil). The fair value of each option granted was estimated at the date of the grant when it became measurable using the Black-Scholes option pricing model with the following key assumptions at the measurement date:

Expected volatility	45%
Risk-free interest rate	1.2%
Unit price	$103
Exercise price	$103
Expected life	2 years
Expected dividend yield	0%

The expected volatility of the stock options is based on comparable companies in the industry.

The options vest equally on August 17, 2018, 2019 and 2020 and 2021. The vesting of each anniversary is contingent on the Company meeting certain EBITDA targets for the respective fiscal year. Management estimates that the Company will meet the EBITDA target on the first, second, third and fourth anniversaries.

(c)	Included in salaries and benefits is share based payment expense of $31 (2016—$55) relating to stock options issued during the year ended December 31, 2015.

The Company has the following options issued as at December 31, 2017:

Number of Options Granted	Number of Options Exercisable (a)	Exercise Price	Expiry Date
15,281	15,281	$46.94	May 1, 2023
22,693	11,347	$82.83	May 28, 2025
39,345	25,932	$82.83	April 14, 2026
2,127	709	$82.83	May 16, 2026
3,830	—	$102.50	August 17, 2027

83,276	53,269

(a)	Upon a ‘change in control’ event, as defined in the respective agreements, all unvested options accelerate to be fully vested.

The Company had the following options issued as at December 31, 2016:

Number of Options Granted	Number of Options Exercisable	Exercise Price	Expiry Date
15,281	15,280	$46.94	May 1, 2023
22,693	5,674	$82.83	May 28, 2025
39,345	14,903	$82.83	April 14, 2026
2,127	—	$82.83	May 16, 2026

79,446	35,857

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

17.	RESTRUCTURING COSTS

During the year ended December 31, 2016, the Company made the decision, and implemented irreversible steps, to restructure its strategic planning whereby the operations and assets in its geographic location of China were relocated to Los Angeles, United States and Toronto, Canada. Total costs incurred attributed to this restructuring are $136 (2016—$454). As at December 31, 2017, the Company has substantially completed its restructuring plan, including the satisfaction of all operating lease commitments. Accordingly, management estimates that no further restructuring costs are to be incurred.

During the years ended December 31, 2017 and 2016, the Company made the decision, and implemented irreversible steps, to restructure its Executive Committee to better manage the strategic direction of the Company. Total severance payments incurred in 2017 related to this restructuring is $687 (2016—$1,339).

During the year ended December 31, 2017, the Company implemented and began executing the process to rebrand its trade names, whereby they were consolidated to one common trade name. Total costs incurred in 2017 attributed to this initiative are $737 (2016—$156).

During the year ended December 31, 2017, the Company implemented and began executing internal systems upgrade initiatives. Total research costs incurred in 2017 attributed to these initiatives are $321 (2016—$Nil). Development costs incurred attributed to these initiatives are recognized as cost additions to intangible assets (Note 8).

18.	EARNINGS (LOSS) PER SHARE

	2017	2016
Numerator
Net earnings (loss)	$(868)	$523

Denominator
Weighted average number of common shares outstanding—basic	682,057	642,987
Effect of dilutive stock options	—	35,857

Weighted average number of common shares outstanding—diluted	682,057	678,844

Earnings (loss) per share
Basic	$(1.27)	$0.81
Diluted	$(1.27)	$0.77

The effect of 53,269 options have been excluded from the diluted calculation for 2017 because this effect would be anti-dilutive.

19.	RELATED PARTY TRANSACTIONS

Amounts Due from Shareholders

The amounts due from shareholders are unsecured, have no specific terms of repayment and are not expected to be repaid prior to January 1, 2019. As at December 31, 2017, $227 (2016—$227) bears interest at 1%, while the remainder is non-interest bearing.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

19.	RELATED PARTY TRANSACTIONS (Cont’d)

Related Party Transactions

During the year, the Company paid management fees and acquisition costs to an affiliate of the controlling shareholder in the amount of $250 and $75 (2016—$250 and $Nil), respectively.

During the year, the Company paid transaction costs of $45 (2016—$32) to an affiliate of the Chair of the Board.

Management Remuneration Agreements

Concurrent with the acquisition of Chainsaw, provision for remuneration of services to be rendered through to June 2019 by personnel (former shareholders of Chainsaw and current shareholders of the Company) is provided in the form of promissory note agreements with a principal of US$2,000, payable in quarterly principal payments of US$100 and bearing interest at 3.2% payable annually.

During the year ended December 31, 2017, the Company recorded remuneration expense of $519 (2016— $522).

Key Management Compensation

Key management are those persons having authority and responsibility for planning, directing and controlling the activities, directly or indirectly, of the Company. The compensation of key management of the Company consists of short-term compensation and share-based payments of $3,481 (2016—$2,573) and $128 (2016—$140).

20.	COMMITMENTS

The approximate minimum rental payments under operating leases for occupancy and equipment, expiring between March 2018 through November 2031, exclusive of insurance and other occupancy charges, are as follows:

2018	$14,345
2019	15,234
2020	13,166
2021	9,714
2022	11,007
thereafter	35,963

$99,429

Included in the above are amounts for operating lease arrangements for equipment with a combined fair value of $6,729. The equipment was initially acquired by the Company (Note 6) and subsequently sold to a lessor in a sale-leaseback arrangement.

Additionally, the Company is obligated to pay annual management fees of $250 (2016—$250) to the controlling shareholder up until May 2018.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

21.	INCOME TAXES

Provision for Income Taxes

The provision for income taxes is comprised of the following:

	2017	2016
Current tax	$3,215	$1,795

Deferred tax (recovery)
Origination and reversal of temporary differences	(4,012)	(1,664)
Change in recognized temporary differences and tax losses	(1,282)	—

Net deferred tax (recovery)	(5,294)	(1,664)

	$(2,079)	$131

The Company’s effective income tax rate differs from the amount that would be computed by applying the combined federal and provincial statutory rate of 26.8% (2016—26.5%) to the net earnings for the year. A reconciliation of the difference is as follows:

	2017	2016
Earnings (loss) before income taxes	$(2,947)	$654
Statutory rate	26.8%	26.5%

Expected income tax expense (recovery)	$(790)	$173
Adjustments:
Non-deductible expenses	570	1,349
Effect of change in tax rates	(529)	—
Foreign tax rate differential	(84)	(1,291)
Change in recognized temporary differences and tax losses	(1,282)	—
Other	36	(100)

Income tax expense (recovery)	$(2,079)	$131

Deferred Income Taxes

The movement of the net deferred tax liability is as follows:

	2017	2016
Balance, beginning	$(13,240)	$(14,987)
Recognized in profit or loss	5,294	1,664
Acquired in a business combination (Note 4)	(840)	—
Other	4	83

Balance, ending	$(8,782)	$(13,240)

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

21.	INCOME TAXES (Cont’d)

Deferred Income Taxes (Cont’d)

The temporary differences that give rise to recognized deferred income tax assets (liabilities) are as follows:

	2017	2016
Deferred tax assets
Operating loss carry forwards	$4,848	$2,720
Finance lease liabilities	1,729	2,128
Other	348	—
Gross deferred tax asset	6,925	4,848

Set-offs	(2,536)	(4,848)

Net deferred tax asset	$4,389	$—

The Company has recognized a net deferred tax asset of $4,389 (2016—$Nil) in the United States, primarily related to operating loss carry forwards based on its estimate of future operating profits in the United States.

Deferred tax liabilities

Revenue producing assets, property and equipment and intangible assets	$(15,707)	$(17,983)
Other	—	(105)

Gross deferred tax liability	(15,707)	(18,088)
Set-offs	2,536	4,848

Net deferred tax liability	$(13,171)	$(13,240)

Recognized deferred income taxes are calculated at the substantively enacted tax rates applicable to the respective jurisdictions, based on estimates of when temporary difference will reverse.

As at December 31, 2017, the Company has recognized operating loss carry forwards for income tax purposes in the United States of $16,833. These can be used to reduce future operating taxable income and expire as follows:

2032	$1,626
2036	4,586
2037	10,621

$16,833

As at December 31, 2017, the Company has an unrecognized deferred tax asset associated with capital loss carry forwards in Canada of $4,965. Capital losses do not expire. A deferred tax asset has not been recognized because it is not probable that future capital gains will be available against which the benefit can be utilized.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

22.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company is exposed to various risks through its financial instruments. The following analysis provides a measure of the Company’s risk exposure and concentrations at December 31, 2017.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, due from shareholders, bank indebtedness and accounts payable and accrued liabilities approximate fair value due to the short-term maturities of these instruments.

The carrying value approximates its fair value for long-term debt, promissory notes and interest rate swap due to available market information and estimated interest rates.

The following have key inputs not observable in the market and therefore classified at a level 3 in the fair value hierarchy:

(a)

Interest rate swap (Note 9) has been determined by the Company’s bank’s internal proprietary pricing models and estimates on certain assumptions, and on available market data, which may be internally generated.

Reasonable changes in these assumptions would not have a material effect on the valuation of interest rate swap.

(b)

Contingent consideration (Note 11) is discounted to its present value using a discounted cash flow model, which requires the use of management estimates for key inputs including the probabilities of achieving performance targets, the probability of the acceleration of payments and the discount rate. The discount rate applied is 23%.

Reasonable changes in these assumptions would not have a material effect on the valuation of contingent consideration.

Currency Risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company operates in foreign jurisdictions and also conducts certain of its sales, purchases, expenses, loans and promissory notes in US dollars. Consequently, some assets and liabilities are exposed to foreign exchange fluctuations. The Company does not use derivative financial instruments to reduce its exposure to this risk but since it has both sales and expenditure transactions in foreign currency, this risk is partially mitigated.

A 1% change in the foreign exchange rate would result in a change of approximately $235 (2016—$240) in the reported comprehensive loss.

Liquidity Risk

Liquidity risk is the risk of the Company’s inability to meet its financial obligations as they come due. The Company actively manages its liquidity risk with its revolving demand credit facilities (Note 9), commitments and maturities and capital structure. The Company also manages liquidity risk by continually monitoring actual and projected cash flows to ensure it has sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

22.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (Cont’d)

Liquidity Risk (Cont’d)

As of December 31, 2017, the Company has a net working capital deficiency of $16,209 (2016—$13,701).

The table below sets out the undiscounted contractual cash maturities of the Company’s financial liabilities as at December 31, 2017:

Contractual	Anticipated Settlement Within Three Months	Anticipated Settlement Within One Year	Anticipated Settlement Five Years	Total Within Obligation
Accounts payable and accrued liabilities	$10,655	$817	$—	$11,472
Deferred revenue and customer deposits	389	601	—	990
Long-term debt (a)	1,984	5,892	65,590	73,466
Promissory notes (a)	1,098	7,938	8,042	17,078
Contingent consideration (a)	177	2,346	195	2,718
Finance lease liabilities	507	1,709	4,510	6,726

	$14,810	$19,303	$78,337	$112,450

(a)

Within 30 days of a ‘change in control’, ‘liquidity’ or ‘IPO’ event, as defined in the respective agreements, these contractual obligations are subject to acceleration requirements at the sole discretion of the respective holder, to be payable immediately. The business combination agreement described in Note 24(c) does not meet the aforementioned definitions until it is closed.

Credit Risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The Company is primarily exposed to credit risk from its accounts receivable. The Company provides credit to its customers in the normal course of its operations and does not have a significant exposure to any individual customer. The Company has also adopted credit policies which include the analysis of the financial position of its customers and the regular review of their credit limits. As at December 31, 2017, the Company has recorded an allowance for doubtful accounts of $166 (2016— $220). The Company’s normal credit terms are payment within 30 days. As at December 31, 2017, the Company has accounts receivable greater than 30 days of approximately $6,791 (2016—$5,077).

The Company carries out its day to day banking at a major reputable financial institution, and accordingly, is exposed to the risk of losses beyond the financial institution’s insured limits for depositors.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to cash flow interest rate risk on its floating rate bank indebtedness and long-term debt.

The Company has entered into an interest rate swap arrangement (Note 9) to limit its exposure to fluctuations in the interest rates subjecting the Company to fair value risk. Gains or losses arising from the change in fair values are recognized in the net earnings.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

22.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (Cont’d)

Interest Rate Risk (Cont’d)

A 1% change in interest rates would result in a change of approximately $472 (2016 - $240) in the reported comprehensive loss.

23.	CAPITAL MANAGEMENT

The Company defines its capital as shareholders’ equity.

The Company manages its capital structure and makes adjustments to it based on the funds available in order to support its operations. The primary objective of the Company’s capital management is to ensure that it maintains healthy capital ratios to support its business and maximize shareholder value.

The Company does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

The Company has externally imposed restrictions in the form of certain financial covenants stipulated in its loan agreement with its bank (Note 9).

Management reviews its capital management approach on a quarterly basis. Management believes that its approach is reasonable. There were no changes in the Company’s approach to capital management during the year ended December 31, 2017.

24.	SUBSEQUENT EVENTS

(a)

On January 1, 2018, Tattersall Sound & Picture Inc., Pixel Underground Inc., The Crossing Studios Ltd. and SIM Crew Productions Limited amalgamated and continued on under the name of SIM Media Limited, a new subsidiary of the Company.

(b)

On August 9, 2018, the Company executed an amendment to its Credit Agreement (Note 9) whereby the borrowing capacity of Facility B increased by $8,000. The Company drew the $8,000 and used the funds to repay the promissory notes that mature August 2018 (Note 10).

On September 27, 2018, the Company executed an amendment to its Credit Agreement (Note 9) whereby certain terms and financial covenants were amended.

(c)

On September 13, 2018, the Company entered into a business combination agreement with Saban Capital Acquisition Corp., a publicly traded special purpose acquisition company, and Panavision Inc., a designer, manufacturer and provider of high precision optics and camera technology and a provider of production-critical equipment and services (the “business combination agreement”), whereby the acquiring entity will obtain 100% ownership of the Company. The closing will take place once all conditions of the business combination agreement are satisfied or waived, which is expected to occur during the three-month period ending March 31, 2019. As consideration, the Company’s shareholders will receive 3,100,000 common shares, with a deemed value of US$31,000, in the acquiring entity and US$110,000 cash. The cash consideration will be adjusted for closing net working capital targets and capital expenditure targets, as defined in the business combination agreement. The cash proceeds will be used to satisfy all long-term liability obligations and the Company will be acquired on a debt-free basis.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

24.	SUBSEQUENT EVENTS (Cont’d)

(d)

On September 27, 2018, the Company entered into a debenture agreement with its controlling shareholder for $6,750, bearing interest at 10.0% per annum. This debenture matures December 2020 and is secured by a general security agreement over the consolidated corporate assets of the Company, subordinated to the Company’s Credit Agreement with its bank (Note 9).

(e)

On September 27, 2018, the Company granted 72,518 warrants to its controlling shareholder. Each warrant entitles the holder to purchase one common share of the Company. These warrants vest at the later of January 27, 2019 and the termination of the business combination agreement (Note 24(c)). The exercise price of each warrant is equal to the anticipated closing consideration per common share of the business combination agreement. These warrants expire at the earlier of closing of the business combination agreement or December 2020.

The fair value of these warrants is $nil as the Company anticipates to close the business combination agreement, thereby resulting in the warrants not vesting and expiring.

25.	SEGMENTED INFORMATION

The Company’s operating segments are Camera, Lighting & Grip, Studios and Post (Note 3). Management monitors the operating results of the Company’s segments separately for the purpose of making decisions about resources to be allocated and of assessing performance. Segment performance is evaluated based on results in the tables below. Segment results include items directly attributable to a segment. Corporate costs are managed on a group basis.

The following is segmented information for the year ended December 31, 2017:

	Camera	Lighting & Grip	Studios	Post	Corporate	Total
Revenue from external customers and miscellaneous other income	$35,938	$52,160	$3,731	$55,956	$—	$147,785

Expenses
Cash operating costs	19,710	14,741	1,774	13,932	3,991	54,148
Salaries and benefits	6,803	10,543	337	39,082	5,048	61,813

Total expenses	26,513	25,284	2,111	53,014	9,039	115,961

Adjusted operating earnings (loss) (a)	9,425	26,876	1,620	2,942	(9,039)	31,824
Non-cash operating costs and salaries (a)	—	—	—	—	1,522	1,522
Amortization	—	—	—	—	24,849	24,849
Restructuring, transaction and acquisition costs	—	—	—	—	2,882	2,882
Other items	—	—	—	—	5,518	5,518

Earnings (loss) before income taxes	$9,425	$26,876	$1,620	$2,942	$(43,810)	$(2,947)

Capital expenditures (b)	$3,812	$14,280	$4	$6,102	$2,127	$26,325

(a)

Adjusted operating earnings (loss) is calculated as operating earnings (loss) minus management fees (Note 27), loss (gain) on disposal of revenue producing assets (Note 27), write-off of obsolete equipment (Note 27) and share based payments (Note 16).

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

25.	SEGMENTED INFORMATION (Cont’d)

(b)

Capital expenditure consists of cost additions to revenue producing assets (Note 6) and property and equipment (Note 7), and excludes cost additions relating to equipment used in a sale-leaseback arrangement (Note 6).

The following is segmented information for the year ended December 31, 2016:

	Camera	Lighting & Grip	Studios	Post	Corporate	Total
Revenue from external customers and miscellaneous other income	$33,260	$50,369	$—	$57,778	$—	$141,407

Expenses
Cash operating costs	17,577	17,435	—	13,632	3,910	52,554
Salaries and benefits	5,774	9,982	—	37,102	4,535	57,393

Total expenses	23,351	27,417	—	50,734	8,445	109,947

Adjusted operating earnings (loss) (a)	9,909	22,952	—	7,044	(8,445)	31,460
Non-cash operating costs and salaries (a)	—	—	—	—	709	709
Amortization	—	—	—	—	22,368	22,368
Restructuring, transaction and acquisition costs	—	—	—	—	3,098	3,098
Other items	—	—	—	—	4,631	4,631

Earnings (loss) before income taxes	$9,909	$22,952	$—	$7,044	$(39,251)	$654

Capital expenditures (b)	$4,948	$22,468	$—	$9,682	$5,474	$42,572

(a)

Adjusted operating earnings (loss) is calculated as operating earnings (loss) minus management fees (Note 27), loss (gain) on disposal of revenue producing assets (Note 27), write-off of obsolete equipment (Note 27) and share based payments (Note 16).

(b)	Capital expenditure consists of cost additions to revenue producing assets (Note 6) and property and equipment (Note 7).

The following is geographic information:

	2017		2016
Revenue
Canada	$96,281	65%	$89,561	64%
United States	51,504	35%	51,196	36%

	$147,785	100%	$140,757	100%

Non-current assets
Canada	$120,146	73%	$107,031	72%
United States	43,933	27%	41,284	28%

	$164,079	100%	$148,315	100%

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

26.	REVENUE

	2017	2016
Production services	$89,863	$81,723
Post production services	55,067	55,601
Product sales	2,855	3,433

	$147,785	$140,757

27.	OPERATING COSTS

	2017	2016
Advertising and promotion	$1,075	$1,113
Bad debts	133	34
Bank charges	275	238
Cost of goods sold	1,882	2,162
Equipment operating cost	447	665
Equipment rentals and operating leases (Note 20)	21,235	21,644
Equipment repairs and maintenance	2,909	3,327
Freight and delivery	1,916	2,868
Hotel and travel	1,682	1,445
Insurance	923	875
Management fees (Note 19)	250	250
Occupancy costs and utilities (Note 20)	16,102	13,069
Office and general	4,140	4,003
Professional fees	1,451	1,222
Gain on foreign exchange	(22)	(111)
Loss (gain) on disposal of revenue producing assets	97	(654)
Write-off of obsolete equipment	1,020	830

	$55,515	$52,980

28.	AMORTIZATION

	2017	2016
Revenue producing assets (Note 6)	$15,189	$13,981
Property and equipment (Note 7)	5,355	4,693
Intangible assets (Note 8)	4,305	3,694

	$24,849	$22,368

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Year Ended December 31, 2017

29.	RESTRUCTURING, TRANSACTION AND ACQUISITION

	2017	2016
Restructuring costs (Note 17)	$2,425	$2,304
Transaction costs (Note 19)	53	758
Acquisition costs (Notes 4 and 19)	404	36

	$2,882	$3,098

30.	FINANCE COSTS, NET

	2017	2016
Interest on bank indebtedness and long-term liabilities (Notes 9, 10, 11 and 12)	$5,020	$3,457
Accretion on long-term liabilities and amortization of deferred financing costs (Notes 9, 10, 11 and 12)	1,410	1,067
Other interest	124	—
Unrealized gain on interest rate swap (Note 9)	(316)	(312)

	$6,238	$4,212

31.	SUPPLEMENTAL CASH FLOW INFORMATION

	2017	2016
Net changes in non-cash operating working capital
Accounts receivable	$(2,483)	$(1,118)
Inventory	(94)	233
Prepaid expenses and deposits	(401)	458
Accounts payable and accrued liabilities	2,503	(593)
Deferred revenue and customer deposits	589	—
Income taxes payable	733	472

	$847	$(548)

Items not affecting cash
Amortization	$24,849	$22,368
Deferred lease inducement	(226)	1,256
Deferred income taxes	(5,294)	(1,664)
Finance costs	1,094	755
Gain on liability derecognition	(405)	—
Loss (gain) on disposal of revenue producing assets	97	(654)
Loss (gain) on revaluation of contingent consideration	(540)	580
Loss (gain) on unrealized foreign exchange	225	(161)
Restructuring costs	—	173
Share based payments	155	283
Write-off of obsolete equipment	1,020	830

	$20,975	$23,766

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of SIM Video International Inc.

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of SIM Video International Inc. and its subsidiaries which comprise the consolidated statements of financial position as of December 31, 2016 and 2015, the related consolidated statements of earnings and comprehensive income (loss), changes in equity and cash flows for the years then ended, and the related notes to the consolidated financial statements, which, as described in note 2 to the consolidated financial statements, have been prepared on the basis of International Financial Reporting Standards as issued by the International Accounting Standards Board.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SIM Video International Inc. and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

As discussed in note 2 to the consolidated financial statements, SIM Video International Inc. prepared its consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, which differs from U.S. generally accepted accounting principles. Our opinion is not modified with respect to this matter.

/s/ RSM Canada LLP

Chartered Professional Accountants

Licensed Public Accountants

December 11, 2018

Toronto, Ontario

SIM Video International Inc.

Consolidated Statements of Earnings and Comprehensive Income (Loss)

(in thousands of Canadian dollars, except per share amounts)

	Year Ended 2016	Year Ended 2015
Revenue (Note 25)	$140,706	$119,379

Expenses
Operating costs (Note 26)	53,119	44,481
Salaries and benefits (Notes 15 and 19)	57,537	48,387
Amortization (Note 27)	22,368	16,305
Restructuring, transaction and acquisition (Note 28)	3,098	2,637

Total expenses	136,122	111,810

Earnings before other items and income taxes	4,584	7,569

Other items
Finance costs (Note 29)	4,212	3,737
Unrealized foreign exchange loss (gain)	(161)	2,129
Miscellaneous other income	(701)	(47)
Revaluation of contingent consideration (Note 11)	580	—

Total other items	3,930	5,819

Earnings before income taxes	654	1,750
Income taxes (Notes 21 and 30)	131	1,497

Net earnings	523	253

Other comprehensive income
Items that may be reclassified to net earnings:
Foreign currency translation of foreign operations	(1,357)	3,516

Total comprehensive income (loss)	$(834)	$3,769

Earnings per share
Basic earnings per share (Note 18)	$0.81	$0.42
Diluted earnings per share (Note 18)	$0.77	$0.41

See accompanying notes

SIM Video International Inc.

Consolidated Statements of Financial Position

(in thousands of Canadian dollars)

	December 31, 2016	December 31, 2015
Assets
Current
Cash	$1,452	$1,001
Accounts receivable	15,801	14,387
Inventory	650	770
Prepaid expenses and deposits	1,964	2,469

	19,867	18,627
Non-current
Revenue producing assets (Note 5)	67,199	54,998
Property and equipment (Note 6)	20,729	10,475
Deposits on revenue producing assets	382	1,120
Due from shareholders (Note 19)	305	310
Intangible assets (Note 7)	17,549	20,686
Goodwill (Note 4)	41,691	42,049

Total assets	$167,722	$148,265

Liabilities
Current
Bank indebtedness (Note 8)	$5,373	$7,013
Accounts payable and accrued liabilities	11,070	11,633
Income taxes payable	1,645	1,193
Current portion of long-term debt (Note 9)	11,312	8,193
Current portion of promissory notes (Note 10)	1,153	1,188
Current portion of contingent consideration (Note 11)	571	643
Current portion of finance lease liability (Note 12)	1,984	—
Redeemable preferred shares (Note 13)	—	31,788

	33,108	61,651
Non-current
Long-term debt (Note 9)	44,583	37,733
Promissory notes (Note 10)	15,864	16,708
Contingent consideration (Note 11)	1,584	—
Finance lease liability (Note 12)	6,060	—
Interest rate swap	272	584
Deferred lease inducement (Note 20)	1,256	—
Deferred income taxes (Note 21)	13,240	14,987

Total liabilities	115,967	131,663

Shareholders’ Equity
Capital stock (Note 14)	48,172	11,538
Contributed surplus	936	653
Accumulated other comprehensive income	2,952	4,309
Retained earnings (Deficit)	(305)	102

Total equity	51,755	16,602

Total liabilities and equity	$167,722	$148,265

Commitments (Note 20)
Subsequent events (Note 33)

See accompanying notes

SIM Video International Inc.

Consolidated Statements of Changes in Equity

(in thousands of Canadian dollars)

For the Years Ended December 31, 2016 and 2015

	Share Capital		Contributed Surplus	Accumulated Other Comprehensive Income	Retained Earnings (Deficit)	Total
	Number of Common Shares	Amount
Balance at January 1, 2015	207,316	$9,550	$580	$793	$737	$11,660
Common shares issued (Notes 14 and 19)	12,296	1,019	—	—	—	1,019
Acquisitions (Note 14)	12,241	1,014	—	—	—	1,014
Redemption of common shares (Note 14)	(1,053)	(45)	(34)	—	—	(79)
Share based payments (Note 15)	—	—	107	—	—	107
Net earnings	—	—	—	—	253	253
Dividends (Note 13)	—	—	—	—	(888)	(888)
Currency translation adjustment	—	—	—	3,516	—	3,516

Balance at December 31, 2015	230,800	11,538	653	4,309	102	16,602
Common shares issued (Note 14)	18,362	1,521	—	—	—	1,521
Acquisition of Pixel Underground (Note 14)	3,609	299	—	—	—	299
Share exchange (Note 14)	420,313	34,814	—	—	—	34,814
Share based payments (Note 15)	—	—	283	—	—	283
Net earnings	—	—	—	—	523	523
Dividends (Note 13)	—	—	—	—	(930)	(930)
Currency translation adjustment	—	—	—	(1,357)	—	(1,357)

Balance at December 31, 2016	673,084	$48,172	$936	$2,952	$(305)	$51,755

See accompanying notes

SIM Video International Inc.

Consolidated Statements of Cash Flows

(in thousands of Canadian dollars, except per share amounts)

	Year Ended 2016	Year Ended 2015
Cash provided by (used in)
Operations
Net earnings	$523	$253
Items not affecting cash
Amortization (Note 27)	22,368	16,305
Deferred lease inducement	1,256	—
Deferred income taxes	(1,664)	(334)
Finance costs	755	628
Loss (gain) on disposal of revenue producing assets	(654)	135
Restructuring costs	173	—
Revaluation of contingent consideration	580	—
Salaries and benefits	283	107
Unrealized foreign exchange loss (gain)	(161)	2,129
Write-off of obsolete equipment	830	263

	24,289	19,486
Net changes in non-cash working capital (Note 31)	(548)	655

	23,741	20,141

Investing
Acquisitions, net of cash acquired (Note 4)	149	(4,294)
Proceeds from disposal of revenue producing assets	731	470
Purchase of revenue producing assets	(19,101)	(16,760)
Purchase of property and equipment	(15,365)	(3,826)

	(33,586)	(24,410)

Financing
Proceeds from bank indebtedness	—	4,642
Proceeds from long-term debt	20,185	8,071
Repayment of bank indebtedness	(1,520)	—
Repayment of long-term debt	(10,111)	(9,750)
Repayment promissory notes and contingent consideration	(1,321)	—
Finance lease payments	(57)	—
Issuance of shares	4,050	2,712
Redemption of shares	—	(224)
Dividends	(930)	(888)

	10,296	4,563

Net change in cash	451	294
Cash, beginning of year	1,001	707

Cash, end of year	$1,452	$1,001

Supplemental Disclosure
Cash paid for interest	$2,997	$2,967
Cash paid for income taxes	$1,337	$1,306

See accompanying notes

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

1.	NATURE OF BUSINESS

SIM Video International Inc. (the “Company”), leases out cameras, lenses, lighting equipment and related accessories and provides services to the broadcast, television and film industries. The Company operates in several jurisdictions, namely Canada and the United States of America (“United States”). These jurisdictions offer tax credit programs to the Company’s customers, which stimulate the media and entertainment industry. The Company’s registered head office is 1 Atlantic Avenue, Suite 110, Toronto, Ontario M6K 3E7.

The consolidated financial statements of the Company include the accounts of SIM Video International Inc.(a), the parent company, and its wholly-owned subsidiaries. The wholly-owned subsidiaries, with associated functional currency, are as follows:

Entity	Functional Currency
Chainsaw, Inc. (“Chainsaw”)	US dollars
SIM Video Los Angeles, Inc.	US dollars
SIM Digital New York Inc.	US dollars
SIM Video Atlanta, Inc.	US dollars
Tattersall Sound & Picture (b)	Canadian dollars
Pixel Underground (c)	Canadian dollars
The SIM Group US Inc.	US dollars
The SIM Group US Payroll Inc.	US dollars
SIM High Definition Video Equipment Rental (Beijing) Co. Ltd.	Chinese Yuan Renminbi
SIM Digital Wilmington, Inc.	US dollars
SIM Crew Productions Limited	Canadian dollars

(a)	On January 1, 2016, SIM Video International Inc. and its wholly-owned subsidiary, P.S. Production Services Inc., amalgamated and continued on under the name of SIM Video International Inc.

(b)	Collectively consisting of Loose Hound Inc., Lupino II Inc., Gibson Empire II Inc., Dardemm Holdings Inc. and their collectively wholly-owned subsidiary, 1568799 Ontario Corp. (Note 33).

(c)

Collectively consisting of United Federal Fiat Reserve Inc., 2294588 Ontario Inc., Stationex Inc. and their collectively wholly-owned subsidiaries, Fini Films Inc. and Pixel Underground Inc. (Note 33).

The Company reports its results of its operations in three segments: Camera, Lighting & Grip and Post (Note 3).

2.	BASIS OF PREPARATION AND MEASUREMENT

Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”).

The consolidated financial statements were authorized for issue by the Board of Directors on December 11, 2018.

Basis of Consolidation

The consolidated financial statements comprise the accounts of SIM Video International Inc., the parent company, and its controlled subsidiaries. The Company accounts for its controlled subsidiaries using the

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

2.	BASIS OF PREPARATION AND MEASUREMENT (Cont’d)

Basis of Consolidation (Cont’d)

consolidation method of accounting from the date that control commences and deconsolidated from the date control ceases. Consolidated financial statements are prepared using uniform accounting policies for like transactions and other events in similar circumstances.

Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Company controls an investee if and only if the Company has all the following:

(a)	power over the investee;

(b)	exposure, or rights, to variable returns from its involvement with the investee; and

(c)	the ability to use its power over the investee to affect the amount of the investor’s returns.

All transactions and balances between the Company and its subsidiaries are eliminated on consolidation, including unrealized gains and losses on transactions between companies.

Basis of Measurement

These consolidated financial statements have been prepared on a historic cost basis except for financial instruments classified as fair value through profit or loss, which are stated at their fair value. In addition, these consolidated financial statements have been prepared using the accrual basis of accounting.

These consolidated financial statements of the Company are presented in Canadian dollars, which is also the functional currency of the parent Company, SIM Video International Inc. All currency amounts have been recorded to the nearest thousand dollars, unless otherwise indicated. The functional currency of the subsidiaries included in these consolidated financial statements are described in Note 1.

Use of Estimates and Judgments

The preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting year. By their nature, these estimates are subject to measurement uncertainty and are reviewed periodically and adjustments, if necessary, are made in the year which they are identified. Actual results could differ from those estimates.

Significant estimates in connection with these consolidated financial statements include allowance for uncollectible accounts receivable; estimated useful life of property and equipment, revenue producing assets and definite life intangible assets; determination of the recoverable amount of goodwill and indefinite life intangible assets; valuation of net assets acquired and contingent consideration given up by way of business combinations; amounts recorded as accrued liabilities, deferred income taxes and provisions; determination of the fair value of capital stock transactions; and inputs used in the valuation of options granted.

Significant judgments in connection with these consolidated financial statements include determination of the acquisition date of business combinations; determination of functional currency; the application of the recognition policy adopted for leasing and rental revenues and classification of assets; determination of lease classification between finance and operating; and allocation of liabilities between current and non-current.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

3.	SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below.

Revenue Recognition

Production revenues are comprised of leasing and rental revenues of production equipment and are recognized in income on a straight line basis in accordance with the terms of the agreement and when collectibility is reasonably assured.

Post production revenues are recognized on the percentage-of-completion method. Under this method, a proportion of the total contract price is recorded as income in the ratio that the actual costs to date are of the total estimated costs of the contract.

Revenues from product sales are recognized when title to the goods is transferred to customers, the selling price is fixed and determinable and collectibility is reasonably assured.

Accounts Receivable

Accounts receivable are amounts due from customers for goods sold or services rendered in the ordinary course of business. Accounts receivable are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for uncollectible amounts.

The Company provides for bad debts by establishing an allowance for doubtful accounts based on its best estimate of any potentially uncollectible accounts. Uncertainty relates to the actual collectibility of the customer balances that can vary from management’s estimates and judgments.

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable and accrued liabilities are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities. Accounts payable and accrued liabilities are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

Inventory

Inventory consists of equipment and accessories held for resale and is valued at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis. Net realizable value is determined based on the most recent sales price less selling costs.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

3.	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Revenue Producing Assets & Property and Equipment

Revenue producing assets and property and equipment are recorded at cost less write downs for obsolescence and accumulated amortization. Amortization is provided over their estimated useful lives at the undernoted rates and methods:

Revenue producing assets

Camera equipment	-	20% declining balance
Generators	-	20% declining balance
Lighting and grip	-	20% declining balance
Playback equipment	-	20% declining balance
Post production equipment	-	20% declining balance

Property and equipment

Computer equipment	-	30% declining balance
Computer software	-	2 years straight-line
Furniture and fixtures	-	20% declining balance
Leasehold improvements	-	3-20 years straight-line
Office and other equipment	-	20% declining balance
Spare globes	-	2 years straight-line
Vehicles	-	30% declining balance

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period. Any gain or loss arising on disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in the consolidated statement of earnings and comprehensive income (loss).

Costs related to the servicing and maintenance of revenue producing assets and property and equipment are recognized, as incurred, in the consolidated statement of earnings and comprehensive income (loss).

Business Combinations

Business combinations are accounted for using the acquisition method under IFRS 3 Business Combinations.

Identifiable assets acquired and liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. The excess of the fair value of the consideration transferred over the fair value of the Company’s share of the identifiable net assets acquired is recorded as goodwill. When the excess is negative, a bargain purchase gain is recognized immediately in the consolidated statement of earnings and comprehensive income (loss).

When the consideration transferred by the Company in a business combination includes assets or liabilities resulting from a contingent consideration arrangement, the contingent consideration is measured at its acquisition date fair value and included as part of the consideration transferred in a business combination. Changes in the fair value of the contingent consideration are measured at each period. Changes to fair value that qualify as measurement period adjustments are adjusted retrospectively, with corresponding

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

3.	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Business Combinations (Cont’d)

adjustments against goodwill. Changes in fair value that are not considered measurement period adjustments are recognized through net earnings. Measurement period adjustments are adjustments that arise from additional information obtained during the measurement period (which cannot exceed one year from the acquisition date) about facts and circumstances that existed at the acquisition date.

Acquisition costs are expensed as incurred, unless they qualify to be treated as debt issue costs, or as cost of issuing equity securities.

Goodwill

Goodwill represents the excess amount of consideration given over the fair value of the underlying assets in a business combination, and is measured at cost less accumulated impairment losses. Goodwill is not amortized, but is tested for impairment on an annual basis or more frequently if there are indications that goodwill may be impaired. For the purposes of impairment testing, goodwill is allocated to each of the Company’s cash generating units (“CGU”) that are expected to benefit from the synergies of the acquisitions. Each unit or group of units to which goodwill is allocated represents the lowest level within the entity at which goodwill is monitored for internal management purposes. If the recoverable amount of the CGU is less than the carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill and then to other assets of the CGU.

Intangible Assets

Intangible assets were acquired externally and are measured at cost less accumulated amortization and any accumulated impairment losses. The amortization method and the estimated useful life for finite life intangible assets are reviewed annually. Indefinite life intangible assets are reviewed for impairment annually or more frequently if there is an indicator of impairment.

Amortization for finite intangible assets is provided over their estimated useful lives on a straight-line basis at the undernoted rates:

Backlog	-	Terms of the respective agreement
Customer relationships	-	15 years
Non-compete agreements	-	5 years
Sound library	-	15 years

Trade names that are to be rebranded and consolidated (Note 16) are finite life intangible assets amortized straight-line over a period of two years. The consolidation trade name is an indefinite life intangible asset and is therefore not amortized.

During the year, management revised the classification and useful life of its trade name intangible assets as a result of its rebranding initiative (Note 16). This is a prospective change in accounting estimate which resulted in an additional intangible asset amortization of $2,092 for the year ended December 31, 2016.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

3.	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Impairment of Non-Financial Assets

Revenue producing assets, property and equipment, and other non-current assets with definite useful lives, other than deferred tax assets, are tested for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. For goodwill and intangible assets that have indefinite useful lives or that are not yet available for use, the recoverable amount is estimated each year at the same time. The recoverable amount is the higher of fair value less costs to sell (“FVLCS”) and value in use (“VIU”). FVLCS is the estimated amount obtainable from the sale of the asset or group of assets in an arm’s length transaction between knowledgeable and willing parties, less costs to sell. VIU is equal to the present value of future cash flows expected to be derived from the use and sale of the asset. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets.

An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. Impairment losses recognized in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units, and then to reduce the carrying amounts of the other assets in the unit on a pro rata basis.

Impairment losses may be reversed, except for goodwill, in a subsequent period where the impairment no longer exists or has decreased. The carrying amount after a reversal must not exceed the carrying amount (net of amortization) that would have been determined had no impairment loss been recognized.

Leases

Leases that transfer, to the Company, substantially all the benefits and risks incident to ownership of the leased assets are considered financing leases. These leased assets are initially measured at an amount equal to the lower of their fair value and the discounted minimum lease payments, each determined at the inception of the lease. Finance leased assets are reported under the relevant asset categories and amortized over their estimated useful life. The corresponding liability is included in the statement of financial position as a finance lease liability. Lease payments are apportioned between finance costs and reduction of the finance lease liability so as to achieve a constant rate of interest on the remaining balance of the liability.

All leases other than finance leases are classified as operating leases and are not recognized on the Company’s statement of financial position. Lease payments are recognized in the consolidated statement of earnings and comprehensive income (loss) on a straight-line basis over the lease term.

Lease inducements are amortized on a straight-line basis over the term of the lease or useful life of the asset, whichever is shorter. The term of the lease used includes certain option periods considered in the lease term and any period during which the Company has use of the property but is not charged rent by a landlord.

Current Income Taxes

Current income tax expense is based on the results for the period as adjusted for items that are not taxable nor deductible. Current income tax is calculated using tax rates and laws that were enacted or substantively enacted at the end of the reporting period. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. Provisions are established where appropriate on the basis of amounts expected to be paid to the tax authorities.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

3.	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Deferred Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities, as well as for the benefit of losses available to be carried forward to future years for tax purposes. However, the deferred taxation is not recognized if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. In addition, deferred taxation is not recognized for investments in subsidiaries where the temporary differences can be controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future.

Deferred taxation is determined using tax rates (and laws) that have been enacted or substantively enacted by the reporting date and are expected to apply when the related deferred taxation asset is realized or the deferred taxation liability is settled.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Share Based Payments

The Company offers a share option plan for its key employees providing value to the Company. For employees, the cost of equity settled transactions is measured by reference to fair value of the equity instrument on the date which they are granted. The fair value is recognized as an expense with a corresponding increase in contributed surplus over the period in which performance and/or service conditions are fulfilled, ending on the date employees become entitled to the award. The resulting fair value is amortized over the vesting period.

Non-market vesting conditions are taken into account by adjusting the number of equity instruments expected to vest at each reporting date so that, ultimately, the cumulative amount recognized over the vesting period is based on the number of options that eventually vest. Fair value is calculated using the Black-Scholes option pricing model, which requires the input of highly subjective assumptions, including the volatility of share prices, forfeiture rate and expected life, changes in subjective input assumptions can materially affect the fair value estimate.

In addition, share based payments expense recognized reflects estimates of award forfeitures with any change in estimate thereof reflected in the period of the change. Consideration received upon the exercise of stock options is credited to share capital, at which time the related contributed surplus is transferred to share capital.

For non-employee equity-settled share-based payment transactions, the Company measures the goods or services received, and the corresponding increase in equity, directly, at the fair value of the goods or services received, unless that fair value cannot be estimated reliably, in which cases, the Company measures their value, and the corresponding increase in equity, indirectly, by reference to the fair value of the equity instruments granted.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

3.	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Share Capital

Common shares are classified as equity. Transaction costs directly attributable to the issue of common shares and share purchase options are recognized as a deduction from equity, net of tax. When share capital recognized as equity is repurchased, the amount of the consideration paid, including directly attributable costs, is recognized as a deduction from total equity.

Preference share capital is classified as equity if it is non-redeemable, or redeemable only at the Company’s option, and any dividends are discretionary. Dividends thereon are recognized as distributions within equity upon approval by the Company’s directors.

Preference share capital is classified as a compound instrument if it is redeemable on a specific date or at the option of the shareholders, and dividend payments are discretionary. The compound instrument is split into liability and an equity components with the liability component representing the present value of the redemption amount and the equity component recognized as the proceeds received less the liability component.

Non discretionary dividends on redeemable preferred shares classified as liability are recorded in the consolidated statement earnings and comprehensive income (loss) as interest expense. Discretionary dividends on redeemable preferred shares classified as liability are classified as an equity distribution and presented in the consolidated statement of changes in equity.

Provisions

The Company recognizes a provision when a past event creates a legal or constructive obligation that can be reasonably estimated and is likely to result in an outflow of economic resources.

A provision for restructuring costs is recognized only when the Company has established a detailed formal plan for the restructuring and has started to implement the restructuring plan. There is no provision for future operating losses.

Foreign Currency Translation

Foreign currency transactions are initially recorded in the functional currency of the entity at the transaction date exchange rate. At the statement of financial position date, monetary assets and liabilities denominated in a foreign currency are translated into the functional currency at the reporting date exchange rate. Foreign exchange gains and losses resulting from the settlement of such transactions and from the remeasurement of monetary items at year-end exchange rates are recognized in the consolidated statement of earnings and comprehensive income (loss).

Non-monetary items measured at historical cost are translated using the historical exchange rate. Non-monetary items measured at fair value are translated using the exchange rates at the date when fair value was determined.

Financial statements of subsidiaries for which the functional currency is not the Canadian dollar are translated into Canadian dollar as follows: all asset and liability accounts are translated at the statement of financial position exchange rate and all earnings and expense accounts and statement of cash flow items are translated at the average exchange rates for the period. The resulting translation gains and losses are recorded as foreign currency translation adjustments in other comprehensive income (loss) and recorded in

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

3.	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Foreign Currency Translation (Cont’d)

the currency translation reserve in equity. On disposal of a foreign operation the cumulative translation differences recognized in equity are reclassified to the consolidated statement of earnings and comprehensive income (loss) and recognized as part of the gain or loss on disposal. Goodwill and fair value adjustments arising on the acquisition of a foreign entity have been treated as assets and liabilities of the foreign entity and translated into Canadian dollars at the statement of financial position rate.

Foreign exchange gains or losses arising from a monetary item receivable from or payable to a foreign operation, the settlement of which is neither planned nor likely to occur in the foreseeable future and which in substance is considered to form part of the net investment in the foreign operation, are recognized in other comprehensive income (loss) in the translation reserve.

Earnings Per Share

Basic earnings per share amounts are calculated by dividing net earnings for the year attributable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share amounts are calculated by dividing the net earnings attributable to common shareholders by the weighted average number of shares outstanding during the period plus the weighted average number of shares that would be issued on the conversion of all the dilutive potential ordinary shares into common shares.

Operating Segments

The Company determines its operating segments based on how its chief operating decision makers, the Executive Management Team, regularly review the Company’s operations and performance. Adjusted operating earnings (loss) and capital expenditures are regularly reviewed for the purpose of assessing performance for each segment and to make decisions about the allocation of resources. Discrete financial information is available for each segment.

The Company reports its results of its operations in three segments. Each segment and the nature of its operations are as follows:

(i)	Camera	Leasing of cameras, lenses and related accessories.
(ii)	Lighting & Grip	Leasing of lighting equipment and related accessories.
(iii)	Post	Variety of diversified post production services.

Each segment follows the same accounting policies as those described in this note. The Company accounts for transactions between segments in the same way that it accounts for transactions with external parties and are eliminated upon consolidation.

Financial Instruments

The Company recognizes a financial asset or a financial liability when, and only when, it becomes a party to the contractual provisions of the instrument. Such financial assets or financial liabilities are initially recognized at fair value and the subsequent measurement depends on their classification.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

3.	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Financial Instruments (Cont’d)

Financial assets classified as fair value through profit and loss (“FVTPL”) are measured at fair value with any resultant gain or loss recognized in profit or loss. Financial assets classified as available-for-sale are measured at fair value with any resultant gain or loss being recognized directly in other comprehensive income. Investments in equity instruments classified as available-for-sale that do not have a quoted market price in an active market and whose fair value cannot be reliably measured are measured at cost. When available-for-sale financial assets are derecognized, the cumulative gain or loss previously recognized directly in equity is recognized in profit or loss. Financial assets classified as loans and receivables and held to maturity, are measured at amortized cost using the effective interest rate method.

Transaction costs associated with FVTPL financial assets are expensed as incurred, while transaction costs associated with all other financial assets are included in the initial carrying amount of the asset.

All financial liabilities are recognized initially at fair value plus directly attributable transaction costs, except for transaction costs on financial liabilities classified as FVTPL which are expensed as incurred. Financial liabilities are classified as other financial liabilities or FVTPL, and are subsequently measured at amortized cost using the effective interest rate method.

Classification of these financial instruments is as follows:

Cash	Loans and receivable
Accounts receivable	Loans and receivable
Due from shareholders	Loans and receivable
Contingent consideration	FVTPL
Interest rate swap	FVTPL
Bank indebtedness	Other financial liabilities
Accounts payable and accrued liabilities	Other financial liabilities
Long-term debt	Other financial liabilities
Promissory notes Finance lease liability Redeemable preferred shares	Other financial liabilities Other financial liabilities Other financial liabilities

Financial assets are derecognized when the Company’s rights to cash flows from the respective assets have expired or have been transferred and the Company has neither exposure to the risks inherent in those assets nor entitlement to rewards from them. A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a de-recognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the consolidated statement of earnings and comprehensive income (loss).

A financial asset not carried at fair value through profit or loss is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be estimated reliably.

An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

3.	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Financial Instruments (Cont’d)

asset’s original effective interest rate. Losses are recognized in consolidated statement of earnings and comprehensive income (loss) and reflected in an allowance account against receivables.

Fair Value Measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date.

The Company categorizes its financial assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs used in the measurement.

Level 1: This level includes assets and liabilities measured at fair value based on unadjusted quoted prices for identical assets and liabilities in active markets that are accessible at the measurement date.

Level 2: This level includes valuations determined using directly or indirectly observable inputs other than quoted prices included within Level 1. Derivative instruments in this category are valued using models or other standard valuation techniques derived from observable market inputs.

Level 3: This level includes valuations based on inputs which are less observable, unavailable or where the observable data does not support a significant portion of the instruments’ fair value.

Recent Accounting Pronouncements

Certain pronouncements were issued by the IASB that are mandatory for accounting periods after December 31, 2016. Many are not applicable or do not have a significant impact to the Company and have been excluded from the list below. The following accounting pronouncements have not yet been adopted and are being evaluated to determine the impact on the Company.

Effective for annual periods beginning on or after January 1, 2018, IFRS 15 Revenue from Contracts with Customers was issued by the IASB in May 2014. The core principle of the new standard is for companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration (that is, payment) to which the company expects to be entitled in exchange for those goods or services. The new standard will also result in enhanced disclosures about revenue, provide guidance for transactions that were not previously addressed comprehensively (for example, service revenue and contract modifications) and improve guidance for multiple-element arrangements. Earlier application is permitted. IFRS 15 supersedes the following standards: IAS 11 Construction Contracts, IAS 18 Revenue, IFRIC 13 Customer Loyalty Programmes, IFRIC 15 Agreements for the Construction of Real Estate, IFRIC 18 Transfers of Assets from Customers, and SIC-31 Revenue—Barter Transactions Involving Advertising Services.

Effective for annual periods beginning on or after January 1, 2018, IFRS 9 Financial Instruments was issued by the IASB in July 2014 and will replace IAS 39 Financial Instruments: Recognition and Measurement. IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, replacing the multiple rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

3.	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Recent Accounting Pronouncements (Cont’d)

financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward unchanged to IFRS 9. The new standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39. A new hedge accounting model is introduced and represents a substantial overhaul of hedge accounting which will allow entities to better reflect their risk management activities in the financial statements. The most significant improvements apply to those that hedge non-financial risk, and so these improvements are expected to be of particular interest to non-financial institutions. Earlier application is permitted.

Effective for annual periods beginning on or after January 1, 2019, IFRS 16 Leases was issued by the IASB in January 2016 and will replace IAS 17 Leases. IFRS 16 introduces a single accounting model for lessees and for all leases with a term of more than 12 months, unless the underlying asset is of low value. A lessee will be required to recognize a right-of-use asset, representing its right to use the underlying asset, and a lease liability, representing its obligation to make lease payments. The accounting treatment for lessors will remain largely the same as under IAS 17. Earlier application is permitted only if the Company early adopts IFRS 15.

4.	GOODWILL

Amount
Balance at January 1, 2015	$36,247
Acquisitions	3,633
Currency translation adjustment	2,169

Balance at December 31, 2015	42,049
Acquisition of Pixel Underground (a)	49
Currency translation adjustment	(407)

Balance at December 31, 2016	$41,691

(a)

On January 1, 2016, the Company closed a share purchase agreement with Pixel Underground, whereby the Company acquired 100% ownership interest of Pixel Underground. Pixel Underground provides services to the broadcast, television and film industries. The acquisition provides the Company an enhanced presence in the post production industry and expanded studio space in Toronto, Canada for post production solutions and services.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

4.	GOODWILL (Cont’d)

Details of the fair value of identifiable assets and liabilities acquired, purchase consideration and goodwill are as follows:

Total
Net assets acquired:
Cash	$424
Accounts receivable	578
Property and equipment (Note 6)	287
Accounts payable and accrued liabilities	(327)
Intangible assets (Note 7)	812
Goodwill	49

$1,823

Purchase consideration:
Cash	$275
Contingent consideration (Note 11)	1,548

$1,823

The gross contractual amount of the receivables acquired was $578, which was collected in full as of December 31, 2016.

Contingent consideration is contingent based on the performance of Pixel Underground between January 2015 and December 2018. The undiscounted possible range of amounts due is between $nil and $3,000.

Goodwill represents the expected operational synergies resulting from the acquisition and is not deductible for tax purposes.

Acquisition costs incurred totaled $252, of which $36 and $216 is reported in net earnings during the year ended December 31, 2015 and December 31, 2014, respectively.

Included in the consolidated statement of earnings and comprehensive income (loss) for the year ended December 31, 2016 is revenue and net earnings of $2,361 and $421, respectively, resulting from the acquisition of Pixel Underground.

(b)

For the purpose of annual impairment testing, goodwill is allocated to the CGUs expected to benefit from the synergies of the business combinations in which the goodwill arises. As at December 31, 2016, the Company has seven CGUs. The carrying amount of goodwill allocated, deemed to be significant in comparison with the total carrying amount of goodwill, is allocated as follows:

	2016	2015
SIM Video	$8,682	$8,682
PS Production	9,859	9,859
Chainsaw	11,987	12,350
Bling	7,365	7,365
Others	3,798	3,793

	$41,691	$42,049

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

4.	GOODWILL (Cont’d)

The recoverable amounts of each CGU was determined based on either FVLCS or VIU calculations using a five-year discounted cash flow model. CGUs determined on a FVLCS basis are categorized within Level 3 of the fair value hierarchy. The following paragraphs describe the key assumptions on which management has based its cash flow projections.

Projected revenues were estimated considering current results and planned initiatives with growth rates between 3% and 58% and a 2% terminal growth to reflect the inflationary growth.

Projected cost of sales and other variable costs were estimated using current and historical results as a percentage of revenue with consideration to variable costs. Fixed costs were estimated to remain relatively constant.

Working capital and capital expenditures were estimated considering current and historical results and future initiatives planned.

Exchange rates for CGUs operating outside of Canada are based on period-end spot rates.

Discount rates were used to yield the present value of future cash flows. Management based the discount rates on the weighted average cost of capital for comparable entities operating in similar industries, based on market data, and adjusted to the Company’s unique features. The discount rates reflect appropriate adjustments relating to market risk and specific risk factors for each CGU. The pre-tax discount rates determined by management are outlined below:

SIM Video	17%
PS Production	17%
Chainsaw	23%
Bling	19%
Others	22% to 23%

The Company did not recognize any impairment charge related to its goodwill in 2016 nor 2015 because the recoverable amounts of the CGUs exceed their respective carrying amounts. After considering all key assumptions, management considers that a reasonable possible change in the following CGUs discount rates would result in the carrying amount to exceed its recoverable amount:

SIM Video	1%
PS Production	3%
Chainsaw	1%
Bling	8%
Others	2% to >20%

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

5.	REVENUE PRODUCING ASSETS

	Camera Equipment	Generators	Lighting and Grip	Playback Equipment	Post Production Equipment	Total
Cost

As at January 1, 2015	$27,854	$3,027	$24,978	$175	$3,818	$59,852
Additions (b)	6,001	586	9,003	114	1,274	16,978
Disposals	(1,691)	(89)	(2,293)	—	(61)	(4,134)
Currency translation adjustment	645	—	—	—	176	821

As at December 31, 2015	32,809	3,524	31,688	289	5,207	73,517
Additions (b)	5,112	4,404	16,852	256	1,124	27,748
Disposals	(1,886)	(39)	(1,078)	(2)	(374)	(3,379)
Currency translation adjustment	(376)	—	—	—	(16)	(392)

As at December 31, 2016	$35,659	$7,889	$47,462	$543	$5,941	$97,494

Amortization

As at January 1, 2015	$4,473	$489	$4,134	$43	$992	$10,131
Additions	5,506	407	4,584	38	842	11,377
Disposals	(1,505)	(25)	(1,695)	—	(43)	(3,268)
Currency translation adjustment	222	—	—	—	57	279

As at December 31, 2015	8,696	871	7,023	81	1,848	18,519
Additions	5,084	1,144	7,097	71	585	13,981
Disposals	(1,076)	(30)	(589)	(1)	(251)	(1,947)
Currency translation adjustment	(263)	—	—	—	5	(258)

As at December 31, 2016	$12,441	$1,985	$13,531	$151	$2,187	$30,295

Net book value

As at December 31, 2015	$24,113	$2,653	$24,665	$208	$3,359	$54,998

As at December 31, 2016	$23,218	$5,904	$33,931	$392	$3,754	$67,199

(a)	Additions included in accounts payable and accrued liabilities as at December 31, 2016 is $727 (2015—$1,283).
(b)

Additions include $7,908 (2015—$Nil) relating to the recognition of a finance lease liability (Note 12). The net book value of additions recognized as a finance lease liability as at December 31, 2016 is $7,117 (2015—$Nil).

(c)	Included in revenue producing assets as at December 31, 2016 is $380 (2015—$Nil) in costs relating to assets not yet available for use. Accordingly, no amortization has been taken on these amounts.
(d)	The above noted assets are secured by a general security agreement to the Company’s bank credit facilities (Note 8).

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

6.	PROPERTY AND EQUIPMENT

	Computer Equipment	Computer Software	Furniture and Fixtures	Vehicles	Leasehold Improvements	Office and Other Equipment	Spare Globes	Total
Cost
As at January 1, 2015	$823	$1,084	$1,031	$552	$1,516	$3,837	$397	$9,240
Acquisitions	422	—	90	—	259	839	—	1,610
Additions (b)	304	288	209	129	480	2,758	355	4,523
Disposals	—	—	—	(15)	—	—	—	(15)
Currency translation adjustment	276	28	6	2	163	647	—	1,122

As at December 31, 2015	1,825	1,400	1,336	668	2,418	8,081	752	16,480
Acquisition of Pixel Underground (Note 4(a))	40	15	—	21	63	148	—	287
Additions	366	271	1,149	218	10,385	1,984	451	14,824
Disposals	(6)	—	(10)	—	(1,174)	(5)	—	(1,195)
Currency translation adjustment	(48)	(67)	32	(26)	322	(836)	—	(623)

As at December 31, 2016	$2,177	$1,619	$2,507	$881	$12,014	$9,372	$1,203	$29,773

Amortization
As at January 1, 2015	$261	$648	$258	$173	$446	$618	$214	$2,618
Additions (b)	322	254	311	137	744	1,305	323	3,396
Disposals	—	—	—	(13)	—	—	—	(13)
Currency translation adjustment	9	(6)	12	(28)	24	(7)	—	4

As at December 31, 2015	592	896	581	269	1,214	1,916	537	6,005
Additions	454	559	280	167	1,426	1,417	390	4,693
Disposals	(6)	—	(10)	—	(1,174)	(5)	—	(1,195)
Currency translation adjustment	(30)	(46)	62	(6)	(136)	(303)	—	(459)

As at December 31, 2016	$1,010	$1,409	$913	$430	$1,330	$3,025	$927	$9,044

Net book value
As at December 31, 2015	$1,233	$504	$755	$399	$1,204	$6,165	$215	$10,475

As at December 31, 2016	$1,167	$210	$1,594	$451	$10,684	$6,347	$276	$20,729

(a)	Additions included in accounts payable and accrued liabilities as at December 31, 2016 is $1,119 (2015—$1,782).

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

6.	PROPERTY AND EQUIPMENT (Cont’d)

(b)

Additions include $122 (2015—$Nil) relating to the recognition of a finance lease liability (Note 12). The net book value of additions recognized as a finance lease liability as at December 31, 2016 is $104 (2015—$Nil).

(c)	Included in property and equipment as at December 31, 2016 is $287 (2015—$859) in costs relating to assets not yet available for use. Accordingly, no amortization has been taken on these amounts.
(d)	The above noted assets are secured by a general security agreement to the Company’s bank credit facilities (Note 8).

7.	INTANGIBLE ASSETS

	Backlog	Customer Relationships	Non-compete Agreements	Trade Names	Sound Library	Total
Cost
As at January 1, 2015	$710	$12,013	$1,772	$4,675	$—	$19,170
Acquisitions	126	1,862	873	818	220	3,899
Currency translation adjustment	16	863	192	337	—	1,408

As at December 31, 2015	852	14,738	2,837	5,830	220	24,477
Acquisition of Pixel Underground (Note 4(a))	—	514	170	128	—	812
Currency translation adjustment	(5)	(169)	(40)	(67)	—	(281)

As at December 31, 2016	$847	$15,083	$2,967	$5,891	$220	$25,008

Amortization
As at January 1, 2015	$710	$1,034	$431	$—	$—	$2,175
Additions	135	907	478	—	11	1,531
Currency translation adjustment	7	50	28	—	—	85

As at December 31, 2015	852	1,991	937	—	11	3,791
Additions	—	997	590	2,092	15	3,694
Currency translation adjustment	(5)	(10)	(4)	(7)	—	(26)

As at December 31, 2016	$847	$2,978	$1,523	$2,085	$26	$7,459

Net book value
As at December 31, 2015	$—	$12,747	$1,900	$5,830	$209	$20,686

As at December 31, 2016	$—	$12,105	$1,444	$3,806	$194	$17,549

8.	BANK INDEBTEDNESS

The Company has the following facilities available as at December 31, 2016:

(a)	Revolving demand credit facility with a maximum principal amount of $10,000 (2015—$10,000), maturing May 2018. As at December 31, 2016, the Company has used $8,501 (2015—$6,194) of this facility.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

8.	BANK INDEBTEDNESS (Cont’d)

(b)

Letters of credit of US$2,200 (2015—US$2,200), maturing May 2018, in favour of lessors for leased premises. As at December 31, 2016, the Company has used US$2,195 (2015—$2,195) of this facility in favour of lessors for leased premises in New York, United States and Los Angeles, United States.

(c)

Revolving reducing term credit facility of $25,000 (2015—$15,000), maturing May 2018, to finance expenditures for revenue producing assets (Note 5) and property and equipment (Note 6). Advances made with respect to this revolving reducing term credit facility are turned into a term loan (Note 9) at the end of the quarter in which the advance was made. As at December 31, 2016, the Company has used $23,622 (2015—$9,136) of this facility.

The aforementioned facilities are secured by a general security agreement over the consolidated corporate assets of the Company and corporate guarantees of the Company’s subsidiaries and bear interest at the bank’s prime lending rate plus 1.8% and United States base rate (“US base rate”) plus 1.8% for the Canadian dollar and United States dollar facilities, respectively.

The bank’s prime interest rate and US base rate at December 31, 2016 is 2.7% (2015—2.7%) and 4.3% (2015—4.0%), respectively.

Included in finance costs is interest incurred on bank indebtedness of $465 (2015—$1,184).

9.	LONG-TERM DEBT

	Maturity Date	Effective Interest Rate	December 31, 2016	December 31, 2015
Bank non-revolving term loan bearing interest at the bank’s prime lending rate plus 1.0% per annum. Repayable in quarterly principal payments of $213 plus interest.	May 2018	4.3%	$3,179	$4,010
Bank non-revolving term loan bearing interest at 4.4% per annum. Repayable in quarterly principal payments of $750 plus interest. (d)	May 2018	4.8%	19,413	22,293
Bank revolving term loan bears interest at the bank’s prime lending rate plus 1.0% per annum. Repayable in quarterly installments of 5.0% of principal outstanding plus interest.	May 2018	3.7%	23,622	9,136
Bank non-revolving term loan denominated in USD bearing interest at the bank’s US base rate plus 1.0% per annum. Repayable in quarterly principal installments of US$150 plus interest.	May 2018	5.6%	6,606	7,175
Bank non-revolving term loan denominated in USD bearing interest at the bank’s US base rate plus 1.0% per annum. Repayable in quarterly principal installments of US$63 plus interest.	May 2018	5.9%	3,075	3,312

			55,895	45,926
Current portion			11,312	8,193

Long-term portion			$44,583	$37,733

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

9.	LONG-TERM DEBT (Cont’d)

(a)	Included in finance costs is interest incurred and interest accreted on long-term debt of $2,304 (2015— $1,842) and $215 (2015—$101), respectively.
(b)	The above noted facilities are secured by a general security agreement subordinated to bank aggregate credit facilities (Note 8).
(c)	The bank’s prime interest rate and US base rate at December 31, 2016 is 2.7% (2015—2.7%) and 4.3% (2015—4.0%), respectively.
(d)

On June 11, 2013, the Company entered into an interest rate swap with a financial institution wherein the non-revolving term loan bearing interest at the bank’s prime lending rate plus 1.8% per annum was effectively modified to a fixed rate of 2.2% plus a loan credit spread. The interest rate for the year ended December 31, 2016 was 4.4% (2015—4.66%) based on loan credit spread 2.5% per annum. The fair value of the interest rate swap as determined by the financial institution is reflected on the consolidated balance sheet. The interest rate swap has the same maturity date as the loan. During the year, the Company recognized, as part of the change in fair value adjustment on derivative instruments, an unrealized gain (loss) of $312 (2015—$(170)).

(e)

The Company is required to comply with certain covenants stipulated in its loan agreement with its bank. The Company was in compliance with all financial bank covenants during the years ended, and as at, December 31, 2016 and December 31, 2015.

10.	PROMISSORY NOTES

	Maturity Date	Effective Interest Rate	December 31, 2016	December 31, 2015
Promissory notes bearing interest at 5% per annum, payable quarterly for $2,607 and annually for remainder. Principal due at maturity. (b)	August 2018	5.0%	$8,000	$8,000
Promissory notes, issued as consideration for the acquisition of Chainsaw, denominated in USD bearing no interest. Principal repayable in equal annual installments in March 2017, March 2018 and March 2019.	March 2019	8.0%	3,209	4,250
Promissory notes, issued as consideration for the acquisition of Chainsaw, denominated in USD bearing interest at 3.18% per annum, payable annually. Principal due at maturity.	June 2019	7.8%	3,996	3,929
Promissory notes, issued as consideration for the acquisition of Tattersall Sound & Picture, bearing interest at 5% per annum, payable quarterly. Principal due at maturity. (c)	March 2020	5.0%	805	805
Promissory notes, issued as consideration for the acquisition of Post Factory New York, denominated in USD, bearing interest at 5% per annum, payable quarterly. Principal due at maturity. (c)	June 2020	5.0%	1,007	912

			17,017	17,896
Current portion			1,153	1,188

Long-term portion			$15,864	$16,708

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

10.	PROMISSORY NOTES (Cont’d)

(a)

Included in finance costs is interest incurred and interest accreted on promissory notes of $688 (2015 - $613) and $440 (2015 - $358), respectively. As at December 31, 2016, $478 (2015 - $360) of interest is payable and is recorded in accounts payable and accrued liabilities.

(b)	Secured by a general security agreement subordinated to bank aggregate credit facilities (Note 8).
(c)

These notes had an adjustment period, based on annual performance targets, that subjected the payments to uncertainty and management estimate. During the year ended December 31, 2016, the adjustment period for these notes ceased and the payments became fixed.

11.	CONTINGENT CONSIDERATION

	Maturity Date	Effective Interest Rate	December 31, 2016	December 31, 2015
Adjustable promissory notes, issued as consideration for the acquisition of Pixel Underground (Note 4(a)), bearing interest at 5% per annum, payable annually. Principal due at maturity. (b)	March 2020	23.0%	$456	$—
Adjustable promissory notes, issued as consideration for the acquisition of Pixel Underground (Note 4(a)), bearing no interest. Principal repayable in equal annual installments in March 2017 March 2018 and March 2019. (b)	March 2019	23.0%	972	—
Obligation to issue shares, issued as consideration for the acquisition of Pixel Underground (Note 4(a)), bearing no interest. Payable in equal annual installments in March 2017 March 2018 and March 2019. (b)	March 2019	23.0%	727	—
Obligation to issue shares, issued as consideration for the acquisition of Post Factory NY, bearing no interest.	June 2016	17.0%	—	643
			2,155	643
Current portion			571	643
Long-term portion			$1,584	$—

(a)	Included in finance costs is interest incurred and interest accreted on contingent consideration of $29 (2015 - $Nil) and $341 (2015 - $Nil), respectively.
(b)

Payments are subject to adjustment based on the earnings before interest, income taxes, depreciation and amortization (“EBITDA”) of Pixel Underground, as defined in the share purchase agreement, in relation to annual performance targets. If the annual performance targets are not met, then the payments for that period are reduced by a specified formula set out in the share purchase agreement.

As of December 31, 2016, these contingent obligations have been revalued and discounted to their fair value and reflect management’s updated best estimate of future cash flows. For the year ended December 31, 2016, a revaluation expense of $580 (2015 - $Nil) has been recorded, which is due to an increase in the estimate of payments, resulting from the increased performance of Pixel Underground.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

12.	FINANCE LEASE LIABILITY

During the year ended December 31, 2016, the Company entered into a finance lease agreement to finance certain revenue producing asset (Note 5) and property and equipment (Note 6) additions. The fair value, at inception, of the leased assets was $8,030. Lease payments of $179 are payable monthly, maturing December 2020. The Company has the option to purchase the leased assets, in January 2020, for $2,409.

The future minimum lease payments are as follows:

	2016	2015
Minimum lease payments
Less than one year	$2,212	$—
Between one and five years	6,889	—

Total minimum lease payments	9,101	—
Interest	(1,057)	—

Present value of minimum lease payments	8,044	—
Current portion	1,984	—

Long-term portion	$6,060	$—

Included in finance costs is interest accreted on finance lease liability of $71 (2015 - $Nil).

13.	REDEEMABLE PREFERRED SHARES

On November 1, 2016, the Company executed a share reorganization whereby the entirety of the issued and outstanding Class X and Class Y preferred shares were exchanged for common shares (Note 14(g)). Concurrently, the Class X and Class Y preferred shares were cancelled.

Prior to the share reorganization, the Company had Class X and Class Y preferred shares that had similar terms. Those preferred shares were non-cumulative and non-voting. They were redeemable and retractable at the option of the holder at $1 per share. The dividends distributed on those preferred shares were at the discretion of the Board of Directors and were not to exceed 3.125% per annum. The Company was authorized to issue an unlimited number of Class X and Class Y preferred shares. The preferred shares had been classified as a current liability given the redemption was at the option of the holder on demand.

	Class X		Class Y		Total Value
	Number	Value	Number	Value
Balance at January 1, 2015	24,146,967	$24,147	4,406,806	$4,407	$28,554
Issued (Note 14(a))	1,432,125	1,432	261,362	261	1,693
Acquisitions (Note 14(b))	1,425,802	1,426	260,208	260	1,686
Redeemed	(122,683)	(123)	(22,390)	(22)	(145)

Balance at December 31, 2015	26,882,211	26,882	4,905,986	4,906	31,788
Issued (Note 14(c), and (e))	2,138,738	2,139	390,320	390	2,529
Acquisitions (Note 14(d), and (f))	420,315	420	76,708	77	497
Share exchange (Note 14(g))	(29,441,264)	(29,441)	(5,373,014)	(5,373)	(34,814)

Balance at December 31, 2016	—	$—	—	$—	$—

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

13.	REDEEMABLE PREFERRED SHARES (Cont’d)

During the year ended December 31, 2016, the Company paid in aggregate $930 (2015 - $888) in dividends for the holdings reflective during the year ended December 31, 2015 (2015 - holdings reflective during the year ended December 31, 2014), of which $786 (2015 - $751) and $144 (2015 - $137) were on the Class X redeemable preferred shares and Class Y redeemable preferred shares, respectively.

14.	CAPITAL STOCK

The Company is authorized to issue an unlimited number of common shares.

	Number	Value
Balance at January 1, 2015	207,316	$9,550
Issued (a)	12,296	1,019
Acquisitions (b)	12,241	1,014
Redeemed	(1,053)	(45)

Balance at December 31, 2015	230,800	11,538
Issued (c) and (e)	18,362	1,521
Acquisitions (d) and (f)	3,609	299
Share exchange (g)	420,313	34,814

Balance at December 31, 2016	673,084	$48,172

(a)

During the year ended December 31, 2015, 12,296 common shares, 1,432,125 Class X preferred shares (Note 13) and 261,362 Class Y preferred shares (Note 13) were issued from treasury to a shareholder for cash proceeds of $2,712. The fair value of the share issued is $2,712, which is comprised of $1,019, $1,432 and $261 for common shares, Class X preferred shares and Class Y preferred shares, respectively.

(b)

During the year ended December 31, 2015, 12,241 common shares, 1,425,802 Class X preferred shares (Note 13) and 260,208 Class Y preferred shares (Note 13) were issued from treasury as part of consideration given for acquisitions. The fair value of the shares issued is $2,700, which is comprised of $1,014, $1,426, $260 for common shares, Class X preferred shares and Class Y preferred shares, respectively.

(c)

On June 1, 2016, 227 common shares, 26,404 Class X preferred shares (Note 13) and 4,819 Class Y preferred shares (Note 13) were issued to an employee for cash proceeds of $50. The fair value of the shares issued is $50, which is comprised of $19, $26 and $5 for common shares, Class X preferred shares and Class Y preferred shares, respectively.

(d)

On June 21, 2016, 605 common shares, 70,426 Class X preferred shares (Note 13) and 12,853 Class Y preferred shares (Note 13) were issued as part of consideration given for the acquisition of Pixel Underground (Note 4(a)). The fair value of the shares issued is $133, which is comprised of $50, $70, $13 for common shares, Class X preferred shares and Class Y preferred shares, respectively.

(e)

On June 23, 2016, 18,135 common shares, 2,112,334 Class X preferred shares (Note 13) and 385,501 Class Y preferred shares (Note 13) were issued to shareholders for cash proceeds of $4,000. The fair value of the shares issued is $4,000, which is comprised of $1,502, $2,112 and $386 for common shares, Class X preferred shares and Class Y preferred shares, respectively.

(f)

On September 30, 2016, 3,004 common shares, 349,889 Class X preferred shares (Note 13) and 63,855 Class Y preferred shares (Note 13) were issued as part of consideration given for the acquisition of Post Factory NY. The fair value of the shares issued is $663, which is comprised of $249, $350, $64 for common shares, Class X preferred shares and Class Y preferred shares, respectively.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

14.	CAPITAL STOCK (Cont’d)

(g)

On November 1, 2016, the Company executed a share reorganization whereby 29,441,264 Class X preferred shares (Note 13) and 5,373,014 Class Y preferred shares (Note 13) were exchanged for an aggregate 420,313 common shares. Each issued and outstanding Class X and Class Y preferred share was exchanged for 1/82.83 common shares.

15.	SHARE BASED PAYMENTS

The Company adopted a Key Employee Stock Option Plan in May 2013 (the “Plan”). The Plan is to incentivize, compensate and retain key employees providing value to the Company. The Board of Directors has 17,434 available stock option units to grant under the Plan. As at December 31, 2016, 5,738 (2015 - 5,738) stock option units have been granted under the Plan.

Additionally, the Board of Directors is authorized to grant an unlimited number of stock option units, outside the scope of the Plan, to key management of the Company.

Effective November 1, 2016 and concurrent with a share reorganization (Note 14(g)) and cancellation of the Class X and Class Y preferred shares (Note 13), each granted stock option unit allows the holder to acquire 2.66 common shares. Prior to the share reorganization, each granted stock option unit comprised of one common share, 116.48 Class X preferred shares and 21.26 Class Y preferred shares.

Stock option unit transactions and the number of stock option units outstanding are summarized as follows:

	Number of Option Units	Weighted Average Exercises Price	Weighted Average Remaining Contractual Life (Years)
Balance at January 1, 2015	5,738	$125.00	8.3
Granted (a)	8,522	214.50	10.0

Balance at December 31, 2015	14,260	178.49	9.0
Granted (b)	15,575	220.56	10.0

Balance at December 31, 2016	29,835	$200.45	8.5

(a)

During the year ended December 31, 2015, the Company granted 8,522 stock option units with a fair value of $204 to key management, which will be recognized over the vesting period. The total share based payments expense included in salaries and benefits during the period is $55 (2015 - $106). The fair value of each option unit granted was estimated at the date of the grant when it became measurable using the Black-Scholes option pricing model with the following key assumptions at the measurement date:

Expected volatility	45%
Risk-free interest rate	1.4%
Unit price	$214.50
Exercise price	$214.50
Expected life	2 years
Expected dividend yield	0%

The expected volatility of the stock options is based on comparable companies in the industry.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

15.	SHARE BASED PAYMENTS (Cont’d)

The option units vest equally on January 1, 2016, 2017, 2018 and 2019. The vesting of each anniversary is contingent on the Company meeting certain EBITDA targets for the previous four quarter periods. The Company achieved the EBITDA target for the first and second anniversaries. Management estimates that the Company will meet the EBITDA target on the third and fourth anniversaries.

(b)

During the year ended December 31, 2016, the Company granted an aggregate of 15,575 stock option units with an aggregate fair value of $329 to key management, which will be recognized over the vesting periods. The total share based payments expense included in salaries and benefits during the period is $228 (2015 - $Nil). The fair value of each option unit granted was estimated at the date of the grant when it became measurable using the Black-Scholes option pricing model with the following key assumptions at the measurement date:

Expected volatility	45%
Risk-free interest rate	0.7%
Unit price	$220.56
Exercise price	$220.56
Expected life	2 years
Expected dividend yield	0%

The expected volatility of the stock options is based on comparable companies in the industry.

The vesting terms are as follows:

For 8,060 of the granted option units, 50% of the option units vested on April 15, 2016 with the remaining 50% to vest equally on the first day of each month commenced June 1, 2016 for a period of 18 months.

For 6,716 of the granted option units, the option units vest equally April 15, 2017, 2018, 2019 and 2020. The vesting of each anniversary is contingent on the Company meeting certain EBITDA targets for the previous four quarter periods. Management estimates that the Company will meet the EBITDA target on the first, second, third and fourth anniversaries.

For 799 of the granted option units, the option units vest equally January 1, 2017, 2018 and 2019. The vesting of each anniversary is contingent on the Company meeting certain EBITDA targets for the previous four quarter periods. Management estimates that the Company will meet the EBITDA target on the first, second and third anniversaries.

The Company has the following option units issued as at December 31, 2016:

Number of Option Units Granted	Number of Option Units Exercisable (a)	Exercise Price	Expiry Date
5,738	5,738	$125.00	May 1, 2023
8,522	2,131	$214.50	May 28, 2025
14,776	5,597	$220.56	April 14, 2026
799	—	$220.56	May 16, 2026

29,835	13,466

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

15.	SHARE BASED PAYMENTS (Cont’d)

(a)	Upon a ‘change in control’ event, as defined in the respective agreements, all unvested options accelerate to be fully vested.

The Company had the following option units issued as at December 31, 2015:

Number of Option Units Granted	Number of Option Units Exercisable	Exercise Price	Expiry Date
5,738	5,738	$125.00	May 1, 2023
8,522	—	$214.50	May 28, 2025

14,260	5,738

16.	RESTRUCTURING COSTS

During the year ended December 31, 2015, the Company made the decision, and implemented irreversible steps, to restructure its strategic planning whereby the operations and assets in its geographic location of Halifax, Canada were relocated to Toronto, Canada. Total costs incurred attributed to this restructuring are $81 (2015 - $307). As at December 31, 2016, the Company has completed its restructuring plan, including the satisfaction of all operating lease commitments. Accordingly, management estimates that no further restructuring costs are to be incurred.

During the year ended December 31, 2016, the Company made the decision, and implemented irreversible steps, to restructure its strategic planning whereby the operations and assets in its geographic location of China were relocated to Los Angeles, United States and Toronto, Canada. Total costs incurred attributed to this restructuring are $454 (2015 - $Nil). As at December 31, 2016, the Company has substantially completed its restructuring plan, including the satisfaction of all operating lease commitments. Accordingly, management estimates that no further restructuring costs are to be incurred.

During the year ended December 31, 2016, the Company made the decision, and implemented irreversible steps, to restructure its Executive Committee to better manage the strategic direction of the Company. Total severance payments incurred in 2016 related to this restructuring is $1,339 (2015 - $Nil).

During the year ended December 31, 2016, the Company made the decision, and began the process to rebrand its trade names, whereby they will be consolidated to one common trade name. Total costs incurred in 2016 attributed to this rebranding initiative are $156 (2015 - $Nil).

17.	TRANSACTION COSTS

The Board of Directors had been considering the sale of the Company through an initial public offering (“IPO”). Transactions costs relate to professional fees incurred for the purposes of preparing the documentation necessary for a sale of the Company.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

18.	EARNINGS PER SHARE

	2016	2015
Numerator
Net earnings	$523	$253

Denominator
Weighted average number of common shares outstanding - basic	642,987	599,636
Effect of dilutive stock options	35,857	15,279

Weighted average number of common shares outstanding - diluted	678,844	614,915

Earnings per share
Basic	$0.81	$0.42
Diluted	$0.77	$0.41

The above calculations have been retrospectively adjusted to reflect the share reorganization (Note 14(g)) as if it had occurred on January 1, 2015.

19.	RELATED PARTY TRANSACTIONS

Amounts Due from Shareholders

The amounts due from shareholders are unsecured, have no specific terms of repayment and are not expected to be repaid prior to January 1, 2018. Of this balance, $227 (2015 - $227) bears interest at 1%, while the remainder is non-interest bearing.

Related Party Transactions

During the year, a company with common shareholders charged the Company rent for the premises of one of its US operations. Rent expense for this premise for the year was $319 (2015 - $221).

During the year, the Company paid management fees to an affiliate of the controlling shareholder in the amount of $250 (2015 - $250), respectively.

During the year, the Company paid transaction costs of $32 (2015 - $Nil) to an affiliate of the Chair of the Board.

Management Remuneration Agreements

Concurrent with the acquisition of Chainsaw, provision for remuneration of services to be rendered through to June 2019 by personnel (former shareholders of Chainsaw and current shareholders of the Company) is provided in the form of promissory note agreements with a principal of US$2,000, payable in quarterly principal payments of US$100 and bearing interest at 3.2% payable annually.

During the year ended December 31, 2016, the Company recorded remuneration expense of $522 (2015 - $591).

Key Management Compensation

Key management are those persons having authority and responsibility for planning, directing and controlling the activities, directly or indirectly, of the Company. The compensation of key management of the Company consists of short-term compensation and share-based payments of $2,573 (2015 - $2,034) and $140 (2015 - $106).

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

20.	COMMITMENTS

The approximate minimum rental payments under operating leases for occupancy, expiring between June 2017 through November 2031, exclusive of insurance and other occupancy charges, are as follows:

2017	$9,307
2018	8,148
2019	7,722
2020	7,393
2021	5,644
thereafter	34,407

$72,621

Additionally, the Company is obligated to pay annual management fees of $250 to the controlling shareholder up until May 2018.

The Company has entered into an operating lease agreement for premises whereby the landlord is committed to provide the Company with reduced rent during the periods of July 2016 to March 2017 and May 2021 and January 2022. During the year, the Company recognized $1,256 (2015 - $Nil) of lease inducement as a reduction to occupancy costs.

21.	INCOME TAXES

Provision for Income Taxes

The Company’s effective income tax rate differs from the amount that would be computed by applying the combined federal and provincial statutory rate of 26.5% (2015 - 26.5%) to the net earnings for the year. A reconciliation of the difference is as follows:

	2016	2015
Earnings before income taxes	$654	$1,750
Statutory rate	26.5%	26.5%
Expected income tax expense	$173	$464
Adjustments:
Non-deductible expenses	1,349	1,395
Effect of higher tax rates in foreign jurisdictions	(1,291)	158
Change in deferred income taxes recognized	—	522
Currency translation adjustment	(89)	(1,076)
Other	(11)	34

Income tax expense	$131	$1,497

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

21.	INCOME TAXES (Cont’d)

Deferred Income Taxes

The temporary differences that give rise to deferred income tax assets (liabilities) as presented below:

	December 31, 2016	December 31, 2015
Income tax loss carry forwards	$2,720	$2,030
Revenue producing assets, property and equipment and intangible assets	(17,983)	(17,005)
Finance lease liability	2,128	—
Other	(105)	(12)

Net deferred tax liability	$(13,240)	$(14,987)

Deferred income taxes are calculated at a rate of 26.5% and 40.0% for the entities in Canada and the United States, respectively. These rates reflect substantively enacted tax rate changes for federal and provincial/state taxes, based on estimates of when temporary difference will reverse.

The Company has operating loss carry forwards for income tax purposes in the amount of $6,834. These can be used to reduce future operating taxable income and expire as follows:

Year of Expiry	Canada	United States	Total
2032	$—	$552	$552
2035	99	1,135	1,234
2036	5	5,043	5,048

	$104	$6,730	$6,834

22.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company is exposed to various risks through its financial instruments. The following analysis provides a measure of the Company’s risk exposure and concentrations at December 31, 2016.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, due from shareholders, bank indebtedness and accounts payable and accrued liabilities approximate fair value due to the short-term maturities of these instruments.

The carrying value approximates its fair value for long-term debt, promissory notes and interest rate swap due to available market information and estimated interest rates.

The following have key inputs not observable in the market and therefore classified at a level 3 in the fair value hierarchy:

(a)

Contingent consideration (Note 11) is discounted to its present value using a discounted cash flow model, which requires the use of management estimates for key inputs including the probabilities of achieving performance targets, the probability of the acceleration of payments and the discount rate. The discount rate applied is 23%.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

22.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (Cont’d)

Fair Value of Financial Instruments (Cont’d)

If the probability of the acceleration of payments and the discount rate applied changed by changed by 10% and 2%, respectively, there would be no material impact to the present value of the contingent consideration.

(b)

Interest rate swap has been determined by the Company’s bank’s internal proprietary pricing models and estimates on certain assumptions, and on available market data, which may be internally generated.

Reasonable changes in these assumptions would not have a material effect on the valuation of interest rate swap.

Liquidity Risk

Liquidity risk is the risk of the Company’s inability to meet its financial obligations as they come due.

The Company actively manages its liquidity risk with its revolving demand credit facility (Note 8), commitments and maturities and capital structure. The Company also manages liquidity risk by continually monitoring actual and projected cash flows to ensure it has sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions.

As of December 31, 2016, the Company has a net working capital deficiency of $13,241 (2015 - $43,024). The large decrease in deficiency is due to the exchange and concurrent cancellation of the redeemable preferred shares (Note 13), which totaled $31,788 as at December 31, 2015.

The tables below set out the undiscounted contractual cash maturities of the Company’s financial liabilities as at December 31, 2016 and 2015:

Contractual	Anticipated Settlement Within Three Months	Anticipated Settlement Within One Year	Anticipated Settlement Five Years	Total Within Obligation
As at December 31, 2016:
Bank indebtedness (a), (b) and (c)	$5,373	$—	$—	$5,373
Accounts payable and accrued liabilities	9,677	237	—	9,914
Long-term debt (a) and (c)	3,505	7,948	44,622	56,075
Promissory notes (a)	1,167	—	16,641	17,808
Contingent consideration (a)	350	—	1,300	1,650
Interest rate swap (a)	—	—	272	272
Finance lease liability	568	1,643	6,890	9,101

	$20,640	$9,828	$69,725	$100,193

As at December 31, 2015:
Bank indebtedness (a), (b) and (c)	$7,013	$—	$—	$7,013
Accounts payable and accrued liabilities	11,633	—	—	11,633
Long-term debt (a) and (c)	2,082	6,245	37,999	46,326
Promissory notes (a)	1,188	—	14,991	16,179
Contingent consideration (a)	—	—	1,717	1,717
Interest rate swap (a)	—	—	584	584

	$21,916	$6,245	$55,291	$83,452

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

22.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (Cont’d)

Liquidity Risk (Cont’d)

(a)

Within 30 days of a ‘change in control’, ‘liquidity’ or ‘IPO’ event, as defined in the respective agreements, these contractual obligations are subject to acceleration requirements at the sole discretion of the respective holder, to be payable immediately. The business combination agreement described in Note 33(g) does not meet the aforementioned definitions until it is closed.

(b)	Bank indebtedness is a revolving demand credit facility (Note 8) and is due on demand.
(c)	Bank indebtedness and long-term debt were refinanced subsequent to December 31, 2016 (Note 33(d)).

Credit Risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The Company is primarily exposed to credit risk from its accounts receivable. The Company provides credit to its customers in the normal course of its operations and does not have a significant exposure to any individual customer. The Company has also adopted credit policies which include the analysis of the financial position of its customers and the regular review of their credit limits. As at December 31, 2016, the Company has recorded an allowance for doubtful accounts of $220 (2015 - $314). The Company’s normal credit terms are payment within 30 days. As at December 31, 2016, the Company has accounts receivable greater than 30 days of approximately $5,077 (2015 - $3,192).

The Company carries out its day to day banking at one major reputable financial institution and accordingly is exposed to the risk of losses beyond the financial institution’s insured limits for depositors.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to cash flow interest rate risk on its floating rate bank indebtedness and long-term debt.

The Company has entered into an interest rate derivative contract to limit its exposure to fluctuations in the interest rates subjecting the Company to fair value risk. Gains or losses arising from the change in fair values of the interest rate derivative contract are recognized in the net earnings.

A 1% change in interest rates would result in a change of approximately $372 (2015 - $443) in the reported net earnings.

Currency Risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company operates in foreign jurisdictions and also conducts certain of its sales, purchases, expenses, loans and promissory notes in US dollars. Consequently, some assets and liabilities are exposed to foreign exchange fluctuations. The Company does not use derivative financial instruments to reduce its exposure to this risk but since it has both sales and expenditure transactions in foreign currency, this risk is partially mitigated.

A 1% change in the foreign exchange rate would result in a change of approximately $240 (2015 - $194) in the reported comprehensive income (loss).

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

23.	CAPITAL MANAGEMENT

The Company defines its capital as shareholders’ equity.

The Company manages its capital structure and makes adjustments to it based on the funds available in order to support its operations. The primary objective of the Company’s capital management is to ensure that it maintains healthy capital ratios to support its business and maximize shareholder value.

The Company does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

The Company has externally imposed restrictions in the form of certain financial covenants stipulated in its loan agreement with its bank (Note 9(e)).

Management reviews its capital management approach on a quarterly basis. Management believes that its approach is reasonable. There were no changes in the Company’s approach to capital management during the year ended December 31, 2016.

24.	SEGMENTED INFORMATION

The Company’s operating segments are Camera, Lighting & Grip and Post (Note 3). Management monitors the operating results of the Company’s segments separately for the purpose of making decisions about resources to be allocated and of assessing performance. Segment performance is evaluated based on results in the tables below. Segment results include items directly attributable to a segment. Corporate costs are managed on a group basis.

The following is segmented information for the year ended December 31, 2016:

	Camera	Lighting & Grip	Post	Corporate	Total
Revenue from external customers and miscellaneous other income	$33,260	$50,369	$57,778	$—	$141,407

Expenses
Cash operating costs	17,577	17,435	13,772	3,909	52,693
Salaries and benefits	5,774	9,982	36,962	4,536	57,254

Total expenses	23,351	27,417	50,734	8,445	109,947

Adjusted operating earnings (loss) (a)	9,909	22,952	7,044	(8,445)	31,460
Non-cash operating costs and salaries (a)	—	—	—	709	709
Amortization	—	—	—	22,368	22,368
Restructuring, transaction and acquisition costs	—	—	—	3,098	3,098
Other items	—	—	—	4,631	4,631

Earnings (loss) before income taxes	$9,909	$22,952	$7,044	$(39,251)	$654

Capital expenditures (b)	$4,948	$14,560	$9,682	$5,474	$34,664

(a)

Adjusted operating earnings (loss) is calculated as operating earnings (loss) minus management fees (Note 26), loss (gain) on disposal of revenue producing assets (Note 26), write-off of obsolete equipment (Note 26) and share based payments (Note 15).

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

24.	SEGMENTED INFORMATION (Cont’d)

(b)

Capital expenditure consists of cost additions to revenue producing assets (Note 5) and property and equipment (Note 6) and excludes cost additions relating to the recognition of a finance lease liability (Note 5).

The following is segmented information for the year ended December 31, 2015:

	Camera	Lighting & Grip	Post	Corporate	Total
Revenue from external customers and miscellaneous other income	$31,693	$38,691	$49,042	$—	$119,426

Expenses
Cash operating costs	16,213	14,768	10,029	2,823	43,833
Salaries and benefits	6,121	9,465	29,448	3,246	48,280

Total expenses	22,334	24,233	39,477	6,069	92,113

Adjusted operating earnings (loss) (a)	9,359	14,458	9,565	(6,069)	27,313
Non-cash operating costs and salaries (a)	—	—	—	755	755
Amortization	—	—	—	16,305	16,305
Restructuring, transaction and acquisition costs	—	—	—	2,637	2,637
Other items	—	—	—	5,866	5,866

Earnings (loss) before income taxes	$9,359	$14,458	$9,565	$(31,632)	$1,750

Capital expenditures (b)	$5,939	$10,174	$4,824	$564	$21,501

(a)

Adjusted operating earnings (loss) is calculated as operating earnings (loss) minus management fees (Note 26), loss (gain) on disposal of revenue producing assets (Note 26), write-off of obsolete equipment (Note 26) and share based payments (Note 15).

(b)	Capital expenditure consists of cost additions to revenue producing assets (Note 5) and property and equipment (Note 6).

The following is geographic information:

	2016		2015
Revenue
Canada	$89,561	64%	$68,182	57%
United States	51,145	36%	50,593	42%
Other	—	0%	604	1%

	$140,706	100%	$119,379	100%

Non-current assets
Canada	$106,792	72%	$95,661	74%
United States	41,063	28%	32,990	25%
Other	—	0%	987	1%

	$147,855	100%	$129,638	100%

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

25.	REVENUE

	2016	2015
Production services	$81,672	$67,976
Post production services	55,601	46,813
Product sales	3,433	4,590

	$140,706	$119,379

26.	OPERATING COSTS

	2016	2015
Advertising and promotion	$1,129	$779
Bad debts	34	208
Bank charges	238	194
Cost of goods sold	2,145	3,979
Equipment operating cost	822	1,778
Equipment rentals	21,644	15,182
Equipment repairs and maintenance	3,389	2,955
Freight and delivery	2,868	3,196
Hotel and travel	1,386	1,015
Insurance	858	788
Management fees (Note 19)	250	250
Occupancy costs and utilities (Notes 19 and 20)	12,916	8,714
Office and general	4,155	3,719
Professional fees	1,220	960
Foreign exchange loss (gain)	(111)	366
Loss (gain) on disposal of revenue producing assets	(654)	135
Write-off of obsolete equipment	830	263

	$53,119	$44,481

27.	AMORTIZATION

	2016	2015
Revenue producing assets (Note 5)	$13,981	$11,378
Property and equipment (Note 6)	4,693	3,396
Intangible assets (Note 7)	3,694	1,531

	$22,368	$16,305

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

28.	RESTRUCTURING, TRANSACTION AND ACQUISITION

	2016	2015
Restructuring costs (Note 16)	$2,304	$307
Transaction costs (Notes 17 and 19)	758	1,832
Acquisition costs (Note 4)	36	498

	$3,098	$2,637

29.	FINANCE COSTS

	2016	2015
Interest on bank indebtedness and long-term liabilities (Notes 8, 9 and 10)	$3,457	$3,466
Accretion on long-term liabilities (Notes 9, 10, 11 and 12)	1,067	101
Unrealized loss (gain) on interest rate swap (Note 9)	(312)	170

	$4,212	$3,737

30.	INCOME TAXES

	2016	2015
Current (Note 21)	$1,795	$1,831
Deferred (Note 21)	(1,664)	(334)

	$131	$1,497

31.	SUPPLEMENTAL CASH FLOW INFORMATION

	2016	2015
Net changes in non-cash working capital
Accounts receivable	$(1,118)	$(1,033)
Inventory	233	(161)
Prepaid expenses and deposits	458	(793)
Due from shareholders	—	(11)
Accounts payable and accrued liabilities	(593)	2,143
Income taxes payable	472	510

	$(548)	$655

32.	RECLASSIFICATIONS

Certain prior year figures have been reclassified to conform with the current year presentation. These reclassifications had no impact on previously reported net earnings nor retained earnings.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

33.	SUBSEQUENT EVENTS

(a)

On January 1, 2017, Loose Hound Inc., Lupino II Inc., Gibson Empire II Inc., Dardemm Holdings Inc. and their collectively wholly-owned subsidiary, 1568799 Ontario Corp., amalgamated and continued on under the name of Tattersall Sound and Picture Inc.

(b)

On January 1, 2017, United Federal Fiat Reserve Inc., 2294588 Ontario Inc., Stationex Inc. and their collectively wholly-owned subsidiaries, Fini Films Inc. and Pixel Underground Inc., amalgamated and continued on under the name Pixel Underground Inc.

(c)

On April 11, 2017, the Company entered into a new Credit Agreement with its bank, as Administrative Agent, and two other major Canadian banks, as Syndication Agents. The proceeds were used to repay, and extinguish, the previous long-term debt (Note 9) and bank indebtedness (Note 8) for total consideration of $66,953. No gain nor loss was recorded on this extinguishment. The new Credit Agreement provides the Company:

(i)

Facility A: Revolving secured demand term credit facilities of $17,000, to finance operating expenditures and bearing interest at the bank’s prime lending rate plus 2.0%. Of the $17,000 credit facilities, $4,000 can be used as letters of credit in favour of lessors for leased premises, bearing interest at 0.25% per annum.

(ii)

Facility B: Non-revolving term loan of $51,988, bearing interest at the bank’s prime lending rate plus 2.0% per annum. The principal is repayable in quarterly principal payments of $1,300 plus interest, with balance due on maturity of the facility.

(iii)

Facility C: Non-revolving term loan of US$11,635, bearing interest at the bank’s US base rate plus 2.0% per annum. The principal is repayable in quarterly principal installments of US$291 plus interest, with balance due on maturity of the facility.

(iv)

Facility D: Revolving secured demand term credit facility of $30,000, to finance expenditures for revenue producing assets (Note 5) and property and equipment (Note 6) and bearing interest at the bank’s prime lending rate plus 2.0%. Additional interest of 0.7% is incurred on the unutilized portion of the available facility. The principal is repayable in quarterly principal payments equal to 3.125% of the outstanding principal amount plus interest, with balance due on maturity of the facility.

The above facilities mature in April 2020 and are secured by a general security agreement over the consolidated corporate assets of the Company and corporate guarantees of the Company’s subsidiaries.

The Company is required to comply with certain covenants stipulated in the Credit Agreement, including retrospective financial covenants for the year ended December 31, 2016. For the purposes of financial covenants, the Credit Agreement amended several definitions, including capital expenditures. Under the Credit Agreement, the Company was not in compliance with the new definition of its capital expenditure covenant for the year ended December 31, 2016. On June 14, 2017, both the Administrative Agent and Syndication Agents waived the default of the capital expenditure financial covenant.

On August 31, 2017, the Company executed an amendment to its Credit Agreement whereby the borrowing capacity of Facility B increased by $5,000. The Company drew the $5,000 and used the funds to finance the acquisition of The Crossing Studios Ltd. (Note 33(d)).

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

33.	SUBSEQUENT EVENTS (Cont’d)

On August 9, 2018, the Company executed an amendment to its Credit Agreement whereby the borrowing capacity of Facility B increased by $8,000. The Company drew the $8,000 and used the funds to repay the promissory notes that mature August 2018 (Note 10).

On September 27, 2018, the Company executed an amendment to its Credit Agreement whereby certain terms and financial covenants were amended.

(d)

On August 31, 2017, the Company closed a share purchase agreement with The Crossing Studios Ltd. (“Crossing Studios”), whereby the Company acquired 100% ownership interest of Crossing Studios. Crossing Studios provides stage facility services to the broadcast, television and film industries in Vancouver, Canada. The acquisition provides the Company with an enhanced presence in the aforementioned industries.

Details of the preliminary fair value of identifiable assets and liabilities acquired, purchase consideration and goodwill are as follows:

Total
Net assets acquired:
Cash	$1,200
Accounts receivable	153
Prepaid expenses and deposits	617
Property and equipment	1,037
Accounts payable and accrued liabilities	(227)
Income taxes payable	(25)
Deferred revenue and customer deposits	(1,499)
Finance lease liabilities	(173)
Deferred lease inducements	(232)
Deferred income taxes	(840)
Intangible assets	3,417
Goodwill	5,676

$9,104

Purchase consideration:
Cash (Note 33(c))	$6,000
Promissory notes	929
Contingent consideration	1,175
Share capital (9,764 common shares)	1,000

$9,104

Promissory notes have an effective interest rate of 8% and bear interest at 5% per annum, payable annually. Principal is due in August 2022.

Contingent consideration represents adjustable promissory notes that have an effective interest rate of 23% and bear no interest. Principal is repayable in annual installments in February 2018, February 2019 and February 2020. Payments are subject to adjustment based on EBITDA, as defined in the share purchase agreement, in relation to annual performance targets.

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

33.	SUBSEQUENT EVENTS (Cont’d)

Concurrent with the acquisition of Crossing Studios, 9,764 common shares were issued to a shareholder for cash proceeds of $1,000, which represents the fair value.

(e)

On January 1, 2018, Tattersall Sound & Picture Inc., Pixel Underground Inc., The Crossing Studios Ltd. and SIM Crew Productions Limited amalgamated and continued on under the name of SIM Media Limited, a new subsidiary of the Company.

(f)

Subsequent to December 31, 2016, the Company entered into additional operating leases for occupancy and equipment and acquired operating leases for occupancy through the acquisition of Crossing Studios (Note 33(d)), expiring between June 2018 through August 2028, exclusive of insurance and other occupancy charges. The approximate minimum rental payments are as follows:

2017	$1,131
2018	6,518
2019	7,798
2020	6,076
2021	4,300
thereafter	13,739

$39,562

Included in the above are amounts for operating lease arrangements for equipment with a combined fair value of $6,729. The equipment was initially acquired by the Company and subsequently sold to a lessor in a sale-leaseback arrangement.

(g)

On September 13, 2018, the Company entered into a business combination agreement with Saban Capital Acquisition Corp., a publicly traded special purpose acquisition company, and Panavision Inc., a designer, manufacturer and provider of high precision optics and camera technology and a provider of production-critical equipment and services (the “business combination agreement”), whereby the acquiring entity will obtain 100% ownership of the Company. The closing will take place once all conditions of the business combination agreement are satisfied or waived, which is expected to occur during the three-month period ending March 31, 2019. As consideration, the Company’s shareholders will receive 3,100,000 common shares, with a deemed value of US$31,000, in the acquiring entity and US$110,000 cash. The cash consideration will be adjusted for closing net working capital targets and capital expenditure targets, as defined in the business combination agreement. The cash proceeds will be used to satisfy all long-term liability obligations and the Company will be acquired on a debt-free basis.

(h)

On September 27, 2018, the Company entered into a debenture agreement with its controlling shareholder for $6,750, bearing interest at 10.0% per annum. This debenture matures December 2020 and is secured by a general security agreement over the consolidated corporate assets of the Company, subordinated to the Company’s Credit Agreement with its bank (Note 33(c)).

(i)

On September 27, 2018, the Company granted 72,518 warrants to its controlling shareholder. Each warrant entitles the holder to purchase one common share of the Company. These warrants vest at the later of January 27, 2019 and the termination of the business combination agreement (Note 33(g)). The

SIM Video International Inc.

Notes to Consolidated Financial Statements

(in thousands of Canadian dollars, except per share amounts)

For the Years Ended December 31, 2016 and 2015

33.	SUBSEQUENT EVENTS (Cont’d)

exercise price of each warrant is equal to the anticipated closing consideration per common share of the business combination agreement. These warrants expire at the earlier of closing of the business combination agreement or December 2020.

The fair value of these warrants is $nil as the Company anticipates to close the business combination agreement, thereby resulting in the warrants not vesting and expiring.

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of The Crossing Studios Ltd.

Report on the Financial Statements

We have audited the accompanying financial statements of The Crossing Studios Ltd. which comprise the statements of financial position as at August 31, 2017 and October 31, 2016 and the related statements of earnings and comprehensive income, changes in equity and cash flows for the periods from November 1, 2016 to August 31, 2017 and October 27, 2015 (Date of Incorporation) to October 31, 2016 and the related notes to the financial statements, which as described in note 2 to the financial statements, have been prepared on the basis of International Financial Reporting Standards as issued by the International Accounting Standards Board.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Crossing Studios Ltd. as of August 31, 2017 and October 31, 2016, and the results of their operations and their cash flows for the periods from November 1, 2016 to August 31, 2017 and October 27, 2015 (Date of Incorporation) to October 31, 2016 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

As discussed in note 2 to the financial statements, The Crossing Studios Ltd. prepared its financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, which differs from U.S. generally accepted accounting principles. Our opinion is not modified with respect to this matter.

/s/ RSM Canada LLP

Chartered Professional Accountants

Licensed Public Accountants

December 11, 2018

Toronto, Ontario

The Crossing Studios Ltd.

Statements of Financial Position

Expressed in Canadian Dollars

As at

	August 31, 2017	October 31, 2016
Assets
Current
Cash	$1,200,231	$1,438,547
Accounts receivable	152,519	98,119
Current portion of deposits (Note 4)	83,801	53,019
Prepaid expenses	10,006	2,777

	1,446,557	1,592,462
Deposits (Note 4)	522,746	495,288
Property and equipment (Note 5)	1,038,286	944,723
Deferred tax asset (Note 12)	48,700	66,567

	$3,056,289	$3,099,040

Liabilities
Current
Accounts payable and accrued liabilities	$200,984	$342,098
Income taxes payable	24,398	301,468
Deferred revenue	744,647	504,641
Current portion of finance lease obligations (Note 6)	87,828	69,467
Current portion of deferred rent inducement (Note 7)	100,079	104,799
Tenant deposits (Note 8)	753,910	689,910
Due to shareholder (Note 13)	—	106,392
Redeemable preferred shares (Note 10)	7,687,090	—

	9,598,936	2,118,775
Finance lease obligations (Note 6)	84,997	125,197
Deferred rent inducement (Note 7)	131,935	157,402

	9,815,868	2,401,374

Shareholders’ Equity
Capital stock (Note 9)	15	21
Retained earnings (deficit)	(6,759,594)	697,645

	(6,759,579)	697,666

	$3,056,289	$3,099,040

Commitments (Note 15)
Subsequent events (Note 16)

See accompanying notes

The Crossing Studios Ltd.

Statements of Changes in Equity

Periods From November 1, 2016 To August 31, 2017 and October 27, 2015 (Date of Incorporation)

To October 31, 2016

Expressed in Canadian Dollars

	Class A Common Shares		Class B Preferred Shares		Class C Preferred Shares		Retained earnings (deficit)	Total Equity
	Number	Amount	Number	Amount	Number	Amount
Balance at October 27, 2015	—	$—	—	$—	—	$—	$—	$—
Shares issued (Note 9(a))	100	10	100	10	100	1	—	21
Net earnings and comprehensive income	—	—	—	—	—	—	897,645	897,645
Dividends (Note 9(b)(c))	—	—	—	—	—	—	(200,000)	(200,000)

Balance at October 31, 2016	100	10	100	10	100	1	697,645	697,666
Shares issued (Note 9(d))	100	10	100	10	—	—	—	20
Shares exchanged (Note 9(e)(f))	(100)	(10)	(199)	(15)	(100)	(1)	—	(26)
Re-valuation of preferred shares at redemption amount (Note 10(a)(b))	—	—	—	—	—	—	(7,932,064)	(7,932,064)
Net earnings and comprehensive income	—	—	—	—	—	—	1,319,830	1,319,830
Dividends (Notes 9(g) and 10(b))	—	—	—	—	—	—	(845,005)	(845,005)

Balance at August 31, 2017	100	$10	1	$5	—	$—	$(6,759,594)	$(6,759,579)

See accompanying notes

The Crossing Studios Ltd.

Statements of Earnings and Comprehensive Income

Expressed in Canadian Dollars

Periods From November 1, 2016 To August 31, 2017 and October 27, 2015 (Date of Incorporation)

To October 31, 2016

	2017	2016
Revenue (Note 11)	$6,761,416	$4,027,784

Expenses
Property expenses	3,807,036	2,129,941
Office and administrative	261,681	231,657
Professional fees	163,623	31,896
Amortization	243,236	114,826
Salaries and benefits (Note 13)	539,516	362,610
Finance charges	8,414	2,368
Equipment rental	23,758	21,940

	5,047,264	2,895,238

Earnings before income taxes	1,714,152	1,132,546

Income tax (Note 12)
Current	376,455	301,468
Deferred	17,867	(66,567)

	394,322	234,901

Net earnings and comprehensive income	$1,319,830	$897,645

See accompanying notes

The Crossing Studios Ltd.

Statements of Cash Flows

Expressed in Canadian Dollars

Periods From November 1, 2016 To August 31, 2017 and October 27, 2015 (Date of Incorporation)

To October 31, 2016

	2017	2016
Cash provided by (used in)
Operations
Net earnings	$1,319,830	$897,645
Items not affecting cash
Amortization	243,236	114,826
Deferred tax expense (recovery)	17,867	(66,567)

	1,580,933	945,904
Net changes in non-cash items (Note 14)	(215,666)	1,966,662

	1,365,267	2,912,566

Investing
Purchase of property and equipment	(277,507)	(803,632)
Deposits paid	(58,240)	(548,307)

	(335,747)	(1,351,939)

Financing
Issuance of shares	20	21
Payments to shareholder	(200,043)	(259,834)
Advances from shareholder	93,651	366,226
Payments on finance lease obligations	(71,459)	(28,493)
Redemption of Class E preferred shares (Note 10(b))	(245,000)	—
Dividends (Note 9(g))	(845,005)	(200,000)

	(1,267,836)	(122,080)

Net change in cash	(238,316)	1,438,547
Cash, beginning of period	1,438,547	—

Cash, end of period	$1,200,231	$1,438,547

Supplemental Disclosure
Cash paid for interest	$8,414	$2,368
Cash paid for income taxes	$653,525	$—

The Company acquired $49,620 (October 31, 2016 - $223,157) of equipment under finance lease.

The following share exchange transactions were non-cash transactions:

(a)	On January 12, 2017, 100 Class A common shares, 100 Class B preferred shares, and 100 Class C preferred shares were exchanged for 121,000 Class G preferred shares (Note 9(e)).

(b)	On March 21, 2017, 99 Class B preferred shares and 118,800 Class G preferred shares were exchanged for 100,000 Class E preferred shares and 118,800 Class F preferred shares (Note 9(f)).

See accompanying notes

The Crossing Studios Ltd.

Notes to Financial Statements

Expressed in Canadian Dollars

Periods From November 1, 2016 To August 31, 2017 and October 27, 2015 (Date of Incorporation)

To October 31, 2016

1.	NATURE OF BUSINESS

The Crossing Studios Ltd. (the “Company”) is in the business of renting commercial real estate and subleasing the studio space in Burnaby, British Columbia for various television, film and fine arts productions. The Company was incorporated on October 27, 2015 under the Business Corporations Act of British Columbia. The Company’s registered head office is 1 Atlantic Avenue, Suite 110, Toronto, Ontario M6K 3E7.

2.	BASIS OF PREPARATION AND MEASUREMENT

Statement of Compliance

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”).

On August 31, 2017, the Company entered into a share purchase agreement with a Toronto based company that leases equipment and related accessories and provides services to broadcast television and film industries. Accordingly, these financial statements reflect amounts up to August 31, 2017.

The financial statements for the Company were authorized for issue by the Board of Directors on December 11, 2018.

Basis of Measurement

These financial statements have been prepared on a historic cost basis except for financial instruments classified as fair value through profit or loss, which are stated at their fair value. In addition, these financial statements have been prepared using the accrual basis of accounting.

These financial statements of the Company are presented in Canadian dollars, which is also the functional currency of the Company.

Use of Estimates and Judgments

The preparation of the financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. By their nature, these estimates are subject to measurement uncertainty and are reviewed periodically and adjustments, if necessary, are made in the period which they are identified. Actual results could differ from those estimates.

Significant estimates in connection with these financial statements include allowance for uncollectible accounts receivable; estimated useful life of property and equipment; classification of leases; amounts recorded as accrued liabilities and deferred income taxes and provisions.

Significant judgments in connection with these financial statements include determination of the application of the recognition policy adopted for leasing and rental revenues and classification of leases; determination of lease classification; and determination if leased asset improvements are capital additions or tenant incentives.

The Crossing Studios Ltd.

Notes to Financial Statements

Expressed in Canadian Dollars

Periods From November 1, 2016 To August 31, 2017 and October 27, 2015 (Date of Incorporation)

To October 31, 2016

3.	SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these financial statements are set out below.

Revenue Recognition

The Company enters into short term sublease arrangements with its clients.

Revenue from sublease arrangements includes all rental income earned from the properties, including minimum rent earned from tenants under lease agreements, property tax and operating cost recoveries and all other miscellaneous income generally paid by the tenants under the terms of their existing leases. Revenue recognition under a lease commences when a tenant has a right to use the leased asset, and revenue is recognized pursuant to the terms of the lease agreement.

Deferred revenue includes amounts received from clients for use of a leased asset in a subsequent period.

Tenant deposits include rental and utility deposits from tenants in accordance with sublease agreements.

Accounts Receivable

Accounts receivable are amounts due from tenants for rents owed or cost recoveries due in the ordinary course of business. Accounts receivable are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for uncollectible amounts.

The Company provides for bad debts by establishing an allowance for doubtful accounts based on its best estimate of any potentially uncollectible accounts. Uncertainty relates to the actual collectibility of the customer balances that can vary from management’s estimates and judgments.

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable and accrued liabilities are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities. Accounts payable and accrued liabilities are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

Property and Equipment

Property and equipment are recorded at cost less write downs for obsolescence and accumulated amortization. Amortization is provided over their estimated useful lives at the undernoted rates and methods:

Computer equipment	-	55% declining balance
Equipment	-	20% declining balance
Leasehold improvements	-	5 years straight-line
Software	-	1 year straight-line
Equipment under finance lease	-	20% declining balance

The Crossing Studios Ltd.

Notes to Financial Statements

Expressed in Canadian Dollars

Periods From November 1, 2016 To August 31, 2017 and October 27, 2015 (Date of Incorporation)

To October 31, 2016

3.	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Property and Equipment (Cont’d)

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period. Any gain or loss arising on disposal of the asset, determined as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in the statement of earnings and comprehensive income.

Costs related to the servicing and maintenance of property and equipment are recognized, as incurred, in the statement of earnings and comprehensive income.

Impairment of Non-Financial Assets

Property and equipment, and other non-current assets with definite useful lives are tested for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The recoverable amount is the higher of fair value less costs to sell and value in use. Fair value less costs to sell is the amount obtainable from the sale of the asset or group of assets in an arm’s length transaction between knowledgeable and willing parties, less costs to sell. Value in use is equal to the present value of future cash flows expected to be derived from the use and sale of the asset. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets.

An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount.

Impairment losses may be reversed in a subsequent period where the impairment no longer exists or has decreased. The carrying amount after a reversal must not exceed the carrying amount (net of amortization) that would have been determined had no impairment loss been recognized.

Finance Leases - Lessee

Lease agreements that effectively transfer substantially all the risks and rewards of ownership of the leased assets to the Company are classified as finance leases. Assets held under finance leases are initially recognized at their fair value or, if lower, at amounts equal to the present value of the minimum lease payments, each determined at the inception of the lease. The corresponding liability is included in the statement of financial position as a finance lease obligation. Lease payments are apportioned between finance charges and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are charged directly as an expense. Finance leased assets are reported under the relevant asset categories, with recognition of a corresponding financial liability. They are depreciated on a 20% declining balance basis.

Operating Leases - Lessee

Lease agreements that do not meet the recognition criteria of a finance lease are classified and recognized as operating leases. Payments made under operating leases are recognized in the statement of earnings and comprehensive income on a straight-line basis over the term of the related lease agreement.

The Crossing Studios Ltd.

Notes to Financial Statements

Expressed in Canadian Dollars

Periods From November 1, 2016 To August 31, 2017 and October 27, 2015 (Date of Incorporation)

To October 31, 2016

3.	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Operating Leases - Lessee (Cont’d)

Lease inducements are amortized on a straight-line basis over the term of the lease or useful life of the asset, whichever is shorter. The term of the lease used includes certain option periods considered in the lease term and any period during which the Company has use of the property but is not charged rent by a landlord.

Current Income Taxes

Current income tax expense is based on the results for the period as adjusted for items that are not taxable nor deductible. Current income tax is calculated using tax rates and laws that were enacted or substantively enacted at the end of the reporting period. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. Provisions are established where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred Income Taxes

The Company follows the asset and liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities, as well as for the benefit of losses available to be carried forward to future years for tax purposes.

Deferred taxation is determined using tax rates (and laws) that have been enacted or substantially enacted by the reporting date and are expected to apply when the related deferred taxation asset is realized or the deferred taxation liability is settled.

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Share Capital

Common shares are classified as equity. Transaction costs directly attributable to the issue of common shares are recognized as a deduction from equity, net of tax. When share capital recognized as equity is repurchased, the amount of the consideration paid, including directly attributable costs, is recognized as a deduction from total equity.

Preference share capital is classified as equity if its is non-redeemable, or redeemable only at the Company’s option, and the dividends are discretionary. Dividends thereon are recognized as distributions within equity upon approval by the Company’s shareholders. Preference share capital is classified as a liability if it is redeemable on a specific date or at the option of the shareholders, or if dividend payments are not discretionary. Such preference shares are carried at their redemption amount.

Dividends on redeemable preferred shares classified as a liability that are not discretionary are recorded in the statements of earnings and comprehensive income as interest expense. Dividends on redeemable preferred shares classified as a liability that are discretionary are recorded in the statement of changes in equity.

The Crossing Studios Ltd.

Notes to Financial Statements

Expressed in Canadian Dollars

Periods From November 1, 2016 To August 31, 2017 and October 27, 2015 (Date of Incorporation)

To October 31, 2016

3.	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Provisions

The Company recognizes a provision when a past event creates a legal or constructive obligation that can be reasonably estimated and is likely to result in an outflow of economic resources.

Financial Instruments

The Company recognizes a financial asset or a financial liability when, and only when, it becomes a party to the contractual provisions of the instrument. Such financial assets or financial liabilities are initially recognized at fair value and the subsequent measurement depends on their classification.

Financial assets classified as fair value through profit and loss (“FVTPL”) are measured at fair value with any resultant gain or loss recognized in profit or loss. Financial assets classified as available-for-sale are measured at fair value with any resultant gain or loss being recognized directly in other comprehensive income. Investments in equity instruments classified as available-for-sale that do not have a quoted market price in an active market and whose fair value cannot be reliably measured are measured at cost. When available-for-sale financial assets are derecognized, the cumulative gain or loss previously recognized directly in equity is recognized in profit or loss. Financial assets classified as loans and receivables and held to maturity, are measured at amortized cost using the effective interest rate method.

Transaction costs associated with FVTPL financial assets are expensed as incurred, while transaction costs associated with all other financial assets are included in the initial carrying amount of the asset.

All financial liabilities are recognized initially at fair value plus directly attributable transaction costs, except for transaction costs on financial liabilities classified as FVTPL which are expensed as incurred. Financial liabilities are classified as other financial liabilities or FVTPL, with other financial liabilities subsequently measured at amortized cost using the effective interest rate method.

Classification of these financial instruments is as follows:

Cash	Loans and receivable
Accounts receivable	Loans and receivable
Deposits	Loans and receivable
Accounts payable and accrued liabilities	Other financial liabilities
Tenant deposits	Other financial liabilities
Due to shareholder	Other financial liabilities
Finance lease obligations	Other financial liabilities
Redeemable preferred shares	Other financial liabilities

Financial assets are derecognized when the Company’s rights to cash flows from the respective assets have expired or have been transferred and the Company has neither exposure to the risks inherent in those assets nor entitlement to rewards from them. A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a de-recognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the statement of earnings and comprehensive income.

The Crossing Studios Ltd.

Notes to Financial Statements

Expressed in Canadian Dollars

Periods From November 1, 2016 To August 31, 2017 and October 27, 2015 (Date of Incorporation)

To October 31, 2016

3.	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Financial Instruments (Cont’d)

A financial asset not carried at fair value through profit or loss is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be estimated reliably.

An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognized in statement of earnings and comprehensive income and reflected in an allowance account against receivables.

Fair Value Measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the company takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date.

The Company categorizes its financial assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs used in the measurement.

Level 1: This level includes assets and liabilities measured at fair value based on unadjusted quoted prices for identical assets and liabilities in active markets that are accessible at the measurement date.

Level 2: This level includes valuations determined using directly or indirectly observable inputs other than quoted prices included within Level 1. Derivative instruments in this category are valued using models or other standard valuation techniques derived from observable market inputs.

Level 3: This level includes valuations based on inputs which are less observable, unavailable or where the observable data does not support a significant portion of the instruments’ fair value.

Recent Accounting Pronouncements

Certain pronouncements were issued by the IASB that are mandatory for accounting periods after August 31, 2017 or later periods. Many are not applicable or do not have a significant impact to the Company and have been excluded from the list below. The following accounting pronouncements have not yet been adopted and are being evaluated to determine the impact on the Company.

Effective for annual periods beginning on or after January 1, 2018, IFRS 15 Revenue from Contracts with Customers was issued by the IASB in May 2014. The core principle of the new standard is for companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration (that is, payment) to which the company expects to be entitled in exchange for those goods or services. The new standard will also result in enhanced disclosures about revenue, provide guidance for transactions that were not previously addressed comprehensively (for example, service revenue and contract modifications) and improve guidance for multiple-element arrangements. Earlier application is permitted. IFRS 15 supercedes the following standards: IAS 11 Construction Contracts, IAS 18 Revenue, IFRIC 13

The Crossing Studios Ltd.

Notes to Financial Statements

Expressed in Canadian Dollars

Periods From November 1, 2016 To August 31, 2017 and October 27, 2015 (Date of Incorporation)

To October 31, 2016

3.	SIGNIFICANT ACCOUNTING POLICIES (Cont’d)

Recent Accounting Pronouncements (Cont’d)

Customer Loyalty Programmes, IFRIC 15 Agreements for the Construction of Real Estate, IFRIC 18 Transfers of Assets from Customers, and SIC-31 Revenue—Barter Transactions Involving Advertising Services.

Effective for annual periods beginning on or after January 1, 2018, IFRS 9 Financial Instruments was issued by the IASB in July 2014 and will replace IAS 39 Financial Instruments: Recognition and Measurement. IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, replacing the multiple rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward unchanged to IFRS 9. The new standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39. A new hedge accounting model is introduced and represents a substantial overhaul of hedge accounting which will allow entities to better reflect their risk management activities in the financial statements. The most significant improvements apply to those that hedge non-financial risk, and so these improvements are expected to be of particular interest to non-financial institutions. Earlier application is permitted.

Effective for annual periods beginning on or after January 1, 2019, IFRS 16 Leases was issued by the IASB in January 2016 and will replace IAS 17 Leases. IFRS 16 introduces a single accounting model for lessees and for all leases with a term of more than 12 months, unless the underlying asset is of low value. A lessee will be required to recognize a right-of-use asset, representing its right to use the underlying asset, and a lease liability, representing its obligation to make lease payments. The accounting treatment for lessors will remain largely the same as under IAS 17. Earlier application is permitted only if the Company early adopts IFRS 15.

4.	DEPOSITS

The Company pays lease deposits and prepaid rental deposits arising from terms outlined in the head lease agreements and utilities deposits to various head lessors and utility providers in connection with its agreements to rent building, studio space and the related utilities. At the end of the period, the Company had the following deposits:

	August 31, 2017	October 31, 2016
Deposits	$606,547	$548,307
Less: Current portion	(83,801)	(53,019)

Long-term portion	$522,746	$495,288

The Crossing Studios Ltd.

Notes to Financial Statements

Expressed in Canadian Dollars

Periods From November 1, 2016 To August 31, 2017 and October 27, 2015 (Date of Incorporation)

To October 31, 2016

5.	PROPERTY AND EQUIPMENT

	Computer Equipment	Equipment	Leasehold Improvements	Software	Equipment Under Finance Lease	Total
Cost
Additions	$15,018	$424,381	$386,696	$10,297	$223,157	$1,059,549

As at October 31, 2016	15,018	424,381	386,696	10,297	223,157	1,059,549
Additions	8,672	92,252	185,381	874	49,620	336,799

As at August 31, 2017	$23,690	$516,633	$572,077	$11,171	$272,777	$1,396,348

Amortization
Additions	$7,468	$41,224	$38,670	$5,148	$22,316	$114,826

As at October 31, 2016	7,468	41,224	38,670	5,148	22,316	114,826
Additions	13,214	83,429	95,877	5,586	45,130	243,236

As at August 31, 2017	$20,682	$124,653	$134,547	$10,734	$67,446	$358,062

Net book value
As at October 31, 2016	$7,550	$383,157	$348,026	$5,149	$200,841	$944,723

As at August 31, 2017	$3,008	$391,980	$437,530	$437	$205,331	$1,038,286

(a)	Additions included in accounts payable and accrued liabilities as at August 31, 2017 is $9,672 (October 31, 2016—$32,760).

6.	FINANCE LEASE OBLIGATIONS

The Company acquired network infrastructure equipment under the provisions of various finance leases. These various finance leases have blended monthly payments ranging from $20 to $2,384, expire from June 2019 to August 2019, with annual interest of 5.0%.

The following is a schedule of the future minimum lease payments under these finance leases together with the balance of the obligation under the finance lease:

	August 31, 2017	October 31, 2016
Less than one year	$94,474	$77,622
1—5 years	87,213	130,814

Total minimum payments	181,687	208,436
Less: Interest at the implicit rate	(8,862)	(13,772)

Balance of the obligation	172,825	194,664
Less: Current portion	(87,828)	(69,467)

Long-term portion	$84,997	$125,197

The Crossing Studios Ltd.

Notes to Financial Statements

Expressed in Canadian Dollars

Periods From November 1, 2016 To August 31, 2017 and October 27, 2015 (Date of Incorporation)

To October 31, 2016

7.	DEFERRED RENT INDUCEMENT

Deferred rent liabilities arise from the recognition of leasing costs on a straight-line basis over the non-cancellable lease term when such terms include escalating rent payments or rent-free periods.

	August 31, 2017	October 31, 2016
Deferred rent inducement	$232,014	$262,201
Less: Current portion	(100,079)	(104,799)

Long-term portion	$131,935	$157,402

8.	TENANT DEPOSITS

The Company collects rental and utility deposits from tenants in accordance with its various licensing agreements to provide building and studio space under sublease agreements. Prepaid rent deposits arise from terms outlined in the Company’s licensing agreements. At the end of the period, the Company held the following tenant deposits:

	August 31, 2017	October 31 2016
Tenant security deposits	$554,800	$375,300
Tenant utility deposit	10,110	10,110
Tenant prepaid rent deposits	189,000	304,500

	$753,910	$689,910

9.	CAPITAL STOCK

Authorized:

Unlimited Class A voting common shares with par value of $0.10 per share.

Unlimited Class B non-redeemable, non-retractable, non-voting preferred shares with dividend entitlement at the discretion of the Board of Directors with par value of $0.10 per share.

Unlimited Class C non-redeemable, non-retractable, non-voting preferred shares with dividend entitlement at the discretion of the Board of Directors with par value of $0.01 per share.

Unlimited Class D non-redeemable, non-retractable, non-voting preferred shares with dividend entitlement at the discretion of the Board of Directors with par value of $0.001 per share.

	Number	Amount
Balance at October 27, 2015	—	$—
Issued (a)	300	21

Balance at October 31, 2016	300	21
Issued (d)	200	20
Exchanged (e & f)	(399)	(26)

Balance at August 31, 2017	101	$15

The Crossing Studios Ltd.

Notes to Financial Statements

Expressed in Canadian Dollars

Periods From November 1, 2016 To August 31, 2017 and October 27, 2015 (Date of Incorporation)

To October 31, 2016

9.	CAPITAL STOCK (Cont’d)

(a)

On October 27, 2015, the Company issued 100 Class A common shares, 100 Class B preferred shares and 100 Class C preferred shares from treasury. Total proceeds received on subscription was $10, $10, and $1 respectively for an aggregate amount of $21.

(b)	On December 31, 2015, the Company declared a dividend of $40,000 on the Class B preferred shares which are included as part of amounts due to shareholder.
(c)	On January 2, 2016, the Company declared a dividend of $160,000 on the Class B preferred shares which are included in amounts due to shareholder.
(d)

On January 12, 2017, the Company issued 100 Class A common shares and 100 Class B preferred shares from treasury. Total proceeds received on subscription was $10 and $10 respectively for an aggregate amount of $20.

(e)	On January 12, 2017, 100 Class A common shares, 100 Class B preferred shares and 100 Class C preferred shares were exchanged for 121,000 Class G preferred shares (Note 10).
(f)	On March 21, 2017, 99 Class B preferred shares and 118,800 Class G preferred shares were exchanged for 100,000 Class E preferred shares and 118,800 Class F preferred shares.
(g)	On August 30, 2017, the Company declared dividends for an aggregate amount of $845,005 on holders of Class B preferred shares which was charged against a shareholder loan balance.

10.	REDEEMABLE PREFERRED SHARES

Authorized:

Unlimited Class E non-cumulative, non-voting, redeemable and retractable preferred shares with dividends eligible up to 9% of the redemption price per year which has been set at $67.22 per share by the Board of Directors.

Unlimited Class F non-voting, redeemable and retractable preferred shares which are not eligible for dividends. Redemption price has been set at $10 per share by the Board of Directors.

Unlimited Class G non-voting, redeemable and retractable preferred shares with dividends eligible up to 9% of the redemption price per year which has been set at $10 per share by the Board of Directors.

	Class E		Class F		Class G
	Number	Value	Number	Value	Number	Value	Total Value
Balance at October 27, 2015 and October 31, 2016	—	$—	—	$—	—	$—	$—
Common shares exchanged (Note 9(e))	—	—	—	—	121,000	1,210,000	1,210,000
Common shares exchanged (a)	100,000	6,722,090	118,800	1,188,000	(118,800)	(1,188,000)	6,722,090
Redeemed (b)	(3,645)	(245,000)	—	—	—	—	(245,000)

Balance at August 31, 2017	96,355	$6,477,090	118,800	$1,188,000	2,200	$22,000	$7,687,090

(a)

On March 21, 2017, 99 Class B preferred shares and 118,800 Class G preferred shares were exchanged for 100,000 Class E preferred shares and 118,800 Class F preferred shares (Note 9(f)). The issuance of preferred shares was accounted for as a capital transaction, with the redemption amount being charged to deficit.

The Crossing Studios Ltd.

Notes to Financial Statements

Expressed in Canadian Dollars

Periods From November 1, 2016 To August 31, 2017 and October 27, 2015 (Date of Incorporation)

To October 31, 2016

10.	REDEEMABLE PREFERRED SHARES (Cont’d)

(b)	On August 29, 2017, the Company redeemed 3,645 Class E preferred shares at a redemption price of $67.22 per share.

11.	REVENUE

	August 31, 2017	October 31, 2016
Minimum rent	$6,063,715	$3,585,290
Recoveries from tenants	697,701	442,494

	$6,761,416	$4,027,784

The Company generally enters into sublease arrangements under short-term operating leases. As at August 31, 2017, the future minimum base rent lease payments on tenant operating leases are $3,247,000 (October 31, 2016—$3,441,000).

12.	INCOME TAXES

Provision for Income Taxes

The Company’s effective income tax rate differs from the amount that would be computed by applying the combined federal and provincial statutory rate of 26.0% to the net earnings for the period. The reason for the difference is as follows:

	August 31, 2017	October 31, 2016
Earnings before income taxes	$1,714,152	$1,132,546
Statutory rate	26.0%	26.0%

Expected income tax payable	445,680	294,462
Adjustments:
Impact of small business deduction	(54,137)	(65,000)
Non-deductible expenses and other permanent differences	3,866	5,439
Other	(1,087)	—

Income tax expense	$394,322	$234,901

Deferred Income Taxes

The temporary differences that give rise to the deferred income tax asset are presented below:

	August 31, 2017	October 31, 2016
Finance lease obligations	$105,200	$118,785
Property and equipment	(56,500)	(52,218)

Net deferred tax asset	$48,700	$66,567

Deferred income taxes are calculated at a rate of 27.0%. This rate reflects substantively enacted tax rate changes for federal and provincial taxes, based on estimates of when temporary difference will reverse.

The Crossing Studios Ltd.

Notes to Financial Statements

Expressed in Canadian Dollars

Periods From November 1, 2016 To August 31, 2017 and October 27, 2015 (Date of Incorporation)

To October 31, 2016

13.	RELATED PARTY TRANSACTIONS

Due to Shareholder

The amounts due to a shareholder were valued at cost and were unsecured. These amounts did not bear interest, had no fixed terms of repayment. All amounts owed to shareholder were repaid during the August 31, 2017 period (Notes 9(g) and 10(b)).

Key Management Compensation

Key management are those persons having authority and responsibility for planning, directing, and controlling the activities, directly or indirectly, of the Company. The compensation of key management of the Company consists of short-term compensation of $241,000 (October 31, 2016 - $281,000).

14.	NET CHANGE IN NON-CASH ITEMS

	August 31, 2017	October 31, 2016
Accounts receivable	$(54,400)	$(98,119)
Prepaid expenses	(7,229)	(2,777)
Accounts payable and accrued liabilities	(150,786)	309,338
Tenant deposits	64,000	689,910
Income taxes payable	(277,070)	301,468
Deferred revenue	240,006	504,641
Deferred rent inducement	(30,187)	262,201

	$(215,666)	$1,966,662

15.	COMMITMENTS

The Company has entered into various operating leases as part of head lease and sublease agreements to provide building and studio space to various television, film and fine arts productions. The terms and conditions of the sublease agreements are similar to each of the head lease agreements with various landlords. The Company is also committed to lease several vehicles that it uses in carrying out its rental activities. The various leases expire between December 2017 and November 2023, exclusive of insurance and other occupancy charges.

The approximate aggregate minimum lease payments are as follows:

2018	$3,314,000
2019	3,402,000
2020	2,435,000
2021	2,247,000
2022	1,774,000
thereafter	1,899,000

$15,071,000

The Crossing Studios Ltd.

Notes to Financial Statements

Expressed in Canadian Dollars

Periods From November 1, 2016 To August 31, 2017 and October 27, 2015 (Date of Incorporation)

To October 31, 2016

16.	SUBSEQUENT EVENTS

(a)

On August 31, 2017, the Company entered into a share purchase agreement with a Toronto based company that leases equipment and related accessories and provides services to the broadcast television and film industries.

(b)	On January 1, 2018, the Company amalgamated with SIM Media Limited.

17.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company is exposed to various risks through its financial instruments. The following analysis provides a measure of the Company’s risk exposure and concentrations.

Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, deposits, accounts payable and accrued liabilities, tenant deposits, due to shareholder, finance lease obligations, and redeemable preferred shares approximate fair value due to the short-term maturities of these instruments.

Liquidity Risk

Liquidity risk is the risk of the Company’s inability to meet its financial obligations as they come due.

The Company actively manages its liquidity risk with its commitments and maturities and capital structure. The Company also manages liquidity risk by continually monitoring actual and projected cash flows to ensure it has sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions.

As of August 31, 2017, the Company has a net working capital deficiency of $8,152,379 (October 31, 2016 - $526,313) which is net of redeemable preferred shares of $7,687,090 classified as a current liability. This classification is due to the fact that they are redeemable at the option of the holder at any given time (Note 10); however, management does not believe they will be redeemed in the short-term.

The table below sets out the undiscounted contractual cash maturities of the Company’s financial liabilities as at August 31, 2017:

	Settlement Within Three Months	Settlement Within One Year	Settlement Within Five Years	Total Contractual Obligation
Accounts payable and accrued liabilities	$200,984	$—	$—	$200,984
Finance lease obligations	21,548	66,280	84,997	172,825

	$222,532	$66,280	$84,997	$373,809

The contractual obligation for redeemable preferred shares amount to $7,687,090 (October 31, 2016 - $nil). The timing and amount of redemptions of preferred shares are unknown.

The Crossing Studios Ltd.

Notes to Financial Statements

Expressed in Canadian Dollars

Periods From November 1, 2016 To August 31, 2017 and October 27, 2015 (Date of Incorporation)

To October 31, 2016

17.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (Cont’d)

Liquidity Risk (Cont’d)

The table below sets out the undiscounted contractual cash maturities of the Company’s financial liabilities as at October 31, 2016:

	Settlement Within Three Months	Settlement Within One Year	Settlement Within Five Years	Total Contractual Obligation
Accounts payable and accrued liabilities	$342,096	$—	$—	$342,096
Finance lease obligations	17,043	52,424	125,197	194,664
Due from shareholder	106,392	—	—	106,392

	$465,531	$52,424	$125,197	$643,152

Credit Risk

Credit risk is the risk that: (i) one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation; and (ii) the possibility that tenants may experience financial difficulty and be unable to meet their rental obligations.

The Company is primarily exposed to credit risk from its accounts receivable. The Company provides credit to its customers in the normal course of its operations and does not have a significant exposure to any individual customer. The Company’s normal credit terms are payment within 30 days. As at August 31, 2017, the Company has accounts receivable greater than 30 days of approximately $14,943 (October 31, 2016 - $8,036).

The Company attempts to mitigate the risk of credit loss with respect to its tenants by ensuring that its tenant mix is diversified and by limiting its exposure to any one tenant. Thorough credit assessments are conducted in respect of new leases and tenant deposits are obtained.

The Company carries out its day to day banking at one major reputable financial institution and accordingly is exposed to the risk of losses beyond the financial institution’s insured limits for depositors.

18.	CAPITAL MANAGEMENT

The Company defines its capital as shareholders’ equity and redeemable preferred shares.

The Company manages its capital structure and makes adjustments to it based on the funds available in order to support its operations. The primary objective of the Company’s capital management is to ensure that it maintains healthy capital ratios to support its business and maximize shareholder value.

The Company does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

Management reviews its capital management approach on a quarterly basis. Management believes that its approach is reasonable.

ANNEXES

Annex A:	Business Combination Agreement

Annex B:	Amended and Restated Memorandum and Articles of Association of Saban Capital Acquisition Corp., as amended

Annex C:	Form of Proposed Certificate of Incorporation*

Annex D:	Form of Proposed Bylaws

Annex E:	Panavision Holdings Inc. 2018 Equity Incentive Plan*

Annex F:	Form of Certificate of Domestication of Saban Capital Acquisition Corp.*

Annex G:	Form of Proxy Card for Saban Capital Acquisition Corp. Extraordinary General Meeting *

Annex H:	Director Composition and Standstill Agreement

Annex I:	Form of Contribution Agreement

Annex J:	Form of Amended and Restated Registration Rights Agreement*

*	To be filed by amendment.

Annex A

Execution Copy

BUSINESS COMBINATION AGREEMENT

by and among

SABAN CAPITAL ACQUISITION CORP.,

PANAVISION ACQUISITION SUB, INC.,

SIM ACQUISITION SUB, INC.,

PANAVISION INC.,

SIM VIDEO INTERNATIONAL INC.,

THE SHAREHOLDERS OF SIM VIDEO INTERNATIONAL INC. PARTY HERETO,

solely in its capacity as the initial

Panavision Holder Representative hereunder,

CERBERUS PV REPRESENTATIVE, LLC,

and

in its capacity as the initial

SIM Holder Representative hereunder and a SIM Seller,

GRANITE FILM AND TELEVISION EQUIPMENT RENTALS INC.

dated as of September 13, 2018

A-ii

A-iii

A-iv

A-v

A-vi

Schedules

Schedule I	SIM Sellers
Schedule II	Directors and Officers of the Surviving Corporation
Schedule III	Directors and Officers of SIM
Schedule IV	Officers of Acquiror
Schedule V	Class F Holders
Schedule VI	Panavision Catch-up Plan Participants
Schedule VII	Acquiror Transaction Expenses
Schedule VIII	Key Personnel

Exhibits

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D-1	Director Composition and Standstill Agreement
Exhibit D-2	Form of Contribution Agreement
Exhibit E-1	Panavision NWC Methodology
Exhibit E-2	SIM NWC Methodology
Exhibit F	Form of Principal Holder Release
Exhibit G	Form of D&O Indemnification Agreement
Exhibit H-1	Form of Certificate of Incorporation of Acquiror
Exhibit H-2	Form of Bylaws of Acquiror
Exhibit H-3	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit H-4	Form of Bylaws of the Surviving Corporation
Exhibit I	Form of Letter of Transmittal
Exhibit J-1	R&W Policy (Panavision)
Exhibit J-2	R&W Policy (SIM)
Exhibit K	FIRPTA Certificate

A-vii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT, dated as of September 13, 2018 (this “Agreement”), is made and entered into by and among SABAN CAPITAL ACQUISITION CORP., a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), PANAVISION ACQUISITION SUB, INC., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Panavision Acquisition Sub”), SIM ACQUISITION SUB, INC., an Ontario corporation and a direct wholly owned subsidiary of Acquiror (“SIM Acquisition Sub”), PANAVISION INC., a Delaware corporation (“Panavision”), SIM VIDEO INTERNATIONAL INC., an Ontario corporation (“SIM” and, together with Panavision, the “Companies”), each of the shareholders of SIM set forth in Schedule I (collectively, the “Dragging SIM Holders”), solely in its capacity as the initial Panavision Holder Representative (as defined below), CERBERUS PV REPRESENTATIVE, LLC, a Delaware limited liability company, and, in its capacity as the initial SIM Holder Representative (as defined below) and a SIM Seller, GRANITE FILM AND TELEVISION EQUIPMENT RENTALS INC., an Ontario corporation.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company on March 15, 2016 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, prior to the Closing (as defined below) and subject to the conditions set forth in this Agreement, Acquiror shall domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and the Cayman Islands Companies Law (2018 Revision) (the “Domestication”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 251 of the DGCL, at the Closing, Panavision Acquisition Sub will merge with and into Panavision, the separate corporate existence of Panavision Acquisition Sub will cease and Panavision will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”), and, upon the Effective Time (as defined below), all shares of Panavision Common Stock (as defined below) will be converted into (i) the right to receive a portion of the Merger Consideration (as defined below) as set forth in this Agreement and (ii) the right to receive a portion of the Panavision Contingent Shares (as defined below) as set forth in this Agreement;

WHEREAS, the Dragging SIM Holders, together with the other SIM Sellers, collectively own 100% of the issued and outstanding shares of capital stock of SIM (the “SIM Shares”) on a fully diluted basis;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the SIM Sellers desire that all but not less than all of the SIM Shares be sold to SIM Acquisition Sub, and SIM Acquisition Sub desires to purchase from the SIM Sellers all but not less than all of the SIM Shares (the “Purchase” and, together with the Merger and the other transactions contemplated by this Agreement, the “Transactions”);

WHEREAS, the Board of Directors of Panavision has (i) approved and declared advisable this Agreement and the Transactions and (ii) resolved to recommend approval of this Agreement by the stockholders of Panavision;

WHEREAS, the Board of Directors of SIM has approved this Agreement and the Transactions;

WHEREAS, the Board of Directors of each of Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub has (i) approved and declared advisable this Agreement and the Transactions and (ii) resolved to recommend approval of this Agreement by the shareholders of Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub, as applicable;

WHEREAS, Acquiror, as the sole stockholder of each of Panavision Acquisition Sub and SIM Acquisition Sub, has approved and declared advisable this Agreement and the Transactions;

WHEREAS, following the execution of this Agreement, Panavision shall use its reasonable best efforts to deliver a consent (the “Panavision Stockholder Consent”), pursuant to which Panavision Holders (as defined below) that collectively own more than the Relevant Percentage (as defined below) of the Panavision Common Stock shall have, upon the terms and subject to the conditions set forth herein, approved and consented to this Agreement and the Transactions pursuant to Sections 228(a) and 251(c) of the DGCL and Article II, Section 8 of the Amended and Restated By-Laws of Panavision;

WHEREAS, in connection with Acquiror and SIM Acquisition Sub’s entry into this Agreement, the Dragging SIM Holders shall (i) promptly following the execution of this Agreement, take all actions necessary to deliver to the other SIM Sellers (other than such other SIM Sellers that deliver a Joinder Agreement effective as of the date hereof) (the “Dragged SIM Holders”), and then deliver to Acquiror (together with evidence of delivery to the Dragged SIM Holders) promptly thereafter, the SIM Compulsory Sale Notice (as defined below) requiring each of the Dragged SIM Holders to execute and deliver to Acquiror as promptly as practicable (but in no event later than ten (10) days prior to the Closing) a joinder to this Agreement substantially in the form attached hereto as Exhibit A (each, a “Joinder Agreement”), and (ii) failing the execution and delivery of a Joinder Agreement by a Dragged SIM Holder by such date, cause a director or officer of SIM to execute a Joinder Agreement for and in the name of such Dragged SIM Holder pursuant to Section 2.4 of the SIM Shareholders’ Agreement (each, a “Power of Attorney”), in each case, pursuant to which each Dragged SIM Holder will become a party to this Agreement and agree to comply with and be bound by this Agreement in all respects as a “SIM Seller” hereunder;

WHEREAS, in furtherance of the Transactions and in accordance with the terms of this Agreement, Acquiror shall provide an opportunity to its shareholders to have their issued and outstanding Acquiror Common Shares (as defined below) redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s amended and restated memorandum and articles of association (as the same may be amended from time to time as permitted hereby, the “Acquiror Governing Documents”) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, in furtherance of the Transactions and in accordance with the terms of this Agreement, Acquiror has entered into subscription agreements, each dated as of the date hereof (together with all exhibits, schedules, annexes and other attachments thereto, collectively, the “PIPE Documents”), with certain third-party investors and Sponsor (as defined below) (together, the “PIPE Investors”), copies of which have previously been provided to the Holder Representatives (as defined below), pursuant to which (i) the PIPE Investors have collectively committed to make a private investment in public equity in the form of Acquiror Common Shares in an aggregate amount equal to $55,000,000 (the “PIPE Investment”) and (ii) Saban Sponsor II LLC, a Delaware limited liability company and an Affiliate of Sponsor (“Sponsor II”), has committed to make $30,000,000 of the PIPE Investment, in each case, to be consummated substantially concurrently with the Closing;

WHEREAS, the Merger shall occur substantially concurrently with the Purchase and each of the Merger and the Purchase shall occur conditionally upon the occurrence of each other;

WHEREAS, for certain limited purposes, and subject to the terms set forth herein, (i) the Panavision Holder Representative shall serve as a representative of the Panavision Holders and (ii) the SIM Holder Representative shall serve as a representative of the SIM Sellers;

WHEREAS, at the Closing, Acquiror, Sponsor and the Principal Panavision Holders intend to enter into a registration rights agreement substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”);

WHEREAS, at the Closing, each of Sponsor, the Principal Panavision Holders and the Principal SIM Holders intends to execute and deliver to Acquiror a letter agreement substantially in the form attached hereto as Exhibit C (each, a “Lock-Up Agreement”), pursuant to which, among other things, Sponsor, the Principal Panavision Holders and the Principal SIM Holders will agree to certain restrictions regarding the transfer of the Acquiror Common Shares held or to be received by them;

WHEREAS, concurrently with the execution of this Agreement, Acquiror, Sponsor, Sponsor II, the Principal Panavision Holders and the Panavision Holder Representative are entering into a Director Composition and Standstill Agreement in the form attached hereto as Exhibit D-1 (the “Director Composition and Standstill Agreement”), pursuant to which, among other things, (i) the Principal Panavision Holders and Sponsor will each have certain rights to designate directors to the Acquiror Board (as defined below), (ii) the Principal Panavision Holders will agree not to take certain actions in respect of the Sponsor-Designated Directors (as defined below), (iii) Sponsor will agree not to take certain actions in respect of the Panavision-Designated Directors (as defined below) and (iv) each of Sponsor and Acquiror will agree to take certain actions in connection with, or to facilitate, the Transactions;

WHEREAS, at the Closing, Acquiror, Sponsor and the Class F Holders intend to enter into a contribution and forfeiture agreement substantially in the form attached hereto as Exhibit D-2 (the “Contribution Agreement”), pursuant to which, among other things, (i) the Class F Holders will contribute an aggregate of 2,000,000 Converted Founder Shares (as defined below) to Acquiror in the pro rata percentages set forth opposite the Class F Holders’ names in Schedule V, which Converted Founder Shares will be cancelled for no consideration, (ii) 3,250,000 Converted Founder Shares will become subject to vesting and the restrictions set forth in Section 3.16 and be deemed Founder Contingent Shares pursuant to Section 3.16, in each case, in the pro rata percentages set forth opposite the Class F Holders’ names in Schedule V, and (iii) Sponsor and its Affiliates will contribute all of the Acquiror Warrants held by Sponsor or any of its Affiliates to Acquiror, which Acquiror Warrants will be cancelled for no consideration, and will forfeit for no consideration any other rights to obtain Acquiror Warrants (including in respect of the Sponsor Convertible Note), in each case, on the terms and subject to the conditions set forth in the Contribution Agreement; and

WHEREAS, in furtherance of the Transactions and in accordance with the terms of this Agreement, Acquiror, Panavision Acquisition Sub, SIM Acquisition Sub or a member of the applicable Company Group has entered into an employment agreement, dated as of the date of this Agreement, with each of the Key Personnel (collectively, the “Employment Agreements”), that will become effective as of, and subject to, the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“ABL Commitment Letter” has the meaning specified in Section 7.8.

“Acquiror” has the meaning specified in the Preamble.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Cash Amount” has the meaning specified in Section 3.4(c).

“Acquiror Common Share” means a Class A ordinary share, par value $0.0001 per share, of Acquiror. Upon the effectiveness of the Domestication, “Acquiror Common Share” shall mean a share of common stock, par value $0.0001 per share, of Acquiror.

“Acquiror Common Share Price” means, on any date after the Closing, the closing sale price per Acquiror Common Share on Nasdaq reported as of close of business New York, New York time on such date as reported by Bloomberg or, if not available on Bloomberg, as reported by Morningstar.

“Acquiror Cure Period” has the meaning specified in Section 12.1(f).

“Acquiror Disclosure Letter” has the meaning specified in Article VII.

“Acquiror Extension Approval” means the approval of the shareholders of Acquiror at an extraordinary general meeting of a proposal to, among other things, amend the Acquiror Governing Documents to extend the date by which Acquiror has to consummate a Business Combination (the “Acquiror SPAC End Date”) from September 21, 2018 to the date set forth in the Acquiror Extension Proxy Statement (or another date mutually agreed to by Acquiror, the Companies and the Holder Representatives).

“Acquiror Extension Proxy Materials” has the meaning specified in Section 10.1(a)(i).

“Acquiror Extension Proxy Statement” means the definitive proxy statement in connection with the Acquiror Extension Approval as filed by Acquiror with the SEC on August 30, 2018, as may be amended or supplemented in accordance with this Agreement.

“Acquiror Extension Shareholders’ Meeting” has the meaning specified in Section 10.1(c).

“Acquiror Financial Statements” means all of the financial statements of Acquiror included in the Acquiror SEC Reports.

“Acquiror Fundamental Representations” has the meaning specified in Section 11.3(a).

“Acquiror Governing Documents” has the meaning specified in the Recitals.

“Acquiror Material Adverse Effect” means any event, state of facts, development, change, circumstance, occurrence or effect that, individually or in the aggregate, has prevented or materially impaired or delayed, or would reasonably be expected to prevent or materially impair or delay, the ability of Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub to perform its obligations under this Agreement or any Ancillary Agreements to which it is a party or to consummate the Transactions in accordance with and when required pursuant to this Agreement or such Ancillary Agreement.

“Acquiror Preferred Shares” has the meaning specified in Section 7.14(a).

“Acquiror Private Placement Warrant” means an Acquiror Warrant issued pursuant to the Sponsor Warrants Purchase Agreement, dated as of September 15, 2016, by and between Acquiror and Sponsor.

“Acquiror Related Group” has the meaning specified in Section 7.27(a).

“Acquiror Related Party Contract” has the meaning specified in Section 7.23.

“Acquiror Released Claims” has the meaning specified in Section 10.8(b).

“Acquiror Released Parties” has the meaning specified in Section 10.8(b).

“Acquiror SEC Reports” has the meaning specified in Section 7.5.

“Acquiror Securities” means the Acquiror Shares and the Acquiror Warrants.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with the Acquiror Governing Documents) Pre-Closing Acquiror Holder to redeem all or a portion of the Acquiror Common Shares held by such Pre-Closing Acquiror Holder at a per share price, payable in cash, equal to such Pre-Closing Acquiror Holder’s pro rata share of the Trust Account (as determined in accordance with the Acquiror Governing Documents).

“Acquiror Shareholder Approval” means the approval of the Transaction Proposals (with the exception of the Domestication), in each case, by the affirmative vote of the holders of at least a majority of the issued and outstanding Acquiror Common Shares that are voted at the Acquiror Shareholders’ Meeting and, in respect of the Domestication, by a special resolution that requires the affirmative vote of the holders of at least two-thirds of the issued and outstanding Acquiror Common Shares that are voted at the Acquiror Shareholders’ Meeting.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 10.1(b).

“Acquiror Shares” has the meaning specified in Section 7.14(a).

“Acquiror SPAC End Date” has the meaning specified in the definition of “Acquiror Extension Approval.”

“Acquiror Transaction Expenses” means, without duplication, (a) except as otherwise expressly contemplated by this definition, any fees and expenses incurred by or on behalf of, and payable by, Acquiror as a result of or in connection with the Transactions (including, for the avoidance of doubt, the Debt Financing and the PIPE Investment and the preparation of the Proxy Statements and the Registration Statement), including in respect of legal counsel, financial advisors and accountants (including audit-related services with respect to Acquiror only) and deferred underwriting commissions, (b) the applicable portion of the premiums and related costs of the R&W Policies to be borne by Acquiror pursuant to Section 10.5, (c) 50% of any filing (or similar) fees payable to the Antitrust Authorities in connection with the Transactions or payable in connection with the Investment Canada Act, (d) 50% of the costs of the D&O Tail Policies to be obtained by the Companies pursuant to Section 8.12, (e) any reasonable, documented and out-of-pocket fees and expenses incurred by Panavision on behalf of Acquiror and with the prior written approval of Adam Chesnoff (including in connection with any due diligence of SIM or obtaining the Acquiror Shareholder Approval), (f) any reasonable, documented and out-of-pocket costs of the first two phases of U.S. GAAP work required to be performed by SIM for purposes of the Transactions (in the aggregate amount of up to $100,000 which has been paid by Acquiror prior to the date hereof), (g) any fees and expenses of KPMG LLP’s transaction services group in connection with the preparation of (i) customary pro forma financial statements pursuant to Section 8.7(b) or (ii) management’s discussion and analysis and financial statements in respect of each of the Company Groups to be included in the Shareholder Meeting Proxy Statement or the Registration Statement, (h) the fees and expenses of the Exchange Agent and (i) any other fees and expenses required to be paid by Acquiror on behalf of the Panavision Group or the SIM Group pursuant to the penultimate sentence of Section 14.6. For the avoidance of doubt, “Acquiror Transaction Expenses” shall include any fees and expenses payable by Acquiror to Deutsche Bank Securities Inc., Goldman, Sachs & Co. LLC, Houlihan Lokey Capital, Inc. (in its capacity as placement agent to Acquiror or in any other capacity in connection with the Debt Financing), Skadden, Arps, Slate, Meagher & Flom LLP and Dentons Canada LLP in connection with the Transactions.

“Acquiror Units” means units consisting of one (1) Acquiror Common Share and one-half (1/2) of one (1) Acquiror Warrant sold in the IPO pursuant to the Acquiror Governing Documents.

“Acquiror Warrant” means a warrant to purchase one (1) Acquiror Common Share at an exercise price of $11.50 per share, subject to certain adjustments, as described in the Acquiror SEC Reports.

“Acquisition Proposal” means (a) in the case of the Companies, the SIM Sellers and the Principal Panavision Holders, any proposal or offer from any Person relating to any acquisition, directly or indirectly, in one transaction or a series of transactions, of all or a material portion of the business, properties, assets, shares or share equivalents of any member of the applicable Company Group, whether by merger, purchase of shares, purchase of assets or otherwise, except in all cases for the Transactions, and (b) in the case of Acquiror, any proposal or offer by or on behalf of Acquiror or Sponsor relating to any acquisition by Acquiror, directly or indirectly, in one transaction or a series of transactions, of all or a material portion of the business, properties, assets, shares or share equivalents of any Person or any of its Subsidiaries, whether by merger, purchase of shares, purchase of assets or otherwise, except in all cases for the Transactions. For the avoidance of doubt, in the case of Acquiror, a Business Combination Proposal shall constitute an Acquisition Proposal.

“Action” means any claim, action, suit, complaint, audit, litigation, arbitration, mediation or inquiry, or any proceeding or investigation, whether civil or criminal, at Law or in equity, by or before any Governmental Authority.

“Actual Fraud” means, with respect to a party to this Agreement or any Ancillary Agreement, a knowing and intentional misrepresentation of a material fact with respect to any representation or warranty made by such party in Article IV, V, VI or VII of this Agreement or in any such Ancillary Agreement with the intent to induce another party to execute this Agreement or such Ancillary Agreement, as applicable, and consummate the transactions contemplated by this Agreement and the Ancillary Agreements and upon which such party reasonably relied and as a result of which suffered losses.

“Additional Acquiror SEC Reports” has the meaning specified in Section 7.5.

“Additional Stock Consideration” has the meaning specified in Section 3.4(b).

“Adjusted Panavision Adjustment Escrow Amount” means the Panavision Adjustment Escrow Amount, less the portion of the Panavision Adjustment Escrow Amount that is allocated to the Panavision Catch-up Plan Participants pursuant to Section 3.17.

“Adjusted Panavision Adjustment Escrow Funds” means, as of any determination time, an amount equal to (i) the Panavision Adjustment Escrow Funds, multiplied by (ii) a fraction, (A) the numerator of which is the Adjusted Panavision Adjustment Escrow Amount, and (B) the denominator of which is the Panavision Adjustment Escrow Amount.

“Adjusted Panavision Holder Representative Expense Amount” means the Panavision Holder Representative Expense Amount, less the portion of the Panavision Holder Representative Expense Amount that is allocated to the Panavision Catch-up Plan Participants pursuant to Section 3.17.

“Adjustment Escrow Funds” means, as applicable, the Panavision Adjustment Escrow Funds or the SIM Adjustment Escrow Funds.

“Adjustment Time” means the open of business on the Closing Date.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise.

“Aggregate Fully Diluted Shares of Panavision Common Stock” means the sum, without duplication, of the aggregate number of shares of Panavision Common Stock (including any Dissenting Shares, but excluding any Excluded Shares pursuant to clause (i) of the definition thereof) that are (a) issued and outstanding immediately prior to the Effective Time or (b) issuable upon the exercise of In the Money Panavision Options that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) and prior to their conversion pursuant to the terms of Section 3.5.

“Aggregate Fully Diluted Shares of SIM Capital Stock” means the sum, without duplication, of the aggregate number of shares of SIM Capital Stock that are (a) issued and outstanding immediately prior to the Effective Time or (b) issued upon the exercise of any SIM In The Money Options in accordance with Section 3.2(c) and Section 3.5(a). The proposed warrants to be issued by SIM following the date hereof but prior to the Closing on the terms and subject to the conditions herein will have an exercise price equal to the Purchase Price Per Fully Diluted SIM Share and shall be excluded from, and not taken into account for purposes of, the foregoing amounts and calculation.

“Aggregate Panavision Cash Consideration” has the meaning specified in Section 3.1(c).

“Aggregate Panavision Option Exercise Price” has the meaning specified in Section 3.1.

“Aggregate Panavision Stock Consideration” has the meaning specified in Section 3.1(c).

“Aggregate SIM Cash Consideration” has the meaning specified in Section 3.2(a).

“Aggregate SIM Stock Consideration” has the meaning specified in Section 3.2(a).

“Agreement” has the meaning specified in the Preamble.

“Alternative Financing” has the meaning specified in Section 9.4(c).

“Ancillary Agreements” means the Registration Rights Agreement, the Lock-Up Agreements, the Director Composition and Standstill Agreement, the Contribution Agreement, the Employment Agreements, the Escrow Agreements, the PIPE Documents, the Debt Commitment Letters and all other agreements, certificates and instruments executed and delivered in connection with the Transactions, including the Letters of Transmittal.

“Anti-Bribery Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Officials Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Canada) and the U.K. Bribery Act 2010.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law Governmental Authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the Transactions or by any third party challenging the Transactions, including any so-called “second request” for additional information or documentary material, civil investigative demand, subpoena, interrogatory or deposition made or issued by any Antitrust Authority.

“Auditor” has the meaning specified in Section 3.10(b).

“Available Acquiror Cash” means an amount equal to the cash remaining in the Trust Account after satisfying (a) Acquiror Share Redemptions and (b) all obligations of Acquiror in respect of deferred underwriting commissions in an amount not to exceed $8,750,000.

“Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any employment, individual consulting, bonus, commission or other incentive, stock option, restricted stock or other equity or equity-based compensation, pension, profit sharing, retirement, deferred compensation, severance, termination, retention, change in control, medical (including retiree medical), disability, life insurance or other welfare, vacation, paid time off, fringe benefit, or other compensation or benefit plan, policy, program, arrangement or agreement, in each case, whether or not subject to ERISA and whether or not in writing.

“Books and Records” means books, records, documents, instruments, accounts and evidences of title (including any of the foregoing to the extent that they are electronic files).

“Business Combination” has the meaning specified in Article 1.1 of the Acquiror Governing Documents.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), in each case, relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Toronto, Ontario, or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains incorporated in Cayman Islands) or the State of Delaware, are authorized or required by Law to close or are closed.

“Canadian Competition Act” means the Competition Act (Canada), as amended, and the rules and regulations promulgated thereunder.

“Capex Shortfall” means, as applicable, the Panavision Capex Shortfall or the SIM Capex Shortfall.

“Cash and Cash Equivalents” means, with respect to Acquiror or any Company Group as of any date, the cash and cash equivalents (including marketable securities, bank deposits and short term investments) of Acquiror or such Company Group, as applicable, in each case, calculated in accordance with GAAP (in the case of Acquiror or the Panavision Group) or IFRS (in the case of the SIM Group). Notwithstanding anything to the contrary contained herein, “Cash and Cash Equivalents” shall (i) in the case of any Company Group, (a) exclude any amounts included in the calculation of Net Working Capital, (b) exclude Restricted Cash, (c) include any amounts reimbursed by Acquiror to such Company Group in accordance with the penultimate sentence of Section 14.6 and (d) exclude any cash referred to in clause (a)(iii) in the definition of “Indebtedness” and (ii) in the case of the Panavision Group, include, to the extent not received by the Panavision Group as of the Adjustment Time and not taken into account as an asset in the calculation of Net Accrued Income Taxes, the amount of all claims for refund in respect of alternative minimum Tax credit carryforwards reflected on the U.S. federal income Tax Return of the Panavision Group for the taxable year ended December 31, 2017; provided, that such refund has been actually received by the Panavision Group not later than the Determination Date.

“CEO Director” has the meaning specified in Section 9.7(c).

“Certificate of Merger” has the meaning specified in Section 2.1(a).

“Change in Control” means a transaction with a Person or group of Persons acting in concert, pursuant to which such Person or Persons acquire, directly or indirectly, in any single transaction or series of related transactions, more than fifty percent (50%) of the total voting power or economic rights of the equity securities of Acquiror (excluding, for the avoidance of doubt, any Contingent Shares to be issued or to become vested in connection with such transaction(s) pursuant to Section 3.16(d), as applicable) (whether by merger, consolidation, sale, exchange, issuance, transfer or redemption of equity securities or otherwise). For purposes of a “Change in Control” the “price per share” of Acquiror Common Shares means (a) the amount of cash proceeds and (b) the value of any non-cash consideration that a holder of one Acquiror Common Share would be entitled to receive or receives, directly or indirectly, in such transaction ((x) assuming that any earn-out or similar payments, escrows, holdbacks and similar items are included as part of the consideration received as of the closing of such transaction and (y) calculated as if the equity securities, directly or indirectly, acquired in such transaction are all of the equity securities then outstanding). For purposes of clause (b) of the immediately preceding sentence, the value of any non-cash consideration shall be (i) if the underlying transaction agreement sets forth a value thereof as agreed between the parties thereto, such value set forth in such transaction agreement, (ii) if any such non-cash consideration is an equity security for which a public market exists, the weighted average of the prices of such equity security quoted on the primary securities exchange on which such equity security is listed for the ten (10) trading day period ending immediately prior to the date of the determination of value or (iii) in any other case, the value reasonably determined in good faith by the Acquiror Board.

“Claim” has the meaning specified in Section 10.7.

“Class F Holders” means the holders of Founder Shares prior to the Effective Time.

“Closing” has the meaning specified in Section 2.4(a).

“Closing Date” has the meaning specified in Section 2.4(a).

“Closing Date Cash” means, as applicable, the Panavision Closing Date Cash or the SIM Closing Date Cash.

“Closing Date Indebtedness” means, as applicable, the Panavision Closing Date Indebtedness or the SIM Closing Date Indebtedness.

“Closing Date NWC” means, as applicable, the Panavision Closing Date NWC or the SIM Closing Date NWC.

“Closing Date Unpaid Transaction Expenses” means, as applicable, the Panavision Closing Date Unpaid Transaction Expenses or the SIM Closing Date Unpaid Transaction Expenses.

“Closing Panavision Audited Financial Statements” has the meaning specified in Section 4.8(b).

“Closing Statement” means, as applicable, the Panavision Closing Statement or the SIM Closing Statement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” has the meaning specified in the Preamble.

“Companies Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated as of July 13, 2017, by and between Panavision and SIM.

“Company Benefit Plans” means, as applicable, the Panavision Benefit Plans or the SIM Benefit Plans.

“Company Cure Period” has the meaning specified in Section 12.1(e).

“Company Fundamental Representations” has the meaning specified in Section 11.2(a).

“Company Group” means, as applicable, the Panavision Group or the SIM Group.

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Contingent Shares” means, collectively, the Founder Contingent Shares and the Panavision Contingent Shares.

“Contingent Shares Period” has the meaning specified in Section 3.16(a).

“Continuing Employee” has the meaning specified in Section 9.3(a).

“Contracts” means any legally enforceable contracts, agreements, subcontracts, leases, licenses, undertakings, mortgages, deeds of trust, bonds, indentures, notes, warrants, instruments or other legally binding commitments or obligations, whether oral or written.

“Contribution Agreement” has the meaning specified in the Recitals.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by Contract or otherwise.

“Converted Founder Shares” means the Founder Shares converted to Acquiror Common Shares pursuant to the Domestication, which shall, for the avoidance of doubt, be converted into Acquiror Common Shares on a one-to-one basis and without giving effect to any rights to adjustment or other anti-dilution protections.

“Current Assets” means:

(a) with respect to the Panavision Group, to the extent included or excluded in accordance with, and as determined in accordance with, the Panavision NWC Methodology the current balances of receivables, Inventory, recoverable sales tax (including GST, HST and QST) receivables and prepaid and other current assets of the Panavision Group. For the avoidance of doubt, “Current Assets” of the Panavision Group shall not include: (i) Cash and Cash Equivalents of any member of the Panavision Group; (ii) any receivables due and owing to any member of the Panavision Group with respect to a Panavision Related Party Contract; and (iii) current income Tax assets and deferred Tax assets of any member of the Panavision Group; and

(b) with respect to the SIM Group, to the extent included or excluded in accordance with, and as determined in accordance with the SIM NWC Methodology, the current balances of receivables, Inventory, recoverable sales tax (including GST, HST and QST) receivables and prepaid and other current assets of the SIM Group. For the avoidance of doubt, “Current Assets” of the SIM Group shall not include: (i) Cash and Cash Equivalents of any member of the SIM Group; (ii) any receivables due and owing to any member of the SIM Group with respect to a SIM Related Party Contract; and (iii) current income Tax assets and deferred Tax assets of any member of the SIM Group.

“Current Liabilities” means:

(a) with respect to the Panavision Group, to the extent included or excluded in accordance with, and as determined in accordance with, the Panavision NWC Methodology, the current balances of accounts payable, accrued expenses, current portion of deferred rent, recoverable sales tax (including GST, HST and QST) payables and other current liabilities of the Panavision Group. For the avoidance of doubt, “Current Liabilities” of the Panavision Group shall not include: (i) Indebtedness of any member of the Panavision Group (including the current portion of capital leases determined in accordance with GAAP as of the date hereof and long term debt); (ii) current income Tax liabilities and deferred Tax liabilities of any member of the Panavision Group; (iii) Panavision Transaction Expenses; and (iv) deferred lease inducements related to reduced rents with respect to any leased real property of the Panavision Group; and

(b) with respect to the SIM Group, to the extent included or excluded in accordance with, and as determined in accordance with, the SIM NWC Methodology, the current balances of accounts payable, accrued expenses, current portion of deferred rent, recoverable sales tax (including GST, HST and QST) payables and other current liabilities of the SIM Group. For the avoidance of doubt, “Current Liabilities” of the SIM Group shall not include: (i) Indebtedness of any member of the SIM Group (including the current portion of capital leases determined in accordance with IFRS as of the date hereof and long term debt); (ii) current income Tax liabilities and deferred Tax liabilities of any member of the SIM Group; and (iii) SIM Transaction Expenses.

“D&O Indemnified Persons” has the meaning specified in Section 9.2(a).

“D&O Tail Policies” has the meaning specified in Section 8.12.

“Debt Commitment Letters” has the meaning specified in Section 7.8.

“Debt Documents” has the meaning specified in Section 9.4(b).

“Debt Financing” has the meaning specified in Section 7.8.

“Debt Financing Sources” means the agents, arrangers, lenders and other entities (other than any member of a Company Group) that have committed to provide all or any part of the Debt Financing in connection with the Transactions, as parties (other than any member of a Company Group) to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective Affiliates and their and their respective Affiliates’ controlling persons, agents and Representatives and their respective successors and assigns.

“Deficit Amount” has the meaning specified in Section 3.10(g).

“Determination Date” has the meaning specified in Section 3.10(b).

“DGCL” has the meaning specified in the Recitals.

“Director Composition and Standstill Agreement” has the meaning specified in the Recitals.

“Disclosure Letter” means, as applicable, the Panavision Disclosure Letter, the SIM Disclosure Letter or the Acquiror Disclosure Letter.

“Disinterested Acquiror Board” has the meaning specified in Section 13.2(b).

“Dissenting Shares” has the meaning specified in Section 3.13.

“Domestication” has the meaning specified in the Recitals.

“Dragged SIM Holders” has the meaning specified in the Recitals.

“Dragging SIM Holders” has the meaning specified in the Preamble.

“Effective Time” has the meaning specified in Section 2.4(b).

“Employment Agreements” has the meaning specified in the Recitals.

“End Date” has the meaning specified in Section 12.1(e).

“Environmental Laws” means any and all applicable Laws concerning Hazardous Materials, pollution, the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“ERISA” has the meaning specified in the definition of “Benefit Plan.”

“ERISA Affiliate” means, with respect to either of the Companies, any affiliate or business, whether or not incorporated, that together with such Company would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA or 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Escrow Agent” means Citibank, N.A., or another third party escrow agent to be mutually agreed by Acquiror, the Companies and the Holder Representatives.

“Escrow Agreements” has the meaning specified in Section 10.4.

“Estimated Closing Statements” has the meaning specified in Section 3.9(b).

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, re-export, transfer and import controls, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, U.S. customs and import requirements administered by U.S. Customs and Border Protection and the EU Dual Use Regulation, and Canada’s Export and Import Permits Act, Special Import Measures Act and Defence Production Act.

“Excess Redemption Amount” has the meaning specified in Section 3.4(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Continental Stock Transfer & Trust Company, or another third party exchange agent to be mutually agreed by Acquiror, the Companies and the Holder Representatives.

“Exchange Agent Agreement” means the paying and exchange agent agreement to be entered into at or prior to the date that Acquiror is required to mail the Letters of Transmittal pursuant to Section 3.8(a) by Acquiror, the Panavision Holder Representative, the SIM Holder Representative and the Exchange Agent, in a form reasonably satisfactory to Acquiror, the Panavision Holder Representative and the SIM Holder Representative.

“Excluded Share” has the meaning specified in Section 3.1(a).

“Final Capex Shortfall” means, as applicable, the Panavision Final Capex Shortfall or the SIM Final Capex Shortfall.

“Financing Indemnified Person” has the meaning specified in Section 8.11.

“FIRPTA Certificate” has the meaning specified in Section 8.6.

“Foreign Antitrust Approvals” has the meaning specified in Section 8.4(a).

“Founder Contingent Shares” has the meaning specified in Section 3.16(a).

“Founder Shares” has the meaning specified in Section 7.14(a).

“Fully Diluted Percentage” means (a) with respect to the Panavision Holders, (x) a ratio (expressed as a percentage) equal to (i) the sum of (A) the number of shares of Panavision Common Stock (including shares of Panavision Restricted Stock) held by such Panavision Holder immediately prior to the Effective Time (excluding any Excluded Shares) and (B) the number of shares of Panavision Common Stock issuable upon the exercise of any In the Money Panavision Option held by such Panavision Holder immediately prior to the Effective Time (whether or not then vested or exercisable) and prior to their conversion pursuant to the terms of Section 3.5 (for the avoidance of doubt, excluding any Panavision Options to be cancelled as of the Effective Time pursuant to Section 3.5(b)), divided by (ii) the sum of (A) the aggregate number of shares of Panavision Common Stock (including shares of Panavision Restricted Stock) held by all Panavision Holders immediately prior to the Effective Time (including any Dissenting Shares, but excluding any Excluded Shares pursuant to clause (i) of the definition thereof) and (B) the aggregate number of shares of Panavision Common Stock issuable upon the exercise of all In the Money Panavision Options held by all Panavision Holders immediately prior to the Effective Time (whether or not then vested or exercisable) and prior to their conversion pursuant to the terms of Section 3.5 (for the avoidance of doubt, excluding any Panavision Options to be cancelled as of the Effective Time pursuant to Section 3.5(b)) and (b) with respect to the SIM Sellers, a ratio (expressed as a percentage) equal to (i) the number of shares of SIM Capital Stock held by such SIM Seller immediately prior to the Effective Time (including upon the exercise of any SIM In The Money Options in accordance with Section 3.2(c) and Section 3.5(a)) (for the avoidance of doubt, excluding any SIM Options to be cancelled as of the Effective Time pursuant to Section 3.5(a)), divided by (ii) the aggregate number of shares of SIM Capital Stock held by all SIM Sellers immediately prior to the Effective Time (including any SIM Shares issued upon the exercise of any SIM In The Money Options in accordance with Section 3.2(c) and Section 3.5(a)) (for the avoidance of doubt, excluding any SIM Options to be cancelled as of the Effective Time pursuant to Section 3.5(a)). The proposed warrants to be issued by SIM following the date hereof but prior to the Closing on the terms and subject to the conditions herein will have an exercise price equal to the Purchase Price Per Fully Diluted SIM Share and shall be excluded from, and not taken into account for purposes of, the foregoing amounts and calculation.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Contract” means any Contract for the sale, lease or license of products or services between the Panavision Group or the SIM Group, as applicable, and (a) any Governmental Authority, (b) any prime contractor of any Governmental Authority in its capacity as a prime contractor or (c) any subcontractor with respect to any Contract of a type described in clauses (a) or (b) above.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities and foreign political parties, or of a public international organization or any Person acting in an official capacity for or on behalf of any such government, department, agency or instrumentality or on behalf of any such public international organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency, instrumentality, court or tribunal, any foreign political party or any arbitral body (public or private).

“Governmental Order” means any order, judgment, injunction, decree, ruling, writ, stipulation, subpoena, determination, verdict, decision, assessment or award, in each case, entered by or with any Governmental Authority.

“Granite” means Granite Film and Television Equipment Rentals Inc.

“Hazardous Material” means any (a) pollutant, contaminant or chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, (g) odors or toxic mold or microbial matter and (h) other substance, material or waste, in each case, that is regulated under any Environmental Law or as to which liability or standards of conduct may be imposed pursuant to Environmental Law.

“Holder Released Parties” has the meaning specified in Section 10.8(a).

“Holder Representatives” has the meaning specified in Section 13.1(a)(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board as in effect from time to time.

“In The Money” has the meaning specified in Section 3.5(b).

“Income Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder.

“Indebtedness” means:

(a) with respect to any Person (other than any member of the SIM Group), without duplication, any obligations, contingent or otherwise, in respect of (i) all indebtedness for borrowed money, including principal, premium and accrued cash and paid-in-kind interest (and any fee or cost associated with prepaying any such indebtedness solely to the extent such indebtedness is actually prepaid), (ii) the principal and interest components of capitalized lease obligations under which such Person is a lessee and that are required to be capitalized under GAAP (as in effect as of the date hereof) (excluding any obligations under the lease with respect to any leased real property located at Walworth Industrial Estate, Andover, Hampshire), (iii) amounts drawn on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn and excluding any letters of credit, bank guarantees, bankers’ acceptances or other similar instruments to the extent funded by cash of any member of the Panavision Group), (iv) bonds, debentures, notes and similar instruments, including vendor take back notes, (v) all make-whole obligations and exit or similar fees payable to any third party with respect to such Person’s existing indebtedness of the type described in clauses (i) through (iv) of this definition, (vi) any conditional sale, title retention or similar arrangement, or any unpaid deferred purchase price of any assets or services (including earn-outs, contingent consideration, installment payments and seller notes payable with respect to the acquisition of any business, assets or securities, but excluding (A) trade accounts payable and deferred rent arising in the ordinary course of business, (B) the current and long term portions of deferred rent (including deferred lease inducements related to reduced rents with respect to any leased real property of the Panavision Group) and (C) any earn-outs, contingent consideration or similar obligations set forth in Section 1.1(a) of the Panavision Disclosure Letter shall be calculated solely in accordance with such schedule), (vii) Net Accrued Income Taxes, plus, without duplication, the Transition Tax Obligations, (viii) any payables due and owing by any member of the Panavision Group with respect to a Panavision Related Party Contract (other than any payables due and owing under any Panavision Related Party Contract set forth in Section 10.6(a) of the Panavision Disclosure Letter), and (ix) all Indebtedness of any other Person referred to in clauses (i) through (viii) above guaranteed directly or indirectly, jointly or severally (but without duplication). Notwithstanding anything to the contrary in this Agreement, “Indebtedness” shall not include, with respect to any member of the Panavision Group, intercompany Indebtedness between a member of the Panavision Group, on the one hand, and another member of the Panavision Group, on the other hand; and

(b) with respect to any member of the SIM Group, without duplication, any obligations, contingent or otherwise, in respect of (i) all indebtedness for borrowed money, including principal, premium and accrued cash and paid-in-kind interest (and any fee or cost associated with prepaying any such indebtedness solely to the extent such indebtedness is actually prepaid), (ii) the principal and interest components of capitalized lease obligations under which such Person is a lessee and that are required to be capitalized under IFRS (as in effect as of the date hereof), (iii) amounts drawn on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) bonds, debentures, notes and similar instruments, including vendor take back notes, (v) all make-whole obligations and exit or similar fees payable to any third party with respect to such Person’s existing indebtedness of the type described in clauses (i) through (iv) of this definition, (vi) any conditional sale, title retention or similar arrangement, or any unpaid deferred purchase price of any assets or services (including earn-outs, contingent consideration, installment payments and seller notes payable with respect to the acquisition of any business, assets or securities, but excluding (A) trade accounts payable and deferred rent arising in the ordinary course of business, (B) the current and long term portions of deferred rent (including deferred lease inducements related to reduced rents with respect to any leased real property of the SIM Group) and (C) any earn-outs, contingent consideration or similar obligations set forth in Section 1.1(a) of the SIM Disclosure Letter shall be calculated solely in accordance with such schedule), (vii) Net Accrued Income Taxes, plus, without duplication, the Transition Tax Obligations, (viii) any payables due and owing by any member of the SIM Group with respect to a SIM Related Party Contract, (ix) management fees payable to any SIM Seller or Affiliate thereof, (x) derivative, hedging, swap, foreign exchange or similar Contracts, (xi) deferred lease inducements relating to financing commitments for leasehold improvements in respect of the leased property located at 8301 Eastlake Drive, (xii) all Indebtedness of any other Person referred to in clauses (i) through (xi) above guaranteed directly or indirectly, jointly or severally (but without duplication) and (xiii) accrued severance. Notwithstanding anything to the contrary in this Agreement, “Indebtedness” shall not include, with respect to any member of the SIM Group, intercompany Indebtedness between a member of the SIM Group, on the one hand, and another member of the SIM Group, on the other hand.

“Intellectual Property” means any of the rights in or associated with any of the following: (a) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof; (b) registered and unregistered trademarks, service marks, trade dress and trade names, pending applications therefor, and similar reservations of names and marks, including any such rights in internet domain names, together with the goodwill symbolized by or associated with any of the foregoing; (c) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; (d) trade secrets, know-how, processes and other confidential information or proprietary rights; and (e) any other similar type of proprietary or intellectual property rights.

“Inventory” means all raw materials, works-in-process, finished products, spare parts, replacement and component parts, services and goods (including cameras, lenses, grip and lighting equipment and accessories) and other inventories, in each case, used or held for use in the business of either Company Group, as applicable.

“Investment Canada Act” means the Investment Canada Act (Canada), as amended, and the rules and regulations promulgated thereunder.

“Investment Canada Act Approval” means that the Minister pursuant to Section 3 of the Investment Canada Act shall have sent a notice pursuant to the Investment Canada Act to Acquiror, stating that the Minister is satisfied that the Purchase is likely to be of net benefit to Canada, or alternatively, the time period provided for such notice pursuant to the Investment Canada Act shall have expired such that the Minister shall be deemed, pursuant to the Investment Canada Act, to be satisfied that the Purchase is likely to be of net benefit to Canada and the Minister shall have sent a notice to that effect to Acquiror.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” has the meaning specified in Section 10.7.

“IRS” means the U.S. Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 7.6(a).

“Joinder Agreement” has the meaning specified in the Recitals.

“Key Personnel” means the individuals set forth on Schedule VIII.

“Knowledge” means (a) with respect to Panavision, the actual knowledge, after reasonable inquiry of his or her direct reports, of Kimberly Snyder, Bill Roberts and Sandy Ferguson, (b) with respect to SIM, the actual knowledge, after reasonable inquiry of his direct reports, of James Haggarty, Stephen Brooks and Alex Sandahl and (c) with respect to Acquiror, the actual knowledge, after reasonable inquiry of his direct reports, of Adam Chesnoff, Greg Ivancich and Adam Weene.

“Law” means any statute, law, ordinance, rule, code, regulation or other legal requirement, in each case, of any Governmental Authority or any Governmental Order.

“Leased Real Property” means all real property (together with the buildings, structures, fixtures and improvements located thereon) leased, licensed, subleased or otherwise used or occupied by any member of the applicable Company Group.

“Lenders” has the meaning specified in Section 7.8.

“Letters of Transmittal” has the meaning specified in Section 3.8(a).

“Lien” means any mortgage, deed of trust, option, pledge, hypothecation, charge, claim, encumbrance, license, restriction on transfer, right of first refusal, offer or purchase, easement, right of way, encroachment, security interest or other lien of any kind on any property or assets, whether voluntarily incurred or arising by operation of law.

“Lock-Up Agreement” has the meaning specified in the Recitals.

“Losses” has the meaning specified in Section 8.11.

“Majority Holders” has the meaning specified in Section 13.1(b).

“Maximum Target” has the meaning specified in Section 3.16(a)(ii).

“Merger” has the meaning specified in the Recitals.

“Merger Consideration” has the meaning specified in Section 3.1(c).

“Merger Consideration Per Fully Diluted Panavision Share” has the meaning specified in Section 3.1.

“Minimum Cash Shortfall” has the meaning specified in Section 3.4(c).

“Minimum Cash Target Amount” means $30,000,000.

“Minimum Target” has the meaning specified in Section 3.16(a)(i).

“Money Laundering Laws” means the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which any member of a Company Group operates, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any relevant Governmental Authority.

“Multiemployer Plan” means a plan subject to ERISA that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Nasdaq” has the meaning specified in Section 7.6(c).

“Net Accrued Income Taxes” means, with respect to any Person, the excess (if any) of (i) the aggregate accrued and unpaid income Taxes of such Person for the Pre-Closing Tax Period with respect to any Tax Return that has not yet been filed as of the Closing Date over (ii) the aggregate current income Tax assets of such Person for such period to the extent that such Tax assets can actually be utilized to offset such Taxes. The calculation of Net Accrued Taxes shall be calculated (A) without taking into account the Transactions (other than Transaction Tax Deductions, which shall be taken into account in the calculation of Net Accrued Income Taxes to the extent deductible on a more-likely-than-not basis for applicable income Tax purposes in the Pre-Closing Tax Period), (B) without taking into account any transaction entered into on the Closing Date after the Closing, (C) without taking into account any income attributable to deferred revenue (or other deferred amounts) accelerated into a taxable period ending on or before the Closing Date on account of the Transactions, (D) taking into account any estimated tax payments and overpayments of income Taxes with respect to any taxable period ending on or before the Closing Date as reductions of the liability for income Taxes for the taxable period (or portion thereof) ending on the Closing Date, (E) except as otherwise provided in this definition, in accordance with the past practice of such Person in preparing income Tax Returns for income Taxes and (F) solely with respect to those jurisdictions in which such Person is currently filing income Tax Returns (except to the extent such Person commenced activities and became subject to tax in a jurisdiction on or after January 1, 2018 and prior to the Closing Date). For the avoidance of doubt, Net Accrued Income Taxes shall not include any amount in respect of any speculative or contingent liabilities for Taxes.

“Net Working Capital” means, as of any date and for any Company Group, (a) the Current Assets of the applicable Company Group less (b) the Current Liabilities of the applicable Company Group.

“Notification Date” has the meaning specified in Section 12.1(f).

“Objection Notice” has the meaning specified in Section 3.10(b).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Offer Documents” has the meaning specified in Section 10.1(a)(ii).

“Option” means, as applicable, a Panavision Option or a SIM Option.

“Owned Real Property” means all real property (together with the buildings, structures, fixtures and improvements located thereon) owned by any member of the applicable Company Group.

“Panavision” has the meaning specified in the Preamble.

“Panavision 280G Approval” has the meaning specified in Section 8.9(a).

“Panavision Acquiror Arrangements” has the meaning specified in Section 8.9(a).

“Panavision Acquisition Sub” has the meaning specified in the Preamble.

“Panavision Adjustment Amount” has the meaning specified in Section 3.10(c).

“Panavision Adjustment Escrow Amount” means $3,000,000.

“Panavision Adjustment Escrow Funds” means, at any given time after the Closing, the funds remaining in the account or accounts in which the Escrow Agent has deposited the Panavision Adjustment Escrow Amount in accordance with the Panavision Escrow Agreement, including remaining amounts of interest actually earned.

“Panavision Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Panavision Audited and Unaudited Financial Statements” has the meaning specified in Section 4.8(a).

“Panavision Benefit Plan” has the meaning specified in Section 4.13(a).

“Panavision Board” means the board of directors of Panavision.

“Panavision Capex Shortfall” means the amount, if any, by which aggregate capital expenditures of the Panavision Group for the calendar year ending December 31, 2018 are less than the Panavision Minimum Capex Target.

“Panavision Catch-up Incentive Payments” means the “Incentive Payments” (as defined in the Panavision Catch-up Plan).

“Panavision Catch-up Plan” means that certain Panavision Inc. Long Term Incentive Catch-up Plan.

“Panavision Catch-up Plan Participants” means, collectively, the participants in the Panavision Catch-up Plan as identified on Schedule VI.

“Panavision Catch-up Plan Payments” has the meaning specified in Section 3.1(f).

“Panavision Closing Date Cash” has the meaning specified in Section 3.10(a)(i).

“Panavision Closing Date Indebtedness” has the meaning specified in Section 3.10(a)(i).

“Panavision Closing Date NWC” has the meaning specified in Section 3.10(a)(i).

“Panavision Closing Date Unpaid Transaction Expenses” has the meaning specified in Section 3.10(a)(i).

“Panavision Closing Statement” has the meaning specified in Section 3.10(a)(i).

“Panavision Common Stock” has the meaning specified in Section 3.1(a).

“Panavision Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 24, 2017, by and between Panavision and Acquiror.

“Panavision Contingent Shares” has the meaning specified in Section 3.16(a).

“Panavision Credit Agreements” means (a) the Loan, Guaranty and Security Agreement, dated as of February 5, 2016, among Panavision, certain subsidiaries of Panavision party thereto from time to time, the lenders party thereto from time to time, and Bank of America, N.A., as agent and security trustee, as amended, and (b) the Third Amended and Restated First Lien Credit Agreement, dated as of June 12, 2015, among Panavision, the lenders party thereto from time to time, and Cortland Capital Market Services, LLC, as successor administrative agent and collateral agent, as amended.

“Panavision-Designated Directors” means the members of the Acquiror Board designated by the Principal Panavision Holders pursuant to the Director Composition and Standstill Agreement.

“Panavision Disclosure Letter” has the meaning specified in Article IV.

“Panavision Draft Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Panavision Drag-Along Notice” has the meaning specified in Section 8.8(b).

“Panavision Equity Award” means a Panavision Option or a share of Panavision Restricted Stock, in each case, granted under the Panavision Stock Incentive Plan.

“Panavision Escrow Agreement” has the meaning specified in Section 10.4.

“Panavision Estimated Capex Shortfall” has the meaning specified in Section 3.9(a).

“Panavision Estimated Closing Date Cash” has the meaning specified in Section 3.9(a).

“Panavision Estimated Closing Date Indebtedness” has the meaning specified in Section 3.9(a).

“Panavision Estimated Closing Date NWC” has the meaning specified in Section 3.9(a).

“Panavision Estimated Closing Date Unpaid Transaction Expenses” has the meaning specified in Section 3.9(a).

“Panavision Estimated Closing Statement” has the meaning specified in Section 3.9(a).

“Panavision Expense Cap” has the meaning specified in Section 14.6.

“Panavision Final Capex Shortfall” has the meaning specified in Section 3.10(a)(i).

“Panavision Funds Flow” has the meaning specified in Section 2.5(c).

“Panavision Group” means, collectively, Panavision and its Subsidiaries.

“Panavision Holder Representative” has the meaning specified in Section 13.1(a)(i).

“Panavision Holder Representative Expense Amount” means an amount equal to $500,000.

“Panavision Holders” means all Persons who hold one or more shares of Panavision Common Stock (including Panavision Restricted Stock) and Panavision Options as of immediately prior to the Effective Time.

“Panavision Insurance Policy” has the meaning specified in Section 4.17.

“Panavision Leased Real Property” means all Leased Real Property of the Panavision Group.

“Panavision Material Adverse Effect” means any event, state of facts, development, change, circumstance, occurrence or effect that, individually or in the aggregate, (x) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Panavision Group, taken as a whole, or (y) has prevented or materially delayed or impaired, or would reasonably be expected to prevent or materially delay or impair, the ability of Panavision to perform its obligations under this Agreement and any Ancillary Agreements to which it is a party or to consummate the Transactions in accordance with and when required pursuant to this Agreement or such Ancillary Agreement; provided, however, in respect of the preceding clause (x), that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a “Panavision Material Adverse Effect” on or in respect of the Panavision Group: (a) any change in applicable Laws or GAAP or any interpretation thereof; (b) any change in interest rates, exchange rates or economic, political, business or financial market conditions generally; (c) any change generally affecting any of the industries or markets in which the Panavision Group operates, including any change in commodity prices; (d) the announcement or pendency of this Agreement or the consummation of the Transactions (including by reason of the identity of Acquiror, SIM or any of their respective Affiliates or any communication by Acquiror, SIM or any of their respective Affiliates regarding their respective plans or intentions with respect to the business of Panavision or any of its Subsidiaries, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having business relationships with Panavision or any of its Subsidiaries) (provided, that this clause (d) shall not be applicable with respect to the representations and warranties in Section 4.4 and the condition in Section 11.2(a), in either case, to the extent that its purpose is to address the consequences resulting from the consummation of the Transactions); (e) the compliance with the terms of this Agreement or the Ancillary Agreements or the taking of any action, or the failure to take any action, in each case, required by this Agreement or the Ancillary Agreements; (f) any natural disaster; (g) any acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions; (h) any failure, in and of itself, by the Panavision Group to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending before, on or after the date of this Agreement (although the underlying facts and circumstances resulting in such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a “Panavision Material Adverse Effect” except to the extent otherwise excluded under any other sub-clause of this definition); (i) any litigation or dispute between the parties hereto or any of their respective Affiliates arising from or relating to this Agreement; or (j) any action taken (or omitted to be taken) at the request of Acquiror or Panavision Acquisition Sub; provided, further, that any event, state of facts, development, change, circumstance, occurrence or effect referred to in clauses (a), (b), (c), (f) or (g) above may be taken into account in determining if a Panavision Material Adverse Effect has occurred to the extent it has a materially disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Panavision Group, taken as a whole, relative to similarly situated companies in the industries in which the Panavision Group conducts its operations.

“Panavision Material Contracts” has the meaning specified in Section 4.12(a).

“Panavision Minimum Capex Target” has the meaning specified in Section 8.16.

“Panavision NWC Methodology” means the illustrative methodology for the calculation of Net Working Capital of Panavision set forth in Exhibit E-1.

“Panavision Option” means an option to purchase a share of Panavision Common Stock granted under a Panavision Stock Incentive Plan.

“Panavision Optionholders” means the holders of Panavision Options as of immediately prior to the Effective Time.

“Panavision Owned Real Property” means all Owned Real Property of the Panavision Group.

“Panavision Permit” has the meaning specified in Section 4.18.

“Panavision R&W Policy” has the meaning specified in Section 10.5.

“Panavision Real Property” means the Panavision Leased Real Property and the Panavision Owned Real Property.

“Panavision Real Property Leases” has the meaning specified in Section 4.12(a)(iv).

“Panavision Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Panavision Related Group” has the meaning specified in Section 4.33.

“Panavision Related Party Contract” has the meaning specified in Section 4.24.

“Panavision Restricted Stock” has the meaning specified in Section 3.6.

“Panavision Stock Incentive Plan” means the 2015 Panavision Inc. Stock Incentive Plan.

“Panavision Stockholder Consent” has the meaning specified in the Recitals.

“Panavision Stockholders” means the holders of Panavision Common Stock (including, for the avoidance of doubt, Panavision Restricted Stock) as of immediately prior to the Effective Time (excluding, for the avoidance of doubt, any holders of Excluded Shares and the Panavision Optionholders).

“Panavision Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of June 12, 2015, by and among Panavision and the stockholders bound thereby.

“Panavision Target Closing Date NWC” means $5,548,504.

“Panavision Transaction Expenses” means, without duplication, (a) except as otherwise expressly contemplated by this definition, any fees and expenses incurred by or on behalf of, and payable by, any member of the Panavision Group as a result of or in connection with the Transactions (including, except as provided in clause (g) of the definition of “Acquiror Transaction Expenses,” the preparation of the Proxy Statements and the Registration Statement) in respect of legal counsel, financial advisors and accountants (including audit-related services with respect to the Panavision Group only (including, except as provided in clause (g) of the definition of “Acquiror Transaction Expenses,” the preparation of the Panavision financial statements in accordance with the standards of the Public Company Accounting Oversight Board)), (b) the applicable portion of the premiums and related costs of the Panavision R&W Policy to be treated as “Panavision Transaction Expenses” pursuant to Section 10.5, (c) 50% of any filing (or similar) fees payable to Antitrust Authorities in connection with the Merger, (d) 50% of the costs of the D&O Tail Policy to be obtained by Panavision pursuant to Section 8.12, (e) any severance, change in control, stay bonus, transaction bonus, retention or similar amounts payable, in each case, by any member of the Panavision Group to any current or former director, officer, employee, other individual service provider, consultant or financial advisor of any member of the Panavision Group as a result of the consummation of the Transactions (but excluding any amounts payable as a result of any termination of employment or service or any other event that occurs after the Closing (other than any payment that is contingent upon the satisfaction of any employee retention target date or similar milestone under a retention, transaction bonus or similar plan)) and (f) the employer’s portion of any payroll, social security or similar Taxes attributable to any compensation payable in respect of the amounts set forth in the immediately preceding clause (e); provided, that (i) any reasonable, documented and out-of-pocket fees and expenses incurred by Panavision on behalf of Acquiror following the date of this Agreement with the prior written approval of Adam Chesnoff (including in connection with any due diligence of SIM or obtaining the Acquiror Shareholder Approval) shall not constitute “Panavision Transaction Expenses” and shall be borne by Acquiror and (ii) any filing (or similar) fees payable to Antitrust Authorities or any other Governmental Authorities in connection with the Purchase (including in connection with the Investment Canada Act) shall not constitute “Panavision Transaction Expenses” and shall be borne by Acquiror and SIM in accordance with this Agreement. For the avoidance of doubt, “Panavision Transaction Expenses” shall (x) include all fees and expenses payable by any member of the Panavision Group to Houlihan Lokey Capital, Inc. (solely in its capacity as financial advisor to Panavision and not, for the avoidance of doubt, in any other capacity in connection with the Transactions, including in any capacity related to the Debt Financing), Citigroup Global Markets Inc., Kirkland & Ellis LLP and Osler, Hoskin & Harcourt LLP in connection with the Transactions (except, for the avoidance of doubt, for any fees and expenses incurred by any of the foregoing that are Acquiror Transaction Expenses), including, for the avoidance of doubt, any fees and expenses incurred in connection with the Debt Financing or the PIPE Investment and the preparation of the Proxy Statements or the Registration Statement, (y) exclude any amounts payable under the Panavision Catch-up Plan and (z) solely for purposes of the determinations and calculations set forth in Section 3.9 and Section 3.10, exclude any amounts required to be paid by Acquiror on behalf of the Panavision Group pursuant to the penultimate sentence of Section 14.6.

“Panavision Unaudited Financial Statements” has the meaning specified in Section 4.8(a).

“Panavision Waived 280G Benefits” has the meaning specified in Section 8.9(a).

“Payoff Amount” has the meaning specified in Section 11.2(r).

“Payoff Letters” has the meaning specified in Section 11.2(r).

“Permits” means any approvals, authorizations, clearances, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Permitted Liens” means, with respect to any Person or Company Group, (a) mechanics’, materialmens’, carriers’, repairers’ and similar Liens arising in the ordinary course of business with respect to any amounts (i) not yet due and payable or that are being contested in good faith through (if then appropriate) appropriate proceedings, (ii) for which adequate accruals or reserves have been established in accordance with GAAP (in the case of any Person (other than a member of the SIM Group) or the Panavision Group) or IFRS (in the case of the SIM Group) (in each case, if deemed appropriate) and (iii) that are not, individually or in the aggregate, material to the applicable Person or Company Group, (b) Liens for Taxes not yet due and payable or that are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP (in the case of any Person (other than a member of the SIM Group) or the Panavision Group) or IFRS (in the case of the SIM Group) (in each case, if deemed appropriate), (c) Liens securing rental payments under capital lease agreements, (d) with respect to any Real Property, minor title defects or irregularities or any other Liens that do not, individually or in the aggregate, materially interfere with the present uses of such Real Property, (e) zoning, building codes and other land use Laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property and which are not violated by, or in conflict with, the current use or occupancy of such Real Property or the operation of the businesses of the applicable Person or Company Group, (f) Liens securing payment, or any other obligations, of the applicable Person or Company Group with respect to Indebtedness of such Person or Company Group existing as of the date of this Agreement or entered into after the date hereof in accordance with the terms of this Agreement, that are to be extinguished at or prior to the Closing pursuant to Section 2.5(c)(v), (g) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor, sublessor, lessee or sublessee under any non-exclusive license or lease agreement granted in the ordinary course or in the property being leased or licensed, (h) Liens granted to any Person by Acquiror or any of its Affiliates at or after the Closing or that otherwise arise out of or result from any action, or the failure to take any action, by Acquiror or any of its Affiliates (including any Liens granted to any of the Debt Financing Sources at the Closing in connection with any financing by Acquiror or any of its Affiliates in connection with the Transactions), (i) any other Liens that are not, individually or in the aggregate, material to the applicable Person or Company Group, and (j) with respect to a Company Group, Liens described in Section 1.1(b) of the Panavision Disclosure Letter or of the SIM Disclosure Letter, as applicable.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Documents” has the meaning specified in the Recitals.

“PIPE Investment” has the meaning specified in the Recitals.

“PIPE Investors” has the meaning specified in the Recitals.

“Post-Closing Benefit Plans” has the meaning specified in Section 9.3(b).

“Power of Attorney” has the meaning specified in the Recitals.

“Pre-Closing Acquiror Holders” means the shareholders of Acquiror at any time prior to the Effective Time (excluding, for the avoidance of doubt, the PIPE Investors).

“Pre-Closing Company Holders” means, as applicable, the Panavision Holders or the SIM Sellers.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date and the portion of any Straddle Period ending on or before the Closing Date.

“Principal Holder Release” means a release substantially in the form attached hereto as Exhibit F.

“Principal Panavision Holders” means Cerberus Series Four Holdings, LLC, Cerberus Institutional Partners V LP, SOLA LTD, Solus Senior High Income Fund LP, Solus Opportunities Fund 3 LP, Solus Opportunities Fund 5 LP, Ultra Master LTD and Ultra NB LLC.

“Principal SIM Holders” means Granite, MEM Investments Inc. and SIM Realty Limited.

“Proxy Statements” has the meaning specified in Section 10.1(a)(ii).

“Purchase” has the meaning specified in the Recitals.

“Purchase Price Per Fully Diluted SIM Share” has the meaning specified in Section 3.2(b).

“R&W Policies” has the meaning specified in Section 10.5.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Reference Balance Sheet” has the meaning specified in Section 3.10(a).

“Registration Rights Agreement” has the meaning specified in the Recitals.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Acquiror Common Shares (including the Panavision Contingent Shares) to be issued to the Panavision Holders, the Panavision Catch-up Plan Participants and the SIM Sellers pursuant to this Agreement.

“Relevant Percentage” has the meaning specified in the Panavision Stockholders’ Agreement.

“Representatives” means, with respect to any Person, such Person’s directors, officers, managers, employees, legal counsel, accountants, financial advisors, investment bankers, consultants and other authorized agents and representatives.

“Required Financial Information” has the meaning specified in Section 8.11.

“Restricted Cash” means:

(a) with respect to any member of the Panavision Group, any cash and cash equivalents of a member of the Panavision Group that are not freely usable by such member of the Panavision Group as of the Adjustment Time because they are subject to restrictions or limitations on use or distribution by Law or Contract (excluding, for the avoidance of doubt, (i) any general restrictions or limitations on dividends or distributions under applicable corporate (or similar) Laws of any jurisdiction to the extent that such restrictions and limitations would not, as of the Adjustment Time, result in any member of the Panavision Group not being able to dividend or distribute any such cash and cash equivalents, and (ii) any restrictions or limitations on use under either Panavision Credit Agreement);

(b) with respect to any member of the SIM Group, any cash and cash equivalents of a member of the SIM Group that are not freely usable by such member of the SIM Group as of the Adjustment Time because they are subject to restrictions or limitations on use or distribution by Law or Contract (excluding, for the avoidance of doubt, (i) any general restrictions or limitations on dividends or distributions under applicable corporate (or similar) Laws of any jurisdiction to the extent that such restrictions and limitations would not, as of the Adjustment Time, result in any member of the SIM Group not being able to dividend or distribute any such cash and cash equivalents, and (ii) any restrictions or limitations on use under the SIM Credit Agreement).

“Sanctioned Country” means any country or region that is or was in the last five years the subject or target of any country-wide or territory-wide embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (b) any Person located, organized or resident in a Sanctioned Country; or (c) any person that is in the aggregate 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (a) or (b).

“Sanctions Laws” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Authorities, including those administered by the United States (including by OFAC, the U.S. Department of State, Global Affairs Canada and any other empowered Governmental Authority), the United Nations Security Council, the European Union (or any member state thereof) and Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Commitment Letter” has the meaning specified in Section 7.8.

“Section 16” has the meaning specified in Section 9.10.

“Section 280G” has the meaning specified in Section 8.9(a).

“Section 338(g) Election” has the meaning specified in Section 10.3(d).

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Meeting Proxy Statement” has the meaning specified in Section 10.1(a)(ii).

“SIM” has the meaning specified in the Preamble.

“SIM 280G Approval” has the meaning specified in Section 8.9(b).

“SIM 280G Losses” means, unless otherwise waived or approved by the stockholders of SIM, in either case in accordance with Section 8.9(b) and Section 280G, an amount equal to all Losses suffered or incurred by any member of the SIM Group in connection with any payment or benefit that constitutes an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) with respect to any “disqualified individual” (as such term is defined in Treas. Reg. Section 1.280G-1), including, without limitation, the value of any deduction that could be lost as a result of the application of Section 280G of the Code and any employer paid employment taxes that could be payable as a result of any payment required to be made to any individual under any agreement as a result of any Tax under Section 4999 of the Code.

“SIM Acquiror Arrangements” has the meaning specified in Section 8.9(b).

“SIM Acquisition Sub” has the meaning specified in the Preamble.

“SIM Adjustment Amount” has the meaning specified in Section 3.10(d).

“SIM Adjustment Escrow Amount” means $2,000,000.

“SIM Adjustment Escrow Funds” means, at any given time after the Closing, the funds remaining in the account or accounts in which the Escrow Agent has deposited the SIM Adjustment Escrow Amount in accordance with the SIM Escrow Agreement, including remaining amounts of interest actually earned.

“SIM Audited Financial Statements” has the meaning specified in Section 5.8(a).

“SIM Benefit Plan” has the meaning specified in Section 5.13(a).

“SIM Board” means the board of directors of SIM.

“SIM Capex Shortfall” means the amount, if any, by which aggregate capital expenditures of the SIM Group for the calendar year ending December 31, 2018 are less than the SIM Minimum Capex Target.

“SIM Capital Stock” has the meaning specified in Section 5.6(a).

“SIM Certificates” has the meaning specified in Section 3.8(a).

“SIM Closing Date Cash” has the meaning specified in Section 3.10(a)(ii).

“SIM Closing Date Indebtedness” has the meaning specified in Section 3.10(a)(ii).

“SIM Closing Date NWC” has the meaning specified in Section 3.10(a)(ii).

“SIM Closing Date Unpaid Transaction Expenses” has the meaning specified in Section 3.10(a)(ii).

“SIM Closing Statement” has the meaning specified in Section 3.10(a)(ii).

“SIM Common Stock” has the meaning specified in Section 5.6(a).

“SIM Compulsory Sale Notice” has the meaning specified in Section 8.10.

“SIM Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated as of August 29, 2017, by and between SIM and Acquiror.

“SIM Credit Agreement” means that certain Credit Agreement, dated as of April 11, 2017, by and among SIM, the guarantors identified therein, the financial institutions and other entities from time to time party thereto as a lender, and the Bank of Montreal, as administrative agent, as amended on June 14, 2017, August 31, 2017, December 21, 2017, August 9, 2018 and as it may be further amended from time to time in accordance with this Agreement.

“SIM Credit Agreement Amendment” has the meaning specified in Section 8.15(c).

“SIM Debt Exercise of Remedies” means an acceleration of obligations in part or in full, or any other exercise of any right or remedy of any of the lenders or any agent under any of the SIM Loan Documents related to any “Default” or “Event of Default” (each as defined in the SIM Credit Agreement).

“SIM Disclosure Letter” has the meaning specified in Article V.

“SIM Equity Award” means a SIM Option granted under the SIM Stock Incentive Plan.

“SIM Escrow Agreement” has the meaning specified in Section 10.4.

“SIM Estimated Capex Shortfall” has the meaning specified in Section 3.9(b).

“SIM Estimated Closing Date Cash” has the meaning specified in Section 3.9(b).

“SIM Estimated Closing Date Indebtedness” has the meaning specified in Section 3.9(b).

“SIM Estimated Closing Date NWC” has the meaning specified in Section 3.9(b).

“SIM Estimated Closing Date Unpaid Transaction Expenses” has the meaning specified in Section 3.9(b).

“SIM Expense Cap” has the meaning specified in Section 14.6.

“SIM Final Capex Shortfall” has the meaning specified in Section 3.10(a)(ii).

“SIM Financial Statements” has the meaning specified in Section 5.8(a).

“SIM Funds Flow” has the meaning specified in Section 2.5.

“SIM Group” means, collectively, SIM and its Subsidiaries.

“SIM Holder Representative” has the meaning specified in Section 13.1(a)(i).

“SIM Holder Representative Expense Amount” means an amount equal to $500,000.

“SIM Individual Option Agreements” means the stand-alone option agreements entered into by SIM, Granite and certain individuals as set forth in Section 1.1 of the SIM Disclosure Letter.

“SIM Insurance Policy” has the meaning specified in Section 5.17.

“SIM In The Money Option” has the meaning specified in Section 3.5(a).

“SIM Loan Documents” means the “Loan Documents” (as defined in the SIM Credit Agreement).

“SIM Material Adverse Effect” means any event, state of facts, development, change, circumstance, occurrence or effect that, individually or in the aggregate, (x) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the SIM Group, taken as a whole, or (y) has prevented or materially delayed or impaired, or would reasonably be expected to prevent or materially delay or impair, the ability of SIM to perform its obligations under this Agreement and any Ancillary Agreements to which it is a party or to consummate the Transactions in accordance with and when required pursuant to this Agreement or such Ancillary Agreement; provided, however, in respect of the preceding clause (x), that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a “SIM Material Adverse Effect” on or in respect of the SIM Group: (a) any change in applicable Laws or IFRS or any interpretation thereof; (b) any change in interest rates, exchange rates or economic, political, business or financial market conditions generally; (c) any change generally affecting any of the industries or markets in which the SIM Group operates, including any change in commodity prices; (d) the announcement or pendency of this Agreement or the consummation of the Transactions (including by reason of the identity of Acquiror, Panavision or any of their respective Affiliates or any communication by Acquiror, Panavision or any of their respective Affiliates regarding their respective plans or intentions with respect to the business of SIM or any of its Subsidiaries, and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having business relationships with SIM or any of its Subsidiaries) (provided, that this clause (d) shall not be applicable with respect to the representations and warranties in Section 5.4 and the condition in Section 11.2(a), in either case, to the extent that its purpose is to address the consequences resulting from the consummation of the Transactions); (e) the compliance with the terms of this Agreement or the Ancillary Agreements or the taking of any action, or the failure to take any action, in each case, required by this Agreement or the Ancillary Agreements; (f) any natural disaster; (g) any acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions; (h) any failure, in and of itself, by the SIM Group to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period ending before, on or after the date of this Agreement (although the underlying facts and circumstances resulting in such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a “SIM Material Adverse Effect” except to the extent otherwise excluded under any other sub-clause of this definition); (i) any litigation or dispute between the parties hereto or any of their respective Affiliates arising from or relating to this Agreement; or (j) any action taken (or omitted to be taken) at the request of Acquiror or SIM Acquisition Sub; provided, further, that any event, state of facts, development, change, circumstance, occurrence or effect referred to in clauses (a), (b), (c), (f) or (g) above may be taken into account in determining if a SIM Material Adverse Effect has occurred to the extent it has a materially disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the SIM Group, taken as a whole, relative to similarly situated companies in the industries in which the SIM Group conducts its operations.

“SIM Material Contracts” has the meaning specified in Section 5.12(a).

“SIM Minimum Capex Target” has the meaning specified in Section 8.16.

“SIM NWC Methodology” means the illustrative methodology for the calculation of Net Working Capital of SIM set forth in Exhibit E-2.

“SIM Option” means an option to purchase a share of SIM Capital Stock granted under the SIM Stock Incentive Plan or the SIM Individual Option Agreements.

“SIM Optionholders” means the holders of SIM Options as of immediately prior to the Effective Time and prior to the exercise thereof as contemplated herein.

“SIM Permit” has the meaning specified in Section 5.18.

“SIM Purchase Price” has the meaning specified in Section 3.2(a).

“SIM R&W Policy” has the meaning specified in Section 10.5.

“SIM Real Property” means all Leased Real Property of the SIM Group.

“SIM Real Property Leases” has the meaning specified in Section 5.12(a)(iv).

“SIM Registered Intellectual Property” has the meaning specified in Section 5.21(a).

“SIM Related Group” has the meaning specified in Section 5.32.

“SIM Related Party Contract” has the meaning specified in Section 5.24.

“SIM Seller Related Party Transaction” has the meaning specified in Section 6.7.

“SIM Sellers” means all Persons who collectively hold 100% of the SIM Shares as of immediately prior to the Effective Time (including, for the avoidance of doubt, any SIM Shares issued upon the exercise of any SIM In The Money Options in accordance with Section 3.5(a)).

“SIM Shareholders’ Agreement” means the Unanimous Shareholders Agreement, dated as of May 2, 2013, by and among SIM and the shareholders party thereto, as amended on November 1, 2016.

“SIM Shares” has the meaning specified in the Recitals.

“SIM Stock Incentive Plan” means the SIM Key Employee Stock Option Plan, dated May 2, 2013, and the SIM Individual Option Agreements as set forth in Section 1.1 of the SIM Disclosure Letter.

“SIM Target Closing Date NWC” means an amount, expressed in U.S. dollars, equal to $CAD 6,616,706 converted into U.S. dollars by using the average exchange rate as published in The Wall Street Journal for each of the three (3) Business Days ending on the third (3rd) Business Day prior to the Closing.

“SIM Transaction Expenses” means, without duplication, (a) except as otherwise expressly contemplated by this definition, any fees and expenses incurred by or on behalf of, and payable by, any member of the SIM Group as a result of or in connection with the Transactions (including, except as provided in clause (g) of the definition of “Acquiror Transaction Expenses,” the preparation of the Proxy Statements and the Registration Statement) in respect of legal counsel, financial advisors and accountants (including audit-related services with respect to the SIM Group only) (except as would constitute Acquiror Transaction Expenses pursuant to clause (f) of the definition thereof), (b) the applicable portion of the premiums and related costs of the SIM R&W Policy to be treated as “SIM Transaction Expenses” pursuant to Section 10.5, (c) 50% of any filing (or similar) fees payable to Antitrust Authorities in connection with the Purchase or payable in connection with the Investment Canada Act, (d) 50% of the costs of the D&O Tail Policy to be obtained by SIM pursuant to Section 8.12, (e) any severance, change in control, stay bonus, transaction bonus, retention or similar amounts payable, in each case, by any member of the SIM Group to any current or former director, officer, employee, other individual service provider, consultant or financial advisor of any member of the SIM Group as a result of the consummation of the Transactions (but excluding any accrued severance included in Indebtedness or any amounts payable as a result of any termination of employment or service or any other event that occurs after the Closing (other than any payment that is contingent upon the satisfaction of any employee retention target date or similar milestone under a retention, transaction bonus or similar plan)), (f) the employer’s portion of any payroll, social security or similar Taxes attributable to any compensation payable in respect of the amounts set forth in the immediately preceding clause (e), (g) any SIM 280G Losses, (h) the employer’s portion and the employee’s portion (to the extent funded by the employer) of income, payroll, social security or similar Taxes attributable to, or arising in respect of, the exercise, surrender, cancellation or termination of SIM Options as contemplated by this Agreement, and (i) any fees, expenses or liabilities related to or arising out of a “Default” or “Event of Default” under the SIM Credit Agreement or any amendment to, or Contract or arrangement with respect to, any SIM Loan Document (including the negotiation, execution or delivery thereof); provided, that any filing (or similar) fees payable to Antitrust Authorities in connection with the Merger shall not constitute “SIM Transaction Expenses” and shall be borne by Acquiror and Panavision in accordance with this Agreement. For the avoidance of doubt, “SIM Transaction Expenses” shall (x) include all fees and expenses payable by any member of the SIM Group to Stikeman Elliott LLP, Hodgson Russ LLP, RSM Canada LLP or Marckenz Group Capital Partners in connection with the Transactions (except, for the avoidance of doubt, for any fees and expenses incurred by any of the foregoing that are Acquiror Transaction Expenses), including, for the avoidance of doubt, any fees and expenses incurred in connection with the Debt Financing or the PIPE Investment and the preparation of the Proxy Statements or the Registration Statement, and (y) solely for purposes of the determinations and calculations set forth in Section 3.9 and Section 3.10, exclude any amounts required to be paid by Acquiror on behalf of the SIM Group pursuant to the penultimate sentence of Section 14.6.

“SIM Unaudited Financial Statements” has the meaning specified in Section 5.8(a).

“SIM Waived 280G Benefits” has the meaning specified in Section 8.9(b).

“Sponsor” means Saban Sponsor LLC, a Delaware limited liability company.

“Sponsor II” has the meaning specified in the Recitals.

“Sponsor Convertible Note” means that certain unsecured convertible promissory note issued by Acquiror on March 12, 2018, pursuant to which Acquiror may borrow up to $1,000,000 from Sponsor from time to time.

“Sponsor-Designated Directors” means the members of the Acquiror Board designated by Sponsor pursuant to the Director Composition and Standstill Agreement.

“Stockholder Delivery Time” has the meaning specified in Section 12.1(e).

“Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which 50% or more of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person or with respect to which such Person has the power to elect or direct the election of more than 50% of the members of the governing body of such entity.

“Surviving Corporation” has the meaning specified in Section 2.1(b).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means (a) all federal, state, provincial, local, non-United States or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, capital gains, severance, stamp, stamp duty reserve, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, goods and services, harmonized sales, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative, add-on minimum, estimated and other taxes, fees, assessments, levies, tariffs, charges or duties of any kind, in each case, in the nature of taxes (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority and (b) any amounts described in clause (a) of this definition as a result of being (x) prior to the Closing, a member of an affiliated, consolidated, combined, unitary or other similar group or (y) liable for another Person’s Taxes as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business and that do not relate primarily to Taxes) or otherwise.

“Terminating Acquiror Breach” has the meaning specified in Section 12.1(f).

“Terminating Company Breach” has the meaning specified in Section 12.1(e).

“Top Panavision Customers” has the meaning specified in Section 4.30(a).

“Top Panavision Vendors” has the meaning specified in Section 4.30(a).

“Top SIM Customers” has the meaning specified in Section 5.30(a).

“Top SIM Vendors” has the meaning specified in Section 5.30(a).

“Trade Control Laws” has the meaning specified in Section 4.26(a).

“Transaction Proposals” has the meaning specified in Section 10.1(b).

“Transaction Tax Deductions” means the sum of all items of losses, deductions or credits, without duplication and only to the extent deductible on a more-likely-than-not basis for applicable income Tax purposes in the Pre-Closing Tax Period on a Tax Return of any member of the Company Groups, resulting from or attributable to (a) the Panavision Transaction Expenses and the SIM Transaction Expenses, as applicable (regardless of whether such items remain unpaid as of the Closing), (b) the repayment of any Closing Date Indebtedness required to be paid at the Closing or as otherwise contemplated to be repaid at the Closing by this Agreement (including any capitalized financing fees, costs and expenses that become currently deductible as a result thereof), (c) payments to holders of any In The Money Panavision Options pursuant to Section 3.1(e) and (d) the employer portion of any payroll, social security or similar Taxes related to any payments made in connection with the Transactions, including to holders of any In The Money Panavision Options pursuant to Section 3.1(e) and payments described under clause (f) of the definition of “Panavision Transaction Expenses.” For this purpose, the parties agree to assume that seventy percent (70%) of any success based fees within the scope of Internal Revenue Service Revenue Procedure 2011-29 are deductible.

“Transactions” has the meaning specified in the Recitals.

“Transfer Taxes” has the meaning specified in Section 10.3(e).

“Transition Tax Obligations” means, with respect to any Person, such Person’s net Tax liability under Section 965 of the Code; provided, that if such Person properly elects pursuant to Section 965(h) of the Code to pay such net Tax liability in installments (or the Tax Return in respect of which such election would be made has not yet been filed as of the Closing Date), Transition Tax Obligations shall equal the sum of the present value of each such installment discounted from the due date of such installment to the Closing Date (using a discount rate of seven percent (7%), compounded annually).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” means the account established by Acquiror for the benefit of its public shareholders at the Trustee.

“Trust Agreement” has the meaning specified in Section 7.10.

“Trustee” has the meaning specified in Section 7.10.

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” “Exhibit” or “Schedule” refer to the specified Article, Section, Exhibit or Schedule of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall mean “and/or”; (vii) references to any Contract are to that Contract as amended, modified or supplemented from time to time; provided, that such amendment, modification or supplement is not effected in a manner that results in a breach of any covenant or agreement in this Agreement; (viii) references to any Person include the successors and permitted assigns of that Person; and (ix) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including e-mail and electronic media) in a visible form.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP, unless otherwise indicated herein.

(f) References to “$” shall mean U.S. dollars, unless otherwise indicated herein.

(g) The terms “provided,” “made available” and words of similar import, when used with respect to any item provided or made available by the Companies or the Holder Representatives, shall include any and all information that has been posted prior to execution and delivery of this Agreement by the parties hereto on the date hereof in the electronic data room established by Panavision or SIM, as applicable, in connection with the Transactions. Section 1.2(g) of the Panavision Disclosure Letter or of the SIM Disclosure Letter, as applicable, will contain the index of the applicable data room as of such date (including notations of the upload date and time for all items contained therein).

(h) The term “the other parties” when used in the context of the phrase “by written notice to the other parties” or phrases of similar import, for the avoidance of doubt, shall only include the Companies, the Holder Representatives and Acquiror, and shall exclude the SIM Sellers (it being understood and agreed that the SIM Holder Representative shall act on behalf of each such SIM Seller for purposes of such notice and otherwise under this Agreement pursuant to the authorization granted pursuant to Section 13.1).

ARTICLE II

THE TRANSACTIONS; CLOSING

Section 2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Acquiror, Panavision Acquisition Sub and Panavision (Panavision Acquisition Sub and Panavision sometimes being referred to herein as the “Constituent Corporations”) shall cause Panavision Acquisition Sub to be merged with and into Panavision, with Panavision being the surviving corporation in the Merger at the Effective Time. The Merger shall be consummated in accordance with this Agreement and evidenced by a certificate of merger with respect to the Merger, in a form in accordance with the relevant provisions of the DGCL and reasonably satisfactory to the Constituent Corporations (as so filed, the “Certificate of Merger”) and executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b) Upon consummation of the Merger, the separate corporate existence of Panavision Acquisition Sub shall cease and Panavision, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL as a wholly owned subsidiary of Acquiror.

Section 2.2 Effects of the Merger. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers, property and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers, property and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, and all choses in action belonging to each such corporation, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers, property and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of either Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3 The Purchase. Upon the terms and subject to the conditions set forth in this Agreement (including the delivery of the SIM Compulsory Sale Notice by the Dragging SIM Holders and the execution of a Joinder Agreement by each of the Dragged SIM Holders (whether directly or by a Power of Attorney), in each case, pursuant to Section 11.2(p)), at the Closing, the SIM Sellers shall sell to SIM Acquisition Sub, free and clear of all Liens (other than Liens arising under applicable securities Laws, Liens of the type described in clause (h) of the definition of “Permitted Liens,” Liens arising under any of the Ancillary Agreements or those restrictions on transfer contained in the governing documents of SIM), and SIM Acquisition Sub shall purchase from the SIM Sellers, all but not less than all of the SIM Shares.

Section 2.4 Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071, at 10:00 a.m. (Pacific Time) on the date that is two (2) Business Days after the first date on which all conditions set forth in Article XI shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of those conditions) or such other time and place as Acquiror, the Panavision Holder Representative and the SIM Holder Representative may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) Upon the terms and subject to the conditions set forth in Article XI, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, Acquiror, Panavision Acquisition Sub and Panavision shall cause the Certificate of Merger to be executed and duly submitted for filing with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and Panavision in writing and specified in the Certificate of Merger (the “Effective Time”).

Section 2.5 Deliveries at the Closing. Subject to the terms and conditions of this Agreement:

(a) Deliveries by Panavision. At the Closing, Panavision shall deliver, or cause to be delivered, to Acquiror and Panavision Acquisition Sub (i) all of the certificates, instruments and other documents required to be delivered by Panavision, the Panavision Holder Representative or the Principal Panavision Holders pursuant to Section 11.2; and (ii) such other documents as Acquiror reasonably requests at least five (5) Business Days prior to the Closing Date and are reasonably necessary to consummate the Transactions.

(b) Deliveries by the SIM Sellers. At the Closing, the SIM Holder Representative shall deliver on behalf of the SIM Sellers to Acquiror and SIM Acquisition Sub (i) all of the certificates, instruments and other documents required to be delivered by SIM, the SIM Holder Representative or the SIM Sellers pursuant to Section 11.2; and (ii) such other documents as Acquiror reasonably requests at least five (5) Business Days prior to the Closing Date and are reasonably necessary to consummate the Transactions.

(c) Deliveries by Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub. At the Closing, Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub shall deliver, or cause to be delivered, the following:

(i) to the Exchange Agent, (A) the number of Acquiror Common Shares equal to (1) the Aggregate Panavision Stock Consideration, less (2) the portion of the Aggregate Panavision Stock Consideration payable to Panavision for further distribution to the holders of In The Money Panavision Options at the Closing pursuant to Section 2.5(c)(vi), less (3) the portion of the Aggregate Panavision Stock Consideration payable to Panavision for further distribution to the Panavision Catch-up Plan Participants at the Closing pursuant to Section 2.5(c)(x), (B) the aggregate number of Panavision Contingent Shares into which all shares of Panavision Common Stock have been converted into the right to receive pursuant to Section 3.1(a), and (C) by wire transfer of immediately available funds, (x) an amount equal to (1) the Aggregate Panavision Cash Consideration, less (2) the portion of the Aggregate Panavision Cash Consideration payable to the holders of In The Money Panavision Options at the Closing pursuant to Section 2.5(c)(vi), less (3) the portion of the Aggregate Panavision Cash Consideration payable to the Panavision Catch-up Plan Participants at the Closing pursuant to Section 2.5(c)(x) less (y) an amount equal to (1) the Panavision Adjustment Escrow Amount, less (2) the portion of the Panavision Adjustment Escrow Amount to be deducted from the portion of the Aggregate Panavision Cash Consideration payable to the holders of In The Money Panavision Options pursuant to Section 3.1(e), Section 3.5 and Section 2.5(c)(vi), less (3) the portion of the Panavision Adjustment Escrow Amount to be deducted from the portion of the Aggregate Panavision Cash Consideration payable to the Panavision Catch-up Plan Participants pursuant to Section 3.1(f), Section 3.17 and Section 2.5(c)(x), less (z) an amount equal to (1) the Panavision Holder Representative Expense Amount, less (2) the portion of the Panavision Holder Representative Expense Amount to be deducted from the portion of the Aggregate Panavision Cash Consideration payable to the holders of In The Money Panavision Options pursuant to Section 3.1(e), Section 3.5 and Section 2.5(c)(vi), less (3) the portion of the Panavision Holder Representative Expense Amount to be deducted from the portion of the Aggregate Panavision Cash Consideration payable to the Panavision Catch-up Plan Participants pursuant to Section 3.1(f), Section 3.17 and Section 2.5(c)(x), in each case, in accordance with the Panavision Funds Flow, with each such holder’s respective portion of such amounts determined pursuant to Section 3.1(d), Section 3.8, Section 3.16(b) and the other applicable provisions of this Agreement;

(ii) to the Exchange Agent, (A) the number of Acquiror Common Shares equal to the Aggregate SIM Stock Consideration, and (B) by wire transfer of immediately available funds, (x) an amount equal to the Aggregate SIM Cash Consideration, less (y) an amount equal to the SIM Adjustment Escrow Amount, less (z) an amount equal to the SIM Holder Representative Expense Amount, in each case, in accordance with the SIM Funds Flow, with each such holder’s respective portion of such amounts determined pursuant to Section 3.2(b), Section 3.8 and the other applicable provisions of this Agreement;

(iii) to the Escrow Agent, by wire transfer of immediately available funds for deposit into separate escrow accounts, the Panavision Adjustment Escrow Amount and the SIM Adjustment Escrow Amount;

(iv) the aggregate amount of the Panavision Estimated Closing Date Unpaid Transaction Expenses and the SIM Estimated Closing Date Unpaid Transaction Expenses, in each case, by wire transfer of immediately available funds as directed by the Holder Representatives in the Panavision Funds Flow or the SIM Funds Flow, as applicable;

(v) to the applicable lenders or their designees, by wire transfer of immediately available funds to the bank account or accounts set forth in the Payoff Letters, an amount equal to the applicable Payoff Amount;

(vi) to Panavision, (A) the number of Acquiror Common Shares into which all In The Money Panavision Options have been converted into the right to receive pursuant to Section 3.5, (B) the aggregate number of Panavision Contingent Shares into which all In The Money Panavision Options have been converted into the right to receive pursuant to Section 3.5, and (C) by wire transfer of immediately available funds, (x) an amount equal to the Aggregate Panavision Cash Consideration into which all In The Money Panavision Options have been converted into the right to receive pursuant to Section 3.5, less (y) the portion of the Panavision Adjustment Escrow Amount to be deducted from the portion of the Aggregate Panavision Cash Consideration payable to the holders of In The Money Panavision Options pursuant to Section 3.1(e) and Section 3.5, less (z) the portion of the Panavision Holder Representative Expense Amount to be deducted from the portion of the Aggregate Panavision Cash Consideration payable to the holders of In The Money Panavision Options pursuant to Section 3.1(e) and Section 3.5, in each case, in accordance with the Panavision Funds Flow for further distribution to the holders of In The Money Panavision Options in accordance with Section 3.5, with such holder’s respective portion of such amounts determined pursuant to Section 3.1(e), Section 3.5 and the other applicable provisions of this Agreement;

(vii) [Intentionally omitted];

(viii) to the Panavision Holder Representative, by wire transfer of immediately available funds to the bank account or accounts set forth in the Panavision Funds Flow, an amount equal to the Panavision Holder Representative Expense Amount for purposes of satisfying the costs, expenses or liabilities incurred by the Panavision Holder Representative (in its capacity as such) in connection with this Agreement and the Ancillary Agreements;

(ix) to the SIM Holder Representative, by wire transfer of immediately available funds to the bank account or accounts set forth in the SIM Funds Flow, an amount equal to the SIM Holder Representative Expense Amount for purposes of satisfying the costs, expenses or liabilities incurred by the SIM Holder Representative (in its capacity as such) in connection with this Agreement and the Ancillary Agreements;

(x) to Panavision, (A) the aggregate number of Acquiror Common Shares that the Panavision Catch-up Plan Participants are entitled to receive pursuant to Section 3.17, (B) the aggregate number of Panavision Contingent Shares that the Panavision Catch-up Plan Participants are entitled to receive pursuant to Section 3.17, and (C) by wire transfer of immediately available funds, (x) an aggregate amount equal to the Aggregate Panavision Cash Consideration that the Panavision Catch-up Plan Participants are entitled to receive pursuant to Section 3.17, less (y) the portion of the Panavision Adjustment Escrow Amount to be deducted from the portion of the Aggregate Panavision Cash Consideration payable to the Panavision Plan Participants pursuant to Section 3.17 and Section 3.1(f), less (z) the portion of the Panavision Holder Representative Expense Amount to be deducted from the portion of the Aggregate Panavision Cash Consideration payable to the Panavision Catch-up Plan Participants pursuant to Section 3.17 and Section 3.1(f), in each case, in accordance with the Panavision Funds Flow for further distribution to the Panavision Catch-up Plan Participants in accordance with Section 3.17, with such holder’s respective portion of such amounts determined pursuant to Section 3.17, Section 3.1(f), Section 3.16(b) and the other applicable provisions of this Agreement;

(xi) all of the certificates, instruments and other documents required to be delivered pursuant to Section 11.3 and Section 11.4; and

(xii) such other documents as the Companies or the Holder Representatives reasonably request at least five (5) Business Days prior to the Closing Date and are reasonably necessary to consummate the Transactions.

The Panavision Holder Representative shall provide Acquiror at least three (3) Business Days prior to the Closing Date with a flow of funds setting forth the amounts (and calculations thereof) to be paid pursuant to clause (i), clause (iv) (solely to the extent related to the Panavision Estimated Closing Date Unpaid Transaction Expenses), clause (vi) (including the amount distributable by Panavision to each holder of In The Money Panavision Options pursuant to such clause) and clause (x) (including the amount distributable by Panavision to each Panavision Catch-up Plan Participant pursuant to such clause) of this Section 2.5(c), each of which shall be calculated in accordance with the terms and conditions of this Agreement, along with wire instructions therefor for purposes of the payments pursuant to this Section 2.5(c) (and not, for the avoidance of doubt, any further distributions to the Panavision Holders or the Panavision Catch-up Plan Participants after giving effect to such payments in accordance with this Agreement) (the “Panavision Funds Flow”). The SIM Holder Representative shall provide Acquiror at least three (3) Business Days prior to the Closing Date with a flow of funds setting forth the amounts (and calculations thereof) to be paid pursuant to clause (ii), clause (iv) (solely to the extent related to the SIM Estimated Closing Date Unpaid Transaction Expenses), each of which shall be calculated in accordance with the terms and conditions of this Agreement, along with wire instructions therefor (the “SIM Funds Flow”). Notwithstanding the foregoing, each of the Companies shall review any comments to the Panavision Funds Flow or the SIM Funds Flow, as applicable, provided by Acquiror prior to the Closing and consider, in good faith, any changes proposed by Acquiror to the Panavision Funds Flow or the SIM Funds Flow, as applicable (it being understood and agreed that in no event shall the foregoing delay or otherwise affect a party’s obligation to effect the Closing when required pursuant to this Agreement). Each of the Companies, the Holder Representatives and the SIM Sellers (including, for the avoidance of doubt, each of the Dragged SIM Holders upon execution of a Joinder Agreement (whether directly or by a Power of Attorney), in each case, pursuant to Section 11.2(p)) hereby acknowledges and agrees that Acquiror shall not be liable for any payments made in accordance with, and waives any claims arising from Acquiror’s reliance upon, the Panavision Funds Flow or the SIM Funds Flow or this Section 2.5(c), or for any allocation of such payments among individual Panavision Holders, Panavision Catch-up Plan Participants and SIM Sellers in accordance herewith and therewith.

Section 2.6 Governing Documents.

(a) At the Effective Time, Acquiror shall cause the Acquiror Governing Documents to be amended and restated in their entirety in the forms attached hereto as Exhibit H-1 and Exhibit H-2, respectively, and as so amended and restated shall be the certificate of incorporation and bylaws of Acquiror until thereafter amended as provided therein and under the DGCL.

(b) At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated in their entirety in the forms attached hereto as Exhibit H-3 and Exhibit H-4, respectively, and as so amended and restated shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

Section 2.7 Further Assurances. Prior to the Effective Time, and in accordance with the terms and subject to the conditions of this Agreement, each of the parties hereto shall take or cause to be taken all such actions as may be reasonably necessary in order to effectuate, as expeditiously as possible, the Transactions in accordance with the other terms and conditions of this Agreement. Notwithstanding the foregoing, in the event that actions contemplated by this Section 2.7 relate to the subject matter addressed by any other covenant or agreement contained in this Agreement, such other covenant or agreement contained in this Agreement shall govern and control.

ARTICLE III

EFFECTS OF THE TRANSACTIONS; CONSIDERATION

Section 3.1 Merger Consideration; Treatment of Panavision Common Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Common Stock, par value $0.01 per share, of Panavision (“Panavision Common Stock”) or any other Person, each share of Panavision Common Stock that is issued and outstanding immediately prior to the Effective Time (other than (i) shares of Panavision Common Stock, if any, held in the treasury of Panavision, which treasury shares shall be canceled as part of the Merger and shall not constitute “Panavision Common Stock” hereunder, and (ii) Dissenting Shares (each such share of Panavision Common Stock referred to in clauses (i) and (ii) above, an “Excluded Share” and, collectively, “Excluded Shares”)) shall be canceled and cease to exist and shall be converted into and become (A) the right to receive the applicable portion of the Merger Consideration as determined pursuant to Section 3.1(d) and (B) the right to receive the applicable portion of the Panavision Contingent Shares as determined pursuant to Section 3.16(b).

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Panavision Acquisition Sub or any other Person, each share of Common Stock, par value $0.001 per share, of Panavision Acquisition Sub shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

(c) Subject to the adjustments set forth in Section 3.4 and Section 3.10, the “Merger Consideration” shall consist of: (x) cash in an amount equal to (i) $368,500,000.00, plus (ii) the amount, if any, by which Panavision Estimated Closing Date NWC exceeds Panavision Target Closing Date NWC, less (iii) the amount, if any, by which Panavision Target Closing Date NWC exceeds Panavision Estimated Closing Date NWC, less (iv) Panavision Estimated Closing Date Indebtedness, plus (v) Panavision Estimated Closing Date Cash, less (vi) Panavision Estimated Closing Date Unpaid Transaction Expenses, less (vii) the Panavision Estimated Capex Shortfall, if any (such resulting amount, the “Aggregate Panavision Cash Consideration”); and (y) 8,100,000 Acquiror Common Shares (the “Aggregate Panavision Stock Consideration”).

(d) Subject to Section 3.6, Section 3.8, Section 3.10 and Section 3.11, each Panavision Holder of Panavision Common Stock (other than in respect of Excluded Shares) shall be entitled to receive a portion of the Merger Consideration equal to (i) the Merger Consideration Per Fully Diluted Panavision Share, multiplied by (ii) the number of shares of Panavision Common Stock held by such Panavision Holder immediately prior to the Effective Time. Such amount payable pursuant to this Section 3.1(d) in respect of the Merger Consideration delivered to the Exchange Agent at the Closing pursuant to Section 2.5(c)(i) shall be apportioned between cash and Acquiror Common Shares in the proportion that the Aggregate Panavision Cash Consideration bears to the value of the Aggregate Panavision Stock Consideration (at a deemed value of $10.00 per share).

(e) At the Effective Time, subject to Section 3.5 and Section 3.10, by virtue of the Merger and without any action on the part of any Panavision Optionholder or any other Person, each Panavision Holder of In The Money Panavision Options shall be entitled to receive a portion of the Merger Consideration equal to (i) the product of (x) the Merger Consideration Per Fully Diluted Panavision Share, multiplied by (y) the aggregate number of shares of Panavision Common Stock issuable upon exercise in full of all In The Money Panavision Options held by such Panavision Holder immediately prior to the Effective Time, less (ii) the sum of the exercise prices payable upon exercise of all In The Money Panavision Options held by such Panavision Holder immediately prior to the Effective Time (for the avoidance of doubt, excluding, in each case, any Panavision Options to be cancelled as of the Effective Time pursuant to Section 3.5). Such amount payable to a Panavision Optionholder pursuant to this Section 3.1(e) in respect of the Merger Consideration delivered to Panavision at the Closing pursuant to Section 2.5(c)(vi) shall be apportioned between cash and Acquiror Common Shares in the proportion that the Aggregate Panavision Cash Consideration bears to the value of the Aggregate Panavision Stock Consideration (at a deemed value of $10.00 per share).

(f) At the Effective Time, subject to Section 3.17, by virtue of the Merger and without any action on the part of any Panavision Catch-up Plan Participant or any other Person, each Panavision Catch-up Plan Participant shall be entitled to receive a portion of the Merger Consideration (if any) that such Panavision Catch-up Plan Participant is entitled to receive pursuant to, and on the terms and subject to the conditions of, the Panavision Catch-up Plan (such aggregate amount payable to the Panavision Catch-up Plan Participants pursuant to the Panavision Catch-up Plan, the “Panavision Catch-up Plan Payments”). The Panavision Catch-up Plan Payments payable to the Panavision Catch-up Plan Participants pursuant to this Section 3.1(f) in respect of the Merger Consideration delivered to Panavision at the Closing pursuant to Section 2.5(c)(x) shall be apportioned between cash and Acquiror Common Shares in the proportion that the Aggregate Panavision Cash Consideration bears to the value of the Aggregate Panavision Stock Consideration (at a deemed value of $10.00 per share).

For purposes of the foregoing, the “Merger Consideration Per Fully Diluted Panavision Share” shall mean (i) the sum of (A) the Merger Consideration, plus (B) the Aggregate Panavision Option Exercise Price, less (C) the Panavision Catch-up Plan Payments, divided by (ii) the Aggregate Fully Diluted Shares of Panavision Common Stock. For purposes of the foregoing, the “Aggregate Panavision Option Exercise Price” shall be the sum total of all exercise prices of all Panavision Options outstanding, unexercised and In The Money immediately prior to the Effective Time (excluding any Panavision Options to be cancelled as of the Effective Time pursuant to Section 3.5).

Section 3.2 SIM Purchase Price.

(a) Subject to the adjustments set forth in Section 3.4 and Section 3.10, the “SIM Purchase Price” shall consist of (x) cash in an amount equal to (i) $110,000,000, plus (ii) the amount, if any, by which SIM Estimated Closing Date NWC exceeds SIM Target Closing Date NWC, less (iii) the amount, if any, by which SIM Target Closing Date NWC exceeds SIM Estimated Closing Date NWC, less (iv) SIM Estimated Closing Date Indebtedness, plus (v) SIM Estimated Closing Date Cash, less (vi) SIM Estimated Closing Date Unpaid Transaction Expenses, less (vii) the SIM Estimated Capex Shortfall, if any (such resulting amount, the “Aggregate SIM Cash Consideration”); and (y) 3,100,000 Acquiror Common Shares (the “Aggregate SIM Stock Consideration”).

(b) Subject to Section 3.8, Section 3.10 and Section 3.11, each SIM Seller shall be entitled to receive a portion of the SIM Purchase Price equal to (i) the Purchase Price Per Fully Diluted SIM Share, multiplied by (ii) the number of shares of SIM Capital Stock held by such SIM Seller immediately prior to the Effective Time. Such amount shall be apportioned between cash and Acquiror Common Shares in the proportion that the Aggregate SIM Cash Consideration bears to the value of the Aggregate SIM Stock Consideration (at a deemed value of $10.00 per share). For purposes of this Section 3.2(b), “Purchase Price Per Fully Diluted SIM Share” means (x) the SIM Purchase Price, divided by (y) the Aggregate Fully Diluted Shares of SIM Capital Stock.

(c) Each holder of vested SIM Options (including those that would be vested as a result of the Purchase) shall be offered the opportunity to surrender such SIM In The Money Option (as provided in Section 3.5(a)) as to its “in the money” value (based on the SIM Board of Directors or Granite approved estimate of the consideration payable under this Agreement), less any applicable withholding Taxes, and to receive the net value (after such withholding Taxes) in the form of SIM Shares (valued on the same basis), provided that such holder (i) surrenders such SIM Options in full, conditional only upon the Closing occurring and (ii) irrevocably agrees that any unexercised SIM Options will be terminated and expire as of the Closing. SIM shall pay the applicable amount of withholding Taxes to the applicable Governmental Authorities (and upon request may require such amount to be loaned to it at Closing by SIM Acquisition Sub, in which case it shall be treated as Indebtedness of SIM under this Agreement). For purposes of this Agreement, with respect to the SIM Options, the term “exercise” and “surrender” shall each mean exercise or surrender, as applicable.

(d) If SIM issues warrants to any SIM Seller in connection with the issuance of debt securities to such SIM Seller permitted by this Agreement prior to the Closing Date, the terms thereof shall ensure that the right to acquire SIM Shares thereunder (and such warrants and any other rights of the holder thereunder) shall, automatically without any further action of any Person and without any consideration, terminate at the Closing and shall not be exercisable (either at the option of the holder thereof or upon the occurrence of any other event) unless this Agreement is terminated in accordance with its terms. Any warrants to be issued by SIM following the date hereof and prior to the Closing (i) will have an exercise price equal to the Purchase Price Per Fully Diluted SIM Share and (ii) shall contain terms and conditions, and otherwise be in a form satisfactory to each of Acquiror, Panavision and the Panavision Holder Representative. Notwithstanding anything to the contrary in this Agreement, SIM may not, prior to the Closing, issue any warrants for the purposes described in this clause (d) except as otherwise expressly permitted by this Agreement.

Section 3.3 Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no certificate or scrip representing fractional Acquiror Common Shares shall be issued pursuant to this Article III, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Acquiror Common Shares. In lieu of any fractional shares, Acquiror shall pay each Panavision Holder, Panavision Catch-up Plan Participant and SIM Seller entitled to any Acquiror Common Shares, and such Panavision Holder, Panavision Catch-up Plan Participant or SIM Seller shall be entitled to receive, an amount in cash (without interest), rounded up to the nearest cent, equal to the product obtained by multiplying (a) the fractional share interest to which such holder (after taking into account all Acquiror Common Shares held at the Effective Time by such Panavision Holder, Panavision Catch-up Plan Participant or SIM Seller) would otherwise be entitled by (b)  $10.00.

Section 3.4 Adjustment to Aggregate Consideration.

(a) The Aggregate Panavision Stock Consideration and the Aggregate SIM Stock Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Acquiror Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Acquiror Securities after the date of this Agreement (including any of the foregoing in connection with the Domestication) and prior to the Effective Time so as to provide the Panavision Holders (other than holders of Excluded Shares), the Panavision Catch-up Plan Participants and the SIM Sellers with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Aggregate Panavision Stock Consideration and the Aggregate SIM Stock Consideration.

(b) In the event that Acquiror Common Shares are redeemed pursuant to Acquiror Share Redemptions for an aggregate redemption price in excess of $25,000,000 (such excess, the “Excess Redemption Amount”), the Aggregate Panavision Cash Consideration shall be reduced by an amount equal to the Excess Redemption Amount and shall be replaced by an increase in the number of Acquiror Common Shares equal to the quotient obtained by dividing (i) the Excess Redemption Amount by (ii) $10.00 (such resulting amount, the “Additional Stock Consideration”). The Additional Stock Consideration shall be part of the Aggregate Panavision Stock Consideration.

(c) In the event that, after giving effect to the payments of the Aggregate Panavision Cash Consideration and the Aggregate SIM Cash Consideration as calculated pursuant to Section 3.1(c) and Section 3.2(a), respectively, and as adjusted pursuant to Section 3.4(b), Acquiror reasonably and in good faith determines that (based on the Estimated Closing Statements, the proceeds of the Debt Financing, the PIPE Investment and any Alternative Financing, the aggregate amount of Acquiror Share Redemptions and the payments contemplated to be made by Acquiror at the Closing pursuant to this Agreement (including, without duplication, (i) the outstanding balance of any Acquiror Transaction Expenses, (ii) the portion of the Aggregate Panavision Cash Consideration to be paid to the Escrow Agent in respect of the Panavision Adjustment Escrow Amount and to the Panavision Holder Representative in respect of the Panavision Holder Representative Expense Amount and (iii) the portion of the Aggregate SIM Cash Consideration to be paid to the Escrow Agent in respect of the SIM Adjustment Escrow Amount and to the SIM Holder Representative in respect of the SIM Holder Representative Expense Amount, as applicable)) the sum of, without duplication, (I) the Cash and Cash

Equivalents on Acquiror’s consolidated balance sheet (including, for the avoidance of doubt, the Cash and Cash Equivalents of the Panavision Group and the SIM Group (including $15 million related to restricted subrent cash), and after reduction for any amounts included in the calculation of the Cash and Cash Equivalents of the Panavision Group or the SIM Group, as applicable, in accordance with the penultimate sentence of Section 14.6) and (II) the Available Acquiror Cash that is remaining after giving effect to the payments contemplated to be made by Acquiror at the Closing pursuant to this Agreement (including the outstanding balance of any Acquiror Transaction Expenses and including any amounts required to be delivered to Acquiror’s balance sheet at the Closing pursuant to Section 11.4(e)(ii)), in each case, on a pro forma basis immediately following the Closing (the “Acquiror Cash Amount”) is less than the Minimum Cash Target Amount (the amount by which the Minimum Cash Target Amount exceeds the Acquiror Cash Amount, the “Minimum Cash Shortfall”) then, upon written notice to the Holder Representatives at least three (3) Business Days prior to the Closing, (i) the Aggregate Panavision Cash Consideration payable at the Closing shall be reduced by an amount in cash equal to the Minimum Cash Shortfall, and (ii) the Aggregate Panavision Stock Consideration payable at the Closing shall be increased by a number of Acquiror Common Shares equal to the quotient obtained by dividing (A) the Minimum Cash Shortfall by (B) $10.00. Acquiror shall, and shall cause its Affiliates (including Sponsor) to, promptly provide the Panavision Holder Representative and its Representatives reasonable access, during normal business hours and upon prior written notice, in such manner as to not unreasonably interfere with the normal operation of Acquiror and its Affiliates, to the Books and Records, supporting documentation, properties, personnel, advisors and (subject to the execution of customary work paper access letters if requested) work papers and auditors of Acquiror and its Affiliates (including Sponsor) relating to the calculation of the Minimum Cash Shortfall and shall cause the personnel of Acquiror and its Affiliates (including Sponsor) to reasonably cooperate with the Panavision Holder Representative and its Representatives in connection with their review of such calculation. Notwithstanding anything to the contrary herein, Acquiror shall not make any adjustment to the form of consideration payable in respect of the Merger Consideration pursuant to this Section 3.4(c) without first (x) reasonably consulting with the Panavision Holder Representative in connection with its determination of the Minimum Cash Shortfall (if any), (y) considering in good faith the views and comments (if any) of the Panavision Holder Representative, and (z) accepting any reasonable comments proposed by or on behalf of the Panavision Holder Representative.

Section 3.5 Treatment of Options.

(a) At least five (5) Business Days prior to the Effective Time, SIM shall take all necessary action to fully accelerate the vesting of each SIM Option and provide each SIM Optionholder the opportunity to surrender such SIM Option at least one day prior to the Closing. If such SIM Options have an “in the money” value as determined in accordance with Section 3.2(c) (any such Option being referred to herein as a “SIM In The Money Option”), SIM shall issue, prior to the Closing, to each such SIM Optionholder who elects to surrender his, her or its SIM In The Money Options in accordance with this Section 3.5(a) such number of SIM Shares equal to: (i) the aggregate number of SIM Shares issuable upon exercise in full of such SIM In The Money Options held by such SIM Optionholder; less (ii) such number of SIM Shares equal in value (as determined in accordance with Section 3.2(c)) to the sum of the exercise prices payable upon exercise of all the SIM In The Money Options held by such SIM Optionholder; less (iii) such number of SIM Shares equal in value (as determined in accordance with Section 3.2(c)) to the aggregate amount of any applicable withholding Taxes arising in connection with the exercise of the SIM In The Money Options by such SIM Optionholder. All unexercised SIM Options shall be terminated and expire as of the Closing without payment or consideration therefor.

(b) At the Effective Time, all Panavision Options that are outstanding as of immediately prior to the Effective Time, whether or not then vested or exercisable, shall, by virtue of the Merger and without any action on the part of any Panavision Optionholder or any other Person, if such Panavision Options have a per share exercise price less than the value of the Merger Consideration Per Fully Diluted Panavision Share (it being understood and agreed that, for the avoidance of doubt, the portion of the Merger Consideration Per Fully Diluted Panavision Share that consists of Acquiror Common Shares shall be based on an implied value of $10.00 per share of Acquiror Common Shares) (any such Option being referred to herein as “In The Money”), cease to represent a right to acquire shares of Panavision Common Stock and shall be converted into (i) the right to receive the applicable portion of the Merger Consideration, as determined pursuant to Section 3.1(e) (subject to any withholding Taxes); provided, however, that a portion of the Merger Consideration that is equal to (x) the sum of the Adjusted Panavision Adjustment Escrow Amount and the Adjusted Panavision Holder Representative Expense Amount, multiplied by (y) such holder’s Fully Diluted Percentage shall be, in the case of the Panavision Adjustment Escrow Amount, held in escrow in accordance with Section 2.5(c)(iii) and the Escrow Agreement or, in the case of the Panavision Holder Representative Expense Amount, held by the Panavision Holder Representative in accordance with Section 2.5(c)(viii), and Section 13.1, and (ii) the right to receive the applicable portion of the Panavision Contingent Shares as determined pursuant to Section 3.16(b) (subject to any withholding taxes; provided, that, prior to any amounts being withheld in respect of the receipt of the applicable portion of the Panavision Contingent Shares, the Company and the Panavision Holder Representative shall cooperate in good faith to reach agreement as to the fair market value of such Panavision Contingent Shares for purposes of such withholding). Any Panavision Options that are not In the Money shall be cancelled as of the Effective Time without payment therefor and shall have no further force or effect. Panavision shall, upon receipt of (x) the portion of the Aggregate Panavision Stock Consideration and the Aggregate Panavision Cash Consideration payable to Panavision pursuant to Section 2.5(c)(vi), or (y) any portion of the Merger Consideration pursuant to Section 3.10(f)(ii), Section 3.10(f)(iii) or Section 3.10(g)(ii) or Section 3.10(g)(iii), as promptly as practicable (and in any event not later than the next regularly scheduled payroll date of Panavision) take all actions necessary to distribute such Merger Consideration to the holders of In The Money Panavision Options in accordance with this Agreement.

Section 3.6 Treatment of Panavision Restricted Stock. At the Effective Time, by virtue of the Merger and without any action by any Panavision Stockholder or any other Person, each share of Panavision Common Stock subject to vesting, repurchase or other lapse of restrictions (“Panavision Restricted Stock”) that is outstanding under any Panavision Stock Incentive Plan immediately prior to the Effective Time shall, vest in full and shall be cancelled and converted, immediately prior to the Effective Time, into (a) the right to receive the applicable portion of the Merger Consideration, as determined pursuant to Section 3.1(d) (subject to any withholding Taxes) and (b) the right to receive the applicable portion of the Panavision Contingent Shares, as determined pursuant to Section 3.16(b) (subject to any withholding Taxes; provided, that, prior to any amounts being withheld in respect of the receipt of the applicable portion of the Panavision Contingent Shares, the Company and the Panavision Holder Representative shall cooperate in good faith to reach agreement as to the fair market value of such Panavision Contingent Shares for purposes of such withholding).

Section 3.7 Board Actions.

(a) Prior to the Effective Time, the Panavision Board (or, if appropriate, any committee thereof) shall adopt necessary resolutions and take all other actions necessary to effect the transactions described in Section 3.5 (with respect to the Panavision Options) Section 3.6 (with respect to the Panavision Restricted Stock) and Section 3.17 (with respect to the Panavision Catch-up Plan Participants).

(b) Prior to the date that is five (5) Business Days prior to the Effective Time, the Board of Directors of SIM (or, if appropriate, any committee thereof) shall adopt necessary resolutions and take all other actions necessary to effect the transactions described in Section 3.2(c) and Section 3.5 (with respect to the SIM Options).

Section 3.8 Payments and Exchange of Certificates.

(a) As promptly as practicable, and in any event at least twenty (20) Business Days prior to the Closing Date, Acquiror shall cause the Exchange Agent to mail or otherwise deliver to each holder of record of Panavision Common Stock a letter of transmittal, substantially in the form attached hereto as Exhibit I (collectively, the “Letters of Transmittal”). Granite, for and on behalf of each SIM Seller, shall deliver to the Exchange Agent, and the Exchange Agent shall have received, at or prior to the Closing, a certificate or certificates representing each SIM Seller’s SIM Shares (collectively, the “SIM Certificates”) (or an affidavit of loss in lieu thereof in accordance with Section 3.12), free and clear of all Liens (other than Liens arising under applicable securities Laws, Liens of the type described in clause (h) of the definition of “Permitted Liens,” Liens arising under any of the Ancillary Agreements or those restrictions on transfer contained in the governing documents of SIM), duly endorsed in blank or accompanied by stock powers or any other proper instrument of assignment in proper form for transfer, and to the extent a SIM Seller is not able to execute such stock power, executed by Granite via its Power of Attorney pursuant to Section 2.4 of the SIM Shareholders’ Agreement.

(b) At the Effective Time, Acquiror shall deposit, or Acquiror shall otherwise take all steps necessary to cause to be deposited, with the Exchange Agent pursuant to the Exchange Agent Agreement the portion of the Merger Consideration, the SIM Purchase Price and the Panavision Contingent Shares, in each case, required to be delivered to the Exchange Agent pursuant to Sections 2.5(c)(i) and 2.5(c)(ii) for the benefit of the Panavision Stockholders or the SIM Sellers, as applicable, which deposit shall be used solely and exclusively for purposes of paying the consideration specified in Section 3.1(d), Section 3.2(b) and Section 3.16(b) (for the avoidance of doubt, after, in the case of the Panavision Cash Consideration, deduction for the applicable portion of the Panavision Adjustment Escrow Amount and the Panavision Holder Representative Expense Amount, or, in the case of the SIM Cash Consideration, the SIM Adjustment Amount and the SIM Holder Representative Expense Amount, as applicable), and shall not be used to satisfy any other payment obligations of the Surviving Corporation or any other Person under this Agreement.

(c) At and after the Effective Time, in the case of each Panavision Stockholder, upon delivery of a duly completed and executed Letter of Transmittal to the Exchange Agent, and in the case of each SIM Seller, upon surrender to the Exchange Agent of a SIM Certificate (or delivery of an affidavit of loss in lieu thereof in accordance with Section 3.12), such Panavision Stockholder or SIM Seller, as applicable, shall be entitled to receive from the Exchange Agent in exchange therefor (subject to the provisions of Section 3.11) (i) such portion of the Merger Consideration and the Panavision Contingent Shares into which such holder’s Panavision Common Stock (other than Excluded Shares) shall have been converted as a result of the Merger or (ii) such portion of the SIM Purchase Price to which such holder’s SIM Capital Stock shall be entitled as a result of the Purchase; provided, however, that (x) a portion of the Merger Consideration that is equal to (A) the sum of the Adjusted Panavision Adjustment Escrow Amount and the Adjusted Panavision Holder Representative Expense Amount, multiplied by (B) such holder’s Fully Diluted Percentage or (y) a portion of the SIM Purchase Price that is equal to (A) the sum of the SIM Adjustment Escrow Amount and the SIM Holder Representative Expense Amount multiplied by (B) such holder’s Fully Diluted Percentage, as applicable, shall be, in the case of the Panavision Adjustment Escrow Amount or the SIM Adjustment Escrow Amount, held in escrow in accordance with Section 2.5(c)(iii) and the Escrow Agreement or, in the case of the Panavision Holder Representative Expense Amount or SIM Holder Representative Expense Amount, held by the Panavision Holder Representative or the SIM Holder Representative, as applicable, in accordance with Section 2.5(c)(viii) or Section 2.5(c)(ix), as applicable, and Section 13.1. If in the case of each Panavision Stockholder, delivery of a duly completed and executed Letter of Transmittal, or in the case of each SIM Seller, surrender of a SIM Certificate (or an affidavit of loss in lieu thereof in accordance with Section 3.12) (i) has been made to the Exchange Agent on or prior to the date that is two (2) Business Days prior to the Closing Date, then the Exchange Agent shall cause such applicable consideration to be paid to the applicable holder on the Closing Date or (ii) has been made to the Exchange Agent at any time after the date that is two (2) Business Days prior to the Closing Date, then the Exchange Agent shall cause such applicable consideration to be paid to the applicable holder within two (2) Business Days of such delivery and surrender. Pending the delivery of a duly completed and executed Letter of Transmittal, such Panavision Stockholder’s Panavision Common Stock evidenced in book-entry form shall be deemed for all purposes to evidence (A) the right of the holder thereof to receive the portion of the Merger Consideration into which such shares of Panavision Common Stock (other than Excluded Shares) shall have been converted by the Merger and (B) the right of the holder thereof to receive the portion of the Panavision Contingent Shares into which such shares of Panavision Common Stock (other than Excluded Shares) shall have been converted by the Merger.

Section 3.9 Estimated Closing Statements. Not less than three (3) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date:

(a) Panavision shall deliver to Acquiror a written statement signed by the Chief Financial Officer of Panavision (“Panavision Estimated Closing Statement”) setting forth (x) its good faith estimate of (i) the Net Working Capital of the Panavision Group as of the Adjustment Time (“Panavision Estimated Closing Date NWC”), (ii) Indebtedness of the Panavision Group as of the Adjustment Time (“Panavision Estimated Closing Date Indebtedness”), (iii) Cash and Cash Equivalents of the Panavision Group as of the Adjustment Time, less $15,000,000 (such resulting amount, which may be negative, “Panavision Estimated Closing Date Cash”) and (iv) Panavision Transaction Expenses that are unpaid as of the Adjustment Time (“Panavision Estimated Closing Date Unpaid Transaction Expenses”) and (v) the Panavision Capex Shortfall, if any (the “Panavision Estimated Capex Shortfall”), in each case, calculated in accordance with the second paragraph of Section 3.10(a); and

(b) SIM shall deliver to Acquiror a written statement signed by the Chief Financial Officer of SIM (together with the Panavision Estimated Closing Statement, the “Estimated Closing Statements”) setting forth (x) its good faith estimate of (i) the Net Working Capital of the SIM Group as of the Adjustment Time (“SIM Estimated Closing Date NWC”), (ii) Indebtedness of the SIM Group as of the Adjustment Time (“SIM Estimated Closing Date Indebtedness”), (iii) Cash and Cash Equivalents of the SIM Group as of the Adjustment Time (such resulting amount, which may be negative, “SIM Estimated Closing Date Cash”), (iv) SIM Transaction Expenses that are unpaid as of the Adjustment Time (“SIM Estimated Closing Date Unpaid Transaction Expenses”) and (v) the SIM Capex Shortfall, if any (the “SIM Estimated Capex Shortfall”), in each case, calculated in accordance with the second paragraph of Section 3.10(a);

provided, that each of the Companies shall review any comments to the applicable Estimated Closing Statement provided by Acquiror prior to the Closing and consider, in good faith, any changes proposed by Acquiror to the applicable Estimated Closing Statement (it being understood and agreed that (x) in no event shall the foregoing delay or otherwise affect a party’s obligation to effect the Closing when required pursuant to this Agreement and (y) from and after the Closing, the exclusive remedy with respect to, and the sole right to dispute, the applicable Estimated Closing Statement (and any determinations or calculations contained therein) shall be as set forth in Section 3.10). For purposes of any determinations or calculations with respect to the SIM Group pursuant to this Section 3.9 or Section 3.10 that involve amounts denominated in Canadian dollars, such amounts shall be converted into U.S. dollars by using the average exchange rate as published in The Wall Street Journal for each of the three (3) Business Days ending on the third (3rd) Business Day prior to the Closing.

Section 3.10 Adjustment Amount.

(a) Not later than ninety (90) days following the Closing Date, Acquiror shall prepare and deliver:

(i) to the Panavision Holder Representative a written statement (the “Panavision Closing Statement”) setting forth (A) a calculation of the Net Working Capital of the Panavision Group as of the Adjustment Time (“Panavision Closing Date NWC”), (B) a calculation of the aggregate amount of all Indebtedness of the Panavision Group as of the Adjustment Time (“Panavision Closing Date Indebtedness”), (C) a calculation of Cash and Cash Equivalents of the Panavision Group as of the Adjustment Time, less $15,000,000 (such resulting amount, which may be negative, “Panavision Closing Date Cash”) and (D) a calculation of the Panavision Transaction Expenses that are unpaid as of the Adjustment Time (“Panavision Closing Date Unpaid Transaction Expenses”), and (E) a calculation of the Panavision Capex Shortfall, if any (the “Panavision Final Capex Shortfall”), in the case of clauses (A) through (E), calculated in accordance with the second paragraph of Section 3.10(a); and

(ii) to the SIM Holder Representative a written statement (the “SIM Closing Statement”) setting forth (A) a calculation of the Net Working Capital of the SIM Group as of the Adjustment Time (“SIM Closing Date NWC”), (B) a calculation of the aggregate amount of all Indebtedness of the SIM Group as of the Adjustment Time (“SIM Closing Date Indebtedness”), (C) a calculation of Cash and Cash Equivalents of the SIM Group as of the Adjustment Time (such resulting amount, which may be negative, “SIM Closing Date Cash”), (D) a calculation of SIM Transaction Expenses that are unpaid as of the Adjustment Time (“SIM Closing Date Unpaid Transaction Expenses”) and (E) a calculation of the SIM Capex Shortfall, if any (the “SIM Final Capex Shortfall”), in the case of clauses (A) through (E), calculated in accordance with the second paragraph of Section 3.10(a).

The Estimated Closing Statements, the Panavision Closing Statement and the SIM Closing Statement shall include reasonably detailed calculations of the components thereof and each of the foregoing and the determinations and calculations contained therein shall be prepared and calculated (i) without giving effect to the consummation of the Transactions or any financing transactions in connection therewith (or any purchase accounting or other adjustment arising out of the consummation of the Transactions), (ii) subject to clause (iv) of this paragraph of Section 3.10(a), on a consolidated basis for the respective Company Group in accordance with GAAP (in the case of the Panavision Group) or IFRS (in the case of the SIM Group), in a manner consistent with the preparation of the most recent audited balance sheet included in the Panavision Draft Audited Financial Statements or the SIM Audited Financial Statements (as applicable, the “Reference Balance Sheet”), using the same accounting practices, policies, judgments and methodologies used in the preparation of the applicable Reference Balance Sheet, (iii) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any change in Law, GAAP (in the case of the Panavision Group) or IFRS (in the case of the SIM Group) or any other act, decision or event occurring at or after the Closing and (iv) shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP (in the case of the Panavision Group) or IFRS (in the case of the SIM Group). Following the Closing, Acquiror shall, and shall cause its Subsidiaries and Affiliates (including Sponsor) to, provide the Holder Representatives and their respective Representatives reasonable access, during normal business hours and with prior written notice, in such manner as to not unreasonably interfere with the normal operation of Acquiror and its Subsidiaries and Affiliates, to the Books and Records, supporting documentation, properties, personnel, advisors and (subject to the execution of customary work paper access letters if requested) work papers and auditors of the applicable Company Group relating to the preparation of the applicable Financial Statements and the applicable Closing Statement (including the calculations contained therein) and shall cause the personnel of each Company Group to reasonably cooperate with the applicable Holder Representative and its Representatives in connection with their review of the applicable Closing Statement.

(b) If either Holder Representative shall disagree with the calculation of the applicable Closing Date NWC, Closing Date Indebtedness, Closing Date Cash, Closing Date Unpaid Transaction Expenses or Final Capex Shortfall, it shall notify Acquiror of such disagreement in writing (an “Objection Notice”), setting forth in reasonable detail the particulars of such disagreement, within forty-five (45) days after its receipt of the applicable Closing Statement. Either Holder Representative may only dispute the calculation of the applicable Closing Date NWC, Closing Date Indebtedness, Closing Date Cash, Closing Date Unpaid Transaction Expenses or Final Capex Shortfall on the basis that any such calculation was not presented in accordance with the requirements of this Agreement or on the basis of computational errors or that the applicable Holder Representative has not been provided with reasonable access to information requested by the applicable Holder Representative pursuant to this Section 3.10 as would enable it to evaluate the differences between the applicable Closing Statement (or any of the components thereof), on the one hand, and the applicable Estimated Closing Statement (or any of the components thereof), on the other hand. In the event that either Holder Representative does not provide such an Objection Notice within such forty-five (45)-day period, such Holder Representative shall be deemed to have accepted the calculation of the applicable Closing Date NWC, Closing Date Indebtedness, Closing Date Cash, Closing Date Unpaid Transaction Expenses and Final Capex Shortfall delivered by Acquiror, which shall be final, binding and conclusive for all purposes hereunder, absent fraud or manifest error. In the event an Objection Notice is timely provided, Acquiror and the applicable Holder Representative shall in good faith for a period of thirty (30) days (or such longer period as they may mutually agree) attempt to resolve any such disagreements specified in such notice, and any such discussions with respect thereto will (unless otherwise agreed by Acquiror and the applicable Holder Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar rule of any Governmental Authority. If, at the end of such period, Acquiror and the applicable Holder Representative are unable to resolve such disagreements, then the dispute resolution group of PricewaterhouseCoopers LLP (or, if PricewaterhouseCoopers LLP is unwilling or unable to serve, such dispute resolution group of an independent accounting or independent financial consulting firm of recognized national standing as may be mutually selected by Acquiror and the applicable Holder Representative) (each, as applicable, the “Auditor”) shall resolve any remaining disagreements. The Auditor shall act as an expert, not as an arbitrator, in resolving any such disagreements and its determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (w) the extent (if any) to which the applicable Closing Date NWC, Closing Date Indebtedness, Closing Date Cash, Closing Date Unpaid Transaction Expenses or Final Capex Shortfall requires adjustment (only with respect to the remaining disagreements submitted to the Auditor), (x) the definitions and other applicable provisions of this Agreement relevant to the determination in the immediately preceding clause (w) (including Section 3.10(a), and the definitions of the defined terms used in Section 3.10(a)), (y) a single written presentation (which presentations shall be limited to the remaining items in dispute set forth in the Objection Notice) submitted by each of Acquiror and the applicable Holder Representative to the Auditor within twenty (20) Business Days after the engagement thereof (which the Auditor shall forward to Acquiror or the applicable Holder Representative, as applicable) and (z) one (1) written response submitted to the Auditor within twenty (20) Business Days after receipt of each such presentation (which the Auditor shall forward to Acquiror or the applicable Holder Representative, as applicable), and not on independent review or investigation. The Auditor shall be instructed to render its determination with respect to such disagreements as soon as reasonably possible (which the parties hereto agree should not be later than sixty (60) days following the day on which any such disagreements are referred to the Auditor, but acknowledge will be subject to the Auditor’s ability to render such determination within such requested time period). The Auditor’s determination with respect to any such disagreement must be within the range of values assigned to the applicable Closing Date NWC, Closing Date Indebtedness, Closing Date Cash, Closing Date Unpaid Transaction Expenses or Final Capex Shortfall in the applicable Closing Statement and the applicable Objection Notice, respectively. The determination of the Auditor shall be final, conclusive and binding on the parties, absent fraud or manifest error. The later of (A) the date on which Closing Date NWC, Closing Date Indebtedness, Closing Date Cash, Closing Date Unpaid Transaction Expenses and Final Capex Shortfall of Panavision and SIM, as applicable, are finally determined in accordance with this Section 3.10(b) and (B) the date that is 120 days after the Closing Date is hereinafter referred to as the “Determination Date”. All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder shall be borne pro rata as between Acquiror, on the one hand, and the applicable Pre-Closing Company Holders, on the other hand, in proportion to the allocation of the dollar value of the amounts in dispute between Acquiror and the applicable Pre-Closing Company Holders made by the Auditor such that the party prevailing on the greater dollar value of such disputed amounts pays the lesser proportion of such fees and expenses. For the avoidance of doubt, neither Acquiror nor the applicable Holder Representative may, without the prior written consent of the other, have any substantive ex parte communications with the Auditor related to this Section 3.10.

(c) The “Panavision Adjustment Amount” shall mean an amount, which may be positive or negative, equal to (i) the amount, if any, by which Panavision Closing Date NWC (as finally determined in accordance with Section 3.10(b)) exceeds Panavision Estimated Closing Date NWC, less (ii) the amount, if any, by which Panavision Estimated Closing Date NWC exceeds Panavision Closing Date NWC (as finally determined in accordance with Section 3.10(b)), less (iii) the amount, if any, by which Panavision Closing Date Indebtedness (as finally determined in accordance with Section 3.10(b)) exceeds Panavision Estimated Closing Date Indebtedness, plus (iv) the amount, if any, by which Panavision Estimated Closing Date Indebtedness exceeds Panavision Closing Date Indebtedness (as finally determined in accordance with Section 3.10(b)), plus (v) the amount, if any, by which Panavision Closing Date Cash (as finally determined in accordance with Section 3.10(b)) exceeds Panavision Estimated Closing Date Cash, less (vi) the amount, if any, by which Panavision Estimated Closing Date Cash exceeds Panavision Closing Date Cash (as finally determined in accordance with Section 3.10(b)), less (vii) the amount, if any, by which Panavision Closing Date Unpaid Transaction Expenses (as finally determined in accordance with Section 3.10(b)) exceed Panavision Estimated Closing Date Unpaid Transaction Expenses, plus (viii) the amount, if any, by which Panavision Estimated Closing Date Unpaid Transaction Expenses exceed Panavision Closing Date Unpaid Transaction Expenses (as

finally determined in accordance with Section 3.10(b)) , less (ix) the amount, if any, by which the Panavision Final Capex Shortfall (as finally determined in accordance with Section 3.10(b)) exceeds the Panavision Estimated Capex Shortfall, plus (x) the amount, if any, by which the Panavision Estimated Capex Shortfall exceeds the Panavision Final Capex Shortfall (as finally determined in accordance with Section 3.10(b)). If the Panavision Adjustment Amount is a positive number, then, subject to the last sentence of Section 3.10(f), the Aggregate Panavision Cash Consideration shall be increased by the Panavision Adjustment Amount, and if the Panavision Adjustment Amount is a negative number, the Aggregate Panavision Cash Consideration shall be decreased by the absolute value of the Panavision Adjustment Amount. Notwithstanding the foregoing, in no event shall the absolute value of the Panavision Adjustment Amount exceed the Panavision Adjustment Escrow Amount.

(d) The “SIM Adjustment Amount” shall mean an amount, which may be positive or negative, equal to (i) the amount, if any, by which SIM Closing Date NWC (as finally determined in accordance with Section 3.10(b)) exceeds SIM Estimated Closing Date NWC, less (ii) the amount, if any, by which SIM Estimated Closing Date NWC exceeds SIM Closing Date NWC (as finally determined in accordance with Section 3.10(b)), less (iii) the amount, if any, by which SIM Closing Date Indebtedness (as finally determined in accordance with Section 3.10(b)) exceeds SIM Estimated Closing Date Indebtedness, plus (iv) the amount, if any, by which SIM Estimated Closing Date Indebtedness exceeds SIM Closing Date Indebtedness (as finally determined in accordance with Section 3.10(b)), plus (v) the amount, if any, by which SIM Closing Date Cash (as finally determined in accordance with Section 3.10(b)) exceeds SIM Estimated Closing Date Cash, less (vi) the amount, if any, by which SIM Estimated Closing Date Cash exceeds SIM Closing Date Cash (as finally determined in accordance with Section 3.10(b)), less (vii) the amount, if any, by which SIM Closing Date Unpaid Transaction Expenses (as finally determined in accordance with Section 3.10(b)) exceed SIM Estimated Closing Date Unpaid Transaction Expenses, plus (viii) the amount, if any, by which SIM Estimated Closing Date Unpaid Transaction Expenses exceed SIM Closing Date Unpaid Transaction Expenses (as finally determined in accordance with Section 3.10(b)), less (ix) the amount, if any, by which the SIM Final Capex Shortfall (as finally determined in accordance with Section 3.10(b)) exceeds the SIM Estimated Capex Shortfall, plus (x) the amount, if any, by which the SIM Estimated Capex Shortfall exceeds the SIM Final Capex Shortfall (as finally determined in accordance with Section 3.10(b)). If the SIM Adjustment Amount is a positive number, then, subject to the last sentence of Section 3.10(f), the Aggregate SIM Cash Consideration shall be increased by the SIM Adjustment Amount, and if the SIM Adjustment Amount is a negative number, the Aggregate SIM Cash Consideration shall be decreased by the absolute value of the SIM Adjustment Amount. Notwithstanding the foregoing, in no event shall the absolute value of the SIM Adjustment Amount exceed the SIM Adjustment Escrow Amount.

(e) On the Closing Date, Acquiror shall pay to the Escrow Agent pursuant to Section 2.5(c)(iii) a portion of the Aggregate Panavision Cash Consideration equal to the Panavision Adjustment Escrow Amount and a portion of the Aggregate SIM Cash Consideration equal to the SIM Adjustment Escrow Amount, in each case, to be held in escrow in accordance with the terms of this Agreement and the Panavision Escrow Agreement or the SIM Escrow Agreement, as applicable. Each of the Panavision Adjustment Escrow Amount and the SIM Adjustment Escrow Amount shall be held and invested by the Escrow Agent in accordance with the terms of the Panavision Escrow Agreement or the SIM Escrow Agreement, as applicable.

(f) If the Panavision Adjustment Amount or the SIM Adjustment Amount, as applicable, is a positive number, then, promptly following the Determination Date, and in any event within three (3) Business Days after the Determination Date, (x) Acquiror shall pay (i) to each Panavision Holder (other than the Panavision Optionholders) or SIM Seller, as applicable, an amount in cash equal to such Panavision Holder’s or SIM Seller’s Fully Diluted Percentage of the Adjusted Panavision Adjustment Escrow Funds or the SIM Adjustment Funds, as applicable, less, in the case of holders of Panavision Restricted Stock, any applicable withholding Taxes, (ii) to Panavision, an aggregate amount in cash equal to the Panavision Optionholders’ aggregate Fully Diluted Percentage of the Adjusted Panavision Adjustment Amount for further distribution to such Panavision Optionholders in accordance with the penultimate sentence of Section 3.5 and the other applicable provisions of this Agreement and (iii) to Panavision, an aggregate amount in cash equal to the Panavision Adjustment Escrow Funds, less the Adjusted Panavision Adjustment Escrow Funds for further distribution to the Panavision Catch-up Plan Participants in accordance with Section 3.17, and (y) the Escrow Agent shall pay (i) to each Panavision Holder (other than the Panavision Optionholders) or SIM Seller, as applicable, an amount in cash equal to such Panavision Holder’s or SIM Seller’s Fully Diluted Percentage of the Adjusted Panavision Adjustment Escrow Funds or the SIM Adjustment Amount, as applicable, less, in the case of holders of Panavision Restricted Stock, any applicable withholding Taxes, (ii) to Panavision, an aggregate amount in cash equal to the Panavision Optionholders’ aggregate Fully Diluted Percentage of the Adjusted Panavision Adjustment Escrow Funds for further distribution to such Panavision Optionholders in accordance with the penultimate sentence of Section 3.5 and the other applicable provisions of this Agreement and (iii) to Panavision, an aggregate amount in cash equal to the Panavision Escrow Funds, less the Adjusted Panavision Escrow Funds for further distribution to the Panavision Catch-up Plan Participants in accordance with Section 3.17, in each case, by wire transfer of immediately available funds to the account or accounts designated in writing by the applicable Holder Representative for the benefit of the Panavision Holders and the Panavision Catch-up Plan Participants or the SIM Sellers, as applicable, within three (3) Business Days after the Determination Date (it being understood and agreed that any payments to Panavision pursuant to this sentence shall be to Panavision’s payroll account for further distribution in accordance with the penultimate sentence of Section 3.5, Section 3.17 and the other applicable provisions of this Agreement).

(g) If the Panavision Adjustment Amount or the SIM Adjustment Amount, as applicable, is a negative number (the absolute value of such amount, a “Deficit Amount”), then, promptly following the Determination Date, and in any event within three (3) Business Days after the Determination Date, (x) the Escrow Agent shall pay to Acquiror an amount equal to the applicable Deficit Amount and (y) if any of the Panavision Adjustment Escrow Funds or the SIM Adjustment Escrow Funds, as applicable, remains after such payment to Acquiror, the Escrow Agent shall pay (i) to each Panavision Holder (other than the Panavision Optionholders) or SIM Seller, as applicable, an amount in cash equal to such Panavision Holder’s or SIM Seller’s Fully Diluted Percentage of the balance of the Adjusted Panavision Adjustment Escrow Funds or the SIM Adjustment Escrow Funds, as applicable, less, in the case of holders of Panavision Restricted Stock, any applicable withholding Taxes, (ii) to Panavision, an aggregate amount in cash equal to the Panavision Optionholders’ aggregate Fully Diluted Percentage of the Adjusted Panavision Adjustment Escrow Funds for further distribution to such Panavision Optionholders in accordance with the penultimate sentence of Section 3.5 and the other applicable provisions of this Agreement and (iii) to Panavision, an aggregate amount in cash equal to the Panavision Adjustment Escrow Funds, less the Adjusted Panavision Adjustment Escrow Funds for further distribution to the Panavision Catch-up Plan Participants in accordance with Section 3.17, in each case, by wire transfer of immediately available funds to the account or accounts designated in writing by Acquiror or by the applicable Holder Representative for the benefit of the Panavision Holders and the Panavision Catch-up Plan Participants or the SIM Sellers, as applicable, within three (3) Business Days after the Determination Date (it being understood and agreed that any payments to Panavision pursuant to this sentence shall be to Panavision’s payroll account for further distribution in accordance with the penultimate sentence of Section 3.5, Section 3.17 and the other applicable provisions of this Agreement). In no event shall Acquiror be entitled to payment in respect of the applicable Deficit Amount pursuant to this Section 3.10(g) of any amount in excess of the Panavision Adjustment Escrow Funds or the SIM Adjustment Escrow Funds, as applicable.

(h) Upon determination of the Panavision Adjustment Amount or the SIM Adjustment Amount, as applicable, each of Acquiror and the Panavision Holder Representative or the SIM Holder Representative, as applicable, shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Panavision Adjustment Escrow Funds or the SIM Adjustment Escrow Funds, as applicable, in accordance with Section 3.10(f) or Section  3.10(g).

Section 3.11 Exchange Agent. Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all cash, Letters of Transmittal, SIM Certificates and other documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Thereafter, each Panavision Stockholder who has not delivered a Letter of Transmittal (in respect of shares of Panavision Common Stock other than Excluded Shares) or SIM Seller who has not delivered a SIM Certificate (or an affidavit of loss in lieu thereof in accordance with Section 3.12) may surrender such Letter of Transmittal or SIM Certificate (or an affidavit of loss in lieu thereof in accordance with Section 3.12), as applicable, to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, or cause to be delivered, the portion of the Merger Consideration and the Panavision Contingent Shares or the SIM Purchase Price, as applicable, deliverable in respect thereof as determined in accordance with this Article III without any interest thereon. None of Acquiror, Panavision Acquisition Sub, Panavision, the Surviving Corporation, SIM, the SIM Sellers or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or SIM Purchase Price, as applicable, delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any Letter of Transmittal or SIM Certificate (or an affidavit of loss in lieu thereof delivered in accordance with this Agreement), as applicable, shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of Acquiror, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.12 Lost Certificate. In the event any SIM Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such SIM Certificate to be lost, stolen or destroyed and an indemnity, in each case, in a form reasonably satisfactory to Acquiror and the Exchange Agent, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed SIM Certificate, the SIM Purchase Price deliverable in respect thereof as determined in accordance with this Article III.

Section 3.13 Dissenting Shares. Any shares of Panavision Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded and perfected appraisal of such shares of Panavision Common Stock pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the applicable portion of the Merger Consideration as determined pursuant to Section 3.1(d) and the right to receive the applicable portion of the Panavision Contingent Shares as determined pursuant to Section 3.16(b), but instead shall be entitled to receive such payment(s) from the Surviving Corporation with respect to such Dissenting Shares as shall be determined pursuant to the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or otherwise lost such holder’s right to dissent and demand payment of fair value under the DGCL, each such share of Panavision Common Stock held by such holder shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive, without any interest thereon, the applicable portion of the Merger Consideration as determined pursuant to Section 3.1(d) and the right to receive, without any interest thereon, the applicable portion of the Panavision Contingent Shares as determined pursuant to Section 3.16(b), and each such share of Panavision Common Stock shall no longer be a Dissenting Share. Prior to the Closing, Panavision shall give prompt notice to Acquiror of any written demands received by Panavision for payment of the fair value (as determined in accordance with Section 262 of the DGCL) in respect of any shares of Panavision Common Stock and attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Panavision, and Acquiror shall have the right to participate in all negotiations and proceedings with respect to such demands to the extent permitted by applicable Law. Prior to the Closing, Panavision shall not, except with the prior written consent of Acquiror, voluntarily make or agree to make any payment with respect to any demands for appraisals of shares of Panavision Common Stock, offer to settle or settle any demands or approve any withdrawal of any such demands.

Section 3.14 Withholding. Notwithstanding any other provision in this Agreement, Acquiror, Panavision Acquisition Sub, SIM Acquisition Sub, the Companies, the Exchange Agent and the Escrow Agent shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the Transactions, to any Person such amounts that Acquiror, Panavision Acquisition Sub, SIM Acquisition Sub, the Companies, the Exchange Agent or the Escrow

Agent, as applicable, are required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of Law. To the extent that amounts are so deducted and withheld and duly deposited with the appropriate Governmental Authority by Acquiror, Panavision Acquisition Sub, SIM Acquisition Sub, the Companies, the Exchange Agent or the Escrow Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Acquiror, Panavision Acquisition Sub, SIM Acquisition Sub, the Companies, the Exchange Agent or the Escrow Agent, as applicable, shall notify the Panavision Holder Representative or the SIM Holder Representative, as applicable, in writing of its intent to deduct and withhold at least five (5) Business Days before any such deduction or withholding is made with respect to the consideration payable pursuant to this Agreement, and the parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 3.15 Closing of Transfer Books. At the Effective Time, the stock transfer books of Panavision shall be closed and there shall be no further registration of transfers of Panavision Common Stock thereafter on the records of Panavision.

Section 3.16 Contingent Shares.

(a) From and after the Closing until the seventh (7th) anniversary of the Closing Date (the “Contingent Shares Period”), promptly (but in any event within five (5) Business Days) after the occurrence of any of the following (any one or more of which may occur at the same time), (x) the Panavision Contingent Shares shall become vested and free of the restrictions set forth in this Section 3.16, and (y) the Founder Contingent Shares shall become vested and free of the restrictions set forth in this Section 3.16, in each case, as follows:

(i) if the Acquiror Common Share Price is greater than $12.50 (such share price as adjusted pursuant to this Section 3.16, the “Minimum Target”) for any period of twenty (20) trading days out of thirty (30) consecutive trading days, (A) 1,625,000 Founder Contingent Shares shall vest and become free of the restrictions set forth in this Section 3.16, and (B) 1,375,000 Panavision Contingent Shares shall vest and become free of the restrictions set forth in this Section 3.16; and

(ii) if the Acquiror Common Share Price is greater than $15.00 (such share price as adjusted pursuant to this Section 3.16, the “Maximum Target”) for any period of twenty (20) trading days out of thirty (30) consecutive trading days, (A) 1,625,000 Founder Contingent Shares, plus the amount of Founder Contingent Shares to become vested pursuant to Section 3.16(a)(i) if not previously vested, shall vest and become free of the restrictions set forth in this Section 3.16, and (B) 1,375,000 Panavision Contingent Shares, plus the amount of the Panavision Contingent Shares to become vested pursuant to Section 3.16(a)(i) if not previously vested, shall vest and become free of the restrictions set forth in this Section 3.16.

For purposes of this Agreement, (x) the “Founder Contingent Shares” shall mean 3,250,000 Acquiror Common Shares held by the Class F Holders in the pro rata percentages set forth opposite the Class F Holders’ names in Schedule V immediately prior to the Effective Time that shall automatically at the Effective Time become subject to the restrictions set forth in Section 3.16(g) and Section 3.16(h) and the vesting set forth in this Section 3.16, and (y) the “Panavision Contingent Shares” shall mean 2,750,000 shares of Acquiror Common Shares, fully paid and non-assessable and free and clear of any Liens (other than Liens arising under applicable securities Laws or Liens granted by the applicable Pre-Closing Company Holders or the Panavision Catch-up Plan Participants to whom such Acquiror Common Shares are issued pursuant to the Agreement) that are subject to the restrictions set forth in Section 3.16(g) and Section 3.16(h) and the vesting set forth in this Section 3.16.

(b) (i) Each Panavision Holder of Panavision Common Stock (other than in respect of Excluded Shares), subject to Section 3.6, Section 3.8 and Section 3.11, and each Panavision Holder of In The Money Panavision Options, subject to Section 3.5, shall be entitled to receive a portion of the Panavision Contingent

Shares equal to his, her or its Fully Diluted Percentage of an amount equal to (A) the Panavision Contingent Shares, less (B) the aggregate amount of the Panavision Contingent Shares (if any) that the Panavision Catch-up Plan Participants are entitled to receive pursuant to, and on the terms and subject to the conditions of, the Panavision Catch-up Plan and (ii) each Panavision Catch-up Plan Participant, subject to Section 3.17, shall be entitled to receive a portion of the Panavision Contingent Shares (if any) that such Panavision Catch-up Plan Participant is entitled to receive pursuant to, and on the terms and subject to the conditions of, the Panavision Catch-up Plan. Any vesting of the Founder Contingent Shares or Panavision Contingent Shares pursuant to this Section 3.16 shall be pro rata based on the number of Founder Contingent Shares or Panavision Contingent Shares, as applicable, held by and/or to which a Person has a right to receive under this Agreement.

(c) [Intentionally omitted].

(d) Upon the occurrence of a Change in Control during the Contingent Shares Period, a number of Founder Contingent Shares and Panavision Contingent Shares equal to the following shall, no later than immediately prior to the consummation of such Change in Control, vest and become free of the restrictions set forth in this Section 3.16:

(i) if the price per Acquiror Common Share paid or payable in connection with such Change in Control is equal to or greater than the Minimum Target but less than the Maximum Target and a portion of the Founder Contingent Shares and Panavision Contingent Shares have not previously vested and become free of the restrictions set forth in this Section 3.16 pursuant to Section 3.16(a)(i), the number of Founder Contingent Shares and Panavision Contingent Shares that would vest and become free of restrictions set forth in this Section 3.16 pursuant to Section 3.16(a)(i) upon satisfaction of the Minimum Target; and

(ii) if the price per Acquiror Common Share paid or payable in connection with such Change in Control is equal to or greater than the Maximum Target and the Founder Contingent Shares and Panavision Contingent Shares have not previously vested and become free of the restrictions set forth in this Section 3.16 pursuant to Section 3.16(a)(ii), the number of Founder Contingent Shares and Panavision Contingent Shares that would vest and become free of the restrictions set forth in Section 3.16 pursuant to Section 3.16(a)(ii) upon satisfaction of the Maximum Target (taking into account any prior vesting of Founder Contingent Shares and Panavision Contingent Shares pursuant to Section 3.16(a)(i)).

For the avoidance of doubt, if the price per Acquiror Common Share paid or payable in connection with such Change in Control is less than the Minimum Target, then no Founder Contingent Shares or Panavision Contingent Shares shall vest and become free of the restrictions set forth in this Section 3.16 pursuant to this Section 3.16(d) or otherwise pursuant to this Section 3.16 from and after the occurrence of or otherwise in connection with such Change in Control, and all such unvested Founder Contingent Shares and Panavision Contingent Shares shall be automatically, without any further action of any person, contributed and forfeited for no consideration.

(e) Subject to Section 3.8 in the case of the Panavision Stockholders, Acquiror shall take such actions as are reasonably requested by a Panavision Holder, Panavision Catch-up Plan Participant or Class F Holder to evidence the issuances to or ownership by him, her or it pursuant to this Section 3.16, including through the provision of a certified updated book-entry with Acquiror’s transfer agent showing such issuances or ownership (as certified by an officer of Acquiror or the applicable transfer agent). Each of the Panavision Stockholders (other than in respect of Excluded Shares), the Panavision Holders of In The Money Panavision Options, the Panavision Catch-up Plan Participants and the Class F Holders shall be express third party beneficiaries of this Section 3.16(e).

(f) The Contingent Shares, the Minimum Target or Maximum Target, as applicable, shall be adjusted appropriately and in good faith by the Acquiror Board to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Acquiror Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Acquiror Securities after the date of this Agreement (including any of the foregoing in connection with the Domestication) and prior to end of the Contingent Shares Period so as to provide the Panavision Holders (other than holders of Excluded Shares), the Panavision Catch-up Plan Participants and the Class F Holders with the same economic effect as contemplated by this Section 3.16 and the other applicable provisions of this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Contingent Shares, the Minimum Target and the Maximum Target, as applicable.

(g) During the Contingent Shares Period, Acquiror shall take all necessary actions and use commercially reasonable efforts to remain listed as a public company on, and for the Contingent Shares to be tradable over, Nasdaq; provided, however, the foregoing shall not limit Acquiror from consummating a Change in Control or entering into a Contract that contemplates a Change in Control. Upon the consummation of any Change in Control during the Contingent Shares Period, other than as set forth in Section 3.16(d) above, Acquiror shall have no further obligations pursuant to this Section 3.16(g).

(h) From and after the Closing, until any Founder Contingent Shares or Panavision Contingent Shares vest and become free of restrictions in accordance with Section 3.16(a) or Section 3.16(d), (i) the net after-tax amount (determined assuming that each holder is a resident individual of or a corporation doing business in New York, New York (or, if higher, San Francisco, California), as applicable) of any and all dividends or distributions received by a holder in respect of such unvested Founder Contingent Shares or Panavision Contingent Shares shall be contributed to Acquiror immediately following receipt of such dividends or distributions and without any further action or consent required from such holder, and an amount equal to the difference between the total amount of any such dividends or distributions and the amount of such dividends or distributions contributed to Acquiror by such holder pursuant to this clause (i) shall be retained by such holder, (ii) at every meeting of the stockholders of Acquiror called with respect to any matter, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Acquiror with respect to any matter, each holder of such unvested Founder Contingent Shares or Panavision Contingent Shares shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote such unvested Founder Contingent Shares or Panavision Contingent Shares owned by such holder in direct proportion to the votes cast by the holders of Acquiror Common Shares (excluding all votes in respect of any other unvested Founder Contingent Shares and Panavision Contingent Shares) entitled to vote thereon (including, for this purpose, any abstentions and “withhold” votes, but disregarding any broker non-votes and other shares not present or voted) and (iii) a holder of Founder Contingent Shares or Panavision Contingent Shares shall not transfer, sell, pledge or otherwise dispose or hypothecate any of his, her or its Founder Contingent Shares or Panavision Contingent Shares unless the transferee of such shares has, as a condition precedent to such transfer, agreed to be bound in writing to this Section 3.16 in a form and substance reasonably satisfactory to Acquiror and the Panavision Holder Representative. For example, if votes are submitted with respect to 80% of the voting power of the Acquiror Common Shares held by the other stockholders (excluding all votes in respect of any other unvested Founder Contingent Shares and Panavision Contingent Shares) and 70% of those 80% are voted in favor of the matter, 20% of the 80% are voted against the matter and 10% of the 80% abstain, then each holder of Founder Contingent Shares or Panavision Contingent Shares shall vote 70% of its unvested Contingent Shares in favor of the matter, 20% of its unvested Contingent Shares against the matter and abstain with respect to 10% of its unvested Contingent Shares. From time to time before the scheduled date for any such meeting, at the request of any holder of unvested Founder Contingent Shares or Panavision Contingent Shares, Acquiror shall inform the Sponsor or Panavision Holder Representative, as applicable, of the voting tabulations (including, for this purpose, all votes “for” or “against” and all “abstentions” and “withhold” votes) for such meeting (it being understood and agreed by the parties that Acquiror shall request the proxy solicitation firm engaged by it, if any, in connection with such meeting to provide such tabulations directly to the holders of unvested Founder Contingent Shares or Panavision Contingent Shares from time to time as such tabulations are provided to Acquiror) for the purpose of facilitating the obligations and agreements to vote all unvested Founder Contingent Shares or Panavision Contingent Shares owned by such holder in accordance with the requirements of this

Section 3.16(h); provided, however, that the failure of Acquiror to obtain, or such holder to receive, voting tabulations pursuant to this Section 3.16(h) shall not relieve such holder of his, her or its obligation to vote any such unvested Founder Contingent Shares or Panavision Contingent Shares as provided in this Section 3.16(h).

(i) In the event that any of the Founder Contingent Shares or Panavision Contingent Shares have not become vested and free of restrictions pursuant to Section 3.16(a) or Section 3.16(d) on or prior to the end of the Contingent Shares Period, each holder of unvested Founder Contingent Shares or Panavision Contingent Shares shall contribute and forfeit his, her or its unvested Contingent Shares to Acquiror for no consideration. In the event that any Founder Contingent Shares or Panavision Contingent Shares have not become vested and free of restrictions by the end of the Contingent Shares Period, in furtherance of such contribution and forfeiture, each holder of unvested Founder Contingent Shares or Panavision Contingent Shares shall deliver his, her or its unvested Contingent Shares to Acquiror in certificated or book entry form, as applicable, for cancellation by Acquiror. Any share certificates representing the Founder Contingent Shares or the Panavision Contingent Shares shall contain a legend relating to transfer restrictions imposed by this Agreement and the risk of forfeiture associated with such Founder Contingent Shares or such Panavision Contingent Shares. Such legend shall, with respect to any Founder Contingent Shares or Panavision Contingent Shares that vest and become free of restrictions pursuant to Section 3.16, be removed upon the request of the holder thereof (with written notice to Acquiror).

Section 3.17 Treatment of Panavision Catch-up Plan Participants. At the Effective Time, any rights of the Panavision Catch-up Participants to the Panavision Catch-up Incentive Payments shall, by virtue of the Merger and without any action on the part of any Panavision Catch-up Plan Participant or any other Person, be converted into (i) the right to receive the applicable portion of the Merger Consideration as determined pursuant to Section 3.1(f) (subject to any withholding Taxes); provided, however, that a portion of the Merger Consideration that is equal to (x) the sum of the Panavision Adjustment Escrow Amount and the Panavision Holder Representative Expense Amount, multiplied by (y) such Panavision Catch-up Participant’s portion of such amounts (assuming, for purposes of such calculation, that all such amounts are payable hereunder) (as determined in accordance with the Panavision Catch-up Plan) shall be, in the case of the Panavision Adjustment Escrow Amount, held in escrow in accordance with Section 2.5(c)(iii) and the Escrow Agreement or, in the case of the Panavision Holder Representative Expense Amount, held by the Panavision Holder Representative in accordance with Section 2.5(c)(viii) and Section 13.1, and (ii) the right to receive the applicable portion of the Panavision Contingent Shares as determined pursuant to Section 3.16(b) (subject to any withholding taxes; provided, that, prior to any amounts being withheld in respect of the receipt of the applicable portion of the Panavision Contingent Shares, the Company and the Panavision Holder Representative shall cooperate in good faith to reach agreement as to the fair market value of such Panavision Contingent Shares for purposes of such withholding). Panavision shall, upon receipt of (x) the portion of the Aggregate Panavision Stock Consideration and the Aggregate Panavision Cash Consideration payable to Panavision pursuant to Section 2.5(c)(x), or (y) any portion of the Merger Consideration pursuant to Section 3.10(f)(x)(iii) and Section 3.10(f)(y)(iii) or Section 3.10(g)(y)(iii), as promptly as practicable (and in any event not later than the next regularly scheduled payroll date of Panavision) take all actions necessary to distribute such Merger Consideration to the Panavision Catch-up Plan Participants in accordance with this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PANAVISION

Except as set forth in the disclosure letter delivered to Acquiror by Panavision on the date of this Agreement (the “Panavision Disclosure Letter”) (each section of which, subject to Section 14.9, qualifies the correspondingly numbered and lettered representations in this Article IV), Panavision represents and warrants to Acquiror and Panavision Acquisition Sub as follows:

Section 4.1 Corporate Organization. Panavision has been duly incorporated and is validly existing as a corporation in good standing under the DGCL and has the corporate power and authority to own, operate, use or lease all of its properties and assets and to conduct its business as it is now being conducted. Panavision has previously made available to Acquiror true, correct and complete copies of the certificate of incorporation and bylaws of Panavision, in each case, as amended to the date of this Agreement. Panavision is duly licensed or qualified and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the ownership, operation, use or lease of its property is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified or in good standing has not been, or would not reasonably be expected to be, individually or in the aggregate, material to the Panavision Group, taken as a whole.

Section 4.2 Subsidiaries. A complete list of each Subsidiary of Panavision and its jurisdiction of incorporation, formation or organization, as applicable, is set forth in Section 4.2 of the Panavision Disclosure Letter. The Subsidiaries of Panavision have been duly incorporated, formed or organized and are validly existing and in good standing under the Laws of their respective jurisdictions of incorporation, formation or organization and have the requisite power and authority to own, operate, use or lease all of their properties and assets and to conduct their business as it is now being conducted. Panavision has previously made available to Acquiror true, correct and complete copies of the governing documents of its Subsidiaries, in each case, as amended to the date of this Agreement. Each Subsidiary of Panavision is duly licensed or qualified and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the ownership, operation, use or lease of its property is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not been, or would not reasonably be expected to be, individually or in the aggregate, material to the Panavision Group, taken as a whole.

Section 4.3 Due Authorization. Subject to the receipt of the Panavision Stockholder Consent, Panavision has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Panavision is or will be a party and to consummate the Transactions and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which Panavision is or will be a party and the consummation of the Transactions have been or will be, upon execution thereof, as applicable, duly and validly authorized and approved by the Panavision Board and determined by the Panavision Board as advisable to the Panavision Stockholders. Other than the Panavision Stockholder Consent, no corporate proceeding on the part of Panavision or the Panavision Holders is necessary to authorize the entry into this Agreement by Panavision or the entry into the Ancillary Agreements to which Panavision is or will be a party or the transactions contemplated hereby or thereby. The Panavision Board has duly adopted resolutions to recommend approval of this Agreement by the Panavision Stockholders. This Agreement has been, and upon its execution and delivery, each of the Ancillary Agreements to which Panavision is a party will be, duly and validly executed and delivered by Panavision and, assuming due execution by the other parties hereto or thereto, this Agreement constitutes and, upon its execution and delivery, each of the Ancillary Agreements to which Panavision is or will be a party will constitute, a legal, valid and binding obligation of Panavision, enforceable against Panavision in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 4.4 No Conflict. Except as set forth in Section 4.4 of the Panavision Disclosure Letter, the execution and delivery by Panavision of this Agreement and the Ancillary Agreements to which Panavision is or will be a party, the performance by Panavision of its obligations hereunder and thereunder and the consummation by Panavision of the Transactions do not or will not, as applicable, (a) violate or conflict with any provision of, or result in the breach of, the certificate of incorporation, bylaws or other governing documents of any member of the Panavision Group, (b) assuming all consents, waivers, approvals, authorizations, designations and notifications contemplated by Section 4.5 have been obtained and all filings contemplated by Section 4.5 have been made, violate or conflict with any provision of any Law applicable to any member of the Panavision Group or its properties or assets or, with respect to any Governmental Order, give any Person the right to obtain any relief or exercise any remedy thereunder, (c) violate or conflict with any provision of, result in the breach of, constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, require any notice or consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of (or give rise to any penalty or modification of any obligation (including in the case of the Panavision Real Property Leases, any change in the amount or nature of the rent resulting) under pursuant to the express terms of) any Panavision Material Contract to which any member of the Panavision Group is a party or by which it or its properties or assets may be bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any member of the Panavision Group, including any Panavision Real Property, except, in the case of clauses (b) through (d), to the extent that the occurrence of any of the foregoing has not been, or would not reasonably be expected to be, individually or in the aggregate, material to the Panavision Group, taken as a whole.

Section 4.5 Governmental Authorities; Consents. No consent, waiver, approval or authorization of, designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of any member of the Panavision Group with respect to the execution, delivery or performance by Panavision of this Agreement and the Ancillary Agreements to which Panavision is or will be a party or the consummation of the Transactions, except for (a) applicable requirements of the HSR Act and the Foreign Antitrust Approvals and the expiration of the applicable waiting period thereunder, and Investment Canada Act Approval, (b) any filings required by the Securities Act, the Exchange Act, state securities or “blue sky” Laws, the SEC or Nasdaq, (c) any consents, waivers, approvals, authorizations, designations, declarations, filings or notifications, the absence of which would not prevent or materially delay or impair, or reasonably be expected to prevent or materially delay or impair, individually or in the aggregate, the ability of Panavision to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party or to consummate the Transactions, and (d) the filing of the Certificate of Merger in accordance with the DGCL.

Section 4.6 Capitalization of Panavision.

(a) As of the date of this Agreement, (i) 15,000,000 shares of Panavision Common Stock are authorized, of which 9,928,650 shares are issued and outstanding, and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share, of Panavision are authorized, of which no shares are issued or outstanding. Section 4.6(a) of the Panavision Disclosure Letter sets forth, as of the date of this Agreement, the record owners of Panavision Common Stock and the number of shares of Panavision Common Stock owned by each such record owner. The Panavision Common Stock, together with the equity interests referenced in Section 4.6(b), constitutes all of the issued and outstanding equity interests of the Company as of the date hereof. All of the issued and outstanding shares of Panavision Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of any preemptive rights and, at the Closing, will be free and clear of all Liens (other than Liens arising under applicable securities Laws, Liens of the type described in clause (h) of the definition of “Permitted Liens,” Liens arising under any of the Ancillary Agreements or those restrictions on transfer contained in the governing documents of Panavision).

(b) As of the date of this Agreement, an aggregate of 457,998 shares of Panavision Common Stock were reserved for issuance pursuant to Panavision Equity Awards not yet granted under the Panavision Stock Incentive Plan. As of the date of this Agreement, 395,177 shares of Panavision Common Stock were reserved for issuance pursuant to outstanding Panavision Options and 34,425 shares of Panavision Restricted Stock were issued and outstanding. All shares of Panavision Common Stock subject to issuance under the Panavision Stock Incentive Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(c) Except as set forth in Section 4.6(c) of the Panavision Disclosure Letter or as may be granted or entered into prior to the Closing in accordance with Section 8.1, other than the Panavision Equity Awards, Panavision has not granted any outstanding options, stock appreciation rights, warrants or rights (including any preemptive rights) with respect to capital stock or equity interests of Panavision or other securities convertible into or exchangeable or exercisable for shares of capital stock or equity interests of Panavision, and there are no Contracts to which Panavision is a party or bound of any kind (i) that may obligate Panavision to issue, purchase, redeem, sell, vote or otherwise acquire any capital stock or equity interests of Panavision, (ii) relating to options, stock appreciation rights, warrants or rights (including any preemptive rights) with respect to capital stock or equity interests of Panavision or other securities convertible into or exchangeable or exercisable for shares of capital stock or equity interests of Panavision or (iii) the value of which is determined by reference to capital stock or equity interests of Panavision. No equity or equity-based compensation has been granted by Panavision or any of its Subsidiaries to any existing or former employees or other service providers of the Panavision Group other than pursuant to the Panavision Stock Incentive Plan. The terms of the Panavision Stock Incentive Plan and the applicable equity award agreements permit the treatment of the Panavision Equity Awards as set forth in Section 3.5 (as such section relates to Panavision Options) and Section 3.6 (as such section relates to the Panavision Restricted Stock).

(d) Except as may be entered into prior to the Closing in accordance with Section 8.1, other than the Panavision Stockholders’ Agreement or the Panavision Stock Incentive Plan or any applicable equity award or similar agreements with respect to any Panavision Equity Awards, there are no stockholder agreements, investor rights agreements, registration rights agreements, voting agreements or trusts, proxies or other Contracts or understandings in effect to which Panavision is a party or bound with respect to the voting, ownership, acquisition or transfer of any shares of capital stock or equity interests of Panavision (including Contracts relating to rights of first refusal, co-sale rights or drag-along rights). Each grant of Panavision Equity Awards was made in accordance with the terms of the Panavision Stock Incentive Plan and applicable Law. Panavision has made available to Acquiror true, correct and complete copies of each stock option agreement and restricted share award agreement evidencing Panavision Options and Panavision Restricted Stock, respectively, that is issued and outstanding as of the date hereof. Each Panavision Option (i) has an exercise price per share equal to or greater than the fair market value of a share of Panavision Common Stock on the date of such grant and (ii) has a grant date no later than the date on which the Panavision Board, or compensation committee thereof, took action to grant such Panavision Option. Section 4.6(d) of the Panavision Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of each outstanding Panavision Equity Award granted under the Panavision Stock Incentive Plan and (A) the name of the holder of such Panavision Equity Award, (B) if applicable, the exercise price, purchase price or similar pricing of such Panavision Equity Award, (C) the date on which such Panavision Equity Award was granted or issued, (D) the number of shares of Panavision Common Stock subject to such outstanding Panavision Equity Award and (E) with respect to Panavision Options, the date on which such Panavision Option expires.

Section 4.7 Capitalization of Subsidiaries.

(a) Section 4.7(a) of the Panavision Disclosure Letter sets forth, as of the date of this Agreement, with respect to each Subsidiary of Panavision, the number of authorized shares of capital stock or equity interests of such Subsidiary, the number of issued and outstanding shares of capital stock or equity interests of such Subsidiary, the record owners thereof and the number of shares of capital stock or equity interests of such Subsidiary owned by each such record owner. All of the issued and outstanding shares of capital stock and equity interests of each Subsidiary of Panavision have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of any preemptive rights and, at the Closing, will be free and clear of all Liens (other than Liens arising under applicable securities Laws, Liens of the type described in clause (h) of the definition of “Permitted Liens,” Liens arising under any of the Ancillary Agreements or those restrictions on transfer contained in the governing documents of the applicable Subsidiary of Panavision).

(b) Except as set forth in Section 4.7(b) of the Panavision Disclosure Letter or as may be issued, granted or entered into prior to the Closing in accordance with Section 8.1, there are no outstanding options, stock appreciation rights, subscriptions, warrants or rights (including any preemptive rights) with respect to capital stock or equity interests of any Subsidiary of Panavision or other securities convertible into or exchangeable or exercisable for shares of capital stock or equity interests of any Subsidiary of Panavision, and there are no Contracts to which any member of the Panavision Group is a party or bound of any kind (i) that may obligate any Subsidiary of Panavision to issue, purchase, redeem, sell, vote or otherwise acquire any capital stock or equity interests of such Subsidiary, (ii) relating to options, stock appreciation rights, subscriptions, warrants or rights (including any preemptive rights) with respect to capital stock or equity interests of any Subsidiary of Panavision or other securities convertible into or exchangeable or exercisable for shares of capital stock or equity interests of any Subsidiary of Panavision or (iii) the value of which is determined by reference to shares of capital stock or equity interests of any Subsidiary of Panavision.

(c) Except as set forth in Section 4.7(c) of the Panavision Disclosure Letter or as may be entered into prior to the Closing in accordance with Section 8.1, there are no stockholder agreements, investor rights agreements, registration rights agreements, voting agreements or trusts, proxies or other Contracts or understandings in effect with respect to the voting, ownership, acquisition or transfer of any shares of capital stock or equity interests in Subsidiaries of Panavision (including Contracts relating to rights of first refusal, co-sale rights or drag-along rights).

(d) Except for interests in their respective Subsidiaries or as may be permitted prior to the Closing in accordance with Section 8.1, no member of the Panavision Group owns, directly or indirectly, any interest or investment in the form of equity in, and no member of the Panavision Group is subject to any obligation or requirement to provide for or make any investment in, any Person (other than another member of the Panavision Group).

Section 4.8 Financial Statements; Internal Controls.

(a) Attached as Section 4.8(a) of the Panavision Disclosure Letter are true, correct and complete copies of (i) the draft audited consolidated balance sheet of the Panavision Group as of December 31, 2017 and the draft audited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows of the Panavision Group for the year ended December 31, 2017 (collectively, the “Panavision Draft Audited Financial Statements”), (ii) the audited consolidated balance sheets of the Panavision Group as of December 31, 2016 and December 31, 2015 and the audited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows of the Panavision Group for the years ended December 31, 2016 and December 31, 2015 (together with the Draft Panavision Audited Financial Statements, the “Panavision Audited Financial Statements”) and (iii) the unaudited consolidated balance sheet and statements of operations, income and cash flows of the Panavision Group as of and for the quarter ended March 31, 2018 (the “Panavision Unaudited Financial Statements” and, together with the Panavision Audited Financial Statements, the “Panavision Audited and Unaudited Financial Statements”).

(b) Except as set forth on Section 4.8(b) of the Panavision Disclosure Letter, the Panavision Audited and Unaudited Financial Statements (i) fairly present in all material respects (A) the consolidated financial position of the Panavision Group, as at the respective dates thereof, (B) in the case of the Panavision Audited and Unaudited Financial Statements, the consolidated results of operations, income and cash flows of the Panavision Group for the respective period then ended and (C) in the case of the Panavision Audited Financial Statements, the consolidated changes in stockholders’ equity (deficit) of the Panavision Group for the respective periods then ended (subject, in the case of the Panavision Unaudited Financial Statements with respect to clauses (A) and (B), to the absence of normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of the Panavision Audited Financial Statements, as may be indicated in the notes thereto and subject, in the case of the Panavision Unaudited Financial Statements, to the absence of footnotes and normal year-end audit adjustments (none of which is expected to be material)), and (iii) were prepared from, and are in accordance with, the Books and Records of the Panavision Group. Except as set forth on Section 4.8(b) of the Panavision Disclosure Letter, (A) the audited consolidated balance sheets of the Panavision Group as of December 31, 2017, December 31, 2016 and December 31, 2015 and the audited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows of the Panavision Group for the years ended December 31, 2017 (the “Closing Panavision Audited Financial Statements”), when delivered following the date of this Agreement in accordance with Section 8.7, will fairly present in all material respects the consolidated financial position of the Panavision Group, as at the respective dates thereof, and the consolidated results of operations, income, changes in stockholders’ equity (deficit) and cash flows for the respective periods then ended, (B) the Closing Panavision Audited Financial Statements, when delivered following the date of this Agreement in accordance with Section 8.7, will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (C) the Closing Panavision Audited Financial Statements, when delivered following the date of this Agreement in accordance with Section 8.7, will have been prepared from, and in accordance with, the Books and Records of the Panavision Group, (D) the Closing Panavision Audited Financial Statements, when delivered following the date of this Agreement in accordance with Section 8.7, will have been audited in accordance with the standards of the Public Company Accounting Oversight Board, and (E) the Closing Panavision Audited Financial Statements, when delivered by Panavision for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.7, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof.

(c) The Panavision Group maintains and, for all periods covered by the Panavision Audited and Unaudited Financial Statements, has maintained (i) Books and Records of the Panavision Group in the ordinary course of business that accurately and fairly reflect the transactions and dispositions of the assets of the Panavision Group in all material respects and (ii) a system of internal accounting controls sufficient to provide, in all material respects, reasonable assurances (w) that transactions, receipts and expenditures of the Panavision Group are being executed and made only in accordance with appropriate authorizations of management of Panavision, (x) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (y) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Panavision Group and (z) that accounts, notes and other receivables and Inventory are recorded accurately. Since January 1, 2015, no member of the Panavision Group has received from its independent auditors any written notification of any (x) “significant deficiency” in the internal controls over financial reporting of the Panavision Group, (y) “material weakness” in the internal controls over financial reporting of the Panavision Group or (z) fraud, whether or not material, that involves management or other employees of the Panavision Group who have a significant role in the internal controls over financial reporting of the Panavision Group.

(d) No member of the Panavision Group is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.9 No Undisclosed Liabilities. Except as set forth in Section 4.9 of the Panavision Disclosure Letter, as of the date of this Agreement, there is no liability, Indebtedness or obligation of, or claim or judgment against, any member of the Panavision Group (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) that would be required to be disclosed on a consolidated balance sheet of the Panavision Group prepared in accordance with GAAP, applied on a basis consistent with past practice, except for liabilities, Indebtedness, obligations, claims or judgments (a) reflected or reserved for in the Panavision Audited and Unaudited Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Panavision Draft Audited Financial Statements in the ordinary course of business consistent with past practice of the Panavision Group or (c) that have not been, or would not reasonably be expected to be, individually or in the aggregate, material to the Panavision Group, taken as a whole.

Section 4.10 Litigation. Except (a) as set forth in Section 4.10 of the Panavision Disclosure Letter and (b) for Actions relating to Taxes (as to which certain representations and warranties are made pursuant to Section 4.15), as of the date of this Agreement, there are no, and since January 1, 2016, there have not been any, material Actions pending or, to the Knowledge of Panavision, threatened in writing against any member of the

Panavision Group or, to the Knowledge of Panavision, any of the directors, officers, managers or employees of the Panavision Group (in his or her capacity as such). As of the date of this Agreement, there is no outstanding material Governmental Order imposed upon any member of the Panavision Group, nor are any properties or assets (including the Panavision Real Property) of the Panavision Group bound by or subject to any material Governmental Order.

Section 4.11 Compliance with Laws. Each member of the Panavision Group is, and since January 1, 2015 has been, in compliance with all applicable Laws in all material respects. Since January 1, 2015, no member of the Panavision Group has received written notice from any Governmental Authority alleging any material violation of any applicable Law.

Section 4.12 Contracts; No Defaults.

(a) Section 4.12(a) of the Panavision Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xxi) below to which any member of the Panavision Group is a party or by which any member of the Panavision Group is bound, in each case, as of the date of this Agreement (collectively, the “Panavision Material Contracts”):

(i) Contracts (other than non-continuing purchase orders and any Contracts with a term of less than six (6) months) with (i) any of the Top Panavision Customers or (ii) the Top Panavision Vendors;

(ii) Contracts evidencing Indebtedness, in each case, involving an outstanding balance or amount in excess of $500,000;

(iii) Contracts for the acquisition or disposition of any equity interests in, or any business unit or material assets of, any Person (other than Inventory in the ordinary course of business), in each case, whether by merger, consolidation, combination, the purchase or sale of stock or assets or otherwise, involving payments in excess of $1,000,000, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing with respect to any member of the Panavision Group;

(iv) all leases, lease guaranties, subleases, sub-subleases, licenses, concession Contracts, occupancy Contracts and other Contracts for the leasing, use or occupancy of the Panavision Leased Real Property (other than any co-location, access or similar arrangements or agreements with respect to the use of Panavision Leased Real Property in the ordinary course of business) (collectively, the “Panavision Real Property Leases”);

(v) Contracts pursuant to which any member of the Panavision Group is a lessor of any personal property (including Inventory) involving payments in excess of $500,000 in any calendar year after the date hereof;

(vi) Contracts creating or governing any joint venture, partnership or limited liability company with any Person who is not a member of the Panavision Group (excluding, for the avoidance of doubt, Contracts with suppliers, customers and distributors of the Panavision Group entered into in the ordinary course of business);

(vii) Contracts between or among any members of the Panavision Group, except for those entered into in the ordinary course of business;

(viii) Contracts with (A) any current officer, employee or individual who is an independent contractor of any member of the Panavision Group who receives annual base compensation (excluding bonus and other benefits) in excess of $200,000 or (B) any employee or individual who is an independent contractor of any member of the Panavision Group that provide for change in control, retention or similar bonuses;

(ix) Contracts containing (A) covenants prohibiting or limiting in any material respect the right of any member of the Panavision Group to engage in any line of business in any geographic area or to compete with any Person or (B) any exclusive rights, rights of first refusal or rights of first offer in favor of any Person who is not a member of the Panavision Group;

(x) stockholder agreements, investor rights agreements, registration rights agreements, voting agreements or trusts, proxies or other Contracts or understandings in effect with respect to the voting, ownership, acquisition or transfer of any equity interests in any member of the Panavision Group (including Contracts relating to rights of first refusal, co-sale rights or drag-along rights with respect to any equity interests in any member of the Panavision Group);

(xi) collective bargaining agreements or Contracts with any labor union, works council or other body representing employees of any member of the Panavision Group;

(xii) Contracts (including license agreements) pursuant to which any member of the Panavision Group (A) grants to a third Person the right to use material Intellectual Property of the Panavision Group or (B) is granted by a third Person the right to use Intellectual Property that is material to the Panavision Group (in each case other than Contracts containing non-exclusive rights to Intellectual Property granted or received by the Panavision Group in the ordinary course of business);

(xiii) Contracts requiring, or the performance of which is reasonably expected to result in, capital expenditures after the date of this Agreement in an amount in excess of $500,000 in any calendar year;

(xiv) Contracts that grant to any third Person (A) any “most favored nation” rights with respect to pricing or (B) price guarantees for a period greater than one year from the date of this Agreement and require aggregate future payments to any member of the Panavision Group in excess of $300,000 in any calendar year;

(xv) Contracts entered into since January 1, 2015 reflecting the settlement of any Actions involving the payment or receipt of greater than $150,000 individually after the date hereof, that subject any member of the Panavision Group to any material non-monetary obligation or that are otherwise, individually or in the aggregate, material to the Panavision Group, taken as a whole;

(xvi) any power of attorney or similar agreement to which any member of the Panavision Group is a party (other than any power of attorney or similar agreement granted (A) to local attorneys, agents or accountants or their respective firms for the purposes of registrations, filings or corporate formation, Tax filings or administration matters for corporate entities or other similar matters (including any such agreement or arrangement relating to the import or export of products with a customs broker or other similar representative) or (B) with respect to any other member of the Panavision Group) involving any payments after the date hereof, by any member of the Panavision Group;

(xvii) interest rate, currency or other hedging Contracts;

(xviii) any Panavision Related Party Contract;

(xix) any Government Contract involving payments by or to any member of the Panavision Group in excess of $250,000 in the portion of the year in which the Closing occurs or that are reasonably expected to involve payments by or to any member of the Panavision group in excess of $250,000 in the calendar year 2018 or any future calendar year;

(xx) sales agency, manufacturer’s representative, marketing or distributorship Contracts, in each case involving payments by or to any member of the Panavision Group in excess of $250,000 in the calendar year immediately preceding the date of this Agreement or the portion of the year in which the Closing occurs or that are reasonably expected to involve payment by or to any member of the Panavision Group in excess of $250,000 in the calendar year 2018 or any future calendar year; and

(xxi) Contracts (other than non-continuing purchase orders) not of the types described above in this Section 4.12(a) that (A) involve consideration in excess of $750,000 in the calendar year immediately preceding the date hereof or that are reasonably expected to involve consideration in excess of $750,000 in the calendar year 2018 or any future calendar year and (B)(1) that are, in each case, not terminable without penalty upon less than ninety (90) days’ prior written notice by the applicable member of the Panavision Group or (2) that require performance by any party more than one (1) year from the date of this Agreement.

(b) True, correct and complete copies of the written Panavision Material Contracts have been made available to Acquiror or its Representatives, together with all amendments and modifications thereto. As of the date of this Agreement, all of the Panavision Material Contracts are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the member of the Panavision Group party thereto and, to the Knowledge of Panavision, each of the other parties thereto. As of the date of this Agreement, each member of the Panavision Group has performed in all material respects all respective material obligations required to be performed by it under the Panavision Material Contracts as of the date hereof and no member of the Panavision Group or, to the Knowledge of Panavision, any other party thereto is in material breach of or material default under any Panavision Material Contract. As of the date of this Agreement, no member of the Panavision Group has received any written claim or notice of termination or material breach of or material default under any Panavision Material Contract and, to the Knowledge of Panavision, no event has occurred that, individually or in the aggregate, would reasonably be expected to result in a material breach of or a material default under any Panavision Material Contract (in each case, with or without notice or lapse of time or both).

Section 4.13 Benefit Plans.

(a) Section 4.13(a) of the Panavision Disclosure Letter sets forth a true, correct and complete list of each material Benefit Plan entered into, maintained, sponsored, contributed to or required to be contributed to by any member of the Panavision Group for the benefit of any current or former employee, officer, director or individual consultant of Panavision or any of its Subsidiaries, or to which any member of the Panavision Group is a party or has or may have any liability (each, a “Panavision Benefit Plan”). Panavision has made available to Acquiror, with respect to each such material Panavision Benefit Plan, true, correct and complete copies of (as applicable) (i) the most recent plan document (or, if not written, a written summary of its material terms), trust agreements, insurance contracts or other funding vehicles and, in each case, all amendments thereto, (ii) the most recent summaries and summary plan descriptions, including any summary of material modifications, if any, required under ERISA, (iii) the most recent annual reports (Form 5500 series), including applicable schedules and attachments thereto, (iv) the most recent actuarial reports or other financial statements relating to such Panavision Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to such Panavision Benefit Plan intended to be qualified under Section 401(a) of the Code and any pending request for such a determination letter and (vi) all material non-routine filings and communications received from or sent to any Governmental Authority relating to such Panavision Benefit Plan.

(b) (i) Each Panavision Benefit Plan has been established, maintained and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code, (ii) all material contributions and premium payments that are due with respect to any Panavision Benefit Plan on or before the date hereof have been timely made, or to the extent not yet due, have been accrued in accordance with GAAP and (iii) each Panavision Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or is entitled to rely on a favorable advisory letter or opinion letter from the IRS, in either case, that has not been revoked, and to the Knowledge of Panavision, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Panavision Benefit Plan. No member of the Panavision Group has incurred or could reasonably be expected to incur any material penalty or Tax (whether or not assessed) under Section 4980H or Section 4980D of the Code related to the applicable requirements of the Affordable Care Act.

(c) Except as would reasonably be expected to be, individually or in the aggregate, material to the Panavision Group, taken as a whole, neither Panavision nor, to the Knowledge of Panavision, any “party in interest” or “disqualified person” with respect to any Panavision Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no

fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Panavision Benefit Plan.

(d) With respect to each Panavision Benefit Plan, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Panavision, threatened in writing, except for any such Action that is not, or would not reasonably be expected to be, individually or in the aggregate, material to the Panavision Group, taken as a whole.

(e) No Panavision Benefit Plan is, and neither any member of the Panavision Group nor any ERISA Affiliate thereof sponsors, maintains, contributes to, or has, within the past six (6) years, sponsored, maintained, contributed to, or had, any actual or contingent liability with respect to: (i) a Multiemployer Plan; (ii) a plan that is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code; (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code); or (iv) a “multiple employer welfare arrangement” (within the meaning of 3(40) of ERISA). No member of the Panavision Group has any liability in respect of, or obligation to provide, any health, life insurance or other welfare benefits to any current or former employee of the Panavision Group after retirement or other termination of employment or service, whether under a Panavision Benefit Plan or otherwise, other than health continuation coverage pursuant to COBRA where the full cost thereof is borne entirely by the former employee (or beneficiary thereof).

(f) Section 4.13(f) of the Panavision Disclosure Letter sets forth a complete list of each Multiemployer Plan that, within the last six (6) years, has been sponsored, maintained or contributed to by any member of the Panavision Group or any of their respective ERISA Affiliates. With respect to each Multiemployer Plan set forth in Section 4.13(f) of the Panavision Disclosure Letter, neither any member of the Panavision Group nor any of their respective ERISA Affiliates has (i) incurred or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in sections 4203 and 4205 of ERISA, from any such Multiemployer Plan (or any liability resulting therefrom has been satisfied in full) or has any contingent liability under Section 4204 of ERISA, or (ii) received written notice that any such Multiemployer Plan has undergone or is expected to undergo a mass withdrawal or termination (or treatment of a plan amendment as termination). The aggregate withdrawal liability of the members of the Panavision and their respective ERISA Affiliates under Subtitle E of Title IV of ERISA, computed as if a complete withdrawal had occurred under each Multiemployer Plan on the date hereof, would not reasonably be expected to result in a Panavision Material Adverse Effect.

(g) Each member of the Panavision Group has complied in all material respects with Section 409A of the Code with respect to any compensation paid or payable pursuant to any Panavision Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code).

(h) No member of the Panavision Group has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director or other individual service provider of the Panavision Group for any tax incurred by such individual under Section 409A or 4999 of the Code.

(i) Except as set forth in Section 4.13(i) of the Panavision Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director or other individual service provider of the Panavision Group to any severance, termination, retention, change in control or other similar payment or benefit, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting or trigger any payment or funding of any compensation or benefits under any Panavision Benefit Plan or (iii) increase the amount of compensation due any such employee, officer, director or other individual service provider. No amounts that could be received (whether in cash or property or the vesting of property), either individually or in combination with any other such payment, as a result of the consummation of the Transactions, either alone or in a combination with another event under any Panavision Benefit Plan or otherwise, will constitute an “excess parachute payment” under 280G of the Code.

(j) With respect to each Panavision Benefit Plan subject to the Laws of any jurisdiction outside the United States, (i) each such Panavision Benefit Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities, (ii) if intended to qualify for special Tax treatment, such Panavision Benefit Plan meets all material requirements for such treatment and (iii) if required under applicable Law to be funded or book reserved, such Panavision Benefit Plan is funded or book reserved, as appropriate, in all material respects to the extent so required by applicable Law. Each Panavision Benefit Plan subject to the Laws of any jurisdiction outside the United States that provides retirement benefits is a defined contribution plan.

Section 4.14 Labor Relations; Employees.

(a) Except as set forth in Section 4.14(a) of the Panavision Disclosure Letter, (i) no member of the Panavision Group is a party to or bound by any collective bargaining agreement, works council agreement, labor agreement or any similar Contract, (ii) no such Contract is being negotiated by any member of the Panavision Group, and (iii) no employees of the Panavision Group are represented by a union, works council or other labor organization with respect to their employment with the Panavision Group. No labor union, labor organization, works council or group of employees of the Panavision Group has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(b) Since January 1, 2015, there has been no material labor grievance, material labor arbitration, unfair labor practice charge, strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting any member of the Panavision Group or, to the Knowledge of Panavision, threatened in writing; nor is there, to the Knowledge of Panavision, any labor organization activity pending or threatened in writing against any employee or member of the Panavision Group.

(c) The Panavision Group has satisfied any pre-signing legal or contractual requirement to provide notice or information to, or to enter into any consultation procedure with, any labor union, labor organization or works council that is representing any employee in connection with the execution of this Agreement or the consummation of the Transactions. The execution of this Agreement and the consummation of the Transactions will not result in any material breach or other material violation of any collective bargaining agreement, employment agreement, consulting agreement or other labor-related Contract to which any member of the Panavision Group is a party or bound.

(d) The Panavision Group is, and since January 1, 2015 has been, in compliance in all material respects with all applicable Laws respecting labor and employment, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance, obligations under the National Labor Relations Act and any notice and other requirements under the Workers’ Adjustment and Retraining Notification Act and any similar state or local Law. Since January 1, 2015, no member of the Panavision Group has received written notice of (A) any unfair labor practice charge or complaint pending or, to the Knowledge of Panavision, threatened before the National Labor Relations Board or any other Governmental Authority against any member of the Panavision Group, (B) any material complaints, grievances or arbitrations arising out of any collective bargaining agreement, (C) any material charge or complaint with respect to or relating to any member of the Panavision Group pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, or (D) any material Action pending or, to the Knowledge of Panavision, threatened in any forum by or on behalf of any present or former employee of any member of the Panavision Group, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(e) Except as set forth in Section 4.14(e) of the Panavision Disclosure Letter, to the Knowledge of Panavision, in the last three (3) years, no written allegations of sexual harassment have been made against (i) any officer of the Panavision Group or (ii) any employee of the Panavision Group at a level of Vice President or above or who supervises five (5) or more employees of the Panavision Group.

(f) Except as set forth in Section 4.14(f) of the Panavision Disclosure Letter, to the Knowledge of Panavision, no employee of the Panavision Group with an annual base salary in excess of $200,000 has provided written notice at least sixty (60) days prior to the date of this Agreement of his or her intent to terminate employment.

(g) Except as would not result in material liability for the Panavision Group, no member of the Panavision Group is delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(h) To the Knowledge of Panavision, no present or former employee or independent contractor of any member of the Panavision Group with an annual base salary in excess of $200,000 is in material violation of any term of any employment agreement, restrictive covenant, nondisclosure obligation or fiduciary duty (i) to any member of the Panavision Group or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for or provide services to any member of the Panavision Group or (B) to the knowledge or use of trade secrets or proprietary information.

(i) No member of the Panavision Group is, as of the date hereof, a “contractor” or “subcontractor” as defined by Executive Order 11246 or required under applicable law to maintain an affirmative action plan.

Section 4.15 Taxes.

(a) All material Tax Returns required to be filed by or with respect to any member of the Panavision Group have been duly and timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects, and all material Taxes (other than Taxes being contested in good faith and for which adequate reserves have been maintained in accordance with GAAP) that are required to be paid by or with respect to any member of the Panavision Group (whether or not shown on any Tax Return) have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Panavision Group has made due and sufficient accruals for any material amounts of such Taxes in the Panavision Audited and Unaudited Financial Statements and Books and Records of the Panavision Group in accordance with GAAP, and no member of the Panavision Group has received any refund of Taxes to which, to the Knowledge of Panavision, it is not entitled.

(b) Except as would not have a Panavision Material Adverse Effect, since the date of the last Tax Return filing, no member of the Panavision Group has engaged in a transaction (other than transactions entered into in the ordinary course of business) that could reasonably be expected to result in a material Tax liability that has not been accrued for.

(c) There are no Liens for any material Taxes (other than Permitted Liens) on any property or assets of any member of the Panavision Group.

(d) No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against any member of the Panavision Group that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been maintained in accordance with GAAP.

(e) There are no ongoing or pending Actions or Actions threatened in writing with respect to any material Taxes of any member of the Panavision Group, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect or outstanding with respect to any Taxes of any member of the Panavision Group.

(f) There is no pending claim for a material refund filed by or with respect to any member of the Panavision Group with respect to Taxes previously paid.

(g) No member of the Panavision Group has made a request for an advance Tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material Taxes.

(h) No member of the Panavision Group is a party to, bound by or has any liability or obligation under any Tax allocation, indemnification, sharing or similar agreement or arrangement (other than Contracts entered into in the ordinary course of business and that do not relate primarily to Taxes).

(i) During the two (2)-year period ending on the date of this Agreement, no member of the Panavision Group has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was purported, or intended, to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-United States Law).

(j) No member of the Panavision Group (i) is or has ever been a member of an affiliated group filing a consolidated or similar income Tax Return for federal, state, local or non-United States Tax purposes (other than any such group the common parent of which is Panavision) and (ii) has any liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-United States Law) or as a transferee or successor or by contract (other than Contracts entered into in the ordinary course of business and that do not relate primarily to Taxes).

(k) No member of the Panavision Group has received written notice from any jurisdiction in which such member currently does not file Tax Returns claiming that such member is or may be required to file Tax Returns in such jurisdiction that has not been resolved.

(l) No member of the Panavision Group has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any similar provision of state, local or foreign Law).

(m) No member of the Panavision Group is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) No member of the Panavision Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in accounting method under Section 481 of the Code (or any similar provision of state, local or foreign Law) for a Tax period (or a portion thereof) ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a Tax period (or a portion thereof) ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) entered into on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) intercompany transaction described in the Treasury Regulations under Section 1502 of the Code entered into on or prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date or (vii) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

(o) The last taxable year for U.S. federal income tax purposes that began before January 1, 2018 of each member of the Panavision Group that is a “deferred foreign income corporation” within the meaning of Section 965 of the Code ended on December 31, 2017. The aggregate Transition Tax Obligation for the Panavision Group is not materially in excess of the amount set forth in Section 4.15(o) of the Panavision Disclosure Letter.

(p) No power of attorney that is currently in force (other than powers of attorney granted in the ordinary course of business related to the preparation or filing of Tax Returns) has been granted by or with respect to any member of the Panavision Group with respect to any matter relating to Taxes that will not be terminated prior to the Closing Date.

(q) To the Knowledge of Panavision, each member of the Panavision Group is and has at all times been a resident for Tax purposes in its place of incorporation or organization and is not and has not at any time been treated as resident, or having a permanent establishment or other place of business, in any other jurisdiction for any Tax purpose.

(r) No member of the Panavision Group that is organized outside the United States holds material assets that constitute “United States property” within the meaning of Section 956 of the Code and that give rise to a material gross income inclusion under Section 951(a)(1)(B) of the Code (taking into account Section 959 of the Code).

Section 4.16 Brokers’ Fees. Except as set forth in Section 4.16 of the Panavision Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of any member of the Panavision Group or its Affiliates.

Section 4.17 Insurance. Section 4.17 of the Panavision Disclosure Letter contains a list of all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, any member of the Panavision Group as of the date of this Agreement (each such policy, a “Panavision Insurance Policy”). Each of the Panavision Insurance Policies is in full force and effect and all premiums due and payable thereon covering periods up until the Closing have been paid in all material respects as of the date hereof. As of the date hereof, there is no material claim pending under any of the Panavision Insurance Policies as to which coverage has been questioned, denied or disputed, in each case, in writing by the underwriters of such policies. As of the date of this Agreement, no member of the Panavision Group has received a written notice of cancellation, non-renewal or material premium increase of any Panavision Insurance Policy.

Section 4.18 Permits. The Panavision Group has all material Permits necessary under applicable Law to permit the members of the Panavision Group to own, operate, use, lease and maintain their assets (including the Panavision Real Property) in the manner in which they are as of the date hereof owned, operated, used, leased and maintained and to conduct the business of the Panavision Group as currently conducted as of the date hereof in all material respects (each, a “Panavision Permit”). Each Panavision Permit is valid, binding and in full force and effect, except as is not, or would not reasonably would be expected to be, individually or in the aggregate, material to the Panavision Group, taken as a whole. Section 4.18 of the Panavision Disclosure Letter sets forth a list of the Panavision Permits. No member of the Panavision Group is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any Panavision Permit, except as is not, or would not reasonably would be expected to be, individually or in the aggregate, material to the Panavision Group, taken as a whole.

Section 4.19 Equipment and Other Tangible Property.

(a) The Panavision Group has good and marketable title to all of the material personal property and valid leasehold interests in all of the material leased personal property assets of the Panavision Group, free and clear of all Liens (other than Permitted Liens), except for assets disposed of, leased to a third party or otherwise utilizable in the ordinary course of business.

(b) All such material personal property and material leased personal property assets of the Panavision Group described in clause (a) are structurally sound and in good operating condition and repair (ordinary wear and tear excepted), are saleable or leasable (as applicable) in the ordinary course of business consistent with past practice and are suitable for their present uses, except as is not, or would not reasonably be expected to be, individually or in the aggregate, material to the Panavision Group, taken as a whole.

(c) The tangible and real property assets owned by or leased to the Panavision Group as of the date of this Agreement constitute substantially all of the tangible and real property assets used by the Panavision Group to operate the business of the Panavision Group in all material respects as it is conducted on the date of this Agreement.

Section 4.20 Real Property.

(a) Section 4.20(a)(i) of the Panavision Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of the address of all Panavision Owned Real Property. A member of the Panavision Group has good and marketable fee simple title to all Panavision Owned Real Property, free and clear of all Liens (other than Permitted Liens). There is no Person, other than the applicable member of the Panavision Group, that has any right to use, operate or otherwise occupy the Panavision Owned Real Property, or any material portion thereof, whether as a tenant, subtenant or otherwise, except as set forth in Section 4.20(a)(ii) of the Panavision Disclosure Letter. There is no third Person who has any right to acquire any interest in the Panavision Owned Real Property. True, correct and complete copies of all deeds and other instruments by which any member of the Panavision Group acquired the Panavision Owned Real Property and copies of all title insurance policies, surveys, zoning reports and environmental reports relating to the Panavision Owned Real Property have, in each case to the extent in the possession of the Panavision Group been made available to Acquiror.

(b) Section 4.20(b) of the Panavision Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all Panavision Leased Real Property and all Panavision Real Property Leases pertaining to such Panavision Leased Real Property. With respect to each parcel of Panavision Leased Real Property:

(i) A member of the Panavision Group holds a valid and existing leasehold estate in such Panavision Leased Real Property, free and clear of all Liens (other than Permitted Liens).

(ii) The Panavision Real Property constitutes all of the real property owned, operated, used, leased or otherwise occupied by any member of the Panavision Group as of the date hereof. To the Knowledge of Panavision, as of the date hereof, the applicable member of the Panavision Group’s possession and quiet enjoyment of the Panavision Leased Real Property under the applicable Panavision Real Property Lease has not been materially disturbed and there are no material disputes with respect to such Panavision Real Property Lease.

(iii) Except as set forth in Section 4.20(b)(iii) of the Panavision Disclosure Letter, there are no other leases, subleases, licenses, occupancy Contracts, options, rights or other Contracts or arrangements for real property affecting the Panavision Leased Real Property or to which any member of the Panavision Group is bound. As of the date hereof, a member of the Panavision Group owns all of the lessee’s, tenant’s, sublessee’s or licensee’s interest under the Panavision Real Property Leases and, except for any Permitted Liens, has not assigned, subleased, transferred, mortgaged, deeded in trust, pledged or otherwise hypothecated or encumbered any such interest, in whole or in part. There are no material brokerage or leasing commissions, or any similar material charges or commissions, due in connection with any of the Panavision Real Property Leases that will be binding on Acquiror or any of its respective Affiliates or Representatives after the Closing.

(iv) To the Knowledge of Panavision, as of the date hereof, there are no condemnation, eminent domain or similar proceedings pending or threatened in writing affecting any portion of the Panavision Leased Real Property. To the Knowledge of Panavision, as of the date hereof, there are no claims pending or threatened in writing, initiated by, or on behalf of, any member of the Panavision Group to change or redefine the zoning or land use classification, and no member of the Panavision Group has received written notice of any such claim, in each case, with respect to any of the Panavision Leased Real Property.

(v) The Panavision Leased Real Property is in good condition and repair, ordinary course wear and tear excepted, and is sufficient for the uses in which such property is employed as of the date hereof, except as is not, or would not reasonably be expected to be, individually or in the aggregate, material to the Panavision Group, taken as a whole.

Section 4.21 Intellectual Property.

(a) Section 4.21(a) of the Panavision Disclosure Letter lists each material item of Intellectual Property owned by any member of the Panavision Group as of the date of this Agreement and registered or applied for with a Governmental Authority, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Panavision Registered Intellectual Property”). A member of the Panavision Group is the sole and exclusive beneficial and record owner of all right, title and interest in and to the Panavision Registered Intellectual Property items set forth in Section 4.21(a) of the Panavision Disclosure Letter, free and clear of any Lien (other than Permitted Liens). To the Knowledge of Panavision, all such Panavision Registered Intellectual Property is subsisting, valid and enforceable. To the Knowledge of Panavision, the Panavision Group has made all filings and payments and taken all other actions required to be made or taken under applicable Law to maintain rights in each material item of Panavision Registered Intellectual Property in full force and effect in accordance with applicable Laws, except as would not have a Panavision Material Adverse Effect. No Action is or, since January 1, 2016, has been pending or, to the Knowledge of Panavision, threatened against any member of the Panavision Group, in which the scope, validity or enforceability of any Panavision Registered Intellectual Property is being or has been contested or challenged, except as would not have a Panavision Material Adverse Effect.

(b) To the Knowledge of Panavision, the Panavision Group is not interfering with, infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person, except for any interference, infringement, misappropriation or other violation that has not been, or would not reasonably be expected to be, individually or in the aggregate, material to the Panavision Group, taken as a whole, and there is no material Action pending or, to the Knowledge of Panavision, threatened in writing to which any member of the Panavision Group is a named party alleging the interference, infringement, misappropriation or other violation by any member of the Panavision Group of any Intellectual Property of any third Person. There are no Governmental Orders to which any member of the Panavision Group is subject with respect to any material Intellectual Property.

(c) Except as set forth in Section 4.21(c) of the Panavision Disclosure Letter, to the Knowledge of Panavision, as of the date of this Agreement, (i) no Person is interfering with, infringing upon, misappropriating or otherwise violating any Intellectual Property of any member of the Panavision Group in any material respect and (ii) the Panavision Group has not sent to any Person in the past two (2) years any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property of any member of the Panavision Group.

(d) The Panavision Group takes commercially reasonable measures to protect the confidentiality of its trade secrets and its other material confidential or proprietary information, know-how and processes. To the Knowledge of Panavision, there has not been any unauthorized disclosure of or unauthorized access to any trade secrets or other material confidential or proprietary information, know-how and processes of any member of the Panavision Group to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to, such information, know-how or processes, except as has not been, or would not reasonably be expected to be, individually or in the aggregate, material to the Panavision Group, taken as a whole. The Panavision Group has implemented reasonable infrastructure security measures that are no less than applicable industry standards (including, for any location that processes film materials, Motion Picture Association of America standards) and that are designed to prevent the loss, damage, theft and unauthorized access or copying or use of third-party materials.

(e) The Panavision Group is in compliance in all material respects with applicable Law, as well as its own policies, relating to data privacy, data protection and the collection and use of personal information collected, used or held for use by the Panavision Group, and there are no Actions to which any member of the Panavision Group is a named party pending or, to the Knowledge of Panavision, threatened in writing against any member of the Panavision Group alleging a violation of any third Person’s privacy or personal information rights. To the Knowledge of Panavision, (i) there have been no material security breaches in the information technology systems of the Panavision Group or of third Persons to the extent used by or on behalf of the Panavision Group and, (ii) there have been no disruptions in any information technology systems that materially adversely affected the business or operations of the Panavision Group. With respect to the software used or held for use in the business of the Panavision Group, to the Knowledge of Panavision, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Panavision Group or customers of the Panavision Group.

Section 4.22 Environmental Matters. Except as set forth in Section 4.22 of the Panavision Disclosure Letter:

(a) The Panavision Group is and, since January 1, 2013, has been in compliance in all material respects with all Environmental Laws.

(b) There has been no release of any Hazardous Materials by any member of the Panavision Group (or for which they have retained or assumed liability whether contractually or by operation of Law) at, in, on or under any Panavision Real Property or in connection with any member of the Panavision Group’s operations off-site of the Panavision Real Property or, to the Knowledge of Panavision, at, in, on or under any formerly owned or leased real property during the time that any member of the Panavision Group owned or leased such property, in each case to the extent giving rise to any material liabilities under Environmental Laws.

(c) No member of the Panavision Group is subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by any member of the Panavision Group or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No Action is pending or, to the Knowledge of Panavision, threatened in writing alleging the Panavision Group’s non-compliance in any material respect with or material liability under Environmental Laws.

(e) There are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of, or exposure to, any Hazardous Materials, that could reasonably be expected to form the basis of any material Action under any Environmental Law against any member of the Panavision Group or, to the Knowledge of Panavision, against any Person whose liability for any such Action any member of the Panavision Group has retained or assumed either contractually or by operation of Law.

Section 4.23 Absence of Changes.

(a) Except as set forth in Section 4.23(a) of the Panavision Disclosure Letter, since December 31, 2017, (i) there has not been any Panavision Material Adverse Effect, (ii) the Panavision Group has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice and (iii) no member of the Panavision Group has suffered any material loss, damage or destruction or other material casualty affecting its material properties or assets, whether or not covered by insurance.

(b) Except as set forth in Section 4.23(b) of the Panavision Disclosure Letter, since December 31, 2017, no member of the Panavision Group has taken or failed to take any action that, if taken or failed to be taken following the date of this Agreement and prior to the Closing, would require the consent of Acquiror pursuant to clauses (a), (b), (d), (g), (h), (i), (j), (k), (q) or (v) of Section 8.1.

Section 4.24 Related Party Transactions. Except for equity ownership or employment relationships (including any employment or similar Contract), any Ancillary Agreement, as set forth in Section 4.24 of the Panavision Disclosure Letter, or any transaction, Contract, or series of related transactions or Contracts, between Panavision or a Subsidiary of Panavision, on the one hand, and another Subsidiary of Panavision, on the other hand, (a) there are no transactions or Contracts, or series of related transactions or Contracts, between any member of the Panavision Group, on the one hand, and any Panavision Holder or any officer, director (or member of a similar governing body), manager or Affiliate (other than, for the avoidance of doubt, another member of the Panavision Group) of any member of the Panavision Group (or, to the Knowledge of Panavision, of any Panavision Holder), or, to the Knowledge of Panavision, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, nor is any Indebtedness owed by or to any member of the Panavision Group, on the one hand, to or by any such Panavision Holder, officer, director (or member of a similar governing body), manager, Affiliate, associate or immediate family member, on the other hand (any such transaction, Contract or Indebtedness described in this clause (a), a “Panavision Related Party Contract”), (b) none of the Panavision Holders, the officers, directors (or members of a similar governing body), managers or Affiliates of any member of the Panavision Group (or, to the Knowledge of Panavision, of the Panavision Holders), or, to the Knowledge of Panavision, their respective “associates” or “immediate family members” owns directly or indirectly in whole or in part, or has any other material interest in, (i) any material tangible or real property that any member of the Panavision Group uses, owns or leases (other than through any equity interest in the Panavision Group) or (ii) any customer, vendor or other material business relation of the Panavision Group and (c) there are no other transactions or Contracts that would be required to be disclosed by Panavision under Item 404 of Regulation S-K (17 CFR 229.404) (if the Securities Act were applicable to Panavision).

Section 4.25 Anti-Corruption Compliance.

(a) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Panavision Group, taken as a whole, no member of the Panavision Group, nor any of their respective officers or directors, nor to the Knowledge of Panavision, any employee or agent, joint venture partner or other third party representative acting on behalf of any member of the Panavision Group, has at any time (i) been or is currently an officer, employee or agent of any Governmental Authority or (ii) directly or indirectly made any unlawful payment, given, offered, promised, or authorized or agreed to give, any money or thing of value to any Government Official or any other Person in violation of any applicable Anti-Bribery Laws.

(b) Each member of the Panavision Group has established and implemented and maintains in effect reasonable controls and procedures reasonably designed to promote compliance in all material respects with applicable Anti-Bribery Laws.

(c) Since January 1, 2013, no member of the Panavision Group (x) has, in each case concerning any actual or potential violation or wrongdoing related to any Anti-Bribery Laws: (i) received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; (ii) made any voluntary or involuntary disclosure to a Governmental Authority; or (iii) conducted any internal investigation or audit; or (y) has Knowledge of any actual or potential violation or wrongdoing related to any Anti-Bribery Laws.

Section 4.26 International Trade, Sanctions and Money Laundering Matters.

(a) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Panavision Group, taken as a whole, each member of the Panavision Group, all of their respective officers or directors, and, to the Knowledge of Panavision, all of their employees or agents or other third party representatives acting on behalf of any member of the Panavision Group, (i) are currently, and since January 1, 2013 have been, in compliance in all respects with all applicable Sanctions Laws, Money Laundering Laws, Ex-Im Laws and anti-boycott Laws (collectively, “Trade Control Laws”) and (ii) have obtained all material Permits for export, re-export, transfer or import required in accordance with Trade Control Laws.

(b) No member of the Panavision Group has made any voluntary disclosures related to Trade Control Laws and, to the Knowledge of Panavision, there are no pending or threatened Actions against, or investigations by any Governmental Authority of, any member of the Panavision Group, nor is there any judgment imposed (or threatened to be imposed) upon any member of the Panavision Group by or before any Governmental Authority, in each case, in connection with any alleged violation of the Trade Control Laws. The Panavision Group has in place controls and systems reasonably designed to promote compliance in all material respects with applicable Trade Control Laws.

(c) No member of the Panavision Group, nor any of their respective officers or directors, nor, to the Knowledge of Panavision, any of their employees or agents or other third party representatives acting on behalf of any member of the Panavision Group, is currently or has been since January 1, 2013: (i) a Sanctioned Person; or (ii) operating, conducting business, participating in any transaction or otherwise engaging in dealings with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws.

Section 4.27 Indebtedness. Section 4.27 of the Panavision Disclosure Letter sets forth, as of the date of this Agreement, all Indebtedness of the Panavision Group of the type under clauses (a)(i), (a)(ii), (a)(iii), (a)(iv), (a)(vi) and (a)(ix) (solely to the extent that any such guarantees are of indebtedness of the type under clause (a)(i) of the definition of “Indebtedness”) of the definition of “Indebtedness,” including the aggregate principal and interest outstanding (solely in the case of Indebtedness of the type under clause (a)(i) or (a)(ix) of the definition of “Indebtedness”) and the amount outstanding or drawn (solely in the case of Indebtedness of the type under clause (a)(ii) or (a)(iii) of the definition of “Indebtedness”), in each case, as of the date hereof.

Section 4.28 Warranties; Product Liability.

(a) Except as set forth in Section 4.28(a) of the Panavision Disclosure Letter, no member of the Panavision Group has made any express warranties in connection with the sale, lease or license of products or services or the performance of services beyond the applicable standard or negotiated terms and conditions of such sale, lease or license of such products or services or the performance of such services. There are no, and since January 1, 2017, there have been no Actions pending or, to the Knowledge of Panavision, threatened in writing against any member of the Panavision Group for warranty costs that would reasonably be expected to exceed or have exceeded $250,000 individually or $2,000,000 in the aggregate.

(b) Except as has not been, or would not reasonably be expected to be, individually or in the aggregate, material to the Panavision Group, taken as a whole, each product manufactured or, to the Knowledge of Panavision, sold, leased or delivered by any member of the Panavision Group since January 1, 2016 has been in conformity in all material respects with all applicable product specifications, all applicable express warranties and all applicable Laws. Since January 1, 2016, there have not been any (i) products manufactured or, to the Knowledge of Panavision, sold, leased or delivered by any member of the Panavision Group that have been recalled or (ii) Actions (whether completed or pending) seeking the recall, suspension or seizure of any products manufactured or, to the Knowledge of Panavision, sold, leased or delivered by any member of the Panavision Group.

Section 4.29 Information Supplied. The information, taken as a whole, supplied or to be supplied in writing by any member of the Panavision Group for inclusion in the Shareholder Meeting Proxy Statement will, as of the date on which the Shareholder Meeting Proxy Statement is first mailed to the Pre-Closing Acquiror Holders and at the time of the Acquiror Shareholders’ Meeting, not (x) contain any untrue statement of a material fact or (y) omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.30 Customers and Vendors.

(a) Section 4.30(a) of the Panavision Disclosure Letter sets forth, as of the date of this Agreement, a list of the top twenty (20) customers and top twenty (20) vendors of the Panavision Group, in each case, based on the aggregate dollar value of the transaction volume of the Panavision Group with such counterparty during the trailing twelve (12) months for the period ending May 31, 2018, showing the approximate total sales to each such customer or purchases from each such vendor, as applicable, by the Panavision Group during such period (each such group of Persons, respectively, the “Top Panavision Customers” and the “Top Panavision Vendors”).

(b) Except as set forth in Section 4.30(b) of the Panavision Disclosure Letter, none of the Top Panavision Customers or the Top Panavision Vendors has informed any member of the Panavision Group in writing that it intends to, or, to the Knowledge of Panavision, has threatened in writing to, terminate, cancel or, other than in the ordinary course of business, materially limit or materially and adversely modify any of its existing or planned business with any member of the Panavision Group (other than due to the expiration of an existing contractual arrangement) and, to the Knowledge of Panavision, none of the Top Panavision Customers or the Top Panavision Vendors is otherwise involved in or has threatened in writing a material dispute against any member of the Panavision Group or has become insolvent or subject to bankruptcy proceedings.

Section 4.31 Takeover Statutes. The Panavision Board has taken or shall have taken all action prior to the Closing, to ensure that no restrictions included in any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation (including Section 203 of the DGCL) enacted under state or federal Law are applicable to the Transactions.

Section 4.32 Canadian Competition Act. Panavision and its Affiliates do not have assets in Canada that exceed CAD $50 million in aggregate value, nor do Panavision and its Affiliates have gross revenues from sales in, from or into Canada that exceed CAD $50 million, all as determined pursuant to Part IX of the Canadian Competition Act.

Section 4.33 No Additional Representations or Warranties. Notwithstanding the delivery or disclosure to Acquiror, any of its Affiliates or any of their respective Representatives or any other Person of any documentation or other information (including any financial projections or other supplemental data), except as expressly provided in this Article IV, or as may be separately stated in writing in the Ancillary Agreements, neither Panavision nor any of its Affiliates, nor any of their respective directors, officers, managers, employees, stockholders, partners, members or other Representatives (the “Panavision Related Group”), has made, or is making, and Panavision (on behalf of itself and each of them) expressly disclaims, any representation or warranty of any kind or nature, express or implied (including any representation or warranty of merchantability, usage, suitability or fitness for a particular purpose with respect to their assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood and agreed that, except as expressly provided in this Article IV, or as may be separately stated in writing in the Ancillary Agreements, such assets are being acquired “as is, where is” on the Closing Date and in their present condition), whatsoever to Acquiror, Panavision Acquisition Sub, SIM Acquisition Sub, their Affiliates or, with respect to the Transactions, any other Person (including with respect to the condition, value or quality of the acquired equity interests or businesses or assets of the Panavision Group). Without limiting the foregoing, no member of the Panavision Related Group shall be liable in respect of or have any liability or indemnification obligations to any Person with respect to the accuracy or completeness of any such documentation or other information provided to Acquiror, Panavision Acquisition Sub, SIM Acquisition Sub, any of their respective Affiliates or any other Person (including any Representatives of any of the foregoing) (including any information, documents, projections, forecasts or other material made available to Acquiror or any of its respective Affiliates or

Representatives in certain “data rooms” or management presentations or otherwise in expectation of the Transactions contemplated by this Agreement or any of the Ancillary Agreements or any discussion with respect to any of the foregoing information), unless and to the extent such documentation or other information is expressly included in any representation or warranty made in this Article IV or the Ancillary Agreements and there is Actual Fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SIM

Except as set forth in the disclosure letter delivered to Acquiror by SIM on the date of this Agreement (the “SIM Disclosure Letter”) (each section of which, subject to Section 14.9, qualifies the correspondingly numbered and lettered representations in this Article V or Article VI), SIM represents and warrants to Acquiror and SIM Acquisition Sub as follows:

Section 5.1 Corporate Organization. SIM has been duly incorporated and is validly existing as a corporation in good standing in Ontario and has the corporate power and authority to own, operate, use or lease all of its properties and assets and to conduct its business as it is now being conducted. SIM has previously made available to Acquiror true, correct and complete copies of the articles and bylaws of SIM, in each case, as amended to the date of this Agreement. SIM is duly licensed or qualified and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the ownership, operation, use or lease of its property is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified or in good standing has not been, or would not reasonably be expected to be, individually or in the aggregate, material to the SIM Group, taken as a whole.

Section 5.2 Subsidiaries. A complete list of each Subsidiary of SIM and its jurisdiction of incorporation, formation or organization, as applicable, is set forth in Section 5.2 of the SIM Disclosure Letter. The Subsidiaries of SIM have been duly incorporated, formed or organized and are validly existing and in good standing under the Laws of their respective jurisdictions of incorporation, formation or organization and have the requisite power and authority to own, operate, use or lease all of their properties and assets and to conduct their business as it is now being conducted. SIM has previously made available to Acquiror true, correct and complete copies of the governing documents of its Subsidiaries, in each case, as amended to the date of this Agreement. Each Subsidiary of SIM is duly licensed or qualified and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the ownership, operation, use or lease of its property is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not been, or would not reasonably be expected to be, individually or in the aggregate, material to the SIM Group, taken as a whole.

Section 5.3 Due Authorization. SIM has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which SIM is or will be a party and to consummate the Transactions and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which SIM is or will be a party and the consummation of the Transactions have been or will be, upon execution thereof, as applicable, duly and validly authorized and approved by the SIM Board and determined by the SIM Board as advisable to the SIM Shareholders. No corporate proceeding on the part of SIM or the SIM Sellers is necessary to authorize the entry into this Agreement by SIM or the entry into the Ancillary Agreements to which SIM is or will be a party or the transactions contemplated hereby or thereby. The SIM Board has duly adopted resolutions to recommend approval of this Agreement by the SIM Shareholders. This Agreement has been, and upon its execution and delivery, each of the Ancillary Agreements to which SIM is a party will be, duly and validly executed and delivered by SIM and, assuming due execution by the other parties hereto or thereto, this Agreement constitutes and, upon its execution and delivery, each of the Ancillary Agreements to which SIM is or will be a party will constitute, a legal, valid and binding obligation of SIM, enforceable against SIM in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.4 No Conflict. Except as set forth in Section 5.4 of the SIM Disclosure Letter, the execution and delivery by SIM of this Agreement and the Ancillary Agreements to which SIM is or will be a party, the performance by SIM of its obligations hereunder and thereunder and the consummation by SIM of the Transactions do not or will not, as applicable, (a) violate or conflict with any provision of, or result in the breach of, the certificate of incorporation, bylaws or other governing documents of any member of the SIM Group, (b) assuming all consents, waivers, approvals, authorizations, designations and notifications contemplated by Section 5.5 have been obtained and all filings contemplated by Section 5.5 have been made, violate or conflict with any provision of any Law applicable to any member of the SIM Group or its properties or assets or, with respect to any Governmental Order, give any Person the right to obtain any relief or exercise any remedy thereunder, (c) violate or conflict with any provision of, result in the breach of, constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, require any notice or consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of (or give rise to any penalty or modification of any obligation (including in the case of the SIM Real Property Leases, any change in the amount or nature of the rent resulting) under pursuant to the express terms of) any SIM Material Contract to which any member of the SIM Group is a party or by which it or its properties or assets may be bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any member of the SIM Group, except, in the case of clauses (b) through (d), to the extent that the occurrence of any of the foregoing has not been, or would not reasonably be expected to be, individually or in the aggregate, material to the SIM Group, taken as a whole.

Section 5.5 Governmental Authorities; Consents. No consent, waiver, approval or authorization of, designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of any member of the SIM Group with respect to the execution, delivery or performance by SIM of this Agreement and the Ancillary Agreements to which SIM is or will be a party or the consummation of the Transactions, except for (a) applicable requirements of the HSR Act and the Foreign Antitrust Approvals and the expiration of the applicable waiting period thereunder, and Investment Canada Act Approval, (b) any filings required by the Securities Act, the Exchange Act, state securities or “blue sky” Laws, the SEC or Nasdaq, and (c) any consents, waivers, approvals, authorizations, designations, declarations, filings or notifications, the absence of which would not prevent or materially delay or impair, or reasonably be expected to prevent or materially delay or impair, individually or in the aggregate, the ability of SIM to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party or to consummate the Transactions.

Section 5.6 Capitalization of SIM.

(a) As of the date of this Agreement, an unlimited number of common shares of SIM are authorized (the “SIM Capital Stock”), of which 701,401.60 such common shares are issued and outstanding (the “SIM Common Stock”). Section 5.6(a) of the SIM Disclosure Letter sets forth, as of the date of this Agreement, the record owners of the SIM Common Stock and the number of SIM Common Stock owned by each such record owner. The SIM Common Stock, together with the equity interests referenced in Section 5.6(b), constitutes all of the issued and outstanding equity interests of the Company as of the date hereof. All of the issued and outstanding SIM Common Stock has been duly authorized and validly issued, is fully paid and nonassessable, were not issued in violation of any preemptive rights and, at the Closing, will be free and clear of all Liens (other than Liens arising under applicable securities Laws, Liens of the type described in clause (h) of the definition of “Permitted Liens,” Liens arising under any of the Ancillary Agreements or those restrictions on transfer contained in the governing documents of SIM).

(b) As of the date of this Agreement, 83,276.08 shares of SIM Capital Stock were reserved for issuance pursuant to outstanding SIM Options. All shares of SIM Capital Stock subject to issuance under the SIM Stock Incentive Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(c) Except as set forth in Section 5.6(c) of the SIM Disclosure Letter or as may be granted or entered into prior to the Closing in accordance with Section 3.2(c), Section 3.2(d), Section 3.5 or Section 8.2, other than the SIM Equity Awards, SIM has not granted any outstanding options, stock appreciation rights, warrants or rights (including any preemptive rights) with respect to capital stock or equity interests of SIM or other securities convertible into or exchangeable or exercisable for shares of capital stock or equity interests of SIM, and there are no Contracts to which SIM is a party or bound of any kind (i) that may obligate SIM to issue, purchase, redeem, sell, vote or otherwise acquire any capital stock or equity interests of SIM, (ii) relating to options, stock appreciation rights, warrants or rights (including any preemptive rights) with respect to capital stock or equity interests of SIM or other securities convertible into or exchangeable or exercisable for shares of capital stock or equity interests of SIM or (iii) the value of which is determined by reference to capital stock or equity interests of SIM. No equity or equity-based compensation has been granted by SIM or any of its Subsidiaries to any existing or former employees or other service providers of the SIM Group other than pursuant to the SIM Stock Incentive Plan. The terms of the SIM Stock Incentive Plan and the applicable equity award agreements permit the treatment of the SIM Equity Awards as set forth in Section 3.2(c), Section 3.2(d) and Section 3.5 (as such sections relate to SIM Options).

(d) Except as may be entered into prior to the Closing in accordance with Section 8.2, other than the SIM Shareholders’ Agreement or the SIM Stock Incentive Plan or any applicable equity award or similar agreements with respect to any SIM Equity Awards, there are no stockholder agreements, investor rights agreements, registration rights agreements, voting agreements or trusts, proxies or other Contracts or understandings in effect to which SIM is a party or bound with respect to the voting, ownership, acquisition or transfer of any shares of capital stock or equity interests of SIM (including Contracts relating to rights of first refusal, co-sale rights or drag-along rights). Each grant of SIM Equity Awards was made in accordance with the terms of the SIM Stock Incentive Plan and applicable Law. SIM has made available to Acquiror true, correct and complete copies of each form of stock option agreement evidencing SIM Options. Each SIM Option (i) has an exercise price per share equal to or greater than the fair market value of a share of SIM Capital Stock on the date of such grant and (ii) has a grant date no later than the date on which the SIM Board, or compensation committee thereof, took action to grant such SIM Option. Section 5.6(d) of the SIM Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of each outstanding SIM Equity Award granted under the SIM Stock Incentive Plan and (A) the name of the holder of such SIM Equity Award, (B) if applicable, the exercise price, purchase price or similar pricing of such SIM Equity Award, (C) the date on which such SIM Equity Award was granted or issued, (D) the number of shares of SIM Capital Stock subject to such outstanding SIM Equity Award (vested and unvested) and (E) with respect to SIM Options, the date on which such SIM Option expires.

Section 5.7 Capitalization of Subsidiaries.

(a) Section 5.7(a) of the SIM Disclosure Letter sets forth, as of the date of this Agreement, with respect to each Subsidiary of SIM, the number of authorized shares of capital stock or equity interests of such Subsidiary, the number of issued and outstanding shares of capital stock or equity interests of such Subsidiary, the record owners thereof and the number of shares of capital stock or equity interests of such Subsidiary owned by each such record owner. All of the issued and outstanding shares of capital stock and equity interests of each Subsidiary of SIM have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of any preemptive rights and, at the Closing, will be free and clear of all Liens (other than Liens arising under applicable securities Laws, Liens of the type described in clause (h) of the definition of “Permitted Liens,” Liens arising under any of the Ancillary Agreements or those restrictions on transfer contained in the governing documents of the applicable Subsidiary of SIM).

(b) Except as set forth in Section 5.7(b) of the SIM Disclosure Letter or as may be issued, granted or entered into prior to the Closing in accordance with Section 3.2(c), Section 3.2(d), Section 3.5 or Section 8.2, there are no outstanding options, stock appreciation rights, subscriptions, warrants or rights (including any preemptive rights) with respect to capital stock or equity interests of any Subsidiary of SIM or other securities convertible into or exchangeable or exercisable for shares of capital stock or equity interests of any Subsidiary of SIM, and there are no Contracts to which any member of the SIM Group is a party or bound of any kind (i) that may obligate any Subsidiary of SIM to issue, purchase, redeem, sell, vote or otherwise acquire any capital stock or equity interests of such Subsidiary, (ii) relating to options, stock appreciation rights, subscriptions, warrants or rights (including any preemptive rights) with respect to capital stock or equity interests of any Subsidiary of SIM or other securities convertible into or exchangeable or exercisable for shares of capital stock or equity interests of any Subsidiary of SIM or (iii) the value of which is determined by reference to shares of capital stock or equity interests of any Subsidiary of SIM.

(c) Except as may be entered into prior to the Closing in accordance with Section 8.2, there are no stockholder agreements, investor rights agreements, registration rights agreements, voting agreements or trusts, proxies or other Contracts or understandings in effect with respect to the voting, ownership, acquisition or transfer of any shares of capital stock or equity interests in Subsidiaries of SIM (including Contracts relating to rights of first refusal, co-sale rights or drag-along rights).

(d) Except for interests in their respective Subsidiaries or as may be permitted prior to the Closing in accordance with Section 8.2, no member of the SIM Group owns, directly or indirectly, any interest or investment in the form of equity in, and no member of the SIM Group is subject to any obligation or requirement to provide for or make any investment in, any Person (other than another member of the SIM Group).

Section 5.8 Financial Statements; Internal Controls.

(a) Attached as Section 5.8(a) of the SIM Disclosure Letter are true, correct and complete copies of (i) the audited consolidated balance sheets of the SIM Group as of December 31, 2017 and December 31, 2016 and the audited consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows of the SIM Group for the years ended December 31, 2017, December 31, 2016 and December 31, 2015 (collectively, the “SIM Audited Financial Statements”), and (ii) the draft unaudited consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ equity and cash flows of the SIM Group as of and for the quarter ended June 30, 2018 (the “SIM Unaudited Financial Statements” and, together with the SIM Audited Financial Statements, the “SIM Financial Statements”).

(b) Except as set forth in Section 5.8(b) of the SIM Disclosure Letter, the SIM Financial Statements (i) fairly present in all material respects the consolidated financial position of the SIM Group, as at the respective dates thereof, and the consolidated results of operations, income, changes in stockholders’ equity (deficit) and cash flows for the respective periods then ended (subject, in the case of the SIM Unaudited Financial Statements, to the absence of normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with IFRS applied on a consistent basis during the periods involved (except, in the case of the SIM Audited Financial Statements, as may be indicated in the notes thereto and subject, in the case of the SIM Unaudited Financial Statements, to the absence of footnotes and normal year-end audit adjustments (none of which is expected to be material)), (iii) in the case of the SIM Audited Financial Statements, were audited in accordance with IFRS, (iv) were prepared from, and are in accordance with, the Books and Records of the SIM Group and (v) when delivered by SIM for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.7, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof.

(c) The SIM Group maintains and, for all periods covered by the SIM Financial Statements, has maintained (i) Books and Records of the SIM Group in the ordinary course of business that accurately and fairly reflect the transactions and dispositions of the assets of the SIM Group in all material respects and (ii) a system of internal accounting controls sufficient to provide, in all material respects, reasonable assurances (w) that transactions, receipts and expenditures of the SIM Group are being executed and made only in accordance with appropriate authorizations of management of SIM, (x) that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets, (y) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the SIM Group and (z) that accounts, notes and other receivables and Inventory are recorded accurately. Since January 1, 2015, no member of the SIM Group has received from its independent auditors any written notification of any (x) “significant deficiency” in the internal controls over financial reporting of the SIM Group, (y) “material weakness” in the internal controls over financial reporting of the SIM Group or (z) fraud, whether or not material, that involves management or other employees of the SIM Group who have a significant role in the internal controls over financial reporting of the SIM Group.

(d) Except as set forth in Section 5.8(d) of the SIM Disclosure Letter, no member of the SIM Group is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 5.9 No Undisclosed Liabilities. Except as set forth in Section 5.9 of the SIM Disclosure Letter, as of the date of this Agreement, there is no liability, Indebtedness or obligation of, or claim or judgment against, any member of the SIM Group (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) that would be required to be disclosed on a consolidated balance sheet of the SIM Group prepared in accordance with IFRS, applied on a basis consistent with past practice, except for liabilities, Indebtedness, obligations, claims or judgments (a) reflected or reserved for in the SIM Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the SIM Audited Financial Statements in the ordinary course of business consistent with past practice of the SIM Group or (c) that have not been, or would not reasonably be expected to be, individually or in the aggregate, material to the SIM Group, taken as a whole.

Section 5.10 Litigation. Except (a) as set forth in Section 5.10 of the SIM Disclosure Letter and (b) for Actions relating to Taxes (as to which certain representations and warranties are made pursuant to Section 5.15), as of the date of this Agreement, there are no, and since January 1, 2016, there have not been any, material Actions pending or, to the Knowledge of SIM, threatened in writing against any member of the SIM Group or, to the Knowledge of SIM, any of the directors, officers, managers or employees of the SIM Group (in his or her capacity as such). As of the date of this Agreement, there is no outstanding material Governmental Order imposed upon any member of the SIM Group, nor are any properties or assets (including the SIM Real Property) of the SIM Group bound by or subject to any material Governmental Order.

Section 5.11 Compliance with Laws. Except as set forth in Section 5.11 of the SIM Disclosure Letter, each member of the SIM Group is, and since January 1, 2015 has been, in compliance with all applicable Laws in all material respects. Since January 1, 2015, no member of the SIM Group has received written notice from any Governmental Authority alleging any material violation of any applicable Law.

Section 5.12 Contracts; No Defaults.

(a) Section 5.12(a) of the SIM Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xxi) below to which any member of the SIM Group is a party or by which any member of the SIM Group is bound, in each case, as of the date of this Agreement (collectively, the “SIM Material Contracts”):

(i) Contracts (other than non-continuing purchase orders) with any of the Top SIM Customers or the Top SIM Vendors;

(ii) Contracts evidencing Indebtedness, in each case, involving an outstanding balance or amount in excess of $200,000;

(iii) Contracts for the acquisition or disposition of any equity interests in, or any business unit or material assets of, any Person (other than Inventory in the ordinary course of business), in each case, whether by merger, consolidation, combination, the purchase or sale of stock or assets or otherwise, involving payments in excess of $400,000, other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing with respect to any member of the SIM Group;

(iv) all leases, lease guaranties, subleases, sub-subleases, licenses, concession Contracts, occupancy Contracts and other Contracts for the leasing, use or occupancy of the SIM Real Property (collectively, the “SIM Real Property Leases”);

(v) Contracts pursuant to which any member of the SIM Group is a lessor of any personal property (including Inventory) involving payments in excess of $200,000 in any calendar year after the date hereof;

(vi) Contracts creating or governing any joint venture, partnership or limited liability company with any Person who is not a member of the SIM Group (excluding, for the avoidance of doubt, Contracts with suppliers, customers or distributors of the SIM Group entered into in the ordinary course of business);

(vii) Contracts between or among any members of the SIM Group, except for those entered into in the ordinary course of business;

(viii) Contracts with (A) any current officer, employee or individual who is an independent contractor of any member of the SIM Group who receives annual base compensation (excluding bonus and other benefits) in excess of $200,000 or (B) any employee or individual who is an independent contractor of any member of the SIM Group that provide for change in control, retention or similar bonuses;

(ix) Contracts containing (A) covenants prohibiting or limiting in any material respect the right of any member of the SIM Group to engage in any line of business in any geographic area or to compete with any Person or (B) any exclusive rights, rights of first refusal or rights of first offer in favor of any Person who is not a member of the SIM Group;

(x) stockholder agreements, investor rights agreements, registration rights agreements, voting agreements or trusts, proxies or other Contracts or understandings in effect with respect to the voting, ownership, acquisition or transfer of any equity interests in any member of the SIM Group (including Contracts relating to rights of first refusal, co-sale rights or drag-along rights with respect to any equity interests in any member of the SIM Group);

(xi) collective bargaining agreements or Contracts with any labor union, works council or other body representing employees of any member of the SIM Group;

(xii) Contracts (including license agreements) pursuant to which any member of the SIM Group (A) grants to a third Person the right to use material Intellectual Property of the SIM Group or (B) is granted by a third Person the right to use Intellectual Property that is material to the SIM Group (in each case other than Contracts containing non-exclusive rights to Intellectual Property granted or received by the SIM Group in the ordinary course of business);

(xiii) Contracts requiring, or the performance of which is reasonably expected to result in, capital expenditures after the date of this Agreement in an amount in excess of $200,000 in any calendar year;

(xiv) Contracts that grant to any third Person (A) any “most favored nation” rights with respect to pricing or (B) price guarantees for a period greater than one year from the date of this Agreement and require aggregate future payments to any member of the SIM Group in excess of $120,000 in any calendar year;

(xv) Contracts entered into since January 1, 2015 reflecting the settlement of any Actions involving the payment or receipt of greater than $60,000 individually after the date hereof, that subject any member of the SIM Group to any material non-monetary obligation or that are otherwise, individually or in the aggregate, material to the SIM Group, taken as a whole;

(xvi) any power of attorney or similar agreement to which any member of the SIM Group is a party (other than any power of attorney or similar agreement granted (A) to local attorneys, agents or accountants or their respective firms for the purposes of registrations, filings or corporate formation, Tax filings or administration matters for corporate entities or other similar matters (including any such agreement or arrangement relating to the import or export of products with a customs broker or other similar representative) or (B) with respect to any other member of the SIM Group) involving any payments after the date hereof, by any member of the SIM Group;

(xvii) interest rate, currency or other hedging Contracts;

(xviii) any SIM Related Party Contract;

(xix) any Government Contract involving payments by or to any member of the SIM Group in excess of $100,000 in the calendar year immediately preceding the date of this Agreement or the portion of the year in which the Closing occurs;

(xx) sales agency, manufacturer’s representative, marketing or distributorship Contracts, in each case involving payments by or to any member of the SIM Group in excess of $100,000 in the calendar year immediately preceding the date of this Agreement or the portion of the year in which the Closing occurs or that are reasonably expected to involve payment by or to any member of the SIM Group in excess of $100,000 in the calendar year 2018; and

(xxi) Contracts (other than non-continuing purchase orders) not of the types described above in this Section 5.12(a) that (A) involve consideration in excess of $300,000 in the calendar year immediately preceding the date hereof or that are reasonably expected to involve consideration in excess of $300,000 in the calendar year 2018 and (B)(1) that are, in each case, not terminable without penalty upon less than ninety (90) days’ prior written notice by the applicable member of the SIM Group or (2) that require performance by any party more than one (1) year from the date of this Agreement.

(b) True, correct and complete copies of the written SIM Material Contracts have been made available to Acquiror or its Representatives, together with all amendments and modifications thereto. As of the date of this Agreement, all of the SIM Material Contracts are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the member of the SIM Group party thereto and, to the Knowledge of SIM, each of the other parties thereto. As of the date of this Agreement, each member of the SIM Group has performed in all material respects all respective material obligations required to be performed by it under the SIM Material Contracts as of the date hereof and no member of the SIM Group or, to the Knowledge of SIM, any other party thereto is in material breach of or material default under any SIM Material Contract. As of the date of this Agreement, no member of the SIM Group has received any written claim or notice of termination or material breach of or material default under any SIM Material Contract and, to the Knowledge of SIM, no event has occurred that, individually or in the aggregate, would reasonably be expected to result in a material breach of or a material default under any SIM Material Contract (in each case, with or without notice or lapse of time or both).

Section 5.13 Benefit Plans.

(a) Section 5.13(a) of the SIM Disclosure Letter sets forth a true, correct and complete list of each Benefit Plan entered into, maintained, sponsored, contributed to or required to be contributed to by any member of the SIM Group for the benefit of any current or former employee, officer, director or individual consultant of SIM or any of its Subsidiaries, or to which any member of the SIM Group is a party or has or may have any liability (each, a “SIM Benefit Plan”). SIM has made available to Acquiror, with respect to each such SIM Benefit Plan, true, correct and complete copies of (as applicable): (i) the most recent plan document (or, if not written, a written summary of its material terms), trust agreements, insurance contracts or other funding vehicles and, in each case, all amendments thereto, (ii) the most recent summaries and summary plan descriptions, including any summary of material modifications, if any, required under ERISA, (iii) the most recent annual reports (Form 5500 series), including applicable schedules and attachments thereto, (iv) the most recent actuarial reports or other financial statements relating to such SIM Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to such SIM Benefit Plan intended to be qualified under Section 401(a) of the Code and any pending request for such a determination letter and (vi) all material non-routine filings and communications received from or sent to any Governmental Authority relating to such SIM Benefit Plan.

(b) (i) Each SIM Benefit Plan has been established, maintained and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code, (ii) all contributions and premium payments that are due with respect to any SIM Benefit Plan on or before the date hereof have been timely made, or to the extent not yet due, have been accrued in accordance with GAAP or IFRS (as applicable) and (iii) each SIM Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or is entitled to rely on a favorable advisory letter or opinion letter from the IRS, in either case, that has not been revoked, and to the Knowledge of SIM, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such SIM Benefit Plan. No member of the SIM Group has incurred or could reasonably be expected to incur any material penalty or Tax (whether or not assessed) under Section 4980H or Section 4980D of the Code related to the applicable requirements of the Affordable Care Act.

(c) Except as would reasonably be expected to be, individually or in the aggregate, material to the SIM Group, taken as a whole, neither SIM nor, to the Knowledge of SIM, any “party in interest” or “disqualified person” with respect to any SIM Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any SIM Benefit Plan.

(d) With respect to each SIM Benefit Plan, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of SIM, threatened in writing, except for any such Action that is not, or would not reasonably be expected to be, individually or in the aggregate, material to the SIM Group, taken as a whole.

(e) No SIM Benefit Plan is, and neither any member of the SIM Group nor any ERISA Affiliate thereof sponsors, maintains, contributes to, or has, sponsored, maintained, contributed to, or had, any actual or contingent liability with respect to: (i) a Multiemployer Plan; (ii) a plan that is subject to Section 302 of Title IV of ERISA or Section 412 or 4971 of the Code; (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code); (iv) a “multiple employer welfare arrangement” (within the meaning of 3(40) of ERISA); or (v) a “multiemployer pension plan” (as defined or contemplated in applicable pension benefits legislation of any jurisdiction of Canada). No member of the SIM Group has any liability in respect of, or obligation to provide, any health, life insurance or other welfare benefits to any current or former employee of the SIM Group after retirement or other termination of employment or service, whether under a SIM Benefit Plan or otherwise, other than health continuation coverage pursuant to COBRA where the full cost thereof is borne entirely by the former employee (or beneficiary thereof).

(f) With respect to each Multiemployer Plan of the SIM Group (if any), in the past six (6) years, (i) no unsatisfied withdrawal liability within the meaning of Title IV of ERISA (whether or not asserted by such Multiemployer Plan and whether or not for a partial or complete withdrawal) has been assessed against any member of the SIM Group and (ii) no member of the SIM Group has received written notice that any such Multiemployer Plan has undergone or is expected to undergo a mass withdrawal or termination (or treatment of a plan amendment as termination).

(g) Except as set forth in Section 5.13(g) of the SIM Disclosure Letter, each member of the SIM Group has complied in all material respects with Section 409A of the Code with respect to any compensation paid or payable pursuant to any SIM Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code).

(h) No member of the SIM Group has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director or other individual service provider of the SIM Group for any tax incurred by such individual under Section 409A or 4999 of the Code.

(i) Except as set forth in Section 5.13(i) of the SIM Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director or other individual service provider of the SIM Group to any severance, termination, retention, change in control or other similar payment or benefit, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting or trigger any payment or funding of any compensation or benefits under any SIM Benefit Plan or (iii) increase the amount of compensation due any such employee, officer, director or other individual service provider. Except as set forth in Section 5.13(i) of the SIM Disclosure Letter, no amounts that could be received (whether in cash or property or the vesting of property) either individually or in combination with any other such payment, as a result of the consummation of the Transactions, either alone or in combination with another event under any SIM Benefit Plan or otherwise will constitute an “excess parachute payment” under 280G of the Code.

(j) With respect to each SIM Benefit Plan subject to the Laws of any jurisdiction outside the United States, (i) each such SIM Benefit Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities, (ii) if intended to qualify for special Tax treatment, such SIM Benefit Plan meets all material requirements for such treatment and (iii) if required under applicable Law to be funded or book reserved, such SIM Benefit Plan is funded or book reserved, as appropriate, in all material respects to the extent so required by applicable Law. Each SIM Benefit Plan subject to the Laws of any jurisdiction outside the United States that provides retirement benefits is a defined contribution or capital accumulation plan.

Section 5.14 Labor Relations; Employees.

(a) Except as set forth in Section 5.14(a) of the SIM Disclosure Letter, (i) no member of the SIM Group is a party to or bound by any collective bargaining agreement, voluntary recognition agreement, works council agreement, labor agreement or any similar Contract, (ii) no such Contract is being negotiated by any member of the SIM Group, and (iii) no employees of the SIM Group are represented by a union, works council or other labor organization with respect to their employment with the SIM Group. No labor union, labor organization, works council or group of employees of the SIM Group has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(b) Except as set forth in Section 5.14(b) of the SIM Disclosure Letter, since January 1, 2015, there has been no labor grievance, labor arbitration, unfair labor practice charge, strike, slowdown, work stoppage, lockout or other labor dispute against or affecting any member of the SIM Group or, to the Knowledge of SIM, threatened in writing; nor is there, to the Knowledge of SIM, any labor organization activity pending or threatened in writing against any employee or member of the SIM Group.

(c) The SIM Group has satisfied any pre-signing legal or contractual requirement to provide notice or information to, or to enter into any consultation procedure with, any labor union, labor organization or works council that is representing any employee in connection with the execution of this Agreement or the consummation of the Transactions. The execution of this Agreement and the consummation of the Transactions will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or other labor-related Contract to which any member of the SIM Group is a party or bound.

(d) Except as set forth in Section 5.14(d) of the SIM Disclosure Letter, the SIM Group is, and since January 1, 2015 has been, in compliance in all respects with all applicable Laws respecting labor and employment, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination and human rights, disability rights, accessibility and benefits, equal opportunity, affirmative action, pay equity, workers’ compensation, labor relations, employee leave of absence, unemployment insurance, labor relations, obligations under the National Labor Relations Act and any notice and other requirements under the Workers’ Adjustment and Retraining Notification Act and any similar state or applicable Law. Since January 1, 2015, no member of the SIM Group has received written notice of (A) any unfair labor practice charge or complaint pending or, to the Knowledge of SIM, threatened before the National Labor Relations Board or any other Governmental Authority against any member of the SIM Group, (B) any complaints, grievances or arbitrations arising out of any collective bargaining agreement, (C) any charge or complaint with respect to or relating to any member of the SIM Group pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, or (D) any Action pending or, to the Knowledge of SIM, threatened in any forum by or on behalf of any present or former employee of any member of the SIM Group, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(e) To the Knowledge of SIM, in the last three (3) years, no written allegations of sexual harassment have been made against (i) any officer of the SIM Group or (ii) any employee of the SIM Group at a level of Vice President or above or any employee of the SIM Group who supervises five (5) or more employees of the SIM Group.

(f) To the Knowledge of SIM, no employee of the SIM Group with annual base salary in excess of $200,000 has provided written notice at least sixty (60) days prior to the date of this Agreement of his or her intent to terminate employment.

(g) Except as would not result in material liability for the SIM Group, no member of the SIM Group is delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(h) To the Knowledge of SIM, no present or former employee or independent contractor of any member of the SIM Group with an annual base salary in excess of $200,000 is in material violation of any term of any employment agreement, restrictive covenant, nondisclosure obligation or fiduciary duty (i) to any member of the SIM Group or (ii) to a former employer or engager of any such individual relating (A) to the right of any such individual to work for or provide services to any member of the SIM Group or (B) to the knowledge or use of trade secrets or proprietary information.

(i) No member of the SIM Group is, as of the date hereof, a “contractor” or “subcontractor” as defined by Executive Order 11246 or is required under applicable Law to maintain an affirmative action plan.

Section 5.15 Taxes.

(a) All material Tax Returns required to be filed by or with respect to any member of the SIM Group have been duly and timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects, and all material Taxes (other than Taxes being contested in good faith and for which adequate reserves have been maintained in accordance with IFRS) that are required to be paid by or with respect to any member of the SIM Group (whether or not shown on any Tax Return) have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, every member of the SIM Group has made due and sufficient accruals for any material amounts of such Taxes in the SIM Financial Statements and/or the Books and Records of the SIM Group in accordance with IFRS, and no member of the SIM Group has received any refund of Taxes to which, to the Knowledge of SIM, it is not entitled.

(b) Except as would not have a SIM Material Adverse Effect, since the date of the last Tax Return filing, no member of the SIM Group has engaged in a transaction (other than transactions entered into in the ordinary course of business) that could reasonably be expected to result in a material Tax liability that has not been accrued for.

(c) There are no Liens for any material Taxes (other than Permitted Liens) on any property or assets of any member of the SIM Group.

(d) No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against any member of the SIM Group that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been maintained in accordance with IFRS.

(e) There are no ongoing or pending Actions or Actions threatened in writing with respect to any material Taxes of any member of the SIM Group, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect or outstanding with respect to any Taxes of any member of the SIM Group.

(f) There is no pending claim for a material refund filed by or with respect to any member of the SIM Group with respect to Taxes previously paid.

(g) No member of the SIM Group has made a request for an advance Tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any material Taxes.

(h) No member of the SIM Group is a party to, bound by or has any liability or obligation under any Tax allocation, indemnification, sharing or similar agreement or arrangement (other than Contracts entered into in the ordinary course of business and that do not relate primarily to Taxes).

(i) During the two (2)-year period ending on the date of this Agreement, no member of the SIM Group has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was purported, or intended, to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-United States Law).

(j) No member of the SIM Group (i) is or has ever been a member of an affiliated group filing a consolidated or similar income Tax Return for federal, state, local or non-United States Tax purposes (other than any such group the common parent of which is SIM) and (ii) has any liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-United States Law) or as a transferee or successor or by contract (other than Contracts entered into in the ordinary course of business and that do not relate primarily to Taxes).

(k) No member of the SIM Group has received written notice from any jurisdiction in which such member currently does not file Tax Returns claiming that such member is or may be required to file Tax Returns in such jurisdiction that has not been resolved.

(l) No member of the SIM Group has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any similar provision of state, local or foreign Law).

(m) No member of the SIM Group is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) No member of the SIM Group will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in accounting method under Section 481 of the Code (or any similar provision of state, local or foreign Law) for a Tax period (or a portion thereof) ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a Tax period (or a portion thereof) ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) entered into on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) intercompany transaction described in the Treasury Regulations under Section 1502 of the Code entered into on or prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date or (vii) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law).

(o) The last taxable year of each member of the SIM Group for U.S. federal income tax purposes (determined assuming such member were subject to U.S. federal income taxes) that began before January 1, 2018 ended on December 31, 2017.

(p) No power of attorney that is currently in force (other than powers of attorney granted in the ordinary course of business related to the preparation or filing of Tax Returns) has been granted by or with respect to any member of the SIM Group with respect to any matter relating to Taxes that will not be terminated prior to the Closing Date.

(q) To the Knowledge of SIM, each member of the SIM Group is and has at all times been a resident for Tax purposes in its place of incorporation or organization and is not and has not at any time been treated as resident, or having a permanent establishment or other place of business, in any other jurisdiction for any Tax purpose.

(r) No member of the SIM Group that is organized outside the United States holds material assets that constitute “United States property” within the meaning of Section 956 of the Code and that give rise to a material gross income inclusion under Section 951(a)(1)(B) of the Code (taking into account Section 959 of the Code).

(s) Each member of the SIM Group has duly and timely withheld from any amount paid or credited, or deemed paid or credited, by it to or for the account or benefit of any Person the amount of all Taxes and other deductions required by any Law to be withheld from any such amount and has duly and timely remitted the same to the appropriate Governmental Authority. Each member of the SIM Group required by applicable Law to be registered under Part IX of the Excise Tax Act (Canada) with respect to goods and services tax and/or harmonized sales tax, and, where applicable, under any similar provincial or other jurisdictions’ valued-added or sales tax Law, is duly registered under such Law. Each member of the SIM Group has collected, paid and remitted to the appropriate Governmental Authority when required by Law to do so, all amounts collected by it, deemed to have been collected by it or that should have been collected or paid on account of all Taxes under Part IX of the Excise Tax Act (Canada), and, where applicable, under any similar provincial or other jurisdictions’ value-added or sales tax Law.

(t) For all transactions between any member of the SIM Group that is a resident of Canada and any non-resident Person with whom such member was not dealing at arm’s length during a taxation year ending on or before the Closing Date, such member has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act.

(u) None of the members of the SIM Group has claimed or will claim, any amount as reserve under any one or more of subparagraph 40(1)(a)(iii), paragraph 20(1)(m) or 20(1)(n) of the Income Tax Act if any such amount could be included in the income of such member for a period ending after the Closing Date.

(v) There are no circumstances existing that could result in, or that have existed and have resulted in, the application of (i) section 78, 79, 80, 80.01, 80.02, 80.03 or 80.04 of the Income Tax Act or any analogous provision of any comparable Law of any province or territory of Canada or (ii) section 160 of the Income Tax Act or section 325 of the Excise Tax Act (Canada) (or any equivalent section in any other Law) to any member of the SIM Group.

Section 5.16 Brokers’ Fees. Except as set forth in Section 5.16 of the SIM Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of any member of the SIM Group or its Affiliates.

Section 5.17 Insurance. Section 5.17 of the SIM Disclosure Letter contains a list of all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, any member of the SIM Group as of the date of this Agreement (each such policy, a “SIM Insurance Policy”). Each of the SIM Insurance Policies is in full force and effect and all premiums due and payable thereon covering periods up until the Closing have been paid in all material respects as of the date hereof. As of the date hereof, there is no material claim pending under any of the SIM Insurance Policies as to which coverage has been questioned, denied or disputed, in each case, in writing by the underwriters of such policies. As of the date of this Agreement, no member of the SIM Group has received a written notice of cancellation, non-renewal or material premium increase of any SIM Insurance Policy.

Section 5.18 Permits. The SIM Group has all material Permits necessary under applicable Law to permit the members of the SIM Group to own, operate, use, lease and maintain their assets (including the SIM Real Property) in the manner in which they are as of the date hereof owned, operated, used, leased and maintained and to conduct the business of the SIM Group as currently conducted as of the date hereof in all material respects (each, a “SIM Permit”). Each SIM Permit is valid, binding and in full force and effect, except as is not, or would not reasonably be expected to be, individually or in the aggregate, material to the SIM Group, taken as a whole. Section 5.18 of the SIM Disclosure Letter sets forth a list of the SIM Permits. No member of the SIM Group is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any SIM Permit, except as is not, or would not reasonably be expected to be, individually or in the aggregate, material to the SIM Group, taken as a whole.

Section 5.19 Equipment and Other Tangible Property.

(a) Except as set forth in Section 5.19(a) of the SIM Disclosure Letter, the SIM Group has good and marketable title to all of the material personal property and valid leasehold interests in all of the material leased personal property assets of the SIM Group, free and clear of all Liens (other than Permitted Liens), except for assets disposed of, leased to a third party or otherwise consumed in the ordinary course of business.

(b) All such material personal property and material leased personal property assets of the SIM Group described in clause (a) are structurally sound and in good operating condition and repair (ordinary wear and tear excepted), are saleable or leasable (as applicable) in the ordinary course of business consistent with past practice and are suitable for their present uses, except as is not, or would not reasonably be expected to be, individually or in the aggregate, material to the SIM Group, taken as a whole.

(c) The tangible and real property assets owned by or leased to the SIM Group as of the date of this Agreement constitute substantially all of the tangible and real property assets used by the SIM Group to operate the business of the SIM Group in all material respects as it is conducted on the date of this Agreement.

Section 5.20 Real Property.

(a) No member of the SIM Group owns, has owned or is subject to any agreement to purchase or acquire any freehold interest in any real property.

(b) Section 5.20(b) of the SIM Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of all SIM Real Property and all SIM Real Property Leases pertaining to such SIM Real Property. With respect to each parcel of SIM Real Property:

(i) A member of the SIM Group holds a valid and existing leasehold estate in such SIM Real Property, free and clear of all Liens (other than Permitted Liens or as set forth in Section 5.20(b) of the SIM Disclosure Letter).

(ii) The SIM Real Property constitutes all of the real property owned, operated, used, leased or otherwise occupied by any member of the SIM Group as of the date hereof. To the Knowledge of SIM, as of the date hereof, the applicable member of the SIM Group’s possession and quiet enjoyment of the SIM Real Property under the applicable SIM Real Property Lease has not been materially disturbed and there are no material disputes with respect to such SIM Real Property Lease.

(iii) Except as set forth in Section 5.20(b)(iii) of the SIM Disclosure Letter, there are no other leases, subleases, licenses, occupancy Contracts, options, rights or other Contracts or arrangements for real property affecting the SIM Real Property or to which any member of the SIM Group is bound. As of the date hereof, a member of the SIM Group owns all of the lessee’s, tenant’s, sublessee’s or licensee’s interest under the SIM Real Property Leases and, except for any Permitted Liens, has not assigned, subleased, transferred, mortgaged, deeded in trust, pledged or otherwise hypothecated or encumbered any such interest, in whole or in part. There are no material brokerage or leasing commissions, or any similar material charges or commissions, due in connection with any of the SIM Real Property Leases that will be binding on Acquiror or any of its respective Affiliates or Representatives after the Closing.

(iv) To the Knowledge of SIM, as of the date hereof, there are no condemnation, eminent domain or similar proceedings pending or threatened in writing affecting any portion of the SIM Real Property. To the Knowledge of SIM, as of the date hereof, there are no claims pending or threatened in writing, initiated by, or on behalf of, any member of the SIM Group to change or redefine the zoning or land use classification, and no member of the SIM Group has received written notice of any such claim, in each case, with respect to any of the SIM Real Property.

(v) As of the date hereof, the SIM Real Property is in good condition and repair, ordinary course wear and tear excepted, and is sufficient for the uses in which such property is employed as of the date hereof, except as is not, or would not reasonably be expected to be, individually or in the aggregate, material to the SIM Group, taken as a whole.

Section 5.21 Intellectual Property.

(a) Section 5.21(a) of the SIM Disclosure Letter lists each material item of Intellectual Property owned by any member of the SIM Group as of the date of this Agreement and registered or applied for with a Governmental Authority, whether applied for or registered in the United States or internationally as of the date of this Agreement (“SIM Registered Intellectual Property”). A member of the SIM Group is the sole and exclusive beneficial and record owner of all right, title and interest in and to the SIM Registered Intellectual Property items set forth in Section 5.21(a) of the SIM Disclosure Letter, free and clear of any Lien (other than Permitted Liens). To the Knowledge of SIM, all such SIM Registered Intellectual Property is subsisting, valid and enforceable.

(b) To the Knowledge of SIM, the SIM Group is not interfering with, infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person, except for any interference, infringement, misappropriation or other violation that has not been, or would not reasonably be expected to be, individually or in the aggregate, material to the SIM Group, taken as a whole, and there is no material Action pending or, to the Knowledge of SIM, threatened in writing to which any member of the SIM Group is a named party alleging the interference, infringement, misappropriation or other violation by any member of the SIM Group of any Intellectual Property of any third Person. There are no Governmental Orders to which any member of the SIM Group is subject with respect to any material Intellectual Property.

(c) Except as set forth in Section 5.21(c) of the SIM Disclosure Letter, to the Knowledge of SIM, as of the date of this Agreement, (i) no Person is interfering with, infringing upon, misappropriating or otherwise violating any Intellectual Property of any member of the SIM Group in any material respect and (ii) the SIM Group has not sent to any Person in the past two (2) years any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property of any member of the SIM Group.

(d) The SIM Group takes commercially reasonable measures to protect the confidentiality of its trade secrets and its other material confidential or proprietary information, know-how and processes. To the Knowledge of SIM, there has not been any unauthorized disclosure of or unauthorized access to any trade secrets or other material confidential or proprietary information, know-how and processes of any member of the SIM Group to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to, such information, know-how or processes, except as has not been, or would not reasonably be expected to be, individually or in the aggregate, material to the SIM Group, taken as a whole. The SIM Group has implemented reasonable infrastructure security measures that are no less than applicable industry standards (including, for any location that processes film materials, Motion Picture Association of America standards) and that are designed to prevent the loss, damage, theft and unauthorized access or copying or use of third-party materials.

(e) The SIM Group is in compliance in all material respects with applicable Law, as well as its own policies, relating to data privacy, data protection and the collection and use of personal information collected, used or held for use by the SIM Group, and there are no Actions to which any member of the SIM Group is a named party pending or, to the Knowledge of SIM, threatened in writing against any member of the SIM Group alleging a violation of any third Person’s privacy or personal information rights. To the Knowledge of SIM, (i) there have been no material security breaches in the information technology systems of the SIM Group or of third Persons to the extent used by or on behalf of the SIM Group and, (ii) there have been no disruptions in any information technology systems that materially adversely affected the business or operations of the SIM Group. With respect to the software used or held for use in the business of the SIM Group, to the Knowledge of SIM, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the SIM Group or customers of the SIM Group.

Section 5.22 Environmental Matters. Except as set forth in Section 5.22 of the SIM Disclosure Letter:

(a) The SIM Group is and, since January 1, 2013, has been in compliance in all material respects with all Environmental Laws.

(b) Except as set forth in Section 5.22(b) of the SIM Disclosure Letter, there has been no release of any Hazardous Materials by any member of the SIM Group (or for which they have retained or assumed liability either contractually or by operation of Law) at, in, on or under any SIM Real Property or in connection with any member of the SIM Group’s operations off-site of the SIM Real Property or, to the Knowledge of SIM, at, in, on or under any formerly owned or leased real property during the time that any member of the SIM Group owned or leased such property, in each case to the extent giving rise to any material liabilities under Environmental Laws.

(c) No member of the SIM Group is subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by any member of the SIM Group or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No Action is pending or, to the Knowledge of SIM, threatened in writing alleging the SIM Group’s non-compliance in any material respect with or material liability under Environmental Laws.

(e) There are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of, or exposure to, any Hazardous Materials, that could reasonably be expected to form the basis of any material Action under any Environmental Law against any member of the SIM Group or, to the Knowledge of SIM, against any Person whose liability for any such Action any member of the SIM Group has retained or assumed either contractually or by operation of Law.

Section 5.23 Absence of Changes.

(a) Since the date of the most recent audited balance sheet included in the SIM Financial Statements, (i) there has not been any SIM Material Adverse Effect, (ii) the SIM Group has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice and (iii) no member of the SIM Group has suffered any material loss, damage or destruction or other material casualty affecting its material properties or assets, whether or not covered by insurance.

(b) Except as set forth in Section 5.23(b) of the SIM Disclosure Letter, since the date of the most recent audited balance sheet included in the SIM Financial Statements through the date hereof, no member of the SIM Group has taken or failed to take any action that, if taken or failed to be taken following the date of this Agreement and prior to the Closing, would require the consent of Acquiror pursuant to clauses (a), (b), (d), (g), (h), (i), (j), (k), (q) or (v) of Section 8.2.

Section 5.24 Related Party Transactions. Except for equity ownership or employment relationships (including any employment or similar Contract), any Ancillary Agreement, as set forth in Section 5.24 of the SIM Disclosure Letter, or any transaction, Contract, or series of related transactions or Contracts, between SIM or a Subsidiary of SIM, on the one hand, and another Subsidiary of SIM, on the other hand, (a) there are no transactions or Contracts, or series of related transactions or Contracts, between any member of the SIM Group, on the one hand, and any SIM Seller or any officer, director (or member of a similar governing body), manager or Affiliate (other than, for the avoidance of doubt, another member of the SIM Group) of any member of the SIM Group (or, to the Knowledge of SIM, of any SIM Seller), or, to the Knowledge of SIM, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, nor is any Indebtedness owed by or to any member of the SIM Group, on the one hand, to or by any such SIM Seller, officer, director (or member of a similar governing body), manager, Affiliate, associate or immediate family member, on the other hand (any such transaction, Contract or Indebtedness described in this clause (a), a “SIM Related Party Contract”), (b) none of the SIM Seller, the officers, directors (or members of a similar governing body), managers or Affiliates of any member of the SIM Group (or, to the Knowledge of SIM, of the SIM Seller), or, to the Knowledge of SIM, their respective “associates” or “immediate family members” owns directly or indirectly in whole or in part, or has any other material interest in, (i) any material tangible or real property that any member of the SIM Group uses, owns or leases (other than through any equity interest in the SIM Group) or (ii) any customer, vendor or other material business relation of the SIM Group and (c) there are no other transactions or Contracts that would be required to be disclosed by SIM under Item 404 of Regulation S-K (17 CFR 229.404) (if the Securities Act were applicable to SIM).

Section 5.25 Anti-Corruption Compliance.

(a) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the SIM Group, taken as a whole, no member of the SIM Group, nor any of their respective officers or directors, nor to the Knowledge of SIM, any employee or agent, joint venture partner or other third party representative acting on behalf of any member of the SIM Group, has at any time (i) been or is currently an officer, employee or agent of any Governmental Authority or (ii) directly or indirectly made any unlawful payment, given, offered, promised, or authorized or agreed to give, any money or thing of value to any Government Official or any other Person in violation of any applicable Anti-Bribery Laws.

(b) Each member of the SIM Group has established and implemented and maintains in effect reasonable controls and procedures reasonably designed to promote compliance in all material respects with applicable Anti-Bribery Laws.

(c) Since January 1, 2013, no member of the SIM Group (x) has, in each case concerning any actual or potential violation or wrongdoing related to any Anti-Bribery Laws: (i) received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; (ii) made any voluntary or involuntary disclosure to a Governmental Authority; or (iii) conducted any internal investigation or audit; or (y) has any knowledge of, or reason to suspect, any actual or potential violation or wrongdoing related to any Anti-Bribery Laws.

Section 5.26 International Trade, Sanctions and Money Laundering Matters.

(a) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the SIM Group, taken as a whole, each member of the SIM Group, all of their respective officers or directors, and, to the Knowledge of SIM, all of their employees or agents or other third party representatives acting on behalf of any member of the SIM Group, (i) are currently, and since January 1, 2013 have been, in compliance in all respects with all applicable Trade Control Laws and (ii) have obtained all material Permits for export, re-export, transfer or import required in accordance with Trade Control Laws.

(b) No member of the SIM Group has made any voluntary disclosures related to Trade Control Laws and, to the Knowledge of SIM, there are no pending or threatened Actions against, or investigations by any Governmental Authority of, any member of the SIM Group, nor is there any judgment imposed (or threatened to be imposed) upon any member of the SIM Group by or before any Governmental Authority, in each case, in connection with any alleged violation of the Trade Control Laws. The SIM Group has in place controls and systems reasonably designed to promote compliance in all material respects with applicable Trade Control Laws.

(c) No member of the SIM Group, nor any of their respective officers or directors, nor, to the Knowledge of SIM, any of their employees or agents or other third party representatives acting on behalf of any member of the SIM Group, is currently or has been since January 1, 2013: (i) a Sanctioned Person; or (ii) operating, conducting business, participating in any transaction or otherwise engaging in dealings with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws.

Section 5.27 Indebtedness.

(a) Section 5.27(a) of the SIM Disclosure Letter sets forth, as of the date of this Agreement, all Indebtedness of the SIM Group, including the aggregate principal and interest owed in respect thereof and any letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (whether or not amounts are drawn thereon) described in Section 5.12(a)(ii).

(b) Except as set forth in Section 5.27(b) of the SIM Disclosure Letter, no “Default” or “Event of Default” (each as defined in the SIM Credit Agreement) exists under the SIM Credit Agreement as of the date hereof and, as of the date hereof, SIM is not aware of any anticipated “Default” or “Event of Default” under the SIM Credit Agreement. Except as set forth in Section 5.27(b) of the SIM Disclosure Letter, no default or other similar event has occurred under any Contract governing any Indebtedness of any member of the SIM Group as of the date hereof and, as of the date hereof, SIM is not aware of any anticipated default or other similar event under any Contract governing any Indebtedness of any member of the SIM Group. No SIM Debt Exercise of Remedies has occurred as of the date hereof and, as of the date hereof, none of the lenders or any agent under the SIM Credit Agreement have threatened to exercise any SIM Debt Exercise of Remedies.

Section 5.28 Warranties; Product Liability.

(a) No member of the SIM Group has made any express warranties in connection with the sale, lease or license of products or services or the performance of services beyond the applicable standard or negotiated terms and conditions of such sale, lease or license of such products or services or the performance of such services. There are no, and since January 1, 2017, there have been no Actions pending or, to the Knowledge of SIM, threatened in writing against any member of the SIM Group for warranty costs that would reasonably be expected to exceed or have exceeded $250,000 individually or $2,000,000 in the aggregate.

(b) Except as has not been, or would not reasonably be expected to be, individually or in the aggregate, material to the SIM Group, taken as a whole, each product manufactured or, to the Knowledge of SIM, sold, leased or delivered by any member of the SIM Group since January 1, 2016 has been in conformity in all material respects with all applicable product specifications, all applicable express warranties and all applicable Laws. Since January 1, 2016, there have not been any (i) products manufactured or, to the Knowledge of SIM, sold, leased or delivered by any member of the SIM Group that have been recalled or (ii) Actions (whether completed or pending) seeking the recall, suspension or seizure of any products manufactured or, to the Knowledge of SIM, sold, leased or delivered by any member of the SIM Group.

Section 5.29 Information Supplied. The information, taken as a whole, supplied or to be supplied in writing by any member of the SIM Group for inclusion in the Shareholder Meeting Proxy Statement will, as of the date on which the Shareholder Meeting Proxy Statement is first mailed to the Pre-Closing Acquiror Holders and at the time of the Acquiror Shareholders’ Meeting, not (x) contain any untrue statement of a material fact or (y) omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.30 Customers and Vendors.

(a) Section 5.30(a) of the SIM Disclosure Letter sets forth, as of the date of this Agreement, a list of the top twenty (20) customers and top twenty (20) vendors of the SIM Group, in each case, based on the aggregate dollar value of the transaction volume of the SIM Group with or attributable to such counterparty during the trailing twelve (12) months for the period ending May 31, 2018, showing the approximate total sales to each such customer or purchases from each such vendor, as applicable, by the SIM Group during such period (each such group of Persons, respectively, the “Top SIM Customers” and the “Top SIM Vendors”). SIM has made available to Acquiror each form of Contract currently used by any member of the SIM Group with respect to the Top SIM Customers.

(b) None of the Top SIM Customers or the Top SIM Vendors has informed any member of the SIM Group in writing that it intends to, or, to the Knowledge of SIM, has threatened in writing to, terminate, cancel or, other than in the ordinary course of business, materially limit or materially and adversely modify any of its existing or planned business with any member of the SIM Group (other than due to the expiration of an existing contractual arrangement) and, to the Knowledge of SIM, none of the Top SIM Customers or the Top SIM Vendors is otherwise involved in or has threatened in writing a material dispute against any member of the SIM Group or has become insolvent or subject to bankruptcy proceedings.

Section 5.31 Canadian Competition Act. SIM and its Affiliates do not have assets in Canada that exceed CAD $200 million in aggregate value, nor do SIM and its Affiliates have gross revenues from sales in, from or into Canada that exceed CAD $200 million, all as determined pursuant to Part IX of the Canadian Competition Act.

Section 5.32 No Additional Representations or Warranties. Notwithstanding the delivery or disclosure to Acquiror, any of its Affiliates or any of their respective Representatives or any other Person of any documentation or other information (including any financial projections or other supplemental data), except as expressly provided in this Article V, or as may be separately stated in writing in the Ancillary Agreements, neither SIM nor any of its Affiliates, nor any of their respective directors, officers, managers, employees, stockholders (including the SIM Sellers), partners, members or other Representatives (the “SIM Related Group”), has made, or is making, and SIM (on behalf of itself and each of them) expressly disclaims, any representation or warranty of any kind or nature, express or implied (including any representation or warranty of merchantability, usage, suitability or fitness for a particular purpose with respect to their assets, any part thereof, the workmanship thereof, and the absence of any defects therein, whether latent or patent, it being understood and agreed that, except as expressly provided in this Article V, or as may be separately stated in writing in the Ancillary Agreements, such assets are being acquired “as is, where is” on the Closing Date and in their present condition), whatsoever to Acquiror, Panavision Acquisition Sub, SIM Acquisition Sub, their Affiliates or, with respect to the Transactions, any other Person (including with respect to the condition, value or quality of the acquired equity interests or businesses or assets of the SIM Group). Without limiting the foregoing, no member of the SIM Related Group shall be liable in respect of or have any liability or indemnification obligations to any Person with respect to the accuracy or completeness of any such documentation or other information provided to Acquiror, Panavision Acquisition Sub, SIM Acquisition Sub, any of their respective Affiliates or any other Person (including any Representatives of any of the foregoing) (including any information, documents, projections, forecasts or other material made available to Acquiror or any of its respective Affiliates or Representatives in certain “data rooms” or management presentations or otherwise in expectation of the Transactions contemplated by this Agreement or any of the Ancillary Agreements or any discussion with respect to any of the foregoing information), unless and to the extent such documentation or other information is expressly included in any representation or warranty made in this Article V, the Ancillary Agreements and there is Actual Fraud.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SIM SELLERS

Except as set forth in the SIM Disclosure Letter (each section of which, subject to Section 14.9, qualifies the correspondingly numbered and lettered representations in Article V or this Article VI), each of the SIM Sellers represents and warrants to Acquiror and SIM Acquisition Sub as follows:

Section 6.1 Corporate Organization. Such SIM Seller (other than a SIM Seller that is an individual) has been duly incorporated, formed or organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization.

Section 6.2 Due Authorization. Such SIM Seller has all requisite power and authority (or, if an individual, the legal capacity) to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the Transactions and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which such SIM Seller is or will be a party and the consummation of the Transactions have been or will be, upon execution thereof, as applicable, duly and validly authorized and approved by all requisite action by such SIM Seller, and no other proceeding on the part of such SIM Seller is necessary to authorize the entry into this Agreement by such SIM Seller or the entry into the Ancillary Agreements to which such SIM Seller is or will be a party or the transactions contemplated hereby or thereby. This Agreement has been, and upon its execution and delivery, each of the Ancillary Agreements to which such SIM Seller is or will be a party will be, duly and validly executed and delivered by such SIM Seller and, assuming due execution by the other parties hereto or thereto, this Agreement constitutes, and upon its execution and delivery, each of the Ancillary Agreements to which such SIM Seller is or will be a party will constitute, a legal, valid and binding obligation of such SIM Seller, enforceable against such SIM Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 6.3 No Conflict. The execution and delivery by such SIM Seller of this Agreement and the Ancillary Agreements to which such SIM Seller is or will be a party, the performance by such SIM Seller of its obligations hereunder and thereunder and the consummation by such SIM Seller of the Transactions do not or will not, as applicable, (a) violate or conflict with any provision of, or result in the breach of, the certificate of incorporation, bylaws or other governing documents of such SIM Seller (other than a SIM Seller that is an individual), (b) violate or conflict with any provision of any Law applicable to such SIM Seller or any of its properties or assets or, with respect to any Governmental Order, give any Person the right to obtain any relief or exercise any remedy thereunder, (c) violate or conflict with any provision of, result in the breach of, constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, require any notice or consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of (or give rise to any penalty or modification of any obligation under) any Contract to which such SIM Seller is a party or by which such SIM Seller or its properties or assets may be bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such SIM Seller, except, in the case of clauses (b) through (d), to the extent that the occurrence of any of the foregoing has not prevented or materially delayed or impaired, or would not reasonably be expected to prevent or materially delay or impair, individually or in the aggregate, the ability of such SIM Seller to perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party or to consummate the Transactions.

Section 6.4 Governmental Authorities; Consents. No consent, waiver, approval or authorization of, designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of such SIM Seller with respect to the execution, delivery or performance by such SIM Seller of this Agreement or the Ancillary Agreements to which it is or will be a party or the consummation of the Transactions, except for (a) applicable requirements of the HSR Act and the Foreign Antitrust Approvals and the expiration of the applicable waiting period thereunder, and Investment Canada Act Approval, and (b) any consents, waivers, approvals, authorizations, designations, declarations, filings or notifications, the absence of which would not prevent or materially delay or impair, or reasonably be expected to prevent or materially delay or impair, individually or in the aggregate, the ability of such SIM Seller to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party or to consummate the Transactions.

Section 6.5 Ownership.

(a) As of the date of this Agreement, such SIM Seller owns, beneficially and of record, the SIM Shares set forth opposite such SIM Seller’s name in Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws and those restrictions on transfer contained in the governing documents of SIM). Upon transfer of such SIM Seller’s SIM Shares to Acquiror at the Closing in accordance with this Agreement, SIM Acquisition Sub will acquire, directly or indirectly, good title to SIM Acquisition Sub such SIM Seller, free and clear of all Liens (other than Liens arising under applicable securities Laws, Liens of the type described in clause (h) of the definition of “Permitted Liens,” Liens arising under any of the Ancillary Agreements, or those restrictions on transfer contained in the governing documents of SIM).

(b) Except as set forth in Section 6.5(b) of the SIM Disclosure Letter or as may be entered into prior to the Closing in accordance with Section 8.2, there are no stockholder agreements, investor rights agreements, registration rights agreements, voting agreements or trusts, proxies or other Contracts or understandings in effect to which such SIM Seller is a party or by which such SIM Seller is bound with respect to the voting, ownership, acquisition or transfer of any SIM Shares (including Contracts relating to rights of first refusal, co-sale rights or drag-along rights).

Section 6.6 Litigation. There are no pending or, to the knowledge of such SIM Seller, threatened Actions against such SIM Seller that have prevented or materially delayed or impaired, or would reasonably be expected to prevent or materially delay or impair, the ability of such SIM Seller to perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party or to consummate the Transactions. There is no outstanding Governmental Order imposed upon such SIM Seller, nor are any properties or assets of such SIM Seller bound by or subject to any Governmental Order, in each case, that have prevented or materially delayed or impaired, or would reasonably be expected to prevent or materially delay or impair, the ability of such

SIM Seller to perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party or to consummate the Transactions.

Section 6.7 Related Party Transactions. Except as set forth in Section 6.7 of the SIM Disclosure Letter, there are no transactions or Contracts, or series of related transactions of Contracts (each, a “SIM Seller Related Party Transaction”), between such SIM Seller, on the one hand, and any member of the SIM Group, any officer, director, manager or Affiliate of any member of the SIM Group or, to the knowledge of such SIM Seller, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand. The SIM Holder Representative has made available to Acquiror true, correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available as of the date of this Agreement with respect to each SIM Seller Related Party Transaction.

Section 6.8 Legal Representation. Granite and SIM have been represented by Stikeman Elliott LLP, and were not prevented or discouraged by any other party to this Agreement from seeking legal advice from Stikeman Elliott LLP, in connection with the negotiation and drafting of this Agreement and the Ancillary Agreements to which Granite and SIM are a party and the consummation of the Transactions. All SIM Sellers other than the Dragging SIM Holders are bound to the terms and conditions of this Agreement pursuant to the Power of Attorney under Section 2.4 of the SIM Shareholders’ Agreement as requested by Acquiror.

Section 6.9 Brokers’ Fees. Except as set forth in Section 6.9 of the SIM Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of such SIM Seller.

Section 6.10 Information Supplied. The information, taken as a whole, supplied or to be supplied in writing by such SIM Seller for inclusion in the Shareholder Meeting Proxy Statement will, as of the date on which the Shareholder Meeting Proxy Statement is first mailed to the Pre-Closing Acquiror Holders and at the time of the Acquiror Shareholders’ Meeting, not (x) contain any untrue statement of a material fact or (y) omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.11 Residence. The SIM Shares do not constitute “taxable Canadian property” within the meaning of the Income Tax Act, as amended, to such SIM Seller.

Section 6.12 Canadian Competition Act. SIM and its Affiliates do not have assets in Canada that exceed CAD $200 million in aggregate value, nor do SIM and its Affiliates have gross revenues from sales in, from or into Canada that exceed CAD $200 million, all as determined pursuant to Part IX of the Canadian Competition Act.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF ACQUIROR, PANAVISION ACQUISITION SUB AND SIM ACQUISITION SUB

Except, in the case of Acquiror, as set forth in (i) any Acquiror SEC Reports (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) or (ii) the disclosure letter delivered by Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub to Panavision and SIM on the date of this Agreement (the “Acquiror Disclosure Letter”) (each section of which, subject to Section 14.9, qualifies the correspondingly numbered and lettered representations in this Article VII),

(x) Acquiror and Panavision Acquisition Sub represent and warrant to Panavision and (y) Acquiror and SIM Acquisition Sub represent to SIM and the SIM Sellers as follows:

Section 7.1 Corporate Organization. Each of Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub has been duly incorporated and is validly existing as a corporation in good standing (or equivalent status, to the extent that such concept exists) under the laws of its jurisdiction of incorporation and has the corporate power and authority to own, operate, use or lease all of its properties and assets and to conduct its business as it is now being conducted. Acquiror has previously made available to the Companies and the Holder Representatives true, correct and complete copies of the governing documents of each of Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub, in each case, as amended to the date of this Agreement. All of the capital stock of each of Panavision Acquisition Sub and SIM Acquisition Sub is held directly by Acquiror. Each of Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub is duly licensed or qualified and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the ownership, operation, use or lease of its property is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified or in good standing has not had, or would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 7.2 Due Authorization. Subject to receipt of the Acquiror Shareholder Approval, each of Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the Transactions and to perform all of its obligations hereunder and thereunder (assuming, if such consummation and performance, as applicable, would occur after September 21, 2018, that the Acquiror Extension Approval has been obtained). The execution and delivery of this Agreement and the Ancillary Agreements to which Acquiror is or will be a party and the consummation of the Transactions have been or will be, upon execution thereof, as applicable, (x) duly and validly authorized and approved by the Acquiror Board and the boards of directors of each of Panavision Acquisition Sub and SIM Acquisition Sub, as applicable, and (y) determined by the Acquiror Board as advisable to Panavision Acquisition Sub, SIM Acquisition Sub, Acquiror and their respective stockholders, as applicable. No other corporate proceeding on the part of Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub is necessary to authorize the entry into this Agreement by Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub or the entry into the Ancillary Agreements to which any of Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub is or will be party or the transactions contemplated hereby or thereby (other than in the case of the Transaction Proposals, the Acquiror Shareholder Approval). The Acquiror Board has duly adopted resolutions to recommend approval of the Transaction Proposals and the Acquiror Extension Approval by the shareholders of Acquiror. This Agreement has been, and upon its execution and delivery, each of the Ancillary Agreements to which any of Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub is party will be, duly and validly executed and delivered by each of Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub, as applicable and, assuming due execution by the other parties hereto or thereto, this Agreement constitutes, and upon its execution and delivery, each of the Ancillary Agreements to which any of Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub is party will constitute, a legal, valid and binding obligation of each of Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub, as applicable, enforceable against Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 7.3 No Conflict. Subject to receipt of the Acquiror Extension Approval and the Acquiror Shareholder Approval, the execution and delivery by Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub of this Agreement and the Ancillary Agreements to which they are or will be parties, the performance by Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub of their respective obligations hereunder and thereunder and the consummation by Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub of the Transactions do not or will not, as applicable, (a) violate or conflict with any provision of, or result in the breach of, the certificate of incorporation, bylaws or other governing documents of Acquiror or any Subsidiary of Acquiror (including Panavision Acquisition Sub and SIM Acquisition Sub), (b) assuming all consents, waivers, approvals, authorizations, designations and notifications contemplated by Section 7.7 have been obtained and all filings contemplated by Section 7.7 have been made, violate or conflict with any provision of any Law applicable to Acquiror, any of its Subsidiaries or any of their respective properties or assets, or, with respect to any Governmental Order, give any Person the right to obtain any relief or exercise any remedy thereunder, (c) violate or conflict with any provision of, result in the breach of, constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, require any notice or consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of (or give rise to any penalty or modification of any obligation under) any Contract to which Acquiror or any Subsidiary of Acquiror (including Panavision Acquisition Sub and SIM Acquisition Sub) is a party or by which Acquiror or any Subsidiary of Acquiror (including Panavision Acquisition Sub and SIM Acquisition Sub) or by which any of their properties or assets may be bound, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiary of Acquiror (including Panavision Acquisition Sub and SIM Acquisition Sub), except, in the case of clauses (b) through (d), to the extent that the occurrence of any of the foregoing has not had, or would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 7.4 Litigation; Compliance with Laws. As of the date of this Agreement, there are no pending or, to the Knowledge of Acquiror, threatened Actions against Acquiror, Panavision Acquisition Sub, SIM Acquisition Sub or any of their respective controlled Affiliates or, to the Knowledge of Acquiror, any of their respective directors, officers or employees (in his or her capacity as such), except for any such Action that has not had, or would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. As of the date of this Agreement, there is no outstanding Governmental Order imposed upon Acquiror, Panavision Acquisition Sub, SIM Acquisition Sub or any of their respective Subsidiaries, nor are any properties or assets of Acquiror, Panavision Acquisition Sub, SIM Acquisition Sub or any of their respective Subsidiaries bound by or subject to any Governmental Order that, has had, or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. Each of Acquiror, Panavision Acquisition Sub, SIM Acquisition Sub and their respective Subsidiaries is in compliance with all applicable Laws in all material respects.

Section 7.5 SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to the Securities Act or the Exchange Act since September 15, 2016 and made publicly available at least two (2) Business Days prior to the date of this Agreement (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Acquiror SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, prospectuses, registration statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement through the Closing with the SEC pursuant to the Securities Act or the Exchange Act (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Proxy Statements and the Registration Statement, the “Additional Acquiror SEC Reports”). Each of the Acquiror SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied, and each of the Additional Acquiror SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Reports or the Additional Acquiror SEC Reports. As of their respective dates of filing, the Acquiror SEC Reports did not, and the Additional Acquiror SEC Reports will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Reports. To the Knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation. The certifications and statements required by (a) Rule 13a-14 or 15d-14 under the Exchange Act, or (b) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to the Acquiror SEC Reports are, and with respect to the Additional Acquiror SEC Reports will be, each true and correct in all material respects. Except as disclosed in the Acquiror SEC Reports, to the Knowledge of Acquiror, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required with respect to Acquiror by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

Section 7.6 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), since September 15, 2016, (i) Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP and (ii) Acquiror has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and principal financial officer by others within Acquiror, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(b) Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since September 15, 2016, Acquiror has complied, and is currently in compliance, with all applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market (“Nasdaq”), in each case, in all material respects. The classes of securities representing issued and outstanding Acquiror Units, Acquiror Common Shares and Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq (including after giving effect to the Domestication). As of the date of this Agreement, there is no Action pending or, to the Knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister Acquiror Units, Acquiror Common Shares or Acquiror Warrants or prohibit or terminate the listing of Acquiror Units, Acquiror Common Shares or Acquiror Warrants on Nasdaq. None of Acquiror or any of its controlled Affiliates has taken any action that is designed to terminate the registration of Acquiror Units, Acquiror Common Shares or Acquiror Warrants under the Exchange Act or that would otherwise affect the ability to register and list the Contingent Shares at or prior to the Effective Time.

(d) The Acquiror SEC Reports contain, and the Additional Acquiror SEC Reports will contain, true, correct and complete copies of the Acquiror Financial Statements. Except as disclosed in the Acquiror SEC Reports and as may be disclosed in the Additional Acquiror SEC Reports, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited Acquiror Financial Statements, were audited in accordance with the standards of the Public Company Accounting Oversight Board, (iv) were prepared from, and are in accordance with, the Books and Records of Acquiror and (v) comply with the applicable accounting requirements and with the rules and regulations of the

SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable). Neither Acquiror nor any of its Subsidiaries maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements other than those of Acquiror are required by GAAP to be included in the financial statements of Acquiror.

(e) Acquiror maintains and, for all periods covered by the Acquiror Financial Statements, has maintained Books and Records of Acquiror in the ordinary course of business that accurately and fairly reflect the transactions and dispositions of the assets of Acquiror in all material respects.

(f) Since September 15, 2016, Acquiror has not received from its independent auditors any written notification of any (x) “significant deficiency” in the internal controls over financial reporting of Acquiror, (y) “material weakness” in the internal controls over financial reporting of Acquiror or (z) fraud, whether or not material, that involves management or other employees of Acquiror who have a significant role in the internal controls over financial reporting of Acquiror.

Section 7.7 Governmental Authorities; Consents. No consent, waiver, approval or authorization of, designation, declaration or filing with, or notification to, any Governmental Authority is required on the part of Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub with respect to the execution, delivery or performance by Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub, as applicable, of this Agreement or the Ancillary Agreements to which any of them is or will be a party or the consummation of the Transactions, except for (a) applicable requirements of the HSR Act and the Foreign Antitrust Approvals and the expiration of the applicable waiting period thereunder, and Investment Canada Act Approval, (b) any filings required by the Securities Act, the Exchange Act, state securities or “blue sky” Laws, the SEC or Nasdaq, (c) the filing of the Certificate of Merger in accordance with the DGCL, and (d) any consents, waivers, approvals, authorizations, designations, declarations, filings or notifications, the absence of which have not had, or would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 7.8 Debt Financing. As of the date of this Agreement, Acquiror has received and accepted (x)  an executed debt commitment letter, dated as of the date of this Agreement (the “ABL Commitment Letter”), and an executed fee letter, dated as of the date of this Agreement, from Bank of America, N.A., Bank of Montreal and ING Capital LLC, and (y) an executed debt commitment letter, dated as of the date of this Agreement (the “Second Lien Commitment Letter”), and an executed fee letter, dated as of the date of this Agreement, from Solus Alternative Asset Management LP (the lenders referenced in clauses (x) and (y) are collectively referred to herein as the “Lenders” and the letters referenced in clauses (x) and (y) are collectively referred to herein as the “Debt Commitment Letters”), pursuant to which the Lenders have committed to provide debt financing in the amounts set forth in the applicable Debt Commitment Letter (the “Debt Financing”), subject to the terms and conditions set forth in the applicable Debt Commitment Letter. A true, correct and complete copy of each of the Debt Commitment Letters in effect as of the date of this Agreement has been provided to the Companies and the Holder Representatives. Acquiror has fully paid any and all commitment fees or other fees required by the Debt Commitment Letters to be paid on or before the date of this Agreement. As of the date of this Agreement, (i) each Debt Commitment Letter (A) is in full force and effect without amendment or modification, (B) is the valid, binding and enforceable obligation of Acquiror (or its applicable Affiliate) and, to the Knowledge of Acquiror, each other party thereto (except, in any case, as may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by principles of equity) and (C) has not been withdrawn, terminated or rescinded in any respect, (ii) the Debt Commitment Letters constitute all of the Contracts and arrangements entered into between each of the Lenders and their Affiliates, on the one hand, and Acquiror and its Affiliates, on the other hand, involving the availability of the funding in full of the Debt Financing as contemplated by the Debt Commitment Letters, other than customary engagement letters with respect to the Debt Financing that have been made available to Panavision and the Panavision Holder Representative prior to the date hereof, and (iii) no event has occurred that (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach on the part of Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub under any Debt Commitment Letter (assuming the accuracy of the representations and warranties and undertakings of Panavision, SIM and the SIM Sellers in this Agreement for such purposes). There are no conditions precedent or other contingencies related to the funding in full of the Debt Financing, other than as set forth in the Debt Commitment Letters. As of the date of this Agreement, none of Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub has any reason to believe that any of the conditions to the Debt Financing would not reasonably be expected to be satisfied or that the Debt Financing would not reasonably be expected to be available in full on the Closing Date when required pursuant to this Agreement.

Section 7.9 PIPE Investment. Acquiror has made available to the Companies and the Holder Representatives true, correct and complete copies of the PIPE Documents. As of the date of this Agreement, (a) the PIPE Documents (i) are in full force and effect without amendment or modification, (ii) are the valid, binding and enforceable obligations of Acquiror (or its applicable Affiliate) and, to the Knowledge of Acquiror, each other party thereto (except, in any case, as may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by principles of equity) and (iii) have not been withdrawn, terminated or rescinded in any respect, (b) the PIPE Documents constitute all of the Contracts and arrangements entered into between each of the PIPE Investors and their Affiliates, on the one hand, and Acquiror and its Affiliates, on the other hand, involving the availability of the funding in full of the PIPE Investment as contemplated by the PIPE Documents and (c) no event has occurred that (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach on the part of Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub under the PIPE Documents (assuming the accuracy of the representations and warranties and undertakings of Panavision, SIM and the SIM Sellers in this Agreement for such purposes). There are no conditions precedent or other contingencies related to the funding in full of the PIPE Investment, other than as set forth in the PIPE Documents. As of the date of this Agreement, none of Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub has any reason to believe that any of the conditions to the PIPE Investment would not reasonably be expected to be satisfied or that the PIPE Investment would not reasonably be expected to be available in full on the Closing Date when required pursuant to this Agreement.

Section 7.10 Trust Account. As of the date hereof, Acquiror has an amount in cash in the Trust Account equal to $254,522,727. The funds held in the Trust Account are invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to that certain Investment Management Trust Agreement, dated as of September 15, 2016, by and between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate in any material respect or, to the Knowledge of Acquiror, that would entitle any Person (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) Pre-Closing Acquiror Holders who shall have elected to redeem their Acquiror Common Shares pursuant to the Acquiror Governing Documents or (iii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, Acquiror in limited amounts to permit Acquiror to pay the expenses of the Trust Account’s liquidation and dissolution, and then Acquiror’s public shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released, except (a) to pay Taxes from any interest income earned in the Trust Account, (b) to liquidate all of the assets of the Trust Account for distribution pursuant to the Trust Agreement in the event of Acquiror’s failure to obtain the Acquiror Extension Approval and (c) to redeem Acquiror Common Shares pursuant to the Acquiror Governing Documents. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Acquiror, threatened with respect to the Trust Account.

Section 7.11 Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a Person subject to registration and regulation as an “investment company,” in each case, within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 7.12 Absence of Changes. Since December 31, 2017, (a) there has not been any Acquiror Material Adverse Effect and (b) except as set forth in Section 7.12 of the Acquiror Disclosure Letter and in connection with this Agreement, the Ancillary Agreements and the Transactions, Acquiror and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 7.13 No Undisclosed Liabilities. Except (x) as set forth in Section 7.13 of the Acquiror Disclosure Letter and (y) for liabilities incurred in connection with the Transactions, there is no liability, Indebtedness or obligation of, or claim or judgment against, Acquiror or any of its Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, Indebtedness, obligations, claims or judgments (a) reflected or reserved for in the Acquiror Financial Statements or disclosed in the notes thereto included in the Acquiror SEC Reports, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Reports in the ordinary course of the operation of business consistent with past practice of Acquiror and its Subsidiaries or (c) that have not been, or would not reasonably be expected to be, individually or in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole.

Section 7.14 Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror consists of (i) 500,000,000 Acquiror Common Shares, of which 25,000,000 shares are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 Class F ordinary shares, par value $0.0001 per share, of which 6,243,480 shares are issued and outstanding as of the date of this Agreement and owned beneficially and of record by the Persons set forth on Section 7.14(a) of the Acquiror Disclosure Letter (including 6,037,070 shares that are owned beneficially and of record by Sponsor) (such issued and outstanding Class F ordinary shares, the “Founder Shares”), and (iii) 5,000,000 preferred shares, par value $0.0001 per share (“Acquiror Preferred Shares”), of which no shares are issued and outstanding as of the date of this Agreement (collectively, the “Acquiror Shares”). Without giving effect to the PIPE Investment or the Domestication, as of immediately prior to the Closing, but after giving effect to the transactions contemplated by the Contribution Agreement, Acquiror shall have 25,000,000 Acquiror Common Shares issued and outstanding, 993,480 Founder Shares issued and outstanding (960,635 of which shall be owned beneficially and of record by Sponsor as of such date), 3,250,000 Founder Contingent Shares issued and outstanding (3,142,555 of which shall be owned beneficially and of record by Sponsor as of such date) and no Acquiror Preferred Shares issued and outstanding. All of the issued and outstanding Acquiror Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive rights.

(b) At or prior to the Closing, all Converted Founder Shares shall have been converted from Founder Shares to Acquiror Common Shares pursuant to the Domestication, on a one-to-one basis and without giving effect to any rights to adjustment or other anti-dilution protections.

(c) Each of the Acquiror Warrants is, and after giving effect to the Transactions will be, exercisable for one Acquiror Common Share at an exercise price of $11.50 per share, subject to certain adjustments, as described in the Acquiror SEC Reports. As of the date of this Agreement, the Acquiror Warrants are outstanding for the purchase of up to 19,500,000 Acquiror Common Shares, including Acquiror Private Placement Warrants for the purchase of up to 7,000,000 Acquiror Common Shares, and, after giving effect to the transactions contemplated by the Contribution Agreement, there will be Acquiror Warrants outstanding for the purchase of up to 12,500,000 Acquiror Common Shares, none of which will be owned beneficially or of record by Sponsor or any of its Affiliates. No Acquiror Warrants are exercisable until the Closing.

(d) Except as set forth in Section 7.14(d) of the Acquiror Disclosure Letter, Acquiror has not granted any outstanding options, stock appreciation rights, warrants or rights (including any preemptive rights) with respect to Acquiror Securities or other securities convertible into or exchangeable or exercisable for Acquiror

Securities, and there are no Contracts of any kind (i) that may obligate Acquiror to issue, purchase, redeem, sell, vote or otherwise acquire any Acquiror Securities, other than pursuant to the Acquiror Governing Documents, (ii) relating to options, stock appreciation rights, warrants or rights (including any preemptive rights) with respect to Acquiror Securities or other securities convertible into or exchangeable or exercisable for Acquiror Securities or (iii) the value of which is determined by reference to Acquiror Securities.

(e) The Aggregate Panavision Stock Consideration and the Aggregate SIM Stock Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and nonassessable, will not be issued in violation of any preemptive or similar rights and will be free and clear of any Liens (other than Liens arising under applicable securities Laws or under the Lock-Up Agreements or Liens granted, or that result from any action, or the failure to take any action, by the applicable Pre-Closing Company Holders to whom such Acquiror Common Shares are issued pursuant to this Agreement).

(f) The Contingent Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and nonassessable, will not be issued in violation of any preemptive or similar rights and will be free and clear of any Liens (other than Liens arising under applicable securities Laws or Liens granted, or that result from any action, or the failure to take any action, by the applicable Pre-Closing Company Holders to whom such Contingent Shares are issued pursuant to this Agreement).

(g) Acquiror has no Subsidiaries other than Panavision Acquisition Sub and SIM Acquisition Sub and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person other than Panavision Acquisition Sub and SIM Acquisition Sub, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

(h) The Indebtedness of Acquiror and its Subsidiaries of the type under clauses (a)(i), (a)(ii), (a)(iii) and (a)(iv) of the definition of “Indebtedness,” including the aggregate principal and interest owed in respect thereof, and any letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (whether or not amounts are drawn thereon) as of the date hereof is set forth in Section 7.14(h) of the Acquiror Disclosure Schedule.

Section 7.15 Taxes.

(a) All material Tax Returns required to be filed by or with respect to Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub have been duly and timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects, and all material amounts of Taxes (other than Taxes being contested in good faith and for which adequate reserves have been maintained in accordance with GAAP) that are required to be paid by or with respect to Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub (whether or not shown on any Tax Return) have been fully and timely paid.

(b) No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been maintained in accordance with GAAP.

(c) There are no ongoing or pending Actions or Actions threatened in writing with respect to any Taxes of Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect or outstanding with respect to any Taxes of Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub.

(d) There are no Liens for any material Taxes (other than Permitted Liens) on any property or assets of Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub.

(e) None of Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub is a party to, bound by or has any liability or obligation under any Tax allocation, indemnification, sharing or similar agreement or arrangement (other than Contracts entered into in the ordinary course of business and that do not relate primarily to Taxes).

(f) During the two (2)-year period ending on the date of this Agreement, none of Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was purported, or intended, to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Law).

(g) None of Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub (i) is or has ever been a member of an affiliated group filing a consolidated or similar Tax Return for federal, state, local or foreign Tax purposes (other than any such group the common parent of which is Acquiror) and (ii) has any liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor or by contract (other than Contracts entered into in the ordinary course of business and that do not relate primarily to Taxes).

(h) None of Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any similar provision of state, local or foreign Law).

Section 7.16 Brokers’ Fees. Except as set forth in Section 7.16 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror or any of its Affiliates.

Section 7.17 Information Supplied. None of the information supplied or to be supplied by Acquiror or Sponsor for inclusion or incorporation by reference in either Proxy Statement will, as of the date on which such Proxy Statement is first mailed to the Pre-Closing Acquiror Holders and at the time of the Acquiror Extension Shareholders’ Meeting or the Acquiror Shareholders’ Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 7.18 Indebtedness. As of the date of this Agreement, except as set forth in Section 7.18 of the Acquiror Disclosure Letter, none of Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub has any Indebtedness.

Section 7.19 Solvency. None of Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub is entering into this Agreement or the Ancillary Agreements to which it is a party or the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of Acquiror or any of its Affiliates. Assuming that (x) the representations and warranties of Panavision, SIM and the SIM Sellers contained in this Agreement are true and correct in all material respects (disregarding for these purposes any materiality qualifiers or references to “Panavision Material Adverse Effect” or “SIM Material Adverse Effect,” as applicable), (y) the projections and other forecasts for the Panavision Group and the SIM Group and related estimates, plans and budget information made available to Acquiror that are set forth on Section 7.19 of the Acquiror Disclosure Letter are true and correct in all material respects and (z) the full amount of the Debt Financing and the PIPE Investment is funded, after giving effect to the Transactions, at and immediately after the Effective Time, each of Acquiror, the Surviving Corporation, SIM and their respective Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) will have adequate capital and liquidity with which to engage in its business and all businesses in which it is about to engage and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured.

Section 7.20 No Business Conduct. Panavision Acquisition Sub was incorporated on September 7, 2018, and SIM Acquisition Sub was incorporated on September 10, 2018. Since the date of its incorporation, each of Panavision Acquisition Sub and SIM Acquisition Sub has not engaged in any activity, other than such actions in connection with (a) its incorporation and (b) the preparation, negotiation and execution of this Agreement and the Ancillary Agreements to which it is a party and the Transactions. Each of Panavision Acquisition Sub and SIM Acquisition Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Transactions.

Section 7.21 Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Acquiror owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Acquiror in the operation of its business and which are material to Acquiror, free and clear of any Liens (other than Permitted Liens).

Section 7.22 Financial Capability. The aggregate proceeds from the PIPE Investment, the Debt Financing and any Alternative Financing (if received in accordance with Section 9.4(c)) will, together with any amount contributed from the Trust Account (taking into account, for the avoidance of doubt, the aggregate amount of the Acquiror Share Redemptions), constitute all of the proceeds required, and are sufficient to permit Acquiror, to fund the Aggregate Panavision Cash Consideration and the Aggregate SIM Cash Consideration set forth in Section 3.1 and Section 3.2, as applicable, and any other amounts payable by Acquiror or any of its Affiliates in connection with this Agreement and the Transactions at the Closing.

Section 7.23 Related Party Transactions. Except for equity ownership or employment relationships (including any employment or similar Contract) expressly contemplated by this Agreement, any non-disclosure or confidentiality Contract entered into in connection with the Debt Financing, the PIPE Investment or any “wall-crossing” of Pre-Closing Acquiror Holders, any Ancillary Agreement, or as set forth in Section 7.23 of the Acquiror Disclosure Letter, (a) there are no transactions or Contracts, or series of related transactions or Contracts, between Acquiror, on the one hand, and any officer, director (or member of a similar governing body) or manager of Acquiror, Sponsor, any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of five percent (5%) or more of the Acquiror Common Shares or, to the Knowledge of Acquiror, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, nor is any Indebtedness owed by or to Acquiror, on the one hand, to or by Sponsor or any such officer, director (or member of a similar governing body), beneficial owner, associate or immediate family member (any such transaction, Contract or Indebtedness described in this clause (a), an “Acquiror Related Party Contract”), and (b) none of the officers or directors (or members of a similar governing body) of Acquiror, Sponsor, any beneficial owner of five percent (5%) or more of the Acquiror Common Shares or, to the Knowledge of Acquiror, their respective “associates” or “immediate family members” owns directly or indirectly in whole or in part, or has any other material interest in, (i) any material tangible or real property that Acquiror uses, owns or leases (other than through any equity interest in Acquiror) or (ii) any customer, vendor or other material business relation of Acquiror.

Section 7.24 Canadian Competition Act. Acquiror and its Affiliates do not have assets in Canada that exceed CAD $50 million in aggregate value, nor do Acquiror and its Affiliates have gross revenues from sales in, from or into Canada that exceed CAD $50 million, all as determined pursuant to Part IX of the Canadian Competition Act.

Section 7.25 Investment Canada Act. SIM Acquisition Sub is a WTO investor and/or a trade agreement investor within the meaning of the Investment Canada Act.

Section 7.26 R&W Policies. As of the date hereof, Acquiror has “conditionally” bound each of the R&W Policies.

Section 7.27 No Additional Representations or Warranties.

(a) Notwithstanding the delivery or disclosure to the Companies, the SIM Sellers, the Holder Representatives or any of their respective Affiliates or Representatives or any other Person of any documentation or other information, except as expressly provided in this Article VII, or as may be separately stated in writing in the Ancillary Agreements, none of Acquiror, Panavision Acquisition Sub, SIM Acquisition Sub or their respective Affiliates, or any of their respective directors, officers, managers, employees, stockholders, partners, members or other Representatives (the “Acquiror Related Group”), has made, or is making, and Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub (on behalf of themselves and each of them) expressly disclaim, any representation or warranty of any kind or nature, express or implied, whatsoever to the Companies, the SIM Sellers, the Holder Representatives, any of their respective Affiliates or any other Person with respect to the Transactions. Without limiting the foregoing, no member of the Acquiror Related Group shall be liable in respect of or have any liability or indemnification obligations to any Person with respect to the accuracy or completeness of any such documentation or other information provided to the Companies, the SIM Sellers, the Holder Representatives, any of their respective Affiliates or any other Person (including any Representatives of any of the foregoing) (including any information made available to any such Person in expectation of the Transactions contemplated by this Agreement or any of the Ancillary Agreements or any discussion with respect to any of the foregoing information), unless and to the extent such documentation or other information is or may be included in any representation or warranty made in this Article VII, the Ancillary Agreements and there is Actual Fraud. Notwithstanding the delivery or disclosure to Acquiror, any of its Affiliates or any of their respective Representatives or any other Person of any documentation or other information (including any financial projections or other supplemental data), each of Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub acknowledges that no member of the Panavision Related Group or the SIM Related Group has made, or is making, and none of Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub has relied upon, or is relying upon, any representation or warranty relating to the Panavision Group, the SIM Group, the SIM Sellers or otherwise in connection with this Agreement and the Transactions, except as expressly provided in Article IV, Article V or Article VI or the Ancillary Agreements.

(b) Without limiting the generality of Section 7.27(a), Acquiror, on its own behalf and on behalf of its Affiliates and each of its and their respective Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company Groups, (ii) it has been furnished with or given access to such documents and information about the Company Groups and their respective businesses and operations as it, its Affiliates and its and their respective Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Agreements and the Transactions, (iii) it has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company Groups and the SIM Sellers herein or to otherwise evaluate the merits of the Transactions and (iv) the Company Groups and the SIM Sellers have answered to Acquiror’s satisfaction all inquiries that Acquiror, its Affiliates and its and their respective Representatives have made concerning the Company Groups or otherwise relating to the Transactions.

(c) In entering into this Agreement and the Ancillary Agreements, Acquiror has relied solely upon its own investigation and analysis and the representations and warranties expressly provided in Article IV, Article V or Article VI (in each case, as qualified by the Panavision Disclosure Letter and the SIM Disclosure Letter, as applicable) and the Ancillary Agreements, and Acquiror, on its own behalf and on behalf of its Affiliates and each of its and their respective Representatives, acknowledges, represents, warrants and agrees that, other than as set forth in this Agreement, none of the Company Groups or the SIM Sellers or any of their respective Representatives or any other Person makes or has made any representation or warranty, either express or implied, (i) as to the accuracy or completeness of any of the information provided or made available to Acquiror or any of its Affiliates or its or their respective Representatives or financing sources (including lenders) prior to the execution of this Agreement, including due diligence materials, offering memoranda or similar materials, or in any presentation of the business of the Company Groups by management or other Representatives of the Company Groups or the SIM Sellers, any of their respective Affiliates or others in connection with the Transactions, or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Company Group heretofore or hereafter delivered to or made available to Acquiror or any of its Affiliates or its or their respective Representatives or financing sources (including lenders). Without limiting the generality of the foregoing, except for the representations and warranties in Article IV, Article V or Article VI (in each case, as qualified by the Panavision Disclosure Letter and the SIM Disclosure Letter, as applicable) and the Ancillary Agreements, Acquiror, on its own behalf and on behalf of its Affiliates and each of its and their respective Representatives, acknowledges, represents, warrants and agrees that none of the Company Groups or the SIM Sellers or any of their respective Representatives or any other Person makes or has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business, assets or liabilities of the Company Groups made available to Acquiror, including due diligence materials, memorandum or similar materials, or in any presentation of the business of the Company Groups by management or other Representatives of the Company Groups or the SIM Sellers, any of their respective Affiliates or others in connection with the transactions contemplated hereby, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Acquiror in executing, delivering and performing this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to, any offering memorandum or similar materials made available to Acquiror and its Representatives and advisors are not and shall not be deemed to be or to include representations or warranties of the Company Groups or the SIM Sellers, and are not and shall not be deemed to be relied upon by Acquiror in executing, delivering and performing this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

(d) Notwithstanding the foregoing, nothing in Section 4.33 or this Section 7.27 shall limit or restrict the ability of Acquiror to bring a claim in respect of Actual Fraud.

(e) Notwithstanding the foregoing, nothing in this Section 7.27 shall limit or restrict the ability of the Companies or any of the Holder Released Parties to bring a claim in respect of Actual Fraud.

ARTICLE VIII

COVENANTS OF THE COMPANIES

Section 8.1 Conduct of the Business of Panavision. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with Article XII, Panavision shall, and shall cause its Subsidiaries to, except as otherwise contemplated by this Agreement, as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed) or as required by applicable Law, operate its business in the ordinary course and in accordance with past practice in all material respects and use commercially reasonable efforts to (x) preserve intact its business organization, (y) retain its current officers, key employees and employee base (taken as a whole) and preserve in all material respects its relationships with its key customers and suppliers, and (z) maintain with financially responsible insurance companies insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with past practice. Without limiting the generality of the foregoing, except as set forth in Section 8.1 of the Panavision Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with Article XII, Panavision shall not, and shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or as required by applicable Law:

(a) change or amend the certificate of incorporation, bylaws or other governing documents of any member of the Panavision Group;

(b) (i) make, set aside, declare or pay any non-cash dividend or distribution to the stockholders of Panavision or make any other non-cash distributions in respect of the capital stock or other equity interests of any member of the Panavision Group, except for any such dividends or distributions by any of the wholly owned Subsidiaries of Panavision to any other member of the Panavision Group, (ii) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the capital stock or other equity interests of any member of the Panavision Group or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding shares of capital stock or other equity interests of any member of the Panavision Group, except (A) the acquisition by Panavision of shares of Panavision Common Stock in connection with the surrender of shares by holders of Panavision Options outstanding prior to the Closing in order to pay the exercise price of each such Panavision Option, (B) the withholding or disposition of shares of Panavision Common Stock to satisfy withholding Tax obligations with respect to Panavision Options or Panavision Restricted Stock outstanding prior to the Closing or (C) the acquisition by Panavision of shares of Panavision Common Stock upon the forfeiture or repurchase of Panavision Options or Panavision Common Stock outstanding as of the date hereof upon the termination of the employment of the holder thereof or other forfeiture or repurchase of such awards otherwise pursuant to the terms of any Contract or Panavision Benefit Plan (x) in effect as of the date hereof that is disclosed in the Panavision Disclosure Letter (if such disclosure would have been required as of the date hereof in accordance with the terms of this Agreement) or that is not required to be disclosed in the Panavision Disclosure Letter or (y) that is entered into after the date hereof in accordance with the terms of this Agreement or otherwise in the ordinary course of business consistent with past practice;

(c) materially adversely modify or amend, intentionally violate, cancel or terminate (other than, for the avoidance of doubt, expiration in accordance with its terms) or become subject to any Contract that would, if in existence as of the date hereof, be a Panavision Material Contract, except in the ordinary course of business;

(d) sell, assign, transfer, convey, lease, license, abandon, waive, release or otherwise dispose of any of its material assets or properties, including any portion of the Panavision Real Property, or any material rights or claims, in each case, except for sales, leases, rights of use or disposals of equipment, assets or Inventory in the ordinary course of business consistent with past practice;

(e) acquire any ownership or leasehold interest in any real property or enter into any assignment, transfer, lease, sublease, license, purchase and sale or option Contract or any other Contract relating to any real property, except for extensions or renewals of existing leases on terms not materially less favorable to the applicable member of the Panavision Group than those in effect as of the date hereof;

(f) except as required by the terms of any Panavision Benefit Plan or any collective bargaining agreement, works council agreement or other labor agreement that is disclosed in the Panavision Disclosure Letter (if such disclosure would have been required as of the date hereof in accordance with the terms of this Agreement) or that is not required to be disclosed in the Panavision Disclosure Letter, in each case, as in effect on the date of this Agreement, (i) grant any additional rights to severance, retention, change in control, termination or similar payments to any current or former employee, officer, director or other individual service provider of any member of the Panavision Group, (ii) enter into or amend employment, severance, change in control, retention, consulting or similar arrangements with any employee, officer, director or other individual service provider of any member of the Panavision Group; provided, that the Panavision Group may enter into or amend employment and consulting arrangements with employees and individual consultants in connection with promotions and new hires or engagements whose annual base compensation does not exceed $200,000, in each case, in the ordinary course of business consistent with past practice, (iii) terminate, adopt, establish, enter into or materially amend any Panavision Benefit Plan or any plan, policy, program, arrangement or agreement that would be a Panavision Benefit Plan if it were in existence as of the date of this Agreement (other than (x) with respect to annual renewal or replacement of group welfare benefit plans in the ordinary course of business consistent with past practice and (y) to replace or amend any Panavision Benefit Plan if the cost of providing benefits thereunder is not materially increased), (iv) increase in any manner the compensation or benefits payable or to become payable to any employee, officer, director or other individual service provider of any member of the

Panavision Group, except for increases made in the ordinary course of business consistent with past practice, that do not exceed 10% individually or in the aggregate on an annualized basis, (v) take any action to accelerate any payment or benefit, the vesting or lapse of restrictions of any equity or equity-based award, or the funding of any payment or benefit provided pursuant to any Panavision Benefit Plan, or (vi) terminate, other than for cause, the employment or engagement of any employee or individual consultant whose annual base compensation exceeds $200,000 individually;

(g) acquire any equity interests in any Person or any business unit or a substantial portion of the assets of any Person, whether by merger, consolidation, combination, or the purchase of stock or assets or by any other manner, other than acquisitions of equipment, assets or Inventory in the ordinary course of business consistent with past practice;

(h) form any joint venture, partnership or limited liability company with any Person who is not a member of the Panavision Group (excluding, for the avoidance of doubt, Contracts with suppliers, customers or distributors of the Panavision Group entered into in the ordinary course of business);

(i) make any material loans, advances or capital contributions to any Person, except (i) pursuant to any loan between a member of the Panavision Group, on the one hand, and any other member of the Panavision Group, on the other hand, effected in the ordinary course of business consistent with past practice or (ii) for advances or reimbursements to employees or officers of any member of the Panavision Group for expenses incurred in the ordinary course of business consistent with past practice or pursuant to any Contract or Panavision Benefit Plan (x) in effect as of the date hereof that is disclosed in the Panavision Disclosure Letter (if such disclosure would have been required as of the date hereof in accordance with the terms of this Agreement) or that is not required to be disclosed in the Panavision Disclosure Letter or (y) that is entered into after the date hereof in accordance with the terms hereof or any indemnification or expense reimbursement pursuant to the governing documents of any member of the Panavision Group;

(j) except as required by GAAP or IFRS or applicable Law or to the extent any such change is necessary or required in connection with the preparation of the financial statements prepared pursuant to Section 8.7, change any member of the Panavision Group’s methods of accounting in any manner that would have a material impact on the Panavision Group;

(k) (i) change any Tax accounting methods, (ii) make, revoke or amend material any election related to Taxes (other than making an election pursuant to Section 965(h) of the Code to pay any Transition Tax Obligations in eight (8) installments), (iii) enter into any closing agreement in respect of a material amount of Taxes, (iv) settle or compromise any material Tax claim or liability of the Panavision Group, or any member thereof, (v) make or surrender any right to claim a material Tax refund, (vi) consent to any waiver or extension of the statute of limitations applicable to any material Taxes or any Tax Return (other than an extension obtained in the ordinary course of business in connection with filing Tax Returns), or (vii) file any amended Tax Returns with respect to material Taxes without the consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed);

(l) enter into, renew, modify or revise any Panavision Related Party Contract or any Contract that would, if in existence as of the date hereof, be a Panavision Related Party Contract;

(m) incur or assume any Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any member of the Panavision Group or guarantee any debt securities of any other Person, other than any Indebtedness or guarantee (i) incurred in the ordinary course of business consistent with past practice and included in Panavision Estimated Closing Date Indebtedness or that is paid or discharged in full at or prior to the Closing or (ii) incurred between Panavision and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries;

(n) grant or permit to exist any Liens on any property or assets (whether tangible or intangible) of any member of the Panavision Group (including the Panavision Real Property) having an aggregate value in excess of $500,000, other than Permitted Liens;

(o) issue any additional shares of Panavision Common Stock or securities exchangeable or exercisable for or convertible into Panavision Common Stock or grant any equity or equity-based compensation (other than in connection with the exercise of Panavision Options outstanding on the date hereof or pursuant to any Contract (x) in effect as of the date hereof that is disclosed in the Panavision Disclosure Letter (if such disclosure would have been required as of the date hereof in accordance with the terms of this Agreement) or that is not required to be disclosed in the Panavision Disclosure Letter or (y) that is entered into after the date hereof in accordance with the terms hereof);

(p) form or cause to be formed any new Subsidiary;

(q) waive, release, assign, settle, compromise or otherwise resolve any material Actions, except where such waivers, releases, assignments, settlements or compromises (i) involve only the payment of monetary damages in an amount less than $300,000 per individual claim or $750,000 in the aggregate or (ii) are covered by insurance and would not impose equitable relief upon, or require the admission of wrongdoing by, any member of the Panavision Group or any of its officers, directors or managers; provided, however, that Panavision shall give notice to Acquiror of the settlement or resolution of any of the Actions set forth in Section 4.10 of the Panavision Disclosure Letter as promptly as practicable thereafter;

(r) grant to or acquire from, or agree to grant to or acquire from, any Person (other than any other member of the Panavision Group or any of its or their Representatives or pursuant to any Contract (x) in effect as of the date hereof that is disclosed in the Panavision Disclosure Letter (if such disclosure would have been required as of the date hereof in accordance with the terms of this Agreement) or that is not required to be disclosed in the Panavision Disclosure Letter or (y) that is entered into after the date hereof in accordance with the terms hereof) Intellectual Property that is material to the Panavision Group, other than in the ordinary course of business consistent with past practice, or dispose of, abandon or permit to lapse any rights to any material Intellectual Property of the Panavision Group except in the ordinary course of business consistent with past practice, and, other than in the ordinary course of business consistent with past practice or pursuant to any obligations to maintain the confidentiality thereof, use commercially reasonable efforts not to disclose or agree to disclose to any Person (other than to any other member of the Panavision Group or any of its or their respective Representatives or Acquiror or any of its Representatives) any trade secret or any other material confidential or proprietary information, know-how or process of any member of the Panavision Group;

(s) except for capital expenditures in an aggregate amount up to those contemplated by Panavision’s 2018 budget or those contemplated by Panavision’s 2019 budget (which shall be deemed, for purposes of this covenant, to include the same amounts as the Panavision’s 2018 budget), as applicable, or as required by any Contract in effect as of the date hereof or entered into after the date hereof in accordance with the terms hereof, make or commit to make capital expenditures in the aggregate in excess of $1,000,000;

(t) enter into, or modify or amend any collective bargaining agreement or similar Contract;

(u) change its collection or payment practices in any material respect (other than case by case for a valid and legitimate business reason unrelated to the Transactions);

(v) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution; or

(w) enter into any Contract to do any action prohibited under this Section 8.1.

Notwithstanding the foregoing or anything to the contrary herein, nothing in this Agreement shall give Acquiror or any of its Subsidiaries, directly or indirectly, the right to control or direct any member of the Panavision Group’s operations prior to the Closing.

Section 8.2 Conduct of the Business of SIM. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with Article XII, SIM shall, and shall cause its Subsidiaries to, except as otherwise contemplated by this Agreement, as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed) or as required by applicable Law, operate its business in the ordinary course and in accordance with past practice in all material respects and use commercially reasonable efforts to (x) preserve intact its business organization, (y) retain its current officers, key employees and employee base (taken as a whole) and preserve in all material respects its relationships with its key customers and suppliers, and (z) maintain with financially responsible insurance companies insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with past practice. Without limiting the generality of the foregoing, except as set forth in Section 8.2 of the SIM Disclosure Letter or as consented to by Acquiror and the Panavision Holder Representative in writing (which consents shall not be unreasonably conditioned, withheld or delayed), from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with Article XII, SIM shall not, and shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or as required by applicable Law:

(a) change or amend the certificate of incorporation, bylaws or other governing documents of any member of the SIM Group;

(b) (i) make, set aside, declare or pay any non-cash dividend or distribution to the shareholders of SIM or make any other non-cash distributions in respect of the capital stock or other equity interests of any member of the SIM Group, except for any such dividends or distributions by any of the wholly owned Subsidiaries of SIM to any other member of the SIM Group, (ii) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the capital stock or other equity interests of any member of the SIM Group or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding shares of capital stock or other equity interests of any member of the SIM Group, except (A) the acquisition by SIM of shares of SIM Capital Stock in connection with the surrender of shares by holders of SIM Options outstanding prior to the Closing in order to pay the exercise price of each such SIM Option, (B) the withholding or disposition of shares of SIM Capital Stock to satisfy withholding Tax obligations with respect to SIM Options outstanding prior to the Closing or (C) the acquisition by SIM of shares of SIM Capital Stock upon the forfeiture or repurchase of SIM Options or SIM Capital Stock outstanding as of the date hereof upon the termination of the employment of the holder thereof or other forfeiture or repurchase of such awards otherwise pursuant to the terms of any Contract or SIM Benefit Plan (x) in effect as of the date hereof that is disclosed in the SIM Disclosure Letter (if such disclosure would have been required as of the date hereof in accordance with the terms of this Agreement) or that is not required to be disclosed in the SIM Disclosure Letter or (y) that is entered into after the date hereof in accordance with the terms of this Agreement or otherwise in the ordinary course of business consistent with past practice;

(c) (i) materially adversely modify or amend, intentionally violate, cancel or terminate (other than, for the avoidance of doubt, expiration in accordance with its terms), (ii) become subject to any Contract that would, if in existence as of the date hereof, be a SIM Material Contract, except in the ordinary course of business or (iii) enter into any Contract that requires any capital expenditures by any member of the SIM Group in connection with the financing of any leasehold improvements or any similar obligations;

(d) sell, assign, transfer, convey, lease, license, abandon, waive, release or otherwise dispose of any of its material assets or properties, including any portion of the SIM Real Property, or any material rights or claims, in each case, except for sales, leases, rights of use or disposals of equipment, assets or Inventory in the ordinary course of business consistent with past practice;

(e) acquire any ownership or leasehold interest in any real property or enter into any assignment, transfer, lease, sublease, license, purchase and sale or option Contract or any other Contract relating to any real property, except for extensions or renewals of existing leases on terms not materially less favorable to the applicable member of the SIM Group than those in effect as of the date hereof;

(f) except as required by the terms of any SIM Benefit Plan or any collective bargaining agreement, works council agreement or other labor agreement that is disclosed in the SIM Disclosure Letter (if such disclosure would have been required as of the date hereof in accordance with the terms of this Agreement) or that is not required to be disclosed in the SIM Disclosure Letter, in each case, as in effect on the date of this Agreement, (i) grant any additional rights to severance, retention, change in control, termination or similar payments to any current or former employee, officer, director or other individual service provider of any member of the SIM Group, (ii) enter into or amend employment, severance, change in control, retention, consulting or similar arrangements with any employee, officer, director or other individual service provider of any member of the SIM Group; provided, that the SIM Group may enter into or amend employment and consulting arrangements with employees and individual consultants in connection with promotions and new hires or engagements whose annual base compensation does not exceed CAD 200,000, in each case, in the ordinary course of business consistent with past practice, (iii) terminate, adopt, establish, enter into or materially amend any SIM Benefit Plan or any plan, policy, program, arrangement or agreement that would be a SIM Benefit Plan if it were in existence as of the date of this Agreement (other than to replace or amend any SIM Benefit Plan if the cost of providing benefits thereunder is not materially increased), (iv) increase in any manner the compensation or benefits payable or to become payable to any employee, officer, director or other individual service provider of any member of the SIM Group, except for increases made in the ordinary course of business consistent with past practice, that do not exceed 10% individually or in the aggregate on an annualized basis, (v) take any action to accelerate any payment or benefit, the vesting or lapse of restrictions of any equity or equity-based award, or the funding of any payment or benefit provided pursuant to any SIM Benefit Plan, or (vi) terminate, other than for cause, the employment or engagement of any employee or individual consultant whose annual base compensation exceeds CAD 200,000 individually;

(g) acquire any equity interests in any Person or any business unit or a substantial portion of the assets of any Person, whether by merger, consolidation, combination, or the purchase of stock or assets or by any other manner, other than acquisitions of equipment, assets or Inventory in the ordinary course of business consistent with past practice;

(h) form any joint venture, partnership or limited liability company with any Person who is not a member of the SIM Group (excluding, for the avoidance of doubt, Contracts with suppliers, customers and distributors of the SIM Group entered into in the ordinary course of business);

(i) make any material loans, advances or capital contributions to any Person, except (i) pursuant to any loan between a member of the SIM Group, on the one hand, and any other member of the SIM Group, on the other hand, effected in the ordinary course of business consistent with past practice or (ii) for advances or reimbursements to employees or officers of any member of the SIM Group for expenses incurred in the ordinary course of business consistent with past practice or pursuant to any Contract or SIM Benefit Plan (x) in effect as of the date hereof that is disclosed in the SIM Disclosure Letter (if such disclosure would have been required as of the date hereof in accordance with the terms of this Agreement) or that is not required to be disclosed in the SIM Disclosure Letter or (y) that is entered into after the date hereof in accordance with the terms hereof or any indemnification or expense reimbursement pursuant to the governing documents of any member of the SIM Group;

(j) except as required by GAAP or IFRS or applicable Law or to the extent any such change is necessary or required in connection with the preparation of the financial statements prepared pursuant to Section 8.7, change any member of the SIM Group’s methods of accounting in any manner that would have a material impact on the SIM Group;

(k) (i) change any Tax accounting methods, (ii) make, revoke or amend material any election related to Taxes, (iii) enter into any closing agreement in respect of a material amount of Taxes, (iv) settle or compromise any material Tax claim or liability of the SIM Group, or any member thereof, (v) make or surrender any right to claim a material Tax refund, (vi) consent to any waiver or extension of the statute of limitations applicable to any material Taxes or any Tax Return (other than an extension obtained in the ordinary course of business in connection with filing Tax Returns) or (vii) file any amended Tax Returns with respect to material Taxes without the consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed);

(l) enter into, renew, modify or revise any SIM Related Party Contract or any Contract that would, if in existence as of the date hereof, be a SIM Related Party Contract;

(m) incur or assume any Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any member of the SIM Group or guarantee any debt securities of any other Person, other than any Indebtedness or guarantee (i) incurred in the ordinary course of business consistent with past practice and included in SIM Estimated Closing Date Indebtedness or that is paid or discharged in full at or prior to the Closing or (ii) incurred between SIM and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries;

(n) grant or permit to exist any Liens on any property or assets (whether tangible or intangible) of any member of the SIM Group (including the SIM Real Property) having an aggregate value in excess of $200,000, other than Permitted Liens;

(o) issue any additional shares of SIM Capital Stock or securities exchangeable or exercisable for or convertible into SIM Capital Stock or grant any equity or equity-based compensation (other than in connection with the exercise of SIM Options outstanding on the date hereof or pursuant to any Contract (x) in effect as of the date hereof that is disclosed in the SIM Disclosure Letter (if such disclosure would have been required as of the date hereof in accordance with the terms of this Agreement) or that is not required to be disclosed in the SIM Disclosure Letter or (y) that is entered into after the date hereof in accordance with the terms hereof);

(p) form or cause to be formed any new Subsidiary;

(q) waive, release, assign, settle, compromise or otherwise resolve any material Actions, except where such waivers, releases, assignments, settlements or compromises (i) involve only the payment of monetary damages in an amount less than $120,000 per individual claim or $300,000 in the aggregate or (ii) are covered by insurance and would not impose equitable relief upon, or require the admission of wrongdoing by, any member of the SIM Group or any of its officers, directors or managers; provided, however, that SIM shall give notice to Acquiror of the settlement or resolution of any of the Actions set forth in Section 4.10 of the SIM Disclosure Letter as promptly as practicable thereafter;

(r) grant to or acquire from, or agree to grant to or acquire from, any Person (other than any other member of the SIM Group or any of its or their Representatives or pursuant to any Contract (x) in effect as of the date hereof that is disclosed in the SIM Disclosure Letter (if such disclosure would have been required as of the date hereof in accordance with the terms of this Agreement) or that is not required to be disclosed in the SIM Disclosure Letter or (y) that is entered into after the date hereof in accordance with the terms hereof) Intellectual Property that is material to the SIM Group, other than in the ordinary course of business consistent with past practice, or dispose of, abandon or permit to lapse any rights to any material Intellectual Property of the SIM Group except in the ordinary course of business consistent with past practice, and, other than in the ordinary course of business consistent with past practice or pursuant to any obligations to maintain the confidentiality thereof, use commercially reasonable efforts not to disclose or agree to disclose to any Person (other than to any other member of the SIM Group or any of its or their respective Representatives or Acquiror or any of its Representatives) any trade secret or any other material confidential or proprietary information, know-how or process of any member of the SIM Group;

(s) except for capital expenditures in an aggregate amount up to those contemplated by SIM’s 2018 budget or those contemplated by SIM’s 2019 budget, as applicable, or as required by any Contract in effect as of the date hereof or entered into after the date hereof in accordance with the terms hereof, make or commit to make capital expenditures in the aggregate in excess of $400,000 (except that any tenant improvements shall be consented to by Acquiror and the Panavision Holder Representative in writing (which consents shall not be unreasonably conditioned, withheld or delayed));

(t) enter into, or modify or amend any collective bargaining agreement or similar Contract;

(u) change its collection or payment practices in any material respect (other than case by case for a valid and legitimate business reason unrelated to the Transactions);

(v) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution; or

(w) enter into any Contract to do any action prohibited under this Section 8.2.

Notwithstanding the foregoing or anything to the contrary herein, nothing in this Agreement shall give Acquiror or any of its Subsidiaries, directly or indirectly, the right to control or direct any member of the SIM Group’s operations prior to the Closing.

Section 8.3 Information; Contact with Business Relations.

(a) From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with Article XII, (i) SIM shall, and shall cause its Subsidiaries to, afford to Acquiror, Panavision and their respective Representatives, as applicable, reasonable access (including for the purpose of coordinating transition planning for employees) upon reasonable advance notice, to all of its pertinent properties, Books and Records, Contracts and Tax Returns and appropriate officers, and furnish Acquiror, Panavision and their respective Representatives, as applicable, with all pertinent financial and operating data and other information concerning the affairs of the SIM Group, as such party or its Representatives may reasonably request; and (ii) Panavision shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives, as applicable, reasonable access (including for the purpose of coordinating transition planning for employees) upon reasonable advance notice, to all of its pertinent properties, Books and Records, Contracts and Tax Returns and appropriate officers, and furnish Acquiror and its Representatives with all pertinent financial and operating data and other information concerning the affairs of the Panavision Group, as Acquiror or its Representatives may reasonably request; provided, however, that (i) such access or furnishing of information shall be conducted during normal business hours, under the supervision of the applicable Company’s personnel, and in such manner as to not unreasonably interfere with the normal operation of the applicable Company or any of its Subsidiaries and (ii) such access shall not extend to any sampling or analysis of soil, groundwater, building materials or other environmental media of the sort generally referred to as a Phase II environmental investigation; provided, further, that each Company may designate certain portions of such information as being provided on an outside-counsel basis only. All information obtained pursuant to this Section 8.3 shall be subject to the Panavision Confidentiality Agreement, the SIM Confidentiality Agreement and the Companies Confidentiality Agreement, as applicable. Notwithstanding anything to the contrary set forth in this Agreement, during the period from the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, none of the Companies nor any of their Affiliates shall be required to disclose to Acquiror or any of its Representatives any information (i)(A) if doing so would violate any confidentiality obligations owing to third Persons or Law to which any Company or any of its Affiliates is subject or (B) which it reasonably determined upon the advice of counsel could result in the loss of the ability to successfully assert attorney-client or work product privileges; provided, that if any information is withheld pursuant to this clause (i), such Company or Affiliate will (x) inform Acquiror as to the general nature of what is being withheld and (y) use its commercially reasonable efforts (at the cost and expense of the requesting party (which shall, in the case of any costs and expenses of the non-requesting party, be limited to the reasonable and documented out-of-pocket costs and expenses of the non-requesting party)) (1) to accommodate any request from Acquiror for information pursuant to this Section 8.3 in a manner that does not result in such a violation or waiver or (2) to obtain the required consent of such third Person to permit such access or disclosure, or (ii) if a Company or any of its Affiliates, on the one hand, and Acquiror or any of its Affiliates, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto.

(b) During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Acquiror hereby agrees that it is not authorized to and shall not (and shall not permit any of its Representatives or Affiliates to) contact any employee (other than members of management involved with the Transactions), customer, supplier, distributor or other material business relation of any member of the Panavision Group or SIM Group regarding any member of the Panavision Group or SIM Group, the business of any member of the Panavision Group, the business of any member of the SIM Group or the Transactions without the prior written consent of the Panavision Holder Representative or the SIM Holder Representative, as applicable (not to be unreasonably withheld, conditioned or delayed); provided, that this Section 8.3(b) shall not (i) restrict Sponsor’s Affiliates who operate in a similar line of business as the line of business of a member of the Panavision Group or SIM Group, or any of their Representatives, from contacting any customer, supplier, distributor or other material business relation of any member of the Panavision Group or SIM Group, so long as such contact does not relate to any member of the Panavision Group, the SIM Group or any of their respective businesses, the Transactions or otherwise violate the Confidentiality Agreements or (ii) restrict any Representatives of Acquiror from receiving incoming correspondence in the ordinary course (such as answering phone calls) from any customer, supplier, distributor or other material business relation of any member of the Panavision Group or SIM Group related to any member of the respective Company Group or its respective business or the Transactions, so long as (A) such contact was not, directly or indirectly, solicited or encouraged by Acquiror, any of its Affiliates or any of their respective Representatives, (B) Acquiror as soon as reasonably practicable informs Panavision or SIM, as applicable, of such correspondence, (C) such Representative immediately informs such customer, supplier, distributor or other material business relation of the restrictions contained in this Section 8.3(b) and does not engage in any substantive discussions with any such customer, supplier, distribution or other material business relation relating to any member of the respective Company Group, its respective business or the Transactions, and (D) such Representative does not represent that it is authorized to, nor does it negotiate or enter into any agreement (in principle or otherwise) on behalf of any member of the respective Company Group.

Section 8.4 HSR Act, Foreign Antitrust Approvals and Investment Canada Act Approval.

(a) In connection with the Transactions, each of the Companies, the SIM Sellers and the Holder Representatives shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly (but in no event later than fifteen (15) Business Days after the date of this Agreement) with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period(s) under the HSR Act and (ii) as soon as practicable, make such other filings with any similar foreign Governmental Authorities as may be required under any applicable similar foreign Law and use its reasonable best efforts to ensure that any such required clearances associated therewith are obtained or are deemed, by applicable Law, to have been obtained (e.g. because of the lapse, expiration or termination of the applicable waiting periods or because jurisdiction has been declined) (“Foreign Antitrust Approvals”). Each of the Companies, the SIM Sellers and the Holder Representatives shall substantially comply with any Antitrust Information or Document Requests. Notwithstanding anything to the contrary in this Agreement, neither “reasonable best efforts” nor any requests in Section 8.4(b) shall be deemed or construed to require any of the Companies, the Holder Representatives, their respective Affiliates or any of their respective direct or indirect equityholders, and none of the foregoing Persons shall be required (and neither Acquiror or any of its Affiliates shall agree to any of the following without the express written consent of the Holder Representatives) in order to obtain early termination of the waiting periods, or to obtain Foreign Antitrust Approvals, or to otherwise satisfy any Antitrust Authority or to obtain Investment Canada Act Approval (i) to offer, agree or consent to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate or otherwise agree to any limitation with respect to (before, at or after the Closing) any assets, properties, licenses, operations, rights, product lines, businesses or interest therein, or otherwise restrict or limit in any respect the business or operations of the applicable Company Group, Sponsor or any of their respective Affiliates or (ii) to commence or defend any Action challenging or seeking to restrain or prohibit the consummation of the Transactions.

(b) Subject to the last sentence of Section 8.4(a), each of the Companies, the SIM Sellers and the Holder Representatives shall as promptly as practicable furnish to Acquiror any and all information and cooperation reasonably necessary or advisable to assist Acquiror in connection with its application to obtain Investment Canada Act Approval, and, to the extent permitted by applicable Law, copies of any written notices or written communications received by any of them or their respective Affiliates from any third party or any Governmental Authority with respect to the Transactions, and each of the Companies, the SIM Sellers and the Holder Representatives shall, to the extent permitted by applicable Law and reasonably practicable, permit Acquiror’s counsel reasonable opportunity to review in advance, and each of the Companies, the SIM Sellers and the Holder Representatives shall consider in good faith the views of such counsel in connection with, any proposed written communications by any of the Companies, the SIM Sellers, the Holder Representatives or their respective Affiliates to any Governmental Authority concerning the Transactions. Each of the Companies, the SIM Sellers and the Holder Representatives agrees to, to the extent permitted by applicable Law and reasonably practicable, provide Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between any of the Companies, the SIM Sellers, the Holder Representatives or their respective Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.

Section 8.5 No Solicitation by the Companies. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with Article XII, except in connection with the Transactions, none of the Companies, the SIM Sellers or the Holder Representatives shall, and each shall cause its Subsidiaries and its and their respective Affiliates (including, in the case of Panavision, the Principal Panavision Holders) and Representatives not to, directly or indirectly, (a) solicit or initiate or knowingly induce or encourage, or knowingly take any other action to facilitate, any Acquisition Proposal or any existing, new or revised inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal, (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information in furtherance of, or otherwise cooperate in any way in furtherance of, any Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal, (c) approve, endorse, recommend, execute or enter into any Contract, letter of intent, memorandum of understanding, agreement in principle, joint venture agreement, partnership agreement or merger, acquisition or similar agreement constituting, contemplating or otherwise relating to any Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal, or (d) prepare or take any steps in furtherance of a public offering of any securities of the respective Company. For the avoidance of doubt, it is understood and agreed that the foregoing shall not prohibit the Companies, the SIM Sellers, the Holder Representatives and the Companies’ Subsidiaries and their respective Affiliates (including, in the case of Panavision, the Principal Panavision Holders), Representatives, stockholders, equityholders, members and partners from taking any actions in the ordinary course that are not otherwise in violation of this Section 8.5 (such as answering phone calls) or informing any Person inquiring about a possible Acquisition Proposal of the existence of the obligations contained in this Section 8.5; provided, that each of the Companies, the SIM Sellers and the Holder Representatives shall give notice of any Acquisition Proposal to Acquiror as promptly as practicable following the receipt thereof by any of them, the Companies’ Subsidiaries or, to the Knowledge of Panavision or SIM, or to the actual knowledge of the SIM Sellers or the Holder Representatives, or their respective Affiliates (including, in the case of Panavision, the Principal Panavision Holders) and Representatives. From and after the date of this Agreement, the Companies, the SIM Sellers and the Holder Representatives shall, and each shall cause its Subsidiaries and its and their respective Affiliates (including, in the case of Panavision, the Principal Panavision Holders) and Representatives to, immediately cease and terminate all discussions and negotiations with any Person that may be ongoing with respect to an Acquisition Proposal, and as promptly as practicable thereafter notify such Person to the effect that the Companies, the SIM Sellers and the Holder Representatives, as applicable, are ending all discussions and negotiations with such Person with respect to such Acquisition Proposal, effective immediately.

Section 8.6 FIRPTA Certificate. On or prior to the Closing Date, but no earlier than thirty (30) days prior to the Closing Date, Panavision shall deliver to Acquiror a duly executed certificate as specified in Section 1.1445-2(c)(3) of the Treasury Regulations, together with a form of notice to the IRS required under Section 1.897-2(h)(2) of the Treasury Regulations, each in the form attached hereto as Exhibit K (collectively, the “FIRPTA Certificate”). If Panavision fails to deliver the FIRPTA Certificate, then Acquiror’s sole remedy shall be to withhold with respect to amounts payable to applicable Panavision Holder any amounts required to be withheld under Section 1445 of the Code in accordance with Section 3.14.

Section 8.7 Preparation and Delivery of Financial Statements and Pro Forma Financial Information.

(a) As soon as reasonably practicable, Panavision shall deliver to Acquiror the Closing Panavision Audited Financial Statements, audited in accordance with the standards of the Public Company Accounting Oversight Board, and each of the Companies shall deliver to Acquiror the unaudited historical condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows of the applicable Company Group as of and for the six (6)-month period ended June 30, 2018; provided, that, in each case, Panavision or SIM, as applicable, shall use its commercially reasonable efforts to do so on or prior to the date that is thirty (30) days following the date of this Agreement. All such financial statements, together with any unaudited historical condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ equity (deficit) and cash flows of either of the Company Groups as of and for a year-to-date period ended as of the end of a different fiscal quarter that Acquiror is required to provide pursuant to Section 8.11 or to include in the Shareholder Meeting Proxy Statement or the Registration Statement and any other filings to be made by Acquiror with the SEC in connection with the Transactions, will (i) fairly present in all material respects the consolidated financial position of such Company Group, as of such date, and the consolidated results of operations, income, changes in stockholders’ equity (deficit) and cash flows for the period then ended (subject to the absence of normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) be prepared in conformity with GAAP (in the case of the Panavision Group) or IFRS (in the case of the SIM Group) applied on a consistent basis during the periods involved (subject to the absence of normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) be prepared from, and be in accordance with in all material respects, the Books and Records of such Company Group, (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof and (v) in the case of the Closing Panavision Audited Financial Statements, be audited in accordance with the standards of the Public Company Accounting Oversight Board.

(b) Each of the Companies shall use its commercially reasonable efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Company Group, Acquiror in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that Acquiror is required to include in the Shareholder Meeting Proxy Statement or the Registration Statement and any other filings to be made by Acquiror with the SEC in connection with the Transactions and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law.

Section 8.8 Panavision Stockholder Consent.

(a) Panavision, acting through the Board of Directors of Panavision, as soon as practicable following the execution of this Agreement by Panavision (but in no event later than five (5) Business Days after such date), shall request, in accordance with applicable Law, and use reasonable best efforts to deliver to Acquiror, a true, correct and complete copy of the Panavision Stockholder Consent signed by those Panavision Stockholders holding at least the Relevant Percentage of the outstanding Panavision Common Stock. From the date of the Panavision Stockholder Consent through the earlier of the Closing or the termination of this Agreement in accordance with Article XII, none of the Principal Panavision Holders shall revoke, modify, amend or waive its approval of the Panavision Stockholder Consent without Acquiror’s prior written consent.

(b) Panavision shall, as soon as practicable after the date hereof but in no event more than thirty (30) days following the delivery of the Panavision Stockholder Consent pursuant to Section 8.8(a), cause to be delivered to each Panavision Stockholder a notice, which shall include the notice contemplated by Section 228(e) of the DGCL, together with copies of this Agreement, and the Panavision Stockholder Consent, stating (if the Panavision Stockholder Consent has been signed by those Panavision Stockholders holding at least the Relevant Percentage of the outstanding Common Stock) that the Merger has been approved by the holders of at least the Relevant Percentage of the outstanding Panavision Common Stock and a statement regarding the appraisal rights of the Panavision Stockholders pursuant to Section 262 of the DGCL and that the Merger shall occur in accordance with the terms and subject to the conditions of this Agreement. At the written request of Acquiror within fifteen (15) days after delivery of the Panavision Stockholder Consent to Acquiror pursuant to Section 8.8(a), Panavision shall use commercially reasonable efforts to cause the notice described in this Section 8.8(b) to also include a “Drag-Along Notice” pursuant to Section 4.6(a) of the Panavision Stockholders’ Agreement (the “Panavision Drag-Along Notice”). Each of Acquiror and SIM shall promptly provide such information about Acquiror or SIM, as applicable, and its Affiliates (including, for the avoidance of doubt, in the case of Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub) as Panavision shall reasonably request in connection with each such notice. Panavision does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of Acquiror or SIM that is contained in the Panavision Drag-Along Notice or the notice pursuant to Section 228(e) of the DGCL.

(c) Panavision shall, as soon as practicable following the execution of this Agreement by Panavision, but in no event more than thirty (30) days following the date of this Agreement, use reasonable best efforts to deliver to Acquiror a joinder to the Panavision Stockholders’ Agreement signed by Solus Opportunities Fund 5 LP.

Section 8.9 Section 280G.

(a) No later than three (3) Business Days prior to the Closing, Panavision will (i) solicit from each Person who has a right to any payments or benefits as a result of or in connection with the Transactions that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder (hereafter, “Section 280G”)) (which, for the avoidance of doubt, shall include payments or benefits pursuant to agreements or arrangements entered into between Acquiror or any of its Subsidiaries and such Person that create a right or entitlement by such Person to receive any “parachute payments” within the meaning of Section 280G; provided all information necessary to include any such payments or benefits is provided to Panavision by Acquiror or its Representatives no later than ten (10) Business Days prior to the Closing), a waiver of such Person’s rights to all of such payments or benefits (to the extent waived, the “Panavision Waived 280G Benefits”) applicable to such Person so that all remaining payments or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G), and (ii) solicit the approval of Panavision’s equityholders, to the extent required and in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, of any Panavision Waived 280G Benefits. Prior to soliciting such waivers and soliciting such approval, Panavision shall provide drafts of such waivers and such equityholder approval materials (including supporting calculations) to Acquiror and its Representatives for their review no later than five (5) Business Days prior to soliciting such waivers and soliciting such approval and consider in good faith any comments that Acquiror and its Representatives may provide thereon. Prior to the Closing, Panavision shall deliver to Acquiror reasonably satisfactory evidence that a vote of Panavision’s equityholders was solicited in accordance with the foregoing provisions of this Section 8.9 and that either (i) the requisite number of equityholder votes was obtained with respect to the Panavision Waived 280G Benefits (the “Panavision 280G Approval”), or (ii) that the Panavision 280G Approval was not obtained. If the Panavision 280G Approval is not obtained, such Panavision Waived 280G Benefits shall not be paid or provided. Notwithstanding the foregoing, to the extent that any contract, agreement, or plan is entered into by Acquiror, any of its Representatives, or the Surviving Corporation and a disqualified individual in connection with the Transactions prior to the Closing (the “Panavision Acquiror Arrangements”), Panavision’s failure to include any Panavision Acquiror Arrangements in the stockholder voting materials described herein, for any reason, will not result in a breach of the covenants set forth in this Section 8.9 unless Acquiror provides a copy of such contract, agreement or plan to Panavision at least ten (10) days prior to the Closing and sufficient information reasonably necessary to determine the value (for purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the Transactions that would be deemed to constitute a “parachute payment” under Section 280G of the Code.

(b) No later than three (3) Business Days prior to the Closing, SIM will (i) solicit from each Person who has a right to any payments or benefits as a result of or in connection with the Transactions that would be deemed to constitute “parachute payments” within the meaning of Section 280G (which, for the avoidance of doubt, shall include payments or benefits pursuant to agreements or arrangements entered into between Acquiror or its Subsidiaries and such Person that create a right or entitlement by such Person to receive any “parachute payments” within the meaning of Section 280G; provided, that all information necessary to include any such payments or benefits is provided to SIM by Acquiror or its Representatives no later than ten (10) Business Days prior to the Closing), a waiver of such Person’s rights to all of such payments or benefits (to the extent waived, the “SIM Waived 280G Benefits”) applicable to such Person so that all remaining payments or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G), and (ii) solicit the approval of SIM’s equityholders, to the extent required and in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, of any SIM Waived 280G Benefits. Prior to soliciting such waivers and soliciting such approval, SIM shall (A) provide drafts of such waivers and such equityholder approval materials to Acquiror and its Representatives for their review no later than five (5) Business Days prior to soliciting such waivers and soliciting such approval and consider in good faith any comments that Acquiror and its Representatives may provide thereon, and (B) provide supporting calculations with respect to all Persons who are reasonably expected to be “disqualified individuals” for purposes of Section 280G of the Code to Acquiror, Panavision and the Panavision Holder Representative promptly (and in any event within thirty (30) days) after the date hereof. Prior to the Closing, SIM shall deliver to Acquiror reasonably satisfactory evidence that a vote of SIM’s equityholders was solicited in accordance with the foregoing provisions of this Section 8.9 and that either (1) the requisite number of equityholder votes was obtained with respect to the SIM Waived 280G Benefits (the “SIM 280G Approval”), or (2) that the SIM 280G Approval was not obtained. In the event that SIM is unable to obtain a signed waiver from any affected Person, and the SIM 280G Approval is not obtained, all related SIM 280G Losses shall be treated as SIM Transaction Expenses. Notwithstanding the foregoing, to the extent that any contract, agreement, or plan is entered into by Acquiror or any of its Representatives and a disqualified individual in connection with the Transactions prior to the Closing (the “SIM Acquiror Arrangements”), SIM’s failure to include any SIM Acquiror Arrangements in the stockholder voting materials described herein, for any reason, will not result in a breach of the covenants set forth in this Section 8.9 unless Acquiror provides a copy of such contract, agreement or plan to SIM at least ten (10) days prior to the Closing and sufficient information reasonably necessary to determine the value (for purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the Transactions that would be deemed to constitute a “parachute payment” under Section 280G of the Code.

Section 8.10 SIM Compulsory Sale Notice. Promptly following the execution of this Agreement, the Dragging SIM Holders shall take all actions necessary to deliver to the other SIM Sellers, and then deliver to Acquiror (together with evidence of delivery to such other SIM Sellers) as promptly as practicable thereafter (but in no event later than five (5) days following the date of this Agreement), a written notice from the Dragging SIM Holders with respect to their exercise of carry-along requirements with respect to the Purchase pursuant to

Section 8.2 of the SIM Shareholders’ Agreement (the “SIM Compulsory Sale Notice”), in the form previously approved by Acquiror. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with Article XII, none of the Dragging SIM Holders shall revoke, modify, amend, waive or permit termination of the SIM Compulsory Sale Notice without Acquiror’s prior written consent.

Section 8.11 Cooperation with Debt Financing and PIPE Investment. Prior to the Closing, each of the Companies shall, and shall use reasonable best efforts to cause its Subsidiaries and its and their respective pertinent employees to, use reasonable best efforts to provide to Acquiror, at Acquiror’s sole cost and expense, all cooperation reasonably requested by Acquiror in connection with the Debt Financing, the PIPE Investment and any Alternative Financing, including (a) by providing such information and assistance (including furnishing Acquiror with the Required Financial Information and any other available financial statements and other financial data relating to the applicable Company Group reasonably requested by Acquiror) as Acquiror may reasonably request, (b) granting such access to Acquiror and its Representatives as may be reasonably necessary for their due diligence, (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with rating agencies in connection with the Debt Financing (including direct contact between appropriate members of senior management and other Representatives of the applicable Company Group and the parties acting as lead arrangers or agents for, and prospective lenders of, the Debt Financing), in each case, at reasonable times and locations as reasonably agreed by the relevant Company, (d) assisting Acquiror and the providers of the Debt Financing in the preparation of customary offering memoranda, bank information memoranda, rating agency presentations and lender presentations relating to the Debt Financing, (e) reasonably cooperating with the marketing efforts of Acquiror and the providers of the Debt Financing for all or any portion of the Debt Financing, (f) executing documents as may be reasonably requested by Acquiror and are required by the Debt Financing Sources, including (i) customary authorization letters in connection with the Required Financial Information and any offering memoranda and bank information memoranda (including with respect to presence or absence of material non-public information and the accuracy of the information contained therein), (ii) documents relating to the repayment of the existing Indebtedness of the applicable Company Group set forth in Section 11.2(r) of the Panavision Disclosure Letter or the SIM Disclosure Letter, as applicable, and the release of related Liens, including customary payoff letters, in each case, in accordance with the requirements set forth in Section 11.2(r), (iii) certificates of the chief financial officer of each Company with respect to solvency matters substantially in the forms attached to the Debt Commitment Letters as in effect on the date of this Agreement and (iv) agreements, documents or certificates that facilitate the creation, perfection or enforcement of Liens securing the Debt Financing as reasonably requested by Acquiror or the providers of the Debt Financing and, in each case, as contemplated by the Debt Commitment Letters, (g) if reasonably requested by Acquiror or the providers of the Debt Financing in writing to Panavision (in the case of any member of the Panavision Group) or SIM (in the case of any member of the SIM Group) at least ten (10) Business Days prior to the Closing, providing at least three (3) Business Days prior to the Closing Date to Acquiror or the providers of the Debt Financing all documentation and other information reasonably required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering Laws, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as amended, (h) providing all reasonably requested available relevant information with respect to the collateral required under the Debt Commitment Letters and providing reasonable access to Acquiror and the providers of the Debt Financing to allow them to conduct audit examinations and appraisals with respect to such collateral, (i) using reasonable best efforts to satisfy the conditions precedent set forth in the Debt Commitment Letters or any definitive documentation relating to the Debt Financing to the extent the satisfaction of such conditions requires the cooperation of or is within the control of any member of the applicable Company Group, and (j) using reasonable best efforts to facilitate obtaining legal opinions reasonably requested by the providers of the Debt Financing and customary for financings similar to the Debt Financing; provided, however, that (x) irrespective of the above, no obligation of any member of the applicable Company Group under any such certificate, document or instrument (other than the authorization letters referred to above) shall be effective until the Closing and no member of the applicable Company Group shall be required to take any action under any such certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Closing) or that would be effective prior to the

Closing, and (y) nothing herein shall require such cooperation to the extent it would interfere materially and unreasonably with the business or operations of any member of the applicable Company Group or its Affiliates. No member of a Company Group or any of its Affiliates shall be required to pay any commitment or other similar fee or make any other payment in connection with the Debt Financing prior to the Closing or incur any cost or expense that Acquiror does not agree to reimburse as required below in this Section 8.11 in connection with assisting Acquiror in arranging the Debt Financing or cause or permit any Lien to be placed on any of their respective assets in connection with the Debt Financing prior to the Closing. Subject to Section 10.7, Acquiror shall indemnify and hold harmless each of the Company Groups, their respective Affiliates and the Representatives of any of the foregoing (each, a “Financing Indemnified Person”) from and against any and all damages, losses, charges, liabilities, claims, awards, judgments, settlements, interest, penalties and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) suffered or incurred in connection with the arrangement of the Debt Financing (including any action taken in accordance with this Section 8.11) and any information utilized in connection therewith (other than historical information relating to the Company Groups provided specifically for use in the Debt Financing offering documents); provided, that any such obligation to indemnify and hold harmless a Financing Indemnified Person shall not be applicable to the extent resulting from the willful misconduct of such Financing Indemnified Person or any Affiliate or Representative of such Financing Indemnified Person or from such Financing Indemnified Person’s material breach of this Section 8.11 (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction). Each of the Companies hereby consents to the use of its and their respective Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect any member of the applicable Company Group. For purposes of this Agreement, “Required Financial Information” shall mean the financial statements and other information that are required to satisfy the conditions set forth in paragraphs 6(b) and 6(c) of Annex II to the ABL Commitment Letter and paragraphs 7(b) and 7(c) of Annex II to the Second Lien Commitment Letter.

Section 8.12 Tail Policies. Prior to the Effective Time, each of the Companies shall obtain prepaid “tail” policies reasonably acceptable to Acquiror extending coverage for an aggregate period of six (6) years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Effective Time covering (as direct beneficiaries) those Persons who are currently covered by the applicable Company Group’s directors’ and officers’ liability insurance policies, in each case of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, the applicable Company Group (the “D&O Tail Policies”); provided, however, that the amount paid for each of the D&O Tail Policies pursuant to this Section 8.12 shall not exceed the annual equivalent of two hundred and fifty percent (250%) of the annual premiums paid by such Company in its last full fiscal year without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed). This Section 8.12 is intended to be for the benefit of, and will be enforceable by, those Persons who are currently covered by the applicable Company Group’s directors’ and officers’ liability insurance policies and their respective heirs, legatees, Representatives, successors and assigns.

Section 8.13 Termination of the SIM Shareholders’ Agreement. Subject to and conditioned upon the occurrence of the Closing, each SIM Seller, by becoming party to this Agreement, hereby consents to and agrees that the SIM Shareholders’ Agreement shall automatically, without any further action of any Person, terminate and be of no further force and effect at the Closing.

Section 8.14 Exercise of Options by Dragging SIM Holders. Each of the Dragging SIM Holders agrees to exercise all of its SIM Options in accordance with Section 3.2(c) and Section 3.5.

Section 8.15 SIM Credit Agreement.

(a) From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, SIM will: (i) promptly notify Acquiror, Panavision and the Panavision Holder Representative of

(A) any notice of noncompliance or default received or given by or required to be given by SIM or any of its Affiliates under any SIM Loan Document, (B) any default under any SIM Loan Document of which SIM becomes aware, and (C) any discussions with the lenders and/or any agent or arranger under the SIM Credit Agreement with respect to the SIM Credit Agreement Amendment and any other waiver, amendment or forbearance, including with respect to any “Default” or anticipated “Default” or “Event of Default” (each as defined in the SIM Credit Agreement); (ii) keep Acquiror, Panavision and the Panavision Holder Representative informed on a current basis of all such discussions referred to in the foregoing clause (a)(i)(C); and (iii) provide Acquiror, Panavision and the Panavision Holder Representative with all draft documents and other information reasonably requested by Acquiror or the Panavision Holder Representative with respect to all matters described in this Section 8.15(a).

(b) From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, SIM shall not agree to any amendment or waiver of the terms of any SIM Loan Document and SIM shall not enter into any Contract or arrangement (including any forbearance with respect to the exercise of any rights or remedies under any SIM Loan Document) with respect to any SIM Loan Document, in each case, without the prior written consent of Acquiror and the Panavision Holder Representative.

(c) Subject to Section 8.15(b), SIM shall use reasonable best efforts to obtain, no later than September 30, 2018, an effective amendment to the SIM Credit Agreement executed by SIM and all lenders under the SIM Credit Agreement addressing the matters set forth in Section 8.15(c) of the SIM Disclosure Letter on terms no less favorable to SIM and its Subsidiaries than the terms described in Section 8.15(c) of the SIM Disclosure Letter and otherwise acceptable to Acquiror and the Panavision Holder Representative (such amendment, the “SIM Credit Agreement Amendment”). SIM shall deliver a true and complete executed copy of the SIM Credit Agreement Amendment, and all documents, agreements and instruments executed in connection therewith, to Acquiror and the Panavision Holder Representative promptly following execution of the same. SIM shall, and shall cause its Subsidiaries to, comply with all requirements and other provisions applicable to SIM or such Subsidiary, as applicable, contained in the SIM Credit Agreement Amendment.

Section 8.16 Capital Expenditure Commitments. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, unless otherwise agreed by Acquiror (and, in respect of clause (b), the Panavision Holder Representative) in writing, each of the Companies shall make, and/or cause the other members of the Panavision Group or SIM Group, as applicable, to make, minimum capital expenditures for the calendar year ending December 31, 2018 (a) in the case of the Panavision Group, in an amount, together with any other capital expenditures made by the Panavision Group during the calendar year ending December 31, 2018 prior to the date hereof, equal to $51,600,000 (the “Panavision Minimum Capex Target”) and (b) in the case of the SIM Group, in an amount, together with any other capital expenditures made by the SIM Group during the calendar year ending December 31, 2018 prior to the date hereof, equal to CAD 18,500,000 (the “SIM Minimum Capex Target”). If the Closing occurs prior to December 31, 2018, the Panavision Minimum Capex Target and SIM Minimum Capex Target shall be pro-rated based on the actual number of days from January 1, 2018 to the Closing.

ARTICLE IX

COVENANTS OF ACQUIROR

Section 9.1 HSR Act, Foreign Antitrust Approvals and Investment Canada Act Approval.

(a) In connection with the Transactions, Acquiror shall (and, to the extent required, shall cause its Affiliates (including Sponsor) to) (i) comply promptly (but in no event later than fifteen (15) Business Days after the date of this Agreement) with the notification, reporting and application requirements of the HSR Act and the Investment Canada Act and use its reasonable best efforts to obtain early termination of the waiting period(s)

under the HSR Act and Investment Canada Act Approval and (ii) as soon as practicable, make such other filings with any similar foreign Governmental Authorities as may be required for any Foreign Antitrust Approvals and use its reasonable best efforts to ensure that any such required Foreign Antitrust Approvals are obtained or deemed to be obtained. Acquiror shall substantially comply with any Antitrust Information or Document Requests. Notwithstanding anything to the contrary in this Agreement, neither “reasonable best efforts” nor any requests in Section 9.1(b) shall be deemed or construed to require any of Acquiror, its Affiliates or any of its direct or indirect equityholders, (including Sponsor, Panavision Acquisition Sub and SIM Acquisition Sub), and none of the foregoing Persons shall be required, in order to obtain early termination of the waiting periods, or to obtain Foreign Antitrust Approvals, or to otherwise satisfy any Antitrust Authority or to obtain Investment Canada Act Approval (i) to offer, agree or consent to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate or otherwise agree to any limitation with respect to (before, at or after the Closing) any assets, properties, licenses, operations, rights, product lines, businesses or interest therein, or otherwise restrict or limit in any respect the business or operations of any of Acquiror, its Affiliates, its direct or indirect equityholders (including Sponsor, Panavision Acquisition Sub and SIM Acquisition Sub), the Companies or any of their respective Affiliates or (ii) to commence or defend any Action challenging or seeking to restrain or prohibit the consummation of the Transactions.

(b) Subject to the last sentence of Section 9.1(a), Acquiror shall promptly furnish to the Companies and the Holder Representatives copies of any notices or written communications received by Acquiror or any of its Affiliates from any third party or any Governmental Authority with respect to the Transactions, and Acquiror shall permit the Companies’ respective counsel an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror or its Affiliates to any Governmental Authority concerning the Transactions. Acquiror agrees to provide the Companies, the Holder Representatives and the Companies’ respective counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.

Section 9.2 D&O Indemnification.

(a) All rights to indemnification, exculpation and advancement of expenses existing in favor of the current or former directors, officers, employees and agents of Acquiror, Panavision, SIM or any of their respective Subsidiaries (the “D&O Indemnified Persons”), as provided in the certificate of incorporation, articles of organization, bylaws or similar constituent documents of Acquiror, Panavision, SIM or any of their respective Subsidiaries, as applicable, in effect on the date of this Agreement, or in any indemnification agreement or arrangement as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Closing, shall survive the consummation of the Transactions and shall continue in full force and effect and Acquiror, Panavision, SIM or any of their respective Subsidiaries, as applicable, will perform and discharge its respective obligations to provide such indemnity, exculpation and advancement of expenses from and after the Closing for a period of six (6) years or until the settlement or final adjudication of any Action commenced during such period.

(b) Without limiting the foregoing, for a period of six (6) years from and after the Closing Date, Acquiror shall cause the certificate of incorporation, bylaws or other governing documents of Acquiror, the Surviving Corporation, SIM and their respective successors, if any, to contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of present and former directors and officers of Acquiror, Panavision, SIM or any of their respective Subsidiaries for periods at or prior to the Closing Date than are set forth in the certificate of incorporation, bylaws or other governing documents of Acquiror, Panavision or SIM as of the date of this Agreement, except as may be required by applicable Law.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 9.2 (i) is intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, and each D&O

Indemnified Person’s heirs, legatees, Representatives, successors and assigns, and (ii) shall survive the consummation of the Transactions indefinitely and shall be binding, jointly and severally, on all successors and assigns of Acquiror, the Surviving Corporation and SIM. In the event that Acquiror, the Surviving Corporation, SIM or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror, the Surviving Corporation or SIM, as the case may be, shall succeed to the obligations set forth in this Section 9.2.

Section 9.3 Employee Matters.

(a) From and after the Closing Date and for a period of one (1) year following the Closing Date, Acquiror shall, or shall cause its Subsidiaries, including the Companies, to provide to each employee of each Company Group immediately prior to the Closing Date who continues in employment with Acquiror or its Subsidiaries, including such Company Group (each, a “Continuing Employee”), with (i) annual base salary or hourly wage rate, as applicable, and cash target bonus opportunity that are substantially comparable in the aggregate in all material respects to the annual base salary or hourly wage rate, as applicable, and cash target bonus opportunity (excluding equity-based incentive arrangements) that were provided to such Continuing Employee immediately prior to the Closing Date, (ii) severance benefits and protections that are substantially comparable in the aggregate in all material respects to the severance benefits and protections that were provided to such Continuing Employee under the applicable Company Benefit Plan in effect immediately prior to the Closing Date and set forth in Section 9.3(a) of the Panavision Disclosure Letter or of the SIM Disclosure Letter, as applicable, and (iii) employee benefits (including health, welfare and defined contribution retirement benefits, but excluding any equity or equity-related compensation, defined benefit pension plan, retiree health benefit plan, retention, change of control, transaction or similar bonuses) that are substantially comparable in the aggregate in all material respects to those provided to the Continuing Employees under the applicable Company Benefit Plan in effect immediately prior to the Closing Date. Notwithstanding any provision in this Agreement to the contrary, the compensation, benefits, and other employment terms and conditions of Continuing Employees represented by a labor union, works council or other labor organization shall be exclusively governed by applicable Law and the terms of any Contract with any such labor union, works council or other labor organization.

(b) With respect to benefit plans maintained by Acquiror or its Subsidiaries, including the Companies, that provide employee benefits to Continuing Employees after the Closing (the “Post-Closing Benefit Plans”), for purposes of eligibility to participate, determination of severance amounts, future vacation accruals and vesting (other than vesting of future equity awards) (but, for the avoidance of doubt, not for benefit accrual purposes under any defined benefit pension plan), each Continuing Employee’s service with the applicable Company Group (and its respective predecessors) shall be treated as service with Acquiror or any of its Subsidiaries, including the Surviving Corporation to the same extent as such service was taken into account under a corresponding Company Benefit Plan immediately prior to the Closing; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits.

(c) Acquiror shall, or shall cause its Subsidiaries, including the Companies, to use commercially reasonable efforts to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Post-Closing Benefit Plans (except to the extent that such waiting periods applied to the Continuing Employee under comparable Company Benefit Plans), (ii) with respect to each Post-Closing Benefit Plan providing medical, dental, hospital, pharmaceutical or vision benefits, all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Benefit Plan to be waived for such Continuing Employee and his or her covered dependents (except to the extent that such exclusions or requirements applied to the Continuing Employee under comparable Company Benefit Plans) and (iii) any co-payments, deductibles and other eligible expenses incurred by such Continuing Employee or his or her covered dependents during the plan year ending on the Closing Date to be credited for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year of each comparable Post-Closing Benefit Plan (to the extent such credit would have been given under comparable Company Benefit Plans prior to the Closing).

(d) Nothing in this Section 9.3, express or implied, is intended to or shall confer upon any current or former employee or other individual service provider of any member of either Company Group (including any beneficiary or dependent thereof) any right, benefit or remedy of any nature whatsoever, including any third-party beneficiary right, under or by reason of this Agreement, and no provision of this Section 9.3 shall constitute an amendment of, or an undertaking to establish or amend, any Company Benefit Plan, Post-Closing Benefit Plan or other benefit plan of Acquiror or any of its Affiliates. No provision of this Agreement shall be construed as a guarantee of continued employment or service of any employee or other individual service provider of any member of either Company Group and this Agreement shall not be construed so as to prohibit any member of either Company Group from having the right to terminate the employment or service of any such individual following the Closing.

(e) Nothing in this Section 9.3 derogates from any rights of Canadian employees under applicable Canadian Law (including contracts and common law).

Section 9.4 Financing.

(a) Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing and the PIPE Investment on the terms and conditions described in the applicable Debt Commitment Letters and the PIPE Documents, as applicable, including using reasonable best efforts to (i) maintain in effect the Debt Commitment Letters and the PIPE Documents, (ii) satisfy (or obtain the waiver of, if deemed advisable by Acquiror) on a timely basis all conditions to the extent the satisfaction of such conditions requires the cooperation of or is within the control of Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub (or their Affiliates) in the Debt Commitment Letters and any definitive documentation relating to the Debt Financing and the PIPE Documents, as applicable, as of or prior to the Closing, (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the applicable Debt Commitment Letters (including any related flex provisions) and the PIPE Documents or on other terms that would not be prohibited by Section 9.4(d), (iv) to the extent the conditions to closing set forth in the Debt Commitment Letters or the applicable PIPE Documents are satisfied or waived, consummate the Debt Financing and the PIPE Investment, as applicable, at the Closing, (v) comply with their obligations under the Debt Commitment Letters and the PIPE Documents and (vi) enforce their rights under the Debt Commitment Letters and the PIPE Documents; provided, that, notwithstanding anything to the contrary in this Section 9.4 or otherwise in this Agreement, all Acquiror Common Shares issued at the Closing pursuant to the PIPE Documents or the Alternative Financing contemplated by Section 9.4(c) shall be issued at a price per share equal to or greater than $10.00 per share.

(b) Acquiror shall give each of the Companies and the Holder Representatives prompt (and in any event, within two (2) Business Days) written notice (i) of any breach or default by any party to any Debt Commitment Letters or any definitive agreement with respect to the Debt Financing (the “Debt Documents”) or the PIPE Documents, in each case, of which Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub becomes aware, (ii) if and when Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub becomes aware that any portion of the Debt Financing contemplated by the Debt Commitment Letters or the PIPE Investment contemplated by the PIPE Documents may not be available to consummate the Transactions, (iii) of the receipt of any written notice or other written communication from any Person with respect to any (A) actual or potential breach, default, termination or repudiation by any party to any Debt Commitment Letter, other Debt Document or PIPE Document or (B) material dispute or disagreement between or among any parties to any Debt Commitment Letter, other Debt Document or PIPE Document (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing, the PIPE Investment, the Debt Documents or the PIPE Documents, as applicable), and (iv) if for any reason any portion of the Debt Financing or the PIPE

Investment required for Acquiror to make all payments required by it under this Agreement on the Closing Date becomes unavailable on the terms and conditions contemplated in any Debt Commitment Letters (including flex terms) (or on other terms that would not be prohibited by Section 9.4(d)) or the PIPE Documents, as applicable. As soon as reasonably practicable, but in any event, within two (2) Business Days following delivery by Panavision to Acquiror of written request therefor, Acquiror shall provide any information reasonably requested by Panavision relating to any circumstance referred to in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence; provided, that in no event will Acquiror be under any obligation to disclose any information that is (x) subject to the terms of a confidentiality agreement with a third Person (excluding, for the avoidance of doubt, any such terms in a confidentiality agreement with Sponsor or any of its Affiliates) or (y) subject to any attorney-client privilege to the extent that Acquiror determines that the disclosure of such information would reasonably be likely to result in a loss of such privilege; provided, further, that if any information is withheld pursuant to the immediately preceding proviso, Acquiror will (x) inform each of the Companies and the Holder Representatives as to the general nature of what is being withheld and (y) use its reasonable best efforts (1) to accommodate any request from any of the Companies or the Holder Representatives for information pursuant to this Section 9.4(b) in a manner that does not result in such a violation or waiver or (2) to obtain the required consent of such third Person to permit such access or disclosure. Without limiting the foregoing, Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub shall keep the Companies and the Holder Representatives informed in reasonable detail on a reasonably current basis of the status of their efforts to arrange and consummate the Debt Financing and the PIPE Investment (including any Alternative Financing), and shall provide to such Company copies of (x) the drafts of the material definitive documents related to the Debt Financing or the PIPE Investment prior to distribution of such drafts to the applicable Debt Financing Sources or the PIPE Investors (or, in each case, their counsel) (it being agreed that Panavision and its Representatives shall have the right to review and provide comments to Acquiror on any such draft material definitive documents related to the Debt Financing or the PIPE Investment and Acquiror shall consider, in good faith, any such comments proposed by Panavision or any of its Representatives and any such comments promptly and reasonably proposed shall be included in drafts thereafter provided by Acquiror or its counsel) and (y) executed copies of the definitive documents related to the Debt Financing and the PIPE Investment.

(c) If all or any portion of the Debt Financing or the PIPE Investment required by Acquiror to make all payments required by it under this Agreement on the Closing Date becomes unavailable on the terms and conditions described in the applicable Debt Commitment Letters (including flex terms) (or on other terms that would not be prohibited by Section 9.4(d)) or the PIPE Documents, as applicable, Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub shall use reasonable best efforts to arrange and obtain alternative financing, including from alternative sources, in an amount sufficient (when added to the portion of the Debt Financing and the PIPE Investment that is available and other available funds) to consummate the Transactions on the Closing Date (“Alternative Financing”) as promptly as practicable following the occurrence of such event but no later than the Closing Date (i) on terms not materially less favorable (including with respect to conditionality, to the availability and funding of any Debt Financing) from the standpoint of Acquiror, Panavision Acquisition Sub, SIM Acquisition Sub and the Affiliates of Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub party thereto and the Company Groups than those in the applicable Debt Commitment Letters or the PIPE Documents, as applicable (and, in the case of the Debt Commitment Letters, taking into account the flex provisions), and (ii) containing conditions and other terms that would reasonably be expected to affect the availability of the Alternative Financing that (A) are not more onerous, taken as a whole, than those conditions and terms contained in the Debt Commitment Letters or the PIPE Documents, as applicable, as of the date hereof, (B) would not reasonably be expected to delay, impede or prevent the Closing and (C) do not adversely affect the ability of Acquiror or the Panavision Holder Representative (in the case of the PIPE Documents) to enforce its rights against other parties to the Alternative Financing (including all definitive documentation) relative to the ability of Acquiror to enforce its rights against the other parties to the Debt Commitment Letters or the PIPE Documents, as applicable, as in effect on the date hereof or in the related definitive agreements. All references to the Debt Financing or the PIPE Investment shall be deemed to include such Alternative Financing and all references to the Debt Commitment Letters, the PIPE Investment, the Debt Documents or the PIPE Documents shall include the applicable documents for the Alternative Financing.

Without limiting the generality of the foregoing, after the date hereof, neither Acquiror nor any of its Affiliates shall enter into any Contract or arrangement with any PIPE investor related to the PIPE Investment without the prior written consent of the Panavision Holder Representative and the SIM Holder Representative (provided that the SIM Holder Representative may not unreasonably withhold, condition or delay its approval).

(d) Notwithstanding anything in this Agreement to the contrary, each of Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, any Debt Commitment Letters, the Debt Documents or the PIPE Documents, or replace or amend the Debt Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letters as of the date hereof, in each case only with the prior written consent of the Panavision Holder Representative. All references to the Debt Commitment Letters or the PIPE Documents shall be deemed to include any new commitment letters entered into and amendments, replacements, supplements, modifications, waivers or substitutions in accordance with this Section 9.4(d).

Section 9.5 Nasdaq Listing. Prior to the Effective Time, Acquiror shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the Acquiror Common Shares (including the Panavision Contingent Shares) issuable in the Transactions, and shall use its reasonable best efforts to obtain conditional approval for the listing of such Acquiror Common Shares, subject to official notice of issuance with respect to Acquiror’s post-combination listing, and each of the Companies and the Holder Representatives shall reasonably cooperate with Acquiror, at Acquiror’s sole cost and expense, with respect to such listing.

Section 9.6 Acquiror Conduct of Business. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with Article XII, Acquiror shall, and shall cause its Subsidiaries to, except as otherwise contemplated by this Agreement, as consented to by the Holder Representatives in writing (which consent shall not be unreasonably conditioned, withheld or delayed) or as required by applicable Law, operate its business in the ordinary course and substantially in accordance with past practice. Without limiting the generality of the foregoing, except (x) for actions taken in connection with the Acquiror Extension Approval that are expressly permitted or otherwise expressly contemplated by this Agreement or (y) as consented to by the Holder Representatives in writing (which consent shall not be unreasonably conditioned, withheld or delayed), from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with Article XII, Acquiror shall not, and Acquiror shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or as required by applicable Law:

(a) change or amend the certificate of incorporation, bylaws or other governing documents of Acquiror or any of its Subsidiaries, other than in connection with the Domestication or the Acquiror Extension Approval in a form and substance reasonably satisfactory to the Panavision Holder Representative;

(b) (i) make, set aside, declare or pay any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of the share capital, capital stock or other equity interests of Acquiror or any of its Subsidiaries, except for dividends by any of the wholly owned Subsidiaries of Acquiror, (ii) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the share capital, capital stock or other equity interests of Acquiror or any of its Subsidiaries, other than in connection with the Domestication, or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, shares of capital stock, warrants or other equity interests of Acquiror or its Subsidiaries, other than a redemption of Acquiror Common Shares made as part of the Acquiror Share Redemptions;

(c) incur or assume any Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Acquiror or any of its Subsidiaries or guarantee any debt securities of any other Person, other than any Indebtedness or guarantees incurred between Acquiror or any of its Subsidiaries, on the one hand, and any of Acquiror’s wholly owned Subsidiaries or Sponsor, on the other hand, solely for purposes of funding Acquiror Transaction Expenses and in an amount not to exceed $2,500,000;

(d) make any loans, advances or capital contributions to any other Person, except to Acquiror or any of its Subsidiaries;

(e) (i) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than (A) the issuance of Acquiror Common Shares pursuant to and in accordance with the PIPE Investment, (B) the issuance of the Aggregate Panavision Stock Consideration, the Aggregate SIM Stock Consideration and the Panavision Contingent Shares, in each case, on the terms and subject to the conditions herein, and (C) upon the conversion of Founder Shares that are not otherwise cancelled pursuant to the Contribution Agreement on the terms and subject to the conditions set forth in the Contribution Agreement and this Agreement, (ii) grant any additional options, warrants or stock appreciation rights with respect to Acquiror Securities not outstanding on the date of this Agreement or (iii) enter into any Contracts of any kind (A) that may obligate Acquiror to issue, purchase, redeem, sell, vote or otherwise acquire any Acquiror Securities, (B) relating to options, stock appreciation rights, warrants or rights (including any preemptive rights) with respect to Acquiror Securities or other securities convertible into or exchangeable or exercisable for Acquiror Securities or (C) the value of which is determined by reference to Acquiror Securities, other than, in each case, solely to the extent required to implement the Acquiror Extension Approval or to effect the Domestication;

(f) form a joint venture, partnership or strategic alliance with any third Person;

(g) enter into, renew, modify or revise any Acquiror Related Party Contract, other than the entry into any Acquiror Related Party Contract with respect to the incurrence of any Indebtedness or guarantee with respect thereto permitted by Section 9.6(c);

(h) form or cause to be formed any new Subsidiary;

(i) waive, release, assign, settle, compromise or otherwise resolve any material Actions, except where such waivers, releases, assignments, settlements or compromises (i) involve only the payment of monetary damages in an amount less than $150,000 per individual claim or $500,000 in the aggregate (as well as related non-substantive incidental provisions and other remedies or obligations that are not material in the context of the applicable resolution) that would be paid in full prior to the Closing or (ii) are covered by insurance and would not impose equitable relief upon, or require the admission of wrongdoing by, Acquiror or any of its Subsidiaries or any of their respective officers, directors or managers;

(j) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(k) (i) adopt, enter into, terminate or amend any “employee benefit plan” (as defined in Section 3(3) of ERISA) other than as required by applicable Law or pursuant to any benefit plan in effect as of the date of this Agreement or (ii) increase the compensation of any Person who is a director or officer of Acquiror; or

(l) enter into any Contract, or otherwise become obligated, to do any action prohibited under this Section 9.6.

Section 9.7 Post-Closing Directors and Officers. Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) The Persons identified in Schedule II shall be the initial directors and officers, respectively, of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) The Persons identified in Schedule III shall be the initial directors and officers, respectively, of SIM, each to hold office in accordance with the governing documents of SIM.

(c) The Acquiror Board shall initially consist of nine (9) directors, which shall be divided into three (3) classes, designated Class I, II and III, with each such class consisting of one-third (1/3) of the total number of directors constituting the entire Acquiror Board. The Chief Executive Officer of Acquiror shall be an initial Class I director of the Acquiror Board (the “CEO Director”). The other initial directors of the Acquiror Board (including the classes for each such director and the initial chairman of the Acquiror Board) shall be determined pursuant to, and in accordance with, the Director Composition and Standstill Agreement.

(d) The Persons identified in Schedule IV shall be the initial officers, of Acquiror, each to hold office in accordance with the Acquiror Governing Documents.

(e) The nominating committee of the Acquiror Board shall be comprised of three (3) directors, of which two (2) members shall be designated pursuant to, and in accordance with, the Director Composition and Standstill Agreement and the remaining directors serving on the nominating committee shall be independent directors not designated (or deemed designated) by the Panavision Holder Representative or Sponsor pursuant to the Director Composition and Standstill Agreement.

(f) The compensation committee of the Acquiror Board shall be comprised of three (3) directors, of which two (2) members shall be designated pursuant to, and in accordance with, the Director Composition and Standstill Agreement and the remaining directors serving on the nominating committee shall consist of the CEO Director and independent directors not designated (or deemed designated) by the Panavision Holder Representative or Sponsor pursuant to the Director Composition and Standstill Agreement.

(g) Immediately after the Effective Time, Acquiror shall cause the articles of incorporation and bylaws of SIM to be amended and restated in their entirety in forms reasonably satisfactory to Acquiror, the Panavision Holder Representative and the SIM Representative, and as so amended and restated shall be the articles of incorporation and bylaws, respectively, of SIM until thereafter amended as provided therein and under applicable Law.

Section 9.8 Maintenance of Books and Records. Acquiror shall preserve and keep the Books and Records relating to each of the Company Groups prior to the Closing in its possession or the possession of a member of the applicable Company Group for at least seven (7) years following the Closing Date or for such longer period as may be required by applicable Law, and Acquiror shall make the same available for inspection and copying by the applicable Holder Representative during normal business hours of Acquiror or the Surviving Corporation, upon reasonable request and upon reasonable prior written notice.

Section 9.9 No Solicitation by Acquiror. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with Article XII, except in connection with the Transactions, Acquiror shall not, and Acquiror shall cause its Subsidiaries and its and their respective Affiliates (including Sponsor) and Representatives not to, directly or indirectly, (a) solicit or initiate or knowingly induce or encourage, or knowingly take any other action to facilitate, any Acquisition Proposal or any existing, new or revised inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal, (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information in furtherance of, or otherwise cooperate in any way in furtherance of, any Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal, (c) approve, endorse, recommend, execute or enter into any Contract, letter of intent, memorandum of understanding, agreement in principle, joint venture agreement, partnership agreement or merger, acquisition or similar agreement constituting, contemplating or otherwise relating to any Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal, or (d) prepare or take any steps in furtherance of a public offering of any securities of any entity other than in connection with the Transactions. For the avoidance of doubt, it is understood and agreed that the foregoing shall not prohibit Acquiror, its Subsidiaries and its and their respective Affiliates, Representatives, stockholders, equityholders, members and partners from taking any actions in the ordinary course that are not otherwise in violation of this Section 9.9 (such as answering phone calls) or informing any Person inquiring about a possible Acquisition Proposal of the existence of the obligations contained in this Section 9.9. From and after the date of this Agreement, Acquiror shall, and shall cause its Subsidiaries and its Affiliates (including Sponsor) and Representatives to, immediately cease and terminate all discussions and negotiations with any Person that may be ongoing with respect to an Acquisition Proposal, and as promptly as practicable thereafter notify such Person to the effect that Acquiror is ending all discussions and negotiations with such Person with respect to such Acquisition Proposal, effective immediately.

Section 9.10 Section 16 of the Exchange Act. Prior to the Closing, the board of directors of Acquiror, or an appropriate committee of nonemployee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Shares, in each case, pursuant to this Agreement and the Ancillary Agreements by any officer, director or shareholder (by reason of “director by deputization”) of the Companies who is expected to become a “covered person” of Acquiror for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 9.11 Waiver of Anti-Dilution Protections. Acquiror shall cause Sponsor and any other Class F Holder to waive, and shall cause each of them not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to any Founder Shares (whether in connection with the Transactions or otherwise and whether past, present or future).

Section 9.12 Estimated Expenses. At least thirty (30) days prior to the Closing, Acquiror shall deliver to the Companies its good faith estimate of the Acquiror Transaction Expenses (including the components and payees thereof and the amounts owing with respect to each such component and payee thereof) that will be unpaid as of immediately prior to the Closing. At least three (3) Business Days prior to the Closing, Acquiror shall deliver to the Companies its good faith estimate of the Acquiror Transaction Expenses (including the components and payees thereof and the amounts owing with respect to each such component and payee thereof) that will be unpaid as of immediately prior to the Closing.

Section 9.13 Contribution Agreement. Acquiror shall not amend or modify, or otherwise waive any provision of, the Contribution Agreement without the prior written consent of the Panavision Holder Representative and the SIM Holder Representative.

Section 9.14 Arrangements with SIM. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, neither Acquiror nor any of its Affiliates shall (a) enter into any Contract or arrangement, whether written or oral, with SIM or any SIM Seller or (b) enter into any Contract or arrangement, whether written or oral, with, to the Knowledge of Acquiror, any of its existing or prospective equityholders relating to the Transactions, in each case, without the prior written consent of the Panavision Holder Representative, except as expressly contemplated by this Agreement or the Ancillary Agreements.

Section 9.15 Deductions for SIM Options. SIM, Acquiror and SIM Acquisition Sub agree that no deduction will be claimed by SIM or any Person not dealing at arm’s length with SIM in respect of any payment made to a SIM Optionholder in respect of the SIM Options pursuant to Section 3.2(c) or Section 3.5(a) who is a resident of Canada or who is employed in Canada (all within the meaning of the Income Tax Act), in computing the taxable income under the Income Tax Act of SIM or any Person not dealing at arm’s length with SIM, and SIM shall and the Acquiror and SIM Acquisition Sub shall cause SIM to: (a) where applicable, make an election pursuant to subsection 110(1.1) of the Income Tax Act in respect of the payments made in exchange for the surrender of SIM Options; and (b) provide evidence in writing of such election to holders of SIM Options, it being understood that holders of SIM Options will be entitled to claim any deductions available to such persons pursuant to the Income Tax Act in respect of the calculation of any benefit arising from the surrender of SIM Options.

ARTICLE X

JOINT COVENANTS

Section 10.1 Preparation of Proxy Statements and Registration Statement; Acquiror Shareholders’ Meeting; Acquiror Extension Shareholders’ Meeting.

(a) Proxy Statement; Registration Statement.

(i) Acquiror will advise the Companies and the Holder Representatives, promptly after any request by the SEC for the amendment or supplement of the Acquiror Extension Proxy Statement or for additional information. The Companies, the Holder Representatives and their respective counsel shall be given a reasonable opportunity to review and comment on any amendment or supplement to the Acquiror Extension Proxy Statement and any filing, notice or application in connection therewith (collectively, the “Acquiror Extension Proxy Materials”) each time before any such document is filed with the SEC, Acquiror shall give reasonable and good faith consideration to any comments made by the Companies, the Holder Representatives and their respective counsel and shall include in any such Acquiror Extension Proxy Materials all comments reasonably proposed by any Company, any Holder Representative or any of their respective counsel and Acquiror shall not file or mail any such Acquiror Extension Proxy materials prior to receiving the prior written approval of Panavision, SIM, the Panavision Holder Representative and the SIM Holder Representative (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that the Acquiror may file and mail the Acquiror Extension Proxy Materials that are substantially in the form filed by Acquiror with the SEC on August 30, 2018 without providing the Companies, the Holder Representatives and their respective counsel opportunity to comment or approve such filing and mailing. Acquiror shall (A) provide the Companies, the Holder Representatives and their respective counsel with (x) any written comments or information regarding material oral communications that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Acquiror Extension Proxy Statement or the Acquiror Extension Proxy Materials promptly after receipt of those comments or other communications and (y) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given and any such comments that are reasonably proposed shall be included in such response), including by participating with Acquiror or its counsel in any discussions or meetings with the SEC, and (B) not, and shall cause its Affiliates (including Sponsor) and its and their respective Representatives not to, have or participate in any substantive meetings or other substantive discussions with any Governmental Authority regarding the Acquiror Extension Proxy Statement or any Acquiror Extension Proxy Materials without first consulting with Panavision and the Panavision Holder Representative and providing Panavision and the Panavision Holder Representative the opportunity to participate.

(ii) As promptly as practicable after the date of this Agreement and the availability of the financial information to be delivered by the Companies pursuant to Section 8.7(b), Acquiror shall prepare and file with the SEC (A) a proxy statement in connection with the Transactions to be filed as part of the Registration Statement and sent to the Pre-Closing Acquiror Holders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Shareholder Meeting Proxy Statement” and, together with the Acquiror Extension Proxy Statement, collectively, the “Proxy Statements”) and (B) the Registration Statement, in which the Shareholder Meeting Proxy Statement will be included as a prospectus. Acquiror, the Companies, the SIM Sellers and the Holder Representatives agree to use reasonable best efforts to cooperate, and to use reasonable best efforts to cause their respective Subsidiaries, as applicable, to reasonably cooperate, with each other and their respective Representatives in the preparation of the Shareholder Meeting Proxy Statement and the Registration Statement. Each of Acquiror, the Companies, the SIM Sellers and the Holder Representatives shall use its reasonable best efforts to cause the Shareholder Meeting Proxy

Statement and the Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities Law or “blue sky” permits and approvals required to carry out the Transactions, and each of the Companies, the SIM Sellers and the Holder Representatives shall promptly furnish all information concerning any member of the applicable Company Group and any of the Panavision Holders or the SIM Sellers, as applicable, as may be reasonably requested in connection with any such action. Each of Acquiror, the Companies, the SIM Sellers and the Holder Representatives agrees to promptly furnish to each other party all information concerning itself, its Subsidiaries, officers, directors, managers and stockholders, as applicable, and such other matters, in each case, as may be reasonably necessary or advisable or as may be reasonably requested, in connection with and for inclusion in the Shareholder Meeting Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Acquiror, the Companies, the SIM Sellers, the Holder Representatives or their respective Subsidiaries, as applicable, to the SEC or Nasdaq in connection with the Transactions (including any amendment or supplement to the Shareholder Meeting Proxy Statement or the Registration Statement) (collectively, the “Offer Documents”). Acquiror will advise the Companies and the Holder Representatives, promptly after Acquiror receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Shareholder Meeting Proxy Statement, the Registration Statement or the other Offer Documents or for additional information. The Companies, the Holder Representatives and their respective counsel shall be given a reasonable opportunity to review and comment on the Shareholder Meeting Proxy Statement, Registration Statement and any Offer Document each time before any such document is filed with the SEC, Acquiror shall give reasonable and good faith consideration to any comments made by the Companies, the Holder Representatives and their respective counsel and shall include in such Registration Statement or other Offer Documents all comments reasonably proposed by any Company, any Holder Representative or any of their respective counsel and Acquiror shall not file or mail any such document prior to receiving the prior written approval of Panavision, SIM, the Panavision Holder Representative and the SIM Holder Representative (such consent not to be unreasonably withheld, conditioned or delayed). Acquiror shall (A) provide the Companies, the Holder Representatives and their respective counsel with (x) any written comments or information regarding material oral communications that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Shareholder Meeting Proxy Statement, the Registration Statement or the Offer Documents promptly after receipt of those comments or other communications and (y) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given and any such comments that are reasonably proposed shall be included in such response), including by participating with Acquiror or its counsel in any discussions or meetings with the SEC, and (B) not, and shall cause its Affiliates (including Sponsor) and its and their respective Representatives not to, have or participate in any substantive meetings or other substantive discussions with any Governmental Authority regarding the Shareholder Meeting Proxy Statement, the Registration Statement or any other Offer Documents without first consulting with Panavision and the Panavision Holder Representative and providing Panavision and the Panavision Holder Representative the opportunity to participate.

(iii) Each of Acquiror, the Companies, the SIM Sellers and the Holder Representatives shall use commercially reasonable efforts to ensure that none of the information related to him, her or it or any of his, her or its Affiliates, supplied by or on his, her or its behalf for inclusion or incorporation by reference in (A) either Proxy Statement will, as of the date it is first mailed to the Pre-Closing Acquiror Holders, at the time of the Acquiror Extension Shareholders’ Meeting or the Acquiror Shareholders’

Meeting, as applicable, or (B) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended, at the time it becomes effective under the Securities Act and at the Effective Time, in either case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If, at any time prior to the Effective Time, in the case of the Shareholder Meeting Proxy Statement or the Registration Statement or, at any time prior to the Acquiror Extension Shareholders’ Meeting, in the case of the Acquiror Extension Proxy Statement, any information relating to Acquiror, the Companies, the SIM Sellers, the Holder Representatives, any of their respective Subsidiaries, Affiliates, directors or officers, as applicable, or the Pre-Closing Company Holders is discovered by any of Acquiror, the Companies or the Holder Representatives and is required to be set forth in an amendment or supplement to either Proxy Statement or the Registration Statement, so that such Proxy Statement or the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall, subject to the other provisions of this Section 10.1(a), be promptly filed by Acquiror with the SEC and, to the extent required by Law, disseminated to the Pre-Closing Acquiror Holders.

(b) Acquiror Shareholder Approval. Acquiror shall, as promptly as practicable after the earlier of (i) the date the Registration Statement is declared effective under the Securities Act, and, solely with respect to the following clause (A), in any event within thirty (30) Business Days following such date of effectiveness, and (ii) the satisfaction of the condition set forth in Section 11.1(d), and shall use its reasonable best efforts to, duly (A) give notice of and (B) subject to any postponement or adjournment permitted by the last sentence of this Section 10.1(b), convene and hold an extraordinary general meeting (the “Acquiror Shareholders’ Meeting”) in accordance with the Acquiror Governing Documents and applicable Law, solely for the purpose of obtaining the Acquiror Shareholder Approval and, if applicable, any approvals related thereto, and providing its shareholders with the opportunity to effect an Acquiror Share Redemption in connection therewith. Acquiror shall, through the Acquiror Board, recommend to its shareholders (including in the Shareholder Meeting Proxy Statement) and solicit (A) approval of the de-registration of Acquiror in the Cayman Islands pursuant to Article 47 of the Acquiror Governing Documents and the registration by way of continuation as a corporation in the State of Delaware, (B) approval of the change of Acquiror’s name to “Panavision Holdings Inc.” upon the Effective Time, (C) amendment and restatement of the Acquiror Governing Documents (as may be subsequently amended pursuant to Section 2.6(a) or otherwise by mutual written agreement of Panavision, the SIM Holder Representative and Acquiror) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) adoption and approval of this Agreement in accordance with applicable Law and Nasdaq rules and regulations, (E) approval of the issuance of Acquiror Common Shares and the Panavision Contingent Shares in connection with the Transactions, (F) approval of the issuance of more than twenty percent (20%) of Acquiror’s outstanding common stock pursuant to the rules of Nasdaq, (G) approval of the presence of a Substantial Shareholder (as defined in Nasdaq Rule 5635(e)(3)) having a greater than five percent (5%) interest in the consideration to be paid in the Transactions, (H) approval of the PIPE Investment, (I) approval of an incentive equity plan mutually agreed to by the Panavision Holder Representative and Acquiror, (J) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Shareholder Meeting Proxy Statement, the Registration Statement or correspondence related thereto, (K) adoption and approval of any other proposals as reasonably agreed by Acquiror, the Companies and the Holder Representatives to be necessary or appropriate in connection with the Transactions and (L) the adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (L), together, the “Transaction Proposals”). Acquiror may only postpone or adjourn the Acquiror Shareholders’ Meeting (x) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (y) for the absence of a quorum or (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has in good faith determined after consultation with outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of Acquiror prior to the Acquiror Shareholders’ Meeting; provided, however, that Acquiror may not postpone the Acquiror Shareholders’ Meeting more than a total of two (2) times pursuant to clause (x) or (y) of this sentence, and no such postponements or adjournments pursuant to clause (x) or (y) of this sentence shall be for a period exceeding ten (10) Business Days.

(c) Acquiror Extension Approval. Acquiror shall, by no later than September 20, 2018, use its reasonable best efforts to duly (i) give notice of and (ii) convene and hold an extraordinary general meeting (the “Acquiror Extension Shareholders’ Meeting”) in accordance with the Acquiror Governing Documents and applicable Law, solely for the purpose of obtaining the Acquiror Extension Approval and providing its shareholders with the opportunity to effect an Acquiror Share Redemption in connection therewith. Acquiror shall, through the Acquiror Board, recommend to its shareholders (including in the proxy statement to be sent to Pre-Closing Acquiror Holders relating to the Acquiror Extension Shareholders’ Meeting) and solicit the Acquiror Extension Approval.

Section 10.2 Support of Transactions. Subject to the last sentence of this Section 10.2, each of Acquiror, the Companies and the Holder Representatives shall, and shall cause its Subsidiaries to, (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions that are not specifically addressed in Section 8.4, Section 9.1 or Section 10.1, (b) use reasonable best efforts to obtain all material consents and approvals of third parties (other than any Governmental Authorities, which are the subject of Section 8.4, Section 9.1 and Section 10.1) that any of Acquiror, the Companies, the SIM Sellers, the Holder Representatives or their respective Affiliates are required to obtain in order to consummate the Transactions and (c) take such other actions as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article XI or otherwise to comply with this Agreement and to consummate the Transactions (including (i) in the case of Panavision, with respect to the Purchase and (ii) in the case of SIM, with respect to the Merger) as soon as practicable. Notwithstanding the foregoing and except as otherwise provided in this Agreement, (A) in no event shall Acquiror or any member of a Company Group be obligated to bear any material expense or pay any material fee or grant any material concession (including any material amendment or material modification to the terms thereof) in connection with obtaining any consents, authorizations or approvals required in order to consummate the Transactions pursuant to the terms of any Contract (other than this Agreement and the Ancillary Agreements) to which any member of a Company Group is a party or bound, and (B) in the event of any conflict with any other covenant or agreement contained in Article VIII, Article IX or Article X that expressly addresses the subject matter of this Section 10.2, such other covenant contained in Article VIII, Article IX or Article X shall govern and control.

Section 10.3 Tax Matters.

(a) With respect to a Straddle Period, the Taxes that shall be treated as attributable to a Pre-Closing Tax Period shall be determined as follows: (i) to the extent any Tax is calculated on an annual basis, whether or not the lien date, or valuation date, begins within the taxable year, such as property tax, such Tax shall be prorated based on the number of days in such taxable period up to and including the end of the day before the Closing Date; and (ii) to the extent any Tax is measured by income or receipts or other factors not described in the immediately preceding clause (i) such Tax shall be allocated based on a closing of the books on the Closing Date (or in the case of Taxes other than income Taxes, based on a closing of the books as of the end of the day immediately preceding the Closing Date) with respect to the Panavision Group and the SIM Group, as applicable. Any Taxes arising as a result of an inclusion under Section 951(a) of the Code (or any analogous provisions of state or local Tax Law) or under Section 951A(a) of the Code (or any analogous provisions of state or local Tax Law) with respect to any member of the Panavision Group or the SIM Group for which a Section 338(g) Election is not made shall be treated as attributable to a Pre-Closing Tax Period to the extent any such Taxes would otherwise be attributable to such Pre-Closing Tax Period if the taxable year of such member ended on the Closing Date and such member was no longer a “controlled foreign corporation” (as defined in Section 957 of the Code) immediately after the Closing Date. To the extent permitted under applicable Law, the parties shall use commercially reasonable efforts to terminate the taxable year of the Companies on the Closing Date.

(b) Without limiting the obligations otherwise set forth in this Agreement, Acquiror and the Holder Representatives shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the applicable Company Group and their respective assets or businesses (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes and the preparation for, or the prosecution or defense of, any Tax claim. Acquiror and the Holder Representatives shall reasonably cooperate with each other in the conduct of any Action related to Taxes and all other Tax matters relating to the applicable Company Group or their respective assets or businesses. Such cooperation shall include the retention of and (upon the other party’s request) the provision of records and information reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide information and explanation of any material provided hereunder. Notwithstanding anything to the contrary in this Section 10.3(b), in the event of any dispute among the parties to this Agreement related to the filing of any Tax Return, the making of any election related to Taxes or the preparation for, or the prosecution or defense of, any Tax claim, the appropriate discovery rules and proceedings under applicable Law shall apply exclusively.

(c) From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with Article XII, except as may be required by Law, each party to this Agreement shall (and shall cause its Representatives to) use commercially reasonable efforts to cooperate in planning the restructuring and integration of Acquiror and its Subsidiaries, the Panavision Group, the SIM Group and their respective businesses. Notwithstanding anything to the contrary set forth in this Section 10.3(c), the parties to this Agreement may designate any competitively sensitive materials provided to the other under this Section 10.3(c) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials or its counsel.

(d) Acquiror may, at its election, make elections under Section 338(g) of the Code (and any corresponding elections under state, local or foreign Law) (each, a “Section 338(g) Election”) with respect to the stock of any member of the SIM Group. The SIM Sellers shall provide, and shall cause any member of the SIM Group to provide, to Acquiror all data and information that any of the SIM Sellers or any member of the SIM Group has in its possession (or that can reasonably be obtained from a third party) and that is reasonably requested by Acquiror to enable Acquiror, in its sole discretion, to determine whether or not to make a Section 338(g) Election; provided, that Acquiror shall bear all reasonable third-party costs and expenses incurred in connection with so providing or obtaining such data or information.

(e) All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement, if any, shall be borne by Acquiror, and Acquiror shall timely file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes.

Section 10.4 Escrow Matters. Each of Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub shall use its reasonable best efforts to negotiate in good faith and prior to or concurrently with the Closing enter into an escrow agreement with each of (a) Panavision, the Panavision Holder Representative (on behalf of the Panavision Holders and the Panavision Catch-up Plan Participants) and the Escrow Agent, in a form mutually agreed upon by the parties thereto (the “Panavision Escrow Agreement”) and (b) SIM, the SIM Holder Representative (on behalf of the SIM Sellers) and the Escrow Agent, in a form mutually agreed upon by the parties thereto (the “SIM Escrow Agreement” and, together with the Panavision Escrow Agreement, the “Escrow Agreements”), in each case, for the establishment of an escrow account and the provision of escrow services in accordance with the terms and subject to the conditions of this Agreement.

Section 10.5 R&W Policies. Each of the Companies shall cooperate and use commercially reasonable efforts to enable Acquiror to bind a buyer-side representation and warranty insurance policy from the insurers identified in the forms of insurance binder attached hereto as Exhibit J-1 with respect to the Merger (the “Panavision R&W Policy”) and Exhibit J-2 with respect to the Purchase (the “SIM R&W Policy” and, together with the Panavision R&W Policy, the “R&W Policies”) each of which has, as of the date hereof, been “conditionally” bound by Acquiror; provided, however, that (i) the R&W Policies shall provide that the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against the Panavision Holders or the Panavision Catch-up Plan Participants (in the case of the Panavision R&W Policy) or the SIM Sellers (in the case of the SIM R&W Policy), in each case, except for Actual Fraud; (ii) the Panavision Holders, the Panavision Catch-up Plan Participants and the SIM Sellers are third party beneficiaries of such waiver; (iii) Acquiror shall not amend the SIM R&W Policy in a manner adverse to the Panavision Holders without the Panavision Holder Representative’s prior written consent; and (iv) Acquiror shall not amend the Panavision R&W Policy in a manner adverse to the SIM Sellers without the SIM Holder Representative’s prior written consent. Acquiror shall keep the Panavision Holder Representative and the SIM Holder Representative reasonably informed with respect to all material activity concerning the status of the applicable R&W Policy. All premiums and related costs due (a) under the Panavision R&W Policy shall be borne 70% by Acquiror and the remaining 30% shall be treated as Panavision Transaction Expenses (provided, that if the Panavision Holders and the Panavision Catch-up Plan Participants would, in the aggregate, bear greater than 50% of the costs due under the Panavision R&W Policy by having such costs treated as Panavision Transaction Expenses, taking into account the Panavision Holders’ and the Panavision Catch-up Plan Participants’ collective equity ownership of Acquiror immediately following the Closing, then such costs shall be reallocated such that the Panavision Holders and the Panavision Catch-up Plan Participants directly and indirectly bear no more than 50% of such costs and Acquiror shall bear the cost of the reallocated amount) and (b) under the SIM R&W Policy shall be borne 70% by Acquiror and the remaining 30% shall be treated as SIM Transaction Expenses, in each case, and paid to the applicable insurer at or prior to the Closing or as otherwise provided under the applicable R&W Policy; provided, that, for the avoidance of doubt, any premium to “conditionally” bind the R&W Policies at the signing shall be paid by Acquiror on or promptly after the date hereof (and in any event within the time period required by the insurers).

Section 10.6 Affiliate Transactions.

(a) At or prior to the Closing, each of the Companies shall cause all Panavision Related Party Contracts and SIM Related Party Contracts, as applicable, other than those Contracts set forth in Section 10.6(a) of the Panavision Disclosure Letter or of the SIM Disclosure Letter, as applicable, or entered into in compliance with Section 8.1 or Section 8.2, as applicable, prior to the Closing, to be terminated without cost to Acquiror and without any further or ongoing liability or obligation.

(b) At or prior to the Closing, Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub shall cause all Acquiror Related Party Contracts (including the Sponsor Convertible Note), other than those Contracts set forth in Section 10.6(b) of the Acquiror Disclosure Letter, or entered into in compliance with Section 9.6 prior to the Closing, to be terminated (and, in the case of the Sponsor Convertible Note, any amounts outstanding thereunder to be repaid in full) without any further or ongoing liability or obligation.

Section 10.7 Trust Account Waiver. Each of the Companies, the SIM Sellers and the Holder Representatives acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. Each of the Companies, the SIM Sellers and the Holder Representatives further acknowledges that, as described in Acquiror’s prospectus dated September 15, 2016 filed with the SEC on September 19, 2016, substantially all of Acquiror’s assets consist of the cash proceeds of Acquiror’s initial public offering (the “IPO”) and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of certain of its public shareholders. Each of the Companies, the SIM Sellers and the Holder Representatives acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay Taxes, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) to redeem Acquiror Common

Shares included in the Acquiror Units sold in the IPO pursuant to the Acquiror Governing Documents, (b) upon completion of a Business Combination pursuant to the Acquiror Governing Documents or (c) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement and applicable Law. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Companies, the SIM Sellers and the Holder Representatives hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind in or to, and any and all right to seek payment of any amounts due to it out of, the Trust Account (each, a “Claim”), and each of the Companies, the SIM Sellers and the Holder Representatives hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this Agreement or the Ancillary Agreements, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and each of the Companies, the SIM Sellers and the Holder Representatives further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever. Notwithstanding the foregoing, nothing herein shall limit or restrict the ability to seek specific performance pursuant to Section 14.15.

Section 10.8 Release.

(a) Effective upon and following the Closing, Acquiror, on its own behalf and on behalf of each member of the Company Groups and its and each of their respective Affiliates (including Sponsor) and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each of the Pre-Closing Company Holders, their respective Affiliates, Representatives, stockholders, equityholders, members and partners, and the heirs, successors and assigns of each of them (collectively, the “Holder Released Parties”), from all disputes, losses, controversies, demands, rights, liabilities and Actions of every kind and nature, whether known or unknown, arising from any matter concerning any member of either Company Group occurring prior to the Closing (other than to the extent expressly contemplated by this Agreement or any Ancillary Agreement), including for controlling equityholder liability or breach of any fiduciary duty relating to pre-Closing actions or failures to act by the Holder Released Parties; provided, however, that nothing in this Section 10.8(a) shall release the Holder Released Parties from their obligations under this Agreement or the Ancillary Agreements. Notwithstanding anything to the contrary in this Agreement, nothing herein shall limit or restrict the ability of Acquiror to bring a claim in respect of Actual Fraud.

(b) Effective upon and following the Closing, each Pre-Closing Company Holder, on its own behalf and on behalf of each of its Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each of Acquiror, the Company Groups, their respective Affiliates, Representatives, stockholders, equityholders, members and partners, and the heirs, successors and assigns of each of them (collectively, the “Acquiror Released Parties”), from all disputes, losses, controversies, demands, rights, liabilities and Actions of every kind and nature, whether known or unknown, arising from any matter concerning any member of either Company Group occurring prior to the Closing (other than to the extent expressly contemplated by this Agreement, including Section 9.2, or any Ancillary Agreement) (collectively, the “Acquiror Released Claims”); provided, however, that nothing in this Section 10.8(b) shall affect or otherwise constitute a release or discharge of (and the Acquiror Released Claims shall not include) (i) any rights under this Agreement or any of the Ancillary Agreements, (ii) any rights to indemnification, fee reimbursement or exculpation under (x) any governing documents of the Companies, (y) any Contract in effect as of the date of this Agreement that is either disclosed in the Panavision Disclosure Letter or the SIM Disclosure Letter (if such disclosure would have been required as of the date hereof in accordance with the terms of this Agreement) or that is not required to be disclosed in the Panavision Disclosure Letter or the SIM Disclosure Letter or (z) any Contract that is entered into after the date hereof in accordance with this Agreement or pursuant to the D&O Tail Policies, (iii) any rights under (x) any Company Benefit Plan or any employment or similar agreement in effect as of the date of this Agreement that is either disclosed in the Panavision Disclosure Letter or the SIM Disclosure Letter (if such disclosure would have been required as of the date hereof in accordance with the terms of this Agreement) or that is not required to be disclosed in the Panavision Disclosure Letter or the SIM Disclosure Letter or (y) any

Contract that is entered into after the date hereof in accordance with this Agreement, or (iv) any rights under applicable employment laws (including common law). Notwithstanding anything to the contrary in this Agreement, nothing herein shall limit or restrict the ability of any Pre-Closing Company Holder or any of its Affiliates or Representatives to bring a claim in respect of Actual Fraud.

Section 10.9 Notification of Certain Matters. From the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with Article XII, each of Acquiror, the Companies and the Holder Representatives shall give prompt notice to the other parties if Acquiror or any of its Subsidiaries or any member of the applicable Company Group or any SIM Seller, as applicable, (i) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Acquiror or any of its Subsidiaries, such member of a Company Group or such SIM Seller hereunder in any material respect, (ii) receives any written notice or other communication from any third Person (including any Governmental Authority) alleging (A) that the consent, approval, waiver or filing of such third Person is or may be required in connection with the Transactions or (B) any material non-compliance with any material Law by Acquiror or any of its Subsidiaries or such member of the applicable Company Group or such SIM Seller, as applicable, (iii) receives any written notice or other written communication from any Governmental Authority in connection with the Transactions, (iv) to the Knowledge of Panavision, Acquiror or SIM (without, for the avoidance of doubt, any duty of inquiry), as applicable, any fact or circumstance has occurred or not occurred that would reasonably be expected to cause or result in any of the conditions set forth in Article XI not being satisfied or the satisfaction of those conditions being materially delayed, or (v) to the Knowledge of Panavision, Acquiror or SIM (without, for the avoidance of doubt, any duty of inquiry), as applicable, any Action is commenced or threatened in writing against (A) in the case of the Company Groups, any member of the applicable Company Group with respect to the Transactions, (B) in the case of SIM or the SIM Holder Representative, any SIM Seller with respect to the Transactions, (C) in the case of Acquiror, Acquiror or any of its Affiliates (including Sponsor) or (D) any of the directors, managers or officers, in his, her or its capacity as such, of any member of the applicable Company Group or Acquiror or any of its Subsidiaries, as applicable, with respect to the Transactions. No such notice shall constitute an acknowledgment or admission by the party providing the notice regarding whether any of the conditions to the Closing have or have not been satisfied or in determining whether any of the representations, warranties or covenants contained in this Agreement have been breached or otherwise affect or limit any of the party’s respective rights, remedies or obligations hereunder, unless and to the extent that any such conditions to the Closing have or have not been actually satisfied or any such representations, warranties or covenants have actually been breached.

ARTICLE XI

CONDITIONS TO OBLIGATIONS

Section 11.1 Conditions to the Obligations of Each Party. The obligations of each party to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by all of such parties:

(a) Acquiror Extension Approval. The Acquiror Extension Approval shall have been obtained on or prior to September 21, 2018.

(b) Acquiror Shareholder Approval. The Acquiror Shareholder Approval shall have been obtained.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d) Antitrust Waiting Periods and Other Approvals. (i) All waiting periods (and any extensions thereof) under the HSR Act applicable to the Transactions shall have expired or been terminated, and (ii) the Investment Canada Act Approval shall have been obtained.

(e) No Injunctions or Restraints. There shall not be in force or pending or threatened by any Antitrust Authority or other Governmental Authority any applicable Law (including any Governmental Order) or other legal restraint or prohibition enjoining or prohibiting the consummation of the Transactions or that otherwise makes the consummation of the Transactions illegal.

(f) Simultaneous Transactions. The Purchase and the Merger shall have been consummated substantially simultaneously pursuant to the terms of this Agreement.

(g) PIPE Investment. The PIPE Investment shall have been consummated or will be consummated concurrently with the Closing in accordance with the terms set forth in the PIPE Documents.

(h) Debt Financing. The Debt Financing shall have been consummated or will be consummated concurrently with the Closing in accordance with the terms set forth in the Debt Commitment Letters or, if applicable, the Alternative Financing shall have been consummated or will be consummated concurrently with the Closing.

(i) Nasdaq Listing. The Acquiror Common Shares (including the Contingent Shares) to be issued in connection with the Transactions shall have been conditionally approved for listing on Nasdaq, subject to official notice from Nasdaq of such issuance with respect to Acquiror’s post-combination listing.

(j) Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Closing.

Section 11.2 Conditions to the Obligations of Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub. The obligations of Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may (subject to the second sentence of Section 14.2) be waived (to the extent permitted by applicable Law) in writing by Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub:

(a) Representations and Warranties. (i) Each of the representations and warranties of (A) Panavision contained in Section 4.1 (Corporate Organization), Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.5 (Governmental Authorities; Consents), Sections 4.6(a) through (d) (Capitalization of Panavision), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees), (B) SIM contained in Section 5.1 (Corporate Organization), Section 5.2 (Subsidiaries), Section 5.3 (Due Authorization), Section 5.5 (Governmental Authorities; Consents), Section 5.6 (Capitalization of SIM), Section 5.7 (Capitalization of Subsidiaries) and Section 5.16 (Brokers’ Fees) and (C) the SIM Sellers contained in Section 6.1 (Corporate Organization), Section 6.2 (Due Authorization), Section 6.4 (Governmental Authorities; Consents), Section 6.5 (Ownership) and Section 6.9 (Brokers’ Fees) (collectively, the “Company Fundamental Representations”) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Panavision Material Adverse Effect, SIM Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects, except for (x) the representations and warranties contained in Section 4.6(a) through (c) (Capitalization of Panavision) and Section 4.7(a) and (b) (Capitalization of Subsidiaries), which shall be true and correct in all respects (subject to de minimis inaccuracies or omissions), and (y) Section 5.6(a) through (c) (Capitalization of SIM) and Section 5.7(a) and (b) (Capitalization of Subsidiaries), which shall be true and correct in all respects, in each case, as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and (ii) each of the representations and warranties of the Companies and the SIM Sellers contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect, Panavision Material Adverse Effect, SIM Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in the case of this clause (ii), inaccuracies or omissions that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Panavision Material Adverse Effect or a SIM Material Adverse Effect, as applicable.

(b) Performance. Each of the covenants and agreements of the Companies and the SIM Sellers required by this Agreement to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Closing Certificates. (i) Each of the Companies shall have delivered to Acquiror a certificate signed by an officer of such Company, dated as of the Closing Date, certifying that, to the actual knowledge and belief of such officer, the conditions specified in Section 11.2(a) and Section 11.2(b) applicable to such Company have been satisfied and (ii) the SIM Holder Representative shall have delivered to Acquiror a certificate signed by the SIM Holder Representative, dated as of the Closing Date, certifying, on behalf of the SIM Sellers, that the conditions specified in Section 11.2(a) and Section 11.2(b) applicable to the SIM Sellers have been satisfied.

(d) Secretary’s Certificates. Each of the Companies shall have delivered to Acquiror a certificate signed by the Secretary or Assistant Secretary (or equivalent officer) of such Company, dated as of the Closing Date, certifying (i) that attached thereto are true, correct and complete copies of all resolutions adopted by the board of directors (or equivalent governing body) thereof authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Company is a party and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions, (ii) that attached thereto are true, correct and complete copies of such Company’s governing documents, as in effect immediately prior to the Closing, and (iii) the names and signatures of the officers of such Company authorized to sign this Agreement and the Ancillary Agreements to which such Company is a party.

(e) No Material Adverse Effect. From the date of this Agreement through the Closing Date, there shall not have been any Panavision Material Adverse Effect or SIM Material Adverse Effect.

(f) Third-Party Consents. Each of the Companies shall have obtained the consents and approvals set forth in Section 11.2(f) of the Panavision Disclosure Letter or of the SIM Disclosure Letter, as applicable.

(g) Delivery of Financial Statements and Pro Forma Financial Information. Each of the Companies shall have delivered to Acquiror the financial statements and other financial information required to be delivered pursuant to Section 8.7.

(h) Termination of Affiliate Transactions. Each of the applicable Panavision Related Party Contracts and the SIM Related Party Contracts shall have been terminated or will be terminated effective as of the Closing in accordance with Section 10.6(a).

(i) Registration Rights Agreement. The Registration Rights Agreement shall have been duly executed by the Principal Panavision Holders.

(j) R&W Policies. The R&W Policies shall have been obtained and are in full force and effect.

(k) Lock-Up Agreements. The Lock-Up Agreements shall have been duly executed by the Principal Panavision Holders and the Principal SIM Holders.

(l) [Intentionally omitted].

(m) Termination of Panavision Stockholders’ Agreement. The Panavision Stockholders’ Agreement shall have been terminated in a form reasonably satisfactory to Acquiror.

(n) Escrow Agreements. The Escrow Agreements shall have been duly executed by the Companies, the Holder Representatives and the Escrow Agent.

(o) Panavision Stockholder Consent; Panavision Drag-Along Notice. Panavision shall have delivered to Acquiror the Panavision Stockholder Consent and, if requested by Acquiror pursuant to Section 8.8(b), the Panavision Drag-Along Notice.

(p) Dragged SIM Holders. The Dragging SIM Holders shall have delivered to Acquiror the SIM Compulsory Sale Notice in accordance with Section 8.10 and a Joinder Agreement shall have been duly executed by each of the Dragged SIM Holders (whether directly or by a Power of Attorney).

(q) Resignations. Each of the Companies shall have delivered to Acquiror the written resignation of each officer and director of such Company and, if requested by Acquiror, any Subsidiaries of such Company, in each case, to be effective as of the Closing Date and to the extent necessary, in the case of Panavision and SIM, for the directors and officers of Panavision and SIM to be composed of the Persons set forth on Schedule II and Schedule III, other than those set forth in Section 11.2(q) of the Panavision Disclosure Letter or of the SIM Disclosure Letter, as applicable.

(r) Payoff Letters. Each of the Companies shall have delivered to Acquiror executed customary payoff letters (the “Payoff Letters”) reasonably satisfactory to Acquiror from each lender, creditor, noteholder or other counterparty (or an agent on behalf of such lender, creditor, noteholder or other counterparty) to which the Indebtedness that is set forth in Section 11.2(r) of the Panavision Disclosure Letter or of the SIM Disclosure Letter, as applicable, is owing, drafts of which Payoff Letters shall be delivered to Acquiror not less than two (2) Business Days prior to the Closing and which Payoff Letters shall, in each case, set forth the amounts required to repay such Indebtedness in full on the Closing Date (the “Payoff Amount”), together with wire transfer or other payment instructions.

(s) Good Standing Certificates. Each of the Companies shall have delivered to Acquiror a good standing certificate (or its equivalent) for such Company from the applicable Governmental Authority of its jurisdiction of incorporation or formation, as applicable, as of a recent date (which date shall be no more than five (5) Business Days prior to the Closing Date).

(t) Principal Holder Releases. The Principal Holder Releases shall have been duly executed by the Principal Panavision Holders and the Principal SIM Holders.

(u) Share Certificates. In the case of the Purchase, the SIM Sellers shall have delivered to the Exchange Agent, SIM Certificates representing all of the SIM Shares, free and clear of all Liens (other than Liens arising under applicable securities Laws, Liens of the type described in clause (h) of the definition of “Permitted Liens,” Liens arising under any of the Ancillary Agreements or those restrictions on transfer contained in the governing documents of SIM), duly endorsed in blank or accompanied by stock powers or any other proper instrument of assignment in proper form for transfer.

(v) No SIM Debt Exercise of Remedies. No SIM Debt Exercise of Remedies shall have occurred.

(w) [Intentionally omitted].

(x) Closing Panavision Audited Financial Statements. The Closing Panavision Audited Financial Statements shall have been delivered by Panavision pursuant to Section 8.7 and shall not differ in any material respect from the Panavision Draft Audited Financial Statements.

Section 11.3 Conditions to the Obligations of the Companies and the SIM Sellers. The obligation of the Companies and the SIM Sellers to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived (to the extent permitted by applicable Law) in writing by the Companies and the Holder Representatives:

(a) Representations and Warranties. (i) Each of the representations and warranties of Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub contained in Section 7.1 (Corporate Organization), Section 7.2 (Due Authorization), Section 7.7 (Governmental Authorities; Consents), Section 7.14 (Capitalization of Acquiror) and Section 7.16 (Brokers’ Fees) (the “Acquiror Fundamental Representations”) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Acquiror Material Adverse Effect or any similar qualification or exception) shall be true and correct in all material respects, except for Section 7.14(a) and (d), which shall be true and correct in all respects (subject to de minimis inaccuracies or omissions), in each case, as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and (ii) each of the representations and warranties of Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub contained in this Agreement other than the Acquiror Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Acquiror Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, as if made anew at and as of that time, except with respect to such representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in the case of this clause (ii), inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Performance. Each of the covenants and agreements of Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub required by this Agreement to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Closing Certificate. Acquiror shall have delivered to the Companies and the Holder Representatives a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that, to the actual knowledge and belief of such officer, the conditions specified in Section 11.3(a) and Section 11.3(b) have been satisfied.

(d) Secretary’s Certificate. Acquiror shall have delivered to the Companies and the Holder Representatives a certificate signed by the Secretary or Assistant Secretary (or equivalent officer) of Acquiror, dated as of the Closing Date, certifying (i) that attached thereto are true, correct and complete copies of all resolutions adopted by the Acquiror Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Acquiror is a party and the consummation of the Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions, (ii) that attached thereto are true, correct and complete copies of the Acquiror Governing Documents, as in effect immediately prior to the Closing, and (iii) the names and signatures of the officers of Acquiror authorized to sign this Agreement and the other Ancillary Agreements.

(e) Termination of Affiliate Transactions. Each of the applicable Acquiror Related Party Contracts shall have been terminated in accordance with Section 10.6(b).

(f) Acquiror Governing Documents. The Acquiror Governing Documents shall have been amended and restated in their entirety in substantially the forms attached hereto as Exhibit E-1 and Exhibit E-2.

(g) Lock-Up Agreements. A Lock-Up Agreement shall have been duly executed by Sponsor.

(h) Escrow Agreements. The Escrow Agreements shall have been duly executed by Acquiror, Panavision Acquisition Sub, SIM Acquisition Sub and the Escrow Agent.

(i) Sponsor Funding of PIPE Investment. Sponsor and its Affiliates shall have funded at least $30,000,000 of the PIPE Investment.

(j) Good Standing Certificates. Acquiror shall have delivered to the Companies a good standing certificate (or its equivalent) for Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub from the applicable Governmental Authority of its jurisdiction of incorporation or formation, as applicable, as of a recent date (which date shall be no more than five (5) Business Days prior to the Closing Date).

(k) Acquiror Transaction Expenses. The fees and expenses payable by Acquiror or from Available Acquiror Cash or Cash and Cash Equivalents of any Company Group on the Closing Date to the advisors set forth on Schedule VII engaged by Acquiror or any of its Affiliates (including Sponsor) in connection with the Transactions shall not be in an amount greater than the amount set forth in Schedule VII.

(l) Principal Holder Releases. The Principal Holder Releases shall have been duly executed by Sponsor and Acquiror.

Section 11.4 Conditions to the Obligations of Panavision. The obligation of Panavision to consummate the Merger is subject to the satisfaction of the following additional condition, which may be waived (to the extent permitted by applicable Law) in writing by Panavision and the Panavision Holder Representative:

(a) Contribution Agreement. The Contribution Agreement shall have been duly executed by Acquiror and the Class F Holders (including Sponsor) and the transactions contemplated thereby shall have occurred or shall occur contemporaneously with the Closing.

(b) Registration Rights Agreement. The Registration Rights Agreement shall have been duly executed by Acquiror.

(c) Board and Committee Appointments. The members of the Acquiror Board, and any committees thereof, in each case as determined in accordance with Section 9.7 and the Director Composition and Standstill Agreement, shall have been approved and appointed to their respective position(s) (including any role as chairman as determined in accordance with Section 9.7 and the Director Composition and Standstill Agreement), and Acquiror shall have offered to each of the Panavision-Designated Directors the opportunity to enter into an agreement for indemnification, effective as of the Effective Time, substantially in the form of Exhibit G.

(d) No SIM Debt Exercise of Remedies. No SIM Debt Exercise of Remedies shall have occurred.

(e) Available Acquiror Cash. (i) The Available Acquiror Cash shall be no less than $125,000,000, and (ii) Acquiror shall deliver at the Closing to its balance sheet an amount equal to the excess of, if any, (A) $25,000,000 of the aggregate proceeds from the PIPE Investment, over (B) the amount used for purposes of satisfying Acquiror Share Redemptions.

(f) Amount of Acquiror Share Redemptions. There shall have been Acquiror Share Redemptions totaling no more than 50% of the Acquiror Common Shares held by the Pre-Closing Acquiror Holders.

(g) Funding of Acquiror Share Redemptions. No more than $25,000,000 of the proceeds from the PIPE Investment shall have been used for purposes of satisfying the Acquiror Share Redemptions.

Section 11.5 Frustration of Closing Conditions. Notwithstanding anything in this Article XI or this Agreement to the contrary, none of the parties may rely on the failure of any conditions set forth in this Article XI to be satisfied if such failure was proximately caused by such by party’s failure to comply with its covenants, agreements or obligations under this Agreement.

ARTICLE XII

TERMINATION/EFFECTIVENESS

Section 12.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a) by mutual written consent of Acquiror, the Companies and the Holder Representatives;

(b) by written notice to the other parties from any of Acquiror, the Companies or the Holder Representatives, if there shall be put in force any applicable Law (including any Governmental Order) or other legal restraint or prohibition permanently enjoining or prohibiting the consummation of the Transactions or that otherwise makes the consummation of the Transactions illegal;

(c) (i) by written notice to the other parties from any of Acquiror, the Companies or the Holder Representatives, if the Acquiror Extension Approval shall have not been obtained on or prior to September 21, 2018 by reason of the failure to obtain the required vote at the Acquiror Extension Shareholders’ Meeting, or (ii) by written notice to the other parties from any of the Companies or the Holder Representatives, if the Acquiror Extension Approval shall not have been obtained on or prior to September 21, 2018 for any other reason;

(d) by written notice to the other parties from any of Acquiror, the Companies or the Holder Representatives, if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof prior to the earlier of March 31, 2019 and the Acquiror SPAC End Date;

(e) by written notice to the Companies and the Holder Representatives from Acquiror, if (i) there is any breach of any of the representations, warranties, covenants or agreements on the part of any of the Companies or, in the case of the Purchase, the SIM Sellers set forth in this Agreement, such that the conditions specified in Section 11.2(a) or Section 11.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the applicable Company or, in the case of the Purchase, the SIM Sellers through the exercise of his, her or its reasonable best efforts, then, for a period of up to twenty (20) days after receipt by the Companies and the Holder Representatives of written notice from Acquiror of such breach (or such shorter period as remains between the date Acquiror provides written notice and the End Date), but only as long as the applicable Company or, in the case of the Purchase, the SIM Sellers continue to use their respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the earlier of the end of the Company Cure Period and the End Date, (ii) the Closing has not occurred on or before the earlier of March 31, 2019 and the Acquiror SPAC End Date (the “End Date”), or (iii) either the Panavision Stockholder Consent or the SIM Compulsory Sale Notice has not been received by Acquiror by 5:00 p.m. (Pacific Time) on the fifth (5th) Business Day following the execution and delivery of this Agreement (such date and time, the “Stockholder Delivery Time”); provided, however, that (A) Acquiror shall not (x) be entitled to terminate this Agreement pursuant to clause (i) of this Section 12.1(e) if Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub is then in breach of this Agreement so as to prevent the conditions set forth in Section 11.3(a) or Section 11.3(b) from being satisfied at the Closing, (y) be entitled to terminate this Agreement pursuant to clause (ii) of this Section 12.1(e) if Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub shall have breached in any material respect any of its covenants, agreements or obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Transactions on or before the End Date, and (B) Acquiror shall (x) only be entitled to terminate this Agreement pursuant to clause (iii) of this Section 12.1(e) on or prior to 5:00 p.m. (Pacific Time) on the fifth (5th) Business Day following the Stockholder Delivery Time and (y) not be entitled to terminate this Agreement pursuant to clause (iii) of this Section 12.1(e) if the Panavision Stockholders’ Consent or the SIM Compulsory

Sale Notice (or both), as applicable, has been obtained after the Stockholder Delivery Time and at the time of delivery Acquiror has not given written notice of termination pursuant to the preceding clause (x);

(f) by written notice to Acquiror from any of the Companies or the Holder Representatives, if (i) there is any breach of any of the representations, warranties, covenants or agreements on the part of Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub set forth in this Agreement, such that the conditions specified in Section 11.3(a) and Section 11.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to twenty (20) days after receipt by Acquiror of notice from any of the Companies or the Holder Representatives of such breach (or such shorter period as remains between the date Acquiror provides written notice and the End Date), but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the earlier of the end of the Acquiror Cure Period and the End Date, (ii) the Transactions shall not have been consummated on the second (2nd) Business Day (the “Notification Date”) after all of the conditions set forth in Article XI (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied or, to the extent permitted by applicable Law, waived or (iii) the Closing has not occurred on or before the End Date (as may be extended as provided in Section 12.1(e)); provided, that none of the Companies or the Holder Representatives shall (x) be entitled to terminate this Agreement pursuant to clause (i) of this Section 12.1(f) if (1) in the case of Panavision or the Panavision Holder Representative, any of Panavision or the Panavision Holder Representative or (2) in the case of SIM or the SIM Holder Representative, any of SIM, the SIM Sellers or the SIM Holder Representative is then in breach of this Agreement so as to prevent the conditions set forth in Section 11.3(a) or Section 11.3(b) from being satisfied at the Closing, (y) be entitled to terminate this Agreement pursuant to clause (ii) of this Section 12.1(f) unless (A) such party gives Acquiror prior written notice of such proposed termination on or following the Notification Date and (B) the Transactions are not consummated on or prior to the day that is two (2) Business Days following the date of delivery of such notice or (z) be entitled to terminate this Agreement pursuant to clause (iii) of this Section 12.1(f) if (1) in the case of Panavision or the Panavision Holder Representative, any of Panavision or the Panavision Holder Representative or (2) in the case of SIM or the SIM Holder Representative, any of SIM, the SIM Sellers or the SIM Holder Representative shall have breached in any material respect any of its covenants, agreements or obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Transactions on or before the End Date;

(g) by written notice to the other parties by Panavision or the Panavision Holder Representative, if Acquiror has any right to terminate this Agreement in respect of the Purchase pursuant to this Section 12.1;

(h) by written notice to the other parties by Acquiror, Panavision or the Panavision Holder Representative, if there has occurred a SIM Debt Exercise of Remedies;

(i) by written notice to the other parties by Panavision or the Panavision Holder Representative, if the Pre-Closing Acquiror Holders have elected for Acquiror Share Redemptions in respect of 50% or more of the Acquiror Common Shares held by the Pre-Closing Acquiror Holders at any determination time; or

(j) by written notice to the other parties by Acquiror, Panavision or the Panavision Holder Representative if SIM has not obtained an effective SIM Credit Agreement Amendment on the terms required by Section 8.15(c) on or prior to September 30, 2018.

Section 12.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its or their Affiliates, Representatives, stockholders, equityholders, members or partners, except that the provisions of this Section 12.2, Article XIII, Article XIV, the Panavision Confidentiality Agreement, the SIM Confidentiality Agreement and the Companies Confidentiality Agreement (including with respect to the return of any confidential information in accordance with the terms thereof) shall survive any termination of this Agreement in accordance with their terms.

ARTICLE XIII

HOLDER REPRESENTATIVES; SPONSOR-DESIGNATED DIRECTORS

Section 13.1 Holder Representatives.

(a) Designation of Holder Representatives.

(i) The parties have agreed that it is desirable to designate a representative to act on behalf of (A) the Panavision Holders (the “Panavision Holder Representative”) and (B) the SIM Sellers (the “SIM Holder Representative” and, together with the Panavision Holder Representative, the “Holder Representatives”).

(ii) Panavision and, by approving this Agreement (whether by vote, by execution of a Letter of Transmittal or by receipt of any portion of the Merger Consideration), the Panavision Holders hereby appoint Cerberus PV Representative, LLC as the representative, agent and attorney-in-fact of the Panavision Holders with full powers of substitution to act in the name, place and stead of the Panavision Holders with respect to the performance on behalf of the Panavision Holders under the terms and provisions of this Agreement and the Ancillary Agreements, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of the Panavision Holders as the Panavision Holder Representative deems necessary or appropriate without inquiry of and without additional approval from the Panavision Holders in connection with any of the Transactions, including those authorities identified in Section 13.1(c).

(iii) SIM, the SIM Sellers and, upon the delivery of the SIM Compulsory Sale Notice by the Dragging SIM Holders and the execution of a Joinder Agreement by each of the Dragged SIM Holders (whether directly or by a Power of Attorney), in each case, pursuant to Section 11.2(p), or by approving this Agreement (including by receipt of any portion of the SIM Purchase Price), the other SIM Sellers hereby appoint Granite Film and Television Equipment Rentals Inc. as the representative, agent and attorney-in-fact of all of the SIM Sellers with full powers of substitution to act in the name, place and stead of the SIM Sellers with respect to the performance on behalf of the SIM Sellers under the terms and provisions of this Agreement and the Ancillary Agreements, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of the SIM Sellers as the SIM Holder Representative deems necessary or appropriate without inquiry of and without additional approval from the SIM Sellers in connection with any of the Transactions, including those authorities identified in Section 13.1(c).

(iv) Each grant of authority in this Section 13.1(a) (including the appointment of agency and this power of attorney) (i) shall be deemed to be facts ascertainable outside of this Agreement and shall be binding on the applicable Pre-Closing Company Holders, (ii) is coupled with an interest and will be irrevocable and will not be terminated by any of the applicable Pre-Closing Company Holders or by operation of Law, whether by the death, incompetence, bankruptcy, liquidation or incapacity of such Pre-Closing Company Holder or the occurrence of any other event, and any action taken by the applicable Holder Representative will be as valid as if such death, incompetence, bankruptcy, liquidation, incapacity or other event had not occurred, regardless of whether or not such Pre-Closing Company Holder or such Holder Representative will have received any notice thereof and shall be binding on any successor thereto.

(b) Replacement of Holder Representatives. Each of the Holder Representatives may resign at any time and may be removed (i) in the case of the Panavision Holder Representative, by the vote of Persons who collectively owned, on the Business Day prior to the Closing Date, more than fifty percent (50%) of the Aggregate Fully Diluted Shares of Panavision Common Stock or (ii) in the case of the SIM Holder Representative, by the vote of Persons who collectively owned, on the Business Day prior to the Closing Date, more than fifty percent (50%) of the Aggregate Fully Diluted Shares of SIM Capital Stock (as applicable, the “Majority Holders”). In the event that a Holder Representative resigns or is removed in accordance herewith, a new Holder Representative shall be appointed by a vote of the applicable Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative.

(c) Authority and Rights of Holder Representatives. The Holder Representatives shall have such powers and authority (on behalf of the Pre-Closing Company Holders) as are granted in this Section 13.1; provided, however, that the Holder Representatives shall have no obligation to act on behalf of the applicable Pre-Closing Company Holders, except as expressly provided herein. Without limiting the generality of the foregoing, each of the Holder Representatives shall have full power, authority and discretion, for and on behalf of the applicable Pre-Closing Company Holders:

(i) from and after the Closing, to negotiate and enter into amendments to this Agreement and the Ancillary Agreements;

(ii) to execute and deliver such waivers and consents in connection with this Agreement and any Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby as such Holder Representative, in its sole discretion, may deem necessary or desirable;

(iii) to agree to, dispute, negotiate, compromise, settle and take other actions as may be necessary or desirable in respect of any matters contemplated by this Agreement or the Ancillary Agreements, including in connection with the final calculation and determination of Closing Date NWC, Closing Date Indebtedness, Closing Date Cash, Closing Date Unpaid Transaction Expenses or Final Capex Shortfall (in the case of the SIM Holder Representative) and any resulting Panavision Adjustment Amount or SIM Adjustment Amount, as applicable, as contemplated in Section 3.10, and the calculation of the Acquiror Cash Amount pursuant to Section 3.4(c) (in the case of the Panavision Holder Representative);

(iv) to deduct or hold back any funds that may be payable to any applicable Pre-Closing Company Holder pursuant to the terms of this Agreement or the Ancillary Agreements in order to pay any amount that may be payable by such Pre-Closing Company Holder to such Holder Representative under the terms of this Section 13.1;

(v) to give and receive all notices and communications and to receive and accept service of legal process in connection with any Action arising under this Agreement or the Ancillary Agreements;

(vi) to disburse funds to third parties for expenses and liabilities;

(vii) to engage, employ and obtain the advice of legal counsel, accountants and other professional advisors and rely on their advice and counsel, and to incur and pay fees and expenses of such advisors on behalf of the applicable Pre-Closing Company Holders;

(viii) as the Holder Representative, to enforce and protect the rights and interests of the Pre-Closing Company Holders (including the Holder Representative, in its capacity as a Pre-Closing Company Holder) and to enforce and protect the rights and interests of the Holder Representative arising out of or under or in any manner relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, and to take any and all actions which the Holder Representative believes are necessary or appropriate under this Agreement or any Ancillary Agreements for and on behalf of the Pre-Closing Company Holders;

(ix) to refrain from enforcing any right of any Pre-Closing Company Holder or such Holder Representative arising out of or under or in any manner relating to this Agreement or any Ancillary Agreement; provided, however, that no such failure to act on the part of such Holder Representative, except as otherwise provided in this Agreement or in any Ancillary Agreement, shall be deemed a waiver of any such right or interest by such Holder Representative or by such Pre-Closing Company Holder unless such waiver is in writing signed by the waiving party or by such Holder Representative;

(x) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that such Holder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all Ancillary Agreements;

(xi) to manage any escrow account established to cover such Holder Representative’s costs and expenses;

(xii) to take or refrain from taking all actions necessary or appropriate on behalf of the applicable Pre-Closing Company Holders in the sole judgment of such Holder Representative for the accomplishment of the foregoing or required or permitted by the terms of this Agreement or the Ancillary Agreements; and

(xiii) to do each and every act and exercise any and all rights that any or all of the applicable Pre-Closing Company Holders are permitted or required to do or exercise under this Agreement or the Ancillary Agreements.

(d) Limitations on Liability and Expenses. Neither of the Holder Representatives shall have any liability to Acquiror, Panavision Acquisition Sub, SIM Acquisition Sub, the Companies, the Pre-Closing Company Holders or any other holder of Panavision Common Stock (including Panavision Restricted Stock), Panavision Options, SIM Common Stock or SIM Options, as applicable, with respect to actions taken or omitted to be taken in its capacity as a Holder Representative (except for those arising out of such Holder Representative’s gross negligence, willful breach or willful misconduct). The Panavision Holders and the SIM Sellers shall indemnify, defend and hold harmless the Panavision Holder Representative or the SIM Holder Representative, as applicable, from and against any loss, liability, damage, claim, costs, fees or expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) arising out of or in connection with any Action or in connection with any appeal thereof, relating to the acts or omissions of the applicable Holder Representative under this Agreement or any Ancillary Agreement, or otherwise in its capacity as the applicable Holder Representative, except in the event of any Action which finally adjudicates the liability of the applicable Holder Representative for its gross negligence, willful breach or willful misconduct, and the Panavision Holders or the SIM Sellers, as applicable, shall, to the extent such costs are not covered by the Panavision Holder Representative Expense Amount or the SIM Holder Representative Expense Amount, as applicable, in accordance with their respective pre-closing equity ownership of the Companies, advance and reimburse costs, fees and expenses, in each case arising out of or in connection with the performance of the Panavision Holder Representative or the SIM Holder Representative, as applicable, of its duties in accordance with the terms of this Agreement. A decision, act, consent or instruction of either of the Holder Representatives shall constitute a decision of all of the applicable Pre-Closing Company Holders and shall be final, binding and conclusive upon each such Pre-Closing Company Holder. Each of the Holder Representatives shall at all times be entitled to rely on any directions, acts, consents, waivers or instructions received from the applicable Pre-Closing Company Holders and shall act in accordance with such instructions. In no event will either of the Holder Representatives be required (absent its specific agreement to do so, in its sole discretion), to the extent such costs are not covered by the Panavision Holder Representative Expense Amount or the SIM Holder Representative Expense Amount, as applicable, to incur costs, expenses or fees or advance its own funds on behalf of the applicable Pre-Closing Company Holders, or in any other manner in connection with the performance of its duties as a Holder Representative. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnity set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Holder Representative under this Section 13.1. The foregoing indemnities will survive the Closing, the resignation or removal of either of the Holder Representatives or the termination of this Agreement. For the avoidance of doubt, (i) by approving this Agreement (whether by vote, by execution of a Letter of Transmittal or by receipt of any portion of the Merger Consideration), each Panavision Holder authorizes the Panavision Holder Representative to use the Panavision Holder Representative Expense Amount to satisfy costs, expenses or liabilities of the Panavision Holder Representative in connection with matters related to this Agreement or the Ancillary Agreements, with any balance of the Panavision Holder Representative Expense Amount not used for such purposes to be disbursed and paid to the Panavision Holders and the Panavision Catch-up Plan Participants in accordance with each Panavision Holder’s Fully Diluted Percentage of such proportionate amount that the Panavision Holders are entitled to and the proportionate amount that the Panavision Catch-up Plan Participants are entitled to (in each case, determined based on the amounts that the Adjusted Panavision Holder Representative Expense Amount bears to the total Panavision Holder Expense Amount and the amount of the Panavision Holder Expense Amount that the Panavision Catch-up Plan Participants are entitled to pursuant to the terms of the Catch-up Plan) at such time as the Panavision Holder Representative determines in its sole discretion that no such costs, expenses or liabilities shall become due and payable, and (ii) by approving this Agreement (whether by vote, resolution or by receipt of any portion of the SIM Purchase Price), each SIM Seller authorizes the SIM Holder Representative to use the SIM Holder Representative Expense Amount to satisfy costs, expenses or liabilities of the SIM Holder Representative in connection with matters related to this Agreement or the Ancillary Agreements, with any balance of the SIM Holder Representative Expense Amount not used for such purposes to be disbursed and paid to the SIM Sellers in accordance with each SIM Seller’s Fully Diluted Percentage of such amount at such time as the SIM Holder Representative determines in its sole discretion that no such costs, expenses or liabilities shall become due and payable.

Section 13.2 Sponsor-Designated Directors.

(a) Designation of the Sponsor-Designated Directors. From and after the Effective Time, the Sponsor-Designated Directors shall, subject to the last sentence of Section 13.2(b), serve as representatives of Acquiror to act on behalf of Acquiror to take all necessary actions, make all decisions and direct all actions of Acquiror, in each case, related to the rights and obligations of Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub (and the rights and obligations of the Pre-Closing Acquiror Holders) pursuant to this Agreement and the Ancillary Agreements; provided, that any such decisions and actions shall be taken in good faith based solely on, and will be in accordance with, the terms and conditions of this Agreement and the Ancillary Agreements. In the event of a Sponsor-Designated Director’s death, resignation, removal or refusal to serve, then, if prior to the Effective Time, the Acquiror Board or, if following the Effective Time, Sponsor shall designate another individual that is a director of the Acquiror Board as a replacement for such Sponsor-Designated Director.

(b) Authority and Rights of the Sponsor-Designated Directors. Subject to the last sentence of this Section 13.2(b), each of the Sponsor-Designated Directors shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Sponsor-Designated Directors shall have no obligation to act on behalf of the Pre-Closing Acquiror Holders, except as expressly provided in this Agreement or in the Ancillary Agreements. Without limiting the generality of the foregoing, but subject to the last sentence of this Section 13.2(b), the Sponsor-Designated Directors shall have full power, authority and discretion, for and on behalf of the Pre-Closing Acquiror Holders, Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub to (i) negotiate and enter into amendments to this Agreement and the Ancillary Agreements and (ii) dispute, negotiate, settle and take other actions as may be required in connection with (A) the final calculation and determination of Closing Date NWC, Closing Date Indebtedness, Closing Date Cash, Closing Date Unpaid Transaction Expenses and Final Capex Shortfall, as contemplated in Section 3.10, and (B) matters arising out of or relating to this Agreement, the Ancillary Agreements and the Transactions, in each case, with respect to the Panavision Group (and, for the avoidance of doubt, the Panavision-Designated Directors shall abstain from any vote with respect to any such matter). None of the Sponsor-Designated Directors shall have any liability to Acquiror, the Companies, the Pre-Closing Company Holders, the Holder Representatives or any holder of Acquiror Common Shares or Acquiror Preferred Shares or warrants to purchase Acquiror Common Shares or Acquiror Preferred Shares, with respect to actions taken or omitted to be taken in his or her capacity as a Sponsor-Designated Director as designated hereunder (except for those arising out of such Sponsor-Designated Director’s bad faith, gross negligence, willful breach, fraud or willful misconduct, or a breach of the duty of loyalty to Acquiror or its stockholders), but without effect on such Sponsor-Designated Director’s duties to Acquiror and its shareholders in his or her capacity as a member of the Acquiror Board in matters unrelated to this Agreement, the Ancillary Agreements and the Transactions. Notwithstanding anything in this Agreement or in any Ancillary Agreement to the contrary, any matters of Acquiror or any of its Subsidiaries at or after the Effective Time related to Sponsor (or any of the other Class F Holders) under this Agreement, any Ancillary Agreement or otherwise related to the Transactions (including any of the covenants, obligations or agreements of Sponsor or any of the other Class F Holders), shall be determined by, and shall be within the exclusive authority of, the Acquiror Board (excluding the Sponsor-Designated Directors, such Acquiror Board constituency, the “Disinterested Acquiror Board”), including the exercise of any rights or remedies under or the taking of any action with respect to any of the foregoing; provided, that any such decisions and actions shall be taken in good faith based solely on, and will be in accordance with, the terms and conditions of this Agreement and the Ancillary Agreements. Any determination made by the Disinterested Acquiror Board pursuant to the immediately preceding sentence shall be approved by a majority of the Disinterested Acquiror Board and, for the avoidance of doubt, the other procedures governing the meetings and actions of the entire Acquiror Board under the Acquiror Governing Documents (including quorum, voting, notice and other similar requirements) shall apply to the Disinterested Acquiror Board, mutatis mutandis.

ARTICLE XIV

MISCELLANEOUS

Section 14.1 Survival. None of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement (including the Ancillary Agreements) shall survive the Effective Time, except for those covenants and agreements contained in this Agreement or in any Ancillary Agreement that by their terms contemplate performance after the Effective Time. For the avoidance of doubt, the foregoing is not intended to limit the survival periods contained in, or otherwise limit Acquiror’s right to pursue any recoveries under, the R&W Policies.

Section 14.2 Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is effective. Notwithstanding the foregoing or anything to the contrary in this Agreement, neither Acquiror nor SIM Acquisition Sub may (a) waive or provide consent or approval with regard to any matter requiring consent or approval pursuant to this Section 14.2 or Section 11.2 with respect to SIM, the SIM Sellers, the SIM Holder Representative or the Purchase (other than the conditions with respect to the delivery of certificates pursuant to Sections 11.2(c), (d) or (s)), or (b) waive or provide consent or approval with regard to any matter requiring consent or approval pursuant to any of the covenants, agreements or obligations of SIM, the SIM Sellers or the SIM Holder Representative or that otherwise relate to the Purchase, in each case, in Section 2.5, Sections 3.2 through 3.5, Sections 3.7 through 3.12, Section 3.14, Section 8.2, Section 8.3, Section 8.4, Section 8.5 and Section 8.7, Section 8.9(b), Sections 8.10 through 8.12, Sections 10.1 through 10.6, Section 10.8 or Section 14.6, in the case of clause (a) or (b) of this Section 14.2, without the prior written consent of Panavision and the Panavision Holder Representative (which consent shall not be unreasonably conditioned, withheld or delayed in the case of Sections 8.2 through 8.4, Section 8.11, Section 8.12, Section 10.1, Section 10.2 and Section 10.4). Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 14.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (x) on the date of delivery if delivered in person, (y) on the date sent by e-mail if sent on or prior to 5:00 p.m. (Pacific Time), and on the next Business Day if sent after 5:00 p.m. (Pacific Time), or (z) three (3) Business Days after deposit with an internationally recognized express courier service to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14.3):

(a)	If to Acquiror, Panavision Acquisition Sub or SIM Acquisition Sub or, after the Closing, to the Companies, to:

Saban Capital Acquisition Corp.

10100 Santa Monica Boulevard, 26th Floor

Los Angeles, CA 90067

Attention: Adam Chesnoff

                 Niveen S. Tadros, Esq.

Email:      achesnoff@sabanac.com

                 ntadros@sabanac.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, CA 90071

Attention: Jeffrey H. Cohen

                 David C. Eisman

E-mail:     jeffrey.cohen@skadden.com

                 david.eisman@skadden.com

including, in the case of after the Closing, to the Companies, to:

Panavision Inc.

6101 Variel Avenue

Woodland Hills, CA 91367

Attention: Kim Snyder

                 Mara Morner-Ritt, Esq.

E-mail:     kim.snyder@panavision.com

                 mara.morner-ritt@panavision.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Douglas Ryder, P.C.

                 Christian Nagler, P.C.

E-mail:     douglas.ryder@kirkland.com

                 cnagler@kirkland.com

(b)	If to Panavision, prior to the Closing, to:

Panavision Inc.

6101 Variel Avenue

Woodland Hills, CA 91367

Attention: Kim Snyder

                 Mara Morner-Ritt, Esq.

E-mail:     kim.snyder@panavision.com

                 mara.morner-ritt@panavision.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Douglas Ryder, P.C.

                 Christian Nagler, P.C.

E-mail:     douglas.ryder@kirkland.com

                 cnagler@kirkland.com

(c) If to SIM, prior to the Closing, to:

SIM Video International Inc.

c/o Granite Film and Television Equipment Rentals Inc.

20 Eglinton Avenue West

Suite 1501

Toronto, ON M4R 1K8

Attention: Douglas J. Buchanan

E-mail:     doug@granitepartners.ca

with copies to (which shall not constitute notice):

Stikeman Elliott LLP

5300 Commerce Court West

199 Bay Street

Toronto, ON M5L 1B9

Canada

Attention: Simon Romano

                 Michael Decicco

E-mail:     sromano@stikeman.com

                 mdecicco@stikeman.com

(c)	If to the Panavision Holder Representative, to:

Cerberus PV Representative, LLC

c/o Cerberus Capital Management, L.P.

875 Third Avenue

New York, NY 10022

Attention: Alexander Benjamin

                 Marc Millman

E-mail:     albenjamin@cerberuscapital.com

                 mmillman@cerberuscalifornia.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Douglas Ryder, P.C.

                 Christian Nagler, P.C.

E-mail:     douglas.ryder@kirkland.com

                 cnagler@kirkland.com

(d)	If to the SIM Holder Representative, to:

Granite Film and Television Equipment Rentals Inc.

20 Eglinton Avenue West

Suite 1501

Toronto, ON M4R 1K8

Attention: Douglas J. Buchanan

E-mail:     doug@granitepartners.ca

with copies to (which shall not constitute notice):

Stikeman Elliott LLP

5300 Commerce Court West

199 Bay Street

Toronto, ON M5L 1B9

Canada

Attention: Simon Romano

                 Michael Decicco

E-mail:     sromano@stikeman.com

                 mdecicco@stikeman.com

Copies delivered solely to outside counsel shall not constitute notice.

Section 14.4 Assignment. No party hereto shall assign (whether by operation of law or otherwise) this Agreement or any part hereof, or any rights or obligations hereunder, without the prior written consent of the other parties, and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 14.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) in the event the Closing occurs, those Persons who are currently covered by the applicable Company Group’s directors’ and officers’ liability insurance policies and their respective heirs, legatees, Representatives, successors and assigns are intended third-party beneficiaries of, and may enforce, Section 8.12, and the D&O Indemnified Persons are intended third-party beneficiaries of, and may enforce, Section 9.2, (b) from and after the Effective Time, the Holder Representatives (and their successors, heirs and Representatives) shall be intended third-party beneficiaries of, and may enforce, Article II and Article III, (c) from and after the Effective Time, Sponsor shall be an intended third-party beneficiary of, and may enforce, Section 13.2, (d) the past, present and future Affiliates, Representatives, stockholders, equityholders, members and partners of any party hereto or of any party’s Affiliates, are intended third-party beneficiaries of, and may enforce, Section 14.16, (e) the Debt Financing Sources shall be express third-party beneficiaries of this Section 14.5, the last sentence of Section 14.7, Section 14.11 and Section 14.14 and (f) the Panavision Holders, the Panavision Catch-up Plan Participants and the Class F Holders shall be express third-party beneficiaries of Section 3.16(e), Section 3.16(h) and Section 3.16(i).

Section 14.6 Expenses. If the Closing shall not occur, each party hereto shall bear its own fees and expenses incurred in connection with this Agreement and the Transactions; provided, that Acquiror shall promptly reimburse Panavision, upon written request therefor, in respect of any reasonable, documented and out-of-pocket fees and expenses incurred by Panavision on behalf of Acquiror and with the prior written approval of Adam Chesnoff (including in connection with any due diligence of SIM or obtaining the Acquiror Shareholder Approval). If the Closing shall occur, (a) the Panavision Holders shall bear the Panavision Transaction Expenses, (b) the SIM Sellers shall bear the SIM Transaction Expenses and (c) Acquiror shall bear the Acquiror

Transaction Expenses; provided, however, that any fees and expenses of the Auditor shall be paid in accordance with Section 3.10. Notwithstanding anything to the contrary in this Agreement, (i) Acquiror shall (upon the election by the Panavision Holder Representative in its sole discretion, it being understood and agreed that if the Panavision Holder Representative does not so elect, then Acquiror shall reimburse and pay an aggregate amount of the Panavision Transaction Expenses equal to the Panavision Expense Cap allocated between clause (A) and (B) as Acquiror determines in its sole discretion) (A) reimburse the Panavision Group at the Closing (to the extent paid by the Panavision Group at or prior to the Closing) by adding such amounts so paid to the calculation of Cash and Cash Equivalents of the Panavision Group or (B) pay, on behalf of the Panavision Group, at the Closing (to the extent unpaid by the Panavision Group at or prior to the Closing), an aggregate amount (including clauses (A) and (B)) of $1,750,000 of the Panavision Transaction Expenses (for purposes of this Section 14.6, excluding any fees and expenses in respect of financial advisors or any fees and expenses pursuant to clauses (e) or (f) of the definition of “Panavision Transaction Expenses”) (the “Panavision Expense Cap”) and (ii) Acquiror shall (upon the election by the SIM Holder Representative in its sole discretion, it being understood and agreed that if the SIM Holder Representative does not so elect, then Acquiror shall reimburse and pay an aggregate amount of the SIM Transaction Expenses equal to the SIM Expense Cap allocated between clause (A) and (B) as Acquiror determines in its sole discretion) (A) reimburse the SIM Group at the Closing (to the extent paid by the SIM Group at or prior to the Closing) by adding such amounts so paid to the calculation of Cash and Cash Equivalents of the SIM Group or (B) pay, on behalf of the SIM Group, at the Closing (to the extent unpaid by the SIM Group at or prior to the Closing), an aggregate amount (including clauses (A) and (B)) of $250,000 of the SIM Transaction Expenses (for purposes of this Section 14.6, excluding any fees and expenses in respect of financial advisors or any fees and expenses pursuant to clauses (e), (f), (g), (h) or (i) of the definition of “SIM Transaction Expenses”) (the “SIM Expense Cap”). For the avoidance of doubt, payment by Acquiror of any Acquiror Transaction Expenses shall be made from the Available Acquiror Cash and shall not reduce the respective ownership of Acquiror Common Shares of the Panavision Holders, the Panavision Catch-up Plan Participants or the SIM Sellers following the Closing; provided, that any Acquiror Transaction Expenses in excess of $25,000,000 shall be funded by the Debt Financing.

Section 14.7 Governing Law. This Agreement, and all Actions based upon, arising out of, or related to this Agreement or the Transactions shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Notwithstanding anything to the contrary in this Agreement, any right or obligation with respect to any Debt Financing Source in connection with this Agreement or the Debt Financing (including any Alternative Financing), the commitment letter related thereto and the transactions contemplated hereby and thereby, and any Action relating thereto or arising hereunder or thereunder, shall be governed by and construed in accordance with the Laws of the State of New York.

Section 14.8 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 14.9 Disclosure Letters. The Panavision Disclosure Letter, the SIM Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Panavision Disclosure Letter, the SIM Disclosure Letter or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter if the relevance of such disclosure to such other sections is reasonably apparent on the face of such disclosure. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Panavision Disclosure Letter, the SIM Disclosure Letter or the Acquiror Disclosure Letter, as applicable, is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, item or matter not described herein or included in the Panavision Disclosure Letter, the SIM Disclosure Letter or the Acquiror Disclosure Letter, as applicable, is or is not material for purposes of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.

Section 14.10 Entire Agreement. This Agreement (together with the Panavision Disclosure Letter, the SIM Disclosure Letter and the Acquiror Disclosure Letter), the Ancillary Agreements, the Panavision Confidentiality Agreement, the SIM Confidentiality Agreement and the Companies Confidentiality Agreement constitute the entire agreement among the parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the subject matter hereof. No party shall be liable or bound to any other party in any manner by any representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof except as expressly set forth in this Agreement, the Ancillary Agreements, the Panavision Confidentiality Agreement, the SIM Confidentiality Agreement and the Companies Confidentiality Agreement. The parties hereto hereby agree that each of the Panavision Confidentiality Agreement, the SIM Confidentiality Agreement and the Companies Confidentiality Agreement shall terminate upon the Closing.

Section 14.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized (including pursuant to the provisions of Article XIII) agreement in writing by, prior to the Closing, Acquiror, Panavision, SIM, the Panavision Holder Representative and the SIM Holder Representative and, after the closing, Acquiror, the Panavision Holder Representative and the SIM Holder Representative and which makes reference to this Agreement. Notwithstanding anything to the contrary herein, Section 14.5, the last sentence of Section 14.7, this Section 14.11 and Section 14.14 (and the related definitions and other provisions of this Agreement to the extent a modification or waiver thereof would serve to modify the substance or provisions of such sections) may not be amended or modified in a manner materially adverse to any Debt Financing Source without its prior written consent.

Section 14.12 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror, the Companies and the Holder Representatives, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 14.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 14.12(a).

(b) The restriction in Section 14.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that, without otherwise limiting any other obligations in this Agreement, in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other parties in advance as to its form, content and timing and shall consider, in good faith, any changes proposed by the other parties and shall accept any reasonable comments proposed by such party. For the avoidance of doubt, disclosures resulting from the parties’ efforts to obtain expiration or termination of all waiting periods under the HSR Act or Investment Canada Act Approval and to make any related filing, in each case, otherwise in accordance with this Agreement shall be deemed not to violate this Section 14.12.

Notwithstanding anything in this Section 14.12 or this Agreement to the contrary, the parties hereto agree that certain Panavision Holders are or are affiliated with private equity, hedge or similar funds and that such Panavision Holders may provide general information about the subject matter of this Agreement and the Transactions to their investors in connection with normal fund raising and related marketing or informational or reporting activities of such Persons of the kind customarily provided with respect to investments of this nature.

Section 14.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 14.14 Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or inconvenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence an Action or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 14.14. Notwithstanding anything to the contrary in this Agreement, each of the Companies, the SIM Sellers, the Panavision Holder Representative, the SIM Holder Representative, Acquiror, Panavision Acquisition Sub and SIM Acquisition Sub agrees that it will not, and in the case of the Companies will cause its Subsidiaries not to, bring or support any Action of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING OR ANY OF THE TRANSACTIONS.

Section 14.15 Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at Law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 14.16 Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Persons that are expressly named as parties hereto and any express guarantor of any such party’s obligations hereunder and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement or any Ancillary Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement or such Ancillary Agreement and not otherwise), no past, present or future Affiliate, Representative, stockholder, equityholder, member or partner of any party hereto or of any party’s Affiliates shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Acquiror under this Agreement (whether for indemnification or otherwise) of or for any claim based on, arising out of, or related to this Agreement or the Transactions. Notwithstanding anything to the contrary in this Agreement, nothing herein shall limit or restrict the ability to bring a claim for Actual Fraud.

Section 14.17 Conflicts and Privilege.

(a) Acquiror, the Companies, the SIM Sellers and the Holder Representatives on behalf of the applicable Pre-Closing Company Holders hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among Acquiror, the Sponsor-Designated Directors or Sponsor, on the one hand, and the Company, the Pre-Closing Company Holders or the Holder Representatives, on the other hand, any legal counsel (including Skadden, Arps, Slate, Meagher & Flom LLP) that represented Acquiror, the Sponsor-Designated Directors or Sponsor prior to the Closing may represent the Sponsor-Designated Directors or Sponsor in such dispute even though the interests of the Sponsor-Designated Directors or Sponsor may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror, the Sponsor-Designated Directors or Sponsor. Acquiror, the Companies, the SIM Sellers and the Holder Representatives on behalf of the applicable Pre-Closing Company Holders further agree that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Skadden, Arps, Slate, Meagher & Flom LLP) that represented Acquiror, the Sponsor-Designated Directors or Sponsor prior to the Closing and any one or more such Persons that relate in any way to the Transactions, the attorney/client privilege and the expectation of client confidence belongs to the Sponsor-Designated Directors and may be controlled by such Sponsor-Designated Directors, and shall not pass to or be claimed or controlled by Acquiror (after giving effect to the Closing), the Companies or the Pre-Closing Company Holders; provided, that the Sponsor-Designated Directors shall not waive such attorney/client privilege other than to the extent they determine appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement. Notwithstanding the foregoing, any privileged communications or information shared by the Companies or the Pre-Closing Company Holders (other than Granite) prior to the Closing with Acquiror, Sponsor or the Sponsor-Designated Directors (in any capacity) shall remain the privileged communications or information of the Surviving Corporation.

(b) Recognizing that Kirkland & Ellis LLP has acted as legal counsel to the Panavision Group, the Principal Panavision Holders, the Panavision Holder Representative and their respective Affiliates prior to the Closing, and that Kirkland & Ellis LLP intends to act as legal counsel to the Principal Panavision Holders, the Panavision Holder Representative and their respective Affiliates (which will no longer include the Panavision Group) after the Closing, Acquiror hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Kirkland & Ellis LLP representing any of the Principal Panavision Holders, the Panavision Holder Representative or their Affiliates after the Closing as such representation may relate to Acquiror, any Company Group or any of the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(c) Recognizing that Stikeman Elliott LLP has acted as legal counsel to the SIM Group and Granite prior to the Closing, and that Stikeman Elliott LLP intends to act as legal counsel to Granite after the Closing, Acquiror hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Stikeman Elliott LLP representing Granite after the Closing as such representation may relate to Acquiror, any Company Group or any of the transactions contemplated by this Agreement or any of the Ancillary Agreements. Notwithstanding the foregoing, any privileged communications or information shared by Granite prior to the Closing shall remain the privileged communications or information of Granite.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SABAN CAPITAL ACQUISITION CORP.

By:	/s/ Adam Chesnoff
Name: Adam Chesnoff
Title: Authorized Representative

PANAVISION ACQUISITION SUB, INC.

By:	/s/ Adam Chesnoff
Name: Adam Chesnoff
Title: Authorized Representative

SIM ACQUISITION SUB, INC.

By:	/s/ Adam Chesnoff
Name: Adam Chesnoff
Title: Authorized Representative

[Signature Page to Business Combination Agreement]

PANAVISION INC.

By:	/s/ Kimberly Snyder
Name: Kimberly Snyder
Title: President and Chief Executive
Officer

[Signature Page to Business Combination Agreement]

SIM VIDEO INTERNATIONAL INC.

By:	/s/ Douglas J. Buchanan
Title: Authorized Signatory

[Signature Page to Business Combination Agreement]

GRANITE FILM AND TELEVISION EQUIPMENT RENTALS INC., in its capacity as the SIM Holder Representative and a SIM Seller

By:	/s/ Douglas J. Buchanan
Title: Authorized Signatory

[Signature Page to Business Combination Agreement]

MEM INVESTMENTS INC.

By:	/s/ Laura McCain
Title: Authorized Signatory

[Signature Page to Business Combination Agreement]

SIM REALTY LIMITED

By:	/s/ Robert Sim
Title: Authorized Signatory

[Signature Page to Business Combination Agreement]

/s/ James Haggarty
James Haggarty

[Signature Page to Business Combination Agreement]

CERBERUS PV REPRESENTATIVE, LLC, solely in its capacity as the Panavision Holder Representative

By:	/s/ Alexander D. Benjamin
Name: Alexander D. Benjamin
Title: Secretary

[Signature Page to Business Combination Agreement]

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT, dated as of December 11, 2018 (this “Amendment”), is made and entered into by and among SABAN CAPITAL ACQUISITION CORP., a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), PANAVISION INC., a Delaware corporation (“Panavision”), SIM VIDEO INTERNATIONAL INC., an Ontario corporation (“SIM”), solely in its capacity as the Panavision Holder Representative, CERBERUS PV REPRESENTATIVE, LLC, a Delaware limited liability company, and, solely in its capacity as the SIM Holder Representative, GRANITE FILM AND TELEVISION EQUIPMENT RENTALS INC., an Ontario corporation. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement, dated as of September 13, 2018 (the “Agreement”), by and among Acquiror, Panavision, SIM, the Panavision Holder Representative, the SIM Holder Representative and the other parties thereto.

RECITALS

WHEREAS, pursuant to Section 14.11 of the Agreement, prior to the Closing, the Agreement may be amended or modified in whole or in part by a duly authorized agreement in writing by Acquiror, Panavision, SIM, the Panavision Holder Representative and the SIM Holder Representative; and

WHEREAS, the parties hereto desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Amendment and intending to be legally bound hereby, the parties hereto hereby agree as follows:

AGREEMENT

1. Amendment to Recitals. The penultimate recital of the Agreement is hereby amended by replacing the reference to “2,000,000 Converted Founder Shares” with “1,993,480 Converted Founder Shares”. The parties hereto acknowledge and agree that the Contribution Agreement to be entered into at the Closing shall incorporate and give effect to the modification described in this Section 1.

2. Amendment to Section 7.14(a). The second sentence of Section 7.14(a) of the Agreement is hereby amended and restated as follows: “Without giving effect to the PIPE Investment, the Domestication or any Acquiror Share Redemptions, as of immediately prior to the Closing, but after giving effect to the transactions contemplated by the Contribution Agreement, Acquiror shall have 25,000,000 Acquiror Common Shares issued and outstanding, 1,000,000 Founder Shares issued and outstanding (966,940 of which shall be owned beneficially and of record by Sponsor as of such date), 3,250,000 Founder Contingent Shares issued and outstanding (3,142,555 of which shall be owned beneficially and of record by Sponsor as of such date) and no Acquiror Preferred Shares issued and outstanding.”

3. Amendment to Section 12.1(f). Clause (x) of the proviso to Section 12.1(f) of the Agreement is hereby amended by replacing the reference to “Section 11.3(a) or Section 11.3(b)” with “Section 11.2(a) or Section 11.2(b)”.

4. No Other Modification. The undersigned parties acknowledge and agree that the Agreement is being amended only as stated herein, and no other amendments to the Agreement, express or implied, are, or have been intended to be, made by the undersigned, and, except as expressly provided herein, the Agreement shall remain in full force and effect in accordance with its terms and conditions.

5. Miscellaneous. The provisions of Article XIV of the Agreement are incorporated herein by reference and shall apply to this Amendment as if set forth in full herein.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Amendment to be duly executed as of the date first above written.

SABAN CAPITAL ACQUISITION CORP.

By:	/s/ Adam Chesnoff
Name: Adam Chesnoff
Title: Chief Executive Officer and President

[Signature Page to Amendment No. 1 to Business Combination Agreement]

PANAVISION INC.

By:	/s/ Kimberly Snyder
Name: Kimberly Snyder
Title: President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]

SIM VIDEO INTERNATIONAL INC.

By:	/s/ Douglas Buchanan
Name: Douglas Buchanan
Title: Secretary

[Signature Page to Amendment No. 1 to Business Combination Agreement]

GRANITE FILM AND TELEVISION EQUIPMENT RENTALS INC., solely in its capacity as the SIM Holder Representative

By:	/s/ Douglas Buchanan
Name: Douglas Buchanan
Title: President

[Signature Page to Amendment No. 1 to Business Combination Agreement]

CERBERUS PV REPRESENTATIVE, LLC, solely in its capacity as the Panavision Holder Representative

By:	/s/ Alexander D. Benjamin
Name: Alexander D. Benjamin
Title: Secretary

[Signature Page to Amendment No. 1 to Business Combination Agreement]

Annex B

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

SABAN CAPITAL ACQUISITION CORP.

(adopted by special resolution dated 13 September 2016)

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

SABAN CAPITAL ACQUISITION CORP.

(adopted by special resolution dated 13 September 2016)

1	The name of the Company is Saban Capital Acquisition Corp.

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5

The share capital of the Company is US$52,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class F ordinary shares of a par value of US$0.0001 each and 5,000,000 Preferred Shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

SABAN CAPITAL ACQUISITION CORP.

(adopted by special resolution dated 13 September 2016)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.

“Audit Committee”	means the audit committee of the Company formed pursuant to Article 42.2 hereof, or any successor audit committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”	means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (i) must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Fund (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Fund) at the time of the agreement to enter into the Business Combination; and (ii) must not be effectuated with another blank check company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“clearing house”	a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Shares”	means Class A ordinary shares of a par value of US$0.0001 each in the share capital of the Company.

“Class F Shares”	means Class F ordinary shares of a par value of US$0.0001 each in the share capital of the Company.

“Company”	means the above named company.

“Designated Stock Exchange”	means any national securities exchange on which the securities of the Company are listed for trading, including NASDAQ Capital Market, or NASDAQ.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“IPO”	means the Company’s initial public offering of securities.

“IPO Redemption”	has the meaning given to it in Article 49.3.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company, as amended from time to time.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 3,000,000 units (as defined at Article 3.3) at a price equal to US$10.00 per unit, less underwriting discounts and commissions.

“Preferred Shares”	means Preferred Shares of a par value of US$0.0001 each in the share capital of the Company.

“Redemption Price”	has the meaning given to it in Article 49.3.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“SEC”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class F Share or a Preferred Share in the Company and includes a fraction of a share in the Company.

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means Saban Sponsor LLC, a Delaware limited liability company.

“Statute”	means the Companies Law (2016 Revision) of the Cayman Islands.

“Tax Filing Authorised Person”	means the person appointed to the office of chief financial officer of the Company or any other person designated as such by the Company.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Fund”	means the trust account established by the Company upon the consummation of its IPO and into which the net proceeds of the IPO, together with a certain amount of the proceeds of the private placement of the warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriters”	means Deutsche Bank Securities Inc. and/or Goldman, Sachs & Co., on their own behalf and for any other underwriters from time to time, and any successor underwriter.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class F Share Conversion described at Article 17.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Underwriters determine that an earlier date is acceptable, subject to the Company having filed a Current Report on Form 8-K with the SEC and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after any applicable notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the requirements of the Designated Stock Exchange, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a

Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the Designated Stock Exchange may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with applicable rules of the SEC and federal and state securities laws of the United States. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to Article 3 on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Shares issued in the IPO, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to repurchasing Shares of the Company:

(a)	Members who hold Shares issued in the IPO are entitled to request redemption of such Shares in the circumstances described in Article 49.3;

(b)

Shares held by the Sponsor shall be surrendered for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20% of the Company’s issued and outstanding Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Shares issued in the IPO shall be redeemed from validly tendering Members by way of tender offer in the circumstances set out in Article 49.2(b).

8.2

Subject to the provisions of the Statute, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, repurchases of Shares in the circumstances described at Articles 8.1(a), 8.1(b) and 8.1(c) above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1

If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one or more person(s) holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class F Share Conversion

17.1	Class F Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) on the business day immediately following the closing of a Business Combination.

17.2

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other equity linked securities, are issued or issuable in excess of the amounts offered in the IPO, all issued and outstanding Class F Shares shall automatically convert into Class A Shares at the time of the closing of the Business Combination at a ratio for which:

(a)

the numerator shall be equal to the sum of (A) 20% of all Class A Shares issued or issuable (upon the conversion or exercise of any equity-linked securities or otherwise) by the Company, related to or in connection with the consummation of the Business Combination (excluding any securities issued or issuable to any seller in the Business Combination) plus (B) the number Class F Shares issued and outstanding immediately prior to the consummation of the Business Combination; and

(b)	the denominator shall be the number of Class F Shares issued and outstanding immediately prior to the closing of the Business Combination.

17.3

Each Class F Share shall convert into its pro rata number of Class A Shares pursuant to this Article 17. The pro rata share for each holder of Class F Shares will be determined as follows: each Class F Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the issued and outstanding Class F Shares shall be converted pursuant to this Article and the denominator of which shall be the total number of issued and outstanding Class F Shares at the time of conversion.

17.4

Notwithstanding anything to the contrary in this Article 17, in no event may any Class F Share convert into Class A Shares at a ratio that is less than one-for-one (unless additional Class F shares are issued by the Company following the adoption of these Articles).

17.5	All conversions referred to in this Article 17 shall take effect as repurchases of the Class F Shares by the Company and the immediate issue of Class A Shares as a matter of Cayman Islands law.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 49.1, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year (beginning December 2017) at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

20.3	The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings.

20.4	Members shall not have the power to requisition general meetings.

20.5

Members seeking to bring business before the annual general meeting or to nominate candidates for election as directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary of the immediately preceding annual general meeting (or if no such meeting has occurred, the anniversary of the consummation of the IPO).

21	Notice of General Meetings

21.1

At least five days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2	Only business specified in the notice of general meeting shall be transacted at such general meeting.

22.3

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.4

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.5	If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’

requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.6

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.7

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.8

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.9

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.10	A resolution put to the vote of the meeting shall be decided on a poll.

22.11	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.12

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.13	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1	Subject to any rights or restrictions attached to any Shares every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

25.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2

If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

28	Powers of Directors

28.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1	Subject to Article 49.10, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1

The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director.

31.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3

A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5

A Director may, or other officer of the Company on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests

33.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.4

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.5

The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any chairman of the board of Directors, chief executive officer, president, chief financial officer, chief investment officer, vice-presidents, secretary, assistant secretary, treasurer or any other officers as may be determined by the Directors) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid by the Company to any Director prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by the Statute.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1

The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books of account shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the

Designated Stock Exchange, the Directors shall establish and maintain an Audit Committee as a committee of the board of Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists and by the Directors if an Audit Committee does not exist).

42.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices

43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served in accordance with the requirements of the Designated Stock Exchange.

43.2

Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1

If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1

Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall, with the approval of a Special Resolution, have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the Directors may determine.

49	Business Combination

49.1

Notwithstanding any other provision of the Articles, this Article 49 shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of any Business Combination and the distribution of the Trust Fund pursuant to Article 49.4. In the event of a conflict between this Article 49 and any other Articles, the provisions of this Article 49 shall prevail, and this Article 49.1 may not be amended prior to the consummation of a Business Combination without a Special Resolution, the threshold for which is one hundred per cent of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company.

49.2	Prior to the consummation of any initial Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares redeemed by means of a tender offer for an amount equal to their pro rata share of the Trust Fund on deposit two Business Days prior to the consummation of such Business Combination, provided that the Company shall not redeem Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001.

The Company shall initiate any tender offer in accordance with Rule 13e-4 and Regulation 14E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall file tender offer documents with the SEC prior to completing a Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act, to redeem Shares issued in the IPO.

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that a majority of the Shares voted are voted for the approval of the Business Combination, the Company shall be authorised to consummate the Business Combination, provided that the Company shall not consummate any Business Combination unless the Company has net tangible assets of at least US$5,000,001 upon such consummation.

49.3

Any Member holding Shares issued to persons who are not a Founder, officer or Director may, contemporaneously with any vote on an initial Business Combination, elect to have their Shares issued in the IPO redeemed for cash (the “IPO Redemption”), provided that no such Member acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than fifteen per cent of the Shares issued in the IPO. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he votes, and if he does not vote regardless of whether he is voting for or against such proposed Business Combination, a per Share redemption price equal to their pro rata share of the Trust Fund on deposit two Business Days prior to the consummation of such Business Combination (such redemption price being referred to herein as the “Redemption Price”).

The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and Shares shall be re-issued to the relevant Members and share certificates (if any) re-issued to the relevant Members as appropriate.

49.4	In the event that:

(a)

the Company does not consummate a Business Combination by twenty-four months after the closing of the IPO the Company shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Shares issued in the IPO, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund including interest earned on the funds held in the Trust Fund and not previously released to the Company to pay its taxes (less up to US$50,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Shares issued in the IPO, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and its board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

(b)

the Company’s Members approve an amendment to Article 49.4(a) that would affect the substance or timing of the Company’s obligation to redeem the Shares issued in the IPO if the Company did not complete its Business Combination within twenty-four months from closing of the IPO, the Company shall provide the Members holding Shares issued in the IPO with the opportunity to redeem all or a portion of their Shares upon such approval at a per-share price, payable in cash, equal to the aggregate amount of the Trust Fund, including interest earned on the funds held in the Trust Fund and not previously released to the Company to pay its taxes, divided by the number of then issued and outstanding Shares issued in the IPO.

49.5

A holder of Shares issued in the IPO shall be entitled to receive distributions from the Trust Fund only in the event of an IPO Redemption, a redemption of Shares by means of a tender offer pursuant to Article 49.2(b), or a distribution of the Trust Fund pursuant to Article 49.4(a) or (b). In no other circumstance shall a holder of Shares issued in the IPO have any right or interest of any kind in the Trust Fund.

49.6

After the issue of Shares in the IPO, and prior to the consummation of a Business Combination, the Directors shall not issue additional Shares or any other securities that participate in any manner in the Trust Fund or that vote as a class with Shares issued in the IPO on any Business Combination.

49.7	The uninterested independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)	any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)	any Director or executive officer of the Company and any affiliate or relative of such Director or executive officer.

49.8

Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

49.9

A Director may vote in respect of any Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.10

The Directors shall be divided into two classes: Class A Directors and Class B Directors. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class A or Class B Directors. The Class A Directors shall stand elected for a term expiring at the Company’s first annual general meeting and the Class B Directors shall stand elected for a term expiring at the Company’s second annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual general meeting after their election. Except as the Statute or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

49.11

The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

49.12	The Company may enter into a Business Combination with a target business that is affiliated with the Sponsor, the Directors or executive officers of the Company.

50	Certain Tax Filings

Each Tax Filing Authorised Person, and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN-E, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or officer of the Company. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

AMENDMENTS

TO THE

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

SABAN CAPITAL ACQUISITION CORP.

SABAN CAPITAL ACQUISITION CORP.

(the “Company”)

RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

It is resolved as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a) amending Article 49.4(a) by deleting the following introduction of such sub-section:

“the Company does not consummate a Business Combination by twenty-four months after the closing of the IPO the Company shall:”

and replacing it with the following:

“the Company does not consummate a Business Combination by December 31, 2018 (or March 31, 2019 if the Company has executed a definitive agreement for an initial Business Combination by December 31, 2018 and all closing conditions contained in such definitive agreement (other than regulatory conditions, including, without limitation, those related to antitrust approval and the effectiveness of any related registration statement, and conditions that by their nature are to be satisfied at the closing of such Business Combination) have been satisfied or waived by December 31, 2018), the Company shall:”; and

(b) amending Article 49.4(b) by deleting the words:

“within 24 months from the closing of the IPO”

and replacing them with the words:

“by December 31, 2018 (or March 31, 2019 if the Company has executed a definitive agreement for an initial Business Combination by December 31, 2018 and all closing conditions contained in such definitive agreement (other than regulatory conditions, including, without limitation, those related to antitrust approval and the effectiveness of any related registration statement, and conditions that by their nature are to be satisfied at the closing of such Business Combination) have been satisfied or waived by December 31, 2018)”.

Annex D

BYLAWS

OF

SABAN CAPITAL ACQUISITION CORP.

ARTICLE I

OFFICES

1.1    Registered Office. The registered office of SABAN CAPITAL ACQUISITION CORP. (the “Corporation”) in the State of Delaware shall be established and maintained at 1209 Orange Street, Wilmington, Delaware 19801 and The Corporation Trust Company shall be the registered agent of the corporation in charge thereof.

1.2    Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1    Place of Meetings. All meetings of the stockholders shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof; provided, that the Board of Directors may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 2.12.

2.2    Annual Meetings. The annual meeting of stockholders shall be held on such date and at such time as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these Bylaws (the “Bylaws”).

Written notice of an annual meeting stating the place, date and hour of the meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the annual meeting.

To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a stockholder who is a stockholder of record on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and who complies with the notice procedures in this Section 2.2. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs. A stockholder’s notice to the Secretary shall set forth (a) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (ii) any material interest of the stockholder in such business, (iii) a description of all arrangements or understandings between or among the stockholder or any Stockholder Associated Person and any other person or entity (including their names) in connection with the proposal of such business by the stockholder and any material interest of the stockholder, any Stockholder Associated Person or such other person or entity in such business, and (iv) a representation as to whether the stockholder or any Stockholder Associated Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to the holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the proposal or otherwise to solicit proxies or votes from stockholders in support of the proposal; and (b) as to the stockholder giving the notice (i) the name and address of the stockholder as they appear on the Corporation’s books, (ii) the name and address (if different from the Corporation’s books) of the stockholder, (iii) the name and address of any Stockholder Associated Person, (iv) the class, series and number of shares of capital stock of the Corporation which are directly or indirectly held of record or beneficially owned by the stockholder or by any Stockholder Associated Person, (v) a description of any Derivative Positions directly or indirectly held or beneficially held by the stockholder or any Stockholder Associated Person, (vi) whether and to the extent to which a Hedging Transaction has been entered into by or on behalf of such stockholder or any Stockholder Associated Person, (vii) a representation that the stockholder is a stockholder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (viii) any other information related to the stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies or consents (even if a solicitation is not involved) by such stockholder or Stockholder Associated Person in support of the business proposed to be brought before the meeting pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules, regulations and schedules promulgated thereunder. A stockholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article II, Section 2 shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of the annual meeting. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Article II, Section 2. The officer of the Corporation presiding at an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Article II, Section 2, and if such officer should so determine, such officer shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted. As used in these Bylaws, “Stockholder Associated Person” means, with respect to any stockholder, (A) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (B) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder, (C) any person directly or indirectly controlling, controlled by or under common control with such Stockholder Associated Person or (D) any person who is an “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of such stockholder; “Derivative Positions” means, with respect to any stockholder or any Stockholder Associated Person, any derivative positions including, without limitation, any short position, profits interest, option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the

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Corporation or otherwise and any performance-related fees to which such stockholder or any Stockholder Associated Person is entitled, based, directly or indirectly, on any increase or decrease in the value of shares of capital stock of the Corporation; and “Hedging Transaction” means, with respect to any stockholder or any Stockholder Associated Person, any hedging or other transaction (such as borrowed or loaned shares) or series of transactions, or any other agreement, arrangement or understanding, the effect or intent of which is to increase or decrease the voting power or economic or pecuniary interest of such stockholder or any Stockholder Associated Person with respect to the Corporation’s securities.

2.3    Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), may only be called by a majority of the entire Board of Directors or the Chief Executive Officer, and shall be called by the Secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote. Without limiting the foregoing, upon the request of (a) Saban Sponsor LLC (the “Saban Sponsor”) (or its affiliate or assignee) so long as it (or its affiliate or assignee) has the right to designate at least one director for nomination to the Board of Directors in accordance with the Director Composition and Standstill Agreement, dated as of September 13, 2018 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Director Composition Agreement”), by and among the Corporation, Saban Sponsor LLC (the “Saban Sponsor”), Cerberus Series Four Holdings, LLC, Cerberus Institutional Partners V LP, SOLA LTD, Solus Senior High Income Fund LP, Solus Opportunities Fund 3 LP, Solus Opportunities Fund 5 LP, Ultra Master LTD, Ultra NB LLC and, solely in its capacity as the initial Panavision Holder Representative, Cerberus PV Representative, LLC (the “Panavision Holder Representative”) or (b) the Panavision Holder Representative (or its affiliate or assignee) so long as it (or its affiliate or assignee) has the right to designate at least one director for nomination to the Board of Directors in accordance with the Director Composition Agreement, the Chief Executive Officer shall call a special meeting of stockholders. Such request shall state the purpose or purposes of the proposed meeting.

Unless otherwise provided by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

2.4    Quorum. The holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

2.5    Organization. The Chair of the Board of Directors shall act as chair of meetings of the stockholders. The Board of Directors may designate any other officer or director of the Corporation to act as chair of any meeting in the absence of the Chair of the Board of Directors, and the Board of Directors may further provide for determining who shall act as chair of any stockholders meeting in the absence of the Chair of the Board of Directors and such designee. Subject to the Director Composition and Standstill Agreement, the Chair of the Board of Directors may be removed as Chair at any time by a majority of the Board of Directors. Any vacancy in the role of Chair of the Board of Directors shall be filled in accordance with the procedures set forth in the Director Composition and Standstill Agreement.

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The Secretary of the Corporation shall act as secretary of all meetings of the stockholders, but in the absence of the Secretary the presiding officer may appoint any other person to act as secretary of any meeting.

2.6    Voting. Unless otherwise required by law, the Certificate of Incorporation, the Director Composition Agreement or these Bylaws, any question (other than the election of directors) brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder, unless otherwise provided by the Certificate of Incorporation. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize any person or persons to act for him by proxy. All proxies shall be executed in writing and shall be filed with the Secretary of the Corporation not later than the day on which exercised. No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

2.7    Action of Shareholders Without Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

2.8    Voting List. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city, town or village where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held. The list shall be produced and kept at the time and place of meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present. In the event that the Corporation determines to make the list available on an electronic network, the Corporation will take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

2.9    Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 8 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

2.10    Adjournment. Any meeting of the stockholders, including one at which directors are to be elected, may be adjourned for such periods as the presiding officer of the meeting or the stockholders present in person or by proxy and entitled to vote shall direct.

2.11    Inspectors. In advance of any meeting of the stockholders, the Corporation shall appoint one or more inspectors to act at the meeting and make a written report thereof, and the election of directors and any other vote by ballot at any meeting of the stockholders shall be supervised by at least one such appointed inspector. If the inspector so appointed shall refuse to serve or shall not be present, a replacement appointment shall be made by the officer presiding at the meeting.

2.12    Meetings by Means of Conference Telephone. Stockholders may participate in a meeting of the stockholders by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

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ARTICLE III

DIRECTORS

3.1    Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation. Subject to the Director Composition Agreement and the Certificate of Incorporation, the number of directors which shall constitute the Board of Directors shall be not less than five (5) nor more than eleven (11). Subject to the Director Composition Agreement and the Certificate of Incorporation, the exact number of directors shall be fixed from time to time, within the limits specified in this Article III, Section 1 or in the Certificate of Incorporation, by the Board of Directors. Directors need not be stockholders of the Corporation. The Board of Directors may be divided into classes as more fully described in the Certificate of Incorporation.

3.2    Election; Term of Office; Resignation; Removal; Vacancies. Each director shall hold office until the next annual meeting of stockholders at which his class stands for election or until such director’s earlier resignation, removal from office, death or incapacity. Unless otherwise provided in the Certificate of Incorporation or the Director Composition Agreement, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and each director so chosen shall hold office until the next election of the class for which such director shall have been chosen, and until his successor shall be elected and qualified, or until such director’s earlier resignation, removal from office, death or incapacity.

3.3    Nominations. Subject to the Director Composition Agreement, nominations of persons for election to the Board of Directors of the Corporation at a meeting of stockholders of the Corporation may be made at such meeting by or at the direction of the Board of Directors, by any committee or persons appointed by the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who is a stockholder of record on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such meeting and who complies with the notice procedures set forth in this Article III, Section 3. Such nominations by any stockholder (other than any stockholder entitled to nominate a director pursuant to the Director Composition Agreement) shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an annual meeting, not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. Such stockholder’s notice to the Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class, series and number of shares of capital stock of the Corporation which are directly or indirectly held of record or beneficially owned by the person, (iv) the date such shares were acquired and the investment intent of such acquisition, and (v) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Exchange Act; and (b) as to the stockholder giving the notice (i) the name and address of the stockholder as they appear on the Corporation’s books, (ii) the name and address (if different from the Corporation’s books) of the stockholder, (iii) the name and address of any Stockholder Associated

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Person, (iv) the class or series and number of shares of stock of the Corporation which are directly or indirectly held of record or beneficially owned by such stockholder or by any Stockholder Associated Person, (v) a description of any Derivative Positions directly or indirectly held or beneficially held by the stockholder or any Stockholder Associated Person, (vi) whether and the extent to which a Hedging Transaction has been entered into by or on behalf of such stockholder or any Stockholder Associated Person, (vii) a description of all arrangements or understandings (including financial transactions and direct or indirect compensation) between or among such stockholder or any Stockholder Associated Person and each proposed nominee and any other person or entity (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (viii) a representation that such stockholder is a holder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (ix) any other information relating to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies or consents for a contested election of directors (even if an election contest or proxy solicitation is not involved), or otherwise required, pursuant to Section 14 of the Exchange Act, and the rules, regulations and schedules promulgated thereunder and (x) a representation as to whether such stockholder or any Stockholder Associated Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to the holders of a sufficient number of the Corporation’s outstanding shares reasonably believed by the stockholder or any Stockholder Associated Person, as the case may be, to elect each proposed nominee or otherwise to solicit proxies or votes from stockholders in support of the nomination. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. Subject to the Director Composition Agreement, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The officer of the Corporation presiding at an annual meeting or a special meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

3.4    Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. The first meeting of each newly elected Board of Directors shall be held immediately after and at the same place as the meeting of the stockholders at which it is elected and no notice of such meeting shall be necessary to the newly elected directors in order to legally constitute the meeting, provided a quorum shall be present. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chief Executive Officer (including upon the written request of at least two directors then in office) or a majority of the entire Board of Directors, or upon the request of (a) the Saban Sponsor (or its affiliate or assignee) so long as it (or its affiliate or assignee) has the right to designate at least one director for nomination to the Board of Directors in accordance with the Director Composition Agreement or (b) the Panavision Holder Representative (or its affiliate or assignee) so long as it (or its affiliate or assignee) has the right to designate at least one director for nomination to the Board of Directors in accordance with the Director Composition Agreement, the Chief Executive Officer shall call a special meeting of stockholders. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than seventy-two (72) hours before the date of the meeting, by telephone, facsimile, telegram or e-mail on forty-eight (48) hours’ notice.

3.5    Quorum. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or such committee, as the case may be, and one Saban Director (provided that, in the case of a committee, only if a Saban Director is a member of such committee) and one Panavision Director (provided that, in the case of a committee, only if a Panavision Director is a member of such committee) shall constitute a quorum for the transaction of business and the act of a majority of the directors taken at a meeting at which there is a quorum shall be the act of the Board of Directors; provided, however, that the presence of a Saban Director or a Panavision Director, shall not be so required to constitute a quorum to the extent such person recuses himself

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or herself from a meeting (or any portion thereof) of the Board of Directors or any committee thereof. If a quorum shall not be present at a meeting of the Board of Directors or any committee thereof because either no Saban Director or Panavision Director is present and the Saban Director(s) or Panavision Director(s), as applicable, have received written notice of the time and place of such meeting in accordance with Section 3.4 (an “Adjourned Meeting”), the presence of the Saban Director(s) or the Panavision Director(s), as applicable, shall not be required at a subsequent meeting of the Board of Directors duly called in accordance with Section 3.4 that relates to the same or similar matters to be addressed at the Adjourned Meeting for purposes of constituting a quorum. If a quorum shall not be present at any meeting of the Board of Directors or of any committee thereof, a majority of the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Notwithstanding the foregoing, if either all Saban Directors or all Panavision Directors have informed the Corporation in writing that they will not attend a specific meeting and that they consent to a quorum without their presence, the presence of such persons shall not be required to constitute a quorum at such meeting. For the purposes of these bylaws, “Saban Director” means a director designated or nominated by Saban Sponsor (or its affiliate or assignee) (so long as Saban Sponsor has the right to designate a director for nomination to the Board of Directors in accordance with the Director Composition Agreement), and “Panavision Director” means a director designated or nominated by the Panavision Holder Representative (or its affiliate or assignee) (so long as the Panavision Holder Representative has the right to designate a director for nomination to the Board of Directors in accordance with the Director Composition Agreement).

3.6    Organization of Meetings. Subject to the Director Composition Agreement, the Board of Directors shall elect one of its members to be Chair of the Board of Directors. The Chair of the Board of Directors shall lead the Board of Directors in fulfilling its responsibilities as set forth in these Bylaws, including its responsibility to oversee the performance of the Corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors.

Meetings of the Board of Directors shall be presided over by the Chair of the Board of Directors, or in his or her absence, by the Chief Executive Officer, or in the absence of the Chair of the Board of Directors and the Chief Executive Officer by such other person as the Board of Directors may designate or the members present may select.

3.7    Actions of Board of Directors Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

3.8    Removal of Directors by Stockholders. Any director may be removed by the stockholders only in accordance with the Certificate of Incorporation.

3.9    Resignations. Any director may resign at any time by submitting his written resignation to the Board of Directors or Secretary of the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

3.10    Committees. Subject to the Director Composition Agreement, the Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Subject to the Director Composition Agreement, in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place

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of any such absent or disqualified member. Any such committee, to the extent provided by law and in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, that no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution or amending the Bylaws of the Corporation; provided, further, that unless the resolution expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock or to adopt a certificate of ownership and merger. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

3.11    Compensation. The directors may be paid their reasonable, documented out-of-pocket expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed amount (in cash or other form of consideration) for attendance at each meeting of the Board of Directors or a stated salary as director and any other meetings or events attended on behalf of the Corporation at the Corporation’s request. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

3.12    Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if (a) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

3.13    Meetings by Means of Conference Telephone. Members of the Board of Directors or any committee designed by the Board of Directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

ARTICLE IV

OFFICERS

4.1    General. The officers of the Corporation shall be elected by the Board of Directors and may consist of: a Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. The Board of Directors, in its discretion, may also elect one or more Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, a Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable. Any number of offices may be held by the same person

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and more than one person may hold the same office, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation, nor need such officers be directors of the Corporation.

4.2    Election. The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Except as otherwise provided in this Article IV, any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.

4.3    Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer or any Vice President, and any such officer may, in the name and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

4.4    Chief Executive Officer. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have ultimate authority for decisions relating to the general management and control of the affairs and business of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.

4.5    Chief Financial Officer. The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence of a named Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

4.6    Vice Presidents. At the request of the Chief Executive Officer or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the Chief Executive Officer or in the event of the inability or refusal of such officer to act, shall perform the duties of such office, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.

4.7    Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose. The Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall

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perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, then any Assistant Secretary shall perform such actions. If there be no Assistant Secretary, then the Board of Directors or the Chief Executive Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

4.8    Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

4.9    Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

4.10    Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

4.11    Controller. The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or any Vice President of the Corporation may prescribe.

4.12    Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

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4.13    Vacancies. The Board of Directors shall have the power to fill any vacancies in any office occurring from whatever reason.

4.14    Resignations. Any officer may resign at any time by submitting his written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

4.15    Removal. Subject to the provisions of any employment agreement approved by the Board of Directors, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

ARTICLE V

CAPITAL STOCK

5.1    Form of Certificates. The shares of stock in the Corporation may be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be in uncertificated form. Stock certificates shall be in such forms as the Board of Directors may prescribe and signed by the Chair of the Board, the Chief Executive Officer or a Vice President and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation.

5.2    Signatures. Any or all of the signatures on a stock certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

5.3    Lost Certificates. The Board of Directors may direct a new stock certificate or certificates to be issued in place of any stock certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new stock certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4    Transfers. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of certificated stock shall be made on the books of the Corporation only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued. Transfers of uncertificated stock shall be made on the books of the Corporation only by the person then registered on the books of the Corporation as the owner of such shares or by such person’s attorney lawfully constituted in writing and written instruction to the Corporation containing such information as the Corporation or its agents may prescribe. No transfer of uncertificated stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. The Corporation shall have no duty to inquire into adverse claims with respect to any stock transfer unless (a) the Corporation has received a written notification of an adverse claim at a time and in a manner which affords the

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Corporation a reasonable opportunity to act on it prior to the issuance of a new, reissued or re-registered share certificate, in the case of certificated stock, or entry in the stock record books of the Corporation, in the case of uncertificated stock, and the notification identifies the claimant, the registered owner and the issue of which the share or shares is a part and provides an address for communications directed to the claimant; or (b) the Corporation has required and obtained, with respect to a fiduciary, a copy of a will, trust, indenture, articles of co-partnership, Bylaws or other controlling instruments, for a purpose other than to obtain appropriate evidence of the appointment or incumbency of the fiduciary, and such documents indicate, upon reasonable inspection, the existence of an adverse claim. The Corporation may discharge any duty of inquiry by any reasonable means, including notifying an adverse claimant by registered or certified mail at the address furnished by him or, if there be no such address, at his residence or regular place of business that the security has been presented for registration of transfer by a named person, and that the transfer will be registered unless within thirty days from the date of mailing the notification, either (y) an appropriate restraining order, injunction or other process issues from a court of competent jurisdiction; or (z) an indemnity bond, sufficient in the Corporation’s judgment to protect the Corporation and any transfer agent, registrar or other agent of the Corporation involved from any loss which it or they may suffer by complying with the adverse claim, is filed with the Corporation.

5.5    Fixing Record Date. In order that the Corporation may determine the stockholders entitled to notice or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than ten (10) days after the date upon which the resolution fixing the record date of action with a meeting is adopted by the Board of Directors, nor more than sixty (60) days prior to any other action. If no record date is fixed:

(a)    The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b)    The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent is delivered to the Corporation.

(c)    The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5.6    Registered Stockholders. Prior to due presentment for transfer of any share or shares, the Corporation shall treat the registered owner thereof as the person exclusively entitled to vote, to receive notifications and to all other benefits of ownership with respect to such share or shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

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ARTICLE VI

NOTICES

6.1    Form of Notice. Notices to directors and stockholders other than notices to directors of special meetings of the Board of Directors which may be given by any means stated in Article III, Section 4, shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the Corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Subject to the rules of any applicable stock exchange, notice to stockholders and directors may also be given by telegram or email. If delivered by email, such notice shall be deemed to be given when the email is sent by the originator. The time stamp on the sent email shall act as proof of service.

6.2    Waiver of Notice. Whenever any notice is required to be given under the provisions of law or the Certificate of Incorporation or by these Bylaws of the Corporation, a written waiver, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the stockholders, Directors, or members of a committee of Directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

7.1    To the fullest extent permitted by the DGCL (as contemplated by Section 102(b)(7) of the DGCL), as the same exists or as may hereafter be amended, a person who serves as a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

7.2    The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or any subsidiary thereof, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including a subsidiary of the Corporation) (any person in such a position, an “Indemnified Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

7.3    The Corporation hereby acknowledges that an indemnitee may have certain rights to other indemnification, advancement of expenses and/or insurance (collectively, the “Other Indemnitors”). The Corporation hereby agrees that with respect to any and all losses arising by reason of the fact that such indemnitee is or was an Indemnified Person, (i) that the Corporation is the indemnitor of first resort (i.e., its obligations to an indemnitee are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such indemnitee are secondary), (ii) that the Corporation shall be required to advance the full amount of expenses incurred by an indemnitee in accordance with this Article VII and shall be liable for the full amount of all losses to the extent legally permitted

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and as required by the terms of the Certificate of Incorporation and the Bylaws (or any other agreement between the Corporation and an indemnitee), without regard to any rights an indemnitee may have against the Other Indemnitors, and, (iii) that the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of an indemnitee with respect to any claim for which such indemnitee has sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such indemnitee against the Corporation. The Corporation and each indemnitee agree that the Other Indemnitors are express third party beneficiaries of the terms of this Article VII.

7.4    Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Section. Such expenses (including attorneys’ fees) incurred by other Indemnified Persons may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

7.5    Any repeal or amendment of this Article VII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of the Certificate of Incorporation or the Bylaws inconsistent with this Article VII, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of or related to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

7.6    The indemnification and advancement of expenses provided by, or granted pursuant to the other sections of this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

7.7    The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was an Indemnified Person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VII.

7.8    For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Indemnified Persons, so that any such Indemnified Persons shall stand in the same position under this Article VII with respect to the resulting or surviving Corporation as he would have with respect to such constituent Corporation if its separate existence had continued.

7.9    For purposes of this Article VII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

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7.10    The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11    No director or officer of the Corporation shall be personally liable to the Corporation or to any stockholder of the Corporation for monetary damages for breach of fiduciary duty as a director or officer to the fullest extent permitted by law.

ARTICLE VIII

GENERAL PROVISIONS

8.1    Reliance on Books and Records. Each Director, each member of any committee designated by the Board of Directors, and each officer of the Corporation, shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

8.2    Maintenance and Inspection of Records. The Corporation shall, either at its principal executive office or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws, as may be amended to date, minute books, accounting books and other records.

Any such records maintained by the Corporation may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to the provisions of the Delaware General Corporation Law. When records are kept in such manner, a clearly legible paper form produced from or by means of the information storage device or method shall be admissible in evidence, and accepted for all other purposes, to the same extent as an original paper form accurately portrays the record.

Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the Corporation’s stock ledger, a list of its stockholders, and its other books and records and to make copies or extracts therefrom. A proper purpose shall mean a purpose reasonably related to such person’s interest as a stockholder. In every instance where an attorney or other agent is the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing that authorizes the attorney or other agent to so act on behalf of the stockholder. The demand under oath shall be directed to the Corporation at its registered office in Delaware or at its principal executive office.

8.3    Inspection by Directors. Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director.

8.4    Dividends. Subject to the provisions of the Certificate of Incorporation, if any, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for

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repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

8.5    Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time designate.

8.6    Fiscal Year. The fiscal year of the Corporation shall be as determined by the Board of Directors. If the Board of Directors shall fail to do so, the Chief Executive Officer shall fix the fiscal year.

8.7    Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

8.8    Amendments. Subject to the Director Composition Agreement, the original or other Bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon at any regular or special meeting or, if the Certificate of Incorporation so provides, by the Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal the Bylaws.

8.9    Interpretation of Bylaws. All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the General Corporation Law of the State of Delaware, as amended, and as amended from time to time hereafter. In the event that the provisions of these Bylaws and the Director Composition Agreement conflict, the provisions of the Director Composition Agreement shall take precedence over these Bylaws.

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Annex H

EXECUTION VERSION

DIRECTOR COMPOSITION AND STANDSTILL AGREEMENT

This Director Composition and Standstill Agreement (this “Agreement”) is made as of September 13, 2018, by and among Saban Capital Acquisition Corp., a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), Saban Sponsor LLC, a Delaware limited liability company (the “Saban Sponsor”), Saban Sponsor II LLC, a Delaware limited liability company (“Saban Sponsor II”), the Persons party hereto set forth on Schedule I attached hereto (the “Key Panavision Stockholders”), and, solely in its capacity as the initial Panavision Holder Representative, Cerberus PV Representative, LLC, a Delaware limited liability company (the “Panavision Holder Representative”). All of the capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

WHEREAS, pursuant to that certain Business Combination Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), by and among Acquiror, Panavision Acquisition Sub, Inc., SIM Acquisition Sub, Inc., Panavision Inc., SIM Video International Inc., each of the shareholders of SIM party thereto, solely in its capacity as the initial Panavision Holder Representative thereunder, the Panavision Holder Representative, and, in its capacity as the initial SIM Holder Representative thereunder and as a SIM Seller, Granite Film and Television Rentals Inc., Acquiror has agreed, inter alia, pursuant to Section 9.7 thereof, to take all such action as may be necessary or appropriate such that immediately following the Effective Time the Acquiror Board consists of nine (9) directors determined in accordance with Section 9.7(c) of the Business Combination Agreement and this Agreement;

WHEREAS, the parties hereto desire to supplement Section 9.7 of the Business Combination Agreement to more fully set forth the covenants and agreements of the parties with respect to the Acquiror Board and certain other governance matters with respect to Acquiror; and

WHEREAS, subject to, and conditioned upon, the occurrence of the Effective Time, each of the Key Panavision Stockholders and the Saban Sponsor agree to not take certain actions described in Section 4 and Section 5 of this Agreement, respectively, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1. Panavision Directors.

(a) At least two (2) Business Days prior to the filing with the SEC of the Shareholder Meeting Proxy Statement pursuant to Section 10.1(a)(ii) of the Business Combination Agreement, the Panavision Holder Representative shall specify in writing to Acquiror and the Saban Sponsor (i) the individuals to serve as Class III directors and, as applicable, a Class II director of the Acquiror Board immediately following the Effective Time based on the number of directors that the Panavision Holder Representative is entitled to designate as directors pursuant to Section 1(c) immediately following the Effective Time (the “Designated Initial Panavision Designees”) (it being understood and agreed that the Panavision Holder Representative may specify directors to serve in circumstances in which it is entitled to designate two (2), three (3) and four (4) directors pursuant to Section 1(c)), (ii) the Designated Initial Panavision Designee that will serve as a member and the chairman of the nominating committee of the Acquiror Board (the “Nominating Committee”) and (iii) the Designated Initial Panavision Designee that will serve as a member of the compensation committee of the Acquiror Board (the “Compensation Committee”) (it being understood and agreed that (x) if the Panavision Holder Representative does not specify in writing the Designated Initial Panavision Designees pursuant to this Section 1(a), then the

Class III directors and, as applicable, the Class II director of the Acquiror Board that the Panavision Holder Representative is entitled to designate and appoint to the Acquiror Board immediately following the Effective Time (as determined pursuant to Section 1(c)) shall be the individuals set forth on Schedule II, (y) if the Panavision Holder Representative does not specify in writing the Designated Initial Panavision Designee that will serve as a member and the chairman of the Nominating Committee, then the individual set forth on Schedule III shall be the individual that initially serves as a member and the chairman of the Nominating Committee on behalf of the Panavision Holder Representative and (z) if the Panavision Holder Representative does not specify in writing the Designated Initial Panavision Designee that will serve as a member of the Compensation Committee, then the individual set forth on Schedule III shall be the individual that initially serves as a member of the Compensation Committee on behalf of the Panavision Holder Representative). The directors of the Acquiror Board designated pursuant to this Section 1(a) shall be referred to as the “Initial Panavision Designees”.

(b) At and prior to the Effective Time, each of Acquiror and the Saban Sponsor shall take all necessary and desirable actions such that, immediately following the Effective Time, (i) if the Panavision Holder Representative is entitled to designate two (2) or three (3) directors to the Acquiror Board pursuant to Section 1(c) immediately after the Effective Time, each of the Initial Panavision Designees determined pursuant to Section 1(a) are Class III directors of Acquiror with a term ending at the 2022 annual meeting of Acquiror’s stockholders, (ii) if the Panavision Holder Representative is entitled to designate four (4) directors to the Acquiror Board pursuant to Section 1(c) immediately after the Effective Time, three (3) of the Initial Panavision Designees determined pursuant to Section 1(a) are Class III directors of Acquiror with a term ending at the 2022 annual meeting of Acquiror’s stockholders and one (1) of the Initial Panavision Designees determined pursuant to Section 1(a) is a Class II director of Acquiror with a term ending at the 2021 annual meeting of Acquiror’s stockholders, (iii) the applicable Initial Panavision Designee determined pursuant to Section 1(a) is a member and the chairman of the Nominating Committee, (iv) the applicable Initial Panavision Designee determined pursuant to Section 1(a) is a member of the Compensation Committee and (v) any Initial Panavision Designee requested by the Panavision Holder Representative to be a member of any committee of the Acquiror Board (other than the Nominating Committee or Compensation Committee) pursuant to Section 1(g) at least two (2) Business Days prior to the filing with the SEC of the Shareholder Proxy Statement pursuant to Section 10(a)(ii) of the Business Combination Agreement shall be a member of such committee of the Acquiror Board (it being understood and agreed that, unless otherwise agreed by the Panavision Holder Representative in writing or unless such designation would violate any legal restriction on such committee’s composition or the rules and regulations of Nasdaq, Craig Chobor shall be appointed to the audit (or similar) committee of the Acquiror Board pursuant to Section 1(g) immediately following the Effective Time).

(c) Upon the terms and subject to the conditions of this Agreement, from and after the Effective Time, Acquiror will take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Acquiror Board and the stockholders and recommending, supporting and soliciting proxies), such that (i) from and after any time that the Panavision Stockholders and their Affiliates, in the aggregate, beneficially own 32.50% or more of the issued and outstanding Acquiror Common Shares, for so long as the Panavision Stockholders and their Affiliates, in the aggregate, beneficially own 25.00% or more of the issued and outstanding Acquiror Common Shares, the Panavision Holder Representative shall have the right, but not the obligation, to designate up to (x) three (3) individuals to be appointed or nominated, as the case may be, as Class III directors (or a comparable class of directors) and one (1) individual to be appointed or nominated, as the case may be, as a Class II director (or a comparable class of directors) or (y) if the Acquiror Board does not contain classes of directors, four (4) individuals to be appointed or nominated, as the case may be, as directors; (ii) if the Panavision Holder Representative is not entitled to designate directors pursuant to clause (i) of this Section 1(c) at any determination time, then from and after any time that the Panavision Stockholders and their Affiliates, in the aggregate, beneficially own 27.50% or more of the issued and outstanding Acquiror Common Shares, for so long as the Panavision Stockholders and their Affiliates, in the aggregate, beneficially own 17.50% or more of the issued and outstanding Acquiror Common Shares, the Panavision Holder Representative shall have the right, but not the obligation, to designate up to three (3) individuals to be appointed or nominated, as the case may be, as Class III directors (or a comparable class of directors) or, if the Acquiror Board does not contain classes of directors, as directors; (iii) if the Panavision Holder Representative is not entitled to designate directors pursuant to clause (i) or (ii) of this Section 1(c) at any determination time and the Panavision Stockholders and their Affiliates, in the aggregate, beneficially own 7.50% or more of the issued and outstanding Acquiror Common Shares as of such time, then the Panavision Holder Representative shall have the right, but not the obligation, to designate up to two (2) individuals to be appointed or nominated, as the case may be, as Class III directors (or a comparable class of directors) or, if the Acquiror Board does not contain classes of directors, as directors; and (iv) if the Panavision Holder Representative is not entitled to designate directors pursuant to clause (i), (ii) or (iii) of this Section 1(c) as of any determination time and the Panavision Stockholders and their Affiliates, in the aggregate, beneficially own 5.00% or more of the issued and outstanding Acquiror Common Shares as of such time, then the Panavision Holder Representative shall have the right, but not the obligation, to designate one (1) individual to be appointed or nominated, as the case may be, as a Class III director (or a comparable class of directors) or, if the Acquiror Board does not contain classes of directors, as a director. For the avoidance of doubt, from and after the time that the Panavision Stockholders and their Affiliates, in the aggregate, beneficially own less than 5.00% of the issued and outstanding Acquiror Common Shares, the Panavision Holder Representative shall not have the right to designate any individual to be appointed or nominated, as the case may be, as a director of the Acquiror Board. For purposes of determining the percentage of the issued and outstanding Acquiror Common Shares owned by the Panavision Stockholders under this Section 1(c), all Contingent Shares (as defined in the Business Combination Agreement) shall be excluded from such calculation unless and until such Contingent Shares become vested in accordance with Section 3.16 of the Business Combination Agreement. Notwithstanding anything to the contrary in this Agreement, if the Panavision Holder Representative is entitled to designate an additional individual to the Acquiror Board for appointment or nomination, as applicable, pursuant to clause (i) of this Section 1(c), then Acquiror and the Panavision Holder Representative shall agree as to, or failing agreement within three (3) Business Days the Panavision Holder Representative shall designate, a non-Saban Director (other than the Chief Executive Officer of Acquiror) to be removed from the Acquiror Board, and Acquiror shall promptly take all necessary actions in order for such non-Saban Director to be removed from the Acquiror Board, such director position to be filled with such individual in accordance with this Section 1(c) and for any adjustments to the classes of the directors to be made such that the individual appointed in accordance with this Section 1(c) is a Class III director or a Class II director, as applicable.

(d) If a vacancy on the Acquiror Board occurs because of the death, disability, disqualification, resignation, or removal of any Panavision Director, any Panavision Director ceases to be on the Acquiror Board for any other reason or the Panavision Holder Representative is entitled to designate an additional individual to the Acquiror Board for appointment or nomination pursuant to Section 1(c), the Panavision Holder Representative shall, so long as the Panavision Holder Representative is entitled to designate an individual to such director position for appointment or nomination, as applicable, pursuant to Section 1(c), be entitled to designate an individual to fill such director position by giving written notice to Acquiror, and Acquiror shall, within ten (10) days of such designation, take all necessary and desirable actions in order for such director position to be filled with such individual designated in writing pursuant to this Section 1(d). Notwithstanding anything to the contrary in this Agreement, the Business Combination Agreement or the Governing Documents of Acquiror, (i) subject to Section 1(e), neither the Acquiror Board nor any other Person (other than the Panavision Holder Representative pursuant to this Section 1(d)) may appoint, elect or designate any Person to fill any such director position unless, in the case of a vacant director position, the Panavision Holder Representative fails to designate a director to fill such director position pursuant to this Section 1(d) within thirty (30) days after such vacancy on the Acquiror Board occurs, in which case such vacant director position shall be filled by the remaining directors on the Acquiror Board in accordance with the Governing Documents of Acquiror with, unless the Panavision Holder Representative otherwise agrees in writing, an individual that qualifies as “independent” pursuant to the listing standards of Nasdaq, and (ii) in the event that the Panavision Stockholders and their Affiliates, in the aggregate, beneficially own less than an applicable ownership threshold of the issued and outstanding Acquiror Common Shares specified in Section 1(c), then the requisite number of Panavision Directors shall, upon request of a majority of the directors of the Acquiror Board (excluding the Panavision

Directors), resign from the Acquiror Board pursuant to a director resignation letter, in a form to be mutually agreed by Acquiror, the Panavision Holder Representative and the Saban Sponsor prior to the Closing (the “Director Resignation Letter”), and, solely with respect to such resigning Panavision Director(s) and not any other then remaining Panavision Director(s) (if any), the provisions of this Section 1(d) shall not apply (provided that the foregoing does not limit, restrict or otherwise affect the ability of the Panavision Holder Representative to designate additional individuals to the Acquiror Board pursuant to Section 1(c) if an applicable ownership threshold is subsequently satisfied and that the Panavision Directors that will resign pursuant to this clause (ii) shall be determined by the Panavision Holder Representative).

(e) If an individual designated by the Panavision Holder Representative is not appointed, nominated or elected pursuant to Section 1(a), 1(b), 1(c) or 1(d) or this Section 1(e) because of such person’s death, disability, disqualification or withdrawal as a designee or nominee or for any other reason, then the Panavision Holder Representative shall be entitled to designate a replacement to fill such director position by giving written notice to Acquiror, and Acquiror will, within ten (10) days of such designation, take all necessary and desirable actions in order for such director position to be filled with such person designated in writing pursuant to this Section 1(e). Notwithstanding anything to the contrary in this Agreement, the Business Combination Agreement or the Governing Documents of Acquiror, neither the Acquiror Board nor any other Person (other than the Panavision Holder Representative pursuant to this Section 1(e)) may appoint, elect or designate any Person to fill any such director position unless, in the case of a vacant director position, the Panavision Holder Representative fails to designate a replacement director to fill such vacant director position pursuant to this Section 1(e) within thirty (30) days after such failure of appointment or election to the Acquiror Board occurs, in which case such vacant director position shall be filled by the remaining directors on the Acquiror Board in accordance with the Governing Documents of Acquiror with, unless the Panavision Holder Representative otherwise agrees in writing, an individual that qualifies as “independent” pursuant to the listing standards of Nasdaq.

(f) As promptly as reasonably practicable following the request of any Panavision Director, Acquiror shall enter into an indemnification agreement with such Panavision Director, in the form entered into with the other members of the Acquiror Board. Acquiror shall pay the reasonable, documented and out-of-pocket expenses incurred by any Panavision Director related to his or her service to Acquiror, including attending meetings of the Acquiror Board or any committee or sub-committee thereof (including, to the extent applicable, the Nominating Committee) or events attended on behalf of Acquiror or any of its Subsidiaries at Acquiror’s request.

(g) In accordance with the Bylaws, the Acquiror Board may from time to time by resolution establish and maintain one or more committees of the Acquiror Board, each committee to consist of one or more directors. Acquiror shall notify the Key Panavision Stockholders in writing of any committee (other than the Nominating Committee or the Compensation Committee) of the Acquiror Board to be established as promptly as practicable (but in any event at least five (5) Business Days) prior to the effective establishment of such committee. Without limiting the other rights of the Panavision Holder Representative and the Key Panavision Holders under this Agreement (including pursuant to Section 1(h) and Section 1(i)), if requested by the Panavision Holder Representative in writing, Acquiror shall promptly take all necessary and desirable actions to cause at least one (1) Panavision Director to be appointed as a member of each such committee (it being understood and agreed that, unless the Panavision Holder Representative otherwise agrees in writing, Craig Chobor shall be a member of the audit (or similar) committee of the Acquiror Board immediately after the Effective Time) unless such designation would violate any legal restriction on such committee’s composition or the rules and regulations of Nasdaq.

(h) At any time the Panavision Stockholders and their Affiliates, in the aggregate, beneficially own 5.00% or more of the issued and outstanding Acquiror Common Shares, if a vacancy on the Nominating Committee occurs because of the death, disability, disqualification, resignation or removal of a Panavision Director or any Panavision Director ceases to be on the Nominating Committee for any other reason (including the end of the term of such director), then the Panavision Holder Representative shall be entitled to designate a replacement to fill such vacant committee chairman position with another Panavision Director by giving written notice to Acquiror, and Acquiror will, within ten (10) days of such designation, take all necessary and desirable actions such that such vacant committee chairman position will be filled with such person. Notwithstanding anything to the contrary in this Agreement, the Business Combination Agreement, the Governing Documents of Acquiror or the Nominating Committee charter or any other similar applicable documents, (i) neither the Acquiror Board nor any other Person (other than the Panavision Holder Representative pursuant to this Section 1(h)) may appoint, elect or designate any Person to fill any such vacant committee chairman position unless the Panavision Holder Representative fails to designate a director to fill such vacant committee chairman position pursuant to this Section 1(h) within the later of (A) forty-five (45) days after such vacancy on the Nominating Committee occurs and (B) the date on which a Panavision Director is appointed pursuant to Sections 1(d) or 1(e), as applicable, in which case such vacant committee chairman position shall be filled with a then-remaining Panavision Director or, if no Panavision Director is then serving on the Acquiror Board, in accordance with the Governing Documents of Acquiror and the Nominating Committee charter or other applicable documents, and (ii) in the event that any action or meeting of the Nominating Committee occurs prior to the designation of a Person to fill such vacant committee chairman position pursuant to this Section 1(h), then, so long as any Panavision Director is then serving on the Acquiror Board, at least one (1) Panavision Director shall be entitled to participate in such action or meeting and such other rights (including any notice or similar rights) as if a member of the Nominating Committee.

(i) At any time the Panavision Stockholders and their Affiliates, in the aggregate, beneficially own 5.00% or more of the issued and outstanding Acquiror Common Shares, if a vacancy on the Compensation Committee occurs because of the death, disability, disqualification, resignation or removal of a Panavision Director or any Panavision Director ceases to be on the Compensation Committee for any other reason (including the end of the term of such director), then the Panavision Holder Representative shall be entitled to designate a replacement to fill such vacant committee position with another Panavision Director by giving written notice to Acquiror, and Acquiror will, within ten (10) days of such designation, take all necessary and desirable actions such that such vacant committee position will be filled with such person. Notwithstanding anything to the contrary in this Agreement, the Business Combination Agreement, the Governing Documents of Acquiror or the Compensation Committee charter or any other similar applicable documents, (i) neither the Acquiror Board nor any other Person (other than the Panavision Holder Representative pursuant to this Section 1(i)) may appoint, elect or designate any Person to fill any such vacant committee position unless the Panavision Holder Representative fails to designate a director to fill such vacant committee position pursuant to this Section 1(i) within the later of (A) forty-five (45) days after such vacancy on the Compensation Committee occurs and (B) the date on which a Panavision Director is appointed pursuant to Sections 1(d) or 1(e), as applicable, in which case such vacant committee position shall be filled with a then-remaining Panavision Director or, if no Panavision Director is then serving on the Acquiror Board, in accordance with the Governing Documents of Acquiror and the Compensation Committee charter or other applicable documents, and (ii) in the event that any action or meeting of the Compensation Committee occurs prior to the designation of a Person to fill such vacant committee position pursuant to this Section 1(i), then, so long as any Panavision Director is then serving on the Acquiror Board, at least one (1) Panavision Director shall be entitled to participate in such action or meeting and such other rights (including any notice or similar rights) as if a member of the Compensation Committee.

(j) For so long as any Panavision Director serves as a director of Acquiror, Acquiror shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any director designated pursuant to this Agreement as and to the extent consistent with applicable law, including but not limited to Article Sixth of the Certificate of Incorporation and Article VII of the Bylaws (whether such right is contained in the Certificate of Incorporation, the Bylaws or another document) (except to the extent such amendment or alteration permits Acquiror to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(k) Subject to compliance with the listing standards of Nasdaq, the Panavision Directors may, but do not need to, qualify as “independent” pursuant to the listing standards of Nasdaq. Unless otherwise agreed in writing by the Panavision Holder Representative, all other directors of the Acquiror Board (other than the Chief Executive Officer of Acquiror and the Saban Directors) shall qualify as “independent” pursuant to the listing standards of Nasdaq.

(l) At any time the Panavision Stockholders and their Affiliates, in the aggregate, beneficially own 5.00% or more of the issued and outstanding Acquiror Common Shares, (i) if the Cerberus Holders and their Affiliates, in the aggregate, beneficially own at least 2.00% of the issued and outstanding Acquiror Common Shares, then the Cerberus Holders and their Affiliates that beneficially own a majority of the Acquiror Common Shares beneficially owned by the Cerberus Holders and their Affiliates as of such time (the “Majority Cerberus Holders”) shall be entitled to appoint one (1) individual that is a Cerberus Related Person (a “Cerberus Board Observer”) who shall be entitled to attend all meetings of the Acquiror Board in a non-voting capacity by giving written notice to the Acquiror Board, and (ii) if the Solus Holders and their Affiliates, in the aggregate, beneficially own at least 2.00% of the issued and outstanding Acquiror Common Shares, then the Solus Holders and their Affiliates that beneficially own a majority of the Acquiror Common Shares beneficially owned by the Solus Holders and their Affiliates as of such time (the “Majority Solus Holders”) shall be entitled to appoint one (1) individual that is a Solus Related Person (a “Solus Board Observer”, and together with the Cerberus Board Observer, collectively, the “Board Observers”) who shall be entitled to attend all meetings of the Acquiror Board in a non-voting capacity by giving written notice to the Acquiror Board. Acquiror shall simultaneously give the Board Observers copies of all notices, consents, minutes and other materials (financial or otherwise), which Acquiror provides to the Acquiror Board; provided, however, that (A) if a Board Observer has not, upon the request of Acquiror, before receiving such information, executed and delivered to Acquiror an agreement to abide by all Acquiror policies applicable to members of the Acquiror Board and a confidentiality agreement reasonably acceptable to Acquiror (it being understood and agreed that any Board Observer shall not be required to execute and deliver more than one agreement to abide by all Acquiror policies applicable to members of the Acquiror Board or more than one confidentiality agreement pursuant to this proviso, except to the extent that any such agreement is being updated or replaced for members of the Acquiror Board), such Board Observer may be excluded from access to any information if the Acquiror Board determines in good faith that such exclusion is reasonably necessary to protect confidential proprietary information of Acquiror or confidential proprietary information of third parties that Acquiror is required to hold in confidence, or for other similar reasons, and (B) the Acquiror Board shall have the right to withhold any information or exclude a Board Observer from any such meeting or any portion thereof if on the advice of counsel, access to such information or attendance at, or such portion of, the meeting would reasonably be expected to result in the loss of attorney-client or similar privilege, and a Board Observer shall not be entitled to receive, and Acquiror may screen a Board Observer from, information to the extent related to any matter that is reasonably expected to involve a conflict of interest between Acquiror and/or one or more of its Subsidiaries, on the one hand, and the Panavision Holder Representative, Cerberus, Solus or one of their respective Affiliates, as applicable, on the other hand, due to such Persons being on opposite sides of such dispute, transaction or contract negotiation, amendment or modification or other situation. A Cerberus Board Observer may be removed and/or, subject to the ownership thresholds required to appoint a Cerberus Board Observer pursuant to this Section 1(l), replaced at any time by the Majority Cerberus Holders by giving written notice to the Acquiror Board of the same, and a Solus Board Observer may be removed and/or, subject to the ownership thresholds required to appoint a Solus Board Observer pursuant to this Section 1(l), replaced at any time by the Majority Solus Holders by giving written notice to the Acquiror Board of the same.

Section 2. Saban Directors.

(a) At least two (2) Business Days prior to the filing with the SEC of the Shareholder Meeting Proxy Statement pursuant to Section 10.1(a)(ii) of the Business Combination Agreement, the Saban Sponsor shall specify in writing to Acquiror and the Panavision Holder Representative (i) one (1) individual to serve as a Class II director of the Acquiror and one (1) individual to serve as a Class III director of the Acquiror Board (if the Panavision Holder Representative is entitled to designate two (2) Initial Panavision Designees) or two (2) individuals to serve as Class II directors (if the Panavision Holder Representative is entitled to designate three

(3) or four (4) Initial Panavision Designees) of the Acquiror Board, in each case, immediately following the Effective Time (the “Designated Initial Saban Designees”), (ii) the Designated Initial Saban Designee that will serve as a member of the Nominating Committee and (iii) the Designated Initial Saban Designee that will serve as a member of the Compensation Committee (it being understood and agreed that if the Saban Sponsor does not specify in writing the Designated Initial Saban Designees pursuant to this Section 2(a), then (x) the Class III director and Class II director or (y) Class II directors, as applicable, that the Saban Sponsor is entitled to designate and appoint to the Acquiror Board immediately following the Effective Time (as determined pursuant to Section 2(c)) shall be the individuals set forth on Schedule IV). The directors of the Acquiror Board designated pursuant to this Section 2(a) shall be referred to as the “Initial Saban Designees”.

(b) At and prior to the Effective Time, Acquiror shall take all necessary and desirable actions such that, immediately following the Effective Time, (i) if the Panavision Holder Representative is entitled to designate two (2) directors to the Acquiror Board pursuant to Section 1(c) immediately after the Effective Time, one of the Initial Saban Designees determined pursuant to Section 2(a) is a Class III director of Acquiror with a term ending at the 2022 annual meeting of Acquiror’s stockholders and one of the Initial Saban Designees determined pursuant to Section 2(a) is a Class II director of Acquiror with a term ending at the 2021 annual meeting of Acquiror’s stockholders, (ii) if the Panavision Holder Representative is entitled to designate three (3) or four (4) directors to the Acquiror Board pursuant to Section 1(c) immediately after the Effective Time, each of the Initial Saban Designees determined pursuant to Section 2(a) is a Class II director of Acquiror with a term ending at the 2021 annual meeting of Acquiror’s stockholders, (iii) the applicable Initial Saban Designee determined pursuant to Section 2(a) is a member of the Nominating Committee and (iv) the applicable Initial Saban Designee determined pursuant to Section 2(a) is a member of the Compensation Committee.

(c) Upon the terms and subject to the conditions of this Agreement, from and after the Effective Time, Acquiror will take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Acquiror Board and the stockholders and recommending, supporting and soliciting proxies), such that (i) from and after any time that the Saban Sponsor and its Affiliates, in the aggregate, beneficially own 7.50% or more of the issued and outstanding Acquiror Common Shares, the Saban Sponsor shall have the right, but not the obligation, (A) if the Panavision Holder Representative is, as of such time, entitled to designate less than three (3) individuals to the Acquiror Board pursuant to Section 1(c), to designate up to one (1) individual to be appointed or nominated, as the case may be, as a Class III director (or a comparable class of directors) and one (1) individual to be appointed or nominated, as the case may be, as a Class II director (or a comparable class of directors) or, if the Acquiror Board does not contain classes of directors, two (2) individuals to be appointed or nominated, as the case may be, as directors or (B) if the Panavision Holder Representative is, as of such time or immediately following the Effective Time, entitled to designate three (3) or more individuals to the Acquiror Board pursuant to Section 1(c), to designate up to two (2) individuals to be appointed or nominated, as the case may be, as Class II directors (or a comparable class of directors) or, if the Acquiror Board does not contain classes of directors, as directors; and (ii) if the Saban Sponsor is not entitled to designate directors pursuant to clause (i) of this Section 2(c) at any determination time that the Saban Sponsor and its Affiliates, in the aggregate, beneficially own 5.00% or more of the issued and outstanding Acquiror Common Shares as of such time, then the Saban Sponsor shall have the right, but not the obligation, to designate one (1) individual to be appointed or nominated, as the case may be, as a Class II director (or a comparable class of directors) or, if the Acquiror Board does not contain classes of directors, as a director. For the avoidance of doubt, from and after the time that the Saban Sponsor and its Affiliates, in the aggregate, beneficially own less than 5.00% of the issued and outstanding Acquiror Common Shares, the Saban Sponsor shall not have the right to designate any individual to be appointed or nominated, as the case may be, as a director of the Acquiror Board. For purposes of determining the percentage of the issued and outstanding Acquiror Common Shares owned by the Saban Sponsor and its Affiliates under this Section 2(c), all Contingent Shares (as defined in the Business Combination Agreement) shall be excluded from such calculation unless and until such Contingent Shares become vested in accordance with Section 3.16 of the Business Combination Agreement. Notwithstanding anything to the contrary in this Agreement, if the Saban Sponsor is entitled to designate an additional individual to the Acquiror Board for appointment or nomination, as applicable, pursuant to this Section 2(c), then Acquiror and the Saban Sponsor shall agree as to, or failing agreement within three (3) Business Days the Saban Sponsor shall designate, a non-Panavision Director (other than the Chief Executive Officer of Acquiror) to be removed from the Acquiror Board, and Acquiror shall promptly take all necessary actions in order for such non-Panavision Director to be removed from the Acquiror Board, such director position to be filled with such individual in accordance with this Section 2(c) and for any adjustments to the classes of the directors to be made such that the individual appointed in accordance with this Section 2(c) is a Class III director or Class II director, as applicable.

(d) If a vacancy on the Acquiror Board occurs because of the death, disability, disqualification, resignation, or removal of any Saban Director or any Saban Director ceases to be on the Acquiror Board for any other reason, the Saban Sponsor shall, so long as the Saban Sponsor is entitled to designate an individual to such director position for appointment or nomination, as applicable, pursuant to Section 2(c), be entitled to designate an individual to fill such director position by giving written notice to Acquiror, and Acquiror shall, within ten (10) days of such designation, take all necessary and desirable actions in order for such director position to be filled with such individual designated in writing pursuant to this Section 2(d). Notwithstanding anything to the contrary in this Agreement, the Business Combination Agreement or the Governing Documents of Acquiror, (i) subject to Section 2(e), neither the Acquiror Board nor any other Person (other than the Saban Sponsor pursuant to this Section 2(d)) may appoint, elect or designate any Person to fill any such director position unless, in the case of a vacant director position, the Saban Sponsor fails to designate a director to fill such director position pursuant to this Section 2(d) within thirty (30) days after such vacancy on the Acquiror Board occurs, in which case such vacant director position shall be filled by the remaining directors on the Acquiror Board in accordance with the Governing Documents of Acquiror with, unless the Panavision Holder Representative otherwise agrees in writing, an individual that qualifies as “independent” pursuant to the listing standards of Nasdaq, and (ii) in the event that the Saban Sponsor and its Affiliates, in the aggregate, beneficially own less than an applicable ownership threshold of the issued and outstanding Acquiror Common Shares specified in Section 2(c), then the requisite number of Saban Directors shall, upon request of a majority of the directors of the Acquiror Board (excluding the Saban Directors), resign from the Acquiror Board pursuant to a Director Resignation Letter and, solely with respect to such resigning Saban Director(s) and not the other then remaining Saban Director (if any), the provisions of this Section 2(d) shall not apply (provided that the foregoing does not limit, restrict or otherwise affect the ability of the Saban Sponsor to designate additional individuals to the Acquiror Board pursuant to Section 2(c) if an applicable ownership threshold is subsequently satisfied and that the Saban Directors that will resign pursuant to this clause (ii) shall be determined by the Saban Sponsor).

(e) If an individual designated by the Saban Sponsor is not appointed, nominated or elected pursuant to Section 2(a), 2(b), 2(c) or 2(d) or this Section 2(e) because of such person’s death, disability, disqualification or withdrawal as a designee or nominee or for any other reason, then the Saban Sponsor shall be entitled to designate a replacement to fill such director position by giving written notice to Acquiror, and Acquiror will, within ten (10) days of such designation, take all necessary and desirable actions in order for such director position to be filled with such person designated in writing pursuant to this Section 2(e). Notwithstanding anything to the contrary in this Agreement, the Business Combination Agreement or the Governing Documents of Acquiror, neither the Acquiror Board nor any other Person (other than the Saban Sponsor pursuant to this Section 2(e)) may appoint, elect or designate any Person to fill any such director position unless, in the case of a vacant director position, the Saban Sponsor fails to designate a director to fill such vacant director position pursuant to this Section 2(e) within thirty (30) days after such failure of appointment or election to the Acquiror Board occurs, in which case such vacant director position shall be filled by the remaining directors on the Acquiror Board in accordance with the Governing Documents of Acquiror with, unless the Panavision Holder Representative otherwise agrees in writing, an individual that qualifies as “independent” pursuant to the listing standards of Nasdaq.

(f) As promptly as reasonably practicable following the request of any Saban Director, Acquiror shall enter into an indemnification agreement with such Saban Director, in the form entered into with the other members of the Acquiror Board. Acquiror shall pay the reasonable, documented and out-of-pocket expenses incurred by any Saban Director related to his or her service to Acquiror, including attending meetings of the Acquiror Board or any committee or sub-committee thereof (including, to the extent applicable, the Nominating Committee) or events attended on behalf of Acquiror or any of its Subsidiaries at Acquiror’s request.

(g) In accordance with the Bylaws, the Acquiror Board may from time to time by resolution establish and maintain one or more committees of the Acquiror Board, each committee to consist of one or more directors. Acquiror shall notify the Saban Sponsor in writing of any committee (other than the Nominating Committee or the Compensation Committee) of the Acquiror Board to be established at least fifteen (15) days prior to the effective establishment of such committee. Without limiting the other rights of the Saban Sponsor under this Agreement (including pursuant to Section 2(h) and Section 2(i)), if requested by the Saban Sponsor in writing, Acquiror shall promptly take all necessary and desirable actions to cause at least one (1) Saban Director to be appointed as a member of each such committee unless such designation would violate any legal restriction on such committee’s composition or the rules and regulations of Nasdaq.

(h) At any time the Saban Sponsor and its Affiliates, in the aggregate, beneficially own 5.00% or more of the issued and outstanding Acquiror Common Shares, if a vacancy on the Nominating Committee occurs because of the death, disability, disqualification, resignation or removal of a Saban Director or any Saban Director ceases to be on the Nominating Committee for any other reason (including the end of the term of such director), then the Saban Sponsor shall be entitled to designate a replacement to fill such vacant committee position with another Saban Director by giving written notice to Acquiror, and Acquiror will, within ten (10) days of such designation, take all necessary and desirable actions such that such vacant committee position will be filled with such person. Notwithstanding anything to the contrary in this Agreement, the Business Combination Agreement, the Governing Documents of Acquiror or the Nominating Committee charter or any other similar applicable documents, (i) neither the Acquiror Board nor any other Person (other than the Saban Sponsor pursuant to this Section 2(h)) may appoint, elect or designate any Person to fill any such vacant committee position unless the Saban Sponsor fails to designate a director to fill such vacant committee position pursuant to this Section 2(h) within the later of (A) forty-five (45) days after such vacancy on the Nominating Committee occurs and (B) the date on which a Saban Director is appointed pursuant to Sections 2(d) and 2(e), in which case such vacant committee position shall be filled with the then-remaining Saban Director or, if no Saban Director is then serving on the Acquiror Board, in accordance with the Governing Documents of Acquiror and the Nominating Committee charter or other applicable documents, and (ii) in the event that any action or meeting of the Nominating Committee occurs prior to the designation of a Person to fill such vacant committee position pursuant to this Section 2(h), then, so long as any Saban Director is then serving on the Acquiror Board, at least one (1) Saban Director shall be entitled to participate in such action or meeting and such other rights (including any notice or similar rights) as if a member of the Nominating Committee.

(i) At any time the Saban Sponsor and its Affiliates, in the aggregate, beneficially own 5.00% or more of the issued and outstanding Acquiror Common Shares, if a vacancy on the Compensation Committee occurs because of the death, disability, disqualification, resignation or removal of a Saban Director or any Saban Director ceases to be on the Compensation Committee for any other reason (including the end of the term of such director), then the Saban Sponsor shall be entitled to designate a replacement to fill such vacant committee position with another Saban Director by giving written notice to Acquiror, and Acquiror will, within ten (10) days of such designation, take all necessary and desirable actions such that such vacant committee position will be filled with such person. Notwithstanding anything to the contrary in this Agreement, the Business Combination Agreement, the Governing Documents of Acquiror or the Compensation Committee charter or any other similar applicable documents, (i) neither the Acquiror Board nor any other Person (other than the Saban Sponsor pursuant to this Section 2(i)) may appoint, elect or designate any Person to fill any such vacant committee position unless the Saban Sponsor fails to designate a director to fill such vacant committee position pursuant to this Section 2(i) within the later of (A) forty-five (45) days after such vacancy on the Compensation Committee occurs and (B) the date on which a Saban Director is appointed pursuant to Sections 2(d) and 2(e), in which case such vacant committee position shall be filled with a then-remaining Saban Director or, if no Saban Director is then serving on the Acquiror Board, in accordance with the Governing Documents of Acquiror and the Compensation Committee charter or other applicable documents, and (ii) in the event that any action or meeting of the Compensation Committee occurs prior to the designation of a Person to fill such vacant committee position pursuant to this Section 2(i), then, so long as any Saban Director is then serving on the Acquiror Board, at least one (1) Saban Director shall be entitled to participate in such action or meeting and such other rights (including any notice or similar rights) as if a member of the Compensation Committee.

(j) For so long as any Saban Director serves as a director of Acquiror, Acquiror shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any director designated pursuant to this Agreement as and to the extent consistent with applicable law, including but not limited to Article Sixth of the Certificate of Incorporation and Article VII of the Bylaws of Acquiror (whether such right is contained in the Certificate of Incorporation, the Bylaws or another document) (except to the extent such amendment or alteration permits Acquiror to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(k) Subject to compliance with the listing standards of Nasdaq, the Saban Directors may, but do not need to, qualify as “independent” pursuant to the listing standards of Nasdaq. Unless otherwise agreed in writing by the Saban Sponsor, all other directors of the Acquiror Board (other than the Chief Executive Officer of Acquiror and the Panavision Directors) shall qualify as “independent” pursuant to the listing standards of Nasdaq.

Section 3. Independent Directors. At least two (2) Business Days prior to the filing with the SEC of the Shareholder Meeting Proxy Statement pursuant to Section 10.1(a)(ii) of the Business Combination Agreement, the Panavision Holder Representative and the Saban Sponsor collectively shall specify in writing to Acquiror the mutually agreed upon individuals to serve as the Designated Independent Directors immediately following the Effective Time.

Section 4. Panavision Stockholders Standstill.

(a) Subject to Sections 4(b), 4(c) and 4(d), from and after the Effective Time, each of the Key Panavision Stockholders agrees that it shall not, directly or indirectly, alone or in concert with others, without the prior written consent of Acquiror and the Saban Sponsor:

(i) engage in any “solicitation” of “proxies” (as such terms are used in Regulation 14 of the Exchange Act) to vote or consents to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of Acquiror or any of its Subsidiaries in opposition of any individual nominated or designated for appointment or election to the Acquiror Board by the Saban Sponsor pursuant to this Agreement or otherwise in opposition of any Saban Director (including by “solicitation” of “proxies” in favor of any opposing nominee of any such individual);

(ii) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any action contemplated by clause (i) of this Section 4(a);

(iii) enter into any arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist or knowingly encourage, any other Person in connection with any of the foregoing;

(iv) make any public disclosure inconsistent with clauses (i) through (iii) of this Section 4(a), or take any action that would reasonably be expected to require Acquiror to make any public disclosure with respect to the matters set forth in clauses (i) through (iii) of this Section 4(a); or

(v) take any action challenging the validity or enforceability of this Section 4.

(b) Notwithstanding anything herein to the contrary, nothing in this Section 4 or elsewhere in this Agreement shall be deemed to in any way restrict, limit or prevent (i) any Key Panavision Stockholder, any of its

Affiliates or any of their respective agents or representatives from, directly or indirectly, discussing any matter (including a Company Sale) with Acquiror, the Acquiror Board (or any of its members) or any member of Acquiror’s or any of its Subsidiaries’ management or exercising its voting rights with respect to any matter brought before the stockholders of Acquiror or any of its Subsidiaries in any manner it chooses, (ii) any Key Panavision Stockholder, any of its Affiliates or any of their respective agents or representatives from, directly or indirectly, negotiating, entering into an agreement with respect to, or consummating, a Company Sale (including as to the composition of the Acquiror Board in connection with any such Company Sale), (iii) the Key Panavision Stockholders or their Affiliates from (A) bringing litigation to enforce the provisions of this Agreement, the Business Combination Agreement or the Governing Documents of Acquiror or (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, Acquiror against any Panavision Stockholder with respect to this Agreement, the Business Combination Agreement or the Governing Documents of Acquiror, or (iv) any Panavision Director from taking any action consistent with such director’s fiduciary duties under applicable law in connection with such role.

(c) Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4(a) shall be suspended if:

(i) any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act): (A) executes a definitive agreement with Acquiror providing for (or the Acquiror Board approves) a transaction or series of related transactions involving a Company Sale, provided that Section 4(a) will be reinstated if Acquiror publicly states that any such process has been irrevocably terminated; (B) commences, or announces an intention to commence, a tender offer or exchange offer that, if consummated, would result in the acquisition of beneficial ownership of more than 50.00% of Acquiror’s issued and outstanding voting securities and, in the case of this clause (B), the Acquiror Board recommends, or publicly discloses an intention to recommend, that Acquiror’s shareholders tender their Acquiror Common Shares into such offer or fails to recommend against its shareholders tendering their Acquiror Common Shares into such offer within ten (10) Business Days after the commencement of such offer or at any time thereafter at which it publicly takes a position with respect to such offer, provided that Section 4(a) will be reinstated if any such tender offer or exchange offer is irrevocably withdrawn or terminated; or (C) commences any “solicitation” of “proxies” (as such terms are defined in the rules of the SEC) to elect and/or remove a majority of the Acquiror Board, provided that Section 4(a) will be reinstated if any such solicitation is irrevocably terminated; or

(ii) Acquiror publicly discloses that it has authorized a process for the solicitation of offers or indications of interest with respect to a Company Sale, and fails to invite the Key Panavision Stockholders to participate in the process on substantially the same terms as apply to other participants, provided that Section 4(a) will be reinstated if Acquiror publicly states that any such process has been irrevocably terminated.

(d) The provisions set forth in this Section 4 shall be effective subject to, and conditioned upon, the occurrence of the Effective Time and shall remain in full force and effect for the period commencing at the Effective Time and ending on the earliest to occur of: (i) the date on which the Saban Sponsor and its Affiliates, in the aggregate, beneficially own less than 5.00% of the issued and outstanding Acquiror Common Shares; (ii) the date on which the Panavision Holder Representative no longer has the right to designate any Panavision Director to the Acquiror Board pursuant to this Agreement; (iii) written notice by the Panavision Holder Representative in the event that Acquiror fails to comply in any material respect with Section 1 or, to the extent applicable, Section 7 or the Saban Sponsor fails to comply in any material respect with Section 5; and (iv) the mutual written consent of the Panavision Holder Representative and the Saban Sponsor to terminate this Section 4.

Section 5. Saban Sponsor Standstill.

(a) Subject to Sections 5(b), 5(c) and 5(d), from and after the Effective Time, each of the Saban Sponsor and Saban Sponsor II agrees that it shall not, directly or indirectly, alone or in concert with others, without the prior written consent of Acquiror and the Panavision Holder Representative:

(i) engage in any “solicitation” of “proxies” (as such terms are used in Regulation 14 of the Exchange Act) to vote or consents to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of Acquiror or any of its Subsidiaries in opposition of any individual nominated or designated for appointment or election to the Acquiror Board by the Panavision Holder Representative pursuant to this Agreement or otherwise in opposition of any Panavision Director (including by “solicitation” of “proxies” in favor of any opposing nominee of any such individual);

(ii) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any action contemplated by clause (i) of this Section 5(a);

(iii) enter into any arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist or knowingly encourage, any other Person in connection with any of the foregoing;

(iv) make any public disclosure inconsistent with clauses (i) through (iii) of this Section 5(a), or take any action that would reasonably be expected to require Acquiror to make any public disclosure with respect to the matters set forth in clauses (i) through (iii) of this Section 5(a); or

(v) take any action challenging the validity or enforceability of this Section 5.

(b) Notwithstanding anything herein to the contrary, nothing in this Section 5 or elsewhere in this Agreement shall be deemed to in any way restrict, limit or prevent (i) the Saban Sponsor, any of its Affiliates (including Saban Sponsor II) or any of their respective agents or representatives from, directly or indirectly, discussing any matter (including a Company Sale) with Acquiror, the Acquiror Board (or any of its members) or any member of Acquiror’s or any of its Subsidiaries’ management or exercising its voting rights with respect to any matter brought before the stockholders of Acquiror or any of its Subsidiaries in any manner it chooses, (ii) subject to Section 7, the Saban Sponsor, any of its Affiliates (including Saban Sponsor II) or any of their respective agents or representatives from, directly or indirectly, negotiating, entering into an agreement with respect to, or consummating, a Company Sale (including as to the composition of the Acquiror Board in connection with any such Company Sale), (iii) the Saban Sponsor or its Affiliates (including Saban Sponsor II) from (A) bringing litigation to enforce the provisions of this Agreement, the Business Combination Agreement or the Governing Documents of Acquiror or (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, Acquiror against the Saban Sponsor with respect to this Agreement, the Business Combination Agreement or the Governing Documents of Acquiror, or (iv) any Saban Director from taking any action consistent with such director’s fiduciary duties under applicable law in connection with such role.

(c) Notwithstanding anything in this Agreement to the contrary, the provisions of Section 5(a) shall be suspended if:

(i) any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act): (A) executes a definitive agreement with Acquiror providing for (or the Acquiror Board approves) a transaction or series of related transactions involving a Company Sale, provided that Section 5(a) will be reinstated if Acquiror publicly states that any such process has been irrevocably terminated; (B) commences, or announces an intention to commence, a tender offer or exchange offer that, if consummated, would result in the acquisition of beneficial ownership of more than 50.00% of Acquiror’s issued and outstanding voting securities and, in the case of this clause (B), the Acquiror Board recommends, or publicly discloses an intention to recommend, that Acquiror’s shareholders tender their Acquiror Common Shares into such offer or fails to recommend against its shareholders tendering their Acquiror Common Shares into such offer within ten (10) Business Days after the commencement of such offer or at any time thereafter at which it publicly takes a position with respect to such offer, provided that Section 5(a) will be reinstated if any such tender offer or exchange offer is irrevocably withdrawn or terminated; or (C) commences any “solicitation” of “proxies” (as such terms are defined in the rules of the SEC) to elect and/or remove a majority of the Acquiror Board, provided that Section 5(a) will be reinstated if any such solicitation is irrevocably terminated; or

(ii) Acquiror publicly discloses that it has authorized a process for the solicitation of offers or indications of interest with respect to a Company Sale, and fails to invite the Saban Sponsor to participate in the process on substantially the same terms as apply to other participants, provided that Section 5(a) will be reinstated if Acquiror publicly states that any such process has been irrevocably terminated.

(d) The provisions set forth in this Section 5 shall be effective subject to, and conditioned upon, the occurrence of the Effective Time and shall remain in full force and effect for the period commencing at the Effective Time and ending on the earliest to occur of: (i) the date on which the Panavision Stockholders and their Affiliates, in the aggregate, beneficially own less than 5.00% of the issued and outstanding Acquiror Common Shares; (ii) the date on which the Saban Sponsor no longer has the right to designate any Saban Director to the Acquiror Board pursuant to this Agreement; (iii) written notice by the Saban Sponsor in the event that Acquiror fails to comply in any material respect with Section 2 or, to the extent applicable, Section 8 or the Key Panavision Stockholders fail to comply in any material respect with Section 4; and (iv) the mutual written consent of the Panavision Holder Representative and the Saban Sponsor to terminate this Section 5.

Section 6. Chair of the Board. The individual who initially will serve as the chair of the Acquiror Board (the “Chair of the Board”) shall be Kimberly Snyder. If a vacancy in the role of Chair of the Board occurs because of the death, disability, disqualification, resignation or removal of any such Chair of the Board, then, (a) so long as (i) the Panavision Holder Representative is entitled to designate an individual to a director position pursuant to Section 1(c)(ii) and (ii) the Saban Sponsor is entitled to designate an individual to a director position pursuant to Section 2(c)(ii), the Panavision Holder Representative and the Saban Sponsor shall mutually agree on the replacement Chair of the Board and the Acquiror Board shall elect the replacement Chair of the Board in accordance with the Governing Documents of Acquiror; provided, that if the Panavision Holder Representative and the Saban Sponsor fail to mutually agree on such replacement Chair of the Board within one week of such vacancy, a majority of the Acquiror Board shall elect the replacement Chair of the Board from the then current members of the Acquiror Board; and (b) in all other cases, a majority of the Acquiror Board shall elect the replacement Chair of the Board in accordance with the Governing Documents of Acquiror.

Section 7. Actions Requiring Special Approval of the Panavision Holder Representative.

(a) From and after the Effective Time at any time that the Panavision Stockholders and their Affiliates beneficially own, in the aggregate, at least 5.00% of the issued and outstanding Acquiror Common Shares, Acquiror shall not, and shall cause each of its Subsidiaries not to, in each case, without the prior written consent of the Panavision Holder Representative, except in connection with a Company Sale:

(i) amend, waive, rescind or otherwise modify any provision of the Governing Documents of Acquiror or any of its Subsidiaries in a manner that adversely affects any of the express rights of the Panavision Stockholders or the Panavision Holder Representative under the Governing Documents of Acquiror or this Agreement or any of the covenants, agreements or obligations of Acquiror or the Saban Sponsor under this Agreement;

(ii) liquidate or dissolve, except (A) in connection with a reorganization, restructuring or similar transaction or series of related transactions approved by the Acquiror Board that is consummated in a manner that preserves in all material respects the same rights and obligations immediately following such transaction or series of related transactions as the parties hereto had under this Agreement immediately prior to such transaction or series of related transactions or (B) for the liquidation or dissolution of any Subsidiary that does not affect the rights and obligations of the parties hereto under this Agreement;

(iii) enter into or consummate, directly or indirectly, any transaction or agreement with (A) any Affiliate of Acquiror (other than, in the case of Acquiror, any of its Subsidiaries or, in the case of any Subsidiary of Acquiror, Acquiror or another Subsidiary of Acquiror), (B) the Saban Sponsor or any of its Affiliates, (C) any Person that is part of a “group” that beneficially owns at least 5.00% of the issued and outstanding Acquiror Common Shares, (D) any Representative of any Person described in the foregoing clauses (A) through (C) and (E) any parent, child, sibling or spouse who resides with, or is a dependent of, any Person described in the foregoing clauses (A) through (D), in each case other than (x) those transactions entered into on arm’s-length terms that are approved in accordance with Acquiror’s “Related Party Policy” or such successor policy, (y) (1) transactions expressly permitted or required by this Agreement, the Business Combination Agreement or any of the Ancillary Agreements, (2) ordinary course director compensation and expense reimbursement as permitted by the Governing Documents of Acquiror or any of its Subsidiaries and this Agreement, (3) officer compensation approved by the Compensation Committee and (4) director and officer indemnification agreements and the rights of indemnification and exculpation provided to directors and officers pursuant to the Governing Documents of Acquiror or any of its Subsidiaries or the Business Combination Agreement and (z) any agreement with Solus Alternative Asset Management LP or any of its Affiliates in connection with, or related to, the Debt Financing (including the Debt Commitment Letter, the Debt Documents and any agreements or contracts entered into after the date hereof in connection with any of the foregoing); or

(iv) (A) except for any increase to the size of the Acquiror Board that is approved by the Acquiror Board in connection with an acquisition of any Person or any assets, properties or rights of any Person (provided that any such increase shall not otherwise affect the rights and obligations of the parties hereto under this Agreement), increase or decrease the size of the Acquiror Board or (B) except as required by this Agreement, change the classes on which the Acquiror Board members serve.

(b) In addition to the rights granted pursuant to Section 7(a), from and after the Effective Time at any time that the Panavision Stockholders and their Affiliates beneficially own, in the aggregate, at least 20.00% of the Acquiror Common Shares until such time that the Panavision Stockholders and their Affiliates beneficially own, in the aggregate, at least 10.00% of the issued and outstanding Acquiror Common Shares, Acquiror shall not, and shall cause each of its Subsidiaries not to, in each case, without the prior written consent of the Panavision Holder Representative, except in connection with a Company Sale:

(i) issue (by reclassification or otherwise) or enter into any agreement providing for the issuance (contingent or otherwise) of any new class or series of Equity Securities (including any notes or debt securities convertible into or exchangeable for any Equity Securities) that is senior in ranking to the Acquiror Common Shares;

(ii) except as may be required to give effect to any changes contemplated by Section 7(a)(iv), enter into any equityholders, voting or similar agreement relating to or affecting the ownership or voting of the Equity Securities of Acquiror or the governance of Acquiror; or

(iii) issue Equity Securities to employees of Acquiror and its Subsidiaries in an amount that is in excess of 7.00% of the fully diluted capital stock of Acquiror during any five (5)-year period commencing after the Effective Time.

(c) In addition to the rights granted pursuant to Sections 7(a) and 7(b), from and after the Effective Time at any time that the Panavision Stockholders and their Affiliates beneficially own, in the aggregate, at least 27.50% of the Acquiror Common Shares until such time that the Panavision Stockholders and their Affiliates cease to beneficially own, in the aggregate, at least 17.50% of the issued and outstanding Acquiror Common Shares, Acquiror shall not, and shall cause each of its Subsidiaries not to, in each case, without the prior written consent of the Panavision Holder Representative:

(i) enter into any definitive agreement to effect, or effect, any business combination, acquisition, disposition or merger or any transaction or series of transactions relating to the sale, lease or disposition of (but excluding liens upon) any assets, properties or intellectual property rights of Acquiror or any of its Subsidiaries or any third party(ies), in any such case, involving (A) the acquisition, disposition, sale, lease or transfer, directly or indirectly, of assets, properties and/or rights of Acquiror or any of its Subsidiaries or of any third party(ies) with an aggregate value in excess of $62,500,000, (B) an aggregate enterprise value in excess of $62,500,000 or (C) consideration to or from Acquiror and/or any of its Subsidiaries with an aggregate value in excess of $62,500,000, in each case, such value to be determined in good faith by the Acquiror Board;

(ii) materially alter or change the businesses of Acquiror and its Subsidiaries or enter into any material line of business that is unrelated to any line of business conducted by Acquiror or any of its Subsidiaries as of immediately following the Effective Time; or

(iii) incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantee the indebtedness for borrowed money of any other Person in excess of $62,500,000 in the aggregate, except for (A) any indebtedness incurred under the “revolving” credit facility to be entered into on the Closing Date or in connection with any acquisition that is entered into in accordance with this Section 7 (including a Company Sale), (B) any amendment to the “revolving” credit facility to be entered into on the Closing Date that does not (1) increase the total principal amount of the then outstanding indebtedness of Acquiror on a consolidated basis, excluding any fees associated therewith, and any subsequent incurrence thereunder, or (2) increase the total principal amount that may be borrowed thereunder, or (C) the refinancing of existing indebtedness that does not (1) increase the total principal amount of the then outstanding indebtedness of Acquiror on a consolidated basis, excluding any fees associated therewith, and any subsequent incurrence thereunder, or (2) increase the total principal amount that may be borrowed thereunder.

(d) In addition to the rights granted pursuant to Sections 7(a), 7(b) and Section 7(c), from and after the Effective Time at any time that the Panavision Stockholders and their Affiliates beneficially own, in the aggregate, at least 32.50% of the Acquiror Common Shares until such time that the Panavision Stockholders and their Affiliates cease to beneficially own, in the aggregate, at least 25.00% of the issued and outstanding Acquiror Common Shares, Acquiror shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of the Panavision Holder Representative, enter into any definitive agreement to effect, or effect, a Company Sale.

(e) At least quarterly and otherwise in connection with any action to be taken by Acquiror or any of its Subsidiaries, as applicable, pursuant to this Section 7 that may require the prior written consent of the Panavision Holder Representative, the Key Panavision Stockholders and Acquiror shall reasonably cooperate with each other to determine and identify any Affiliates of the Panavision Stockholders that hold Acquiror Common Shares for purposes of determining satisfaction of the applicable beneficial ownership threshold set forth in this Section 7 with respect to the Panavision Holder Representative’s consent right over such proposed action (it being understood and agreed that only the Affiliates so identified shall be included for such purpose). The Key Panavision Holders and Acquiror shall mutually agree to institute reasonable procedures to determine and identify Affiliates pursuant to the immediately preceding sentence.

Section 8. Actions Requiring Special Approval of the Saban Sponsor.

(a) From and after the Effective Time at any time that the Saban Sponsor and its Affiliates beneficially own, in the aggregate, at least 5.00% of the issued and outstanding Acquiror Common Shares, Acquiror shall not, and shall cause each of its Subsidiaries not to, in each case, without the prior written consent of the Saban Sponsor, except in connection with a Company Sale:

(i) amend, waive, rescind or otherwise modify any provision of the Governing Documents of Acquiror or any of its Subsidiaries in a manner that adversely affects any of the express rights of the Saban Sponsor under the Governing Documents of Acquiror or this Agreement or any of the covenants, agreements or obligations of Acquiror or the Panavision Holder Representative under this Agreement;

(ii) liquidate or dissolve, except (A) in connection with a reorganization, restructuring or similar transaction or series of related transactions approved by the Acquiror Board that is consummated in a manner that preserves in all material respects the same rights and obligations immediately following such transaction or series of related transactions as the parties hereto had under this Agreement immediately prior to such transaction or series of related transactions or (B) for the liquidation or dissolution of any Subsidiary that does not affect the rights and obligations of the parties hereto under this Agreement;

(iii) enter into or consummate, directly or indirectly, any transaction or agreement with (A) any Affiliate of Acquiror (other than, in the case of Acquiror, any of its Subsidiaries or, in the case of any Subsidiary of Acquiror, Acquiror or another Subsidiary of Acquiror), (B) any Principal Panavision Holder or any of their Affiliates, (C) any Person that is part of a “group” that beneficially owns at least 5.00% of the issued and outstanding Acquiror Common Shares, (D) any Representative of any Person described in the foregoing clauses (A) through (C) and (E) any parent, child, sibling or spouse who resides with, or is a dependent of, any Person described in the foregoing clauses (A) through (D), in each case other than (x) those transactions entered into on arm’s-length terms that are approved in accordance with Acquiror’s “Related Party Policy” or such successor policy, (y) (1) transactions expressly permitted or required by this Agreement, the Business Combination Agreement or any of the Ancillary Agreements, (2) ordinary course director compensation and expense reimbursement as permitted by the Governing Documents of Acquiror or any of its Subsidiaries and this Agreement, (3) officer compensation approved by the Compensation Committee and (4) director and officer indemnification agreements and the rights of indemnification and exculpation provided to directors and officers pursuant to the Governing Documents of Acquiror or any of its Subsidiaries or the Business Combination Agreement and (z) any agreement with Solus Alternative Asset Management LP or any of its Affiliates in connection with, or related to, the Debt Financing (including the Debt Commitment Letter, the Debt Documents and any agreements or contracts entered into after the date hereof in connection with any of the foregoing); or

(iv) (A) except for any increase to the size of the Acquiror Board that is approved by the Acquiror Board in connection with an acquisition of any Person or any assets, properties or rights of any Person (provided that any such increase shall not otherwise affect the rights and obligations of the parties hereto under this Agreement), increase or decrease the size of the Acquiror Board or (B) except as required by this Agreement, change the classes on which the Acquiror Board members serve.

(b) In addition to the rights granted pursuant to Section 8(a), from and after the Effective Time at any time that the Saban Sponsor and its Affiliates beneficially own, in the aggregate, at least 20.00% of the Acquiror Common Shares until such time that the Saban Sponsor and its Affiliates beneficially own, in the aggregate, at least 10.00% of the issued and outstanding Acquiror Common Shares, Acquiror shall not, and shall cause each of its Subsidiaries not to, in each case, without the prior written consent of the Saban Sponsor, except in connection with a Company Sale:

(i) issue (by reclassification or otherwise) or enter into any agreement providing for the issuance (contingent or otherwise) of any new class or series of Equity Securities (including any notes or debt securities convertible into or exchangeable for any Equity Securities) that is senior in ranking to the Acquiror Common Shares;

(ii) except as may be required to give effect to any changes contemplated by Section 8(a)(iv), enter into any equityholders, voting or similar agreement relating to or affecting the ownership or voting of the Equity Securities of Acquiror or the governance of Acquiror; or

(iii) issue Equity Securities to employees of Acquiror and its Subsidiaries in an amount that is in excess of 7.00% of the fully diluted capital stock of Acquiror during any five (5)-year period commencing after the Effective Time.

(c) At least quarterly and otherwise in connection with any action to be taken by Acquiror or any of its Subsidiaries, as applicable, pursuant to this Section 8 that may require the prior written consent of the Saban

Sponsor, the Saban Sponsor and Acquiror shall reasonably cooperate with each other to determine and identify any Affiliates of the Saban Sponsor that hold Acquiror Common Shares for purposes of determining satisfaction of the applicable beneficial ownership threshold set forth in this Section 8 with respect to the Saban Sponsor’s consent right over such proposed action (it being understood and agreed that only the Affiliates so identified shall be included for such purpose). The Saban Sponsor and Acquiror shall mutually agree to institute reasonable procedures to determine and identify Affiliates pursuant to the immediately preceding sentence.

Section 9. Panavision Information Rights.

(a) The Key Panavision Stockholders shall be entitled to receive (i) any information received by any Panavision Director; provided, however, that the Key Panavision Stockholders shall not be entitled to receive information provided to a Panavision Director if the Acquiror Board (or a committee thereof) determines in good faith, based on the advice of Acquiror’s counsel, that such omission may be necessary in order to preserve Acquiror’s attorney-client or similar privilege, and the Key Panavision Stockholders shall not be entitled to receive, and Acquiror may screen a Panavision Director from, information related to any matter that involves any dispute, transaction or contract negotiation, amendment or modification, or other situation that is reasonably expected to involve a conflict of interest between Acquiror and/or one or more of its Subsidiaries, on the one hand, and a Key Panavision Stockholder and/or one or more of its Affiliates, on the other hand, due to such Persons being on opposite sides of such dispute, transaction or contract negotiation, amendment or modification or other situation; provided, further, that if a Key Panavision Stockholder does not, upon the request of Acquiror, before receiving such information, execute and deliver to Acquiror an agreement to abide by all Acquiror policies applicable to members of the Acquiror Board and a confidentiality agreement reasonably acceptable to Acquiror, such Key Panavision Stockholder may be excluded from access to any information if the Acquiror Board determines in good faith that such exclusion is reasonably necessary to protect confidential proprietary information of Acquiror or confidential proprietary information of third parties that Acquiror is required to hold in confidence, or for other similar reasons, and (ii) such other information and data as a Key Panavision Stockholder may reasonably request in connection with its ownership of Acquiror Common Shares, including any information necessary to assist such Key Panavision Stockholder in preparing its tax, regulatory or other similar filings or as otherwise required for administrative purposes. Any information pursuant to clause (i) of this Section 9(a) may be provided to the Key Panavision Stockholders by Acquiror or a Panavision Director. Any Key Panavision Stockholder, in its sole discretion, may decline to receive any information pursuant to clause (i) of this Section 9(a) upon written notice to Acquiror (it being understood and agreed that if a Key Panavision Stockholder declines any such information it shall in no way affect or limit another Key Panavision Stockholder’s right to receive the same information pursuant to this Section 9(a)). Notwithstanding the foregoing, Acquiror shall not be required to provide, and a Panavision Director shall not provide on behalf of Acquiror pursuant to this Section 9(a), any information that would reasonably be expected to violate any confidentiality obligations owing to third Persons or Law to which Acquiror or any of its Subsidiaries is subject; provided, that if any information is withheld pursuant to this sentence, Acquiror will (A) inform such Key Panavision Stockholder as to the general nature of what is being withheld and (B) use its commercially reasonable efforts (at the cost and expense of the requesting party) to accommodate any request from such Key Panavision Stockholder for information pursuant to this Section 9(a) in a manner that does not result in such a violation.

(b) Acquiror will deliver, or will cause to be delivered, the following to the Key Panavision Stockholders (unless a Key Panavision Stockholder has informed Acquiror in writing that it does not wish to receive any such information) (it being understood and agreed that if a Key Panavision Stockholder declines any such information it shall in no way affect or limit another Key Panavision Stockholder’s right to receive the same information pursuant to this Section 9(b)):

(i) to the extent that such information is provided to the Acquiror Board, as soon as available after each month and in any event within fifteen (15) days after the date on which such information is delivered in final form to the Acquiror Board, unaudited consolidated monthly financial reports of Acquiror and its consolidated Subsidiaries prepared in accordance with GAAP; and

(ii) to the extent that such information is provided to the Acquiror Board, as soon as available and in any event within fifteen (15) days after the date on which such information is delivered to the Acquiror Board, the annual business plan (including operating budget and capital expenditures presented on a monthly basis).

(c) Acquiror shall, and shall cause its Subsidiaries to, upon the written request of a Key Panavision Stockholder, provide the following to such Key Panavision Stockholder:

(i) reasonable access to appropriate officers and directors of Acquiror and its Subsidiaries at such reasonable times during normal business hours as may be requested by such Key Panavision Stockholder for consultation with such Key Panavision Stockholder with respect to matters relating to the business and affairs of Acquiror or any of its Subsidiaries (provided that no such access or consultation shall be required to the extent related to any dispute, transaction or contract negotiation, amendment or modification, or other situation that is reasonably expected to involve a conflict of interest between Acquiror and/or one or more of its Subsidiaries, on the one hand, and the Panavision Holder Representative, such Key Panavision Stockholder and/or one or more of its Affiliates, on the other hand, due to such Persons being on opposite sides of such dispute, transaction or contract negotiation, amendment or modification or other situation); and

(ii) a reasonably detailed overview of any material information with respect to any significant corporate actions, including, without limitation, extraordinary dividends, stock redemptions or repurchases, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the Acquiror Governing Documents or the organizational documents of any of Acquiror’s Subsidiaries, and to provide such Key Panavision Stockholder with the opportunity to reasonably consult with Acquiror and its Subsidiaries with respect to such actions (provided that no such information or consultation shall be required (A) with respect to any dispute, transaction or contract negotiation, amendment or modification, or other situation that is reasonably expected to involve a conflict of interest between Acquiror and/or one or more of its Subsidiaries, on the one hand, and the Panavision Holder Representative, a Key Panavision Stockholder and/or one or more of its Affiliates, on the other hand, due to such Persons being on opposite sides of such dispute, transaction or contract negotiation, amendment or modification or other situation and (B) to the extent that the Acquiror Board (or a committee thereof) determines in good faith, based on the advice of Acquiror’s counsel, that such omission may be necessary in order to preserve Acquiror’s attorney-client or similar privilege).

(d) Acquiror shall, and shall cause its Subsidiaries to, provide each Key Panavision Stockholder reasonable access, during normal business hours and with prior written notice, in such manner as to not unreasonably interfere with the normal operation of Acquiror and its Subsidiaries, to the books, records, policies and procedures, internal audit and compliance reports, and to officers, personnel, accountants and other representatives of Acquiror and its Subsidiaries and their respective businesses, whether located in the United States or outside the United States, including, without limitation, the right to audit any such books, records, policies and procedures, and reports and to make copies therefrom. Without limiting the generality of the foregoing, Acquiror shall not be required to provide (or cause to be provided) (and each of the following shall be deemed to be “unreasonable access” pursuant to the immediately preceding sentence): (i) any information that the Acquiror Board (or a committee thereof) determines in good faith, based on the advice of Acquiror’s counsel, that such omission may be necessary in order to preserve Acquiror’s attorney-client or similar privilege; (ii) any information with respect to any dispute, transaction or contract negotiation, amendment or modification, or other situation that is reasonably expected to involve a conflict of interest between Acquiror and/or one or more of its Subsidiaries, on the one hand, and the Panavision Holder Representative, a Key Panavision Stockholder and/or one or more of its Affiliates, on the other hand, due to such Persons being on opposite sides of such dispute, transaction or contract negotiation, amendment or modification or other situation; and (iii) any information that would reasonably be expected to violate any confidentiality obligations owing to third Persons or Law to which Acquiror or any of its Subsidiaries is subject; provided, that if any information is withheld pursuant to this sentence, Acquiror will (A) inform such Key Panavision Stockholder as to the general nature of what is being withheld and (B) use its commercially reasonable efforts (at the cost and expense of the requesting party) to accommodate any request from Acquiror for information pursuant to this Section 9(d) in a manner that does not result in such a violation.

(e) The provisions set forth in Sections 9(a), 9(b), 9(c) and 9(d) shall be effective subject to, and conditioned upon, the occurrence of the Effective Time and shall remain in full force and effect for the period commencing at the Effective Time and ending on the earliest to occur of: (i) with regard to all Key Panavision Stockholders, the date on which the Panavision Stockholders and their Affiliates, in the aggregate, beneficially own less than 5.00% of the issued and outstanding Acquiror Common Shares; and (ii) (A) with regard to only the Cerberus Holders, the date on which the Cerberus Holders and their Affiliates, in the aggregate, beneficially own less than 2.00% of the issued and outstanding Acquiror Common Shares, and (B) with regard to only the Solus Holders, the date on which the Solus Holders and their Affiliates, in the aggregate, beneficially own less than 2.00% of the issued and outstanding Acquiror Common Shares.

(f) The Key Panavision Stockholders hereby acknowledge that they are aware that the United States securities laws prohibit any person who has material, non-public information concerning a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(g) The Key Panavision Stockholders shall maintain the confidentiality of any confidential and proprietary information of Acquiror or any of its Subsidiaries received pursuant to Sections 9(a), 9(b), 9(c) and 9(d) (“Panavision Proprietary Information”) using the same standard of care as it applies to its own confidential information, except for any Panavision Proprietary Information which is publicly available or a matter of public knowledge generally. Nothing herein shall prevent any of the Key Panavision Stockholders from (i) using Panavision Proprietary Information to enforce its rights under this Agreement, the Business Combination Agreement and/or any of the Ancillary Agreements or the rights granted to it as a holder of Acquiror Common Shares contained in Acquiror’s Governing Documents, (ii) disclosing Panavision Proprietary Information to its attorneys, accountants, consultants, and other advisors, to the extent necessary to obtain their services in connection with monitoring and managing the Key Panavision Stockholders’ investment in Acquiror or otherwise in connection with this Agreement, the Business Combination Agreement and/or any of the Ancillary Agreements or the rights granted to it as a holder of Acquiror Common Shares contained in Acquiror’s Governing Documents, so long as such advisors are obligated to maintain the confidentiality of the same; provided that the Key Panavision Stockholders shall be responsible for any breach of such confidentiality obligations by any such attorneys, accountants, consultants, and other advisors, or (iii) disclosing Panavision Proprietary Information as may otherwise be required by law, if such Key Panavision Stockholder promptly notifies Acquiror of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. The foregoing shall not be considered Panavision Proprietary Information and shall not prohibit the use by any of the Key Panavision Stockholders of any such information received pursuant to this Section 9(g) if and solely to the extent such information (w) is or becomes generally available to or known by the public other than as a result of a breach of the confidentiality provisions of this Agreement, including the confidentiality obligations as required by this Agreement that apply to Persons not party to this Agreement to whom the Key Panavision Stockholders have disclosed such information as permitted hereunder, (x) was available to such Key Panavision Stockholder or any of its Affiliates, or a Panavision Director, as applicable, prior to Acquiror’s disclosure to any such person, (y) is or becomes available to such Key Panavision Stockholder or any of its Affiliates, or a Panavision Director, as applicable, from a source other than Acquiror, or (z) has already been, or is hereafter, independently developed by any of the Key Panavision Stockholders or any of their Affiliates without reference to, incorporation of or other use of the Panavision Proprietary Information; provided, however, that, in the case of clauses (x) and (y), such information was not actually known by such Key Panavision Stockholder to be disclosed by the source of such information in violation of a confidentiality obligation (whether by agreement, duty or otherwise) to Acquiror with respect to such information. Notwithstanding anything in this Section 9 or this Agreement to the contrary, the parties hereto agree that the Key Panavision Stockholders are affiliated with private equity, hedge or similar funds and that each Key Panavision Stockholder may provide general information about the subject matter of this Agreement and the transactions contemplated hereby in connection with normal fund raising and related marketing or informational or reporting activities.

Section 10. Saban Information Rights.

(a) The Saban Sponsor shall be entitled to receive (i) any information received by any Saban Director; provided, however, that the Saban Sponsor shall not be entitled to receive information provided to a Saban Director if the Acquiror Board (or a committee thereof) determines in good faith, based on the advice of Acquiror’s counsel, that such omission may be necessary in order to preserve Acquiror’s attorney-client or similar privilege, and the Saban Sponsor shall not be entitled to receive, and Acquiror may screen a Saban Director from, information related to any matter that involves any dispute, transaction or contract negotiation, amendment or modification, or other situation that is reasonably expected to involve a conflict of interest between Acquiror and/or one or more of its Subsidiaries, on the one hand, and the Saban Sponsor and/or one or more of its Affiliates, on the other hand, due to such Persons being on opposite sides of such dispute, transaction or contract negotiation, amendment or modification or other situation; provided, further, that if the Saban Sponsor does not, upon the request of Acquiror, before receiving such information, execute and deliver to Acquiror an agreement to abide by all Acquiror policies applicable to members of the Acquiror Board and a confidentiality agreement reasonably acceptable to Acquiror, the Saban Sponsor may be excluded from access to any information if the Acquiror Board determines in good faith that such exclusion is reasonably necessary to protect confidential proprietary information of Acquiror or confidential proprietary information of third parties that Acquiror is required to hold in confidence, or for other similar reasons, and (ii) such other information and data as the Saban Sponsor may reasonably request in connection with its ownership of Acquiror Common Shares, including any information necessary to assist the Saban Sponsor in preparing its tax, regulatory or other similar filings or as otherwise required for administrative purposes. Any information pursuant to clause (i) of this Section 10(a) may be provided to the Saban Sponsor by Acquiror or a Saban Director. The Saban Sponsor, in its sole discretion, may decline to receive any information pursuant to clause (i) of this Section 10(a) upon written notice to Acquiror. Notwithstanding the foregoing, Acquiror shall not be required to provide, and a Saban Director shall not provide on behalf of Acquiror pursuant to this Section 10(a), any information that would reasonably be expected to violate any confidentiality obligations owing to third Persons or Law to which Acquiror or any of its Subsidiaries is subject; provided, that if any information is withheld pursuant to this sentence, Acquiror will (A) inform the Saban Sponsor as to the general nature of what is being withheld and (B) use its commercially reasonable efforts (at the cost and expense of the requesting party) to accommodate any request from the Saban Sponsor for information pursuant to this Section 10(a) in a manner that does not result in such a violation.

(b) Acquiror will deliver, or will cause to be delivered, the following to the Saban Sponsor (unless it has informed Acquiror in writing that it does not wish to receive any such information):

(i) to the extent that such information is provided to the Acquiror Board, as soon as available after each month and in any event within fifteen (15) days after the date on which such information is delivered in final form to the Acquiror Board, unaudited consolidated monthly financial reports of Acquiror and its consolidated Subsidiaries prepared in accordance with GAAP; and

(ii) to the extent that such information is provided to the Acquiror Board, as soon as available and in any event within fifteen (15) days after the date on which such information is delivered to the Acquiror Board, the annual business plan (including operating budget and capital expenditures presented on a monthly basis).

(c) Acquiror shall, and shall cause its Subsidiaries to, upon the written request of the Saban Sponsor, provide the following to the Saban Sponsor:

(i) reasonable access to appropriate officers and directors of Acquiror and its Subsidiaries at such reasonable times during normal business hours as may be requested by the Saban Sponsor for consultation with the Saban Sponsor with respect to matters relating to the business and affairs of Acquiror or any of its

Subsidiaries (provided that no such access or consultation shall be required to the extent related to any dispute, transaction or contract negotiation, amendment or modification, or other situation that is reasonably expected to involve a conflict of interest between Acquiror and/or one or more of its Subsidiaries, on the one hand, and the Saban Sponsor and/or one or more of its Affiliates, on the other hand, due to such Persons being on opposite sides of such dispute, transaction or contract negotiation, amendment or modification or other situation); and

(ii) a reasonably detailed overview of any material information with respect to any significant corporate actions, including, without limitation, extraordinary dividends, stock redemptions or repurchases, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the Acquiror Governing Documents or the organizational documents of any of Acquiror’s Subsidiaries, and to provide the Saban Sponsor with the opportunity to reasonably consult with Acquiror and its Subsidiaries with respect to such actions (provided that no such information or consultation shall be required (A) with respect to any dispute, transaction or contract negotiation, amendment or modification, or other situation that is reasonably expected to involve a conflict of interest between Acquiror and/or one or more of its Subsidiaries, on the one hand, and the Saban Sponsor and/or one or more of its Affiliates, on the other hand, due to such Persons being on opposite sides of such dispute, transaction or contract negotiation, amendment or modification or other situation and (B) to the extent that the Acquiror Board (or a committee thereof) determines in good faith, based on the advice of Acquiror’s counsel, that such omission may be necessary in order to preserve Acquiror’s attorney-client or similar privilege).

(d) Acquiror shall, and shall cause its Subsidiaries to, provide the Saban Sponsor reasonable access, during normal business hours and with prior written notice, in such manner as to not unreasonably interfere with the normal operation of Acquiror and its Subsidiaries, to the books, records, policies and procedures, internal audit and compliance reports, and to officers, personnel, accountants and other representatives of Acquiror and its Subsidiaries and their respective businesses, whether located in the United States or outside the United States, including, without limitation, the right to audit any such books, records, policies and procedures, and reports and to make copies therefrom. Without limiting the generality of the foregoing, Acquiror shall not be required to provide (or cause to be provided) (and each of the following shall be deemed to be “unreasonable access” pursuant to the immediately preceding sentence): (i) any information that the Acquiror Board (or a committee thereof) determines in good faith, based on the advice of Acquiror’s counsel, that such omission may be necessary in order to preserve Acquiror’s attorney-client or similar privilege; (ii) any information with respect to any dispute, transaction or contract negotiation, amendment or modification, or other situation that is reasonably expected to involve a conflict of interest between Acquiror and/or one or more of its Subsidiaries, on the one hand, and the Saban Sponsor and/or one or more of its Affiliates, on the other hand, due to such Persons being on opposite sides of such dispute, transaction or contract negotiation, amendment or modification or other situation; and (iii) any information that would reasonably be expected to violate any confidentiality obligations owing to third Persons or Law to which Acquiror or any of its Subsidiaries is subject; provided, that if any information is withheld pursuant to this sentence, Acquiror will (A) inform the Saban Sponsor as to the general nature of what is being withheld and (B) use its commercially reasonable efforts (at the cost and expense of the requesting party) to accommodate any request from Acquiror for information pursuant to this Section 10(d) in a manner that does not result in such a violation.

(e) The provisions set forth in Sections 10(a), 10(b), 10(c) and 10(d) shall be effective subject to, and conditioned upon, the occurrence of the Effective Time and shall remain in full force and effect for the period commencing at the Effective Time and ending on the date on which the Saban Sponsor and its Affiliates, in the aggregate, beneficially own less than 5.00% of the issued and outstanding Acquiror Common Shares.

(f) The Saban Sponsor hereby acknowledges that it is aware that the United States securities laws prohibit any person who has material, non-public information concerning a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(g) The Saban Sponsor shall maintain the confidentiality of any confidential and proprietary information of Acquiror or any of its Subsidiaries received pursuant to Sections 10(a), 10(b), 10(c) and 10(d) (“Saban Proprietary Information”) using the same standard of care as it applies to its own confidential information, except for any Saban Proprietary Information which is publicly available or a matter of public knowledge generally. Nothing herein shall prevent the Saban Sponsor from (i) using Saban Proprietary Information to enforce its rights under this Agreement, the Business Combination Agreement and/or any of the Ancillary Agreements or the rights granted to it as a holder of Acquiror Common Shares contained in Acquiror’s Governing Documents, (ii) disclosing Saban Proprietary Information to its attorneys, accountants, consultants, and other advisors, to the extent necessary to obtain their services in connection with monitoring and managing the Saban Sponsor’s investment in Acquiror or otherwise in connection with this Agreement, the Business Combination Agreement and/or any of the Ancillary Agreements or the rights granted to it as a holder of Acquiror Common Shares contained in Acquiror’s Governing Documents, so long as such advisors are obligated to maintain the confidentiality of the same; provided that the Saban Sponsor shall be responsible for any breach of such confidentiality obligations by any such attorneys, accountants, consultants, and other advisors, or (iii) disclosing Saban Proprietary Information as may otherwise be required by law, if the Saban Sponsor promptly notifies Acquiror of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. The foregoing shall not be considered Saban Proprietary Information and shall not prohibit the use by the Saban Sponsor of any such information received pursuant to this Section 10(g) if and solely to the extent such information (w) is or becomes generally available to or known by the public other than as a result of a breach of the confidentiality provisions of this Agreement, including the confidentiality obligations as required by this Agreement that apply to Persons not party to this Agreement to whom the Saban Sponsor has disclosed such information as permitted hereunder, (x) was available to the Saban Sponsor or any of its Affiliates, or a Saban Director, as applicable, prior to Acquiror’s disclosure to any such person, (y) is or becomes available to the Saban Sponsor or any of its Affiliates, or a Saban Director, as applicable, from a source other than Acquiror, or (z) has already been, or is hereafter, independently developed by the Saban Sponsor or any of its Affiliates without reference to, incorporation of or other use of the Saban Proprietary Information; provided, however, that, in the case of clauses (x) and (y), such information was not actually known by the Saban Sponsor to be disclosed by the source of such information in violation of a confidentiality obligation (whether by agreement, duty or otherwise) to Acquiror with respect to such information. Notwithstanding anything in this Section 10 or this Agreement to the contrary, the parties hereto agree that the Saban Sponsor is affiliated with private equity, hedge or similar funds and that the Saban Sponsor may provide general information about the subject matter of this Agreement and the transactions contemplated hereby in connection with normal fund raising and related marketing or informational or reporting activities.

Section 11. D&O Insurance. Acquiror shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Acquiror Board to be reasonable and customary and (ii) for so long as any director designated pursuant to the terms of this Agreement serves as a director of the Acquiror Board, maintain such coverage with respect to such director; provided, that upon removal or resignation of such director for any reason, Acquiror shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.

Section 12. Pre-Closing Transaction Support.

(a) From the date hereof until the earlier of (i) the Closing and (ii) the termination of the Business Combination Agreement in accordance with its terms, the Saban Sponsor hereby unconditionally and irrevocably agrees that at any duly called meeting of the stockholders of Acquiror (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of Acquiror requested by the Acquiror Board or undertaken as contemplated by the transactions contemplated by the Business Combination Agreement, the Saban Sponsor shall, and shall cause its Affiliates to, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Equity Securities in Acquiror to be counted as present thereat for purposes of establishing a quorum, and it shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its Equity Securities (a) in favor of the Acquiror Extension Approval and the Transaction Proposals, (b) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Acquiror contained in the Business Combination Agreement, (c) in favor of the election of the nominees to become members of the Acquiror Board, as well as the composition of the classes and committees thereof, in each case as determined in accordance with this Agreement and the Business Combination Agreement, and (e) except as set forth in the Proxy Statement, against the following actions or proposals (other than the transactions contemplated by the Business Combination Agreement): (i) any Acquisition Proposal or any proposal in opposition to approval of the Business Combination Agreement or any other Transaction Proposal or in competition with or materially inconsistent with the Business Combination Agreement or any other Transaction Proposal; and (ii) (A) any material change in the present capitalization of Acquiror or any amendment of the Acquiror Governing Documents; (B) any change in Acquiror’s corporate structure or business; or (C) any other action or proposal involving Acquiror or any of its Subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect in any material respect the transactions contemplated by the Business Combination Agreement or would reasonably be expected to result in any of the conditions to Acquiror’s obligations under the Business Combination Agreement not being fulfilled, except in the case of each of clause (A), (B) and (C), as contemplated by this Agreement or the Business Combination Agreement. The Saban Sponsor agrees not to, and shall cause its Affiliates not to, enter into any agreement, commitment or arrangement with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 12.

(b) Nothing in this Section 12 shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent or other representative of the Saban Sponsor, in each case, in his or her capacity as a director or officer of Acquiror.

Section 13. Definitions and Interpretation.

(a) As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning set forth in the preamble.

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all Persons that at any time during the term of this Agreement become Affiliates of any Person referred to in this Agreement.

“Agreement” has the meaning set forth in the preamble.

“beneficially own” has the meaning ascribed to it in Section 13(d) of the Exchange Act.

“Board Observers” has the meaning set forth in Section 1(l).

“Business Combination Agreement” has the meaning set forth in the recitals.

“Bylaws” means Acquiror’s Bylaws, as the same may be amended from time to time.

“Cerberus Board Observer” has the meaning set forth in Section 1(l).

“Cerberus Holders” means Cerberus Series Four Holdings, LLC and Cerberus Institutional Partners V, L.P.

“Certificate of Incorporation” means Acquiror’s Certificate of Incorporation, as the same may be amended from time to time.

“Chair of the Board” has the meaning set forth in Section 6.

“Company Sale” means an acquisition by any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) of any Equity Securities (or beneficial ownership thereof), including rights or options to acquire such ownership, tender or exchange offer, merger, consolidation, amalgamation, scheme of arrangement, business combination, issuance, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with or involving Acquiror or any of its Affiliates, in each case as a result of which such Person or “group” would beneficially own securities representing more than 50.00% of the Equity Securities (by voting power or economic rights, including upon exercise, exchange or conversion of any other security) of Acquiror.

“Compensation Committee” has the meaning set forth in Section 1(a).

“Designated Independent Directors” means (i) if there are three (3) or four (4) Initial Panavision Designees, three (3) independent directors, one (1) of which will serve as a Class II director and two (2) of which will serve as Class I directors, and (ii) if there are two (2) Initial Panavision Designees, four (4) independent directors, two (2) of which will serve as Class II directors and two (2) of which will serve as Class I directors.

“Designated Initial Panavision Designees” has the meaning set forth in Section 1(a).

“Designated Initial Saban Designees” has the meaning set forth in Section 2(a).

“Director Resignation Letter” has the meaning set forth in Section 1(d).

“Equity Securities” means, as applicable, (a) any capital stock, membership interests or other share or equity capital, (b) any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other share or equity capital or containing any profit participation features, (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share or equity capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests, other share or equity capital or securities containing any profit participation features, (d) any share appreciation rights, phantom share rights or other similar rights, or (e) any Equity Securities issued or issuable with respect to the securities referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Initial Panavision Designees” has the meaning set forth in Section 1(a).

“Initial Saban Designees” has the meaning set forth in Section 2(a).

“Key Panavision Stockholders” has the meaning set forth in the preamble.

“Majority Cerberus Holders” has the meaning set forth in Section 1(l).

“Majority Solus Holders” has the meaning set forth in Section 1(l).

“Nominating Committee” has the meaning set forth in Section 1(a).

“Panavision Directors” means, collectively, the Initial Panavision Designees and any other individual elected or appointed to the Acquiror Board that has been designated by the Panavision Holder Representative pursuant to this Agreement.

“Panavision Holder Representative” has the meaning set forth in the preamble.

“Panavision Proprietary Information” has the meaning set forth in Section 9(g).

“Panavision Stockholders” means, for purposes of this Agreement, each of the Key Panavision Holders, Anthem Inc, Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Sunrise Partners Limited Partnership, Whippoorwill Associates, Inc. Profit Sharing Plan, Whippoorwill Distressed Opportunity Fund, L.P., Whippoorwill Institutional Partners LP and Whippoorwill Offshore Distressed Opportunity Fund, Ltd.

“Related Person” means, with respect to any Person, any employee, officer, director, manager, equity holder or partner of such Person or of any of its Affiliates.

“Saban Directors” means, collectively, the Initial Saban Designees and any other individual elected or appointed to the Acquiror Board that has been designated by the Saban Sponsor pursuant to this Agreement.

“Saban Proprietary Information” has the meaning set forth in Section 10(g).

“Saban Sponsor” has the meaning set forth in the preamble.

“Saban Sponsor II” has the meaning set forth in the preamble.

“Solus Board Observer” has the meaning set forth in Section 1(l).

“Solus Holders” means SOLA LTD, Solus Senior High Income Fund LP, Solus Opportunities Fund 3 LP, Solus Opportunities Fund 5 LP, Ultra Master LTD and Ultra NB LLC.

(b) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Section,” “Exhibit” or “Schedule” refer to the specified Section, Exhibit or Schedule of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall mean “and/or”; (vii) references to any Contract are to that Contract as amended, modified or supplemented from time to time; (viii) references to any Person include the successors and permitted assigns of that Person; and (ix) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including e-mail and electronic media) in a visible form.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(f) Unless the context of this Agreement otherwise requires, all references herein to ownership of the Acquiror Common Shares shall mean the Acquiror Common Shares determined on a non-fully diluted basis without taking into account any Contingent Shares unless and until any such Contingent Shares become vested pursuant to the Business Combination Agreement or Equity Securities of the type described in clauses (b) through (d) of the definition of Equity Securities unless and until any such Equity Securities are converted into or exchanged for Acquiror Common Shares. Any reference to the Acquiror Common Shares shall be deemed for all purposes under this Agreement to refer to the Equity Securities into which the Acquiror Common Shares are converted in connection with the Domestication, as the context so requires.

(g) References to “$” shall mean U.S. dollars, unless otherwise indicated herein.

(h) The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 14. Essential Consideration. The parties hereto acknowledge and agree that the rights and obligations of the parties hereunder, including under Sections 1 through 12, are given in consideration for the rights and obligations undertaken under the Business Combination Agreement and the Ancillary Agreements, and without limiting the generality of the foregoing, constitute essential and integral consideration to the parties hereto for their execution or authorization of, as applicable, the Business Combination Agreement and the Ancillary Agreements.

Section 15. Assignment; Benefit of Parties; Transfer. No party may assign this Agreement or any of its rights or obligations hereunder and any assignment hereof will be null and void, except that any of the Key Panavision Stockholders or the Saban Sponsor may assign, in whole, but not in part, this Agreement as part of a transfer of its Acquiror Common Shares to an Affiliate and provided that the assignee executes a joinder agreement pursuant to which such assignee agrees to be bound by the terms hereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and assignees for the uses and purposes set forth and referred to herein. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

Section 16. Remedies. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at Law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 17. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (x) on the date of delivery if delivered in person, (y) on the date sent by e-mail if sent on or prior to 5:00 p.m. (Pacific Time), and on the next Business Day if sent after 5:00 p.m. (Pacific Time), or (z) three (3) Business Days after deposit with an internationally recognized express courier service to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 17):

(a)	If to Acquiror, to:

Saban Capital Acquisition Corp.

10100 Santa Monica Boulevard, 26th Floor

Los Angeles, CA 90067

Attention:    Adam Chesnoff

                    Niveen S. Tadros, Esq.

E-mail:        achesnoff@sabanac.com

                    ntadros@sabanac.com

including, if after the Closing, to:

Panavision Inc.

6101 Variel Avenue

Woodland Hills, CA 91367

Attention:    Kim Snyder

                    Mara Morner-Ritt, Esq.

E-mail:        kim.snyder@panavision.com

                     mara.morner-ritt@panavision.com

in each case, with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, CA 90071

Attention:    Jeffrey H. Cohen

                    David C. Eisman

E-mail:        jeffrey.cohen@skadden.com

                     david.eisman@skadden.com

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:    Douglas Ryder, P.C.

                    Christian Nagler, P.C.

E-mail:        douglas.ryder@kirkland.com

                    cnagler@kirkland.com

(b)	If to the Cerberus Holders, to:

c/o Cerberus Capital Management, L.P.

875 Third Avenue

New York, NY 10022

Attention:    Alexander Benjamin

                    Marc Millman

E-mail:        albenjamin@cerberuscapital.com

                     mmillman@cerberuscalifornia.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:    Douglas Ryder, P.C.

                    Christian Nagler, P.C.

E-mail:        douglas.ryder@kirkland.com

                    cnagler@kirkland.com

(c)	If to the Solus Holders, to:

c/o Solus Alternative Asset Management LP

410 Park Avenue, Floor 11

New York, NY 10022

Attention:    Ryan Cremins

                    Craig Chobor

E-mail:        rcremins@soluslp.com

                    cchobor@soluslp.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:    Douglas Ryder, P.C.

                    Christian Nagler, P.C.

E-mail:        douglas.ryder@kirkland.com

                    cnagler@kirkland.com

(d)	If to the Panavision Holder Representative, to:

Cerberus PV Representative, LLC

c/o Cerberus Capital Management, L.P.

875 Third Avenue

New York, NY 10022

Attention:    Alexander Benjamin

                    Marc Millman

E-mail:        albenjamin@cerberuscapital.com

                     mmillman@cerberuscalifornia.com

with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:    Douglas Ryder, P.C.

                    Christian Nagler, P.C.

E-mail:        douglas.ryder@kirkland.com

                    cnagler@kirkland.com

(c)	If to the Saban Sponsor or Saban Sponsor II, to:

Saban Capital Acquisition Corp.

10100 Santa Monica Boulevard, 26th Floor

Los Angeles, CA 90067

Attention:    Adam Chesnoff

                    Niveen S. Tadros, Esq.

E-mail:        achesnoff@sabanac.com

                    ntadros@sabanac.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, CA 90071

Attention:    Jeffrey H. Cohen

                    David C. Eisman

E-mail:        jeffrey.cohen@skadden.com

                     david.eisman@skadden.com

Copies delivered solely to outside counsel shall not constitute notice.

Section 18. Adjustments. If, and as often as, there are any changes in the Acquiror Common Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Acquiror Common Shares as so changed.

Section 19. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 20. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than the parties hereto and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything to the contrary in this Agreement, (a) each Panavision Director shall be an express third-party beneficiary of the provisions set forth in Section 1(f), Section 1(j) and Section 11, and (b) each Saban Director shall be an express third-party beneficiary of the provisions set forth in Section 2(f), Section 2(j) and Section 11.

Section 21. Further Assurances. Each of the parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.

Section 22. Expenses. Except as otherwise expressly set forth herein, each of the parties hereby agrees that each party shall bear any fees and expenses incurred by or on behalf of, or paid or payable by, such party as a result of or in connection with this Agreement and the transactions contemplated herein.

Section 23. Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement.

Section 24. Governing Law. This Agreement, and all Actions based upon, arising out of, or related to this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 25. Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or inconvenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence an Action or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 25.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING OR ANY OF THE TRANSACTIONS.

Section 26. Complete Agreement; Inconsistent Agreements. This Agreement, together with the Business Combination Agreement, the Acquiror Governing Documents and the other Ancillary Agreements, represent the complete agreement between the parties hereto as to all matters covered hereby, and supersede any prior agreements or understandings between the parties. In the event of any conflict between the terms of this Agreement and the Business Combination Agreement, the Acquiror Governing Documents and/or the other Ancillary Agreements, the terms of this Agreement shall govern and control.

Section 27. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 28. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against any party hereto unless such modification is approved in writing by such party. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 29. Termination. This Agreement shall terminate, and be of no further force and effect, upon the earliest to occur of: (a) the termination of the Business Combination Agreement in accordance with the terms thereof; (b) the consummation of a Company Sale; and (c) mutual written consent of the parties hereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

Acquiror:

SABAN CAPITAL ACQUISITION CORP.

By:	/s/ Adam Chesnoff
Name:	Adam Chesnoff
Title:	Authorized Representative

[Signature Page to Director Composition and Standstill Agreement]

Key Panavision Stockholders:

CERBERUS SERIES FOUR HOLDINGS, LLC

By: Cerberus Institutional Partners, L.P. -Series Four
Its: Managing Member

By: Cerberus Institutional Associates, L.L.C.
Its: General Partner

By:	/s/ Alexander D. Benjamin
Name:	Alexander D. Benjamin
Title:	Senior Managing Director

CERBERUS INSTITUTIONAL PARTNERS V, L.P.

By: Cerberus Institutional Associates II, L.L.C.
Its: General Partner

By:	/s/ Alexander D. Benjamin
Name:	Alexander D. Benjamin
Title:	Senior Managing Director

[Signature Page to Director Composition and Standstill Agreement]

SOLA LTD

By: Solus Alternative Asset Management LP
Its: Investment Advisor

By:	/s/ Chris Pucillo
Name:	Chris Pucillo
Title:	CIO

SOLUS SENIOR HIGH INCOME FUND LP

By: Solus Alternative Asset Management LP
Its: Investment Advisor

By:	/s/ Chris Pucillo
Name:	Chris Pucillo
Title:	CIO

SOLUS OPPORTUNITIES FUND 3 LP

By: Solus Alternative Asset Management LP
Its: Investment Advisor

By:	/s/ Chris Pucillo
Name:	Chris Pucillo
Title:	CIO

SOLUS OPPORTUNITIES FUND 5 LP

By: Solus Alternative Asset Management LP
Its: Investment Advisor

By:	/s/ Chris Pucillo
Name:	Chris Pucillo
Title:	CIO

[Signature Page to Director Composition and Standstill Agreement]

ULTRA MASTER LTD

By: Solus Alternative Asset Management LP
Its: Investment Advisor

By:	/s/ Chris Pucillo
Name:	Chris Pucillo
Title:	CIO

ULTRA NB LLC

By: Solus Alternative Asset Management LP
Its: Investment Advisor

By:	/s/ Chris Pucillo
Name:	Chris Pucillo
Title:	CIO

[Signature Page to Director Composition and Standstill Agreement]

Panavision Holder Representative:

CERBERUS PV REPRESENTATIVE, LLC

By:	/s/ Alexander D. Benjamin
Name:	Alexander D. Benjamin
Title:	Secretary

[Signature Page to Director Composition and Standstill Agreement]

Saban Sponsor:

SABAN SPONSOR LLC

By:	/s/ Adam Chesnoff
Name:	Adam Chesnoff
Title:	Authorized Representative

Saban Sponsor II:

SABAN SPONSOR II LLC

By:	/s/ Adam Chesnoff
Name:	Adam Chesnoff
Title:	Authorized Representative

[Signature Page to Director Composition and Standstill Agreement]

Schedule I

Key Panavision Stockholders

1.	Cerberus Series Four Holdings, LLC

2.	Cerberus Institutional Partners V, L.P.

3.	SOLA LTD

4.	Solus Senior High Income Fund LP

5.	Solus Opportunities Fund 3 LP

6.	Solus Opportunities Fund 5 LP

7.	Ultra Master LTD

8.	Ultra NB LLC

Schedule II

Initial Panavision Designees

If the Panavision Holder Representative is entitled to nominate 2 directors under Section 1(c) immediately after the Effective Time:

1.	Craig Chobor (Class III)

2.	Marc Millman (Class III)

If the Panavision Holder Representative is entitled to nominate 3 directors under Section 1(c) immediately after the Effective Time:

1.	Craig Chobor (Class III)

2.	Marc Millman (Class III)

3.	Peter Kirchof (Class III)

If the Panavision Holder Representative is entitled to nominate 4 directors under Section 1(c) immediately after the Effective Time:

1.	Craig Chobor (Class III)

2.	Marc Millman (Class III)

3.	Peter Kirchof (Class III)

4.	Robert Solomon (Class II)

Schedule III

Initial Panavision Designee Positions

Member and Chairman of the Nominating Committee: Craig Chobor

Member of the Compensation Committee: Marc Millman

Schedule IV

Initial Saban Designees

If the Panavision Holder Representative is entitled to nominate 2 directors under Section 1(c) immediately after the Effective Time:

1.	Adam Chesnoff (Class III)

2.	Adam Weene (Class II)

If the Panavision Holder Representative is entitled to nominate 3 or 4 directors under Section 1(c) immediately after the Effective Time:

1.	Adam Weene (Class II)

2.	Adam Chesnoff (Class II)

Annex I

CONTRIBUTION AND FORFEITURE AGREEMENT

This Contribution and Forfeiture Agreement (this “Agreement”) is made as of [                ] , by and among SABAN CAPITAL ACQUISITION CORP., a Delaware corporation (“Acquiror”), SABAN SPONSOR LLC, a Delaware limited liability company (“Sponsor”) and the holders of Founder Shares set forth on Schedule I hereto (the “Class F Holders”). All of the capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement, dated as of September 13, 2018, by and among the Acquiror, the Panavision Holder Representative, and the other parties thereto (the “Business Combination Agreement”).

WHEREAS, following the Domestication, all of the Class F ordinary shares of Acquiror were converted to shares of Class A common stock, par value $0.0001 per share, of Acquiror (“Acquiror Common Shares” and, all such Acquiror Common Shares held by Class F Holders, “Founder Shares”)

WHEREAS, pursuant to the Business Combination Agreement, Acquiror and the Panavision Holder Representative agreed to enter into an arrangement with Sponsor and the Class F Holders pursuant to which, among other things, (i) the Class F Holders will contribute an aggregate of 1,993,480 Founder Shares to Acquiror in the percentages set forth opposite the Class F Holders’ names in Schedule I, which Founder Shares will be cancelled for no consideration, (ii) 3,250,000 Founder Shares will be deemed Founder Contingent Shares pursuant to Section 3.16 of the Business Combination Agreement, in each case, in the percentages set forth opposite the Class F Holders’ names in Schedule I, and (iii) Sponsor will contribute all of the Acquiror Warrants held by Sponsor to Acquiror, which Acquiror Warrants will be cancelled for no consideration.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.

On the Closing Date immediately prior to the Closing (the “Contribution Closing”), each Class F Holder shall contribute for no consideration to Acquiror a portion of the Founder Shares owned beneficially and of record by such Class F Holder equal to such holder’s percentage set forth opposite such Class F Holder’s name in Schedule I (such percentage, the holder’s “Contribution Percentage”) of the aggregate of 1,993,480 Founder Shares to be collectively contributed and forfeited by all Class F Holders (such aggregate amount, the “Forfeited Shares”). At the Contribution Closing, in furtherance of such contribution and forfeiture, each Class F Holder shall deliver its portion of the Forfeited Shares to Acquiror in certificated or book entry form (at the election of the Class F Holder) for cancellation by Acquiror.

2.

At the Contribution Closing, 3,250,000 of the Founder Shares held by the Class F Holders, as adjusted pursuant to Section 3.16(f) of the Business Combination Agreement, shall be deemed, based upon each Class F Holder’s Contribution Percentage, to be “Founder Contingent Shares” and shall be governed by the terms and subject to the conditions set forth in Section 3.16 of the Business Combination Agreement in all respects. Each holder of Founder Shares hereby irrevocably waives, and agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to any Founder Shares or otherwise with respect to any of his, her or its equity securities in Acquiror in connection with the Transactions or arising prior to the Closing. Each Class F Holder acknowledges and agrees that the Founder Contingent Shares shall be governed by the terms and subject to the conditions set forth in Section 3.16 of the Business Combination Agreement (including the restrictions under Section 3.16(h) and Section 3.16(i) of the Business Combination Agreement and the other covenants and agreements contained in Section 3.16 of the Business Combination Agreement) and that such terms and conditions shall apply notwithstanding any transfer, sale, disposition, pledge or similar transaction involving any of the Founder Contingent Shares.

3.	Each Class F Holder and Sponsor represents and warrants to Acquiror that, as of the date hereof, the following statements are true and correct:

He, she or it has the legal capacity to execute, deliver, perform and enter into this Agreement and consummate the transactions contemplated hereby. He, she or it has all required power or authority to enter into this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby, and no other action on his, her or its part is necessary for him, her or it to execute and deliver this Agreement. This Agreement has been duly executed and delivered by him, her or it, and, assuming the due authorization, execution and delivery of this Agreement by each other party hereto, this Agreement constitutes a valid and legally binding agreement of such Class F Holder or Sponsor, as applicable, enforceable against such Class F Holder or Sponsor, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

He, she or it has good and valid title to, and is the owner of record of, the Forfeited Shares to be contributed to Acquiror by him, her or it pursuant to this Agreement, free and clear of all Liens (other than Liens under applicable securities laws), and, solely in the case of the Sponsor, the Acquiror Warrants to be forfeited pursuant to this Agreement, which constitute all of the Acquiror Warrants held by the Sponsor and its Affiliates. He, she or it is not a party to any proxy, voting agreement, voting trust or equityholders agreement with respect to the Forfeited Shares or, solely in the case of the Sponsor, the Acquiror Warrants to be forfeited pursuant to this Agreement.

The execution, delivery and performance by him, her or it of this Agreement and the consummation by him, her or it of the transactions contemplated hereby do not: (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any Lien upon any equity securities of Acquiror (including the Forfeited Shares and the Acquiror Warrants to be forfeited by the Sponsor pursuant to this Agreement) pursuant to, (D) give any third party the right to modify, terminate or accelerate any obligation under, (E) result in a violation of, or (F) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Person pursuant to, any Law to which he, she or it or any of his, her or its Affiliates is subject or any Contract or Governmental Order to which he, she or it or any of his, her or its Affiliates is subject.

He, she or it has not asserted or perfected any rights to adjustment or other anti-dilution protections with respect to any equity securities of Acquiror (including the Founder Shares) (whether in connection with the Transactions or otherwise).

4.

Without limiting the generality of Section 2, from and after the Closing, each Class F Holder acknowledges and agrees that, until any Founder Contingent Shares held by him, her or it vest and become free of restrictions in accordance with Section 3.16(a) or Section 3.16(d) of the Business Combination Agreement, (i) the net after-tax amount (assuming that each holder is a resident individual of or a corporation doing business in New York, New York (or, if higher, San Francisco, California)) of any and all dividends or distributions received by him, her or it in respect of such unvested Founder Contingent Shares shall be contributed to Acquiror immediately following receipt of such dividends or distributions and without any further action or consent required from him, her or it, and an amount equal to the difference between the total amount of any such dividends or distributions and the amount of such dividends or distributions contributed to Acquiror by him, her or it pursuant to this clause (i) shall be retained by such Class F Holder, (ii) at every meeting of the stockholders of Acquiror called with respect to any matter, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Acquiror with respect to any matter, he, she or it shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote any unvested Founder Contingent Shares owned by him, her or it in direct proportion to the votes cast by the holders of Acquiror Common Shares (excluding all votes in respect of any other unvested Contingent Shares) entitled to vote thereon (including, for this purpose, any abstentions and “withhold” votes, but disregarding any broker non-votes and other shares not present or voted) and (iii) he, she or it shall not transfer, sell, pledge or otherwise dispose or hypothecate any of his, her or its Founder Contingent Shares unless the transferee of such shares has, as a condition precedent to such transfer, agreed to be bound in writing to Section 3.16 of the Business Combination Agreement in a form and substance reasonably satisfactory to Acquiror and the Panavision Holder Representative. For example, if votes are submitted with respect to 80% of the voting power of the Acquiror Common Shares held by the other stockholders (excluding all votes in respect of any other unvested Contingent Shares) and 70% of those 80% are voted in favor of the matter, 20% of the 80% are voted against the matter and 10% of the 80% abstain, then each Class F Holder would vote 70% of its unvested Founder Contingent Shares in favor of the matter, 20% of its unvested Founder Contingent Shares against the matter and abstain with respect to 10% of its unvested Founder Contingent Shares. In the event that any of the Founder Contingent Shares have not become vested and free of restrictions pursuant to Section 3.16(a) or Section 3.16(d) of the Business Combination Agreement on or prior to the date which is seven (7) years following the Closing Date (the “Termination Date”), each Class F Holder holding unvested Founder Contingent Shares shall contribute and forfeit his, her or its unvested Founder Contingent Shares to Acquiror for no consideration. In the event that any Founder Contingent Shares have not become vested and free of restrictions by the Termination Date, in furtherance of such contribution and forfeiture, each Class F Holder holding unvested Founder Contingent Shares shall deliver his, her or its unvested Founder Contingent Shares to Acquiror in certificated or book entry form (at the election of such Class F Holder) for cancellation by Acquiror.

5.

At the Contribution Closing, Sponsor shall forfeit to Acquiror for no consideration all of the Acquiror Warrants held by Sponsor for cancellation by Acquiror and automatically and irrevocably, without any further action by Sponsor or Acquiror, forfeits for no consideration any other rights to obtain Acquiror Warrants (including in respect of the Sponsor Convertible Note).

6.

This Agreement, together with the Business Combination Agreement and the other Ancillary Agreements, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. Subject to Section 9.13 of the Business Combination Agreement, this Agreement may be amended or modified in whole or in part, only by a duly authorized (including pursuant to the provisions of Article XIII of the Business Combination Agreement) agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement and the Business Combination Agreement and is approved in writing by the Panavision Holder Representative.

7.

No party hereto shall assign (whether by operation of law or otherwise) this Agreement or any part hereof, or any rights or obligations hereunder, without the prior written consent of the other parties, and any such assignment without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

8.

Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in the Business Combination Agreement. Notices to the Class F Holders shall be sent to Sponsor.

9.

Each of the parties to this Agreement will be entitled to enforce this Agreement specifically, to recover damages caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto acknowledge and agree that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party to this Agreement may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

10.

Upon the request of any party hereto, any party hereto shall, without further consideration, execute and deliver, or cause to be executed and delivered, such other instruments, and shall take, or cause to be taken, such further or other actions as such other party may deem necessary or desirable to carry out the intent and purposes of this Agreement.

11.

This Agreement shall be construed and interpreted in a manner consistent with the provisions of the Business Combination Agreement. The provisions set forth in Sections 1.2, 14.7, 14.8, 14.13, and 14.14 of the Business Combination Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SABAN CAPITAL ACQUISITION CORP.

By:
Name:
Title:

SABAN SPONSOR LLC

By:
Name:
Title:

CLASS F HOLDERS:

[CLASS F HOLDERS]

By:
Name:
Title:

[Signature Page to Contribution and Forfeiture Agreement]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification	of directors and officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provided for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21 Exhibits	and Financial Statements Schedules.

(a) Exhibits.

Exhibit Number	Description

2.1*	Business Combination Agreement, dated as of September 13, 2018, by and among Saban Capital Acquisition Corp., Panavision Acquisition Sub, Inc., SIM Acquisition Sub, Inc., Panavision Inc., SIM Video International Inc. and each of the Holder Representatives named therein, as amended on December 11, 2018 (included as Annex A to the proxy statement and prospectus).

3.1	Amended and Restated Memorandum and Articles of Association of Saban Capital Acquisition Corp., as amended by the Amendment to the Amended and Restated Memorandum and Articles of Association of Saban Capital Acquisition Corp. adopted on September 18, 2018 (incorporated by reference to Exhibit 3.1 filed to the Form 10-Q filed by the Registrant on November 9, 2018), and included as Annex B to the proxy statement/prospectus.

3.4**	Form of Certificate of Incorporation of Saban Capital Acquisition Corp., to become effective upon Domestication (included as Annex C to the proxy statement/prospectus).

3.5	Form of Bylaws of Saban Capital Acquisition Corp., to become effective upon Domestication (included as Annex D to the proxy statement/prospectus).

4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 filed with the Form S-1 filed by the Registrant on August 23, 2016).

4.2	Specimen Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 filed with the Form S-1 filed by the Registrant on August 23, 2016).

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 filed with the Form S-1 filed by the Registrant on August 23, 2016).

1

Exhibit Number	Description
4.4

Warrant Agreement, dated as of September  15, 2016, between Saban Capital Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.4 filed to the Form 8-K filed by the Registrant on September 21, 2016).

4.5**	Specimen Class Common Stock certificate of New Panavision Inc.

4.6**	Form of Certificate of Corporate Domestication of Saban Capital Acquisition Corp. to be filed with the Secretary of State of the State of Delaware (included as Annex F to the joint proxy statement/prospectus).

5.1**	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1	Form of Letter Agreement, dated September 15, 2016, among Saban Capital Acquisition Corp., its officers and directors and Saban Sponsor LLC. (incorporated by reference to Exhibit 10.1 filed to the Form 8-K filed by the Registrant on September 21, 2016).

10.2	Investment Management Trust Agreement, dated as of September 15, 2016, between Saban Capital Acquisition Corp. and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.2 filed to the Form 8-K filed by the Registrant on September 21, 2016).

10.3	Registration Rights Agreement, dated as of September 15, 2016, among Saban Capital Acquisition Corp., Saban Sponsor LLC and certain other security holders named therein (incorporated by reference to Exhibit 10.3 filed to the Form 8-K filed by the Registrant on September 21, 2016).

10.4	Administrative Services Agreement, dated September 15, 2016, between Saban Capital Acquisition Corp. and Saban Capital Group, Inc. (incorporated by reference to Exhibit 10.4 filed to the Form 8-K filed by the Registrant on September 15, 2016).

10.5	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.7 filed with the Form S-1 filed by the Registrant on August 23, 2016).

10.6†	The 2016 Share Award Plan (incorporated by reference to Exhibit 10.9 filed with the Form S-1 filed by the Registrant on September 8, 2016).

10.7†	Form of Award Agreement under The 2016 Share Award Plan (incorporated by reference to Exhibit 10.10 filed with the Form S-1 filed by the Registrant on September 8, 2016).

10.8	Convertible Promissory Note, dated as of March 12, 2018, issued to Saban Sponsor LLC (incorporated by reference to Exhibit 10.12 filed to the Form 10-K filed by the Registrant on March 14, 2018).

10.9	Amendment No. 1, dated as of September 21, 2018, to the Promissory Note, dated as of March 12, 2018, issued to Saban Sponsor LLC (incorporated by reference to Exhibit 10.2 filed to the Form 8-K filed by the Registrant on September 27, 2018).

10.10	Promissory Note, dated as of September 26, 2018, issued to Saban Sponsor LLC (incorporated by reference to Exhibit 10.1 filed to the Form 8-K filed by the Registrant on September 27, 2018).

10.11	Director Composition and Standstill Agreement, dated as of September 13, 2018, by and among, Saban Capital Acquisition Corp., Saban Sponsor LLC, Saban Sponsor II LLC and the other parties thereto (incorporated by reference to Exhibit 10.5 filed to the Form 10-Q filed by the Registrant on November 9, 2018), and included as Annex H to the proxy statement/prospectus.

10.12	Amendment No. 1, dated as of September 18, 2018, to the Investment Management Trust Agreement, dated as of September 15, 2016, between Saban Capital Acquisition Corp. and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.1 filed to the Form 8-K filed by the Registrant on September 21, 2018).

10.13	Form of Subscription Agreements between Saban Capital Acquisition Corp. and each of the investors thereto (incorporated by reference to Exhibit 10.4 filed to the Form 10-Q filed by the Registrant on November 9, 2018).

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Exhibit Number	Description
10.14†	Employment Agreement between Saban Capital Acquisition Corp. and Kimberly Snyder (incorporated by reference to Exhibit 10.6 filed to the Form 10-Q filed by the Registrant on November 9, 2018).

10.15†	Employment Agreement between Saban Capital Acquisition Corp. and Bill Roberts (incorporated by reference to Exhibit 10.7 filed to the Form 10-Q filed by the Registrant on November 9, 2018).

10.16	Form of Contribution and Forfeiture Agreement by and among Saban Capital Acquisition Corp., Saban Sponsor LLC and each of the holders of Founder Shares set forth on Schedule I thereto (included as Annex I to the proxy statement/prospectus).

10.17**	Form of Amended and Restated Registration Rights Agreement by and among Panavision Holdings Inc., Saban Sponsor LLC, Saban Sponsor II LLC and the other parties thereto (included as Annex J to the proxy statement/prospectus).

21.1	List of subsidiaries of Saban Capital Acquisition Corp.

23.1	Consent of KPMG LLP relating to Saban Capital Acquisition Corp.’s financial statements.

23.2	Consent of Deloitte & Touche LLP relating to Panavision Inc.’s financial statements.

23.3	Consent of KPMG LLP relating to Panavision Inc.’s financial statements.

23.4	Consent of KPMG (Canada) LLP relating to SIM Video International Inc.’s financial statements.

23.5	Consent of RSM Canada LLP relating to SIM Video International Inc.’s financial statements.

23.6	Consent of RSM Canada LLP relating to The Crossing Studios Ltd.’s financial statements.

23.7	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1**	Form of Proxy for Saban Capital Acquisition Corp.’s Extraordinary General Meeting (included as Annex G to the joint proxy statement/prospectus).

99.2**	Consent of Kimberly Snyder to be named as a director

99.3**	Consent of Adam Chesnoff to be named as a director

99.4**	Consent of Craig Chobor to be named as a director

99.5**	Consent of Peter Kirchof to be named as a director

99.6**	Consent of Marc Millman to be named as a director

99.7**	Consent of Adam Weene to be named as a director

99.8**	Consent of to be named as a director

99.9**	Consent of to be named as a director

99.10**	Consent of to be named as a director

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

*

Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

**	To be filed by amendment.
†	Indicates a management contract or compensatory plan.

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Item 22.	Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

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(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on the 11th day of December, 2018.

SABAN CAPITAL ACQUISITION CORP.

By:	/s/ Adam Chesnoff

Name:	Adam Chesnoff
Title:	Chief Executive Officer and President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Adam Chesnoff as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S-4, or other appropriate form, and all amendments thereto, including post-effective amendments, of Saban Capital Acquisition Corp. and to file the same, with any exhibits thereto, with the Securities and Exchange Commission, and/or any state securities department or any other federal or state agency or governmental authority granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Haim Saban Haim Saban	Chairman	December 11, 2018

/s/ Adam Chesnoff Adam Chesnoff	Director and Chief Executive Officer and President (Principal Executive Officer)	December 11, 2018

/s/ Greg Ivancich Greg Ivancich	Chief Financial Officer (Principal Financial and Accounting Officer)	December 11, 2018

/s/ Casey Wasserman Casey Wasserman	Director	December 11, 2018

/s/ Chase Carey Chase Carey	Director	December 11, 2018

/s/ Jay Rasulo Jay Rasulo	Director	December 11, 2018